Exhibit 10.1

CONTRACT BETWEEN

ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)

and

TRIPLE-S SALUD, INC.

for

PROVISION OF PHYSICAL & BEHAVIORAL HEALTH SERVICES UNDER THE GOVERNMENT HEALTH PLAN PROGRAM

Contract No.: 2019-000052

Account No.: 256-5325 to 5330

ATTACHMENT 1:	DESIGNATED LAWS

ATTACHMENT 2:	NETWORK ADEQUACY URBAN AND NON-URBAN AREA MAP

ATTACHMENT 3:	GHP UNIVERSAL ENROLLEE GUIDELINES HANDBOOK

ATTACHMENT 4:	CPTET CENTERS AND COMMUNITY-BASED ORGANIZATIONS FOR HIV/AIDS

ATTACHMENT 5:	MASTER FORMULARY

ATTACHMENT 6:	RETAIL PHARMACY REIMBURSEMENT LEVELS

ATTACHMENT 7:	UNIFORM GUIDE FOR SPECIAL COVERAGE

ATTACHMENT 8:	COST-SHARING

ATTACHMENT 9:	ENROLLMENT MANUAL

ATTACHMENT 10:	GUIDELINES FOR CO-LOCATION OF BEHAVIORAL HEALTH PROVIDERS IN PMG SETTINGS

ATTACHMENT 11:	PER MEMBER PER MONTH PAYMENTS

ATTACHMENT 12:	INITIAL DELIVERABLE DUE DATES

ATTACHMENT 13:	REFERENCED ASES NORMATIVE LETTERS

ATTACHMENT 14:	PROGRAM INTEGRITY PLAN DEVELOPMENT GUIDELINES

ATTACHMENT 15:	FORMULARY A-102: EVIDENCE OF LACK OF PROVIDERS AND PROVIDERS REFUSAL TO CONTRACT

ATTACHMENT 16:	LIST OF REQUIRED REPORTS

ATTACHMENT 17:	EHR ADOPTION PLAN

ATTACHMENT 18:	BUSINESS ASSOCIATE AGREEMENT

ATTACHMENT 19:	HEALTH CARE IMPROVEMENT PROGRAM (HCIP) MANUAL

ATTACHMENT 20:	NETWORK ADEQUACY REQUIREMENTS

ATTACHMENT 21:	GUIDELINES FOR REVERSE CO-LOCATION OF PRIMARY CARE PHYSICIANS IN MENTAL HEALTH SETTINGS

ATTACHMENT 22:	STERILIZATION CONSENT FORM

ATTACHMENT 23:	POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF MEDICAID OVERPAYMENTS TO PROVIDERS

ATTACHMENT 24:	CARRIER PATIENT VOLUME CERTIFICATON FORM EP-02-2015

ATTACHMENT 25:	HIGH UTILIZERS PROGRAM

ATTACHMENT 26:	ENCOUNTER DATA REQUIREMENTS

ATTACHMENT 27:	POLICY FOR MEDICATION EXCEPTION REQUESTS

ATTACHMENT 28:	HIGH COST HIGH NEED (HCHN) RATE CELL ASSIGNMENT

ATTACHMENT 29:	MATERNITY KICK PAYMENT METHODOLOGY

ATTACHMENT 30:	TRADING PARTNER AGREEMENT

THIS CONTRACT, is made and entered into by and between the Puerto Rico Health Insurance Administration (Administración de Seguros de Salud de Puerto Rico, hereinafter referred to as “ASES” or “the Administration”), a public corporation of the Government of Puerto Rico (“the Government” or “Puerto Rico”), with employer identification number 66-0500678 and (Triple-S Salud, Inc.) (“the Contractor”), a managed care organization duly organized and authorized to do business under the laws of Puerto Rico, with employer identification number 66-0555677.

WHEREAS, pursuant to Title XIX of the Federal Social Security Act, codified as 42 USC 1396 et seq. (“the Social Security Act”), and Act No. 72 of September 7, 1993 of the Laws of Puerto Rico (“Act 72”), a comprehensive program of medical assistance for needy persons exists in Puerto Rico;

WHEREAS, ASES is responsible for health care policy, purchasing, planning, and regulation pursuant to Act 72, as amended, and other sources of law of Puerto Rico designated in Attachment 1 to this Contract, and pursuant to this statutory provision, ASES has established a managed care program under the medical assistance program, known as “GHP,” “GHP Program,” “the Government Health Plan”, or “MI Salud”;

WHEREAS, the Puerto Rico Health Department (“the Health Department”) is the single State agency designated to administer medical assistance in Puerto Rico under Title XIX of the Social Security Act of 1935, as amended, and is charged with ensuring the appropriate delivery of health care services under the Medicaid and the Children’s Health Insurance Program (“CHIP”) in Puerto Rico, and ASES manages these programs pursuant to a delegation of authority to ASES;

WHEREAS, GHP serves a mixed population including not only the Medicaid and CHIP populations, but also other eligible individuals as established in Act 72;

WHEREAS, ASES seeks to comply with Puerto Rico’s public policy objectives of creating an integrated system of physical and Behavioral Health Services, with an emphasis on preventative services and access to quality care;

WHEREAS, ASES issued a Request for Proposals (“the RFP”) for physical and Behavioral Health Services on February 9-16, 2018, which, except as provided in Article 58 below, are expressly incorporated as if completely restated herein;

WHEREAS, ASES has received from the Contractor a proposal in response to the RFP, “Contractor’s Proposal,” which, except as provided in Article 58 below, is expressly incorporated as if completely restated herein; and,

WHEREAS, ASES accepts the Contractor’s Proposal to provide the services contemplated under this Contract for ASES;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASES and the Contractor (each individually a “Party” and collectively the “Parties”) hereby agree as follows:

ARTICLE 1	GENERAL PROVISIONS

1.1	General Provisions

1.1.1	The Contractor shall assist the Government by providing and delivering services under the GHP through described tasks, obligations, and responsibilities included in this Contract.

1.1.2	The Contractor shall maintain the staff, organizational, and administrative capacity and capabilities necessary to carry out all the duties and responsibilities under this Contract.

1.1.3	The Contractor shall not make any changes to the following without explicit prior written approval from the Executive Director of ASES or his or her designee:

1.1.3.1	Its business address, telephone number, facsimile number, and e-mail address;

1.1.3.2	Its corporate status or nature;

1.1.3.3	Its business location;

1.1.3.4	Its corporate structure;

1.1.3.5	Its ownership, including but not limited to the new owner’s legal name, business address, telephone number, facsimile number, and e-mail address; and/or

1.1.3.6	Its incorporation status.

1.1.4	The Contractor shall notify ASES within five (5) Business Days of a change in the following:

1.1.4.1	Its solvency (as a result of a non-operational event);

1.1.4.2	Its corporate officers or executive employees; or

1.1.4.3	Its Federal employee identification number or Federal tax identification number.

1.1.5
Unless otherwise specified herein, all documentation, including policies and procedures that the Contractor is required to maintain, shall be given prior written approval from ASES. All documentation, including the Deliverables listed in Attachment 12 to this Contract, must be submitted to ASES in English.

1.1.6	Unless otherwise specified, the Contractor shall notify ASES and/or the Puerto Rico Medicaid Program of any applicable provisions Immediately.

1.1.7	Pursuant to 42 CFR 438.602(i), the Contractor shall not be located outside of the United States.

1.1.8	All Administrative Functions of the Contractor must be located within the United States. The following Administrative Functions must be located in Puerto Rico:

1.1.8.1	Care Management;

1.1.8.2	Marketing;

1.1.8.3	Utilization Management determinations, including Prior Authorization determinations;

1.1.8.4	Management of Enrollee and Provider Grievances and Appeals;

1.1.8.5	Decision-making authority related to Enrollee Services;

1.1.8.6	Decision-making authority related to Provider Services, such as claims dispute resolution and credentialing activities; and

1.1.8.7	Network management activities.

1.2	Background

1.2.1	The Government Health Plan (“GHP”), also known as MI Salud, has the following objectives:

1.2.1.1	Ensure appropriate and timely access to Covered Services for Enrollees across Puerto Rico, including facilitating and promoting access to preventive care.

1.2.1.2	Require Contractors to provide Island-wide coverage and access to Covered Services Island-wide in all geographic areas of Puerto Rico. This may be achieved through sub-contractual relationships.

1.2.1.3	Encourage competition among Contractors resulting in improvements of quality outcomes.

1.2.1.4	Require Contractors to partner with Government-owned specialty hospitals.

1.2.1.5
Encourage Contractors to partner with local provider entities, such as Primary Medical Groups (PMGs), provider groups, and provider associations to leverage island-based best practices and maintain existing Enrollee-provider relationships.

1.2.1.6
Require Contractors to propose and demonstrate cost saving initiatives, programs, and value-based payment models for Provider reimbursement to address High Cost High Needs (HCHN) Program Enrollees in Puerto Rico.

1.2.1.7	Establish HCHN Program cohorts with enhanced Contractor management and cost-saving requirements.

1.2.1.8	Promote provider-based care coordination models that address social determinants of health and are likely to reduce health care expenditures.

1.2.1.9
Require Contractors to implement best practices to address high utilizers of services that are more appropriately delivered in less costly settings; for example, strategies to decrease non-emergent use of the emergency room.

1.3	Groups Eligible for Services Under the GHP

1.3.1
The Contractor will be responsible for providing services to all persons determined eligible for the GHP and enrolled in the Contractor’s Plan. The groups to be served under the GHP shall hereinafter be referred to collectively as “Eligible Persons.” The groups are subject to change and currently include:

1.3.1.1
Medicaid and CHIP. All Medicaid and CHIP eligibility categories covered in the Puerto Rico Medicaid and CHIP State Plans are eligible to enroll in the GHP and shall be referred to hereinafter as “Medicaid and CHIP Eligibles”, also known as the “Federal population.”

1.3.1.2
Other Groups (Non-Medicaid and CHIP Eligibles). The following groups, which receive services under the GHP without any Federal financial participation, will be referred to hereinafter as “Other Eligible Persons.”

1.3.1.2.1
The “State Population,” formerly known as the “Commonwealth Population,” is currently comprised of individuals, regardless of age, who meet State eligibility standards established by the Puerto Rico Medicaid Program but do not qualify for Medicaid or CHIP.

1.3.1.2.2	Any other group of Other Eligible Persons may be added during the Contract Term as a result of a change in laws or regulations.

1.4	Geographic Scope of the Contract

1.4.1	The Contractor is responsible for the delivery of services under the GHP Island-wide.

1.5	Delegation of Authority

1.5.1
Federal law and Puerto Rico law limit the capacity of ASES to delegate decisions to the Contractor. All decisions relating to public policy and to the administration of the Medicaid, CHIP, and the Puerto Rico government health assistance program included in the GHP rest with the Puerto Rico Medicaid Program and ASES.

1.6	Availability of Funds

1.6.1
This Contract is subject to the availability of funds on the part of ASES, which in turn is subject to the transfer of Federal, Puerto Rico, and municipal funds to ASES. If available funds are insufficient to meet its contractual obligations, ASES reserves the right to terminate this Contract, pursuant to Section 35.5.

1.7	Cooperation, Assistance and Compliance with Special Projects

1.7.1
The Contractor shall provide to ASES and any other agency of the Government all necessary cooperation, assistance, and compliance with requirements in the development and implementation of any special project of ASES and any other agency of the Government or the Federal Government. The Contractor acknowledges that this is a sine qua non of this Contract and that it will comply with ASES change requests related to such projects as these are implemented due to State or Federal mandate.

ARTICLE 2	DEFINITIONS

Whenever capitalized in this Contract, the following terms have the respective meaning set forth below, unless the context clearly requires otherwise.

Act 72: The law of Puerto Rico adopted on September 7, 1993, as subsequently amended, which created ASES and empowered ASES to administer certain government health programs.

Act 408: The Puerto Rico Mental Health Code (Act No. 408 of October 2, 2000, as amended), which established the public policy and procedures regarding the delivery of Behavioral Health services in Puerto Rico.

Abandoned Call: A call initiated to a Call Center that is ended by the caller before any conversation occurs or before a caller is permitted access to a caller-selected option.

Abuse: Provider practices that are inconsistent with sound fiscal, business, or medical practices, and that result in unnecessary costs to the GHP Program or in reimbursement for services that are not Medically Necessary or that fail to meet professionally recognized standards for the provision of health care. It also includes Enrollee practices that result in unnecessary costs to the GHP.

Access: Adequate availability of Benefits to fulfill the needs of Enrollees.

Adverse Benefit Determination: The denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service, requirements for medical necessity appropriateness, setting or effectiveness of a covered benefit; the denial, in whole or part, of payment for a service (including in circumstances in which an Enrollee is forced to pay for a service); the failure to provide services in a timely manner (within the timeframes established by this Contract or otherwise established by ASES); the failure of the Contractor to act within the timeframes provided in 42 CFR 438.408(b); or the denial of an Enrollee’s request to dispute a financial liability, including cost-sharing, co-payments, premiums, deductibles, co-insurance, and other Enrollee financial liabilities. For a resident of a rural area, the denial of an Enrollee's request to exercise his or her right, under 42 CFR 438.52(b)(2)(ii), to obtain services outside the network.

Actuarial Report: Actuarial reports the Contractor is required to submit in accordance with Article 18 of this Contract.

Administrative Functions: The contractual obligations of the Contractor under this Contract, other than providing Covered Services; include, without limitation, Care Management, Utilization Management, Credentialing Providers, Network management, Quality Improvement, Marketing, Enrollment, Enrollee services, Claims payment, Information Systems, financial management, and reporting.

Administrative Law Hearing: The Appeal process administered by the Government and as required by Federal law, available to Enrollees after they exhaust the Contractor’s Grievance and Appeal System.

Administrative Referral: A Referral of an Enrollee by the Contractor to a Provider or facility located outside the PPN, when the Enrollee’s PCP or other PMG physician does not provide a Referral within the required time period.

Adult: An individual age twenty-one (21) or older unless otherwise specified.

Advance Directive: A written instruction, such as a living will or durable power of attorney, granting responsibility over an individual’s health care, as defined in 42 CFR 489.100, and as recognized under Puerto Rico law under Act 160 of November 17, 2001, as amended, relating to the provision of health care when the individual is incapacitated.

ADFAN: Families and Children Administration (Administración de Familias y Niños), which is responsible for foster care children in the custody of the Government.

Affiliate: Any person, firm, corporation (including, without limitation, service corporation and processional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity or organization that now or in the future directly or indirectly controls, is controlled by, or is under common control with the Contractor.

Agent: An entity that contracts with ASES to perform Administrative Functions, including but not limited to: fiscal Agent activities; Outreach, eligibility, and Enrollment activities; and systems and technical support.

Aggregate Lifetime Dollar Limit: For purposes of compliance with Behavioral Health parity requirements in 42 CFR part 438, subpart K, a dollar limitation on the total amount of specified benefits that may be paid under a contractor.

Ambulatory Services Units: Ambulatory clinics that mainly provide health services to children, families, and adults, which are staffed by an interdisciplinary team responsible for the appropriate treatment and referral processes.

Ancillary Services: Professional services, including laboratory, radiology, physical therapy, and respiratory therapy, which are provided in conjunction with other medical or hospital care.

Annual Dollar Limit: For purposes of compliance with Behavioral Health parity requirements in 42 CFR part 438, subpart K, a dollar limitation on the total amount of specified benefits that may be paid in a twelve (12) month period under a contractor.

Annual Open Enrollment Period: The annual period of three (3) months from November 1 through January 31 during which Enrollees have one (1) opportunity to select a different contractor, without cause.

Appeal: An Enrollee request for a review of an Adverse Benefit Determination. It is a formal petition by an Enrollee, an Enrollee’s Authorized Representative, or the Enrollee’s Provider, acting on behalf of the Enrollee with the Enrollee’s written consent, to reconsider a decision in the case that the Enrollee or Provider does not agree with an Adverse Benefit Determination taken.

ASES: Administración de Seguros de Salud de Puerto Rico (the Puerto Rico Health Insurance Administration), the Government entity responsible for oversight and administration of the GHP Program, or its Agent.

ASES Data: All Data created from Information, documents, messages (verbal or electronic), reports, or meetings involving, arising out of or otherwise in connection with this Contract.

ASES Information: All proprietary Data and/or Information generated from any Data requested, received, created, provided, managed and stored by Contractors, - in hard copy, digital image, or electronic format - from ASES and/or Enrollees (as defined in Article 2) necessary or arising out of this Contract, except for the Contractor’s Proprietary Information.

ASSMCA: Administración de Servicios de Salud Mental y Contra la Adicción (the Puerto Rico Mental Health and Anti-Addiction Services Administration), the government agency responsible for the planning and establishment of mental health and substance abuse policies and procedures and for the coordination, development, and monitoring of all Behavioral Health Services rendered to Enrollees in the GHP.

At Risk: When a Provider agrees to accept responsibility to provide, or arrange for, any service in exchange for the Per Member Per Month Payment (PMPM).

Authorized Certifier: The Contractor’s CEO, CFO, or an individual with delegated authority to sign for and who reports directly to the CEO and/or CFO.

Authorized Representative: A person given written authorization by an Enrollee to make health-related decisions on behalf of an Enrollee, including, but not limited to: Enrollment and Disenrollment decisions, filing Complaints, Grievances and Appeals, and the choice of a PCP or PMG.

Auto-Assignment: The assignment of an Enrollee to a PMG and a PCP by ASES, the Contractor or the Puerto Rico Medicaid Program.

Auto-Enrollment: The Enrollment of a Potential Enrollee in a GHP Plan without any action by the Potential Enrollee, as provided in Article 5 of this Contract.

Basic Coverage: The physical and Behavioral Health Services available to all GHP Enrollees (as distinguished from Special Coverage, which is available only to Enrollees with certain diagnoses after a registration process). The GHP Covered Services are listed in Article 7 of this Contract.

Behavioral Health: The umbrella term for mental health conditions (including psychiatric illnesses and emotional disorders) and substance use disorders (involving addictive and chemical dependency disorders). The term also refers to preventing and treating co-occurring mental health conditions and substance use disorders (“SUDs”).

Behavioral Health Facility: A facility for the delivery of outpatient, inpatient or stabilization Behavioral Health Services, which houses at least two (2) Providers. These facilities include:

(i)	Psychiatric hospitals (or a unit within a general hospital)
(ii)	Emergency or stabilization units
(iii)	Partial hospitalization units
(iv)	Intensive ambulatory services units
(v)	Ambulatory services units/clinics
(vi)	Residential units
(vii)	Addiction service units (detoxification, ambulatory, inpatient, and residential)

Benefits: The services set forth in this Contract, for which the Contractor has agreed to provide, arrange, and be held fiscally responsible, including Basic Coverage, dental services, Special Coverage, High Cost High Needs Program, and Administrative Functions.

Blocked Call: A call that cannot be connected Immediately because no circuit is available at the time the call arrives or because the telephone system is programmed to block calls from entering the queue when the queue is backed up beyond a defined threshold.

Breach: As defined in 45 CFR 164.402, the acquisition, access, use, or disclosure of Protected Health Information in a manner not permitted under 45 CFR 164, subpart E which compromises the security or privacy of such Information.

Business Continuity and Disaster Recovery (“BC-DR”) Plan: A documented plan (process) to restore vital and critical Information/health care technology systems in the event of business interruption due to human, technical, or natural causes. The plan focuses mainly on technology systems, encompassing critical hardware, operating and application software, and tertiary elements required to support the operating environment. It must support the process requirement to restore vital business Data inside the defined business requirement, including an emergency mode operation plan as necessary. The BC-DR also provides for continuity of health care in the event of plan terminations.

Business Days: Traditional workdays, including Monday, Tuesday, Wednesday, Thursday, and Friday. Puerto Rico Holidays, as defined in the Law for Compliance with the Fiscal Plan, Act No. 26 of April 29, 2017, or any other law enacted during the duration of this Contract regarding this subject, are excluded.

Calendar Days: All seven days of the week.

Call Center: A telephone service facility equipped to handle a large number of inbound and outbound calls. This facility must meet all requirements set forth in Section 6.8 of this Contract.

Capitation: A contractual agreement through which a Contractor or Provider agrees to provide specified health care services to Enrollees for a fixed amount per month.

Care Management: An Administrative Function comprised of a set of Enrollee-centered steps to ensure that an Enrollee with intensive needs, including catastrophic or high-risk conditions, receives the necessary services in a supportive, effective, efficient, timely, and cost-effective manner.

Care Manager: A professional with at least a Bachelor of Arts or a Bachelor of Science in a health or Behavioral Health-related field who helps Enrollees access the services they need for their recuperation and for the implementation of their individual treatment plans.

Centers for Medicare & Medicaid Services (“CMS”): The agency within the US Department of Health and Human Services with responsibility for the Medicare, Medicaid, and the Children’s Health Insurance Programs (“CHIP”).

Center for the Collection of Municipal Revenues: A municipal entity, independent from any other governmental agency, in charge of notifying, assessing, collecting, receiving, and distributing the public funds arising from property tax, state subsidy, electronic lottery and any other fund created by law in favor of the municipalities of Puerto Rico.

Certification: As provided in Section 5.1.2 of this Contract, a decision by the Puerto Rico Medicaid Program that a person is eligible for services under the GHP Program because the person is Medicaid Eligible, CHIP Eligible, or a member of the State Population. Some public employees and pensioners may enroll in GHP without first receiving a Certification.

Children’s Health Insurance Program (“CHIP”): Puerto Rico’s Children’s Health Insurance Program established pursuant to Title XXI of the Social Security Act.

CHIP Eligible: A child eligible to enroll in the GHP Program because he or she is eligible for CHIP.

Chronic Condition: An ongoing physical, behavioral, or cognitive disorder, with a duration of at least twelve (12) months with resulting functional limitations, reliance on compensatory mechanisms (medications, special diet, assistive devices, etc.) and service use or need beyond that which is normally considered routine.

Claim: Whether submitted manually or electronically, a bill for services, a line item of services, or a bill detailing all services for one (1) Enrollee.

Clean Claim: A Claim received by the Contractor for adjudication, which can be processed without obtaining additional information from the Provider of the service or from a Third Party. It includes a Claim with errors originating in the Contractor’s Claims system. It does not include a Claim from a Provider who is under investigation for Fraud, Waste, or Abuse, or a Claim under review to determine Medical Necessity.

Cold-Call Marketing: Any unsolicited personal contact by the Contractor with a Potential Enrollee, for the purposes of Marketing.

Co-Location: An integrated care model in which Behavioral Health Services are provided in the same site as Primary Care.

Complaint: An expression of dissatisfaction about any matter other than an Adverse Benefit Determination that is resolved at the point of contact rather than through filing a formal Grievance.

Contract: The written agreement between ASES and the Contractor; comprised of the Contract, any addenda, appendices, attachments, or amendments thereto.

Contract Term: The duration of time that this Contract is in effect, as defined in Article 21 of this Contract.

Contractor: The Managed Care Organization that is a Party of this Contract, licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts hereunder with ASES under the GHP program for the provision of Covered Services and Benefits to Enrollees on the basis of PMPM Payments.

Co-Payment: A cost-sharing requirement which is a fixed monetary amount paid by the Enrollee to a Provider for certain Covered Services as specified by ASES.

Corrective Action Plan: The detailed written plan required by ASES from the Contractor to correct or resolve a deficiency or event causing the assessment of a liquidated damage or sanction against the Contractor.

Cost Avoidance: A method of paying Claims in which the Provider is not reimbursed until the Provider has demonstrated that all available health insurance, and other sources of Third Party Liability, have been exhausted.

Countersignature: An authorization provided by the Enrollee’s PCP, or another Provider within the Enrollee’s PMG, for a prescription written by another Provider to be dispensed. No Countersignature shall be required if the Provider writing the prescription is within the PPN.

Covered Services: Those Medically Necessary health care services (listed in Article 7 of this Contract) provided to Enrollees by Providers, the payment or indemnification of which is covered under this Contract.

Credentialing: The Contractor’s determination as to the qualification of a specific Provider to render specific health care services.

Credible Allegation of Fraud: Any allegation of Fraud that has been verified by another State, the Government, or ASES, or otherwise has been preliminary investigated by the Contractor, as the case may be, and that has indicia of reliability that comes from any source.

Cultural Competency: A set of interpersonal skills that allow individuals to increase their understanding, appreciation, acceptance, and respect for cultural differences and similarities within, among, and between groups and the sensitivity to know how these differences influence relationships with Enrollees. This requires a willingness and ability to draw on community-based values, traditions and customs, to devise strategies to better meet culturally diverse Enrollee needs, and to work with knowledgeable persons of and from the community in developing focused interactions, communications, and other supports.

Daily Basis: Each Business Day.

Data: A series of meaningful electrical signals that may be manipulated or assigned.

Data Set: Demographic, health, or other Informational elements suitable for specific use.

Deductible: In the context of Medicare, the dollar amount of Covered Services that must be incurred before Medicare will pay for all or part of the remaining Covered Services.

Deemed Newborn: A newborn whose mother is Medicaid or CHIP Eligible on the date of delivery and is eligible from the date of birth.

Deliverable: A document, manual, or report submitted to ASES by the Contractor to exhibit that the Contractor has fulfilled the requirements of this Contract.

Disenrollment: The termination of an individual’s Enrollment in the Contractor’s Plan.

Domestic Violence Population: Certain survivors of domestic violence referred by the Office of the Women’s Advocate.

Dual Eligible Beneficiary: An Enrollee or Potential Enrollee eligible for both Medicaid and Medicare.

Durable Medical Equipment: Equipment, including assistive technology, which: (i) can withstand repeated use; (ii) is used to service a health-related or functional purpose; (iii) is ordered by a Health Care Provider to address an illness, injury, or disability; and (iv) is appropriate for use in the home, work place, or school.

Early and Periodic Screening, Diagnostic, and Treatment (“EPSDT”) Program: A Medicaid-mandated program that covers screening and diagnostic services to determine physical and mental deficiencies in Enrollees less than twenty-one (21) years of age, and health care, prevention, treatment, and other measures to correct or ameliorate any deficiencies and Chronic Conditions discovered.

Effective Date of Contract: The day the Contract is executed by both Parties.

Effective Date of Disenrollment: The date, as defined in Section 5.3.3 of this Contract, on which an Enrollee ceases to be covered under the Contractor’s Plan.

Effective Date of Eligibility: The eligibility period specified for each population covered under the GHP as described in Section 5.1.3 of the Contract.

Effective Date of Enrollment: shall have the meaning prescribed to it in Section 5.2.2 of the Contract.

Electronic Funds Transfer (“EFT”): Transfer of funds between accounts using electronic means such as a telephone or computer rather than paper-based payment methods such as cash or checks.

Electronic Health Record (“EHR") System: An electronic record of health-related information on an individual that is created, gathered, managed, and consulted upon by authorized health care clinicians and staff and certified by The Office of the National Coordinator’s Authorized Testing and Certification Bodies (“ONC-ATCBs”).

Eligible Person: A person eligible to enroll in the GHP Program, as provided in Section 1.3.1 of this Contract, by virtue of being Medicaid Eligible, CHIP Eligible, or an Other Eligible Person.

Emergency Medical Condition: As defined in 42 CFR 438.114, a medical or Behavioral Health condition, regardless of diagnosis or symptoms, manifesting itself in acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, serious impairments of bodily functions, serious dysfunction of any bodily organ or part, serious harm to self or other due to an alcohol or drug abuse emergency, serious injury to self or bodily harm to others, or the lack of adequate time for a pregnant women having contractions to safely reach a another hospital before delivery. The Contractor may not impose limits on what constitutes an Emergency Medical Condition based only, or exclusively, on diagnoses or symptoms.

Emergency Services: As defined in 42 CFR 438.114, any Physical or Behavioral Health Covered Services (as described in Section 7.5.9) furnished by a qualified Provider in an emergency room that are needed to evaluate or stabilize an Emergency Medical Condition or a Psychiatric Emergency that is found to exist using the prudent layperson standard.

Encounter: A distinct set of services provided to an Enrollee in a face-to-face setting on the dates that the services were delivered, regardless of whether the Provider is paid on a Fee-for-Service, Capitated, salary, or alternative payment methodology basis. Encounters with more than one (1) Provider, and multiple Encounters with the same Provider, that take place on the same day in the same location will constitute a single Encounter, except when the Enrollee, after the first Encounter, suffers an illness or injury requiring an additional diagnosis or treatment.

Encounter Data: (i) All Data captured during the course of a single Encounter that specify the diagnoses, comorbidities, procedures (therapeutic, rehabilitative, maintenance, or palliative), pharmaceuticals, medical devices, and equipment associated with the Enrollee receiving services during the Encounter; (ii) The identification of the Enrollee receiving and the Provider(s) delivering the health care services during the single Encounter; and (iii) A unique (i.e., unduplicated) identifier for the single Encounter.

Enrollee: A person who is currently enrolled in the Contractor’s GHP Plan, as provided in this Contract, and who, by virtue of relevant Federal and Puerto Rico laws and regulations, is an Eligible Person listed in Section 1.3.1 of this Contract.

Enrollment: The process by which an Eligible Person becomes an Enrollee of the Contractor’s Plan.

Experience of Care and Health Outcomes (“ECHO”) Survey: A survey constructed to merge the most desirable aspects of the Mental Health Statistics Program’s Consumer Survey (“MHSIP”) and the Consumer Assessment of Behavioral Health Services (“CABHS”) Instrument in order to capture as many unique aspects of mental health and substance abuse-related services while limiting redundancy. The survey is a product of nearly six (6) years of research and testing by CAHPS grantees at the Harvard Medical School, with extensive input from behavioral health care experts.

External Quality Review Organization (“EQRO”): An organization that meets the competence and independence requirements set forth in 42 CFR 438.354 and performs analyses and evaluations on the quality, timeliness, and Access to Covered Services and Benefits that the Contractor furnishes to Enrollees.

Federally Qualified Health Center (“FQHC”): An entity that provides outpatient health programs pursuant to Section 1905(l)(2)(B) of the Social Security Act.

Fee-for-Service: A method of reimbursement based on payment for specific Covered Services on a service-by-service basis rendered to an Enrollee.

Formulary of Medications Covered (“FMC”): A published subset of pharmaceutical products used for the treatment of physical and Behavioral Health conditions developed by the PPA after clinical recommendations from the Pharmacy and Therapeutics (P&T) Committee and financial review from the Pharmacy Benefits Financial Committee.

Foster Care Population: Children who are in the custody of the Department of Family’s ADFAN Program and enrolled in the GHP.

Fraud: An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit or financial gain to him/herself or some other person. It includes any act that constitutes Fraud under applicable Federal or Puerto Rico law.

General Network: The entire group of Providers with Provider Contracts with the Contractor, including those that are and those that are not members of the Contractor’s Preferred Provider Network.

GHP Plan: A Managed Care Organization under contract with ASES that offers services under the Government Health Plan (“GHP”) Program.

GHP Service Line: The Enrollee support Call Center that the Contractor shall operate as described in Section 6.8 of this Contract, containing two components: the Information Service and the Medical Advice Service.

The Government Health Plan (or “the GHP”): The government health services program (also referred to as “MI Salud”) offered by the Government, and administered by ASES, which serves a mixed population of Medicaid Eligible, CHIP Eligible, and Other Eligible Persons, and emphasizes integrated delivery of physical and Behavioral Health services.

Grievance: An expression of dissatisfaction about any matter other than an Adverse Benefit Determination.

Grievance and Appeal System: The overall system that includes Complaints, Grievances, and Appeals at the Contractor level, as well as access to the Administrative Law Hearing process.

Health Care Acquired Conditions: A medical condition for which an individual was diagnosed that could be identified by a secondary diagnostic code described in Section 1886(d)(4)(D)(iv) of the Social Security Act.

Health Care Provider: An individual engaged in the delivery of health care services as licensed or certified by Puerto Rico in which he or she is providing services, including but not limited to physicians, podiatrists, optometrists, chiropractors, psychologists, psychiatrists, licensed Behavioral Health practitioners, dentists, physician assistant, physical or occupational therapists and therapists assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialist, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians.

Health Certificate: Certificate issued by a physician after an examination that includes Venereal Disease Research Laboratory (“VDRL”) and tuberculosis (“TB”) tests if the individual suffers from a contagious disease that could incapacitate him or her or prevent him or her from doing his or her job, and does not represent a danger to public health.

Health Information Exchange (“HIE”): The secure and effective electronic transmission (push–pull) of the Protected Health Information of patients between Providers, across organizations, community or hospital system, within a jurisdiction and/or between jurisdictions. HIE is also an entity that provides services to enable the electronic sharing of health Information.

Health Information Organization (“HIO”): “An organization that oversees and governs services related to the exchange of health-related Information among organizations according to nationally recognized standards,” as defined in The National Alliance for Health Information Technology Report to the Office of the National Coordinator for Health Information Technology.

Health Information Technology for Economic and Clinical Health (“HITECH”) Act: Public Law 111-5 (2009). When referenced in this Contract, it includes all related rules, regulations, and procedures.

Health Care Effectiveness Data and Information Set (“HEDIS”): A set of standardized performance measures developed by the National Committee for Quality Assurance (“NCQA”) to measure and compare MCO performance.

Health Insurance Portability and Accountability Act (“HIPAA”): A law enacted in 1996 by the US Congress. When referenced in this Contract, it includes all related rules, regulations, and procedures.

High Cost High Needs (HCHN) Program: A set of contractual obligations specific to a cohort of Enrollees, as specified in Section 7.8.3 and Attachment 28 to this Contract, with specific conditions that require specialized care management and a dedicated team of Providers due to the cost or elevated needs associated with treatment of the condition.

Immediately: Within twenty-four (24) hours, unless otherwise provided in this Contract.

Implementation Date of the Contract: The date on which the Contractor shall commence providing Covered Services and other Benefits under this Contract after it has passed a readiness review; the expected implementation date of this Contract is November 1, 2018.

Incident: The attempted or successful unauthorized access, use, disclosure, modification, or destruction of Information or interference with system operations in an Information System.

Incurred-But-Not-Reported (“IBNR”): Estimate of unpaid Claims liability, including received but unpaid Claims.

Indian: An individual, defined in Title 25 of the U.S.C. sections 1603(c), 1603(f), 1603(f) or who has been determined eligible, as an Indian, pursuant to 42 C.F.R. 136.12 or Title V of the Indian Health Care Improvement Act, to receive health care services from Indian Health Care Providers (Indian Health Services, an Indian Tribe, Tribal Organization, or Urban Indian Organization-I/T/U) or through Referral under Contract Health Services.

Information: Data to which meaning is assigned, according to context and assumed conventions; meaningful fractal Data for decision support purposes.

Information Service: The component of the GHP Service Line, a Call Center operated by the Contractor (described in Section 6.9), intended to assist Enrollees with routine inquiries, which shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. (Atlantic Time), Monday through Friday, excluding Puerto Rico holidays.

Information System(s): A combination of computing and communications hardware and software that is used in: (i) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of Information, i.e., structured Data (which may include digitized audio and video) and documents; and/or (ii) the processing of such Information for the purposes of enabling and/or facilitating a business process or a related transaction.

Initial Auto-Enrollment: The process by which an Eligible Person enrolled with a GHP contractor prior to November 1, 2018 is Auto-Enrolled with a contractor by ASES with an effective date of November 1, 2018.

Initial Auto-Enrollment Enrollee: An Eligible Person enrolled prior to November 1, 2018 with a GHP contractor who is Auto-Enrolled with a Contractor’s Plan during Initial Auto-Enrollment.

Integration Plan: The service delivery plan under the GHP Program, providing physical and Behavioral Health Services in close coordination, to ensure optimum detection, prevention, and treatment of physical and Behavioral Health conditions.

International Statistical Classification of Diseases and Related Health Problems Tenth Revision (“ICD-10”): A medical classification list created by the World Health Organization that notes various Medical Records including those used for coding diseases, signs, symptoms, abnormal findings, complaints, social circumstances, and external causes of injury or disease.

Island-wide: All geographic areas that comprise the entirety of Puerto Rico, including Vieques and Culebra, for which the Contractor is responsible for the delivery of Covered Services.

List of Excluded Individuals and Entities (“LEIE”): A database of individuals and entities excluded from Federally-funded health care programs maintained by the Department of Health and Human Services Office of the Inspector General.

List of Medications by Exception (“LME”): List of medications that are not included in the FMC, but that have been evaluated and approved by ASES’s Pharmacy and Therapeutics (P&T) Committee to be covered only through an exception process if certain clinical criteria are met. Covered outpatient drugs that are not included on the LME may still be covered under an Exception Request in compliance with Section 7.5.12.10.1.2 and Attachment 27 to this Contract, unless statutorily excluded.

MA-10: Form issued by the Puerto Rico Medicaid Program, entitled “Notice of Action Taken on Application and/or Recertification,” containing the Certification decision (whether a person was determined eligible or ineligible for Medicaid, CHIP, or the State Population).

Managed Care Organization (“MCO”): An entity that is organized for the purpose of providing health care and is licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts with ASES for the provision of Covered Services and Benefits Island-wide on the basis of PMPM Payments, under the GHP program.

Marketing: Any communication from the Contractor to any Eligible Person or Potential Enrollee that can reasonably be interpreted as intended to influence the individual to enroll in the Contractor’s Plan, or not to enroll in another plan, or to disenroll from another plan.

Marketing Materials: Materials that are produced in any medium, by or on behalf of the Contractor that can reasonably be interpreted as intended to market to Potential Enrollees.

Medicaid: The joint Federal/state program of medical assistance established by Title XIX of the Social Security Act.

Medicaid Eligible: An individual eligible to receive services under Medicaid, who is eligible, on this basis, to enroll in the GHP Program.

Medicaid Fraud Control Unit (“MFCU”): The Unit created by the Puerto Rico Department of Justice under Administrative Order 2018-002 to investigate and prosecute Medicaid Provider Fraud as well as patient abuse and neglect in health care facilities, as defined in Section 1903(q) of the Social Security Act, found at 42 USC 1396b(q).

Medicaid Management Information System (“MMIS”): Computerized system used for the processing, collecting, analyzing, and reporting of Information needed to support Medicaid and CHIP functions. The MMIS consists of all required subsystems as specified in the State Medicaid Manual.

Medical Advice Service: The twenty-four (24) hour emergency medical advice toll-free phone line operated by the Contractor through its GHP Service Line service, described in Section 6.8 of this Contract.

Medical Record: The complete, comprehensive record of an Enrollee including, but not limited to, x-rays, laboratory tests, results, examinations and notes, accessible at the site of the Enrollee’s PCP, or Network Provider, that documents all health care services received by the Enrollee, including inpatient care, outpatient care, Ancillary, and Emergency Services, prepared in accordance with all applicable Federal and Puerto Rico rules and regulations, and signed by the Provider rendering the services.

Medically Necessary Services: Those services that meet the definition found in Section 7.2 of this Contract.

Medicare: The Federal program of medical assistance for persons age sixty-five (65) and over, certain disabled persons under Title XVIII of the Social Security Act, and persons with End Stage Renal Disease.

Medicare Part A: The part of the Medicare program that covers inpatient hospital stays, skilled nursing facilities, home health, and hospice care.

Medicare Part B: The part of the Medicare program that covers physician, outpatient, home health, and Preventive Services.

Medicare Part C: The part of the Medicare program that permits Medicare recipients to select coverage among various private insurance plans.

Medicare Part D: The part of the Medicare programs that covers prescription drugs.

Medicare Platino: A program administered by ASES for Dual Eligible Beneficiaries, in which MCOs or other insurers under contract with ASES function as Medicare Part C plans to provide services covered by Medicare, and also to provide a “wrap-around” Benefit of Covered Services and Benefits under the GHP.

National Provider Identifier (“NPI”): The 10-digit unique-identifier numbering system for Providers created by the Centers for Medicare & Medicaid Services (CMS), through the National Plan and Provider Enumeration System.

Negative Determination or Redetermination Decision: The decision by the Puerto Rico Medicaid Program that a person is not initially eligible or no longer eligible for services under the GHP Program (because the person no longer meets the eligibility requirements for Medicaid, CHIP, or Puerto Rico’s government health assistance program).

Network Adequacy Standards: The Provider-to-Enrollee Ratios; Provider Per Municipality requirements; Required Network Provider requirements, and Time and Distance requirements developed in accordance with 42 CFR 438.68, as defined by ASES in Section 9.4 to measure the adequacy and appropriateness of the Contractor’s provider network to meet the needs of the enrolled population.

Network Provider: A Medicaid-enrolled Provider that has a Provider Contract with a Contractor under the GHP Program. This term includes Providers in the General Network and Providers in the PPN.

New Enrollee: An Eligible Person who became a Potential Enrollee after November 1, 2018.

Non-Emergency Medical Transportation (“NEMT”): A ride, or reimbursement for a ride, provided so that an Enrollee with no other transportation resources can receive Covered Services from a Provider. NEMT does not include transportation provided on an emergency basis, such as trips to the emergency room in life threatening situations.

Non-Urban Area: For purposes of measuring Network Adequacy, defined by ASES as municipalities with populations at or below 49,999 people.

Notice of Adverse Benefit Determination: The written notice described in Section 14.4.3, in which the Contractor notifies both the Enrollee and the Provider of an Adverse Benefit Determination.

Notice of Disposition: The notice in which the Contractor explains in writing the results and the date of resolution of a Complaint, Grievance, or Appeal to the Enrollee and the Provider.

Office of the Inspector General: The Federal office within the Department of Health & Human Services tasked with protecting the integrity of federal health care programs as well as the health and welfare of program beneficiaries.

Office of the Patient Advocate: An office of the Government created by Act 11 of April 11, 2001, as amended by Act 77 of June 24, 2013, which is tasked with protecting the patient rights and protections contained in the Patient’s Bill of Rights Act.

Office of the Women’s Advocate: An office of the Government created by Act 20 of April 11, 2001, as amended, which is tasked, among other responsibilities, with protecting victims of domestic violence.

Open Enrollment Period: A period of ninety (90) Calendar Days during which Enrollees have one (1) opportunity to select a different contractor, without cause, as set forth in Section 5.2.5.

Other Eligible Person: A person eligible to enroll in the GHP Program under Section 1.3.1.2 of this Contract who is not Medicaid- or CHIP Eligible. This group is comprised of the State Population and certain public employees and pensioners.

Outreach: Means, among other things, of educating or informing the Contractor’s Enrollees about GHP, managed care, and health issues.

Out-of-Network Provider: A Provider that does not have a Provider Contract with the Contractor under GHP; i.e., the Provider is not in either the General Network or the PPN.

Overpayment: Any funds that a person or entity receives which that person or entity is not entitled to under Title XIX of the Social Security Act as defined in 42 CFR 438.2. Overpayments shall not include funds that have been subject to a payment suspension or that have been identified as a Third Party Liability as set forth in Section 23.4.

Patient’s Bill of Rights Act: Act 194 of August 25, 2000, a law of Puerto Rico relating to patient rights and protection.

Patient Protection and Affordable Care Act (“PPACA”): Public Law 111-148 (2010) and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152 (2010), including any and all rules and regulations thereunder.

Payment Hold: The situation when a Provider who owes funds to Puerto Rico, such Provider cannot be paid until the amounts owed to Puerto Rico are repaid or an acceptable repayment plan is in place, as determined by ASES.

Pediatric Enrollee: An Enrollee aged zero (0) through twenty (20) (inclusive) unless otherwise specified.

Performance Improvement Projects (“PIPs”): Projects consistent with 42 CFR 438.330.

Per Member Per Month (“PMPM”) Payment: The fixed monthly amount, developed in accordance with actuarially sound principles and practices as specified in 42 CFR 438.4, that the Contractor is paid by ASES for each Enrollee to ensure that Benefits under this Contract are provided. This payment is made regardless of whether the Enrollee receives Benefits during the period covered by the payment.

Protected Health Information (“PHI”): As defined in 45 CFR 160.103, individually identifiable health Information that is transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium.

Pharmacy Benefit Manager (“PBM”): An entity under contract with ASES under the GHP Program, responsible for the administration of pharmacy Claims processing, formulary management, drug Utilization review, pharmacy network management, and Enrollee Information Services relating to pharmacy services.

Pharmacy Program Administrator (“PPA”): An entity, under contract with ASES, responsible for implementing and offering support to ASES and the contracted PBMs in the negotiation of rebates and development of the Maximum Allowable Cost (“MAC”) List.

Physician Incentive Plan: Any compensation arrangement between a Contractor and a physician or PMG that is intended to advance Utilization Management and is governed by 42 CFR 438.3(i).

Plan: The Contractor’s Managed Care Organization offering services to Enrollees under the GHP.

Post-Stabilization Services: Covered Services, relating to an Emergency Medical Condition or Psychiatric Emergency, that are provided after an Enrollee is stabilized, in order to maintain the stabilized condition or to improve or resolve the Enrollee’s condition.

Potential Enrollee: A person who has been Certified by the Puerto Rico Medicaid Program as eligible to enroll in the GHP (whether on the basis of Medicaid eligibility, CHIP eligibility, or eligibility as a member of the State Population), but who has not yet enrolled with the Contractor.

Preferential Turns: The policy of requiring Network Providers to give priority in treating Enrollees from the island municipalities of Vieques and Culebra, so that they may be seen by a Provider within a reasonable time after arriving at the Provider’s office. This priority treatment is necessary because of the remote locations of these municipalities, and the greater travel time required for their residents to seek medical attention.

Preferred Provider Network (“PPN”): A group of Network Providers that (i) GHP Enrollees may access without any requirement of a Referral or Prior Authorization; (ii) provides services to GHP Enrollees without imposing any Co-Payments on Medicaid or CHIP-Eligible populations; and (iii) meets the Network requirements described in Article 9 of this Contract.

Prevalent Non-English Language: A non-English language spoken by a significant number or percentage of Potential Enrollees and current Enrollees in Puerto Rico, as determined by the Government.

Preventive Services: Health care services provided by a physician or other Provider within the scope of his or her practice under Puerto Rico law to detect or prevent disease, disability, Behavioral Health conditions, or other health conditions; and to promote physical and Behavioral Health and efficiency.

Primary Care: All health care services and laboratory services customarily furnished by or through a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, pediatrician, or other licensed practitioner as authorized by ASES, to the extent the furnishing of those services is legally authorized where the practitioner furnishes them.

Primary Care Physician: A licensed medical doctor (MD) who is a Provider and who, within the scope of practice and in accordance with Puerto Rico certification and licensure requirements, is responsible for providing all required Primary Care to Enrollees. The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary.

Primary Medical Group (“PMG”): A grouping of associated Primary Care Physicians and other Providers for the delivery of services to GHP Enrollees using a coordinated care model. PMGs may be organized as Provider care organizations, or as another group of Providers who have contractually agreed to offer a coordinated care model to GHP Enrollees under the terms of this Contract.

Prior Authorization: Authorization granted by the Contractor to determine whether the service is Medically Necessary. In some instances, this process is a condition for receiving the Covered Service.

Provider: Any physician, hospital, facility, or other Health Care Provider who is licensed or otherwise authorized to provide physical or Behavioral Health Services in the jurisdiction in which they are furnished.

Provider Per Municipality Requirements: Required number of specified Providers per municipality that must be included in the Contractor’s provider network per Section 9.4.3.3.

Provider-to-Enrollee Ratio: Ratios established in Section 9.4 as part of the Network Adequacy Standards that are applicable to the Contractor’s General Network and PPN.

Provider Contract: Any written contract between the Contractor and a Provider that requires the Provider to order, refer, provide or render Covered Services under this Contract. The execution of a Provider Contract makes the Provider a Network Provider.

Psychiatric Emergency: A set of symptoms characterized by an alteration in the perception of reality, feelings, emotions, actions, or behavior, requiring immediate therapeutic intervention in order to avoid immediate damage to the patient, other persons, or property. A Psychiatric Emergency shall not be defined on the basis of lists of diagnoses or symptoms.

Puerto Rico Health Department (“the Health Department”): The Single State Agency charged with administration of the Puerto Rico Medicaid Program, which (through the Puerto Rico Medicaid Program) is responsible for Medicaid and CHIP eligibility determinations.

Puerto Rico Insurance Commissioner’s Office (“PRICO”): The Government agency responsible for regulating, monitoring, and licensing insurance business.

Puerto Rico Medicaid Program: The subdivision of the Health Department that conducts eligibility determinations under GHP for Medicaid, CHIP, and the State Population.

Quality Assessment and Performance Improvement Program (“QAPI”): A set of programs aimed at increasing the likelihood of desired health outcomes of Enrollees through the provision of health care services that are consistent with current professional knowledge; the QAPI Program includes incentives to comply with HEDIS standards, to provide adequate Preventive Services, and to reduce the unnecessary use of Emergency Services.

Quality Management/Quality Improvement (“QM/QI”): The process of developing and implementing strategies to ensure the delivery of available, accessible, timely, and Medically Necessary Services that meet optimal clinical standards. This includes the identification of key measures of performance, discovery and Data collection processes, identification and remediation of issues, and systems improvement activities.

Recertification: A determination by the Puerto Rico Medicaid Program that a person is again eligible for services under the GHP Program.

Reconsideration: The process for an Enrollee to request that ASES re-evaluate a denial of a Disenrollment request from a contractor that precedes the Administrative Law Hearing process, as provided by Act 72 of September 7, 1993, as amended.

Redetermination: The periodic re-evaluation of eligibility of an individual for Medicaid, CHIP, or the State Population, conducted by the Puerto Rico Medicaid Program.

Referral: A request by a PCP, Psychiatrist, Psychologist, or any other type of Provider in the PMG for an Enrollee to be evaluated and/or treated by a different Provider, usually a specialist. Referrals shall be required only for services outside the Contractor’s PPN.

Reinsurance: An agreement whereby the Contractor transfers risk or liability for losses, in whole or in part, sustained under this Contract. A Reinsurance agreement may also exist at the Provider level.

Remedy: ASES’s means to enforce the terms of the Contract through liquidated damages and other sanctions.

Request for Proposals (“RFP”): The Request for Proposals issued by the Government on February 9-16, 2018.

Required Network Providers: Specific Providers or types of Providers that must be included in the Contractor’s provider network per Section 9.4.3.4.

Retention Fund: The amount of Withhold by ASES of the monthly PMPM Payments otherwise payable to the Contractor in order to incentivize the Contractor to meet performance targets under the Health Care Improvement Program described in Section 12.5.3. This amount shall be equal to the percent of that portion of the total PMPM Payment that is determined to be attributable to the Contractor’s administration of the Health Care Improvement Program described in Sections 12.5 and 22.4. Amounts withheld will be reimbursed to the Contractor in whole or in part (as set forth in Sections 12.5 and 22.4) in the event of a determination by ASES that the Contractor has complied with the quality standards and criteria established by Section 12.5.

Reverse Co-location: An integrated care model in which physical health services are available to Enrollees being treated in Behavioral Health settings.

Runoff Period: The period of time as explained in Section 35.1.5.

Rural Health Clinic or Center (“RHC”): A clinic that is located in an area that has a Provider shortage. An RHC provides primary Care and related diagnostic services and may provide optometric, podiatry, chiropractic, and Behavioral Health Services. An RHC employs, contracts, or obtains volunteer services from Providers to provide services.

Serious Emotional Disturbance (“SED”): Children and youth who currently or at any time during the past year have had a diagnosable mental, behavioral, or emotional disorder to meet diagnostic criteria in the following ICD-10 codes: F-20 Schizophrenia, F-31 Bipolar Disorder, F-33 Major Depressive Disorder, F-41 Other Anxiety Disorders, and F-50 Eating Disorders.

Serious Mental Illness (“SMI”): Individuals eighteen (18) years of age or older, who currently or at any time during the past year have had a diagnosable mental, behavioral, or emotional disorder to meet diagnostic criteria in the following categories of ICD-10: F20.0 Paranoid schizophrenia; F20.1 Disorganized schizophrenia; F20.2 Catatonic schizophrenia; F20.3 Undifferentiated schizophrenia; F20.9 Schizophrenia, unspecified; F25 Schizoaffective Disorder; F28 Other non-organic psychotic disorders; F31.2 Bipolar disorder, current episode manic, sever, with psychotic symptoms; F31.5 Bipolar disorder, current episode depressed, severe, with psychotic symptoms; F31.6 Bipolar disorder, current episode mixed, severe, with psychotic symptoms; F33.3 Major Depressive disorder, recurrent, severe with psychotic symptoms.

Service Authorization Request: An Enrollee’s request for the provision of a service.

Span of Control: Information Systems and telecommunications capabilities that the Contractor operates or for which it is otherwise legally responsible according to the terms and conditions of this Contract. The Contractor’s Span of Control also includes systems and telecommunications capabilities outsourced by the Contractor.

Special Coverage: A component of Covered Services provided by the Contractor, described in Section 7.7, which are more extensive than the Basic Coverage services, and for which Enrollees are eligible only by “registering.” Registration for Special Coverage is based on intensive medical needs occasioned by serious illness.

“State Population” (formerly known as the “Commonwealth Population”): A group eligible for participation in the GHP as Other Eligible Persons, with no Federal financial participation supporting the cost of their coverage, which is comprised of low-income persons and other groups listed in Section 1.3.1.2.1.

Subcontract: Any written contract between the Contractor and Subcontractor to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor: Any organization or person, including the Contractor’s parent, subsidiary or Affiliate, who has a Subcontract with the Contractor to provide any function or service for the Contractor specifically related to securing or fulfilling the Contractor’s obligations to the Government under the terms of this Contract. Subcontractors do not include Providers unless the Provider is responsible for services other than providing Covered Services pursuant to a Provider Contract.

Systems Unavailability: As measured within the Contractor’s Information Systems’ Span of Control, when a system user does not get the complete, correct full-screen response to an input command within three (3) minutes after pressing the “Enter” or any other function key.

Telecommunication Device for the Deaf (“TDD”): Special telephone devices with keyboard attachments for use by individuals with hearing impairments who are unable to use conventional phones.

Terminal Condition: A condition caused by injury, illness, or disease, from which, to a reasonable degree of certainty, will lead to the patient’s death in a period of, at most, six (6) months.

Termination Date of the Contract: The dated designated by ASES as the date that services under this Contract shall end, pursuant to Article 35 of this Contract.

Termination Plan: The plan referenced in Article 35.

Third Party: Any person, institution, corporation, insurance company, public, private, or governmental entity who is or may be liable in Contract, tort, or otherwise by law or equity to pay all or part of the medical cost of injury, disease, or disability of an Enrollee.

Third Party Liability (“TPL”): Legal responsibility of any Third Party to pay for health care services.

Time and Distance Standards: A standardized measure of mileage and travel time for Enrollees in Urban and Non-Urban Areas to access a set of identified Network Providers as specified in Section 9.4 and developed by ASES in accordance with 42 CFR 438.68.

Urban Area: For purposes of measuring Network Adequacy, defined by ASES as municipalities with populations of at least 50,000 people. Urban Areas are San Juan, Carolina, Trujillo Alto, Caguas, Guaynabo, Bayamón, Toa Alta, Toa Baja, Vega Baja, Rio Grande, Humacao, Arecibo, Ponce, Aguadilla, Mayaguez. ASES will notify Contractors if this list of Urban Areas changes.

Utilization: The rate patterns of service usage or types of service occurring within a specified time frame.

Utilization Management (“UM”): A service performed by the Contractor which seeks to ensure that Covered Services provided to Enrollees are in accordance with, and appropriate under, the standards and requirements established by the Contract, or a similar program developed, established, or administered by ASES.

Warm Transfer: A telecommunications mechanism in which the person answering the call facilitates the transfer to a Third Party, announces the caller and issue, and remains engaged as necessary to provide assistance.

Waste: Health care spending that can be eliminated without reducing quality of care.

Week: The traditional seven-day week, Sunday through Saturday.

Well Baby Care: The battery of screenings (listed in Section 7.5.3.1) provided to children as part of Puerto Rico’s (“EPSDT”) Program.

Withhold: A percentage of payments or set dollar amounts that ASES deducts from its payment to the Contractor as a penalty, or that a Contractor deducts from its payment to a Network Provider, depending on specific predetermined factors.

ARTICLE 3	ACRONYMS

The acronyms included in this Contract stand for the following terms:

ACH	Automated Clearinghouse
ACIP	Advisory Committee on Immunization Practices
ADAP	AIDS Drug Assistance Program
ADFAN	Puerto Rico Administración de Familias y Niños, or Families and Children Administration
AHRQ	Agency for Health Care Research and Quality
AICPA	American Institute of Certified Public Accountants
ASES	Administración de Seguros de Salud, or Puerto Rico Health Insurance Administration
ASSMCA	Puerto Rico Mental Health and Anti-Addiction Services Administration or Administración de Servicios de Salud Mental y Contra la Adicción
ASUME	Minor Children Support Administration
BC-DR	Business Continuity and Disaster Recovery
CAHPS	Consumer Assessment of Health Care Providers and Systems
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CFR	Code of Federal Regulations
CHIP	Children's Health Insurance Program
CLIA	Clinical Laboratory Improvement Amendment
CMS	Centers for Medicare & Medicaid Services
CPTET	Centro de Prevención y Tratamiento de Enfermedades Transmisibles, or Communicable Diseases Prevention and Treatment Center
DME	Durable Medical Equipment
DOJ	The Puerto Rico Department of Justice
DSM	Diagnostic and Statistical Manual for Mental Disorders
ECHO	Experience of Care and Health Outcomes Survey
ECM	Electronic Claims Management
EDI	Electronic Data Interchange
EFT	Electronic Funds Transfer
EIN	Employer Identification Number
EMTALA	Emergency Medical Treatment and Labor Act

EPLS	Excluded Parties List System
EPSDT	Early and Periodic Screening, Diagnostic, and Treatment
EQRO	External Quality Review Organization
ER	Emergency Room
FAR	Federal Acquisition Regulation
FMC	Formulary of Medications Covered
FDA	Food and Drug Administration
FFS	Fee-for-Service
FQHC	Federally Qualified Health Center
FTP	File Transfer Protocol
GHP	Government Health Plan
HEDIS	The Health Care Effectiveness Data and Information Set
HCIP	Health Care Improvement Program
HHS	US Department of Health & Human Services
HHS-OIG	US Department of Health & Human Services Office of the Inspector General
HIE	Health Information Exchange
HIO	Health Information Organization
HIPAA	Health Insurance Portability and Accountability Act of 1996
HITECH	The Health Information Technology for Economic and Clinical Health Act of 2009, 42 USC 17391 et. seq
IBNR	Incurred-But-Not-Reported
ICD-10	International Statistical Classification of Diseases and Related Health Problems (10th edition)
LEIE	List of Excluded Individuals and Entities
LME	List of Medications by Exception
MAC	Maximum Allowable Cost
M-CHAT	Modified Checklist for Autism in Toddlers
MCO	Managed Care Organization
MD	Medical Doctor
MHSIP	Mental Health Statistics Improvement Program
MMIS	Medicaid Management Information System
NCQA	National Committee for Quality Assurance
NEMT	Non-Emergency Medical Transportation

NPI	National Provider Identifier
NPL	National Provider List
NPPES	National Plan and Provider Enumeration System
NQMC	National Quality Measures Clearinghouse
ONCHIT	Office of the National Coordinator for Health Information Technology
P&T	Pharmacy and Therapeutics
PBM	Pharmacy Benefit Manager
PCP	Primary Care Physician
PHI	Protected Health Information
PIP	Performance Improvement Projects
PMG	Primary Medical Group
PPA	Pharmacy Program Administrator
PPACA	Patient Protection and Affordable Care Act
PPN	Preferred Provider Network
PRHIEC	Puerto Rico Health Information Exchange Corporation
QAPI	Quality Assessment Performance Improvement Program
RFP	Request for Proposals
Rh	Rhesus
RHC	Rural Health Clinic/Center
SAMHSA	Substance Abuse and Mental Health Services Administration
SAS	Statements on Auditing Standards
SMI	Serious Mental Illness
SED	Serious Emotional Disturbance
SSN	Social Security Number
SUDs	Substance Use Disorders
TDD	Telecommunication Device for the Deaf
TPL	Third Party Liability
UM	Utilization Management
US or USA	United States of America
USC	United States Code

ARTICLE 4	ASES RESPONSIBILITIES

4.1	General Provision

4.1.1	ASES will be responsible for administering the GHP. ASES will administer contracts, monitor Contractors’ performance, and provide oversight of all aspects of the Contractors’ operations.

4.2	Legal Compliance

4.2.1
ASES will comply with, and will monitor the Contractor’s compliance with, all applicable Puerto Rico and Federal laws and regulations, including but not limited to those listed in Attachment 1 to this Contract.

4.3	Coordination with Contractor’s Key Staff

4.3.1	ASES will make diligent, good-faith efforts to facilitate effective and continuous communication and coordination with the Contractor in all areas of the GHP operations.

4.3.2	Specifically, ASES will designate individuals within ASES who will serve as liaisons to corresponding individuals on the Contractor’s staff, including:

4.3.2.1	A program integrity staff member;

4.3.2.2	A quality oversight staff member;

4.3.2.3	A financial management staff member;

4.3.2.4	A Grievance and Appeal System staff member; and

4.3.2.5	An Information Systems coordinator.

4.4	Information Systems and Reporting

4.4.1
ASES reserves the right to modify, expand, or delete the requirements contained in Article 17 with respect to the Data that Contractor is required to submit to ASES, or to issue new requirements, subject to consultation with Contractor and to cost negotiation, if necessary. Unless otherwise stipulated in the Contract or mutually agreed upon by the Parties, the Contractor shall have ninety (90) Calendar Days from the day on which ASES issues notice of a required modification, addition, or deletion, to comply with the modification, addition, or deletion. Any payment made by ASES that is based on data submitted by the Contractor is contingent upon the Contractor’s compliance with the Certification requirements contained in 42 CFR 438.606.

4.4.2
ASES will make available a secure FTP server, accessible via the Internet, for receipt of electronic files and reports from the Contractor. The Contractor shall provide a similar system for ASES to transmit files and reports deliverable by ASES to the Contractor. When such systems are not operational, ASES and the Contractor shall agree mutually on alternate methods for the exchange of files.

4.4.3	ASES will deliver to the Contractor the following information:

4.4.3.1	On a Daily Basis:

4.4.3.1.1	Certifications and Negative Redetermination Decisions;

4.4.3.1.2	Enrollment rejections and errors.

4.4.3.2	On a Daily and monthly Basis: Eligibility Data (including Certification and Negative Redetermination Decisions); and

4.4.3.3	On a monthly Basis: PMPM Payments.

4.5	Readiness Review

4.5.1
ASES shall conduct readiness reviews of the Contractor’s operations three (3) months before the start of a new managed care program and when the Contractor will provide or arrange for the provision of Covered Services to new eligibility groups. Such review will include, at a minimum, one (1) on-site review, at dates and times to be determined by ASES. These reviews may include, but are not limited to, desk and on-site reviews of documents provided by the Contractor, walk-through(s) of the Contractor’s facilities, Information System demonstrations, and interviews with the Contractor’s staff. ASES will conduct the readiness review to confirm that the Contractor is capable and prepared to perform all Administrative Functions and to provide high-quality services to GHP Enrollees.

4.5.2
The Contractor shall submit policies and procedures and other Deliverables specified by ASES in accordance with Attachment 12 to this Contract. The Contractor shall make any changes requested by ASES to policies and procedures or other Deliverables in the timeframes specified by ASES.

4.5.3
ASES’s review will document the status of the Contractor’s compliance with the program standards set forth in this Contract. A multidisciplinary team appointed by ASES will conduct the readiness review. The scope of the readiness review will include, but not be limited to, the review and/or verification of:

4.5.3.1	Provider Network composition and Access;

4.5.3.2	Staff;

4.5.3.3	Provider Credentialing;

4.5.3.4	Call Center;

4.5.3.5	Care Management;

4.5.3.6	Marketing Materials;

4.5.3.7	Content of Provider contracts;

4.5.3.8	EPSDT plan;

4.5.3.9	Enrollee services capability;

4.5.3.10	Comprehensiveness of Quality and Utilization Management strategies;

4.5.3.11	Policies and procedures for the Grievance and Appeal System;

4.5.3.12	Financial management, including financial reporting and monitoring and financial solvency;

4.5.3.13	Contractor litigation history, current litigation, audits and other government investigations both in Puerto Rico and in other jurisdictions;

4.5.3.14
Information Systems management, including claims management, encounter data and enrollment information management, systems performance, interfacing capabilities, and security management functions and capabilities; and

4.5.3.15	All other matters which ASES may deem reasonable in order to determine the Contractor’s compliance with the requirements of this Contract.

4.5.4	The readiness review may assess the Contractor’s ability to meet any requirements set forth in this Contract and the documents referenced herein.

4.5.5
Potential Enrollees may not be enrolled in a GHP Plan until ASES has determined that the Contractor is capable of meeting these standards. A Contractor’s failure to pass the readiness review may result in immediate Contract termination. If the Contract is terminated in accordance with this Section 4.5.5 of this Contract, ASES shall not make any payments to the Contractor and shall have no liability for any costs incurred by the Contractor.

4.5.6	ASES will provide the Contractor with a summary of findings from the readiness review, as well as areas requiring remedial action with the timeframes to correct the findings.

ARTICLE 5	ELIGIBILITY AND ENROLLMENT

5.1	Eligibility

5.1.1
The Government has sole authority to determine eligibility for the GHP, as provided in Federal law and Puerto Rico’s State Plan, with respect to the Medicaid and CHIP Eligibles; and, with respect to the Other Eligible Persons listed in Section 1.3.1.2, as provided in Article VI, Section 5 of Act 72 and other Puerto Rico law and regulation.

5.1.2
The Puerto Rico Medicaid Program’s determination that a person is eligible for the GHP is contained on Form MA-10, titled “Notification of Action Taken on Application and/or Recertification.” A person who has received an MA-10 shall be referred to hereinafter as a “Potential Enrollee.” The Potential Enrollee may access Covered Services using the MA-10 as a temporary Enrollee ID Card from the first day of the eligibility period specified on the MA-10 even if the person has not received an Enrollee ID Card. Only Medicaid, CHIP, and State Enrollees receive an MA-10 and may access Covered Services with the MA-10 as a temporary Enrollee ID Card.

5.1.3	Effective Date of Eligibility. ASES shall provide the Effective Date of Eligibility for services under the GHP to the Contractor for all Potential Enrollees as follows:

5.1.3.1
Effective Date of Eligibility for Medicaid and CHIP Eligibles (see Section 1.3.1.1) is the eligibility period specified on the Form MA-10 which is the first day of the month in which the Potential Enrollee submits its eligibility application with the Medicaid Program Office and they shall be eligible to be enrolled as of that date. For Medicaid and Chip populations, the eligibility period specified on the MA-10 may be retroactive up to three (3) months before the first day of the month in which the Potential Enrollee submits its eligibility application with the Medicaid Program Office. Retroactive eligibility is calculated independently for each of the three (3) months for which retroactive eligibility may be granted and during which services may be retroactively covered.

5.1.3.2	Effective Date of Eligibility for the State Population (see Section 1.3.1.2.1) is the eligibility period specified on the Form MA-10 and they shall be eligible to be enrolled as of that date.

5.1.3.3
Public employees and pensioners (see Section 1.3.1.2) shall be eligible to enroll in the GHP according to policies determined by the Government and their eligibility, Enrollment and Disenrollment processes and timeframes shall be determined through such policies. The Puerto Rico Medicaid Program and ASES do not play a role in determining the eligibility for public employees and pensioners, except in cases where the employee or pensioner seeks coverage based on income and the Medicaid Program evaluates whether income eligibility standards are met.

5.1.3.4	Effective Date of Eligibility for Enrollees that have been Recertified is the date immediately following the expiration of the twelve (12) month period.

5.1.4	Termination of Eligibility

5.1.4.1
A Medicaid, CHIP, or State Enrollee who is determined ineligible for the GHP after a Redetermination conducted by the Puerto Rico Medicaid Program shall remain eligible for services under the GHP until the eligibility expiration date specified in the MA-10 issued by the Puerto Rico Medicaid Program for the current period of eligibility. This rule applies unless the Enrollee notifies the Puerto Rico Medicaid Program that their circumstances of eligibility have changed or as otherwise stated in Attachment 9 to this Contract.

5.1.4.2	An Enrollee who is a public employee or pensioner (see Section 1.3.1.2) shall remain eligible until disenrolled from the GHP by the applicable Government agency.

5.1.5	ASES Notice to Contractor

5.1.5.1
ASES will receive a file with Certification and Negative Redetermination Decision Data from the Puerto Rico Medicaid Program on a Daily Basis concerning the Enrollment status of the Medicaid, CHIP, and State Populations, and shall notify the Contractor of a Certification or Negative Redetermination Decision within one (1) Business Day of receiving notice of it via said file. ASES shall forward these Data to the Contractor in an electronic format agreed to between the Parties (the “Daily Update/Carrier Eligibility File Format”).

5.1.5.2	The applicable Government agency will directly notify the Contractor of the Enrollment and Disenrollment status of public employees and pensioners.

5.2	Enrollment

5.2.1	The Contractor shall coordinate with ASES as necessary for all Enrollment and Disenrollment functions.

5.2.1.1
The Contractor shall accept all Potential Enrollees into its Plan without restrictions, unless otherwise authorized by ASES. The Contractor shall not discriminate against individuals eligible to enroll on the basis of religion, race, color, national origin, sex, sexual orientation, gender identity, or disability, and will not use any policy or practice that has the effect of discriminating on the basis of religion, race, color, national origin, sex, sexual orientation, gender identity, or disability on the basis of health, health status, pre-existing condition, or need for health care services.

5.2.1.2
The Contractor shall maintain adequate capacity to ensure prompt and voluntary Enrollment of all Potential Enrollees on a Daily Basis and in the order in which they apply or are Auto-Enrolled by ASES per Section 5.2.4.

5.2.1.3	The Contractor shall provide Potential Enrollees with specific Information allowing for prompt, voluntary, and reliable Enrollment.

5.2.1.4	The Contractor guarantees the maintenance, functionality, and reliability of all systems necessary for Enrollment and Disenrollment.

5.2.2	Effective Date of Enrollment

5.2.2.1
Except as provided below, Enrollment, whether chosen or automatic, will be effective (hereinafter referred to as the “Effective Date of Enrollment”) the same date as the period of eligibility specified on the MA-10.

5.2.2.1.1	The Effective Date of Enrollment for all Initial Auto-Enrollment Enrollees is November 1, 2018.

5.2.2.2
Changes in Enrollment requested by the Enrollee received during the first twenty (20) Calendar Days of the month will be effective the first Calendar Day of the following month (e.g., requests received January 10th will be effective February 1st). Changes in Enrollment received after the first twenty (20) Calendar Days of the month will be effective the first Calendar Day of the second month following the request to change Enrollment (e.g., requests received January 25th will be effective March 1st).

5.2.2.3
Effective Date of Enrollment for Newborns. The Effective Date of Enrollment for a newborn whose mother is Medicaid or CHIP Eligible on the date of delivery (Deemed Newborn) is the date of his or her birth. The Effective Date of Enrollment for a newborn whose mother is a State Population Enrollee is the Effective Date of Eligibility established by the Puerto Rico Medicaid Program. A newborn shall be Auto-Enrolled pursuant to the procedures set forth in Section 5.2.6.

5.2.3
Term of Enrollment. The Term of Enrollment with Contractor shall be a period of twelve (12) consecutive months for all GHP Enrollees, unless a different contractor is selected during the applicable Open Enrollment Period described in Section 5.2.5, and except in cases in which the Puerto Rico Medicaid Program has designated an eligibility period shorter than twelve (12) months for an Enrollee who is a Medicaid or CHIP Eligible or a member of the State Population, in which case that same period shall also be considered the Enrollee’s Term of Enrollment. Such a shortened eligibility period may apply, at the discretion of the Puerto Rico Medicaid Program, when an Enrollee is pregnant, is homeless, or anticipates a change in status (such as receipt of unemployment benefits or in family composition). Notwithstanding this Section, Section 5.3.3 controls the Effective Date of Disenrollment.

5.2.3.1	Deemed Newborns have a Term of Enrollment of up to thirteen (13) months.

5.2.3.2
Pregnant Enrollees with a Term of Enrollment that expires during pregnancy or within sixty (60) Calendar Days of the post-partum period shall have an extended Term of Enrollment that expires on the last day of the month after sixty (60) Calendar days counted from the beginning of the post-partum period.

5.2.3.3
Except as otherwise provided in this Section 5.2, and notwithstanding the Term of Enrollment provided in Section 5.2.3, Enrollees shall remain enrolled in the Contractor’s Plan until the occurrence of an event listed in Section 5.3 (Disenrollment).

5.2.4
Auto-Enrollment. ASES shall apply an algorithm developed in accordance with the requirements in 42 CFR 438.54 to conduct Initial Auto-Enrollment prior to November 1, 2018. The Contractor shall have the policies and procedures necessary, and as shall be approved in writing by ASES, to comply with Initial Auto-Enrollment as of the Effective Date of the Contract for the Medicaid and CHIP Eligibles and members of the State Population, excluding State Employees eligible under Law 95.

5.2.4.1	The Foster Care Population and Domestic Violence Population will be Auto-Enrolled in one contractor’s plan and are not eligible to enroll into another contractor’s plan.

5.2.5	Open Enrollment Periods

5.2.5.1
Initial Auto-Enrollment Enrollees. Initial Auto-Enrollment Enrollees will have one (1) opportunity to change contractors without cause during their Open Enrollment Period, which shall begin on November 1, 2018 and end on January 31, 2019.

5.2.5.2
New Enrollees. New Enrollees to the GHP will have the opportunity to select a contractor during the Medicaid eligibility process with the Puerto Rico Medicaid Program. If the New Enrollee does not select a contractor, the Puerto Rico Medicaid Program will select a contractor on behalf of the New Enrollee. New Enrollees shall be permitted to select a different contractor once without cause, regardless of how the initial selection of contractor was made, during their Open Enrollment Period, which shall begin on the New Enrollee’s Effective Date of Enrollment.

5.2.5.3	All Enrollees. All Enrollees will have the opportunity to select a contractor without cause during the Annual Open Enrollment period.

5.2.5.3.1	If a New Enrollee’s Open Enrollment Period in Section 5.2.5.2 coincides with the Annual Open Enrollment Period, the Open Enrollment Period in Section 5.2.5.2 controls.

5.2.5.4
When an Enrollee ceases to be part of the Domestic Violence or Foster Care Populations but continues to be an Eligible Person, the Enrollee may select a new contractor during an Open Enrollment Period.

5.2.5.5	When an Enrollee ceases to be eligible for the Platino Program but continues to be an Eligible Person, the Enrollee may select a new contractor during an Open Enrollment Period.

5.2.5.6	If the Enrollee does not make a change in contractor during the Open Enrollment Period, the Enrollee will remain enrolled with his/her current contractor.

5.2.6	Enrollment Procedures for All Enrollees Except Newborns

5.2.6.1
Upon receipt of notices in accordance with Section 5.1.5 of this Contract, the Contractor shall comply with the Auto-Enrollment process and issue to the Enrollee a notice informing the Enrollee of the PMG and PCP they are assigned to and their rights to change the PMG or PCP without cause during the applicable Open Enrollment Period. Effective November 1, 2018, such changes may be requested through ASES’s designated enrollment counselor.

5.2.6.2
The Contractor shall issue to the Enrollee an Enrollee ID Card and a notice of Enrollment, as well as an Enrollee Handbook and Provider Directory either in paper or electronic form, subject to the requirements of Section 6.10.8 and 6.10.9; or, such notice of Enrollment, an ID Card, an Enrollee Handbook, and a Provider Directory may be sent to the Enrollee via surface mail or electronically, subject to the requirements of Section 6.10.8 and 6.10.9 within five (5) Business Days of Enrollment.

5.2.6.3
The notice of Enrollment that the Contractor issues will clearly state the Effective Date of Enrollment that applies per Section 5.2.2. The notice of Enrollment will explain that the Enrollee is entitled to receive Covered Services through the Contractor. The notice will inform the Enrollee of his or her limited right to disenroll, per Section 5.3 of this Contract. The notice shall advise the Enrollee of the Enrollee’s right to select a different PCP or to change PMGs, as described in Section 5.4, and will encourage the Enrollee to pursue this option if he or she is dissatisfied with care or services.

5.2.6.3.1
All Enrollees must be notified at least annually of their disenrollment rights as set forth in Section 5.3 and 42 CFR 438.56. Such notification must clearly explain the process for exercising this disenrollment right, as well as the alternatives available to the Enrollee based on their specific circumstance.

5.2.7	Procedures for Auto-Enrollment of Newborns

5.2.7.1
The Contractor shall notify ASES and the Puerto Rico Medicaid Program in writing of any Enrollees who are expectant mothers Immediately at the moment of diagnosis of the pregnancy or at least sixty (60) Calendar Days before the expected date of delivery.

5.2.7.2
The Contractor shall promptly, upon learning that an Enrollee is an expectant mother, mail a newborn Enrollment packet to the expectant mother (i) instructing her to register the newborn with the Puerto Rico Medicaid Program within ninety (90) Calendar Days of birth by providing evidence of the newborn’s birth; (ii) notifying an expectant mother that is a Medicaid or CHIP Enrollee that the Deemed Newborn will be Auto-Enrolled in the GHP; (iii) informing an expectant mother that is a Medicaid or CHIP Enrollee that unless she visits the Contractor’s office to select a PMG and PCP, the Deemed Newborn will be Auto-Assigned to the mother’s PMG and to a PCP who is a pediatrician; and (iv) informing the expectant mother that she will have ninety (90) Calendar Days after the date in which the Puerto Rico Medicaid Program notifies that the Deemed Newborn has been registered to disenroll from Plan or to change the child’s PMG and PCP, without cause.

5.2.7.3
The Contractor shall provide assistance to any expectant mother or guardian who contacts the Contractor wishing to make a PCP and PMG selection for her newborn and record that selection, per Section 5.4.

5.2.7.4
If the mother or guardian has not made a PCP and PMG selection at the time of the Deemed Newborn’s birth, the Contractor shall, within one (1) Business Day of the birth, Auto-Assign the Deemed Newborn to a PCP who is a pediatrician and to the Contact Member’s PMG.

5.2.7.5
Within one (1) Business Day of acknowledging, either by concurrent review or hospital notification of the birth of a Deemed Newborn to a Medicaid or CHIP Enrollee, the Contractor shall ensure the submission of a newborn notification form to ASES and to the Puerto Rico Medicaid Program; such form shall be given prior written approval by ASES and the Puerto Rico Medicaid Program.

5.2.7.6
The Contractor shall participate in any meeting, working group, or other mechanism requested by ASES in order to ensure coordination among the Contractor, ASES, and the Puerto Rico Medicaid Program in order to implement Deemed Newborn Auto-Enrollment.

5.2.8	Contractor Notification Procedures Related to Redeterminations and Open Enrollment Periods

5.2.8.1
The Contractor shall inform Enrollees who are Medicaid- and CHIP Eligibles and members of the State Population of an impending Redetermination through written notices. Such notices shall be provided ninety (90) Calendar Days, sixty (60) Calendar Days, and thirty (30) Calendar Days before the scheduled date of the Redetermination.

5.2.8.1.1
The written notices shall inform the Enrollee that, if he or she is Recertified, his or her Term of Enrollment with the Contractor’s Plan will automatically renew unless a different contractor is selected during the Open Enrollment Period described in Section 5.2.5.3. The written notices must also specify that the Enrollee may change his or her PMG and/or PCP selection without cause during the applicable Open Enrollment Period.

5.2.8.2
The Contractor shall provide Enrollees and their representatives with sixty (60) Calendar Days written notice before the start of the Open Enrollment Period described in Section 5.2.5.3 of the right to disenroll or to change PMG or PCP without cause during such Open Enrollment Period.

5.2.8.3
Upon the receipt of written request from ASES, the Contractor shall provide a report for a specific period of time containing documentation that the Contractor has furnished the notices required in this Section 5.2.7.

5.2.8.4	The form letters used for the notices in this Section 5.2.8 shall fall within the requirements in Section 6.2.1 that the Contractor seek advance written approval from ASES of certain documents.

5.2.9
Specific Contractor Responsibilities Regarding Dual Eligible Beneficiaries. At the time of Enrollment, the Contractor shall provide Potential Enrollees who are Medicaid-eligible and are also eligible for Medicare Part A or Medicare Part A and Part B (“Dual Eligible Beneficiaries”) with the information about their Covered Services and Co-Payments that is listed in Section 6.13. Members of the State Population (see section 1.3.1.2.1) who are Medicare-eligible shall not be considered Dual Eligible Beneficiaries.

5.3	Disenrollment

5.3.1
Disenrollment occurs only when the Medicaid Program determines that an Enrollee is no longer eligible for the GHP; or when Disenrollment is requested by the Contractor or Enrollee, and approved by ASES, as provided in Sections 5.3.4 and 5.3.5. The Foster Care Population and Domestic Violence Populations may not disenroll from their Auto-Enrolled GHP Plan.

5.3.2
All Disenrollments will be processed by ASES, and ASES will issue notification to the Contractor. Such notice shall be delivered via file transfer to the Contractor on a Daily Basis simultaneously with Information on Potential Enrollees within five (5) Calendar Days of a final determination on Disenrollment.

5.3.2.1
Disenrollment decisions and processing are the responsibility of the Puerto Rico Medicaid Program and ASES; however, notice to Enrollees of Disenrollment shall be issued by the Contractor. The Contractor shall issue such notice in person or via surface mail to the Enrollee within five (5) Business Days of a final Disenrollment decision, as provided in Sections 5.3.4 and 5.3.5.

5.3.2.2	Each notice of Disenrollment shall include information concerning:

5.3.2.2.1	The Effective Date of Disenrollment;

5.3.2.2.2	The reason for the Disenrollment;

5.3.2.2.3	The Enrollee’s right to request a Reconsideration from ASES and of ASES’s Administrative Law Hearing process, as provided by Act 72 of September 7, 1993;

5.3.2.2.4	The right to re-enroll in the GHP upon receiving a Recertification from the Puerto Rico Medicaid Program, if applicable; and

5.3.2.2.5	Disenrollment shall occur according to the timeframes in Section 5.3.3 (the “Effective Date of Disenrollment”).

5.3.3	The Effective Date of Disenrollment is as follows:

5.3.3.1
Except as otherwise provided in this Section 5.3, Disenrollment will take effect as of the Effective Date of Disenrollment specified in the daily eligibility file sent to the Contractor by ASES as set forth in Attachment 9 to this Contract.

5.3.3.2
When Disenrollment is effectuated at the Contractor’s or the Enrollee’s request, as provided in Sections 5.3.4 and 5.3.5 of this Contract, Disenrollment shall take effect no later than the first day of the second month following the month that the Contractor or Enrollee requested the Disenrollment. If ASES fails to make a decision on the Enrollee’s request before this date, the Disenrollment will be deemed granted. If the Enrollee’s request is denied by ASES, the Enrollee may request, verbally or in writing, a Reconsideration by ASES and the Reconsideration process shall be completed in time to permit the Disenrollement (if approved) to take effect in accordance with this timeframe.

5.3.3.3	If an Enrollee is no longer eligible under the GHP, and Disenrollment under this Section 5.3.3 falls:

5.3.3.3.1
When the Enrollee is an inpatient at a hospital, ASES shall postpone the Effective Date of Disenrollment so that it occurs on the last day of the month in which the Enrollee is discharged from the hospital, or the last day of the month following the month in which Disenrollment would otherwise be effective, whichever occurs earlier;

5.3.3.3.2
During a month in which a Medicaid, CHIP or State Enrollee is pregnant, or on the date the pregnancy ends, ASES shall postpone the Effective Date of Disenrollment so that it occurs on the last day of the month in which the 60-day post-partum period ends;

5.3.3.3.3
When the Enrollee is in the process of appealing a denial of a Disenrollment request by ASES through either ASES’s Reconsideration process, ASES’s Administrative Law Hearing process (after exhausting the Reconsideration process), or the Puerto Rico Medicaid Department’s dedicated hearing process on Disenrollments due to loss of eligibility, as applicable, then ASES shall postpone the Effective Date of Disenrollment until a decision is rendered after the hearing; or

5.3.3.3.4	During a month in which an Enrollee is diagnosed with a Terminal Condition, ASES shall postpone the Effective Date of Disenrollment so that it occurs on the last day of the following month.

5.3.3.4
For the public employees and pensioners who are Other Eligible Persons referred to in Section 1.3.1.2.2, Disenrollment shall occur according to the timeframes set forth in a Normative Letter issued by ASES annually.

5.3.4	Disenrollment Initiated by the Contractor

5.3.4.1
The Contractor has a limited right to request that an Enrollee be disenrolled without the Enrollee’s consent. The Contractor shall notify ASES upon identification of an Enrollee who it knows or believes meets the criteria for Disenrollment.

5.3.4.2
The Contractor shall submit Disenrollment requests to ASES, and the Contractor shall honor all Disenrollment determinations made by ASES. ASES’s decision on the matter shall be final, conclusive, and not subject to appeal by the Contractor.

5.3.4.3	The following are acceptable reasons for the Contractor to request Disenrollment:

5.3.4.3.1	The Enrollee’s continued Enrollment in the Contractor’s Plan seriously impairs the ability to furnish services to either this particular Enrollee or other Enrollees;

5.3.4.3.2	The Enrollee demonstrates a pattern of disruptive or abusive behavior that could be construed as non-compliant and is not caused by a presenting illness;

5.3.4.3.3	The Enrollee’s use of services is fraudulent or abusive (for example, the Enrollee has loaned his or her Enrollee ID Card to other persons to seek services);

5.3.4.3.4	The Enrollee is placed in a long-term care nursing facility or intermediate care facility for the intellectually disabled;

5.3.4.3.5	The Enrollee’s Medicaid or CHIP eligibility category changes to a category ineligible for the GHP; or

5.3.4.3.6	The Enrollee has died or moved out of Puerto Rico, thereby making him or her ineligible for Medicaid or CHIP or is otherwise ineligible for the GHP.

5.3.4.4	ASES will approve a Disenrollment request by the Contractor, in ASES’s discretion, only if ASES determines:

5.3.4.4.1	That it is impossible for the Contractor to continue to provide services to the Enrollee without endangering the Enrollee or other GHP Enrollees; and

5.3.4.4.2	That an action short of Disenrollment, such as transferring the Enrollee to a different PCP or PMG, will not resolve the problem.

5.3.4.5	The Contractor may not request Disenrollment for any discriminatory reason including, but not limited, to the following:

5.3.4.5.1	Adverse changes in an Enrollee’s health status;

5.3.4.5.2	Missed appointments;

5.3.4.5.3	Utilization of medical services;

5.3.4.5.4	Diminished mental capacity;

5.3.4.5.5	Pre-existing medical condition;

5.3.4.5.6	The Enrollee’s attempt to exercise his or her rights under the Grievance and Appeal System; or

5.3.4.5.7	Uncooperative or disruptive behavior resulting from the Enrollee’s special needs.

5.3.4.6
The request of one (1) PMG to have an Enrollee assigned to a different PMG, per Section 5.4, shall not be sufficient cause for the Contractor to request that the Enrollee be disenrolled from the Plan. Rather, the Contractor shall, if possible, assign the Enrollee to a different and available PMG within the Plan.

5.3.4.7
When requesting Disenrollment of an Enrollee for reasons described in Section 5.3.4.3, the Contractor shall document at least three (3) interventions over a period of ninety (90) Calendar Days that occurred through treatment and Care Management to resolve any difficulty leading to the request. The Contractor shall also provide evidence of having given at least one (1) written warning to the Enrollee, with a certified return receipt requested, regarding implications of his or her actions.

5.3.4.8	If the Enrollee has demonstrated abusive or threatening behavior as defined by ASES, only one (1) Contractor intervention, and a subsequent written attempt to resolve the difficulty, are required.

5.3.4.9
In the event that the Contractor seeks Disenrollment of an Enrollee, the Contractor shall notify the Enrollee of the availability of ASES’s Reconsideration process and Administrative Law Hearing process, as provided by Act 72 of September 7, 1993, as amended.

5.3.4.10
The Contractor shall maintain policies and procedures to comply with the Puerto Rico Patients’ Bill of Rights Act and with the Medicaid Regulations of 42 CFR 438.100, to ensure that the Enrollee’s exercise of Grievance rights does not adversely affect the services provided to the Enrollee by the Contractor or by ASES.

5.3.5	Disenrollment Initiated by the Enrollee

5.3.5.1
All Enrollees must be notified at least annually of their disenrollment rights as set forth in Section 5.3 and 42 CFR 438.56. Such notification shall clearly explain the process for exercising this disenrollment right, as well as the coverage alternatives available to the Enrollee based on their specific circumstance.

5.3.5.2
An Enrollee wishing to request Disenrollment must submit an oral or written request to ASES or to the Contractor. If the request is made to the Contractor, the Contractor shall forward the request to ASES, within five (5) Business Days of receipt of the request, with a recommendation of the action to be taken.

5.3.5.3	An Enrollee may request Disenrollment from the Contractor’s Plan without cause once during the applicable Open Enrollment Period in accordance with Section 5.2.5.

5.3.5.4
An Enrollee may request Disenrollment from the Contractor’s Plan for cause at any time. ASES shall determine whether the reason constitutes a valid cause. The following constitute cause for Disenrollment by the Enrollee:

5.3.5.4.1	The Enrollee moves outside of Puerto Rico;

5.3.5.4.2	The Contractor’s Plan does not, due to moral or religious objections, cover the health service the Enrollee seeks.

5.3.5.4.3
The Enrollee needs related services to be performed at the same time, and not all related services are available within the network. The Enrollee’s PCP or another Provider in the Contractor’s Network have determined that receiving services separately would subject the Enrollee to unnecessary risk.

5.3.5.4.4
Other acceptable reasons for Disenrollment at Enrollee request, per 42 CFR 438.56(d)(2), including, but not limited to, poor quality of care, lack of Access to Covered Services, or lack of Providers experienced in dealing with the Enrollee’s health care needs; and

5.3.5.4.5	The Enrollee has become eligible for a Platino Program, or has experienced a change in his or her eligibility as a member of the Domestic Violence or Foster Care Populations.

5.3.5.5
If the Contractor fails to refer a Disenrollment request within the timeframe specified in Section 5.3.3, or if ASES fails to make a Disenrollment determination so that the Enrollee may be disenrolled by the first day of the second month following the month when the Disenrollment request was made, per Section 5.3.3, the Disenrollment shall be deemed approved for the effective date that would have been established had ASES or the Contractor complied with Section 5.3.3.

5.3.5.6
ASES shall make the final decision on Enrollees’ requests for Disenrollment. ASES may approve or disapprove the request based on the reasons specified in the Enrollee’s request, or upon any relevant Information provided to ASES by the Contractor about the Disenrollment request.

5.3.5.7
If the Enrollee’s request for Disenrollment under this Section is denied, the Contractor shall provide the Enrollee with a notice of the decision in a format and content consistent with Section 14.5.15. The notice shall include the grounds for the denial and shall inform the Enrollee of his or her right to use the Reconsideration process, and to have access to an Administrative Law Hearing after first exhausting ASES’s Reconsideration process.

5.3.5.8
Use of the Contractor’s Grievance and Appeal System. ASES may at its option require that the Enrollee seek redress through the Contractor’s Grievance and Appeal System before ASES makes a determination on the Enrollee’s request for Disenrollment. The Contractor shall Immediately inform ASES of the outcome of the Grievance process. ASES may take this Information into account in making a determination regarding the request for Disenrollment. The Grievance process shall be completed in time to permit the Disenrollment (if approved) to be effective in accordance with the timeframe specified in Section 5.3.3; if the process is not completed within the specified timeframe, then the Disenrollment will be deemed approved by ASES.

5.3.6
Disenrollment During Termination Hearing Process. If ASES notifies the Contractor of its intention to terminate the Contract as provided in Article 35, ASES may allow Enrollees to disenroll Immediately without cause. In the event of such a Termination, ASES must provide Enrollees with the notice required by 42 CFR 438.10, listing their options for receiving services following the Termination Date of the Contract.

5.3.7
ASES shall ensure, through the obligations of the Contractor under this Contract that Enrollees receive the notices contained in Section 5.2.7 (Re-Enrollment Procedures). While these notices shall be issued by the Contractor, per Section 5.2.7, ASES shall provide the Contractor with the information on Certifications and Negative Redetermination Decisions (see Section 5.1.5.1) needed for the Contractor to carry out this responsibility.

5.3.8	Enrollment Database

5.3.8.1
The Contractor shall maintain an Enrollment database that includes all Enrollees, and contains, for each Enrollee, the Information specified in the Carrier Billing File/Carrier Eligibility File format.

5.3.8.2	The Contractor shall notify the Puerto Rico Medicaid Program Immediately when the Enrollment database is updated to reflect a change in the place of residence of an Enrollee.

5.3.8.3
The Contractor shall secure any authorization required from Enrollees under the laws of Puerto Rico in order to allow the US Department of Health and Human Services, the Medicaid Fraud Control Unit, ASES, and its Agents to review Enrollee Medical Records, in order to evaluate the Information and determine quality, appropriateness, timeliness, and cost of services performed under this Contract; provided that such authorization shall be limited by the Contractor’s obligation to observe the confidentiality of Enrollees’ Protected Health Information, as provided in Article 34.

5.3.9	Notification to ASES and the PBM of New Enrollees and of Completed Disenrollments

5.3.9.1
The Contractor shall notify ASES and the PBM of new Enrollees and of completed Disenrollments on a routine Daily Basis; or at any time, if requested by ASES. Such notification will be made through electronic transmissions.

5.3.9.2
The notification will include all new Enrollees as of the Business Day before the notification is issued, and will be sent no later than the following Business Day after the Enrollment process has been completed (as signified by issuance of the Enrollee ID Card, either in person or by surface mail) or the Disenrollment process has been completed (as signified by the issuance of a Disenrollment notice).

5.3.10
In the event that the Contractor must update information previously submitted to ASES about a new Enrollment, including a change in coverage code, or that the Contractor must add a new Enrollee who was previously omitted, such update must occur the next Business Day after the information is updated or a new Enrollee is added. ASES reserves the authority not to accept any new additions or corrections to a particular month’s Enrollment Data after two (2) Business Days past the date on which ASES notifies the Contractor of the rejected subscriptions, as set forth in Attachment 9 to this Contract.

5.4	Change of a Primary Medical Group (“PMG”) and Primary Care Physician (“PCP”)

5.4.1	Change of a PMG and PCP

5.4.1.1
During the ninety (90) Calendar Days period following the Effective Date of Enrollment (the Open Enrollment Period), the Enrollee can change his/her Auto-Assigned or selected PMG and PCP without cause. The Contractor can offer counseling and assistance to the Enrollee in selecting a different PCP and PMG. Enrollees under the Foster Care Population and Domestic Violence Population classification are not assigned to a PCP or PMG.

5.4.1.2	The Contractor shall advise certain Enrollees to choose a physician other than, or in addition to, a general practice physician as their PCP, as follows:

5.4.1.2.1	Female Enrollees age twelve (12) and older will be recommended to choose an obstetrician/gynecologist as a PCP.

5.4.1.2.2	Enrollees under twenty-one (21) years of age will be recommended to choose a pediatrician as a PCP.

5.4.1.2.3	Enrollees with conditions that are included in HCHN Program in Section 7.8.3 will be recommended to choose an internist or other appropriate specialist as a PCP.

5.4.1.3
Per Section 5.2.7, following the Contractor’s notice to an expectant mother of a Deemed Newborn’s upcoming Auto-Enrollment in the Contractor’s Plan, the Contractor shall record any notice it receives from the mother or guardian concerning the selection of a PCP or PMG for the Deemed Newborn. The Contractor shall ensure that such selections take effect as of the date of the Deemed Newborn’s birth.

5.4.1.4
In order to comply with the PMG Capitation payment process, if an Enrollee changes PCP/PMG during the first five (5) Calendar Days of the month, the change will be effective in the next subsequent month of the change. If Enrollee changes PCP/PMG after the fifth (5th) day of the month, the change will be effective in the second (2nd) subsequent month of the change. The Enrollee can still receive services until the change is effective from the originally assigned PCP/PMG

5.4.1.5	The Contractor shall permit Enrollees to change their PMG or PCP at any time with cause. The following shall constitute cause for change of PMG or PCP:

5.4.1.5.1	The Enrollee’s religious or moral convictions conflict with the services offered by Providers in the PMG;

5.4.1.5.2
The Enrollee needs related services to be provided concurrently; not all services are available within the Preferred Provider Network associated with a PMG; and the Enrollee’s PCP or any other Provider has determined that receiving the services separately could expose the Enrollee to an unnecessary risk; or

5.4.1.5.3
Other reasons, including a deterioration of the Provider-Enrollee relationship where the Enrollee no longer feels comfortable receiving services from the Provider, poor quality of care, unavailability of appointments, inaccessibility to Covered Services, and inaccessibility to Providers with the experience to address the health care needs of the Enrollee.

5.4.1.6	The Contractor shall permit Enrollees to change their PMG and/or PCP for any reason, within certain timeframes:

5.4.1.6.1	During the ninety (90) Calendar Days following the Effective Date of Enrollment (Open Enrollment Period);

5.4.1.6.2	At least every twelve (12) months, following the ninety (90) Calendar Days after the Effective Date of Enrollment; or

5.4.1.6.3	At any time, during time periods in which the Contractor is subject to intermediate sanctions, as defined in 42 CFR 438.702(a)(3).

5.4.1.7	A Contractor may change an Enrollee’s PMG at the request of the PCP or another Provider within that PMG, in limited situations, when appropriately documented, as follows:

5.4.1.7.1	The Enrollee’s continued participation in the PMG seriously impairs the PMG’s ability to furnish services to either this particular Enrollee or other Enrollees;

5.4.1.7.2	The Enrollee demonstrates a pattern of disruptive or abusive behavior that could be construed as non-compliant and that is not caused by a presenting illness; or

5.4.1.7.3	The Enrollee’s use of services is fraudulent or abusive (for example, the Enrollee has loaned his or her Enrollee ID Card to other persons to seek services).

5.5	Transition of Care During Contractor Change

5.5.1	The Contractor must ensure continued access to services during an Enrollee’s transition from one Contractor to another by complying with the following:

5.5.1.1
Ensure the Enrollee has access to services consistent with the access they previously had, and is permitted to retain their current Provider for ninety (90) Calendar Days if that Provider is not a Network Provider;

5.5.1.2	Refer Enrollee to appropriate Network Providers;

5.5.1.3	Fully and timely comply with requests for historical utilization data from the new contractor or other entity in compliance with Federal and State laws;

5.5.1.4	Ensure that the Enrollee’s new Provider is able to obtain copies of the Enrollee’s medical records, as appropriate;

5.5.1.5
Comply with any other necessary procedures specified by CMS or ASES to ensure continued access to services to prevent serious detriment to the Enrollee’s health or reduce the risk of hospitalization or institutionalization.

ARTICLE 6	ENROLLEE SERVICES

6.1	General Provisions

6.1.1
The Contractor shall have policies and procedures, prior approved by ASES and submitted in accordance with Attachment 12 to this Contract, that explain how it will ensure that Enrollees and Potential Enrollees:

6.1.1.1	Are aware of their rights and responsibilities;

6.1.1.2	How to obtain physical and Behavioral Health Services;

6.1.1.3	What to do in an emergency or urgent medical situation;

6.1.1.4	How to request a Grievance, Appeal, or Administrative Law Hearing;

6.1.1.5	How to report suspected Incident of Fraud, Waste, and Abuse;

6.1.1.6	Have basic information on the basic features of managed care; and

6.1.1.7	Understand the Contractor’s responsibilities to coordinate Enrollee care.

6.1.2
The Contractor’s informational materials must convey to Enrollees and Potential Enrollees that GHP is an integrated program that includes both physical and Behavioral Health Services, and must also explain the concepts of Primary Medical Groups and Preferred Provider Networks.

6.1.3	The information conveyed in the Contractor’s written materials shall conform with ASES’s Universal Enrollee Handbook, included as Attachment 3 to this Contract.

6.1.4
The Contractor shall convey Information to Enrollees and Potential Enrollees via written materials and via telephone, internet, and face-to-face communications, and shall allow Enrollees to submit questions and to receive responses from the Contractor.

6.1.5	The Contractor shall ensure that the informational materials disseminated to all GHP Enrollees accurately identify differences among the categories of Eligible Persons.

6.1.6
The Contractor shall provide Enrollees with at least thirty (30) Calendar Days written notice of any significant change in policies concerning Enrollees’ Disenrollment rights (see Section 5.3), right to change PMGs or PCPs (see Section 5.4), or any significant change to any of the items listed in the Enrollee Handbook (Section 6.4) or Enrollee Rights and Responsibilities (section 6.5), regardless of whether ASES or the Contractor caused the change to take place. This Section 6.1.6 shall not be construed as giving the Contractor the right to change its policies and procedures without prior written approval from ASES.

6.1.7	The Contractor shall use the definitions for managed care terminology set forth by ASES in all of its written and verbal communications with Enrollees, in accordance with 42 CFR 438.10(c)(4)(i).

6.1.8
The Contractor shall provide instructions to Enrollees and Potential Enrollees on how to access continued services pursuant to its transition of care process as specified in Section 5.5 and in accordance with 42 CFR 438.62.

6.2	ASES Approval of All Written Materials

6.2.1
The Contractor shall submit to ASES for review and prior written approval all materials meant for distribution to Enrollees, including but not limited to, Enrollee Handbooks, Provider Directories, ID cards and, upon request, any other additional, but not required, materials and Information provided to Enrollees designed to promote health and/or educate Enrollees.

6.2.2
All materials must be submitted to ASES in paper and electronic file media, in the format prescribed by ASES. The Contractor shall submit the reading level and the methodology used to measure it concurrent with all submissions of written materials and include a plan that describes the Contractor’s intent for the use of the materials.

6.2.3	ASES reserves the right to notify the Contractor to discontinue or modify written materials after approval.

6.2.4
Except as otherwise provided below, written materials described in this Article 6 must be submitted to ASES for review at least forty-five (45) Calendar Days before their printing and distribution, as required by Act 194 of August 2000. This requirement applies to:

6.2.4.1	The materials described in this Article 6 distributed to all Enrollees, including the Enrollee Handbook;

6.2.4.2	Policy letters, coverage policy statements, or other communications about Covered Services under the GHP distributed to Enrollees; and

6.2.4.3
Standard letters and notifications, such as the notice of Enrollment required in Section 5.2.6.3, the notice of Redetermination required in Section 5.2.8.1, and the notice of Disenrollment required in Section 5.3.2. The Contractor shall use model Enrollee notices developed by ASES whenever available.

6.2.5
The Contractor shall provide ASES with advance notice of any changes made to written materials that will be distributed to all Enrollees. Notice shall be provided to ASES at least forty-five (45) Calendar Days before the effective date of the change. Within fifteen (15) Business Days of receipt of the materials, ASES will respond to the Contractor’s submission with either an approval of the materials, recommended modifications, or a notification that more review time is required. If the Contractor receives no response from ASES within fifteen (15) Business Days of ASES’s receipt of the materials, the materials shall be deemed approved. Except as otherwise provided in this Section 6.2.5, the Contractor may distribute the revised written materials only upon written approval of the changes from ASES.

6.3	Requirements for Written Materials

6.3.1
The Contractor shall maintain written policies and procedures governing the development and distribution of written materials including how the Contractor will meet the requirements in this Section 6.3, with such policies and procedures to be submitted in accordance with Attachment 12 to this Contract for prior written approval from ASES. The Contractor shall, at a minimum, have policies and procedures regarding the process for developing/creating, proofing, approving, publishing, and mailing the (i) Enrollee Handbook, (ii) Provider Directory, and (iii) form letters within contractual standards and timeframes. The Contractor shall include a separate set of policies and procedures for the items listed above.

6.3.2
The Contractor shall make all written materials available through auxiliary aids and services or alternative formats, and in a manner that takes into consideration the Enrollee’s or Potential Enrollee’s special needs, including Enrollees and Potential Enrollees who are visually impaired or have limited reading proficiency. The Contractor shall notify all Enrollees and Potential Enrollees that Information is available in alternative formats, and shall instruct them on how to access those formats. Consistent with Section 1557 of PPACA and 42 CFR 438.10(d)(3), all written materials must also include taglines in the prevalent languages, as well as large print, with a font size of no smaller than 18 point, to explain the availability of written and oral translation to understand the Information provided and the toll-free and TTY/TDD telephone number of the GHP Service Line.

6.3.3
Once an Enrollee has requested a written material in an alternative format or language, the Contractor shall at no cost to the Enrollee or Potential Enrollee (i) make a notation of the Enrollee or Potential Enrollee’s preference in the Contractor’s system and (ii) provide all subsequent written materials to the Enrollee or Potential Enrollee in such format unless the Enrollee or Potential Enrollee requests otherwise.

6.3.4
Except as provided in Sections 1.1.5 and 6.4 (Enrollee Handbook) and subject to Section 6.3.8, the Contractor shall make all written information available in Spanish or other applicable Prevalent Non-English Language, as defined in Section 6.3.8 below, with a language block in English, explaining that (i) Enrollees may access an English translation of the Information if needed, and (ii) the Contractor will provide oral interpretation services into any language other than Spanish or English, if needed. Such translation or interpretation shall be provided by the Contractor at no cost to the Enrollee. The language block and all other content shall comply with 42 CFR 438.10(d)(2) and Section 1557 of PPACA.

6.3.5
If oral interpretation services are required in order to explain the Benefits covered under the GHP to a Potential Enrollee who does not speak either English or Spanish, the Contractor must, at its own cost, make such services available in a third language, in compliance with 42 CFR 438.10(d)(4).

6.3.6	All written materials shall be worded such that they are understandable to a person who reads at the fourth (4th) grade level.

6.3.7	All written materials must be clearly legible with a minimum font of size twelve (12) point with the exception of Enrollee ID cards and unless otherwise approved in writing by ASES.

6.3.8
Within ninety (90) Calendar Days of a notification from ASES that ASES has identified a Prevalent Non-English Language other than Spanish or English (with “Prevalent Non-English Language” defined as a language that is the primary language of more than five percent (5%) of the population of Puerto Rico), all written materials provided to Enrollees and Potential Enrollees shall be translated into and made available in such language.

6.3.9
The Contractor shall provide written notice to Enrollees of any material changes to written materials previously distributed to Enrollees at least thirty (30) Calendar Days before the effective date of the change.

6.4	Enrollee Handbook Requirements

6.4.1
The Contractor shall produce at its sole cost, and shall mail or make electronically available, subject to the requirements of Section 6.10.8 and 6.10.9, to all new Enrollees, an Enrollee Handbook including information on physical health, Behavioral Health, and all other Covered Services offered under the GHP. The Contractor shall distribute the Enrollee Handbook either simultaneously with the notice of Enrollment referenced in Section 5.2.5.3 or within five (5) Calendar Days of sending the notice of Enrollment via surface mail.

6.4.2
Upon request of an Enrollee or his/her Authorized Representative for a replacement or additional copy of the Enrollee Handbook, the Contractor shall send an Enrollee Handbook within ten (10) Calendar Days. The Contractor shall give the person requesting an Enrollee Handbook the option to get the Information from the Contractor’s website or to receive a printed document.

6.4.3	The Contractor shall either:

6.4.3.1
Mail or make electronically available, subject to the requirements of Sections 6.10.8 and 6.10.9, to all Enrollees an Enrollee Handbook on at least an annual basis, after the initial distribution of the Enrollee Handbook at Enrollment; or

6.4.3.2
At least annually, as required by 42 CFR 438.10, mail or make electronically available, subject to the requirements of Sections 6.10.8 and 6.10.9, to all Enrollees a Handbook supplement that includes Information on the following:

6.4.3.2.1	The Contractor’s service area;

6.4.3.2.2	Benefits covered under the GHP;

6.4.3.2.3	Any cost-sharing imposed by the Contractor; and

6.4.3.2.4	To the extent available, quality and performance indicators, including Enrollee satisfaction.

6.4.3.3
The Contractor is not required to mail an Enrollee Handbook to an Enrollee who may have been disenrolled and subsequently reenrolled if Enrollee was provided an Enrollee Handbook within the past year. The Contractor is also not required to mail an Enrollee Handbook to new Enrollees under the age of twenty-one (21) if an Enrollee Handbook has been mailed within the past year to a member of that Enrollee’s household. However, this exception does not apply to pregnant Enrollees under the age of twenty-one (21).

6.4.4
The Contractor shall use the Universal Beneficiary Guide, provided by ASES and included as Attachment 3 to this Contract, as a model for its Enrollee Handbook; however, the Contractor shall ensure that its Enrollee Handbook meets all the requirements listed in this Section 6.4.

6.4.5	Pursuant to the requirements set forth in 42 CFR 438.10, the Enrollee Handbook shall include, at a minimum, the following:

6.4.5.1	A table of contents;

6.4.5.2	An explanation of the purpose of the Enrollee ID Card and a warning that transfer of the card to another person constitutes Fraud;

6.4.5.3	Information about the role of the PCP and how to choose a PCP;

6.4.5.4	Information about the PMG, how to choose a PMG, and which Benefits may be accessed through the PMG;

6.4.5.5	Information about the PPN associated with the Enrollee’s PMG, and the benefits of seeking services within the PPN;

6.4.5.6	Information about the circumstances under which Enrollees may change to a different PMG;

6.4.5.7
Information about what to do when family size changes, including the responsibility of new mothers who are Medicaid Eligible to register their newborn with the Puerto Rico Medicaid Program and to apply for the Enrollment of the newborn;

6.4.5.8	Appointment procedures;

6.4.5.9
Information on the amount, duration and scope of Benefits and Covered Services, including how the scope of Benefits and services differs between Medicaid and CHIP Eligibles and Other Eligible Persons. This must include Information on the EPSDT Benefit and how Enrollees under the age of twenty-one (21) and entitled to the EPSDT Benefit may access component services;

6.4.5.10	An explanation of how physical health and Behavioral Health services are integrated under the GHP, and how to access specialized Behavioral Health Services;

6.4.5.11	Information on how to access local resources for Non-Emergency Medical Transportation (“NEMT”);

6.4.5.12	An explanation of any service limitations or exclusions from coverage, including any restrictions on the Enrollee’s freedom of choice among network Providers;

6.4.5.13	Information on where and how Enrollees may access Benefits not available from or not covered by the Contractor’s Plan;

6.4.5.14	The Medical Necessity definition used in determining whether services will be covered (see Section 7.2);

6.4.5.15	A description of all pre-certification, Prior Authorization, or other requirements for treatments and services;

6.4.5.16	The policy on Referrals for specialty care and for other Covered Services not provided by the Enrollee’s PCP;

6.4.5.17	Information on how to obtain after-hours coverage;

6.4.5.18	An explanation of cost-sharing, including:

6.4.5.18.1	The differences in cost-sharing responsibilities between Medicaid- and CHIP Eligibles and Other Eligible Persons, and

6.4.5.18.2	The cost-sharing responsibilities of Dual Eligible Beneficiaries, as well as the other information for Dual Eligible Beneficiaries listed in Section 6.13;

6.4.5.19
Notice of all appropriate mailing addresses and telephone numbers to be utilized by Enrollees seeking Information or authorization, including the Contractor’s toll-free telephone line and website address;

6.4.5.20	A description of Utilization Management policies and procedures used by the Contractor;

6.4.5.21	A description of Enrollee rights and responsibilities as described in Section 6.5;

6.4.5.22
The policies and procedures for Disenrollment, including when Disenrollment may be requested without Enrollee consent by the Contractor and Information about Enrollee’s right to request Disenrollment, and including notice of the fact that the Enrollee will lose Access to services under the GHP if the Enrollee chooses to disenroll;

6.4.5.23
Information on Advance Directives, including the right of Enrollees to file directly with ASES or with the Puerto Rico Office of the Patient Advocate, Complaints concerning Advance Directive requirements listed in Section 7.10 of this Contract;

6.4.5.24
A statement that additional Information, including the Provider Guidelines (see Section 10.2.1 of the Contract) and Information on the structure and operations of the GHP and Physician Incentive Plans, shall be made available to Enrollees and Potential Enrollees upon request;

6.4.5.25	Information on the extent to which, and how, after-hours and emergency coverage are provided, including:

6.4.5.25.1	What constitutes an Emergency Medical Condition and a Psychiatric Emergency;

6.4.5.25.2	The fact that Prior Authorization is not required for Emergency Services;

6.4.5.25.3	Notice that:

6.4.5.25.3.1	Under no circumstances will a Medicaid or CHIP Enrollee be charged a Co-Payment for the treatment of any Emergency Medical Condition or Psychiatric Emergency;

6.4.5.25.3.2	No Co-Payments shall be charged for Medicaid and CHIP children under twenty-one (21) years under any circumstances.

6.4.5.25.3.3	For Medicaid or CHIP Enrollees, Co-Payments may apply to non-emergency services provided in an emergency room pursuant to Attachment 8 to this Contract on Cost-Sharing; and

6.4.5.25.3.4	For Other Eligible Persons, Co-Payments apply to Emergency Services outside the Enrollee’s PPN, but the Enrollee may avoid a Co-Payment by using the GHP Service Line (see Section 6.8).

6.4.5.25.4	The process and procedures for obtaining Emergency Services, including the use of the 911 telephone systems or its local equivalent;

6.4.5.25.5	The scope of Post-Stabilization Services offered under the GHP as detailed in Section 7.5.9.4;

6.4.5.25.6	The locations of emergency rooms and other locations at which Providers and hospitals furnish Emergency Services and Post-Stabilization Services covered under the GHP; and

6.4.5.25.7	The fact that an Enrollee has a right to use any hospital or other setting for Emergency Services;

6.4.5.26	An explanation of the Redetermination process, including:

6.4.5.26.1	Disenrollment as a consequence of a Negative Redetermination Decision; and

6.4.5.26.2	The Re-Enrollment period that follows a new Certification.

6.4.5.27	Information on the Contractor’s Grievance and Appeal System policies and procedures, as described in Article 14 of this Contract. This description must include the following:

6.4.5.27.1	The right to file a Grievance and Appeal with the Contractor;

6.4.5.27.2	The requirements and timeframes for filing a Grievance or Appeal with the Contractor;

6.4.5.27.3	The availability of assistance in filing a Grievance or Appeal with the Contractor;

6.4.5.27.4	The toll-free numbers that the Enrollee can use to file a Grievance or an Appeal with the Contractor by phone;

6.4.5.27.5
The right to an Administrative Law Hearing after exhaustion of the Contractor’s Grievance and Appeal System, the method for obtaining a hearing, and the rules that govern representation at the hearing;

6.4.5.27.6
Notice that if the Enrollee files an Appeal or a request for an Administrative Law Hearing and requests continuation of services, the Enrollee may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the Enrollee;

6.4.5.27.7	Any Appeal rights that ASES chooses to make available to Providers to challenge the failure of the Contractor to cover a service;

6.4.5.27.8	Instructions on how an Enrollee can report suspected Fraud, Waste, or Abuse, and protections that are available for whistleblowers;

6.4.5.27.9
Information on the family planning services and supplies, including the extent to which, and how, Enrollees may obtain such services or supplies from out-of-network providers, and that an Enrollee cannot be required to obtain a referral before choosing a family planning Provider;

6.4.5.27.10	Information on non-coverage of counseling or referral services based on Contractor’s moral or religious objections, as specified in Section 7.13 and how to access these services from ASES; and

6.4.5.27.11	Instructions on how to access oral or written translation services, Information in alternative formats, and auxiliary aids and services, as specified in Sections 6.3 and 6.11.

6.4.5.28	A description of the model of care for treatment of Enrollees with each HCHN condition.

6.4.6
The Enrollee Handbook in both English and Spanish shall be submitted to ASES for review and prior written approval. Submission of the Enrollee Handbook by the Contractor shall be in accordance with the timeframes specified in Attachment 12 to this Contract.

6.4.7	The Contractor shall be responsible for producing the Enrollee Handbook in both English and Spanish.

6.5	Enrollee Rights and Responsibilities

6.5.1
The Contractor shall have written policies and procedures regarding the rights of Enrollees and shall comply with any applicable Federal and Puerto Rico laws and regulations that pertain to Enrollee rights, including those set forth in 42 CFR 438.100, and in the Puerto Rico Patient’s Bill of Rights Act 194 of August 25, 2000; the Puerto Rico Mental Health Law Act 408 of October 2, 2000, as amended and implemented; and Law 77 of July 24, 2013 which created the Office of the Patient Advocate. These rights shall be included in the Enrollee Handbook. At a minimum, the policies and procedures shall specify the Enrollee’s right to:

6.5.1.1	Receive information pursuant to 42 CFR 438.10;

6.5.1.2	Be treated with respect and with due consideration for the Enrollee’s dignity and privacy;

6.5.1.3	Have all records and medical and personal information remain confidential;

6.5.1.4	Receive information on available treatment options and alternatives, presented in a manner appropriate to the Enrollee’s condition and ability to understand;

6.5.1.5	Participate in decisions regarding his or her health care, including the right to refuse treatment;

6.5.1.6
Be free from any form of restraint or seclusion as a means of coercion, discipline, convenience, or retaliation, as specified in 42 CFR 482.13(e) and other Federal regulations on the use of restraints and seclusion;

6.5.1.7	Request and receive a copy of his or her Medical Records pursuant to 45 CFR Parts 160 and 164, subparts A and E, and request to amend or correct the record as specified in 45 CFR 164.524 and 164.526;

6.5.1.8	Choose an Authorized Representative to be involved as appropriate in making care decisions;

6.5.1.9	Provide informed consent;

6.5.1.10	Be furnished with health care services in accordance with 42 CFR 438.206 through 438.210;

6.5.1.11	Freely exercise his or her rights, including those related to filing a Grievance or Appeal, and that the exercise of these rights will not adversely affect the way the Enrollee is treated;

6.5.1.12	Receive Information about Covered Services and how to access Covered Services and Network Providers;

6.5.1.13	Be free from harassment by the Contractor or its Network Providers with respect to contractual disputes between the Contractor and its Providers;

6.5.1.14	Participate in understanding physical and Behavioral Health problems and developing mutually agreed-upon treatment goals;

6.5.1.15
Not be held liable for the Contractor’s debts in the event of insolvency; not be held liable for the Covered Services provided to the Enrollee for which ASES does not pay the Contractor; not be held liable for Covered Services provided to the Enrollee for which ASES or the Contractor’s Plan does not pay the Provider that furnishes the services; and not be held liable for payments of Covered Services furnished under a contract, Referral, or other arrangement to the extent that those payments are in excess of the amount the Enrollee would owe if the Contractor provided the services directly; and

6.5.1.16
Only be responsible for cost-sharing in accordance with 42 CFR 447.50 through 42 CFR 447.56 and as permitted by the Puerto Rico Medicaid and CHIP State Plans and Puerto Rico law as applicable to the Enrollee.

6.6	Provider Directory

6.6.1
The Contractor shall develop, maintain, and mail or make electronically available, subject to the requirements of Sections 6.10.8 and 6.10.9 to all new Enrollees a Provider Directory in a manner reasonably calculated to reach Enrollees within five (5) Calendar Days of sending the notice of Enrollment referenced in Section 5.2.5.3.

6.6.1.1
The Contractor is not required to mail a Provider Directory to an Enrollee who may have been disenrolled and subsequently reenrolled if Enrollee was provided a Provider Directory within the past year. The Contractor is also not required to mail a Provider Directory to new Enrollees under the age of twenty-one (21) if a Provider Directory has been mailed to a member of that Enrollee’s household. However, this exception does not apply to pregnant Enrollees under the age of twenty-one (21).

6.6.2	The Contractor shall update the paper Provider Directory once a month, and distribute it to Enrollees upon Enrollee request.

6.6.3	The Contractor shall make the Provider Directory available on its website in a machine readable file and format as specified by CMS.

6.6.4
The Provider Directory shall include the names, provider group affiliations, locations, office hours, telephone numbers, websites, cultural and linguistic capabilities, completion of Cultural Competency training, and accommodations for people with physical disabilities of current Network Providers. This includes, at a minimum, Information sorted by PCPs; specialists; dentists; FQHCs and RHCs; Behavioral Health Providers/clinics, including detox clinics; pharmacies; hospitals, including locations of emergency settings and Post-Stabilization Services, with the name, location, hours of operation, and telephone number of each facility/setting. The Provider Directory shall also identify all Network Providers that are not accepting new patients. Any subcontractors of ASES, such as the PBM, will collaborate with the Contractor to provide information in a format mutually agreed upon for the generation of the Provider Directory.

6.6.5	The Provider Directory shall include all Network Providers grouped by PMG.

6.6.6	The Provider Directory must be indexed alphabetically and by specialty.

6.6.7	The Contractor shall submit the Provider Directory to ASES for review and prior written approval in the timeframe specified in Attachment 12 to this Contract.

6.6.8
The Contractor shall update and amend the Provider Directory on its website within three (3) Calendar Days of any changes as well as produce and distribute annual updates to all Enrollees. The Contractor shall maintain on its website an updated Provider Directory that includes all identified Information above and that is searchable by Provider type, distance from Enrollee’s address, and/or whether the Network Provider is accepting new patients. Information on how to access this Information shall be clearly stated in both the Enrollee and Provider sections of the website.

6.6.9	On a monthly basis, the Contractor shall submit to ASES any changes and edits to the Provider Directory. Such changes shall be submitted electronically in the format specified by ASES.

6.7	Enrollee Monthly Utilization Report

6.7.1	The Contractor shall send a quarterly utilization report to Enrollees in accordance with Act 114 of July 30, 2010.

6.8	Enrollee Identification (ID) Card

6.8.1
The Contractor shall furnish to all new Enrollees an Enrollee ID card made of durable plastic material. The card shall be mailed to the Enrollee via surface mail within five (5) Business Days of sending the notice of Enrollment referenced in Section 5.2.5.3.

6.8.2	The Enrollee ID Card must, at a minimum, include the following information:

6.8.2.1	The “GHP” logo;

6.8.2.2	The Enrollee’s name;

6.8.2.3	A designation of the Enrollee as a Medicaid Eligible, a CHIP Eligible, or an Other Eligible Person;

6.8.2.4	The Enrollee’s Medicaid or CHIP identification number, if applicable;

6.8.2.5	The Enrollee’s Plan group number, when applicable;

6.8.2.6	The Effective Date of Enrollment in the GHP;

6.8.2.7	The Master Patient Identifier, which shall not be altered in format or content by the Contractor;

6.8.2.8
The applicable Co-Payment levels for various services outside the Enrollee’s PPN and the assurance that no Co-Payment will be charged for a Medicaid Eligible Person and for CHIP children under twenty-one (21) years under any circumstances;

6.8.2.9	The PCP’s and the PMG’s names;

6.8.2.10	The name and telephone number(s) of the Contractor;

6.8.2.11	The twenty-four (24) hour, seven (7) day a Week toll-free GHP Service Line Medical Advice Service phone number;

6.8.2.12	A notice that the Enrollee ID Card may under no circumstances be used by a person other than the identified Enrollee; and

6.8.2.13	Instructions to obtain Emergency Services

6.8.3	The Contractor shall reissue the Enrollee ID Card in the following situations and timeframes:

6.8.3.1	Within ten (10) Calendar Days of notice if an Enrollee reports a lost, stolen, or damaged ID Card and requests a replacement;

6.8.3.2	Within ten (10) Calendar Days of notice if an Enrollee reports a name change;

6.8.3.3	Within twenty (20) Calendar Days of the effective date of a change of PMG or change or addition of a PCP, as provided in Section 5.4.

6.8.4
The Contractor may charge a fee of five dollars ($5.00) to replace lost, damaged, or stolen Enrollee ID Cards; provided, however, that the Contractor may not charge a replacement fee because of a name change or change of PMG or PCP, and that the Contractor may not charge a replacement fee in any circumstance for Medicaid and CHIP Eligibles.

6.8.5	The Contractor shall submit a front and back sample Enrollee ID Card to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.

6.8.6	The Contractor must require an Enrollee to surrender his or her ID Card in each of the following events:

6.8.6.1	The Enrollee disenrolls from the GHP;

6.8.6.2	The Enrollee requests a change to his or her PCP or PMG, and is therefore issued a new Enrollee ID Card; or

6.8.6.3	The Enrollee requests a new ID card because his or her existing card is damaged.

6.9	GHP Service Line (Toll Free Telephone Service)

6.9.1
The Contractor shall operate a toll-free telephone number, “GHP Service Line” equipped with caller identification and automatic call distribution equipment capable of handling the high expected volume of calls. The GHP Service Line shall have two components:

6.9.1.1	An Information Service to respond to questions, concerns, inquiries, and Complaints regarding the GHP from the Enrollee, Enrollee’s family, or Enrollee’s Authorized Representative; and

6.9.1.2	A Medical Advice Service to advise Enrollees about how to resolve non-emergency medical or Behavioral Health concerns.

6.9.2	The Contractor shall establish, operate, monitor, and support an automated call distribution system for the GHP Service Line that supports, at a minimum:

6.9.2.1	Capacity to handle the high call volume;

6.9.2.2	A daily analysis of the quantity, length, and types of calls received;

6.9.2.3	A daily analysis of the amount of time it takes to answer the call, including Blocked and Abandoned Calls;

6.9.2.4	The ability to measure average waiting time; and

6.9.2.5	The ability to monitor calls from a remote location by a Third Party, such as ASES.

6.9.3	Hours of Operation

6.9.3.1
The Information Service shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. (Atlantic Time). Monday through Friday, excluding Puerto Rico holidays. The Contractor shall have an automated system available between the hours of 7:00 p.m. and 7:00 a.m. (Atlantic Time) Monday through Friday and during all hours on weekends and holidays. This automated system must provide callers with operating instructions on what to do in case of an emergency and shall include, at a minimum, a voice mailbox for callers to leave messages. The Contractor shall ensure that the voice mailbox has the required capacity to receive all messages. A Contractor’s representative shall reply to one hundred percent (100%) of messages by the next Business Day.

6.9.3.2	The Medical Advice Service shall be fully staffed and available to Enrollees twenty-four (24) hours per day, seven (7) days per Week.

6.9.4	Staffing

6.9.4.1	The Contractor shall be responsible for the required staffing of the GHP Service Line with individuals who are able to communicate effectively with GHP Enrollees.

6.9.4.2
The Contractor shall make key staff responsible for operating the GHP Service Line available to meet with ASES staff on a regular basis, as requested by ASES, to review reports and all other obligations under the Contract relating to GHP Service Line.

6.9.4.3
All staff shall be hired and must complete a training program at least fifteen (15) Calendar Days before the staff provides GHP Service Line services. Such training program shall include, but will not be limited to, systems, policies and procedures, and telephone scripts.

6.9.4.4
For the Information Service, the Contractor shall ensure that Call Center attendants receive the necessary training to respond to Enrollee questions, concerns, inquiries, and Complaints from the Enrollee or the Enrollee’s family relating to this Contract regarding topics, including but not limited to Covered Services (both physical and Behavioral Health), Grievances and Appeals, the Provider Network, and Enrollment and Disenrollment.

6.9.4.5
For the Medical Advice Service, the Contractor shall ensure that Call Center attendants are registered nurses with the necessary training to advise Enrollees about appropriate steps they should take to resolve a physical or Behavioral Health complaint or concern.

6.9.4.6
The Contractor shall ensure that GHP Service Line Call Center staff is trained to identify Behavioral Health concerns and, where appropriate, to transfer Enrollee callers to the appropriate Call Center representative for assistance.

6.9.4.7
The Contractor shall ensure that GHP Service Line Call Center staff is trained to identify situations in which an Enrollee may need services that are offered through the Department of Health rather than through the GHP, and GHP Service Line staff shall provide the Enrollee with Information on where to access these services.

6.9.4.8
The Contractor shall ensure that GHP Service Line Call Center staff is trained to provide to Medicaid and CHIP Eligible Enrollees Information on how to access local NEMT resources to enable an Enrollee without available transportation to receive Medically Necessary Services.

6.9.4.9
The Contractor shall ensure that GHP Service Line Call Center staff are trained to process and fulfill requests by Enrollees and Potential Enrollees to receive, by surface mail, the Enrollee Handbook, the Provider Directory, or the Provider Guidelines. The Contractor shall fulfill such requests by mailing the requested document within five (5) Business Days of the request.

6.9.5	The Contractor may provide the Information Service and the Medical Advice Service as separate phone lines with a “Warm Transfer” capability, or as separate dialing options within one (1) phone line.

6.9.6	The Contractor shall have the capability of making out-bound calls.

6.9.7
The GHP Service Line shall be equipped to handle calls in Spanish and English, as well as, through a Telecommunication Device for the Deaf (TDD) for calls from Enrollees who are hearing-impaired. For callers who speak neither English nor Spanish, the Contractor shall provide interpreter services free of charge to Enrollees. The Contractor shall not permit Enrollees’ family members, especially minor children, or friends, to provide oral interpreter services, unless specifically requested by the Enrollee.

6.9.8	All calls shall be recorded, identifying the date and time, the type of call, the reason for the call, and the resolution of the call.

6.9.9
The Contractor shall generate a call identification number for each phone call made by an Enrollee to the Medical Advice Service. Enrollees who use this service to seek advice on their health condition before visiting the emergency room will not be responsible for any Co-Payment otherwise imposed for emergency room visits (as provided under Section 7.11.4) outside the Enrollee’s PPN, provided that the Enrollee presents his or her GHP Service Line call identification number at the emergency room. Under no circumstance will a Co-Payment be imposed on a Medicaid or CHIP Eligible Enrollee for treatment of an Emergency Medical Condition or Psychiatric Emergency (regardless of whether the Enrollee uses the Medical Advice Service). The Medical Advice Service does not apply to emergency services obtained outside of Puerto Rico; however, Enrollees should be able to access both the Medical Advice Service and the Information Service lines from the US.

6.9.10
The Contractor shall develop GHP Service Line policies and procedures, including staffing, training, hours of operation, Access and response standards, transfers/Referrals, monitoring of calls via recording and other means, and compliance with other performance standards to be prior approved in writing by ASES.

6.9.11	The Contractor shall develop GHP Service Line quality criteria and protocols. These protocols shall, at a minimum:

6.9.11.1
Measure and monitor the accuracy of responses and phone etiquette in GHP Service Line (including through recording phone calls) and take corrective action as necessary to ensure the accuracy of responses and appropriate phone etiquette by staff;

6.9.11.2	Provide for quality calibration sessions between the Contractor’s staff and ASES;

6.9.11.3	Require that, on a monthly basis, the average speed of answer is at least eighty percent (80%) of calls answered within thirty (30) seconds;

6.9.11.4	Require that, on a monthly basis, the Blocked Call rate does not exceed three percent (3%); and

6.9.11.5	Require that, on a monthly basis, the rate of Abandoned Calls does not exceed five percent (5%).

6.9.12
The above standards serve as minimum requirements for each GHP Service Line service. The Contractor may elect to establish more rigorous performance standards. The Contractor may elect to establish different quality criteria for the Medical Advice Service than for the Information Service; provided, however, the standards governing the Medical Advice Service are stricter than the standards for the Information Service.

6.9.13
The Contractor must develop and implement a GHP Service Line Outreach Program to educate Enrollees about the GHP Service Line service and to encourage its use. The Outreach program shall include, at a minimum, the following components:

6.9.13.1	A section on GHP Service Line in the Enrollee Handbook;

6.9.13.2	Contact information for GHP Service Line on the Enrollee ID Card and on the Contractor’s website; and

6.9.13.3	Informational flyers on the GHP Service Line to be placed in the offices of the Contractor and the Network Providers.

6.9.14
All documents and communication materials included in this Outreach program must explain that (i) by using the Medical Advice Service before visiting the emergency room, and presenting their call identification number at the emergency room, Enrollees can avoid any emergency room Co-Payments otherwise applicable under Section 7.11.4 of this Contract for services outside the PPN; and (ii) in no event will Co-Payments be imposed for services to treat an Emergency Medical Condition or Psychiatric Emergency for Medicaid or CHIP Eligibles. All written materials included in the Outreach Program must be written at a fourth (4th) grade reading level and must be available in Spanish and English.

6.9.15
The Contractor shall prepare scripts addressing the questions expected to arise most often for both the Information Service and the Medical Advice Service. The Contractor shall submit these scripts to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. It is the responsibility of the Contractor to maintain and update these scripts and to ensure that they are developed at the fourth (4th) grade reading level. The Contractor shall submit revisions to the script to ASES for written approval prior to use.

6.9.16
The Contractor shall submit the following written materials referred to in this Section 6.8 to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract:

6.9.16.1	GHP Service Line policies and procedures;

6.9.16.2	GHP Service Line quality criteria and protocols;

6.9.16.3	GHP Service Line Outreach Program; and

6.9.16.4	Scripts and training materials for GHP Service Line Call Center employees.

6.10	Internet Presence/Website

6.10.1
The Contractor shall provide on its website general and up-to-date information about the GHP and about the Contractor’s Plan, including the Provider Network, customer services, GHP Service Line, and its Grievance and Appeal System. The Enrollee Handbook and the Provider Directory shall be available on the website. All information must be written at a fourth (4th) grade level and must be available in Spanish and English.

6.10.2
The Contractor shall maintain an Enrollee portal that allows Enrollees to access a searchable Provider Directory that shall be updated within three (3) Business Days of any change to the Provider Network.

6.10.3
The website must have the capability for Enrollees to submit questions and comments to the Contractor and receive responses. The Contractor shall reply to Enrollee questions within two (2) Business Days.

6.10.4
The website must comply with the Marketing policies and procedures and with requirements for written materials described in Sections 6.2 and 6.3 of this Contract and must be consistent with applicable Puerto Rico and Federal laws.

6.10.5
The Contractor shall submit website screenshots, active website URLs, and provide ASES access to website development portals upon request, for review and approval of information on the website relating to the GHP Program according to the timeframe specified in Attachment 12 to this Contract.

6.10.6	The Contractor’s website shall provide secured online access to the Enrollee’s historical and current information.

6.10.7	The Contractor’s website shall prominently feature a link to the ASES website, www.ases.pr.gov.

6.10.8
Any Enrollee Information required under 42 CFR 438.10, including the Enrollee Handbook, Provider Directory, FMC and LME, and Enrollee notices, may not be provided electronically or on the Contractor’s website unless such Information (1) is readily accessible, (2) is placed on the Contractor’s website in a prominent location, (3) is provided in a form that can be electronically retained and printed, and (4) includes notice to the Enrollee that the Information is available in paper form without charge and can be provided upon request within five (5) Business Days.

6.10.9
The Enrollee Handbook, Provider Directory, FMC and LME may be provided electronically instead of paper form if all required elements of Section 6.10.8 are satisfied. However, the Contractor must provide the Enrollee Handbook, Provider Directory, and FMC and LME in paper form upon request by the Enrollee at no charge and within five (5) Business Days. If the Enrollee Handbook is provided by e-mail, the Contractor must first obtain the Enrollee’s agreement to receive the Enrollee Handbook by e-mail. If the Enrollee Handbook is posted on the Contractor’s website, the Contractor must first advise the Enrollee in paper or electronic form that the information is available on the internet, and must include the applicable website address, provided that Enrollees with disabilities who cannot access this information online are provided auxiliary aids and services upon request and at no cost.

6.11	Cultural Competency

6.11.1
In accordance with 42 CFR 438.206, the Contractor shall have a comprehensive written Cultural Competency plan describing how the Contractor will ensure that services are provided in a culturally competent manner to all Enrollees. The Cultural Competency plan must describe how the Providers, individuals, and systems within the Contractor’s Plan will effectively provide services to people of all diverse cultural and ethnic backgrounds, disabilities, and regardless of gender, sexual orientation, gender identity, or religion in a manner that recognizes values, affirms, and respects the worth of the individual Enrollees and protects and preserves the dignity of each individual.

6.11.2	The Contractor shall submit the Cultural Competency plan to ASES for review and approval according to the timeframe specified in Attachment 12 to this Contract.

6.11.3
The Contractor may distribute a summary of the Cultural Competency plan, rather than the entire document, to Providers if the summary includes Information on how the Provider may access the full Cultural Competency plan on the Contractor’s website. This summary shall also detail how the Provider can request a hard copy from the Contractor at no charge to the Provider.

6.12	Interpreter Services

6.12.1
The Contractor shall provide oral interpreter services to any Enrollee or Potential Enrollee who speaks any language other than English or Spanish as his or her primary language, regardless of whether the Enrollee or Potential Enrollee speaks a language that meets the threshold of a Prevalent Non-English Language. This also includes the use of auxiliary aids and services such as TTY/TDD and the use of American Sign Language. The Contractor is required to notify its Enrollees of the availability of oral interpretation services and to inform them of how to access oral interpretation services. There shall be no charge to an Enrollee or Potential Enrollee for interpreter services or other auxiliary aids.

6.13	Enrollment Outreach

6.13.1	The Contractor shall participate in any Enrollment Outreach activities as prescribed by ASES or the Puerto Rico Medicaid Program.

6.14	Special Enrollee Information Requirements for Dual Eligible Beneficiaries

6.14.1	The Contractor shall inform a Potential Enrollee who is a Dual Eligible Beneficiary:

6.14.1.1	That the Dual Eligible Beneficiary is eligible for services under the GHP with the limits stated in Section 7.12 of this Contract;

6.14.1.2	That the GHP Plan will cover Medicare Part B Deductibles and co-insurance subject to the requirements in Section 23.5.1, but not Medicare Part A Deductibles;

6.14.1.3	That the Dual Eligible Beneficiary may not be simultaneously enrolled in the GHP and in a Medicare Platino plan, for the reason that the Platino plan already includes GHP Benefits; and

6.14.1.4	That as an Enrollee in the Contractor’s Plan, the Dual Eligible Beneficiary may access Covered Services only through the PMG, not through the Medicare Provider List.

6.15	Marketing

6.15.1
For purposes of this section only, “Contractor” shall also include Contractor’s Subcontractors and Network Providers to the extent that such Subcontractors and Network Providers are conducting Marketing activities.

6.15.2	Prohibited Activities. The Contractor is prohibited from engaging in the following activities:

6.15.2.1	Directly or indirectly engaging in door-to-door, telephone, e-mail, texting or other Cold-Call Marketing activities;

6.15.2.2	Offering any favors, inducements or gifts, promotions, or other insurance products that are designed to induce Enrollment in the Contractor’s Plan;

6.15.2.3
Distributing plans and materials that contain statements that ASES determines are inaccurate, false, or misleading. Statements considered false or misleading include, but are not limited to, any assertion or statement (whether written or oral) that the Contractor’s Plan is endorsed by the Federal Government or Government, or similar entity;

6.15.2.4
Distributing materials that, according to ASES, mislead or falsely describe the Contractor’s Provider Network, the participation or availability of Network Providers, the qualifications and skills of Network Providers (including their bilingual skills); or the hours and location of network services;

6.15.2.5	Seeking to influence Enrollment in conjunction with the sale or offering of any private insurance; and

6.15.2.6	Asserting or stating in writing or verbally that the Enrollee or Potential Enrollee must enroll in the Contractor’s Plan to obtain or retain Benefits.

6.15.2.7	Marketing Contractor’s Plan to Enrollees or Potential Enrollees prior to October 1, 2018.

6.15.3	Allowable Activities. The Contractor shall be permitted to perform the following Marketing activities:

6.15.3.1	Distribute general information through mass media (i.e., newspapers, magazines and other periodicals, radio, television, the Internet, public transportation advertising, and other media outlets);

6.15.3.2
Make telephone calls, mailings and home visits only to Enrollees currently enrolled in the Contractor’s plan, for the sole purpose of educating them about services offered by or available through the Contractor;

6.15.3.3	Distribute brochures and display posters at Provider offices that inform patients that the Provider is part of the GHP Provider Network; and

6.15.3.4	Attend activities that benefit the entire community, such as health fairs or other health education and promotional activities.

6.15.4	If the Contractor performs an allowable activity, the Contractor must conduct that activity Island-wide.

6.15.5	All materials shall be in compliance with the informational requirements in 42 CFR 438.10.

6.15.6	ASES Approval of Marketing Materials

6.15.6.1
The Contractor shall submit a detailed description of its Marketing plan and copies of all Marketing Materials (written and oral) that it or its Subcontractors plan to distribute to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. This requirement includes, but is not limited to posters, brochures, websites, and any materials that contain statements regarding the Benefit package and Provider Network-related materials. Neither the Contractor nor its Subcontractors shall distribute any Marketing Materials without prior written approval from ASES.

6.15.6.1.1	The Contractor may begin Marketing activities using the materials and marketing plan approved by ASES beginning on October 1, 2018.

6.15.6.2	The Contractor may not initiate Marketing or distribute Marketing Materials of its GHP Plan until ASES has granted its written authorization for all Contractors to initiate Marketing at the same time.

6.15.6.3	The Contractor shall submit any changes to previously approved Marketing Materials and receive written approval from ASES of the changes before distribution.

6.15.6.4
The Contractor must comply with ASES’ Normative Letter 18-0807, and any superseding Normative Letters, related to the review and approval of the Contractors Marketing Materials included in Attachment 13 to this Contract.

6.15.7	Provider Marketing Materials

6.15.7.1	The Contractor is responsible for ensuring that not only its Marketing activities, but also the Marketing activities of its Subcontractors and Providers, meet the requirements of this Section 6.14.

6.15.7.2	The Contractor shall collect from its Providers any Marketing Materials they intend to distribute and submit these to ASES for review and written approval prior to distribution.

6.15.7.3	The Contractor shall provide for equitable distribution of all Marketing Materials without bias toward or against any group.

ARTICLE 7	COVERED SERVICES AND BENEFITS

7.1	Requirement to Provide Covered Services

7.1.1
The Contractor shall at a minimum provide Medically Necessary Covered Services to Enrollees as of the Effective Date of Enrollment (including the retroactive period specified in Section 5.1.3.1) pursuant to the program requirements of the GHP, and the Puerto Rico Medicaid State Plan and CHIP Plan. The Contractor shall not impose any other exclusions, limitations, or restrictions on any Covered Service, and shall not arbitrarily deny or reduce the amount, duration, or scope of a Covered Service solely because of the diagnosis, type of illness, or condition.

7.1.1.1
In accordance with Section 2702 of the PPACA and 42 CFR 438.3(g), the Contractor must have mechanisms in place to prevent payment for the following Provider preventable conditions and must require all providers to report on such Provider preventable conditions associated with Claims for payment or Enrollee treatments for which payment would otherwise be made. The Contractor must report all identified Provider preventable conditions to ASES as follows:

7.1.1.1.1
All hospital acquired conditions as identified by Medicare other than deep vein thrombosis (DVT)/Pulmonary Embolism (PE) following total knee replacement or hip replacement surgery in pediatric and obstetric patients for inpatient hospital services; and

7.1.1.1.2
Any incorrect surgical or other invasive procedure performed on a patient; any surgical or other invasive procedure performed on the incorrect body part; or any surgical or other invasive procedure performed on the incorrect patient for inpatient and non-institutional services.

7.1.2	The Contractor shall not deny Covered Services based on pre-existing conditions, the individual’s genetic Information, or waiting periods.

7.1.3	The Contractor shall not be required to provide a Covered Service to a person who is not an Eligible Person.

7.1.4	The Contractor shall not be required to pay for a Covered Service if:

7.1.4.1
The Enrollee paid the Provider for the service. This rule does not apply in circumstances where a Medicaid or CHIP Eligible Enrollee incurs out-of-pocket expenses for Emergency Services provided in the other USA jurisdictions. In such a case, the expenses will be reimbursed under the GHP; or

7.1.4.2
The service was provided by a person or entity that does not meet the definition of a Network Provider (with the exception of Medical Emergencies and cases where the service was Prior Authorized by the Contractor).

7.1.5
The Contractor shall make a best effort to conduct an initial screening of each Enrollee within ninety (90) days of the Effective Date of Enrollment for all new Enrollees, including subsequent attempts if the initial attempt to contact the Enrollee is unsuccessful.

7.2	Medical Necessity

7.2.1
Based on generally accepted medical practices specific to the medical or Behavioral Health condition of the Enrollee at the time of treatment, Medically Necessary Services are those that relate to (i) the prevention, diagnosis, and treatment of health impairments; (ii) the ability to achieve age-appropriate growth and development; or (iii) the ability to attain, maintain, or regain functional capacity. The scope of Medically Necessary Services must not be any more restrictive than that of Puerto Rico’s Medicaid program. Additionally, Medically Necessary services must be:

7.2.1.1	Appropriate and consistent with the diagnosis of the treating Provider and the omission of which could adversely affect the eligible Enrollee’s medical condition;

7.2.1.2	Compatible with the standards of acceptable medical practice in the medical community;

7.2.1.3	Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;

7.2.1.4	Not provided solely for the convenience of the Enrollee or the convenience of the Provider or hospital; and

7.2.1.5	Not primarily custodial care (for example, foster care).

7.2.2	In order for a service to be Medically Necessary, there must be no other effective and more conservative or substantially less costly treatment, service, or setting available.

7.3	Experimental or Cosmetic Procedures

7.3.1
In no instance shall the Contractor cover experimental or cosmetic procedures, except as required by the Puerto Rico Patient’s Bill of Rights Act or any other Federal or Puerto Rico law or regulation. Breast reconstruction after a mastectomy and surgical procedures that are determined to be Medically Necessary to treat morbid obesity shall not be regarded as cosmetic procedures.

7.4	Covered Services and Administrative Functions

7.4.1
Benefits under the GHP are comprised of four categories: (i) Basic and Behavioral Health Coverage, (ii) dental services, (iii) Special Coverage, (iv) High Cost High Needs Program, and (v) Administrative Functions. The scope of these items is covered in Sections 7.5 – 7.8, in the order listed.

7.4.2
The Contractor may cover services or settings that are in lieu of those covered under the State plan if ASES has approved the in lieu of service or setting as a medically appropriate and cost effective substitute. If approved by ASES, the Contractor may offer the in lieu of service or setting to Enrollees, as appropriate, but shall not require an Enrollee to use an in lieu of service or setting. The utilization and actual cost of approved in lieu of services or settings will be taken into account in developing the component of the PMPM Payment that represents the covered Medicaid State Plan services or settings, unless a statute or regulation explicitly requires otherwise. Approved in lieu of services or settings will be communicated to Contractors via a Normative Letter or other standard method of communication of formal GHP policy.

7.5	Basic and Behavioral Health Coverage

7.5.1	Basic and Behavioral Health Coverage is available to all GHP Enrollees, except as provided in the table below. Basic Coverage includes the following categories:

BASIC COVERAGE SERVICES	GHP ELIGIBILITY GROUPS COVERED
Preventive Services	All
Diagnostic Test Services	All
Outpatient Rehabilitation Services	All
Medical and Surgical Services	All
Emergency Transportation Services	All (Services outside Puerto Rico available only for Medicaid and CHIP Eligibles)
Maternity and Pre-Natal Services	All
Emergency Services	All (Services outside Puerto Rico available only for Medicaid and CHIP Eligibles)
Hospitalization Services	All
Behavioral Health Services	All
Pharmacy Services	All (Note: Claims processing and adjudication Services provided by PBM; not covered under this Contract.)

7.5.2	Exclusions from Basic Coverage

7.5.2.1	The following services are excluded from all Basic Coverage. In addition, exclusions specific to each category of Covered Services are noted in Sections 7.5.3 – 7.5.12 below.

7.5.2.1.1	Expenses for personal comfort materials or services, such as, telephone use, television, or toiletries;

7.5.2.1.2	Services rendered by close family relatives (parents, children, siblings, grandparents, grandchildren, or spouses);

7.5.2.1.3	Weight control treatment (obesity or weight gain) for aesthetic reasons. As noted, procedures determined to be Medically Necessary to address morbid obesity shall not be excluded;

7.5.2.1.4	Sports medicine, music therapy, and natural medicine;

7.5.2.1.5	Services, diagnostic testing, or treatment ordered or rendered by naturopaths, naturists, or iridologists;

7.5.2.1.6	Health Certificates, except as provided in Section 7.5.3.2.10 (Preventive Services);

7.5.2.1.7	Epidural anesthesia services;

7.5.2.1.8	Educational tests or services;

7.5.2.1.9	Peritoneal dialysis or hemodialysis services (covered under Special Coverage, not Basic Coverage);

7.5.2.1.10	Home Health and Hospice care for Adults;

7.5.2.1.11	Services received outside the territorial limits of Puerto Rico, except as provided in Sections 7.5.7.11 (Emergency Transportation) and 7.5.9.3 (Emergency Services);

7.5.2.1.12
Expenses incurred for the treatment of conditions resulting from services not covered under the GHP (maintenance prescriptions and required clinical laboratories for the continuity of a stable health condition, as well as any emergencies which could alter the effects of the previous procedure, are covered);

7.5.2.1.13	Judicially ordered evaluations for legal purposes;

7.5.2.1.14	Travel expenses, even when ordered by the Primary Care Physician;

7.5.2.1.15	Psychological, psychometric, and psychiatric tests and evaluations to obtain employment or insurance, or for purposes of litigation;

7.5.2.1.16	Eyeglasses, contact lenses and hearing aids for Adults;

7.5.2.1.17	Acupuncture services;

7.5.2.1.18	Sex change procedures;

7.5.2.1.19	Organ and tissue transplants, except skin, bone and corneal transplants.; and

7.5.2.1.20	Treatment for infertility and/or related to conception by artificial means including tuboplasty, vasovasectomy, and any other procedure to restore the ability to procreate.

7.5.2.1.21
Mechanical respirators and ventilators with oxygen supplies are covered without limits as required by local law to Enrollees under age twenty-one (21). The Contractor must cooperate with ASES and DOH to provide any necessary information as directed by ASES. All Durable Medical Equipment (DME) is not covered; however, DME may be covered on a case-by-case basis under an exceptions process.

7.5.3	Preventive Services

7.5.3.1	Well Baby Care. The Contractor shall provide the following Preventive Services as Covered Services under the Well Baby Care Program:

7.5.3.1.1
One (1) annual comprehensive evaluation by a certified Provider, which complements other services for children and young adults provided pursuant to the periodicity scheme of the American Academy of Pediatrics and Title XIX (EPSDT); and

7.5.3.1.2	Other services, as needed.

7.5.3.2	Other Preventive Services. The Contractor shall provide the following Preventive Services as Covered Services for all GHP Enrollees:

7.5.3.2.1
All immunizations shall be provided for Pediatric Enrollees, and those necessary according to age, gender, and health condition of the Enrollee, including but not limited to: influenza and pneumonia, and vaccines for children and adults with high risk conditions such as pulmonary, renal, diabetes and heart disease, among others.

7.5.3.2.1.1
The Puerto Rico Department of Health shall provide and pay for vaccines to Enrollees ages zero (0) and eighteen (18), excluding those in the State Population, through the Children’s Immunization Program. The Contractor shall cover the administration of the vaccines provided by the Puerto Rico Department of Health.

7.5.3.2.1.2
The Contractor shall provide and pay for the immunizations of Enrollees in the State Population ages zero (0) and eighteen (18), all Enrollees ages nineteen (19) to twenty (20), and those necessary according to age, gender and health condition of the Enrollee, including but not limited to influenza and pneumonia vaccines for Enrollees over sixty-five (65) years and adults with high risk conditions such as pulmonary, renal, diabetes, and heart disease, among others.

7.5.3.2.1.3
The Contractor shall cover the administration of all the vaccines according to the fee schedule established by the Puerto Rico Health Department. The Contractor shall contract with immunization providers, duly certified by the Puerto Rico Department of Health, to provide immunization services.

7.5.3.2.1.4	The Contractor shall administer the immunizations without any charge or deductible.

7.5.3.2.2	Hearing exam, including hearing screening for newborns prior to their leaving the hospital nursery;

7.5.3.2.3	Evaluation and nutritional screening;

7.5.3.2.4	Medically Necessary laboratory exams and diagnostic tests, appropriate to the Enrollee’s age, sex, and health condition, including, but not limited to:

7.5.3.2.4.1
Prostate and gynecological cancer screening according to accepted medical practice, including Pap smears (for Enrollees over age eighteen (18)), mammograms (for Enrollees age forty (40) and over), and Prostate-Specific Antigen (PSA) tests when Medically Necessary; and

7.5.3.2.4.2	Sigmoidoscopy and colonoscopy for colon cancer detection in Adults age fifty (50) years and over, classified in risk groups according to accepted medical practice;

7.5.3.2.5	Nutritional, oral, and physical health education;

7.5.3.2.6
Reproductive health counseling and family planning. Enrollees shall be free to choose the method of family planning in accordance with 42 CFR 438.210(a)(4)(ii)(C). The Contractor shall cover the following family planning services:

7.5.3.2.6.1	Education and Counseling;

7.5.3.2.6.2	Pregnancy testing;

7.5.3.2.6.3	Infertility assessments;

7.5.3.2.6.4	Sterilization services in accordance with 42 CFR 441.200, subpart F.

7.5.3.2.6.5	Laboratory services;

7.5.3.2.6.6	At least one of every class and category of FDA-approved contraceptive method as specified by ASES’s Normative Letter 15-1012 (Attachment 13);

7.5.3.2.6.7	At least one of every class of FDA-approved contraceptive medication as specified in ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract);

7.5.3.2.6.8	Cost and insertion removal of non-oral products, such as long acting reversible contraceptives (LARC) as specified in ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract); and

7.5.3.2.6.9
Other FDA-approved contraceptive medications or methods not covered by sections 7.5.3.2.6.6 or 7.5.3.2.6.7 of the Contract, when it is Medically Necessary and approved through a Prior Authorization or through an exception process and the prescribing Provider can demonstrate at least one of the following situations:

7.5.3.2.6.9.1
Contra-indication with drugs that are in the ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract) that the Enrollee is already taking, and no other methods available in the ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract) that can be used by the Enrollee;

7.5.3.2.6.9.2	History of adverse reaction by the Enrollee to the contraceptive methods covered as specified by ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract);

7.5.3.2.6.9.3	History of adverse reaction by the Enrollee to the contraceptive medications covered as specified by ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract);

7.5.3.2.7	Syringes for home medicine administration, if deemed Medically Necessary;

7.5.3.2.8	Annual physical exam and follow-up for diabetic patients according to the Diabetic Patient Treatment Guide and Health Department protocols; and

7.5.3.2.9
Health Certificates are covered under the GHP, provided that cost sharing and/or deductibles applicable for necessary procedures and laboratory testing related to generating a Health Certificate will be the Enrollee’s responsibility. Such certificates shall include:

7.5.3.2.9.1	Venereal Disease Research Laboratory (“VDRL”) tests;

7.5.3.2.9.2	Tuberculosis (“TB”) tests; and

7.5.3.2.9.3	Any Certification for GHP Enrollees related to eligibility for the Medicaid Program (provided at no charge).

7.5.4	Diagnostic Test Services

7.5.4.1	The Contractor shall provide the following diagnostic test services as Covered Services:

7.5.4.1.1	Diagnostic and testing services for Enrollees under age twenty-one (21) required by EPSDT, as defined in Section 1905(r) of the Social Security Act;

7.5.4.1.2	Clinical labs, including but not limited to, any laboratory order for disease diagnostic purposes, even if the final diagnosis is a condition or disease whose treatment is not a Covered Service;

7.5.4.1.3	Hi-tech Labs;

7.5.4.1.4	X-Rays;

7.5.4.1.5	Electrocardiograms;

7.5.4.1.6	Radiation therapy (Prior Authorization required);

7.5.4.1.7	Pathology;

7.5.4.1.8	Arterial gases and Pulmonary Function Test;

7.5.4.1.9	Electroencephalograms;

7.5.4.1.10	Diagnostic services for Enrollees who present learning disorder symptoms; and

7.5.4.1.11	Services related to a diagnostic code included in the Diagnostic and Statistical Manual of Mental Disorders (“DSM IV or DSM V”).

7.5.4.2	The following shall not be considered diagnostic test services covered under the GHP:

7.5.4.2.1	Polysomnography studies; and

7.5.4.2.2	Clinical labs processed outside of Puerto Rico.

7.5.5	Outpatient Rehabilitation Services

7.5.5.1	The Contractor shall provide the following outpatient rehabilitation services as Covered Services:

7.5.5.1.1	Medically Necessary outpatient rehabilitation services for Enrollees under age twenty-one (21), as required by EPSDT, Section 1905(r) of the Social Security Act;

7.5.5.1.2
Physical therapy (limited to a maximum of fifteen (15) treatments per Enrollee condition per year, unless Prior Authorization of an additional fifteen (15) treatments is indicated by an orthopedist or physiatrist or chiropractor);

7.5.5.1.3	Occupational therapy, without limitations; and

7.5.5.1.4	Speech therapy, without limitations.

7.5.6	Medical and Surgical Services

7.5.6.1	The Contractor shall provide the following medical and surgical services as Covered Services:

7.5.6.1.1	Early and Periodic Screening, Diagnostic and Treatment (“EPSDT”) services, as defined in Section 1905(r) of the Social Security Act;

7.5.6.1.2	Primary Care Physician visits, including nursing services;

7.5.6.1.3	Specialist treatment, once referred by the selected PCP if outside of the Enrollee’s PPN;

7.5.6.1.4	Sub-specialist treatment, once referred by the selected PCP if outside of the Enrollee’s PPN;

7.5.6.1.5	Physician home visits when Medically Necessary;

7.5.6.1.6	Respiratory therapy, without limitations;

7.5.6.1.7	Anesthesia services (except for epidural anesthesia);

7.5.6.1.8	Radiology services;

7.5.6.1.9	Pathology services;

7.5.6.1.10	Surgery;

7.5.6.1.11	Outpatient surgery facility services;

7.5.6.1.12	Nursing services;

7.5.6.1.13
Voluntary sterilization of men and women of legal age and sound mind, provided that they have been previously informed about the medical procedure’s implications, and that there is evidence of Enrollee’s written consent by completing the Sterilization Consent Form included as Attachment 22 to this Contract;

7.5.6.1.14	Prosthetics, including the supply of all extremities of the human body including therapeutic ocular prosthetics, segmental instrument tray, and spine fusion in scoliosis and vertebral surgery;

7.5.6.1.15	Ostomy equipment for outpatient-level ostomized patients;

7.5.6.1.16	Transfusion of blood and blood plasma services, without limitations, including the following:

7.5.6.1.16.1	Antihemophilic recombinant factor VIII;

7.5.6.1.16.2	Antihemophilic recombinant factor IX;

7.5.6.1.16.3	Anti-inhibitor coagulant complex (Feiba); and

7.5.6.1.16.4	Antihemophilic factor VIII, human/Von Willebrand factor complex.

7.5.6.1.17	Services to patients with Level 1 or Level 2 of chronic renal disease (Levels 3 to 5 are included in Special Coverage in Section 7.7).

7.5.6.1.17.1	Chronic renal disease Levels 1 and 2 are defined as follows:

7.5.6.1.17.1.1	Level 1. GFR (Glomerular Filtration – ml/min. per 1.73m² per corporal area surface) over 90; slight damage when protein is present in the urine.

7.5.6.1.17.1.2	Level 2. GFR between 60 and 89, a slight decrease in kidney function.

7.5.6.1.17.2	When GFR decreases to under 60 ml/min per 1.73 m², the Enrollee must be referred to a nephrologist for proper management. The Enrollee will be registered for Special Coverage.

7.5.6.1.18	Skin, bone and corneal transplants.

7.5.6.2
While cosmetic procedures shall be excluded from Covered Services, breast reconstruction after a mastectomy and surgical procedures Medically Necessary to treat morbid obesity shall not be considered to be cosmetic procedures.

7.5.6.3
Mechanical respirators and ventilators with oxygen supplies are covered without limits as required by local law to Enrollees under age twenty-one (21). All Durable Medical Equipment (DME) is not covered; however, DME may be covered on a case-by-case basis under an exceptions process.

7.5.6.4
Abortions are covered in the following instances: (i) life of the mother would be in danger if the fetus is carried to term; (ii) when the pregnancy is a result of rape or incest; and (iii) severe and long lasting damage would be caused to the mother if the pregnancy is carried to term, as certified by a physician.

7.5.7	Emergency Transportation Services

7.5.7.1	The Contractor shall provide Emergency Transportation Services, including but not limited to, maritime and ground transportation, in emergency situations as Covered Services.

7.5.7.2	Emergency transportation services shall be available twenty-four (24) hours a day, seven (7) days per Week throughout Puerto Rico.

7.5.7.3	Emergency transportation services do not require Prior Authorization.

7.5.7.4
The Contractor shall ensure that adequate emergency transportation is available to transport any Enrollees experiencing an Emergency Medical Conditions or a Psychiatric Emergency, or whose conditions require emergency transportation because of their geographical location.

7.5.7.5	The Contractor may not impose limits on what constitutes an Emergency Medical Condition or a Psychiatric Emergency on the basis of lists of diagnoses or symptoms.

7.5.7.6
Aerial emergency transportation services are provided and paid for by the Government of Puerto Rico under a separate contract. The Contractor shall coordinate the provision of aerial emergency transportation on behalf of its Enrollees when Medically Necessary utilizing the Provider designated by the Government of Puerto Rico.

7.5.7.7
The Contractor shall bear the expenses of providing emergency transportation and shall adhere to Puerto Rico laws and regulations concerning emergency transportation, including applicable fees as established by the Public Service Commission of the Government of Puerto Rico (CSP for its acronym in Spanish).

7.5.7.8	The Contractor shall provide Category II and Category III Ambulance Services pursuant to Regulation No. 6737 of the Public Service Commission.

7.5.7.8.1
Category II Ambulances are Ambulances utilized for the transportation of ill, injured, hurt, and disabled patients equipped with the specifications set by the Department of Heath of Puerto Rico. Fees paid for Type III ambulances are set by Provision 57.37 of the Public Service Commission.

7.5.7.8.2
Category III Ambulances must comply with all the requirements of Category II Ambulances, have advanced stabilization equipment and are specially designed and equipped as established from time to time by the Ambulance Certification Office of the Department of Health of Puerto Rico.

7.5.7.9
The Contractor may not retroactively deny a Claim for emergency transportation services because the Enrollee’s condition, which at the time of service appeared to be an Emergency Medical Condition or a Psychiatric Emergency under the prudent layperson standard, was ultimately determined to be a non-emergency.

7.5.7.10
In any case in which an Enrollee is transported by ambulance to a facility that is not a Network Provider, and, after being stabilized, is transported by ambulance to a facility that is a Network Provider, all emergency transportation costs, provided that they are justified by prudent layperson standards, will be borne by the Contractor.

7.5.7.11
The Contractor shall be responsible for timely payment for emergency transportation services in the other USA jurisdictions for Enrollees who are Medicaid or CHIP Eligibles, if the emergency transportation is associated with an Emergency Service in the other USA jurisdictions covered under Section 7.5.9.3.1.2 of this Contract. If, in an extenuating circumstance, a Medicaid or CHIP Eligible Enrollee incurs out-of-pocket expenses for emergency transportation services provided in the other USA jurisdictions, the Contractor shall reimburse the Enrollee for such expenses in a timely manner, and the reimbursement shall be considered a Covered Service.

7.5.7.12	Emergency transportation services will be subject to periodic reviews and/or audits by applicable governmental agencies and ASES to ensure quality of services.

7.5.8	Maternity and Pre-Natal Services

7.5.8.1	The Contractor shall provide the following maternity and pre-natal services as Covered Services:

7.5.8.1.1	Pregnancy testing;

7.5.8.1.2	Medical services, during pregnancy and post-partum;

7.5.8.1.3	Physician and nurse obstetrical services during vaginal and caesarean section deliveries, and services to address any complication that arises during the delivery;

7.5.8.1.4	Treatment of conditions attributable to the pregnancy or delivery, when medically recommended;

7.5.8.1.5	Hospitalization for a period of at least forty-eight (48) hours in cases of vaginal delivery, and at least ninety-six hours (96) in cases of caesarean section;

7.5.8.1.6	Anesthesia, excluding epidural;

7.5.8.1.7	Incubator use, without limitations;

7.5.8.1.8	Fetal monitoring services, during hospitalization only;

7.5.8.1.9	Nursery room routine care for newborns;

7.5.8.1.10	Circumcision and dilatation services for newborns;

7.5.8.1.11	Transportation of newborns to tertiary facilities when necessary;

7.5.8.1.12	Pediatrician assistance during delivery; and

7.5.8.1.13	Delivery services provided in free-standing birth centers.

7.5.8.2	The following are excluded from maternity and pre-natal Covered Services:

7.5.8.2.1	Outpatient use of fetal monitor;

7.5.8.2.2	Treatment services for infertility and/or related to conception by artificial means;

7.5.8.2.3	Services, treatments, or hospitalizations as a result of a provoked non-therapeutic abortion or associated complications are not covered. The following are considered to be provoked abortions:

7.5.8.2.3.1	Dilatation and curettage (CPT Code 59840);

7.5.8.2.3.2	Dilatation and expulsion (CPT Code 59841);

7.5.8.2.3.3	Intra-amniotic injection (CPT Codes 59850, 59851, 59852);

7.5.8.2.3.4	One or more vaginal suppositories (e.g., Prostaglandin) with or without cervical dilatation (e.g., Laminar), including hospital admission and visits, fetus birth, and secundines (CPT Code 59855);

7.5.8.2.3.5	One or more vaginal suppositories (e.g., Prostaglandin) with dilatation and curettage/or evacuation (CPT Code 59856); and

7.5.8.2.3.6	One or more vaginal suppositories (e.g., Prostaglandin) with hysterectomy (omitted medical expulsion) (CPT Code 59857); and

7.5.8.2.4	Differential diagnostic interventions up to the confirmation of pregnancy are not covered. Any procedure after the confirmation of pregnancy will be at the Contractor’s own risk.

7.5.8.3
The Contractor shall implement a pre-natal and maternal program, aimed at preventing complications during and after pregnancy, and advancing the objective of lowering the incidence of low birth weight and premature deliveries.

7.5.8.3.1	The program shall include, at a minimum, the following components:

7.5.8.3.1.1	A pre-natal care card, used to document services utilized;

7.5.8.3.1.2	Counseling regarding HIV testing;

7.5.8.3.1.3	Pregnancy testing;

7.5.8.3.1.4	A RhoGAM injection for all pregnant women who have a negative Rhesus (“Rh”) factor according to the established protocol;

7.5.8.3.1.5	Alcohol screening of pregnant women with the 4P-Plus instrument;

7.5.8.3.1.6	Smoking cessation counseling and treatment;

7.5.8.3.1.7	Post-partum depression screening using the Edinburgh post-natal depression scale;

7.5.8.3.1.8	Post-partum counseling and Referral to the WIC program;

7.5.8.3.1.9	Dental evaluation during the second trimester of gestation; and

7.5.8.3.1.10
Educational workshops regarding pre-natal care topics (importance of pre-natal medical visits and post-partum care), breast-feeding, stages of childbirth, oral and Behavioral Health, family planning, and newborn care, among others.

7.5.8.3.2
The Contractor shall ensure that eighty-five percent (85%) of pregnant Enrollees receive services under the Pre-Natal and Maternal Program. The Contractor shall submit its pre-natal and Maternal Program maternal wellness plan to ASES according to the timeframe specified in Attachment 12 to this Contract, and shall submit reports quarterly concerning the usage of services under this program.

7.5.8.4
The Contractor shall provide reproductive health and family planning counseling. Such services shall be provided voluntarily and confidentially, including circumstances where the Enrollee is under age eighteen (18). Family planning services will include, at a minimum, the following:

7.5.8.4.1	Education and counseling;

7.5.8.4.2	Pregnancy testing;

7.5.8.4.3	Infertility assessment;

7.5.8.4.4	Sterilization services in accordance with 42 CFR 441.200, subpart F;

7.5.8.4.5	Laboratory services;

7.5.8.4.6	Cost and insertion/removal of non-oral products, such as long acting reversible contraceptives (LARC) as specified by ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract);

7.5.8.4.7	At least one of every class and category of FDA-approved contraceptive medication as specified in ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract);

7.5.8.4.8	At least one of every class and category of FDA-approved contraceptive method as specified in ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract); and

7.5.8.4.9
Other FDA-approved contraceptive medications or methods not covered by sections 7.5.8.4.7 or 7.5.8.4.8 of the Contract, when it is Medically Necessary and approved through a Prior Authorization or through an exception process and the prescribing Provider can demonstrate at least one of the following situations:

7.5.8.4.9.1
Contra-indication with drugs that are in ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract) that the Enrollee is already taking, and no other methods available in the ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract) that can be used by the Enrollee.

7.5.8.4.9.2	History of adverse reaction by the Enrollee to the contraceptive methods covered as specified by ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract); or

7.5.8.4.9.3	History of adverse reaction by the Enrollee to the contraceptive medications that are in ASES’s Normative Letter 15-1012 (Attachment 13 to this Contract).

7.5.8.5
Maternity services, including family planning and postpartum services must be covered for a sixty (60) Calendar Day period, beginning on the day the pregnancy ends. These services will also be covered for any remaining days in the month in which the sixtieth (60th) day falls.

7.5.9	Emergency Services

7.5.9.1
The Contractor shall cover and pay for Emergency Services where necessary to treat an Emergency Medical Condition or a Behavioral Health Emergency. The Contractor shall ensure that Medical and Behavioral Health Emergency Services are available twenty-four (24) hours a day, seven (7) days per Week. The Contractor shall ensure that emergency rooms and other Providers qualified to furnish Emergency Services have appropriate personnel to provide physical and Behavioral Health Services. All Emergency Services must be billed appropriately to the Contractor based on the applicable treatment and site of care. No Prior Authorization will be required for Emergency Services, and the Contractor shall not deny payment for treatment if a representative of the Contractor instructed the Enrollee to seek Emergency Services.

7.5.9.2	Emergency Services shall include, but are not limited to, the following:

7.5.9.2.1	Emergency room visits, including medical attention and routine and necessary services;

7.5.9.2.2	Trauma services;

7.5.9.2.3	Operating room use;

7.5.9.2.4	Respiratory therapy;

7.5.9.2.5	Specialist and sub-specialist treatment when required by the emergency room physician;

7.5.9.2.6	Anesthesia;

7.5.9.2.7	Surgical material;

7.5.9.2.8	Laboratory tests and X-Rays;

7.5.9.2.9	Post-Stabilization Services, as provided in Section 7.5.9.4 below;

7.5.9.2.10	Care as necessary in the case of a Psychiatric Emergency in an emergency room setting;

7.5.9.2.11	Drugs, medicine and intravenous solutions used in the emergency room; and

7.5.9.2.12	Transfusion of blood and blood plasma services, without limitations, including:

7.5.9.2.12.1	Antihemophilic recombinant factor VIII;

7.5.9.2.12.2	Antihemophilic recombinant factor IX;

7.5.9.2.12.3	Anti-inhibitor coagulant complex (Feiba); and

7.5.9.2.12.4	Antihemophilic factor VIII, human/Von Willebrand factor complex.

7.5.9.3	Emergency Services Within and Outside Puerto Rico

7.5.9.3.1	The Contractor shall make Emergency Services available:

7.5.9.3.1.1	For all Enrollees, throughout Puerto Rico and notwithstanding whether the Emergency Services Provider is a Network Provider; and

7.5.9.3.1.2
For Medicaid and CHIP Eligibles, in Puerto Rico or in the other USA jurisdictions, when the services are Medically Necessary and could not be anticipated, notwithstanding that Emergency Services Providers outside of Puerto Rico are not Network Providers. The Contractor shall be responsible for fulfilling payment for Emergency Services rendered in the other USA jurisdictions in a timely manner. If, in an extenuating circumstance, a Medicaid or CHIP Eligible Enrollee incurs out-of-pocket expenses for Emergency Services provided in the other USA jurisdictions, the Contractor shall reimburse the Enrollee for such expenses in a timely manner, and the reimbursement shall be considered a Covered Service.

7.5.9.3.2
In covering Emergency Services provided by Puerto Rico Providers outside the Contractor’s Network, or by Providers in the other USA jurisdictions, the Contractor shall pay the Provider at least the average rate paid to Network Providers.

7.5.9.4	Post-Stabilization Services

7.5.9.4.1
The Contractor shall cover Post-Stabilization Services obtained from any Provider, regardless of whether the Provider is in the General Network or PPN, that are administered to maintain the Enrollee’s stabilized condition for one (1) hour while awaiting response on a Prior Authorization request. The attending Emergency Room physician or other treating Provider shall be responsible for determining whether the Enrollee is sufficiently stabilized for transfer or discharge. That determination will be binding for the Contractor with respect to its responsibility for coverage and payment.

7.5.9.4.2
An Enrollee who has been treated for an Emergency Medical Condition or Behavioral Health Emergency shall not be held liable for any subsequent screening or treatment necessary to stabilize or diagnose the specific condition in order to stabilize the Enrollee.

7.5.9.4.3	Financial Responsibility

7.5.9.4.3.1
The Contractor shall be financially responsible for Post-Stabilization Services obtained within or outside the Contractor’s General Network. These services will be subject to Prior Authorization by a Network Provider or any other Contractor representative.

7.5.9.4.3.2
The Contractor must limit cost-sharing for Post-Stabilization Services upon inpatient admission to Enrollees to amounts no greater than what the Contractor would charge Enrollee if services were obtained through the Contractor’s General Network.

7.5.9.4.3.3
The Contractor shall be financially responsible for Post-Stabilization Services obtained within or outside the Contractor’s Network that are not given Prior Authorization by a Network Provider or other Contractor representative, but are administered to maintain, improve, or resolve the Enrollee’s stabilized condition if:

7.5.9.4.3.3.1	The Contractor does not respond to a request for Prior Authorization within one (1) hour;

7.5.9.4.3.3.2	The Contractor cannot be contacted; or

7.5.9.4.3.3.3
The Contractor and the treating physician cannot reach an agreement concerning the Enrollee’s care, and the participating Network Provider is not available for consultation. In this situation, the Contractor must give the treating physician the opportunity to consult with the participating Network Provider and the treating physician may continue with care of the patient until the Network Provider is reached or one of the criteria in 42 CFR 422.113(c)(3) is met.

7.5.9.4.3.4	The Contractor’s financial responsibility for Post-Stabilization Services that it has not Prior Authorized ends when:

7.5.9.4.3.4.1	A Network Provider with privileges at the treating hospital assumes responsibility for the Enrollee’s care;

7.5.9.4.3.4.2	A Network Provider assumes responsibility for the Enrollee’s care through transfer;

7.5.9.4.3.4.3	A Contractor representative and the treating physician reach an agreement concerning the Enrollee’s care; or

7.5.9.4.3.4.4	The Enrollee is discharged.

7.5.9.5
Coverage of Services Ultimately Determined to be Non-Emergencies. The Contractor shall not retroactively deny a Claim for an emergency screening examination because the condition, which appeared to be an Emergency Medical Condition or a Psychiatric Emergency under the prudent layperson standard, turned out to be non-emergency in nature.

7.5.9.6	Enrollee Use of GHP Service Line. The Contractor shall train Emergency Services Providers concerning the GHP Service Line Medical Advice Service, and shall make Providers aware that:

7.5.9.6.1
An Enrollee who consults this service before visiting the emergency room shall not be responsible for any Co-Payment, provided that he or she presents his or her GHP Service Line call identification number when he or she arrives at the emergency room;

7.5.9.6.2	No Co-Payments shall be charged for Medicaid and CHIP children under twenty-one (21) years of age under any circumstances.

7.5.9.6.3
No Co-Payments shall be imposed, or required, to an Enrollee to receive treatment for an Emergency Medical Condition or Psychiatric Emergency who is a Medicaid or CHIP Eligible; and the Contractor shall not deny payment for Emergency Services when the Enrollee seeks Emergency Services at the instruction of the Contractor or its Agent (including a GHP Service Line representative).

7.5.9.7	Coverage of All Emergency Medical Conditions and Psychiatric Emergencies

7.5.9.7.1
The Contractor shall not deny payment for treatment of an Emergency Medical Condition or a Psychiatric Emergency, including cases in which the absence of immediate medical attention would not have resulted in the outcomes specified in the definition of Emergency Medical Condition or a Psychiatric Emergency in this Contract and in 42 CFR 438.114(a).

7.5.9.7.2
The Contractor shall not refuse to cover an Emergency Medical Condition or a Psychiatric Emergency based on the emergency room Provider, hospital, or fiscal Agent not notifying the Enrollee’s PCP or the Contractor of the Enrollee’s screening or treatment within ten (10) Calendar Days following the Enrollee’s presentation for Emergency Services.

7.5.10	Hospitalization Services

7.5.10.1	The Contractor shall provide hospitalization services, including the following:

7.5.10.1.1	Access to a nursery;

7.5.10.1.2	Access to a semi-private room (bed available twenty-four (24) hours a day, every Calendar Day of the year, including Puerto Rico holidays);

7.5.10.1.3	Access to an isolation room for physical or Behavioral Health reasons;

7.5.10.1.4	Food, including specialized nutrition services;

7.5.10.1.5	Regular nursing services;

7.5.10.1.6	Specialized room use, such as operation, surgical, recovery, treatment and maternity, without limitations;

7.5.10.1.7	Drugs, medicine, and contrast agents, without limitations;

7.5.10.1.8	Availability of materials such as bandages, gauze, plaster, or any other therapeutic or healing material;

7.5.10.1.9	Therapeutic and maintenance care services, including the use of the necessary equipment to offer the service;

7.5.10.1.10
Specialized diagnostic tests, such as electrocardiograms, electroencephalograms, arterial gases, and other specialized tests that are available at the hospital and necessary during the Enrollee's hospitalization;

7.5.10.1.11	Supply of oxygen, anesthetics, and other gases including administration;

7.5.10.1.12	Respiratory therapy, without limitations;

7.5.10.1.13	Rehabilitation services while Enrollee is hospitalized, including physical, occupational, and speech therapy;

7.5.10.1.14	Outpatient surgery facility use; and

7.5.10.1.15	Transfusion of blood and blood plasma services, without limitations, including:

7.5.10.1.15.1	Antihemophilic recombinant factor VIII;

7.5.10.1.15.2	Antihemophilic recombinant factor IX;

7.5.10.1.15.3	Anti-inhibitor coagulant complex (Feiba); and

7.5.10.1.15.4	Antihemophilic factor VIII, human/Von Willebrand factor complex.

7.5.10.2	Hospitalization for services that would normally be considered outpatient services or for diagnostic purposes only, is not a Covered Service under the GHP.

7.5.11	Behavioral Health Services

7.5.11.1	Covered Behavioral Health Services include the following:

7.5.11.1.1	Evaluation, screening, and treatment of individuals, couples, families and groups;

7.5.11.1.2	Outpatient services with psychiatrists, psychologists, and social workers;

7.5.11.1.3	Hospital or outpatient services for substance and alcohol abuse disorders;

7.5.11.1.4	Behavioral Health hospitalization;

7.5.11.1.5	Intensive outpatient services;

7.5.11.1.6	Immediate access to Emergency or crisis intervention Services twenty-four (24) hours a day, seven (7) days a Week (services outside of Puerto Rico available only for Medicaid and CHIP Eligibles);

7.5.11.1.7	Detoxification services for Enrollees intoxicated with alcohol or illegal substances, whether as a result of substance abuse, a suicide attempt, or accidental poisoning;

7.5.11.1.8	Long-lasting injected medicine clinics;

7.5.11.1.9	Escort/professional assistance and ambulance services when needed;

7.5.11.1.10	Prevention and secondary-education services;

7.5.11.1.11	Pharmacy coverage and access to medicine for a maximum of twenty-four (24) hours, in compliance with Act No. 408;

7.5.11.1.12	Medically Necessary clinical laboratories;

7.5.11.1.13
Treatment for Enrollees diagnosed with Attention Deficit Disorder (with or without hyperactivity). This includes, but is not limited to, neurologist visits and tests related to this diagnosis’s treatment; and

7.5.11.1.14	Substance abuse treatment.

7.5.11.2	Opiate Addiction Treatment

7.5.11.2.1
The Contractor shall provide appropriate services for Enrollees in need of Buprenorphine treatment due to a diagnosis of opiate addiction. The Contractor shall cover all services related to assessment, treatment, and monitoring of opiate addiction including:

7.5.11.2.1.1	Prescriptions for Buprenorphine or any other medically appropriate medications included on the FMC;

7.5.11.2.1.2	Comprehensive medical examination (CPT Code 99205);

7.5.11.2.1.3	Extended office visits (CPT Code 99215);

7.5.11.2.1.4	Brief office visit (CPT Code 99211);

7.5.11.2.1.5	Psychiatric Diagnostic Interview Exam – New Patient (CPT Code 90801);

7.5.11.2.1.6	Individual Therapy with Medical Evaluation and Management (CPT Code 90807);

7.5.11.2.1.7	Pharmacologic Management (CPT Code 90862);

7.5.11.2.1.8	Drug Urine Toxicology (CPT Code 80100);

7.5.11.2.1.9	Blood Test Basic Metabolic Panel (CPT Code 80048);

7.5.11.2.1.10	Blood Test CBC (CPT Code 85025);

7.5.11.2.1.11	TB Test – Skin (CPT Code 86580), but only in conjunction with the prescription of Buprenorphine for the treatment of opiate addiction;

7.5.11.2.1.12	HIV Test (CPT Code 86703), but only in conjunction with the prescription of Buprenorphine for the treatment of opiate addiction;

7.5.11.2.1.13	Hepatitis Panel (CPT Code 80074), but only in conjunction with the prescription of Buprenorphine for the treatment of opiate addiction;

7.5.11.2.1.14	Individual Counseling (CPT Code 90806);

7.5.11.2.1.15	Group Counseling (CPT Code 90853);

7.5.11.2.1.16	Mental Health Assessment by Non-Physician Professional (CPT Code H0031); and

7.5.11.2.1.17	Alcohol and substance abuse Services, Treatment Plan Development and Modification (CPT Code T007).

7.5.11.3
Inpatient Behavioral Health Services are covered in Institutions for Mental Diseases (IMD), as defined in 42 CFR 435.1010, so long as the facility is a hospital providing psychiatric or substance use disorder, inpatient care or a sub-acute facility providing psychiatric or substance use disorder crisis residential services as follows:

7.5.11.3.1
Inpatient Behavioral Health Services for Enrollees aged twenty-one (21) through sixty-four (64) are covered in an IMD setting for up to fifteen (15) days within the month for which the PMPM Payment would be made in accordance with 42 CFR 438.6(e). Prospective rate development for the PMPM Payments will account for utilization and cost of short term stays in an IMD in accordance with 42 CFR 438.6(e).

7.5.11.3.2	Inpatient Behavioral Health Services for Enrollees aged zero (0) to twenty (20) and aged sixty-five (65) and older are covered in accordance with the State Plan.

7.5.11.4
The Contractor shall have Providers trained and certified by the Substance Abuse and Mental Health Services Administration (“SAMHSA”) to provide opiate addiction treatment. The training and certification of the Providers by SAMHSA may be evidenced with either (i) a copy of the letter issued by SAMHSA to the Provider certifying his/her training and certification or (ii) a copy of the Controlled Substance Registration Certification issued by the Drug Enforcement Administration with the identification number assigned to the Provider by SAMHSA. Evidence of SAMHSA certification shall be included in the Provider’s Credentialing file maintained by the Contractor.

7.5.11.5
The Contractor shall establish and strengthen relationships (if needed, through memoranda of understanding) with ASSMCA, ADFAN, the Office of the Women’s Advocate, and other government or nonprofit entities, in order to improve the delivery of Behavioral Health Services.

7.5.11.6	Behavioral Health Parity

7.5.11.6.1	As required by 42 CFR 438.3(n)(1), the Contractor shall provide services in compliance with the requirements in 42 CFR part 438, subpart K regarding parity in Behavioral Health services.

7.5.11.6.2	The Contractor shall not have an Aggregate Lifetime or Annual Dollar Limits (see 42 CFR 438.905(b)) on any Behavioral Health service.

7.5.11.6.3
As specified in 42 CFR 438.910(b)(1), the Contractor shall not apply any Financial Requirement or Treatment Limitation to Behavioral Health services in any classification (inpatient, outpatient, emergency care, or prescription drugs) that is more restrictive that the predominant Financial Requirement or Treatment Limitation of that type applied to substantially all medical/surgical services in the same classification furnished to Enrollees (whether or not the benefits are furnished by the same Contractor).

7.5.11.6.4	In accordance with 42 CFR 438.910(b)(2), the Contractor shall provide Behavioral Health services in all benefit classifications (inpatient, outpatient, emergency care, and prescription drugs).

7.5.11.6.5	The Contractor shall not apply any cumulative Financial Requirements (see 42 CFR 438.910(c)(3)) for Behavioral Health services.

7.5.11.6.6
In accordance with 42 CFR 438.910(d), the Contractor shall not impose a non-quantitative treatment limitation (NQTL) for Behavioral Health services in any classification (inpatient, outpatient, emergency care, or prescription drugs) unless, under the policies and procedures of the Contractor as written and in operation, any processes, strategies, evidentiary standards, or other factors used in applying the NQTL to Behavioral Health services in the classification are comparable to, and are applied no more stringently than, the processes, strategies, evidentiary standards, or other factors used in applying the NQTL for medical/surgical services in the same classification. NQTLs include, but are not limited to, medical management standards; standards for provider participation, including reimbursement rates; fail-first policies; exclusions based on failure to complete a course of treatment; and restrictions based on geographic location, facility type, provider specialty, other criteria that limit the scope or duration of services; and standards for providing access to out-of-network Providers (see 42 CFR 438.910(d)(2)).

7.5.11.6.7
The Contractor shall work with ASES and other Government agencies to ensure that all Enrollees are provided access to a set of services that meets the requirements of 42 CFR part 438, subpart K regarding parity in Behavioral Health services, regardless of what Behavioral Health services are provided by the Contractor.

7.5.11.6.8
The Contractor shall cooperate with ASES to establish and demonstrate initial and ongoing compliance with 42 CFR part 438, subpart K regarding Behavioral Health parity. This shall include but not be limited to participating in meetings, providing information (documentation, data, etc.) requested by ASES to assess parity compliance, working with ASES to resolve any non-compliance, and notifying ASES of any changes to benefits or limitations that might impact parity compliance.

7.5.11.6.9
If requested by ASES, the Contractor shall conduct an analysis to determine compliance with 42 CFR part 438, subpart K regarding Behavioral Health parity and provide the results of the analysis to ASES in the format and timeframes specified by ASES.

7.5.11.6.10
As specified in 42 CFR 438.915(a), the Contractor shall make available the criteria for medical necessity determinations for Behavioral Health services to any Enrollee, Potential Enrollee, or Provider upon request.

7.5.11.6.11
As specified in 42 CFR 438.915(b), the Contractor shall make available to the Enrollee the reason for any denial by the Contractor of reimbursement or payment for Behavioral Health services to the Enrollee.

7.5.12	Pharmacy Services

7.5.12.1	The Contractor shall provide pharmacy services under the GHP in accordance with Section 1927 of the Social Security Act and 42 CFR 438.3(s), including the following:

7.5.12.1.1	All costs related to prescribed medications for Enrollees, excluding the Enrollee’s Co-Payment where applicable;

7.5.12.1.2	Drugs on the Formulary of Medications Covered (FMC);

7.5.12.1.3	Drugs included on the LME, but not in the FMC (through the exceptions process explained in Section 7.5.12.10 and Attachment 27 to this Contract); and

7.5.12.1.4	In some instances, through the exceptions process, drugs that are not included on either the FMC or the LME.

7.5.12.2	The Contractor may not impose restrictions on available prescription drugs beyond those stated in the FMC, LME, or any other drug formulary approved by ASES.

7.5.12.3	The following drugs are excluded from the pharmacy component of Covered Services:

7.5.12.3.1
Rebetron or any other medication prescribed for the treatment of Hepatitis C treatment (Enrollees to be referred to the Health Department, upon Referral to the Health Department by a Network Provider. This medication is not provided through the GHP); and

7.5.12.3.2
Medications delivered directly to Enrollees by a Provider that does not have a pharmacy license, with the exception of medications that are traditionally administered in a doctor’s office, such as injections.

7.5.12.4	Prescriptions ordered under the pharmacy services Benefit are subject to the following Utilization controls:

7.5.12.4.1
Consistent with the requirements of Section 1927(d)(5) of the Social Security Act, some or all prescription drugs may be subject to Prior Authorization, which shall be implemented and managed by the PBM or the Contractor, according to policies and procedures established by the ASES Pharmacy and Therapeutic (“P&T”) Committee and decided upon in consultation with the Contractor when applicable.

7.5.12.4.2	The Contractor shall ensure that Prior Authorization for pharmacy services is provided for the Enrollee in the following timeframes, including outside of normal business hours.

7.5.12.4.2.1
The decision whether to grant a Prior Authorization of a prescription must not exceed twenty-four (24) hours from the receipt of the Enrollee’s Service Authorization Request and the standard information needed to make a determination is provided. Such standard information to make a determination includes the following: the prescription, a supporting statement setting forth the clinical justification and medical necessity for the prescribed medication, and expected duration of treatment, as required by the protocol for the medication. The Contractor shall provide notice on a Prior Authorization request by telephone or other telecommunication device in the required timeframes. In circumstances where the Contractor or the Enrollee’s Provider determines that the Enrollee’s life or health could be endangered by a delay in accessing the prescription drug, the Contractor shall provide at least a seventy-two (72) hour supply of the prescription drug unless the drug is statutorily excluded from coverage under Section 1927(d)(2) of the Social Security Act. In such cases, Prior Authorization must be provided as expeditiously as the Enrollee’s health requires, and no later than within twenty-four (24) hours following the Service Authorization Request.

7.5.12.4.2.2	The Contractor may extend the time allowed for Prior Authorization decisions, where:

7.5.12.4.2.2.1	The Enrollee, or the Provider, requests the extension; or

7.5.12.4.2.2.2	The Contractor justifies to ASES a need for the extension in order to collect additional information, such that the extension is in the Enrollee’s best interest.

7.5.12.4.3
Prescriptions written by a Provider who is outside the PPN may be filled only upon a Countersignature from the Enrollee’s PCP, or another assigned PCP from the PMG in case of absence or unavailability of the Enrollee’s PCP. A Countersignature request made to the PCP shall be acted upon within three (3) Calendar Days of the request of the prescribing Provider or, if the Enrollee’s health is in danger, within twenty-four (24) hours.

7.5.12.4.4	The Contractor shall not require a PCP Countersignature on prescriptions written by a Provider within the PPN.

7.5.12.5
The Contractor shall use bioequivalent drugs approved by the Food and Drug Administration (“FDA”), provided they are classified as “AB” and authorized by regulations, unless the Provider notes a contra-indication in the prescription. Nonetheless, the Contractor shall not refuse to cover a drug solely because the bioequivalent drug is unavailable; nor shall the Contractor impose an additional payment on the Enrollee because the bioequivalent is unavailable.

7.5.12.6	The Contractor shall observe the following timeframe limits with respect to prescribed drugs:

7.5.12.6.1	Medication for critical conditions will be covered for a maximum of thirty (30) Calendar Days and for additional time, where Medically Necessary.

7.5.12.6.2
Medication for Chronic Conditions or severe Behavioral Health conditions will be covered for a maximum of thirty (30) Calendar Days, except at the beginning of therapy where, upon a Provider’s recommendation, a minimum of fifteen (15) Calendar Days shall be prescribed in order to reevaluate compliance and tolerance. Under a doctor’s orders, a prescription may be refilled up to five (5) times.

7.5.12.6.3
For maintenance drugs that require Prior Authorization, the Prior Authorization will be effective for a term of six (6) months, unless there are contra-indications or side effects, in which case the term may be shorter, or unless associated with a formulary exception request, as set forth in Attachment 27 to this Contract, in which case the term may be approved for up to twelve (12) months.

7.5.12.6.4
The prescribing Provider shall re-evaluate pharmacotherapy as to compliance, tolerance, and dosage within ninety (90) Calendar Days of having prescribed a maintenance drug. Dosage changes will not require Prior Authorization. Changes in the drug used may require Prior Authorization.

7.5.12.7	Special considerations, including cooperation with Puerto Rico governmental entities other than ASES, govern coverage of medications for the following conditions:

7.5.12.7.1	Medications for Treatment of HIV/AIDS

7.5.12.7.1.1
The following HIV/AIDS medications are excluded from the ASES FMC: Viread®, Emtriva®, Truvada®, Fuzeon®, Atripla®, Epzicom®, Selzentry®, Intelence®, Isentress/Insentress HD®, Edurant®, Complera®, Stribild®, Descovy®, Triumeq®, Genvoya®, Tivicay® and Odefsey®.

7.5.12.7.1.2
Because of an agreement between the Health Department and ASES, Enrollees diagnosed with HIV/AIDS may access the medications listed above through Health Department clinics. The Contractor is not At Risk for the coverage of these medications.

7.5.12.7.1.3
The Contractor shall inform Providers about this agreement, and shall require Providers to refer Enrollees for whom these medications are Medically Necessary to CPTET Centers (Centros de Prevención y Tratamiento de Enfermedades Transmisibles) or community-based organizations, where the Enrollee may be screened to determine whether the Enrollee is eligible for the AIDS Drug Assistance Program (“ADAP”).

7.5.12.7.1.4	A list of CPTET Centers and community-based organizations that administer these medications is included as Attachment 4 to this Contract.

7.5.12.7.2
Medications for Chronic Conditions for Children with Special Health Needs. Directions for prescriptions for chronic use drugs for children with special health needs shall cover therapy for thirty (30) Calendar Days, and if necessary up to five (5) refills of the original prescription, according to medical opinion of a certified Provider. When Medically Necessary, additional prescriptions will be covered.

7.5.12.7.3	Medications for Enrollees with Opiate Addictions. See Section 7.5.11.2.1.1 above.

7.5.12.8
Except as provided in Section 7.5.12.3.2, all prescriptions must be dispensed by a pharmacy under contract with the PBM that is duly authorized under the laws of the Puerto Rico, and is freely selected by the Enrollee. The PBM shall maintain responsibility for ensuring that the pharmacy services network complies with the terms specified by ASES.

7.5.12.9	Prescribed drugs must be dispensed at the time and date, as established by the Puerto Rico Pharmacy Law, when the Enrollee submits the prescription for dispensation.

7.5.12.10	Use of FMC Medications. The Contractor shall ensure that drugs on the FMC are used whenever possible.

7.5.12.10.1
In the following two categories of exceptional cases, however, the Contractor shall cover drugs not included on the FMC, upon submission of acceptable written documentation of the medical justification for the drug from the Provider, in accordance with Attachment 27 to this Contract.

7.5.12.10.1.1
The Contractor shall cover drugs included on the LME (Attachment 5 to this Contract) in lieu of a FMC drug, only as a part of an exceptions process, upon a showing that no drug listed on the FMC is clinically effective for the Enrollee.

7.5.12.10.1.2
The Contractor shall cover a drug that is not included on either the FMC or the LME, only as part of an exceptions process, provided that the drug is being prescribed for a use approved by the FDA or for a medically accepted indication, as defined in Section 1927(k)(6) of the Social Security Act for the treatment of the condition.

7.5.12.10.2
In addition to demonstrating that the drug is being prescribed for a medically accepted indication, as defined in Section 1927(k)(6) of the Social Security Act and as referenced in Section 7.5.12.10.1.2 above, a Provider prescribing a drug not on the FMC or LME must follow the process in Attachment 27 to this Contract and provide the Contractor with the necessary medical documentation to demonstrate that:

7.5.12.10.2.1	The drug does not have any bioequivalent on the market; and

7.5.12.10.2.2	The drug is clinically indicated because of:

7.5.12.10.2.3
Contra-indication with drugs that are in the FMC or LME that the Enrollee is already taking, and scientific literature’s indication of the possibility of serious adverse health effects related to the taking the drug;

7.5.12.10.2.3.1	History of adverse reaction by the Enrollee to drugs that are on the FMC or LME;

7.5.12.10.2.3.2	Therapeutic failure of all available alternatives on the FMC or LME; or

7.5.12.10.2.3.3	Other special circumstances.

7.5.12.11
In the event the Comprehensive Cancer Center of Puerto Rico (“Centro Comprensivo de Cancer”) participates as a covered entity in the 340B Drug Pricing Program, ASES reserves the right to modify coverage and pricing for such 340B eligible cancer drugs.

7.5.12.12	Role of Pharmacy Benefit Manager

7.5.12.12.1
Pharmacy services are administered primarily by a Pharmacy Benefit Manager (“PBM”) under contract with ASES. The Contractor shall work with the PBM as well as the Pharmacy Program Administrator (“PPA”) selected by ASES as needed, and as provided in this Section 7.5.12.11, in order to ensure the successful provision of pharmacy services.

7.5.12.12.2
The Contractor shall be obligated to accept the terms and conditions of the contract that ASES awards to a PBM. The Contractor shall use the procedures, guidelines, and other instructions implemented by ASES through the PBM. The Contractor and the PBM shall coordinate all the required efforts to achieve the integrated model of rendering all Covered Services to Enrollees under the GHP Program.

7.5.12.12.3	Among other measures, to enhance cooperation with the PBM, the Contractor shall:

7.5.12.12.3.1	Work with the PBM to improve Information flow and to develop protocols for Information-sharing;

7.5.12.12.3.2	Establish, in consultation with the PBM, the procedures to transfer funds for the payment of Claims to the pharmacy network according to the payments cycle specified by the PBM; and

7.5.12.12.3.3	Coordinate with the PBM to establish customer service protocols concerning pharmacy services.

7.5.12.13	Claims Processing and Administrative Services for Pharmacy. The Contractor shall:

7.5.12.13.1	Assume the cost of implementing and maintaining online connection with the PBM;

7.5.12.13.2
Cover all of its own costs of implementation, including but not limited to payment processes, Utilization review and approval processes, connection and line charges, and other costs incurred to implement the payment arrangements for pharmacy Claims;

7.5.12.13.3	Review Claims payments summary reports for each payment cycle and transfer funds required for payment to pharmacies;

7.5.12.13.4	Review denials and rejections of Claims;

7.5.12.13.5
Maintain an appropriately staffed phone line that is available twenty-four (24) hours a day, seven (7) days a week to provide for the Prior Authorization of drugs, according to the established policies, the FMC, and the LME; and

7.5.12.13.6
Electronically submit on a daily basis a list of all Contractor’s Network Providers, and a list of Enrollees to the PBM. Submit the PBM Member History Move file included in Attachment 9 to this Contract whenever an Enrollee previously enrolled with a different contractor selects Contractor as its new Plan.

7.5.12.14
Fraud Investigations. The Contractor shall develop tracking mechanisms for detecting Fraud, Waste, and Abuse related to pharmacy services, and shall forward Fraud, Waste, and Abuse Complaints from Enrollees related to pharmacy services to the PBM and to ASES.

7.5.12.15	Formulary Management Program

7.5.12.15.1
The Contractor shall select two (2) members of its staff to serve on a cross-functional committee, the Pharmacy Benefit Financial Committee, tasked with rebate maximization and/or evaluating recommendations regarding the FMC and LME from the P&T Committee and the PPA and PBM as applicable. The Pharmacy Benefit Financial Committee will also review the FMC and LME from time to time and evaluate additional recommendations on potential cost-saving pharmacy initiatives, under the direction and approval of ASES.

7.5.12.15.2
The Contractor shall select a member of its staff to serve on a cross-functional subcommittee tasked with assisting in the evaluation of additional potential cost-saving pharmacy initiatives as needed.

7.5.12.15.3
The Contractor shall select two (2) members of its staff to serve as non voting advisors to the P&T Committee. These advisors must be available to answers questions and provide requested information relevant to the tasks performed by P&T Committee.

7.5.12.16	Utilization Management and Reports. The Contractor shall:

7.5.12.16.1
Perform drug Utilization reviews that meet the standards established by both ASES and Federal authorities, including the operation of a drug utilization review program as required in 42 CFR Part 456, Subpart K;

7.5.12.16.2	Develop and distribute protocols that will be subject to ASES approval, when necessary; and

7.5.12.16.3	Provide to ASES annually a detailed description of its drug utilization program activities.

7.5.12.17	Communication with Providers. The Contractor shall ensure the following communications with Providers:

7.5.12.17.1
The Contractor shall advise Providers regarding the use of the FMC as a first option at the moment of prescribing and of the need to observe the exceptions process when filling a prescription for a drug not on the FMC.

7.5.12.17.2
The Contractor shall advise Providers that they may not outright deny medication because it is not included on ASES’s FMC or LME. A medication not on the FMC or LME may be provided through the exceptions process described in Section 7.5.12.10 and Attachment 27 to this Contract.

7.5.12.17.3
The Contractor shall advise Providers on the availability of the bioequivalent versions of brand-name drugs and that such bioequivalent versions should be prescribed instead of brand-name drugs as available and appropriate.

7.5.12.18	Cooperation with the Pharmacy Program Administrator (“PPA”)

7.5.12.18.1	The Contractor shall receive updates to the FMC and LME from the PPA. The Contractor shall adhere to these updates.

7.5.12.18.2
Any rebates shall be negotiated by the PPA and retained in their entirety by ASES. The Contractor shall neither negotiate, collect, nor retain any pharmacy rebate for Enrollee Utilization of brand drugs included on ASES’s FMC or LME.

7.5.12.19
Information on Pharmacy Benefits Coverage. The Contractor shall provide Information on the FMC and LME in electronic or paper form, including which generic or brand medications are covered, and what formulary tier each medication is on. Drug lists that are published on the Contractor’s website must be in a machine readable file and format as specified by CMS.

7.5.12.20
The Contractor must submit, on a quarterly basis, all or specifically requested drugs administered by a Provider in his or her office to an Enrollee following the format established by ASES. This report must include the description of the NDC, HCPCS J-Code, as applicable, and the drug dosage, form and quantity. The Contractor must comply with the Normative Letters 16-1129 and 17-0619.

7.6	Dental Services

7.6.1	The Contractor shall provide the following dental services as Covered Services for Pediatric Enrollees:

7.6.1.1	All preventative and corrective services mandated by the EPSDT requirement;

7.6.1.2
Orthodontic services to EPSDT eligible children as medically necessary, subject to Prior Authorization, to prevent and restore oral structures to health and function. Orthodontic services for cosmetic purposes are not covered.

7.6.1.3	Pediatric Pulp Therapy (Pulpotomy);

7.6.1.4	Stainless steel crowns for use in primary teeth following a Pediatric Pulpotomy;

7.6.1.5
Anesthesia services, subject to prior authorization, for a child, or Enrollees with physical or mental handicaps in compliance with Federal and State laws. These special conditions include, but are not limited to, (a) autism, (b) severe retardation, (c) severe neurologic impairment, (d) significant attention deficit disorders with hyperactivity, (e) significant or severe mental disorders, (f) disabled or unable to follow commands, and (g) any other circumstance that in the dentist’s professional judgment, impairs cooperation and feasibility to adequately perform the dental procedure. Prior authorization determinations must be made within two (2) Calendar Days.

7.6.2	The Contractor shall provide the following dental services as Covered Services for Adults:

7.6.2.1	Preventive dental services;

7.6.2.2	Restorative dental services;

7.6.2.3	One (1) comprehensive oral exam per year;

7.6.2.4	One (1) periodical exam every six (6) months;

7.6.2.5	One (1) defined problem-limited oral exam;

7.6.2.6	One (1) full series of intra-oral radiographies, including bitewings, every three (3) years;

7.6.2.7	One (1) initial periapical intra-oral radiography;

7.6.2.8	Up to five (5) additional periapical/intra-oral radiographies per year;

7.6.2.9	One (1) single film-bite radiography per year;

7.6.2.10	One (1) two-film bite radiography per year;

7.6.2.11	One (1) panoramic radiography every three (3) years;

7.6.2.12	One (1) cleanse every six (6) months;

7.6.2.13	One (1) Prophylaxis, every six (6) months;

7.6.2.14	Amalgam restoration;

7.6.2.15	Resin restorations;

7.6.2.16	Root canal;

7.6.2.17	Palliative treatment;

7.6.2.18	Oral surgery; and

7.6.2.19	Anesthesia services, subject to prior authorization, for adults with physical or mental handicaps in compliance with federal and local law.

7.7	Special Coverage

7.7.1
The Special Coverage Benefit is designed to provide services for Enrollees with special health care needs caused by serious illness. Certain Special Coverage conditions may also be a qualifying condition subject under the HCHN Program (e.g., cancer).

7.7.2
The Contractor shall provide ASES with the strategy implemented for the identification of populations with special health care needs in order to identify any ongoing special conditions of Enrollees that require a treatment plan and regular care monitoring by appropriate Providers.

7.7.3
The Contractor shall implement a system for screening Enrollees for Special Coverage and registering Enrollees who qualify. The Contractor shall design a form, with prior written approval from ASES, to be used by Providers in submitting a registration for Special Coverage.

7.7.4
The registration system for Special Coverage shall emphasize speedy processing of the registration that requires the Contractor, once it receives the notification from the Provider, to register the Enrollee in Special Coverage within seventy-two (72) hours.

7.7.5
Once a Provider supplies all the required information for the Contractor to process a registration and the Contractor processes such information, Special Coverage shall take effect retroactively as of the date the Provider reaches a diagnosis, including documentation of test results, for any condition included in Special Coverage. In case Information is submitted to the Contractor after the diagnosis was reached, coverage can be made retroactive up to sixty (60) Calendar Days before the date on which Provider submitted the registration request.

7.7.6
According to the timeframes specified in Attachment 12 to this Contract, the Contractor shall submit proposed protocols to be established for Special Coverage to ASES for prior written approval, including:

7.7.6.1	Registration procedures;

7.7.6.2	Formats established for registration forms;

7.7.6.3	Forms of notices to be issued to the Enrollee and to the Provider to inform them of the Contractor’s decision concerning Special Coverage;

7.7.6.4	Protocols for the development of a treatment plan;

7.7.6.5	Provisions for ensuring that Enrollees with Special Coverage have Immediate Access to specialists appropriate for the Enrollee’s condition and identified needs; and

7.7.6.6	A summary of the Contractor’s strategy for the identification of populations with special health care needs.

7.7.7	The protocols shall emphasize both the need for a speedy determination and the need for screening evaluations to be conducted by competent Providers with appropriate expertise.

7.7.8
The Contractor shall complete, monitor, and routinely update a treatment plan for each Enrollee who is registered for Special Coverage at least every twelve (12) months, or when the Enrollee’s circumstances or needs change significantly, or at the request of the Enrollee. In the event an Enrollee qualifies for both Special Coverage and the HCHN Program, the treatment plan developed under the HCHN program must comply with this provision.

7.7.8.1
The treatment plan shall be developed by the Enrollee’s PCP, with the Enrollee’s participation, and in consultation with any specialists caring for the Enrollee. The Contractor shall require, in its Provider Contracts with PCPs, that Special Coverage registration treatment plans be submitted to the Contractor for review and approval in a timely manner.

7.7.9	Autism

7.7.9.1
The physical and Behavioral Health Services that the autism population needs to access through specialists such as gastroenterologists, neurologists, allergists, and dentists, will be offered through Special Coverage. Attachment 7 to this Contract includes the mandated procedures for this condition.

7.7.9.2
The Contractor shall require in its Provider Contracts with PCPs that the PCP carry out the Modified Checklist for Autism in Toddlers (“M-CHAT R/F”) In its last version for the screening of autism spectrum disorders at eighteen (18) or twenty-four (24) months of age, or in any other age range established by the Department of Health. The Contractor and Providers should follow the “Protocolo Uniforme de TEA” government plan version, published by the Department of Health.

7.7.9.3
The Contractor shall also require, through its Provider Contracts, that PCPs administer the Ages and Stages Questionnaire (“ASQ”) to the parents of child Enrollees. This questionnaire must be completed when the child is nine (9), eighteen (18), and thirty (30) months old, or at any other age established by the Health Department. Each Contractor shall acquire the license for the exclusive use of the questionnaire for child Enrollees in the GHP and transmit the questionnaire to PCPs and train and educate them in its use.

7.7.10	Services provided under Special Coverage shall be subject to Prior Authorization by the Contractor.

7.7.11
Special Coverage shall include in its scope the following services, provided, however, that an Enrollee shall be entitled only to those services Medically Necessary to treat the condition that qualified the Enrollee for Special Coverage:

7.7.11.1	Coronary and intensive care services, without limit;

7.7.11.2	Maxillary surgery;

7.7.11.3	Neurosurgical and cardiovascular procedures, including pacemakers, valves, and any other instrument or artificial devices (Prior Authorization required);

7.7.11.4	Peritoneal dialysis, hemodialysis, and related services (Prior Authorization required);

7.7.11.5	Pathological and clinical laboratory tests that are required to be sent outside Puerto Rico for processing (Prior Authorization required);

7.7.11.6	Neonatal intensive care unit services, without limit;

7.7.11.7	Radioisotope, chemotherapy, radiotherapy, and cobalt treatments;

7.7.11.8	Treatment of gastrointestinal conditions, treatment of allergies, and nutritional services in autism patients;

7.7.11.9	The following procedures and diagnostic tests, when Medically Necessary (Prior Authorization required):

7.7.11.9.1	Computerized Tomography;

7.7.11.9.2	Magnetic resonance test;

7.7.11.9.3	Cardiac catheters;

7.7.11.9.4	Holter test;

7.7.11.9.5	Doppler test;

7.7.11.9.6	Stress tests;

7.7.11.9.7	Lithotripsy;

7.7.11.9.8	Electromyography;

7.7.11.9.9	Single-photon Emission Computed Topography (“SPECT”) test;

7.7.11.9.10	Orthopantogram (“OPG”) test;

7.7.11.9.11	Impedance Plesthymography;

7.7.11.9.12	Other neurological, cerebrovascular, and cardiovascular procedures, invasive and noninvasive;

7.7.11.9.13	Nuclear imaging;

7.7.11.9.14	Diagnostic endoscopies; and

7.7.11.9.15	Genetic studies;

7.7.11.10
Up to fifteen (15) additional (beyond the services provided under Basic Coverage) physical therapy treatments per Enrollee condition per year when indicated by an orthopedist, physiatrist or chiropractor after Contractor Prior Authorization;

7.7.11.11	General anesthesia, including for dental treatment of special-needs children;

7.7.11.12	Hyperbaric Chamber;

7.7.11.13
Immunosuppressive medicine and clinical laboratories required for the maintenance treatment of post-surgical patients or transplant patients, to ensure the stability of the Enrollee's health, and for emergencies that may occur after said surgery; and

7.7.11.14	Treatment for the following conditions after confirmed laboratory results and established diagnosis:

7.7.11.14.1
HIV Positive factor and/or Acquired Immunodeficiency Syndrome (“AIDS”) (Outpatient and hospitalization services are included; no Referral or Prior Authorization is required for Enrollee visits and treatment at the Health Department's Regional Immunology Clinics or other qualified Providers);

7.7.11.14.2	Aplastic Anemia

7.7.11.14.3	Rheumatoid Arthritis

7.7.11.14.4	Cancer, not limited to Skin Cancer;

7.7.11.14.5	Certain obstetric services, if the Enrollee is active in the Special Coverage Registry.

7.7.11.14.6	Adults with Phenylketonuria (PKU);

7.7.11.14.7	Pulmonary Hypertension

7.7.11.14.8	Tuberculosis;

7.7.11.14.9	Leprosy;

7.7.11.14.10	Systemic Lupus Erythematosus (SLE);

7.7.11.14.11	Cystic Fibrosis;

7.7.11.14.12	Hemophilia;

7.7.11.14.13	Special conditions of children, including the prescribed conditions in the Special Needs Children Diagnostic Manual Codes (see Attachment 13 to this Contract), except:

7.7.11.14.13.1	Psychiatric Disorders; and

7.7.11.14.13.2	Intellectual disabilities;

7.7.11.14.14	Scleroderma;

7.7.11.14.15	Multiple Sclerosis and Amiotrophic Lateral Sclerosis (ALS); and

7.7.11.14.16	Chronic renal disease in levels three (3), four (4) and five (5) (Levels 1 and 2 are included in the Basic Coverage); these levels of renal disease are defined as follows:

7.7.11.14.16.1	Level 3. GFR (Glomerular Filtration – ml/min. per 1.73m² per corporal surface area) between 30 and 59, a moderate decrease in kidney function;

7.7.11.14.16.2	Level 4. GFR between 15 and 29, a severe decrease in kidney function; and

7.7.11.14.16.3	Level 5. GFR under 15, renal failure that will probably require either dialysis or a kidney transplant.

7.7.11.15
Required medication for the outpatient treatment of Tuberculosis and Leprosy is included under Special Coverage. Medication for the outpatient treatment or hospitalization for AIDS-diagnosed Enrollees or HIV-positive Enrollees is also included, with the exception of Protease inhibitors which will be provided by CPTET Centers.

7.7.12
An Enrollee may register for Special Coverage based on one (1) of the conditions listed in Attachment 7 to this Contract. The Contractor must seek ASES Prior Authorization for any other special condition not listed in Attachment 7 to this Contract, which the Enrollee, PCP, or PMG requests to be the basis of Special Coverage for an Enrollee. The request must include sufficient documentation of the Enrollee’s need for services and the cost-effectiveness of the care option. ASES will consult with the Health Department and issue a decision which will be binding between the Parties.

7.7.13
The Contractor must have a mechanism in place to allow Enrollees to directly access a specialist as appropriate for the enrollee’s condition and identified needs, in regards to all services encompassed within the scope of Special Coverage.

7.7.14	Except as expressly noted in this Section 7.7, the exclusions applied to Basic Coverage apply to Special Coverage.

7.8	Administrative Functions and the High Cost High Needs (HCHN) Program

7.8.1
Benefits under the GHP include the Administrative Functions of Care Management and the Wellness Plan (see Section 12.6 of this Contract), which are intended to coordinate care for Enrollees with conditions specified in the HCHN Program or other Enrollees with an identified need for additional coordination.

7.8.2	Care Management

7.8.2.1
The Contractor shall be responsible for the Care Management of Enrollees who demonstrate the greatest need, including those who have conditions specified in the HCHN Program, further described in Section 7.8.3) and/or who require intensive assistance, including during extended hours as required by the Enrollees’ medical conditions, to ensure integration of physical and Behavioral Health needs.

7.8.2.2	Enrollees who present with the following conditions shall be offered Care Management and may elect to opt out of the program:

7.8.2.2.1
Enrollees identified with special health care needs and whom qualify for Special Coverage, the HCHN Program, the High Utilizers Program, or have a Chronic Condition not otherwise covered under Special Coverage or the HCHN Program;

7.8.2.2.2	Enrollees diagnosed with a Serious Mental Illness (SMI) or a Serious Emotional Disturbance (SED); or

7.8.2.2.3	Enrollees who have accessed the emergency room seven (7) or more times within twelve (12) months.

7.8.2.3
The Contractor’s Care Management system shall emphasize prevention, continuity of care, and coordination of care, including between settings of care and appropriate discharge planning for short- and long-term hospital and institutional stays. The system will advocate for, and link Enrollees to, services as necessary across Providers, including community and social support Providers, and settings. Care Management functions include:

7.8.2.3.1	Assignment of a specific Care Manager to each enrollee qualified for Care Management;

7.8.2.3.2	Management of Enrollee to Care Manager ratios that have been reviewed ASES;

7.8.2.3.3
Identification of Enrollees who have or may have chronic or severe Behavioral Health needs, including through use of the screening tools M-CHAT for the detection of Autism, ASQ, ASQ-SE, Conners Scale (ADHD screen), DAST-10, GAD, and PC-PTSD, and other tools available for diagnosis of Behavioral Health disorders;

7.8.2.3.4
Assessment of an Enrollee’s physical and Behavioral Health needs utilizing a standardized needs assessment within thirty (30) Calendar Days of Referral to Care Management that has been reviewed and given written approval by ASES. The Contractor shall also make its best efforts to perform this needs assessment for all new Enrollees within ninety (90) Calendar Days of the Effective Date of Enrollment, and to comply with all other requirements for such assessments set forth in 42 CFR 438.208(b);

7.8.2.3.5	Development of a plan of care within sixty (60) Calendar Days of the needs assessment;

7.8.2.3.6	Referrals and assistance to ensure timely Access to Providers;

7.8.2.3.7	Coordination of care actively linking the Enrollee to Providers, medical services, residential, social, and other support services where deemed necessary;

7.8.2.3.8	Monitoring of the Enrollees needs for assistance and additional services via face-to-face or telephonic contact at least quarterly (based on high- or low-risk);

7.8.2.3.9	Continuity and transition of care; and

7.8.2.3.10
Follow-up and documentation, including the review and/or revision of a plan of care upon reassessment of need, at least every twelve (12) months, or when the Enrollee’s circumstances or needs change significantly, or at the request of the Enrollee.

7.8.2.4	The Contractor shall develop policies and procedures for Care Management that include, at a minimum, the following elements:

7.8.2.4.1	The provision of an individual needs assessment and diagnostic assessment;

7.8.2.4.2	The development of an individual treatment plan, as necessary, based on the needs assessment;

7.8.2.4.3	The establishment of treatment objectives;

7.8.2.4.4	The monitoring of outcomes;

7.8.2.4.5	A process to ensure that treatment plans are revised as necessary;

7.8.2.4.6	A strategy to ensure that all Enrollees or Authorized Representatives, as well as any specialists caring for the Enrollee, are involved in a treatment planning process coordinated by the PCP;

7.8.2.4.7	Procedures and criteria for making Referrals to specialists and subspecialists;

7.8.2.4.8	Procedures and criteria for maintaining care plans and Referral services when the Enrollee changes Providers;

7.8.2.4.9
Capacity to implement, when indicated, Care Management functions such as individual needs assessment, including establishing treatment objectives, treatment follow-up, monitoring of outcomes, or revision of the treatment plan; and

7.8.2.5	These procedures must be designed to include consultation and coordination with Enrollee’s PCP.

7.8.2.6	The Contractor shall submit its Care Management policies and procedures to ASES for review according to the timeframe specified in Attachment 12 to this Contract.

7.8.3	High Cost High Needs (HCHN) Program

7.8.3.1
The HCHN Program is a coordinated model of care focused on conditions that may require intensive use services, monitoring and interventions by a dedicated team of Providers to ensure compliance with plans of care, and specialized care management services (see Section 7.8.2). Outcomes for Enrollees with select conditions in the HCHN Program will be subject to performance metrics and the affiliated Retention Fund as specified in the Health Care Improvement Program (HCIP) Manual (Attachment 19 to this Contract) and Sections 12.5 and 22.4 of the Contract.

7.8.3.2
The Contractor shall design a model of care that assigns Enrollees to an appropriate level of care management and an appropriate team of Providers to treat and manage the health condition. The model of care shall also include transition of care planning when the Enrollee presents at a facility for Emergency Services or post-discharge following an inpatient stay. The model of care shall also include linkages and interventions related to social determinants of health to treat the holistic needs of the Enrollee.

7.8.3.3	The Contractor’s Enrollee Handbook must describe in detail the model of care for treatment of Enrollees with each HCHN condition and the models of care are enforceable and auditable by ASES.

7.8.3.4	Health conditions subject to the Contractor’s HCHN model of care and the process for identifying Enrollees with these specified health conditions is provided in Attachment 28 to this Contract.

7.8.3.5	Contractors will be paid the associated PMPM Payment for Enrollees in the HCHN Program, per specified condition, as provided in Attachment 28 to this Contract.

7.9	Early and Periodic Screening, Diagnosis and Treatment Requirements (“EPSDT”)

7.9.1
The Contractor shall provide EPSDT services to Pediatric Enrollees in compliance with all requirements found below. EPSDT services must be in compliance with Health Department guidelines and the Mothers, Children and Adolescents Program guidelines. ASES may issue additional guidelines to the Contractor in regards to the applicable EPSDT services.

7.9.1.1
The Contractor shall comply with sections 1902(a)(43), 1905(a)(4)(B), and 1905(r) of the Social Security Act, and Part 5 of the State Medicaid Manual, which require EPSDT services to include Outreach and education, screening, tracking, and diagnostic and treatment services.

7.9.1.2
The Contractor shall develop an EPSDT Plan that includes written policies and procedures for conducting Outreach and education, informing, tracking, and organizing follow-up to ensure compliance with the Well Baby Care periodicity schedules.

7.9.1.3
The EPSDT Plan shall emphasize Outreach and compliance monitoring for children and adolescents (young adults), taking into account the multi-lingual, multi-cultural nature of the population, as well as other unique characteristics of this population.

7.9.1.4
The EPSDT Plan shall include procedures for follow-up of missed appointments, including missed Referral appointments for problems identified through EPSDT screens and exams. The plan shall also include procedures for Referral, tracking, and follow-up for annual dental examinations and visits. The Contractor shall submit its EPSDT Plan for review and approval according to the timeframe specified in Attachment 12 to this Contract.

7.9.2	Outreach and Education

7.9.2.1	The Contractor’s EPSDT Outreach and education process for Pediatric Enrollees and their families shall include:

7.9.2.1.1	The importance of preventive care;

7.9.2.1.2	The periodicity schedule and the depth and breadth of services;

7.9.2.1.3	How and where to access services, including necessary transportation and scheduling services; and

7.9.2.1.4	A statement that services are provided without cost.

7.9.2.2
The Contractor shall provide written notification to its families with EPSDT-eligible children when appropriate periodic assessments or needed services are due. The Contractor shall coordinate appointments for care. The Contractor shall follow-up with families with EPSDT-eligible children who have failed to access Well Baby Care services after one hundred and twenty (120) Calendar Days of Enrollment in the GHP.

7.9.2.3
The Contractor shall inform its newly enrolled families with EPSDT-Eligible children about the EPSDT Program upon Enrollment with the Plan. This requirement includes informing pregnant women and new mothers, either before or within fourteen (14) Calendar Days after the birth of their children, that EPSDT services are available.

7.9.2.4
The Contractor shall provide each PCP, on a monthly basis, with a list of the PCP’s EPSDT-eligible children who have not had an appointment during the initial one hundred and twenty (120) Calendar Days of Enrollment, and/or are not in compliance with the EPSDT periodicity schedule. The Contractor and/or the PCP shall subsequently contact the Enrollees’ parents or guardians to schedule an appointment.

7.9.2.5
Outreach and education shall include a combination of written and oral (on the telephone, face-to-face, or films/tapes) methods, and may be done by Contractor personnel or by Providers. All Outreach and education shall be documented and shall be conducted in non-technical language at or below a fourth (4th) -grade reading level. The Contractor shall use accepted methods for informing persons who are blind or deaf, or cannot read or understand the Spanish language.

7.9.2.6
The Contractor may provide nominal, non-cash incentives of fifteen dollars ($15) or less to Enrollees and no more than seventy-five dollars ($75) in the aggregate annually per Enrollee, to motivate compliance with periodicity schedules if prior approved in writing by ASES.

7.9.3	Screening

7.9.3.1
The Contractor is responsible for periodic screens (“EPSDT Checkups”) in accordance with the Puerto Rico Medicaid Program’s periodicity schedule and the American Academy of Pediatrics EPSDT periodicity schedule. Such EPSDT Checkups shall include, but not be limited to, the Well Baby Care checkups described in Section 7.5.3.1.

7.9.3.2
The Contractor shall provide an initial health and screening visit to all newly enrolled CHIP Eligible children within ninety (90) Calendar Days and within twenty-four (24) hours of birth to all newborns; and, after the initial Checkup, annually.

7.9.3.3	The Contractor must advise the Enrollee child, his or her parents, or his or her legal guardian of his or her right to have an EPSDT Checkup.

7.9.3.4	EPSDT Checkups must include all of the following:

7.9.3.4.1	A comprehensive health and developmental history;

7.9.3.4.2	Developmental assessment, including mental, emotional, and Behavioral Health development;

7.9.3.4.3	Measurements (including head circumference for infants);

7.9.3.4.4	An assessment of nutritional status;

7.9.3.4.5	A comprehensive unclothed physical exam;

7.9.3.4.6
Immunizations according to the guidance issued by the Advisory Committee on Immunization Practices (ACIP). All immunizations shall be provided for Pediatric Enrollees, and those necessary according to age, gender, and health condition of the Enrollee, including but not limited to influenza and pneumonia, vaccines for Enrollees over 65 years and vaccines for children and adults with high risk conditions such as pulmonary, renal, diabetes and heart disease, among others.

7.9.3.4.6.1
The Puerto Rico Department of Health shall provide and pay for vaccines to Enrollees ages 0-18 through the Children's Immunization Program. The Contractor shall cover the administration of the vaccines provided by the Puerto Rico Department of Health.

7.9.3.4.6.2
The Contractor shall provide and pay for the immunizations of Enrollees ages 19-20 and those necessary according to age, gender and health condition of the Enrollee, including but not limited to influenza and pneumonia vaccines for beneficiaries over 65 years and adults with high risk conditions such as pulmonary, renal, diabetes, and heart disease, among others.

7.9.3.4.6.3
The Contractor shall cover the administration of all the vaccines according to the fee schedule established by the Puerto Rico Health Department. The Contractor shall contract with immunization providers, duly certified by the Puerto Rico Department of Health, to provide immunization services.

7.9.3.4.6.4	The Contractor shall administer the immunizations without any charge or deductible.

7.9.3.4.7	Certain laboratory tests;

7.9.3.4.8	Anticipatory guidance and health education;

7.9.3.4.9	Vision screening;

7.9.3.4.10	Tuberculosis;

7.9.3.4.11	Hearing screening; and

7.9.3.4.12	Dental and oral health assessment.

7.9.3.5
Lead screening is a required component of an EPSDT Checkup, and the Contractor shall implement a screening program for the detection of the presence of lead toxicity. The screening program shall consist of two (2) parts: verbal risk assessment (from thirty-six (36) to seventy-two (72) months of age), and blood screening for lead. Regardless of risk, the Contractor shall provide for a blood screening testing for lead for all EPSDT-Eligible children at twelve (12) and twenty-four (24) months of age. Children between twenty-four (24) months of age and seventy-two (72) months of age should receive a blood lead screening testing for lead if there is no record of a previous test.

7.9.3.6	The Contractor shall have procedures for Provider Referral to and follow-up with dental service Providers, including annual dental examinations and services by an oral health Provider.

7.9.3.7
The Contractor shall have procedures for Provider Referral of children for further diagnostic and/or treatment services to correct or ameliorate defects, physical and mental illnesses, and conditions discovered by the EPSDT checkup. Referral to the Provider conducting the screening or to another Provider may be made, as appropriate, as well as any follow-up appointments.

7.9.3.8
The Contractor shall ensure at a minimum fifty percent (50%) compliance during the first Contract year, sixty percent (60%) compliance during the second Contract year, and seventy-five percent (75%) compliance during the third Contract year, with the EPSDT screening requirements, including blood screening for lead and annual dental examinations and services, using the methodology prescribed by CMS to determine the screening rate. ASES may impose penalties, sanctions, and/or fines under Articles 19 and 20 if the Contractor fails to comply with the minimum requirements.

7.9.4	Tracking

7.9.4.1
The Contractor shall establish a tracking system that provides Information on compliance with EPSDT requirements. This system shall have in a place a reminder/notification system and shall track, at a minimum, the following areas:

7.9.4.1.1	Initial newborn Well Baby Care hospital checkups;

7.9.4.1.2	Periodic EPSDT checkups as required by the periodicity schedule;

7.9.4.1.3	Diagnostic and treatment services, including Referrals; and

7.9.4.1.4	Immunizations, lead, tuberculosis, and dental services.

7.9.4.2	All Information generated and maintained in the tracking system shall be consistent with Encounter Data requirements as specified in Section 17.3.3 of this Contract.

7.9.5	Diagnostic and Treatment Services

7.9.5.1	If a suspected problem is detected by a screening examination as described above, the child shall be evaluated as necessary for further diagnosis. This diagnosis is used to determine treatment needs.

7.9.5.2
EPSDT requires coverage for all follow-up diagnostic and treatment services deemed Medically Necessary to ameliorate or correct a problem discovered during an EPSDT checkup. Such Medically Necessary diagnostic and treatment services must be provided regardless of whether such services are covered by the State Medicaid Plan, as long as they are Medicaid-coverable Services as defined in Title XIX of the Social Security Act. The Contractor shall provide Medically Necessary, Medicaid-coverable diagnostic and treatment services.

7.9.6	EPSDT Reporting is addressed in Section 18.2.4 of this Contract.

7.10	Advance Directives

7.10.1
In compliance with 42 CFR 438.3 (j), 42 CFR 422.128(a), 42 CFR 422.128(b), 42 CFR 489.102(a), and Law No. 160 of November 17, 2001, the Contractor shall maintain written policies and procedures for Advance Directives. Such Advance Directives shall be included in each Enrollee’s Medical Record. The Contractor shall provide these policies and procedures written at a fourth (4th) grade reading level in English and Spanish to all Enrollees eighteen (18) years of age and older and shall advise Enrollees of:

7.10.1.1	Their rights under the laws of Puerto Rico, including the right to accept or refuse medical or surgical treatment and the right to formulate Advance Directives;

7.10.1.2
The Contractor’s written policies respecting the implementation of those rights, including a statement of any limitation that incorporates the requirements set forth under 42 CFR 422.128(b)(1)(ii) regarding the implementation of Advance Directives as a matter of conscience; and

7.10.1.3	The Enrollee’s right to file Complaints concerning noncompliance with Advance Directive requirements directly with ASES or with the Puerto Rico Office of the Patient Advocate.

7.10.2	The Information must include a description of Puerto Rico law and must reflect changes in laws as soon as possible and no later than ninety (90) Calendar Days after the effective change.

7.10.3
The Contractor shall educate its staff about its policies and procedures on Advance Directives, situations in which Advance Directives may be of benefit to Enrollees, and the staff’s responsibility to educate Enrollees about this tool and assist them in making use of it.

7.10.4
The Contractor shall educate Enrollees about their ability to direct their care using Advance Directives and shall specifically designate which staff members or Network Providers are responsible for providing this education.

7.11	Enrollee Cost-Sharing

7.11.1	The Contractor shall ensure that Providers collect the Enrollee’s cost-sharing portion only as specified in Attachment 8 to this Contract, as developed in accordance with 42 CFR 438.108.

7.11.2
The Contractor shall ensure that it accurately differentiates the categories of GHP Enrollees in its Marketing Materials and communications, to clarify the cost-sharing rules that are applied to each group. The Contractor shall ensure that the Enrollee’s eligibility category appears on the Enrollee ID Card, so that cost-sharing is correctly determined.

7.11.3
The Contractor shall ensure that, in keeping with the Co-Payment policies included in Attachment 8 to this Contract, Medicaid and CHIP Eligibles bear no cost-sharing responsibility under the GHP for services provided within the Contractor’s PPN.

7.11.4	As provided in Attachment 8 to this Contract, the Contractor shall impose Co-Payments for services provided in an emergency room outside the Enrollee’s PPN, but only in limited circumstances.

7.11.4.1
For Medicaid and CHIP Eligibles, the Contractor shall not impose any Co-Payment for the treatment of an Emergency Medical Condition or a Psychiatric Emergency. The Contractor shall, however, as provided in Attachment 8 to this Contract, impose Co-Payments for services provided in an emergency room to treat a condition that the attending physician determines, at the time of the visit, does not meet the definition of a Psychiatric Emergency or an Emergency Medical Condition and if the Enrollee does not consult the GHP Service Line Medical Advice Line before visiting the emergency room, and provide his or her call identification number at the emergency room. If the Enrollee presents the call identification number, no Co-Payment shall be imposed.

7.11.4.2	No Co-Payments shall be charged for Medicaid and CHIP children under twenty-one (21) years of age under any circumstances.

7.11.4.3
For Other Eligible Persons, the Contractor shall impose a Co-Payment for any emergency room visit outside the Enrollee’s PPN, if the Enrollee does not consult the GHP Service Line Medical Advice Line before visiting the emergency room, and provide his or her call identification number at the emergency room. If the Enrollee presents the call identification number, no Co-Payment shall be imposed.

7.11.5
As provided in 42 CFR 447.53(e), if a Medicaid or CHIP Eligible expresses his or her inability to pay the established Co-Payment at the time of service, the Contractor (through its contracted Providers) shall not deny the service.

7.11.6	Enrollees of Indian background, as defined in Article 2, are exempt from all Co-Payments.

7.11.7	The Contractor shall ensure that any cost sharing complies with the parity requirements for Financial Requirements in 42 CFR 438.910 addressed in Section 7.5.11.7.

7.12	Dual Eligible Beneficiaries

7.12.1
Dual Eligible Beneficiaries enrolled in the GHP are eligible, with the limitations provided below, for the Covered Services described in this Article 7, with the addition of some coverage of Medicare cost-sharing.

7.12.1.1	Dual Eligible Beneficiaries Who Receive Medicare Part A Only

7.12.1.1.1
The Contractor shall provide regular GHP coverage as provided in this Article 7, excluding services covered under Medicare Part A (hospitalization). However, the GHP shall cover hospitalization services after the Medicare Part A coverage limit has been reached.

7.12.1.1.2	The Contractor shall not cover the Medicare Part A premium or Deductible.

7.12.1.2	Dual Eligible Beneficiaries Who Receive Medicare Part A and Part B

7.12.1.2.1
The Contractor shall provide regular GHP coverage as detailed in this Article 7, excluding services covered under Medicare Part A or Part B. However, the GHP shall cover hospitalization services after the Medicare Part A coverage limit has been reached.

7.12.1.2.2	The Contractor shall not cover the Medicare Part A premium or Deductible.

7.12.1.2.3	The Contractor shall cover Medicare Part B Deductibles and co-insurance in accordance with Section 23.5.1.

7.12.1.3	Dual Eligible Beneficiaries enrolled in a Medicare Part C and/or Platino Plan are not eligible for services under this Contract.

7.12.1.4	Barbiturates and Benzodiazepines for Dual Eligible Beneficiaries with Medicare Part D are covered by Medicare Part D.

7.12.2	Any GHP cost-sharing for Dual Eligible Beneficiaries shall be determined according to Section 7.11 and Attachment 8 to this Contract.

7.12.3
The Contractor must enter into a Coordination of Benefits Agreement with Medicare within sixty (60) Calendar Days from the Effective Date of the Contract and participate in the automated claims crossover process in order to appropriately allocate reimbursement for Dual Eligible Beneficiaries. Any crossover claims not appropriately reimbursed by the applicable Medicare program will be considered an Overpayment and shall be reported and returned in accordance with Section 22.1.19.

7.12.3.1
ASES may extend the sixty (60) Calendar Day time frame set forth in Section 7.12.3 if the Contractor can provide evidence, satisfactory to ASES, that documents the Contractor’s reasonable efforts to enter into a Coordination of Benefits Agreement with Medicare.

7.13	Moral or Religious Objections

7.13.1
If, during the course of the Contract period, pursuant to 42 CFR 438.102, the Contractor elects not to provide, not to reimburse for, or not to provide a Referral or Prior Authorization for a service within the scope of the detailed Covered Services, because of an objection on moral or religious grounds, the Contractor shall notify:

7.13.1.1	ASES within one hundred and twenty (120) Calendar Days before adopting the policy with respect to any service;

7.13.1.2	Enrollees within ninety (90) Calendar Days after adopting the policy with respect to any service; and

7.13.1.3	Enrollees and Potential Enrollees before and during Enrollment.

7.13.2
The Contractor shall furnish information about the services it does not cover based on a moral or religious objection to ASES with its GHP Program application. The Contractor acknowledges that such objections will be factored into the calculation of rates paid to the Contractor and, when made during the course of the Contract period, may serve as grounds for recalculation of the rates paid.

7.13.3
If the Contractor does not cover counseling or referral services because of moral or religious objections and chooses not to furnish information to Enrollees on how and where to obtain such services, ASES must provide that information to Enrollees.

7.14	High Utilizers Program – Collaboration with ASES

7.14.1
Pursuant to Attachment 25 to this Contract, the Contractor shall collaborate with ASES in its implementation and administration of the High Utilizer Program, including but not limited to, providing data related to physical and Behavioral Health services such as:

7.14.1.1	Demographic data.

7.14.1.2	Utilization Data from the population.

7.14.1.3	Real-time data from the hospitals to know every time that one of the patients in the program or patients identified as prospects for the program enters the hospital.

7.14.1.4	Hospital data from the hospitals using the Client contracting relationship with them.

7.14.1.5	Authorization data from fast track process for authorizations within Plans.

7.14.2	The Contractor shall provide expedited authorization processes and contact personnel as needed to help coordinate the High Utilizer Program’s information and services.

ARTICLE 8	INTEGRATION OF PHYSICAL AND BEHAVIORAL HEALTH SERVICES

8.1	General Provisions

8.1.1	The Contractor shall ensure that physical and Behavioral Health Services are fully integrated, to ensure optimal detection, prevention, and treatment of physical and Behavioral Health illness.

8.1.2
The Contractor (through contracted PCPs, PMGs, and other Network Providers) shall be responsible, for identifying Enrollees’ needs and coordinating proper Access to both physical and Behavioral Health Services.

8.1.3
In implementing an integrated model of service delivery, the Contractor shall observe all the protections of the Mental Health Code (Act No. 408) and the Puerto Rico Patient’s Bill of Rights Act, as well as other applicable Federal and Puerto Rico legislation.

8.2	Co-Location of Staff

8.2.1
The Contractor shall require the placement of a psychologist or other type of Behavioral Health Provider as part of the PMG’s PPN. The Behavioral Health Provider shall be present and available to provide assessment, screening, consultation, and Behavioral Health Services to Enrollees. The standard minimum criteria for weekly access will be four (4) hours per week for one thousand (1,000) or fewer Enrollees assigned to the PMG and increments of four (4) hours per every additional one thousand (1,000) Enrollees thereafter as detailed in Attachment 10 to this Contract. Total Behavioral Health Provider hours will be determined by the number of Enrollees assigned to the PMG regardless of the Contractor selected by the Enrollee. The Contractor must ensure that each PMG complies with the ASES Guidelines for Co-location of the Behavioral Health Provider in PMG settings established in Attachment 10 to this Contract.

8.2.2	The Contractor shall ensure that the PMG provides adequate space and resources for the Behavioral Health Provider to provide care and consultations in a confidential setting.

8.2.3
The Behavioral Health Provider housed within the PMG shall conduct screening evaluations (PHQ-9, ASQ, ASQ SE, Conners Scales, DAST-10, GAD, PC-PTSD among others), crisis intervention, and limited psychotherapy (between four (4) and six (6) sessions), according to the needs of the Enrollee). Formal and informal case discussions between the PCP and Behavioral Health Providers are encouraged. Additionally, the Behavioral Health Provider shall evaluate all Enrollees in the HCHN Program, and develop and implement a short term, limited psychotherapy care plan as appropriate. The Contractor shall ensure that the services provided are compliant with Act No. 408.

8.3	Reverse Co-location

8.3.1
The Contractor shall contract with Short-term Intervention Centers (Stabilization Units) based on the needs of the population, and with a geographic distribution approved by ASES. Based on the needs of the population, ASES has the sole discretion of requiring the Contractor to contract additional Behavioral Health Services Facilities.

8.3.2	The Contractor must comply with the ASES Guidelines for Reverse Co-location of the PCP in Behavioral Health Facilities detailed in Attachment 21 of this Contract.

8.3.3
The Contractor shall ensure that a PCP is on site or on call as specified in the Guidelines for Reverse Collocation (see Attachment 21 to this Contract) to monitor the physical health of the Enrollees.

8.3.4	The Contractor shall ensure that the Behavioral Health Facility provides adequate space and resources for the PCP to provide care and consultations in a confidential setting.

8.3.5
In the event that a Behavioral Health Facility does not allow Contractor to place a PCP in the Behavioral Health Facility for the minimum time required, the Contractor shall proceed according to the Guidelines for Reverse Collocation (see Attachment 21 to this Contract).

8.4	Referrals

8.4.1
GHP Enrollees with Behavioral Health conditions requiring more intensive or continuous care than can be provided within the PMG environment as set forth in Section 8.2, shall be referred to a Behavioral Health Provider for on-going services. In the same way, Enrollees who require more intensive or continuous care than can be provided within the Behavioral Health Facility as set forth in Section 8.3 shall be referred to the appropriate physical provider for level of treatment. For any physical urgent care that an Enrollee may have at the Behavioral Health Facility they could be seen by the reverse co-located physician to receive such evaluation. However, Enrollees with SMI shall be assisted by the reverse co-located physician for all acute or chronic physical conditions at the same point of service.

8.4.2	An Enrollee may access Behavioral Health services through the following means:

8.4.2.1	A Referral from the PCP or other PMG physician;

8.4.2.2	Self-referral (walk-in);

8.4.2.3	The GHP Service Line Service;

8.4.2.4	The telephone Call Center provided by ASSMCA, known as “Linea PAS”;

8.4.2.5	Hospitals; and

8.4.2.6	Emergency rooms.

8.5	Information Sharing

8.5.1
To the extent the Contractor utilizes a Subcontractor to provide Behavioral Health services, the Contractor and the Subcontractor shall share documents in their respective possession (including agreements, processes, guidelines and clinical protocols), in order to understand the other’s operations to ensure optimal cooperation and integration of physical and Behavioral Health Services.

8.5.2	The Contractor shall develop forms to facilitate electronic communication between physical health and Behavioral Health Providers, such as:

8.5.2.1	An information sheet for Enrollees on HIPAA requirements;

8.5.2.2	A Referral sheet; and

8.5.2.3	An informed consent form.

8.5.3	The Contractor shall establish a process for monitoring exchange of Information, documenting receipt of Information and following up on Information not submitted in a timely manner.

8.5.4	The Contractor shall require PMG staff to follow-up with Behavioral Health Providers concerning the care of Enrollees referred by the PMG to a Behavioral Health Provider.

8.5.5
The Contractor shall ensure that the Providers implement a certified EHR and a HIE platform with the capacity of centralizing the management of the referred EHR for all the PMG Providers including all Behavioral Health Providers. Also, the Contractor shall provide ASES all the necessary data to assure that the Providers comply with the Medicaid encounters patient volume as required by 42 CFR 495.306. The Contractor must submit to ASES the certification document included as Attachment 24 to this Contract within seven (7) Business Days of ASES’s request of the certification.

8.6	Staff Education

8.6.1
The Contractor shall train PMG and the Behavioral Health Facility staff on the goals and operational details of the integrated model of care, and, as appropriate, the identification of Behavioral Health issues and conditions.

8.6.2
The Contractor shall require PMGs to Immediately refer Enrollees to the Behavioral Health Provider located within the PMG (or, if the Provider is not available, to the emergency room) when an Enrollee displays suicidal behavior.

8.7	Cooperation with Puerto Rico and Federal Government Agencies

8.7.1
The Contractor acknowledges that governmental entities, including ASSMCA and SAMHSA regulate, as applicable, Behavioral Health services under the GHP. The Contractor shall consult such governmental entities where appropriate.

8.8	Integration Plan

8.8.1
The Contractor shall submit to ASES, for its review and approval, an Integration Plan incorporating the elements in this Article 8, according to the timeframe specified in Attachment 12 to this Contract. The Integration Plan shall cover at a minimum:

8.8.1.1	How (1) Reverse Co-location and (2) co-location will be arranged, implemented, and monitored;

8.8.1.2	Target dates for full compliance with reverse co-location and co-location;

8.8.1.3	Contingency plans for PMGs and Behavioral Health Facilities who do not have appropriate space for co-location or reverse co-location or refuse to participate;

8.8.1.4	How Referrals are communicated, implemented, and tracked; and

8.8.1.5	Schedule for staff education and measurement of compliance.

ARTICLE 9	PROVIDER NETWORK

9.1	General Provisions

9.1.1
The Contractor shall comply with the requirements specified in 42 CFR 438.68, 438.206, 438.207, 438.214 and all applicable Puerto Rico requirements regarding Provider Networks. The Contractor shall have policies and procedures that reflect these requirements that are prior approved in writing by ASES in accordance with the timeframes in Attachment 12 to this Contract. The Contractor shall also:

9.1.1.1	Establish and maintain a comprehensive network of Providers capable of serving all Enrollees who enroll in the Contractor’s Plan;

9.1.1.2	Pursuant to Section 1932(b)(7) of the Social Security Act, not discriminate against Providers that serve high-risk populations or specialize in conditions that require costly treatment;

9.1.1.3
Not discriminate with respect to participation, reimbursement, or indemnification of any Provider acting within the scope of that Provider’s license or certification under applicable Puerto Rico law solely on the basis of the Provider’s license or certification;

9.1.1.4
Upon declining to include a Provider or group of Providers that have requested inclusion in the Contractor’s General Network, the Contractor shall give the affected Provider(s) written notice explaining the reason for its decision;

9.1.1.5	Be allowed to negotiate different reimbursement amounts for different specialties or for different practitioners in the same specialty;

9.1.1.6	Be allowed to establish measures that are designed to maintain quality of services and control of costs and are consistent with its responsibility to Enrollees;

9.1.1.7	Not make payment to any Provider who has been barred from participation based on existing Medicare, Medicaid or CHIP sanctions, except for Emergency Services; and

9.1.1.8	Provide Enrollees with special health care needs direct access to a specialist, as appropriate for the Enrollee’s health care condition, as specified in 42 CFR 438.208(c)(4).

9.1.2
The Contractor shall have an adequate network of available Network Providers meeting all Contract requirements in order to (i) ensure timely Access to Covered Services (including complying with all Federal and Puerto Rico requirements concerning timeliness, amount, duration, and scope of services); and (ii) provide sufficient Network Providers to satisfy the demand of Covered Services with adequate capacity and quality service delivery.

9.1.3	When establishing and maintaining an adequate network of Providers, the Contractor shall consider and comply with each of the following criteria, in accordance with 42 CFR 438.206(b)(1):

9.1.3.1	Estimated eligible population and number of Enrollees;

9.1.3.2	Estimated use of services, considering the specific characteristics of the population and special needs for physical and Behavioral Health care;

9.1.3.3	Integration of physical health services and Behavioral Health Services using state facilities, academic medical centers, municipal health services and facilities;

9.1.3.4	Number and type of Providers required to offer services taking experience, training, and specialties into account;

9.1.3.5	Maximum number of patients per Provider;

9.1.3.6	The number of Providers in the PPN and General Network that are not accepting new patients; and

9.1.3.7
Geographic location of Providers and Enrollees, taking into account distance as permitted by law, the duration of trip, the means of transportation commonly used by Enrollees, and whether the facilities provide physical access for Enrollees with physical disabilities or special needs.

9.1.3.8	Sufficient family planning Providers to ensure timely access to family planning Covered Services.

9.1.4
If the Contractor declines to include individual or groups of Providers in its network, it must give the affected Providers written notice of the reason for its decision. 42 CFR 438.12(a) may not be construed to:

9.1.4.1	Require the Contractor to contract with Providers beyond the number necessary to meet the needs of its Enrollees;

9.1.4.2	Preclude the Contractor from using different reimbursement amounts for different specialties or for different practitioners in the same specialty; or

9.1.4.3	Preclude the Contractor from establishing measures that are designed to maintain quality of services and control costs and is consistent with its responsibilities to Enrollees.

9.1.5
The provider’s facilities must comply with Federal and Puerto Rico laws regarding the physical condition of medical facilities, the Provider’s facilities and must also comply with ASES’s requirements including, but not limited to, accessibility, cleanliness and proper hygiene. ASES reserves the right to evaluate the appropriateness of such facilities to provide the Covered Services. After receiving a written notice from ASES, the Contractor must timely notify the Provider, propose and enforce a corrective plan to be completed within ninety (90) Calendar Days to make the facilities appropriate to provide the Covered Services.

9.1.5.1
The Contractor shall collaborate with the Providers to provide integrated GHP physical and Behavioral Health Services in order to achieve a fully integrated and holistic approach to providing Enrollee care.

9.1.5.2	The Contractor shall implement procedures in conjunction with the Providers to ensure that each GHP Enrollee has Access to both physical and Behavioral Health outpatient and inpatient services.

9.1.5.3	The Contractor shall develop policies and procedures that ensure timely Access to physical and Behavioral Health Services and integration of care.

9.1.5.4	The Contractor shall submit its policies and procedures to ASES for prior written approval according to the timeframe set forth in Attachment 12 to this Contract

9.1.5.5	The Contractor must sub-contract ASSMCA to be a Behavioral Health Services provider.

9.1.6
The Contractor’s Network shall not include a Provider if the Provider, or any person who has an ownership or controlling interest in the Provider, or is an agent or managing employee of the Provider, is included on the List of Excluded Individuals/Entities (“LEIE”) (which is maintained by HHS-OIG), or who are on the Excluded Parties List System (“EPLS”) or on Puerto Rico’s list of excluded Providers. The Contractor shall check LEIE and EPLS upon the Provider’s Enrollment, Re-Enrollment, and on a monthly basis. Upon enrollment and Re-Enrollment the Contractor must also check the SSA Death Master File to make sure the Provider is not deceased and the National Plan and Provider Enumeration System (“NPPES”) to make sure the Provider has a NPI as required in Section 9.1.7.

9.1.7	The Contractor shall require that each Provider have a unique National Provider Identifier (“NPI”). When the NPI is reported to ASES, the NPI must be in the NPPES standard format.

9.1.8
Ambulatory clinics shall have a sufficient number of Providers to efficiently and promptly provide Behavioral Health Services to Enrollees visiting such clinics, including Vieques and Culebra. Contractor shall provide ASES with a report within the first ten (10) Business Days of each month indicating the number of Enrollees (including walk-ins) receiving Behavioral Health Services therein and the number of Providers providing these services during such period.

9.1.9	ASES shall have the right to previously approve Contractor’s clinical protocols to render behavioral health services and substance abuse to Enrollees in ambulatory care.

9.1.10
In the event that a determined type of Provider cannot be contracted by the Contractor due to lack of such Providers or due to such Provider’s refusal to contract for this GHP Program, the Contractor must carry out all efforts to contract with those Providers. The Contractor must validate and submit all supporting documents evidencing the lack of Providers or refusal to contract to ASES using Form A-102 provided as Attachment 15 to this Contract. ASES will make a determination based on the evidence submitted if any further action is required of the Contractor.

9.1.11
The Contractor is responsible for establishing and monitoring Medical Record guidelines which include documentation of all services provided by the Primary Care Providers as well as any participating Providers in the contracted Provider Network.

9.1.12	Direct Relationship

9.1.12.1	The Contractor shall ensure that all Network Providers have knowingly and willingly agreed to participate in the Contractor’s General Network.

9.1.12.2
The Contractor shall be prohibited from acquiring established networks without contacting each individual Provider to ensure knowledge of the requirements of this Contract and to confirm the Provider’s complete understanding and agreement to fulfill all terms of the Provider Contract.

9.1.12.3
ASES reserves the right to confirm and validate, through collection of information, documentation from the Contractor and on-site visits to Network Providers, the existence of a direct relationship between the Contractor and the Network Providers.

9.1.13	Contractor Documentation of Adequate Capacity and Services

9.1.13.1	Before the Effective Date of this Contract and Immediately upon request by ASES after the Implementation Date of the Contract, the Contractor shall provide documentation demonstrating that it:

9.1.13.1.1
Offers an appropriate range of assessment and treatment, preventive, Primary Care, and specialty services that is adequate for the anticipated number of Enrollees and meets ASES’s Network Adequacy standards in accordance with Section 9.4; and

9.1.13.1.2
Maintains a Provider Network that is sufficient in number, mix, and geographic distribution to meet the needs of the anticipated number of Enrollees and meets ASES’s Network Adequacy Standards in accordance with Section 9.4.

9.1.13.2
The Contractor shall provide documentation of the Network Adequacy Standards stated in this Section 9.4 on an annual basis, and Immediately any time that there has been a significant change in the Contractor’s operations that would affect adequate capacity and services, including:

9.1.13.2.1	When there is a change in Benefits, composition of or payments to its Network Providers; or

9.1.13.2.2	Upon the Enrollment of a new eligibility group in the Contractor’s Plan.

9.2	Provider Qualifications

9.2.1	The following requirements apply to Network Providers in the Contractor’s network:

FQHC
A Federally Qualified Health Center is an entity that provides outpatient care under Section 330 of the Public Health Service Act (42 U.S.C. 254b) and complies with the standards and regulations established by the Federal Government and is an eligible Provider enrolled in the Medicaid Program.

PHYSICIAN
A person with a license to practice medicine as an M.D. or a D.O. in Puerto Rico, whether as a PCP or in the area of specialty under which he or she will provide medical services through a contract with the Contractor; and is a Provider enrolled in the Puerto Rico Medicaid Program; and has a valid registration number from the Drug Enforcement Agency and the Certificate of Controlled Substances of Puerto Rico, if required in his or her practice.

HOSPITAL
An institution licensed as a general or special hospital by the Puerto Rico Health Department under Chapter 241 of the Health and Safety Code of Private Psychiatric Hospitals under Chapter 577 of the Health and Safety Code (or who is a Provider which is a component part of the Puerto Rico or local governmental entity which does not require a license under the laws of Puerto Rico) which is enrolled as a Provider in the Puerto Rico Medicaid Program.

NON-MEDICAL PRACTICING PROVIDER
A person who possesses a license issued by the licensing agency of Puerto Rico enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices under the direct supervision of a licensed Provider offering support in health care services.

CLINICAL LABORATORY
An entity that has a valid certificate issued by the Clinical Laboratory Improvement Act (“CLIA”) and which has a license issued by the licensing agency of the Puerto Rico. The Contractor shall ensure that all of the clinical laboratories under contract have a CLIA registration certificate and the registration number or a waiver certificate.

RURAL HEALTH CLINIC (RHC)
A health facility that the Secretary of Health and Human Services has determined meets the requirements of Section 1861(a)(2) of the Social Security Act; and that has entered into an agreement with the Secretary to provide services in Rural Health Clinics or Centers under Medicare and in accordance with 42 CFR 405.2402.

LOCAL HEALTH DEPARTMENT	Local Health Department established under Act 81 from March 14, 1912.
NON-HOSPITAL PROVIDING FACILITY	A Provider which is duly licensed and credentialed to provide services and is enrolled in the Puerto Rico Medicaid Program.
SCHOOLS OF MEDICINE	Clinics located on the medical campus that provides Primary Care and Preventive Services to children and adolescents.
MEDICAL PSYCHIATRIST
A person who possesses a license to practice medicine and a psychiatrist specialty license issued by the licensing agency of Puerto Rico and is enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices psychiatry under the direct supervision of a licensed Provider.

PSYCHOLOGIST
A person who possesses a Doctoral or Master’s Degree in clinical or counseling psychology and a license issued by the licensing agency of Puerto Rico and is enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices psychology under the direct supervision of a licensed Provider.

SOCIAL WORKER
A person who possesses a Master’s Degree in social work and a current license issued by the licensing agency of Puerto Rico and is enrolled in the Puerto Rico Medicaid Program or a properly trained person who practices social work under the direct supervision of a licensed Provider.

DETOXIFICATION FACILITY	An entity or health facility that has a valid certificate and license to provide detoxification treatments issued by the licensing agency of Puerto Rico.
SHORT TERM INTERVENTION CENTER (Stabilization Unit)	An entity or health facility that has a valid certificate and license to provide Behavioral Health Services issued by the licensing agency of Puerto Rico.

9.2.2	The Contractor shall also ensure that Network Providers meet any other qualifications as prescribed by ASES.

9.2.3	Provider Credentialing

9.2.3.1	The Contractor shall be responsible for Credentialing and Re-Credentialing its Network Providers.

9.2.3.2
The Contractor shall ensure that all Network Providers are appropriately credentialed and qualified to provide services under the terms of this Contract, all applicable Federal and Puerto Rico law, and comply with CMS Credentialing requirements included in CMS Chapter VI of the Medicare Managed Care Manual.

9.2.3.3
ASES strongly encourages Contractors to implement a Credentialing Electronic Record System. ASES reserves the right to request access to the Contractor’s Credentialing Electronic Record Systems for monitoring purposes.

9.2.3.4
In the event ASES contracts with or requires Contractors to contract with a single credentialing verification organization to standardize Provider credentialing and re-credentialing processes across the GHP program, the Contractor shall work with ASES on implementing any new processes related to centralized credentialing.

9.2.3.5	Credentialing is required for:

9.2.3.5.1	All physicians who provide services to the Contractor’s Enrollees,

9.2.3.5.2
All other types of Providers who provide services to the Contractor’s Enrollees, and who are permitted to practice independently under Puerto Rico law including but not limited to: hospitals, X-ray facilities, clinical laboratories, and ambulatory service Providers.

9.2.3.6	Credentialing is not required for:

9.2.3.6.1	Providers who are permitted to furnish services only under the direct supervision of another practitioner;

9.2.3.6.2	Hospital-based Providers who provide services to Enrollees Incident to hospital services, unless those Providers are separately identified in Enrollee literature as available to Enrollees; or

9.2.3.6.3	Students, residents, or fellows.

9.2.3.7	Standards for Credentialing and Re-Credentialing

9.2.3.7.1
The Contractor shall document the mechanism for Credentialing and Re-Credentialing of Network Providers or Providers it employs to treat Enrollees outside of the inpatient setting and who fall under its scope of authority and action. This documentation shall include, but not be limited to, defining the scope of Providers covered, the criteria and the primary source verification of Information used to meet the criteria, the process used to make decisions that shall not be discriminatory and the extent of delegated Credentialing and Re-Credentialing arrangements. The Contractor shall:

9.2.3.7.1.1	Have written policies and procedures for the Credentialing and Re-Credentialing process. Such process must permit providers to apply for Credentialing and Re-Credentialing online;

9.2.3.7.1.2	Meet Puerto Rico and Federal regulations for Credentialing and Re-Credentialing, including 42 CFR 455.104, 455.105, 455.106 and 1002.3(b);

9.2.3.7.1.3	Use one (1) standard Credentialing form prescribed by ASES;

9.2.3.7.1.4	Designate a Credentialing committee or other peer review body to make recommendations regarding Credentialing/Re-Credentialing issues;

9.2.3.7.1.5	Complete the Credentialing process within forty-five (45) Calendar Days from receipt of completed application with all required primary source documentation;

9.2.3.7.1.6	Ensure Credentialing/Re-Credentialing forms require ownership and control disclosures, disclosure of business transactions, and criminal conviction information in accordance with Section 9.2.3.7.1.2;

9.2.3.7.1.7
Verify that Network Providers maintain a current and valid license to practice. Verification must show that the license was in effect at the time of the Credentialing decision with a copy of a good standing; or with the Junta de Licenciamiento Médico/Junta de Profesionales de la Salud CD;

9.2.3.7.1.8
Ensure education and training records, including, but not limited to, Internship, Residency, Fellowships, Specialty Boards etc., are validated and current. As per CMS chapter VI, section 60, education verification is required only for the highest level of education or training attained;

9.2.3.7.1.9	Ensure board certification, when applicable, in each clinical specialty area for which the Provider is being credentialed;

9.2.3.7.1.10
Ensure clinical privileges are in good standing at the hospital designated by the Provider, when applicable, as the primary admitting facility. This information may be obtained by contacting the facility, obtaining a copy of the participating facility directory or attestation by the Provider;

9.2.3.7.1.11
Ensure Network Providers maintain current and adequate malpractice insurance. This information may be obtained via the malpractice carrier, a copy of the insurance face sheet or attestation by the Provider;

9.2.3.7.1.12	Obtain Information about sanctions or limitations on licensure from the applicable Puerto Rico licensing agency or board, or from a group such as the Federation of State Medical Boards;

9.2.3.7.1.13
Ensure a valid Drug Enforcement Agency (“DEA") or Controlled Dangerous Substances (“CDS”) certificate in effect at the time of the Credentialing. This information can be obtained through confirmation with CDS, entry into the National Technical Information Service (“NTIS”) database, or by obtaining a copy of the certificate;

9.2.3.7.1.14
Review Network Provider’s history of professional liability claims that resulted in settlements or judgments paid by or on behalf of the Provider: This information can be obtained from the malpractice carrier or from the National Practitioner Data Bank;

9.2.3.7.1.15
Ensure that Behavioral Health Network Providers (as applicable) are trained and certified by the Substance Abuse and Mental Health Services Administration (“SAMHSA”) to provide the opiate addiction treatment certifications stated in Section 7.5.11.3;

9.2.3.7.1.16	Ensure Credentialing of health care facilities shall be governed by, but not limited to, Law 101 of June 26, 1965, as amended, known as "Law of Facilities of Puerto Rico;"

9.2.3.7.1.17	Screen all Providers against the Federal databases specified in 42 CFR 455.436 on a monthly basis to ensure Providers are not employing or contracting with excluded individuals;

9.2.3.7.1.18
Have written policies and procedures, that have been prior approved in writing by ASES, to ensure and verify that providers have appropriate licenses and certifications to perform services outlined in their respective Provider Contracts; and

9.2.3.7.1.19	Maintain records that verify its Credentialing and Re-Credentialing activities, including primary source verification and compliance with Credentialing/Re-Credentialing requirements.

9.2.3.7.2	The Contractor shall perform the following functions:

9.2.3.7.2.1	Credential any Provider who contracts with the Contractor and maintaining complete Credentialing information for these Providers;

9.2.3.7.2.2	Identify potential and actual Network Providers who are enrolled with ASES as Medicaid Providers;

9.2.3.7.2.3	Require any Network Provider to be enrolled with the GHP as a managed care Provider;

9.2.3.7.2.4
Perform Site Visits. The Contractor’s site visit policy will be reviewed pursuant to CMS’ monitoring protocol. At a minimum, the Contractor should consider requiring initial Credentialing site visits of the offices of Primary Care practitioners, obstetrician- gynecologists, or other high-volume Providers, as defined by the organization;

9.2.3.7.2.5	Re-Credential Network Providers every three (3) years;

9.2.3.7.2.6	Ensure all required documents and licenses are current at the time of initial Credentialing or Re-Credentialing;

9.2.3.7.2.7
Maintain a Provider file for all Network Providers. The Provider file shall be updated annually and consist of, at a minimum, the following documents: annual Puerto Rico review, DEA license, malpractice insurance and ASSMCA license.

9.2.3.7.2.8
The Contractor shall ensure, and be able to demonstrate at the request of ASES, that: (i) Out-of-Network Providers have been credentialed by an authoritative entity and that (ii) the Contractor’s internal Credentialing and Re-Credentialing processes are in accordance with 42 CFR 438.214 (Provider Selection).

9.2.3.7.2.9
If the Contractor determines, through the Credentialing or Re-Credentialing process, or otherwise, that a Provider could be excluded pursuant to 42 CFR 1001.1001, or if the Contractor determines that the Provider has failed to make full and accurate disclosures as required in Sections 13.5.13, the Contractor shall deny the Provider’s request to participate in the Provider Network, or, for a current Network Provider, as provided in Section 10.4.1.2, terminate the Provider Contract. The Contractor shall notify ASES of such a decision, and shall provide documentation of the bar on the Provider’s Network participation, within twenty (20) Business Days of communicating the decision to the Provider. The Contractor shall screen its employees, Network Providers, and Subcontractors initially and on an ongoing monthly basis to determine whether any of them have been excluded from participation in Medicare, Medicaid, CHIP, or any other Federal health care program (as defined in Section 1128B(f) of the Social Security Act). ASES or the Puerto Rico Medicaid Program shall, upon receiving notification from a Contractor that the Contractor has denied Credentialing, notify the HHS Office of the Inspector General of the denial with twenty (20) Business Days of the date it receives the Information, in conformance with 42 CFR 1002.4.

9.2.3.7.2.10	The Contractor shall report to ASES on a monthly basis the Credentialing and Re-Credentialing status of Providers. The details of this report are described in Section 18.2.5.3 of this Contract.

9.2.4	Network Provider Enrollment as Medicaid Providers

9.2.4.1
Contractors shall ensure that all Network Providers are Medicaid-enrolled Providers consistent with the Provider disclosure, screening and enrollment requirement of 42 CFR part 455, subparts B and E as incorporated in 42 CFR 438.608(b).

9.2.4.2
Contractors may execute temporary Provider Contracts pending the outcome of the Medicaid provider enrollment process of up to one hundred twenty (120) Calendar Days but must terminate a Network Provider Immediately upon notification from ASES that the Network Provider cannot be enrolled, or the expiration of the one hundred twenty (120) Calendar Day period without enrollment of the Provider, and notify affected Enrollees.

9.2.4.3
Contractors shall assist ASES in facilitating the Medicaid Provider enrollment process, in the manner requested by ASES, including but not limited to the production or certification of Provider Credentialing records, distribution of ASES Provider agreements and all other verbal and/or written communications related to the Medicaid Provider enrollment process.

9.3	Network Description

9.3.1	General Network

9.3.1.1
The General Network shall be comprised of all Providers available to Enrollees including those Providers who are designated as preferred providers and those Providers who are not associated with a PMG.

9.3.1.2
The Contractor shall ensure that its General Network of Providers is adequate to assure Access to all Covered Services, and that all Providers are appropriately credentialed, maintain current licenses, and have appropriate locations to provide the Covered Services.

9.3.1.3
The Contractor shall include and make a part of its General Network any Behavioral Health Provider who is qualified for the GHP (including meeting all Credentialing standards in this Contract) and willing to participate in the Network.

9.3.1.4
If the Contractor’s General Network is unable to provide Medically Necessary Covered Services to an Enrollee within the requirements set forth in Section 9.5, the Contractor shall adequately and timely (as defined in Section 9.5) cover these services using Providers outside of its Network without penalty or additional Co-Payments imposed on the Enrollee.

9.3.1.5	Primary Care Providers (PCPs)

9.3.1.5.1
PCPs will be responsible for providing, managing and coordinating all the services of the Enrollee, including the coordination with Behavioral Health personnel, in a timely manner, and in accordance with the guidelines, protocols, and practices generally accepted in medicine.

9.3.1.5.2
The Contractor shall offer its Enrollees freedom of choice in selecting a PCP. The Contractor shall have policies and procedures describing how Enrollees select their PCPs. The Contractor shall submit these policies and procedures to ASES for review and prior written approval according to the timeframes specified in Attachment 12 to this Contract.

9.3.1.5.3	The PCP is responsible for maintaining each Enrollee’s Medical Record, which includes documentation of all services provided by the PCP as well as any specialty services.

9.3.1.5.4	The following shall be considered PCPs for purposes of contracting with a PMG:

9.3.1.5.4.1	General practitioners;

9.3.1.5.4.2	Internists;

9.3.1.5.4.3	Family practice;

9.3.1.5.4.4	Pediatricians (optional for minors under the age of twenty-one (21)); and

9.3.1.5.4.5	Gynecologists-Obstetricians (obligatory when the woman is pregnant or age twelve (12) or older; this Provider will also be selected for usual gynecological visits).

9.3.1.5.5
No PCP may own any financial control or have a direct or indirect economic interest (as defined in Act 101 of July 26, 1965) in any Ancillary Services facility or any other Provider (including clinical laboratories, pharmacies, etc.) under contract with the PMG.

9.3.1.5.6	Nurse practitioners and physician assistants may not be PCPs.

9.3.1.5.7
The Contractor shall guarantee that women who are pregnant select a gynecologist-obstetrician as their PCP. Additionally, the Contractor will permit female Enrollees to select a gynecologist-obstetrician for their routine gynecological visits at initial Enrollment.

9.3.1.6	Behavioral Health Providers

9.3.1.6.1
The Contractor shall have a sufficient number of Behavioral Health Providers to attend to the Behavioral Health needs of the Enrollees. The Contractor shall make available all specialties specified in this Section 9.3.1.6.

9.3.1.6.2	The Contractor shall have available and under contract a sufficient number of the following types of Network Providers to render services to all Enrollees:

9.3.1.6.2.1	Psychiatrist;

9.3.1.6.2.2	Clinical or Counseling Psychologist;

9.3.1.6.2.3	Social Workers (“MSW”);

9.3.1.6.2.4	Care Managers;

9.3.1.6.2.5	Certified Addiction Counselors; and

9.3.1.6.2.6	Behavioral Health Facilities, as specified in Article 2.

9.3.1.7	Network Provider Types

9.3.1.7.1	For both the General Network and the PPN, the Contractor shall have available the following types of Network Providers:

9.3.1.7.2	Specialists:

9.3.1.7.2.1
Podiatrists, Optometrists, Ophthalmologists, Radiologists, Endocrinologists, Nephrologists, Pneumologists, Otolaryngologists (ENTs), Cardiologists, Urologists, Gastroenterologists, Rheumatologists, Dermatologists, Oncologists, Neurologists, Infectious Disease Specialists, Orthopedists, Physical & Rehabilitative Specialists (Physiatrist), General Surgeons, and Chiropractors.

9.3.1.7.2.2	The Contractor shall offer its Enrollees freedom of choice in selecting a dentist.

9.3.1.7.2.3	The Contractor shall offer its Enrollees freedom of choice in selecting Behavioral Health Providers.

9.3.1.7.3	Facilities

9.3.1.7.3.1	Clinical Laboratories;

9.3.1.7.3.2	X-Ray Facilities;

9.3.1.7.3.3	Hospitals;

9.3.1.7.3.4	Providers and facilities for Behavioral Health (Mental Health and Substance Use Disorder) Services;

9.3.1.7.3.5	Specialized service Providers;

9.3.1.7.3.6	Urgent care centers and emergency rooms; and

9.3.1.7.3.7	Any other Providers or facilities needed to offer Covered Services, except pharmacies, considering the specific health needs of Enrollees.

9.3.1.8	Out-Of-Network Providers

9.3.1.8.1
If the Contractor’s General Network is unable to provide Medically Necessary Covered Services to an Enrollee, the Contractor shall adequately and timely (within the standards in Section 9.5) cover these services using Providers outside of its General Network.

9.3.1.8.2
Except as provided with respect to Emergency Services (see Section 7.5.9), if the Contractor offers the service through a Provider in the General Network but the Enrollee chooses to access the service from an Out-of-Network Provider, the Contractor is not responsible for payment.

9.3.1.8.3
The Contractor must ensure that Out-of-Network Providers are duly credentialed and shall pay them, at a minimum, the same rates the Contractor pays its Network Providers dependent on Provider type. To be considered Duly Credentialed, the Contractor shall demonstrate and evidence that the Out-of-Network Provider is properly licensed for the practice of medicine in Puerto Rico, properly certified for the specialty needed, participating provider of the Medicare Program or have privileges in good standing at a hospital from the Contractor's provider's network and complies with section 13.4 and 13.5.13.5 of this Contract.

9.3.1.9	The Contractor shall not restrict the choice of the Provider from whom an Enrollee may receive family planning services and supplies.

9.3.1.10
The Contractor shall provide female Enrollees with direct access to a women’s health specialist within the General Network for Covered Services necessary to provide women's routine and preventive health care services in addition to the Enrollee's designated source of primary care if that source is not a woman's health specialist.

9.3.2
The Contractor shall ensure, in collecting Co-Payments, that in the event that a Co-Payment is imposed on Enrollees for an Out-of-Network service, the Co-Payment shall not exceed the Co-Payment that would apply if services were provided by a Provider in the General Network.

9.3.3
The Contractor shall also develop, as a subset of its General Network of Providers, a Preferred Provider Network (“PPN”). The objectives of the PPN model are to increase access to Providers and needed services, improve timely receipt of services, improve the quality of Enrollee care, enhance continuity of care, and facilitate effective exchange of Protected Health Information between Providers and the Contractor. The PPN must satisfy the requirements for the General Network described in this section.

9.3.3.1	The PPN is established utilizing a PMG to deliver services to the Enrollees who select a PCP that is a member of an individual PMG.

9.3.3.2
The Contractor shall offer a PPN to all Enrollees. Each provider in the PPN shall be associated with an individual PMG whose group includes PCPs, psychologists or Behavioral Health Providers in compliance with Section 8.2 and Attachment 10 to this Contract, clinical laboratories, x-ray facilities, specialists and other providers that meet network requirements described in this section.

9.3.3.3	Enrollees shall be allowed to receive services from all Providers within their PMG’s PPN without Referral or restriction.

9.3.3.4	Enrollees who receive a prescription from a Network Provider within the PPN/PMG shall be allowed to fill the prescription without the requirement of a Countersignature from their PCP.

9.3.3.5	Additional Preferred Provider Network (“PPN”) Standards

9.3.3.5.1	The Contractor shall establish policies and procedures that, at a minimum, include:

9.3.3.5.1.1	Criteria for participating in the PPN versus the General Network;

9.3.3.5.1.2	Standards for monitoring Provider performance;

9.3.3.5.1.3	Methodologies for monitoring Access to care,

9.3.3.5.1.4	Methodologies for identifying compliance issues; and

9.3.3.5.1.5	Measures to address identified compliance issues.

9.3.3.5.2	The Contractor shall submit its policies and procedures to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.

9.4	Network Adequacy Standards

9.4.1
The Contractor must maintain an Island-wide provider network that complies with the Network Adequacy Standards specified in Section 9.4. The Contractor must use Geographical-access and thermomapping to demonstrate that the contracted network is distributed across Puerto Rico such that it meets the needs of Enrollees. The Contractor shall provide adequate Access to Enrollees at all times.

9.4.2
In the event the Contractor cannot meet a Network Adequacy Standard in Section 9.4, an exception must be requested and approved in writing by ASES. The request must provide detailed information justifying the need for an exception and actions underway to meet compliance. The exception does not relieve the Contractor from remedying non-compliance with defined Network Adequacy Standards within a reasonable timeframe, or complying with a Corrective Act Plan established in collaboration with ASES. All approved exceptions must be reported in the annual Provider Network and Evaluation plan described in Section 18.3

9.4.2.1	The standard by which ASES will evaluate the exception request will be based, at a minimum, on the number of Providers in that specialty practicing in Puerto Rico.

9.4.3	The Contractor shall comply with the following Provider-to-Enrollee Ratios, Provider Per Municipality requirements, and Required Network Providers standards for the General Network:

9.4.3.1	PCP Provider-to-Enrollee Ratios

9.4.3.1.1	The following specialties are considered PCPs: Family Practice, Internal Medicine (for Adults), General Medicine, and Pediatrics.

9.4.3.1.2	The Contractor’s provider network must have one (1) PCP per one thousand seven hundred (1,700) Enrollees (excluding Gynecologists);

9.4.3.1.3
The Contractor’s provider network must have one (1) Gynecologist (selected as the Enrollee’s PCP, if the Enrollee is female and twelve (12) years of age or older) per two thousand eight hundred (2,800) Enrollees (1:2,800);

9.4.3.1.4
In the event the Contractor assigns Enrollees to a PCP that exceeds the stated Provider-to-Enrollee Ratio requirement, the Contractor must obtain prior written approval for an exception from ASES to continue to assign Enrollees to the PCP. All approved exceptions must be reported in the annual Provider Network and Evaluation plan described in Section 18.3.

9.4.3.2	Hospital Provider-to-Enrollee Ratios

9.4.3.2.1	The Contractor’s provider network must have one (1) Hospital per fifty thousand (50,000) Enrollees (1:50,000).

9.4.3.3	Provider Per Municipality Requirements

9.4.3.3.1	The Contractor’s provider network must have two (2) Adult PCPs and one (1) Pediatric PCPs, as defined in Sections 9.4.4.1.1 and 9.4.4.2.1, respectively, in each municipality.

9.4.3.3.2	The Contractor’s provider network must have one (1) Psychologist in each municipality.

9.4.3.4	Required Network Providers

9.4.3.4.1	The Contractor’s provider network must have one (1) FQHC.

9.4.3.4.2	The Contractor’s provider network must include all Government Health Care Facilities identified in Section 9.6.

9.4.3.4.3	The Contractor’s provider network must include all available emergency stabilization units, psychiatric hospitals, psychiatric partial hospitals, and certified Buprenorphine providers.

9.4.4
The Contractor shall comply with the minimum Time and Distance Standards for the General Network specified herein. Time and Distance Standards are developed for Urban and Non-Urban Areas as defined in Article 2 of this Contract.

9.4.4.1	Adult Primary Care Providers (PCP)

9.4.4.1.1	Providers classified as Adult PCPs for purposes of Time and Distance Standards are Internal Medicine, Family Practice, and General Practice.

9.4.4.1.2	Enrollees living in Urban Areas and Non-Urban Areas must have a choice of at least two (2) PCPs within fifteen (15) miles/thirty (30) minutes.

9.4.4.2	Pediatric PCPs

9.4.4.2.1	Providers classified as Pediatric PCPs for purposes of Time and Distance Standards are the following: Family Practice, General Practice, and Pediatrics.

9.4.4.2.2	Enrollees living in Urban Areas and Non-Urban Areas must have a choice of at least two (2) PCPs within fifteen (15) miles/thirty (30) minutes.

9.4.4.3	Obstetrics and Gynecology (OB/GYN) Providers

9.4.4.3.1	For female Enrollees age twelve (12) and older, the Contractor must ensure the provider network for OB/GYN Providers meet the following Time and Distance standards:

9.4.4.3.2	Enrollees living in Urban Areas and Non-Urban Areas must have a choice of at least two (2) OB/GYN Providers within fifteen (15) miles/thirty (30) minutes.

9.4.4.4	High Volume Specialty Care Providers

9.4.4.4.1
High Volume Specialty Care Providers are Providers that comprise one (1) percent of utilization for the enrolled population, as identified by ASES. The Contractor must meet the following Time and Distance standards as specified in this section.

9.4.4.4.1.1	Adult High Volume Specialty Care Providers

9.4.4.4.1.1.1
Providers classified as Adult High Volume Specialty Care Providers for purposes of Time and Distances standards are the following: Cardiology, Dermatology, Endocrinology, Gastroenterology, Hematology, Oncology, Nephrology, Neurology, Orthopedic Surgery, Otoloaryngology, Podiatry, Psychiatry, Pulmonology, Rheumatology, Surgery, and Urology.

9.4.4.4.1.1.2	Enrollees living in Urban Areas must have one (1) of each type of Adult High Volume Specialty Care Provider within thirty (30) miles/sixty (60) minutes.

9.4.4.4.1.1.3	Enrollees living in Non-Urban Areas must have one (1) of each type Adult High Volume Specialist within forty-five (45) miles/ninety (90) minutes.

9.4.4.4.1.2	Pediatric High Volume Specialty Care Providers

9.4.4.4.1.2.1
Providers classified as Pediatric High Volume Specialty Care Providers for purposes of Time and Distance standards are the following: Allergy & Immunology, Cardiology, Dermatology, Endocrinology, Gastroenterology, Orthopedic Surgery, Otoloaryngology, Pulmonology, Speech, Language and Hearing, and Surgery.

9.4.4.4.1.2.2	Enrollees living in Urban Areas must have one (1) of each type Pediatric High Volume Specialty Care Provider within thirty (30) miles/sixty (60) minutes.

9.4.4.4.1.2.3	Enrollees living in Non-Urban Areas must have one (1) of each type Pediatric High Volume Specialty Provider within forty-five (45) miles/ninety (90) minutes.

9.4.4.5	Adult and Pediatric Dental Providers

9.4.4.5.1	Enrollees living in Urban Areas must have one (1) Dental Provider within thirty (30) miles/sixty (60) minutes.

9.4.4.5.2	Enrollees living in Non-Urban Areas must have one (1) Dental Provider within forty-five (45) miles/ninety (90) minutes.

9.4.4.6	Adult and Pediatric Mental Health Providers

9.4.4.6.1
Providers classified as Adult and Pediatric Mental Health Providers for purposes of Time and Distance standards are the following: Psychiatrists, Psychologists, Licensed Clinical Social Worker, and Licensed Marriage Counselor.

9.4.4.6.2	Enrollees living in Urban Areas and Non-Urban Areas must have one (1) Psychologist within fifteen (15) miles/thirty (30) minutes.

9.4.4.6.3	Enrollees living in Urban Areas and Non-Urban Areas must have one (1) Psychiatrist within fifteen (15) miles/thirty (30) minutes.

9.4.4.6.4	Enrollees living in Urban Areas and Non-Urban Areas must have one (1) Social Worker or Licensed Marriage Counselor within fifteen (15) miles/thirty (30) minutes.

9.4.4.7	Adult and Pediatric Substance Use Disorder (SUD) Providers

9.4.4.7.1
Providers classified as Adult and Pediatric SUD Providers for purposes of Time and Distance standards are the following: Addiction Medicine, Inpatient Facility, SUD Treatment Programs (including intensive outpatient, inpatient, partial hospitalization, residential and withdrawal management).

9.4.4.7.2	Enrollees living in Urban Areas must have one (1) SUD Provider within thirty (30) miles/sixty (60) minutes.

9.4.4.7.3	Enrollees living in Non-Urban Areas must have one (1) SUD Provider within forty-five (45) miles/ninety (90) minutes.

9.4.4.8	Hospitals

9.4.4.8.1	The Contractor must ensure Enrollees have access to all necessary specialty hospitals as needed based on the needs of the enrolled population.

9.4.4.8.2	Enrollees living in Urban Areas must have one (1) Hospital within thirty (30) miles/sixty (60) minutes.

9.4.4.8.3	Enrollees living in Non-Urban Areas must have one (1) Hospital within forty-five (45) miles/ninety (90) minutes.

9.4.4.9	Emergency Room (Hospital and Freestanding)

9.4.4.9.1	Facilities subject to the Time and Distance standard in this section are emergency rooms, either in a Hospital or a freestanding facility.

9.4.4.9.2	Enrollees living in any area of Puerto Rico must have one (1) Emergency Room within twenty (20) miles/thirty (30) minutes.

9.4.5	Network Adequacy Standards for the Preferred Provider Network (PPN)

9.4.5.1	The Contractor must ensure the PPN complies with the Network Adequacy Standards in Sections 9.4.3 and 9.4.4 for applicable Providers.

9.4.5.2	Each PMG shall be considered a PPN based on the number of Enrollees who have selected a PCP associated with the individual PMG.

9.4.6
The Parties acknowledge that there are shortages of certain Providers. The Contractor will work with the Provider community to address Enrollee Access to Providers to the extent possible. The Contractor will then develop policies and procedures to be prior approved in writing by ASES to ensure Enrollees have Access to services as necessary.

9.4.7
Subject to Section 9.4 of this Contract, the aforementioned Provider-to Enrollee Ratios, Provider Per Municipality, Required Network Provider, and Time and Distance standards must be maintained for Enrollees, regardless of whether the Contractor offers treatment to other private patients.

9.4.8	ASES reserves the right to modify the Network Adequacy requirements herein based on a pattern of complaints from Enrollees or Providers regarding Access.

9.4.9	ASES reserves the right to modify Network Adequacy requirements herein based on a pattern of Access concerns in the Contractor’s Geographical Access and Appointment Availability reports.

9.5	Access

9.5.1	Appointment Standards and Minimum Requirements for Access to Providers

9.5.1.1
The Contractor shall provide adequate Access to Enrollees at all times and are subject to the appointment requirements described in Section 9.5. The Contractor shall provide Access to Covered Services in accordance with the following terms:

9.5.1.1.1	Non-Urgent Conditions

9.5.1.1.1.1
Routine physical exams shall be provided for all Enrollees within thirty (30) Calendar Days of the Enrollee’s request for the service, taking into account both the medical and Behavioral Health need and condition. For Enrollees less than twenty-one (21) years of age, the Contractor shall meet the EPSDT timeframes specified in Section 7.9.3 of this Contract and in accordance with Act No. 408.

9.5.1.1.1.2	Routine evaluations for Primary Care shall be provided within thirty (30) Calendar Days, unless the Enrollee requests a later time;

9.5.1.1.1.3	Covered Services shall be provided within fourteen (14) Calendar Days following the request for service;

9.5.1.1.1.4	Specialist Services shall be provided within thirty (30) Calendar Days of the Enrollee’s original request for service;

9.5.1.1.1.5	Dental services shall be provided within sixty (60) Calendar Days following the request, unless the Enrollee requests a later date;

9.5.1.1.1.6	Behavioral Health Services shall be provided within fourteen (14) Calendar Day following the request, unless the Enrollee requests a later date;

9.5.1.1.1.7
Diagnostic laboratory, diagnostic imaging and other testing appointments shall be provided consistent with the clinical urgency, but no more than fourteen (14) Calendar Days, unless the Enrollee requests a later time;

9.5.1.1.1.8
Diagnostic laboratory, diagnostic imaging and other testing, if a “walk-in” rather than an appointment system is used, the Enrollee wait time shall be consistent with severity of the clinical need; and

9.5.1.1.1.9	ASES highly recommends that the Providers contracted by the Contractor implement an electronic prescribing system;

9.5.1.1.2	Urgent Conditions

9.5.1.1.2.1	Emergency Services shall be provided, including Access to an appropriate level of care as quickly as warranted based on the condition;

9.5.1.1.2.2	Primary medical, dental, and Behavioral Health Care outpatient appointments for urgent conditions shall be available within twenty-four (24) hours;

9.5.1.1.2.3	Urgent outpatient diagnostic laboratory, diagnostic imaging and other testing, appointment availability shall be consistent with the clinical urgency, but no longer than forty-eight (48) hours;

9.5.1.1.2.4	Behavioral Health crisis services, face-to-face appointments shall be available within two (2) hours; and

9.5.1.1.2.5	Detoxification services shall be provided Immediately according to clinical necessity;

9.5.1.1.3	The timing of scheduled follow-up outpatient visits with practitioners shall be consistent with the clinical need; and

9.5.1.1.4
FQHC Services shall be provided in an FQHC setting. The Contractor shall adequately and timely cover these services out-of-network at no cost to Enrollees for as long as the FQHC Services are unavailable in the Contractor’s General Network. All out-of-network services require a Referral from the Enrollee’s PCP.

9.5.2	Access to Services for Enrollees with Special Health Needs

9.5.2.1
The Contractor shall require that its Network Providers evaluate any progressive condition of an Enrollee with special health needs that requires a course of regular monitored care or treatment. This evaluation will include the use of Providers for each identified case.

9.5.2.2
The Contractor shall establish a protocol to screen Enrollees for Special Coverage, Care Management, the High Cost High Needs Program, and the High Utilizer Program in order to facilitate direct access to specialists. The Contractor shall submit its operational protocol to ASES for prior written approval according to the timeframe specified in Attachment 12 to this Contract.

9.5.3	Hours of Service

9.5.3.1	The Contractor shall prohibit its Network Providers from having different hours and schedules for GHP Enrollees than what is offered to commercial Enrollees.

9.5.3.2
The Contractor shall prohibit its Providers from establishing specific days for the delivery of Referrals and requests for Prior Authorization for GHP Enrollees, and the Contractor shall monitor compliance with this rule and take corrective action if there is failure to comply.

9.5.3.3
The Contractor shall require Psychiatric Hospitals (or a unit within a general hospital), Emergency or Stabilization Units to have open service hours covering twenty-four (24) hours a day, seven (7) days a week. The Contractor shall require Partial Hospitalization Facilities to have open service hours covering ten (10) hours per day at least five (5) days per week and shall have available one (l) nurse, one (1) social worker and one (1) psychologist/psychiatrist. The Contractor shall require all other Behavioral Health Facilities to have open service hours covering twelve (12) hours per day, at least (5) days per week and shall have available one (1) nurse, one (1) social worker and one (1) psychologist/psychiatrist.

9.5.4	Preferential Turns

9.5.4.1
The Contractor shall agree to establish a system of Preferential Turns for residents of the island municipalities of Vieques and Culebra. Preferential Turns refers to a policy of requiring Providers to give priority in treating Enrollees from these island municipalities, so that they may be seen by a physician within a reasonable time after arriving in the Provider’s office. This priority treatment is necessary because of the remote locations of these municipalities, and the greater travel time required for the residents to seek medical attention. This requirement was established in Laws No. 86 enacted on August 16, 1997 (Arts. 1 through 4) and Law No. 200 enacted on August 5, 2004 (Arts. 1 through 5). The Contractor shall include this requirement in the Provider Guidelines (see Section 10.2.1.4).

9.5.5	Extended Schedule of PMGs

9.5.5.1
PMGs shall be available to provide primary care services or consultations Monday through Saturday of each Week, from 8:00 a.m. to 6:00 p.m. (Atlantic Time). The following Holidays the PMG will not have to comply with this requirement: January 1st, January 6th, Good Friday, Thanksgiving Day and December 25th. The PMG has the sole discretion to decide whether or not to provide Primary Care services during the previously listed holidays.

9.5.5.2
In addition, each Provider that offers urgent care services, as well as any other qualified Provider willing to provide urgent care services, shall have sufficient personnel to offer urgent care services during extended periods Monday through Friday from 6:00 p.m. to 9:00 p.m. (Atlantic Time), in order to provide Enrollees greater Access to their PCPs and to urgent care services.

9.5.5.3	PMGs may collaborate with each other to establish extended office hours at one (1) or multiple facilities.

9.5.5.4
The Contractor shall submit to ASES its policies and procedures for how it will determine the adequacy and appropriateness of Providers’ available hours, approve such arrangements, and monitor their operation and take corrective action if there is failure to comply. The policies and procedures shall be submitted for prior approval according to the timeframe specified in Attachment 12 to this Contract.

9.5.6	Provider Services Call Center

9.5.6.1	The Contractor shall operate a Provider services call center with a separate toll-free telephone line to respond to Provider questions, comments, inquiries and requests for prior authorizations.

9.5.6.2
The Contractor shall develop Provider service line policies and procedures that address staffing, training, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards. Such policies and procedures shall be prior approved in writing by ASES.

9.5.6.3
The Contractor shall ensure that the Provider service line is staffed adequately to respond to Providers’ questions at a minimum from 7 a.m. to 7 p.m. (Atlantic Time), Monday through Friday, excluding Puerto Rico holidays.

9.5.6.4
The Contractor shall have an automated system available during non-business hours. This automated system shall include, at a minimum, information on how to obtain after hours UM requests and a voice mailbox for callers to leave messages. The Contractor shall ensure that the automated system has adequate capacity to receive all messages. The Contractor shall return messages on the next Business Day.

9.5.6.5
The Provider service line shall also be adequately staffed to provide appropriate and timely responses regarding authorization requests as described in Article 11.4.2 of this Contract. The Contractor may meet this requirement by having a separate Utilization Management line.

9.5.6.6	The call center staff shall have access to electronic documentation from previous calls made by a Provider.

9.5.6.7
The Contractor shall adequately staff the provider service line to ensure that the line, including the Utilization Management line/queue, meets the following minimum performance standards on a monthly basis:

9.5.6.7.1	Less than five percent (5%) call abandonment rate;

9.5.6.7.2	Eighty percent (80%) of calls are answered by a live voice within thirty (30) seconds;

9.5.6.7.3	Blocked call rate does not exceed three percent (3%); and

9.5.6.7.4	One hundred percent (100%) of voicemails are returned within one (1) Business Day.

9.5.6.8	The Contractor shall submit a Call Center Report in a format prescribed by ASES.

9.6	Government Health Care Facilities

9.6.1
The Contractor shall include and make part of its General Network, health care facilities administered or operated by the Central Government and State Academic Medical Centers providing services to the GHP, including at least the following:

9.6.1.1	Hospital Universitario Ramón Ruiz Arnau (HURRA);

9.6.1.2	Hospital Universitario de Adultos;

9.6.1.3	Hospital Federico Trilla;

9.6.1.4	Hospital Pediátrico Universitario;

9.6.1.5	Centro Cardiovascular de PR y del Caribe;

9.6.1.6	Administración de Servicios Médicos de PR (“ASEM”); and

9.6.1.7	Comprehensive Cancer Center of Puerto Rico (“Centro Comprensivo de Cancer”); and

9.6.1.8	Práctica Intramural del Recinto de Ciencias Médicas

ARTICLE 10	PROVIDER CONTRACTING

10.1	General Provisions

10.1.1	The Contractor shall establish a care model in which the PCP, located within a PMG, manages and coordinates the Enrollee’s care in a timely manner.

10.1.2
The PCP shall provide, manage, and coordinate services to the Enrollee, including coordination with Behavioral Health personnel, in a timely manner, and in accordance with the guidelines, protocols, and practices generally accepted in medicine.

10.1.3
The Contractor and each of its Network Providers shall work to ensure that physical and Behavioral Health Services are delivered in a coordinated manner and conform to the standards as provided in Article 8.

10.1.4
The Contractor shall contract with enough PMGs to serve the Enrollees. As a precondition to executing any Provider Contract, the Contractor shall comply with the requirements stated in Section 10.1.6.1 regarding submitting a model for each type of Provider Contract to ASES.

10.1.5
The Contractor shall not contract with any Provider without confirming and documenting that the Provider meets all of the Credentialing requirements specified in Section 9.2.3 of this Contract. Failure by the Contractor to adequately monitor the Credentialing of Providers may result in sanctions, liquidated damages, and/or fines in accordance with Articles 19 and 20 or termination of this Contract.

10.1.6	Model Provider Contracts

10.1.6.1
The Contractor shall submit a model for each type of Provider Contract to ASES for review and prior written approval, according to the timeframe specified in Attachment 12 to this Contract. The Contractor shall include in such submission, at a minimum, model contracts for PMGs, PCPs, Ancillary Service Providers, Hospitals, Emergency Rooms, and Ambulance Services. The Contractor shall provide ASES with digitized copies of each finalized Provider Contract within thirty (30) Calendar Days of the effective date of the Provider Contract. At the time of submitting the finalized Provider Contract, the Contractor shall disclose to ASES whether the Provider falls under the prohibition stated in Sections 29.1, 29.2, or 29.6 of this Contract.

10.1.6.2
ASES shall review each executed Provider Contract against the approved models of Provider Contracts. ASES reserves the right to cancel Provider Contracts or to impose sanctions or fees against the Contractor for the omission of clauses required in the contracts with Providers.

10.1.6.3
On an ongoing basis, any modifications to models of Provider Contracts shall be submitted to ASES for review and prior written approval, before the amendment may be executed. Similarly, any amendments to Provider Contracts shall be submitted to ASES for review and prior written approval.

10.1.7
The Contractor shall not discriminate against a Provider that is acting within the scope of its license or certification under applicable Puerto Rico law, in decisions concerning contracting, solely on the basis of that license or certification. This Section shall not be construed as precluding the Contractor from using different payment amounts for different specialties, or for different Providers in the same specialty.

10.2	Provider Training

10.2.1	Provider Guidelines

10.2.1.1
The Contractor shall prepare Provider Guidelines, to be distributed to all Network Providers (General Network and PPN), summarizing the GHP program. The Provider Guidelines shall, in accordance with 42 CFR 438.236, (i) be based on valid and reliable clinical evidence or a consensus of Providers in the particular field; (ii) consider the needs of the Contractor’s Enrollees; (iii) be adopted in consultation with Providers; and (iv) be reviewed and updated periodically, as appropriate.

10.2.1.2	The Provider Guidelines shall describe the procedures to be used to comply with the Provider’s duties and obligations pursuant to this Contract, and under the Provider Contract.

10.2.1.3	The Contractor shall submit the Provider Guidelines to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.

10.2.1.4
The content of the Provider Guidelines will include, without being limited to, the following topics: the duty to verify eligibility; selection of Providers by the Enrollee; Covered Services; procedures for Access to and provision of services; Preferential Turns, as applicable; coordination of Access to Behavioral Health Services; required service schedule; Medically Necessary Services available twenty-four (24) hours ; report requirements; Utilization Management policies and procedures; Medical Record maintenance requirements; Complaint, Grievance, and Appeal procedures (see Article 14); Co-Payments; HIPAA requirements; the prohibition on denial of Medically Necessary Services; Electronic Health Records and sanctions or fines applicable in cases of non-compliance; and Fraud, Waste and Abuse compliance.

10.2.1.5
The Provider Guidelines shall be delivered to each Network Provider as part of the Provider contracting process, and shall be made available to Enrollees and to Potential Enrollees upon request. The selected Contractor shall maintain evidence of having delivered the Provider Guidelines to all of its Network Providers within fifteen (15) Calendar Days of award of the Provider Contract. The evidence of receipt shall include the legible name of the Network Provider, NPI, date of delivery, and signature of the Network Provider and shall be made available to ASES Immediately upon request.

10.2.1.6
The Contractor shall have policies and procedures (that have been prior approved in writing by ASES in accordance with the timeframes in Attachment 12 to this Contract in place, including both updates to the Provider Guidelines and other communications) to inform its Provider Network, in a timely manner, of programmatic changes such as changes to drug formularies, Covered Services, and protocols.

10.2.2	Provider Education

10.2.2.1
The Contractor shall develop a continuing education curriculum for Providers consisting of twenty (20) hours per year divided into five (5) hours per quarter. The curriculum shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. The curriculum shall include a description of how the Contractor will educate Providers on Contract requirements and shall also include, at a minimum:

10.2.2.1.1
Initial and ongoing Provider training and education literacy in Public Health, management of Rheumatoid Arthritis, management of diabetes, and Medicaid with specific emphasis on EPSDT and Behavioral Health Integration, the conditions of participation in the Contractor’s GHP Plan, billing processes, and the Provider’s responsibilities to the Contractor and its Enrollees; and

10.2.2.1.2
Initial and ongoing Provider education and training to address clinical issues and improve the service delivery system, including, but not limited to, assessments, treatment plans, plans of care, discharge plans, evidence-based practices and models of care such as integrated care and trauma-informed care.

10.2.2.2	The Contractor shall coordinate topics with the PBM’s Academic Detailing Program to develop educational activities addressing:

10.2.2.2.1	Management and implications of polypharmacy;

10.2.2.2.2	Condition management;

10.2.2.2.3	Management of prescriptions; and

10.2.2.2.4	Working with patients with conditions of special concern, including autism, ADHD, depression, and diabetes among others.

10.2.2.3
The Contractor shall use various forms of delivery when providing Providers’ training sessions, including web-based sessions, group workshops, face-to-face individualized education, newsletters, communications, and office visits.

10.2.2.4	The Contractor shall make the dates and locations of sessions available to Providers, as soon as possible, but no later than five (5) Business Days prior to the event.

10.2.2.5	Training shall be offered throughout the different geographic regions of Puerto Rico and at different times of the day in order to accommodate participating Providers’ schedules.

10.2.2.6
The Contractor shall have a process to document Provider participation in continuing education, and shall provide ASES with, upon request, documentation that Provider education and training requirements have been met.

10.2.2.7	The Contractor shall provide technical assistance to Providers as determined necessary by the Contractor or by ASES.

10.2.2.8	The Contractor shall maintain a record of its training and technical assistance activities, which it shall make available to ASES upon request.

10.2.2.9
The Contractor shall adopt practice guidelines in accordance with the criteria in 42 CFR 438.236. Practice guidelines shall be disseminated to all affected Providers, and upon request to Enrollees and Potential Enrollees.

10.2.2.9.1
Decisions for utilization management, Enrollee education, coverage of services, and other areas to which the guidelines apply are consistent with the guidelines. This includes consultation and application of USPSTF recommendations when the Contractor is making coverage and utilization management decisions.

10.3	Required Provisions in Provider Contracts

10.3.1	All Provider Contracts shall be labeled with the Provider’s NPI, if applicable. In general, the Contractor’s Provider Contracts shall:

10.3.1.1
Include a section summarizing the Contractor’s obligations under this Contract, as they affect the delivery of health care services under the GHP, and describing Covered Services and populations (or, include the Provider Guidelines as an attachment);

10.3.1.2	Include a signature page that contains the Contractor and Provider names which are typed or legibly written, Provider company with titles, and dated signatures of all appropriate parties;

10.3.1.3	Specify the effective dates of the Provider Contract;

10.3.1.4	Require that the Provider work to advance the integrated model of physical and Behavioral Health Services;

10.3.1.5	Require that the Provider comply with the applicable Federal and Puerto Rico laws listed in Attachment 1 to this Contract, and with all CMS requirements;

10.3.1.6	Require that the Provider verify the Enrollee’s Eligibility before providing services or making a Referral;

10.3.1.7
Prohibit any unreasonable denial, delay, or rationing of Covered Services to Enrollees; and violation of this prohibition shall be subject to the provisions of Article VI, Section 6 of Act 72 and of 42 CFR Part 438, Subpart I (Sanctions);

10.3.1.8	Prohibit the Provider from making claims for any un-allowed administrative expenses, as listed in Section 22.1.15;

10.3.1.9	Prohibit the unauthorized sharing or transfer of ASES Data, as defined in Section 28.1;

10.3.1.10	Notify the Provider that the terms of the contract for services under the GHP program are subject to subsequent changes in legal requirements that are outside of the control of ASES;

10.3.1.11
Require the Provider to comply with all reporting requirements contained in Article 18 of this Contract, as applicable, and particularly with the requirements to submit Encounter Data for all services provided, and to report all instances of suspected Fraud, Waste, or Abuse;

10.3.1.12
Require the Provider to acknowledge that ASES Data (as defined in Section 28.1.1) belongs exclusively to ASES, and that the Provider may not give access to, assign, or sell such Data to Third Parties, without Prior Authorization from ASES. The Contractor shall include penalty clauses in its Provider Contracts to prohibit this practice, and require that the fines be determined by and payable to ASES;

10.3.1.13
Prohibit the Provider from seeking payment from the Enrollee for any Covered Services provided to the Enrollee within the terms of the Contract, and require the Provider to look solely to the Contractor for compensation for services rendered to Enrollees, with the exception of any nominal cost-sharing, as provided in Section 7.11;

10.3.1.14	Require the Provider to cooperate with the Contractor’s quality improvement and Utilization Management activities;

10.3.1.15
Not prohibit a Provider from acting within the lawful scope of practice, from advising or advocating on behalf of an Enrollee for the Enrollee’s health status, medical care, or treatment or non-treatment options per 42 CFR 438.102(a)(1);

10.3.1.16
Not prohibit a Provider from advocating on behalf of the Enrollee in any Grievance and Appeal System or Utilization Management process, or individual authorization process to obtain necessary health care services;

10.3.1.17	Require Providers to meet the timeframes for Access to services pursuant to Section 9.5 of this Contract;

10.3.1.18	Provide for continuity of treatment in the event that a Provider’s participation in the Contractor’s Network terminates during the course of an Enrollee’s treatment by that Provider;

10.3.1.19
Require Providers to monitor and as necessary and appropriate register Enrollee patients to determine whether they have a medical condition that suggests Care Management or inclusion in the High Cost High Needs Program services are warranted;

10.3.1.20	Prohibit Provider discrimination against high-risk populations or Enrollees requiring costly treatments;

10.3.1.21	Prohibit Providers who do not have a pharmacy license from directly dispensing medications, as required by the Puerto Rico Pharmacy Act (with the exception noted in Section 7.5.12.3.2);

10.3.1.22
Specify that ASES, CMS, the Office of Inspector General, the Comptroller General, the Medicaid Fraud Control Unit, and their designees, shall have the right at any time to inspect, evaluate, and audit any pertinent records or documents, including Enrollee records and financial records and transactions, and may inspect the premises, physical facilities, and equipment where activities or work related to the GHP program is conducted. Upon request, the Provider shall assist in such reviews, including the provision of complete copies of medical records. The right to audit exists for ten (10) years from the final date of the contract period or from the date of completion of any audit, whichever is later;

10.3.1.23	Include the definition and standards for Medical Necessity, pursuant to the definition in Section 7.2.1 of this Contract;

10.3.1.24
Require that the Provider attend promptly to requests for Prior Authorizations and Referrals, when Medically Necessary, in compliance with the timeframes set forth in Section 9.5 and in 42 CFR 438.210 and the Puerto Rico Patient’s Bill of Rights;

10.3.1.25	Prohibit the Provider from establishing specific days for the delivery of Referrals or requests for Prior Authorization;

10.3.1.26	Notify the Provider that, in order to participate in the Medicare Platino Program, the Provider shall accept GHP Enrollees;

10.3.1.27
Specify rates of payment, as detailed in Section 10.5, and require that Providers accept such payment as payment in full for Covered Services provided to Enrollees, less any applicable Enrollee Co-Payments pursuant to Section 7.11 of this Contract;

10.3.1.28	Specify acceptable billing and coding requirements including ICD-10;

10.3.1.29	Require that the Provider comply with the Contractor’s Cultural Competency plan;

10.3.1.30	Require that any Marketing Materials developed and distributed by the Provider be submitted to the Contractor for submission to ASES for prior written approval;

10.3.1.31
Specify that the Contractor shall be responsible for any payment owed to Providers for services rendered after the Effective Date of Enrollment, as provided in Section 5.2.2, including during the retroactive period described in Section 5.1.3.1;

10.3.1.32	Require Providers to collect Enrollee Co-Payments as specified in Attachment 8 to this Contract;

10.3.1.33
Require that Providers not employ or subcontract with individuals on the Puerto Rico or Federal LEIE, or with any entity that could be excluded from the Medicaid program under 42 CFR 1001.1001 (ownership or control in sanctioned entities) and 1001.1051 (entities owned or controlled by a sanctioned person);

10.3.1.34	Require that Medically Necessary Services shall be available twenty-four (24) hours per day, seven (7) days per Week, to the extent feasible;

10.3.1.35
Prohibit the Provider from operating on a different schedule for GHP Enrollees than for other patients, and from in any other way discriminating in an adverse manner between GHP Enrollees and other patients;

10.3.1.36	Not require that Providers sign exclusive Provider Contracts with the Contractor if the Provider is an FQHC or RHC;

10.3.1.37
Provide notice that the Contractor’s negotiated rates with Providers shall be adjusted in the event that the Executive Director of ASES directs the Contractor to make such adjustments in order to reflect budgetary changes to the Medical Assistance program;

10.3.1.38	Impose fees or penalties if the Provider breaches the contract or violates Federal or Puerto Rico laws or regulations;

10.3.1.39
Require that the Provider make every effort to cost-avoid claims and identify and communicate to the Contractor available Third Party resources, as required in Section 23.4 of this Contract, and require that the Contractor cover no health care services that are the responsibility of the Medicare Program;

10.3.1.40
Provide that the Contractor shall not pay Claims for services covered under the Medicare Program, and that the Provider may not bill both the GHP and the Medicare Program for a single service to a Dual Eligible Beneficiary;

10.3.1.41
Require the Provider to sign a release giving ASES access to the Provider’s Medicare billing Data for GHP Enrollees who are Dual Eligible Beneficiaries, provided that such access is authorized by CMS and compliant with all HIPAA requirements;

10.3.1.42	Set forth the Provider’s obligations under the Physician Incentive Programs outlined in Section 10.7 of this Contract;

10.3.1.43
Require the Provider to notify the Contractor Immediately if or whether the Provider falls within the prohibitions stated in Sections 29.1, 29.2, or 29.6 of this Contract or has been excluded from the Medicare, Medicaid, or Title XX Services Programs;

10.3.1.44	Include a penalty clause to require the return of public funds paid to a Provider that falls within the prohibitions stated in Section 29.1, 29.2 or 29.6 of this Contract;

10.3.1.45	Require that all reports submitted by the Provider to the Contractor be labeled with the Provider’s NPI, if applicable;

10.3.1.46	Require the Provider to participate in the Provider education activities described in Section 10.2.2;

10.3.1.47	Include Provider dispute process as described in Section 14;

10.3.1.48	Require the Provider to disclose information on ownership and control as specified in Section 54.2;

10.3.1.49	Require the Provider to disclose information as listed in Section 23.7.4; and

10.3.1.50	Require the Provider to comply with any transition of care requirements set forth in 42 CFR 438.62 and as specified in Section 5.5.

10.3.1.51
Require Providers to submit timely, complete and accurate Encounter data. Failure to comply with Encounter data requirements may, at the Contractor’s discretion, subject the Provider to financial penalties.

10.3.1.52	Notify the Provider that Overpayments may be recouped by ASES or the Contractor on behalf of ASES.

10.3.1.53
Include a statement that HIPAA does not bar disclosure of protected health information (PHI) to Federal and State health oversight agencies, including, but not limited to, HHS-OIG, ASES, Medicaid Fraud Control Unit, and CMS, for oversight activities permitted under HIPAA, and provide that any such authorized agency or entity may use these records and information for administrative, civil, or criminal investigations, or other uses as permitted under HIPAA.

10.3.1.54
Specify that in the event that ASES, MFCU, HHS-OIG, or CMS identify that an Overpayment occurred due to suspected or confirmed fraud, the Provider may not claim recoupment by the Contractor or ASES as a defense to any criminal charges brought by a Federal or State entity of competent jurisdiction.

10.3.1.55
Require Providers to fully cooperate with any investigation performed by ASES, OIG, MFCU, or other State or Federal entities with competent jurisdiction, involving the GHP, and in any subsequent actions that may result from such an investigation.

10.3.1.56	Require that PCPs administer the Ages and Stages Questionnaire (“ASQ”) to the parents of child Enrollees as required under Section 7.7.9.3 of this Contract, as applicable.

10.3.1.57	Require that the PCP carry out the Modified Checklist for Autism in Toddlers (“M-CHAT R/F”) pursuant to Section 7.7.9.2 of this Contract, as applicable.

10.3.2	In addition to the required provisions in Section 10.3.1, the following requirements apply to specific categories of Provider contracts.

10.3.2.1	The Contractor’s contracts with PMGs shall:

10.3.2.1.1
Require that the PMG provide services on a regular time schedule, Monday through Saturday, from 8:00 a.m. to 6:00 p.m. (Atlantic Time); PMG will not have to comply with this requirement during the following holidays: January 1st, January 6th, Good Friday, Thanksgiving and December 25th. The PMG has sole discretion to decide whether or not to provide services during the previously listed holidays;

10.3.2.1.2	Require that the PMG employs enough personnel to offer urgent care services between 6:00 p.m. and 9:00 p.m. (Atlantic Time), Monday through Friday;

10.3.2.1.3	Require that the PMG coordinates with Behavioral Health personnel to ensure integrated physical and Behavioral Health Services, as provided in Article 8;

10.3.2.1.4	Require the PMG to work, to the extent possible, within the Contractor’s established PPN, in directing care for Enrollees and coordinating services;

10.3.2.1.5	Authorize the Contractor to adjudicate disputes between the PMG and its Network Providers about the validity of claims by any Network Provider; and

10.3.2.1.6	Require PMGs to provide assurances that the Encounter Data submitted by the PMG to the Contractor encompass all services provided to GHP Enrollees, including clinical laboratories.

10.3.2.2
The Contractor’s Provider Contracts with PCPs shall require the PCP to inform and distribute Information to Enrollee patients about instructions on Advance Directives, and shall require the PCP to notify Enrollees of any changes in Federal or Puerto Rico law relating to Advance Directives, no more than ninety (90) Calendar Days after the effective date of such change.

10.3.2.3
The Contractor’s Provider Contracts with a Network Provider who is a member of the PPN shall prohibit the Provider from collecting Co-Payments from GHP Enrollees, subject only to the exceptions established in Article 9 of this Contract and the Attachment 8 to this Contract (Co-Payment Chart).

10.3.2.4
The Contractor’s Provider Contracts with Hospitals and Emergency Rooms shall prohibit the Hospital or Emergency Room from placing a lower priority on GHP Enrollees than on other patients, and from referring GHP Enrollees to other facilities for reasons of economic convenience. Such contracts shall include sanctions penalizing this practice.

10.4	Termination of Provider Contracts

10.4.1	The Contractor shall comply with all Puerto Rico and Federal laws regarding Provider termination. The Provider Contracts shall:

10.4.1.1
Contain provisions allowing termination of the Provider Contract by the Contractor “for cause.” Termination of the Provider Contract will not be permitted without cause. Cause for termination includes, but is not limited to, gross negligence in complying with contractual requirements or obligations; a pattern of noncompliance with contractual requirements or obligations that the Provider fails to correct after being notified of such noncompliance by the Contractor; insufficiency of funds of ASES or the Contractor, which prevents them from continuing to pay for their obligations; changes in Federal or State law, among others. The Contractor shall not terminate a Provider Contract in retaliation for the Provider exercising his or her Appeal rights, advocating on behalf of the Provider, or for advocating on behalf of an Enrollee.

10.4.1.2
Specify that in addition to any other right to terminate the Provider Contract, and notwithstanding any other provision of this Contract, ASES may demand Provider termination Immediately, or the Contractor may Immediately terminate on its own, a Provider’s participation under the Provider Contract if:

10.4.1.2.1
The Provider fails to abide by the terms and conditions of the Provider Contract, as determined by ASES, or, in the sole discretion of ASES, if the Provider fails to come into compliance within fifteen (15) Calendar Days after a receipt of notice from the Contractor specifying such failure and requesting such Provider to abide by the terms and conditions hereof; or

10.4.1.2.2	The Contractor or ASES learns that the Provider:

10.4.1.2.2.1	Falls within the prohibition stated in Section 29.1 or 29.2, or has a criminal conviction as provided in Section 29.6;

10.4.1.2.2.2	Has been or could be excluded from participation in the Medicare, Medicaid, or CHIP Programs;

10.4.1.2.2.3	Could be excluded from the Medicaid Program under 42 CFR 1001.1001 (ownership or control in sanctioned entities) and 1001.1051 (entities owned or controlled by a sanctioned person); and/or

10.4.1.2.2.4	Fails to comply with the Provider Credentialing process and requirements or is not a Medicaid enrolled Provider.

10.4.1.3
Specify that any Provider whose participation is terminated under the Provider Contract for any reason shall utilize the applicable Appeals procedures outlined in the Provider Contract. No additional or separate right of Appeal to ASES or the Contractor is created as a result of the Contractor’s act of terminating, or decision to terminate any Provider under this Contract. Notwithstanding the termination of the Provider Contract with respect to any particular Provider, this Contract shall remain in full force and effect with respect to all other Providers.

10.4.2
The Contractor shall notify ASES at least forty-five (45) Calendar Days prior to the effective date of the suspension, termination, or withdrawal of a Provider from participation in the Contractor’s General Network. If the cause for termination falls under Section 10.4.1.2, the Contractor shall provide to ASES an explanation of the reasons for termination Immediately.

10.4.2.1
Notices provided to ASES under Section 10.4.2 must be accompanied by an explanation regarding how Network Adequacy will be met regardless of the termination, and a plan to transition Enrollees to a different Provider without interruptions to their care. Contractor shall amend or suspend the transition plan at ASES’s request.

10.4.3
Unless otherwise specified by ASES, the Contractor shall, within fifteen (15) Calendar Days of issuance of a notice of termination to a Provider, provide written notice of the termination to Enrollees who received his or her Primary Care from, or was seen on a regular basis by, the terminated Provider, and shall assist the Enrollee as needed in finding a new Provider.

10.5	Provider Payment

10.5.1	General Provisions

10.5.1.1
The Contractor guarantees payment for all Medically Necessary Services rendered by Providers on a person’s Effective Date of Enrollment, including during the retroactive period described in Section 5.1.3.1.

10.5.1.2
The Contractor shall require, as a condition of payment, that the Provider accept the amount paid by the Contractor or appropriate denial made by the Contractor (or, if applicable, payment by the Contractor that is supplementary to the Enrollee’s Third Party payer) plus any applicable amount of Co-Payment responsibilities due from the Enrollee as payment in full for the service.

10.5.1.3
The Contractor shall ensure that Enrollees are held unaccountable by the Provider for the costs of Medically Necessary Services except for applicable Co-Payment amounts (described in Section 9.3 of this Contract and Attachment 8 to this Contract).

10.5.1.4	The insolvency, liquidation, bankruptcy, or breach of contract of any Provider will not release the Contractor from its obligation to pay for all services rendered as authorized under this Contract.

10.5.1.5
With the exceptions noted below, the Contractor shall negotiate rates with Providers, and such rates shall be specified in the Provider Contract. Payment arrangements may take any form allowed under Federal law and the laws of Puerto Rico, including Capitation payments, Fee-for-Service payment, and salary, if any, subject to Section 10.6 concerning permitted risk arrangements. However, the Contractor must consider the use of a benchmark for provider reimbursement rates equaling eighty percent (80%) of the 2018 Medicare fee schedule for the reimbursement of non-facility professional services related to cardiology and nuclear medicine services, and seventy percent (70%) of the 2018 Medicare fee schedule for the reimbursement of non-facility professional services related to all other specialties except radiation oncology, hematology/oncology, urology, interventional radiology and dialysis services.  Any use of the 2018 Medicare fee schedule as a guideline to set maximum provider reimbursement rates shall not obligate the Contractor to increase current provider reimbursement rates that have been previously negotiated. The Contractor shall inform ASES in writing when it enters any Provider payment arrangement.

10.5.1.6
Any Capitation payment made by the Contractor to Providers shall be based on sound actuarial methods in accordance with 42 CFR 438.4. The Contractor shall submit data supporting the actuarial soundness of Capitation Payments to ASES, including the base data generated by the Contractor. All Provider payments by the Contractor shall be reasonable, and the amount paid shall not jeopardize or infringe upon the quality of the services provided.

10.5.1.7
Even if the Contractor does not enter into a capitated payment arrangement with a Provider, the Provider shall nonetheless be required to submit to the Contractor detailed Encounter Data (see Section 16.8 of this Contract).

10.5.1.8	The Contractor shall be responsible for issuing to the forms required by the Department of the Treasury, in accordance with all Puerto Rico laws, regulations, and guidelines.

10.5.1.9	The Contractor shall make timely payments to Providers in accordance with the timeliness standards outlined in Section 16.10 of this Contract.

10.5.2
Payments to FQHCs and RHCs. When the Contractor negotiates a contract with an FQHC and/or an RHC, as defined in Section 1905(a)(2)(B) and 1905(a)(2)(C) of the Social Security Act, the Contractor shall pay to the FQHC or RHC rates that are comparable to rates paid to other similar Providers providing similar services. The Contractor shall cooperate with ASES and the Department of Health in ensuring that payments to FQHCs and RHCs are consistent with Sections 1902(a)(15) and 1902(bb)(5) of the Social Security Act.

10.5.3
Requirement to Verify Eligibility. The Contractor warrants that all of its Network Providers shall verify the eligibility of Enrollees before the Provider provides Covered Services. This verification of eligibility is a condition of receiving payment from the Contractor for Covered Services.

10.5.4
Payments to Providers Owing Funds to ASES. Upon receipt of notice from ASES that ASES is owed funds by a Provider due to an Overpayment or other reasons, the Contractor shall reduce payment to the Provider for all Claims submitted by that Provider by one hundred percent (100%), or such other amount as ASES may elect, until the amount owed to ASES is recovered. The Contractor shall promptly remit any such funds recovered to ASES in the manner specified by ASES. To that end, the Contractor’s Provider Contracts shall contain a provision giving notice of this obligation to the Provider, such that the Provider’s execution of the Contract shall constitute agreement with the Contractor’s obligation to ASES.

10.5.5
Payment Rates Subject to Change. The Contractor shall adjust its negotiated rates with Providers to reflect budgetary changes, as directed by the Executive Director of ASES, to the extent that such adjustments can be made within funds appropriated to ASES and available for payment to the Contractor. The Contractor’s Provider Contracts shall contain a provision giving notice of this obligation to the Provider, such that the Provider’s execution of the Provider Contract shall constitute agreement with the Contractor’s obligation to ASES.

10.5.6
Payments for Hospitalization Services or Services Extending for More than Thirty (30) Calendar Days. In the event of hospitalization or extended services that exceed thirty (30) Calendar Days, the Provider may bill and collect payments for services rendered to the Enrollee at least once per month. These services shall be paid according to the procedures discussed in this Article 10.

10.5.7
Payments for Services to Dual Eligible Beneficiaries. The Contractor shall include in its Provider Contracts a notice that the Contractor shall not pay Claims for services covered under the Medicare Program except as set forth in Section 23.5. No Provider may bill both the GHP and the Medicare Program for a single service rendered to a Dual Eligible Beneficiary. The Contractor shall include in its Provider Contracts a requirement that the Provider shall comply with 42 CFR 447.15 to accept Medicaid payments as payment in full.

10.5.8	Payment for Pharmacy Services. The Contractor shall abide by and comply with the following payment process hereby established:

10.5.8.1	In covering pharmacy services, the Contractor shall adhere to the retail pharmacy reimbursement levels established in Attachment 6 to this Contract.

10.5.8.2	On a bi-monthly payment cycle to be set by the PBM, the PBM will provide the Contractor with the proposed Claims listing. The Contractor shall promptly review the payment listing.

10.5.8.3
The PBM will submit to the Contractor the invoice and summary, which includes the amount of Claims cost to be paid to participating Pharmacies and the amount to switch fees to be paid to the PBM. The Contractor shall electronically transfer funds to the PBM’s bank account within two (2) Business Days after receiving the invoice from the PBM. The Contractor shall certify the listing of medications dispatched and paid bi-weekly to confirm the PBM’s and/or other Contractors’ administrative payment.

10.5.8.4	The Contractor, ASES, and the PBM shall cooperate to identify additional savings opportunities, including special purchasing opportunities, changes in network fees, etc.

10.5.9	Payments to Providers Outside the PPN. The Contractor shall provide for adequate payment in its contracts with Providers outside the PPN.

10.5.10	Payments for Emergency Services and Post-Stabilization Services

10.5.10.1
The Contractor shall not deny a Claim from a Provider for Emergency Services and shall make payment to a Provider for responding to an Enrollee’s Emergency Medical Condition or Psychiatric Emergency by performing medical screening examinations and stabilizing treatment.

10.5.10.2
Pursuant to Section 1932(b)(2)(D) of the Social Security Act, the Contractor shall limit payments to Out-of-Network Providers of Emergency Services to the amount that would have been paid if the service had been provided by a Network Provider.

10.5.11
Payments to State Health Facilities. The Contractor shall establish a payment system, upon request in writing by ASES, to improve cash flow to health care facilities administered or operated by the Central Government identified in Section 9.6.1 that participate in the General Network. Such payment system shall not be structured as a pass-through payment.

10.6	Acceptable Risk Arrangements

10.6.1
The Contractor’s Provider Contracts with PMGs shall establish a financial risk arrangement agreed upon between the Contractor and the PMG which shall be clearly stated in the PMG contract with the Contractor.

10.7	Physician Incentive Programs

10.7.1	General Provisions

10.7.1.1
The Contractor may, upon prior written approval from ASES, design and implement one (1) Physician Incentive Plan, and shall incorporate the requirements of this plan into Provider Contracts. The Contractor shall submit a written request to ASES before implementing any such incentive program by providing a summary of the program for ASES review and approval at least sixty (60) Calendar Days before the projected implementation date for the program. ASES has the absolute right to approve or disapprove the Physician Incentive program, and the program may be implemented only upon receipt of prior written approval from ASES.

10.7.1.2	ASES will approve a Physician Incentive Program only if it, in ASES’s discretion, meets the following requirements:

10.7.1.2.1	The program contains credible medical standards in support of the improvement of quality health services and reduces or eliminates any adverse effects on patients’ care;

10.7.1.2.2	All incentive payments to Providers are related to or made under quality initiatives supported or otherwise approved by CMS;

10.7.1.2.3
The implementation of the program in no way reduces or otherwise limits Enrollee Access to Medically Necessary Services (including a reduction in prescription drugs, diagnostic tests or treatments, hospitalization, and other treatment available regardless of the incentives);

10.7.1.2.4	The Contractor shall employ continuous monitoring by an independent Third Party to confirm that Enrollee care is not adversely affected by the program;

10.7.1.2.5
The intent of the program is to improve the quality of the services to Enrollees. Enrollees shall be informed of the existence of the Physician Incentive program, and the Provider shall be made fully responsible for the proper care to the Enrollee; and

10.7.1.2.6	Incentives are not used to penalize Providers who serve Enrollees whose treatment needs, according to the Provider’s medical judgment, do not fall within the Contractor’s fixed clinical protocols.

10.7.2	Pay for Performance for Hospitals. ASES approves the use of incentive programs targeting hospitals, provided that the incentive programs:

10.7.2.1	Encourage the use of medical standards that support quality improvement and reduce adverse effects in Enrollee care;

10.7.2.2	Advance the quality initiatives supported by CMS;

10.7.2.3
Are not geared toward, and do not have the likely effect of, reducing or limiting services that the Enrollee needs or may need (for example, reduction of diagnostic exams, hospitalization, or treatment);

10.7.2.4	Are not used solely as a mechanism for reducing payments to or recovering payments from Providers;

10.7.2.5	Contain clearly defined objectives, effectively communicated to both Providers and (upon request) Enrollees;

10.7.2.6
Aim to reduce “never events,” such as health care-associated infections and other hospital-acquired conditions (including reaction to foreign substances accidentally left in during procedure, air embolism, blood incompatibility, pressure ulcers, and falls);

10.7.2.7	Address inappropriate admissions and readmissions; and

10.7.2.8	Address over-utilization of caesarian sections.

ARTICLE 11	UTILIZATION MANAGEMENT

11.1	General

11.1.1	The Contractor shall comply with Puerto Rico and Federal requirements for Utilization Management (“UM”) including but not limited to 42 CFR Part 456.

11.1.2	The Contractor shall ensure the involvement of appropriate, knowledgeable, currently practicing Providers in the development of UM procedures.

11.1.3
The Contractor shall manage the use of a limited set of resources and maximize the effectiveness of care by evaluating clinical appropriateness, and authorizing the type and volume of services through fair, consistent, and Culturally Competent decision-making processes while ensuring equitable Access to care and a successful link between care and outcomes.

11.1.4
The Contractor shall submit to ASES on an annual basis existing UM edits in the Contractor’s Claims processing system that control Utilization and prevent payment for Claims that are duplicates, unbundled when they should be bundled, already covered under another charge, etc.

11.1.5	ASES reserves the right require the Contractor to submit any Utilization Management report.

11.2	Utilization Management Policies and Procedures

11.2.1
The Contractor shall provide assistance to Enrollees and Providers to ensure the appropriate Utilization of resources. The Contractor shall have written Utilization Management policies and procedures included in the Provider Guidelines (see Section 10.2.1.4) that:

11.2.1.1
Include protocols and criteria for evaluating Medical Necessity, authorizing services, and detecting and addressing over, under, and inappropriate Utilization. Such protocols and criteria shall comply with Federal and Puerto Rico laws and regulations.

11.2.1.2
Address which services require PCP Referral, which services require Prior Authorization, and how requests for initial and continuing services are processed, and which services will be subject to concurrent, retrospective, or prospective review.

11.2.1.3	Describe mechanisms in place that ensure consistent application of review criteria for Prior Authorization decisions and consult with the requesting Provider when appropriate.

11.2.1.4
Require that all Medical Necessity determinations be made in accordance with ASES’s Medical Necessity definition as stated in Section 7.2. Divergence from standards set forth in clinical protocols and guidelines cannot be the sole reason for denying a Covered Service if the divergence is documented by the treating physician and supported by clinical evidence and generally accepted medical norms; appropriate in type, frequency, grade, setting and duration; and not solely for the convenience of the Enrollee, treating or other Provider, or the Contractor.

11.2.1.5	Facilitate the delivery of high quality, low cost, efficient, and effective care.

11.2.1.6	Ensure that services are based on the history of the problem or illness, its context, and desired outcomes.

11.2.1.7	Emphasize relapse and crisis prevention, not just crisis intervention.

11.2.1.8
Detect over, under, and inappropriate Utilization of services to assess quality and appropriateness of services and to assess quality and appropriateness of care furnished to Enrollees with special health care needs.

11.2.1.9
Ensure that any decision to deny a Service Authorization Request or to authorize a service in an amount, duration, or scope that is less than requested, be made by a Provider who has appropriate clinical expertise to understand the treatment of the Enrollee’s condition or disease, such as the Contractor’s medical director.

11.2.2	The Contractor shall submit its Utilization Management policies and procedures to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.

11.2.3
The Contractor’s Utilization Management policies and procedures shall define when a conflict of interest for a Provider involved in Utilization Management activities may exist and shall describe the remedy for such conflict.

11.2.4	The Contractor, and any delegated Utilization Management agent, shall not permit or provide compensation or anything of value to its employees, Agents, or contractors based on:

11.2.4.1	Either a percentage of the amount by which a Claim is reduced for payment or the number of Claims or the cost of services for which the person has denied authorization or payment; or

11.2.4.2	Any other method that encourages a decision to deny, limit, or discontinue a Medically Necessary Covered Service to any Enrollee, as set forth by 42 CFR 438.210(e).

11.2.5
If the Contractor delegates any of its utilization management responsibilities under this Section 11.2 or 11.4 to any delegated Utilization Management agent or Subcontractor, such agent or Subcontractor shall also comply with written policies and procedures for processing requests for authorizations of services in accordance with 42 CFR 438.210(b)(1).

11.3	Utilization Management Guidance to Enrollees

11.3.1
As provided in Section 6.4.5.22, the Contractor shall provide clear guidance in its Enrollee Handbook on Utilization Management policies. Upon request, the Contractor shall provide Utilization Management decision criteria to Providers, Enrollees, their families, and the public.

11.4	Prior Authorization and Referral Policies

11.4.1	Referrals

11.4.1.1	The Contractor shall not require a Referral from a PCP when an Enrollee seeks care from a Provider in the Contractor’s PPN.

11.4.1.2	A written Referral from the PCP shall be required:

11.4.1.2.1	For the Enrollee to access specialty care and services within the Contractor’s General Network but outside the PPN; and

11.4.1.2.2	For the Enrollee to access an Out-of-Network Provider (with the exception of Emergency Services).

11.4.1.3	A Referral for either the General Network or out-of-network services will be provided during the same visit with the PCP but no later than twenty-four (24) hours of the Enrollee’s request.

11.4.1.4	When a Provider does not make the Referral in the required timeframe specified, or refuses to make a Referral, the Contractor shall issue an Administrative Referral.

11.4.1.5
Neither the Contractor nor any Provider or Subcontractor may impose a requirement that Referrals be submitted for the approval of committees, boards, Medical Directors, etc. The Contractor shall strictly enforce this directive and shall issue Administrative Referrals (see Section 11.4.1.4) whenever it deems medically necessary.

11.4.1.6
If the Provider Access requirements of Section 9.5 of this Contract cannot be met within the PPN within thirty (30) Calendar Days of the Enrollee’s request for the Covered Service, the PMG shall refer the Enrollee to a specialist within the General Network, without the imposition of Co-Payments. However, the Enrollee shall return to the PPN specialist once the PPN specialist is available to treat the Enrollee.

11.4.1.7	The Contractor shall ensure that PMGs comply with the rules stated in this Section concerning Referrals, so that Enrollees are not forced to change PMGs in order to obtain needed Referrals.

11.4.1.8	If the Referral system that is developed by the Contractor requires the use of electronic media, such equipment shall be installed in Network Providers’ offices at the Contractor’s expense.

11.4.2	Timeliness of Prior Authorization

11.4.2.1	The Contractor shall ensure that Prior Authorization is provided for the Enrollee in the following timeframes, including on holidays and outside of normal business hours.

11.4.2.1.1
With the exception of Prior Authorization of covered prescription drugs as described in Section 7.5.12.4.2, the decision to grant or deny a Prior Authorization shall not exceed seventy-two (72) hours from the time of the Enrollee’s Service Authorization Request for all Covered Services; except that, where the Contractor or the Enrollee’s Provider determines that the Enrollee’s life or health could be endangered by a delay in accessing services, the Prior Authorization shall be provided as expeditiously as the Enrollee’s health requires, and no later than twenty-four (24) hours from the Service Authorization Request.

11.4.2.1.2	The Contractor may extend the time allowed for Prior Authorization decisions for up to fourteen (14) Calendar Days, where:

11.4.2.1.2.1	The Enrollee, or the Provider, requests the extension; or

11.4.2.1.2.2	The Contractor justifies to ASES a need for the extension in order to collect additional Information, such that the extension is in the Enrollee’s best interest.

11.4.2.1.3
If the timeframe is extended in accordance with 11.4.2.1.2.2, the Contractor shall give the Enrollee written notice of the reason behind granting the extension and inform the Enrollee of the right to file a Grievance if he or she disagrees with that decision. The notice of the determination shall be sent as expeditiously as the Enrollee’s health condition requires and no later than the expiration date of the extension.

11.4.2.2
For services that require Prior Authorization by the Contractor, the Service Authorization Request shall be submitted promptly by the Provider for the Contractor’s approval, so that Prior Authorization may be provided within the timeframe set forth in this Section 11.4.2.

11.4.2.3
The Contractor shall notify the Enrollee and Provider, verbally or in writing, of the approval of a Service Authorization Request Immediately after such determination is made. Notices of Adverse Benefit Determinations must comply with the requirements set forth in Section 14.4.

11.4.3
The Contractor shall submit to ASES Utilization Management clinical criteria to be used for services requiring Prior Authorization. ASES shall prior approve in writing such Utilization Management clinical criteria.

11.4.4	Prohibited Actions

11.4.4.1
Any denial, unreasonable delay, or rationing of Medically Necessary Services to Enrollees is expressly prohibited. The Contractor shall ensure compliance with this prohibition from Network Providers or any other entity related to the provision of Behavioral Health services to GHP Enrollees. Should the Contractor violate this prohibition, the Contractor shall be subject to the provisions of Article VI, Section 6 of Act 72 and 42 CFR 438, Subpart I (Sanctions).

11.4.5
The Contractor shall employ appropriately licensed professionals to supervise all Prior Authorization decisions and shall specify the type of personnel responsible for each type of Prior Authorization in its policies and procedures. Any decision to deny a Service Authorization Request or to authorize a service in an amount, duration, or scope that is less than requested shall be made by a Provider who possesses the appropriate clinical expertise for treating the Enrollee’s condition. For Service Authorization Requests for dental services, only licensed dentists are authorized to make such decisions.

11.4.6	Emergency Services

11.4.6.1
Neither a Referral nor Prior Authorization shall be required for any Emergency Service, no matter whether the Provider is within the PPN, and notwithstanding whether there is ultimately a determination that the condition for which the Enrollee sought treatment from an Emergency Services Provider was not an Emergency Medical Condition or Psychiatric Emergency.

11.4.7	Dental Services

11.4.7.1	The Contractor shall not require a Prior Authorization or a Referral for dental services except for maxillofacial surgery which requires Prior Authorization from a PCP.

11.4.8	Pharmacy Services

11.4.8.1	The Contractor shall require Prior Authorization for filling a drug prescription for certain drugs specified on the FMC, as provided in Section 7.5.12.10.

11.4.8.2	The Contractor shall require a Countersignature from the Enrollee’s PCP in order to fill a prescription written by a Provider who is not in the PPN.

11.4.8.3	Any required Prior Authorization or Countersignature for pharmacy services shall be conducted within the timeframes provided in Sections 7.5.12.4.

11.4.8.4	The Contractor shall comply with the Utilization Management policies and procedures in Section 7.5.12 of this Contract for pharmacy services.

11.4.9	Special Coverage

11.4.9.1
In order to obtain services under Special Coverage, an Enrollee shall be registered in the program, as provided in Section 7.7. Registration is a form of Utilization control, to determine whether the Enrollee’s health condition warrants Access to the expanded services included in Special Coverage.

In addition, as noted in Section 7.7.12, some individual Special Coverage services require Prior Authorization even for Enrollees who have registered under Special Coverage.

11.4.10
Behavioral Health Services. The Contractor shall not require a Prior Authorization or a Referral for Behavioral Health services except for Partial Hospitalizations, Electroconvulsive Therapy and some medications as indicated in the FMC.

11.5	Use of Technology to Promote Utilization Management

11.5.1
ASES strongly encourages the Contractor to develop electronic, web-based Referral processes and systems. In the event that a Referral is made via the telephone, the Contractor shall ensure that Referral Data are maintained in a Data file that can be accessed electronically by the Contractor, the Provider, and ASES.

11.5.2
In conjunction with its other Utilization Management policies, the Contractor shall submit the Referral processes to ASES for review and prior written approval in accordance with Attachment 12 to this Contract.

11.6	Court-Ordered Evaluations and Services

11.6.1
In the event that an Enrollee requires Medicaid-covered services ordered by a court, the Contractor shall fully comply with all court orders while maintaining appropriate Utilization Management practices.

11.7	Second Opinions

11.7.1
The Contractor shall provide a second opinion in any situation when there is a question concerning a diagnosis, the options for surgery, or alternative treatments of a health condition when requested by any Enrollee, or by a parent, guardian, or other person exercising a custodial responsibility over the Enrollee.

11.7.2
The second opinion shall be provided by a qualified Network Provider, or, if a Network Provider is unavailable, the Contractor shall arrange for the Enrollee to obtain a second opinion from an Out-of-Network Provider.

11.7.3	The second opinion shall be provided at no cost to the Enrollee.

ARTICLE 12	QUALITY IMPROVEMENT AND PERFORMANCE PROGRAM

12.1	General Provisions

12.1.1
The Contractor shall provide for the delivery of quality care to all Enrollees with the primary goal of improving health status or, in instances where the Enrollee’s health is not amenable to improvement, maintaining the Enrollee’s current health status by implementing measures to prevent any further deterioration of his or her health status.

12.1.2	The Contractor shall seek input from, and work with, Enrollees, Providers, community resources, and agencies to actively improve the quality of care provided to Enrollees.

12.1.3	The Contractor shall ensure that its Quality Assessment and Performance Improvement Program effectively monitors the program elements listed in 42 CFR 438.66.

12.1.4
ASES, in strict compliance with 42 CFR 438.340 and other Federal and Puerto Rico regulations, shall evaluate the delivery of health care by the Contractor. Such quality monitoring shall include monitoring of all the Contractor’s Quality Management/Quality Improvement (“QM/QI”) programs described in this Article 12 of this Contract.

12.1.5
The Contractor shall cooperate with any Puerto Rico or Federal monitoring of its performance under this Contract, which may include but is not limited to external quality reviews, operational reviews, performance audits and evaluations.

12.1.6
The Contractor shall identify, collect and provide any Data, Medical Records or other Information requested by ASES or its authorized representative or the Federal agency or its authorized representative in the format specified by ASES/Federal agency or its authorized representative. The Contractor shall ensure that the requested Data, Medical Records, and other Information is provided at no charge to ASES, all Federal agencies, or their authorized representative.

12.1.7
If requested, the Contractor shall provide workspace at the Contractor’s local offices for ASES, any Federal agencies, or their authorized representative to review requested Data, Medical Records, or other Information.

12.1.8	Advisory Board

12.1.8.1
The Contractor shall convene and facilitate an advisory board. Advisory board members shall serve to advise the Contractor on issues concerning service delivery and quality of all Covered Services (e.g., Behavioral Health, physical health), Enrollee rights and responsibilities, resolution of Enrollee Grievances and Appeals and the needs of groups represented by advisory board members as they pertain to Medicaid.

12.1.8.2
The advisory board shall consist of representatives from all GHP populations, family members, and Providers. The Contractor shall have an equitable representation of its representatives in terms of race, gender, special populations, and Puerto Rico’s geographic areas.

12.1.8.3
The Contractor’s advisory board shall keep a written record of all attempts to invite and include its representatives in its meetings. The Advisory Board roster and minutes shall be made available to ASES ten (10) Calendar Days following the meeting date. See Article 18 of this Contract for additional reporting requirements.

12.1.8.4
The Contractor shall hold quarterly, centrally located advisory board meetings throughout the Contract Term. The Contractor shall advise ASES ten (10) Calendar Days in advance of meetings to be held. At least two (2) of the quarterly meetings shall focus on Enrollee issues to help ensure that Enrollee issues and concerns are heard and addressed. Attendance rosters and minutes for these two (2) meetings shall be made available to ASES within ten (10) Calendar Days following the meeting date.

12.1.8.5
The Contractor shall ensure that all advisory board representatives actively participate in deliberations and that no one board representative dominates proceedings in order to foster an inclusive meeting environment.

12.2	Quality Assessment Performance Improvement (“QAPI”) Program

12.2.1	The Contractor shall comply with Puerto Rico and Federal standards for Quality Management/Quality Improvement (“QM/QI”).

12.2.1.1	The Contractor shall establish QAPI that specifies the Contractor’s quality measurement and performance improvement activities using clinically sound, nationally developed and accepted criteria.

12.2.2	For Medicaid and CHIP Eligibles, the QAPI program shall be in compliance with Federal requirements specified at 42 CFR 438.330.

12.2.3	The Contractor’s QAPI program shall be based on the latest available research in the area of quality assurance and at a minimum shall include:

12.2.3.1
A method of monitoring, analyzing, evaluating, and improving the delivery, quality and appropriateness of health care furnished to all Enrollees (including over, under, and inappropriate Utilization of services) and including those with special health care needs, as defined by ASES in the quality strategy;

12.2.3.2
Written policies and procedures for quality assessment, Utilization Management, and continuous quality improvement that are periodically assessed for efficacy and reflect Enrollee and Network Provider input;

12.2.3.3	Include an Information System sufficient to support the collection, integration, tracking, analysis, and reporting of Data, in compliance with 42 CFR 438.242;

12.2.3.4	Designated staff with expertise in quality assessment, Utilization Management, and continuous quality improvement;

12.2.3.5	A review of outcome Data at least quarterly for performance improvement recommendations and interventions;

12.2.3.6	A mechanism to detect over, under, and inappropriate Utilization of services;

12.2.3.7	Reports that have been evaluated, indicated recommendations that are implemented, and provided feedback to Providers and Enrollees;

12.2.3.8	A methodology and process for conducting Provider Credentialing and Re-Credentialing;

12.2.3.9	Procedures for validating completeness and quality of Encounter Data;

12.2.3.10	Annual PIPs as specified by ASES;

12.2.3.11	Development of an emergency room (ER) quality initiative program (see Section 12.4);

12.2.3.12	Development of a Health Care Improvement Program (see Section 12.5);

12.2.3.13	Reporting on specified performance measures, including specified performance measures (see Section 12.5.4.1);

12.2.3.14	Conducting Provider and Enrollee satisfaction surveys (see Section 12.6);

12.2.3.15	Quarterly reports on program results, conclusions, recommendations, and implemented system changes, as specified by ASES; and

12.2.3.16	Process for evaluating the impact and effectiveness of the Contractor’s QAPI program at least annually.

12.2.4
The Contractor’s annual QAPI program shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract and the annual reporting requirements outlined in Article 18.

12.2.5	The Contractor shall submit any changes to its QAPI program to ASES for review and prior written approval sixty (60) Calendar Days prior to implementation of the change.

12.2.6	Upon the request of ASES, the Contractor shall provide any Information and documents related to the implementation of the QAPI program.

12.2.7
As per 42 CFR 438.332(a) and (b), the Contractor shall inform ASES as to whether it has been accredited by a private, independent accrediting entity, and if so, shall provide or authorize the accrediting entity to provide ASES, as applicable, a copy of its most recent accreditation review (including its accreditation status, expiration date of the accreditation, and survey type and level) recommended actions or improvements, corrective action plans, and summaries of findings.

12.3	Performance Improvement Projects (PIPs)

12.3.1
At a minimum, the Contractor shall have a PIPs work plan and activities that are consistent with Federal and Puerto Rico statutes, regulations, and Quality Assessment and Performance Improvement Program requirements for pursuant to 42 C.F.R. 438.330.For more detailed information refer to the “EQR Managed Care Organization Protocol” available at http://www.medicaid.gov/Medicaid-CHIP- Program-Information/By-Topics/Quality-of-Care/Quality-of-Care-External- Quality-Review.html.

12.3.2
PIPs shall be designed to achieve, through ongoing measurements and intervention, significant improvement, sustained over time, in clinical care and administrative areas that are expected to have a favorable effect on health outcomes and Enrollee satisfaction.

12.3.3	The Contractor shall implement PIPs in the following areas:

12.3.3.1	One (1) clinical care project in the area of increasing fistula use for Enrollees at-risk for dialysis;

12.3.3.2	One (1) clinical care project in the area of Behavioral Health;

12.3.3.3	One (1) administrative project in the area of EPSDT screening;

12.3.3.4	One (1) administrative project in the area of reverse co-location and co-location of physical and Behavioral Health and their integration; and

12.3.3.5	The Contractor shall conduct additional PIPs as specified by ASES during the Contract Term.

12.3.4	In designing its PIPs, the Contractor shall:

12.3.4.1	Show that the selected area of study is based on a demonstration of need and is expected to achieve measurable benefit to Enrollee (rationale);

12.3.4.2	Establish clear, defined and measurable goals and objectives that the Contractor shall achieve in each year of the project;

12.3.4.3	Measure performance using quality indicators that are objective, measurable, clearly defined and that allow tracking of performance and improvement over time;

12.3.4.4	Implement interventions designed to achieve quality improvements;

12.3.4.5	Evaluate the effectiveness of the interventions;

12.3.4.6	Establish standardized performance measures (such as HEDIS or another similarly standardized product);

12.3.4.7	Plan and initiate activities for increasing or sustaining improvement; and

12.3.4.8	Document the Data collection methodology used (including sources) and steps taken to assure Data is valid and reliable.

12.3.5	The Contractor shall submit all descriptions of PIPs and program details to ASES annually as part of the QAPI program.

12.3.6	Each PIP shall be evaluated by the EQRO. The Contractor shall provide information to the EQRO on the status and outcomes of the PIP upon request.

12.3.7
When requested, the Contractor shall submit Data to ASES or the EQRO for standardized PIPs. The Contractor shall collect valid and reliable Data, using qualified staff and personnel to collect the Data. Failure of the Contractor to follow Data collection and submission requirements may result in sanctions.

12.4	ER Quality Initiative Program

12.4.1
The Contractor shall develop an emergency room (ER) quality initiative program, implementing efficient and timely monitoring of Enrollees’ use of the emergency room, including whether such use was justified by a legitimate Emergency Medical Condition or Psychiatric Emergency.

12.4.2
The ER quality initiative program shall be designed to identify high users of Emergency Services for non-emergency situations and to allow for early interventions in order to ensure appropriate Utilization of services and resources.

12.4.3
The ER quality initiative program shall specify all strategies to be used by the Contractor to address high users of inappropriate Emergency Services and include, at a minimum, the following components:

12.4.3.1	Description of system(s) for tracking, monitoring, and reporting high users of ER services for non-emergency situations;

12.4.3.2	Criteria for defining non-emergency situations;

12.4.3.3
Educational component to inform (i) Enrollees about the proper use of ER services and how to access ER services and (ii) PCPs about identifying high users or potential high users of ER services and reporting to the Contractor;

12.4.3.4	Protocols for identifying high users of inappropriate ER services and referring them to Care Management for needs assessment and identification of other more appropriate services and resources;

12.4.3.5	Process for ensuring the provision of physical and Behavioral Health Services in an appropriate setting upon identification of the need.

12.4.3.6	Quarterly reporting on ER services Utilization; and

12.4.3.7	Process for monitoring and evaluating program effectiveness, identifying issues, and modifying the ER quality initiative program as necessary to improve service Utilization.

12.4.4	The Contractor shall submit its ER quality initiative program to ASES as part of its QAPI program.

12.5	Health Care Improvement Program (HCIP)

12.5.1
The HCIP consists of four (4) initiatives subject to performance indicators specified in the Health Care Improvement Program Manual (“HCIP Manual”), Attachment 19 to this Contract). The initiatives are further defined in the HCIP Manual and the HCIP Manual will be the authoritative document for specifying the performance indicators and measurement periods for the Contract Term.

12.5.1.1	High Cost Conditions Initiative;

12.5.1.2	Chronic Conditions Initiative;

12.5.1.3	Healthy People Initiative; and

12.5.1.4	Emergency Room High Utilizers Initiative

12.5.2
ASES shall establish a Retention Fund, whereby, per Section 22.4, ASES shall withhold two percent (2%) of PMPM Payments on a monthly basis otherwise payable to the Contractor in order to incent the Contractor to meet performance indicators and targets under Health Care Improvement Program specified in the HCIP Manual. The HCIP Manual will be the authoritative document for specifying the allocation of the overall withhold amount of the PMPM Payments across the initiatives in Section 12.5.1. The Retention Fund shall be reimbursed on a quarterly basis to the Contractor when a determination is made by ASES that the Contractor has complied with the quality standards and criteria established by ASES in accordance with Section 22.4 of this Contract.

12.5.2.1	The Contractor shall submit its quality incentive program as part of its QAPI program. The program description shall include, at a minimum:

12.5.2.1.1	How the Contractor will educate Providers regarding the program requirements; and

12.5.2.1.2	Strategies for ensuring and monitoring program compliance.

12.5.3
When requested, the Contractor shall submit Data to ASES for standardized performance measures, within specified timelines and according to the established procedures Data collection and reporting. The Contractor shall collect valid and reliable Data, using qualified staff and personnel to collect the Data. Failure of the Contractor to follow Data collection and reporting requirements may result in sanctions.

12.6	Wellness Plan

12.6.1
In order to advance the goals of strengthening Preventive Services, providing integrated physical, Behavioral Health, and dental services to all Eligible Persons, and educating Enrollees on health and wellness, the Contractor shall develop a Wellness Plan.

12.6.1.1
The Wellness Plan shall include a strategy for coordination with government agencies of Puerto Rico integral to disease prevention efforts and education efforts, including the Health Department, the Department of the Family, and the Department of Education. The Wellness Plan shall incorporate strategies to reach all Enrollees including those living in remote areas.

12.6.1.2	The Wellness Plan shall present strategies for encouraging Enrollees to:

12.6.1.2.1	Seek an annual health checkup;

12.6.1.2.2	Appropriately use the services of the GHP, including GHP Service Line;

12.6.1.2.3	Seek women’s health screenings including mammograms, pap smears, cervical screenings, and tests for sexually transmitted infections;

12.6.1.2.4	Maintain a healthy body weight, through good nutrition and exercise;

12.6.1.2.5	Seek an annual dental exam;

12.6.1.2.6	Seek Behavioral Health screening;

12.6.1.2.7	Attend to the medical and developmental needs of children and adolescents, including vaccinations; and

12.6.1.2.8	Receive education regarding the diagnosis and treatment of high-risk diagnoses including:

12.6.1.2.8.1	Depression;

12.6.1.2.8.2	Schizophrenia;

12.6.1.2.8.3	Bipolar disorders;

12.6.1.2.8.4	Attention Deficit Disorder and Attention Deficit Hyperactivity Disorder;

12.6.1.2.8.5	Substance abuse; and

12.6.1.2.8.6	Anxiety disorders.

12.6.1.2.9
The Contractor shall ensure that its Wellness Plan reaches, at a minimum, eighty-five percent (85%) of GHP Enrollees. To achieve the eighty-five (85%) goal, the Contractor shall, in compliance with the requirements of HIPAA and the rules and regulations thereunder, utilize wellness advertisements, campaigns and/or seminars, including without limitation, health fairs, educational activities, visits to enrollees, and others. The Contractor shall also ensure that educational activities are offered by duly licensed professionals, within the scope of their clinical career, who are knowledgeable enough in the specific areas to be addressed in the educational activity. These professionals include, but are not limited to: Health Educators, Nutritionists, Nurses, Psychologists and Physicians.

12.6.1.3	The Contractor shall, according to the timeframe specified in Attachment 12 to this Contract, present its Wellness Plan to ASES for review and prior written approval.

12.7	Provider and Enrollee Satisfaction Surveys

12.7.1
The Contractor shall perform an annual satisfaction survey for Providers and Enrollees. The survey for Enrollees shall be the Consumer Assessment of Health Care Providers and Systems (“CAHPS”) and the Experience of Care and Health Outcomes (“ECHO”) survey instruments.

12.7.2
The sample size for both surveys shall equal the number of respondents needed for a statistical confidence level of ninety-five percent (95%) with a margin of error not more than five percent (5%) and shall not have a response rate less than fifty percent (50%).

12.7.3	The results of the surveys shall be submitted to ASES and to the Puerto Rico Medicaid Program.

12.7.4	The Contractor shall have a process for notifying Providers and Enrollees about the availability of survey findings and making survey findings available upon request.

12.7.5	The Contractor shall have a process for utilizing the results of the Provider and Enrollee surveys for monitoring service delivery and quality of services and for making program enhancements.

12.8	External Quality Review

12.8.1
In compliance with Federal requirements at 42 CFR 438.358, ASES will contract with an External Quality Review Organization (“EQRO”) to conduct annual, external, independent reviews of the quality outcomes, timeliness of, and Access to, the services covered in this Contract. The Contractor shall collaborate with ASES’s EQRO to develop studies, surveys, and other analytic activities to assess the quality of care and services provided to Enrollees and to identify opportunities for program improvement. To facilitate this process the Contractor shall supply Data, including but not limited to Claims Data and Medical Records, to the EQRO. Upon the request of ASES, the Contractor shall provide its protocols for providing Information, participating in review activities, and using the results of the reviews to improve the quality of the services and programs provided to Enrollees.

12.8.2
The EQRO shall also audit the Contractor’s Performance Improvement Projects (“PIPs”), performance measure program, and the Contractor’s performance against quality standards based on CMS criteria. The Contractor shall cooperate fully with the EQRO.

12.8.3
The Contractor shall participate with the EQRO in various other tasks and projects identified by ASES to gauge performance in a variety of areas, including the integration of physical and Behavioral Health, care coordination, and treatment of special populations.

12.8.4	The EQRO retained by ASES shall not be a competitor of the Contractor and shall comply with 42 CFR 438.354.

ARTICLE 13	FRAUD, WASTE, AND ABUSE

13.1	General Provisions

13.1.1
The Contractor shall have and implement a comprehensive internal administrative and management controls, policies, and procedures in place designed to prevent, detect, report, investigate, correct, and resolve potential or confirmed cases of Fraud, Waste, and Abuse in the administration and delivery of services detailed in this Contract.

13.1.2
For Medicaid and CHIP Eligibles, the Contractor’s internal controls, policies, and procedures shall comply with all Federal requirements regarding Fraud, Waste, and Abuse and program integrity, including but not limited to Sections 1128, 1128A, 1156, 1842(j)(2), 1902(a)(68), and 1903(i)(2)(C) of the Social Security Act, 42 CFR 438.608, the CMS Medicaid Integrity program, and the Deficit Reduction Act of 2005. The Contractor shall exercise diligent efforts to ensure that no payments are made to any person or entity that has been excluded from participation in Federal health care programs. (See State Medicaid Director Letter #09-001, January 16, 2009.)

13.1.3
The Contractor shall have surveillance and Utilization control programs and procedures (see 42 CFR 456.3, 42 CFR 456.4, 42 CFR 456.23) to safeguard against under-utilization, unnecessary or inappropriate use of Covered Services and against excess payments for Covered Services.

13.1.4
The Contractor shall have adequate staffing and resources to identify and investigate unusual incidents and develop and implement Corrective Action plans to assist the Contractor in preventing and detecting potential Fraud, Waste, and Abuse.

13.1.5
The Contractor shall establish effective lines of communication between the Contractor’s compliance officer and the Contractor’s employees to facilitate the oversight of systems that monitor service Utilization and Encounters for Fraud, Waste, and Abuse.

13.1.6
The Contractor shall submit its Fraud, Waste, and Abuse policies and procedures, its proposed compliance plan, and its program integrity plan to ASES for prior written approval according to the timeframe specified in Attachment 12 to this Contract.

13.1.7
Any changes to the Contractor’s Fraud, Waste, and Abuse policies and procedures shall be submitted to ASES for approval within fifteen (15) Calendar Days of the date the Contractor plans to implement the changes and the changes shall not go into effect until ASES provides prior written approval.

13.1.8	The Contractor shall comply with all program integrity provisions of the PPACA including:

13.1.8.1	Enhanced Provider screening and enrollment, Section 6401;

13.1.8.2	Termination of Provider participation, Section 6501;

13.1.8.3	Provider disclosure of current or previous affiliation with excluded Provider(s), Section 6401; and

13.1.8.4	Provider screening and enrollment, 42 CFR Part 455, Subpart E.

13.1.9	The Contractor shall inform ASES in writing Immediately upon becoming aware of a compliance breach related to the Contractor and/or Network Provider.

13.1.10
The Contractor shall inform the Medicaid Fraud Control Unit and ASES of any meetings it holds with any other GHP MCOs related to compliance and program integrity issues at least forty-eight (48) hours prior to the meeting. The Contractor shall provide a copy of the meeting minutes as well as the results of any follow-up investigations to ASES in writing Immediately.

13.1.11
The Contractor shall have policies and procedures prior approved in writing by ASES to address (i) Immediately notifying ASES of pending Network Provider investigations, suspensions and debarment and (ii) transitioning Enrollees from suspended and debarred Network Providers.

13.2	Compliance Plan

13.2.1
The Contractor shall have a written Fraud, Waste, and Abuse compliance plan with stated program goals and objectives, program scope, and methodology to evaluate program performance. A paper and electronic copy of the compliance plan shall be provided to ASES annually for prior written approval. ASES shall provide notice of approval, denial, or modification to the Contractor within thirty (30) Calendar Days of receipt. The Contractor shall make any necessary changes required by ASES within an additional thirty (30) Calendar Days of the request.

13.2.2	At a minimum, the Contractor’s Fraud, Waste, and Abuse compliance plan shall, in accordance with 42 CFR 438.608:

13.2.2.1	Ensure that all of its officers, directors, managers and employees know and understand the provisions of the Contractor’s Fraud, Waste, and Abuse compliance plan;

13.2.2.2
Require the designation of a compliance officer and a compliance committee that are accountable to the Contractor’s senior management. The compliance officer shall have express authority to provide unfiltered reports directly to the Contractor’s most senior leader and governing body;

13.2.2.3	Ensure and describe effective training and education for the compliance officer and the Contractor’s employees;

13.2.2.4	Ensure that Providers and Enrollees are educated about Fraud, Waste, and Abuse identification and reporting in the materials provided to them;

13.2.2.5
Ensure effective lines of communication between the Contractor’s compliance officer and the Contractor’s employees to ensure that employees understand and comply with the Contractor’s Fraud, Waste, and Abuse program;

13.2.2.6	Ensure enforcement of standards of conduct through well-publicized disciplinary guidelines;

13.2.2.7
Ensure internal monitoring and auditing with provisions for prompt response to potential offenses, and for the development of corrective action initiatives relating to the Contractor’s Fraud, Waste, and Abuse efforts;

13.2.2.8	Describe standards of conduct that articulate the Contractor’s commitment to comply with all applicable Puerto Rico and Federal requirements and standards;

13.2.2.9	Ensure that no individual who reports Provider violations or suspected cases of Fraud, Waste, and Abuse is retaliated against; and

13.2.2.10	Include a monitoring program that is designed to prevent and detect potential or suspected Fraud, Waste, and Abuse. This monitoring program shall include but not be limited to:

13.2.2.10.1	Monitoring the billings of its Providers to ensure Enrollees receive services for which the Contractor is billed;

13.2.2.10.2	Requiring the investigation of all reports of suspected cases of Fraud and over-billings;

13.2.2.10.3	Reviewing Providers for over, under and inappropriate Utilization;

13.2.2.10.4	Verifying with Enrollees the delivery of services as claimed; and

13.2.2.10.5	Reviewing and trending Enrollee Complaints regarding Providers.

13.2.3
The Contractor, and any Subcontractors delegated the responsibility by the Contractor for coverage of services and payment of claims under this Contract, shall include in all employee handbooks a specific discussion of the False Claims Act and its Fraud, Waste, and Abuse policies and procedures, the rights of employees to be protected as whistleblowers, and the Contractor and Subcontractor’s procedures for detecting and preventing Fraud, Waste, and Abuse.

13.2.4	The Contractor shall include in the Enrollee Handbook instructions on how to report Fraud, Waste, and Abuse and the protections for whistleblowers.

13.3	Program Integrity Plan

13.3.1	The Contractor shall develop a program integrity plan that at a minimum:

13.3.1.1	Defines Fraud, Waste, and Abuse;

13.3.1.2	Specifies methods to detect Fraud, Waste, and Abuse;

13.3.1.3	Describes a process to perform investigations on each suspected case of Fraud, Waste, and Abuse;

13.3.1.4
Describes the Contractor’s staff responsible for conducting the investigations and reporting of potential Fraud, Waste, or Abuse, including an organizational chart documenting roles and responsibilities;

13.3.1.5	Includes a variety of methods for identifying, investigating, and referring suspected cases to appropriate entities;

13.3.1.6	Includes a systematic approach to Data analysis;

13.3.1.7	Defines mechanisms to monitor frequency of Encounters and services rendered to Enrollees billed by Providers;

13.3.1.8	Identifies requirements to complete the preliminary investigation of Providers and Enrollees;

13.3.1.9	Include provisions regarding prompt terminations of inactive Providers due to inactivity in the past twelve (12) months;

13.3.1.10
Include a risk assessment of the Contractor’s various Fraud, Waste, and Abuse processes. The risk assessment shall include a listing of the Contractor’s top three (3) vulnerable areas and outline action plans to mitigate risks;

13.3.1.11	Include procedures for the confidential reporting of potential Fraud, Waste, and Abuse, including potential Contractor violations; and

13.3.1.12	Include procedures to ensure that there is no retaliation against an individual who reports Contractor violations or other potential Fraud, Waste, or Abuse to the Contractor or an external entity.

13.3.2
The Contractor’s program integrity plan shall comply in all respects with the ASES Guidelines for the development of a program integrity plan, included as Attachment 14 to this Contract. Upon review of the Contractor’s Program Integrity Plan (see Section 13.3), ASES will promptly (within twenty (20) Business Days) notify the Contractor of any needed revisions in order for the program integrity plan to comply with the guidelines and with Federal law. The Contractor, in turn, shall promptly (within twenty (20) Business Days of receipt of the ASES comments) re-submit its Plan for ASES review and prior written approval.

13.4	Prohibited Affiliations with Individuals Debarred by Federal Agencies

13.4.1	The Contractor shall not knowingly have a relationship with the following:

13.4.1.1
An individual who is debarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under Executive Order No. 12549 or under any guidelines implementing the Executive Order.

13.4.1.2	An individual who is an Affiliate, as defined in the Federal Acquisition Regulation, of a person described in Section 13.4.1.1. The relationship is defined as follows:

13.4.1.2.1	A director, officer, or partner of the Contractor;

13.4.1.2.2	A person with beneficial ownership of five percent (5%) or more of the Contractor’s equity; or

13.4.1.2.3
Any Subcontractor or other person with an employment, consulting, or other arrangement with the Contractor for the provision of items or services that are significant and material the Contractor’s obligations under this Contract.

13.4.1.2.4
A Network Provider or person with an employment, consulting or other arrangement with the Contractor for the provision of items and services that are significant and material to the Contractor’s obligations under the Contract.

13.4.2	The Contractor shall not have a relationship with an individual or entity that is excluded from participation in any Federal health care program under section 1129 or 1128A of the Social Security Act.

13.5	Reporting and Investigations

13.5.1	The Contractor shall cooperate with all duly authorized Federal and Puerto Rico agencies and representatives in reporting, investigating and prosecuting Fraud, Waste, and Abuse.

13.5.2
The Contractor shall have methods for identifying, investigating, and referring suspected Fraud, Waste, and Abuse pursuant to 42 CFR 455.1, 42 CFR 455.13, 42 CFR 455.14 and 42 CFR 455.21 and Immediately notifying ASES. All suspected or confirmed instances of Provider Fraud and Enrollee abuse and neglect shall be referred Immediately by the Contractor to ASES, whom will also notify the Medicaid Fraud Control Unit.

13.5.3
The Contractor shall Immediately report to ASES the identity of any Provider or other person who is debarred, suspended, or otherwise prohibited from participating in procurement activities. ASES shall promptly notify the Secretary of Health and Human Services of the noncompliance, as required by 42 CFR 438.610(d).

13.5.4
The Contractor shall notify ASES within two (2) Business Days of any initiated investigation of a suspected case of Fraud, Waste, or Abuse. The Contractor shall conclude its preliminary investigation within ten (10) Business Days of identifying the potential Fraud, Waste, or Abuse and shall provide the findings of its preliminary investigation in writing to ASES within two (2) Business Days of completing the preliminary investigation.

13.5.5
The Contractor shall subsequently report preliminary results of such investigation activities to ASES and other appropriate State and Federal entities. ASES will provide the Contractor with guidance during the pendency of the investigation and will refer the matter to the US Department of Justice and the Medicaid Fraud Control Unit as appropriate. If directed by ASES and/or the Medicaid Fraud Control Unit, the Contractor shall conduct a full investigation.

13.5.6
The Contractor shall provide the results of its full investigations in writing to ASES within two (2) Business Days of completing the investigation. The Contractor shall consult with ASES, whom shall notify the Medicaid Fraud Control Unit, prior to taking any proposed action regarding an instance of suspected or confirmed fraud or Enrollee abuse.

13.5.7
The Contractor and all Subcontractors shall cooperate fully with Federal and State agencies, including the Medicaid Fraud Control Unit, in Fraud, Waste, and Abuse investigations and subsequent legal actions, whether administrative, civil, or criminal. Such cooperation shall include actively participating in meetings, providing requested Information, access to records, and access to interviews with employees and consultants, including but not limited to those with expertise in the administration of the program and/or medical or pharmaceutical matters or in any matter related to an investigation or prosecution. Such cooperation shall also include providing personnel to testify at any hearings, trials, or other legal proceedings on an as-needed basis.

13.5.8
In accordance with Section 1903(i)(2)(C) of the Social Security Act and 42 CFR 455.23, the Contractor shall have a mechanism in place to suspend payments to any Provider or other Subcontractor when there is a pending investigation of a Credible Allegation of Fraud under the Medicaid program. Suspension of payment shall be approved by ASES following instructions in Attachment 14 to this Contract. In addition, for any cases related to Provider Fraud, which ASES must refer to the Medicaid Fraud Control Unit, the Contractor shall refrain from, or suspend any attempt to, recoup amounts related to the reported instance of Provider Fraud from the referred Provider for a period of thirty (30) Calendar Days while the Medicaid Fraud Control Unit conducts its preliminary evaluation. The Contractor may resume recoupment efforts subsequent to the thirty (30) Calendar Days unless otherwise instructed by the Medicaid Fraud Control Unit or ASES. A determination by the Medicaid Fraud Control Unit not to pursue further action on a referred case of Provider Fraud shall in no way be interpreted to restrict attempts by the Contractor to continue to recoup outstanding amount from the Provider, or to pursue further correction action or penalty otherwise permitted by law or under the Provider Contract.

13.5.9	If a Provider is suspended or terminated from participation in the Puerto Rico Medicaid Program by ASES, the Contractor shall also suspend or terminate the Provider.

13.5.10
If a Provider is terminated from Medicare or another state’s Medicaid or State Children’s Health Insurance Program, the Contractor shall terminate its Provider participation agreement with that Provider (see Section 1902(a)(39) of the Social Security Act and 42 CFR 455.416) and notify ASES Immediately.

13.5.11
The Contractor shall notify ASES at least two (2) Business Days prior to taking any action against a Provider for program integrity reasons, including, but not limited to, denial of a Provider Credentialing/Re-Credentialing application, corrective action or limiting the ability of a Provider to participate in the program (e.g., suspending or terminating a Provider). The notification shall include but not be limited to identification of the Provider and a description of the action, the reason for the action, and documentation to support the reason. The Contractor shall provide additional Information upon ASES’s request.

13.5.12
The Contractor shall submit a risk assessment on an “as needed” basis and Immediately after a program integrity-related action against a Provider. The Contractor shall inform ASES of such action and provide details of such financial action.

13.5.12.1	The Contractor shall Immediately disclose to ASES any and all criminal convictions of its managing employees (see 42 CFR 455.106).

13.5.13	Regarding Provider disclosures, the Contractor shall:

13.5.13.1
Not make payment to a Provider unless the Provider has submitted completed disclosures required by Federal law either to ASES or the Contractor. This includes but is not limited to disclosure regarding ownership and control, business transactions, and criminal convictions (see 42 CFR Part 455, Subpart B).

13.5.13.2	Track information received from ASES identifying Providers from whom ASES has received completed disclosures.

13.5.13.3
For participating Providers for whom ASES has not received completed disclosures, as reported to the Contractor, collect and retain completed Provider disclosures as part of initial Credentialing and then annually, using a disclosure form prior approved by ASES in writing.

13.5.13.4	In accordance with 42 CFR 455.106, Immediately report any criminal conviction disclosures to ASES and explain what action it will take (e.g., terminate the Provider).

13.5.13.5
In accordance with Section 1866(j)(5) of the Social Security Act and implementing regulations, as part of Credentialing and Re-Credentialing, collect disclosures from Out-of-Network Providers regarding any current or previous affiliations with a Provider or supplier that has uncollected debt, has been or is subject to a payment suspension under a Federal health care program (as defined in Section 1128B(f)), has been excluded from participation under Medicare, Medicaid, CHIP, or has had its billing privileges denied or revoked. The Contractor shall notify ASES if the Contractor determines that such affiliation poses an undue risk of Fraud, Waste, or Abuse and denies the application.

13.6	Service Verification with Enrollees

13.6.1	In accordance with 42 CFR 438.608(a)(5), the Contractor shall implement a process for verifying with Enrollees whether services billed by Providers were received.

13.6.2
The Contractor shall employ a methodology and sampling process prior approved by ASES to verify with its Enrollees on a monthly whether services billed to the Contractor by Providers were actually received. The methodology and sampling process shall include criteria for identifying “high-risk” services and Provider types.

13.7	Stark Law Compliance

13.7.1
The Contractor shall have mechanisms in place to ensure that payments are not made in violation of Section 1903(s) of the Social Security Act with respect to certain physician Referrals as defined in Section 1877 of the Social Security Act. The Contractor shall ensure that disclosing Parties provide a financial analysis that includes the total amount actually or potentially due and owed as a result of the disclosed violation, a description of the methodology used to determine the amount due and owing, the total amount of remuneration involved physicians (or an immediate family member of such physicians) received as a result of an actual or potential violation, and a summary of audit activity and documents used in the audit. In accordance with Section 6409 of the PPACA, the Contractor will encourage provider use of the self-referral disclosure protocols, under which providers of services and suppliers may self-disclose actual or potential violations of the physicians’ self-referral statute (Section 1877 of the Social Security Act).

ARTICLE 14	GRIEVANCE AND APPEAL SYSTEM

14.1	General Requirements

14.1.1
In accordance with 42 CFR Part 438, Subpart F, the Contractor shall establish an internal Grievance and Appeal System under which Enrollees, or Providers acting on their behalf, may express dissatisfaction with the Contractor or challenge the denial of coverage of, or payment for, Covered Services.

14.1.2	The Contractor’s Grievance and Appeal System shall include (i) a Complaint process, (ii) Grievance process, (iii) Appeal process, and (iv) access to the Administrative Law Hearing process.

14.1.3
The Contractor shall designate, in writing, an officer who shall have primary responsibility for ensuring that Complaints, Grievances, and Appeals are resolved pursuant to this Contract and for signing all Notices of Adverse Benefit Determination. For such purposes, an officer shall mean a president, vice president, secretary, treasurer, chairperson of the board of directors of the Contractor’s organization, the sole proprietor, the managing general partner of a partnership, or a person having similar executive authority in the organization.

14.1.4
The Contractor shall develop a written Grievance and Appeal System and the policies and procedures that detail the operation of the Grievance System. The Grievance and Appeal System policies and procedures shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.

14.1.5	At a minimum, the Contractor’s Grievance and Appeal System policies and procedures shall include the following:

14.1.5.1	Process for filing a Complaint, Grievance, or Appeal, or seeking an Administrative Law Hearing;

14.1.5.2	Process for receiving, recording, tracking, reviewing, reporting, and resolving Grievances filed verbally, in writing, or in-person;

14.1.5.3	Process for receiving, recording, tracking, reviewing, reporting, and resolving Appeals filed verbally or in writing;

14.1.5.4	Process for requesting an expedited review of an Appeal;

14.1.5.5	Process and timeframe for a Provider to file a Complaint, Grievance or Appeal on behalf of an Enrollee;

14.1.5.6	Process for notifying Enrollees of their right to file a Complaint, Grievance, or Appeal with the Patient Advocate Office and how to contact the Patient Advocate Office;

14.1.5.7	Procedures for the exchange of Information with Providers, ASES, and the Enrollees regarding Complaints, Grievances, and Appeals;

14.1.5.8	Process and timeframes for notifying Enrollees in writing regarding receipt of Complaints, Grievances, Appeals, resolution, action, delay of review, and denial of request for expedited review.

14.1.6
The Contractor’s Grievance and Appeal System shall fully comply with the Puerto Rico Patient’s Bill of Rights Act, to the extent that such provisions do not conflict with, or pose an obstacle to Federal regulations.

14.1.7
The Contractor shall process each Complaint, Grievance, or Appeal in accordance with applicable Puerto Rico and Federal statutory and regulatory requirements, this Contract, and the Contractor’s written policies and procedures. Pertinent facts from all Parties shall be collected during the process.

14.1.8	The Contractor shall include educational information in the Enrollee Handbook regarding the Contractor’s Grievance and Appeal System which at a minimum includes:

14.1.8.1	A description of the Contractor’s Grievance and Appeal System;

14.1.8.2	Instructions on how to file Complaints, Grievances and Appeals including the timeframes for filing;

14.1.8.3	The Contractor’s toll-free telephone number and office hours;

14.1.8.4	Information regarding an Enrollee’s right to file a Complaint, Grievance, or Appeal with the Patient Advocate Office and how to file a Complaint, Grievance, or Appeal with the Patient Advocate Office;

14.1.8.5
Information describing the Administrative Law Hearing process and governing rules, including that the Enrollee must first exhaust the Contractor’s Grievance and Appeal System before accessing the Administrative Law Hearing process; and

14.1.8.6	Timelines and limitations associated with filing Grievances or Appeals.

14.1.9
The Contractor shall give Enrollees reasonable assistance in completing forms and taking other procedural steps for Complaints, Grievances and Appeals. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TDD and interpreter capability.

14.1.10
The Contractor shall include information regarding the Grievance and Appeal System in the Provider Guidelines and upon joining the Contractor’s Network, all Providers and Subcontractors, as applicable shall receive training and education regarding the Contractor’s Grievance and Appeal System, which includes but is not limited to:

14.1.10.1	The Enrollee’s right to file Complaints, Grievances and, Appeals and the requirements and timeframes for filing;

14.1.10.2	The Enrollee’s right to file a Complaint, Grievance, or Appeal with the Patient Advocate Office;

14.1.10.3	The Enrollee’s right to an Administrative Law Hearing, how to obtain an Administrative Law Hearing, and representation rules at an Administrative Law Hearing;

14.1.10.4	The availability of assistance in filing a Complaint, Grievance, or Appeal;

14.1.10.5	The toll-free numbers to file oral Complaints, Grievances, and Appeals;

14.1.10.6
The Enrollee’s right to request continuation of Benefits during an Appeal, or an Administrative Law Hearing filing, and that if the Contractor’s Adverse Benefit Determination is upheld in an Administrative Law Hearing, the Enrollee may be liable for the cost of any continued Benefits; and

14.1.10.7	Any Puerto Rico-determined Provider Appeal rights to challenge the failure of the Contractor to cover a service.

14.1.11	The Contractor shall have procedures in place to notify all Enrollees in their primary language of Complaint, Grievance, and Appeal dispositions.

14.1.12
The Contractor shall develop Grievance and Appeal System forms to be submitted for prior written approval by ASES according to the timeframe specified in Attachment 12 to this Contract. The approved forms shall be made available to all Enrollees, shall meet all requirements listed in Sections 6.2 and 6.3 for written materials, and shall, at a minimum:

14.1.12.1	Instruct the Enrollee or Enrollee’s Authorized Representative that documentary evidence should be included, if available; and

14.1.12.2	Include instructions for completion and submission.

14.1.13
All ASES prior approved Complaints, Grievances, and Appeals files and forms shall be made available to ASES for auditing. All Complaint, Grievance, and Appeal documents and related information shall be considered as containing protected health information and shall be treated in accordance with HIPAA regulations and other applicable laws of Puerto Rico.

14.1.14	The Contractor shall ensure that the individuals who make decisions on Grievances and Appeals are individuals:

14.1.14.1	Who were not involved in any previous level of review or decision-making, or who were subordinates of any individual involved in a previous review or decision-making;

14.1.14.2
Who, if deciding any of the following, are Providers who have the appropriate clinical expertise, as determined by ASES, in treating the Enrollee’s condition or disease if deciding any of the following:

14.1.14.2.1	An Appeal of a denial that is based on lack of Medical Necessity;

14.1.14.2.2	A Grievance regarding denial of expedited resolutions of Appeal; and

14.1.14.2.3	Any Grievance or Appeal that involves clinical issues; and

14.1.14.3
Who take into account all comments, documents, records and other information submitted by Enrollee without regard to whether such information was submitted or considered in the initial Adverse Benefit Determination.

14.1.15
The Contractor shall ensure that punitive action is not taken against a Provider who requests a Grievance, Appeal or an Administrative Law Hearing or supports an Enrollee’s Grievance, Appeal or Administrative Law Hearing.

14.1.16
The Contractor and Subcontractors, as applicable, shall have a system in place to collect, analyze, and integrate Data regarding Complaints, Grievances, and Appeals. At a minimum, the record shall be accessible to ASES and available upon request to CMS and include the following information:

14.1.16.1	Date Complaint, Grievance, or Appeal was received;

14.1.16.2	Enrollee’s name;

14.1.16.3	Enrollee’s Medicaid ID number, if applicable;

14.1.16.4	Name of the individual filing the Complaint, Grievance, or Appeal on behalf of the Enrollee;

14.1.16.5	Date of acknowledgement that receipt of Grievance or Appeal was mailed to the Enrollee;

14.1.16.6	Summary of Complaint, Grievance, or Appeal;

14.1.16.7	Date of each review or review meeting and resolution at each level, if applicable;

14.1.16.8	Date Notice of Disposition or Notice of Adverse Benefit Determination was mailed to the Enrollee;

14.1.16.9	Corrective Action required; and

14.1.16.10	Date of resolution.

14.1.17
Contractor shall have sufficient staffing to timely address Grievances, Complaints, Appeals, Provider disputes and to provide attorney representation or the attendance of other required personnel at administrative hearings, when applicable.

14.2	Complaint

14.2.1
The Complaint process is the procedure for addressing Enrollee Complaints, defined as expressions of dissatisfaction about any matter other than an Adverse Benefit Determination that are resolved at the point of contact rather than through filing a formal Grievance.

14.2.2
An Enrollee or Enrollee’s Authorized Representative may file a Complaint either orally or in writing. The Enrollee or Enrollee’s Authorized Representative may follow-up an oral request with a written request. However, the timeframe for resolution begins with the date the Contractor receives the oral request.

14.2.3
An Enrollee or Enrollee’s Authorized Representative shall file a Complaint within fifteen (15) Calendar Days after the date of occurrence that initiated the Complaint. If the Enrollee or Enrollee’s Authorized Representative attempts to file a Complaint beyond the fifteen (15) Calendar Days, the Contractor shall instruct the Enrollee or Enrollee’s Authorized Representative to file a Grievance.

14.2.4	The Contractor shall have procedures in place to provide Notice of Dispositions of Complaints to all Enrollees in their primary language.

14.2.5
The Contractor shall resolve each Complaint within seventy-two (72) hours of the time the Contractor received the initial Complaint, whether orally or in writing. If the Complaint is not resolved within this timeframe, the Complaint shall be treated as a Grievance. The Contractor cannot require the Enrollee to file a separate Grievance before proceeding to Appeal.

14.2.6
The Notice of Disposition shall include the results and date of the resolution of the Complaint and shall include notice of the right to file a Grievance or Appeal and information necessary to allow the Enrollee to request an Administrative Law Hearing, if appropriate, including contact information necessary to pursue an Administrative Law Hearing.

14.3	Grievance Process

14.3.1
An Enrollee or Enrollee’s Authorized Representative may file a Grievance with the Contractor or with the Office of the Patient’s Advocate of Puerto Rico either orally or in writing. A Provider cannot file a Grievance on behalf of an Enrollee unless written consent is granted by the Enrollee.

14.3.2	An Enrollee may file a Grievance at any time.

14.3.3
The Contractor shall acknowledge receipt of each Grievance in writing to the Enrollee (and the Provider, if the Provider filed the Grievance on the Enrollee’s behalf) within ten (10) Business Days of receipt.

14.3.4
The Contractor shall provide written notice of the disposition of the Grievance as expeditiously as the Enrollee’s health condition requires, but in any event, within ninety (90) Calendar Days from the day the Contractor receives the Grievance. If the Grievance originated from a Complaint that was not resolved within the seventy-two (72) hour timeframe set forth in Section 14.2.5, the time already spent by the Contractor to resolve the original Complaint must be deducted from this ninety (90) Calendar Day timeframe.

14.3.5	The Notice of Disposition shall include the following:

14.3.5.1	The resolution of the Grievance,

14.3.5.2	The basis for the resolution, and

14.3.5.3	The date of the resolution.

14.3.6
The Contractor may extend the timeframe to provide a written notice of disposition of a Grievance for up to fourteen (14) Calendar Days if the Enrollee requests the extension or the Contractor demonstrates (to the satisfaction of ASES, upon its request) that there is a need for additional Information and how the delay is in the Enrollee’s interest. If the Contractor extends the timeframe, it shall, for any extension not requested by the Enrollee:

14.3.6.1	Make reasonable efforts to provide Enrollee prompt oral notice of the delay;

14.3.6.2	Give the Enrollee written notice of the reason for the delay within two (2) Calendar Days; and

14.3.6.3	Inform the Enrollee of the right to file a Grievance if the Enrollee disagrees with the decision to extend the timeframe.

14.4	Notice of Adverse Benefit Determination

14.4.1
Pusuant to 42 CFR 438.210(c), the Contractor shall provide written notice to the requesting Provider and the Enrollee of any decision by the Contractor to deny a Service Authorization Request, or to authorize a service in an amount, duration, or scope that is less than requested. The Contractor’s notices shall meet the requirements of 42 CFR 438.404.

14.4.2
The Contractor’s written Notice of Adverse Benefit Determination to Enrollees must meet the language and format requirements in Section 6.2 and 6.3 and be set in accordance with the timeframes described in Section 14.4.4.

14.4.3	The Notice of Adverse Benefit Determination shall contain the following:

14.4.3.1	The Adverse Benefit Determination the Contractor has taken or intends to take;

14.4.3.2	The reasons for the Adverse Benefit Determination;

14.4.3.3
The right of Enrollee to be provided, upon request and at no expense to Enrollee, reasonable access to and copies of all documents, records and other information relevant to the Adverse Benefit Determination.

14.4.3.4	The Enrollee’s right to file an Appeal through the Contractor’s internal Grievance and Appeal System and the procedure for filing an Appeal;

14.4.3.5	The Enrollee’s right to request an Administrative Law Hearing after exhaustion of the Contractor’s Grievance and Appeal System;

14.4.3.6	The Enrollee’s right to allow a Provider to file an Appeal or an Administrative Law Hearing on behalf of the Enrollee, upon written consent;

14.4.3.7	The circumstances under which expedited review is available and how to request it; and

14.4.3.8
The Enrollee’s right to have Benefits continue pending resolution of the Appeal with the Contractor or during the Administrative Law Hearing in accordance with 42 CFR 438.420, how to request that Benefits be continued, and the circumstances under which the Enrollee may be required to pay for the costs of these services.

14.4.4	The Contractor shall mail the Notice of Adverse Benefit Determination within the following timeframes:

14.4.4.1
For termination, suspension, or reduction of previously authorized Covered Services, at least ten (10) Calendar Days before the date of Adverse Benefit Determination. However, notice may be mailed no later than the date of Adverse Benefit Determination, unless otherwise specified, if one of the following exceptions applies:

14.4.4.1.1	The Contractor has factual Information confirming the death of an Enrollee.

14.4.4.1.2
The Contractor receives a clear written statement signed by the Enrollee that he or she no longer wishes to receive services or gives Information that requires termination or reduction of services and indicates that he or she understands that this must be the result of supplying that Information.

14.4.4.1.3
The Enrollee’s whereabouts are unknown and the post office returns the Contractor’s mail directed to the Enrollee indicating no forwarding address (refer to 42 CFR 431.231(d) for procedures if the Enrollee’s whereabouts become known).

14.4.4.1.4	The Enrollee’s Provider prescribes a change in the level of medical care.

14.4.4.1.5
The Contractor may shorten the period of advance notice to five (5) Calendar Days before the date of Adverse Benefit Determination if the Contractor has facts indicating that Adverse Benefit Determination should be taken because of probable Enrollee Fraud and the facts have been verified, if possible, through secondary sources.

14.4.4.2	For denial of payment, at the time of any Adverse Benefit Determination affecting the Claim.

14.4.4.3	For standard authorization decisions that deny or limit Covered Services within the timeframes required in Section 11.4.

14.4.4.4
If the Contractor extends the timeframe for the authorization decision and issuance of Notice of Adverse Benefit Determination according to Section 14.4.3, the Contractor shall give the Enrollee written notice of the reasons for the decision to extend if he or she did not request the extension and the Enrollee’s right to file a Grievance if he or she disagrees with that decision. The Contractor shall issue and carry out its determination as expeditiously as the Enrollee’s health requires and no later than the date the extension expires.

14.4.4.5
For authorization decisions not reached within the timeframes required in Section 11.4 for either standard or expedited authorizations, the Notice of Adverse Benefit Determination shall be mailed on the date the timeframe expires, as this constitutes a denial and is thus an Adverse Benefit Determination.

14.5	Appeal Process

14.5.1	The Enrollee, the Enrollee’s Authorized Representative, or the Provider may file an Appeal either orally or in writing.

14.5.2
Oral inquiries seeking to appeal an Adverse Benefit Determination are treated as Appeals (to establish the earliest possible filing date for the Appeal), but Enrollees must confirm oral requests for Appeals in writing within ten (10) Calendar Days of the oral filing, unless the Enrollee requests expedited resolution, then no additional follow-up is required.

14.5.3
The requirements of the Appeal process shall be binding for all types of Appeals, including expedited Appeals, unless otherwise established for expedited Appeals. Only one (1) level of Appeal is permitted before proceeding to an Administrative Law Hearing.

14.5.4
The Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, may file an Appeal to the Contractor within sixty (60) Calendar Days from the date on the Contractor’s Notice of Adverse Benefit Determination.

14.5.5	Appeals shall be filed directly with the Contractor, or its delegated representatives. The Contractor may delegate this authority to an Appeal committee, but the delegation shall be in writing.

14.5.6
The Appeals process shall provide the Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, a reasonable opportunity to present evidence and allegations of fact or law, in person, as well as in writing. The Contractor shall inform the Enrollee of the limited time available to provide this in case of expedited review.

14.5.7
The Appeals process shall provide the Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, opportunity, before and during the Appeals process, to examine the Enrollee’s case file, including Medical Records, and any other documents and records considered during the Appeals process and provide copies of documents contained therein without charge and sufficiently in advance of the resolution timeframe for the Appeal.

14.5.8
The Appeals process shall include as Parties to the Appeal the Enrollee, the Enrollee’s Authorized Representative, the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, or the legal representative of a deceased Enrollee’s estate.

14.5.9
The Contractor shall resolve each standard Appeal and provide written notice of the disposition, as expeditiously as the Enrollee’s health condition requires but no more than thirty (30) Calendar Days from the date the Contractor receives the Appeal.

14.5.10
The Contractor shall establish and maintain an expedited review process for Appeals, subject to prior written approval by ASES, when the Contractor determines (based on a request from the Enrollee) or the Provider indicates (in making the request on the Enrollee’s behalf) that taking the time for a standard resolution could seriously jeopardize the Enrollee’s life or health or ability to attain, maintain, or regain maximum function. The Enrollee, the Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, may file an expedited Appeal either orally or in writing.

14.5.11
The Contractor shall resolve each expedited Appeal and provide a written Notice of Disposition, as expeditiously as the Enrollee’s health condition requires, but no longer than seventy-two (72) hours after the Contractor receives the Appeal and make reasonable efforts to provide oral notice.

14.5.12
If the Contractor denies an Enrollee’s request for expedited review, it shall utilize the timeframe for standard Appeals specified herein and shall make reasonable efforts to give the Enrollee prompt oral notice of the denial, and follow-up within two (2) Calendar Days with a written notice. If the Enrollee disagrees with the decision to extend the prescribed timeframe, he or she shall be informed of the right to file a Grievance and the Grievance shall be resolved within twenty-four (24) hours. The Contractor shall also make reasonable efforts to provide oral notice for resolution of an expedited review of an Appeal.

14.5.13
The Contractor may extend the timeframe for standard or expedited resolution of the Appeal by up to fourteen (14) Calendar Days if the Enrollee, Enrollee’s Authorized Representative, or the Provider acting on behalf of the Enrollee with the Enrollee’s written consent, requests the extension or the Contractor demonstrates (to the satisfaction of ASES, upon its request) that there is need for additional information and how the delay is in the Enrollee’s interest. If the Contractor extends the timeframe, it shall, for any extension not requested by the Enrollee:

14.5.13.1	Make reasonable efforts to provide Enrollee prompt oral notice of the delay;

14.5.13.2	Give the Enrollee written notice of the reason for the delay within two (2) Calendar Days;

14.5.13.3	Inform the Enrollee of the right to file a Grievance if the Enrollee disagrees with the decision to extend the timeframe; and

14.5.13.4	Resolve the Appeal as expeditiously as the Enrollee’s health condition requires, and no later than the date the extension expires.

14.5.14
The Contractor shall provide written Notice of Disposition of an Appeal to the Enrollee (and the Provider, if the Provider filed the Appeal on the Enrollee’s behalf) as well as a copy to ASES within two (2) Business Days of the resolution.

14.5.15	The written notice of Disposition shall be in a format and language that, at a minimum, meets applicable notification standards and shall include:

14.5.15.1	The results and date of the Appeal resolution; and

14.5.15.2	For decisions not wholly in the Enrollee’s favor:

14.5.15.3	The right to request an Administrative Law Hearing;

14.5.15.4	How to request an Administrative Law Hearing;

14.5.15.5	The right to continue to receive Benefits pending an Administrative Law Hearing;

14.5.15.6	How to request the continuation of Benefits; and

14.5.15.7	Notification that if the Contractor’s Adverse Benefit Determination is upheld in a hearing, the Enrollee may liable for the cost of any continued Benefits.

14.6	Administrative Law Hearing

14.6.1
The Contractor is responsible for explaining the Enrollee’s right to and the procedures for an Administrative Law Hearing, including that the Enrollee must exhaust the Contractor’s Grievance, Complaints, and Appeals process before requesting an Administrative Law Hearing. However, if the Contractor fails to adhere to all notice and timing requirements set forth in 42 CFR 438.408, the Enrollee is deemed to have exhausted the Contractor’s Appeals process and may proceed with initiating an Administrative Law Hearing.

14.6.2	The parties to the Administrative Law Hearing include the Contractor as well as the Enrollee or his or her Authorized Representative, or the representative of a deceased Enrollee’s estate.

14.6.3
If the Contractor takes an Adverse Benefit Determination, the Enrollee appeals the Adverse Benefit Determination and the resolution of the Appeal is not in the Enrollee’s favor, and the Enrollee requests an Administrative Law Hearing, ASES shall grant the Enrollee such hearing. The right to such Administrative Law Hearing, how to obtain it, and the rules concerning who may represent the Enrollee at such hearing shall be explained to the Enrollee and by the Contractor.

14.6.4	ASES shall permit the Enrollee to request an Administrative Law Hearing within one hundred and twenty (120) Calendar Days of the Notice of Resolution of the Appeal.

14.6.5
Before the Administrative Law Hearing, the Enrollee and the Enrollee’s Authorized Representative, if applicable, can ask to look at and copy the documents and records the Contractor will use at the Administrative Law Hearing or that the Enrollee may otherwise need to prepare his/her case for the hearing. The Contractor shall provide such documents and records at no charge to the Enrollee.

14.6.6	The Administrative Law Hearing resolution shall be:

14.6.6.1
For standard resolution: within ninety (90) Calendar Days of the date the Enrollee filed the appeal with the Contractor (excluding the days the Enrollee took to subsequently file for an Administrative Law Hearing).

14.6.6.2	For an expedited resolution: within three (3) Business Days from agency receipt of an Administrative Law Hearing request for a denial of a service.

14.6.7
The Contractor shall comply with all determinations rendered as a result of Administrative Law Hearings. Nothing in this Section 14.6 shall limit the remedies available to ASES or the Federal government relating to any non-compliance by the Contractor with an Administrative Law Hearing determination or by the Contractor’s refusal to provide disputed services.

14.6.8	The decision issued as a result of the Administrative Law Hearing is subject to review before the Court of Appeals of Puerto Rico.

14.6.9
The Contractor shall comply with all determinations rendered as a result of Administrative Law Hearings. Nothing in this Section 14.6 shall limit the remedies available to Puerto Rico or the Federal government relating to any non-compliance by the Contractor with an Administrative Law Hearing determination or by the Contractor’s refusal to provide disputed services.

14.7	Continuation of Benefits while the Appeal and Administrative Law Hearing are Pending

14.7.1	As used in this Section, “timely” filing means filing on or before the later of the following:

14.7.1.1	Within ten (10) Calendar Days of the Contractor mailing the Notice of Adverse Benefit Determination; or

14.7.1.2	The intended effective date of the Contractor’s proposed Adverse Benefit Determination.

14.7.2
The Contractor shall continue the Enrollee’s Benefits if the Enrollee or the Enrollee’s Authorized Representative files the Appeal within sixty (60) Calendar Days following the date on the Adverse Benefit Determination notice; the Appeal involves the termination, suspension, or reduction of a previously authorized course of treatment; the services were ordered by an authorized Provider; the period covered by the original authorization has not expired; and the Enrollee timely files for continuation of the Benefits.

14.7.3
If, at the Enrollee’s request, the Contractor continues or reinstates the Enrollee’s Benefits while the Appeal or Administrative Law Hearing is pending, the Benefits shall be continued until one of the following occurs:

14.7.3.1	The Enrollee withdraws the Appeal or request for the Administrative Law Hearing.

14.7.3.2
Ten (10) Calendar Day pass after the Contractor mails the Notice of Adverse Benefit Determination, unless the Enrollee, within the ten (10) Calendar Day timeframe, has requested an Administrative Law Hearing with continuation of Benefits until an Administrative Law Hearing decision is reached.

14.7.3.3	An administrative law judge issues an Administrative Law Hearing decision adverse to the Enrollee.

14.7.3.4	The time period or service limits of a previously authorized service has been met.

14.7.4
If the final resolution of Appeal or Administrative Law Hearing is adverse to the Enrollee, that is, upholds the Contractor’s Adverse Benefit Determination, the Contractor may recover from the Enrollee the cost of the services furnished to the Enrollee while the Appeal/Administrative Law Hearing was pending, to the extent that they were furnished solely because of the requirements of this Section.

14.7.5
If the Contractor or ASES reverses a decision to deny, limit, or delay services that were not furnished while the Appeal/Administrative Law Hearing was pending, the Contractor shall authorize or provide the disputed services promptly and as expeditiously as the Enrollee’s health condition requires but no later than seventy-two (72) hours from the date the Contractor receives notice reversing the determination.

14.7.6
If the Contractor or ASES reverses a decision to deny authorization of services, and the Enrollee received the disputed services while the Appeal/Administrative Law Hearing was pending, the Contractor shall pay for those services. The Contractor shall submit evidence of compliance.

14.8	Reporting Requirements

14.8.1
The Contractor shall log and track all Complaints, Grievances, Notices of Adverse Benefit Determination, Appeals, including extensions of time granted by the Contractor for these items, as well as Administrative Law Hearing requests (see Section 14.1.16 for details regarding Information collected).

14.8.2	ASES may publicly disclose summary Information regarding the nature of Complaints, Grievances, and Appeals and related dispositions or resolutions in consumer Information materials.

14.8.3	The Contractor shall submit quarterly Grievance and Appeal System reports to ASES using a format prescribed by ASES and incorporate the findings of these reports into its Quality Strategy.

14.9	Remedy for Contractor Non-Compliance with Advance Directive Requirements.

In addition to the Complaint, Grievance, and Appeal rights described in this Article, an Enrollee may lodge with ASES a Complaint concerning the Contractor’s non-compliance with the Advance Directive requirements stated in Section 7.10 of this Contract.

ARTICLE 15	ADMINISTRATION AND MANAGEMENT

15.1	General Provisions

15.1.1	The Contractor shall be responsible for the administration and management of all requirements of this Contract, and consistent with the Medicaid Managed Care regulations of 42 CFR Part 438.

15.1.2	All costs and expenses related to the administration and management of this Contract shall be the responsibility of the Contractor.

15.2	Place of Business and Hours of Operation

15.2.1
Given that Enrollment occurs chiefly on site in the Contractor’s administrative offices, the Contractor shall ensure that its administrative offices are physically accessible to all Enrollees and fully equipped to perform all functions related to carrying out this Contract.

15.2.2
The Contractor shall maintain a number and geographic distribution of administrative offices to provide reasonable physical accessibility for Enrollees. The plan for administrative offices must be approved in writing by ASES.

15.2.3
The Contractor shall accommodate any request by ASES to visit the Contractor’s administrative offices to ensure that the offices are compliant with the Americans with Disabilities Act’s (“ADA”) requirements for public buildings, and with all other applicable Federal and Puerto Rico rules and regulations.

15.2.4	The Contractor must maintain one (1) central administrative office and additional administrative offices as described in section 15.2.2 of this Contract.

15.2.5	The Contractor’s office shall be centrally located and in a location accessible by foot and by vehicle traffic.

15.2.6
Contractor’s written communications to Enrollees must contain the address of the location identified as the legal, duly-licensed, central administrative office. This administrative office must be open at least between the hours of 9:00 a.m. and 5:00 p.m. (Atlantic Time) during Business Days; In addition, pursuant to the Contractor’s Enrollment Outreach plan (see Section 6.12), the Contractor’s administrative office must have extended open hours (until 7:00 p.m. (Atlantic Time) at least one (1) Business Day per Week; and must be open (to the extent necessary to permit Enrollment activities) one Saturday per month, from 9:00 a.m. to 5:00 p.m. (Atlantic Time)).

15.2.7
The Contractor shall ensure that the office(s) are adequately staffed, throughout the Contract Term, to ensure that Potential Enrollees may visit the office to enroll at any time during Contractor’s hours of operation. This provision will ensure that Enrollees and Providers receive prompt and accurate responses to inquiries.

15.2.8	The Contractor shall provide access to Information to Enrollees through GHP Service Line, during the hours provided in Section 6.8.3 of this Contract.

15.2.9	The Contractor shall provide access twenty-four (24) hours a day, seven (7) days per Week to its website.

15.3	Training and Staffing

15.3.1	The Contractor shall conduct ongoing training for all of its staff, in all departments, to ensure appropriate functioning in all areas and to ensure that staff:

15.3.1.1	Understand the GHP program and the Medicaid Managed Care requirements;

15.3.1.2	Are aware of all programmatic changes; and

15.3.1.3	Are trained in the Contractor’s Cultural Competency plan.

15.3.2
The Contractor shall submit a staff training plan and a current organizational chart to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract.

15.4	Data Certification

15.4.1
The Contractor shall certify all Data pursuant to 42 CFR 438.606. The Data that must be certified include, but are not limited to, Enrollment Information, Encounter Data, and other Information required by ASES and contained in Contracts, the Contractor’s Proposal, and related documents. The Data must be certified by one of the following: the Contractor’s Chief Executive Officer (“CEO”), the Contractor’s Chief Financial Officer (“CFO”), or an individual who has delegated authority to sign for, and who reports directly to the Contractor’s CEO or CFO. The certification must attest, based on best knowledge, Information, and belief, as follows:

15.4.1.1	To the accuracy, completeness and truthfulness of the Data; and

15.4.1.2	To the accuracy, completeness, and truthfulness of the documents specified by ASES.

15.4.2	The Contractor shall submit the certification concurrently with the certified Data.

15.4.3	Contractor shall sign the Trading Partner Agreement included as Attachment 30 to this Contract.

15.5	Implementation Plan and Submission of Initial Deliverables

15.5.1
The Contractor shall develop an Implementation Plan that verifies that the Contractor will submit the Deliverables listed in the chart in Attachment 12 to this Contract, and that details any additional procedures and activities that will be accomplished during the period between the Effective Date of this Contract and November 1, 2018, which is the Implementation Date of this Contract. The Implementation Plan shall include coordination and cooperation with ASES and its representatives during all phases.

15.5.2
The Contractor shall submit its implementation plan to ASES for ASES’s review and written approval according to the timeframe specified in Attachment 12 to this Contract. Implementation of the Contract shall not commence prior to ASES written approval.

15.5.3	The Contractor will not receive any additional payment to cover start up or implementation costs.

ARTICLE 16	PROVIDER PAYMENT MANAGEMENT

16.1	General Provisions

16.1.1
The The Contractor shall administer an effective, accurate and efficient Provider payment management function that (i) under this Contract’s risk arrangement adjudicates and settles Provider Claims for Covered Services that are filed within the timeframes specified by this Article 16 and in compliance with all applicable Puerto Rico and Federal laws, rules, and regulations; (ii) processes PMPM Payments to applicable Providers within the timeframes specified by this Article; and (iii) performs Claims payment administrative functions for all Providers as specified by this Article 16.

16.1.2
The Contractor shall maintain a Claims management system that can accurately identify the date of receipt (the date the Contractor receives the Claim as indicated by the date-stamp), real-time-accurate history of actions taken on each Provider Claim (i.e. paid, denied, suspended, appealed, etc.), and the date of payment (the date of the check or other form of payment).

16.1.3
To the extent feasible, the Contractor shall implement an Automated Clearinghouse (“ACH”) mechanism that allows Providers to request and receive Electronic Funds Transfer (“EFT”) of Claims payments. The Contractor shall encourage its Providers, as an alternative to the filing of paper-based Claims, to submit and receive Claims Information through Electronic Data Interchange (“EDI”), i.e., electronic Claims. Electronic Claims must be processed in adherence to Information exchange and Data management requirements specified in Article 17. As part of this electronic Claims management (“ECM”) function, the Contractor shall also provide on-line and phone-based capabilities to obtain Claims processing status Information.

16.1.4
If the Contractor does not receive Claims through an EDI system, the Contractor shall either provide a central address to which Providers must submit Claims; or provide to each Network Provider a complete list, including names, addresses, electronic mail and phone number, of entities to which the Providers must submit Claims.

16.1.5
The Contractor shall notify Network Providers in writing of any changes in the policies and procedures, subject to prior written approval of ASES, for filing Claims at least thirty (30) Calendar Days before the effective date of the change. If the Contractor is unable to provide thirty (30) Calendar Days of notice, it must give Providers a thirty (30) Calendar Day extension on their Claims filing deadline to ensure Claims are routed to the correct processing center.

16.1.6
To be processed, all Claims submitted for payment shall comply with the Clean Claim standards as established by Federal regulation (42 CFR 447.46), and with the standards described in Section 16.10.2 of this Contract.

16.1.7	The Contractor shall generate explanations of benefits and remittance advices in accordance with ASES standards for formatting, content, and timeliness.

16.1.8
The Contractor shall not pay any Claim submitted by a Provider during the period of time when such Provider is excluded or suspended from the Medicare, Medicaid, CHIP or Title V Maternal and Child Health Services Block Grant programs for Fraud, Waste, or Abuse or otherwise included on the Department of Health and Human Services Office of the Inspector General exclusions list, or employs someone on this list, and when the Contractor knew, or had reason to know, of that exclusion, after a reasonable time period after reasonable notice has been furnished to the Contractor. The Contractor shall not pay any Claim submitted by a Provider that is on Payment Hold.

16.1.9	The Contractor is prohibited from paying for an item or service with respect to any amount expended for which funds may not be used under the Assisted Suicide Funding Restriction Act of 1997.

16.1.10
Network Providers may not receive payment other than by the Contractor for services covered under this Agreement, except when such payments are specifically required to be made by ASES under Title XIX of the Social Security Act, or its implementing regulations, or when ASES makes direct payments to Network Providers for graduate medical education costs approved under the Medicaid State Plan. The Contractor is prohibited from making payment on any amount expended for any item or service not covered under the Medicaid State Plan.

16.1.11
Pursuant to Section 1903(i) of the Social Security Act the Contractor is prohibited from paying for organ transplants unless the State Plan provides, and the Contractor follows, written standards that provide for similarly situated individuals to be treated alike and for any restriction on facilities or practitioners to be consistent with the accessibility of high quality of care to Enrollees.

16.2	Payment Schedule

16.2.1
At a minimum, the Contractor shall run one (1) Provider payment cycle per Week, on the same day each Week, as determined by the Contractor. The Contractor shall develop a payment schedule to be submitted to ASES for review and its prior written approval according to the timeframe specified in Attachment 12 to this Contract.

16.2.2
Other than for cause explicitly stated in the Provider Contract, payment to Providers made in the form of a Capitation payment shall be issued not later than the fifteenth (15th) Calendar Day of the month. Any Provider Capitation payment retained by the Contractor past the 15th Calendar Day of each month shall accrue interest at the prevailing highest legal interest rate for personal loans as such rate is determined by the Board of the Office of the Commissioner of Financial Institutions, and interest shall be paid along with the Capitation payment to the Provider for that month. The Contractor shall make such payment regardless of receiving the PMPM Payment under Section 22.1.1 of the Contract.

16.3	Required Claims Processing Reports

16.3.1
The Contractor shall submit to ASES a monthly report not later than the fifth (5th) Calendar Day after the last day of the month listing all paid, pending, and denied Claims during that month. The report shall be made available in an electronic format and shall detail all paid, pending, and denied Claims for all Providers.

16.3.2
The report shall list, by Provider, Claims paid from the preceding month, and those that are pending payment and the reason for the payment delay or the reason for the Contractor’s decision to deny the Claim.

16.3.3	In the event that Providers associated with a PMG consent to the disbursement of payment directly to the PMG, the Contractor shall so specify in its report.

16.4	Submission of Encounter Data

16.4.1
Providers shall furnish Encounter Data to the Contractor per Section 17.3.3 and Attachment 26 to this Contract on a monthly basis. The Data shall be submitted regardless of the payment arrangement, capitated or otherwise, agreed upon between the Contractor and the Provider. Encounter Data for all items and services provided by Network Providers, even if the Network Provider is reimbursed on a Capitated basis, must be submitted with the paid field indicating the allowed amount, even if the amount is zero (0) dollars.

16.4.2
Encounter Data must comply with HIPAA security and privacy standards and be submitted in the format and timeframe required by the Medicaid Statistical Information System (MMIS) or format required by any successor system in accordance with 42 CFR 438.818.

16.4.3	ASES will perform quarterly Encounter Data validation to evaluate level of accuracy, which will be used to determine if liquidated damages should be assessed on the Contractor.

16.5	Relationship with Pharmacy Benefit Manager (PBM)

16.5.1	The Contractor shall work with the PBM engaged by ASES to facilitate the processing of pharmacy services Claims submitted by the PBM, as provided in Section 7.5.12.11.

16.5.2	To facilitate Claims processing, the Contractor shall send to the PBM, on a Daily Basis, the Enrollee Data described in Section 5.3.8.

16.6	Timely Payment of Claims

16.6.1	The Contractor shall comply with the timely processing of Claims standards contained in Section 1902(a)(37) of the Social Security Act and Federal regulations at 42 CFR 447.46.

16.6.2	Provider Contracts shall include the following provisions for timely payment of Clean Claims.

16.6.2.1
A Clean Claim under 42 CFR 447.46(b), as defined in 42 CFR 447.45(b), is a Claim received by the Contractor for adjudication, which can be processed without obtaining additional Information from the Provider of the service or from a Third Party. It includes a Claim with errors originating in the Contractor’s Claims system. It does not include a Claim from a Provider who is under investigation for Fraud, Waste, or Abuse, or a Claim under review for Medical Necessity.

16.6.2.2
Provider Contracts shall provide that ninety-five percent (95%) of all Clean Claims must be paid by the Contractor not later than thirty (30) Calendar Days from the date of receipt of the Claim (including Claims billed by paper and electronically), and one hundred percent (100%) of all Clean Claims must be paid by the Contractor not later than fifty (50) Calendar Days from the date of receipt of the Claim.

16.6.2.3
Any Clean Claims not paid within thirty (30) Calendar Days shall bear interest in favor of the Provider on the total unpaid amount of such Claim, according to the prevailing highest legal interest rate fixed by the Puerto Rico Commissioner of Financial Institutions. Such interest shall be considered payable on the day following the terms of this Section, and interest shall be paid together with the claim.

16.6.3
An Unclean Claim is any Claim that falls outside the definition of Clean Claim in Section 16.10.2.1. The Contractor shall include the following provisions in its Provider Contracts for timely resolution of Unclean Claims.

16.6.3.1
Ninety percent (90%) of Unclean Claims must be resolved and processed with payment by the Contractor, if applicable, not later than ninety (90) Calendar Days from the date of initial receipt of the Claim. This includes Claims billed on paper or electronically.

16.6.3.2	Of the remaining ten percent (10%) of total Unclean Claims that may remain outstanding after ninety (90) Calendar Days,

16.6.3.2.1
Nine percent (9%) of the Unclean Claims must be resolved and processed with payment by the Contractor, if applicable, not later than six (6) calendar months from the date of initial receipt (including Claims billed on paper and those billed electronically); and

16.6.3.2.2
One percent (1%) of the Unclean Claims must be resolved and processed with payment by the Contractor, if applicable, not later than one year (twelve (12) months) from the date of initial receipt of the Claim (including Claims billed on paper and those billed electronically).

16.6.4
The Contractor shall not establish any administrative procedures, such as administrative audits, authorization number, or other formalities under the control of the Contractor, which could prevent the Provider from submitting a Clean Claim.

16.6.5
The foregoing timely payment standards are more stringent than those required in the Federal regulations, at 42 CFR 447.46. The Contractor shall include the foregoing standards in each Provider Contract and, per 42 CFR 447.46(c).

16.6.6
The Contractor shall deliver to Providers, within fifteen (15) Calendar Days of award of the Provider Contract (along with the Provider Guidelines described in Section 10.2.1), Claims coding and processing guidelines for the applicable Provider type, and the definition of a Clean Claim, as requested in this Article 16, to be applied.

16.6.7	The Contractor shall give Providers ninety (90) Calendar Days’ notice in advance of the effective date of any change in Claims coding and processing deadlines.

16.7	Contractor Denial of Claims and Resolution of Contractual and Claims Disputes

16.7.1
Not later than the fifth (5th) Business Day after the receipt of a Provider Claim that the Contractor has deemed not to meet the Clean Claim requirements, the Contractor shall suspend the Claim and request in writing (notification via e-mail, the Contractor’s website, or an interim remittance advice satisfies this requirement) all outstanding Information such that the Claim can be deemed clean. Upon receipt of all the requested Information from the Provider, the Contractor shall complete processing of the Claim in accordance with the standards outlined in this Section..

16.7.2	Claims suspended for additional Information must be closed (paid or denied) such that compliance with the timely payment rules outlined in Section 16.10 is achieved.

16.7.3
The Contractor must process, and finalize, all appealed Claims to a paid or denied status within thirty (30) Calendar Days of receipt of the appealed Claim; for Claims for which the Contractor has requested further information, per Section 16.7.1, the Contractor shall pay or deny the Claim within thirty (30) Calendar Days of receipt of the requested Information.

16.7.4
The Contractor shall send Providers written notice (notification via e-mail, surface mail, the Contractor’s website, or a remittance advice satisfies this requirement) for each Claim that is denied, including an explanation of the reason(s) for the denial, the date the Contractor received the Claim, and a reiteration of the outstanding Information required from the Provider to adjudicate the Claim.

16.7.5	Provider Dispute Resolution System

16.7.5.1
The Contractor shall establish and use a procedure to resolve billing, payment, and other administrative disputes between Providers and the Contractor arising under Provider Contracts including a Provider Complaint resolution process implemented by the Contractor to address, among others, lost or incomplete Claims forms or electronic submissions; Contractor requests for additional explanation as to services or treatment rendered by a Provider; and inappropriate or unapproved Referrals issued by Providers. This dispute resolution system shall exclude Grievances filed by Providers on behalf of Enrollees pursuant to Section 14.3 of this Contract.

16.7.5.2
For any dispute between the Provider and Contractor arising under the Provider Contract, the Contractor shall implement an internal dispute resolution system, which shall include the opportunity for an aggrieved Provider to submit a timely written complaint to the Contractor. The Contractor shall issue a written decision on the Provider’s complaint within fifteen (15) Calendar Days of receipt of the Provider’s written complaint. A Contractor’s written decision that is in any way adverse to the Provider shall include an explanation of the grounds for the decision and a notice of the Provider’s right to and procedures for an Administrative Law Hearing within ASES.

16.7.5.2.1
Providers disputing the denial of payment for a submitted Claim, or the payment of an amount that is less than the amount for which the Claim was submitted, shall be afforded a term of one hundred twenty (120) Calendar Days to submit a written Complaint. Contractor shall issue a determination regarding such Claims within one hundred twenty (120) Calendar Days.

16.7.5.3
If the Provider is not satisfied with the decision on its complaint within the Contractor’s dispute resolution system, the Provider may pursue an Administrative Law Hearing. The parties to the Administrative Law Hearing shall be the Contractor and the Provider. ASES shall grant a Provider request for an Administrative Law Hearing, provided that the Provider submits a written appeal, accompanied by supporting documentation, not more than thirty (30) Calendar Days following the Provider’s receipt of the Contractor’s written decision.

16.7.5.4	Judicial Review. A decision issued as a result of the Administrative Law Hearing provided for in Section 16.11.6.3 shall be subject to review before the Court of Appeals of Puerto Rico.

16.8	Contractor Recovery from Providers

16.8.1
When the Contractor determines after the fact that it has paid a Claim incorrectly the Contractor may request applicable reimbursement from the Provider through written notice, stating the basis for the request. The notice shall list the Claims and the amounts to be recovered.

16.8.2	The Provider will have a period of sixty (60) Calendar Days to make the requested payment, to agree to Contractor retention of said payment, or to dispute the recovery action.

16.9	ASES Review of Contractor, Subcontractor, and Provider Use of Puerto Rico and Federal Funds

16.9.1
The Contractor shall cooperate fully and diligently with ASES and/or its auditors in their review of the use of Puerto Rico and Federal funds provided to the Contractor under the GHP Program. The Contractor, its Subcontractors, and Network Providers shall, upon request, make available to ASES and/or its auditors any and all administrative, financial, and Medical Records relating to the administration of and the delivery of items or services for which Puerto Rico and Federal monies are expended. In addition, the Contractor and its Subcontractors including Network Providers shall provide ASES and/or its auditors with access during normal business hours to its respective place of business and records.

16.10	ASES Recovery from Contractor

16.10.1
ASES and the Contractor shall diligently work in good faith together to resolve any audit findings identified through audits by ASES. All audit findings shall be resolved or a Corrective Action Plan shall be implemented within ninety (90) Calendar Days of issuance of a final audit report. Any Overpayment remittance due to ASES from the Contractor will be offset from future payments to the Contractor, or invoiced by ASES to the Contractor.

ARTICLE 17	INFORMATION MANAGEMENT AND SYSTEMS

17.1	General Provisions

17.1.1
The Contractor shall have Information management processes and Information Systems (hereafter referred to as Systems) that enable it to meet GHP requirements, ASES and Federal reporting requirements, all other Contract requirements, and any other applicable Puerto Rico and Federal laws, rules and regulations including but not limited to the standards and operating rules in Section 1104 of the PPACA and associated regulations, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Health Information Technology for Economic and Clinical Health Act (HITECH) and associated regulations and 42 CFR 438.242.

17.1.2
The Contractor’s Data and Systems shall comply with the standards and operating rules for EFT, eligibility, Claim status and health care payment/remittance advice transactions, in accordance with 45 C.F.R. parts 160 and 162..

17.1.3
The Contractor’s Systems shall possess capacity sufficient to handle the workload projected for the start of the program and will be scalable and flexible so they can be adapted as needed, within negotiated timeframes, in response to program or Enrollment changes.

17.1.4
The Contractor’s Systems shall have the capability of adapting to any future changes necessary as a result of modifications to the service delivery system and its requirements, including Data collection, records and reporting based upon unique Enrollee and Provider identifiers to track services and expenditures across funding streams. The Systems shall be scalable and flexible so they can be adapted as needed, within negotiated timeframes, in response to changes in Contract requirements, increases in Enrollment estimates, etc. The System architecture shall facilitate rapid application of the more common changes that can occur in the Contractor’s operation, including but not limited to:

17.1.4.1	Changes in pricing methodology;

17.1.4.2	Rate changes;

17.1.4.3	Eligibility criteria changes;

17.1.4.4	Changes in Utilization Management criteria;

17.1.4.5	Additions and deletions of Provider types; and

17.1.4.6	Additions and deletions of procedure, diagnosis and other service codes.

17.1.4.7	Changes in the Enrollment methodology.

17.1.5
The Contractor shall provide secure, online access to select system functionality to at least three (3) ASES personnel to facilitate resolution of Enrollee inquiries and to research Enrollee-related issues as needed.

17.1.6	The Contractor shall participate in systems work groups organized by ASES. The Systems work groups will meet on a designated schedule as agreed to by ASES and the Contractors.

17.1.7	The Contractor shall provide a continuously available electronic mail communication link (E-mail system) with ASES. This system shall be:

17.1.7.1	Available from the workstations of the designated Contractor contacts; and

17.1.7.2
Capable of attaching and sending documents created using software products other than Contractor systems, including Puerto Rico’s currently installed version of Microsoft Office and any subsequent upgrades as adopted.

17.2	Global System Architecture and Design Requirements

17.2.1
The Contractor shall comply with Federal and Puerto Rico policies, standards and regulations in the design, development and/or modification of the Systems it will employ to meet the aforementioned requirements and in the management of information contained in those Systems. Additionally, the Contractor shall adhere to ASES and Puerto Rico-specific system and Data architecture standards and/or guidelines.

17.2.2	The Contractor’s Systems shall meet Federal and industry standards of architecture, including but not limited to the following requirements:

17.2.2.1	Conform to HIPAA standards for Data and document management;

17.2.2.2
Contain controls to maintain information integrity. These controls shall be in place at all appropriate points of processing. The controls shall be tested in periodic and spot audits following a methodology to be developed jointly by and mutually agreed upon by the Contractor and ASES; and

17.2.2.3
Partner with ASES in the development of transaction/event code set, Data exchange and reporting standards not specific to HIPAA or other Federal efforts and will conform to such standards as stipulated in the plan to implement the standards.

17.2.3
Where web services are used in the engineering of applications, the Contractor’s Systems shall conform to World Wide Web Consortium (W3C) standards such as XML, UDDI, WSDL and SOAP so as to facilitate integration of these Systems with ASES and other Puerto Rico systems that adhere to a service-oriented architecture.

17.2.4
Audit trails shall be incorporated into all Systems to allow information on source Data files and documents to be traced through the processing stages to the point where the information is finally recorded. The audit trails shall:

17.2.4.1	Contain a unique log-on or terminal ID, the date, and time of any create/modify/delete action and, if applicable, the ID of the system job that effected the action;

17.2.4.2	Have the date and identification “stamp” displayed on any on-line inquiry;

17.2.4.3	Have the ability to trace Data from the final place of recording back to its source Data file and/or document shall also exist;

17.2.4.4	Be supported by listings, transaction reports, update reports, transaction logs, or error logs;

17.2.4.5	Facilitate auditing of individual Claim records as well as batch audits; and

17.2.4.6
Be maintained for ten (10) years in either live and/or archival systems. The duration of the retention period may be extended at the discretion of and as indicated to the Contractor by ASES as needed for ongoing audits or other purposes.

17.2.5
The Contractor shall house indexed images of documents used by Enrollees and Providers to transact with the Contractor in the appropriate database(s) and document management systems so as to maintain the logical relationships between certain documents and certain Data. The Contractor shall follow all applicable requirements for the management of Data in the management of documents.

17.2.6
The Contractor shall institute processes to insure the validity and completeness of the Data it submits to ASES. At its discretion, ASES will conduct general Data validity and completeness audits using industry-accepted statistical sampling methods. Data elements that will be audited include but are not limited to: Enrollee ID, date of service, Provider ID, category and sub category (if applicable) of service, diagnosis codes, procedure codes, revenue codes, date of Claim processing, and date of Claim payment.

17.2.6.1	Where a System is herein required to, or otherwise supports, the applicable batch or on-line transaction type, the system shall comply with HIPAA-standard transaction code sets.

17.2.6.2	The Contractor shall assure that all Contractor staff is trained in all HIPAA requirements, as applicable.

17.2.7
The layout and other applicable characteristics of the pages of Contractor websites shall be compliant with Federal “Section 508 standards” and Web Content Accessibility Guidelines developed and published by the Web Accessibility Initiative.

17.3	System and Data Integration Requirements

17.3.1	The Contractor’s systems shall be able to transmit, receive and process Data in HIPAA-compliant formats that are in use as of the Contract Implementation Date.

17.3.2
Data and Report Validity and Completeness. The Contractor shall institute processes to ensure the validity and completeness of the data, including reports, it submits to ASES. At its discretion, ASES will conduct general data validity and completeness audits using industry-accepted statistical sampling methods. Data elements that will be audited include, but are not limited to: enrollee ID, date of service, assigned Medicaid provider ID, category and subcategory (if applicable) of service, diagnosis codes, procedure codes, revenue codes, date of claim processing, and (if and when applicable) date of claim payment. Control totals shall also be reviewed and verified

17.3.3
The Contractor’s applications shall be able to interface with ASES’s systems for purposes of Data exchange and will conform to standards and specifications set by ASES. These standards and specifications are subject to change. Current standards and specifications are detailed in Attachment 26 to this Contract.

17.3.4	The Contractor’s System(s) shall be able to transmit and receive transaction Data to and from ASES’s systems as required for the appropriate processing of Claims.

17.3.4.1
The Contractor will be required to perform any necessary changes to update interfaces to ASES’s systems, including those required by the Medicaid Management Information System (MMIS) as well as new Eligibility and Enrollment processes. These interface changes may require changes in the Contractors core systems.

17.3.5
Each month the Contractor shall generate Encounter Data files from its Claims management system(s) and/or other sources. Such files must be submitted in standardized Accredited Standards Committee (ASC) X12N 837 and National Council for Prescription Drug Programs (NCPDP) formats, and the ASC X12N 835 format as appropriate. The files will contain settled Claims and Claim adjustments and Encounter Data from Providers for the most recent month for which all such transactions were completed. The Contractor shall provide these files electronically to ASES and/or its Agent at a frequency and level of detail to be specified by CMS and ASES based on program administration, oversight, and program integrity needs, and in adherence to the procedure, content standards and format indicated in Attachment 26 to this Contract. The Contractor shall make changes or corrections to any systems, processes or Data transmission formats as needed to comply with Encounter Data quality standards as originally defined or subsequently amended.

17.3.6	The Contractor’s System(s) shall be capable of generating files in the prescribed formats for upload into ASES Systems used specifically for program integrity and compliance purposes.

17.3.7	The Contractor’s System(s) shall possess mailing address standardization functionality in accordance with US Postal Service conventions.

17.3.8
To comply with MAGI requirements, the Contractor must update its Information Systems in accordance with the procedures and timelines set forth in Attachment 26 to this Contract and any other subsequent guidance issued by ASES.

17.4	System Access Management and Information Accessibility Requirements

17.4.1	The Contractor’s System shall employ an access management function that restricts access to varying hierarchical levels of system functionality and Information. The access management function shall:

17.4.1.1	Restrict access to information on a "need-to-know" basis, e.g. users permitted inquiry privileges only will not be permitted to modify information;

17.4.1.2
Restrict access to specific System functions and Information based on an individual user profile, including inquiry only capabilities; global access to all functions will be restricted to specified staff jointly agreed to by ASES and the Contractor; and

17.4.1.3	Restrict attempts to access system functions to three (3), with a system function that automatically prevents further access attempts and records these occurrences.

17.4.2
The Contractor shall make System information available to duly Authorized Representatives of ASES and other Puerto Rico and Federal agencies to evaluate, through inspections or other means, the quality, appropriateness and timeliness of services performed.

17.4.3
The Contractor shall have procedures to provide for prompt transfer of System Information upon request to other Network or Out-of-Network Providers for the medical management of the Enrollee in adherence to HIPAA and other applicable requirements.

17.4.4
All Information, whether Data or documents, and reports that contain or make references to said Information, involving or arising out of this Contract, are owned by ASES. The Contractor is expressly prohibited from sharing or publishing ASES Information and reports without the prior written consent of ASES. In the event of a dispute regarding the sharing or publishing of Information and reports, ASES’s decision on this matter shall be final and not subject to appeal.

17.5	Systems Availability and Performance Requirements

17.5.1
The Contractor shall ensure that critical systems, including but not limited to the Enrollee and Provider portal and/or phone-based functions and information, such as confirmation of Contractor Enrollment (“CCE”) and electronic Claims management (ECM), Enrollee services and Provider services, are available to the applicable System users twenty-four (24) hours a day, seven (7) Calendar Days a Week, except during periods of scheduled System Unavailability agreed upon by ASES and the Contractor. Unavailability caused by events outside of a Contractor’s Span of Control is outside of the scope of this requirement.

17.5.2
The Contractor shall ensure that at a minimum all non-critical system functions and information is available to the applicable system users between the hours of 7:00 a.m. and 7:00 p.m. Monday through Friday (Atlantic Time).

17.5.3	The Contractor shall develop an automated method of monitoring critical systems on at least a thirty (30) minute basis twenty-four (24) hours a day, seven (7) days per Week.

17.5.4
Upon discovery of any problem within its Span of Control that may jeopardize System availability and performance as defined in this Section of the Contract, the Contractor shall notify the applicable ASES staff in person, via phone, and/or electronic mail. The Contractor shall deliver notification as soon as possible but no later than 7:00 pm (Atlantic Time) if the problem occurs during the Business Day and no later than 9:00 am (Atlantic Time) the following Business Day if the problem occurs after 7:00 pm (Atlantic Time).

17.5.5
Where the operational problem results in delays in report distribution or problems in on-line access during the Business Day, the Contractor shall notify the applicable ASES staff within fifteen (15) minutes of discovery of the problem, in order for the applicable work activities to be rescheduled or be handled based on System Unavailability protocols.

17.5.6
The Contractor shall provide to appropriate ASES staff information on System Unavailability events, as well as status updates on problem resolution. These up-dates shall be provided on an hourly basis and made available via electronic mail, telephone and, if applicable, the Contractor’s website.

17.5.7	The following rules govern unscheduled System Unavailability.

17.5.7.1	CCE Functions

17.5.7.1.1
Unscheduled System Unavailability of CCE functions caused by the failure of systems and telecommunications technologies within the Contractor’s Span of Control will be resolved, and the restoration of services implemented, within thirty (30) minutes of the official declaration of System Unavailability.

17.5.7.1.2
Throughout the Contract Term, the Contractor shall have in place a method to validate eligibility manually twenty-four (24) hours per day, seven (7) days a Week as a contingency to any unscheduled Systems Unavailability for CCE functions.

17.5.7.2
ECM Functions. Unscheduled System Unavailability of ECM functions caused by the failure of systems and technologies within the Contractor’s Span of Control will be resolved, and the restoration of services implemented, within sixty (60) minutes of the official declaration of System Unavailability, if unavailability occurs during normal business hours; or within sixty (60) minutes of the start of the next Business Day, if unavailability occurs outside business hours.

17.5.7.3
All Other Contractor System Functions. Unscheduled System Unavailability of all other Contractor System functions caused by systems and telecommunications technologies within the Contractor’s Span of Control shall be resolved, and the restoration of services implemented:

17.5.7.3.1	Within four (4) hours of the official declaration of Unscheduled System Unavailability, when unavailability occurs during business hours, and

17.5.7.3.2	Within two (2) hours of the start of the next Business Day, when unavailability occurs during non-business hours.

17.5.8
Cumulative System Unavailability caused by systems and telecommunications technologies within the Contractor’s Span of Control shall not exceed one (1) hour during any continuous five (5) Calendar Day period for functions that affect GHP Enrollees and services. For functions that do not affect GHP Enrollees, cumulative System Unavailability caused by systems and telecommunications technologies within the Contractor’s Span of Control shall not exceed four (4) hours during any continuous five (5) Business Day periods.

17.5.9	The Contractor shall not be responsible for the availability and performance of systems and telecommunications technologies outside of the Contractor’s Span of Control.

17.5.10
For any System outage that is not corrected within the required time limits, the Contractor shall provide full written documentation that includes a Corrective Action Plan, describing how the problem will be prevented from occurring again, within five (5) Business Days of the problem’s occurrence.

17.5.11
Regardless of the architecture of its Systems, the Contractor shall develop and be continually ready to invoke a Business Continuity and Disaster Recovery (“BC-DR”) plan that at a minimum addresses the following scenarios: (i) the central computer installation and resident software are destroyed or damaged; (ii) System interruption or failure resulting from network, operating hardware, software, or operational errors that compromises the integrity of transactions that are active in a live system at the time of the outage; (iii) System interruption or failure resulting from network, operating hardware, software or operational errors that compromises the integrity of Data maintained in a live or archival system; and (iv) System interruption or failure resulting from network, operating hardware, software or operational errors that does not compromise the integrity of transactions or Data maintained in a live or archival system but does prevent access to the System, i.e. causes unscheduled System Unavailability. This BC-DR plan must be prior approved by ASES.

17.5.12
The Contractor shall on an annual basis test its BC-DR plan through simulated disasters and lower level failures in order to demonstrate to ASES that it can restore System functions per the standards outlined elsewhere in this Section 17.5 of the Contract. The results of these tests shall be reported to ASES within thirty (30) Calendar Days of completion of said tests.

17.5.13
In the event that the Contractor fails to demonstrate in the tests of its BC-DR plan that it can restore system functions per the standards outlined in this Contract, the Contractor shall be required to submit to ASES a Corrective Action Plan that describes how the failure will be resolved. The Corrective Action Plan will be delivered within five (5) Business Days of the conclusion of the test.

17.5.14	The Contractor shall submit a monthly Systems Availability and Performance Report to ASES as further described in Section18.2.8 of this Contract.

17.6	System Testing and Change Management Requirements

17.6.1
The Contractor shall absorb the cost of routine maintenance, inclusive of defect correction, System changes required to effect changes in Puerto Rico and Federal statute and regulations, and production control activities, of all Systems within its Span of Control.

17.6.2	The Contractor shall respond to ASES reports of System problems not resulting in System Unavailability according to the following timeframes:

17.6.2.1	Within five (5) Calendar Days of receipt, the Contractor shall respond in writing to notices of System problems.

17.6.2.2	Within fifteen (15) Calendar Days, the correction will be made or a requirements analysis and specifications document will be due.

17.6.3	The Contractor shall correct the deficiency by an effective date to be determined by ASES.

17.6.4	The Contractor’s Systems will have a system-inherent mechanism for recording any change to a software module or subsystem.

17.6.5	The Contractor shall put in place procedures and measures for safeguarding ASES from unauthorized modifications to the Contractor’s Systems.

17.6.6
Unless otherwise agreed to in advance by ASES, scheduled System Unavailability to perform System maintenance, repair and/or upgrade activities to Contractor’s CCE systems shall take place between 11 p.m. on a Saturday and 6 a.m. on the following Sunday (Atlantic Time).

17.6.7	The Contractor shall work with ASES pertaining to any testing initiative as required by ASES.

17.6.8
The Contractor shall provide sufficient System access to allow verification of System functionality, availability and performance by ASES during the times required by ASES prior to April 1, 2015 which is the Implementation Date of the Contract, and as subsequently required during the Contract Term.

17.7	System Security and Information Confidentiality and Privacy Requirements

17.7.1
The Contractor shall provide for the physical safeguarding of its Data processing facilities and the Systems and Information housed therein. The Contractor shall provide ASES with access to Data facilities upon ASES’s request. The physical security provisions shall be in effect for the life of this Contract.

17.7.2
The Contractor shall restrict perimeter access to equipment sites, processing areas, and storage areas through a card key or other comparable system, as well as provide accountability control to record access attempts, including attempts of unauthorized access.

17.7.3
The Contractor shall include physical security features designed to safeguard processor site(s) through required provision of fire retardant capabilities, as well as smoke and electrical alarms, monitored by security personnel.

17.7.4
The Contractor shall ensure that the operation of all of its Systems is performed in accordance with Puerto Rico and Federal regulations and guidelines related to security and confidentiality of the protected information managed by the Contractor, and shall strictly comply with HIPAA Privacy and Security Rules, as amended, and with the Breach Notification Rules under the HITECH Act.

17.7.5	The Contractor will put in place procedures, measures and technical security to prohibit unauthorized access to the regions of the Data communications network inside of a Contractor’s Span of Control.

17.7.6	The Contractor shall ensure compliance with:

17.7.6.1	42 CFR Part 431 Subpart F (confidentiality of information concerning applicants and enrollees of public medical assistance programs);

17.7.6.2	42 CFR Part 2 (confidentiality of alcohol and drug abuse records); and

17.7.6.3	Special confidentiality provisions in Puerto Rico or Federal law related to people with HIV/AIDS and mental illness.

17.7.7
The Contractor shall provide its Enrollees with its HIPAA Notice of Privacy Practices that conforms to all applicable Federal and State laws. The Contractor shall provide ASES with a copy of this Notice.

17.8	Information Management Process and Information Systems Documentation Requirements

17.8.1
The Contractor shall ensure that written System Process and Procedure Manuals document and describe all manual and automated system procedures for its information management processes and Information Systems. These manuals shall be provided to ASES Immediately upon request.

17.8.2	The System User Manuals shall contain information about, and instructions for, using applicable System functions and accessing applicable system Data.

17.8.3
When a System change that would alter the conditions and services agreed upon in this Contract is subject to ASES sign off, the Contractor shall draft revisions to the appropriate manuals prior to ASES sign off of the change.

17.8.4	Updates to the electronic version of these manuals shall occur in real time; updates to the printed version of these manuals shall occur within ten (10) Business Days of the update taking effect.

17.8.5	ASES reserves the right to audit the Contractor’s policies and procedures manuals and protocols compliance related to its Information Systems.

17.9	Reporting Functionality Requirements

17.9.1
The Contractor’s Systems shall have the capability of producing a wide variety of reports that support program management, policymaking, quality improvement, program evaluation, analysis of fund sources and uses, funding decisions and assessment of compliance with Federal and Puerto Rico requirements.

17.9.2
The Contractor shall support a mechanism for obtaining service and expenditure reports by funding source, Provider, Provider type or other characteristic; and Enrollee, Enrollee group/category or other characteristic.

17.9.3
The Contractor shall extend access to this mechanism to select ASES personnel in a secure manner to access Data, including program and fiscal information regarding Enrollees served, services rendered, etc. and the ability for said personnel to develop and/or retrieve reports. This requirement could be met by the provision of access to a decision support system/Data warehouse. The Contractor shall provide training in and documentation on the use of this mechanism.

17.9.4	Within five (5) Calendar Days upon ASES’s request, the Contractor will deliver a copy of the then current ASES’s System information to ASES in a mutually acceptable form and format.

17.10	Disaster Recovery, Disaster Declaration, Data Content Delivery to ASES

17.10.1
The Contractor shall maintain a disaster recovery and business recovery plan in effect throughout the term of the Contract. The disaster recovery plan shall be subject to ASES review upon reasonable notice to the Contractor. The Contractor shall maintain reasonable safeguards against the destruction, loss, intrusion and unauthorized alteration of printed materials and data in its possession. At a minimum, the Contractor shall perform (i) incremental daily back-ups, (ii) weekly full backups, and (iii) such additional back-ups as the Contractor may determine to be necessary to maintain such reasonable safeguards.

17.10.2
Both Parties recognize that a failure by the Contractor’s Network may adversely impact ASES business and operations, as the responsible party for the GHP. Therefore, in the event that the Contractor’s Network designed to deliver the services herein contemplated becomes unable, or is anticipated to become unable, to deliver such services on a timely basis, Contractor shall Immediately notify ASES by telephone, and shall work closely with ASES to fix the problem. In the event that Contractor fails to provide such required notice to ASES and such delay in the notification has a material and adverse effect upon ASES and/or Enrollees, ASES may terminate this Contract for cause as provided in Article 35 of this Contract.

17.10.3
Within five (5) Calendar Days upon ASES’s request, the Contractor will deliver a copy of the then current ASES’s Data Content to ASES in a mutually acceptable form and format which is useable and readable and understandable by ASES.

17.11	Health Information Organization (HIO) and Health Information Exchange (HIE) Requirements

17.11.1
The Contractor shall initiate the active participation in any Health Information Organization (HIO) that offers Health Information Exchange (HIE) services, in order to integrate the Enrollees’ Protected Health Information, facilitate access to and retrieval of their clinical Data to provide safer and more timely, efficient, effective, and equitable patient-centered care. The HIO participation is also required to support the analysis of the health of the population. As required by ASES, the Contractor shall be active in a HIO and cooperate with this effort.

17.11.2
ASES shall retain the right to request from the Contractor the active participation in the Puerto Rico Health Information Exchange Corporation (PRHIEC), the Puerto Rico HIO State Designated Entity, in order to achieve the effective alignment of activities across Medicaid and Puerto Rico public health programs, to avoid duplicate efforts and to ensure integration and support of a unified approach to information exchange for the GHP Program.

17.11.3
The Contractor shall verify that the HIO complies with all Information System standards and requirements for interoperability and security capabilities dictated by ONCHIT, and other Federal and Puerto Rico regulations.

17.11.4	The Contractor shall work with Network Providers and staff to encourage active participation in an HIO, as specified in the strategic plan found in Attachment 17 to this Contract.

ARTICLE 18	REPORTING

18.1	General Requirements

18.1.1
ASES may, at its discretion, require the Contractor to submit additional reports or any other data, documentation or information relating to the performance of the Contractor’s obligations both on an ad hoc and recurring basis as required by ASES or CMS. If ASES requests any revisions to the reports already submitted, the Contractor shall make the changes and re-submit the reports, according to the time period and format specified by ASES.

18.1.2	The Contractor shall submit all reports to ASES in the manner and format prescribed by ASES and as prescribed in the reporting guide.

18.1.3	The Contractor shall submit all reports, including but not limited to those required by Law 72, Article 7, Section 2, in a manner and format prescribed by ASES.

18.1.4	All reports submitted to ASES containing information about a Provider must include the Provider’s National Provider Identifier (NPI), if applicable.

18.1.5	All quantitative reports shall include a summary table that presents Data over time including monthly, quarterly and/or year-to-date summaries as directed by ASES.

18.1.6
ASES’s requirements regarding reports, report content, and frequency of submission are subject to change at any time during the term of the Contract. A list of required reports is provided in Attachment 16 to this Contract. ASES shall notify the Contractor, in writing, of changes to existing required report content, format or schedule at least fourteen (14) Calendar Days prior to implementing the reporting change. ASES shall notify the Contractor, in writing, of new reports at least forty-five (45) Calendar Days prior to implementing the new report. The Contractor shall be held harmless if ASES fails to meet this requirement for any changes for existing reports. However, the Contractor is not otherwise relieved of any responsibility for the submission of late, inaccurate or otherwise incomplete reports. The first submission of a report revised by ASES to include a change in Data requirements or definition will not be subject to penalty for accuracy.

18.1.7
The Contractor shall submit reports timely and in proper format. The submission of late, inaccurate, or otherwise incomplete reports constitutes failure to report. “Timely submission” shall mean that the report was submitted on or before the date it was due. “Accuracy” shall mean the report was prepared according to the specific written guidance, including report template, provided by ASES to the Contractor. All elements must be met for each required report submission. Therefore, the report must be timely, accurate and contain an analysis. If any portion of the report element is not met, the report is deemed in “error” and the Contractor will be considered to not be in compliance with the Contract and will be subject to intermediate sanctions and or liquidated damages and/or fines in accordance with Articles 19 and 20 of this Contract. The Contractor shall not be penalized if an error in a previously submitted report is identified by the Contractor and reported to ASES prior to ASES’s identification of the error. Corrected reports in this type of situation will be submitted to ASES in a timeframe determined by ASES after consulting with the Contractor. Failure to comply with the agreed upon timeframes for correction and resubmission shall be subject to intermediate sanctions and or liquidated damages and/or fines in accordance with Articles 19 and 20 of this Contract.

18.1.8
Each report must include an analysis, which shall include, at a minimum: (i) identification of any changes compared to previous reporting periods as well as trending over time; (ii) an explanation of said changes (positive or negative); (iii) an action plan or performance improvement activities addressing any negative changes; and (iv) any other additional information pertinent to the reporting period. ASES may assess intermediate sanctions, liquidated damages and/or fines in accordance with Articles 19 and 20 of this Contract for failure to address any of these requirements. The above Data requirements may be represented in charts, graphs, tables and any other Data illustrations to demonstrate findings.

18.1.9
The Contractor shall review, as part of its continuous improvement activities, timeliness and accuracy of reports submitted to ASES to identify instances and patterns of non-compliance. The Contractor shall perform an analysis identifying any patterns or issues of non-compliance and shall implement quality improvement activities to improve overall performance and compliance.

18.1.10
The Contractor shall submit all reports to ASES, unless indicated otherwise in this Contract, according to the schedule below. Failure to report timely may result in intermediate sanctions, liquidated damages and/or fines in accordance with Articles 19 and 20. Reports or other required Data shall be received on or before scheduled due dates.

18.1.11	The Contractor shall submit all reports to ASES, unless indicated otherwise in this Contract, according to the schedule below:

DELIVERABLES	DUE DATE
Weekly Reports	Friday of the following Week
Monthly Reports	Fifteenth (15th) Calendar Day of the following month
Quarterly Reports	Thirtieth (30th) Calendar Day of the following month
Semi-Annual Reports	March 31 and September 30 of the Contract year
Annual Reports	Ninety (90) Calendar Days after the end of the Contract Year

18.1.12	If a report due date falls on a weekend or a Puerto Rico holiday, receipt of the report the next Business Day is acceptable.

18.1.13
Extensions to report submission dates will be considered by ASES after the Contractor has contacted the ASES designated point of contact via email at least twenty-four (24) hours in advance of the report due date. Extension for submission of reports should be under rare and unusual circumstances. If ASES grants an extension, and the report is submitted before the extended deadline, the report(s) will be considered timely and not subject to penalty for timeliness. Not requesting an extension within at least twenty-four (24) hours of the report due date is considered failure to report timely.

18.1.14	Anytime a report is rejected for any reason, the Contractor shall resubmit the report within ten (10) Business Days from notification of the rejection or as directed by ASES.

18.1.15
The Contractor shall submit all reports electronically to ASES’s FTP site unless directed otherwise by ASES. ASES shall provide the Contractor with access to the FTP site. The email generated by the FTP upload will be used as the time stamp for the submission of the report(s).

18.1.16	ASES shall provide feedback, as necessary, to the Contractor regarding format and timeliness of reports within forty-five (45) Calendar Days from the due date of the report.

18.1.17
All reports in the reporting templates provided to the Contract require Contractor certification. The Authorized Certifier or an equivalent position as delegated by the Contractor and approved by ASES, shall review the accuracy of language, analysis, and Data in each report prior to submitting the report to ASES. The Authorized Certifier shall include a signed attestation each time the report is submitted. The attestation must include a certification, based on best knowledge, information, and belief, as to the accuracy, completeness and truthfulness of the Data in the report. Reports will be deemed incomplete if an attestation is not included.

18.1.18
The Contractor Data transfers shall occur in standard format as prescribed by ASES and will be compliant with HIPAA and Federal regulations. The Contractor shall submit in formats as prescribed by ASES so long as ASES’s direction does not conflict with any Federal law.

18.2	Specific Report Requirements

18.2.1	The following section provides an overview and description of all reports required by this Contract. The details and requirements of the reports are subject to change at the discretion of ASES.

18.2.2	Administrative Reports

18.2.2.1
The Contractor shall submit a monthly Call Center Report that provides information about the Enrollee services, Provider services, and nurse advice lines. The report shall, at a minimum, include by language queue: (i) number of calls received; (ii) number of calls answered; (iii) abandonment rate; (iv) number of calls answered within thirty (30) seconds; and (v) call topics.

18.2.2.2
The Contractor shall submit a quarterly Enrollee Enrollment Materials Report regarding the mailing of initial and replacement Enrollee Enrollment materials including Enrollee ID cards, Enrollee handbooks, and Provider directories. The Data in the report shall be reported separately for initial mailings to new Enrollees and requests for replacement materials for current Enrollees. The report shall include, at a minimum, the following: (i) number of ID cards, handbooks and Provider directories mailed during the month regardless of whether the request was made by phone, online or in person; (ii) number of ID cards, handbooks and Provider directories mailed within Contract standards; and (iii) number of ID cards, handbooks and Provider directories not mailed within Contract standards.

18.2.2.3	The Contractor shall submit a quarterly Fraud, Waste, and Abuse Report. The report contains three subsections:

18.2.2.3.1
Information regarding suspicious activity, Fraud, Waste, and Abuse cases, recoupments, Cost Avoidance, Referrals, and other information as directed by ASES. At a minimum, the report shall include: (i) Enrollee name and ID number; (ii) Provider name, Provider type and NPI; (iii) source and date of Complaint; (iv) nature of Complaint (including alleged persons or entities involved, category of services, factual explanation of the allegation and dates of contact); (v) all communications between the Contractor and the Provider about the Complaint; (vi) approximate dollars involved or amount paid to the Provider during the past three (3) years (whichever is greater); (vii) amount recouped; (viii) disciplinary measures imposed, if any; and (ix) legal disposition of the case.

18.2.2.3.2
List by name all Network Provider suspensions or terminations, at a minimum, (i) each Network Provider’s name; (ii) the Network Provider’s specialty; (iii) the Network Provider’s NPI; (iv) the Network Provider’s primary city; (v) reason(s) for the action taken; and (vi) the effective date of the suspension or termination. If the Contractor has taken no action against Providers during the quarter this should be documented in the report.

18.2.2.3.3	Include information pertaining to employees and Contractors that have been suspended or debarred from participating in the program.

18.2.2.4
The Contractor shall submit a monthly Privacy and Confidentiality Report. The report shall provide information on any Incidents that involve the loss, theft or unauthorized use or access of Enrollee PHI. The report shall include at a minimum: (i) the date of the Incident; (ii) the date of notification to ASES; (iii) the nature and scope of the Incident; (iv) the Contractor’s response to the Incident; (v) the number of Enrolles actually or potentially impacted; (vi) any mitigating measures taken by the Contractor to prevent similar incidents.

18.2.2.5
The Contractor shall submit a monthly Systems Incident Report. The report shall provide information on any Incidents that involve unauthorized access to the Contractor’s systems, databases or servers. This report shall be provided at least annually, but the Contractor shall provide the report ten (10) Business Days following an Incident. The report shall include, at a minimum, the date of the Incident, the date of notification to ASES, the nature and scope of the Incident, the Contractor’s response to the Incident, and the mitigating measures taken by the Contractor to prevent similar Incidents in the future. “Port scans” or other unsuccessful queries to the Contractor’s Information System shall not be considered a privacy/security Incident for purposes of this report.

18.2.2.6	The Contractor shall submit a quarterly Federally Qualified Health Center (FQHC) Report as required by ASES and the Puerto Rico Medicaid Program. The report contains the following subsections:

18.2.2.6.1	Fee for Services Payment Report and Attestation includes all FFS payments by PMG.

18.2.2.6.2	Visits Data Support and Attestation includes information on face-to-face visits by type of Provider, population category, and other criteria.

18.2.2.6.3	PMG Population Detail and Attestation includes Enrollees by category (Federal, State, CHIP and Other) by PMG.

18.2.2.6.4	Capitation Settlement and Attestation includes a reconciliation of payments per capita.

18.2.2.7
The Contractor shall submit a monthly Special Coverage Registry Report. The report shall provide information on all registered Enrollees, PMG, PCP NPI, type of registry, Special Coverage category, diagnosis code, start and end dates, identify new cases, case status, reason(s) for closing the case. For the Obstetric category, the expected date of delivery, last menstrual period and Obstetric Specialist NPI.

18.2.2.8
The Contractor shall submit a monthly HCHN Registry Report for ASES to process monthly PMPM Payments. The report shall provide information on all HCHN Enrollees that are identified by the Contractor following the procedures established in Attachment 28 to this Contract. ASES will perform a retroactive review of the conditions identified by Enrollee utilizing the monthly claims data submitted by the Contractor to ASES. If the data does not support the identified condition(s), ASES may retroactively recoup the difference in PMPM Payment.

18.2.2.9	The Contractor shall submit an annual Disclosure of Information on Annual Business Transactions as described in Section 23.7.4 of the Contract.

18.2.2.10
Within forty-five (45) days of the end of the Puerto Rico Government’s fiscal year, Contractor shall submit the statistical report required under Section 2, Article VII of Law 72-1993 in the layout specified by ASES.

18.2.3	Claims

18.2.3.1
The Contractor shall submit a monthly Claims Activity Report. At a minimum, this report shall identify: (i) the number of Claims received; (ii) number of Claims denied (by reason); (iii) number of Claims paid; (iv) number of Claims pending (by reason); (v) and the total amount paid for all Providers (by Provider category) specified by ASES in accordance with Section 16.2 of this Contract.

18.2.3.2
The Contractor shall submit Encounter Data in a standardized format as specified by ASES (see Section 16.3 of this Contract and Attachment 26) transmitted electronically to ASES on a monthly basis. The Contractor shall provide any information and/or Data requested in a format to be specified by ASES as required to support the validation, testing or auditing of the completeness and accuracy of Encounter Data submitted by the Contractor.

18.2.4	Covered Services

18.2.4.1
The Contractor shall submit an annual CMS 416 Report that measures and documents EPSDT screening and participation rates. In addition to the requirements in the CMS 416 Report, the Contractor shall report on any additional Data that ASES determines is necessary for monitoring and compliance purposes.

18.2.4.2	The Contractor shall submit a quarterly Executive Director and Utilization Data Report that provides information on selected GHP populations and Providers. The report shall include, at a minimum:

18.2.4.2.1
Enrollee, Special Conditions and Child: Information regarding (i) GHP Enrollees; (ii) Enrollees in special programs (including Enrollees with Special Coverage); (iii) PPN and Network Providers; (iv) services for children; (v) dental services; (vi) hospitalizations, and statistical data on the top ten (10) most prevalent diagnosis as specified by ASES.

18.2.4.2.2
Preventable Conditions. Information as defined in Sections 7.1.1.1.1 and 7.1.1.1.2 of this Contract. The report shall include but not be limited to, a description of each identified instance of a Provider Preventable Condition, the name of the applicable Provider, and a summary of corrective actions taken by the Contractor or Provider to address any underlying causes of the Provider Preventable Condition.

18.2.4.2.3	Dental, Hospital, Emergency Room

18.2.4.2.3.1	Dental. The total number of dental services and the cost on a quarterly basis.

18.2.4.2.3.2	Hospital Services. Total number of bed days and cost quarterly for Physical Health and Behavioral health, separately.

18.2.4.2.3.3	Emergency Room. On a quarterly basis, the total number of ER visits and costs; the top conditions for Physical Health admissions; and the top conditions for Behavioral Health admissions.

18.2.4.2.4
Outpatient/Ambulatory Services. The total number of Outpatient services by type on a quarterly basis. Types of services include: Office visits, PCP encounters, imaging Laboratory, Pathology, OP Surgery, Other Medical Procedures and Services and Other Ancillary Services. Behavioral Health OP services by type on a quarterly basis. Types of BH services include: Psychiatrist, Psychologist, BH treatment by a General Practitioner, Other, Partial Hospitalization, Clinical Labs and all Other Ancillary BH Services. Behavioral Ambulatory Clinics: the number of Enrollees (including walk-ins) receiving Behavioral Health Services therein and the number of Providers rendering these services during such period.

18.2.4.2.5
Admissions and Re-admissions. The number of discharges and re-admissions within thirty (30) Calendar Days of a previous discharge, distributed by Physical Health and Behavioral Health; the top three (3) diagnosis codes for Physical Health and Behavioral Health; and the top five (5) re-admission facilities by Physical Health and Behavioral Health.

18.2.4.2.6
Prior Authorization (PA). PA information by service, specifying (i) total PA requests received; (ii) total process by type of determination; (iii) denials by reason and type of service; and (iv) HCHN PA processed and denied by condition.

18.2.5	Provider Reports

18.2.5.1
The Contractor shall submit a monthly Network Provider List Report that provides information on the number of Providers with and without assigned lives in the Contractor’s General and PPN network. At a minimum, the report shall include information on the Network Provider’s: (i) name; (ii) specialty; (iii) NPI; (iv) specialty code; (v) license number; (vi) primary office location; (vii) office hours; (viii) Credentialing status; (ix) PMG affiliation; (x) ratio to Enrollees (including PCPs, Behavioral Health Providers); and (xi) the number of assigned lives (if applicable); and (xii) credentialing and re-credentialing information. For facilities, the report shall include: (i) EIN; (ii) name of the entity; (iii) municipality code; (iv) Provider type code; and (v) the NPI.

18.2.5.2
The Contractor shall submit quarterly Geographical Access reports using geographic Information Systems software that allows ASES to analyze, at a minimum, the following: (i) description of geographic systems software utilized to generate geographic access reports; (ii) description of monitoring activities to ensure Access standards are met and that Enrollees have Access to services; (iii) description of gaps in geographic Access and methodologies used to identify them; (iv) Data on all service locations for PCP and all specialty Providers; and (v) number of Enrollees that are currently assigned to the Network Provider (PCPs only).

18.2.5.3
The Contractor shall submit a quarterly Appointment Availability Report that provides network assurance reviews and outreach to individual Providers. The report should include a 25% review of the Contractor’s provider network. The report shall (i) verify appointment availability and timeliness; (ii) verify contact information, address, phone, email and fax numbers; (iii) verify open/closed panel status and identify Providers accepting new patients; (iv) verify disability access, equipment or limitations; (v) verify languages spoken and cultural specific training; and (vi) verification of co-location hours based on assigned Enrollees.

18.2.5.4
The Contractor shall submit an annual Provider Satisfaction Report that encompasses Physical and Behavioral Health Network Providers. The report shall include but not be limited to, a summary of the Provider survey methods and findings for Physical and Behavioral Health Network Providers separately and an analysis of opportunities for improvement. See Section 12.6 for additional information regarding Provider Satisfaction Surveys.

18.2.5.5
The Contractor shall submit a quarterly Provider Training and Outreach Evaluation Report to evaluate the initiatives in the plan and present findings and lessons learned. The report shall specify the training topic(s), the targeted Providers, the content of the training, the training schedule (including dates/times and locations), training methods, funds expended, and number and types of attendees.

18.2.5.6
The Contractor shall submit an annual Physician Incentive Program Report in a narrative format including the information specified by regulation in order for ASES to adequately monitor the Contractor’s program under the criteria in 42 CFR 422.208 and 422.210.

18.2.6	Quality

18.2.6.1
The Contractor shall submit a quarterly Grievances and Appeals Report. The Contractor shall submit reports of all Provider and Enrollee Grievances (informal and formal), Appeals, Notices of Adverse Benefit Determinations and Administrative Law Hearings utilizing the ASES-provided reporting templates and codes. The report will also capture Enrollee comments and inquiries made through the Contractor’s website.

18.2.6.2
The Contractor shall submit a quarterly Health Care Improvement Program (HCIP) Report. The Contractor shall use measurements and performance guidelines outlined in the HCIP Manual, Attachment 19 to this Contract.

18.2.6.3
The Contractor shall submit an annual Enrollee Satisfaction Survey Report that includes, but is not limited to, a summary of the Enrollee survey methods, findings, analysis and evaluation. The report shall present information separately for CAHPS and ECHO. The survey and findings shall be presented by populations as determined by ASES (e.g., Adults, children, Behavioral Health and Chronic Conditions). The report must provide an action plan addressing areas for improvement of the Contractor as identified in the survey results. Refer to Section 12.6 of this Contract for additional information regarding the survey.

18.2.6.4
The Contractor shall submit an annual Audited HEDIS Results Report. The Contractor shall use only NCQA published HEDIS standardized measures that specify how MCOs collect, audit, calculate and report performance information.

18.2.6.4.1	Each HEDIS submission must require the following information:

18.2.6.4.1.1	A signed attestation that will provided by ASES;

18.2.6.4.1.2	Quantitative Data and Qualitative Data collected according to HEDIS technical specifications. This Data shall be reported to ASES in an excel workbook and as a searchable .PDF document; and

18.2.6.4.1.3
A final HEDIS Compliance Audit Report and supporting documentation according to HEDIS Compliance Audit standards, policies and procedures. The Contractor shall contract with a certified HEDIS auditor to validate the processes of the Contractor. For Medicaid and CHIP Eligibles, the validation procedures shall be consistent with Federal requirements specified at 42 CFR 438.358(b)(2).

18.2.6.4.2
As specified in Section 12.3.4.6 of this Contract, the Contractor shall submit the standardized HEDIS measures in the format required by ASES. On January each year, ASES will notify Contractors on the HEDIS measures to be reported.

18.2.6.4.3	ASES may add, change, or remove HEDIS reporting requirements with notice sixty (60) Calendar Days in advance of the effective date of the addition, change, or removal.

18.2.6.4.4
When requested, the Contractor shall submit Data to ASES for standardized performance measures, within specified timelines and according to the established procedures Data collection and reporting. The Contractor shall collect valid and reliable Data, using qualified staff and personnel to collect the Data. Failure of the Contractor to follow Data collection and reporting requirements may result in sanctions, liquidated damages and/or other fines in accordance with Articles 19 and 20 of this Contract.

18.2.7	Utilization Management

18.2.7.1	The Contractor shall submit a quarterly Integration Model Report that includes information on Physical and Behavioral Health Services.

The report shall, at a minimum, include the following data as specified by ASES:

18.2.7.1.1
Co-location Services. By Provider, the total membership, BHP quarterly required hours and actual quarterly hours, the number of unique Enrollees, the total number of hours served by col-location, the number of initial assessments, the number of Enrollees receiving short intervention and the number of Enrollees where case discussion took place with any Provider.

18.2.7.1.2
Reverse Co-location Services. By facility or clinic; the number of BHP quarterly required hours and actual quarterly hours; the total number of patients seen for Physical Health issues (by number of visits, not by unique Enrollees); number of services; number of Enrollees in the Serious Mental Illness (SMI) registry, and of those Enrollees seen for Physical Health, how many were in the SMI registry.

18.2.7.1.3	Beneficiary Educational Activities. By facility, the Enrollment number, the total number of Enrollees seen, the program name, date, duration, and number of attendees.

18.2.7.1.4	Provider Educational Activities. By date, the total number of education hours, the clinic name, the total number of staff members, and total number that attended the activity.

18.2.7.1.5	Care Management. Care management data by program category, HCHN and Chronic Conditions data by diagnosis category, screenings by category, and referrals.

18.2.7.1.6	Pregnancy data on the pregnant population and Prenatal and Maternal Program.

18.2.7.1.7	Number of Enrollees in each category as registered in the quarter: Smoking cessation, autism, ADD, and Buprenorphine.

18.2.8	Systems

18.2.8.1
The Contractor shall submit a monthly Systems Availability and Performance Report that provides information on availability and unavailability by major system as well as response times for the Contractor’s confirmation of Contractor’s Enrollment and electronic Claims management functions, as measured within the Contractor’s Span of Control. The report shall meet the requirements of Section 17.5.

18.2.8.2
The Contractor shall submit an annual Business Continuity and Disaster Recovery (“BC-DR”) Test Report for review and written approval as specified by ASES in accordance with Section 17.5. The Contractor shall conduct annual tests of the BC-DR system and report the findings of the test results with the system generated log report within thirty (30) Calendar Days of the date of the test.

18.2.9	Financial Management

18.2.9.1	The Contractor shall submit a quarterly Unaudited Financial Statement Report in a format and level of detail as specified by ASES.

18.2.9.2
The Contractor shall submit an annual Report on Controls Placed in Operation and Tests of Operating Effectiveness. The report must meet all standards and requirements of the AICPA’s SSAE 18 for the Contractor’s operations performed for ASES under this Contract.

18.2.9.3
The Contractor shall submit an annual Audited Financial Statements. The Contractor shall provide ASES with copies of its audited financial statements following general accepted accounting principles and generally accepted auditing standards in the US, at its own cost and charge, for the duration of the Contract, and as of the end of each Contract Year during the Contract Term, regarding the financial operations related to the GHP Program. These reports shall be submitted to ASES no later the ninety (90) Calendar Days after the close of the Contract Year.

18.2.9.4
The Contractor shall submit a quarterly Cost Avoidance Report. The report shall describe, as specified by ASES, the Contractor’s findings regarding routine audits of Network Providers to evaluate cost-avoidance performance.

18.2.9.5	The Contractor shall submit an annual Report to Puerto Rico Insurance Commissioner’s Office in the format agreed upon by the National Association of Insurance Commissioners (NAIC).

18.2.9.6	The Contractor shall submit an Annual Corporate Report at the close of the Contractor’s fiscal/calendar year.

18.2.9.7
The Contractor shall, in the format specified by ASES, submit a duly signed Pharmacy Certification every two weeks, including the amount of pharmacy claims paid, rejected, denied, reversed and adjusted.

18.2.9.8	The Contractor shall submit a quarterly Incurred But Not Paid Report (IBNR) in the format required by ASES.

18.2.9.9	The Contractor shall, in the format specified by ASES, submit a Medical Loss Ratio Report in accordance with Section 22.2 by July 31 following the end of the Contract Year.

18.3	Annual Plans

18.3.1	Departmental annual plans are required as follows:

18.3.1.1	The Contractor shall submit an annual Maternal and Prenatal Plan in accordance with Section 7.5.8.

18.3.1.2	The Contractor shall submit an annual EPSDT Plan as described in Section 7.9.

18.3.1.3	The Contractor shall submit an annual Wellness Plan in accordance with Section 12.6.

18.3.1.4	The Contractor shall submit an annual Compliance Plan that meets the requirements outlined in Section 13.2.

18.3.1.5	The Contractor shall submit an annual Program Integrity Plan that meets the requirements outlined in Section 13.3.

18.3.1.6
The Contractor shall submit an annual Provider Training and Outreach Plan describing Provider training initiatives including, but not limited to, the following: (i) Prior Authorizations; (ii) Claims/Encounter Data submissions; (iii) how to access Ancillary Service Providers; (iv) Enrollee rights and responsibilities; (v) quality improvement program/initiatives; (vi) Provider and Enrollee Appeals and Grievances; (vii) recoupment of funds processes and procedures; (viii) EPSDT benefit requirements, including Preventive Services guidelines; and (ix) Fraud, Waste and Abuse.

18.3.1.7
The Contractor shall submit an annual Provider Network Development and Management Plan that at a minimum, shall include: (i) summary of Network Providers, by type and geographic location in Puerto Rico; (ii) demonstration of monitoring activities to ensure that access standards are met and Enrollees have timely access to services, per the requirements of this Contract; (iii) a summary of Network Provider capacity issues by service and municipality, the Contractor’s remediation and quality management/quality improvement activities and the targeted and actual completion dates for those activities; (iv) network deficiencies by service and by geographical area and interventions to address the deficiencies; and (v) ongoing activities for Provider network development and expansion taking into consideration identified participating provider capacity, network deficiencies, service delivery issues and future needs, and (vi) if an exception has been granted, an update on recruiting initiatives.

18.3.1.8
The Contractor shall submit an annual UM Program Description/Work Plan. The program description shall include a description of the structure and accountability mechanisms. At a minimum, the description shall include: (i) scope of the UM program, (ii) goals and objective of the UM program, (iii) program structure including organizational structure, authority and accountability and committee structure; (iv) description of UM networking and support; and (v) a description of the following UM processes: pre-service review, concurrent review, post service review, discharge planning and emergency department services. The UM Work Plan shall include: (i) planned UM improvement activities that will address quality of service delivery; (ii) specific mechanism for periodic Data tracking and trending of UM performance indicators; and (iii) periodic evaluations of the effectiveness of UM interventions.

18.3.1.9	The Contractor shall submit an annual BC-DR Plan in accordance with Section 17.5.

18.3.1.10	The Contractor shall submit an annual Physician Incentive Plan in accordance with Section 23.6.

ARTICLE 19	ENFORCEMENT – INTERMEDIATE SANCTIONS

19.1	General Provisions

19.1.1
In monitoring Contractor’s compliance with the terms of the Contract, ASES may impose intermediate sanctions, and/or liquidated damages, and/or fines pursuant to Puerto Rico Act No. 72-1993 and ASES Regulation No. 8446, for Contractor’s failure to comply with the terms and conditions of this Contract (as further specified in Articles 19 and 20 of this Contract).

19.1.2
In the event the Contractor incurs any proscribed conduct or otherwise is in default as to any applicable term, condition, or requirement of this Contract, and in accordance with any applicable provision of 42 CFR 438.700 and Section 4707 of the Balanced Budget Act of 1997, at any time following the Effective Date of the Contract, the Contractor agrees that, in addition to the terms of Section 35.1.1 of this Contract, ASES may impose intermediate sanctions against the Contractor for any such default in accordance with this Article 19. ASES may impose both intermediate sanctions and fines pursuant to Puerto Rico Act No. 72-1993 and ASES Regulation 8446. The assessment or non-assessment of intermediate sanctions under this Contract cannot and will not limit the power or authority of ASES to impose any other fines, civil money penalties, sanctions, or other remedies recognized by Puerto Rico or Federal laws or regulations, including, but not limited to, Puerto Rico Act No. 72-1993 and ASES Regulation No. 8446.

19.1.3
Notwithstanding any intermediate sanctions imposed upon the Contractor under this Article 19, other than Contract termination, the Contractor shall continue to provide all Covered Services and other Benefits under this Contract.

19.1.4	ASES shall have the right impose the following intermediate sanctions:

19.1.4.1	Civil Money Penalty. ASES may impose a civil money penalty for the following categories of events.

19.1.4.1.1
Category 1. A civil money penalty in accordance with any applicable provision of 42 CFR 438.700 up to one-hundred thousand dollars ($100,000) per determination shall be imposed for this category. The following constitute Category 1 events:

19.1.4.1.1.1
Acts that discriminate among Enrollees on the basis of their health status or need for health care services. This includes termination of Enrollment or refusal to reenroll a Potential Enrollee, except as permitted under the Medicaid program, or any practice that would reasonably be expected to discourage Enrollment by beneficiaries whose medical or Behavioral Health condition or history indicates probable need for substantial future medical or Behavioral Health Services. Notwithstanding the foregoing, ASES may impose a civil money penalty in the amount of fifteen thousand dollars ($15,000) per each (i) Potential Enrollee that was not enrolled because of discriminatory practices as described above and/or (ii) discriminatory practices imposed on Enrollees, subject to the overall limit of one-hundred thousand dollars ($100,000) per each determination.

19.1.4.1.1.2	The misrepresentation or falsification of information submitted to ASES and/or CMS.

19.1.4.1.2
Category 2. A civil money penalty in accordance with any applicable provision of 42 CFR 438.700 up to twenty-five thousand dollars ($25,000) per determination shall be imposed for this category. The following constitute Category 2 events:

19.1.4.1.2.1
Failure by the Contractor to substantially provide Medically Necessary Services that the Contractor is required to provide, under applicable law or under this Contract, to an Enrollee under this Contract.

19.1.4.1.2.2	Misrepresentation or falsification by the Contractor of information that it furnishes to an Enrollee, Potential Enrollee, or Provider.

19.1.4.1.2.3	Failure by the Contractor to comply with the requirements for Physician Incentive Plans, as set forth in 42 CFR 422.208 and 422.210.

19.1.4.1.2.4
The distribution by the Contractor, directly or indirectly through any Agent or independent contractor, of Marketing Materials that have not been prior approved by ASES or that contain false or materially misleading information.

19.1.4.1.3
Category 3. Pursuant to 42 CFR 438.704(c), ASES may impose a civil money penalty for the Contractor’s imposition of premiums or charges in excess of the amounts permitted under the Medicaid program. The maximum amount of the penalty is the greater of twenty-five thousand dollars ($25,000) or double the amount of the excess charges. ASES will deduct from the penalty the amount of overcharge and return it to the affected Enrollees.

19.1.4.2	Temporary Management. ASES may appoint temporary management for the Contractor’s GHP operations, as provided in 42 C.F.R. 438.702 and 42 C.F.R. 438.706 as a result of Contractor’s:

19.1.4.2.1	Continued egregious behavior, including but not limited to behavior described in Categories 1 through 3 of this Article 19;

19.1.4.2.2	Behavior that is contrary to, or is non-compliant with, Sections 1903(m) or 1932 of the Social Security Act, as amended, found at 42 U.S.C. §§ 1396b (m) and 1396u-2;

19.1.4.2.3	Actions which have caused substantial risk to an Enrollee’s health; and/or

19.1.4.2.4
Behavior which has led ASES to determine that temporary management is necessary to ensure the health of Contractor’s Enrollees while improvements to remedy Category 1 through 3 violations are being made, or until the Contractor’s orderly termination or reorganization.

19.1.4.2.5
If temporary management is appointed for any reason specified in Sections 19.1.4.2 above, such temporary management will cease once ASES has, in its discretion, determined that the sanctioned behavior will not re-occur.

19.1.4.3	Enrollment Termination. ASES may grant Enrollees the right to terminate Enrollment without cause, and notify the affected Enrollees of their right to disenroll when:

19.1.4.3.1	The Contractor has engaged in continued egregious behavior, including but not limited to behavior described in Categories 1 through 3 of this Article 19;

19.1.4.3.2	The Contractor has engaged in behavior that is contrary to, or is non-compliant with, Sections 1903(m) or 1932 of the Social Security Act, as amended, found at 42 U.S.C. §§ 1396b (m) and 1396u-2;

19.1.4.3.3	The Contractor has taken actions that have caused substantial risk to Enrollees’ health;

19.1.4.3.4	ASES determines that temporary management is necessary or convenient to ensure the health of the Contractor’s Enrollees; or

19.1.4.3.5	ASES determines that such Enrollment termination is necessary or appropriate to remedy Category 1 through 3 violations.

19.1.4.4
Enrollment Suspension. ASES may suspend all new Enrollments, including default Enrollment, after the effective date of the intermediate sanction and until the intermediate sanction is no longer in effect.

19.1.4.5
Payment Suspension. ASES may suspend payment of the PMPM Payment for Enrollees enrolled after the effective date of the intermediate sanction and until CMS or ASES is satisfied that the reason for imposition of the intermediate sanction no longer exists and is not likely to re-occur or upon the Termination Date of the Contract.

19.1.4.6
Mandatory Imposition of Certain Intermediate Sanctions. ASES shall impose the temporary management and Enrollment suspension intermediate sanctions described in Sections 19.1.4.2 and 19.1.4.3 above, if ASES finds that the Contractor has repeatedly failed to meet substantive requirements in Sections 1903(m) or 1932 of the Social Security Act, as amended, found at 42 U.S.C. §§ 1396b (m) and 1396u-2.

19.1.4.7
Subject to Article 35 of this Contract, in lieu of imposing a sanction allowed under this Article 19, ASES may terminate this Contract, without any liability whatsoever (but subject to making any payments due under this Contract through any such date of termination), if the terms of a Corrective Action Plan implemented pursuant to this Article 19 to address a failure specified in Category 1 or Category 2 of this Article 19 are not implemented to ASES’s approval or if such failure continues or is not corrected, to ASES’s satisfaction.

19.2	Notice of Administrative Inquiry

19.2.1
ASES may issue the Contractor a notice of imposition of sanctions in lieu of a notice of administrative inquiry if ASES determines, in its sole discretion, that the Contractor’s non-compliance will not be cured with a Corrective Action Plan. In all other cases, ASES shall issue a notice of administrative inquiry informing Contractor about ASES’s compliance, monitoring, and auditing activities regarding potential non-compliance as described in this Article 19. This notice of administrative inquiry shall include the following:

19.2.1.1	A brief description of the facts;

19.2.1.2	Citations to Puerto Rico and Federal laws and regulations, or Contract provisions that the Contractor has breached;

19.2.1.3	The Contractor’s non-compliance with Puerto Rico and Federal laws and regulations or Contract provisions as referenced in the Contract;

19.2.1.4	The Contractor’s breach of applicable intermediate sanction Contract provisions;

19.2.1.5	ASES’s authority to determine and impose intermediate sanctions under this Article 19;

19.2.1.6	The amount of potential, or Contractor’s exposure to intermediate sanctions, when they will be imposed and how they were computed; and

19.2.1.7	If applicable, a statement requiring the Contractor to submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the notice of administrative inquiry under this Article 19.

19.2.2
The Contractor shall submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the notice of administrative inquiry. However, the submission of a Corrective Action Plan shall not limit ASES’s power and authority to impose intermediate sanctions, fines, liquidated damages, or any other remedy allowed under this Contract or under Federal or Puerto Rico laws and regulations.

19.2.3
A notice of administrative inquiry shall not be deemed to constitute and is not ASES’s final or partial determination of intermediate sanctions. Thus, any administrative inquiries issued by ASES are not subject to administrative review under Section 19.5, and would be considered premature rendering any administrative examiner without jurisdiction to review the matter.

19.2.4	If the Contractor fails to comply with any material provision under a Corrective Action Plan submitted to ASES pursuant to Section 19.2.2 above, ASES may impose:

19.2.4.1	A daily $5,000 civil money penalty, up to a maximum total of $100,000, for Contractor’s ongoing failure to comply with any material provision of the Corrective Action Plan; or

19.2.4.2	The applicable intermediate sanction for any or all behavior that resulted in the Contractor’s submission of the Corrective Action Plan pursuant to Section 19.2 above.

19.3	Notice of Imposition of Intermediate Sanctions

19.3.1	Prior to the imposition of intermediate sanctions, ASES will issue a notification, delivered thorough US Postal Service Certified Mail, to the Contractor that includes the following:

19.3.1.1	A brief description of the facts;

19.3.1.2	Citations to Puerto Rico and Federal laws and regulations, or Contract provision(s) that the Contractor has breached;

19.3.1.3	ASES’s determination to impose intermediate sanctions;

19.3.1.4	Intermediate sanctions imposed and their effective date;

19.3.1.5	Methodology for the civil money penalty calculation or determination of the intermediate sanctions; and

19.3.1.6	A statement that the Contractor has a right to object and request an administrative review of the imposition of intermediate sanctions pursuant to the procedures in ASES Regulation 8446.

19.3.2	ASES shall notify CMS in writing of the imposition of intermediate sanctions within thirty (30) Calendar Days of imposing sanctions and concurrently provide the Contractor with a copy of such notice

19.4
Administrative Review. Contractor has the right to object and seek administrative review of the imposition of intermediate sanctions, including but not limited to civil money penalties, by ASES, pursuant to the procedures in ASES Regulation No. 8446.

19.4.1
The Contractor has the right within fifteen (15) Calendar Days following receipt of the notice of imposition of intermediate sanctions to seek administrative review in writing of ASES’s determination and any such immediate sanctions, pursuant to Act 72 or under any other applicable law or regulation. This time period can be extended for an additional fifteen (15) Calendar Days if the Contractor submits a written request that includes a credible explanation of why it needs additional time, the request is receipted by ASES before the end of the initial period, and ASES has determined that the Contractor’s conduct does not pose a threat to an Enrollee’s health or safety.

19.4.2	As part of the administrative review, the Parties shall cooperate with the examining officer, and follow all applicable procedures for the administrative review.

19.4.3	Upon completion of the administrative review, the examining officer may recommend to:

19.4.3.1	Confirm the intermediate sanctions;

19.4.3.2	Modify or amend the intermediate sanctions pursuant to applicable law or regulation; or

19.4.3.3	Eliminate the imposed intermediate sanctions.

19.4.4	Once the sanction becomes final ASES shall deduct the amount of the sanction from the PMPM Payment or the Retention Fund.

19.4.5
In addition to the actions described under Section 19.4.3, the examining officer may recommend the delivery and implementation of a Corrective Action Plan with respect to the Contractor’s failure to comply with the terms of this Contract as set forth in ASES’ notice of intermediate sanctions.

19.4.6
ASES shall notify CMS in writing of any modification in the imposition of intermediate sanctions through the administrative review process within thirty (30) Calendar Days of receipt of the examining officer’s determination, and concurrently provide the Contractor with a copy of such notice.

19.5
Judicial Review. To the extent administrative review is sought by the Contractor pursuant to Section 19.4, the Contractor has the right to seek judicial review of ASES’s actions by the Puerto Rico Court of Appeals, San Juan Panel, within thirty (30) Calendar Days of the notice of final determination issued by ASES.

19.6
Federal Sanctions. Payments provided for under this Contract will be denied for new Enrollees when, and for so long as, payment for those Enrollees is denied by CMS in accordance with the requirements in 42 C.F.R. 438.730.

ARTICLE 20	ENFORCEMENT – LIQUIDATED DAMAGES AND OTHER REMEDIES

20.1	General Provisions

20.1.1	ASES may impose intermediate sanctions, liquidated damages, and/or fines pursuant to Puerto Rico Act No. 72-1993 and ASES Regulation No. 8446 (as indicated in Articles 19 and 20 of this Contract).

20.1.2
In the event the Contractor is in default as to any applicable term, condition, or requirement of this Contract, and in accordance with any applicable provision of 42 CFR 438.700 and Section 4707 of the Balanced Budget Act of 1997, at any time following the Effective Date of this Contract, the Contractor agrees that, in addition to the terms of Section 35.1.1 of this Contract, ASES may assess liquidated damages against the Contractor for any such default, in accordance with this Article 20. The Parties further acknowledge and agree that the specified liquidated damages are reasonable and the result of a good faith effort by the Parties to estimate the anticipated or actual harm caused by the Contractor’s breach and are in lieu of any other financial remedies to which ASES may otherwise have been entitled. The assessment or non-assessment of liquidated damages under the Contract cannot and will not limit the power or authority of ASES to impose fines, civil money penalties, sanctions, or other remedies under Article 19 of this Contract or otherwise under Puerto Rico or Federal laws or regulations, including but not limited to Puerto Rico Act No. 72-1993 and ASES Regulation No. 8446.

20.1.3
Notwithstanding any sanction, including liquidated damages, imposed upon the Contractor, other than Contract termination, the Contractor shall continue to provide all Covered Services and other Benefits under this Contract.

20.1.4
The Contractor’s breach or failure to comply with the terms and conditions of this Contract for which liquidated damages may be assessed under this Article 20 shall be divided into four (4) categories of events. ASES retains the discretion to impose liquidated damages or other sanctions for Contractor’s non-compliance with an obligation of the Contractor under this Contract or Puerto Rico Law that is not specified under the categories in Sections 20.2, 20.3, 20.4 or 20.5.

20.2	Category 1

20.2.1
Liquidated damages in accordance with any applicable provision of this Contract of up to one-hundred thousand dollars ($100,000) per violation, Incident or occurrence may be imposed for Category 1 events. The following constitute Category 1 events:

20.2.1.1
Material non-compliance with an ASES or CMS directive, determination or notice to cease and desist not otherwise described in Article 19 or other provision of this Article 20, provided that the Contractor has received prior written notice with respect to such specific material non-compliance, and afforded an opportunity to cure within a reasonable period to be determined by ASES in its sole discretion.

20.3	Category 2

20.3.1
Liquidated damages in accordance with any applicable provision of this Contract of up to twenty-five thousand dollars ($25,000) per violation, Incident, or occurrence may be imposed for Category 2 events. The following constitute Category 2 events:

20.3.1.1
Subject to ASES compliance with its obligations under Article 22 of this Contract, repeated noncompliance by the Contractor with any material obligation that adversely affects the services that the Contractor is required to provide under Article 7 of this Contract;

20.3.1.2	Failure of the Contractor to assume its duties and obligations under this Contract in accordance with the transition timeframes specified herein;

20.3.1.3
Failure of the Contractor to terminate a Provider that imposes Co-Payments or other cost-sharing on Enrollees that are in excess of the fees permitted by ASES, as listed on Attachment 8 to this Contract (ASES will deduct the amount of the overcharge and return it to the affected Enrollees);

20.3.1.4	Failure of the Contractor to address Enrollees’ Complaints, Appeals, and Grievances, and Provider disputes, within the timeframes specified in this Contract;

20.3.1.5	Failure of the Contractor to comply with the confidentiality provisions in accordance with 45 CFR 160 and 164; and

20.3.1.6	Failure of the Contractor to comply with a subcontracting requirement in the Contract.

20.4	Category 3

20.4.1	Liquidated damages in accordance with any applicable provision this Contract of five-thousand dollars ($5,000) per day may be imposed for Category 3 events. The following constitute Category 3 events:

20.4.1.1	Failure to submit required reports in the timeframes prescribed in Article 18;

20.4.1.2	Submission of incorrect or deficient Deliverables or reports in accordance with Article 18 of this Contract;

20.4.1.3	Failure to comply with the Claims processing standards as follows:

20.4.1.3.1	Failure to process and finalize to a paid or denied status ninety-five percent (95%) of all Clean Claims within thirty (30) Calendar Days of receipt;

20.4.1.3.2	Failure to process and finalize to a paid or denied status one hundred percent (100%) of all Clean Claims within fifty (50) Calendar Days of receipt; and

20.4.1.3.3	Failure to process Unclean Claims as specified in Section 16.6.3 of this Contract;

20.4.1.4
Failure to pay Providers interest at the rate identified in and otherwise in accordance with Section 16.6.2 of this Contract when a Clean Claim is not adjudicated within the Claims processing deadlines;

20.4.1.5	Failure to comply with the quarterly submission of EPSDT reports to ASES according to the guidelines to be issued by ASES under Section 7.9.1;

20.4.1.6	Failure to notify PCPs of the gaps in care analysis in accordance with the EPSDT guidelines to be issued by ASES under Section 7.9.1;

20.4.1.7	Failure to provide the Claims Payment Disbursement Illustration and Actuarial Report Information required in Section 18 of this Contract;

20.4.1.8	Failure to seek, collect and/or report Third Party Liability information as provided in Section 23.4 of this Contract; and

20.4.1.9	Failure of Contractor to issue written notice to Enrollees upon Provider’s termination of a Provider as described in Section 10.4.3 of this Contract.

20.5	Category 4

20.5.1	Liquidated damages as specified below may be imposed for Category 4 events. The following constitute Category 4 events:

20.5.1.1	Failure to implement the BC-DR plan as follows:

20.5.1.1.1	Implementation of the (BC-DR) plan exceeds the proposed time by two (2) or less Calendar Days: five thousand dollars ($5,000) per day up to day 2;

20.5.1.1.2	Implementation of the (BC-DR) plan exceeds the proposed time by more than two (2) and up to five (5) Calendar Days: ten thousand dollars ($10,000) per each day beginning with day 3 and up to day 5;

20.5.1.1.3
Implementation of the (BC-DR) plan exceeds the proposed time by more than five (5) and up to ten (10) Calendar Days, twenty-five thousand dollars ($25,000) per day beginning with day 6 and up to day 10;

20.5.1.1.4	Implementation of the (BC-DR) plan exceeds the proposed time by more than ten (10) Calendar Days: fifty thousand dollars ($50,000) per each day beginning with day 11;

20.5.1.2	Unscheduled System Unavailability in violation of Article 17, in ASES’s discretion, two hundred fifty dollars ($250) for each thirty (30) minute period or portions thereof;

20.5.1.3
Failure to make available to ASES or its Agent, valid extracts of Encounter Information for a specific month within fifteen (15) Calendar Days of the close of the month: five hundred dollars ($500) per day. After thirty (30) Calendar Days of the close of the month: two thousand dollars ($2,000) per Calendar Day;

20.5.1.4
Failure to correct a system problem not resulting in System Unavailability within the allowed timeframe, where failure to complete was not due to the action or inaction on the part of ASES as documented in writing by the Contractor:

20.5.1.4.1	One (1) to fifteen (15) Calendar Days late: two hundred and fifty dollars ($250) per Calendar Day for days 1 through 15;

20.5.1.4.2	Sixteen (16) to thirty (30) Calendar Days late: five hundred dollars ($500) per Calendar Day for days 16 through 30; and

20.5.1.4.3	More than thirty (30) Calendar Days late: one thousand dollars ($1,000) per Calendar Day for days 31 and beyond; and

20.5.1.5	Failure to meet the GHP Service Line performance standards:

20.5.1.5.1	One-thousand dollars ($1,000) for each percentage point that is below the target answer rate of eighty percent (80%) in thirty (30) seconds;

20.5.1.5.2	One-thousand dollars ($1,000) for each percentage point that is above the target of a three percent (3%) Blocked Call rate; and

20.5.1.5.3	One-thousand dollars ($1,000) for each percentage point that is above the target of a five percent (5%) Abandoned Call rate.

20.6	Other Remedies

20.6.1
Subject to Article 35 of this Contract, in lieu of imposing a Remedy allowed under this Article 20, ASES may elect to terminate this Contract, without any liability whatsoever (but subject to making any payments due, if any, under this Contract through any such date of termination), if the terms of a Corrective Action Plan implemented pursuant to this Article 20 to address a failure specified in Category 1 or Category 2 of this Article 20 are not implemented to ASES’s satisfaction or if such failure continues or is not corrected, to ASES’s sole satisfaction.

20.6.2
In the event of non-compliance by the Contractor with Article 18 of this Contract, ASES shall have the right to Withhold, with respect to Article 18, a sum not to exceed ten percent (10%) of the Per Member Per Month Payment for the following month and for continuous consecutive months thereafter until such noncompliance is cured and corrected to ASES’ satisfaction in lieu of imposing any liquidated damages, penalties or sanctions against the Contractor hereunder. ASES shall release the Withhold of the PMPM Payment to the Contractor within two (2) Business Days after the corresponding event of noncompliance is cured to ASES’s sole satisfaction.

20.7	Notice of Administrative Inquiry regarding Liquidated Damages and/or Other Article 20 Remedies

20.7.1
Administrative Inquiry. ASES may issue the Contractor a notice of imposition of liquidated damages and/or other Article 20 remedies in lieu of a notice of administrative inquiry regarding liquidated damages and/or other Article 20 remedies if ASES determines, in its sole discretion, that the Contractor’s non-compliance will not be cured with a Corrective Action Plan. In all other cases, ASES shall issue a notice of administrative inquiry informing the Contractor about ASES’s compliance, monitoring, and auditing activities regarding potential non-compliance as described in this Article 20. This notice of administrative inquiry shall include the following:

20.7.1.1	A brief description of the facts;

20.7.1.2	Citations to Puerto Rico and Federal laws and regulations, or Contract provision(s) the Contractor has breached;

20.7.1.3	The Contractor’s non-compliance with Puerto Rico and Federal laws and regulations or Contract provisions;

20.7.1.4	The Contractor’s breach of applicable Contract provisions and event categories that could result in remedies or liquidated damages pursuant to this Article 20;

20.7.1.5	ASES’s authority to determine and seek liquidated damages or other remedies against the Contractor under this Article 20;

20.7.1.6	The amount of potential, or Contractor’s exposure to liquidated damages, or other Article 20 remedies, when they will be imposed and how they were computed; and

20.7.1.7	If applicable, a statement requiring the Contractor to submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the notice of administrative inquiry under this Article 20.

20.7.2	The Contractor shall submit a Corrective Action Plan within fifteen (15) Calendar Days of receipt of the notice of administrative inquiry issued pursuant to this Article 20.

20.7.3
A notice of administrative inquiry shall not constitute ASES’s final or partial determination of liquidated damages. Thus, any administrative inquiries made are not subject to administrative review under Section 20.7.6 and would be construed to be premature rendering any administrative examiner without jurisdiction to review the matter.

20.7.4	If the Contractor fails to comply with any material provision under a Corrective Action Plan submitted to ASES pursuant to Section 20.7.2 above, ASES may impose:

20.7.4.1
A daily amount of $5,000 in liquidated damages, up to a maximum total amount of $100,000, for the Contractor’s failure to comply with any material provision part or condition of the Corrective Action Plan; and/or

20.7.4.2	The applicable Article 20 Remedy for any or all behavior that resulted in the submission of Corrective Action Plan pursuant to Section 20.7.2 above.

20.7.5	Notice of Imposition of Liquidated Damages and/or Other Remedies

20.7.5.1
Prior to the imposition of liquidated damages and/or any other remedies under this Article 20, ASES will issue a notification, delivered thorough US Postal Service Certified Mail, to the Contractor that includes the following:

20.7.5.1.1	A brief description of the facts;

20.7.5.1.2	Citations to Puerto Rico and Federal laws and regulations, or Contract provision(s) the Contractor has breached;

20.7.5.1.3	ASES’s determination to assess and impose liquidated damages and/or any other Article 20 Remedy;

20.7.5.1.4	Liquidated damages and/or any other Article 20 Remedy imposed and their effective date;

20.7.5.1.5	Methodology for the liquidated damages and/or any other Article 20 Remedy calculation; and

20.7.5.1.6
A statement that the Contractor has a right to object and request an administrative review of the imposition of liquidated damages and other Article 20 remedies pursuant to the procedures in ASES Regulation 8446 and Puerto Rico Act No. 38-2017, as amended.

20.7.5.2	The Contractor shall submit a Corrective Action Plan to ASES within thirty (30) Calendar Days of receipt of a notice of liquidated damages or other remedies pursuant to this Article 20.

20.7.6
Administrative Review. The Contractor has the right to object and seek administrative review of the imposition of liquidated damages and/or any other Remedy under this Article 20.7, pursuant to the procedures in ASES Regulation No. 8446.

20.7.6.1	As part of the administrative review, the Parties shall cooperate with the examining officer, and follow all applicable procedures for the administrative review.

20.7.6.2	Once the sanction becomes final ASES shall deduct the amount of the sanction from the PMPM Payment or the Retention Fund.

20.8
Judicial Review. The Contractor has the right to seek reconsideration and judicial review of ASES’s determination pursuant to the procedures in ASES Regulation No. 8446 and Puerto Rico Act No. 389-2017, as amended.

ARTICLE 21	CONTRACT TERM

21.1
Subject to and upon the terms and conditions herein, this Contract shall be in full force and effect on November 1, 2018 and shall terminate on September 30, 2021. The Contractor shall begin providing Covered Services to Enrollees on November 1, 2018, which shall be deemed to be the Implementation Date of the Contract. The foregoing notwithstanding, ASES, subject to Article 35 reserves the right, prior written notice of ninety (90) Calendar Days, to amend or partially terminate the Contract at any time to implement a demonstrative plan to incorporate the new public health policies and/or strategies of the Government. Upon written notice of amendment or partial termination of this Contract pursuant to this Article 21, ASES will evaluate in good faith a renegotiation of PMPM Payments payable under this Contract.

21.2	The Contract Term shall begin at 12:01 a.m., Puerto Rico Time, Effective Date of the Contract and shall continue until 11:59 p.m., Puerto Rico time, on September 30, 2021.

21.3	The provision of Covered Services and Benefits to Enrollees by the Contractor under this Contract shall begin on November 1, 2018, which is the Implementation Date of the Contract.

21.4
The PMPM Payments shall be negotiated for every rating period covered by the Contract (namely from November 1, 2018 to October 31, 2019, from November 1, 2019 to October 31, 2020, and November 1, 2020 to September 30, 2021). Any increase in the PMPM Payment shall be subject to ASES’s determination that the proposed new amount is actuarially sound.

21.5	The Contract shall expire at the close of the Contract Term unless earlier terminated under Article 35.

21.6
ASES is hereby granted the option to renew this Contract for an additional term of up to one (1) fiscal year, which shall begin on October 1, 2021 and end at midnight on September 30, 2022. The terms of the renewal shall be negotiated, but any increase in PMPM Payment shall be subject to ASES’s determination that the proposed new amount is actuarially sound. The option to renew the Contract shall be exercisable solely and exclusively by ASES.

ARTICLE 22	PAYMENT FOR SERVICES

22.1	General Provisions

22.1.1
The actual PMPM Payment will be equal to the number of Enrollees as of the last day of the month proceeding the month in which payment is made, multiplied by the negotiated PMPM Payment agreed to between the Contractor and ASES. The rates are specified in Attachment 11 to this Contract. The due date for the PMPM Payment to the Contractor shall be the fifth (5th) day of each month. However, ASES shall have the right to make partial payments throughout the month, provided that payment in full will be made on or before the last day of each month. The PMPM Payment made based upon the number of Enrollees as of the last day of the preceding month will be reconciled to the actual number of Enrollees for that month when that information is available and appropriate PMPM Payment adjustments will be made.

22.1.2
ASES shall provide PMPM Payments only for those Enrollees for whom ASES has received adequate notification of Enrollment from the Contractor as of the date specified by ASES, per Section 5.2.2. ASES will work with the Contractor to establish the amount of any PMPM Payments that are due to the Contractor for any Enrollee that has retroactive coverage per Section 5.1.3.1.

22.1.3
Risk Adjustment. PMPM Payments for the rate cells specified in Section 22.1.7.1 shall be risk adjusted, using publicly available risk adjustment software, on a semi-annual basis by rate cell against all other Contractors to the same population category.

22.1.3.1
The rate cells that will be risk adjusted are Federal Adult, Federal Children, State Adult, State Children, CHIP, and Federal HCHN (Pulmonary, Diabetes, High Cardio, Renal and Cancer), State HCHN (Pulmonary, Diabetes, High Cardio, Renal, and Cancer), and CHIP HCHN (Pulmonary and Diabetes).

22.1.3.2
The risk scores shall be established for each Contractor across all rate cells. As necessary, the risk scores will be established using a credibility formula for each Contractor. The credibility formula will be determined by ASES’ actuary.

22.1.3.2.1
For an Enrollee’s individual Claims data to be the basis for a risk adjustment score hereunder, such Enrollee must have been enrolled in the GHP for at least six (6) full months during the time period from which Claims data are used to calculate the adjustment. In the event an Enrollee has not been enrolled in the GHP for at least six (6) full months, such Enrollee shall receive a risk score equal to the Contractor’s average risk score.

22.1.3.2.2	All diagnosis codes submitted by the Contractor shall be included in calculations of risk scoring irrespective of placement of such diagnosis codes in the Encounter Data records.

22.1.3.2.3
Diagnosis codes from Claims or Encounters that included a lab and radiology procedure or revenue code on any line, with the exception of those associated with an inpatient hospital claim, will not be collected for the risk adjustment analysis. It is assumed that these diagnosis codes could be for testing purposes and may not definitively indicate an Enrollee’s disease condition.

22.1.3.2.4
Encounter records may not be supplemented by medical record data. Diagnosis codes may only be recorded by the Provider at the time of the creation of the medical record and may not be retroactively adjusted except to correct errors.

22.1.3.2.5
A significant change in risk scores by a Contractor may warrant an audit of the diagnosis collection and submission methods. To the extent that ASES’ actuary believes the Encounter Data limitations are resulting in risk score variances among Contractors, ASES reserves the right to request diagnosis codes and other information to perform risk adjustment.

22.1.3.3
Initial Risk Adjustment Period. The initial risk adjustment period shall be the first six (6) month period during which the Contractor receives its initial enrollment under this Contract. The risk scores for the initial risk adjustment period will be calculated using the Contractor’s enrollment as of the first month following the month in which Enrollment is completed and will be based on a weighted average of the number of months each Enrollee is enrolled with the specific Contractor.

22.1.3.3.1
The Claims data to be used for such calculations shall be the Claims data for Claims with dates of services from the most recent twelve (12) month period that ASES determines to be reasonably complete. To the extent an Enrollee was enrolled with another Contractor during the most recent twelve (12) month period that ASES has determined to be reasonably complete, the Encounters accepted by ASES during that period shall be used in addition to the aforementioned Claims data.

22.1.3.3.1.1
ASES shall provide written notification to the Contractor of the initial risk adjustment factor, along with sufficient detail supporting the calculations. Contractors shall have thirty (30) Calendar Days after the date ASES sent such notice to review the calculations and detail provided and to submit questions, if any, to ASES regarding the same. No modification to the Contractor’s PMPM Payment may be made during such thirty (30) Calendar Day review period.

22.1.3.3.1.2
If the Contractor disputes the risk adjustment factor during the review period, ASES shall meet with the Contractor within a reasonable timeframe to achieve a good faith resolution of the disputed matter.

22.1.3.3.2
Modifications to the Contractor’s PMPM Payment resulting from the application of the risk adjustment factor, if any, shall be effective retroactively to the first month of the initial enrollment and prospectively to the end of the initial risk adjustment period.

22.1.3.3.3	All risk scores shall be budget neutral to ASES or normalized to a 1.0000 value among the Contractors.

22.1.3.4
Ongoing Risk Adjustment Periods. For every six (6) month period thereafter, Enrollee risk scores shall be recalculated using Enrollee Claims or Encounter Data, as applicable, from a prior twelve (12) month period.

22.1.3.4.1
ASES shall provide written notification to the Contractor of the risk adjustment factor, along with sufficient detail supporting the calculations. Contractors shall have thirty (30) Calendar Days after the date ASES sent such notice to review the calculations and detail provided and to submit questions, if any, to ASES regarding the same. No modification to the Contractor’s PMPM Payment may be made during such thirty (30) Calendar Day review period.

22.1.3.4.2
If the Contractor disputes the risk adjustment factor during the review period, ASES shall meet with the contractor within a reasonable timeframe to achieve a good faith resolution of the disputed matter.

22.1.3.4.3
Modifications to the Contractor’s PMPM Payment resulting from the application of the applicable risk adjustment factor, if any, shall be effective for the duration of the applicable adjustment period, effective as of the first day thereof.

22.1.3.4.4	All risk scores shall be budget neutral to ASES or normalized to a 1.0000 value among the Contractors.

22.1.3.5
In the event the application of the risk adjustment factor for a retroactive period results in a reduction or increase to a Contractor’s PMPM Payment, such reduction or increase will be applied on a prospective basis to the PMPM Payments.

22.1.4	ASES will have the discretion to recoup payments made to the Contractor for ineligible Enrollees, including, but not limited to, the following:

22.1.4.1	Enrollees incorrectly enrolled with more than one Contractor;

22.1.4.2	Enrollees who die prior to the Enrollment month for which the payment was made;

22.1.4.3	Enrollees whom ASES later determines were not eligible for Medicaid during the Enrollment month for which payment was made.

22.1.4.4	Enrollees whom were not domiciled in Puerto Rico during the Enrollment month for which payment was made;

22.1.4.5	Enrollees whom were incarcerated during the Enrollment month for which payment was made.

22.1.5	Any payments due to ASES from the Contractor will be offset from future payments to the Contractor, or may be invoiced by ASES to the Contractor, at ASES’s discretion.

22.1.6	The Contractor shall have the right to recoup from Providers or other persons to whom the Contractor has made payment for any payments made for which ASES has recouped the PMPM Payment.

22.1.7
The PMPM Payment for Enrollees not enrolled for the full month shall be determined on a pro rata basis by dividing the monthly Capitation amount by the number of days in the month and multiplying the result by the number of days including and following the Effective Date of Enrollment or the number of days prior to and including the Effective Date of Disenrollment, as applicable. The Contractor is entitled to a PMPM Payment for each Enrollee as of the Effective Date of Enrollment, including the period referred to in Section 5.2.2. The Contractor is entitled to a PMPM Payment for each Enrollee up to the Effective Date of Disenrollment, including the period referred to in Section 5.3.

22.1.8	Payment for services under this Contract will not commence before Implementation Date of the Contract.

22.1.9
Payments for the first month of program operations under this Contract will be made only upon a determination by ASES that the Contractor has complied with all of its obligations for the implementation of this Contract, including a finding by ASES that the Contractor has satisfied the readiness review, and the Contractor’s submission of initial Deliverables as specified in Attachment 12 to this Contract.

22.1.10	In order to receive payments from ASES, the Contractor shall provide to ASES, and keep current, its tax identification number, billing address, and other contact information, as required by ASES.

22.1.11
The Contractor acknowledges that the payments agreed to under the terms of this Contract in addition to any applicable cost-sharing as provided in Attachment 8 to this Contract constitute full payment for Covered Services and Benefits under GHP. ASES will have no responsibility for payment for Covered Services and Benefits beyond that amount unless the Contractor has obtained prior written approval, in the form of a Contract amendment, authorizing an increase in the total payment.

22.1.12
Fee-for-Service amounts paid by the Contractor for Claims, or Capitation payments made by the Contractor derived or otherwise based on Encounter Data submitted by Providers, resulting from services determined not to be Medically Necessary by the Contractor, will not be considered in the Contract's experience for purposes of prospective rate adjustments.

22.1.13
Pursuant to the terms of this Contract, should ASES assess liquidated damages or other Remedies for the Contractor’s noncompliance or deficiency with the terms of this Contract, such amount may be withheld from the PMPM Payment for the following month, and for continuous consecutive months thereafter until such noncompliance or deficiency is corrected at ASES’s satisfaction.

22.1.14	The Contractor shall maintain all the Utilization and financial Data related to this Contract duly segregated from its regular accounting system including, but not limited to, the general ledger.

22.1.15
Administrative expenses to be included in determining the experience of the program are those directly related to this Contract. Separate allocations of expenses from the Contractor’s insurance plans, other than GHP, from the Contractor’s related companies, from the Contractor’s parent company, or from other entities will be reflected or made a part of the financial Data described in the preceding section. Any pooling of operating expenses with other of the Contractor's groups, cost-shifting, financial consolidation or the implementation of other combined financial measures is expressly forbidden.

22.1.16	The following administrative expenses are unallowable for purposes of reporting program expenditures and prospective rate setting:

22.1.16.1
Costs of entertainment, festivities and other activities for the recreation of the personnel of the insurer, including employees, managers, directors, officers or Third Parties, such as: expenses for parties, dinners, food, alcoholic beverages, gifts, etc.;

22.1.16.2	Costs of advertising, public relations and marketing, except as provided in Section 6.15 of this Contract;

22.1.16.3	Costs of recruiting office, managerial and executive personnel;

22.1.16.4
Payroll costs related to corporate officers and employees exceeding the equivalent time dedicated to work related to the GHP program if these same officers and employees also perform duties in support of other lines of business. Payroll expenses to be charged to GHP shall be reasonable according to industry standards and the only time that may be charged is when they perform work specific to the GHP program;

22.1.16.5
Any payment related to the liquidation of payroll or marginal benefits due to termination (severance) and restructuring of the company (downsizing), including “parachute” clauses, for board of directors, corporate officers or executives of the Contractor;

22.1.16.6	The Contractor’s employer contributions to savings plans for employees, directors, officers or executives of the Contractor;

22.1.16.7	Costs related to the awarding and exercise of stock options of employees, directors, officers or executives of the Contractor;

22.1.16.8	Payment of productivity bonuses, or bonuses of another nature, to directors, officers, executives and employees, excluding the Christmas bonus as required by the law;

22.1.16.9	Costs of trips to the US or to foreign countries, whether for business, continued education or pleasure;

22.1.16.10	Expenses or payments related to vacations, including, but not limited to, stay expenses, hotel, air, land or sea transportation, food, gratuity, etc.;

22.1.16.11	First class fees for air tickets, and travel expenses including charter flights or in commercial lines, within or outside of Puerto Rico;

22.1.16.12
Payments related to attendance and stay at conventions, seminars, workshops, or continued education, for executives, directors, officers or employees of the Contractor, whether within or outside of Puerto Rico;

22.1.16.13
Payments related to educational expenses such as: training, retraining, studies, scholarships, memberships, dues, employee licenses, etc., except for, and limited to,  the cost of professional licenses required for personnel directly providing health-related services to Enrollees;

22.1.16.14
Payments related to automobile expenses, including rent, lease, purchase and depreciation, car allowance, maintenance expenses, gasoline, repairs, etc., except for, and limited to, mileage costs incurred by nurses, doctors or care managers during the provision of Disease Management and/or Care Management services to Enrollees;

22.1.16.15	Costs of transportation, including taxi service, airplanes, charters, urban train, automobiles, and gasoline or diesel for motor vehicles;

22.1.16.16	Payment of cellular phone expenses, including Internet access;

22.1.16.17	Monies used for gifts, gratuity, contests, prizes, donations, charity, etc.;

22.1.16.18	Any commissions, management fees or similar charges from related parties without express approval from ASES;

22.1.16.19	Categorizing expenses under a general category such as overhead, other, miscellaneous, is expressly forbidden; and

22.1.16.20	Any other expense not allowed by ASES.

22.1.17
The Contractor shall provide ASES every month with a PMPM Payment Disbursement Report. This document shall present the distribution of the Capitation or other service payments to Providers, Claim expenses by coverage, reserves, and administrative expenses. Failure to comply with the requirements contained herein may be cause for the imposition of liquidated damages as outlined in Section 20 of this Contract.

22.1.18
The Contractor shall provide to ASES, on a monthly basis, actuarial Data in a format specified in the Actuarial Report provided by ASES. Failure to comply with the requirements contained herein may be cause for the imposition of liquidated damages as outlined in Section 20 of this Contract.

22.1.19
The Contractor shall report all of the profit of its partially- or wholly-owned subsidiaries or Affiliates realized from services rendered in relation to this Contract (the “Affiliated Profit”), unless the Contractor demonstrates and ASES agrees that the Affiliated Profit did not result from preferential contractual terms included in the Contractor’s contracts or arrangements with its partially- or wholly-owned subsidiaries and Affiliates.

22.1.19.1
Preferential contract terms are those that result in a cost or expense that exceeds fair market value, or those that exceed other terms for the provisioning of same or similar goods and services as would be agreed to by a reasonable person under the same or similar circumstances prevailing at the time the decision was made for the same or similar good or service. In determining whether preferential contract terms exist, consideration must be given to factors including “sound business practices,” “arm’s length bargaining” and “market prices for comparable goods and services for the geographical area.” Contractual terms shall also be deemed preferential if the Contractor’s partially- or wholly-owned subsidiaries of Affiliates charge the Contractor a higher price for the same or similar goods or services than the lowest price charged by the Contractor’s partially- or wholly-owned subsidiaries or Affiliates to any and all other clients.

22.1.19.2
Notwithstanding the above, if a Contractor’s subsidiary or Affiliate charges the Contractor for goods or services provided under or associated with the GHP program and such charges exceed sixty percent (60%) of the total revenue of the subsidiary or Affiliate, such charges must be at cost.

22.1.19.3
The Contractor shall report to ASES’s Office of Finance all related-party transactions within thirty (30) Calendar Days and provide a copy of the contract for each transaction detailing the amounts paid or to be paid, charged or transferred and goods or services to be provided under the contract. A certification under penalty from criminal perjury from the Contractor’s President, Vice-President, Chief Financial Officer, or Treasurer specifying what are the “at cost” and/or “fair market value” amounts of the contract, as applicable, shall be included with each submission.

22.1.20
To comply with 42 CFR 438.608(d) and 42 CFR 433.312, the Contractor shall, consistent with the procedures set forth in Attachment 23 to this Contract, refund (i) the share of the Overpayment due to ASES within eleven (11) months of the discovery and (ii) the share of an Overpayment due to ASES within fifteen (15) Calendar Days from a final judgment on a Fraud, Waste, or Abuse Action. The Contractor must also require and have a mechanism for a Provider to report to the Contractor when it has received an Overpayment, to return that Overpayment to the Contractor with a written reason for the Overpayment within sixty (60) Calendar Days after the date on which the Overpayment was identified. The Contractor shall report annually to ASES on their recoveries of all Overpayments.

22.2	Medical Loss Ratio

22.2.1
The Contractor shall report a Medical Loss Ratio (MLR) and related data, including the data on the basis of which ASES will determine the compliance of the Contractor with the Medical Loss Ratio Requirement, as required under 42 CFR 438.8(k) for each MLR reporting year, which aligns with the rating period. Such reporting shall be provided to ASES no later than July 31 of the following year.

22.2.2
The Contractor shall calculate its MLR and related data based on the methodology set forth in 42 CFR 438.8 and any other instructions issued by CMS or ASES. Effective November 1, 2018, the Contractor shall achieve a minimum MLR, as calculated per 42 CFR 438.8, of at least ninety-two percent (92%) for the MLR reporting year.

22.2.3
If the Contractor’s MLR is below ninety-two percent (92%), the Contractor must pay a remittance to ASES within thirty (30) Calendar Days of notification from ASES that a remittance is owed. The amount of the remittance owed is the difference between the Contractor’s Medical Loss Ratio for the MLR reporting year and target Medical Loss Ratio of ninety-two percent (92%). The requirement to pay the remittance survives the termination of this Contract.

22.3	Contractor Objections to Payment

22.3.1
If the Contractor wishes to contest the amount of payments made by ASES in accordance with the terms outlined in Section 22.1 for services provided under the terms of this Contract, the Contractor shall submit to ASES all relevant documentation supporting the Contractor’s objection no later than thirty (30) Calendar Days after payment is made. Once this term has ended, the Contractor forfeits its right to claim any additional amounts.

22.3.2
After the Contractor’s submission of all relevant information, the Contractor and ASES will meet to discuss the matter. If after discussing the matter and analyzing all relevant Data it is subsequently determined that an error in payment was made, the Contractor and ASES will develop a plan to remedy the situation, which must include a timeframe for resolution agreed to by both Parties, within a time period mutually agreed upon by both Parties.

22.4	Retention Fund for Health Care Improvement Program

22.4.1
ASES shall maintain a Retention Fund of the PMPM Payment each month as part of the Health Care Improvement Program (HCIP) described in Section 12.5 and Attachment 19 to this Contract. The overall Retention Fund Percentage is two percent (2%) of the PMPM Payment according Attachment 19 to this Contract.

22.4.2
With respect to each HCIP initiative, ASES, as indicated herein, shall upon expiration of each quarter during the Contract Term conduct a review to determine if the Contractor has met the applicable performance targets for that period according to the following process:

22.4.2.1
The Contractor shall submit a quarterly report no later than ninety (90) Calendar Days after the end of each quarter regarding each of the performance indicators to be evaluated, as determined by ASES (from those listed in Attachment 19 to this Contract);

22.4.2.2
No later than thirty (30) Calendar Days after receipt of the Contractor’s quarterly reports, ASES shall determine if the Contractor has met the applicable performance objectives for each measure for that period;

22.4.2.3
If the Contractor is in full compliance with the applicable performance targets for said period, ASES shall disburse to the Contractor, no later than thirty (30) Calendar Days after ASES determines compliance with the performance objectives, the portion of the PMPM Payment associated with each initiative for such period.

22.4.3	The Retention Fund for the HCIP and any other withhold arrangements between ASES and the Contractor must comply the requirements set forth in 42 CFR 438.6(b)(3).

22.5	Maternity Kick Payment

22.5.1
ASES will perform a review as described in Attachment 29 to this Contract to determine any applicable Maternity Kick Payments by utilizing claims and encounter data submitted by the Contractor to ASES. The Contractor shall receive $4,641.59 for each delivery reported and validated by ASES. If the data or an audit process does not validate the reported delivery(ies), ASES may retroactively recoup the Maternity Kick Payment.

ARTICLE 23	FINANCIAL MANAGEMENT

23.1	General Provisions

23.1.1	The Contractor shall be responsible for the sound financial management of Puerto Rico and Federal funds provided to the Contractor under the GHP Program.

23.1.2
The Contractor shall notify ASES in writing of any loans or other special financial arrangements made between the Contractor and any PMG or any other Provider. Any such loans shall strictly conform to the legal requirements of Federal and Puerto Rico anti-Fraud and anti-kickback laws and regulations.

23.1.3
The Contractor shall provide ASES with copies of its audited financial statements following Generally Accepted Accounting Principles (“GAAP”), at its own cost and expense, within ninety (90) Calendar Days following the end of each Contract Year during the Contract Term as specified in Section 18.2.9.3. The statements shall be provided in a format specified by ASES.

23.1.4
The Contractor shall provide to ASES a copy of its Annual Report required to be filed with the Puerto Rico Office of the Insurance Commissioner (OIC Report), as applicable, in the format agreed upon by the National Association of Insurance Commissioners (NAIC), for the year ended on December 31, 2017, and subsequently thereafter, during the Contract Term and any renewals, not later than March 31 of each year. The Contractor shall submit to ASES a reconciliation of the OIC Report with its annual audited financial statements filed pursuant to Section 23.1.3 and Section 18.2.9.8.

23.1.5
The Contractor shall provide to ASES unaudited financial statements for each quarter during the Contract Term, not later thirty (30) Calendar Days after the close of each quarter in a format specified by ASES.

23.1.6	The Contractor shall provide to ASES a copy of the annual corporate report of its parent company at the close of the calendar year.

23.1.7
The Contractor shall maintain adequate procedures and controls to ensure that any payments pursuant to this Contract are properly made. In establishing and maintaining such procedures, the Contractor shall provide for separation of the functions of certification and disbursement.

23.1.8
The Contractor acknowledges, and shall incorporate in contracts with Subcontractors, that the GHP is a government-funded program. As such, the administrative costs that are deemed allowable shall be in accordance with cost principles permissible, and with Federal and Puerto Rico applicable guidelines, including Office of Management and Budget Circulars, primarily recognizing that: (1) a cost shall be reasonable if it is of the type generally recognized as ordinary and necessary, and if in its nature and amount, and taking into consideration the purpose for which it was disbursed, it does not exceed that which would be incurred by a prudent person in the ordinary course of business under the circumstances prevailing at the time the decision was made to incur the cost; and (2) a cost shall be reasonable if it is allocable to or related to the cost objective that compels cost association. The Contractor will not allow administrative costs as specified in Section 22.1.15 above.

23.1.9	The Contractor shall maintain an accounting system for GHP separate from the rest of its commercial activities. This system will only include GHP Data.

23.1.10
The Contractor shall provide, throughout the Contract Term, any other necessary and related information that is deemed necessary by ASES in order to evaluate the Contractor’s financial capacity and stability.

23.2	Solvency and Financial Requirements

23.2.1
The Contractor shall establish and maintain adequate net worth, working capital, and financial reserves to carry out its obligations under this Contract. An indemnity agreement containing terms and conditions acceptable to ASES between the Contractor and its parent company may satisfy the requirements set forth in Sections 23.2.2 and 23.2.3.

23.2.2
The Contractor shall maintain at all times during the Contract Term a minimum two hundred percent (200%) of risk-based capital. ASES reserves the right to require additional capital guarantees as ASES deems reasonably necessary. The Contractor shall comply, as applicable, with Article 3.151 and Article 19.140 of the Puerto Rico Insurance Code relating to insolvency protection.

23.2.3
The Contractor shall provide assurances to ASES that its provision against the risk of insolvency is adequate, in compliance with the Federal standards set forth in 42 CFR 438.116, and shall submit data on the basis of which ASES will determine that the Contractor has made adequate provision against the risk of insolvency. In particular, the Contractor shall, according to the timeframe specified in Attachment 12 to this Contract, furnish documentation, certified by a Certified Public Accountant, of:

23.2.3.1	The relationship between PMPM Payments and capital, with the optimal relationship being 10:1, in order to prove capacity to assume risk;

23.2.3.2	A debt level of less than seventy-five percent (75%).and

23.2.3.3	Relationship of current assets to total liabilities shall be at least eighty percent (80%).

23.2.4
As part of its accounting and budgeting function, and in accordance with the Insurance Code of Puerto Rico, the Contractor shall establish an actuarially sound process for estimating and tracking potential liability associated with IBNR Claims. As part of its reserving process the Contractor shall conduct annual reviews to assess its IBNR reserving methodology and make adjustments as necessary.

23.2.5
The Contractor shall establish a reserve fund for IBNR Claims that under no circumstances may exceed ten percent (10%) of Capitation to PMGs. The reserve shall be reconciled and adjusted every ninety (90) Calendar Days and, if necessary, any excess will be liquidated. Once the PMG has the reserve necessary as determined by the Contractor, the monthly retention may not exceed three percent (3%) of Capitation. Any increase must be justified in information from the PMG file. One hundred and eighty (180) Calendar Days after the end of the Contract Term, the Contractor shall reconcile the IBNR reserve. Any remainder of the IBNR funds shall be returned to the PMGs within sixty (60) Calendar Days from the date that the Contractor conducts the reconciliation. This period may not be extended.

23.2.6
The Contractor agrees to provide any additional guarantees that ASES may require as a result of the periodical evaluation performed by the Office of the Commissioner of Insurance of the financial health of the Contractor.

23.3	Reinsurance and Stop Loss

23.3.1	ASES will not administer a Reinsurance program.

23.3.2
The Contractor shall have and maintain a minimum of one million dollars ($1,000,000.00) in Reinsurance protection against financial loss due to outlier (catastrophic) cases or otherwise maintain self-insurance acceptable to ASES. The Contractor shall submit to ASES such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of Reinsurance. The Contractor may request that ASES waive this requirement by providing sufficient documentation to ASES that the Contractor has adequate protection against financial loss due to outlier (catastrophic) cases. ASES shall review such documentation and, at its discretion, deem this requirement to be met.

23.3.3
The Contractor shall establish a stop-loss limit amount that is in compliance with the limits specified in 42 CFR 422.208(f). The limit shall be activated when the expense of providing Covered Services to an Enrollee, including all outpatient and inpatient expenses, reaches this sum. The Contractor shall have mechanisms in place to identify the stop loss once it is reached for an Enrollee, and shall establish monthly reports to inform PMGs of Enrollees who have reached the stop-loss limit. The Contractor shall assume all losses exceeding the limit.

23.3.4
The Contractor’s stop-loss responsibility shall not be transferred to a PMG unless the PMG and the Contractor expressly agree in writing to the PMG’s assuming this risk and the associated risk distribution arrangement has been previously approved in writing by ASES.

23.4	Third Party Liability and Cost Avoidance

23.4.1	General Provisions

23.4.1.1
The GHP shall be the payer of last resort for all Covered Services rendered on behalf of Medicaid and CHIP Enrollees in accordance with Federal regulations at 42 CFR 433 Subpart D; ASES will enforce this rule with respect to all GHP Enrollees.

23.4.1.2
The Contractor shall exercise full assignment rights as applicable and shall be responsible for making every reasonable effort to determine the legal liability of Third Parties to pay for services rendered to Enrollees under this Contract and to cost avoid or recover any such liability from the Third Party. “Third Party,” for purposes of this Section, shall mean any person or entity that is or may be liable to pay for the care and services rendered to a GHP Enrollee. Examples of a Third Party include, but are not limited to, an Enrollee’s health insurer, casualty insurer, a managed care organization, and Medicare.

23.4.1.3
The Contractor, and by extension its Providers and Subcontractors, hereby agree to utilize for Claims Cost Avoidance purposes, within thirty (30) Calendar Days of learning of such sources, other available public or private sources of payment for services rendered to Enrollees in the Contractor’s Plan. If Third Party Liability (TPL) exists for part or all of the services provided directly by the Contractor to an Enrollee, the Contractor shall make reasonable efforts to recover from TPL sources the value of services rendered. If TPL exists for part or all of the services provided to an Enrollee by a Subcontractor or a Provider, and the Third Party will make payment within a reasonable time, the Contractor may pay the Subcontractor or Provider only the amount, if any, by which the Subcontractor’s or Provider’s allowable Claim exceeds the amount of TPL.

23.4.1.4
The Contractor shall deny payment on a Claim that has been denied by a Third Party payer when the reason for denial is the Provider’s failure to follow prescribed procedures, including, but not limited to, failure to obtain Prior Authorization, failure to file Claims timely, etc.

23.4.1.5	The Contractor shall, within five (5) Business Days of issuing a denial of any Claim based on TPL, provide TPL Data to the Provider.

23.4.1.6
The Contractor shall treat funds recovered from Third Parties as offsets to Claims payments. The Contractor shall report all Cost Avoidance values to ASES in accordance with Federal guidelines and as provided for in this Section.

23.4.1.7	The Contractor shall post all Third Party payments or recoveries to Claim-level detail by Enrollee.

23.4.1.8
If the Contractor operates or administers a non-GHP program or other lines of business, the Contractor shall access the resources of those entities to assist ASES with the identification of Enrollees with access to other insurance or sources of payment.

23.4.1.9
The Contractor shall audit and review its Providers’ Claims, using monthly the reports submitted pursuant to Section 16.7 of this Contract or other pertinent Data, to ensure that Providers are not receiving duplicate payment for services billable to Third Parties. The Contractor shall report to ASES on a quarterly basis its findings regarding Claims, invoices, or duplicate or inappropriate payments. According to the timeframe specified in Attachment 12 to this Contract, the Contractor shall submit to ASES for its review and prior written approval a plan for such routine audits.

23.4.1.10
The Contractor shall demonstrate, upon request, to ASES that reasonable effort has been made to seek, including through collaboration with Providers, to collect and report Third Party recoveries. ASES shall have the sole responsibility for determining whether or not reasonable efforts have been demonstrated. Said determination shall take into account reasonable industry standards and practices.

23.4.1.11
The Contractor shall comply with 42 CFR 433 Subpart D – Third Party Liability and 42 CFR 447.20 Provider Restrictions: State Plan Requirements, and work cooperatively with ASES to assure compliance with the requirements therein, as it relates to the Medicaid and CHIP populations served by the Contractor’s plan and its Third Party Liability and Cost Avoidance responsibilities.

23.4.2
Legal Causes of Action for Damages. ASES or its designee will have the sole and exclusive right to pursue and collect payments made by the Contractor when a legal cause of action for damages is instituted on behalf of a GHP Enrollee against a Third Party, or when ASES receives notices that legal counsel has been retained by or on behalf of any Enrollee. The Contractor shall cooperate with ASES in all collection efforts, and shall also direct its Providers to cooperate with ASES in these efforts.

23.4.3
Estate Recoveries. ASES (or another agency of the Government) will have the sole and exclusive right to pursue and recover correctly paid benefits from the estate of a deceased Enrollee who was Medicaid Eligible in accordance with Federal and Puerto Rico law. Such recoveries will be retained by ASES.

23.4.4	Subrogation

23.4.4.1
Third Party resources shall include subrogation recoveries. The Contractor shall be required to seek subrogation amounts regardless of the amount believed to be available as required by Federal Medicaid guidelines and Puerto Rico law.

23.4.4.2
The amount of any subrogation recoveries collected by the Contractor outside of the Claims processing system shall be treated by the Contractor as offsets to medical expenses for the purposes of reporting.

23.4.4.3
The Contractor shall conduct diagnosis and trauma code editing to identify potential subrogation Claims. This editing should, at minimum, identify Claims with a diagnosis of 900.00 through 999.99 (excluding 994.6) or Claims submitted with an accident trauma indicator of ‘Y.’

23.4.5	Cost Avoidance

23.4.5.1
When the Contractor is aware of health or casualty insurance coverage before paying for a Covered Service, the Contractor shall avoid payment by promptly (within fifteen (15) Business Days of receipt) rejecting the Provider’s Claim and directing that the Claim be submitted first to the appropriate Third Party.

23.4.5.2
Exceptions to the Cost Avoidance Rule. In the following situations, the Contractor shall first pay its Providers and then coordinate with the liable Third Party, unless prior approval to take other action is obtained from ASES:

23.4.5.2.1	The coverage is derived from a parent whose obligation to pay support is being enforced by a government agency.

23.4.5.2.2	The Claim is for maternal and prenatal services to a pregnant woman or for EPSDT services that are covered by the Medicaid program.

23.4.5.2.3	The Claim is for labor, delivery, and post-partum care and does not involve hospital costs associated with an inpatient stay.

23.4.5.2.4	The Claim is for a child who is in the custody of ADFAN.

23.4.5.2.5	The Claim involves coverage or services mentioned in this Section in combination with another service.

23.4.5.3
If the Contractor knows that the Third Party will neither pay for nor provide the Covered Service, and the service is Medically Necessary, the Contractor shall neither deny payment for the service nor require a written denial from the Third Party.

23.4.5.4
If the Contractor does not know whether a particular service is covered by the Third Party, and the service is Medically Necessary, the Contractor shall promptly (within ten (10) Business Days of receipt of the Claim) contact the Third Party and determine whether or not such service is covered rather than requiring the Enrollee to do so. Further, the Contractor shall require the Provider to bill the Third Party if coverage is available.

23.4.6	Sharing of TPL Information by ASES

23.4.6.1
By the fifth (5th) Calendar Day after the close of the month during which ASES learns of such information, ASES will provide the Contractor with a list of all known health insurance information on Enrollees for the purpose of updating the Contractor’s files.

23.4.6.2
Additionally, by the fifteenth (15th) Calendar Day after the close of the calendar quarter, ASES will provide to the Contractor a copy of a report containing all of the health insurers licensed by Puerto Rico as of the close of the previous quarter, and any other related information that is needed to file TPL Claims.

23.4.7	Sharing of TPL Information by the Contractor

23.4.7.1
The Contractor shall submit a monthly report to ASES (following ASES file content, format and transmission specifications) by the fifth (5th) Calendar Day after the close of the month during which the Contractor learns that an Enrollee has new health insurance coverage, or casualty insurance coverage, or of any change in an Enrollee’s health insurance coverage. The Contractor shall impose a corresponding requirement on its Providers to notify the Contractor of any newly discovered coverage.

23.4.7.2
When the Contractor becomes aware that an Enrollee has retained counsel, who either may institute or has instituted a legal cause of action for damages against a Third Party, the Contractor shall notify ASES in writing, including the Enrollee’s name and GHP Enrollee identification number, the date of the accident/incident, the nature of the injury, the name and address of the Enrollee’s legal representative, copies of the pleadings, and any other documents related to the action in the Contractor’s possession or control. This shall include, but not be limited to, the name of the Provider, the Enrollee’s diagnosis, the Covered Service provided to the Enrollee, and the amount paid to the Provider for each service.

23.4.7.3
The Contractor shall notify ASES within thirty (30) Calendar Days of the date it becomes aware of the death of one of its Medicaid Eligible Enrollees age fifty-five (55) or older, giving the Enrollee’s full name, Social Security number, and date of death. ASES will then determine whether it can recover correctly paid Medicaid benefits from the Enrollee’s estate.

23.4.7.4	The Contractor agrees to share with ASES instances of Enrollee non-cooperation with the Contractor’s and with Network Providers’ efforts to determine sources of Third Party Liability.

23.4.7.5	The Contractor agrees to cooperate with ASES in its oversight and monitoring reviews of all Third Party Liability activities.

23.4.8
Historic Cost Avoidance due to the existence of liable Third Parties is embedded in the cost of health services delivery and is reflected in the rates upon which ASES will base PMPM Payments to the Contractor. The PMPM Payment does not include any reductions due to tort recoveries.

23.5	GHP as Secondary Payer to Medicare

23.5.1
In general, as provided in Section 7.12, except for services offered by Medicare Platino plans which operate independently of this Contract, the GHP does not duplicate coverage provided by Medicare to Dual Eligible Beneficiaries and the Contractor shall not be a secondary payer for services for which Medicare is liable.

23.5.1.1
However, in a situation in which a Covered Service is covered in whole or part by both Medicare and GHP (for example, hospitalization services for a Dual Eligible Beneficiary who is enrolled in Medicare Part A only and whose hospitalization costs exceed the Medicare limit, per Section 7.12. of this Contract), the Contractor shall determine liability as a secondary payer as follows:

23.5.1.1.1
If the total amount of Medicare’s established liability for the services (Medicare paid amount) is equal to or greater than the negotiated contract rate between the Contractor and the Provider for the services, minus any GHP cost-sharing requirements, then the Provider is not entitled to, and the Contractor shall not pay, any additional amounts for the services.

23.5.1.1.2
If the total amount of Medicare’s established liability (Medicare paid amount) is less than the negotiated contract rate between the Contractor and the Provider for the services, minus any GHP cost-sharing requirements, the Provider is entitled to, and the Contractor shall pay, the lesser of:

23.5.1.1.2.1	The Medicaid cost-sharing (Deductibles and coinsurance) payment amount for which the Dual Eligible Beneficiary is responsible under Medicare, and

23.5.1.1.2.2
An amount which represents the difference between (1) the negotiated contract rate between the Contractor and the Provider for the service minus any GHP cost-sharing requirements, and (2) the established Medicare liability for the services.

23.5.2
Enrollment Exclusions and Contractor Liability for the Cost of Care. Any Dual Eligible Beneficiary who is already enrolled in a Medicare Platino Plan may not be enrolled by the Contractor. However, if the Contractor operates its own Medicare Platino plan, the Contractor may enroll a Dual Eligible Beneficiary in the Platino plan, which furnishes GHP Benefits, per separate contract with ASES.

23.5.3	Protections for Medicaid Enrollees

23.5.3.1	The Contractor shall neither impose, nor allow Providers to impose, any cost-sharing charges of any kind upon Medicaid Eligibles enrolled in GHP, other than as authorized in this Contract.

23.5.3.2
Unless otherwise permitted by Federal or Puerto Rico law, Covered Services may not be denied to a Medicaid Enrollee because of a Third Party’s potential liability to pay for the services, and the Contractor shall ensure that its Cost Avoidance efforts do not prevent Enrollees from receiving Medically Necessary Services.

23.6	Physician Incentive Plans

23.6.1
Any Physician Incentive Plans established by the Contractor shall comply with Federal and Puerto Rico regulations, including 42 CFR 422.208 and 422.210, and 42 CFR 438.3(i), and with the requirements in Section 10.7 of this Contract.

23.6.2
The Contractor shall obtain prior written approval from ASES before implementing any Physician Incentive Plan arrangements, as provided in Section 10.7, and shall provide information about such arrangements to Enrollees upon request, as required in Section 6.4.5 of the Contract. Such disclosure shall include:

23.6.2.1	Whether services not furnished by the Provider or PMG are covered by the incentive plan;

23.6.2.2	The type of incentive arrangement;

23.6.2.3	The percentage of Withhold or bonus;

23.6.2.4	The panel size and if patients are pooled, the method used; and

23.6.2.5	If the Provider or PMG is at substantial financial risk proof that the Provider or PMG has adequate stop loss coverage, including amount and type of stop loss.

23.6.3
Annually, the Contractor shall report the information specified by the regulations to ASES in order that ASES can adequately monitor the Contractor’s plan, under the criteria set forth in 42 CFR 422.208 and 422.210.

23.6.4
Such Physician Incentive Plans may not provide for payment, either directly or indirectly, to a Provider or PMG as an inducement to reduce or limit Medically Necessary Services furnished to an Enrollee.

23.7	Financial Reporting Requirements

23.7.1	The Contractor shall submit to ASES all of the reports as indicated in Section 18.1.

23.7.2
Failure to submit the reports within the established timeframes, or failure to submit complete, accurate reports, may result in the imposition of liquidated damages and/or fines as outlined in Article 20 of this Contract.

23.7.3
The Contractor, at its sole expense, shall submit by May 15 (or a later date if approved by ASES) of each year a “Report on Controls Placed in Operation and Tests of Operating Effectiveness,” meeting all standards and requirements of the SSAE 18 for the Contractor’s operations performed for ASES under the GHP Contract.

23.7.3.1
The audit shall be conducted by an independent auditing firm, with prior audit experience using AICPA “Statements on Auditing Standards”.  The auditor shall meet all AICPA standards for independence. The selection of, and contract with the independent auditor shall be subject to the prior written approval of ASES. ASES reserves the right to, at the Contractor’s expense; designate other auditors or reviewers to examine the Contractor’s operations and records for monitoring and/or stewardship purposes.

23.7.3.2
The Contractor will deliver to ASES, along with the Report on Controls Placed in Operation and Tests of Operating Effectiveness, the findings and recommendations of the independent audit firm encountered in the preparation of such a report.  The audit shall be conducted and the report shall be prepared in accordance with generally accepted auditing standards for such audits as defined in the publications of the AICPA, entitled “Statements on Auditing Standards” (SAS). In particular, SSAE 18 is to be used.

23.7.3.3
The Contractor shall respond to the audit findings and recommendations within thirty (30) Calendar Days of receipt of the final audit report. Also the Contractor must submit a Corrective Action Plan to ASES which will be subject to ASES’ prior review and written approval within twenty (20) Calendars Days of the notification of the audit. The Contractor must implement the Corrective Action Plan, as a maximum, within fifteen (15) Calendar Days of its approval by ASES. The entity should request an extension by formal written request addressed to the Office of Compliance of ASES who will evaluate the request and provide the specific timeframe for the extension.

23.7.4	The Contractor shall submit to ASES a “Disclosure of Information on Annual Business Transactions.” This report shall include:

23.7.4.1	Definition of A Party in Interest. As defined in Section 1318(b) of the Public Health Service Act, a party in interest is:

23.7.4.1.1
(i) Any director, officer, partner, or employee responsible for management or administration of the Contractor; (ii) any person or legal entity that is directly or indirectly the beneficial owner of more than five percent (5%) of the equity of the Contractor; (iii) any person or legal entity that is the beneficial owner of a mortgage, deed of trust, note, or other interest secured by, and valuing more than five percent (5%) of the Contractor; or, (iv) in the case of a Contractor organized as a nonprofit corporation, an incorporator or enrollee of such corporation under applicable Puerto Rico corporation law;

23.7.4.1.2
Any organization in which a person or a legal entity described in Section 23.7.4.1.1 is director, officer or partner; has directly or indirectly a beneficial interest of more than five percent (5%) of the equity of the Contractor; or has a mortgage, deed of trust, note, or other interest valuing more than five percent (5%) of the assets of the Contractor;

23.7.4.1.3	Any person directly or indirectly controlling, controlled by, or under common control with the Contractor; or

23.7.4.1.4	Any spouse, child, or parent of an individual described in Sections 23.7.4.1.1-23.7.4.1.3.

23.7.4.2	Types of Transactions Which Must Be Disclosed. Business transactions which must be disclosed include:

23.7.4.2.1	Any sale, exchange or lease of any property between the Contractor and a party in interest;

23.7.4.2.2	Any lending of money or other extension of credit between the Contractor and a party in interest; and

23.7.4.2.3
Any furnishing for consideration of goods, services (including management services) or facilities between the Contractor and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment.

23.7.4.3	The information which must be disclosed in the transactions listed in this Section 23.7.4 between the Contractor and a party of interest includes:

23.7.4.3.1	The name of the party in interest for each transaction;

23.7.4.3.2	A description of each transaction and the quantity or units involved;

23.7.4.3.3	The accrued dollar value of each transaction during the fiscal year; and

23.7.4.3.4	Justification of the reasonableness of each transaction.

23.7.4.4
As per 42 CFR 455.105 the Contractor, within thirty-five (35) Calendar Days of the date of request by the HHS Secretary, ASES or the Puerto Rico Medicaid agency, and on an annual basis to ASES and the Puerto Rico Medicaid agency, shall report full and complete information about:

23.7.4.4.1	The ownership of any subcontractor with whom the provider has had business transactions totaling more than $25,000 during the twelve (12) month period ending on the day of the request; and

23.7.4.4.2
Any significant business transactions between the provider and any wholly owned supplier, or between the provider and any subcontractor, during the five (5) year period ending on the date of the request.

23.7.4.5
Disclosures of Information on Annual Business Transactions or other reports of transactions between the Contractor and parties in interest provided to ASES or other agencies must be made available to Enrollees upon reasonable request.

ARTICLE 24	PAYMENT OF TAXES

24.1	The Contractor certifies and guarantees that at the time of execution of this Contract:

24.1.1	It is an entity duly authorized to conduct business in Puerto Rico and has filed income tax returns for the previous five (5) years;

24.1.2	It complied with and paid unemployment insurance tax, disability insurance tax (Law 139), social security for drivers (“seguro social choferil”), if applicable;

24.1.3	It filed State Department reports for the five (5) previous years; and

24.1.4	It does not owe any kind of taxes to Puerto Rico.

24.2
The Contractor will forthwith pay all taxes lawfully imposed upon it with respect to this Contract or any product delivered in accordance herewith. ASES makes no representation whatsoever as to the liability or exemption from liability of Contractor to any tax imposed by any governmental entity.

24.3
Notwithstanding the above, if, as a result of the enactment of any Federal, state, local or municipal legal provision, administrative regulation, or government directive, the Contractor is burdened with a requirement to pay a fee, tax, imposition, levy, or duty with regards to any of the proceeds of this Contract, including but not limited to the imposition of any fees pertaining to the existence of any government contracts, or any sales and use tax (IVU, for its Spanish acronym), ASES will evaluate, in good faith, an adjustment to the PMPM Payment under this Contract, among other possible alternatives.

ARTICLE 25	RELATIONSHIP OF PARTIES

25.1
Neither Party is an Agent, employee, or servant of the other. It is expressly agreed that the Contractor and any Subcontractors and Agents, officers, and employees of the Contractor or any Subcontractor in the performance of this Contract shall act as independent contractors and not as officers or employees of ASES. The Parties acknowledge, and agree, that the Contractor, its Agent, employees, and servants shall in no way hold themselves out as Agent, employees, or servants of ASES. It is further expressly agreed that this Contract shall not be construed as a partnership or joint venture between the Contractor or any Subcontractor and ASES.

ARTICLE 26	INSPECTION OF WORK

26.1
ASES, the Puerto Rico Medicaid Program, other agencies of the Government, the US Department of Health and Human Services, the General Accounting Office, the US Comptroller General, the Comptroller General of Puerto Rico, if applicable, or their Authorized Representatives, shall have the right to enter into the premises of the Contractor or all Subcontractors, or such other places where duties under this Contract are being performed for ASES, to inspect, monitor or otherwise evaluate the services or any work performed pursuant to this Contract. All inspections and evaluations of work being performed shall be conducted with prior notice and during normal business hours. All inspections and evaluations shall be performed in such a manner that will not unduly delay work.

ARTICLE 27	GOVERNMENT PROPERTY

27.1
The Contractor agrees that any papers, materials and other documents that are produced or that result, directly or indirectly, from, under or in connection with the Contractor’s provision of the services under this Contract shall be the property of ASES upon creation of such documents, for whatever use that ASES deems appropriate, and the Contractor further agrees to prepare any and all documents, including the Deliverables listed in Attachment 12 to this Contract, or to take any additional actions that may be necessary in the future to effectuate this provision fully. In particular, if the work product or services include the taking of photographs or videotapes of individuals, the Contractor shall obtain the consent from such individuals authorizing the use by ASES of such photographs, videotapes, and names in conjunction with such use. The Contractor shall also obtain necessary releases from such individuals, releasing ASES from any and all claims or demands arising from such use.

27.2
The Contractor shall be responsible for the proper custody and care of any ASES-owned property furnished for the Contractor’s use in connection with the performance of this Contract. The Contractor will reimburse ASES for its loss or damage, normal wear and tear excepted, while such property is in the Contractor’s custody or use.

ARTICLE 28	OWNERSHIP AND USE OF DATA AND SOFTWARE

28.1	Ownership and Use of Data

28.1.1
All Information created from Data, documents, messages (verbal or electronic), reports, or meetings involving or arising out of or in connection with this Contract is owned by ASES (the information will be hereinafter referred to as “ASES Data and Information”). The Contractor shall make all Data and Information available to ASES, which will also provide the Data to CMS or other pertinent government agencies and authorities upon request. The Contractor is expressly prohibited from sharing, distributing, disseminating, or publishing ASES Data and Information without the express prior written consent of ASES. In the event of a dispute regarding what is or is not ASES Data and Information, ASES’s decision on this matter shall be final and not subject to appeal.

28.1.2
ASES acknowledges that before executing this Contract and in contemplation of the same, the Contractor has developed and designed certain programs and systems such as standard operating procedures, programs, business plans, policies and procedures, which ASES acknowledges are the exclusive property of the Contractor. Nevertheless, in case of default by the Contractor, ASES is hereby authorized to use to the extent allowable by any applicable commercial software and hardware licensing that exists at that moment or with which agreement can be reached at that moment with the vendor to modify such licensing to permit its use by ASES, at no cost to ASES, such properties for a period of one hundred and twenty (120) Calendar Days to effect an orderly transition to any new Contractor or service provider. In any cases where the use of such systems from an operational perspective would also impact other lines of the Contractor’s business or where licensing restrictions cannot be remedied, the Contractor shall operate such systems on behalf of ASES. Such operation by the Contractor on behalf of ASES can occur at ASES’ discretion under the full supervision of their employees or appointed third party personnel. Under such a scenario, ASES’ access to Data will be restricted through the most efficient means possible to the Contractor’s Data segment. If the Contractor fails to operate such systems on ASES’ behalf in a timely manner per normal previous operating schedule, ASES may claim ownership of such systems and operate them for its own purposes.

28.1.3	The Contractor shall not deny access to ASES’s Data under any case or circumstances, nor retain ASES’s Data while controversies between ASES and the Contractor are resolved and finally adjudicated

28.2	Responsibility for Information Technology Investments

28.2.1
The Parties understand and agree that the cost of any newly acquired or developed software programs or upgrades or enhancements to existing software programs, hardware, or other related information technology equipment or infrastructure component, made in order to comply with the requirements of this Contract shall be borne in its entirety by the Contractor.

ARTICLE 29	CRIMINAL BACKGROUND CHECKS

29.1
ASES is prohibited by law from entering into contracts with any person or entity that has been, or whose affiliated subsidiary companies, or any of its shareholders, partners, officers, principals, managing employees, subsidiaries, parent companies, officers, directors, board members, or ruling bodies have been, under investigation for, accused of, convicted of, or sentenced to imprisonment, in Puerto Rico, the other USA jurisdictions, or any other jurisdiction, for any crime involving corruption, fraud, embezzlement, or unlawful appropriation of public funds, pursuant to Act 458, as amended, and Act 84 of 2002.

29.2
Before the Effective Date of this Contract, and in order for the Contract to take effect, the Contractor shall provide to ASES a certification that neither the Contractor nor the affiliated persons/entities listed in Section 29.1 falls under the prohibition stated in Section 29.1. In addition, the Contractor shall provide to ASES a certification as to whether, to the best of its knowledge after inquiry, any Network Provider, or any shareholder, partner, officer, principal, managing employee, subsidiary, parent company, officer, director, board member, or ruling body of a Network Provider, falls under the prohibition stated in Section 29.1.

29.3
ASES may terminate this Contract if ASES determines that the Contractor, or any of the natural persons listed in Section 29.1, falls within the prohibition stated in Section 29.1, or failed to provide an accurate certification as required in Section 29.2. In addition, the Contractor shall terminate a Provider Contract if it determines that a Provider, or any of the natural persons listed in Section 29.1, falls within the prohibition stated in Section 29.1.

29.4
During the Contract Term, the Contractor shall promptly (within twenty (20) Business Days of the date it receives the information) report any significant fact or event related to the rule stated in this Article.

29.5
In cases in which none of the events listed in Section 29.1 has occurred, but statements or admissions of crimes have been made by or against the Contractor or one of its shareholders, partners, officers, principals, subsidiaries, or parent companies, ASES shall provide all pertinent information about the matter, within twenty (20) Business Days from the date it receives the information, to the Secretary of Justice of Puerto Rico, who will make the pertinent findings and recommendations concerning the Contract.

29.6
In addition, as provided in 42 CFR 455.106(c), ASES may refuse to enter into or renew an agreement with any entity if any person who has an ownership or control interest in the entity, or is an Agent or managing employee of the entity, has ever been convicted of a criminal offense related to the person’s involvement in any program established under Medicare, Medicaid, or the Title XX services programs. Before the Effective Date of this Contract, pursuant to 42 CFR 455.106(a), the Contractor shall disclose to ASES the identity of any person who has ever been convicted of a criminal offense related to the Medicare, Medicaid, or Title XX services programs. The Contractor shall collect the same information on criminal conviction for Providers during the Credentialing process, as provided in Section 9.2.3 and shall, immediately upon receipt of such information relating to a Provider, disclose the information to ASES. ASES will notify the HHS Inspector General of any disclosures related to criminal convictions within twenty (20) Business Days from the date that ASES receives the information, as required by 42 CFR 455.106.

ARTICLE 30	SUBCONTRACTS

30.1	Use of Subcontractors

30.1.1
In carrying out the terms of this Contract, the Contractor, with the prior written approval of ASES, may enter into written Subcontract(s) with other entities for the provision of administrative services or a combination of Covered Services and administrative services, under terms and conditions acceptable to ASES in its sole discretion.

30.1.2
The Contractor shall assume sole responsibility for all functions performed by a Subcontractor(s), as well as any payments to a Subcontractor(s) for services related to this Contract. In the event that a Subcontractor is incapable of performing the service contracted for by the Contractor, the Contractor shall (i) notify ASES within two (2) Business Days and (ii) assume responsibility for providing the services that the Subcontractor is incapable of performing. The Contractor shall remain obligated to provide any services that the Subcontractor is incapable of performing.

30.1.3	If the Contractor becomes aware of a Subcontractor’s failure to comply with this Contract, the Contractor shall correct the failure within thirty (30) Calendar Days of becoming aware of the failure.

30.1.4
All Subcontracts between the Contractor and Subcontractors must be in writing, must comply with all applicable Medicaid laws and regulations, including subregulatory guidance and provisions set forth in this Contract, as applicable, and must specify the activities and responsibilities delegated to the Subcontractor containing terms and conditions consistent with this Contract and 42 CFR 438.230(c). The Subcontracts must also include provisions for revoking delegation or imposing other sanctions if the Subcontractor’s performance is inadequate. The Contractor and the Subcontractors must also make reference to a business associates agreement between the Parties.

30.1.5
All Subcontracts between the Contractor and Subcontractors must ensure that the Contractor evaluates the prospective Subcontractor’s ability to perform the activities to be delegated; monitors the Subcontractor’s performance on an ongoing basis and subjects it to formal review according to a periodic schedule established by ASES and consistent with industry standards or Puerto Rico laws and regulations; and identifies deficiencies or areas for improvement, ensuring that corrective action is taken as appropriate or required. The Contractor must provide to ASES, on behalf of the Subcontractor, any and all materials required under Puerto Rico law to enter into a contract with the Government of Puerto Rico, in accordance with Puerto Rico Department of Treasury Circular Letter Number 1300-16-16.

30.1.6
The Contractor shall not Subcontract or permit anyone other than Contractor personnel to perform any of the work, services, or other performances required of the Contractor under this Contract relating to functions associated with the provision of Benefits to Enrollees or assign any of its rights or obligations hereunder, without the prior written consent of ASES. Prior to hiring or entering into a Subcontract with any Subcontractor, any and all Subcontractors shall be previously approved in writing by ASES. ASES reserves the right to review all Subcontract agreements at any time during the Contract Term. Upon request from ASES, the Contractor shall provide in writing the names of all proposed or actual Subcontractors.

30.1.7
The Contractor shall not engage nor contract with a person or entity that is debarred or suspended or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation (FAR) or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order No. 12549, or a person or entity that is an Affiliate, as defined in FAR, of a such a person or entity (see 42 CFR 438.610).

30.1.8
ASES shall have the right to review all financial or business transactions between the Contractor and a Subcontractor at any time upon request. ASES, CMS, or Office of Inspector General may inspect, evaluate and audit the Subcontractor at any time if ASES, CMS or Office of Inspector General determines there is a reasonable possibility of fraud or similar risk. ASES shall also retain the right to review all criminal background checks for all employees of the Subcontractor, as referenced in Article 29, as well as any past exclusion from Federal programs.

30.1.9
The Contractor shall provide ASES Immediate notice by certified mail, of any action or suit filed and of any claim made against the Contractor by the Subcontractor or against a Subcontractor(s) that, in the opinion of the Contractor, may result in litigation related in any way to this Contract. The Contractor shall provide notification in writing as to how this action or suit may affect the overall provision of services to Enrollees and the Contractor’s plan to mitigate such affect.

30.1.10
When a Subcontract related to the provision of Covered Services or that includes Claims processing services is being terminated other than for cause, the Contractor shall give at least one hundred twenty (120) Calendar Days prior written notice of the termination to ASES. If the termination is for cause, the Contractor shall Immediately notify ASES.

30.1.11
The Contractor shall give ASES Immediate notice in writing by registered mail or certified mail of any action or suit filed by any Subcontractor and prompt notice of any claim made against the Contractor by any Subcontractor or vendor that, in the opinion of Contractor, may result in litigation related in any way to this Contract.

30.1.12
Pursuant to the requirements of 42 CFR 438.230(c)(3)(i) and 42 CFR 438.3(k), ASES, CMS, the Office of Inspector General, the Comptroller General, and their respective designees shall have the right at any time to inspect, evaluate, and audit any books, records, contractors, computer or other electronic systems of the Subcontractor, or of the Subcontractor’s contractor, that pertain to any aspect of services and activities performed or determination of amounts payable under this Agreement.

30.1.13
All Subcontractors must fulfill the requirements of 42 CFR 438.3, 438.6 and 438.230 as appropriate. Subcontractors shall also retain, as applicable, Enrollee grievance and appeal records as per 42 CFR 438.416, base data for setting actuarially sound capitation rates as per 42 CFR 438.5(c), Medical Loss Ratio reports as per 42 CFR 438.8(k), and the data, information and documentation specified in 42 CFR 438.604, 438.606, 438.608, and 438.610 for a period of no less than ten (10) years, as set forth in Section 33.1.1.

30.1.14	All Subcontracts entered into by the Contractor must comply with the applicable 42 CFR part 438 requirements that pertain to the service or activity performed by the Subcontractor.

30.2	Cost or Pricing by Subcontractors

30.2.1
The Contractor shall submit to ASES, and shall require any Subcontractors hereunder to submit to ASES, cost or pricing Data for any Subcontract to this Contract prior to award. The Contractor shall also certify that the information submitted by the Subcontractor is, to the best of the Contractor’s knowledge and belief, accurate, complete and current as of the date of agreement, or the date of the negotiated price of the Subcontract or amendment to the Contract. The Contractor shall insert the substance of this Section in each Subcontract hereunder.

30.2.2
If ASES determines that any price, including profit or fee negotiated in connection with this Contract, or any cost reimbursable under this Contract was increased by any significant sum because of the inaccurate cost or pricing Data, then such price and cost shall be reduced accordingly and this Contract and the Subcontract shall be modified in writing to reflect such reduction.

ARTICLE 31	REQUIREMENT OF INSURANCE LICENSE

31.1
In order for this Contract to take effect, the Contractor must be licensed to underwrite health insurance by the Puerto Rico Insurance Commissioner. The Contractor must submit a copy of its insurance license according to the timeframe specified in Attachment 12 to this Contract.

31.2	The Contractor shall renew the license as required, and shall submit evidence of the renewal to ASES within thirty (30) Calendar Days of the expiration date of the license.

ARTICLE 32	CERTIFICATIONS

32.1
The Contractor shall provide to ASES within fifteen (15) Calendar Days of the Effective Date of this Contract, and thereafter by January 10 of each calendar year during the Contract Term, the certifications and other documents set forth below, according to the timeframe specified below. If any certification, document, acknowledgment, or other representation or assurance on the Contractor’s part under this Article, or elsewhere in this Contract, is determined to be false or misleading, ASES shall have cause for termination of this Contract or to withhold the amount of any existing debt owed to the Government of Puerto Rico in order to make a payment on behalf of the Contractor. In the event that the Contract is terminated based upon this Article, the Contractor shall reimburse ASES all sums of monies received under the Contract; provided, however, that the amount reimbursed shall not exceed the amount of outstanding debt, less any payments made by the Contractor in satisfaction of such debt.

32.2	The Contractor shall submit the following certifications:

32.2.1	Certification issued by the Treasury Department of Puerto Rico (Model SC-2888) with evidence that that the Contractor has filed income tax returns in the past five (5) years or has non-profit status;

32.2.2
Certification from the Treasury Department of Puerto Rico that Contractor has no outstanding debt with the Department or, if such a debt exists, it is subject to a payment plan or pending administrative review under applicable law or regulation (Model SC-3537);

32.2.3
Certification from the Center for the Collection of Municipal Revenues certifying that there is no outstanding debt or, if a debt exists, that such debt is subject to payment plan or pending administrative review under applicable law or regulations;

32.2.4	Certification from the Department of Labor and Human Resources certifying compliance with unemployment insurance, temporary disability insurance and/or chauffeur’s social security, if applicable;

32.2.5	Evidence of Incorporation and of Good Standing issued by the Department of State of Puerto Rico;

32.2.6	Certification of current municipal license tax (“Patentes Municipales”), if applicable;

32.2.7	Certification issued by the Minor Children Support Administration (“ASUME”, by its Spanish acronym) of no outstanding alimony or child support debts, if applicable;

32.2.8
A sworn statement certifying that it has no debt with the Government, or with any State agencies, corporations or instrumentalities that provide or are related to the provision of health services; or that such debt is subject to a payment plan with which the Contractor is in compliance, a work plan to reconcile amounts in controversy with which the Contractor is in compliance, or pending administrative review under applicable law or regulations; and

32.2.9
Certification from the Puerto Rico Administration of Medical Services (“ASEM”, its Spanish acronym) certifying that there is no outstanding debt or, if a debt exists, that such debt is subject to a payment plan with which the Contractor is in compliance, a work plan to reconcile amounts in controversy with which the Contractor is in compliance, or pending administrative review under applicable law or regulations.

32.3	The Contractor shall, in addition, provide the following documents:

32.3.1	A list of all contracts the Contractor has with government agencies, public corporations or municipalities, including those contracts in the process of being executed;

32.3.2	A letter indicating if any of its directors serves as member of any governmental board of directors or commission;

32.3.3	A certificate of the Corporate Resolution, or appropriate resolution, authorizing the person signing this Contract to appear on behalf of the Contractor;

32.3.4	Evidence of compliance with the Compensation System for Work-Related Accidents Act (“Fondo del Seguro del Estado de Puerto Rico”); and

32.3.5	A copy of the Insurance Coverage Certificate as required in Article 37.

32.4
If the Contractor fails to meet the obligations of Sections 32.2 and 32.3 within the required timeframe, ASES shall cease payment to the Contractor until the documents have been delivered to the ASES’s satisfaction, or adequate evidence is provided to ASES that reasonable efforts have been made to obtain the documents.

ARTICLE 33	RECORDS REQUIREMENTS

33.1	General Provisions

33.1.1
The Contractor and its Subcontractors, if any, shall preserve and make available all of its records pertaining to the performance under this Contract for inspection or audit, as provided below, throughout the Contract Term, for a period of ten (10) years from the date of final payment under this Contract, and for such period, if any, as is required by applicable statute or by any other section of this Contract. If the Contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for period of ten (10) years from the Termination Date of the Contract or of any resulting final settlement. The Contractor is responsible to preserve all records pertaining to its performance under this Contract, and to have them available and accessible in a timely manner, and in a reasonable format that assures their integrity. Records that relate to Appeals, litigation, or the settlements of Claims arising out of the performance of this Contract, or costs and expenses of any such agreements as to which exception has been taken by the Contractor or any of its duly Authorized Representatives, shall be retained by Contractor until such Appeals, litigation, Claims or exceptions have been disposed of.

33.2	Records Retention and Audit Requirements

33.2.1
Since funds from the Puerto Rico Plans under Title XIX and Title XXI of the Social Security Act Medical Assistance Programs (Medicaid and CHIP) are used to finance this project in part, the Contractor shall agree to comply with the requirements and conditions of the Centers for Medicare and Medicaid Services (CMS), the US Comptroller General, the Comptroller of Puerto Rico and ASES, as to the maintenance of records related to this Contract.

33.2.2
Puerto Rico and Federal standards for audits of ASES Agents, contractors, and programs are applicable to this section and are incorporated by reference into this Contract as though fully set out herein.

33.2.3
Pursuant to the requirements of 42 CFR 434.6(a)(5) and 42 CFR 434.38, ASES, CMS, the Office of Inspector General, the Comptroller General, the Medicaid Fraud Control Unit, and their respective designees shall have the right at any time to inspect, evaluate, and audit any pertinent records or documents of the Contractor and Subcontractors, and may inspect the premises, physical facilities, equipment, computers or other electronic systems where activities or work related to the GHP program is conducted. The right to audit exists for ten (10) years from the final date of the contract period or from the date of completion of any audit, whichever is later. Any records requested hereunder shall be produced Immediately for on-site review or sent to the requesting authority by mail within fourteen (14) Calendar Days following a request. All records shall be provided at the sole cost and expense of the Contractor. ASES shall have unlimited rights to use, disclose, and duplicate all Information and Data in any way relating to this Contract in accordance with applicable Puerto Rico and Federal laws and regulations.

33.2.4	In certain circumstances, as follows, the authorities listed in Section 33.2.3 shall have the right to inspect and audit records in a timeframe that exceeds the timeframe set forth in Section 33.1.1.

33.2.4.1
ASES determines that there is a special need to retain a particular record or group of records for a longer period and notifies the Contractor at least thirty (30) Calendar Days before the expiration of the timeframe set forth in Section 33.1.1.

33.2.4.2
There has been a Contract termination, dispute, fraud, or similar fault by the Contractor, resulting in a final judgment or settlement against the Contractor, in which case the retention may be extended to three (3) years from the date of the final judgment or settlement.

33.2.4.3
ASES determines that there is a reasonable possibility of Fraud, and gives the Contractor notice, before the expiration of the timeframe set forth in Section 33.1.1, that it wishes to extend the time period for retention of records.

33.2.4.4
There has been, during the time period set forth in Section 33.1.1, an audit initiated by CMS, the Comptroller of Puerto Rico, the US Comptroller General, and/or ASES, in which case the timeframe for retention of records shall extend until the conclusion of the audit and publication of the final report.

33.2.5
All records retention requirements set forth in this Article or in any other Article shall be subject at all times and to the extent mandated by law and regulation, to the HIPAA regulations described elsewhere in this Contract.

33.3	Medical Record Requests

33.3.1
The Contractor shall ensure that a copy of each Enrollee’s Medical Record is made available, without charge, upon the written request of the Enrollee or Authorized Representative within fourteen (14) Calendar Days of the receipt of the written request.

33.3.2	The Contractor shall ensure that Medical Records are furnished at no cost to a Provider, upon the Enrollee’s request, no later than fourteen (14) Calendar Days following the written request.

ARTICLE 34	CONFIDENTIALITY

34.1	General Confidentiality Requirements

34.1.1
The Contractor shall protect all information, records, and Data collected in connection with the Contract from unauthorized disclosures. In addition, the Contractor shall agree to guard the confidentiality of Enrollee information. Access to all individually identifiable information relating to Medicaid Enrollees that is obtained by the Contractor shall be limited by the Contractor to Subcontractors, consultants, advisors or agencies that require the information in order to perform their duties in accordance with this Contract, and to such others as may be authorized by ASES in accordance with applicable law, including individuals seeking access to their own Protected Health Information, as defined by HIPAA (PHI).

34.1.2
The Contractor is responsible for understanding the degree to which information obtained through the performance of this Contract is confidential under Puerto Rico and Federal law, rules, and regulations.

34.1.3
Any other individual or entity shall be granted access to confidential Information only after complying with the requirements of Puerto Rico and Federal law pertaining to such access and the terms of this Contract. ASES shall have absolute authority to determine if and when any other individual or entity has properly obtained the right to have access to this confidential information. Contractor is permitted to de-identify PHI or create limited data sets, but such de-identification and use of de-identified data and limited data sets must be in full compliance with 45 CFR 164.514. Nothing herein shall prohibit the disclosure of information in summary, statistical, or other form that does not identify particular individuals if the information is de-identified in accordance with applicable laws and regulations. The Contractor shall retain the right to use information for its quality and Utilization Management and research purposes subject to the Data ownership and publicity requirements defined within the Contract. Notwithstanding the foregoing, Contractor may not use or disclose PHI for research unless such use or disclosure is in full compliance with applicable law, including HIPAA.

34.1.4
The Contractor, its employees, Agents, Subcontractors, consultants or advisors must treat all information that is obtained through Providers’ performance of the services under this Contract, including, but not limited to, information relating to Enrollees, Potential Enrollees, as confidential Information to the extent that confidential treatment is provided under Puerto Rico and Federal law, rules, and regulations.

34.1.5
Any disclosure or transfer of confidential information by the Contractor, including information required by ASES, will be encrypted or otherwise secured in accordance with applicable law. If the Contractor receives a request for information deemed confidential under this Contract, the Contractor will Immediately notify ASES of such request, and will make reasonable efforts to protect the information from public disclosure.

34.1.6
In accordance with the timeframes outlined in Attachment 12 to this Contract, the Contractor shall develop and provide to ASES for review and approval written policies and procedures for the protection of all records and all other documents deemed confidential under this Contract including Medical Records/Enrollee information and adolescent/sexually transmitted disease appointment records. All Enrollee information, Medical Records, Data and Data elements collected, maintained, disclosed, transmitted, disposed or used in the administration of this Contract shall be protected by the Contractor from unauthorized disclosure per the HIPAA Privacy and Security standards codified at 45 CFR Part 160 and 45 CFR Part 164, Subparts A, C and E, and in accordance with Law 111 of September 7, 2005. The Contractor must provide safeguards that restrict the use, access, management, transmittal, disposal or disclosure of PHI concerning Enrollees to purposes directly connected with the administration of this Contract and as permitted by the HIPAA Business Associate Agreement.

34.1.7
The Contractor must comply with HIPAA notification requirements, including those set forth in HITECH. The Contractor must notify ASES’s Privacy Officer and Director of Compliance by secure email of all Breaches or suspected Breaches of unspecified PHI, as defined by HITECH and Law 111 of September 7, 2005, without unreasonable delay and in no event later than twenty-four (24) hours, if so directed by ASES or required by law, must also notify individuals and the federal Department of Health and Human Services and provide any other notices required by law. If, in ASES’s determination, the Contractor has not provided notice in the manner or format prescribed by HITECH, then ASES may require the Contractor to provide such notice or be subject to sanctions for non-compliance.

34.1.8	Assurance of Confidentiality

34.1.8.1
The Contractor shall take reasonable steps to ensure the physical security of Data under its control, including, but not limited to: fire protection; protection against smoke and water damage; alarm systems; locked files, guards, or other devices reasonably expected to prevent loss or unauthorized removal of manually held Data; passwords, access logs, badges, or other methods reasonably expected to prevent loss or unauthorized access to electronically or mechanically held Data; limited terminal access; limited access to input documents and output documents; and design provisions to limit use of Enrollee names.

34.1.8.2
The Contractor shall inform and provide quarterly trainings to each of its employees having any involvement with personal Data or other confidential information, whether with regard to design, development, operation, or maintenance, of the Puerto Rico and Federal law relating to confidentiality. The Contractor shall also set forth training requirements for its Agents, Subcontractors, consultants, advisors and Providers.

34.1.9	Return of Confidential Data

34.1.9.1
The Contractor shall return all Data, PHI, and other confidential information furnished pursuant to this Contract promptly at the request of ASES in whatever form it is maintained by the Contractor. Upon the termination or completion of the Contract, the Contractor may not use any such Data or any material derived from the Data for any purpose not permitted by Puerto Rico or Federal law or regulation and where so instructed by ASES shall destroy such Data or material if permitted and required by Puerto Rico or Federal law or regulation.

34.1.10	Publicizing Safeguarding Requirements

34.1.10.1
The Contractor shall comply with 42 CFR 431.304. The Contractor agrees to publicize provisions governing the confidential nature of information about Enrollees, including the legal sanctions imposed for improper disclosure and use. The Contractor must include these provisions in the Enrollee handbook and provide copies of these provisions to Enrollees and to other persons and agencies to which information is disclosed.

34.1.10.2
In addition to the requirements expressly stated in this Article, the Contractor must comply with any policy, rule, or reasonable requirement of ASES that relates to the safeguarding or disclosure of information relating to Enrollees, the Contractor’s operations, or the Contractor’s performance of this Contract.

34.1.10.3
In the event of the expiration of this Contract or termination thereof for any reason, all confidential information disclosed to and all copies thereof made by the Contractor and its Agents, Subcontractors, consultants, and advisors must be returned promptly to ASES at its request or, at ASES’s option, erased or destroyed in the presence of ASES employees or representatives in compliance with applicable laws and regulations. The Contractor must provide ASES certificates evidencing such destruction.

34.1.10.4	The Contractor’s contracts with practitioners and other Providers shall explicitly state expectations about the confidentiality of ASES’s confidential information and Enrollee records.

34.1.10.5
The Contractor shall afford Enrollees and/or their Authorized Representatives the opportunity to approve or deny the release of identifiable personal information by the Contractor to a person or entity outside of the Contractor, except to duly authorized Subcontractors, Providers or review organizations, or when such release is required by law, regulation, or quality standards or as otherwise permitted in the HIPAA Business Associate Agreement.

34.1.10.6
This Article 34 does not restrict the Contractor from making any disclosure pursuant to any applicable law, or under any court or government agency, provided that the Contractor, prior to the disclosure, Immediately provides notice to ASES of such order.

34.1.11	Disclosure of ASES’s Confidential Information

34.1.11.1
The Contractor shall Immediately report to ASES any and all suspected and actual unauthorized disclosures (breaches) or uses of confidential information of which it or its Subcontractors, consultants, or Agents are aware or have knowledge of. The Contractor acknowledges that any publication or disclosure of confidential information to unauthorized persons may cause immediate and irreparable harm to ASES and may constitute a violation of Puerto Rico or Federal statutes. If the Contractor, its Subcontractors, consultants, or Agents should publish or disclose Confidential Information to others without authorization, ASES will immediately be entitled to injunctive relief or any other remedies to which it is entitled under law or equity. ASES will have the right to recover from the Contractor all damages and liabilities caused by or arising from the Contractor’s, its Subcontractors’, Network Providers’, representatives’, consultants’, or Agents’ failure to protect confidential Information. The Contractor will defend with counsel approved by ASES, indemnify and hold harmless ASES from all damages, costs, liabilities, and expenses caused by or arising from the Contractor’s, or its Subcontractors’, Providers’, representatives’, consultants’ or Agents’ failure to protect confidential Information. ASES will not unreasonably withhold approval of counsel selected by the Contractor.

34.1.12
The Contractor shall remove any person from performance of services hereunder upon notice that ASES reasonably believes that such person has failed to comply with the confidentiality obligations of this Contract. The Contractor shall replace such removed personnel in accordance with the staffing requirements of this Contract.

34.1.13
ASES, the Government, Federal officials as authorized by Federal law or regulations, or the Authorized Representatives of these Parties shall have access to all confidential information in accordance with the requirements of Puerto Rico and Federal laws and regulations.

34.1.14
The confidentiality provisions contained in this Contract survive the termination of this contract and shall bind the Contractor, and its PMGs and Network Providers, so long as they maintain any PHI relating to Enrollees.

34.2	HIPAA Compliance

34.2.1
The Contractor shall assist ASES in its efforts to comply with HIPAA and its amendments, rules, procedures, and regulations. To that end, the Contractor shall cooperate with and abide by any data privacy, security or other requirements mandated by HIPAA or any other applicable laws. The Contractor acknowledges that HIPAA requires the Contractor and ASES to sign documents for compliance purposes, including but not limited to a business associate agreement. The parties agree to the terms of the HIPAA Business Associate Agreement included as Attachment 18 to this Contract, which is incorporated by reference. The Contractor shall cooperate with ASES on these matters and sign whatever documents may be required for HIPAA compliance and abide by their terms and conditions. This Agreement, including the HIPAA Business Associate Agreement, shall be construed in a manner that allows ASES to comply with applicable law. Contractor shall be responsible for ensuring that individuals have the right to access and amendment of PHI and accounting of disclosures, with respect to PHI created, received, maintained or transmitted by Contractor. Contractor shall ensure that Enrollees receive a Notice of Privacy Practices as required by HIPAA.

34.3	Privacy of Information in Enrollment Database

34.3.1
Any individually identifiable health information held in the Enrollment Database described in Section 5.3.8 of this Contract shall be kept confidential and shall be used and disclosed by the Contractor or its Network Providers only for purposes directly connected with performance of all obligations contained in this Contract and as permitted by the HIPAA Business Associate Agreement, and in strict compliance with HIPAA’s privacy and security requirements and any applicable laws of Puerto Rico.

34.4	Data Breach

34.4.1
The Contractor shall Immediately report to ASES, as required in Section 13402 of the HITECH Act, of any actual or suspected event where ASES’s Data could be exposed in a non-authorized or illegal circumstance, and/or when any Data Breach occurs. The Contractor must take all reasonable steps to mitigate the Breach, notify actual or potentially impacted Enrollees, and provide appropriate notice to the applicable State and Federal regulatory agencies as required by law.

34.4.2
The Contractor agrees that without unreasonable delay, but no later than twenty-four (24) hours after it suspects or has determined that a Data Breach occurred, the Contractor shall notify ASES of such Breach. The notification shall include sufficient information for ASES to understand the nature of the Breach. For instance, such notification must include, at a minimum, and to the extent available at the time of the notification, the following information:

34.4.2.1	One or two sentence description of the event;

34.4.2.2	Description of the roles of the people involved in the Breach (e.g., employees, participant users, service Providers, unauthorized persons, etc.)

34.4.2.3	The type of Data/Information as well as Protected Health Information that was breached;

34.4.2.4	Enrollees likely impacted by the Breach;

34.4.2.5	Number of individuals or records impacted/estimated to be impacted by the Breach;

34.4.2.6	Actions taken by the Contractor to mitigate the Breach;

34.4.2.7	Current status of the Breach (under investigation or resolved);

34.4.2.8	Corrective action taken and steps planned to be taken to prevent a similar Breach.

34.4.3	The Contractor shall have a duty to supplement the information contained in the notification as it becomes available and to cooperate with ASES.

ARTICLE 35	TERMINATION OF CONTRACT

35.1	General Procedures

35.1.1
In addition to any other non-financial remedy set forth in this Contract or available by law, or in lieu of any financial Remedy contained in Articles 19 and 20 of this Contract or available by law, and subject to compliance with the termination procedures set forth in Section 35.8 below, ASES may terminate this Contract for any or all of the following reasons:

35.1.1.1
Default by the Contractor, upon thirty (30) Calendar Days’ notice, unless ASES, in its reasonable discretion, determines that the Contractor has cured the default to ASES’s satisfaction within the notice period;

35.1.1.2	Immediately, in the event of insolvency or declaration of bankruptcy by the Contractor;

35.1.1.3	Immediately, when sufficient appropriated funds no longer exist for the payment of ASES's obligation under this Contract; or

35.1.1.4	In the event that the Contractor or any of its shareholders, director, officers, or employees fall under the prohibition stated in Section 29.1 or 29.6 of this Contract.

35.1.2	A decision by ASES not to renew this Contract, per Article 21, shall not constitute a Termination of the Contract.

35.1.3	The Contractor shall have a limited right of termination of this Contract only in the events described in Section 35.10 of this Contract.

35.1.4
Each Party shall have the opportunity to cure any default alleged in a termination notice sent pursuant to this Article 35, upon receiving a written termination notice the other Party. With respect to termination by ASES, the Contractor shall have the right to submit to ASES a written Corrective Action Plan containing terms and conditions acceptable to ASES in its sole discretion to cure such default or an explanation of non-default in the thirty (30) Calendar Day period from the date of receipt of ASES’ written termination notice and such plan or explanation of non-default is accepted by ASES, in ASES’ sole discretion, which acceptance shall not be unreasonably withheld, conditioned or delayed.

35.1.5
Notwithstanding the termination of this Contract pursuant to this Article 35 for any reason, the Contractor shall remain obligated to provide the Administrative Functions as described in Article 36, including but not limited to the payment of Claims for Covered Services provided to Enrollees prior to the Termination Date and as specified in the Patient’s Bill of Rights Act through the Runoff Period.

35.1.6
Continuing Obligations of ASES. Notwithstanding the termination of this Contract for pursuant to this Article 35 for any reason, ASES shall remain obligated to pay to the Contractor the PMPM through the Termination Date (inclusive of the Transition Period).

35.1.7
Termination Procedures to be Strictly Followed. No termination of this Contract shall be effective unless the termination procedures under Section 35 of this Contract have been strictly followed or waived by the Parties.

35.2	Termination by Default

35.2.1
In the event ASES determines that the Contractor has defaulted by failing to carry out the terms or conditions of this Contract or by failing to meet the applicable requirements in sections 1932 and 1903(m) of the Social Security Act, or in the event that ASES determines that the Contractor falls within the prohibitions stated in Section 29.1 or 29.6, ASES may terminate the Contract in addition to or in lieu of any other remedies set out in this Contract or available by law.

35.2.2	Before terminating this Contract, ASES will:

35.2.2.1
Provide written notice of the intent to terminate at least thirty (30) Calendar Days prior to the Termination Date, stating the reason for the termination and the time and place of a hearing, to take place at least fifteen (15) Calendar Days after the date of mailing of the notice of intent to terminate, to give the Contractor an opportunity to appeal the determination or cure the default;

35.2.2.2	Provide written notice of the decision affirming or reversing the proposed termination of the Contract, and for an affirming decision, the effective date of the termination; and

35.2.2.3
For an affirming decision, give Enrollees of the Contractor notice of the termination and information consistent with 42 CFR 438.10 on their options for receiving services following the Termination Date of the Contract.

35.3	Termination for Convenience

35.3.1
ASES may terminate this Contract for convenience and without cause upon thirty (30) Calendar Days written notice. Termination for convenience shall not be a breach of the Contract by ASES. The Contractor shall be entitled to receive, and shall be limited to just and equitable compensation for any satisfactory authorized work performed as of the Termination Date of the Contract.

35.4	Termination for Insolvency or Bankruptcy

35.4.1
The Contractor’s insolvency, or the Contractor’s filing of a petition in bankruptcy, shall constitute grounds for termination for cause. In the event of the filing of a petition in bankruptcy, the Contractor shall immediately advise ASES. If ASES reasonably determines that the Contractor's financial condition is not sufficient to allow the Contractor to provide the services as described herein in the manner required by ASES, ASES may terminate this Contract in whole or in part, Immediately or in stages. The Contractor's financial condition shall be presumed not sufficient to allow the Contractor to provide the services described herein, in the manner required by ASES if the Contractor cannot demonstrate to ASES's satisfaction that the Contractor has risk reserves and a minimum net worth sufficient to meet the statutory standards for licensed health care plans, as required under this Contract. The Contractor shall cover continuation of services to Enrollees for the duration of period for which payment has been made, as well as for inpatient admissions up to discharge.

35.4.2	In the event that this Contract is terminated because of the Contractor’s insolvency, the Contractor shall guarantee that Enrollees shall not be liable for:

35.4.2.1	The Contractor’s debts;

35.4.2.2	The Covered Services provided to the Enrollee, for which ASES does not pay the Contractor or its Network Providers;

35.4.2.3	The Covered Services provided to the Enrollee, for which ASES or the Contractor does not pay a Provider who furnishes the services under a contractual, Referral, or other arrangement; or

35.4.2.4
Payment for Covered Services furnished under a contractual, Referral, or other arrangement, to the extent that those payments are in excess of the amount that the Enrollee would owe if the Contractor provided the services directly.

35.4.3	The Contractor shall cover continuation of services to Enrollees for the duration of the period for which payment has been made by ASES, as well as for inpatient admissions up to discharge.

35.5	Termination for Insufficient Funding

35.5.1
In the event that Federal and/or Puerto Rico funds to finance this Contract become unavailable or insufficient, ASES may terminate the Contract in writing, unless both Parties agree, through a written amendment, to a modification of the obligations under this Contract.

35.5.2
The Termination Date of the Contract when the Contract is terminated due to insufficient funding shall be ninety (90) Calendar Days after ASES delivers written notice to the Contractor, unless available funds are insufficient to continue payments in full during the ninety (90) Calendar Day period, in which case ASES shall give the Contractor written notice of an earlier date at which the Contract shall terminate.

35.5.3	Upon termination, the Contractor shall comply with the phase-out obligations established in Article 36 of this Contract.

35.5.4
In the event of termination for insufficient funding, the Contractor shall be entitled to receive, and shall be limited to, just and equitable compensation for any satisfactory authorized work performed as of the Termination Date of the Contract.

35.5.5	Availability of funds shall be determined solely by ASES.

35.6	Termination Under Section 29.3

35.6.1	If any of the events specified in Section 29.3 of this Contract occur, ASES may terminate this Contract as required under Act 458 and Act 84.

35.6.2	Upon Termination, the Contractor shall comply with the phase-out obligations established in Article 36 of this Contract.

35.7	ASES may terminate this Contract for any other just reason upon thirty (30) Calendar Days written notice.

35.8	Termination Procedures

35.8.1
ASES will issue a written notice of termination to the Contractor by certified mail, return receipt requested, or in person with evidence of delivery. The notice of termination shall cite the provision of this Contract giving the right to terminate, the circumstances giving rise to termination, and the Termination Date of the Contract. Termination shall be effective at 11:59 p.m. EST on the Termination Date of the Contract.

35.8.2	Upon receipt of notice of termination or on the date specified in the notice of termination and as directed by ASES, the Contractor shall:

35.8.2.1	Stop work under the Contract on the date and to the extent specified in the notice of termination;

35.8.2.2
Place no further orders or subcontract for materials, services, or facilities, except as may be necessary for completion of such portion of the work under the Contract prior to termination that is already in process;

35.8.2.3	Terminate all orders and subcontracts to the extent that they relate to the performance of work terminated by the notice of termination;

35.8.2.4
Assign to ASES, in the manner and to the extent directed by ASES, all of the right, title, and interest of Contractor under the orders or subcontracts so terminated, in which case ASES will have the right, at its discretion, to settle or pay any or all Claims arising out of the termination of such orders and subcontracts;

35.8.2.5
With the prior written approval of ASES, settle all outstanding liabilities and all Claims arising out of such termination or orders and subcontracts, the cost of which would be reimbursable in whole or in part, in accordance with the provisions of this Contract;

35.8.2.6	Complete the performance of such part of the work that was not terminated by the notice of termination;

35.8.2.7
Take such action as may be necessary, or as ASES may direct, for the protection and preservation of any and all property or information related to the Contract that is in the possession of the Contractor and in which ASES has or may acquire an interest;

35.8.2.8
Promptly make available to ASES, or to another MCO acting on behalf of ASES, any and all records, whether medical or financial, related to the Contractor's activities undertaken pursuant to this Contract. Such records shall be provided at no expense to ASES;

35.8.2.9	Promptly supply all information necessary to ASES, or another ASES plan acting on behalf of ASES, for reimbursement of any outstanding Claims at the time of termination; and

35.8.2.10	Submit a termination/transition plan to ASES for review and prior written approval that includes commitments to carry out at minimum the following obligations:

35.8.2.10.1	Provide Enrollees continuation of all the Covered Services and Benefits during a defined transition period, such transition period to be determined by ASES;

35.8.2.10.2	Comply with all duties and/or obligations incurred prior to the actual Termination Date of the Contract, including but not limited to, the Grievance and Appeal process as described in Article 14;

35.8.2.10.3	Maintain Claims processing functions as necessary for ten (10) consecutive months from the Termination Date of the Contract in order to complete adjudication of all Claims;

35.8.2.10.4
Create a task force to reconcile and certify any pending and outstanding balances in connection with services rendered by the Contractor under the Contract and previous contracts between ASES and the Contractor.

35.8.2.10.5	File all reports concerning the Contractor’s operations during the term of the Contract in the manner described in this Contract;

35.8.2.10.6
Assist ASES in making all necessary notices to Enrollees and Providers at least thirty (30) Calendar Days prior to the effective date of change and as may be required under the Contract, or otherwise required under applicable law, regarding notices to Enrollees;

35.8.2.10.7
Ensure the efficient and orderly transition of Enrollees from coverage under this Contract to coverage under any new arrangement developed or agreed to by ASES, including cooperation with another contractor, as provided in Article 35;

35.8.2.10.8
Ensure the proper identification of the Enrollees requiring the authorization for either prescription medications or DME to avoid any interruptions in services by providing such Data to ASES as contemplated in the transition plan;

35.8.2.10.9	Submit to ASES all scripts used at Call Centers to communicate with Enrollees during the transition period;

35.8.2.10.10	Maintain the financial requirements and insurance set forth in this Contract until ASES provides the Contractor written notice that all continuing obligations of this Contract have been fulfilled;

35.8.2.10.11
Submit reports to ASES as directed but no less frequently than every thirty (30) Calendar Days, detailing the Contractor’s progress in completing its continuing obligations under this Contract, until completion; and

35.8.2.10.12	Meet with ASES personnel, as requested, to ensure satisfactory completion of all obligations under the Termination Plan.

35.8.3	This Termination Plan shall be subject to review and approval by CMS.

35.8.4
Upon completion of these continuing obligations, the Contractor shall submit a final report to ASES describing how the Contractor has completed its continuing obligations. ASES will advise, within twenty (20) Calendar Days of receipt of this report, if all of the Contractor’s obligations are discharged. If ASES finds that the final report does not evidence that the Contractor has fulfilled its continuing obligations, then ASES will require the Contractor to submit a revised final report to ASES for approval, and take any other action necessary to discharge all of its duties under this Contract, as directed by ASES.

35.8.5
Except as provided in this Article 35, a notification that ASES intends to terminate this Contract shall not release the Contractor from its obligations to pay for Covered Services rendered or otherwise to perform under this Contract.

35.9	Termination Claims

35.9.1
After receipt of a notice of termination, the Contractor shall submit to ASES any termination claim in the form, and with the certification prescribed by, ASES. Such claim shall be submitted promptly but in no event later than ten (10) months from the Termination Date of the Contract. Upon failure of the Contractor to submit its termination claim within the time allowed, ASES may determine, on the basis of information available, the amount, if any, due to the Contractor by reason of the termination and shall thereupon cause to be paid to the Contractor the amount so determined.

35.9.2
Upon receipt of notice of termination, the Contractor shall have no entitlement to receive any amount for lost revenues or anticipated profits or for expenditures associated with this Contract or any other contract. Upon termination the Contractor shall be paid in accordance with the following:

35.9.2.1	At the Contract price(s) for services delivered to and accepted by ASES; and/or

35.9.2.2	At a price mutually agreed upon by the Contractor and ASES for partially completed services.

35.9.3
In the event the Contractor and ASES fail to agree in whole or in part as to the amounts with respect to costs to be paid to the Contractor in connection with the total or partial termination of work pursuant to this article, ASES will determine, on the basis of information available, the amount, if any, due to the Contractor by reason of termination and shall pay to the Contractor the amount so determined.

35.10	Limited Right of Termination by the Contractor

35.10.1	Subject to compliance with the termination procedures set forth in Section 35.8, the Contractor may terminate this Contract under the following circumstances:

35.10.1.1
Termination Due to ASES’s Financial Breach. Upon fifteen (15) Calendar Days written notice, in the event ASES defaults in making payment of three (3) consecutive monthly PMPM Payments and fails to cure such breach within the notice period. For purposes of this Section, a default in making payment does not include instances where ASES has made any Withhold payments pursuant to the terms of this Contract, provided that ASES has given the Contractor advance written notice of any such Withhold.

35.10.1.2
Termination Due to Insufficient Funding. Immediately, upon receipt from ASES of a written notice pursuant to Section 35.5 that appropriated federal and/or Puerto Rico funds become unavailable or that such funds will be insufficient for the payment of ASES's obligation under this Contract when due, unless both Parties agree, through a written amendment, to a modification of the obligations under this Contract.

35.10.1.3
If forty-five (45) Calendar Days before the last day of each fiscal year covered under the Contract, the Contractor and ASES have not (as provided in Section 21.4 agreed to PMPM for the succeeding fiscal year, the Contractor may exercise an option to terminate the Contract by giving ASES written notice of the Contractor’s intent not to continue to provide services under the Contract no later than forty-five (45) Calendar Days prior to the termination of the corresponding fiscal year. Once the Contractor has given ASES such written notice, the Contractor shall fully discharge the termination phase-out obligations listed in Section 35.8. At any time before the end of the fiscal year, the Contractor may rescind its notice of termination, if the Parties reach an agreement on rates for the following fiscal year.

ARTICLE 36	PHASE-OUT AND COOPERATION WITH OTHER CONTRACTORS

36.1
If, in the best interest of Enrollees of GHP, ASES terminates any GHP contract, the Contractor shall, upon the request of ASES, assume responsibility for Enrollees previously managed by any MCO or other Contractor whose contractual arrangement with ASES was terminated, in accordance with the contracted PMPM Payment, pursuant to the written amendment of the Contract, if required.

36.2
If in the best interest of Enrollees of GHP, ASES develops and implements new projects that impact the scope of services, the Contractor shall assist in the transition process, after receiving at least ninety (90) Calendar Days written notice from ASES of such change, and pursuant to written amendment of the Contract, if required. PMPM Payments shall be adjusted accordingly.

36.3
In the event that ASES has entered into, or enters into, agreements with other contractors for additional work related to the Benefits rendered hereunder, the Contractor agrees to cooperate fully with such other contractors. The Contractor shall not commit any act or omission that will interfere with the performance of work by any other contractor, or actions taken by ASES to facilitate the work.

36.4
If ASES chooses not to renew this Contract, pursuant to Article 21, the Contractor agrees that it will not engage in any behavior or inaction that prevents or hinders the work of another contractor or ASES, as the case may be. Upon receiving ASES’s notice that it does not intend to renew the Contract, the Contractor agrees to submit a written termination/transition plan to ASES within thirty (30) Calendar Days of receiving the notice. The turn-over plan shall include all the elements listed in Section 35.8.2.9.1. The Parties agree that the Contractor has not successfully met this obligation until ASES accepts its turn-over plan and/or transition plan, required under this Article 36.

ARTICLE 37	INSURANCE

37.1
The Contractor shall, at a minimum, prior to the commencement of work, procure the insurance policies identified below at the Contractor’s own cost and expense and shall furnish ASES with proof of coverage at least in the amounts indicated. It shall be the responsibility of the Contractor to require any Subcontractor to secure the same insurance coverage as prescribed herein for the Contractor, and to obtain a certificate evidencing that such insurance is in effect. In the event that any such insurance is proposed to be reduced, terminated or cancelled for any reason, the Contractor shall provide to ASES at least thirty (30) Calendar Days prior written notice. Prior to the reduction, expiration and/or cancellation of any insurance policy required hereunder, the Contractor shall secure replacement coverage upon the same terms and provisions to ensure no lapse in coverage, and shall furnish, at the request of ASES, a certificate of insurance indicating the required coverage. The Contractor shall maintain insurance coverage sufficient to insure against claims arising at any time during the term of the Contract. The provisions of this Section shall survive the expiration or termination of this Contract for any reason. In addition, the Contractor shall indemnify and hold harmless ASES and the Government from any liability arising out of the Contractor’s or its Subcontractor’s untimely failure in securing adequate insurance coverage as prescribed herein:

37.2
Workers’ Compensation Insurance, the policy(ies) to insure the statutory limits established by law of Puerto Rico. The Workers’ Compensation Policy must include Coverage B – Employer’s Liability Limits of:

37.2.1	Bodily Injury by Accident. Five hundred thousand dollars ($500,000) each accident;

37.2.2	Bodily Injury by Disease. Five hundred thousand dollars ($500,000) each employee; and

37.2.3	One million dollars ($1,000,000) policy limits.

37.3	The Contractor shall require all Subcontractors performing work under this Contract to obtain an insurance certificate showing proof of Worker’s Compensation Coverage.

37.3.1	The Contractor shall have commercial general liability policy(ies) as follows:

37.3.1.1	Combined single limits of one million dollars ($1,000,000) per person and three million dollars ($3,000,000) per occurrence;

37.3.1.2	On an “occurrence” basis; and

37.3.1.3	Liability for property damage in the amount of three million dollars ($3,000,000) including contents coverage for all records maintained pursuant to this Contract.

ARTICLE 38	COMPLIANCE WITH ALL LAWS

38.1	Nondiscrimination

38.1.1
The Contractor shall comply with applicable Federal and Puerto Rico laws, rules, and regulations, and the Puerto Rico policy relative to nondiscrimination in employment practices because of political affiliation, religion, race, color, sex, physical handicap, age, or national origin. Applicable Federal nondiscrimination law includes, but is not limited to, Title VI of the Civil Rights Act of 1964, as amended; Title IX of the Education Amendments of 1972, as amended; the Age Discrimination Act of 1975, as amended; Equal Employment Opportunity and its implementing regulations (45 CFR 74 Appendix A (1), Executive Order 11246 and 11375); the Rehabilitation Act of 1973; and the Americans with Disabilities Act of 1993 and its implementing regulations (including but not limited to 28 CFR § 35.100 et seq.). Nondiscrimination in employment practices is applicable to employees for employment, promotions, dismissal and other elements affecting employment.

38.1.2	The Contractor shall comply with all provisions of the Puerto Rico Patient’s Bill of Rights and the implementing regulation, which prohibits discrimination against any patient.

38.2	Compliance with All Laws in the Delivery of Service

38.2.1
The Contractor agrees that all work done under this Contract will comply fully with and abide by all applicable Federal and Puerto Rico laws, rules, regulations, statutes, policies, or procedures that may govern the Contract, including but not limited to those listed in Attachment 1 to this Contract.

38.2.2
All applicable Puerto Rico and Federal laws, rules, and regulations, consent decrees, court orders, policy letters and normative letters, and policies and procedures, including but not limited to those described in Attachment 1 to this Contract, are hereby incorporated by reference into this Contract. Any change in those applicable laws and requirements, including any new law, regulations, policy guidance, or normative letter, shall be automatically incorporated into this Contract by reference as soon as it becomes effective.

38.2.3
At the request of either party, ASES will evaluate any enacted Federal, state or local legislative or regulatory changes with applicability to the GHIP program that materially impact the PMPM Payment. If after a process of actuarial evaluation, using credible data, ASES determines that the enacted legislative and/or regulatory changes materially impact the PMPM Payment, ASES will adjust the PMPM rates to reflect the above-referenced changes after the adjusted rates are approved by CMS. Any revisions to the PMPM Payments under this Section would be applicable from November 1, 2018 until October 31, 2019, or from the effective date of any new law or regulation, whichever is later. “Materially impact” shall mean that a recalculation of current PMPM Payments is required in order to remain actuarially sound.

38.2.4
To the extent that applicable laws, rules, regulations, statutes, policies, or procedures require the Contractor to take action or inaction, any costs, expenses, or fees associated with that action or inaction shall be borne and paid by the Contractor solely. Such compliance-associated costs include, but are not limited to, attorneys’ fees, accounting fees, research costs, or consultant costs, where these costs are related to, arise from, or are caused by compliance with any and all laws. In the event of a disagreement on this matter, ASES’s determination on this matter shall be conclusive and not subject to appeal.

38.2.5
The Contractor shall include notice of grantor agency requirements and regulations pertaining to reporting and patient rights under any contracts involving research, developmental, experimental or demonstration work with respect to any discovery or invention which arises or is developed in the course of or under such contract, and of grantor agency requirements and regulations pertaining to copyrights and rights in Data.

38.2.6
The Contractor certifies and warrants to ASES that at the time of execution of this Contract: (i) it is a corporation or entity duly authorized to conduct business in Puerto Rico, and has filed all the required income tax returns for the preceding five years; and (ii) it filed its report due with the Office of the Commissioner of Insurance during the five (5) years preceding the Execution Date of this Contract.

ARTICLE 39	CONFLICT OF INTEREST AND CONTRACTOR INDEPENDENCE

39.1	The duty to provide information about interests and conflicting relations is continuous and extends throughout the Contract Term.

39.2
The Contractor covenants that it presently has no interest and shall not acquire any interest, direct or indirect, that would conflict in any material manner or degree with, or have a material adverse effect on the performance of its services hereunder. The Contractor further covenants that in the performance of the Contract no person having any such interest shall be employed. The Contractor shall submit a conflict of interest form, attesting to these same facts, by January 10 of each calendar year; and at any time, within fifteen (15) Calendar Days of request by ASES.

39.3
It shall be the responsibility of the Contractor to maintain independence and to establish necessary policies and procedures to assist the Contractor in determining if the actual individuals performing work under this Contract have any impairment to their independence.

39.4
The Contractor further agrees to take all necessary actions to eliminate threats to impartiality and independence, including but not limited to reassigning, removing, or terminating Providers or Subcontractors.

ARTICLE 40	CHOICE OF LAW OR VENUE

40.1
This Contract shall be governed in all respects by the laws of Puerto Rico. Any lawsuit or other action brought against ASES or the Government based upon or arising from this Contract shall be brought in a court of competent jurisdiction in Puerto Rico. Nothing in this Section shall be construed as a restriction on the ability of the Contractor to discuss matters relating to this Contract in ASES’s administrative forum.

ARTICLE 41	ATTORNEY’S FEES

41.1
In the event that either Party deems it necessary to take legal action to enforce any provision of this Contract, and in the event ASES prevails, the Contractor agrees to pay all expenses of such an action including reasonable attorney’s fees and costs at all stages of litigation as awarded by the court, a lawful tribunal, a hearing officer, or an administrative law judge. The term legal action shall be deemed to include administrative proceedings of all kinds, as well as all actions regarding the law or equity.

ARTICLE 42	SURVIVABILITY

42.1	The terms, provisions, representations, and warranties contained in this Contract shall survive the delivery or provision of all services hereunder.

ARTICLE 43	PROHIBITED AFFILIATIONS WITH INDIVIDUALS DEBARRED AND SUSPENDED

43.1
The Contractor certifies that it is not presently debarred, suspended, proposed for debarment, or declared ineligible for award of contracts by any Federal or Puerto Rico agency, as provided in Section 13.4. In addition, the Contractor certifies that it does not employ or subcontract with any person or entity that could be excluded from participation in the Medicaid Program under 42 CFR 1001.1001 (exclusion of entities owned or controlled by a sanctioned person) or 1001.1051 (exclusion of individuals with ownership or control interest in sanctioned entities), and that Contractor screens for such exclusions on a monthly basis. Any violation of this Article shall be grounds for termination of the Contract.

ARTICLE 44	WAIVER

44.1
No covenant, condition, duty, obligation, or undertaking contained in or made a part of the Contract shall be waived except by the written agreement of the Parties. Forbearance or indulgence in any form or manner by either Party in any regard whatsoever shall not constitute a waiver of the covenant, conditions, duties, obligations, and undertakings to be kept, performed, or discharged by the Party to which the same may apply. Notwithstanding any such forbearance or indulgence, the other Party shall have the right to invoke any Remedy available under law or equity until complete performance or satisfaction of all such covenants, conditions, duties, obligations, and undertakings.

44.2
The waiver by ASES of any breach of any provision contained in this Contract shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other provision contained in this Contract and shall not establish a course of performance between the Parties contradictory to the terms hereof. No term or condition of the Contract shall be held to be waived, modified, or deleted except by an instrument, in writing, signed by the Parties thereto.

ARTICLE 45	FORCE MAJEURE

45.1
Neither Party of this Contract shall be held responsible for delays or failures in performance resulting from acts beyond the control of each Party. Such acts shall include, but not be limited to, acts of God, strikes, riots, lockouts, acts of war, epidemics, fire, earthquakes, or other disasters.

ARTICLE 46	BINDING

46.1	This Contract and all of its terms, conditions, requirements, and amendments shall be binding on ASES and the Contractor and for their respective successors and permitted assigns.

ARTICLE 47	TIME IS OF THE ESSENCE

47.1	Time is of the essence in this Contract. Any reference to “days” shall be deemed Calendar Days unless otherwise specifically stated.

ARTICLE 48	AUTHORITY

48.1
ASES has full power and authority to enter into this Contract as does the person acting on behalf of and signing for the Contractor. Additionally, the person signing on behalf of the Contractor has been properly authorized and empowered to enter into this Contract on behalf of the Contractor and to bind the Contractor to the terms of this Contract. Each Party further acknowledges that it has had the opportunity to consult with and/or retain legal counsel of its choice and read this Contract. Each party acknowledges that it understands this Contract and agrees to be bound by it.

ARTICLE 49	ETHICS IN PUBLIC CONTRACTING

49.1
The Contractor understands, states, and certifies that it made its Proposal without collusion or Fraud and that it did not offer or receive any kickbacks or other inducements from any other Contractor, supplier, manufacturer, or Subcontractor in connection with its Proposal.

49.2
The Contractor understands, states, and certifies that it will comply with the requirements of the Code of Ethics for Contractors, Suppliers and Applicants of Economic Incentives of the Government of Puerto Rico, as described in Title III of Act 2 of January 4, 2018, known as the “Anticorruption Code for the New Puerto Rico.”

ARTICLE 50	CONTRACT LANGUAGE INTERPRETATION

50.1
The Contractor and ASES agree that in the event of a disagreement regarding, arising out of, or related to, Contract language interpretation, ASES’s interpretation of the Contract language in dispute shall control and govern.

ARTICLE 51	ARTICLE AND SECTION TITLES NOT CONTROLLING

51.1	The Article and Section titles used in this Contract are for reference purposes only and shall not be deemed to be a part of this Contract.

ARTICLE 52	LIMITATION OF LIABILITY/EXCEPTIONS

52.1
Nothing in this Contract shall limit the Contractor’s indemnification liability or civil liability arising from, based on, or related to claims brought by ASES or any Third Party or any claims brought against ASES or the Government by a Third Party or the Contractor.

ARTICLE 53	COOPERATION WITH AUDITS

53.1
The Contractor shall assist and cooperate with ASES in any and all matters and activities related to or arising out of any audit or review, whether Federal, private, or internal in nature, at no cost to ASES.

53.2
The Parties also agree that the Contractor shall be solely responsible for any costs it incurs for any audit related inquiries or matters. Moreover, the Contractor may not charge or collect any fees or compensation from ASES for any matter, activity, or inquiry related to, arising out of, or based on an audit or review.

53.3
ASES reserves the right to audit the Contractor and/or its Subcontractors at any time during the term of the Contract. The Contractor and/or its Subcontractors shall be solely responsible for the cost of such audits.

ARTICLE 54	OWNERSHIP AND FINANCIAL DISCLOSURE

54.1
The Contractor and Subcontractors shall disclose, and ASES shall review, financial statements for each person or corporation with an ownership or control interest of five percent (5%) or more of its entity. For the purposes of this Section, a person or corporation with an ownership or control interest shall mean a person or corporation:

54.1.1	That owns directly or indirectly five percent (5%) or more of the Contractor’s/Subcontractor’s capital or stock or received five percent (5%) or more of its profits;

54.1.2
That has an interest in any mortgage, deed of trust, note, or other obligation secured in whole or in part by the Contractor/Subcontractor or by its property or assets, and that interest is equal to or exceeds five percent (5%) of the total property and assets of the Contractor/Subcontractor; and

54.1.3
That is an officer or director of the Contractor/Subcontractor (if it is organized as a corporation) or is a partner in the Contractor’s/Subcontractor’s organization (if it is organized as a partnership).

54.2	As per 42 CFR 455.104, disclosure by the Contractor will include the following information on ownership and control:

54.2.1
The name and address of any person (individual or corporation) with an ownership or control interest in the disclosing entity, fiscal agent, or Contractor. The address for corporate entities must include as applicable primary business address, every business location, and P.O. Box address.

54.2.2	Date of birth and Social Security Number (in the case of an individual).

54.2.3
Other tax identification number (in the case of a corporation) with an ownership or control interest in the disclosing entity (or fiscal agent or managed care entity) or in any Subcontractor in which the disclosing entity (or fiscal agent or managed care entity) has a five percent (5%) or more interest.

54.2.4
Whether the person (individual or corporation) with an ownership or control interest in the disclosing entity (or fiscal agent or MCO) is related to another person with ownership or control interest in the disclosing entity as a spouse, parent, child, or sibling; or whether the person (individual or corporation) with an ownership or control interest in any Subcontractor in which the disclosing entity (or fiscal agent or managed care entity) has a five percent (5%) or more interest is related to another person with ownership or control interest in the disclosing entity as a spouse, parent, child, or sibling.

54.2.5	The name of any other disclosing entity (or fiscal agent or MCO) in which an owner of the disclosing entity (or fiscal agent or managed care entity) has an ownership or control interest.

54.2.6	The name, address, date of birth, and Social Security Number of any managing employee of the disclosing entity (or fiscal agent or managed care entity).

54.2.7
Disclosures from Providers or Disclosing Entities. Providers or disclosing entities shall comply with the information disclosure required by Section 54.2. Disclosure from any provider or disclosing entity is due at any of the following times:

54.2.7.1	Upon the provider or disclosing entity submitting the provider application.

54.2.7.2	Upon the provider or disclosing entity executing the provider agreement.

54.2.7.3	Upon request of ASES during the re-validation of provider enrollment process under 42 CFR 455.414.

54.2.7.4	Within 35 Calendar Days after any change in ownership of the disclosing entity.

54.2.8	Disclosures from Fiscal Agents. Fiscal agents shall comply with the information disclosure required by Section 54.2. Disclosures from fiscal agents are due at any of the following times:

54.2.8.1	Upon the fiscal agent submitting the proposal in accordance with the Government's procurement process.

54.2.8.2	Upon the fiscal agent executing the contract with the Government.

54.2.8.3	Upon renewal or extension of the Contract.

54.2.8.4	Within thirty-five (35) Calendar Days after any change in ownership of the fiscal agent.

54.2.9	Disclosures from the Contractor. The Contractor shall comply with the information disclosure required by Section 54.2. Disclosures from Contractors are due at any of the following times:

54.2.9.1	Upon the managed care entity submitting the proposal in accordance with the Government's procurement process.

54.2.9.2	Upon the MCO executing the contract with the Government.

54.2.9.3	Upon renewal or extension of the Contract.

54.2.9.4	Within thirty-five (35) Calendar Days after any change in ownership of the Contractor.

ARTICLE 55	AMENDMENT IN WRITING

55.1
No amendment, waiver, termination, or discharge of this Contract, or any of the terms or provisions hereof, shall be binding upon either Party unless confirmed in writing by ASES and any other appropriate governmental agency. Additionally, CMS approval shall be required before any such amendment is effective. Any agreement of the Parties to amend, modify, eliminate, or otherwise change any part of this Contract shall not affect any other part of this Contract, and the remainder of this Contract shall continue to be in full force and effect as set out herein.

55.2
ASES reserves the authority to seek an amendment to this Contract at any time if such an amendment is necessary in order for the terms of this Contract to comply with Federal law, the laws of Puerto Rico or the Government of Puerto Rico Fiscal Plan as certified by the Financial Oversight and Management Board for Puerto Rico pursuant to the Puerto Rico Oversight, Management and Economic Stability Act of 2016. The Contractor shall consent to any such amendment.

ARTICLE 56	CONTRACT ASSIGNMENT

56.1
The Contractor shall not assign this Contract, in whole or in part, without the prior written consent of ASES, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

ARTICLE 57	SEVERABILITY

57.1
If any Article, Section, paragraph, term, condition, provision, or other part of this Contract (including items incorporated by reference) is judged, held, declared, or found to be voidable, illegal, unenforceable, invalid or void, then both ASES and the Contractor shall be relieved of all obligations arising under such provision. However, if the remainder of the Contract is capable of being performed, it shall not be affected by such declaration or finding and those duties and tasks shall be fully performed. To this end, the provisions of the Contract are declared to be severable.

ARTICLE 58	ENTIRE AGREEMENT

58.1
This Contract constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior negotiations, representations, or contracts. No written or oral agreements, representatives, statements, negotiations, understandings, or discussions that are not set out, referenced, or specifically incorporated in this Contract shall in any way be binding or of effect between the Parties.

58.2
The terms of the Request for Proposals and of the Contractor’s Proposal are incorporated by reference, except as otherwise provided in this Contract. However, in the event of a conflict between the terms of this Contract and the terms of the Request for Proposals or the terms of the Contractor’s Proposal, the terms of this Contract shall prevail.

58.3	All applicable laws are incorporated by reference into this Contract, as provided in Article 38.

58.4
Subject to Section 55, the Contractor acknowledges that it may be necessary or convenient during the Contract Term to clarify or supplement certain terms and conditions of this Contract so that it conforms to the terms of the Request for Proposals or otherwise in order to incorporate CMS requirements. In any of these events, the Contractor agrees that ASES shall have the right to issue from time to time normative letters which shall be then incorporated into the Contract. Such normative letters are advisory in nature, and shall not, absent an amendment to the Contract, effect a change in the Contractor’s substantive obligations under this Contract.

ARTICLE 59	INDEMNIFICATION

59.1
The Contractor hereby releases and agrees to indemnify and hold ASES, the Government, and its departments, agencies, and instrumentalities harmless from and against any and all claims, demands, liabilities, losses, costs or expenses, and attorneys' fees, caused by, growing out of, or arising from this Contract, due to any act or omission on the part of the Contractor, its Agents, employees, customers, invitees, licensees, or others working at the direction of the Contractor or on its behalf, or due to any breach of this Contract by the Contractor, or due to the application or violation of any pertinent Federal, Puerto Rico or local law, rule or regulation. This indemnification extends to the successors and assigns of the Contractor and survives the termination of the Contract and the dissolution or, to the extent allowed by the law, the bankruptcy of the Contractor.

ARTICLE 60	NOTICES

60.1
All notices, consents, approvals, and requests required or permitted shall be given in writing and shall be effective for all purposes if hand delivered or sent by (i) personal delivery, (ii) expedited prepaid delivery service, either commercial or US Postal Service, with proof of attempted delivery, (iii) telecopies, or (iv) electronic mail. In each case of (c) and (d), with answer back acknowledged, addressed as follows:

60.1.1	If to ASES at:

Mailing Address: Administración de Seguros de Salud P.O. Box 195661 San Juan, PR 00919-5661	Physical Address: Administración de Seguros de Salud Urb. Caribe 1549 Ave. Ponce de León, Sec. El Cinco San Juan, PR 00926-2706
Attention: Executive Director

60.1.2	If to Contractor at:

Mailing Address: Triple-S Salud, Inc. P.O. Box 363628 San Juan, PR 00919-1580	Physical Address: Triple-S Salud, Inc. 1441 Ave. Roosevelt, 6th Floor San Juan, PR 00920
Attention: President

60.1.3
All notices, elections, requests, and demands under this Contract shall be effective and deemed received upon the earliest of (i) the actual receipt of the item by personal delivery or otherwise, (ii) two (2) Business Days after being deposited with a nationally recognized overnight courier service as required above, (iii) three (3) Business Days after being deposited in the US mail as required above or (iv) on the day sent if sent by facsimile with voice confirmation on or before 4:00 p.m. Atlantic Time on any Business Day or on the next Business Day if so delivered after 4:00 p.m. Atlantic Time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

ARTICLE 61	OFFICE OF THE COMPTROLLER

61.1	ASES will file this Contract in the Office of the Comptroller of Puerto Rico within fifteen (15) Calendar Days from the Effective Date of the Contract.

(Signatures on following page)

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties state and affirm that they are duly authorized to bind the respected entities designated below as of the day and year indicated.

ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)

/s/ Angela M. Avila Marrero	September 21, 2018
Angela M. Avila Marrero	Date
Executive Director
EIN: 66-0500678

TRIPLE-S SALUD, INC.

/s/ Madeline Hernández Urquiza	September 21, 2018
Madeline Hernández Urquiza	Date
President
EIN: 66-0555677

Attachment 1

This attachment is provided only as guidance to the Contractor. It is not an exhaustive list of all applicable laws and regulations. Contractor is responsible for ensuring compliance with all applicable state and federal laws.

Applicable Government laws and regulations:

•	Act 72 of September 7, 1993, including all of its amendments, known as “Puerto Rico Health Insurance Administration Law”, and its applicable regulations.

•
ASES General Rules and Regulations, No. 5253 of June 19, 1995, and ASES Regulations for the Imposition of Fines and Economic Sanctions for Breach of Contract of Underwriters and/or Health Services Organizations and to Establish the Procedure for Resolution and Adjudication of Related Complaints, Regulation No. 8446.

•	Act 77 of June 19, 1957, as amended, known as “Puerto Rico Insurance Code” and corresponding regulations, as applicable

•	Act 81 of March 14, 1912; as amended, known as “Organic Law for the Puerto Rico Health Department”, and corresponding regulations, as applicable.

•	Act 194 of August 25, 2000, as amended, known as “The Declaration of Patient’s Rights and Responsibilities”, and corresponding regulations, as applicable.

•	Act 408 of October 2, 2000, as amended, known as “Mental Health Code”, and corresponding regulations, as applicable.

•	Act 77 of June 24, 2013, as amended, known as the “Law of the Patient Advocate”, and corresponding regulations, as applicable.

•	Act 247 of September 3, 2004, as amended, known as the “Puerto Rico Pharmacy Law”, and corresponding regulations, as applicable.

•	Act 139 of August 1, 2008, as amended, known as “Law for the Medical Licensing and Discipline Board”, and corresponding regulations, as applicable.

•	Act 109 of June 28, 1962, as amended, known as “Law for the Puerto Rico Public Service”, and corresponding regulations, as applicable.

•	Act 225 of July 23, 1974, as amended, known as “Law for Ambulance Operation and Services”, and corresponding regulations, as applicable.

•	The Public Services Commission’s Regulations for Ambulance Services in Puerto Rico”, Regulation No. 6737 of December 16, 2003, as applicable.

•
Act 86 of August 16, 1997, as amended, known as “Law Granting Priority for Individuals with Pending Business traveling between Puerto Rico and Vieques and/or Culebra”, and corresponding regulations, as applicable.

•	Act 227 of August 12, 1999, as amended, known as “Law for the Commission to Implement the Public Policy on Suicide Prevention” and corresponding regulations, as applicable.

•	Act 243 of November 10, 2006, known as “Law to Establish the Public Policy Concerning the Use of the Social Security Number for Identification”, and corresponding regulations, as applicable.

•	Act. No. 2 de January 4, 2018, known as “Anticorruption Code for the New Puerto Rico”, and its applicable regulations.

•	Act No. 1 of January 3, 2012, as amended, known as the “Government Ethics Law of 2011”, and its applicable regulations.

•	Act 38 of June 30, 2017, known as the “Puerto Rico Uniform Administrative Proceeding Law”.

•	Act 111 of September 7, 2005, as amended, known as the “Law for Informing Citizens of the Security of Data Banks”, and its applicable regulations.

•	Act 80 of June 3, 2011, known as “Industrial and Trade Secret Protection Act of Puerto Rico”

•	Act No. 126 of October 31, 2013, as amended, known as “Law for the Protocol of Interagency Services for the Elderly Population Living in Infrahuman Conditions”.

•	Act No. 121 of July 12, 1986, as amended, known as “The Declaration of Elderly’s Rights”.

•	Act No. 352 of December 22, 1999, known as “Law Requiring Coverage of General Anesthesia for Minor and Disable Individuals”.

•	Act No. 212 of August 9, 2008, known as “Law for the Coverage of Clinical Services for Patients with Morbid Obesity and Metabolic Syndrome”.

•	Act No. 120 of July 16, 2015, known as “Law to Include Pulmonary Hypertension in the Special Coverage Provided by the Health Insurance Administration”.

•	Act No. 4 of June 23 of 1971, known as the “Controlled Substances Law of Puerto Rico”

•	ASES Normative Letters.

Applicable Federal Laws and Regulations:

•	Puerto Rico Health Department’s State Plan (“Medicaid State Plan” and CHIP State Plan”).

•	The Social Security Act, including Titles VII, XI, XIX and XXI.

•
Federal regulations as established by the Center for Medicare & Medicaid Services (“CMS”) including, but not limited to: 42 CFR part 438 (managed care), 42 CFR part 431 (fair hearings and appeals); 42 CFR part 455 (fraud and abuse reporting); 42 CFR part 447 (timely claim payment);45 CFR part 75 (as applicable); 42 CFR part 433, Subpart D; 42 CFR 431.53 (ambulance services); and 42 CFR 405.2402 (rural health clinic basic requirements).

•	Davis-Bacon Act, 40 U.S.C. 276a et seq.).

•	Federal False Claims Act, 31 U.S.C. § 3729.

•	Copeland Anti-Kickback Act, 40 U.S.C 3145.

•	Fair Labor Standards Act of 1938, 29 U.S.C 201 et seq.

•	Clean Air Act, 42 U.S.C. 7401 et seq.

•	Federal Water Pollution Control Act as Amended, 33 U.S.C. 1251 et seq.

•	Federal Rehabilitation Act of 1973.

•	Byrd Anti-Lobbing Amendment, 31 U.S.C. 1352

•	The Clinical Laboratory Improvement Amendments of 1988.

•
The Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, including its Omnibus Rule (“HIPAA”), applicable provisions of the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009 (“HITECH”), and their accompanying regulations, including the Privacy Rule (as defined herein) and the Security Rule (as defined herein). “Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information at 45 CFR, part 160 and part 164, subparts A and E, providing for federal privacy protections for an individual’s PHI held by entities subject to HIPAA requirements (each, a “Covered Entity”) and describing patient rights with respect to their PHI. “Security Rule” means HIPAA Security Standards (45 C.F.R. Parts 160, 162, and 164).

•	Americans with Disabilities Act, 42 U.S.C. 12101 et seq.

•	Medicare Modernization Act of 2003, P.L. 108-173.

•	Mental Health Parity and Addiction Equity Act of 2008, P.L. 110-343.

•	American Recovery and Reinvestment Act of 2009, P.L. 111-5.

•	Patient Protection and Affordable Care Act of 2010, P.L. 111-148.

Attachment 2

Attachment 3

___________, 2018

Dear Enrollee:

Hello and welcome to the Government Health Insurance Plan “MI Salud”! In MI Salud, you can choose your Insurer. If you do not have an Insurer you will be assigned one but you can change to a different Insurer if you want. Your Insurer works with you and your doctors to help you stay healthy.

You can choose your doctor, or primary care physician (PCP), or your Insurer will assign you one. Your PCP’s name is on your ID card. Carry this card with you and show it whenever you visit your doctor. Visit your doctor often to help you stay healthy.

This guide explains the benefits and services you can get through MI Salud. It also explains what to do if you have an emergency or urgent medical situation. Please read this guide carefully. It will help you learn about the services paid for by MI Salud. Keep this guide in a safe place so you can look up information later on.

If you have trouble reading the guide, you can ask your Insurer for a free copy of the guide in other formats like large print, Braille or audio CD.

Your Insurer can help answer any questions you have about your health care, ID card, benefits and doctors.

Please make sure your Insurer and your Medicaid Office has your most recent address and personal information. You can call your Insurer at [x]. Call or visit your local Medicaid Office, or call the Medicaid program call center at 787-641-4224.

Contact your Medicaid Office if your information changes. Make sure you go to your eligibility appointments so you can keep your MI Salud benefits.

We invite you to use your MI Salud benefits so you can get the care you need.

Cordially,

Angela Ávila Marrero
Executive Director

1

TABLE OF CONTENTS	2
WHO CAN I CALL FOR HELP?	4
WHAT INFORMATION CAN I FIND ONLINE?	4
YOUR RIGHT TO PRIVACY (HIPAA)	5
DO YOU NEED HELP UNDERSTANDING THIS GUIDE?	5
DO YOU NEED HELP TALKING WITH YOUR INSURER OR READING WHAT THEY SEND YOU?	5
PART 1: GETTING STARTED	6
HOW DO I SIGN UP FOR MI SALUD?	6
WHAT IF I HAVE A NEWBORN?	6
HOW DO I KEEP MY MI SALUD BENEFITS?	6
HOW DO I CHOOSE AN INSURER?	6
CAN I CHANGE MY INSURER?	7
CAN MY MEMBERSHIP WITH MY INSURER STOP?	7
HOW DO I REPORT CHANGES?	8
YOUR ID CARD	8
PART 2: YOUR PRIMARY CARE PHYSICIAN AND OTHER DOCTORS	10
HOW CAN I SEE MY PCP?	10
WHAT IF IT’S AN EMERGENCY AND I NEED CARE AFTER MY PCP’S OFFICE CLOSES?	11
CAN I CHANGE MY PCP?	12
WHAT HAPPENS AFTER I ASK FOR THE CHANGE?	13
WHAT ABOUT OTHER DOCTORS OR PROVIDERS I NEED TO SEE?	13
HELP WITH GETTING TO YOUR HEALTH CARE VISITS	15
PART 3: SERVICES MI SALUD PAYS FOR	16
GENERAL INFORMATION	16
DENTAL SERVICES	17
MENTAL HEALTH, ALCOHOL AND DRUG ABUSE SERVICES	17
PHARMACY SERVICES	18
NON-COVERED SERVICES	18
PART 4: WILL I HAVE TO PAY TO GET HEALTH CARE SERVICES?	21
COPAY CHARTS	21
PART 5: SPECIAL PROGRAMS	23
SPECIAL COVERAGE	23
SPECIAL COVERAGE FOR HIV-AIDS	25
CARE MANAGEMENT	26
HIGH COST HIGH NEEDS PROGRAM	27

2

[PLACEHOLDER for Insurer to add information about any other special programs]	27
PART 6: FOR YOUR PROTECTION	28
YOUR RIGHTS	28
YOUR RIGHT TO PRIVACY (HIPAA)	29
YOUR RESPONSIBILITIES	29
ADVANCE DIRECTIVES	29
FRAUD AND ABUSE	30
PART 7: COMPLAINTS AND APPEALS	32
NEED TO MAKE A COMPLAINT ABOUT YOUR CARE?	32
WHAT HAPPENS IF MY COMPLAINT ISN’T FIXED?	32
WHAT IS AN APPEAL?	32
WHAT WILL HAPPEN WHEN MY INSURER GETS THE APPEAL?	33
WHAT CAN I DO IF I DON’T AGREE WITH THE DECISION?	33
CAN I KEEP GETTING SERVICES DURING MY APPEAL OR HEARING?	34
PART 8: HOW MI SALUD WORKS WITH OTHER HEALTH INSURANCE	35
HOW MI SALUD WORKS WITH MEDICARE	35
HOW MI SALUD WORKS WITH OTHER INSURANCE	36
HOW MI SALUD WORKS IF YOU ARE A PUBLIC EMPLOYEE OR RETIREE	36
HOW MI SALUD WORKS IF YOU ARE A MEMBER OF THE POLICE DEPARTMENT OF PUERTO RICO	37
DEFINITIONS	38

3

WHO CAN I CALL FOR HELP?

If you are having an emergency, call 911.

Insurer’s Member Services Line [PLACEHOLDER for Insurer’s Member Services Line phone number and hours]
Medicaid Program Call Center 787-641-4224

ASSMCA (Linea PAS) Mental Health Service Line 1-800-981-0023

Patient Advocate Office Toll-free 1-800-981-0031 TTY 787-710-7057

Puerto Rico Health Insurance Administration (ASES) MI Salud Toll-free 1-800-981-2737

WHAT INFORMATION CAN I FIND ONLINE?

For provider directory, orientation and education materials and an electronic copy of this guide:

[PLACEHOLDER for Insurer website]

For information about Mi Salud: http://www.ases.pr.gov

For information about Medicaid programs: http://www.medicaid.pr.gov

4

For more information on patient protections:
http://www2.pr.gov/Directorios/Pages/InfoAgencia.aspx?PRIFA=231

YOUR RIGHT TO PRIVACY (HIPAA)

There are laws that protect your privacy. The Government of Puerto Rico, your Insurer, and your doctors can’t tell others certain facts about you. Read more about your privacy rights in Part 6 of this guide.

DO YOU NEED HELP UNDERSTANDING THIS GUIDE?

If the information provided in this guide is confusing or if you have any questions, call your Insurer for help at [x].

DO YOU NEED HELP TALKING WITH YOUR INSURER OR READING WHAT THEY SEND YOU?

Your Insurer must make this guide and all written materials available to you in Spanish and English. You can also ask your Insurer to send this guide or any written materials in other languages or other formats like large print, audio CD or Braille. Materials in other languages or formats are free.

If you speak another language, your Insurer must provide an interpreter to help you understand. The interpreter is free.

Call your Insurer at [x] for help.

5

PART 1: GETTING STARTED

HOW DO I SIGN UP FOR MI SALUD?

Anyone who wants to see if they can sign up for MI Salud can visit their local Medicaid Office. They will look at the person’s information and tell them if they are eligible for MI Salud.

To find out where your Medicaid Office is, call the Medicaid Program call center at 787-641-4224. The call is free. Or visit www.medicaid.pr.gov.

WHAT IF I HAVE A NEWBORN?

If you have a newborn, visit your Medicaid Office and give them a copy of the newborn’s birth certificate to enroll the newborn in MI Salud. If you do not do this, the newborn cannot get services under MI Salud. When you have a newborn, you also might be able to get other benefits, so it is important to visit the Medicaid Office so they can check.

HOW DO I KEEP MY MI SALUD BENEFITS?

To keep your MI Salud benefits, you have to go to all your Medicaid appointments. Your Insurer will send you a letter 90 days, 60 days and 30 days before the day when your MI Salud benefits stop. These letters will remind you that you have to go to your local Medicaid Office to maintain your eligibility in MI Salud.

If you miss your appointment, call the Medicaid Program Call Center at 787-641-4224 or visit your local Medicaid Office to ask for a new appointment.

HOW DO I CHOOSE AN INSURER?

Once you sign up for MI Salud, you can choose your Insurer. Your Insurer will work with you and your doctors to keep you healthy.

There is an enrollment counselor available in Medicaid offices and on the phone who can help you choose an Insurer. The enrollment counselor does not work for any Insurer or any providers. They are neutral. They can give you information about MI Salud and your benefits. They can tell you about the choices available to you and help answer your questions. They can’t choose for you.  They can help you:

•	Choose a new Insurer or change Insurers;
•	If you change your Insurer, they can also help you change your Primary Care Physician (PCP) or Primary Medical Group (see more information in Part 2 of this guide).

6

You can contact the Enrollment Counselor for support:

•	By phone at 1-800-981-2737, Monday through Friday, 8 am to 6 pm
•	In the Medicaid offices

There are Enrollment Counselor staff in each of the Medicaid Offices. The offices are open Monday through Friday from 7:30am to 4:00pm. Your Insurer can tell you the Medicaid Office that is closest to you.

If you do not choose an Insurer, one will be chosen for you.

CAN I CHANGE MY INSURER?

Yes, you can ask to change your Insurer. Once you have chosen an Insurer or one has been chosen for you, you have 90 days to change Insurers. You can also change your Insurer once a year during the “open enrollment period”, which is from November 1 to January 31.

If you want to change your Insurer, call the Enrollment counselor at 1-800-981-2737 or visit your local Medicaid Office.

You can also ask to change your Insurer at any time if you have certain reasons, like:

•	You are not able to access services or providers.
•	You cannot get all related services you need at one time from the doctors, healthcare professionals and service facilities that work with your Insurer.
•	You get poor-quality care.
•	You ask for a service that your Insurer does not cover because of moral or religious reasons.
•	Your Insurer does not have doctors that are experienced in dealing with your health care needs.

If you want to change your insurer for one of these reasons, you can ask for this change from the enrollment counselor or ASES. ASES will decide if you can change or if you have to wait until Open Enrollment. If you do not like the decision ASES makes, you can ask them to reconsider. If the decision is still not to your liking, you can ask for a hearing.

CAN MY MEMBERSHIP WITH MY INSURER STOP?

Yes, your membership with your Insurer will stop if you:

•	Lose eligibility for MI Salud.
•	Move outside of Puerto Rico.
•	Go to prison.

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•	Give your ID card to someone else to use.
•	Move to a long-term care nursing facility or intermediate care facility for the developmentally disabled.

You will not lose your membership with your Insurer if:

•	You have changes in your health.
•	You are using more health care services.

You also might want to stop your membership with your Insurer if you no longer need your MI Salud benefits. If this happens, let your Medicaid Office and your Insurer know.

HOW DO I REPORT CHANGES?

MI Salud and your Insurer are committed to helping you. To support your needs, we need your help.

Please remember to let your Medicaid Office and Insurer know of any changes that may affect your membership or benefits. Some examples include:

•	You are pregnant.
•	You have a newborn.
•	You have changes in your family group (for example, you get married, someone in your family dies, and someone in your family reaches age 21).
•	You move or your phone number changes.
•	You or one of your children has other health insurance.
•	You have a special medical condition.
•	You move outside of Puerto Rico
•	Your income changes (for example, you lose your job or get a new job)

To report a change, call the Medicaid Program call center at 787-641-4224 or visit your local Medicaid Office.

It is important to make sure your contact information is up to date with your local Medicaid Office. This is important because Medicaid and your Insurer send you important information about your MI Salud coverage and benefits in the mail. If they don’t have your current address, you could lose your MI Salud benefits. To report a change, call your Insurer or visit your local Medicaid Office.

YOUR ID CARD

Everyone in MI Salud has an ID card. This is an example of what it looks like:

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Each insured person in your family will have his/her own ID card, even if he/she is a newborn. Your ID card has important information like:

•	Your ID number (MPI)
•	How to access emergency services
•	Any money you will pay for health services
•	Your Insurer’s free phone number (on the back of your card)
•	The phone number for the free MI Salud Service Line and the free 24/7 MI Salud Medical Advice Line (on the back of your card).

If you need to use your health benefits before you get your ID card, use your MA-10 form given to you by your Medicaid Office.

Remember to:

•	Always carry your ID card with you.
•	Keep your card in a safe place so you don’t lose it.
•	Take your ID card when you go to the doctor or to the emergency room.
•	Be sure they give you your ID card back.

Your ID card is only for you. Don’t let anyone else use your card. If your card is lost or stolen, you can ask your Insurer for a new card. You can visit your Insurer’s Service Centers or call them at [x]. The phone call is free.

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PART 2: YOUR PRIMARY CARE PHYSICIAN AND OTHER DOCTORS

When you sign up with your Insurer, you must choose a doctor or “primary care physician” (PCP). This is the main person you will see for most of your health care. This includes checkups, treatment for colds and flu, health concerns and health screenings. Your PCP can find and treat health problems early. He or she will have your medical records. Your PCP can see your whole health care picture. Your PCP keeps track of all of the care you get.

There are different types of doctors who are PCPs, like:

•	General Practitioners
•	Family Physicians
•	Pediatricians
•	Gynecologists/Obstetricians
•	Internists

You must choose a PCP for each insured member in your family. Your family members can have different PCPs.

If you are a woman over age 12, you can also choose a gynecologist to be your PCP. If you are pregnant, your PCP could be your obstetrician during your pregnancy. When your pregnancy ends you will go back to your regular doctor, but your gynecologist will still take care of your gynecological needs. You may choose a pediatrician or a family physician for your newborn or one will be chosen for you.

To choose your PCP, call your Insurer at [x]. If you do not choose one, then one will be chosen for you.

A Primary Medical Group is a group of doctors that help arrange your health care services and work with your Insurer to make sure you get the care you need. Your ID card shows the name of your PCP and your Primary Medical Group number.

HOW CAN I SEE MY PCP?

If you need an appointment, call your PCP. It is free to make appointments with them. It is important that you keep your appointments with your PCP. If you cannot make it for any reason, call the PCP’s office right away to let them know.

If your PCP is new for you, you should get to know him/her. Call to get an appointment as soon as you can. This is even more important if you’ve been getting care or treatment from a different doctor. We want to make sure that you keep getting the care you need. If you feel OK, you should call to get a checkup with your PCP.

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Before you go to your first appointment:

1.
Ask your past doctor to give you your medical records. This will not cost you anything. Bring your medical records to your new PCP at your first visit. They will help your new PCP learn about your health.

2.	Call your PCP to schedule your appointment.
3.	Have your ID card ready when you call.
4.	Say you are a MI Salud member and give them your ID number.
5.	Write down your appointment date and time. If you’re a new patient, the provider may ask you to come early. Write down the time they ask you to be there.
6.	Make a list of questions you want to ask your doctor. List any health problems you have.
7.	If you need a ride to the appointment and have no other way to get there, call your Insurer or your local Municipality. They can help you get a ride.

On the day of your appointment:

1.	Bring a list of all your medicines and your questions with you so your doctor will know how to help you.
2.	Be on time for your visit. If you cannot keep your appointment, call your PCP to get a new time.
3.	Take your ID card with you. Your PCP may make a copy of it.

WHAT IF IT’S AN EMERGENCY AND I NEED CARE AFTER MY PCP’S OFFICE CLOSES?

Most PCPs have regular office hours. Your Insurer’s Provider Directory will tell you when your doctors’ offices are open. Most Primary Medical Groups also have clinics that are open late. But, you can call your Insurer service line anytime.

You can get emergency health care any time you need it. Always carry your ID card with you. In case of an emergency, doctors will know you have MI Salud. If you call your Insurer's Medical Advice Service Line before you go to the emergency room, you will not have to pay when you go to the emergency room.Your Insurer's Medical Advice Service Line number is [x].

Emergencies are times when there could be serious danger or damage to your health if you don’t get medical care right away.

Emergencies might be things like:	These are usually not emergencies:

• Shortness of breath, not able to talk	• Sore throat

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• A bad cut, broken bone, or a burn	• Cold or flu

• Bleeding that cannot be stopped	• Lower back pain

• Strong chest pain that does not go away	• Earache

• Strong stomach pain that doesn’t stop	• Stomachache

• Seizures that cause someone to pass out	• Small, superficial, cuts

• Not able to move your legs or arms	• Bruise

• A person who will not wake up	• Headache, unless it is very bad and like you’ve never had before

• Drug overdose	• Arthritis

If you think you have an emergency, go to the nearest hospital Emergency Room (ER). If you can’t get to the ER, call 911.

If you need emergency care, you don’t have to get an OK from anyone before you get emergency care.

If you are not sure if it’s an emergency, call your PCP. You can call your Insurer’s Medical Advice Service Line at any time. Your PCP can help you get emergency care if you need it.

You can also call MI Salud call center for advice. Their phone number is on the back of your ID card. You can call 24 hours a day, 7 days a week.

CAN I CHANGE MY PCP?

Yes, you can change your PCP at least once a year. There are other reasons why you may need to change your PCP. For example, you may want to see one whose office is closer to you. To change your PCP you must call your Insurer to corroborate whether the change may be performed.

You could also change to a new Primary Medical Group if the PCP you want to see is in a different Primary Medical Group.

Most of the time, after the first 90 days of signing up with your Insurer, you can change your Primary Medical Group at any time for some reasons, like if:

•	Your PCP can’t give you the care or treatment you need because of ethical (moral) or religious reasons.
•	Your PCP can’t give you all the services you need at the same time, and not getting services at the same time is risky for your health.
•	You get bad quality care.

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•	You can’t access the services you need.
•	Your PCP doesn’t have experience to take care of your health care needs.

For orientation and to make the change, call your Insurer at [x].

Another reason why your PCP or Primary Medical Group could change is if your PCP or Primary Medical Group stops working with your Insurer. If this happens, your Insurer will send you a letter letting you know your new PCP or Primary Medical Group. If you want to change your PCP or Primary Medical Group, call your Insurer at [x].

WHAT HAPPENS AFTER I ASK FOR THE CHANGE?

Once you make the change with your Insurer, it will take some time for the change to be effective. If you make the change in the first 5 days of a month, it will be effective in the next month. For example, if you make the change on January 5, it will be effective on February 1. But if you make the change after the first 5 days of the month, it will be effective the month after next. For example, if you make the change on January 6, it will be effective March 1.

You should keep seeing your old PCP until the change is effective. You cannot start seeing your new PCP until the effective date.

WHAT ABOUT OTHER DOCTORS OR PROVIDERS I NEED TO SEE?

Besides your PCP, you may also need to see other doctors and health care providers, like specialists. A specialist is a doctor who gives care for a certain illness or part of the body. One kind of specialist is a cardiologist, who is a heart doctor. Another kind of specialist is an oncologist, who treats cancer. There are many kinds of specialists.

Besides specialists, you may also need to go to other healthcare professionals and healthcare facilities to get care, like laboratories, x-ray facilities, or hospitals. The doctors, other health care professionals and service facilities that work with your Insurer and your Primary Medical Group are called the Preferred Provider Network.

The other doctors, other health care professionals and service facilities that work with your Insurer are called the General Network. When you sign up with your Insurer, they will mail you a Provider Directory for the Preferred Provider Network and the General Network. These lists are also on your Insurer’s website at [x]. Your Primary Medical Group and your Insurer’s Service Centers also have a copy of the lists.

For more information about how MI Salud works if you have Medicare, look at Part 8 of this guide.

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Preferred Provider Network

The doctors, other health care professionals and services facilities who work with your Primary Medical Group are called the Preferred Provider Network.

There are benefits to seeing the doctors, other health care professionals and service facilities in the Preferred Provider Network:

•	You can visit any of the doctors and service facilities in the Preferred Provider Network for free.
•	If you visit the doctors, healthcare professionals and service facilities in your Preferred Provider Network, you don’t need to go to your PCP first to get a referral.
•	If you get any of the following services within the Preferred Provider Network, you don’t need your PCP to sign off:
•	Prescription medicine
•	Laboratory tests
•	X-rays

To get more information about your Preferred Provider Network, you can:

1.	Call your Insurer at [x].
2.	Call MI Salud call center at 1-800-981-2737.
3.	Go to your Insurer’s Service Centers.
4.	Call your Primary Medical Group.

General Network

The general network is the health care professionals and services facilities that work with your Insurer and that support the Primary Medical Groups. If the doctor or provider you need to see isn’t in your Preferred Provider Network, they might be in your Insurer’s General Network. You can see any doctor or provider in your Insurer’s General Network as long as you go to your PCP first to get a referral. If you need a referral, your PCP must give you one during your visit or within 24 hours after you ask for one.

Your PCP will coordinate your visits to doctors or providers in the General Network.

You might need to pay money for these visits. Look at Part 4 of this guide for more information about payments.

If you get any of the following by a provider in the General Network, your PCP will have to sign off:

•	Prescription medicine
•	Laboratory tests
•	X-rays

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Out-of-Network

A doctor or other provider who does not work with your Insurer is called an Out-of-Network provider. If you need to see a doctor or other provider who is out-of-network, your PCP must get an OK from your Insurer first. This OK is called a prior authorization. Your Insurer must give the prior authorization within 72 hours of getting the request. If you need the prior authorization faster because of your health care needs, your Insurer must give the prior authorization within 24 hours.

If you need services from an out-of-network community health clinic, you will first need a referral from your PCP. You can get care at an out-of-network community health clinic for free.

If you feel that your Insurer or your doctors are not following these rules, you can call your Insurer at [x] and tell them that you need to make a complaint. You can also call the Patient Advocate Office at 1-800-981-0031 or ASES at 1-800-981-2737.

HELP WITH GETTING TO YOUR HEALTH CARE VISITS

If you don’t have a way to get to your health care visits, your Insurer and your Municipality can help with transportation. Each Municipality has some ways to help you get to your visits. Call your Insurer at [x] or call your local Municipality for help.

Your Insurer and some providers also offer transportation for some members through care management. If you need the help of a care manager and you do not have one, call your Insurer at [x]. Part 5 of this guide has more information on care management.

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PART 3: SERVICES MI SALUD PAYS FOR

GENERAL INFORMATION

MI Salud offers services to keep you healthy. MI Salud works with Insurers, who coordinate with you and your doctors to help you access services you need.

You can start getting services as soon as your Medicaid Office tells that you are eligible for the Government Health Program. You don’t have to wait.

As a MI Salud enrollee, you have a variety of health care benefits and services available to you. Not everyone in MI Salud has the same benefits. The benefits that are covered for you depend on the group you’re in. Your ID card will tell you what coverage you can get.

Listed below are the services that MI Salud covers. Some services may have limits. Call your Insurer at [x] if you want more information.

•	Routine doctor office visits, checkups, and sick visits

•	Well-baby visits, well-child visits, and immunizations

•	Tests and studies, laboratory work, and X-rays

•	Preventive services, including mammogram, colonoscopy, and well visits for adults

•	OB/GYN exams and annual Pap tests

•
Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) services, including periodic preventive health screenings and other necessary diagnostic and treatment services for members ages 21 and under

•	Nutritional evaluations and tests

•	Vision and hearing test

•	Prenatal and postpartum care

•	Family planning

•	Health certificates

•	Dental services

•	Physical therapy

•	Occupational therapy

•	Speech therapy

•	Physician home visits

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•	Pharmacy

•	Care management and care coordination services

•	Emergency services

•	Post-stabilization services

•	Mental health services

•	Visits to specialists

•	Community health clinic services

•	Hospital: inpatient and/or outpatient care

•	Mental health hospitalization and partial hospitalization

•	Ambulatory service center services

•	Surgery: inpatient and/or outpatient

•	Ambulance services

•	Outpatient rehabilitation services

[PLACEHOLDER for additional services that the Insurer covers]

DENTAL SERVICES

MI Salud offers dental services. You can see any dentist that accepts MI Salud. You can find information about participating dentists in your Insurer’s Provider Directory. When you sign up with your Insurer, they will mail you a Provider Directory. The list is also on your Insurer’s website at [x]. Your Primary Medical Group and your Insurer’s Service Centers also have a copy of the list.

For questions about your dental benefits, call your Insurer at [x].

MENTAL HEALTH, ALCOHOL AND DRUG ABUSE SERVICES

MI Salud offers mental health, alcohol and substances abuse services. You do not have to see your PCP first to see a doctor or other provider for mental health, alcohol or substances abuse services. You can ask for these services whenever you feel like you need them.

MI Salud wants to make it easy for you to get physical and mental health, alcohol, and substance abuse services in the same place. This is called integrated care.

Your Primary Medical Group is one place you can go to get mental health, alcohol or drug abuse services. Your Primary Medical Group must have a psychologist and/or a social worker available at least from 4 to 16 hours per week during regular business hours.

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If you get mental health, alcohol or drug abuse services at another place (like a mental health clinic or a psychiatric hospital), they must have services from a PCP in the office at least part of the time to care for your physical health needs.

If you need help finding mental health, alcohol and substance abuse services, call your Insurer at [x].

PHARMACY SERVICES

MI Salud covers prescription medicines. If you need medicine, your provider will write you a prescription to take to a participating pharmacy. You can choose any pharmacy that works with your Insurer. You can find a list of participating pharmacies in your Insurer’s Provider Directory. Or you can call your Insurer at [x].

Prescription medicines are free for children up to the age of 20 and for pregnant women that are Medicaid or CHIP beneficiaries. Other adults will need to pay for prescription drugs. For more information on payments for prescription medicines, look at Part 4 of this guide.

Your Covered Drugs Formulary (CDF) is the list of medicines MI Salud covers. This list helps your doctor prescribe medicines for you. Brand-name and generic medicines are on the CDF. A generic version of a medicine is the first choice. If a generic version of a medicine is available, your doctor has to prescribe the generic version.

If you have a chronic condition, your doctor can write a prescription for a 90-day supply of some medicines. This way, you only have to pay for the medicine once instead of paying three times (1 payment per month).

NON-COVERED SERVICES

Here is a general list of some services that are not covered by MI Salud. You can find a full list of services that MI Salud will not pay for online at [x]. Or, you can call your Insurer at [x] for a full list.

Some non-covered services are:

1.	Services for non-covered illnesses or trauma.

2.	Services for automobile accidents covered by the Administration of Compensation for Automobile Accidents (ACAA, for its acronym in Spanish).

3.	Accidents on the job that are covered by the State Insurance Fund Corporation.

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4.	Services covered by another insurance or entity with primary responsibility (third party liability).

5.	Specialized nursing services for the comfort of the Patient when they are not medically necessary.

6.	Hospitalizations for services that can be rendered on an outpatient basis.

7.	Hospitalization of a Patient for diagnostic services only.

8.	Expenses for services or materials for the Patient’s comfort such as telephone, television, admission kits, etc.

9.	Services rendered by Patient’s relative (parents, children, siblings, grandparents, grandchildren, spouse, etc.).

10.	Organ and tissue transplants, except skin, bone and corneal transplants.

11.	Weight control Treatments (obesity or weight increase for aesthetic reasons).

12.	Sports medicine, music therapy and natural medicine.

13.	Cosmetic surgery to correct physical appearance defects.

14.	Services, diagnostic tests ordered or provided by naturopaths, and iridologists.

15.	Health Certificates except for (i) venereal disease research laboratory tests, (ii) tuberculosis tests and (iii) any certification related to the eligibility for the Medicaid program.

16.	Mammoplasty or plastic reconstruction of breast for aesthetic purposes only.

17.	Outpatient use of fetal monitor.

18.	Services, Treatment or hospitalization as a result of induced, non-therapeutic abortions or their complications.

19.	Medications delivered by a provider that does not have a pharmacy license, with the exception of medications that are traditionally administered in a doctor’s office such as an injection.

20.	Epidural anesthesia services.

21.	Educational tests, educational services.

22.	Peritoneal dialysis or hemodialysis services (Covered under the Special Coverage).

23.	New or experimental procedures not approved by ASES to be included in the Basic Coverage.

24.	Custody, rest and convalescence once the disease is under control or in irreversible terminal cases (hospice care for members under 21 is part of basic coverage).

25.	Services covered under the Special Coverage.

26.	Services received outside the territorial limit of the Commonwealth of Puerto Rico, except for emergency services for Medicaid or CHIP beneficiaries.

27.	Judicial order for evaluations for legal purposes.

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28.	Counseling services or referrals based on moral or religious objections of the Insurer are excluded.

29.	Travel expenses, even when ordered by the PCP, are excluded.

30.	Eyeglasses, contact lenses and hearing aids (for members over age 21).

31.	Acupuncture services.

32.	Procedures for sex changes, including hospitalizations and complications.

33.	Treatment for infertility and/or related to conception by artificial means including tuboplasty, vasovasectomy, and any other procedure to restore the ability to procreate.

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PART 4: WILL I HAVE TO PAY TO GET HEALTH CARE SERVICES?

Sometimes you will have to pay to get health care services. Preventive care is care that helps you stay well, like checkups, shots, pregnancy care, and childbirth. This kind of care is always free. You don’t have copays for preventive care.

For other care like hospital stays or sick child visits, you may have to pay part of the cost. Copays are what you pay for each health care service you get.

Not everyone in MI Salud has copays. Your ID card will tell you if you have copays and what they are. Copays depend on the type of MI Salud you have. Your ID card says what type of MI Salud you have.

None of your doctors or providers can refuse to give you medically necessary services because you don’t pay your copays. But, your Insurer and your providers can take steps to collect any copays you owe.

You should only have to pay your copay for your care. You should not be billed for the rest of the cost of your care. If you are billed for the rest of the cost, you can appeal. Look at Part 7 of this guide to find out what to do if you get a bill for your care.

COPAY CHARTS

Do you have to pay copays for a PCP, Specialist, ER visit, hospital stay, or other type of service? Not sure? Check the chart below, look at your ID card or call your Insurer at [x].

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* Copays apply to diagnostic tests only.  Copays do not apply to tests required as part of a preventive service.
** Copays apply to each medicine included in the same prescription pad.

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PART 5: SPECIAL PROGRAMS

SPECIAL COVERAGE

Enrollees with special health care needs can get Special Coverage that will provide services for the care they need. The special health care needs are:

1.	Aplastic Anemia
2.	Rheumatoid Arthritis
3.	Autism
4.	Cancer
5.	Skin Cancer such as Invasive Melanoma or squamous cells with evidence of metastasis.
6.	Skin Cancer - Carcinoma IN SITU
7.	Chronic Renal Disease
8.	Scleroderma
9.	Multiple Sclerosis (MS) and Amiotrophic Lateral Sclerosis (ALS)
10.	Cystic Fibrosis
11.	Hemophilia
12.	Leprosy
13.	Systemic Lupus Erythematosus(SLE)
14.	Children with Special Health Needs
15.	Obstetric
16.	Tuberculosis (Tb)
17.	HIV/AIDS
18.	Adults with phenylketonuria (PKU)
19.	Pulmonary Hypertension

Your PCP or your Primary Medical Group can give you more information on which people qualify for the special coverage. If you qualify for Special Coverage, they can also help you sign up for it.

People with Special Coverage can choose any provider that works with your Preferred Provider Network or your Insurer’s General Network. People with Special Coverage can get prescription medications, tests and other services through the Special Coverage without a referral or needing their PCP to sign off.

Your Insurer will let you know if you are qualified and will if you are must make sure that you get access to the services. MI Salud Special Coverage will begin when the enrollee reaches the limits of the Special Coverage for any other health plan.

The benefits under Special Coverage include the list below. Some services may have limits. Contact your Insurer at [x] if you want more information.

•	Coronary disease services and intensive care

•	Maxillary surgery

•	Neurosurgical and cardiovascular procedures

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•	Peritoneal dialysis and related services

•	Clinical services and laboratory tests

•	Neonatal intensive care unit services

•	Chemotherapy, radiology and related services

•	Gastrointestinal conditions, allergies and nutritional evaluation for autistic patients

•	Procedures and diagnostic tests, when medically necessary

•	Physical therapy

•	General Anesthesia

•	Hyperbaric chamber

•	Immunosuppressive medicines and laboratory tests for patients who have received transplants

•	Treatment for specific conditions after diagnosis:

✓
Positive HIV Factor and Acquired Immunodeficiency Syndrome (AIDS) – Ambulatory and hospitalization services are included. You do not need a Referral or Prior-Authorization from your Insurer or your PCP for visits and treatment at the Immunology Regional Clinics of the Health Department;

✓	Tuberculosis;

✓	Leprosy;

✓	Lupus;

✓	Cystic fibrosis;

✓	Cancer;

✓	Hemophilia;

✓	Aplastics Anemia;

✓	Reumatoid Artritis ;

✓	Autism;

✓	OBG Obstetricians;

✓	Post Organ Transplantation; and

✓	Children with special needs. Except:

o	Asthma and diabetes (Part of the Disease Management Program),

o	Psychiatric disorders, and

o	Catastrophic diseases for persons with Intellectual disabilities

•	Scleroderma

•	Multiple Sclerosis (MS) and Amyotrophic Lateral Sclerosis (ALS)

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•	Services for the Treatment of conditions resulting from self-inflicted damage or as a result of a felony committed by a beneficiary or negligence.

•	Chronic renal disease

•	Medications required for the ambulatory Treatment of Tuberculosis and Leprosy

SPECIAL COVERAGE FOR HIV-AIDS

If you have HIV or AIDS, your PCP must ask your Insurer to give you Special Coverage. Once your Insurer adds you to Special Coverage, they will mail you a letter letting you know that you can get services under Special Coverage. The letter will let you know when the Special Coverage starts and when it will stop.

Once you have the letter, you can get all services and treatments for your condition like prescription medicines, laboratory tests, x-rays and other services without your PCP needing to sign off.

You must get your prescription medicines for HIV/AIDS at the Department of Health’s Centers for Prevention and Treatment of Communicable Diseases. Here they are:

Centers for the Prevention and Treatment of Communicable Diseases (CPTET, for its acronym in Spanish)

REGION	TELEPHONE/FAX	ADDRESS

ARECIBO	(787) 878-7895 Fax. (787) 881-5773 Fax. (787) 878-8288 Tel. (787) 879-3168	Antiguo Hosp. Distrito (Dr Cayetano Coll y Toste) Carretera 129 hacia Lares Arecibo, PR 00614 PO Box 140370 Arecibo, PR 00614

BAYAMON	(787) 787-5151 Ext. 2224, 2475 (787) 787-5154 Fax. (787) 778-1209 (787) 787-4211	Antigua Casa de Salud Hosp. Regional Bayamón Dr. Ramón Ruíz Arnau, Ave. Laurel Santa Juanita Bayamón, PR 00956

CAGUAS CLINICA SATELITE HUMACAO	(787) 653-0550 Ext. 1142, 1150 Fax (787) 746-2898; 744-8645 (787) 285-5660	Hosp. San Juan Bautista PO Box 8548 Caguas, PR 00726-8548 CDT de Humacao, Dr. Jorge Franceshi Calle Sergio Peña Almodovar Esq. Flor Gerena Humacao, Puerto Rico 00791

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CAROLINA	(787)757-1800 Ext. 454, 459 Fax (787)765-5105	Hospital UPR Dr. Federico Trilla P. O. Box 6021 Carolina, PR 00984-6021 Carretera 3, Km. 8.3

CLETS	(787)754-8118 (787)754-8128 (787)754-8127	P. O. Box 70184 San Juan, PR 00936-8523 Calle José Celso Barbosa Centro Médico de PR Bo. Monacillos, San Juan

FAJARDO	(787)801-1992 (787)801-1995	Calle San Rafael # 55 Fajardo, PR 00738

MAYAGUEZ	(787)834-2115 (787)834- 2118	Centro Médico de Mayagüez Hospital Ramón Emeterio Betances Carr.# 2 Suite 6 Mayagüez, PR 00680

PONCE	(787)842-0948 (787)842-2000	Departamento de Salud Región Ponce Antiguo Hosp. Distrito Ponce Dr. José Gándara Carretara Estatal 14 Bo. Machuelo Ponce, PR 00731

CENTRAL OFFICE	(787)765-2929 Ext. 4026, 4027 Fax (787)274-5523	P.O. Box 70184 San Juan, PR 00936 Ant. Hosp. Psiquiatría Pabellón 1, primer piso, 4ta. Puerta - Terrenos de Centro Médico, Río Piedras

CARE MANAGEMENT

Some people with high needs and special conditions can receive Care Management. If you are eligible for Care Management, nurses, social workers and nutritionists are available to help you create a plan for your care. Your team will review your care plan with you at least once a year, if your health needs change, or if you ask for a review.

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You can ask for help through this program by calling your Insurer at [x]. Your doctor, your family, your hospital can also ask for you.

For more information call your Insurer at [x].

HIGH COST HIGH NEEDS PROGRAM

If you have certain conditions, you may benefit from your Insurer’s High Cost High Needs program to help you get all the care you need. This program is free.

If your PCP tells you that you have:

•	Cancer
•	End-Stage Renal Disease (ESRD)
•	Multiple Sclerosis
•	Rheumatoid Arthritis
•	Diabetes
•	Asthma
•	Severe Heart Failure
•	Hypertension
•	Chronic Obstructive Pulmonary Disease (COPD)
•	Depression
•	Attention-Deficit/Hyperactivity Disorder (ADHD)
•	Substance Use Disorders
•	Serious Mental Illness (SMI)
•	Hemophilia
•	Autism

Your Insurer will offer you extra help with getting care. Your Insurer may want to send someone to your home to talk to you about your needs and learn which, doctors, tests or other help is needed. Talking to the Insurer about your needs will help them understand the best ways to help you.

[PLACEHOLDER for Insurer to add information about High Cost High Needs Program]

[PLACEHOLDER for Insurer to add information about any other special programs]

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PART 6: FOR YOUR PROTECTION

YOUR RIGHTS

You have the right to:

•	Be treated with respect and in a dignified way.

•
Get written information from your Insurer in English and Spanish and translated into any other language. You also have the right to get written information in an alternative format. Afterwards, you have the right to get all future written information in that same format or language, unless you tell your Insurer otherwise.

•	Get information about your Insurer, health care facilities, health care professionals, health services covered, and how to access services.

•	Choose a Primary Medical Group, your PCP, and other doctors and providers within your Preferred Provider Network.

•	Choose a dentist and a pharmacy among your Insurer’s network.

•	Contact your doctors when you want to and in private

•	Get medically necessary care that is right for you, when you need it. This includes getting emergency services, 24 hours a day, 7 days a week.

•	Be told in an easy-to-understand way about your care and all of the different kinds of treatment that could work for you, no matter what they cost or even if they aren’t covered.

•	Help to make decisions about your health care. You can turn down care.

•	Ask for a second opinion for a diagnosis or treatment plan.

•	Make an Advanced Directive. Look at Part 6 of this guide for more information.

•	Get care without fear of physical restraint or seclusion used for bullying, discipline, convenience or revenge.

•
Ask for and get information about your medical records as the federal and state laws say. You can see your medical records, get copies of your medical records, and ask to correct your medical records if they are wrong.

•
File a complaint or an appeal about your Insurer or your care. Look at Part 6 of this guide for more information. The complaint can be filed in your Insurer’s office or in the Patience Advocate office.

•
Get services without being treated in a different way because of race, color, birthplace, language, sex, age, religion, or disability. You have a right to file a complaint if you think you have been treated unfairly. If you complain or appeal, you have the right to keep getting care without fear of bad treatment from your Insurer, providers, or MI Salud.

•	Choose an Authorized Representative to be involved in making decisions.

28

•	Provide informed consent.

•	Only have to pay the amounts for services listed in Part 4 of this guide. You can’t be charged more than those amounts.

•	Be free from harassment by your Insurer or its Network Providers with respect to contractual disputes between the Insurer and its Providers;

YOUR RIGHT TO PRIVACY (HIPAA)

Your health information is private. The law says that ASES and your Insurer must protect your information. ASES and your Insurer can share your information for your care, to pay your health claims, and to run the program. But we can’t share your information with others unless you tell us we can. If you want to know more about what information we have, how we can share it, or what to do if you don’t want your health information shared with certain people, call your Insurer.

YOUR RESPONSIBILITIES

You have the responsibility to:

•	Understand the information in your guide and other papers that your Insurer sends you.

•	Give your doctor your health records and let them know about any changes in your health so that they can take care of you.

•	Follow your doctor’s instructions. If you can’t follow your doctor’s instructions, let them know.

•	Let your doctor know if you don’t understand something.

•	Help to make decisions about your health care.

•	Communicate your Advance Directive so your doctors know how you want to be treated if you are too sick to say so.

•	Treat your health care provider and your Insurer’s staff with respect and dignity.

•	Let your Insurer know if you have another insurance company that should pay your medical care.

•	Let ASES know if you find out about a case of fraud and abuse in MI Salud.

ADVANCE DIRECTIVES

Advance Directives are your written wishes about what you want to happen, if you get too sick to be able to say. The written document that states your Advance Directives is called a living will. You can use either word: advance directive or living will.

Your doctor can give you information on how to make an Advance Directive. If you are in the hospital, the hospital staff can also give you information on Advance Directives. You can also call the Senior Citizens Advocate Office at 787-721-6121. They have free information about Advanced Directives.

29

A Durable Power of Attorney is a paper that lets you name another person to make medical decisions for you. This person can only make decisions if you are too sick to make your own. He or she can say your wishes for you if you can’t speak for yourself. Your illness can be temporary.

You do not have to fill out these papers for an Advance Directive or Durable Power of Attorney. It is your choice. You may want to talk to a lawyer or friend before you fill out these papers.

To make all of these papers legal, you need to have a lawyer watch you sign the form. Instead of a lawyer, you could also have your doctor plus two additional witnesses watch you sign the form. The two additional witnesses have to be of legal age and they can’t be related to you by blood or marriage.

Once the papers are signed by everyone, it is your rule about what you want to happen to you if you get too sick to be able to say. It stays like this unless you change your mind.

These papers will only be used if you get too sick to be able to say what you want to happen. As long as you can still think for yourself, you can decide about your health care yourself.

Give a copy of the papers to your PCP and to your family members so they know what you want to happen to you if you are too sick to say.

If you feel that your Insurer or your doctors aren’t complying with your wishes, or if you have any complaints, you have the right to call the MI Salud call center at 1-800-981-2737 or the Puerto Rico Patient Advocate Office at 1-800-981-0031. The phone call is free.

FRAUD AND ABUSE

Unfortunately, there could be a time when you see fraud or abuse related to MI Salud. Some examples are:

•	A person lies about facts to get or keep MI Salud coverage

•	A doctor bills you or makes you pay cash for covered services

•	A person uses someone else’s ID card

•	A doctor bills for services that you did not get

•	A person sells or gives medications to someone else

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If you find out about fraud or abuse, you must tell us about it. You can call your Insurer, the Patient’s Advocate Office or ASES. You do not need to tell us your name and we will keep your information private. You will not lose your MI Salud coverage if you report fraud or abuse.

If you want more information, you can visit the ASES website at www.asespr.org. On the website there is a form that you can use to make your report. Your Insurer’s website also has more information.

You can also help prevent fraud and abuse. Here are some things you can do:

•	Don’t give your ID card to anyone else.

•	Learn about your MI Salud benefits.

•	Keep records of your doctor’s visits, laboratory tests and medications. Make sure you don’t get repeat services.

•	Make sure your information is right on a form before you sign it.

•	Request and review the quarterly summary of the services you receive. You may request the summary of services directly from your Insurer.

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PART 7: COMPLAINTS AND APPEALS

NEED TO MAKE A COMPLAINT ABOUT YOUR CARE?

If you are not happy with the care that you are getting, call your Insurer at [x]. Tell them that you need to make a complaint. You can also visit your Insurer’s Service Centers. You can make a complaint at any time.

Your doctor, a family member, or your representative can make a complaint for you if you authorize them to do so.

You also have the right to call the Patient Advocate Office to make a complaint. Their number is 1-800-981-0031. You can also make a complaint to ASES. Their number is 1-800-981-2737.

No one can do anything bad to you if you make a complaint.

Your Insurer has 72 hours to fix your complaint. If they can’t fix your complaint quickly, it will become a “grievance”. In this case, your Insurer has up to 90 days to fix it, but they have to decide faster if it’s important to your health. The Insurer must tell you how the complaint was fixed.

WHAT HAPPENS IF MY COMPLAINT ISN’T FIXED?

If your Insurer does not fix your complaint, you can ask for a hearing. A hearing is where you can tell a judge about the issue.

WHAT IS AN APPEAL?

If your doctors or your Insurer make a decision about your care that you don’t agree with, you can file an appeal. When you appeal, you’re asking your Insurer to take another look at a mistake you think was made.

If your Insurer denies, reduces, limits, suspends, or ends your health care services, they will send you a letter in the mail. The letter will have information like:

•	What decision your Insurer made

•	Why they made the decision

•	How to file an appeal

If you don’t agree with the decision, you can file an appeal. You have 60 days from the date of the letter to file an appeal. Your doctor or your representative can file the appeal for you if you authorize them to do so.

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There are many ways to file an appeal. You can:

•	Call your Insurer at [x]

•	Visit any of your Insurer’s service centers

•	Mail your Insurer your appeal at [x].

[PLACEHOLDER for link to forms to mail for appeals or location]

WHAT WILL HAPPEN WHEN MY INSURER GETS THE APPEAL?

Your appeal will be reviewed by a team of experts that have not been involved with the issue of your appeal. Your Insurer will make a decision within 30 days. If you have an emergency and your Insurer agrees that you do, you can ask for an expedited or fast appeal. You, your doctor, or your representative can ask for a fast appeal by calling your Insurer at [x], visiting any of your Insurer’s service centers, or writing a letter to your Insurer at [x].

If your Insurer agrees to give you a fast appeal, they will decide your case within 72 hours. If your Insurer does not agree to give you a fast appeal, they will call you within 2 days to let you know they will decide your case within 30 days.

If your Insurer can’t make a decision within 30 days, they can ask for up to 14 more days. If they ask for more time, they have to let you know why. If you do not agree to give your Insurer more time, you can file a complaint.

Once your Insurer makes a decision, they will send you a letter within 2 business days. The letter will tell you what they decided and that you have the right to ask for a hearing if you do not agree with the decision.

WHAT CAN I DO IF I DON’T AGREE WITH THE DECISION?

If you are not happy with your Insurer’s decision about a complaint or an appeal, you can ask for a hearing. A hearing is where you can tell an Official Examiner about the mistake you think your Insurer made. You have 120 days from the date of your Insurer’s decision to ask for an Administrative Hearing with ASES.

You can get more information about hearings or request a hearing by:

Calling the MI Salud call center at:	1-800-981-2737

Writing ASES at:	ASES
PO Box 195661
San Juan, PR 00919-5661

Sending ASES a fax to:	787-474-3347

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Before the hearing, you and your representative can ask to look at the papers and records that your Insurer will use. Your Insurer must give you access to those papers and records for free.

During the hearing, you can give facts and proof about your health and medical care. An Official Examiner will listen to everyone’s side. At the hearing, you can talk for yourself or you can bring someone else to talk for you like a friend or a lawyer.

The Official Examiner will decide your case within 90 days. If you need a fast decision, the Official Examiner will decide your case within 72 hours.

If you do not agree with the Official Examiner’s decision, you can file an appeal with the Court of Appeals of Puerto Rico. More information about how to file an appeal will be in the papers you get after the hearing.

CAN I KEEP GETTING SERVICES DURING MY APPEAL OR HEARING?

If you are already getting services, you may be able to keep getting services during your appeal or hearing. To keep getting services, all of these things must be true:

•	You file the appeal within 60 days of the date on the letter from your Insurer.

•	You ask to keep getting services by the date your care will stop or change or within 10 days of the date on the letter from your Insurer (whichever date is later).

•	You say in your appeal that you want to keep getting services during the appeal.

•	The appeal is for the kind and amount of care you’ve been getting that has been stopped or changed.

•	You have a doctor’s order for the services (if one is needed).

•	The services are something that MI Salud still covers.

If you keep getting services during your appeal or hearing and you lose, you might have to pay your Insurer back for the services you got during the appeal or hearing process.

To ask to keep getting services during your appeal or hearing, call your Insurer at [x].

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PART 8: HOW MI SALUD WORKS WITH OTHER HEALTH INSURANCE

HOW MI SALUD WORKS WITH MEDICARE

If you have Medicare, your MI Salud coverage works in a different way. Medicare is health insurance for people who are age 65 and older, and for some people of any age who Social Security says are disabled. People with end stage renal disease can have Medicare too.

These are the different parts of Medicare:

•	Part A is for hospital stays, skilled nursing facility care, home health care, and hospice care.
•	Part B is for your doctor’s services and outpatient care.
•	Part D is for prescription medicines.

There are also other ways to have Medicare. These are called Medicare Health Plans (these plans are sometimes called Medicare Part C). These plans put all of the parts A, B, and D together for you in one plan.

To learn more about Medicare, call them at 1-800-633-4227. It’s a free call.

If you have Medicare, your MI Salud coverage works differently:

•	Your Medicare is your first (primary) insurance. Hospitals, doctors and other health care providers will bill Medicare first.
•	Your MI Salud is your second (secondary) insurance. After your providers bill Medicare, they will also bill MI Salud.

If you have Medicare Part A:

•	MI Salud will pay once you have reached the limit of what Medicare pays for.
•	MI Salud will not pay for your Part A deductibles.
•	You will pay a copay for services depending on what type of MI Salud you have. See the copay chart on page [x] for more information.

If you have Medicare Part A and Part B:

•	MI Salud will pay for your pharmacy and dental services.
•	MI Salud will not pay for your Part A deductibles.
•	MI Salud will pay for your Part B Deductibles and Copayments.

35

If you have Medicare Part C:

•	You have the option to choose a Platino plan, which will cover services your Medicare health plan doesn’t cover.

HOW MI SALUD WORKS WITH OTHER INSURANCE

If you have other health insurance, your other insurance is your first (primary) insurance. Hospitals, doctors and other health care providers will bill your other insurance first. Your MI Salud is your second (secondary) insurance. After your providers bill your other insurance, they will bill MI Salud.

If you have other health insurance, you must let your Insurer and Medicaid Program know. Call your Insurer and the Medicaid Program at [x] to let them know.

When you go to your health care visits, bring your MI Salud ID card and your ID cards for your other insurance.

HOW MI SALUD WORKS IF YOU ARE A PUBLIC EMPLOYEE OR RETIREE

If you are a public employee or a retiree from the Government of Puerto Rico, you can choose MI Salud as your health insurance. Your employer will pay ASES and you will pay the difference, if any.

You can also visit your local Medicaid Office to see if you are eligible for MI Salud for other reasons. If you are eligible for MI Salud for other reasons, you will not have to pay the difference, if any. If you and your husband (or wife) are public employees or retirees from the Government of Puerto Rico, you can apply together for MI Salud. This is called “joint enrollment.”

If at any time you lose eligibility for MI Salud, you can sign up for MI Salud in the ELA Puro group. That way, you can continue getting your MI Salud benefits until you can get insurance through your job. You do not have to continue as ELA Puro. It is your choice!

If you get other health insurance from your job, you have to cancel your MI Salud benefits before you sign up for the other health insurance. Visit your local Medicaid office to cancel your MI Salud benefits. The change will be effective the first day of the next month after you cancel your benefits. If you do not cancel your benefits, you will have to pay for part of the cost of the premium for the new insurance you affiliate with.

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HOW MI SALUD WORKS IF YOU ARE A MEMBER OF THE POLICE DEPARTMENT OF PUERTO RICO

The members of the Police Department of Puerto Rico, their spouses and children may also enroll in MI Salud. The Police Department of Puerto Rico will pay.

If you are a member of the Police Department of Puerto Rico, you must visit your local Medicaid Office to sign up for MI Salud.

If a member of the Police Department of Puerto Rico dies, his/her widow can continue to get MI Salud benefits until he/she remarries. Children can continue to get MI Salud benefits up to the age of 26.

37

DEFINITIONS

Appeal: A request from the enrollee for the review of a decision. It is a formal request made by the enrollee, his authorized representative or provider, acting on behalf of the enrollee with the consent of the enrollee, to reconsider a decision in the case that the provider does not agree.

Authorization:  A written document through which  a person freely and voluntarily authorizes  another person or provider to represent, him/her for medical or treatment purposes or to initiate an action such as a grievance. It may also be used to end a previous authorization.

Benefits: The health care services covered under MI Salud.

CHIP:  Children Health Insurance Program, a federal program that provides medical services to low-income children age 21 and under, through Insurers qualified to offer coverage under this program.

Commonwealth Population: Individuals, regardless of age, who meet State eligibility standards established by the Puerto Rico Medicaid Program but do not qualify for Medicaid or CHIP.

Complaint: An expression of dissatisfaction about any issue that is not an Adverse Benefit Determination that is resolved at the point of contact.

Coordinated Care: Is the service provided to Enrollees by doctors who are part of the preferred network of providers in your Primary Medical Group. The PCP is the leading provider of services and is responsible to periodically evaluate your health and coordinate all medical services you need.

Copayment: Money you need to pay at the time of service.

Covered Services: Services and benefits included in MI Salud.

ELA Puro: An option available to public employees so they can maintain medical coverage when they lose eligibility in the Medicaid Program and the enrollment for other Insurers contracted under Law 95 has ended. This coverage is the same as the coverage of MI Salud.

Emergency Medical Condition: A medical problem so serious that you must seek care right away to avoid severe harm.

Emergency Services: Treatment of an emergency medical condition to keep it from getting worse.

Enrollee: A person who after being certified as eligible under the Medicaid program has completed the enrollment process with the Insurer and for whom the Insurer has issued the ID card that identifies the person as a MI Salud Enrollee.

38

Enrollment Counselor: An individual or entity that performs choice counseling, or enrollment activities, or both.

Grievance: A formal claim made by the Enrollee in writing, by telephone or by visiting your Insurer or the Health Advocate Office, requesting a solution be granted when a service has been denied or allowed on a limited basis. A service; reduction, suspension or termination of a previously authorized service; total or partial denial of payment for a service; not having received services in a timely manner; when your Insurer has not acted on a situation according to the established terms, refusal of your Insurer to let the Enrollee exercise his/her right to receive services outside the network

HIPAA (Health Insurance Portability and Accountability Act): The law that includes regulations for establishing safe electronic health records that will protect the privacy of a person’s medical information and prevent the misuse of this information.

High Cost High Needs Program:  A specialized program of coordinated care for Enrollees with specific conditions that require additional management due to the cost or elevated needs associated with the condition.

Hospital: A facility that provides medical-surgical services to patients.

Insurer: The company contracted with ASES to provide your medical services under MI Salud.

Medical Record: Detailed collection of data and information on the treatment and care the Patient receives from a health professional.

Medically Necessary: Services related to (i) the prevention, diagnosis, and Treatment of health impairments; (ii) the ability to achieve age-appropriate growth and development; or (iii) the ability to attain, maintain, or regain functional capacity. Additionally, Medically Necessary services must be:

•	Appropriate and consistent with the diagnosis of the treating provider and not getting could adversely affect your medical condition;

•	Compatible with the standards of acceptable medical practice in the community;

•	Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;

•	Not provided solely for your convenience or the convenience of the Provider or Hospital; and

•	Not primarily custodial care (for example, foster care).

In order for a service to be Medically Necessary, there must be no other effective and more conservative or substantially less costly Treatment, service, or setting available.

Medicaid: Program that provides health insurance for people with low or no income and limited resources, according to federal regulations.

39

Primary Care Physician (PCP): A licensed medical doctor (MD) who is a provider and who, within the scope of practice and in accordance with Puerto Rico Certification and licensure requirements, is responsible for providing all required primary care to Enrollees.   The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary.  A PCP may be a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician.

Patient: Person receiving Treatment for his mental and physical health.

Prescription: Original written order issued by a duly licensed health professional, ordering the dispensing of a product,  or formula.

Preferred Provider Network: Health professionals duly licensed to practice medicine in Puerto Rico contracted by your Insurer for the Enrollee to use as the first option. Enrollees can access these providers without Referral or co-payments if they belong to their Primary Medical Group.

Primary Medical Group: Health professionals grouped to contract with your Insurer to provide health services under a Coordinated Care model.

Prior-Authorization: Permission your Insurer grants in writing to you, at the request of the PCP, Specialist or sub-specialist, to obtain a specialized service.

Referral: Written authorization a PCP gives to an Enrollee to receive services from a Specialist, sub-specialist or facility outside the preferred network of the Primary Medical Group.

Specialist: A health professional licensed to practice medicine and surgery in Puerto Rico that provides specialized medical and complementary services to the primary physicians. This category includes: cardiologists, endocrinologists, neurologists, surgeons, radiologists, psychiatrists, ophthalmologists, nephrologists, urologists, physiatrists, orthopedists, and other physicians not included in the definition of PCP.

Second Opinion: Additional consultation the Enrollee makes to another physician with the same medical specialty to receive or confirm that the initially recommended medical procedure is the Treatment indicated for his condition.

Treatment: To provide, coordinate or manage health care and related services offered by health care providers.

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Attachment 4

Ryan White Clinics

Attachment 4

Version 10.1.18

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
TELEPHONE DIRECTORY
CLINICS AND PHARMACIES
ADAP

Department of Health
Ryan White Part B/ADAP

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM

ARECIBO REGION
CPTET Arecibo – Clínica de Inmunología	1
Centro de Salud de Lares, Inc.	2
Centro de Salud de Quebradillas	3
Camuy Health Services, Inc.	4
Corporación de Servicio Médicos Primarios y Prevención de Hatillo	5
Ciales Primary Health Care Services, PRYMED	6
Hospital General de Castañer	7
Morovis Community Health Center	8

BAYAMÓN REGION
Salud Integral en la Montaña, Inc. – SIM Oficina Central	9
Centro de Salud Integral de Naranjito	10
Centro de Salud Integral de Barranquitas	11
Centro de Salud Integral de Comerío	12
Centro de Salud Integral de Corozal	13
Centro de Salud Integral de Orocovis	14
CPTET Bayamón – Clínica de Inmunología	15
Centro de Epidemiología de Bayamón	16
Casa Joven del Caribe (Clínica Proyecto Renacer)	17

CAGUAS REGION
CPTET Caguas – Clínica de Inmunología	18
Neo Med Center, Inc.	19
Hospital Ryder Memorial – Proyecto CIS	20
Corporación de Servicios de Salud y Medicina Avanzada - COSSMA Cidra	21
Corporación de Servicios de Salud y Medicina Avanzada - COSSMA Humacao	22
Corporación de Servicios de Salud y Medicina Avanzada - COSSMA San Lorenzo	23
Corporación de Servicios de Salud y Medicina Avanzada - COSSMA Yabucoa	24
Corporación de Servicios de Salud y Medicina Avanzada – COSSMA Las Piedras	25

MAYAGÜEZ REGION
Migrant Health Center – Región Oeste (Mayagüez, San Sebastián, Guánica)	26-27
CPTET Mayagüez – Clínica de Inmunología	28
Costa Salud – Rincón	29

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
FAJARDO REGION
CPTET Fajardo – Clínica de Inmunología	30

PONCE REGION
Centro ARARAT	31
Centro ARARAT – Proyecto Faith CES – Juana Díaz	32
Centro de Salud Fam. Dr. Julio Palmieri – Arroyo	33
Med Centro PR, Inc.	34
CPTET Ponce – Clínica de Inmunología	35
Centro de Servicios Primarios de Salud de Patillas	36

SAN JUAN REGION
Centro Latinoamericano de Enfermedades Transmisibles – CLET	37
Concilio de Salud Integral de Loíza	38
CPTET Carolina – Clínica de Inmunología	39
Municipio de San Juan - Programa más Salud: Sida con Salud	40
Puerto Rico CONCRA	41
Iniciativa Comunitaria	42
UPR-RCM Proyecto ACTU	43
UPR-RCM Proyecto CEMI	44
UPR-RCM Proyecto GAMMA	45
Centro ARARAT – Hope Clinic & Wellness Center	46
Aids Health Foundation PR (AHF)	47

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
ARECIBO REGION

CPTET ARECIBO
Clínica de Inmunología - Departamento de Salud

Medical Director:	Dr. Adrián Pérez Medina
Email Address:	adrianperez@salud.pr.gov
Street Address:	Antiguo Hospital de Distrito, Carr. 129 hacia Lares, Arecibo, PR
Mailing Address:	627 Ave. San Luis, Arecibo, PR 00612-3666
Telephone No.:	787-765-2929 ext. 6531
Fax No.:	787-881-5773

PHARMACY THAT PROVIDES SERVICES

FARMACIA GARCÍA

Street Address:	Calle Vidal Félix 121, Hatillo, PR 00659
Mailing Address:	PO Box 67, Hatillo, PR 00659
Telephone No.:	787-898-3975 / 787-820-5158 / 787-880-2122 (Arecibo)
Fax No.:	787-820-9048

1

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CENTRO DE SALUD DE LARES, INC.
RYAN WHITE PART C

Executive Director:	Lcdo. Rigoberto Hernández Nieves
Email Address:	rhernandez@cslpr.org
RWC Administrator:	Sr. Gonzalo Maldonado R.N.
Email Address:	rw_csl@hotmail.com
Street Address:	Carr. 111 km 1.9, Ave. Los Patriotas, Lares, PR
Mailing Address:	PO Box 379, Lares, PR 00669
Telephone No.:	787-897-2727 / 787-897-1720 / 787-897-1730
Fax No.:	787-897-2155 / 787-897-2725

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. 111 km 1.9, Ave. Los Patriotas, Lares, PR
Mailing Address:	PO Box 379, Lares, PR 00669
Telephone No.:	787-897-3023 / 787-897-2727/ 787-897-2155 / 787-897-1720
Fax No.:	787-897-2155 / 787-897-2725

2

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CENTRO DE SALUD DE QUEBRADILLAS

Administrator:	Sr. Daniel González Rivera
Email Address:	cdtquebradillas@hotmail.com
Street Address:	Calle Muñoz Rivera Esq. San Justo 114, Quebradillas, PR 00678
Mailing Address:	Apartado 1551, Quebradillas, PR 00678
Telephone No.:	787-895-2660 ext. 1199/1100 / 787-895-2670 / 787-895-5679
Fax No.:

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Muñoz Rivera Esq. San Justo 114, Quebradillas, PR 00678
Mailing Address:	Apartado 1551, Quebradillas, PR 00678
Telephone No.:	787-895-2512
Fax No.:	787-895-2512

* CENTER BELONGS TO CENTRO DE SALUD DE LARES, INC., CONSORTIUM

3

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CAMUY HEALTH SERVICES, INC.

Director:	Lcdo. Eddie Pérez Cabán
Email Address:	camuy660@coqui.net
Street Address:	Ave. Muñoz Rivera 63, Camuy, PR 00627
Mailing Address:	PO Box 660, Camuy, PR 00627-0660
Telephone No.:	787-898-2290 / 787-262-6603
Fax No.:	787-262-1210 / 787-262-3789

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ave. Muñoz Rivera 63, Camuy, PR 00627
Mailing Address:	PO Box 660, Camuy, PR 00627-0660
Telephone No.:	787-898-2660 ext. 227 / 787-898-2604 (DDI)
Fax No.:	787-262-4822

4

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CORPORACIÓN DE SERVICIOS MÉDICOS
PRIMARIOS Y PREVENCIÓN DE HATILLO

Executive Director:	Sr. Armando Legarreta Raíces
Email Address:	hatillomedical@yahoo.com / aldirector@csmpr.org
Street Address:	Ave. Dr. Susoni 116, Hatillo, PR 00659
Mailing Address:	PO Box 907, Hatillo, PR 00659
Telephone No.:	787-898-3935 ext. 222, 308 / 787-898-4190
Fax No.:	787-262-3984

PHARMACY THAT PROVIDES SERVICES

FARMACIA SAN MIGUEL

Street Address:	Ave. Dr. Susoni 116, Hatillo, PR 00659
Mailing Address:	PO Box 907, Hatillo, PR 00659
Telephone No.:	787-898-4190 / 787-898-5764 ext. 240
Fax No.:	787-262-3984

5

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CIALES PRIMARY HEALTH CARE SERVICES - PRYMED

Directora:	Sra. Gladys Rivera Estela
Email Address:	prymed@prymedical.com
Street Address:	Carr. 149 km 12.3, Ciales, PR
Mailing Address:	PO Box 1427, Ciales, PR 00638
Telephone No.:	787-871-0601 / 787-871-0602 / 787-871-0603
Fax No.:	787-871-3960

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. 149 km 12.3, Ciales, PR
Mailing Address:	PO Box 1427, Ciales, PR 00638
Telephone No.:	787-871-0601 ext. 210, 229
Fax No.:	787-871-3960

6

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* HOSPITAL GENERAL DE CASTAÑER

Executive Director:	Sr. Domingo Monroig
Email Address:	hospital@hospitalcastaner.com
Street Address:	Carr. 135 k.m 4.5, Castañer, PR
Mailing Address:	PO Box 1003, Castañer, PR 00631
Telephone No.:	787-829-5010 / 829-2055 / 829-7500 / 829-5600
Fax No.:	787-829-2913 / 829-2166 / 829-4668

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. 135 k.m 4.5, Castañer, PR
Mailing Address:	PO Box 1003, Castañer, PR 00631
Telephone No.:	787-829-5010 ext. 233/289 /787-829-2910
Fax No.:	787-829-1479
Adjuntas:	787-829-5656 ext. 250 / 787-829-5202

7

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
MOROVIS COMMUNITY HEALTH CENTER, INC.

Executive Director:	Lcdo. William Rodríguez Castro
Email Address:	william.rodriguez@mchcpr.org
Street Address:	#2 Calle Patrón, Morovis, PR 00687
Mailing Address:	PO Box 518, Morovis, PR 00687
Telephone No.:	787-862-3000 ext. 2203 (Administration);
ext. 2318 (Health Education); ext. 2212 (Case Management)

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	#2 Calle Patrón, Morovis, PR 00687
Mailing Address:	PO Box 518, Morovis, PR 00687
Telephone No.:	787-862-3000 ext. 2224
Fax No.:

8

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
BAYAMÓN REGION

* SALUD INTEGRAL EN LA MONTAÑA INC (SIM) OFICINA CENTRAL

Executive Director:	Lcda. Gloria Amador
Email Address:	gamador@simpr.org
Street Address:	Carr. 152 km 12 hm 2 Bo. Cedro Arriba, Naranjito, PR 00719
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-869-5900 ext. 1103, 1108, 1105
Fax No.:	787-869-6120

9

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CENTRO DE SALUD INTEGRAL DE NARANJITO

Executive Director:	Lcda. Gloria Amador
Email Address:	gamador@simpr.org
Street Address:	Carr. 164 Sector el Desvío, Barrio Achiote, Naranjito, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-869-1290 ext. 2252, 2253
Fax No.:	787-869-1800

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. 164 Sector el Desvío, Barrio Achiote, Naranjito, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-869-1290 ext. 2208, 2238
Fax No.:	787-869-1800

10

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CENTRO DE SALUD INTEGRAL DE BARRANQUITAS

Executive Director:	Lcda. Gloria Amador
Email Address:	gamador@simpr.org
Street Address:	Carr. Barceló #53, Barranquitas, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-857-2688 ext. 1601, 1602, 1618, 1617
Fax No.:	787-857-1730 / 857-3440

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. Barceló #53, Barranquitas, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-857-2688 ext. 225
Fax No.:	787-857-1730

11

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CENTRO DE SALUD INTEGRAL DE COMERÍO

Executive Director:	Lcda. Gloria Amador
Email Address:	gamador@simpr.org
Street Address:	Calle Georgetti #18 Carr. 167, Comerío, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-875-3375
Fax No.:	787-875-4230

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Georgetti #18 Carr. 167, Comerío, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-875-3375 ext. 1247, 1236, 1209
Fax No.:	787-875-4230

12

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CENTRO DE SALUD INTEGRAL DE COROZAL

Executive Director:	Lcda. Gloria Amador
Email Address:	gamador@simpr.org
Street Address:	Carr. 891 km 15.1 Int. Bo. Pueblo, Corozal, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-859-2560
Fax No.:	787-859-5390

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. 159 Sector El Desvío, Corozal, PR
Mailing Address:	PO Box 515 Naranjito, PR 00719
Telephone No.:	787-859-2560 ext. 215
Fax No.:	787-859-5390

13

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
* CENTRO DE SALUD INTEGRAL DE OROCOVIS

Executive Director:	Lcda. Gloria Amador
Email Address:	gamador@simpr.org
Street Address:	Ave. Luis Muñoz Marín, Carr. 155 Sector El Desvío, Orocovis, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-867-6010
Fax No.:	787-867-5210

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ave. Luis Muñoz Marín, Carr. 155 Sector El Desvío, Orocovis, PR
Mailing Address:	PO Box 515, Naranjito, PR 00719
Telephone No.:	787-867-6010
Fax No.:	787-867-6008

14

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CPTET BAYAMÓN
Clínica de Inmunología - Departamento de Salud

Medical Director:	Dra. Sandra N. Maldonado Rivera
Email Address:	sandra.maldonado@salud.pr.gov
Street/Mailing Address:	Hospital Universitario Dr. Ramón Ruiz Arnau
Ave. Laurel #100, Santa Juanita
Bayamón, PR 00956
Telephone No.:	787-778-1209 ext. 4400, 4404, 4405
Fax No.:	787-778-1209

PHARMACIES THAT PROVIDE SERVICES

IN HOUSE PHARMACY

Street Address:	Hospital Universitario Dr. Ramón Ruiz Arnau
Ave. Laurel #100 Santa Juanita
Bayamón, PR 00956
Telephone No.:	787-786-2125 / 787-778-1209 ext. 4426
Fax No.:	787-269-6563

FARMACIA CARIDAD 4

Street Address:	Barrio Hato Tejas Carr. 862 km 1.9, Bayamón, PR
Mailing Address:	PO Box 4218, Bayamón, PR 00954
Telephone No.:	787-785-3055 / 269-3140
OFICINA CENTRAL 787-778-3399
Fax No.:	787-740-5445 / 269-0022

15

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CENTRO DE EPIDEMIOLOGÍA DE BAYAMÓN

Director:	Sra. Deborah Medina
Email Address:	dmedina@bayamonpr.org
Street Address:	Calle Isabel 2da Esq. Degetau Sótano
(Antiguo CDT Bayamón Pueblo)
Bayamón, PR
Mailing Address:	PO Box 1588, Bayamón, PR 00961
Telephone No.:	787-787-9831 / 787-798-2964
Fax No.:	787-269-5230 / 787-785-2387

PHARMACY THAT PROVIDES SERVICES

FARMACIA PLAZA III

Street/Mailing Address:	Calle Barbosa 57, Bayamón, PR 00961
Telephone No.:	787-785-0000
Fax No.:	787-785-2387

16

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CASA JOVEN DEL CARIBE
CLÍNICA PROYECTO RENACER

Executive Directors:	Rev. Alice Ayala
Rev. Samuel Agosto López / Sam Agosto (hijo)
Email Address:	sagostolopez@yahoo.com / sagosto123@gmail.com
Street Address:	Carr. 820 Bo. Marzán Sector Río Lajas, Toa Alta, PR
Mailing Address:	PO Box 694, Dorado, PR 00646
Telephone No.:	787-870-1911
Fax No.:	787-796-2832 / 787-870-1911

PHARMACY THAT PROVIDES SERVICES

FARMACIA CARIDAD 4

Street Address:	Barrio Hato Tejas Carr. 862 km 1.9, Bayamón, PR
Mailing Address:	PO Box 4218, Bayamón, PR 00954
Telephone No.:	787-785-3055 / 269-3140
OFICINA CENTRAL 787-778-3399
Fax No.:	787-740-5445 / 787-269-0022

17

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CAGUAS REGION

CPTET CAGUAS
Clínica de Inmunología - Departamento de Salud

Administrator:	Lcdo. Jorge Buzainz
Email Address:	jorge.buzainz@salud.pr.gov
Street Address:	Hospital Menonita, Caguas, PR
Mailing Address:	PO Box 8548, Caguas, PR 00726
Telephone No.:	787-765-2929 ext. 5446
Fax No.:	787-746-2898

PHARMACIES THAT PROVIDE SERVICES

FARMACIA ARLEEN

Street Address:	Carr. 172 3ra. Sección Villa del Rey, Caguas, PR
Mailing Address:	PO Box 5986, Caguas, PR 00726
Telephone No.:	787-746-5952 / 787-745-2838
Fax No.:	787-744-3397

FARMACIA CENTRAL

Street Address:	Calle Noya Hernández #12 Este, Humacao, PR 00791
Mailing Address:	PO Box 669, Humacao, PR 00792
Telephone No.:	787-852-0520
Fax No.:	787-850-5500

18

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
NEO MED CENTER, INC. (GURABO)
PROGRAMA SIVIF

Executive Director:	Dra. Rosa Castro Vilá
Email Address:	rcastro@neomedcenter.org
Proyecto SIVIF Administrator:	Marlene Pérez / mperez@neomedcenter.org
787-630-5564
Street Address:	Ramal 941 Salida Barrio Jaguas, Gurabo, PR
Mailing Address:	Apartado 1277, Gurabo, PR 00778
Telephone No.:	787-737-1131
Fax No.:	787-737-2365 / 787-737-2377

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ramal 941 Salida Barrio Jaguas, Gurabo, PR
Mailing Address:	Apartado 1277, Gurabo, PR 00778
Telephone No.:	787-737-4449
Fax No.:	787-737-1242

19

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
HOSPITAL RYDER MEMORIAL
PROYECTO CIS - RYAN WHITE PART C

Executive Director:	Lic. José R. Feliciano Sepúlveda
Email Address:	jfeliciano@hryder.org
Proyecto CIS Director:	Dra. Felicita de Jesús
Email Address:	felicitadejesus35@yahoo.com / fdejesus@hryder.org
Street Address:	Ave. Font Martelo 355, Salida Humacao a Las Piedras, Humacao, PR
Mailing Address:	PO Box 859, Humacao, PR 00792-0859
Telephone No.:	787-852-0768 ext. 4716, 4717, 4609
Fax No.:	787-852-0157 / 787-656-0735 / 787-850-1444

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ave. Font Martelo 355, Salida Humacao a Las Piedras, Humacao, PR
Mailing Address:	PO Box 859, Humacao, PR 00792-0859
Telephone No.:	787-852-0768 ext.4331, 4335, 4336
Fax No.:	787-850-1444

20

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
COSSMA CIDRA
Corporación de Servicios de Salud y Medicina Avanzada

Executive Director:	Sra. Isolina Miranda
Email Address:	isolina.miranda@cossma.org
Street Address:	Ave. Industrial El Jibaro Lote #2 Carr. 172 km. 13.5, Cidra, PR
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182, ext. 1252
Fax No.:	787-739-8190

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ave. Industrial El Jibaro Lote #2 Carr. 172 km. 13.5, Cidra, PR
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1230, 1261

21

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
COSSMA HUMACAO
Corporación de Servicios de Salud y Medicina Avanzada

Executive Director:	Sra. Isolina Miranda
Email Address:	isolina.miranda@cossma.org
Street Address:	Calle Ulises Martínez #50, Humacao, PR 00791
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1300, 1301
Fax No.:	787-656-5406

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Ulises Martínez #50, Humacao, PR
Mailing Address:	Apartado 1330 Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1307, 1312, 1321

22

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
COSSMA SAN LORENZO
Corporación de Servicios de Salud y Medicina Avanzada

Executive Director:	Sra. Isolina Miranda
Email Address:	isolina.miranda@cossma.org
Street Address:	Calle Muñoz Rivera #186, San Lorenzo, PR 00754
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1100
Fax No.:	787-937-0059

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Muñoz Rivera #186, San Lorenzo, PR
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1115, 1116

23

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
COSSMA YABUCOA
Corporación de Servicios de Salud y Medicina Avanzada

Executive Director:	Sra. Isolina Miranda
Email Address:	isolina.miranda@cossma.org
Street Address:	Juan Martin Villa Carr. 901 km 1.6, Yabucoa, PR
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1400, 1427
Fax No.:	787-953-0229

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY
Street Address:	Juan Martin Villa Carr. 901 km 1.6, Yabucoa, PR
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1433, 1419, 1422
Fax No.:	787-893-3060

24

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
COSSMA LAS PIEDRAS
Corporación de Servicios de Salud y Medicina Avanzada

Executive Director:	Sra. Isolina Miranda
Email Address:	isolina.miranda@cossma.org
Street Address:	Carr. Estatal PR 9921 Lote #8 Centro Industrial Tejas
Las Piedras, PR 00771
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1600, 1602, 1603
Fax No.:	787-912-0306

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. Estatal PR 9921 Lote #8 Centro Industrial Tejas
Las Piedras PR
Mailing Address:	Apartado 1330, Cidra, PR 00739
Telephone No.:	787-739-8182 ext. 1617, 1618, 1619
Fax No.:	787-937-0068

25

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
MAYAGÜEZ REGION

MIGRANT HEALTH CENTER - Región Oeste (MAYAGÜEZ)
Programa SSIMA - Servicios de Salud Integrados - Ryan White Part C

Executive Director:	Sra. Dolores Morales Torres
Email Address:	dolores@migrantspr.com
Street Address:	Calle Ramón E. Betances 392 Sur, Mayagüez, PR
Mailing Address:	PO Box 7128, Mayagüez, PR 00681-7128
Telephone No.:	787-805-2900 / 787-831-5800
Fax No.:	787-805-4750

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY (MAYAGÜEZ)

Street Address:	Calle Ramón E. Betances 392 Sur, Mayagüez, PR
Mailing Address:	PO Box 190, Mayagüez, PR 00681-7128
Telephone No.:	787-805-2900 / 787-805-2920 ext. 237
Fax No.:	787-805-4707

26

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
MIGRANT HEALTH CENTER – Región Oeste (MAYAGÜEZ)

FARMACIA CLÍNICA SATÉLITE DE SAN SEBASTIÁN

Street/Mailing Address:	Carr. 119 km 35.2 Bo. Piedras Blancas, San Sebastián, PR 00685
Telephone No.:	787-896-1665 / 787-896-6975
Fax No.:	787-896-4570 / 787-896-1690

FARMACIA CLÍNICA SATÉLITE DE GUÁNICA

Street/Mailing Address:	Calle Montalva 23 Bo. Ensenada, Guánica, PR 00647
Telephone No.:	787-821-4511 / 787-821-3377 / 787-821-2144
Fax No.:	787-821-4511

27

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CPTET MAYAGÜEZ
Clínica de Inmunología - Departamento de Salud

Medical Services Director:	Dra. Carmen Sánchez Cruz
Email Address:	lcabassa@salud.pr.gov
Street Address:	Centro Médico Ramón E. Betances
(al lado de Salud Mental Carr. #2)
Mayagüez, PR
Mailing Address:	PO Box 400, Mayagüez, PR 00680
Telephone No.:	787-765-2929 ext. 6306 / 787-834-2115 / 787-834-2118
Fax No.:	787-806-1490

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Centro Médico Ramón E. Betances
(al lado de Salud Mental Carr. #2)
Mayagüez, PR
Mailing Address:	PO Box 400, Mayagüez, PR 00680
Telephone No.:	787-834-2118 / 787-765-2929 ext. 6306
Fax No.:

28

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
COSTA SALUD RINCÓN

Executive Director:	Lcda. Susana M. Pérez Maldonado
Email Address:	sperez@costasalud.com
Street Address:	Calle Muñoz Rivera #28, Rincón, PR
Mailing Address:	PO Box 638, Rincón, PR 00677
Telephone No.:	787-823-5555 / 787-823-5500 ext. 179
Fax No.:	787-823-2990

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Muñoz Rivera #28, Rincón, PR
Mailing Address:	PO Box 638, Rincón, PR 00677
Telephone No.:	787-823-5555 ext. 163, 181
Fax No.:	787-823-2390

29

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
FAJARDO REGION
CPTET FAJARDO
Clínica de Inmunología - Departamento de Salud

Contact:	Dr. Héctor Cabán Hernández
Email Address:	hectorcaban@salud.pr.gov
Street/Mailing Address:	Hosp. HIMA San Pablo
2do Piso Clínicas Externas
404 Ave. General Valero, Fajardo, PR 00738
Telephone No.:	787-765-2929 ext. 6383, 6382
Fax No.:	787-863-5437

PHARMACY THAT PROVIDES SERVICES

FARMACIA DENIRKA

Street Address:	Ave. General Valero 305, Fajardo, PR 00738
Mailing Address:	PO Box 850 Fajardo, PR 00738
Telephone No.:	787-863-7788 / 787-860-7788
Fax No.:	787-863-1422

30

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
PONCE REGION

CENTRO ARARAT

Administrator:	Dr. Iván Meléndez
Email Address:	drmelendez@centroararat.org
Street Address:	Condominio San Vicente Calle Concordia 8169 Suite 412, Ponce, PR
Mailing Address:	PO Box 7793, Ponce, PR 00732
Telephone No.:	787-284-5884 / 787-284-5887
Fax No.:	787-284-5874

PHARMACY THAT PROVIDES SERVICES

CA PHARMACY

Street Address:	Condominio San Vicente Calle Concordia 8169 Suite 410, Ponce, PR
Mailing Address:	PO Box 7793, Ponce, PR 00732
Telephone No.:	787-284-4488
Fax No.:	787-284-4445

31

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CENTRO ARARAT - PROYECTO FAITH CES - JUANA DÍAZ

Administrator:	Dr. Iván Meléndez
Email Address:	drmelendez@centroararat.org
Clinical Services Coordinator:	Samuel Cruz Serrano
Email Address:	scruz@faith-ces.com
Street Address:	Calle Hostos 23, Juana Díaz, PR
Mailing Address:	PO Box 7793, Ponce, PR 00732-7793
Telephone No.:	787-260-9446 ext. 405
Fax No.:	787-260-2276

PHARMACY THAT PROVIDES SERVICES

CA PHARMACY (ARARAT)

Street Address:	Condominio San Vicente Calle Concordia 8169 Suite 410
Ponce, PR
Mailing Address:	PO Box 7793, Ponce, PR 00732
Telephone No.:	787-284-4488
Fax No.:	787-284-4445

32

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CENTRO DE SALUD FAMILIAR DR. JULIO PALMIERI – ARROYO

Director:	Sra. Rosa Milagros Rodríguez Santiago
Email Address:	csfarroyo@prtc.net
Street Address:	Calle Morse Esq. Valentina, Arroyo, PR
Mailing Address:	PO Box 450, Arroyo, PR 00714
Telephone No.:	787-839-4150 ext. 208, 229
Fax No.:	787-839-3989

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Morse Esq. Valentina, Arroyo, PR
Mailing Address:	PO Box 450, Arroyo, PR 00714
Telephone No.:	787-839-4150 ext. 234 / 251
787-839-1001 (DDI)
Fax No.:	787-839-3989

33

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
MED CENTRO
Consejo de Salud de Puerto Rico, Inc.

Executive Director:	Lcdo. Allan Cintrón Salichs
Email Address:	allan.cintron@medcentro.org
RW Clinical Director:	Dr. Ricardo Cedeño
Email Address:	ricardo.cedeno@medcentro.org
Street Address:	Ave. Hostos 1034, Ponce, PR
Mailing Address:	PO Box 220, Mercedita, PR 00715-0220
Telephone No.:	787-843-9393 ext. 258, 262
Fax No.:	787-843-0899 / 787-841-0077

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ave. Hostos 1034, Ponce, PR
Mailing Address:	PO Box 220, Mercedita, PR 00715-0220
Telephone No.:	787-843-9393 ext. 1030/1074/1072 / 787-843-9370
Fax No.:	787-843-9395

34

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CPTET PONCE
Clínica de Inmunología - Departamento de Salud

Medical Director:	Dra. Gladys Sepúlveda
Email Address:	mberrios@salud.pr.gov
Street Address:	Hospital San Lucas Bo. Machuelo Carr. #14, Ponce, PR
Mailing Address:	PO Box 330550, Ponce, PR 00733-0550
Telephone No.:	787-259-4731, 787-3998/4046
Fax No.:	787-259-4731

PHARMACIES THAT PROVIDE SERVICES

IN HOUSE PHARMACY

Street Address:	Hosp. San Lucas Bo. Machuelo Carr. #14, Ponce, PR
Mailing Address:	PO Box 330550, Ponce, PR 00733-0550
Telephone No.:	787-843-2188 Fax No.:

FARMACIA EL APOTECARIO

Street Address:	625 Ave. Tito Castro Suite 101, Ponce, PR
Mailing Address:	PMB 381 #609 Ave. Tito Castro, Ponce, PR 00716
Telephone No.:	787-844-2135 / 787-290-4654
Fax No.:	787-284-2135

35

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CENTRO DE SERVICIOS PRIMARIOS
DE SALUD DE PATILLAS

Executive Director:	Sra. Mildred Morel Ortiz
Email Address:	pphsc_inc@yahoo.com
Street Address:	Calle Riefhkol #99, Patillas, PR
Mailing Address:	PO Box 697, Patillas, PR 00723
Telephone No.:	787-839-4320 ext. 1241, 1280
787-839-4360
Fax No.:	787-271-0004

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Calle Riefhkol #99, Patillas, PR
Mailing Address:	PO Box 697, Patillas, PR 00723
Telephone No.:	787-839-4320 ext. 1224, 1293, 1277
Fax No.:	787-839-4337

36

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
SAN JUAN REGION

CENTRO LATINOAMERICANO DE
ENFERMEDADES TRANSMISIBLES (CLET) - Departamento de Salud

Medical Director:	Dr. Hermes García
Email Address:	mercedesbaez@salud.pr.gov
Administrator:	Lcdo. Ramfis Vélez Rosario
Email Address:	rvelez5@salud.pr.gov
Street Address:	Bo. Monacillos Paseo Celso Barbosa Centro Médico
San Juan, PR 00936
Mailing Address:	PO Box 7018, San Juan, PR 00936
Telephone No.:	787-765-2929 ext. 5550, 5551, 5552, 5554
Fax No.:	787-754-8127

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Bo. Monacillos Paseo Celso Barbosa Centro Médico
San Juan, PR 00936
Mailing Address:	PO Box 7018, San Juan, PR 00936
Telephone No.:	787-754-8118 / 787-765-2929 ext. 5553
Fax No.:	787-754-8127

37

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CONCILIO DE SALUD INTEGRAL DE LOÍZA
Programa SIPP

Executive Director:	Lcdo. César A. Rodríguez Román
Email Address:	crodriguez@concilioloiza.org
Street Address:	Carr. 188 Int. #187, Loíza, PR
Mailing Address:	Apartado 509, Loíza, PR 00772
Telephone No.:	787-876-3130 ext. 261, 226, 325 / 787-876-2042
Fax No.:	787-876-2003 / 787-256-1900

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Carr. 188 Int. #187, Loíza, PR
Mailing Address:	Apartado 509, Loíza, PR 00772
Telephone No.:	787-876-2005, 2042 ext. 258
Fax No.:	787-876-6613, 1120, 1900

38

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CPTET CAROLINA
Clínica de Inmunología - Departamento de Salud

Contact:	Dr. Héctor Cabán Hernández
Email Address:	hectorcaban@salud.pr.gov
Street Address:	Hospital Universitario Dr. Federico Trilla
Ave. 65 de Infantería km 8.4 (al lado de Plaza Carolina)
Carolina, PR
Mailing Address:	Hospital Universitario Dr. Federico Trilla
PO Box 6021
Carolina, PR 00984-6021
Telephone No.:	787-757-1800 ext. 454, 459
Fax No.:	787-257-3615

PHARMACY THAT PROVIDES SERVICES

SUPER FARMACIA CAROLINA

Street Address:	Ave. Roberto Clemente Esq. Sánchez Castaño, Carolina, PR 00985
Telephone No.:	787-257-8540
Fax No.:	787-257-6760

39

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
MUNICIPIO DE SAN JUAN
Programa Más Salud: SIDA con Salud
CDT - Dr. Manuel Díaz García

Director:	Sr. Pedro Julio Serrano
Email Address:	pserrano@sanjuanciudadpatria.com
Street Address:	Ave. Fernández Juncos 1306 Pda. 19, Santurce, PR
Mailing Address:	PO Box 13964, San Juan, PR 00908
Telephone No.:	787-480-3000, 787-480-3001
Fax No.:	787-724-5104

PHARMACY THAT PROVIDES SERVICES

IN HOUSE PHARMACY

Street Address:	Ave. Fernández Juncos 1306 Pda. 19, Santurce, PR 00908
Mailing Address:	PO Box 13964, San Juan, PR 00908
Telephone No.:	787-480-3074 / 787-480-3076
Fax No.:

40

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
PUERTO RICO CONCRA
Ryan White Part C Program

Executive Director:	Sra. Rosaura López
Street Address:	Urb. García Ubarry Calle Brumbaugh 162, San Juan, PR
Mailing Address:	PO Box 20850, San Juan, PR 00928-0850
Telephone No.:	787-753-9443 / 787-753-9463 ext. 32, 11
Fax No.:	787-753-2894 / 787-753-9463

PHARMACY THAT PROVIDES SERVICES

CARIDAD 9

Street/Mailing Address:	Ave. Jesús T. Piñeiro 282 Suite 100, San Juan, PR 00982
Telephone No.:	787-523-3555
Fax No.:

41

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
INICIATIVA COMUNITARIA

Executive Director:	Sra. Yorelis Rivera Amador
Email Address:	yrivera@inicitivacomunitaria.org
Street Address:	Calle Quisqueya 61 Esq. Chile, Hato Rey, PR
Mailing Address:	PO Box 366535, San Juan, PR 00936-366535
Telephone No.:	787-250-8629 ext. 204
Fax No.:	787-753-4454

PHARMACY THAT PROVIDES SERVICES

PHARMACY- SAN RAFAEL

Street Address:	851 Lafayette Esq. San Rafael Urb. Hipódromo Pda. 20
Santurce, PR 00909
Mailing Address:	851 Lafayette Esq. San Rafael Urb. Hipódromo Pda. 20
Santurce, PR 00909
Telephone No.:	787-724-3307
Fax No.:	787-721-4165

42

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
UNIVERSIDAD DE PUERTO RICO
RECINTO DE CIENCIAS MÉDICAS

PROYECTO ACTU *

Director:	Dr. Jorge L. Santana Bagur
Email Address:	jorge.santana3@upr.edu
Street Address:	Edificio Biomédico II UPR RCM
al lado de Medicina Nuclear
Río Piedras, PR 00935
Mailing Address:	U.P.R. RCM Proyecto ACTU PO Box 365067
San Juan, PR 00936-5067
Telephone No.:	787-767-9192, 787-767-9193, 787-767-9194, 787-767-9195
Fax No.:	787-754-8002

PHARMACIES THAT PROVIDE SERVICES

* The patients of this Project can pick up their prescriptions at the CLET - Centro Médico pharmacy and the 7 pharmacies contracted by the Program: Farmacia Arleen - Caguas, Farmacia Denirka - Fajardo, Farmacia Central - Humacao, Farmacia García - Arecibo, Caridad 4 - Bayamón, Súper Farmacia Carolina - Carolina, and Farmacia El Apotecario - Ponce.

43

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
UNIVERSIDAD DE PUERTO RICO
RECINTO DE CIENCIAS MÉDICAS
PROYECTO CEMI

Director:	Dra. Carmen Zorrilla
Email Address:	carmen.zorrilla@upr.edu
Street Address:	Recinto de Ciencias Médicas Edif. Biomédico II Piso 1
Rio Piedras, PR 00935
Mailing Address:	Univ. de PR RCM Proyecto CEMI PO Box 365067
San Juan, PR 00936-5067
Telephone No.:	787-771-4740, 787-766-0025, 787-766-0030, 787-753-5913
SIDA Pediátrico 787-274-5762
Fax No.:	787-771-4739

PHARMACIES THAT PROVIDE SERVICES

* The patients of this Project can pick up their prescriptions at the CLET - Centro Médico pharmacy and the 7 pharmacies contracted by the Program: Farmacia Arleen - Caguas, Farmacia Denirka - Fajardo, Farmacia Central - Humacao, Farmacia García - Arecibo, Caridad 4 - Bayamón, Súper Farmacia Carolina - Carolina, and Farmacia El Apotecario - Ponce.

44

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
UNIVERSIDAD DE PUERTO RICO
RECINTO DE CIENCIAS MÉDICAS
PROYECTO GAMMA

Director:	Dra. Irma L. Febo
Email Address:	irma.febo2@upr.edu
Street Address:	Centro Cardiovascular de PR Proyecto GAMMA Piso 8 Ofic. 814
San Juan, PR
Mailing Address:	Univ. de PR RCM Proyecto GAMMA PO Box 365067
San Juan, PR 00936-5067
Telephone No.:	787-759-9595
Fax No.:	787-767-4798

PHARMACIES THAT PROVIDE SERVICES

* The patients of this Project can pick up their prescriptions at the CLET - Centro Médico pharmacy and the 7 pharmacies contracted by the Program: Farmacia Arleen - Caguas, Farmacia Denirka - Fajardo, Farmacia Central - Humacao, Farmacia García - Arecibo, Caridad 4 - Bayamón, Súper Farmacia Carolina - Carolina, and Farmacia El Apotecario - Ponce.

45

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
CENTRO ARARAT
HOPE CLINIC & WELLNESS CENTER

Administrator:	María T. Lugo
Email Address:	mlugo@hopeclinicpr.com
Medical Director:	Dr. Iván Meléndez Rivera
Street/Mailing Address:	1503 Calle Prof. Augusto Rodríguez Cond. Asia 6to Piso
San Juan, PR 00909
Telephone No.:	787-268-7078 / 787-497-0800
Fax No.:	787-982-6464

PHARMACY THAT PROVIDES SERVICES

CA PHARMACY II (SAN JUAN)

Street Address:	1507 Calle Profesor Augusto Rodriguez, San Juan, PR 00909
Telephone No.:	787.705.3905 / 787.705.3900
Fax No.:	787.727.2140

46

PUERTO RICO DEPARTMENT OF HEALTH
OFFICE OF THE ASSISTANT SECRETARY FOR FAMILY HEALTH AND INTEGRATED SERVICES
HEAD OFFICE FOR AIDS AND COMMUNICABLE DISEASES AFFAIRS
RYAN WHITE PART B PROGRAM
AIDS HEALTHCARE FOUNDATION, HCC PR (AHF)

Regional Medical Director:	Dr. Milton Garland Cansobre
Email Address:	milton-garland@aidshealth.org
Telephone No.:	787-305-5216
Street Address:	Carr. 848 km 1.0 Bo. Saint Just, Trujillo Alto, PR 00978
Mailing Address:	PO Box 340 Saint Just, Trujillo Alto, PR 00978
Telephone No.:	787-810-1444

PHARMACY THAT PROVIDES SERVICES

FARMACIA CARIDAD 4

Street Address:	Barrio Hato Tejas Carr. 862 km 1.9, Bayamón, PR
Mailing Address:	PO Box 4218 Bayamón, PR 00954
Telephone No.:	787-785-3055 / 269-3140
OFICINA CENTRAL 787-778-3399
Fax No.:	787-740-5445 / 269-0022

47

Attachment 5

GOVERNMENT HEALTHCARE PLAN
List of Drugs by Exception (LME)
2017
Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization [Preautorización] Y=Yes
ADHD/ANTI- NARCOLEPSY/ANTIOBESITY/ANOREXIANTS	Stimulants - Misc.	Modafinil Oral Tablet 100 MG	Y
ADHD/ANTI- NARCOLEPSY/ANTIOBESITY/ANOREXIANTS	Stimulants - Misc.	Modafinil Oral Tablet 200 MG	Y
ADHD/ANTI- NARCOLEPSY/ANTIOBESITY/ANOREXIANTS	Stimulants - Misc.	Provigil Oral Tablet 100 MG	Y
ADHD/ANTI- NARCOLEPSY/ANTIOBESITY/ANOREXIANTS	Stimulants - Misc.	Provigil Oral Tablet 200 MG	Y
ANALGESICS - ANTIINFLAMMATORY	Interleukin-1 Receptor Antagonist (IL-1Ra)	Kineret Subcutaneous Solution Prefilled Syringe 100 MG/0.67ML	Y
ANTHELMINTICS	ANTHELMINTICS	Albenza Oral Tablet 200 MG	Y
ANTHELMINTICS	ANTHELMINTICS	Ivermectin Oral Tablet 3 MG	Y
ANTHELMINTICS	ANTHELMINTICS	Stromectol Oral Tablet 3 MG	Y
ANTIDOTES AND SPECIFIC ANTAGONISTS	Antidotes - Chelating Agents	Exjade Oral Tablet Soluble 125 MG	Y
ANTIDOTES AND SPECIFIC ANTAGONISTS	Antidotes - Chelating Agents	Exjade Oral Tablet Soluble 250 MG	Y
ANTIDOTES AND SPECIFIC ANTAGONISTS	Antidotes - Chelating Agents	Exjade Oral Tablet Soluble 500 MG	Y
ANTIDOTES AND SPECIFIC ANTAGONISTS	Antidotes - Chelating Agents	Jadenu Oral Tablet 90 MG	Y
ANTIDOTES AND SPECIFIC ANTAGONISTS	Antidotes - Chelating Agents	Jadenu Oral Tablet 180 MG	Y
ANTIDOTES AND SPECIFIC ANTAGONISTS	Antidotes - Chelating Agents	Jadenu Oral Tablet 360 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Aprepitant Oral Capsule 80 MG	Y

Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization [Preautorización] Y=Yes
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Aprepitant Oral Capsule 125 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Emend Oral Capsule 80 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Emend Oral Capsule 125 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Aprepitant Oral Capsule 40 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Emend Oral Capsule 40 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Emend Oral Capsule 80 & 125 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Emend Oral Suspension Reconstituted 125 MG	Y
ANTIEMETICS	Substance P/Neurokinin 1 (NK1) Receptor Antagonists	Aprepitant Oral Capsule 80 & 125 MG	Y
ANTI-INFECTIVE AGENTS - MISC.	Antiprotozoal Agents	Mepron Oral Suspension 750 MG/5ML	Y
ANTI-INFECTIVE AGENTS - MISC.	Antiprotozoal Agents	Atovaquone Oral Suspension 750 MG/5ML	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Alkylating Agents	Cyclophosphamide Oral Capsule 25 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Alkylating Agents	Cyclophosphamide Oral Capsule 50 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Antibiotics	Novantrone Intravenous Concentrate 20 MG/10ML	Y

Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization [Preautorización] Y=Yes
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Antibiotics	Mitoxantrone HCl Intravenous Concentrate 25 MG/12.5ML	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Antibiotics	Mitoxantrone HCl Intravenous Concentrate 20 MG/10ML	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Antibiotics	Mitoxantrone HCl Intravenous Concentrate 30 MG/15ML	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antimetabolites	Tabloid Oral Tablet 40 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic - Antibodies	Rituxan Intravenous Solution 100 MG/10ML	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic - Antibodies	Rituxan Intravenous Solution 500 MG/50ML	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic - Hedgehog Pathway Inhibitors	Erivedge Oral Capsule 150 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic - Hormonal and Related Agents	Xtandi Oral Capsule 40 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic - Hormonal and Related Agents	Lysodren Oral Tablet 500 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic - Hormonal and Related Agents	Fareston Oral Tablet 60 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Sutent Oral Capsule 37.5 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Votrient Oral Tablet 200 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Tykerb Oral Tablet 250 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Sutent Oral Capsule 12.5 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Sutent Oral Capsule 50 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Sutent Oral Capsule 25 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Tarceva Oral Tablet 25 MG	Y

Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization [Preautorización] Y=Yes
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Tarceva Oral Tablet 100 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Tarceva Oral Tablet 150 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Bosulif Oral Tablet 500 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Bosulif Oral Tablet 100 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Afinitor Disperz Oral Tablet Soluble 2 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Afinitor Disperz Oral Tablet Soluble 3 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Afinitor Disperz Oral Tablet Soluble 5 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Tafinlar Oral Capsule 50 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Tafinlar Oral Capsule 75 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Mekinist Oral Tablet 0.5 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Mekinist Oral Tablet 2 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Imbruvica Oral Capsule 140 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Zelboraf Oral Tablet 240 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Ibrance Oral Capsule 75 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Ibrance Oral Capsule 100 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Ibrance Oral Capsule 125 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Cotellic Oral Tablet 20 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Ninlaro Oral Capsule 2.3 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Ninlaro Oral Capsule 3 MG	Y
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	Antineoplastic Enzyme Inhibitors	Ninlaro Oral Capsule 4 MG	Y

Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization Preautorización] Y=Yes
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Benzisoxazoles	Risperdal Consta Intramuscular Suspension Reconstituted 12.5 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Benzisoxazoles	Risperdal Consta Intramuscular Suspension Reconstituted 37.5 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Benzisoxazoles	Risperdal Consta Intramuscular Suspension Reconstituted 50 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Benzisoxazoles	Risperdal Consta Intramuscular Suspension Reconstituted 25 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Quetiapine Fumarate ER Oral Tablet Extended Release 24 Hour 200 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Quetiapine Fumarate ER Oral Tablet Extended Release 24 Hour 300 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Quetiapine Fumarate ER Oral Tablet Extended Release 24 Hour 400 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Quetiapine Fumarate ER Oral Tablet Extended Release 24 Hour 50 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Quetiapine Fumarate ER Oral Tablet Extended Release 24 Hour 150 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Clozaril Oral Tablet 100 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Clozaril Oral Tablet 25 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Clozapine Oral Tablet 100 MG	Y
ANTIPSYCHOTICS/ANTIMANIC AGENTS	Dibenzapines	Clozapine Oral Tablet 25 MG	Y
ANTIVIRALS	Hepatitis Agents	Hepsera Oral Tablet 10 MG	Y
ANTIVIRALS	Hepatitis Agents	Adefovir Dipivoxil Oral Tablet 10 MG	Y
ANTIVIRALS	Hepatitis Agents	Entecavir Oral Tablet 0.5 MG	Y

Therapeutic Category	Therapeutic Class	Drug Description	Preauthorization Y=Yes
ANTIVIRALS	Hepatitis Agents	Entecavir Oral Tablet 1 MG	Y
ANTIVIRALS	Hepatitis Agents	Baraclude Oral Tablet 0.5 MG	Y
ANTIVIRALS	Hepatitis Agents	Baraclude Oral Tablet 1 MG	Y
CORTICOSTEROIDS	Glucocorticosteroids	Entocort EC Oral Capsule Delayed Release Particles 3 MG	Y
CORTICOSTEROIDS	Glucocorticosteroids	Budesonide Oral Capsule Delayed Release Particles 3 MG	Y
DERMATOLOGICALS	Antipsoriatics	Tazorac External Gel 0.05%	Y
DERMATOLOGICALS	Antipsoriatics	Tazorac External Gel 0.1%	Y
DERMATOLOGICALS	Antipsoriatics	Tazorac External Cream 0.05%	Y
DERMATOLOGICALS	Antipsoriatics	Tazorac External Cream 0.1%	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Forteo Subcutaneous Solution 600 MCG/2.4ML	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Reclast Intravenous Solution 5 MG/100ML	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Zoledronic Acid Intravenous Solution 5 MG/100ML	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Pamidronate Disodium Intravenous Solution 30 MG/10ML	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Pamidronate Disodium Intravenous Solution 90 MG/10ML	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Pamidronate Disodium Intravenous Solution 6 MG/ML	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Alendronate Sodium Oral Tablet 40 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Fosamax Oral Tablet 40 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Bone Density Regulators	Prolia Subcutaneous Solution 60 MG/ML	Y

Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization [Preautorización] Y=Yes
ENDOCRINE AND METABOLIC AGENTS - MISC.	Hormone Receptor Modulators	Raloxifene HCl Oral Tablet 60 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Hormone Receptor Modulators	Evista Oral Tablet 60 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Growth Hormone Receptor Antagonists	Somavert Subcutaneous Solution Reconstituted 10 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Growth Hormone Receptor Antagonists	Somavert Subcutaneous Solution Reconstituted 15 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Growth Hormone Receptor Antagonists	Somavert Subcutaneous Solution Reconstituted 20 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Growth Hormone Receptor Antagonists	Somavert Subcutaneous Solution Reconstituted 25 MG	Y
ENDOCRINE AND METABOLIC AGENTS - MISC.	Growth Hormone Receptor Antagonists	Somavert Subcutaneous Solution Reconstituted 30 MG	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Feiba NF Intravenous Solution Reconstituted	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Feiba VH Immuno Intravenous Solution Reconstituted	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Feiba Intravenous Solution Reconstituted	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 250 UNIT	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 500 UNIT	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 750 UNIT	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 1000 UNIT	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 1500 UNIT	Y

Therapeutic Category	Therapeutic Class	Drug Description	Preautorization Y=Yes
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 2000 UNIT	Y
HEMATOLOGICAL AGENTS - MISC.	Antihemophilic Products	Eloctate Intravenous Solution Reconstituted 3000 UNIT	Y
HEMATOLOGICAL AGENTS - MISC.	Platelet Aggregation Inhibitors	Effient Oral Tablet 5 MG	Y
HEMATOLOGICAL AGENTS - MISC.	Platelet Aggregation Inhibitors	Effient Oral Tablet 10 MG	Y
MISCELLANEOUS THERAPEUTIC CLASSES	Immunosuppressive Agents	Zortress Oral Tablet 0.25 MG	Y
MISCELLANEOUS THERAPEUTIC CLASSES	Immunosuppressive Agents	Zortress Oral Tablet 0.75 MG	Y
MISCELLANEOUS THERAPEUTIC CLASSES	Immunosuppressive Agents	Zortress Oral Tablet 0.5 MG	Y
MISCELLANEOUS THERAPEUTIC CLASSES	Systemic Lupus Erythematosus Agents	Benlysta Intravenous Solution Reconstituted 120 MG	Y
MISCELLANEOUS THERAPEUTIC CLASSES	Systemic Lupus Erythematosus Agents	Benlysta Intravenous Solution Reconstituted 400 MG	Y
NEUROMUSCULAR AGENTS	Neuromuscular Blocking Agent - Neurotoxins	Botox Injection Solution Reconstituted 200 UNIT	Y
NEUROMUSCULAR AGENTS	Neuromuscular Blocking Agent - Neurotoxins	Botox Injection Solution Reconstituted 100 UNIT	Y
OPHTHALMIC AGENTS	Ophthalmic Steroids	Tobradex Ophthalmic Suspension 0.3-0.1%	Y
OPHTHALMIC AGENTS	Ophthalmic Steroids	Tobramycin- Dexamethasone Ophthalmic Suspension 0.3-0.1%	Y
OPHTHALMIC AGENTS	Prostaglandins - Ophthalmic	Travatan Z Ophthalmic Solution 0.004%	Y
OPHTHALMIC AGENTS	Prostaglandins - Ophthalmic	Lumigan Ophthalmic Solution 0.01%	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard S/D Intravenous Solution Reconstituted 5 GM	Y

Therapeutic Category	Therapeutic Class	Drug Description	Preautorization Y=Yes
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard S/D Intravenous Solution Reconstituted 10 GM	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard S/D Less IgA Intravenous Solution Reconstituted 5 GM	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard S/D Less IgA Intravenous Solution Reconstituted 10 GM	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gamunex-C Injection Solution 1 GM/10ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gamunex-C Injection Solution 2.5 GM/25ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gamunex-C Injection Solution 5 GM/50ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gamunex-C Injection Solution 20 GM/200ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gamunex-C Injection Solution 10 GM/100ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammaked Injection Solution 1 GM/10ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammaked Injection Solution 2.5 GM/25ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammaked Injection Solution 5 GM/50ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammaked Injection Solution 10 GM/100ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammaked Injection Solution 20 GM/200ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard Injection Solution 1 GM/10ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard Injection Solution 2.5 GM/25ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard Injection Solution 5 GM/50ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard Injection Solution 10 GM/100ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard Injection Solution 20 GM/200ML	Y
PASSIVE IMMUNIZING AND TREATMENT AGENTS	Immune Serums	Gammagard Injection Solution 30 GM/300ML	Y

Therapeutic Category [Categoría Terapéutica]	Therapeutic Class [Clase Terapéutica]	Drug Description [Descripción de la Droga]	Preautorization [Preautorización] Y=Yes
RESPIRATORY AGENTS - MISC.	Cystic Fibrosis Agents	Pulmozyme Inhalation Solution 1 MG/ML	Y
TETRACYCLINES	TETRACYCLINES	Tetracycline HCl Oral Capsule 250 MG	Y
TETRACYCLINES	TETRACYCLINES	Tetracycline HCl Oral Capsule 500 MG	Y
TETRACYCLINES	TETRACYCLINES	Demeclocycline HCl Oral Tablet 150 MG	Y
TETRACYCLINES	TETRACYCLINES	Demeclocycline HCl Oral Tablet 300 MG	Y
TETRACYCLINES	TETRACYCLINES	Declomycin Oral Tablet 300 MG	Y
VASOPRESSORS	Anaphylaxis Therapy Agents	Epinephrine Injection Solution Auto-injector 0.15 MG/0.3ML	Y
VASOPRESSORS	Anaphylaxis Therapy Agents	Epinephrine Injection Solution Auto-injector 0.15 MG/0.15ML	Y
VASOPRESSORS	Anaphylaxis Therapy Agents	Epinephrine Injection Solution Auto-injector 0.3 MG/0.3ML	Y

ASES

Puerto Rico Healthcare Insurance Administration

Integrated Emergency

Formulary (IEF)

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares
Healthcare Insurance Administration	Governor
Ms. Ángela M. Ávila Marrero Executive Director

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]

Ángela M. Ávila Marrero

Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE
OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

a.	Contraindication to the drug(s) included in the FDC;
b.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
c.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
d.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

INTEGRATED EMERGENCY FORMULARY

GOVERNMENT HEALTHCARE PLAN
FORMULARY OF DRUGS COVERED BY THE GHP (FDC)
2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	11
MONTHLY NET COST RANGE	11
GENERIC DRUGS	12
THERAPEUTIC CATEGORY	13
ANALGESICS	13
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)	13
Short-Acting Opioid Analgesics	13
ANESTHETICS	14
Local Anesthetics	14
ANTIANXIETY AGENTS	14
Benzodiazepines	14
Miscellaneous Anxiolytics	14
ANTIBACTERIALS	14
First Generation Cephalosporins	14
Macrolides	14
Miscellaneous Antibacterials	15
Penicillins	15
Quinolones	16
Second Generation Cephalosporins	16
Sulfonamides	16
Third Generation Cephalosporins	17
ANTICONVULSANTS	17
Anticonvulsants	17

INTEGRATED EMERGENCY FORMULARY

ANTIDEMENTIA AGENTS	18
Cholinesterase Inhibitors	18
ANTIDEPRESSANTS	19
Miscellaneous Antidepressants	19
ANTIDIABETIC AGENTS	19
Alpha-Glucosidase Inhibitors	19
Biguanides	19
Dipeptidyl Peptidase-4 (Dpp-4) Inhibitors	19
Insulin Mixtures	19
Insulin Sensitizing Agents	19
Intermediate-Acting Insulins	19
Short-Acting Insulins	19
Sulfonylureas	20
ANTIEMETICS	20
Miscellaneous Antiemetics	20
Phenothiazines	20
ANTIGOUT AGENTS	20
Antigout Agents	20
Uricosurics	20
ANTIHYPERTENSIVES	20
Alpha-Adrenergic Agonists	20
Alpha-Adrenergic Blocking Agents	21
Angiotensin II Receptor Blockers (ARB)	21
Angiotensin-Converting Enzyme (ACE) Inhibitors	21
Calcium Channel Blocking Agents	21
Carbonic Anhydrase Inhibitors Diuretics	21
Cardioselective Beta Blocking Agents	21
Cardioselective Beta-Adrenergic Blocking Agents	22
Loop Diuretics	22
Nonselective Beta Blocking Agents	22
Potassium-Sparing Diuretics	22

INTEGRATED EMERGENCY FORMULARY

Thiazide Diuretics	23
Vasodilator Beta Blockers	23
Vasodilators	23
ANTIMIGRAINE AGENTS	23
Beta-Adrenergic Blocking Agents	23
ANTIMYASTHENIC AGENTS	23
Parasympathomimetics	23
ANTIMYCOBACTERIALS	24
Antituberculars	24
ANTIPARASITICS	24
Antimalarials	24
ANTIPARKINSON AGENTS	24
Anticholinergics	24
Antiparkinson Dopaminergics	24
Dopamine Precursors	25
ANTIPSYCHOTICS	25
Atypical - Second Generation	25
Typical - First Generation	26
ANTIVIRALS	26
Anti-Cytomegalovirus (Cmv) Agents	26
Antiherpetic Agents	26
Anti-Influenza Agents	26
BENIGN PROSTATIC HYPERTROPHY AGENTS	26
Alpha-Adrenergic Blocking Agents	26
BLOOD MODIFIERS	26
Anticoagulants	26
Colony Stimulating Factors	27
Platelet Modifying Agents	27
CARDIOVASCULAR AGENTS	27
Antiarrhythmics Class Ii	27
Antiarrhythmics Type I-A	27

INTEGRATED EMERGENCY FORMULARY

Antiarrhythmics Type I-B	28
Antiarrhythmics Type I-C	28
Antiarrhythmics Type Iii	28
Miscellaneous Cardiovascular Agents	28
Vasodilators	28
DENTAL AND ORAL AGENTS	28
Antifungals	28
DERMATOLOGICAL AGENTS	29
Pediculicides and Scabicides	29
Topical Antibiotics	29
DYSLIPIDEMICS	29
Bile Acid Sequestrants	29
Fibric Acid Derivatives	29
Hmg-Coa Reductase Inhibitors	29
GASTROINTESTINAL AGENTS	29
Histamine2 (H2) Receptor Antagonists	29
Miscellaneous Gastrointestinal Agents	29
Proton Pump Inhibitors	30
GENITOURINARY AGENTS	30
Miscellaneous Genitourinary Agents	30
HORMONAL AGENTS	30
Antithyroid Agents	30
Calcimimetic Agents	30
Dopamine Agonists	30
Thyroid Hormones	30
IMMUNOSUPPRESSANTS	31
Glucocorticosteroids	31
Immune Globulins	31
INFLAMMATORY BOWEL DISEASE	31
Aminosalicylates	31
Sulfonamides	31

INTEGRATED EMERGENCY FORMULARY

MINERALS & ELECTROLYTES	31
Calcium Regulating Agents	31
MUSCLE RELAXANTS	31
Antispasticity Agents	31
Skeletal Muscle Relaxants	32
OPHTHALMIC AGENTS	32
Antiglaucoma Agents	32
Ophthalmic Antibiotics	32
Ophthalmic Prostaglandins	32
Ophthalmic Steroids	33
OTIC AGENTS	33
Miscellaneous Otic Agents	33
Otic Antibiotics	33
RESPIRATORY AGENTS	33
Anticholinergic Bronchodilators	33
Antileukotrienes	33
Antitussive-Expectorant	33
Inhaled Corticosteroids	33
Sedating Histamine1 Blocking Agents	34
Sympathomimetic Bronchodilators	34

INTEGRATED EMERGENCY FORMULARY

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN	QL = 5 days
indomethacin 25 mg cap, 50 mg cap	1	Non-preferred	INDOCIN	QL = 5 days
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN	QL = 5 days
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL = 5 days
naproxen sodium 275 mg tab, 550 mg tab	1	Preferred	ANAPROX	QL = 5 days
salsalate 500 mg tab, 750 mg tab	1	Preferred	DISALCID	QL = 5 days
indomethacin er 75 mg cap er	2	Non- preferred	INDOCIN	QL = 5 days

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.
The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

INTEGRATED EMERGENCY FORMULARY

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.
The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

INTEGRATED EMERGENCY FORMULARY

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANALGESICS [ANALG ÉSICOS]
Nonsteroidal Anti-Inflammatory Agents (Nsaids) [ Anti-Inflamatorios No Esteroidales]
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN	QL = 5 días
indomethacin 25 mg cap, 50 mg cap	1	Non-Preferred	INDOCIN	QL = 5 días
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN	QL = 5 días
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL = 5 días
naproxen sodium 275 mg tab, 550 mg tab	1	Preferred	ANAPROX	QL = 5 días
salsalate 500 mg tab, 750 mg tab	1	Preferred	DISALCID	QL = 5 días
Short-Acting Opioid Analgesics [Analgésicos Opiodes De Corta Duración]
acetaminophen -codeine 120-12 mg/5ml soln, 300-15 mg tab, 300-30 mg tab, 300-60 mg tab	1	Preferred	TYLENOL- CODEINE	QL = 5 días
acetaminophen-codeine #2 300-15 mg tab	1	Preferred	TYLENOL- CODEINE	QL = 5 días
acetaminophen-codeine #3 300-30 mg tab	1	Preferred	TYLENOL- CODEINE	QL = 5 días
acetaminophen-codeine #4 300-60 mg tab	1	Preferred	TYLENOL- CODEINE	QL = 5 días
butalbital-apap-caffeine 50-325-40 mg tab	1	Preferred	FIORICET	QL = 5 días
tramadol hcl 50 mg tab	1	Preferred	ULTRAM	QL = 5 días
butalbital-apap-caffeine 50-325-40 mg cap	2	Preferred	FIORICET	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ANESTHETICS [ANESTÉSICOS]
Local Anesthetics [Anestésicos Locales]
lidocaine viscous 2 % mouth/throat soln	1	Preferred	XYLOCAINE	QL = 5 días
ANTIANXIETY AGENTS [AGENTES PARA LA ANXIEDAD]
Benzodiazepines [Benzodiazepinas]
clonazepam 0.5 mg tab, 1 mg tab, 2mg tab	1	Preferred	KLONOPIN	QL = 5 días
diazepam 10 mg tab, 2 mg tab, 5 mg tab	1	Preferred	VALIUM	QL = 5 días
lorazepam 0.5 mg tab, 1 mg tab	1	Preferred	ATIVAN	QL = 5 días
temazepam 15 mg cap, 30 mg cap	1	Preferred	RESTORIL	QL = 5 días
Miscellaneous Anxiolytics [Ansiolíticos Misceláneos]
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL	QL = 5 días
ANTIBACTERIALS [ANTIBACTERIANOS]
First Generation Cephalosporins [Cefalosporinas De Primera Generación]
cephalexin 125 mg/5ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX	QL = 5 días
cefadroxil 250 mg/5ml susp	2	Non-Preferred	DURICEF	QL = 5 días, AL ≤ 12
cephalexin 250 mg/5ml susp	2	Preferred	KEFLEX	QL = 5 días
cefadroxil 500 mg/5ml susp	3	Non-Preferred	DURICEF	QL = 5 días, AL ≤ 12
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX	QL = 5 días
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
clarithromycin 125 mg/5ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN	QL = 5 días
clarithromycin 250 mg/5ml susp	3	Preferred	BIAXIN	QL = 5 días
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB	QL = 5 días
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.	QL = 5 días
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred		QL = 5 días
Miscellaneous Antibacterials [Antibacterianos Misceláneos]
clindamycin hcl 150 mg cap, 300 mg cap, 75 mg cap	1	Preferred	CLEOCIN	QL = 5 días
MACRODANTIN 25 mg cap	1	Preferred		QL = 5 días
metronidazole 250 mg tab, 500 mg tab	1	Preferred	FLAGYL	QL = 5 días
nitrofurantoin macrocrystal 50 mg cap	1	Preferred	MACRODANTIN	QL = 5 días
nitrofurantoin macrocrystal 100 mg cap	2	Preferred	MACRODANTIN	QL = 5 días
nitrofurantoin oral suspension 25 MG/5ML	6	Non-Preferred	FURADANTIN
nitrofurantoin monohyd macro 100 mg cap	2	Preferred	MACROBID	QL = 5 días
Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp, 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
amoxicillin-pot clavulanate 200-28.5 mg/5ml susp, 40057 mg/5ml susp, 500-125 mg tab, 600-42.9 mg/5ml susp, 875-125 mg tab	1	Preferred	AUGMENTIN	QL = 5 días
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN	QL = 5 días
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS	QL = 5 días
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN	QL = 5 días
Quinolones [Quinolonas]
ciprofloxacin hcl 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	CIPRO	QL = 5 días
levofloxacin 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	LEVAQUIN	QL = 5 días
ciprofloxacin 500 mg/5ml (10%) susp	3	Preferred	CIPRO	QL = 5 días
ciprofloxacin 250 mg/5ml (5%) susp	4	Preferred	CIPRO	QL = 5 días
Second Generation Cephalosporins [Cefalosporinas De Segunda Generación]
cefaclor 250 mg cap, 500 mg cap	2	Preferred	CECLOR	QL = 5 días
cefprozil 125 mg/5ml susp, 250 mg tab, 250 mg/5ml susp, 500 mg tab	2	Preferred	CEFZIL	QL = 5 días
Sulfonamides [Sulfonamidas]
sulfamethoxazole -tmp ds 800-160 mg tab	1	Preferred	SEPTRA	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA	QL = 5 días
Third Generation Cephalosporins [Cefalosporinas De Tercera Generación]
cefdinir 125 mg/5ml susp, 300 mg cap	2	Preferred	OMNICEF	QL = 5 días
cefdinir 250 mg/5ml susp	3	Preferred	OMNICEF	QL = 5 días
ANTICONVULSANTS [ANTICONVULSIVANTES]
Anticonvulsants [Anticonvulsivantes]
carbamazepine 100 mg tab chew, 200 mg tab	1	Preferred	TEGRETOL	QL = 5 días
clonazepam 0.5 mg tab, 1 mg tab, 2mg tab	1	Preferred	KLONOPIN	QL = 5 días
divalproex sodium 125 mg tab dr, 250 mg tab dr, 500 mg tab dr	1	Preferred	DEPAKOTE	QL = 5 días
gabapentin 100 mg cap, 300 mg cap, 400 mg cap, 600 mg tab, 800 mg tab	1	Preferred	NEURONTIN	QL = 5 días
lamotrigine 100 mg tab, 150 mg tab, 200 mg tab, 25 mg tab	1	Preferred	LAMICTAL	QL = 5 días
lamotrigine chew tab 5 mg, 25 mg	3	Non-Preferred	LAMICTAL
levetiracetam 250 mg tab, 500 mg tab	1	Preferred	KEPPRA	QL = 5 días
levetiracetam er 24 hrs 500 mg tab, 750 mg	3	Non-Preferred	KEPPRA XR
oxcarbazepine 150 mg tab	1	Preferred	TRILEPTAL	QL = 5 días
phenobarbital 100 mg tab, 15 mg tab, 16.2 mg tab, 30 mg tab, 32.4 mg tab, 60 mg tab, 64.8 mg tab, 97.2 mg tab	1	Preferred	PHENOBARBITAL	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
primidone 250 mg tab, 50 mg tab	1	Preferred	MYSOLINE	QL = 5 días
topiramate 100 mg tab, 200 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOPAMAX	QL = 5 días
valproic acid 250 mg cap, 250 mg/5ml soln, 250 mg/5ml syr	1	Preferred	DEPAKENE	QL = 5 días
zonisamide 50 mg cap	1	Preferred	ZONEGRAN	QL = 5 días
DILANTIN 30 mg cap	2	Preferred		QL = 5 días
levetiracetam 1000 mg tab, 750 mg tab	2	Preferred	KEPPRA	QL = 5 días
oxcarbazepine 300 mg tab, 600 mg tab	2	Preferred	TRILEPTAL	QL = 5 días
phenytoin 125 mg/5ml susp, 50 mg tab chew	2	Preferred	DILANTIN	QL = 5 días
phenytoin sodium extended 100 mg cap, 200 mg cap, 300 mg cap	2	Preferred	DILANTIN	QL = 5 días
zonisamide 100 mg cap, 25 mg cap	2	Preferred	ZONEGRAN	QL = 5 días
ethosuximide 250 mg cap, 250 mg/5ml soln	3	Preferred	ZARONTIN	QL = 5 días
phenobarbital 20 mg/5ml oral elix, 20 mg/5ml soln	3	Preferred	PHENOBARBITAL	QL = 5 días
ANTIDEMENTIA AGENTS [AGENTES ANTIDEMENCIA]
Cholinesterase Inhibitors [Inhibidores De Colinesterasa				]
donepezil hcl 10 mg tab, 5 mg tab	1	Preferred	ARICEPT	QL = 5 días
rivastigmine tartrate 1.5 mg cap, 3 mg cap, 4.5 mg cap, 6 mg cap	3	Preferred	EXELON	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ANTIDEPRESSANTS [ANTIDEPRESIVOS]
Miscellaneous Antidepressants [Antidepresivos Misceláneos]
trazodone hcl 100 mg tab, 150 mg tab, 50 mg tab	1	Preferred	DESYREL	QL = 5 días
Monoamine Oxidase (Mao) Inhibitors [Inhibidores De Mao]
selegiline hcl 5 mg tab	3	Non-Preferred	CARBEX	QL = 5 días
ANTIDIABETIC AGENTS [AGENTES ANTIDIABÉTICOS]
Alpha-Glucosidase Inhibitors [Inhibidores De Alfa Glucosidasa]
acarbose 100 mg tab, 25 mg tab, 50 mg tab	2	Preferred	PRECOSE	QL = 5 días
Biguanides [Biguanidas]
metformin hcl 1000 mg tab, 500 mg tab, 850 mg tab	1	Preferred	GLUCOPHAGE	QL = 5 días
Dipeptidyl Peptidase-4 (Dpp-4) Inhibitors [Inhibidores De Dpp-4]
KOMBIGLYZE XR 2.5 -1000 mg tab er 24 hr, 5-1000 mg tab er 24 hr, 5-500 mg tab er 24 hr	3	Preferred		QL = 5 días, ST, P
ONGLYZA 2.5 mg tab, 5 mg tab	3	Preferred		QL = 5 días, ST, P
Insulin Mixtures [Mezclas De Insulinas]
HUMULIN 70/30 (70 -30) 100 unit/ml sc susp	2	Preferred		QL = 1 Vial 10 ML/30 días, P
Insulin Sensitizing Agents [Agentes Sensibilizantes De Insulin]
pioglitazone hcl 15 mg tab, 30 mg tab, 45 mg tab	1	Preferred	ACTOS	QL = 5 días
Intermediate-Acting Insulins [Insulinas De Duración Intermedia]
HUMULIN N 100 unit/ml sc susp	2	Preferred		QL = 1 Vial 10 ML/30 días, P
Short-Acting Insulins [Insulinas De Corta Duración]
HUMULIN R 100 unit/ml inj soln	2	Preferred		QL = 1 Vial 10 ML/30 días, P

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Sulfonylureas [Sulfonilureas]
glimepiride 1 mg tab, 2 mg tab, 4 mg tab	1	Preferred	AMARYL	QL = 5 días
glipizide 10 mg tab, 5 mg tab	1	Preferred	GLUCOTROL	QL = 5 días
ANTIEMETICS [ANTIEMÉTICOS]
Miscellaneous Antiemetics [Antieméticos Misceláneos]
metoclopramide hcl 10 mg tab, 5 mg tab, 5 mg/ml inj soln	1	Preferred	REGLAN	QL = 5 días
ormir 50 mg cap	1	Preferred	BENADRYL	QL = 5 días
pharbedryl 50 mg cap	1	Preferred	BENADRYL	QL = 5 días
trimethobenzamide hcl 300 mg cap	1	Preferred	TIGAN	QL = 5 días
Phenothiazines [Fenotiazinas]
prochlorperazine maleate 10 mg tab, 5 mg tab	1	Preferred	COMPAZINE	QL = 5 días
prochlorperazine 25 mg rect supp	4	Non-Preferred	COMPAZINE	QL = 5 días
ANTIGOUT AGENTS [AGENTES ANTIGOTA]
Antigout Agents [Agentes Antigota]
allopurinol 100 mg tab, 300 mg tab	1	Preferred	ZYLOPRIM	QL = 5 días
colchicine 0.6 mg cap	3	Preferred	MITIGARE	PA
COLCRYS 0.6 mg tab	4	Non-Preferred		QL= 3 tab, 15días
Uricosurics [Uricosúricos]
probenecid 500 mg tab	1	Preferred	BENEMID	QL = 5 días
ANTIHYPERTENSIVES [ANTIHIPERTENSIVOS]
Alpha-Adrenergic Agonists [Agonistas Alfa Adrenérgico				s]
clonidine hcl 0.1 mg tab, 0.2 mg tab, 0.3 mg tab	1	Preferred	CATAPRESS	QL = 5 días
methyldopa 250 mg tab, 500 mg tab	1	Preferred	ALDOMET	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN	QL = 5 días
Angiotensin II Receptor Blockers (ARB) [Antagonistas Del Receptor Angiotensina II]
losartan potassium 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	COZAAR	QL = 5 días
losartan potassium-hctz 100-12.5 mg tab, 100-25 mg tab, 50-12.5 mg tab	1	Preferred	HYZAAR	QL = 5 días
Angiotensin-Converting Enzyme (ACE) Inhibitors [Inhibidores De La Enzima Convertidora De Angiotensina]
lisinopril 10 mg tab, 2.5 mg tab, 20 mg tab, 30 mg tab, 40 mg tab, 5 mg tab	1	Preferred	ZESTRIL	QL = 5 días
lisinopril-hydrochlorothiazide 10-12.5 mg tab, 20-12.5 mg tab, 20-25 mg tab	1	Preferred	ZESTORETIC	QL = 5 días
Calcium Channel Blocking Agents [Bloqueadores De Canales De Calcio]
amlodipine besylate 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	NORVASC	QL = 5 días
diltiazem hcl 120 mg tab, 30 mg tab, 60 mg tab, 90 mg tab	1	Preferred	CARDIZEM	QL = 5 días
verapamil hcl 120 mg tab, 40 mg tab, 80 mg tab	1	Preferred	CALAN	QL = 5 días
Carbonic Anhydrase Inhibitors Diuretics [Diuréticos Inhibidores De Anhidrasa Carbónica]
acetazolamide 125 mg tab, 250 mg tab	3	Preferred	DIAMOX	QL = 5 días
Cardioselective Beta Blocking Agents [Bloqueadores Beta Cardioselectivos]
atenolol 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TENORMIN	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
metoprolol succinate er 25 mg tab er 24 hr, 50 mg tab er 24 hr	1	Preferred	LOPRESSOR	QL = 5 días
metoprolol tartrate 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	LOPRESSOR	QL = 5 días
metoprolol succinate er 100 mg tab er 24 hr, 200 mg tab er 24 hr	2	Preferred	LOPRESSOR	QL = 5 días
Cardioselective Beta-Adrenergic Blocking Agents [Bloqueadores Beta-Adrenérgicos Cardioselectivos]
atenolol -chlorthalidone 10025 mg tab, 50-25 mg tab	1	Preferred	TENORETIC	QL = 5 días
metoprolol- hydrochlorothiazide 50-25 mg tab	2	Non-Preferred	LOPRESSOR HCT	QL = 5 días
metoprololhydrochlorothiazide 100-25 mg tab, 100-50 mg tab	3	Non-Preferred	LOPRESSOR HCT	QL = 5 días
Loop Diuretics [Diuréticos Del Asa]
furosemide 10 mg/ml soln, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LASIX	QL = 5 días
Nonselective Beta Blocking Agents [Bloqueadores Beta No-Selectivos]
propranolol hcl 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	INDERAL	QL = 5 días
propranolol hcl 60 mg tab	2	Preferred	INDERAL	QL = 5 días
Potassium-Sparing Diuretics [Diuréticos Conservadores De Potasio]
spironolactone 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	ALDACTONE	QL = 5 días
triamterene-hctz 37.5-25 mg cap, 37.5-25 mg tab, 75-50 mg tab	1	Preferred	MAXZIDE	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Thiazide Diuretics [Diuréticos Tiazidas]
chlorothiazide 250 mg tab, 500 mg tab	1	Preferred	DIURIL	QL = 5 días
chlorthalidone 25 mg tab, 50 mg tab	1	Non-Preferred	HYGROTON	QL = 5 días
DIURIL 250 mg/5ml susp	1	Preferred		QL = 5 días
hydrochlorothiazide 12.5 mg tab, 25 mg tab, 50 mg tab	1	Preferred	MICROZIDE	QL = 5 días
indapamide 1.25 mg tab, 2.5 mg tab	1	Preferred	LOZOL	QL = 5 días
metolazone 2.5 mg tab, 5 mg tab	1	Non-Preferred	ZAROXOLYN	QL = 5 días
chlorthalidone 100 mg tab	2	Non-Preferred	HYGROTON	QL = 5 días
metolazone 10 mg tab	2	Non-Preferred	ZAROXOLYN	QL = 5 días
Vasodilator Beta Blockers [Bloqueadores Beta Vasodilatadores]
carvedilol 12.5 mg tab, 25 mg tab, 3.125 mg tab, 6.25 mg tab	1	Preferred	COREG	QL = 5 días
Vasodilators [Vasodilatadores]
hydralazine hcl 10 mg tab, 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	APRESOLINE	QL = 5 días
ANTIMIGRAINE AGENTS [AGENTES ANTIMIGRAÑA]
Beta-Adrenergic Blocking Agents [Bloqueadores Beta Adrenérgicos]
divalproex sodium 125 mg tab dr, 250 mg tab dr, 500 mg tab dr	1	Preferred	DEPAKOTE	QL = 5 días
topiramate 100 mg tab, 200 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOPAMAX	QL = 5 días, ST
ANTIMYASTHENIC AGENTS [AGENTES ANTIMIASTÉNICOS]
Parasympathomimetics [Parasimpatomiméticos]
pyridostigmine bromide 60 mg tab	2	Preferred	MESTINON	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
MESTINON 60 mg/5ml syr	4	Non-Preferred		QL = 5 días
pyridostigmine bromide 180 mg tab er	6	Non-Preferred	MESTINON	QL = 5 días
ANTIMYCOBACTERIALS [ANTIMICOBACTERIANOS]
Antituberculars [Antituberculosos]
CAPASTAT SULFATE 1 gm inj soln				QL = 5 días Puerto Rico Department Tuberculosis Control Program
cycloserine 250 mg cap			SEROMYCIN
RIFAMATE 150-300 mg cap
TRECATOR 250 mg tab
rifabutin 150 mg cap	7		MYCOBUTIN
isoniazid 100 mg tab, 300 mg tab	1	Preferred	ISONIAZID	QL = 5 días
rifampin 150 mg cap	1	Preferred	RIFADIN	QL = 5 días
ethambutol hcl 100 mg tab	2	Non-Preferred	MYAMBUTOL	QL = 5 días
pyrazinamide 500 mg tab	2	Non-Preferred	PYRAZINAMIDE	QL = 5 días
rifampin 300 mg cap	2	Preferred	RIFADIN	QL = 5 días
ethambutol hcl 400 mg tab	3	Non-Preferred	MYAMBUTOL	QL = 5 días
isoniazid 50 mg/5ml syr	5	Non-Preferred	ISONIAZID	QL = 5 días
ANTIPARASITICS [ANTIPARASITARIOS]
Antimalarials [Antimaláricos]
chloroquine phosphate 250 mg tab, 500 mg tab	1	Preferred	ARALEN	QL = 5 días
hydroxychloroquine sulfate 200 mg tab	1	Preferred	PLAQUENIL	QL = 5 días
quinine sulfate 324 mg cap	4	Preferred	QUININE	QL = 5 días
DARAPRIM 25 mg tab	7	Non-Preferred		PA, QL = 5 días
ANTIPARKINSON AGENTS [AGENTES ANTIPARKINSON]
Anticholinergics [Anticolinérgicos]
benztropine mesylate 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	COGENTIN	QL = 5 días
Antiparkinson Dopaminergics [Dopaminérgicos Antiparkinson]
amantadine hcl 50 mg/5ml syr	1	Preferred	SYMMETREL	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
pramipexole dihydrochloride 0.125 mg tab, 0.25 mg tab, 0.5 mg tab, 0.75 mg tab, 1 mg tab, 1.5 mg tab	1	Preferred	MIRAPEX	QL = 5 días
ropinirole hcl 0.25 mg tab, 0.5 mg tab, 1 mg tab, 3 mg tab, 4 mg tab, 5 mg tab	1	Preferred	REQUIP	QL = 5 días
ropinirole hcl 2 mg tab	2	Preferred	REQUIP	QL = 5 días
amantadine hcl 100 mg cap	3	Preferred	SYMMETREL	QL = 5 días
bromocriptine mesylate 2.5 mg tab	3	Preferred	PARLODEL	QL = 5 días
carbidopa-levodopaentacapone 18.75-75-200 mg tab	4	Non-Preferred	STALEVO	QL = 5 días
carbidopa-levodopaentacapone 12.5-50-200 mg tab, 25-100-200 mg tab, 31.25-125-200 mg tab, 37.5150-200 mg tab, 50-200-200 mg tab	5	Non-Preferred	STALEVO	QL = 5 días
Dopamine Precursors [Precursores De Dopamina]
carbidopa -levodopa 10-100 mg tab, 25-100 mg tab	1	Preferred	SINEMET	QL = 5 días
carbidopa-levodopa 25-250 mg tab	2	Preferred	SINEMET	QL = 5 días
carbidopa-levodopa er 25100 mg tab er, 50-200 mg tab er	2	Preferred	SINEMET CR	QL = 5 días
ANTIPSYCHOTICS [ANTIPSICÓTICOS]
Atypical - Second Generation [Atípicos - Segunda Generación]
risperidone 0.25 mg tab, 0.5 mg tab, 1 mg tab, 2 mg tab, 3 mg tab, 4 mg tab	1	Preferred	RISPERDAL	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Typical - First Generation [Típicos - Primera Generación]
haloperidol 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	HALDOL	QL = 5 días
haloperidol 5 mg tab	2	Preferred	HALDOL	QL = 5 días
haloperidol 10 mg tab	3	Preferred	HALDOL	QL = 5 días
haloperidol 20 mg tab	4	Preferred	HALDOL	QL = 5 días
ANTIVIRALS [ANTIVIRALES]
Anti-Cytomegalovirus (Cmv) Agents [Agentes Anti-Citomegalovirus]
valganciclovir hcl 450 mg tab	13	Non-Preferred	VALCYTE	PA, QL = 5 días
Antiherpetic Agents [Agentes Antiherpéticos]
acyclovir 200 mg cap, 400 mg tab, 800 mg tab	1	Preferred	ZOVIRAX	QL = 5 días
acyclovir 200 mg/5ml susp	2	Preferred	ZOVIRAX	QL = 5 días
Anti-Influenza Agents [Agentes Antiinfluenza]
amantadine hcl 50 mg/5ml syr	1	Preferred	SYMMETREL	QL = 5 días
amantadine hcl 100 mg cap	3	Preferred	SYMMETREL	QL = 5 días
oseltamivir phosphate 30 mg cap, 45 mg cap, 75 mg	4	Preferred	TAMIFLU
TAMIFLU 6 mg/ ml susp	5	Non-Preferred
BENIGN PROSTATIC HYPERTROPHY AGENTS [AGENTES PARA HIPERTROFIA PROSTÁTICA BENIGNA]
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN	QL = 5 días
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Anticoagulants [Anticoagulantes]
warfarin sodium 1 mg tab, 10 mg tab, 2 mg tab, 2.5 mg tab, 3 mg tab, 4 mg tab, 5 mg tab, 6 mg tab, 7.5 mg tab	1	Preferred	COUMADIN	QL = 5 días
heparin sodium (porcine) 1000 unit/ml inj soln	2	Preferred	HEPARIN	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
heparin sodium (porcine) 10000 unit/ml inj soln, 5000 unit/ml inj soln	3	Preferred	HEPARIN	QL = 5 días
heparin sodium (porcine) pf 5000 unit/0.5ml inj soln	3	Preferred	HEPARIN	QL = 5 días
heparin sodium (porcine) 2000 unit/ml iv soln	8	Preferred	HEPARIN	QL = 5 días
Colony Stimulating Factors [Estimulantes Mieloides]
NEULASTA 6 mg/0.6ml sc soln	12	Preferred		PA, QL = 5 días, P
NEULASTA DELIVERY KIT 6 mg/0.6ml sc soln	12	Preferred		PA, QL = 5 días, P
Platelet Modifying Agents [Modificadores De Plaquetas]
cilostazol 100 mg tab, 50 mg tab	1	Preferred	PLETAL	QL = 5 días
clopidogrel bisulfate 75 mg tab	1	Preferred	PLAVIX	QL = 5 días
CARDIOVASCULAR AGENTS [AGENTES CARDIOVASCULARES]
Antiarrhythmics Class Ii [Antiar rítmicos Clase Ii]
propranolol hcl 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	INDERAL	QL = 5 días
sotalol hcl 120 mg tab, 160 mg tab, 240 mg tab, 80 mg tab	1	Preferred	BETAPACE	QL = 5 días
sotalol hcl (af) 120 mg tab, 160 mg tab, 80 mg tab	1	Preferred	BETAPACE	QL = 5 días
propranolol hcl 60 mg tab	2	Preferred	INDERAL	QL = 5 días
Antiarrhythmics Type I-A [Antiarrítmicos Tipo I-A]
quinidine sulfate 200 mg tab, 300 mg tab	1	Preferred	QUINIDINE SULFATE	QL = 5 días
quinidine gluconate er 324 mg tab er	2	Preferred	QUINAGLUTE	QL = 5 días
quinidine sulfate er 300 mg tab er	2	Preferred	QUINIDINE SULFATE	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Antiarrhythmics Type I-B [Antiarrítmicos Tipo I-B]
mexiletine hcl 150 mg cap	2	Preferred	MEXITIL	QL = 5 días
mexiletine hcl 200 mg cap	3	Preferred	MEXITIL	QL = 5 días
Antiarrhythmics Type I-C [Antiarrítmicos Tipo I-C]
flecainide acetate 100 mg tab, 50 mg tab	1	Preferred	TAMBOCOR	QL = 5 días
propafenone hcl 150 mg tab, 225 mg tab	1	Preferred	RYTHMOL	QL = 5 días
flecainide acetate 150 mg tab	2	Preferred	TAMBOCOR	QL = 5 días
propafenone hcl 300 mg tab	3	Preferred	RYTHMOL	QL = 5 días
Antiarrhythmics Type Iii [Antiarrítmicos Tipo Iii]
amiodarone hcl 200 mg tab	1	Preferred	CORDARONE	QL = 5 días
Miscellaneous Cardiovascular Agents [Agentes Cardiovasculares Misceláneos]
digoxin 125 mcg tab, 250 mcg tab	2	Preferred	LANOXIN	QL = 5 días
Vasodilators [Vasodilatadores]
isosorbide mononitrate 10 mg tab, 20 mg tab	1	Preferred	ISORDIL	QL = 5 días
isosorbide mononitrate er 120 mg tab er 24 hr, 30 mg tab er 24 hr, 60 mg tab er 24 hr	1	Preferred	IMDUR	QL = 5 días
NITROSTAT 0.3 mg tab subl, 0.4 mg tab subl, 0.6 mg tab subl	1	Preferred		QL = 5 días
DENTAL AND ORAL AGENTS [AGENTES DENTALES Y ORALES]
Antifungals [Antifungales]
clotrimazole 10 mg mouth/throat lozenge, 10 mg mouth/throat troche	1	Preferred	MYCELEX	QL = 5 días
nystatin 100000 unit/ml mouth/throat susp, 100000 unit/ml crm	1	Preferred	NYSTATIN	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
DERMATOLOGICAL AGENTS [AGENTES DERMATOLÓGICOS]
Pediculicides And Scabicides [Pediculicidas Y Escabicidas]
permethrin 5 % crm	3	Preferred	ELIMITE	QL = 5 días
Topical Antibiotics [Antibióticos Tópicos]
mupirocin 2 % oint	1	Preferred	BACTROBAN	QL = 5 días
silver sulfadiazine 1 % crm	1	Preferred	SILVADENE	QL = 5 días
terbinafine 1% crm	1	Preferred	LAMISIL	OTC, QL = 5días
DYSLIPIDEMICS [DISLIPIDÉMICOS]
Bile Acid Sequestrants [Secuestradores De Ácidos Biliares]
cholestyramine 4 gm pckt, 4 gm/dose oral pwdr	3	Preferred	QUESTRAN	QL = 5 días
cholestyramine light 4 gm pckt, 4 gm/dose oral pwdr	3	Preferred	QUESTRAN	QL = 5 días
Fibric Acid Derivatives [Derivados De Ácido Fíbrico]
gemfibrozil 600 mg tab	1	Preferred	LOPID	QL = 5 días
Hmg-Coa Reductase Inhibitors [Inhibidores De La Hmg-Coa Reductasa]
atorvastatin calcium 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LIPITOR	QL = 5 días
simvastatin 10 mg tab, 20 mg tab, 40 mg tab, 5 mg tab	1	Preferred	ZOCOR	QL = 5 días
GASTROINTESTINAL AGENTS [AGENTES GASTROINTESTINALES]
Histamine2 (H2) Receptor Antagonists [Antagonistas Del Receptor De H2]
famotidine 20 mg tab, 40 mg tab	1	Preferred	PEPCID	QL = 5 días
ranitidine hcl 15 mg/ml syr, 150 mg/10ml syr, 300 mg tab, 75 mg/5ml syr	1	Preferred	ZANTAC	QL = 5 días
Miscellaneous Gastrointestinal Agents [Agentes Gastrointestinales Misceláneos]
ursodiol 300 mg cap	2	Preferred	ACTIGALL	PA, QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Proton Pump Inhibitors [Inhibidores De La Bomba De Protones]
omeprazole 10 mg cap dr, 20 mg cap dr, 40 mg cap dr	1	Preferred	PRILOSEC	QL=180 caps/ 365 días
GENITOURINARY AGENTS [AGENTES GENITOURINARIOS]
Miscellaneous Genitourinary Agents [Agentes Genitourinarios Misceláneos]
phenazopyridine hcl 100 mg tab, 200 mg tab	1	Preferred	PYRIDIUM	QL = 3 días
HORMONAL AGENTS [AGENTES HORMONALES]
Antithyroid Agents [Agentes Antitiroide]
methimazole 10 mg tab, 5 mg tab	1	Preferred	TAPAZOLE	QL = 5 días
propylthiouracil 50 mg tab	2	Preferred	PROPYLTHIOURA CIL	QL = 5 días
Calcimimetic Agents [Agentes Calcimiméticos]
SENSIPAR 30 mg tab	7	Preferred		PA, QL = 5 días
SENSIPAR 60 mg tab	9	Preferred		PA, QL = 5 días
SENSIPAR 90 mg tab	10	Preferred		PA, QL = 5 días
Dopamine Agonists [Agonistas De Dopamina]
bromocriptine mesylate 2.5 mg tab	3	Preferred	PARLODEL	QL = 5 días
Thyroid Hormones [Hormona Tiroidea]
SYNTHROID 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred		QL = 5 días, P

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab, 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON	QL = 5 días
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL	QL = 5 días
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE	QL = 5 días
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE	QL = 5 días
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL	QL = 5 días
Immune Globulins [Immunoglobulinas]
RHOGAM ultra-filtered plus im soln 1500 unit	4	Preferred
INFLAMMATORY BOWEL DISEASE [ENFERMEDAD INFLAMATORIA INTESTINAL]
Aminosalicylates [Aminosalicilatos]
DELZICOL 400 mg cap dr	5	Preferred		QL = 5 días, P
ASACOL HD 800 mg tab dr	6	Preferred		QL = 5 días, P
Sulfonamides [Sulfonamidas]
sulfasalazine 500 mg tab, 500 mg tab dr	1	Preferred	AZULFIDINE	QL = 5 días
MINERALS & ELECTROLYTES [MINERALES Y ELECTROLITOS]
Calcium Regulating Agents [Agentes Reguladores De Calcio]
vitamin d 400 unit cap	1	Preferred	VITAMIN D	QL = 5 días
MUSCLE RELAXANTS [RELAJANTES MUSCULARES]
Antispasticity Agents [Agentes Antiespasticidad]
baclofen 10 mg tab, 20 mg tab	1	Preferred	LIORESAL	QL = 5 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
dantrolene sodium 25 mg cap, 50 mg cap	2	Preferred	DANTRIUM	QL = 5 días
dantrolene sodium 100 mg cap	3	Preferred	DANTRIUM	QL = 5 días
Skeletal Muscle Relaxants [Relajantes Musculoesqueletales]
cyclobenzaprine hcl 10 mg tab	1	Preferred	FLEXERIL	QL = 5 días
OPHTHALMIC AGENTS [AGENTES OFTÁLMICOS]
Antiglaucoma Agents [Agentes Antiglaucoma]
brimonidine tartrate 0.2 % ophth soln	1	Preferred	ALPHAGAN	QL = 1 Frasco 5 ML/15 días
dorzolamide hcl 2 % ophth soln	1	Preferred	TRUSOPT	QL = Frasco 10 ML/30 días
levobunolol hcl 0.5 % ophth soln	1	Preferred	BETAGAN	QL = 1 Frasco 5 ML/25 días
levobunolol hcl 0.25 % ophth soln	1	Preferred	BETAGAN	QL = 1 Frasco 5 ML/15 días
timolol maleate 0.5 % ophth soln	1	Preferred	TIMOPTIC	QL = 1 Frasco 5 ML/30 días
dorzolamide hcl-timolol mal ophth sol 22.3-6.8 mg/ml	1	Preferred	COSOPT	QL = 1 Frasco 5 ML/30 días
timolol maleate 0.25 % ophth soln	1	Preferred	TIMOPTIC	QL = 1 Frasco 5 ML/25 días
betaxolol hcl 0.5 % ophth soln	2	Non-Preferred	BETOPTIC	QL = 1 Frasco 5 ML/15 días
Ophthalmic Antibiotics [Antibióticos Oftálmicos]
gentamicin sulfate 0.3 % ophth oint	1	Preferred	GARAMYCIN	QL = 1 Tubo 3.5 GM/5 días
gentamicin sulfate 0.3 % ophth soln	1	Preferred	GARAMYCIN	QL = 1 Frasco 5 ML/5 días
tobramycin 0.3 % ophth soln	1	Preferred	TOBREX	QL = 1 Frasco 5 ML/5 días
Ophthalmic Prostaglandins [Prostaglandinas Oftálmicas]
latanoprost 0.005 % ophth soln	1	Preferred	XALATAN	QL = 1 Frasco/25 días

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Ophthalmic Steroids [Esteroides Oftálmicos]
neomycin -polymyxindexamethasone 3.5-100000.1 ophth oint, 3.5-100000.1 ophth susp	1	Preferred	MAXITROL	QL = 1 Frasco 5 ML/5 días
prednisolone acetate 1 % ophth susp	2	Preferred	PRED FORTE	QL = 1 Frasco 5 ML/5 días
OTIC AGENTS [AGENTES OTICOS]
Miscellaneous Otic Agents [Agentes Oticos Misceláneos]
acetic acid 2 % otic soln	2	Preferred	VOSOL	QL = 1 Frasco 15 ML/10 días
Otic Antibiotics [Antibióticos Oticos]
neomycin -polymyxin-hc 1 % otic soln, 3.5-10000-1 otic soln, 3.5-10000-1 otic susp	2	Preferred	CORTISPORIN	QL = 1 Frasco 10 ML/10 días
RESPIRATORY AGENTS [AGENTES RESPIRATORIOS]
Anticholinergic Bronchodilators [Broncodilatadores Anticolinérgicos]
ipratropium bromide 0.02 % inh soln	1	Non-Preferred	ATROVENT	QL = 5 días
Antileukotrienes [Antileukotrienos]
montelukast sodium 10 mg tab, 4 mg tab chew, 5 mg tab chew 1 Preferred SINGULAIR QL = 5 días
Antitussive-Expectorant [Expectorantes Antitusivos]
benzonatate 100 mg cap	1	Preferred	TESSALON	QL = 5 días
guaifenesin-codeine 100-10 mg/5ml soln	1	Preferred	CHERATUSSIN	QL = 5 días
Inhaled Corticosteroids [Corticosteroides Inhalados]
FLOVENT DISKUS 100 mcg/blist inh aer pwdr, 250 mcg/blist inh aer pwdr, 50 mcg/blist inh aer pwdr	3	Preferred		QL = 1 Inh 60 EA/30 días, P

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

INTEGRATED EMERGENCY FORMULARY

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
FLOVENT HFA 110 mcg/act inh aer	3	Preferred		QL = 1 Inh 12 EA/30 días, P
FLOVENT HFA 44 mcg/act inh aer	3	Preferred		QL = 1 Inh 10.6 EA/30 días, P
budesonide 0.25 mg/2ml inh susp, 0.5 mg/2ml inh susp, 1mg/2ml inh susp	4	Non-Preferred	PULMICORT	AL </=12
budesonide 1mg/2ml inh susp	8	Non-Preferred	PULMICORT	AL </=12
FLOVENT HFA 220 mcg/act inh aer	4	Preferred		QL = 1 Inh 12 EA/30 días, P
Sedating Histamine1 Blocking Agents [Sedantes Bloqueadores Histamine1]
promethazine hcl 12.5 mg tab, 25 mg tab, 50 mg tab, 6.25 mg/5ml soln, 6.25 mg/5ml syr	1	Preferred	PHENERGAN	QL = 5 días
Sympathomimetic Bronchodilators [Broncodilatadores Simpatomiméticos]
albuterol sulfate (2.5 mg/3ml) 0.083% inh neb soln, (5 mg/ml) 0.5% inh neb soln, 2 mg/5ml syr	1	Dl	ALBUTEROL	QL = 5 días
terbutaline sulfate 2.5 mg tab, 5 mg tab	1	Preferred	BRETHINE	QL = 5 días
VENTOLIN HFA 108 (90 base) mcg/act inh aer	1	Preferred		QL = 1 Inh 18 EA/30 días, P

• PA - Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL - Quantity Limit [Límite de Cantidad] • ST - Step Therapy [Terapia Escalonada] • AL - Age Limit [Límite de Edad] • Net Cost [Costo Neto] - Please refer to page #12 for monthly net cost range [Ver página #12 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

A
acarbose	19
acetaminophen-codeine	13
acetaminophen-codeine #2	13
acetaminophen-codeine #3	13
acetaminophen-codeine #4	13
acetazolamide	21
acetic acid	33
acyclovir	26
albuterol sulfate	34
allopurinol .	20
amantadine hcl	24, 25, 26
amiodarone hcl	28
amlodipine besylate	21
amoxicillin	15
amoxicillin-pot clavulanate	16
ampicillin	16
ASACOL HD	31
atenolol	21
atenolol-chlorthalidone	22
atorvastatin calcium	29
azithromycin	14
B
baclofen	31
benzonatate	33
benztropine mesylate	24
betaxolol hcl	32
brimonidine tartrate	32
bromocriptine mesylate	25, 30
budesonide	34
butalbital-apap-caffeine	13
C
CAPASTAT SULFATE	24
carbamazepine	17
carbidopa-levodopa	25
carbidopa-levodopa er	25
carbidopa-levodopa-entacapone	25
carvedilol	23
cefaclor	16
cefadroxil	14
cefdinir	17
cefprozil	16
cephalexin	14
chloroquine phosphate	24
chlorothiazide	23
chlorthalidone	23
cholestyramine	29
cholestyramine light	29
cilostazol	27
ciprofloxacin	16
ciprofloxacin hcl	16
clarithromycin	15
clindamycin hcl	15
clonazepam	14, 17
clonidine hcl	20
clopidogrel bisulfate	27
clotrimazole	28
colchicine	20
COLCRYS	20
cyclobenzaprine hcl	32
cycloserine	24
D
dantrolene sodium	32
DARAPRIM	24
DELZICOL	31
dexamethasone	31
diazepam	14
digoxin	28
DILANTIN	18
diltiazem hcl	21
DIURIL	23
divalproex sodium	17, 23
donepezil hcl	18
dorzolamide hcl	32
E
ERYTHROCIN STEARATE	15
erythromycin base	15
erythromycin ethylsuccinate	15
ethambutol hcl	24
ethosuximide	18 F
famotidine	29
flecainide acetate	28
FLOVENT DISKUS	33
FLOVENT HFA	34

furosemide	22
G
gabapentin	17
gemfibrozil	29
gentamicin sulfate	32
glimepiride	20
glipizide	20
guaifenesin-codeine	33
H
haloperidol	26
heparin sodium (porcine)	26, 27
heparin sodium (porcine) pf	27
HUMULIN 70/30	19
HUMULIN N	19
HUMULIN R	19
hydralazine hcl	23
hydrochlorothiazide	23
hydroxychloroquine sulfate	24
hydroxyzine pamoate	14
I
ibuprofen	13
indapamide	23
indomethacin	13
ipratropium bromide	33
isoniazid	24
isosorbide mononitrate	28
isosorbide mononitrate er	. 28
K
KOMBIGLYZE XR	19
L
lamotrigine	17
lamotrigine chew tab	17
latanoprost	32
levetiracetam	17, 18
levetiracetam er 24 hrs	17
levobunolol hcl	32
levofloxacin	16
lidocaine viscous	14
lisinopril	21
lisinopril-hydrochlorothiazide	21
lorazepam	14
losartan potassium	21
losartan potassium-hctz	21
M
MACRODANTIN	15
MESTINON	24
metformin hcl	19
methimazole	30
methyldopa	20
methylprednisolone	31
metoclopramide hcl	20
metolazone	23
metoprolol succinate er	22
metoprolol tartrate	22
metoprolol-hydrochlorothiazide	22
metronidazole	15
mexiletine hcl	28
montelukast sodium	33
mupirocin	29
N
nabumetone	13
naproxen	13
naproxen sodium	13
neomycin-polymyxin-dexamethasone	33
neomycin-polymyxin-hc	33
NEULASTA	27
NEULASTA DELIVERY KIT	27
nitrofurantoin macrocrystal	15
nitrofurantoin monohyd macro	15
nitrofurantoin oral suspension	15
NITROSTAT	28
nystatin	28
O
omeprazole	30
ONGLYZA	19
ormir	20
oseltamivir phosphate	26
oxcarbazepine	17, 18
P
penicillin v potassium	16
permethrin	29
pharbedryl	20
phenazopyridine hcl	30
phenobarbital	17, 18
phenytoin	18
phenytoin sodium extended	18

pioglitazone hcl	19
pramipexole dihydrochloride	25
prednisolone acetate	33
prednisone	31
prednisone (pak)	31
primidone	18
probenecid	20
prochlorperazine	20
prochlorperazine maleate	20
promethazine hcl	34
propafenone hcl	28
propranolol hcl	22, 27
propylthiouracil	30
pyrazinamide	24
pyridostigmine	24
pyridostigmine bromide	23
Q
quinidine gluconate er	27
quinidine sulfate	27
quinidine sulfate er	27
quinine sulfate	24
R
ranitidine hcl	29
RHOGAM	31
RHOGAM ultra-filtered plus im soln 1500 unit	31
rifabutin	24
RIFAMATE	24
rifampin	24
risperidone	25
rivastigmine tartrate	18
ropinirole hcl	25
S
salsalate	13
selegiline hcl	19
SENSIPAR	30
silver sulfadiazine	29
simvastatin	29
sotalol hcl	27
sotalol hcl (af)	27
spironolactone	22
sulfamethoxazole-tmp ds	16
sulfamethoxazole-trimethoprim	17
sulfasalazine	31
SYNTHROID	30
T
TAMIFLU	26
temazepam	14
terazosin hcl	21, 26
terbutaline sulfate	34
timolol maleate	32
tobramycin	32
topiramate	18, 23
tramadol hcl	13
trazodone hcl	19
TRECATOR	24
triamterene-hctz	22
trimethobenzamide hcl	20
U
ursodiol	29
V
valganciclovir hcl	26
valproic acid	18
VENTOLIN HFA	34
verapamil hcl	21
vitamin d	31
W
warfarin sodium	26
Z
zonisamide	18

ASES
Puerto Rico Healthcare Insurance Administration

Dental

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares
Healthcare Insurance Administration	Governor
Ms. Ángela M. Ávila Marrero Executive Director

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]

Ángela M. Ávila Marrero

Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE
OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

e.	Contraindication to the drug(s) included in the FDC;
f.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
g.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
h.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

DENTAL

GOVERNMENT HEALTHCARE PLAN
FORMULARY OF DRUGS COVERED BY THE GHP (FDC)
2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	7
MONTHLY NET COST RANGE	7
GENERIC DRUGS	8
ANALGESICS	9
Nonsteroidal Anti-Inflammatory Agents (Nsaids)	9
Short-Acting Opioid Analgesics	9
ANTIBACTERIALS	9
First Generation Cephalosporins	9
Macrolides	9
Miscellaneous Antibacterials	10
Penicillins	10

DENTAL

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Nonsteroidal Anti-Inflammatory Agents (Nsaids)
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN
naproxen dr 375 mg tab dr, 500 mg tab dr	1	Preferred	NAPROSYN
naproxen sodium 275 mg tab, 550 mg tab	1	Preferred	ANAPROX

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

DENTAL

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

DENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANALGESICS [ANALGÉSICOS]
Nonsteroidal Anti-Inflammatory Agents (Nsaids) [Anti-Inflamatorios No Esteroidales]
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN	QL=7 días
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL=7 días
naproxen dr 375 mg tab dr, 500 mg tab dr	1	Preferred	NAPROSYN	QL=7 días
Short-Acting Opioid Analgesics [Analgésicos Opiodes De Corta Duración]
acetaminophen -codeine 120-12 mg/5ml soln, 300-15 mg tab, 300-30 mg tab, 300- 60 mg tab	1	Preferred	TYLENOL- CODEINE	QL=7 días
acetaminophen-codeine #2 300-15 mg tab	1	Preferred	TYLENOL- CODEINE	QL=7 días
acetaminophen-codeine #3 300-30 mg tab	1	Preferred	TYLENOL- CODEINE	QL=7 días
acetaminophen-codeine #4 300-60 mg tab	1	Preferred	TYLENOL- CODEINE	QL=7 días
hydrocodone- acetaminophen 10-325 mg tab, 5-325 mg tab, 7.5-325 mg tab	1	Preferred	VICODIN	QL=7 días
ANTIBACTERIALS [ANTIBACTERIANOS]
First Generation Cephalosporins [Cefalosporinas De Primera Generación]
cephalexin 125 mg/5ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX
cefadroxil 250 mg/5ml susp	2	Non-Preferred	DURICEF	AL ≤ 12 años
cephalexin 250 mg/5ml susp	2	Preferred	KEFLEX
cefadroxil 500 mg/5ml susp	3	Non-Preferred	DURICEF	AL ≤ 12 años
Macrolides [Macrólidos]
ERY -TAB 500 mg tab dr	3	Preferred
•
PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 7 for monthly net cost range [Ver página 7 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]      Página 9 de 12

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred
E.E.S. GRANULES 200 mg/5ml susp	5	Preferred
ERYPED 200 200 mg/5ml susp	5	Preferred
ERYPED 400 400 mg/5ml susp	6	Preferred
Miscellaneous Antibacterials [Antibacterianos Misceláneos]
clindamycin hcl 150 mg cap, 300 mg cap, 75 mg cap	1	Preferred	CLEOCIN
Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp, 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS
			naproxen d Página 10 de 12 Revisado 5/12/2017

ASES
Puerto Rico Healthcare Insurance Administration

Nephrology
2017
Formulary of Drugs Covered by
the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

ASES

Administración de Seguros de Salud de Puerto Rico

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE
OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

a.	Contraindication to the drug(s) included in the FDC;
b.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
c.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
d.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

GOVERNMENT HEALTHCARE PLAN
FORMULARY OF DRUGS COVERED BY THE GHP (FDC)
2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	9
MONTHLY NET COST RANGE	9
GENERIC DRUGS	10
ANALGESICS	11
Nonsteroidal Anti-Inflammatory Agents (Nsaids)	11
ANTIBACTERIALS	11
First Generation Cephalosporins	11
Macrolides	11
Penicillins	12
Quinolones	12
Second Generation Cephalosporins	13
Sulfonamides	13
Third Generation Cephalosporins	13
ANTIDIABETIC AGENTS	13
Alpha-Glucosidase Inhibitors	13
Biguanides	13
Dipeptidyl Peptidase-4 (Dpp-4) Inhibitors	13
Insulin Mixtures	13
Insulin Sensitizing Agents	14
Intermediate-Acting Insulins	14
Long-Acting Insulins	14
Rapid-Acting Insulins	14
Short-Acting Insulins	14
Sulfonylureas	14

ANTIEMETICS	14
Miscellaneous Antiemetics	14
ANTIHYPERTENSIVES	15
Alpha-Adrenergic Blocking Agents	15
Angiotensin-Converting Enzyme (Ace) Inhibitors	15
Calcium Channel Blocking Agents	15
Cardioselective Beta Blocking Agents	16
Cardioselective Beta-Adrenergic Blocking Agents	16
Loop Diuretics	17
Nonselective Beta Blocking Agents	17
Nonselective Beta-Adrenergic Blocking Agents	17
Thiazide Diuretics	17
Vasodilator Beta Blockers	17
BENIGN PROSTATIC HYPERTROPHY AGENTS	17
Alpha 1-Adrenoceptor Antagonists	17
BLOOD MODIFIERS	18
Cobalamins	18
Erythropoiesis-Stimulating Agents	18
Folates	18
Iron	19
CHEMOTHERAPIES	19
Antineoplastic Progestins	19
DIABETES SUPPLIES	19
Needles & Syringes	19
DYSLIPIDEMICS	19
Bile Acid Sequestrants	19
Fibric Acid Derivatives	19
Hmg Coa Reductase Inhibitors	19

GASTROINTESTINAL AGENTS	19
Histamine2 (H2) Receptor Antagonists	19
GENITOURINARY AGENTS	20
Phosphate Binder Agents	20
HORMONAL AGENTS	20
Calcimimetics	20
Mineralocorticoids	20
Vasopressin Analogs	20
IMMUNOSUPPRESSANTS	20
Cyclosporine Analogs	20
Glucocorticosteroids	21
Organ Transplant Agents	21
MINERALS & ELECTROLYTES	22
Calcium Regulating Agents	22
Electrolytes/Minerals Replacement	22
Potassium Removing Resins	22

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)
indomethacin 25 mg cap, 50 mg cap	1	Non-preferred	INDOCIN
indomethacin er 75 mg cap er	2	Non- preferred	INDOCIN
ANTIBACTERIALS
First Generation Cephalosporins
cephalexin 125 mg/5 ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX
cefadroxil 250 mg/5 ml susp	2	Non-preferred	DURICEF	AL ≤ 12 years
cephalexin 250 mg/5 ml susp	2		KEFLEX
cefadroxil 500 mg/5 ml susp	3	Non-preferred	DURICEF	AL ≤ 12 years

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Te rapéutica]
ANALGESICS [ANALGÉ SICOS]
Nonsteroidal Anti-Inflammatory Agents (Nsaids) [Anti-Inflamatorios No Esteroidales]
indomethacin 25 mg cap, 50 mg cap	1	Non-Preferred	INDOCIN
ANTIBACTERIALS [ANTIBACTERIANOS]
First Generation Cephalosporins [Cefalosporinas De Primera Generación]
cephalexin 125 mg/5ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX
cefadroxil 250 mg/5ml susp	2	Non-Preferred	DURICEF	AL ≤ 12 años
cephalexin 250 mg/5ml susp	2		KEFLEX
cefadroxil 500 mg/5ml susp	3	Non-Preferred	DURICEF	AL≤ 12 años
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX
clarithromycin 125 mg/5ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN
clarithromycin 250 mg/5ml susp	3	Preferred	BIAXIN
ERY-TAB 500 mg tab dr	3	Preferred
XI ycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred
E.E.S. GRANULES 200 mg/5ml susp	5	Preferred
ERYPED 200 200 mg/5ml susp	5	Preferred

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ERYPED 400 400 mg/5ml susp	6	Preferred
Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp, 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL
amoxicillin-pot clavulanate 200-28.5 mg/5ml susp, 40057 mg/5ml susp, 500-125 mg tab, 875-125 mg tab	1	Preferred	AUGMENTIN
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN
BICILLIN L-A 600000 unit/ml im susp	3	Non-Preferred
penicillin g procaine 600000 unit/ml im susp	3	Non-Preferred	BICILLIN LA
BICILLIN L-A 1200000 unit/2ml im susp	4	Non-Preferred
BICILLIN L-A 2400000 unit/4ml im susp	5	Non-Preferred
Quinolones [Quinolonas]
ciprofloxacin hcl 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	CIPRO
levofloxacin 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	LEVAQUIN
ciprofloxacin 500 mg/5ml (10%) susp	3	Preferred	CIPRO

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ciprofloxacin 250 mg/5ml (5%) susp	4	Preferred	CIPRO
Second Generation Cephalosporins [Cefalosporinas De Segunda Generación]
cefaclor 250 mg cap, 500 mg cap	2	Preferred	CECLOR
cefprozil 125 mg/5ml susp, 250 mg tab, 250 mg/5ml susp, 500 mg tab	2	Preferred	CEFZIL
Sulfonamides [Sulfonamidas]
sulfamethoxazole -tmp ds 800-160 mg tab	1	Preferred	SEPTRA
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA
Third Generation Cephalosporins [Cefalosporinas De Tercera Generación]
cefdinir 125 mg/5ml susp, 300 mg cap	2	Preferred	OMNICEF
cefdinir 250 mg/5ml susp	3	Preferred	OMNICEF
ANTIDIABETIC AGENTS [AGENTES ANTIDIABÉTICOS]
Alpha-Glucosidase Inhibitors [Inhibidores De Alfa Glucosidasa]
acarbose 100 mg tab, 25 mg tab, 50 mg tab	2	Preferred	PRECOSE
Biguanides [Biguanidas]
metformin hcl 1000 mg tab, 500 mg tab, 850 mg tab	1	Preferred	GLUCOPHAGE
metformin hcl er 500 mg tab er 24 hr, 750 mg tab er 24 hr	1	Preferred	GLUCOPHAGE XR
Dipeptidyl Peptidase-4 (Dpp-4) Inhibitors [Inhibidores De Dpp-4]
KOMBIGLYZE XR 2.5 -1000 mg tab er 24 hr, 5-1000 mg tab er 24 hr, 5-500 mg tab er 24 hr	3	Preferred		ST, P
ONGLYZA 2.5 mg tab, 5 mg tab	3	Preferred		ST, P
Insulin Mixtures [Mezclas De Insulinas]
HUMULIN 70/30 (70 -30) 100 unit/ml sc susp	2	Preferred		P

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
HUMALOG MIX 75/25 (7525) 100 unit/ml sc susp	3	Preferred		P
HUMALOG MIX 50/50 (5050) 100 unit/ml sc susp	4	Preferred		P
Insulin Sensitizing Agents [Agentes Sensibilizantes De Insulin]
pioglitazone hcl 15 mg tab, 30 mg tab, 45 mg tab	1	Preferred	ACTOS
Intermediate-Acting Insulins [Insulinas De Duración Intermedia]
HUMULIN N 100 unit/ml sc susp	2	Preferred		P
Long-Acting Insulins [Insulinas De Larga Duración]
LANTUS SOLOSTAR 100 unit/ml subcutaneous solution pen-injector	2	Preferred		P
LANTUS 100 unit/ml sc soln	3	Preferred		P
Rapid-Acting Insulins [Insulinas De Rápida Duración]
HUMALOG 100 unit/ml subcutaneous solution cartridge	2	Preferred		P
HUMALOG 100 unit/ml sc soln	3	Preferred		P
Short-Acting Insulins [Insulinas De Corta Duración]
HUMULIN R 100 unit/ml inj soln	2	Preferred		P
Sulfonylureas [Sulfonilureas]
glimepiride 1 mg tab, 2 mg tab, 4 mg tab	1	Preferred	AMARYL
glipizide 10 mg tab, 5 mg tab	1	Preferred	GLUCOTROL
ANTIEMETICS [ANTIEMÉTICOS]
Miscellaneous Antiemetics [Antieméticos Misceláneos]
metoclopramide hcl 10 mg tab, 10 mg/10ml soln, 5 mg tab, 5 mg/5ml soln, 5 mg/ml inj soln	1	Preferred	REGLAN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANTIHYPERTENSIVES [ANTIHIPERTENSIVOS]
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN
Angiotensin II Receptor Blockers (Arb) [Antagonistas Del Receptor Angiotensina II]
losartan potassium 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	COZAAR
losartan potassium-hctz 100-12.5 mg tab, 100-25 mg tab, 50-12.5 mg tab	1	Preferred	HYZAAR
Angiotensin-Converting Enzyme (Ace) Inhibitors [Inhibidores De La Enzima Convertidora De Angiotensin]
fosinopril sodium 10 mg tab, 20 mg tab, 40 mg tab	1	Preferred	MONOPRIL
lisinopril 10 mg tab, 2.5 mg tab, 20 mg tab, 30 mg tab, 40 mg tab, 5 mg tab	1	Preferred	ZESTRIL
lisinopril-hydrochlorothiazide 10-12.5 mg tab, 20-12.5 mg tab, 20-25 mg tab	1	Preferred	ZESTORETIC
Calcium Channel Blocking Agents [Bloqueadores De Canales De Calcio]
amlodipine besylate 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	NORVASC
diltiazem hcl 120 mg tab, 30 mg tab, 60 mg tab, 90 mg tab	1	Preferred	CARDIZEM
diltiazem hcl er 120 mg cap er 24 hr, 180 mg cap er 24 hr, 240 mg cap er 24 hr	1	Preferred	DILACOR XR
diltiazem hcl er beads 120 mg cap er 24 hr	1	Preferred	TIAZAC
diltiazem hcl er coated beads 120 mg cap er 24 hr, 180 mg cap er 24 hr, 240 mg cap er 24 hr	1	Preferred	CARDIZEM CD
dilt-xr 120 mg cap er 24 hr, 180 mg cap er 24 hr, 240 mg cap er 24 hr	1	Preferred	DILACOR XR

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
nifedipine er osmotic 30 mg tab er 24 hr	1	Preferred	PROCARDIA XL
verapamil hcl 120 mg tab, 40 mg tab, 80 mg tab	1	Preferred	CALAN
verapamil hcl er 120 mg tab er, 180 mg tab er, 240 mg tab er	1	Preferred	CALAN SR
diltiazem hcl er beads 180 mg cap er 24 hr, 240 mg cap er 24 hr, 300 mg cap er 24 hr, 360 mg cap er 24 hr	2	Preferred	TIAZAC
diltiazem hcl er coated beads 300 mg cap er 24 hr	2	Preferred	CARDIZEM CD
nifedipine er osmotic 60 mg tab er 24 hr, 90 mg tab er 24 hr	2	Preferred	PROCARDIA XL
Cardioselective Beta Blocking Agents [Bloqueadores Beta Cardioselectivos]
atenolol 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TENORMIN
metoprolol succinate er 25 mg tab er 24 hr, 50 mg tab er 24 hr	1	Preferred	LOPRESSOR
metoprolol tartrate 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	LOPRESSOR
metoprolol succinate er 100 mg tab er 24 hr, 200 mg tab er 24 hr	2	Preferred	LOPRESSOR
Cardioselective Beta-Adrenergic Blocking Agents [Bloqueadores Beta-Adrenérgicos Cardioselectivos]
atenolol -chlorthalidone 10025 mg tab, 50-25 mg tab	1	Preferred	TENORETIC
metoprolol- hydrochlorothiazide 50-25 mg tab	2	Non-Preferred	LOPRESSOR HCT
metoprololhydrochlorothiazide 100-25 mg tab, 100-50 mg tab	3	Non-Preferred	LOPRESSOR HCT

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Loop Diuretics [Diuréticos Del Asa]
bumetanide 0.5 mg tab, 1 mg tab, 2 mg tab	1	Non-Preferred	BUMEX
furosemide 10 mg/ml soln, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LASIX
Nonselective Beta Blocking Agents [Bloqueadores Beta No-Selectivos]
propranolol hcl 10 mg tab, 20 mg tab, 20 mg/5ml soln, 40 mg tab, 40 mg/5ml soln, 80 mg tab	1	Preferred	INDERAL
propranolol hcl 60 mg tab	2	Preferred	INDERAL
Nonselective Beta-Adrenergic Blocking Agents [Bloqueadores Beta-Adrenérgicos No- Selectivos]
Thiazide Diuretics [Diuréticos Tiazidas]
chlorothiazide 250 mg tab, 500 mg tab	1	Preferred	DIURIL
chlorthalidone 25 mg tab, 50 mg tab	1	Non-Preferred	HYGROTON
DIURIL 250 mg/5ml susp	1	Preferred
hydrochlorothiazide 25 mg tab, 50 mg tab	1	Preferred	MICROZIDE
metolazone 2.5 mg tab, 5 mg tab	1	Non-Preferred	ZAROXOLYN
chlorthalidone 100 mg tab	2	Non-Preferred	HYGROTON
metolazone 10 mg tab	2	Non-Preferred	ZAROXOLYN
Vasodilator Beta Blockers [Bloqueadores Beta Vasodilatadores]
carvedilol 12.5 mg tab, 25 mg tab, 3.125 mg tab, 6.25 mg tab	1	Preferred	COREG
BENIGN PROSTATIC HYPERTROPHY AGENTS [AGENTES PARA HIPERTROFIA PROSTÁTICA BENIGNA]
Alpha 1-Adrenoceptor Antagonists [Bloqueadores Alfa1-Adrenérgicos]
tamsulosin hcl 0.4 mg cap	1	Preferred	FLOMAX

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Cobalamins [Cobalaminas]
cyanocobalamin 1000 mcg/ml inj soln	1	Preferred	VIT B-12
Erythropoiesis-Stimulating Agents [Agentes Estimulantes De Eritropoiesis]
ARANESP (ALBUMIN FREE) 100 mcg/0.5ml inj soln	1	Preferred		PA, P
PROCRIT 2000 unit/ml inj soln, 3000 unit/ml inj soln, 4000 unit/ml inj soln	5	Preferred		PA, P
ARANESP (ALBUMIN FREE) 25 mcg/0.42ml inj soln, 25 mcg/ml inj soln	6	Preferred		PA, P
PROCRIT 10000 unit/ml inj soln	6	Preferred		PA, P
ARANESP (ALBUMIN FREE) 40 mcg/0.4ml inj soln	7	Preferred		PA, P
ARANESP (ALBUMIN FREE) 40 mcg/ml inj soln, 60 mcg/ml inj soln	8	Preferred		PA, P
ARANESP (ALBUMIN FREE) 150 mcg/0.75ml inj soln, 200 mcg/0.4ml inj soln, 200 mcg/ml inj soln, 300 mcg/0.6ml inj soln, 300 mcg/ml inj soln, 500 mcg/ml inj soln, 60 mcg/0.3ml inj soln	9	Preferred		PA, P
PROCRIT 20000 unit/ml inj soln	9	Preferred		PA, P
ARANESP (ALBUMIN FREE) 100 mcg/ml inj soln	11	Preferred		PA, P
PROCRIT 40000 unit/ml inj soln	11	Preferred		PA, P
Folates [Folatos]
folic acid 1 mg tab, 400 mcg tab, 800 mcg tab	1	Preferred	FOLIC ACID	OTC

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Iron [Hierro]
iron 325 (65 fe) mg tab	1	Preferred	IRON
DEXFERRUM 50 mg/ml inj soln	5	Non-Preferred
INFED 50 mg/ml inj soln	5
CHEMOTHERAPIES [QUIMIOTERAPIAS]
Antineoplastic Progestins [Antineoplásicos De Progestina]
megestrol acetate 20 mg tab, 40 mg tab	1	Preferred	MEGACE
megestrol acetate 40 mg/ml susp, 400 mg/10ml susp	2	Preferred	MEGACE
DIABETES SUPPLIES [SUMINISTROS PARA DIABETES]
Needles & Syringes [Agujas Y Jeringuillas]
insulin syringe/needle	1	Preferred	.
DYSLIPIDEMICS [DISLIPIDÉMICOS]
Bile Acid Sequestrants [Secuestradores De Acidos Biliares]
cholestyramine 4 gm pckt, 4 gm/dose oral pwdr	3	Preferred	QUESTRAN
Fibric Acid Derivatives [Derivados De Ácido Fíbrico]
gemfibrozil 600 mg tab	1	Preferred	LOPID
Hmg Coa Reductase Inhibitors [Inhibidores De La Reductasa De Hmg Coa]
atorvastatin calcium 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LIPITOR
pravastatin sodium 10 mg tab, 20 mg tab, 80 mg tab	1	Non-Preferred	PRAVACHOL
simvastatin 10 mg tab, 20 mg tab, 40 mg tab, 5 mg tab, 80 mg tab	1	Preferred	ZOCOR
pravastatin sodium 40 mg tab	2	Non-Preferred	PRAVACHOL
GASTROINTESTINAL AGENTS [AGENTES GASTROINTESTINALES]
Histamine2 (H2) Receptor Antagonists [Antagonistas Del Receptor De H2]
famotidine 20 mg tab, 40 mg tab	1	Preferred	PEPCID

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ranitidine hcl 15 mg/ml syr, 150 mg/10ml syr, 300 mg tab, 75 mg/5ml syr	1	Preferred	ZANTAC
GENITOURINARY AGENTS [AGENTES GENITOURINARIOS]
Phosphate Binder Agents [Enlazadores De Fosfato]
RENVELA 0.8 gm pckt	6	Preferred		PA, P
RENVELA 2.4 gm pckt, 800 mg tab	7	Preferred		PA, P
calcium acetate 667 mg cap.	3	Non-Preferred	PHOSLO
HORMONAL AGENTS [AGENTES HORMONALES]
Calcimimetics [Calcimiméticos]
SENSIPAR 30 mg tab	7	Preferred		PA
SENSIPAR 60 mg tab	9	Preferred		PA
SENSIPAR 90 mg tab	10	Preferred		PA
Mineralocorticoids [Mineralocorticoides]
fludrocortisone acetate 0.1 mg tab	1	Preferred	FLORINEF
Vasopressin Analogs [Análogos De Vasopresina]
desmopressin acetate 4 mcg/ml inj soln	2	Non-Preferred	DDAVP
desmopressin acetate 0.2 mg tab	3	Non-Preferred	DDAVP
desmopressin ace spray refrig 0.01 % nasal soln	4	Non-Preferred	DDAVP
desmopressin acetate 0.1 mg tab	4	Non-Preferred	DDAVP
desmopressin acetate spray 0.01 % nasal soln	4	Non-Preferred	DDAVP
STIMATE 1.5 mg/ml nasal soln	7	Non-Preferred		PA
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Cyclosporine Analogs [Análogos De Ciclosporina]
cyclosporine modified 25 mg cap, 50 mg cap	3	Preferred	NEORAL	PA, P
cyclosporine modified 25 mg cap, 50 mg cap	3	Preferred	NEORAL	PA
NEORAL 25 mg cap	3	Preferred		PA, P

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
cyclosporine 25 mg cap	4	Preferred	SANDIMMUNE	PA
cyclosporine modified 100 mg cap, 100 mg/ml soln	4	Preferred	NEORAL	PA
cyclosporine 100 mg cap	5	Preferred	SANDIMMUNE	PA
cyclosporine modified 100 mg cap	5	Preferred	NEORAL	PA, P
NEORAL 100 mg cap	5	Preferred		PA, P
cyclosporine 100 mg cap, 25 mg cap	6	Preferred	SANDIMMUNE	PA, P
SANDIMMUNE 100 mg cap, 100 mg/ml soln, 25 mg cap	6	Preferred		PA, P
cyclosporine modified 100 mg/ml soln	7	Preferred	NEORAL	PA, P
NEORAL 100 mg/ml soln	7	Preferred		PA, P
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab , 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON
MEDROL 2 mg tab	1	Preferred
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL
methylprednisolone (pak) 4 mg tab	1	Preferred	MEDROL
prednisolone 15 mg/5ml soln, 15 mg/5ml syr	1	Preferred	PRELONE
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE
hydrocortisone 10 mg tab, 20 mg tab, 5 mg tab	2	Preferred	CORTEF
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL
Organ Transplant Agents [Agentes Para Trasplantes]
azathioprine 50 mg tab	1	Preferred	IMURAN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
mycophenolate mofetil 250 mg cap, 500 mg tab	2	Preferred	CELLCEPT	PA
tacrolimus 0.5 mg cap	3	Non-Preferred	PROGRAF	PA
MYFORTIC 180 mg tab dr	4	Preferred		PA, P
tacrolimus 1 mg cap	4	Non-Preferred	PROGRAF	PA
mycophenolic acid 180 mg tab dr	5	Preferred	MYFORTIC	PA
sirolimus 0.5 mg tab, 1 mg tab, 2 mg tab	5	Non-Preferred	RAPAMUNE	PA
MYFORTIC 360 mg tab dr	6			PA, P
tacrolimus 5 mg cap	6	Non-Preferred	PROGRAF	PA
mycophenolic acid 360 mg tab dr	7	Preferred	MYFORTIC	PA
RAPAMUNE 1 mg/ml soln	8	Non-Preferred		PA
MINERALS & ELECTROLYTES [MINERALES Y ELECTROLITOS]
Calcium Regulating Agents [Agentes Reguladores De Calcio]
calcitriol 0.25 mcg cap	1	Preferred	ROCALTROL
calcitriol 0.5 mcg cap	2	Preferred	ROCALTROL
calcitriol 1 mcg/ml soln	5	Preferred	ROCALTROL
Electrolytes/Minerals Replacement [Reemplazo De Electrolitos/Minerales]
potassium chloride 20 meq/15ml (10%) oral liquid, 20 meq/15ml (10%) soln	1	Preferred	KAY-CIEL
potassium chloride crys er 10 meq tab er, 20 meq tab er	1	Preferred	KLOR-CON
potassium chloride er 10 meq tab er, 8 meq tab er	1	Preferred	KLOR-CON
potassium chloride er 10 meq cap er, 8 meq cap er	2	Preferred	MICRO-K
potassium chloride 40 meq/15ml (20%) oral liquid	4	Preferred	KAON CL
Potassium Removing Resins [Resinas Removedoras De Potasio]
kalexate oral pwdr	3	Preferred	KAYEXALATE
sodium polystyrene sulfonate oral pwdr, 15 gm/60ml susp	3	Preferred	KAYEXALATE

A
acarbose	13
amlodipine besylate	15
amoxicillin	12
amoxicillin-pot clavulanate	12
ampicillin	12
ARANESP (ALBUMIN FREE)	18
atenolol	16
atenolol-chlorthalidone	16
atorvastatin calcium	19
azathioprine	21
azithromycin	11
B
BICILLIN L-A	12
bumetanide	17
C
calcitriol	22
calcium acetate	20
carvedilol	17
cefaclor	13
cefadroxil	11
cefdinir	13
cefprozil	13
cephalexin	11
chlorothiazide	17
chlorthalidone	17
cholestyramine	.19
ciprofloxacin	12, 13
ciprofloxacin hcl	12
clarithromycin	11
cyanocobalamin	18
cyclosporine	21
cyclosporine modified	20, 21
D
desmopressin ace spray refrig	20
desmopressin acetate	20
desmopressin acetate spray	20
dexamethasone	21
DEXFERRUM	19
diltiazem hcl	15
diltiazem hcl er	15
diltiazem hcl er beads	15, 16
diltiazem hcl er coated beads	15, 16
dilt-xr	15
DIURIL	17
E
E.E.S. GRANULES	11
ERYPED 200	11
ERYPED 400	12
ERY-TAB	11
ERYTHROCIN STEARATE	11
erythromycin base	11
erythromycin ethylsuccinate	11
F
famotidine	19
fludrocortisone acetate	20
folic acid	18
fosinopril sodium	15
furosemide	17
G
gemfibrozil	19
glimepiride	14
glipizide	14
H
HUMALOG	14
HUMALOG MIX 50/50	14
HUMALOG MIX 50/50 (50-50) 100 unit/ml sc susp	14
HUMALOG MIX 75/25	14
HUMALOG MIX 75/25 (75-25) 100 unit/ml sc susp	14
HUMULIN 70/30	13
HUMULIN N	14
HUMULIN R	14
hydrochlorothiazide	17
hydrocortisone	21
I
indomethacin	11
INFED	19
insulin syringe/needle	19
iron	19

K
kalexate	22
KOMBIGLYZE XR	13
L
LANTUS	14
LANTUS SOLOSTAR	14
levofloxacin	12
lisinopril	15
lisinopril-hydrochlorothiazide	15
losartan potassium	15
losartan potassium-hctz	15
M
MEDROL	21
megestrol acetate	. 19
metformin hcl	13
metformin hcl er	13
methylprednisolone	21
methylprednisolone (pak)	21
metoclopramide hcl	14
metolazone	17
metoprolol succinate er	16
metoprolol tartrate	16
metoprolol-hydrochlorothiazide	16
mycophenolate mofetil	22
mycophenolic acid	22
N
NEORAL	20, 21
nifedipine er osmotic	16
O
ONGLYZA	13
P
penicillin g procaine	12
penicillin v potassium	12
pioglitazone hcl	14
potassium chloride	22
potassium chloride crys er	22
potassium chloride er	22
pravastatin sodium	19
prednisolone	21
prednisone	21
prednisone (pak)	21
PROCRIT	18
propranolol hcl	17
R
ranitidine hcl	20
RAPAMUNE	22
RENVELA	20
S
SANDIMMUNE	21
SENSIPAR	20
simvastatin	19
sirolimus	22
sodium polystyrene sulfonate	22
STIMATE	20
sulfamethoxazole-tmp ds	13
sulfamethoxazole-trimethoprim	13
T
tacrolimus	22
tamsulosin hcl	17
terazosin hcl	15
V
verapamil hcl	16
verapamil hcl er	16

Puerto Rico Healthcare Insurance Administration

Ob-Gyn
2017
Formulary of Drugs Covered by
the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE
OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

i.	Contraindication to the drug(s) included in the FDC;
j.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
k.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
l.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

GOVERNMENT HEALTHCARE PLAN
FORMULARY OF DRUGS COVERED BY THE GHP (FDC)
2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	9
MONTHLY NET COST RANGE	9
GENERIC DRUGS	10
THERAPEUTIC CATEGORY	11
ANALGESICS	11
Short-Acting Opioid Analgesics	11
ANTIANXIETY AGENTS	11
Miscellaneous Anxiolytics	11
ANTIBACTERIALS	11
First Generation Cephalosporins	11
Macrolides	11
Miscellaneous Antibacterials	12
Penicillins	12
Second Generation Cephalosporins	13
Sulfonamides	13
Third Generation Cephalosporins	13
Vaginal Antibiotics	13
ANTIDIABETIC AGENTS	14
Insulin Mixtures	14
Intermediate-Acting Insulins	14
Long-Acting Insulins	14
Rapid-Acting Insulins	14
Short-Acting Insulins	14

ANTIEMETICS	14
Miscellaneous Antiemetics	14
Phenothiazines	15
ANTIHYPERTENSIVES	15
Alpha-Adrenergic Agonists	15
Cardioselective Beta Blocking Agents	15
Cardioselective Beta-Adrenergic Blocking Agents	15
Nonselective Beta Blocking Agents	16
Vasodilator Beta Blockers	16
Vasodilators	16
ANTIMYCOBACTERIALS	16
Antituberculars	16
Miscellaneous Antimycobacterials	16
ANTIMYCOTIC AGENTS	16
Vaginal Antifungals	16
ANTIPARASITICS	17
Antiprotozoals - Non-Antimalarials	17
ANTIVIRALS	17
Antiherpetic Agents	17
Anti-Influenza Agents	17
Nucleoside/Nucleotide Reverse Transcriptase Inhibitors	17
BLOOD MODIFIERS	17
Anticoagulants	17
Cobalamins	17
Folates	18
Iron	18
BONE DENSITY REGULATORS	18
Bisphosphonates	18
CHEMOTHERAPIES	18
Folic Acid Antagonists Rescue Agents	18
Luteinizing Hormone-Releasing (Lhrh) Analogs	18

DERMATOLOGICAL AGENTS	18
Antihistamines	18
Topical Antifungals	19
DIABETES SUPPLIES	19
Needles & Syringes	19
GASTROINTESTINAL AGENTS	19
Anti-Ulcer Agents	19
Histamine2 (H2) Receptor Antagonists	19
Rectal Anti-Inflammatories	19
HORMONAL AGENTS	19
Dysmenorrhea Agents	19
Estrogens	20
Estrogens and Progestins	20
Glucocorticosteroids	20
Mineralocorticoids	20
Thyroid Hormones	20
Vaginal Estrogens	20
IMMUNOSUPPRESSANTS	21
Glucocorticosteroids	21
Immune Globulins	21
MINERALS & ELECTROLYTES	22
Prenatal Vitamins	22
RESPIRATORY AGENTS	22
Anticholinergic Bronchodilators	22
Inhaled Corticosteroids	22
Nonsedating Histamine1 Blocking Agents	22
Sedating Histamine1 Blocking Agents	23
Sympathomimetic Bronchodilators	23

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Short-Acting Opioid Analgesics
oxycodone-acetaminophen 5-325 mg tab	1	Preferred	PERCOCET
oxycodone-acetaminophen 10-325 mg tab, 7.5-325 mg tab	3	Preferred	PERCOCET
ANTIANXIETY AGENTS
Miscellaneous Anxiolytics
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANALGESICS [ANALGÉSICOS]
Short-Acting Opioid Analgesics [Analgésicos Opiodes De Corta Duración]
oxycodone -acetaminophen 5-325 mg tab	1	Preferred	PERCOCET	QL=15 días No refills
oxycodone-acetaminophen 10-325 mg tab, 7.5-325 mg tab	3	Preferred	PERCOCET	QL=15 días No refills
ANTIANXIETY AGENTS [AGENTES PARA LA ANXIEDAD]
Miscellaneous Anxiolytics [Ansiolíticos Misceláneos]
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL
ANTIBACTERIALS [ANTIBACTERIANOS]
First Generation Cephalosporins [Cefalosporinas De Primera Generación]
cephalexin 125 mg/5ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX
cephalexin 250 mg/5ml susp	2	Preferred	KEFLEX
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX
ERY-TAB 500 mg tab dr	3	Preferred
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
E.E.S. GRANULES 200 mg/5ml susp	5	Preferred
ERYPED 200 200 mg/5ml susp	5	Preferred
ERYPED 400 400 mg/5ml susp	6	Preferred
Miscellaneous Antibacterials [Antibacterianos Misceláneos]
clindamycin hcl 150 mg cap, 300 mg cap, 75 mg cap	1	Preferred	CLEOCIN
MACRODANTIN 25 mg cap	1	Preferred
metronidazole 250 mg tab, 500 mg tab	1	Preferred	FLAGYL
nitrofurantoin macrocrystal 50 mg cap	1	Preferred	MACRODANTIN
nitrofurantoin macrocrystal 100 mg cap	2	Preferred	MACRODANTIN
nitrofurantoin monohyd macro 100 mg cap	2	Preferred	MACROBID
nitrofurantoin oral suspension 25 MG/5ML	6	Non-Preferred	FURADANTIN
Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp , 200 mg/5ml susp, 250 mg cap, , 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL
amoxicillin-pot clavulanate 200-28.5 mg/5ml susp, 40057 mg/5ml susp, 500-125 mg tab, 875-125 mg tab	1	Preferred	AUGMENTIN
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN
BICILLIN L-A 600000 unit/ml im susp	3	Non-Preferred
penicillin g procaine 600000 unit/ml im susp	3	Non-Preferred	BICILLIN LA
BICILLIN L-A 1200000 unit/2ml im susp	4	Non-Preferred
BICILLIN L-A 2400000 unit/4ml im susp	5	Non-Preferred
Second Generation Cephalosporins [Cefalosporinas De Segunda Generación]
cefaclor 250 mg cap, 500 mg cap	2	Preferred	CECLOR
cefprozil 125 mg/5ml susp, 250 mg tab, 250 mg/5ml susp, 500 mg tab	2	Preferred	CEFZIL
Sulfonamides [Sulfonamidas]
sulfamethoxazole -tmp ds 800-160 mg tab	1	Preferred	SEPTRA
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA
Third Generation Cephalosporins [Cefalosporinas De Tercera Generación]
cefdinir 125 mg/5ml susp, 300 mg cap	2	Preferred	OMNICEF
cefdinir 250 mg/5ml susp	3	Preferred	OMNICEF
Vaginal Antibiotics [Antibióticos Vaginales]
metronidazole 0.75 % vag gel	2	Preferred	VANDAZOLE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
clindamycin phosphate 2 % vag crm	3	Preferred	CLEOCIN
ANTIDIABETIC AGENTS [AGENTES ANTIDIABÉTICOS]
Insulin Mixtures [Mezclas De Insulinas]
HUMULIN 70/30 (70 -30) 100 unit/ml sc susp	3	Preferred		P
HUMALOG MIX 75/25 (7525) 100 unit/ml sc susp	4	Preferred		P
HUMALOG MIX 50/50 (5050) 100 unit/ml sc susp	4	Preferred		P
Intermediate-Acting Insulins [Insulinas De Duración Intermedia]
HUMULIN N 100 unit/ml sc susp	2	Preferred		P
Long-Acting Insulins [Insulinas De Larga Duración]
LANTUS SOLOSTAR 100 unit/ml subcutaneous solution pen-injector	3	Preferred		P
LANTUS 100 unit/ml sc soln	3	Preferred		P
Rapid-Acting Insulins [Insulinas De Rápida Duración]
HUMALOG 100 unit/ml sc soln	4	Preferred		P
Short-Acting Insulins [Insulinas De Corta Duración]
HUMULIN R 100 unit/ml inj soln	2	Preferred		P
ANTIEMETICS [ANTIEMÉTICOS]
Miscellaneous Antiemetics [Antieméticos Misceláneos]
metoclopramide hcl 10 mg tab, 10 mg/10ml soln, 5 mg tab, 5 mg/5ml soln, 5 mg/ml inj soln	1	Preferred	REGLAN
trimethobenzamide hcl 300 mg cap	1	Preferred	TIGAN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Phenothiazines [Fenotiazinas]
prochlorperazine edisylate 5 mg/ml inj soln	1	Preferred	COMPAZINE
prochlorperazine maleate 10 mg tab, 5 mg tab	1	Preferred	COMPAZINE
prochlorperazine 25 mg rect supp	4	Non-Preferred	COMPAZINE
ANTIHYPERTENSIVES [ANTIHIPERTENSIVOS]
Alpha-Adrenergic Agonists [Agonistas Alfa Adrenérgicos]
methyldopa 250 mg tab, 500 mg tab	1	Preferred	ALDOMET
Cardioselective Beta Blocking Agents [Bloqueadores Beta Cardioselectivos]
atenolol 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TENORMIN
metoprolol succinate er 25 mg tab er 24 hr, 50 mg tab er 24 hr	1	Preferred	LOPRESSOR
metoprolol tartrate 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	LOPRESSOR
metoprolol succinate er 100 mg tab er 24 hr, 200 mg tab er 24 hr	2	Preferred	LOPRESSOR
Cardioselective Beta-Adrenergic Blocking Agents [Bloqueadores Beta-Adrenérgicos Cardioselectivos]
atenolol -chlorthalidone 10025 mg tab, 50-25 mg tab	1	Preferred	TENORETIC
metoprolol- hydrochlorothiazide 50-25 mg tab	2	Non-Preferred	LOPRESSOR HCT
metoprololhydrochlorothiazide 100-25 mg tab, 100-50 mg tab	3	Non-Preferred	LOPRESSOR HCT

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Nonselective Beta Blocking Agents [Bloqueadores Beta No-Selectivos]
propranolol hcl 10 mg tab , 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	INDERAL
propranolol hcl 60 mg tab	2	Preferred	INDERAL
Vasodilator Beta Blockers [Bloqueadores Beta Vasodilatadores]
carvedilol 12.5 mg tab, 25 mg tab, 3.125 mg tab, 6.25 mg tab 1 Preferred COREG
Vasodilators [Vasodilatadores]
hydralazine hcl 10 mg tab, 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	APRESOLINE
ANTIMYCOBACTERIALS [ANTIMICOBACTERIANOS]
Antituberculars [Antituberculosos]
isoniazid 100 mg tab, 300 mg tab	1	Preferred	ISONIAZID
rifampin 150 mg cap	1	Preferred	RIFADIN
ethambutol hcl 100 mg tab	2	Non-Preferred	MYAMBUTOL
rifampin 300 mg cap	2	Preferred	RIFADIN
ethambutol hcl 400 mg tab	3	Non-Preferred	MYAMBUTOL
isoniazid 50 mg/5ml syr	5	Non-Preferred	ISONIAZID
rifabutin 150 mg cap	6	Preferred	MYCOBUTIN	Puerto Rico Health Department Tuberculosis Control Program
RIFAMATE 50-300 mg cap
TRECATOR 250 mg tab
Miscellaneous Antimycobacterials [Antimicobacterianos Misceláneos]
dapsone 100 mg tab, 25 mg tab	2	Preferred	DAPSONE
ANTIMYCOTIC AGENTS [ANTIMICÓTICOS]
Vaginal Antifungals [Antifungales Vaginales]
terconazole 0.4 % vag crm, 0.8 % vag crm	2	Preferred	TERAZOL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANTIPARASITICS [ANTIPARASITARIOS]
Antiprotozoals - Non-Antimalarials [Antiprotozoarios No-Antimalaráricos]
NEBUPENT 300 mg inh soln	4	Preferred		PA
ANTIVIRALS [ANTIVIRALES]
Antiherpetic Agents [Agentes Antiherpéticos]
acyclovir 200 mg cap, 400 mg tab, 800 mg tab	1	Preferred	ZOVIRAX
acyclovir 200 mg/5ml susp	2	Preferred	ZOVIRAX
Anti-Influenza Agents [Agentes Antiinfluenza]
RELENZA DISKHALER 5 mg/blister inh aer pwdr	3	Preferred
oseltamivir phosphate 30 mg cap, 45 mg cap, 75 mg cap	4	Preferred	TAMIFLU
TAMIFLU 6 mg/ ml susp	5	Non-Preferred
Nucleoside/Nucleotide Reverse Transcriptase Inhibitors [Inhibidores Nucleósidos/Nucleótidos De La Transcriptasa Reversa]
zidovudine 300 mg tab	2	Non-Preferred	RETROVIR
zidovudine 100 mg cap, 50 mg/5ml syr	4	Non-Preferred	RETROVIR
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Anticoagulants [Anticoagulantes]
heparin sodium (porcine) 1000 unit/ml inj soln	2	Preferred	HEPARIN
heparin sodium (porcine) 10000 unit/ml inj soln, 5000 unit/ml inj soln	3	Preferred	HEPARIN
heparin sodium (porcine) pf 5000 unit/0.5ml inj soln	3	Preferred	HEPARIN
heparin sodium (porcine) 2000 unit/ml iv soln	8	Preferred	HEPARIN
Cobalamins [Cobalaminas]
cyanocobalamin 1000 mcg/ml inj soln	1	Preferred	VIT B-12
• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

OB-GYN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Folates [Folatos]
folic acid 1 mg tab, 400 mcg tab, 800 mcg tab	1	Preferred	FOLIC ACID	OTC
Iron [Hierro]
iron 325 (65 fe) mg tab	1	Preferred	IRON
DEXFERRUM 50 mg/ml inj soln	5	Non-Preferred
INFED 50 mg/ml inj soln	5	Preferred
BONE DENSITY REGULATORS [REGULADORES DE DENSIDAD ÓSEA]
Bisphosphonates [Bifosfonatos]
alendronate sodium 10 mg tab, 35 mg tab, 5 mg tab, 70 mg tab	1	Preferred	FOSAMAX
CHEMOTHERAPIES [QUIMIOTERAPIAS]
Folic Acid Antagonists Rescue Agents [Antagonistas De Ácido Fólico]
leucovorin calcium 5 mg tab	3	Preferred	LEUCOVORIN
leucovorin calcium 10 mg tab, 15 mg tab	4	Preferred	LEUCOVORIN
leucovorin calcium 25 mg tab	9	Preferred	LEUCOVORIN
leucovorin calcium 50 mg inj, 100 mg inj, 200 mg inj, 350 mg inj, 500 mg inj	9	Non-Preferred	LEUCOVORIN
Luteinizing Hormone-Releasing (Lhrh) Analogs [Análogos De Lhrh]
LUPRON DEPOT 11.25 mg im kit, 3.75 mg im kit	6	Preferred		PA, P
ZOLADEX 3.6 mg, 10.8 mg subcutaneous implant	7	Non-preferred		PA
DERMATOLOGICAL AGENTS [AGENTES DERMATOLÓGICOS]
Antihistamines [Antihistamínicos]
hydroxyzine hcl 10 mg tab, 10 mg/5ml soln, 10 mg/5ml syr, 25 mg tab, 50 mg tab	1	Preferred	ATARAX

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

OB-GYN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Topical Antifungals [Antifungales Tópicos]
clotrimazole 1 % crm	1	Preferred	LOTRIMIN	OTC (crm)
nystatin 100000 unit/gm oint	1	Preferred	MYCOSTATIN
DIABETES SUPPLIES [SUMINISTROS PARA DIABETES]
Needles & Syringes [Agujas Y Jeringuillas]
insulin syringe/needle	1	Preferred	.
GASTROINTESTINAL AGENTS [AGENTES GASTROINTESTINALES]
Anti-Ulcer Agents [Agentes Anti-Ulceras]
sucralfate 1 gm tab	1	Preferred	CARAFATE
CARAFATE 1 gm/10ml susp	3	Non-Preferred
Histamine2 (H2) Receptor Antagonists [Antagonistas Del Receptor De H2]
famotidine 20 mg tab, 40 mg tab	1	Preferred	PEPCID
ranitidine hcl 15 mg/ml syr, 150 mg/10ml syr, 300 mg tab, 75 mg/5ml syr	1	Preferred	ZANTAC
Rectal Anti-Inflammatories [Anti-Inflamatorios Rectales]
hydrocortisone ace pramoxine 1-1 % rect crm, 2.5-1 % rect crm	2	Preferred	ANALPRAM-HC
pramcort 1-1 % rect crm	2	Preferred	ANALPRAM-HC
HORMONAL AGENTS [AGENTES HORMONALES]
Dysmenorrhea Agents [Agentes Para La Dismenorrea]
medroxyprogesterone acetate 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	PROVERA
alyacen 1/35 1-35 mg-mcg tab	2	Preferred	ARANELLE	PA
CRYSELLE-28 0.3-30 mgmcg tab	2	Preferred		PA
ELINEST 0.3-30 mg-mcg tab	2	Preferred		PA
LOW-OGESTREL 0.3-30 mg-mcg tab	2	Preferred		PA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

OB-GYN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Estrogens [Estrógenos]
estradiol 1 mg tab, 2 mg tab	1	Preferred	ESTRACE
estropipate 0.75 mg tab, 1.5 mg tab	1	Preferred	ESTROPIPATE
estropipate 3 mg tab	2	Preferred	ESTROPIPATE
Estrogens and Progestins [Estrógenos y Progestinas]
estradiol -norethindrone acet 1-0.5 mg tab	4	Non-Preferred	ACTIVELLA
Glucocorticosteroids [Glucocorticoides]
betamethasone sod phos & acet 6 (3-3) mg/ml inj susp	2	Preferred	CELESTONE
Mineralocorticoids [Mineralocorticoides]
fludrocortisone acetate 0.1 mg tab	1	Preferred	FLORINEF
Thyroid Hormones [Hormona Tiroidea]
levothyroxine sodium 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred	SYNTHROID
SYNTHROID 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred		P
Vaginal Estrogens [Estrógenos Vaginal]
VAGIFEM 10 mcg vag tab	3	Non-Preferred

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017
OB-GYN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab, 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON
dexamethasone sodium phosphate 120 mg/30ml inj soln, 20 mg/5ml inj soln, 4 mg/ml inj soln	1	Preferred	DECADRON
KENALOG 10 mg/ml inj susp	1	Non-Preferred
MEDROL 2 mg tab	1	Preferred
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL
methylprednisolone (pak) 4 mg tab	1	Preferred	MEDROL
prednisolone 15 mg/5ml soln, 15 mg/5ml syr	1	Preferred	PRELONE
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE
hydrocortisone 10 mg tab, 20 mg tab, 5 mg tab	2	Preferred	CORTEF
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL
KENALOG 40 mg/ml inj susp	5	Non-Preferred
Immune Globulins [Immunoglobulinas]
RHOGAM ultra-filtered plus im soln 1500 unit	4	Preferred

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017
OB-GYN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
MINERALS & ELECTROLYTES [MINERALES Y ELECTROLITOS]
Prenatal Vitamins [Vitaminas Prenatales]
prenatal tab	1	Preferred	PRENATAL VITAMINS
RESPIRATORY AGENTS [AGENTES RESPIRATORIOS]
Anticholinergic Bronchodilators [Broncodilatadores Anticolinérgicos]
ipratropium bromide 0.02 % inh soln	1	Non-Preferred	ATROVENT
Inhaled Corticosteroids [Corticosteroides Inhalados]
FLOVENT DISKUS 100 mcg/blist inh aer pwdr, 250 mcg/blist inh aer pwdr, 50 mcg/blist inh aer pwdr	3	Preferred		QL = 1 pompa / 30 días, P
FLOVENT HFA 110 mcg/act inh aer, 44 mcg/act inh aer	3	Preferred		QL = 1 pompa / 30 días, P
ADVAIR DISKUS 100-50 mcg/dose inh aer pwdr, 25050 mcg/dose inh aer pwdr	4	Preferred		QL = 1 pompa / 30 días, ST, P
ADVAIR HFA 115-21 mcg/act inh aer, 45-21 mcg/act inh aer	4	Preferred		QL = 1 pompa / 30 días, ST, P
budesonide 0.25 mg/2ml inh susp, 0.5 mg/2ml inh susp,	4	Non-Preferred	PULMICORT	AL ≤ 12 años
budesonide 1mg/2ml inh susp	8	Non-Preferred	PULMICORT	AL ≤ 12 años
FLOVENT HFA 220 mcg/act inh aer	4	Preferred		QL = 1 pompa / 30 días, P
ADVAIR DISKUS 500-50 mcg/dose inh aer pwdr	5	Preferred		QL = 1 pompa / 30 días, ST, P
ADVAIR HFA 230-21 mcg/act inh aer	5	Preferred		QL = 1 pompa / 30 días, ST, P
Nonsedating Histamine1 Blocking Agents [Bloqueadores De Histamina1 No-Sedantes]
loratadine 10 mg tab	1	Preferred	CLARITIN	OTC

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017
OB-GYN

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Sedating Histamine1 Blocking Agents [Sedantes Bloqueadores Histamine1]
promethazine hcl 12.5 mg tab, 25 mg tab, 50 mg tab, 6.25 mg/5ml soln, 6.25 mg/5ml syr	1	Preferred	PHENERGAN
Sympathomimetic Bronchodilators [Broncodilatadores Simpatomiméticos]
albuterol sulfate (2.5 mg/3ml) 0.083% inh neb soln, (5 mg/ml) 0.5% inh neb soln	1	Preferred	ALBUTEROL
terbutaline sulfate 2.5 mg tab, 5 mg tab	1	Preferred	BRETHINE
VENTOLIN HFA 108 (90 base) mcg/act inh aer	1	Preferred		QL = 1 pompa / 30 días, P

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

OB-GYN

A

acyclovir	17
ADVAIR DISKUS	25, 26
ADVAIR HFA	25, 26
albuterol sulfate	26
alendronate sodium	19
alyacen 1/35	21
amoxicillin	12
amoxicillin-pot clavulanate	12, 13
ampicillin	12
atenolol	15
atenolol-chlorthalidone	15
azithromycin	11

B

betamethasone sod phos & acet	22
BICILLIN L-A	13
budesonide	25

C

CARAFATE	20
carvedilol	16
cefaclor	13
cefdinir	13
cefprozil	13
cephalexin	11
clindamycin hcl	12
clindamycin phosphate	14
clotrimazole	20
CRYSELLE-28	21
cyanocobalamin	18

D

dapsone	17
dexamethasone	23
dexamethasone sodium phosphate	23
DEXFERRUM	19

E
E.E.S. GRANULES	12
ELINEST	21
ERYPED 200	12
ERYPED 400	12
ERY-TAB	11
ERYTHROCIN STEARATE	11
erythromycin base	11
erythromycin ethylsuccinate	11
estradiol	21
estradiol-norethindrone acet	22
estropipate	21, 22
ethambutol hcl	16

F

famotidine	20
FLOVENT DISKUS	25
FLOVENT HFA	25
fludrocortisone acetate	22
folic acid	18

H

heparin sodium (porcine)	18
heparin sodium (porcine) pf	18
HUMALOG	14
HUMALOG MIX 50/50	14
HUMALOG MIX 75/25	14
HUMULIN 70/30	14
HUMULIN N	14
HUMULIN R	14
hydralazine hcl	16
hydrocortisone	24
hydrocortisone ace-pramoxine	21
hydroxyzine hcl	20
hydroxyzine pamoate	11

I

INFED	19
insulin syringe/needle	20
ipratropium bromide	25

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

iron	19
isoniazid	16

K

KENALOG	23, 24

L

LANTUS	14
LANTUS SOLOSTAR	14
leucovorin calcium	19
levothyroxine sodium	22
loratadine	26
LOW-OGESTREL	21
LUPRON DEPOT	19

M

MACRODANTIN	12
MEDROL	23
medroxyprogesterone acetate	21
methyldopa	15
methylprednisolone	23, 24
methylprednisolone (pak)	24
metoclopramide hcl	14
metoprolol succinate er	15
metoprolol tartrate	15
metoprolol-hydrochlorothiazide	15
metronidazole	12, 13

N

NEBUPENT	17
nitrofurantoin macrocrystal	12
nitrofurantoin monohyd macro	12
nitrofurantoin oral suspension	12
nystatin	20

O

oseltamivir phosphate	17
oxycodone-acetaminophen	11

P
penicillin g procaine	13
penicillin v potassium	13
pramcort	21
prednisolone	24
prednisone	24
prednisone (pak)	24
pre-natal formula	24
prochlorperazine	15
prochlorperazine edisylate	15
prochlorperazine maleate	15
promethazine hcl	26
propranolol hcl	16

R

ranitidine hcl	21
RELENZA DISKHALER	17
RHOGAM ultra-filtered plus im soln 1500 unit	24
rifabutin	16
RIFAMATE	17
rifampin	16

S
sucralfate	20
sulfamethoxazole-tmp ds	13
sulfamethoxazole-trimethoprim	13
SYNTHROID	23

T

TAMIFLU	18
terbutaline sulfate	26
terconazole	17
TRECATOR	17
trimethobenzamide hcl	14

V

VAGIFEM	23
VENTOLIN HFA	26

OB-GYN

Z
zidovudine	18
ZOLADEX	20

ASES

Puerto Rico Healthcare Insurance Administration

Oncology

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares
Healthcare Insurance Administration	Governor
Ms. Ángela M. Ávila Marrero Executive Director

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE

OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

m.	Contraindication to the drug(s) included in the FDC;
n.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
o.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
p.	Lack of a therapeutic alternative in the FDC.
This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

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ONCOLOGIA

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

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ONCOLOGIA

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

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ONCOLOGIA

GOVERNMENT HEALTHCARE PLAN

FORMULARY OF DRUGS COVERED BY THE GHP (FDC)

2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	9

MONTHLY NET COST RANGE	9

GENERIC DRUGS	10

THERAPEUTIC CATEGORY	11
ANALGESICS	11
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)	11
Opioid Analgesics, Long-Acting	11
Short-Acting Opioid Analgesics	12
ANESTHETICS	13
Local Anesthetics	13
ANTIBACTERIALS	13
Macrolides	13
Penicillins	14
Quinolones	15
Sulfonamides	15
ANTICONVULSANTS	15
Anticonvulsants	15
ANTIEMETICS	16
5-Hydroxytryptamine 3 (5-HT3) Antagonists	16
Miscellaneous Antiemetics	16
Phenothiazines	16
ANTIMYCOBACTERIALS	16

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Miscellaneous Antimycobacterials	16
ANTIMYCOTIC AGENTS	17
Antifungals	17
ANTIVIRALS	17
Antiherpetic Agents	17
BLOOD MODIFIERS	17
Cobalamins	17
Colony Stimulating Factors	17
Erythropoiesis-Stimulating Agents	17
Folates	18
Iron	18
CHEMOTHERAPIES	19
Alkylating Agents	19
Angiogenesis Inhibitors	19
Antiandrogens	19
Antiestrogens	19
Antimetabolites	19
Antineoplastic Enzyme Inhibitors	19
Antineoplastic Progestins	20
Aromatase Inhibitors	20
Folic Acid Antagonists Rescue Agents	20
Luteinizing Hormone-Releasing (Lhrh) Analogs	20
Miscellaneous Antineoplastics	21
Mitotic Inhibitors	21
DENTAL AND ORAL AGENTS	21
Antifungals	21
DERMATOLOGICAL AGENTS	21
Dermatological Skin Cancer Agents	21
GASTROINTESTINAL AGENTS	21

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Anti-Ulcer Agents	21
Histamine2 (H2) Receptor Antagonists	21
Proton Pump Inhibitors	22
HORMONAL AGENTS	22
Mineralocorticoids	22
IMMUNOSUPPRESSANTS	22
Cyclosporine Analogs	22
Glucocorticosteroids	23
Organ Transplant Agents	23
MINERALS & ELECTROLYTES	24
Calcium Regulating Agents	24

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ONCOLOGIA

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN
indomethacin 25 mg cap, 50 mg cap	1	Non-preferred	INDOCIN
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN
naproxen dr 375 mg tab dr, 500 mg tab dr	1	Preferred	NAPROSYN
naproxen sodium 275 mg tab, 550 mg tab	1	Preferred	ANAPROX
sulindac 150 mg tab, 200 mg tab	1	Preferred	CLINORIL
celecoxib 50 mg cap	2	Non- preferred	CELEBREX	ST
For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

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MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

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Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANALGESICS [ANALG ÉSICOS]
Nonsteroidal Anti-Inflammatory Agents (NSAIDS) [Anti-Inflamatorios No Esteroidales]
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN	QL=15 días No refills
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL=15 días No refills
naproxen dr 375 mg tab dr, 500 mg tab dr	1	Preferred	NAPROSYN	QL=15 días No refills
sulindac 150 mg tab, 200 mg tab	1	Preferred	CLINORIL
meloxicam7.5 mg tab, 15 mg tab	1	Preferred	MOBIC	QL=15 días No refills
indomethacin 25 mg cap, 50 mg cap	1	Non-Preferred	INDOCIN
Opioid Analgesics, Long-Acting [Analgésicos Opiodes, Larga Duración]
fentanyl 25 mcg/hr td patch 72 hr	2	Preferred	DURAGESIC
oxycodone hcl 10 mg tab	2	Preferred	DAZIDOX	QL=15 días No refills
fentanyl 50 mcg/hr td patch 72 hr, 75 mcg/hr td patch 72 hr	3	Preferred	DURAGESIC
morphine sulfate er 15 mg tab er	3	Preferred	MORPHINE
oxycodone hcl 20 mg tab	3	Preferred	DAZIDOX	QL=15 días No refills
fentanyl 100 mcg/hr td patch 72 hr	4	Preferred	DURAGESIC

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ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
morphine sulfate er 30 mg tab er	4	Preferred	MORPHINE
morphine sulfate er 60 mg tab er	5	Preferred	MORPHINE
morphine sulfate er 100 mg tab er	6	Preferred	MORPHINE
Short-Acting Opioid Analgesics [Analgésicos Opiodes De Corta Duración]
acetaminophen -codeine 120-12 mg/5ml soln, 300-15 mg tab, 300-30 mg tab, 300- 60 mg tab	1	Preferred	TYLENOL- CODEINE	QL=15 días No refills
acetaminophen-codeine #2 300-15 mg tab	1	Preferred	TYLENOL- CODEINE	QL=15 días No refills
acetaminophen-codeine #3 300-30 mg tab	1	Preferred	TYLENOL- CODEINE	QL=15 días No refills
acetaminophen-codeine #4 300-60 mg tab	1	Preferred	TYLENOL- CODEINE	QL=15 días No refills
hydrocodoneacetaminophen 10-325 mg tab, 5-325 mg tab, 7.5-325 mg tab, 7.5-500 mg/15ml soln	1	Preferred	VICODIN	QL=15 días No refills
hydromorphone hcl 2 mg tab, 4 mg tab	1	Preferred	DILAUDID
meperidine hcl 50 mg/ml inj soln	1	Preferred	DEMEROL
morphine sulfate 15 mg tab, 30 mg tab	1	Preferred	MORPHINE
oxycodone-acetaminophen 5-325 mg tab	1	Preferred	PERCOCET	QL=15 días No refills
tramadol hcl 50 mg tab	1	Preferred	ULTRAM
codeine sulfate 15 mg tab, 30 mg tab, 60 mg tab	2	Preferred	CODEINE

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ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
meperidine hcl 100 mg/ml inj soln	2	Preferred	DEMEROL
morphine sulfate 10 mg/5ml soln	2	Preferred	MORPHINE
morphine sulfate (concentrate) 100 mg/5ml soln, 20 mg/ml soln	2	Preferred	MORPHINE
hydromorphone hcl 8 mg tab	3	Preferred	DILAUDID
oxycodone-acetaminophen 10-325 mg tab, 7.5-325 mg tab	3	Preferred	PERCOCET	QL=15 días No refills
hydromorphone hcl 1 mg/ml oral liquid	4	Preferred	DILAUDID
ANESTHETICS [ANESTÉSICOS]
Local Anesthetics [Anestésicos Locales]
lidocaine viscous 2 % mouth/throat soln 1		Preferred	XYLOCAINE
ANTIBACTERIALS [ANTIBACTERIANOS]
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX
clarithromycin 125 mg/5ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN
clarithromycin 250 mg/5ml susp	3	Preferred	BIAXIN
ERY-TAB 500 mg tab dr	3	Preferred
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB

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ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred
E.E.S. GRANULES 200 mg/5ml susp	5	Preferred
ERYPED 200 200 mg/5ml susp	5	Preferred
ERYPED 400 400 mg/5ml susp	6	Preferred
Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp, 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL
amoxicillin-pot clavulanate, 200-28.5 mg/5ml susp, 40057 mg/5ml susp, 500-125 mg tab, 875-125 mg tab	1	Preferred	AUGMENTIN
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN
BICILLIN L-A 600000 unit/ml im susp	3	Non-Preferred
penicillin g procaine 600000 unit/ml im susp	3	Non-Preferred	BICILLIN LA

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ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
BICILLIN L-A 1200000 unit/2ml im susp	4	Non-Preferred
BICILLIN L-A 2400000 unit/4ml im susp	5	Non-Preferred
Quinolones [Quinolonas]
ciprofloxacin hcl 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	CIPRO
levofloxacin 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	LEVAQUIN
ciprofloxacin 500 mg/5ml (10%) susp	3	Preferred	CIPRO
ciprofloxacin 250 mg/5ml (5%) susp	4	Preferred	CIPRO
Sulfonamides [Sulfonamidas]
sulfamethoxazole -tmp ds 800-160 mg tab	1	Preferred	SEPTRA
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA
sulfadiazine 500 mg tab	4	Preferred	SULFADIAZINE
ANTICONVULSANTS [ANTICONVULSIVANTES]
Anticonvulsants [Anticonvulsivantes]
gabapentin 100 mg cap, 300 mg cap, 400 mg cap, 600 mg tab, 800 mg tab	1	Preferred	NEURONTIN
DILANTIN 30 mg cap	2	Preferred
gabapentin 250 mg/5ml soln	2	Preferred	NEURONTIN
phenytoin 125 mg/5ml susp, 50 mg tab chew	2	Preferred	DILANTIN
phenytoin sodium extended 100 mg cap	2	Preferred	DILANTIN

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ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANTIEMETICS [ANTIEMÉTICOS]
5-Hydroxytryptamine 3 (5-HT3) Antagonists [Antagonistas De 5-HT3]
ondansetron 4 mg odt, 8 mg odt	1	Preferred	ZOFRAN ODT
ondansetron hcl 24 mg tab, 4 mg tab, 8 mg tab	1	Preferred	ZOFRAN
Miscellaneous Antiemetics [Antieméticos Misceláneos]
metoclopramide hcl 10 mg tab, 10 mg/10ml soln, 5 mg tab, 5 mg/5ml soln, 5 mg/ml inj soln	1	Preferred	REGLAN
promethazine hcl 25 mg/ml inj soln, 50 mg/ml inj soln	1	Preferred	PHENERGAN
promethazine hcl 12.5 mg tab, 25 mg tab, 50 mg tab, 6.25 mg/5ml soln, 6.25 mg/5ml syr	1	Preferred	PHENERGAN
trimethobenzamide hcl 300 mg cap	1	Preferred	TIGAN
Phenothiazines [Fenotiazinas]
prochlorperazine edisylate 5 mg/ml inj soln	1	Preferred	COMPAZINE
prochlorperazine maleate 10 mg tab, 5 mg tab	1	Preferred	COMPAZINE
prochlorperazine 25 mg rect supp	4	Non-Preferred	COMPAZINE
ANTIMYCOBACTERIALS [ANTIMICOBACTERIANOS]
Miscellaneous Antimycobacterials [Antimicobacterianos Misceláneos]
dapsone 100 mg tab, 25 mg tab	2	Preferred	DAPSONE

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Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANTIMYCOTIC AGENTS [ANTIMICÓTICOS]
Antifungals [Antifungales]
fluconazole 10 mg/ml susp, 100 mg tab, 150 mg tab, 200 mg tab, 50 mg tab	1	Preferred	DIFLUCAN
ketoconazole 200 mg tab	1	Preferred	NIZORAL
terbinafine hcl 250 mg tab	1	Preferred	LAMISIL
fluconazole 40 mg/ml susp	2	Preferred	DIFLUCAN
ANTIVIRALS [ANTIVIRALES]
Antiherpetic Agents [Agentes Antiherpéticos]
acyclovir 200 mg cap, 400 mg tab, 800 mg tab	1	Preferred	ZOVIRAX
acyclovir 200 mg/5ml susp	2	Preferred	ZOVIRAX
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Cobalamins [Cobalaminas]
cyanocobalamin 1000 mcg/ml inj soln	1	Preferred	VIT B-12
Colony Stimulating Factors [Estimulantes Mieloides]
NEUPOGEN 300 mcg/0.5ml inj soln, 300 mcg/ml inj soln, 480 mcg/1.6ml inj soln	10	Preferred		PA, P
NEULASTA 6 mg/0.6ml sc soln	12	Preferred		PA, P
NEUPOGEN 480 mcg/0.8ml inj soln	12	Preferred		PA, P
Erythropoiesis-Stimulating Agents [Agentes Estimulantes De Eritropoiesis]
ARANESP (ALBUMIN FREE) 100 mcg/0.5ml inj soln	1	Preferred		PA, P
PROCRIT 2000 unit/ml inj soln, 3000 unit/ml inj soln, 4000 unit/ml inj soln	5	Preferred		PA, P

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ARANESP (ALBUMIN FREE) 25 mcg/0.42ml inj soln, 25 mcg/ml inj soln	6	Preferred		PA, P
PROCRIT 10000 unit/ml inj soln	6	Preferred		PA, P
ARANESP (ALBUMIN FREE) 40 mcg/0.4ml inj soln	7	Preferred		PA, P
ARANESP (ALBUMIN FREE) 40 mcg/ml inj soln, 60 mcg/ml inj soln	8	Preferred		PA, P
ARANESP (ALBUMIN FREE) 150 mcg/0.3ml inj soln, 150 mcg/0.75ml inj soln, 200 mcg/0.4ml inj soln, 200 mcg/ml inj soln, 300 mcg/0.6ml inj soln, 300 mcg/ml inj soln, 500 mcg/ml inj soln, 60 mcg/0.3ml inj soln	9	Preferred		PA, P
PROCRIT 20000 unit/ml inj soln	9	Preferred		PA, P
ARANESP (ALBUMIN FREE) 100 mcg/ml inj soln	11	Preferred		PA, P
PROCRIT 40000 unit/ml inj soln	11	Preferred		PA, P
Folates [Folatos]
folic acid 1 mg tab, 400 mcg tab, 800 mcg tab	1	Preferred	FOLIC ACID	OTC
Iron [Hierro]
iron 325 (65 fe) mg tab	1	Preferred	IRON
DEXFERRUM 50 mg/ml inj soln	5	Non-Preferred
INFED 50 mg/ml inj soln	5	Preferred

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
CHEMOTHERAPIES [QUIMIOTERAPIAS]
Alkylating Agents [Agentes Alquilantes]
lomustine 10 mg cap	3	Non-Preferred	CEENU
ALKERAN 2 mg tab	4	Non-Preferred
temozolomide 5 mg cap	4	Non-Preferred	TEMODAR	PA
lomustine 40 mg cap	5	Non-Preferred	CEENU
LEUKERAN 2 mg tab	6	Non-Preferred
lomustine 100 mg cap	6	Non-Preferred	CEENU
MYLERAN 2 mg tab	7	Preferred
temozolomide 20 mg cap	9	Non-Preferred	TEMODAR	PA
temozolomide 250 mg cap	11	Non-Preferred	TEMODAR	PA
temozolomide 140 mg cap	13	Non-Preferred	TEMODAR	PA
temozolomide 100 mg cap, 180 mg cap	14	Non-Preferred	TEMODAR	PA
Angiogenesis Inhibitors [Inhibidores de Angiogénesis]
STIVARGA 40 mg tab	21	Preferred		PA, P
Antiandrogens [Antiandrógenos]
bicalutamide 50 mg tab	2	Preferred	CASODEX
flutamide 125 mg cap	4	Non-Preferred	EULEXIN	PA
Antiestrogens [Antiestrógenos]
tamoxifen citrate 10 mg tab, 20 mg tab	1	Preferred	NOLVADEX
Antimetabolites [Antimetabolitos]
hydroxyurea 500 mg cap	2	Preferred	HYDREA
mercaptopurine 50 mg tab	2	Preferred	PURINETHOL
methotrexate 2.5 mg tab	2	Preferred	METHOTREXATE
capecitabine 150 mg tab	7	Preferred	XELODA	PA
capecitabine 500 mg tab	11	Preferred	XELODA	PA
Antineoplastic Enzyme Inhibitors [Antineoplásicos Inhibidores De Enzimas]
SPRYCEL 20 mg tab	10	Preferred		PA, P
SPRYCEL 50 mg tab	13	Preferred		PA, P
imatinib 100 mg tab	13	Non-Preferred	GLEEVEC	PA

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
SPRYCEL 70 mg tab	14	Preferred		PA, P
TASIGNA 200 mg cap	15	Preferred		PA, P
SPRYCEL 80 mg tab	17	Preferred		PA, P
TASIGNA 150 mg cap	18	Preferred		PA, P
SPRYCEL 100 mg tab	19	Preferred		PA, P
AFINITOR 2.5 mg tab	20	Preferred		PA, P
NEXAVAR 200 mg tab	20	Preferred		PA, P
SPRYCEL 140 mg tab	20	Preferred		PA, P
AFINITOR 10 mg tab, 5 mg tab, 7.5 mg tab	21	Preferred		PA, P
imatinib 400 mg tab	23	Non-Preferred	GLEEVEC	PA
Antineoplastic Progestins [Antineoplásicos De Progestina]
megestrol acetate 20 mg tab, 40 mg tab	1	Preferred	MEGACE
megestrol acetate 40 mg/ml susp, 400 mg/10ml susp	2	Preferred	MEGACE
Aromatase Inhibitors [Inhibidores De La Aromatasa]
anastrozole 1 mg tab	1	Preferred	ARIMIDEX
Folic Acid Antagonists Rescue Agents [Antagonistas De Ácido Fólico]
leucovorin calcium 5 mg tab	3	Preferred	LEUCOVORIN
leucovorin calcium 10 mg tab, 15 mg tab	4	Preferred	LEUCOVORIN
leucovorin calcium 25 mg tab	9	Preferred	LEUCOVORIN
Luteinizing Hormone-Releasing (Lhrh) Analogs [Análogos De Lhrh]
LUPRON DEPOT 11.25 mg im kit, 3.75 mg im kit	6	Preferred		PA, P
LUPRON DEPOT-PED 11.25 mg im kit, 15 mg im kit, 7.5 mg im kit	8	Preferred		PA, P
LUPRON DEPOT 22.5 mg im kit, 30 mg im kit	9	Preferred		PA, P

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
leuprolide acetate 1 mg/ 0.2 ml inj kit		Non-preferred		PA
ZOLADEX 3.6 mg, 10.8 mg subcutaneous implant	7	Non-preferred		PA
Miscellaneous Antineoplastics [Antineoplásicos Misceláneos]
MATULANE 50 mg cap	10	Non-Preferred		PA
ACTIMMUNE 2000000 unit/0.5ml sc soln	25	Non-Preferred		PA
Mitotic Inhibitors [Inhibidores Mitóticos]
etoposide 50 mg cap	4	Non-Preferred	VEPESID
DENTAL AND ORAL AGENTS [AGENTES DENTALES Y ORALES]
Antifungals [Antifungales]
clotrimazole 10 mg mouth/throat lozenge, 10 mg mouth/throat troche	1	Preferred	MYCELEX	OTC
nystatin 100000 unit/ml mouth/throat susp	1	Preferred	MYCOSTATIN
DERMATOLOGICAL AGENTS [AGENTES DERMATOLÓGICOS]
Dermatological Skin Cancer Agents [Dermatológicos Para Cáncer De La Piel]
fluorouracil 2 % soln, 5 % soln	3	Preferred	EFUDEX
fluorouracil 5 % crm	4	Non-Preferred	EFUDEX
GASTROINTESTINAL AGENTS [AGENTES GASTROINTESTINALES]
Anti-Ulcer Agents [Agentes Anti-Ulceras]
misoprostol 100 mcg tab, 200 mcg tab	1	Preferred	CYTOTEC
sucralfate 1 gm tab	1	Preferred	CARAFATE
CARAFATE 1 gm/10ml susp	3	Non-Preferred
Histamine2 (H2) Receptor Antagonists [Antagonistas Del Receptor De H2]
famotidine 20 mg tab, 40 mg tab	1	Preferred	PEPCID

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ranitidine hcl 15 mg/ml syr, 150 mg/10ml syr, 300 mg tab, 75 mg/5ml syr	1	Preferred	ZANTAC
Proton Pump Inhibitors [Inhibidores De La Bomba De Protones]
omeprazole 10 mg cap dr, 20 mg cap dr	1	Preferred	PRILOSEC	QL=180 caps/ 365 días
omeprazole 40 mg cap dr	1	Preferred	PRILOSEC	QL=180 caps/ 365 días
HORMONAL AGENTS [AGENTES HORMONALES]
Mineralocorticoids [Mineralocorticoides]
fludrocortisone acetate 0.1 mg tab	1	Preferred	FLORINEF
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Cyclosporine Analogs [Análogos De Ciclosporina]
NEORAL 25 mg cap	3	Preferred		PA, P
cyclosporine modified 25 mg cap, 50 mg cap	3	Preferred	NEORAL	PA
cyclosporine 25 mg cap	4	Preferred	SANDIMMUNE	PA
cyclosporine modified 100 mg cap, 100 mg/ml soln	4	Preferred	NEORAL	PA
cyclosporine 100 mg cap	5	Preferred	SANDIMMUNE	PA
NEORAL 100 mg cap	5	Preferred		PA, P
cyclosporine 100 mg cap, 25 mg cap	6	Preferred	SANDIMMUNE	PA
SANDIMMUNE 100 mg cap, 100 mg/ml soln, 25 mg cap	6	Preferred		PA, P
NEORAL 100 mg/ml soln	7	Preferred		PA, P

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab, 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON
MEDROL 2 mg tab	1	Preferred
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL
methylprednisolone (pak) 4 mg tab	1	Preferred	MEDROL
prednisolone 15 mg/5ml soln, 15 mg/5ml syr	1	Preferred	PRELONE
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE
hydrocortisone 10 mg tab, 20 mg tab, 5 mg tab	2	Preferred	CORTEF
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL
Organ Transplant Agents [Agentes Para Trasplantes]
azathioprine 50 mg tab	1	Preferred	IMURAN
mycophenolate mofetil 200 mg/ml susp, 250 mg cap, 500 mg tab	2	Preferred	CELLCEPT	PA
tacrolimus 0.5 mg cap	3	Non-Preferred	PROGRAF	PA
MYFORTIC 180 mg tab dr	4	Preferred		PA, P
tacrolimus 1 mg cap	4	Non-Preferred	PROGRAF	PA
sirolimus 0.5 mg tab, 1 mg tab, 2 mg tab	5	Non-Preferred	RAPAMUNE	PA
MYFORTIC 360 mg tab dr	6	Preferred		PA, P

Revisado: 5 de mayo de 2017

ONCOLOGIA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
tacrolimus 5 mg cap	6	Non-Preferred	PROGRAF	PA
RAPAMUNE 1 mg/ml soln	8	Non-Preferred		PA
MINERALS & ELECTROLYTES [MINERALES Y ELECTROLITOS]
Calcium Regulating Agents [Agentes Reguladores De Calcio]
calcitriol 0.25 mcg cap	1	Preferred	ROCALTROL
calcitriol 0.5 mcg cap	2	Preferred	ROCALTROL

A

acetaminophen-codeine	12
acetaminophen-codeine #2	12
acetaminophen-codeine #3	12
acetaminophen-codeine #4	13
ACTIMMUNE	27
acyclovir	20
AFINITOR	25
ALKERAN	23
amoxicillin	16
amoxicillin-pot clavulanate	16
ampicillin	16
anastrozole	26
ARANESP (ALBUMIN FREE)	21, 22
azathioprine	31
azithromycin	14

B

bicalutamide	24
BICILLIN L-A	16, 17

C

calcitriol	31, 32
capecitabine	24
CARAFATE	28
ciprofloxacin	17
ciprofloxacin hcl	17
clarithromycin	15
clotrimazole	27
codeine sulfate	13
cyanocobalamin	20
cyclosporine	29
cyclosporine modified	29

D

dapsone	19
dexamethasone	30
DEXFERRUM	22
DILANTIN	18

E

E.E.S. GRANULES	15
ERYPED 200	15
ERYPED 400	15
ERY-TAB	15
ERYTHROCIN STEARATE	15
erythromycin base	15
erythromycin ethylsuccinate	15
etoposide	27

F

famotidine	28
fentanyl	11, 12
fluconazole	19, 20
fludrocortisone acetate	28
fluorouracil	27
flutamide	24
folic acid	22

G

gabapentin	18
GLEEVEC	25

H

hydrocodone-acetaminophen	13
hydrocortisone	30
hydromorphone hcl	13, 14
hydroxyurea	24

I

ibuprofen	11
imatinib	25
indomethacin	11
INFED	22
iron	22

K

ketoconazole	20

L

leucovorin calcium	26
LEUKERAN	23
leuprolide acetate	26
levofloxacin	17
lidocaine viscous	14
lomustine	23
LUPRON DEPOT	26
LUPRON DEPOT-PED	26

M

MATULANE	27
MEDROL	30
megestrol acetate	25, 26
meloxicam	11
meperidine hcl	13
mercaptopurine	24
methotrexate	24
methylprednisolone	30, 31
methylprednisolone (pak)	30
metoclopramide hcl	18
misoprostol	28
morphine sulfate	13, 14
morphine sulfate (concentrate)	14
morphine sulfate er	12
mycophenolate mofetil	31
mycophenolic acid	31
MYLERAN	23

N

nabumetone	11
naproxen	11
naproxen dr	11
NEORAL	29
NEULASTA	20
NEUPOGEN	20
NEXAVAR	25
nystatin	27

O

omeprazole	28
ondansetron	18
ondansetron hcl	18
oxycodone hcl	11, 12
oxycodone-acetaminophen	13, 14

P

penicillin g procaine	16
penicillin v potassium	16
phenytoin	18
phenytoin sodium extended	18
prednisolone	30
prednisone	30
prednisone (pak)	30
prochlorperazine	19
prochlorperazine edisylate	19
prochlorperazine maleate	19
PROCRIT	21, 22
promethazine hcl	19

R

ranitidine hcl	28
RAPAMUNE	31

S

SANDIMMUNE	29
sirolimus	31
SPRYCEL	25
STIVARGA	24
sucralfate	28
sulfadiazine	17
sulfamethoxazole-tmp ds	17
sulfamethoxazole-trimethoprim	17
sulindac	11

T

tacrolimus	31
tamoxifen citrate	24
TASIGNA	25
temozolomide	23
terbinafine hcl	20
tramadol hcl	13
trimethobenzamide hcl	19

Z

ZOLADEX	27

 ASES

Puerto Rico Healthcare Insurance Administration

Physical Health

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares
Healthcare Insurance Administration	Governor
Ms. Ángela M. Ávila Marrero Executive Director

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE

OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

q.	Contraindication to the drug(s) included in the FDC;
r.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
s.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
t.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.
3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified. The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

PHYSICAL HEALTH

ASES
Puerto Rico Healthcare Insurance Administration

Physical Health

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

SALUD FÍSICA

GOVERNMENT HEALTHCARE PLAN

FORMULARY OF DRUGS COVERED BY THE GHP (FDC)

2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	15
THERAPEUTIC CATEGORY	17
ANALGESICS	17
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)	17
Long-Acting Opioid Analgesics	17
Short-Acting Opioid Analgesics	18
test	18
ANESTHETICS	19
Local Anesthetics	19
ANTIANXIETY AGENTS	19
Benzodiazepines	19
Miscellaneous Anxiolytics	19
ANTIBACTERIALS	19
Aminoglycosides	19
First Generation Cephalosporins	20
Macrolides	20
Miscellaneous Antibacterials	20
Quinolones	22
Second Generation Cephalosporins	22
Sulfonamides	22
Tetracyclines	22
Third Generation Cephalosporins	22

SALUD FÍSICA

Vaginal Antibiotics	23
ANTICONVULSANTS	23
Anticonvulsants	23
ANTIDEMENTIA AGENTS	25
Antidementia Agents	25
Cholinesterase Inhibitors	25
NMDA Receptor Antagonists	25
ANTIDEPRESSANTS	25
Antidepressants	25
ANTIDIABETIC AGENTS	26
Alpha-Glucosidase Inhibitors	26
Biguanides	26
Dipeptidyl Peptidase-4 (DPP-4) Inhibitors	26
Glycemic Agents	26
Insulin Mixtures	26
Insulin Sensitizing Agents	26
Intermediate-Acting Insulins	26
Long-Acting Insulins	26
Rapid-Acting Insulins	27
Short-Acting Insulins	27
Sulfonylureas	27
DIABETES SUPPLIES	27
Needles & Syringes	27
ANTIEMETICS	27
5-Hydroxytryptamine 3 (5-HT3) Antagonists	27

SALUD FÍSICA

Miscellaneous Antiemetics	27
Phenothiazines	27
ANTIGOUT AGENTS	28
Antigout Agents	28
Uricosurics	28
ANTIHYPERTENSIVES	28
Alpha-Adrenergic Agonists	28
Alpha-Adrenergic Blocking Agents	28
Angiotensin II Receptor Blockers (ARB)	28
Angiotensin-Converting Enzyme (ACE) Inhibitors	28
Calcium Channel Blocking Agents	29
Carbonic Anhydrase Inhibitors Diuretics	30
Cardioselective Beta Blocking Agents	30
Cardioselective Beta-Adrenergic Blocking Agents	30
Loop Diuretics	30
Nonselective Beta Blocking Agents	31
Potassium-Sparing Diuretics	31
Thiazide Diuretics	31
Vasodilator Beta Blockers	31
Vasodilators	31
ANTIMIGRAINE AGENTS	32
Beta-Adrenergic Blocking Agents	32
Serotonin (5-HT) Receptor Agonists	32
ANTIMYASTHENIC AGENTS	32
Parasympathomimetics	32

SALUD FÍSICA

ANTIMYCOBACTERIALS	32
Antituberculars	32
Miscellaneous Antimycobacterials	32
ANTIMYCOTIC AGENTS	33
Antifungals	33
Vaginal Antifungals	33
Antimalarials	33
Antiprotozoals - Non-Antimalarials	33
ANTIPARASITICS	33
Anthelmintics	33
ANTIPARKINSON AGENTS	33
Anticholinergics	33
Antiparkinson Dopaminergics	33
Dopamine Precursors	34
Monoamine Oxidase B (MAO-B) Inhibitors	34
Anti-Influenza Agents	34
Anti-Cytomegalovirus (CMV) Agents	35
Antiherpetic Agents	35
Antiretroviral Combinations	35
Integrase Inhibitors	35
Miscellaneous Anti-HIV Agents	35
Non-Nucleoside Reverse Transcriptase Inhibitors	35
Nucleoside/Nucleotide Reverse Transcriptase Inhibitors	36
BENIGN PROSTATIC HYPERTROPHY AGENTS	36
5-Alpha Reductase Inhibitors	36

SALUD FÍSICA

Alpha-Adrenergic Blocking Agents	37
BLOOD MODIFIERS	37
Anticoagulants	37
Cobalamins	37
Colony Stimulating Factors	37
Erythropoiesis-Stimulating Agents	38
Factor Xa Inhibitors	38
Folates	39
Iron	39
Low Molecular Weight Heparins	39
Platelet Modifying Agents	39
BONE DENSITY REGULATORS	39
Bisphosphonates	39
CARDIOVASCULAR AGENTS	40
Antiarrhythmics Class II	40
Antiarrhythmics Type I-A	40
Antiarrhythmics Type I-B	40
Antiarrhythmics Type I-C	40
Antiarrhythmics Type III	40
Intermittent Claudication Agents	40
Miscellaneous Cardiovascular Agents	40
Pulmonary Hypertension Agents	41
Vasodilators	41
CENTRAL NERVOUS SYSTEM AGENTS	41
Multiple Sclerosis Agents	41

SALUD FÍSICA

CHEMOTHERAPIES	42
Alkylating Agents	42
Angiogenesis Inhibitors	42
Antiandrogens	42
Antiestrogens	42
Vaginal Estrogens	42
Antimetabolites	42
Antineoplastic Enzyme Inhibitors	43
Appetite Stimulants	43
Aromatase Inhibitors	43
Folic Acid Antagonists Rescue Agents	43
Luteinizing Hormone-Releasing (LHRH) Analogs	43
Miscellaneous Antineoplastics	44
Mitotic Inhibitors	44
DENTAL AND ORAL AGENTS	44
Antifungals	44
Oral Antiseptics	44
Xerostomia	44
DERMATOLOGICAL AGENTS	45
Acne Antibiotics	45
Acne Products	45
Antihistamines	45
Antiseborrheic Products	45
Dermatological Skin Cancer Agents	45
Very High Potency Topical Glucocorticoids	45

SALUD FÍSICA

High Potency Topical Glucocorticoids	45
Medium Potency Topical Glucocorticoids	46
Low Potency Topical Glucocorticoids	46
Pediculicides and Scabicides	46
Topical Skin Antibiotics	46
Topical Antifungals	46
Topical Antipsoriatics	46
DYSLIPIDEMICS	46
Bile Acid Sequestrants	46
Fibric Acid Derivatives	46
HMG-CoA Reductase Inhibitors	46
GASTROINTESTINAL AGENTS	47
Antispasmodics	47
Anti-Ulcer Agents	47
Digestive Enzymes	47
Histamine2 (H2) Receptor Antagonists	47
Miscellaneous Gastrointestinal Agents	47
Proton Pump Inhibitors	48
Rectal Anti-Inflammatories	48
GENITOURINARY AGENTS	48
Miscellaneous Genitourinary Agents	48
Phosphate Binder Agents	48
Urinary Antibiotics	48
Urinary Antispasmodics	48
HEMATOLOGICAL AGENTS	48

SALUD FÍSICA

Antihemophilic Products	48
Hemostatics	49
HORMONAL AGENTS	50
Androgens	50
Antithyroid Agents	50
Calcimimetics	50
Dopamine Agonists	50
Dysmenorrhea Agents	50
Estrogens	50
Estrogens and Progestins	51
Growth Hormones Analogs	51
Mineralocorticoids	51
Prostaglandins	51
Somatostatic Analogs	51
Thyroid Hormones	52
Vasopressin Analogs	52
IMMUNOLOGICAL AGENTS	52
Immunomodulators (TNF and Non-TNF)	52
IMMUNOSUPPRESSANTS	53
Glucocorticosteroids	53
Organ Transplant Agents	54
INFLAMMATORY BOWEL DISEASE	55
Aminosalicylates	55
Immunomodulators (TNF and Non-TNF)	55
Intrarectal Low Potency Glucocorticoids	55

SALUD FÍSICA

Sulfonamides	55
MINERALS & ELECTROLYTES	55
Calcium Regulating Agents	55
Carnitine Deficiency	56
Chelating Agents	56
Electrolytes/Minerals Replacement	56
Potassium Removing Resins	56
Prenatal Vitamins	56
Vitamin K	57
MUSCLE RELAXANTS	57
Antispasticity Agents	57
Skeletal Muscle Relaxants	57
NASAL AGENTS	57
Nasal Anticholinergics	57
Nasal Mast Cell Stabilizers	57
Nasal Steroids	57
OPHTHALMIC AGENTS	57
Antiglaucoma Agents	57
Miotics	58
Mydriatics	58
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)	58
Ophthalmic Antibiotics	58
Ophthalmic Antivirals	58
Ophthalmic Prostaglandins	58
Ophthalmic Steroids	59

SALUD FÍSICA

OTIC AGENTS	59
Miscellaneous Otic Agents	59
Otic Antibiotics	59
RESPIRATORY AGENTS	59
Anticholinergic Bronchodilators	59
Antileukotrienes	59
Antitussive-Expectorant	59
Bronchiolitis Agents	59
Inhaled Corticosteroids	60
Nonsedating Histamine1 Blocking Agents	60
Phosphodiesterase Inhibitors	60
Sympathomimetic Bronchodilators	61
RHEUMATOID ARTHRITIS AGENTS	61
Immunomodulators (TNF and Non-TNF)	61
Non-Biologic Agents	61

SALUD FÍSICA

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN
indomethacin 25 mg cap, 50 mg cap	1	Preferred	INDOCIN
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN
naproxen dr 375 mg tab dr, 500 mg tab dr	1	Preferred	NAPROSYN
naproxen sodium 275 mg tab, 550 mg tab	1	Preferred	ANAPROX
salsalate 500 mg tab, 750 mg tab	1	Preferred	DISALCID
sulindac 150 mg tab, 200 mg tab	1	Preferred	CLINORIL
celecoxib 50 mg cap	2	Non- preferred	CELEBREX	ST

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

SALUD FÍSICA

MONTHLY NET COST RANGE

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

SALUD FÍSICA

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANALGESICS [ANA LGÉSICOS]
Nonsteroidal Anti-Inflammatory Agents (NSAIDs) [Anti-Inflamatorios No Esteroidales]
ibuprofen 400 mg tab, 600 mg tab, 800 mg tab	1	Preferred	MOTRIN	QL=15 días No refills
indomethacin 25 mg cap, 50 mg cap	1	Non-Preferred	INDOCIN
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL=15 días No refills
naproxen dr 375 mg tab dr, 500 mg tab dr	1	Preferred	NAPROSYN	QL=15 días No refills
salsalate 500 mg tab, 750 mg tab	1	Preferred	DISALCID
sulindac 150 mg tab, 200 mg tab	1	Preferred	CLINORIL
meloxicam7.5 mg tab, 15 mg tab	1	Preferred	MOBIC	QL=15 días No refills
Long-Acting Opioid Analgesics [Analgésicos Opiodes de Larga Duración]
fentanyl 25 mcg/hr td patch 72 hr	2	Preferred	DURAGESIC
fentanyl 50 mcg/hr td patch 72 hr, 75 mcg/hr td patch 72 hr	3	Preferred	DURAGESIC
morphine sulfate er 15 mg tab er	3	Preferred	MORPHINE
fentanyl 100 mcg/hr td patch 72 hr	4	Preferred	DURAGESIC
morphine sulfate er 30 mg tab er	4	Preferred	MORPHINE
morphine sulfate er 60 mg tab er	5	Preferred	MORPHINE
morphine sulfate er 100 mg tab er	6	Preferred	MORPHINE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
methadone hcl oral tablet 10 mg		Preferred	METHADONE	ASSMCA
methadone hcl oral solution 10 mg/ 5ml		Preferred	METHADONE	ASSMCA
Short-Acting Opioid Analgesics [Analgésicos Opiodes de Corta Duración]
test
acetaminophen-codeine 120-12 mg/5ml soln, 30015 mg tab, 300-30 mg tab, 300-60 mg tab	1	Preferred	TYLENOL-CODEINE	QL=15 días No refills
hydrocodoneacetaminophen 10-325 mg tab, 5-325 mg tab, 7.5-325 mg tab, 7.5-500 mg/15ml soln	1	Preferred	VICODIN	QL=15 días No refills
hydromorphone hcl 2 mg tab, 4 mg tab	1	Preferred	DILAUDID
meperidine hcl 50 mg/ml inj soln	1	Preferred	DEMEROL
morphine sulfate 15 mg tab, 30 mg tab	1	Preferred	MORPHINE
oxycodone-acetaminophen 5-325 mg tab	1	Preferred	OXYCODONE APAP	QL=15 días No refills
tramadol hcl 50 mg tab	1	Preferred	ULTRAM
butalbital-apap-caffeine 50325-40 mg cap, 50-325-40 mg tab	2	Preferred	FIORICET	QL=15 días No refills
codeine sulfate 15 mg tab, 30 mg tab, 60 mg tab	2	Preferred	CODEINE
meperidine hcl 100 mg/ml inj soln	2	Preferred	DEMEROL
morphine sulfate 10 mg/5ml soln	2	Preferred	MORPHINE
morphine sulfate (concentrate) 100 mg/5ml soln, 20 mg/ml soln	2	Preferred	MORPHINE
hydromorphone hcl 8 mg tab	3	Preferred	DILAUDID

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
oxycodone-acetaminophen 10-325 mg tab, 7.5-325 mg tab	3	Preferred	OXYCODONE APAP	QL=15 días No refills
hydromorphone hcl 1 mg/ml oral liquid	4	Preferred	DILAUDID
ANESTHETICS [ANESTÉSICOS]
Local Anesthetics [Anestésicos Locales]
lidocaine viscous 2 % mouth/throat soln	1	Preferred	XYLOCAINE
ANTIANXIETY AGENTS [AGENTES PARA LA ANSIEDAD]
Benzodiazepines [Ben zodiazepinas]
clonazepam 0.5 mg tab, 1 mg tab, 2mg tab	1	Preferred	KLONOPIN
diazepam 1 mg/ml soln, 10 mg tab, 2 mg tab, 5 mg tab, 5 mg/ml oral conc	1	Preferred	VALIUM	MENTAL/ SUB MENTAL QL= 5días
flurazepam hcl 15 mg cap, 30 mg cap	1	Preferred	DALMANE	MENTAL/ SUB MENTAL QL= 5días
lorazepam 0.5 mg tab, 1 mg tab	1	Preferred	ATIVAN	MENTAL/ SUB MENTAL QL= 5días
midazolam hcl 10 mg/10ml inj soln, 2 mg/2ml inj soln, 5 mg/5ml inj soln, 5 mg/ml inj soln	1	Preferred	VERSED	QL 5ml / 30días
Miscellaneous Anxiolytics [Ansiolíticos Misceláneos]
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL
ANTIBACTERIALS [ANTIBACTERIANOS]
Aminoglycosides [Aminoglucósidos]
tobramycin 300 mg/5ml inh neb soln	18	Non-Preferred	TOBI	PA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página 57 de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
First Generation Cephalosporins [Cefalosporinas de Primera Generación]
cephalexin 125 mg/5ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX
cefadroxil 250 mg/5ml susp	2	Non-Preferred	DURICEF	AL ≤ 12 años
cephalexin 250 mg/5ml susp	2	Preferred	KEFLEX
cefadroxil 500 mg/5ml susp	3	Non-Preferred	DURICEF	AL ≤ 12 años
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX
clarithromycin 125 mg/5ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN
clarithromycin 250 mg/5ml susp	3	Preferred	BIAXIN
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred
Miscellaneous Antibacterials [Antibacterianos Misceláneos]
clindamycin hcl 150 mg cap, 300 mg cap, 75 mg cap	1	Preferred	CLEOCIN
MACRODANTIN 25 mg cap	1	Preferred
metronidazole 250 mg tab, 500 mg tab	1	Preferred	FLAGYL
nitrofurantoin macrocrystal 50 mg cap	1	Preferred	MACRODANTIN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
nitrofurantoin macrocrystal 100 mg cap	2	Preferred	MACRODANTIN
nitrofurantoin monohyd macro 100 mg cap	2	Preferred	MACROBID
nitrofurantoin oral suspension 25 MG/5ML	6	Non-Preferred	FURADANTIN
vancomycin hcl 125 mg cap	9	Non-Preferred	VANCOCIN
vancomycin hcl 250 mg cap	10	Non-Preferred	VANCOCIN
Penincillinis [Penicilinas]
amoxicillin 125 mg/5ml susp, 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL
amoxicillin-pot clavulanate 200-28.5 mg/5ml susp, 400-57 mg/5ml susp, 500125 mg tab, 600-42.9 mg/5ml susp, 875-125 mg tab	1	Preferred	AUGMENTIN
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN
BICILLIN L-A 600000 unit/ml im susp	3	Non-Preferred
penicillin g procaine 600000 unit/ml im susp	3	Non-Preferred	BICILLIN LA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
BICILLIN L-A 1200000 unit/2ml im susp	4	Non-Preferred
BICILLIN L-A 2400000 unit/4ml im susp	5	Non-Preferred
Quinolones [Quinolonas]
ciprofloxacin hcl 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	CIPRO
levofloxacin 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	LEVAQUIN
ciprofloxacin 500 mg/5ml (10%) susp	3	Preferred	CIPRO
ciprofloxacin 250 mg/5ml (5%) susp	4	Preferred	CIPRO
Second Generation Cephalosporins [Cefalosporinas de Segunda Generación]
cefaclor 250 mg cap, 500 mg cap	2	Preferred	CECLOR
cefprozil 125 mg/5ml susp, 250 mg tab, 250 mg/5ml susp, 500 mg tab	2	Preferred	CEFZIL
Sulfonamides [Sulfonamidas]
sulfamethoxazole -tmp ds 800-160 mg tab	1	Preferred	SEPTRA
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA
sulfadiazine 500 mg tab	4	Preferred	SULFADIAZINE
Tetracyclines [Tetraciclinas]
minocycline hcl 100 mg cap, 50 mg cap, 75 mg cap	1	Preferred	MINOCIN
doxycycline monohydrate 50 mg cap, 100 mg cap	2	Non-Preferred	MONODOX
Third Generation Cephalosporins [Cefalosporinas de Tercera Generación]
cefdinir 125 mg/5ml susp, 300 mg cap	2	Preferred	OMNICEF
cefdinir 250 mg/5ml susp	3	Preferred	OMNICEF

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Vaginal Antibiotics [Antibióticos Vaginales]
metronidazole 0.75 % vag gel	2	Preferred	VANDAZOLE
clindamycin phosphate 2 % vag crm	3	Non-Preferred	CLEOCIN
ANTICONVULSANTS [ANTICONVULSIVANTES]
Anticonvulsants [Anticonvulsivantes]
carbamazepine 100 mg tab chew, 200 mg tab	1	Preferred	TEGRETOL
clonazepam 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	KLONOPIN
divalproex sodium 125 mg tab dr, 250 mg tab dr, 500 mg tab dr	1	Preferred	DEPAKOTE
gabapentin 100 mg cap, 300 mg cap, 400 mg cap, 600 mg tab, 800 mg tab	1	Preferred	NEURONTIN
lamotrigine 100 mg tab, 150 mg tab, 200 mg tab, 25 mg tab	1	Preferred	LAMICTAL
lamotrigine chew tab 5 mg, 25 mg	3	Non-Preferred	LAMICTAL
levetiracetam 250 mg tab, 500 mg tab	1	Preferred	KEPPRA
levetiracetam er 24 hrs 500 mg tab, 750 mg	3	Non-Preferred	KEPPRA XR
oxcarbazepine 150 mg tab	1	Preferred	TRILEPTAL
phenobarbital 100 mg tab, 15 mg tab, 16.2 mg tab, 30 mg tab, 32.4 mg tab, 60 mg tab, 64.8 mg tab, 97.2 mg tab	1	Preferred	PHENOBARBITAL
primidone 250 mg tab, 50 mg tab	1	Preferred	MYSOLINE
topiramate 100 mg tab, 200 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOPAMAX

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
valproic acid 250 mg cap, 250 mg/5ml syr	1	Preferred	DEPAKENE
zonisamide 50 mg cap	1	Preferred	ZONEGRAN
DILANTIN 30 mg cap	2	Preferred
gabapentin 250 mg/5ml soln	2	Preferred	NEURONTIN
levetiracetam 100 mg/ml soln, 1000 mg tab, 750 mg tab	2	Preferred	KEPPRA
oxcarbazepine 300 mg tab, 600 mg tab	2	Preferred	TRILEPTAL
phenytoin 125 mg/5ml susp, 50 mg tab chew	2	Preferred	DILANTIN
phenytoin sodium extended 100 mg cap, 200 mg cap, 300 mg cap	2	Preferred	DILANTIN
zonisamide 100 mg cap, 25 mg cap	2	Preferred	ZONEGRAN
carbamazepine er 200 mg tab er 12 hr	3	Preferred	TEGRETOL
ethosuximide 250 mg cap, 250 mg/5ml soln	3	Preferred	ZARONTIN
phenobarbital 20 mg/5ml oral elix, 20 mg/5ml soln	3	Preferred	PHENOBARBITAL
carbamazepine 100 mg/5ml susp	4	Preferred	TEGRETOL
carbamazepine er 400 mg tab er 12 hr	4	Preferred	TEGRETOL
oxcarbazepine 300 mg/5ml susp	4	Preferred	TRILEPTAL
VIMPAT 10 mg/ml soln, 100 mg tab, 150 mg tab, 50 mg tab	5	Preferred		PA, C
VIMPAT 200 mg tab, 200 mg/20ml iv soln	6	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ANTIDEMENTIA AGENTS [AGENTES ANTIDEMENCIA]
Antidementia Agents [Agen tes Antidemencia]
ergoloid mesylates 1 mg tab	6	Non-Preferred	HYDERGINE
Cholinesterase Inhibitors [Inhibidores de Colinesterasa]
donepezil hcl 10 mg tab, 10 mg odt, 5 mg tab, 5 mg odt	1	Preferred	ARICEPT
rivastigmine tartrate 1.5 mg cap, 3 mg cap, 4.5 mg cap, 6 mg cap	3	Preferred	EXELON
NMDA Receptor Antagonists [Antagonista del Receptor NMDA]
memantine 10 mg tab, 5 mg tab	1	Preferred	NAMENDA
memantine TITRATION PAK 5 (28)-10 (21) mg tab	1	Preferred	NAMENDA
ANTIDEPRESSANTS [ANTIDEPRESIVOS]
Antidepressants [Antidepresivos]
amitriptyline hcl 10 mg tab, 100 mg tab, 150 mg tab, 25 mg tab, 50 mg tab, 75 mg tab	1	Preferred	ELAVIL	MENTAL, SUB MENTAL
doxepin hcl 10 mg cap, 10 mg/ml oral conc, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	SINEQUAN	MENTAL, SUB MENTAL
imipramine hcl 10 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOFRANIL	MENTAL, SUB MENTAL
nortriptyline hcl 10 mg cap, 10 mg/5ml soln, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	PAMELOR	MENTAL, SUB MENTAL
doxepin hcl 100 mg cap, 150 mg cap	2	Preferred	SINEQUAN	MENTAL, SUB MENTAL
duloxetine 20 mg cap, 30 mg cap, 60 mg cap	2	Non-Preferred	CYMBALTA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ANTIDIABETIC AGENTS [AGENTES ANTIDIABÉTICOS]
Alpha-Glucosidase Inhibitors [Inhibidores de Alfa Glucosidasa]
acarbose 100 mg tab, 25 mg tab, 50 mg tab	2	Preferred	PRECOSE
Biguanides [Biguanidas]
metformin hcl 1000 mg tab, 500 mg tab, 850 mg tab	1	Preferred	GLUCOPHAGE
metformin hcl er 500 mg tab er 24 hr, 750 mg tab er 24 hr	1	Preferred	GLUCOPHAGE XR
Dipeptidyl Peptidase-4 (DPP-4) Inhibitors [Inhibidores de DPP-4]
KOMBIGL YZE XR 2.51000 mg tab er 24 hr, 5- 1000 mg tab er 24 hr, 5-500 mg tab er 24 hr	3	Preferred		ST, C
ONGLYZA 2.5 mg tab, 5 mg tab	3	Preferred		ST, C
Glycemic Agents [Agentes Glicémicos]
GLUCAGON EMERGENCY 1 mg inj kit	4	Preferred
Insulin Mixtures [Mezclas de Insulinas]
HUMULIN 70/30 (70 -30) 100 unit/ml sc susp	3	Preferred		C
HUMALOG MIX 75/25 (7525) 100 unit/ml sc susp	4	Preferred		C
HUMALOG MIX 50/50 (5050) 100 unit/ml sc susp	4	Preferred		C
Insulin Sensitizing Agents [Agentes Sensibilizantes de Insulin]
pioglitazone hcl 15 mg tab, 30 mg tab, 45 mg tab	1	Preferred	ACTOS
Intermediate-Acting Insulins [Insulinas de Duración Intermedia]
HUMULIN N 100 unit/ml sc susp	2	Preferred		C
Long-Acting Insulins [Insulinas de Larga Duración]
LANTUS SOLOSTAR 100 unit/ml subcutaneous solution pen-injector	2	Preferred		C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
LANTUS 100 unit/ml sc soln	3	Preferred		C
Rapid-Acting Insulins [Insulinas de Rápida Duración]
HUMALOG 100 unit/ml sc soln	3	Preferred		C
Short-Acting Insulins [Insulinas de Corta Duración]
HUMULIN R 100 unit/ml inj soln	2	Preferred		C
Sulfonylureas [Sulfonilureas]
glimepiride 1 mg tab, 2 mg tab, 4 mg tab	1	Preferred	AMARYL
glipizide 10 mg tab, 5 mg tab	1	Preferred	GLUCOTROL
DIABETES SUPPLIES [SUMINISTROS PARA DIABETES]
Needles & Syringes [Agujas y Jeringuillas]
insulin syringe/needle	1	Preferred
ANTIEMETICS [ANTIEMÉTICOS]
5-Hydroxytryptamine 3 (5-HT3) Antagonists [Antagonistas de 5-HT3]
ondansetron 4 mg odt, 8 mg odt	1	Preferred	ZOFRAN ODT
ondansetron hcl 24 mg tab, 4 mg tab, 8 mg tab	1	Preferred	ZOFRAN
Miscellaneous Antiemetics [Antieméticos Misceláneos]
metoclopramide hcl 10 mg tab, 10 mg/10ml soln, 5 mg tab, 5 mg/5ml soln, 5 mg/ml inj soln	1	Preferred	REGLAN
promethazine hcl 12.5 mg tab, 25 mg tab, 50 mg tab, 6.25 mg/5ml soln, 6.25 mg/5ml syr, 25 mg/ml inj soln, 50 mg/ml inj soln	1	Preferred	PHENERGAN
trimethobenzamide hcl 300 mg cap	1	Preferred	TIGAN
Phenothiazines [Fenotiazinas]
prochlorperazine edisylate 5 mg/ml inj soln	1	Preferred	COMPAZINE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
prochlorperazine maleate 10 mg tab, 5 mg tab	1	Preferred	COMPAZINE
prochlorperazine 25 mg rect supp	4	Non-Preferred	COMPAZINE
ANTIGOUT AGENTS [AGENTES ANTIGOTA]
Antigout Agents [Agentes Antigota]
allopurinol 100 mg tab, 300 mg tab	1	Preferred	ZYLOPRIM
colchicine 0.6 mg cap	3	Preferred	MITIGARE	PA
colchicine 0.6 mg tab	3	Non-Preferred	COLCRYS	QL= 3 tab, 15días
Uricosurics [Uricosúricos]
probenecid 500 mg tab	1	Preferred	BENEMID
ANTIHYPERTENSIVES [ANTIHIPERTENSIVOS]
Alpha-Adrenergic Agonists [Agonistas Alfa Adrenérgicos]
clonidine hcl 0.1 mg tab, 0.2 mg tab, 0.3 mg tab	1	Preferred	CATAPRESS
methyldopa 250 mg tab, 500 mg tab	1	Preferred	ALDOMET
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN
Angiotensin II Receptor Blockers (ARB) [Antagonistas Del Receptor Angiotensina II]
losartan potassium 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	COZAAR
losartan potassium-hctz 100-12.5 mg tab, 100-25 mg tab, 50-12.5 mg tab	1	Preferred	HYZAAR
Angiotensin-Converting Enzyme (ACE) Inhibitors [Inhibidores de la Enzima Convertidora de Angiotensin]
fosinopril sodium 10 mg tab, 20 mg tab, 40 mg tab	1	Preferred	MONOPRIL
lisinopril 10 mg tab, 2.5 mg tab, 20 mg tab, 30 mg tab, 40 mg tab, 5 mg tab	1	Preferred	ZESTRIL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
lisinopril- hydrochlorothiazide 1012.5 mg tab, 20-12.5 mg tab, 20-25 mg tab	1	Preferred	ZESTORETIC
Calcium Channel Blocking Agents [Bloqueadores de Canales de Calcio]
amlodipine besylate 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	NORVASC
diltiazem hcl 120 mg tab, 30 mg tab, 60 mg tab, 90 mg tab	1	Preferred	CARDIZEM
diltiazem hcl er 120 mg cap er 24 hr, 180 mg cap er 24 hr, 240 mg cap er 24 hr	1	Preferred	DILACOR XR
diltiazem hcl er beads 120 mg cap er 24 hr	1	Preferred	TIAZAC
diltiazem hcl er coated beads 120 mg cap er 24 hr, 180 mg cap er 24 hr, 240 mg cap er 24 hr	1	Preferred	CARDIZEM CD
dilt-xr 120 mg cap er 24 hr, 180 mg cap er 24 hr, 240 mg cap er 24 hr	1	Preferred	DILACOR XR
nifedipine er osmotic 30 mg tab er 24 hr	1	Preferred	PROCARDIA XL
verapamil hcl 120 mg tab, 40 mg tab, 80 mg tab	1	Preferred	CALAN
verapamil hcl er 120 mg tab er, 180 mg tab er, 240 mg tab er	1	Preferred	CALAN SR
diltiazem hcl er beads 180 mg cap er 24 hr, 240 mg cap er 24 hr, 300 mg cap er 24 hr, 360 mg er 24 hr	2	Preferred	TIAZAC
diltiazem hcl er coated beads 300 mg cap er 24 hr	2	Preferred	CARDIZEM CD

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
nifedipine er osmotic 60 mg tab er 24 hr, 90 mg tab er 24 hr	2	Preferred	PROCARDIA XL
Carbonic Anhydrase Inhibitors Diuretics [Diuréticos Inhibidores de Anhidrasa Carbónica]
acetazolamide 125 mg tab, 250 mg tab	3	Preferred	DIAMOX
Cardioselective Beta Blocking Agents [Bloqueadores Beta Cardioselectivos]
atenolol 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TENORMIN
metoprolol succinate er 25 mg tab er 24 hr, 50 mg tab er 24 hr	1	Preferred	TOPROL XL
metoprolol tartrate 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	LOPRESSOR
metoprolol succinate er 100 mg tab er 24 hr, 200 mg tab er 24 hr	2	Non-Preferred	TOPROL XL
Cardioselective Beta-Adrenergic Blocking Agents [Bloqueadores Beta-Adrenérgicos Cardioselectivos]
atenolol -chlorthalidone 100-25 mg tab, 50-25 mg tab	1	Preferred	TENORETIC
metoprolol- hydrochlorothiazide 50-25 mg tab	2	Non-Preferred	LOPRESSOR HCT
metoprolol- hydrochlorothiazide 100-25 mg tab, 100-50 mg tab	3	Non-Preferred	LOPRESSOR HCT
Loop Diuretics [Diuréticos del Asa]
bumetanide 0.5 mg tab, 1 mg tab, 2 mg tab	1	Non-Preferred	BUMEX
furosemide 10 mg/ml soln, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LASIX

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Nonselective Beta Blocking Agents [Bloqueadores Beta No-Selectivos]
propranolol hcl 10 mg tab, 20 mg tab, 20 mg/5ml soln, 40 mg tab, 40 mg/5ml soln, 80 mg tab	1	Preferred	INDERAL
propranolol hcl 60 mg tab	2	Non-Preferred	INDERAL
Potassium-Sparing Diuretics [Diuréticos Conservadores de Potasio]
spironolactone 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	ALDACTONE
triamterene-hctz 37.5-25 mg cap, 37.5-25 mg tab, 75-50 mg tab	1	Preferred	MAXZIDE
Thiazide Diuretics [Diuréticos Tiazidas]
chlorothiazide 250 mg tab, 500 mg tab	1	Preferred	DIURIL
chlorthalidone 25 mg tab, 50 mg tab	1	Non-Preferred	HYGROTON
DIURIL 250 mg/5ml susp	1	Preferred
hydrochlorothiazide 12.5 mg tab, 25 mg tab, 50 mg tab	1	Preferred	MICROZIDE
indapamide 1.25 mg tab, 2.5 mg tab	1	Preferred	LOZOL
metolazone 2.5 mg tab, 5 mg tab	1	Non-Preferred	ZAROXOLYN
chlorthalidone 100 mg tab	2	Non-Preferred	HYGROTON
metolazone 10 mg tab	2	Non-Preferred	ZAROXOLYN
Vasodilator Beta Blockers [Bloqueadores Beta Vasodilatadores]
carvedilol 12.5 mg tab, 25 mg tab, 3.125 mg tab, 6.25 mg tab	1	Preferred	COREG
Vasodilators [Vasodilatadores]
hydralazine hcl 10 mg tab, 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	APRESOLINE
minoxidil 10 mg tab, 2.5 mg tab	1	Preferred	LONITEN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ANTIMIGRAINE AGENTS [AGENTES ANTIMIGRAÑA]
Beta-Adrenergic Blocking Agents [Bloqueadores Beta Adrenérgicos]
divalproex sodium 125 mg tab dr, 250 mg tab dr, 500 mg tab dr	1	Preferred	DEPAKOTE
topiramate 100 mg tab, 200 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOPAMAX
Serotonin (5-HT) Receptor Agonists [Agonistas Del Receptor De Serotonina]
sumatriptan succinate 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	IMITREX	QL= 6 tab
ANTIMYASTHENIC AGENTS [AGENTES ANTIMIASTÉNICOS]
Parasympathomimetics [Parasimpatomiméticos]
pyridostigmine bromide 60 mg tab	2	Preferred	MESTINON
MESTINON 60 mg/5ml syr	4	Non-Preferred
pyridostigmine bromide 180 mg tab er	6	Non-Preferred	MESTINON
ANTIMYCOBACTERIALS [ANTIMICOBACTERIANOS]
Antituberculars [Antituberculosos]
isoniazid 100 mg tab, 300 mg tab	1	Preferred	ISONIAZID
rifampin 150 mg cap	1	Preferred	RIFADIN
ethambutol hcl 100 mg tab	2	Non-Preferred	MYAMBUTOL
pyrazinamide 500 mg tab	2	Non-Preferred	PYRAZINAMIDE
rifampin 300 mg cap	2	Preferred	RIFADIN
ethambutol hcl 400 mg tab	3	Non-Preferred	MYAMBUTOL
isoniazid 50 mg/5ml syr	5	Non-Preferred	ISONIAZID
rifabutin 150 mg cap			MYCOBUTIN	Puerto Rico Health Department Tuberculosis Control Program
cycloserine 250 mg cap			SEROMYCIN
RIFAMATE 50-300 mg cap
TRECATOR 250 mg tab
CAPASTAT 1 gm inj
Miscellaneous Antimycobacterials [Antimicobacterianos Misceláneos]
dapsone 100 mg tab, 25 mg tab	2	Preferred	DAPSONE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ANTIMYCOTIC AGENTS [ANTIMICÓTICOS]
Antifungals [Antifungales]
fluconazole 10 mg/ml susp, 100 mg tab, 150 mg tab, 200 mg tab, 50 mg tab	1	Preferred	DIFLUCAN
ketoconazole 200 mg tab	1	Preferred	NIZORAL
nystatin 100000 unit/gm crm	1	Preferred	MYCOSTATIN
terbinafine hcl 250 mg tab	1	Preferred	LAMISIL
fluconazole 40 mg/ml susp	2	Preferred	DIFLUCAN
itraconazole 100 mg cap		Preferred	SPORANOX	SIDA
Vaginal Antifungals [Antifungales Vaginales]
terconazole 0.4 % vag crm, 0.8 % vag crm	2	Preferred	TERAZOL
Antimalarials [Antimaláricos]
chloroquine phosphate 250 mg tab, 500 mg tab	1	Preferred	ARALEN
hydroxychloroquine sulfate 200 mg tab	1	Preferred	PLAQUENIL
DARAPRIM 25 mg tab	19	Non-Preferred		PA
Antiprotozoals - Non-Antimalarials [Antiprotozoarios No-Antimalaráricos]
NEBUPENT 300 mg inh soln	4	Non-Preferred		PA
ANTIPARASITICS [ANTIPARASITARIOS]
Anthelmintics [Antihelmínticos]
PIN-X 720.5 mg chew tab	1	Preferred		OTC
REESES PINWORM MEDICINE 144 mg/ml Susp	1	Preferred		OTC
BILTRICIDE 600 mg tab	7	Non-Preferred		PA
ANTIPARKINSON AGENTS [AGENTES ANTIPARKINSON]
Anticholinergics [Anticolinérgicos]
benztropine mesylate 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	COGENTIN
Antiparkinson Dopaminergics [Dopaminérgicos Antiparkinson]
amantadine hcl 50 mg/5ml syr	1	Preferred	SYMMETREL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
pramipexole dihydrochloride 0.125 mg tab, 0.25 mg tab, 0.5 mg tab, 0.75 mg tab, 1 mg tab, 1.5 mg tab	1	Preferred	MIRAPEX
ropinirole hcl 0.25 mg tab, 0.5 mg tab, 1 mg tab, 3 mg tab, 4 mg tab, 5 mg tab	1	Preferred	REQUIP
ropinirole hcl 2 mg tab	2	Preferred	REQUIP
amantadine hcl 100 mg cap	3	Preferred	SYMMETREL
bromocriptine mesylate 2.5 mg tab	3	Preferred	PARLODEL
carbidopa-levodopaentacapone 18.75-75-200 mg tab	4	Non-Preferred	STALEVO
carbidopa-levodopaentacapone 12.5-50-200 mg tab, 25-100-200 mg tab, 31.25-125-200 mg tab, 37.5-150-200 mg tab, 50200-200 mg tab	5	Non-Preferred	STALEVO
Dopamine Precursors [Precursores de Dopamina]
carbidopa -levodopa 10- 100 mg tab, 25-100 mg tab	1	Preferred	SINEMET
carbidopa-levodopa 25250 mg tab	2	Preferred	SINEMET
carbidopa-levodopa er 25100 mg tab er, 50-200 mg tab er	2	Preferred	SINEMET CR
Monoamine Oxidase B (MAO-B) Inhibitors [Inhibidores de MAO-B]
selegiline hcl 5 mg tab	3	Non-Preferred	CARBEX
ANTIVIRALS [ANTIVIRALES]
Anti-Influenza Agents [Age ntes Anti-Infuenza]
oseltamivir phosphate 30 mg cap, 45 mg cap, 75 mg cap	4	Preferred	TAMIFLU
TAMIFLU 6 mg/ ml susp	13	Non-Preferred

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Anti-Cytomegalovirus (CMV) Agents [Agentes Anti-Citomegalovirus]
valganciclovir hcl 450 mg tab	13	Non-Preferred	VALCYTE	PA
Antiherpetic Agents [Agentes Antiherpéticos]
acyclovir 200 mg cap, 400 mg tab, 800 mg tab	1	Preferred	ZOVIRAX
acyclovir 200 mg/5ml susp	2	Preferred	ZOVIRAX
Antiretroviral Combinations [Combinaciones Antiretrovirales]
EPZICOM 600-300 mg tab				CENTROS DE PREVENCIÓN Y TRATAMIENTO - CLÍNICAS DE IMMUNOLOGÍA
ATRIPLA 600-200-300 mg tab
Integrase Inhibitors [Inhibidores de la Integrasa]
ISENTRESS potassium 400 mg tab				CENTROS DE PREVENCIÓN Y TRATAMIENTO - CLÍNICAS DE IMMUNOLOGÍA
Miscellaneous Anti-HIV Agents [Agentes Anti-VIH Misceláneos]
SELZENTRY 300 mg tab				CENTROS DE PREVENCIÓN Y TRATAMIENTO - CLÍNICAS DE IMMUNOLOGÍA
FUZEON subcutaneous kit 90 mg
Non-Nucleoside Reverse Transcriptase Inhibitors [Inhibidores No Nucleósidos de la Transciptasa Reversa]
nevirapine 200 mg tab	1	Preferred	VIRAMUNE
nevirapine 50 mg/5ml susp	5	Non-Preferred	VIRAMUNE
RESCRIPTOR 200 mg tab	6	Non-Preferred
SUSTIVA 50 mg cap, 200 mg cap	6	Preferred		C
nevirapine er, 100 mg tab er 24 hr, 400 mg tab er 24 hr	7	Non-Preferred	VIRAMUNE XR
SUSTIVA 600 mg tab	7	Preferred		C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
INTELENCE 200 mg tab				CENTROS DE PREVENCIÓN Y TRATAMIENTO - CLÍNICAS DE IMMUNOLOGÍA
Nucleoside/Nucleotide Reverse Transcriptase Inhibitors [Inhibidores Nucleósidos/Nucleótidos de la Transcriptasa Reversa]
zidovudine 300 mg tab	2	Non-Preferred	RETROVIR
stavudine 1 mg/ml soln, 15 mg cap, 20 mg cap, 30 mg cap, 40 mg cap	3	Preferred	ZERIT
didanosine 125 mg cap dr, 200 mg cap dr, 250 mg cap dr	4	Non-Preferred	ZIAGEN
lamivudine 10 mg/ml soln	5	Preferred	EPIVIR
lamivudine 150 mg tab	4	Preferred	EPIVIR
zidovudine 100 mg cap, 50 mg/5ml syr	4	Non-Preferred	RETROVIR
abacavir sulfate 300 mg tab	5	Preferred	ZIAGEN
didanosine 400 mg cap dr	5	Non-Preferred	ZIAGEN
lamivudine 300 mg tab	5	Preferred	EPIVIR
VIDEX 2 gm soln	5	Non-Preferred
lamivudine 100 mg tab	6	Preferred	EPIVIR	PA
lamivudine-zidovudine 150-300 mg tab	6	Preferred	COMBIVIR
abacavir-lamivudinezidovudine 300-150-300 mg tab	10	Non-Preferred	TRIZIVIR
EMTRIVA 200 mg cap				CENTROS DE PREVENCIÓN Y TRATAMIENTO - CLÍNICAS DE IMMUNOLOGÍA
VIREAD 300 mg tab
TRUVADA 200-300 mg tab			TRUVADA
BENIGN PROSTATIC HYPERTROPHY AGENTS [AGENTES PARA HIPERTROFIA PROSTÁTICA BENIGNA]
5-Alpha Reductase Inhibitors [Inhibidores de 5-Alfa Reductasa]
finasteride 5 mg tab	1	Preferred	PROSCAR

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
tamsulosin hcl 0.4 mg cap	1	Preferred	FLOMAX
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Anticoagulants [Anticoagulantes]
warfarin sodium 1 mg tab, 10 mg tab, 2 mg tab, 2.5 mg tab, 3 mg tab, 4 mg tab, 5 mg tab, 6 mg tab, 7.5 mg tab	1	Preferred	COUMADIN
heparin sodium (porcine) 1000 unit/ml inj soln	2	Preferred	HEPARIN
heparin sodium (porcine) 10000 unit/ml inj soln, 5000 unit/ml inj soln	3	Preferred	HEPARIN
heparin sodium (porcine) pf 5000 unit/0.5ml inj soln	3	Preferred	HEPARIN
heparin sodium (porcine) 2000 unit/ml iv soln	8	Preferred	HEPARIN
Cobalamins [Cobalaminas]
cyanocobalamin 1000 mcg/ml inj soln	1	Preferred	VIT B-12
Colony Stimulating Factors [Estimulantes Mieloides]
NEUPOGEN 300 mcg/0.5ml inj soln, 300 mcg/ml inj soln, 480 mcg/1.6ml inj soln	10	Preferred		PA, C
NEULASTA 6 mg/0.6ml sc soln	15	Preferred		PA, C
NEULASTA DELIVERY KIT 6 mg/0.6ml sc soln	15	Preferred		PA, C
NEUPOGEN 480 mcg/0.8ml inj soln	12	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Erythropoiesis-Stimulating Agents [Agentes Estimulantes de Eritropoiesis]
ARANESP (ALBUMIN FREE) 100 mcg/0.5ml inj soln	1	Preferred		PA, C
PROCRIT 2000 unit/ml inj soln, 3000 unit/ml inj soln, 4000 unit/ml inj soln	6	Preferred		PA, C
ARANESP (ALBUMIN FREE) 25 mcg/0.42ml inj soln, 25 mcg/ml inj soln	6	Preferred		PA, C
PROCRIT 10000 unit/ml inj soln	7	Preferred		PA, C
ARANESP (ALBUMIN FREE) 40 mcg/0.4ml inj soln	7	Preferred		PA, C
ARANESP (ALBUMIN FREE) 40 mcg/ml inj soln, 60 mcg/ml inj soln	8	Preferred		PA, C
ARANESP (ALBUMIN FREE) 150 mcg/0.3ml inj soln, 150 mcg/0.75ml inj soln, 200 mcg/0.4ml inj soln, 200 mcg/ml inj soln, 300 mcg/0.6ml inj soln, 300 mcg/ml inj soln, 500 mcg/ml inj soln, 60 mcg/0.3ml inj soln	9	Preferred		PA, C
PROCRIT 20000 unit/ml inj soln	9	Preferred		PA, C
ARANESP (ALBUMIN FREE) 100 mcg/ml inj soln	11	Preferred		PA, C
PROCRIT 40000 unit/ml inj soln	10	Preferred		PA, C
Factor Xa Inhibitors [Inhibidores Del Factor Xa]
ELIQUIS 2.5 mg tab	4	Preferred		PA, C
ELIQUIS 5 mg tab	4	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Folates [Folatos]
folic acid 1 mg tab, 400 mcg tab, 800 mcg tab	1	Preferred	FOLIC ACID	OTC
Iron [Hierro]
ferrous sulfate 325 (65 fe) mg tab	1	Preferred	IRON	OTC
INFED 50 mg/ml inj soln	5	Non-Preferred
Low Molecular Weight Heparins [Heparinas de Bajo Peso Molecular]
enoxaparin sodium 30 mg/0.3ml sc soln, 40 mg/0.4ml sc soln	5	Non-Preferred	LOVENOX	PA
enoxaparin sodium 300 mg/3ml inj soln, 60 mg/0.6ml sc soln, 80 mg/0.8ml sc soln	7	Non-Preferred	LOVENOX	PA
enoxaparin sodium 100 mg/ml sc soln	9	Non-Preferred	LOVENOX	PA
enoxaparin sodium 120 mg/0.8ml sc soln	10	Non-Preferred	LOVENOX	PA
enoxaparin sodium 150 mg/ml sc soln	14	Non-Preferred	LOVENOX	PA
Platelet Modifying Agents [Modificadores de Plaquetas]
aspirin 325 mg tab, 325 mg tab dr, 81 mg tab dr	1	Preferred	ASPIRIN	OTC
aspirin low dose 81 mg tab, 81 mg tab dr	1	Preferred	ASPIRIN	OTC
cilostazol 100 mg tab, 50 mg tab	1	Preferred	PLETAL
clopidogrel bisulfate 75 mg tab	1	Preferred	PLAVIX
BONE DENSITY REGULATORS [REGULADORES DE DENSIDAD ÓSEA]
Bisphosphonates [Bifosfonatos]
alendronate sodium 10 mg tab, 35 mg tab, 5 mg tab, 70 mg tab	1	Preferred	FOSAMAX

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
CARDIOVASCULAR AGENTS [AGENTES CARDIOVASCULARES]
Antiarrhythmics Class II [Antiarrítmicos Clase II]
propranolol hcl 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	INDERAL
sotalol hcl 120 mg tab, 160 mg tab, 240 mg tab, 80 mg tab	1	Preferred	BETAPACE
propranolol hcl 60 mg tab	2	Preferred	INDERAL
Antiarrhythmics Type I-A [Antiarrítmicos Tipo I-A]
quinidine sulfate 200 mg tab, 300 mg tab	1	Preferred	QUINIDINE SULFATE
quinidine gluconate er 324 mg tab er	2	Preferred	QUINAGLUTE
quinidine sulfate er 300 mg tab er	2	Preferred	QUINIDINE SULFATE
Antiarrhythmics Type I-B [Antiarrítmicos Tipo I-B]
mexiletine hcl 150 mg cap	2	Preferred	MEXITIL
mexiletine hcl 200 mg cap	3	Preferred	MEXITIL
Antiarrhythmics Type I-C [Antiarrítmicos Tipo I-C]
flecainide acetate 100 mg tab, 50 mg tab	1	Preferred	TAMBOCOR
propafenone hcl 150 mg tab, 225 mg tab	1	Preferred	RYTHMOL
flecainide acetate 150 mg tab	2	Preferred	TAMBOCOR
propafenone hcl 300 mg tab	3	Preferred	RYTHMOL
Antiarrhythmics Type III [Antiarrítmicos Tipo III]
amiodarone hcl 200 mg tab	1	Preferred	CORDARONE
Intermittent Claudication Agents [Agentes Para La Claudicación Intermitente]
pentoxifylline er 400 mg tab er	1	Preferred	TRENTAL
Miscellaneous Cardiovascular Agents [Agentes Cardiovasculares Misceláneos]
digox 125 mcg tab, 250 mcg tab	2	Preferred	LANOXIN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
digoxin 0.05 mg/ml soln, 125 mcg tab, 250 mcg tab	2	Preferred	LANOXIN
Pulmonary Hypertension Agents [Agentes Para Hipertensión Pulmonar]
sildenafil citrate 20 mg tab	3	Preferred	REVATIO	PA
ADEMPAS 0.5 mg tab	15	Preferred		PA, C
ADEMPAS 1 mg tab, 1.5 mg tab, 2 mg tab	18	Preferred		PA, C
ADEMPAS 2.5 mg tab	20	Preferred		PA, C
Vasodilators [Vasodilatadores]
isosorbide mononitrate 10 mg tab, 20 mg tab	1	Preferred	IMDUR
isosorbide mononitrate er 120 mg tab er 24 hr, 30 mg tab er 24 hr, 60 mg tab er 24 hr	1	Preferred	IMDUR
nitroglycerin 0.2 mg/hr td patch 24hr	1	Preferred	NITRODUR
NITROSTAT 0.3 mg tab subl, 0.4 mg tab subl, 0.6 mg tab subl	1	Preferred
nitroglycerin 0.1 mg/hr td patch 24hr, 0.4 mg/hr td patch 24hr, 0.6 mg/hr td patch 24hr	2	Non-Preferred	NITRODUR
CENTRAL NERVOUS SYSTEM AGENTS [AGENTES SISTEMA NERVIOSO CENTRAL]
Multiple Sclerosis Agents [Agentes para Esclerosis Múltiple]
AMPYRA 10 tab er 12hr	9	Preferred		PA, C
COPAXONE 20 mg/ml sc kit	17	Preferred		PA, C
COPAXONE 40 mg/ml subcutaneous solution prefilled syringe	14	Preferred		PA, C
AVONEX 30 mcg im kit	13	Preferred		PA, C
AVONEX PEN 30 mcg/0.5ml im kit	13	Preferred		PA, C
AVONEX PREFILLED 30 mcg/0.5ml im kit	13	Preferred		PA, C
GILENYA 0.5 mg cap	15	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
TYSABRI intravenous concentrate 300 mg/15ml	15	Preferred		PA, C
TECFIDERA 120 mg cap dr	14	Preferred		PA, C
TECFIDERA 240 mg cap dr	14	Preferred		PA, C
TECFIDERA 120-240 MG misc	14	Preferred		PA, C
BETASERON 0.3 mg sc kit	13	Preferred		PA, C
CHEMOTHERAPIES [QUIMIOTERAPIAS]
Alkylating Agents [Agentes Alquilantes]
lomustine 10 mg cap	3	Non-Preferred	CEENU
ALKERAN 2 mg tab	4	Non-Preferred
temozolomide 5 mg cap	4	Non-Preferred	TEMODAR	PA
lomustine 40 mg cap	5	Non-Preferred	CEENU
LEUKERAN 2 mg tab	6	Non-Preferred
lomustine 100 mg cap	6	Non-Preferred	CEENU
MYLERAN 2 mg tab	7	Non-Preferred
temozolomide 20 mg cap	9	Non-Preferred	TEMODAR	PA
temozolomide 250 mg cap	11	Non-Preferred	TEMODAR	PA
temozolomide 140 mg cap	13	Non-Preferred	TEMODAR	PA
temozolomide 100 mg cap, 180 mg cap	14	Non-Preferred	TEMODAR	PA
Angiogenesis Inhibitors [Inhibidores de Angiogénesis]
STIVARGA 40 mg tab	15	Preferred		PA, C
Antiandrogens [Antiandrógenos]
bicalutamide 50 mg tab	2	Preferred	CASODEX
flutamide 125 mg cap	4	Non-Preferred	EULEXIN
Antiestrogens [Antiestrógenos]
tamoxifen citrate 10 mg tab, 20 mg tab	1	Preferred	NOLVADEX
Vaginal Estrogens [Estrógenos Vaginal]
VAGIFEM 10 mcg vag tab	3	Non-Preferred
Antimetabolites [Antimetabolitos]
hydroxyurea 500 mg cap	2	Preferred	HYDREA
mercaptopurine 50 mg tab	2	Preferred	PURINETHOL
methotrexate 2.5 mg tab	2	Preferred	METHOTREXATE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
capecitabine 150 mg tab	7	Non-Preferred	XELODA	PA
capecitabine 500 mg tab	11	Non-Preferred	XELODA	PA
Antineoplastic Enzyme Inhibitors [Antineoplásicos Inhibidores de Enzimas]
SPRYCEL 20 mg tab	14	Preferred		PA, C
SPRYCEL 50 mg tab	21	Preferred		PA, C
imatinib 100 mg tab	18	Non-Preferred	GLEEVEC	PA
SPRYCEL 70 mg tab	17	Preferred		PA, C
SPRYCEL 80 mg tab	25	Preferred		PA, C
TASIGNA 150 mg cap	22	Preferred		PA, C
SPRYCEL 100 mg tab	25	Preferred		PA, C
AFINITOR 2.5 mg tab	25	Preferred		PA, C
NEXAVAR 200 mg tab	25	Preferred		PA, C
SPRYCEL 140 mg tab	25	Preferred		PA, C
AFINITOR 10 mg tab, 5 mg tab, 7.5 mg tab	23	Preferred		PA, C
TASIGNA 200 mg cap	19	Preferred		PA, C
imatinib 400 mg tab	25	Non-Preferred	GLEEVEC	PA
Apetite Stimulants [Estimulantes de Apetito]
megestrol acetate 20 mg tab, 40 mg tab	1	Preferred	MEGACE
megestrol acetate 40 mg/ml susp, 400 mg/10ml susp	2	Preferred	MEGACE
Aromatase Inhibitors [Inhibidores de la Aromatasa]
anastrozole 1 mg tab	1	Preferred	ARIMIDEX
Folic Acid Antagonists Rescue Agents [Antagonistas de Ácido Fólico]
leucovorin calcium 5 mg tab	3	Preferred	LEUCOVORIN
leucovorin calcium 10 mg tab, 15 mg tab	4	Preferred	LEUCOVORIN
leucovorin calcium 25 mg tab	9	Preferred	LEUCOVORIN
Luteinizing Hormone-Releasing (LHRH) Analogs [Análogos De LHRH]
LUPRON DEPOT 45 mg im kit	2	Preferred		PA, C
LUPRON DEPOT 11.25 mg im kit, 3.75 mg im kit	6	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
LUPRON DEPOT-PED 11.25 mg im kit, 15 mg im kit, 7.5 mg im kit	8	Preferred		PA, C
LUPRON DEPOT 22.5 mg im kit, 30 mg im kit	9	Preferred		PA, C
LUPRON DEPOT-PED 11.25 mg (ped) im kit	9	Preferred		PA, C
LUPRON DEPOT-PED 30 mg (ped) im kit	10	Preferred		PA, C
leuprolide acetate 1 mg/ 0.2 ml inj kit	7	Non-preferred		PA
ZOLADEX 3.6 mg, 10.8 mg subcutaneous implant	7	Non-preferred		PA
Miscellaneous Antineoplastics [Antineoplásicos Misceláneos]
MATULANE 50 mg cap	10	Non-Preferred		PA
ACTIMMUNE 2000000 unit/0.5ml sc soln	25	Non-Preferred		PA
INTRON A 6000000 unit/ml, 10000000 unit, 18000000 unit, 50000000 unit		Non-Preferred		PA
Mitotic Inhibitors [Inhibidores Mitóticos]
etoposide 50 mg cap	4	Non-Preferred	VEPESID
DENTAL AND ORAL AGENTS [AGENTES DENTALES Y ORALES]
Antifungals [Antifungales]
clotrimazole 10 mg mouth/throat lozenge, 10 mg mouth/throat troche	1	Preferred	MYCELEX
nystatin 100000 unit/ml mouth/throat susp	1	Preferred	MYCOSTATIN
Oral Antiseptics [Antisépticos Orales]
chlorhexidine gluconate 0.12 % mouth/throat soln 1 Preferred PERIDEX
Xerostomia [Xerostomía]
pilocarpine 5 mg tab	3	Preferred	SALAGEN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
DERMATOLOGICAL AGENTS [AGENTES DERMATOLÓGICOS]
Acne Antibiotics [Antibióticos para Acné]
sulfacetamide sodium sulfur 10-5 % external emulsion	1	Preferred	SULFACET R
clindamycin phosphate 1 % soln	2	Preferred	CLEOCIN T
erythromycin 2 % gel, 2 % soln	2	Preferred	ERYGEL
Acne Products [Productos para el Acné]
tretinoin 0.05 % crm,	2	Preferred	RETIN A	AL < 21 años
isotretinoin 10 mg cap, 20 mg cap, 30 mg cap	6	Preferred	Zenatane
Antihistamines [Antihistamínicos]
hydroxyzine hcl 10 mg tab, 10 mg/5ml soln, 10 mg/5ml syr, 25 mg tab, 50 mg tab	1	Preferred	ATARAX
Antipsoriatics [Antipsoriáticos]
methoxsalen 10 m cap		Preferred	Oxsoralen
Antiseborrheic Products [Productos Antiseborrea]
selenium sulfide 2.5 % lot	1	Preferred	SELSUN
nystatin 100000 unit/gm oint, crm	1	Preferred	MYCOSTATIN
Dermatological Skin Cancer Agents [Dermatológicos para Cáncer de la Piel]
fluorouracil 2 % soln, 5 % soln	3	Preferred	EFUDEX
fluorouracil 5 % crm	4	Non-Preferred	EFUDEX
Very High Potency Topical Glucocorticoids [Glucocorticoides Tópicos de Muy Alta Potencia]
betamethasone dipropionate aug 0.05 % crm	3	Non-Preferred	DIPROLENE
betamethasone dipropionate aug 0.05 % oint	4	Non-Preferred	DIPROLENE
High Potency Topical Glucocorticoids [Glucocorticoides Tópicos de Alta Potencia]
mometasone furoate 0.1 % oint, 0.1% crm, 0.1% soln	1	Preferred	ELOCON

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Medium Potency Topical Glucocorticoids [Glucocorticoides Tópicos de Mediana Potencia]
triamcinolone acetonide 0.1 % crm, 0.1 % oint, 0.5 % crm, 0.5 % oint	1	Preferred	KENALOG
betamethasone valerate 0.1 % crm, 0.1 % lot, 0.1 % oint	1	Preferred	DIPROLENE
Low Potency Topical Glucocorticoids [Glucocorticoides Tópicos de Baja Potencia]
hydrocortisone 2.5 % crm, 2.5 % lot, 2.5 % oint	1	Preferred	HYDROCORTISONE
Pediculicides and Scabicides [Pediculicidas y Escabicidas]
permethrin 5 % crm	3	Preferred	ELIMITE	QL= 60 gm.
lindane 1 % lot	4	Non-Preferred	LINDANE	QL = 60 cc, 30días, ST
Topical Skin Antibiotics [Antibióticos Tópicos para la piel]
mupirocin 2 % oint	1	Preferred	BACTROBAN
silver sulfadiazine 1 % crm	1	Preferred	SILVADENE
metronidazole 0.75 % crm, 0.75 % gel, 0.75 % lot	4	Non-Preferred	METROLOTION
Topical Antifungals [Antifungales Tópicos]
clotrimazole 1 % crm	1	Preferred	LOTRIMIN	OTC (crm)
nystatin 100000 unit/gm oint, crm	1	Preferred	MYCOSTATIN
Topical Antipsoriatics [Antipsoriáticos Tópicos]
calcipotriene 0.005 % crm	6	Non-Preferred	DOVONEX
acitretin 10 mg cap, 17.5 mg cap, 25 mg cap	7	Non-Preferred	SORIATANE
DYSLIPIDEMICS [DISLIPIDÉMICOS]
Bile Acid Sequestrants [Secuestradores de Acidos Biliares]
cholestyramine 4 gm pckt, 4 gm/dose oral pwdr	3	Preferred	QUESTRAN
Fibric Acid Derivatives [Derivados de Ácido Fíbrico]
gemfibrozil 600 mg tab	1	Preferred	LOPID
HMG-CoA Reductase Inhibitors [Inhibidores de la Reductasa De HMG-CoA]
atorvastatin calcium 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LIPITOR

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
pravastatin sodium 10 mg tab, 20 mg tab, 80 mg tab	1	Non-Preferred	PRAVACHOL
simvastatin 10 mg tab, 20 mg tab, 40 mg tab, 5 mg tab, 80 mg tab	1	Preferred	ZOCOR
pravastatin sodium 40 mg tab	2	Non-Preferred	PRAVACHOL
GASTROINTESTINAL AGENTS [AGENTESGASTROINTESTINALES]
Antispasmodics [Antiespasmódicos]
dicyclomine hcl 10 mg cap, 20 mg tab	1	Preferred	BENTYL
dicyclomine hcl 10 mg/5ml soln	2	Preferred	BENTYL
Anti-Ulcer Agents [Agentes Anti-Ulceras]
misoprostol 100 mcg tab, 200 mcg tab	1	Preferred	CYTOTEC
sucralfate 1 gm tab	1	Preferred	CARAFATE
1 gm/10ml susp	3	Non-Preferred
Digestive Enzymes [Enzimas Digestivas]
CREON 12000 unit cap dr prt, 6000 unit cap dr prt	3	Preferred		C
CREON 24000 unit cap dr prt, 36000 unit cap dr prt, 3000-9500 unit cap dr prt	5	Preferred		C
Histamine2 (H2) Receptor Antagonists [Antagonistas del Receptor de H2]
famotidine 20 mg tab, 40 mg tab	1	Preferred	PEPCID
ranitidine hcl 15 mg/ml syr, 150 mg/10ml syr, 300 mg tab, 75 mg/5ml syr	1	Preferred	ZANTAC
Miscellaneous Gastrointestinal Agents [Agentes Gastrointestinales Misceláneos]
ursodiol 300 mg cap	4	Preferred	ACTIGALL	PA
cromolyn sodium 100 mg/5ml oral conc	6	Non-Preferred	GASTROCROM	PA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Proton Pump Inhibitors [Inhibidores de la Bomba de Protones]
omeprazole 10 mg cap dr, 20 mg cap dr,40 mg cap dr	1	Preferred	PRILOSEC	QL=180 caps/ 365 días
Rectal Anti-Inflammatories [Anti-Inflamatorios Rectales]
hydrocortisone ace pramoxine 1-1 % rect crm, 2.5-1 % rect crm	2	Preferred	ANALPRAM-HC
GENITOURINARY AGENTS [AGENTES GENITOURINARIOS]
Miscellaneous Genitourinary Agents [Agentes Genitourinarios Misceláneos]
phenazopyridine hcl 100 mg tab, 200 mg tab	1	Preferred	PYRIDIUM	QL= 6 tab.
Phosphate Binder Agents [Enlazadores de Fosfato]
RENVELA 0.8 gm pckt	8	Preferred		PA, C
RENVELA 2.4 gm pckt, 800 mg tab	8	Preferred		PA, C
calcium acetate 667 mg cap.	3	Non-Preferred	PHOSLO
Urinary Antibiotics [Antibióticos Urinarios]
ur n -c 81.6 mg tab	1	Preferred	URIN D/S
URETRON D/S tab	1	Preferred
URIMAR-T 120 mg tab	1	Preferred
urin ds tab	1	Preferred	URIN D/S
Urinary Antispasmodics [Antiespasmódicos Urinarios]
oxybutynin chloride 5 mg tab, 5 mg/5ml syr	1	Preferred	DITROPAN
HEMATOLOGICAL AGENTS [AGENTES HEMATOLÓGICOS]
Antihemophilic Products [Productos Antithemofílicos]
ADVATE 250 unit iv soln, 500 unit iv soln, 1000 unit iv soln, 1500 unit iv soln, 2000 unit iv soln, 3000 unit iv soln, 4000 unit iv soln	25	Preferred		PA, C
• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
ALPHANATE/VWF COMPLEX/HUMAN 250 unit iv soln, 500 unit iv soln, 1000 unit iv soln, 1500 unit iv soln, 2000 unit iv soln	25	Non-Preferred		PA
KOGENATE FS 1000 unit intravenous kit, 2000 unit intravenous kit, 250 unit intravenous kit, 3000 unit intravenous kit, 500 unit intravenous kit	25	Preferred		PA, C
KOGENATE FS BIO-SET 1000 unit intravenous kit, 2000 unit intravenous kit, 250 unit intravenous kit, 3000 unit intravenous kit, 500 unit intravenous kit	25	Preferred		PA, C
BENEFIX 250 unit intravenous kit, 500 unit intravenous kit, 1000 unit intravenous kit, 2000 unit intravenous kit, 3000 unit intravenous kit	25	Preferred		PA, C
ANTIINHIBITOR COAGULANT COMPLEX for inj	25	Non-Preferred		PA
ANTIHEMOPHILIC FACTOR VIII for inj.	25	Non-Preferred		PA
Hemostatics [Hemostáticos]
tranexamic acid 650 mg tab, 1000 mg/ ml IV soln	4	Non-Preferred	LYSTEDA	PA
AMICAR 500 mg tab, 0.25 gm/ml oral soln	5	Non-Preferred		PA
AMICAR 0.25 gm/ml oral soln	8	Non-Preferred		PA
tranexamic acid 100 mg/ml IV soln		Non-Preferred	CYKLOKAPRON	PA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
HORMONAL AGENTS [AGENTES HORMONALES]
Androgens [Andrógenos]
testosterone cypionate 100 mg/ml im soln, 200 mg/ml im soln	2	Preferred	DEPO- TESTOSTERONE
Antithyroid Agents [Agentes Antitiroide]
methimazole 10 mg tab, 5 mg tab	1	Preferred	TAPAZOLE
propylthiouracil 50 mg tab	2	Preferred	PROPYLTHIOURACIL
Calcimimetics [Calcimiméticos]
SENSIPAR 30 mg tab	7	Preferred		PA, C
SENSIPAR 60 mg tab	9	Preferred		PA, C
SENSIPAR 90 mg tab	10	Preferred		PA, C
Dopamine Agonists [Agonistas de Dopamina]
bromocriptine mesylate 2.5 mg tab	3	Preferred	PARLODEL
cabergoline 0.5 mg tab	3	Preferred	DOSTINEX
Dysmenorrhea Agents [Agentes para la Dismenorrea]
medroxyprogesterone acetate 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	PROVERA
alyacen 1/35 1-35 mg-mcg tab	2	Preferred	ARANELLE	PA
CRYSELLE-28 0.3-30 mgmcg tab	2	Preferred		PA
LOW-OGESTREL 0.3-30 mg-mcg tab	2	Preferred		PA
medroxyprogesterone acetate 150mg/ml susp	5	Preferred	DEPO-PROVERA	PA
Estrogens [Estrógenos]
estradiol 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	ESTRACE
estropipate 0.75 mg tab, 1.5 mg tab	1	Preferred	ESTROPIPATE
estropipate 3 mg tab	2	Preferred	ESTROPIPATE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Estrogens and Progestins [Estrógenos y Progestinas]
estradiol -norethindrone acet 1-0.5 mg tab	4	Non-Preferred	ACTIVELLA
Growth Hormones Analogs [Análogos de Hormona de Crecimiento]
NORDITROPIN FLEXPRO 5 mg/1.5ml sc soln	5	Preferred		PA, C
NORDITROPIN FLEXPRO 30 mg/3ml sc soln	8	Preferred		PA, C
NORDITROPIN NORDIFLEX 30 mg/3ml sc soln	9	Preferred		PA, C
NORDITROPIN FLEXPRO 10 mg/1.5ml sc soln, 15 mg/1.5ml sc soln	8	Preferred		PA, C
Mineralocorticoids [Mineralocorticoides]
fludrocortisone acetate 0.1 mg tab	1	Preferred	FLORINEF
Prostaglandins [Prostaglandinas]
misoprostol 100 mcg tab, 200 mcg tab	1	Preferred	CYTOTEC
Somatostatic Analogs [Análogos de Somastatina]
octreotide acetate 50 mcg/ml inj soln	3	Preferred	SANDOSTATIN	PA
octreotide acetate 100 mcg/ml inj soln, 1000 mcg/5ml inj soln, 200 mcg/ml inj soln, 500 mcg/ml inj soln	6	Preferred	SANDOSTATIN	PA
octreotide acetate 1000 mcg/ml inj soln	8	Preferred	SANDOSTATIN	PA
SANDOSTATIN LAR DEPOT 10 mg im kit	11	Non-Preferred		PA
SANDOSTATIN LAR DEPOT 30 mg im kit	14	Non-Preferred		PA
SANDOSTATIN LAR DEPOT 20 mg im kit	16	Non-Preferred		PA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Thyroid Hormones [Hormona Tiroidea]
levothyroxine sodium 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred	SYNTHROID
SYNTHROID 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred		C
Vasopressin Analogs [Análogos de Vasopresina]
desmopressin acetate 4 mcg/ml inj soln	2	Non-Preferred	DDAVP
desmopressin acetate 0.2 mg tab	3	Non-Preferred	DDAVP
desmopressin ace rhinal tube 0.01 % nasal soln	4	Non-Preferred	DDAVP
desmopressin ace spray refrig 0.01 % nasal soln	4	Non-Preferred	DDAVP
desmopressin acetate 0.1 mg tab	4	Non-Preferred	DDAVP
desmopressin acetate spray 0.01 % nasal soln	4	Non-Preferred	DDAVP
STIMATE 1.5 mg/ml nasal soln	7	Non-Preferred
IMMUNOLOGICAL AGENTS [AGENTES INMUNOLÓGICOS]
Immunomodulators (TNF and Non-TNF) [Inmunomoduladores (TNF y No-TNF)]
ENBREL 25 mg sc kit, 25mg/0.5ml sc sol	9	Preferred		PA, C
ENBREL 50mg/ml sc soldermat	9	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
HUMIRA 10 mg/0.2ml sc kit, 20 mg/0.4ml sc kit, 40 mg/0.8ml sc kit	9	Preferred		PA, C
REMICADE 100 mg iv soln	16	Preferred		PA, C
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Organ Transplant Agents
cyclosporine modified 25 mg cap, 50 mg cap	3	Preferred	NEORAL	aPA
cyclosporine modified 25 mg cap, 50 mg cap	3	Preferred	NEORAL	aPA
NEORAL 25 mg cap	4	Preferred		aPA, C
cyclosporine 25 mg cap	4	Preferred	SANDIMMUNE	aPA
cyclosporine modified 100 mg cap, 100 mg/ml soln	4	Preferred	NEORAL	aPA
cyclosporine 100 mg cap	5	Preferred	SANDIMMUNE	aPA
cyclosporine modified 100 mg cap	5	Preferred	NEORAL	aPA
NEORAL 100 mg cap	5	Preferred		aPA, C
cyclosporine 100 mg cap, 25 mg cap	6	Preferred	SANDIMMUNE	aPA
SANDIMMUNE 100 mg cap, 100 mg/ml soln, 25 mg cap	6	Preferred		aPA, C
cyclosporine modified 100 mg/ml soln	7	Preferred	NEORAL	aPA
NEORAL 100 mg/ml soln	8	Preferred		aPA, C
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab, 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON
dexamethasone sodium phosphate 120 mg/30ml inj soln, 20 mg/5ml inj soln, 4 mg/ml inj soln	1	Preferred	DECADRON	OB-GYN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización  Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age              Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16   Página 1 de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]               Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
KENALOG 10 mg/ml inj susp	1	Preferred
MEDROL 2 mg tab	1	Preferred
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL
methylprednisolone (pak) 4 mg tab	1	Preferred	MEDROL
prednisolone 15 mg/5ml soln, 15 mg/5ml syr	1	Preferred	PRELONE
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE
hydrocortisone 10 mg tab, 20 mg tab, 5 mg tab	2	Preferred	CORTEF
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL
cortisone acetate 25 mg tab	3	Non-Preferred	CORTISONE
KENALOG 40 mg/ml inj susp	5	Non-Preferred
betamethasone sod phos & acet 6 mg/ml inj susp	2	Preferred	CELESTONE SOLUSPAN	OB-GYN
Organ Transplant Agents [Agentes para Trasplantes]
azathioprine 50 mg tab	1	Preferred	IMURAN
AZASAN 75 mg, 100 mg		Non-Preferred
mycophenolate mofetil 200 mg/ml susp, 250 mg cap, 500 mg tab	2	Preferred	CELLCEPT	aPA
tacrolimus 0.5 mg cap	3	Non-Preferred	PROGRAF	aPA
MYFORTIC 180 mg tab dr	4	Preferred		aPA, C
tacrolimus 1 mg cap	4	Non-Preferred	PROGRAF	aPA
sirolimus 0.5 mg tab, 1 mg tab, 2 mg tab	5	Non-Preferred	RAPAMUNE	aPA
MYFORTIC 360 mg tab dr	6	Preferred		aPA, C
tacrolimus 5 mg cap	6	Non-Preferred	PROGRAF	aPA
RAPAMUNE 1 mg/ml soln	8	Non-Preferred		aPA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
INFLAMMATORY BOWEL DISEASE [ENFERMEDAD INFLAMATORIA INTESTINAL]
Aminosalicylates [Aminosalicilatos]
mesalamine rectal enema 4 gm	4	Preferred	ROWASA
DELZICOL 400 mg cap dr	5	Preferred		C
ASACOL HD 800 mg tab dr	6	Preferred		C
Immunomodulators (TNF and Non-TNF) [Inmunomoduladores (TNF y No-TNF)]
ENBREL 25 mg sc kit, 25mg/0.5ml sc sol	8	Preferred		PA, C
ENBREL 50mg/ml sc sol	9	Preferred		PA, C
HUMIRA 10 mg/0.2 ml sc kit, 20 mg/0.4ml sc kit, 40 mg/0.8ml sc kit	11	Preferred		PA, C
HUMIRA PEDIATRIC CROHNS START 40 mg/0.8ml sc kit	11	Preferred		PA, C
HUMIRA PEN 40 mg/0.8ml sc kit	11	Preferred		PA, C
HUMIRA PEN-CROHNS STARTER 40 mg/0.8ml sc kit	11	Preferred		PA, C
HUMIRA PEN-PSORIASIS STARTER 40 mg/0.8ml sc kit	11	Preferred		PA, C
REMICADE 100 mg iv soln	13	Preferred		PA, C
Intrarectal Low Potency Glucocorticoids [Glucocorticoides Intrarectales de Baja Potencia]
hydrocortisone 100 mg/60ml rect enema	2	Preferred	COLOCORT
Sulfonamides [Sulfonamidas]
sulfasalazine 500 mg tab, 500 mg tab dr	1	Preferred	AZULFIDINE
MINERALS & ELECTROLYTES [MINERALES Y ELECTROLITOS]
Calcium Regulating Agents [Agentes Reguladores de Calcio]
calcitriol 0.25 mcg cap	1	Preferred	ROCALTROL
calcitriol 0.5 mcg cap	2	Preferred	ROCALTROL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Carnitine Deficiency [Deficiencia de Carnitina]
levocarnitine 1 gm/10ml soln, 330 mg tab	3	Preferred	CARNITOR
Chelating Agents [Agentes Quelantes]
DEPEN TITRATABS 250 mg tab	25	Preferred		PA
Electrolytes/Minerals Replacement [Reemplazo de Electrolitos/Minerales]
potassium chloride 20 meq/15ml (10%) oral liquid, 20 meq/15ml (10%) soln	1	Preferred	KAY-CIEL
potassium chloride crys er 10 meq tab er, 20 meq tab er	1	Preferred	KLOR-CON
potassium chloride er 10 meq cap er, 8 meq cap er	2	Preferred	MICRO-K
potassium chloride 40 meq/15ml (20%) oral solution	4	Preferred	KAON CL
Potassium Removing Resins [Resinas Removedoras de Potasio]
sodium polystyrene sulfonate 15 gm/60ml susp	3	Preferred	KAYEXALATE
Prenatal Vitamins [Vitaminas Prenatales]
classic prenatal 28-0.8 mg tab	1	Preferred	PRENATAL VITAMINS	OB-GYN
prenatal 27-0.8 mg tab, 271 mg tab, 28-0.8 mg tab	1	Preferred	PREPLUS	OB-GYN
prenatal 19 tab chew, tab, 29-1 mg tab chew, 29-1 mg tab	1	Preferred	PRENATAL VITAMINS	OB-GYN
prenatal formula 28-0.8 mg tab	1	Preferred	PRENATAL VITAMINS	OB-GYN
prenatal low iron 27-0.8 mg tab, 27-1 mg tab	1	Preferred	PREPLUS	OB-GYN
prenatal plus iron 29-1 mg tab	1	Preferred	PRENATABS	OB-GYN
prenatal vitamins 0.8 mg tab, 28-0.8 mg tab	1	Preferred	PRENATAL VITAMINS	OB-GYN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Vitamin K [Vitamina K]
MEPHYTOIN 5 mg tab	6	Non-Preferred
MUSCLE RELAXANTS [RELAJANTES MUSCULARES]
Antispasticity Agents [Agentes Antiespasticidad]
baclofen 10 mg tab, 20 mg tab	1	Preferred	LIORESAL
dantrolene sodium 25 mg cap, 50 mg cap	2	Preferred	DANTRIUM
dantrolene sodium 100 mg cap	3	Preferred	DANTRIUM
Skeletal Muscle Relaxants [Relajantes Musculoesqueletales]
cyclobenzaprine hcl 10 mg tab	1	Preferred	FLEXERIL
NASAL AGENTS [AGENTES NASALES]
Nasal Anticholinergics [Anticolinérgicos Nasales]
ipratropium bromide 0.03 % nasal soln	2	Non-Preferred	ATROVENT
Nasal Mast Cell Stabilizers [Estabilizadores Nasales de Mastocitos]
cromolyn sodium 5.2 mg/act nasal aerosol sol	1	Preferred	NASALCROM
Nasal Steroids [Esteroides Nasales]
fluticasone propionate 50 mcg/act nasal susp	1	Preferred	FLONASE	QL = 1 pompa / 30 días
OPHTHALMIC AGENTS [AGENTES OFTÁLMICOS]
Antiglaucoma Agents [Agentes Antiglaucoma]
brimonidine tartrate 0.2 % ophth soln	1	Preferred	ALPHAGAN
dorzolamide hcl 2 % ophth soln	1	Preferred	TRUSOPT
levobunolol hcl 0.25 % ophth soln, 0.5 % ophth soln	1	Preferred	BETAGAN
timolol maleate 0.25 % ophth soln, 0.5 % ophth soln	1	Preferred	TIMOPTIC
dorzolamide hcl-timolol mal ophth sol 22.3-6.8 mg/ml	1	Preferred	COSOPT

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
betaxolol hcl 0.5 % ophth soln	2	Non-Preferred	BETOPTIC
Miotics [Mióticos]
pilocarpine hcl 1 % ophth soln, 2 % ophth soln, 4 % ophth soln	3	Preferred	ISOPTOCARPINE
Mydriatics [Midriáticos]
atropine sulfate 1 % ophth oint, 1 % ophth soln	1	Preferred	ISO-ATROPINE
Nonsteroidal Anti-Inflammatory Agents (NSAIDs) [Anti-Inflamatorios No Esteroidales]
diclofenac sodium 0.1 % ophth soln	1	Preferred	VOLTAREN	QL = max 30 días / 365 días
ketorolac tromethamine 0.5 % ophth soln	1	Preferred	ACULAR	QL = max 30 días / 365 días
Ophthalmic Antibiotics [Antibióticos Oftálmicos]
ciprofloxacin hcl 0.3 % ophth soln	1	Preferred	CILOXAN
gentamicin sulfate 0.3 % ophth oint, 0.3 % ophth soln	1	Preferred	GARAMYCIN
ofloxacin 0.3 % ophth soln	1	Preferred	OCUFLOX
polymyxin b-trimethoprim 10000-0.1 unit/ml-% ophth soln	1	Preferred	POLYTRIM
tobramycin 0.3 % ophth soln	1	Preferred	TOBREX
bacitracin 500 unit/gm ophth oint	3	Non-Preferred	BACITRACIN
Ophthalmic Antivirals [Antivirales Oftálmicos]
trifluridine 1 % ophth soln	4	Non-Preferred	VIROPTIC	PA
Ophthalmic Prostaglandins [Prostaglandinas Oftálmicas]
latanoprost 0.005 % ophth soln	1	Preferred	XALATAN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Ophthalmic Steroids [Esteroides Oftálmicos]
neomycin -polymyxindexamethasone 3.5- 10000-0.1 ophth oint, 3.5- 10000-0.1 ophth susp	1	Preferred	MAXITROL
prednisolone acetate 1 % ophth susp	2	Preferred	PRED FORTE
prednisolone sodium phosphate 1 % ophth soln	2	Preferred	INFLAMASE
fluorometholone 0.1 % ophth susp	3	Preferred	FML LIQUIFILM
OTIC AGENTS [AGENTES OTICOS]
Miscellaneous Otic Agents [Agentes Oticos Misceláneos]
acetic acid 2 % otic soln	2	Preferred	VOSOL
Otic Antibiotics [Antibióticos Oticos]
neomycin -polymyxin-hc 1 % otic soln, 3.5-10000-1 otic soln, 3.5-10000-1 otic susp	2	Preferred	CORTISPORIN
cipro hc 0.2-1 % otic susp	1	Preferred
RESPIRATORY AGENTS [AGENTES RESPIRATORIOS]
Anticholinergic Bronchodilators [Broncodilatadores Anticolinérgicos]
ipratropium bromide 0.02 % inh soln	1	Preferred	ATROVENT
Antileukotrienes [Antileukotrienos]
montelukast sodium 10 mg tab, 4 mg tab chew, 5 mg tab chew	1	Preferred	SINGULAIR
Antitussive-Expectorant [Expectorantes Antitusivos]
benzonatate 100 mg cap	1	Preferred	TESSALON
guaifenesin-codeine 10010 mg/5ml soln	1	Preferred	CHERATUSSIN
Bronchiolitis Agents [Agentes para Bronquiolitis]
SYNAGIS 50 mg/0.5ml im soln	9	Preferred		PA, C
SYNAGIS 100 mg/ml im soln	11	Preferred		PA, C

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Inhaled Corticosteroids [Corticosteroides Inhalados]
FLOVENT DISKUS 100 mcg/blist inh aer pwdr, 250 mcg/blist inh aer pwdr, 50 mcg/blist inh aer pwdr	3	Preferred		QL = 1 pompa / 30 días, C
FLOVENT HFA 110 mcg/act inh aer, 44 mcg/act inh aer	3	Preferred		QL = 1 pompa / 30 días, C
ADVAIR DISKUS 100-50 mcg/dose inh aer pwdr, 250-50 mcg/dose inh aer pwdr	4	Preferred		QL= 1 pompa / 30 días, ST, C
ADVAIR HFA 115-21 mcg/act inh aer, 45-21 mcg/act inh aer	4	Preferred		QL= 1 pompa / 30 días, ST, C
budesonide 0.25 mg/2ml inh susp, 0.5 mg/2ml inh susp	4	Non-Preferred	PULMICORT	AL ≤ 12 años
budesonide 1mg/2ml inh susp	8	Non-Preferred	PULMICORT	AL ≤ 12 años
FLOVENT HFA 220 mcg/act inh aer	4	Preferred		QL= 1 pompa / 30 días, C
ADVAIR DISKUS 500-50 mcg/dose inh aer pwdr	5	Preferred		QL= 1 pompa / 30 días, ST, C
ADVAIR HFA 230-21 mcg/act inh aer	5	Preferred		QL= 1 pompa / 30 días, ST, C
Nonsedating Histamine1 Blocking Agents [Bloqueadores de Histamina1 No-Sedantes]
cetirizine HCl oral soln 1 MG/ML (5 MG/5ML)	1	Preferred	ZYRTEC	OTC
loratadine 5 mg/5ml soln, 5 mg/5ml syr	1	Preferred	CLARITIN	OTC
loratadine 10 mg tab	1	Preferred	CLARITIN	OTC
Phosphodiesterase Inhibitors [Inhibidores de la Fosfodiesterasa]
theophylline er 100 mg tab er 12 hr, 200 mg tab er 12 hr, 300 mg tab er 12 hr, 450 mg tab er 12 hr	1	Preferred	THEO-DUR

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

SALUD FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos /Límites]
Sympathomimetic Bronchodilators [Broncodilatadores Simpatomiméticos]
albuterol sulfate (2.5 mg/3ml) 0.083% inh neb soln, (5 mg/ml) 0.5% inh neb soln, 2 mg/5ml syr	1	Preferred	ALBUTEROL
terbutaline sulfate 2.5 mg tab, 5 mg tab	1	Preferred	BRETHINE
VENTOLIN HFA 108 (90 base) mcg/act inh aer	2	Preferred		QL = 1 pompa / 30 días, C
RHEUMATOID ARTHRITIS AGENTS [AGENTES PARA ARTRITIS REUMATOIDE]
Immunomodulators (TNF And Non-TNF) [Inmunomoduladores (TNF Y No-TNF)]
ENBREL 25 mg sc kit, 25mg/0.5ml sc sol	8	Preferred		PA, C
ENBREL 50mg/ml sc sol	9	Preferred		PA, C
ORENCIA 125 mg/ml subcutaneous solution prefilled syringe, 125 mg/ml ClickJect sc sol Autoinjector	10	Preferred		PA, C
HUMIRA 10 mg/ 0.2ml sc kit, 20 mg/0.4ml sc kit, 40 mg/0.8ml sc kit	11	Preferred		PA, C
REMICADE 100 mg iv soln	13	Preferred		PA, C
Non-Biologic Agents [Agentes No-Biológicos]
methotrexate 2.5 mg tab	2	Preferred	METHOTREXATE
leflunomide 10 mg tab, 20 mg tab	4	Non-Preferred	ARAVA	PA
DEPEN TITRATABS 250 mg tab	25	Preferred		PA

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización           Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age           Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 16 for monthly net cost range [Ver página 16 Página de 67 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/18/2017

ASES

Puerto Rico Healthcare Insurance Administration

Mental Health

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

a.	Contraindication to the drug(s) included in the FDC;
b.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
c.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
d.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

SALUD MENTAL

GOVERNMENT HEALTHCARE PLAN

FORMULARY OF DRUGS COVERED BY THE GHP (FDC)

2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	5

MONTHLY NET COST RANGE	5

GENERIC DRUGS	6

ANTI-ADDICTION AGENTS	8

Opioid Antagonist	8

Detox Treatment	8

ANTIANXIETY AGENTS	8

Benzodiazepines	8

Sedating Histamine 1 Blocking Agents	8

ANTIDEPRESSANTS	9

Miscellaneous Antidepressants	9

Serotonin and/or Norepinephrine Modulators	9

Tricyclic Agents	10

ANTIPARKINSON AGENTS	10

ANTIPSYCHOTICS	10

Atypical - Second Generation	10

Typical - First Generation	11

MOOD STABILIZERS	12

Bipolar Agents	12

PSYCHOSTIMULANTS	13

ADHD Amphetamines	13

ADHD Non-Amphetamines	14

SLEEP DISORDER AGENTS	14

Benzodiazepines	14

Miscellaneous Sleep Disorder Agents	14

SALUD MENTAL

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANTI-ADDICTION AGENTS
Opioid Antagonist
buprenorphine hcl 2 mg tab subl, 8 mg tab subl	3	Preferred	SUBUTEX	PA
SUBOXONE subl film 2-0.5 mg, 8-2 mg, 4-1 mg, 12-3 mg	4	Preferred		PA, C
Detox Treatment
b-1 100 mg tab	1	Preferred	THIAMINE	QL
clonidine hcl 0.1 mg tab	1	Preferred	CATAPRESS
folic acid 1 mg tab, 400 mcg tab, 800 mcg tab	1	Preferred	FOLIC ACID	QL, OTC
ibuprofen 800 mg tab	1	Preferred	MOTRIN	QL
loperamide hcl 2 mg cap	1	Preferred	IMODIUM	QL

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

SALUD MENTAL

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

SALUD MENTAL

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANTI-ADDICTION AGENTS [AGENTES CONTRA LA ADDICIÓN]
Opioid Antagonist [Antagonistas De Opioides]
buprenorphine hcl 2 mg tab subl, 8 mg tab subl	3	Preferred	SUBUTEX	PA
SUBOXONE subl film 2-0.5 mg, 8-2 mg, 4-1 mg, 12-3 mg	4	Preferred		PA, C
Detox Treatment [Tratamiento De Detox]
b-1 100 mg tab	1	Preferred	THIAMINE	QL
clonidine hcl 0.1 mg tab	1	Preferred	CATAPRESS
folic acid 1 mg tab	1	Preferred	FOLIC ACID	QL
ibuprofen 800 mg tab	1	Preferred	MOTRIN	QL
loperamide hcl 2 mg cap	1	Preferred	IMODIUM	QL
ANTIANXIETY AGENTS [AGENTES PARA LA ANXIEDAD]
Benzodiazepines [Benzodiazepinas]
clonazepam 0.5 mg tab, 1 mg tab, 2mg tab	1	Preferred	KLONOPIN
diazepam 10 mg tab, 2 mg tab, 5 mg tab	1	Preferred	VALIUM
lorazepam 0.5 mg tab, 1 mg tab	1	Preferred	ATIVAN
diazepam 1 mg/ml soln	2	Non-Preferred	VALIUM
DIAZEPAM INTENSOL 5 mg/ml oral conc	2	Non-Preferred
lorazepam 2 mg/ml oral conc	2	Non-Preferred	ATIVAN
Sedating Histamine 1 Blocking Agents [Sedantes Bloqueadores Histamine 1]
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANTIDEPRESSANTS [ANTIDEPRESIVOS]
		Miscellaneous Antidepressants
[Antidepresivos Misceláneos]
bupropion hcl 75 mg tab	1	Preferred	WELLBUTRIN
bupropion hcl er (sr) 100 mg tab er 12 hr, 150 mg tab er 12 hr, 200 mg tab er 12 hr	1	Preferred	WELLBUTRIN SR
escitalopram oxalate 5mg tab, 10 mg tab, 20 mg tab	1	Preferred	LEXAPRO
mirtazapine 15 mg tab, 30 mg tab, 45 mg tab, 7.5 mg tab	1	Preferred	REMERON
trazodone hcl 100 mg tab, 150 mg tab, 50 mg tab	1	Preferred	DESYREL
bupropion hcl 100 mg tab	2	Non-Preferred	WELLBUTRIN
bupropion hcl er (xl) 150 mg tab er 24 hr, 300 mg tab er 24 hr	2	Non-Preferred	WELLBUTRIN XL
mirtazapine 15 mg odt, 30 mg odt, 45 mg odt	3	Non-Preferred	REMERON
Serotonin and/or Norepinephrine Modulators [Moduladores De Serotonina y/o Norepinefrina]

citalopram hydrobromide 10 mg tab, 20 mg tab, 40 mg tab	1	Preferred	CELEXA
fluoxetine hcl 10 mg cap, 20 mg cap	1	Preferred	PROZAC
paroxetine hcl 10 mg tab, 20 mg tab, 30 mg tab, 40 mg tab	1	Preferred	PAXIL
sertraline hcl 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	ZOLOFT
sertraline hcl oral concentrate 20 mg/ml	2	Non-Preferred	ZOLOFT

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
venlafaxine hcl 100mg tab, 25mg tab, 37.5mg tab, 50mg tab, 75mg tab	1	Preferred	EFFEXOR
venlafaxine hcl er 150 mg cap er 24 hr, 37.5 mg cap er 24 hr, 75 mg cap er 24 hr	1	Preferred	EFFEXOR XR
duloxetine 20 mg cap, 30 mg cap, 60 mg cap	2	Non-Preferred	CYMBALTA
Tricyclic Agents [Tricíclicos]
amitriptyline hcl 10 mg tab, 100 mg tab, 150 mg tab, 25 mg tab, 50 mg tab, 75 mg tab	1	Preferred	ELAVIL
doxepin hcl 10 mg cap, 10 mg/ml oral conc, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	SINEQUAN
imipramine hcl 10 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOFRANIL
nortriptyline hcl 10 mg cap, 10 mg/5ml soln, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	PAMELOR
doxepin hcl 100 mg cap, 150 mg cap	2	Preferred	SINEQUAN
ANTIPARKINSON AGENTS [AGENTES ANTIPARKINSON]
Anticholinergics [Anticolinérgicos]
benztropine mesylate 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	COGENTIN
ANTIPSYCHOTICS [ANTIPSICÓTICOS]
Atypical - Second Generation [Atípicos - Segunda Generación]

olanzapine 10 mg tab, 15 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 7.5 mg tab	1	Preferred	ZYPREXA
quetiapine fumarate 25 mg tab	1	Preferred	SEROQUEL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
risperidone 0.25 mg tab, 0.5 mg tab, 1 mg tab, 2 mg tab, 3 mg tab, 4 mg tab	1	Preferred	RISPERDAL
quetiapine fumarate 50 mg tab	2	Preferred	SEROQUEL
risperidone 1 mg/ml soln	2	Preferred	RISPERDAL
quetiapine fumarate 100 mg tab	3	Preferred	SEROQUEL
LATUDA 120 mg tab, 20 mg tab, 40 mg tab, 60 mg tab, 80 mg tab	4	Preferred	PA	PA, P
quetiapine fumarate 200 mg tab	4	Preferred	SEROQUEL
quetiapine fumarate 300 mg tab	5	Preferred	SEROQUEL
quetiapine fumarate 400 mg tab	6	Preferred	SEROQUEL
aripriprazole 2 mg tab, 5 mg tab, 10 mg tab, 15 mg tab, 20 mg tab, 30 mg tab	7	Non-Preferred	ABILIFY	PA
aripiprazole 1 mg/ml soln	10	Non-Preferred	ABILIFY	PA
Typical - First Generation [Típicos - Primera Generación]
fluphenazine hcl 1 mg tab, 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	PROLIXIN
haloperidol 0.5 mg tab, 1 mg tab, 2 mg tab, 2 mg/ml oral conc	1	Preferred	HALDOL
thioridazine hcl 10 mg tab, 25 mg tab, 50 mg tab	1	Preferred	MELLARIL
thiothixene 1 mg cap, 2 mg cap, 5 mg cap	1	Preferred	NAVANE
trifluoperazine hcl mg tab, 2 mg tab, 5 mg tab, 10 mg tab	2	Preferred	STELAZINE

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
chlorpromazine hcl 25 mg tab	2	Preferred	THORAZINE
haloperidol 5 mg tab	2	Preferred	HALDOL
haloperidol decanoate 50 mg/ml im soln	2	Preferred	HALDOL DECANOATE
thioridazine hcl 100 mg tab	2	Preferred	MELLARIL
thiothixene 10 mg cap	2	Preferred	NAVANE
chlorpromazine hcl 100 mg tab, 50 mg tab	3	Preferred	THORAZINE
haloperidol 10 mg tab	3	Preferred	HALDOL
haloperidol decanoate 100 mg/ml im soln	3	Preferred	HALDOL DECANOATE
chlorpromazine hcl 200 mg tab	4	Preferred	THORAZINE
haloperidol 20 mg tab	4	Preferred	HALDOL
MOOD STABILIZERS [ESTABILIZADORES DEL ÁNIMO]
Bipolar Agents [Agentes Para Bipolaridad]
divalproex sodium 125 mg tab dr, 250 mg tab dr, 500 mg tab dr	1	Preferred	DEPAKOTE
lamotrigine 100 mg tab, 150 mg tab, 200 mg tab, 25 mg tab	1	Preferred	LAMICTAL
lamotrigine chew tab 5 mg, 25 mg	3	Non-Preferred	LAMICTAL
lithium carbonate 150 mg cap, 300 mg cap, 300 mg tab, 600 mg cap	1	Preferred	LITHIUM
lithium carbonate er 300 mg tab er, 450 mg tab er	1	Preferred	LITHIUM
olanzapine 10 mg tab, 15 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 7.5 mg tab	1	Preferred	ZYPREXA
quetiapine fumarate 25 mg tab	1	Preferred	SEROQUEL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
risperidone 0.25 mg tab, 0.5 mg tab, 1 mg tab, 2 mg tab, 3 mg tab, 4 mg tab	1	Preferred	RISPERDAL
valproic acid 250 mg cap, 250 mg/5ml soln, 250 mg/5ml syr	1	Preferred	DEPAKENE
quetiapine fumarate 50 mg tab	2	Preferred	SEROQUEL
risperidone 1 mg/ml soln	2	Preferred	RISPERDAL
quetiapine fumarate 100 mg tab	3	Preferred	SEROQUEL
quetiapine fumarate 200 mg tab	4	Preferred	SEROQUEL
quetiapine fumarate 300 mg tab	5	Preferred	SEROQUEL
quetiapine fumarate 400 mg tab	6	Preferred	SEROQUEL
aripriprazole 10 mg tab, 15 mg tab, 2 mg tab, 5 mg tab, 20 mg tab, 30 mg tab	7	Non-Preferred	ABILIFY	PA
aripiprazole 1 mg/ml soln	10	Non-Preferred	ABILIFY	PA
PSYCHOSTIMULANTS [PSICOESTIMULANTES]
ADHD Amphetamines [Anfetaminas ADHD]
amphetamine - dextroamphetamine 15 mg tab, 30 mg tab	2	Preferred	ADDERALL	AL 4-20años
amphetamine- dextroamphetamine 10 mg tab, 12.5 mg tab, 20 mg tab, 5 mg tab, 7.5 mg tab	3	Preferred	ADDERALL	AL 4-20 años
dextroamphetamine sulfate 10 mg tab, 5 mg tab	3	Preferred	DEXEDRINE	AL 4-20 años
dextroamphetamine sulfate er 5 mg cap er 24 hr, 10 mg cap er 24 hr	4	Non-Preferred	DEXEDRINE SR	AL 4-20 años

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 1 de mayo de 2017

SALUD MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
dextroamphetamine sulfate er 15 mg cap er 24 hr	5	Non-Preferred	DEXEDRINE SR	AL 4-20 años
DYANAVEL XR oral susp. er 2.5 mg/ mL	4	Non-Preferred	DYANAVEL XR	PA, AL 6-20 años
ADHD Non-Amphetamines [No-Anfetaminas ADHD]
clonidine hcl 0.1 mg tab	1	Preferred	CATAPRESS
dexmethylphenidate hcl 2.5 mg tab, 5 mg tab	2	Preferred	FOCALIN	AL 6-20 años
methylphenidate hcl 5 mg tab	2	Preferred	RITALIN	AL 6-20 años
dexmethylphenidate hcl 10 mg tab	3	Preferred	FOCALIN	AL 6-20 años
methylphenidate hcl 10 mg tab, 20 mg tab	3	Preferred	RITALIN	AL 6-20 años
methylphenidate soln 5mg/5ml, 10 mg/5ml		Non-Preferred	METHYLIN
STRATTERA 10 mg cap, 100 mg cap, 18 mg cap, 25 mg cap, 40 mg cap, 60 mg cap, 80 mg cap	4	Preferred		PA, AL 6-20 años, P
SLEEP DISORDER AGENTS [DESORDENES DEL SUEÑO]
		Benzodiazepines [Benzodiazepinas]
flurazepam hcl 15 mg cap, 30 mg cap	1	Preferred	DALMANE
temazepam 15 mg cap, 30 mg cap	1	Preferred	RESTORIL
Miscellaneous Sleep Disorder Agents [Agentes Misceláneos Desordenes Del Sueño]
doxepin hcl 10 mg cap, 10 mg/ml oral conc, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	SINEQUAN
zolpidem tartrate 10 mg tab, 5 mg tab	1	Preferred	AMBIEN

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

A
ABILIFY	14, 17
amitriptyline hcl	12
amphetamine-dextroamphetamine	17

B
b-1	9
benztropine mesylate	13
buprenorphine hcl	9
bupropion hcl	10, 11
bupropion hcl er (sr)	10
bupropion hcl er (xl)	11

C
chlorpromazine hcl	14, 15
citalopram hydrobromide	11
clonazepam	9
clonidine hcl	9, 18

D
dexmethylphenidate hcl	18
dextroamphetamine sulfate	18
dextroamphetamine sulfate er	18
diazepam	9, 10
DIAZEPAM INTENSOL	10
divalproex sodium	15
doxepin hcl.	12, 19
DYANAVEL XR	18

E
escitalopram	10

F
fluoxetine hcl	11
fluphenazine hcl	14
flurazepam hcl	19
folic acid	9

H
haloperidol	14, 15
haloperidol decanoate	15
hydroxyzine pamoate	10
I
Ibuprofen	9
imipramine hcl	12

L
lamotrigine	16
lamotrigine chew tab	16
LATUDA	13
lithium carbonate	16
lithium carbonate er	16
loperamide hcl	9
lorazepam	10

M
methylphenidate hcl	18
methylphenidate soln	18
mirtazapine	10, 11

N

nortriptyline hcl	12

O
olanzapine	13, 16

P
paroxetine hcl	11

Q
quetiapine fumarate	13, 14, 16, 17

R
risperidone	13, 16, 17

S
sertraline hcl	11
sertraline hcl oral concentrate .	11
STRATTERA	19
SUBOXONE	9

T
temazepam	19
thioridazine hcl	14, 15
thiothixene	14, 15
trazodone hcl	11

V
valproic acid	16
venlafaxine hcl	12
venlafaxine hcl er	12

Z
zolpidem tartrate	19

ASES

Puerto Rico Healthcare Insurance Administration

Sub-formulary of

Physical Health

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE

OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

a.	Contraindication to the drug(s) included in the FDC;
b.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
c.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
d.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordnce with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Adminitration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

K.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

SUB FÍSICA

GOVERNMENT HEALTHCARE PLAN

FORMULARY OF DRUGS COVERED BY THE GHP (FDC)

2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES	11
MONTHLY NET COST RANGE	12
GENERIC DRUGS	12
ANALGESICS	13
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)	13
Short-Acting Opioid Analgesics	13
ANESTHETICS	14
Local Anesthetics	14
ANTIBACTERIALS	14
First Generation Cephalosporins	14
Macrolides	14
Miscellaneous Antibacterials	14
Penicillins	15
Quinolones	15
Second Generation Cephalosporins	16
Sulfonamides	16
Third Generation Cephalosporins	16
ANTICONVULSANTS	16

SUB FÍSICA

Anticonvulsants	16
ANTIDEMENTIA AGENTS	17
Cholinesterase Inhibitors	17
ANTIDEPRESSANTS	17
Monoamine Oxidase (Mao) Inhibitors	17
ANTIDIABETIC AGENTS	17
Alpha-Glucosidase Inhibitors	17
Biguanides	17
Dipeptidyl Peptidase-4 (Dpp-4) Inhibitors	18
Insulin Mixtures	18
Insulin Sensitizing Agents	18
Intermediate-Acting Insulins	18
Short-Acting Insulins	18
Sulfonylureas	18
ANTIEMETICS	18
Miscellaneous Antiemetics	18
Phenothiazines	18
ANTIGOUT AGENTS	19
Antigout Agents	19
Uricosurics	19
ANTIHYPERTENSIVES	19
Alpha-Adrenergic Agonists	19
Alpha-Adrenergic Blocking Agents	19
Angiotensin II Receptor Blockers (Arb)	19
Angiotensin-Converting Enzyme (Ace) Inhibitors	19
Calcium Channel Blocking Agents	19
Carbonic Anhydrase Inhibitors Diuretics	20
Cardioselective Beta Blocking Agents	20
Cardioselective Beta-Adrenergic Blocking Agents	20
Loop Diuretics	20
Nonselective Beta Blocking Agents	20

SUB FÍSICA

Potassium-Sparing Diuretics	21
Thiazide Diuretics	21
Vasodilator Beta Blockers	21
Vasodilators	21
ANTIMIGRAINE AGENTS	21
Beta-Adrenergic Blocking Agents	21
ANTIMYASTHENIC AGENTS	21
Parasympathomimetics	21
ANTIMYCOBACTERIALS	22
Antituberculars	22
ANTIPARASITICS	22
Antimalarials	22
ANTIPARKINSON AGENTS	22
Antiparkinson Dopaminergics	22
Dopamine Precursors	23
Monoamine Oxidase B (Mao-B) Inhibitors	23
ANTIVIRALS	23
Anti-Cytomegalovirus (Cmv) Agents	23
Antiherpetic Agents	23
Anti-Influenza Agents	23
BENIGN PROSTATIC HYPERTROPHY AGENTS	24
Alpha-Adrenergic Blocking Agents	24
BLOOD MODIFIERS	24
Anticoagulants	24
Colony Stimulating Factors	24
Platelet Modifying Agents	24
CARDIOVASCULAR AGENTS	24
Antiarrhythmics Class II	24
Antiarrhythmics Type I-A	25
Antiarrhythmics Type I-B	25
Antiarrhythmics Type I-C	25

SUB FÍSICA

Antiarrhythmics Type III	25
Miscellaneous Cardiovascular Agents	25
Vasodilators	25
DENTAL AND ORAL AGENTS	26
Antifungals	26
DERMATOLOGICAL AGENTS	26
Topical Antibiotics	26
DYSLIPIDEMICS	26
Bile Acid Sequestrants	26
Fibric Acid Derivatives	26
Hmg-Coa Reductase Inhibitors	26
GASTROINTESTINAL AGENTS	27
Histamine2 (H2) Receptor Antagonists	27
Miscellaneous Gastrointestinal Agents	27
Proton Pump Inhibitors	27
GENITOURINARY AGENTS	27
Miscellaneous Genitourinary Agents	27
HORMONAL AGENTS	27
Antithyroid Agents	27
Calcimimetic Agents	27
Dopamine Agonists	27
Thyroid Hormones	27
IMMUNOSUPPRESSANTS	28
Glucocorticosteroids	28
INFLAMMATORY BOWEL DISEASE	28
Aminosalicylates	28
Sulfonamides	28
MINERALS & ELECTROLYTES	28
MUSCLE RELAXANTS	28
Antispasticity Agents	28
Skeletal Muscle Relaxants	29

SUB FÍSICA

OPHTHALMIC AGENTS	29
Antiglaucoma Agents	29
Ophthalmic Antibiotics	29
Ophthalmic Prostaglandins	29
Ophthalmic Steroids	29
OTIC AGENTS	30
Miscellaneous Otic Agents	30
Otic Antibiotics	30
RESPIRATORY AGENTS	30
Anticholinergic Bronchodilators	30
Antileukotrienes	30
Antitussive-Expectorant	30
Inhaled Corticosteroids	30
Sedating Histamine1 Blocking Agents	31
Sympathomimetic Bronchodilators	31

SUB FÍSICA

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANALGESICS
Nonsteroidal Anti-Inflammatory Agents (NSAIDs)
ibuprofen 400 mg tab, 600 mg tab	1	Preferred	MOTRIN	QL = 5 days
indomethacin 25 mg cap, 50 mg cap	1	Non-preferred	INDOCIN	QL = 5 days
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN	QL = 5 days
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL = 5 days
naproxen sodium 275 mg tab, 550 mg tab	1	Preferred	ANAPROX	QL = 5 days
salsalate 500 mg tab, 750 mg tab	1	Preferred	DISALCID	QL = 5 days
indomethacin er 75 mg cap er	2	Non- preferred	INDOCIN	QL = 5 days

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

SUB FÍSICA

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANALGESICS [ANALG ÉSICOS]
Nonsteroidal Anti-Inflammatory Agents (NSAIDs) [Anti-Inflamatorios No Esteroidales]
ibuprofen 400 mg tab, 600 mg tab	1	Preferred	MOTRIN	QL=5 días
nabumetone 500 mg tab, 750 mg tab	1	Preferred	RELAFEN	QL=5 días
naproxen 250 mg tab, 375 mg tab, 500 mg tab	1	Preferred	NAPROSYN	QL=15 días No repeticiones
salsalate 500 mg tab, 750 mg tab	1	Preferred	DISALCID	QL=5 días
indomethacin 25 mg cap, 50 mg cap	1	Non-Preferred	INDOCIN
Short-Acting Opioid Analgesics [Analgésicos Opiodes De Corta Duración]
acetaminophen -codeine 120-12 mg/5ml soln, 300-15 mg tab, 300-30 mg tab, 300- 60 mg tab	1	Preferred	TYLENOL- CODEINE	QL=5 días
acetaminophen-codeine #2 300-15 mg tab	1	Preferred	TYLENOL- CODEINE	QL=5 días
acetaminophen-codeine #3 300-30 mg tab	1	Preferred	TYLENOL- CODEINE	QL=5 días
acetaminophen-codeine #4 300-60 mg tab	1	Preferred	TYLENOL- CODEINE	QL=5 días
butalbital-apap-caffeine 50325-40 mg tab	1	Preferred	FIORICET	QL=5 días
tramadol hcl 50 mg tab	1	Preferred	ULTRAM	QL=5 días
butalbital-apap-caffeine 50325-40 mg cap	2	Preferred	FIORICET	QL=5 días
margesic 50-325-40 mg cap	2	Preferred	FIORICET	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9  para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANESTHETICS [ANESTÉSICOS]
Local Anesthetics [Anestésicos Locales]
lidocaine viscous 2 % mouth/throat soln	1	Preferred	XYLOCAINE	QL=5 días
ANTIBACTERIALS [ANTIBACTERIANOS]
First Generation Cephalosporins [Cefalosporinas De Primera Generación]
cephalexin 125 mg/5ml susp, 250 mg cap, 500 mg cap	1	Preferred	KEFLEX	QL=5 días
cefadroxil 250 mg/5ml susp	2	Non-Preferred	DURICEF	QL=5 días, AL 012 años
cephalexin 250 mg/5ml susp	2	Preferred	KEFLEX	QL=5 días
cefadroxil 500 mg/5ml susp	3	Non-Preferred	DURICEF	QL=5 días, AL 0-12 años
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX	QL=5 días
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX	QL=5 días
clarithromycin 125 mg/5ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN	QL=5 días
clarithromycin 250 mg/5ml susp	3	Preferred	BIAXIN	QL=5 días
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB	QL=5 días
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.	QL=5 días
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred		QL=5 días
Miscellaneous Antibacterials [Antibacterianos Misceláneos]
clindamycin hcl 150 mg cap, 300 mg cap, 75 mg cap	1	Preferred	CLEOCIN	QL=5 días
MACRODANTIN 25 mg cap	1	Preferred		QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Cost Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
metronidazole 250 mg tab, 500 mg tab	1	Preferred	FLAGYL	QL=5 días
nitrofurantoin macrocrystal 50 mg cap	1	Preferred	MACRODANTIN	QL=5 días
nitrofurantoin macrocrystal 100 mg cap	2	Preferred	MACRODANTIN	QL=5 días
nitrofurantoin monohyd macro 100 mg cap	2	Preferred	MACROBID	QL=5 días
		Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp, 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL	QL=5 días
amoxicillin-pot clavulanate 200-28.5 mg/5ml susp, 40057 mg/5ml susp, 500-125 mg tab, 600-42.9 mg/5ml susp, 875-125 mg tab	1	Preferred	AUGMENTIN	QL=5 días
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN	QL=5 días
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS	QL=5 días
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN	QL=5 días
		Quinolones [Quinolonas]
ciprofloxacin hcl 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	CIPRO	QL=5 días
levofloxacin 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	LEVAQUIN	QL=5 días
ciprofloxacin 500 mg/5ml (10%) susp	3	Preferred	CIPRO	QL=5 días
ciprofloxacin 250 mg/5ml (5%) susp	4	Preferred	CIPRO	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Second Generation Cephalosporins [Cefalosporinas De Segunda Generación]
cefaclor 250 mg cap, 500 mg cap	2	Preferred	CECLOR	QL=5 días
cefprozil 125 mg/5ml susp, 250 mg tab, 250 mg/5ml susp, 500 mg tab	2	Preferred	CEFZIL	QL=5 días
Sulfonamides [Sulfonamidas]
sulfamethoxazole-tmp ds 800-160 mg tab	1	Preferred	SEPTRA	QL=5 días
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA	QL=5 días
Third Generation Cephalosporins [Cefalosporinas De Tercera Generación]
cefdinir 125 mg/5ml susp, 300 mg cap	2	Preferred	OMNICEF	QL=5 días
cefdinir 250 mg/5ml susp	3	Preferred	OMNICEF	QL=5 días
ANTICONVULSANTS [ANTICONVULSIVANTES]
Anticonvulsants [Anticonvulsivantes]
carbamazepine 100 mg tab chew, 200 mg tab	1	Preferred	TEGRETOL	QL=5 días
gabapentin 100 mg cap, 300 mg cap, 400 mg cap, 600 mg tab, 800 mg tab	1	Preferred	NEURONTIN	QL=5 días
levetiracetam 250 mg tab, 500 mg tab	1	Preferred	KEPPRA	QL=5 días
oxcarbazepine 150 mg tab	1	Preferred	TRILEPTAL	QL=5 días
phenobarbital 100 mg tab, 15 mg tab, 16.2 mg tab, 30 mg tab, 32.4 mg tab, 60 mg tab, 64.8 mg tab, 97.2 mg tab	1	Preferred	PHENOBARBITAL	QL=5 días
primidone 250 mg tab, 50 mg tab	1	Preferred	MYSOLINE	QL=5 días
topiramate 100 mg tab, 200 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOPAMAX	QL=5 días
DILANTIN 30 mg cap	2	Preferred		QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
levetiracetam 1000 mg tab, 750 mg tab	2	Preferred	KEPPRA	QL=5 días
oxcarbazepine 300 mg tab, 600 mg tab	2	Preferred	TRILEPTAL	QL=5 días
phenytoin 125 mg/5ml susp, 50 mg tab chew	2	Preferred	DILANTIN	QL=5 días
phenytoin sodium extended 100 mg cap, 200 mg cap, 300 mg cap	2	Preferred	DILANTIN	QL=5 días
phenytoin sodium extended 100 mg cap, 200 mg cap, 300 mg cap	2	Preferred	DILANTIN	QL=5 días
ethosuximide 250 mg cap, 250 mg/5ml soln	3	Preferred	ZARONTIN	QL=5 días
phenobarbital 20 mg/5ml oral elix, 20 mg/5ml soln	3	Preferred	PHENOBARBITAL	QL=5 días
ANTIDEMENTIA AGENTS [AGENTES ANTIDEMENCIA]
Cholinesterase Inhibitors [Inhibidores De Colinesterasa]
donepezil hcl 10 mg tab, 5 mg tab	1	Preferred	ARICEPT	QL=5 días
rivastigmine tartrate 1.5 mg cap, 3 mg cap, 4.5 mg cap, 6 mg cap	3	Preferred	EXELON	QL=5 días
ANTIDEPRESSANTS [ANTIDEPRESIVOS]
Monoamine Oxidase (Mao) Inhibitors [Inhibidores De Mao]
selegiline hcl 5 mg tab	3	Non-Preferred	CARBEX	QL=5 días
ANTIDIABETIC AGENTS [AGENTES ANTIDIABÉTICOS]
Alpha-Glucosidase Inhibitors [Inhibidores De Alfa Glucosidasa]
acarbose 100 mg tab, 25 mg tab, 50 mg tab	2	Preferred	PRECOSE	QL=5 días
Biguanides [Biguanidas]
metformin hcl 1000 mg tab, 500 mg tab, 850 mg tab	1	Preferred	GLUCOPHAGE	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Dipeptidyl Peptidase-4 (Dpp-4) Inhibitors [Inhibidores De Dpp-4]
KOMBIGLYZE XR 2.5 -1000 mg tab er 24 hr, 5-1000 mg tab er 24 hr, 5-500 mg tab er 24 hr	3	Preferred		QL=5 días, ST, P
ONGLYZA 2.5 mg tab, 5 mg tab	3	Preferred		QL=5 días, ST, P
Insulin Mixtures [Mezclas De Insulinas]
HUMULIN 70/30 (70 -30) 100 unit/ml sc susp	2	Preferred		QL= 1 vial / 30 días, P
Insulin Sensitizing Agents [Agentes Sensibilizantes De Insulin]
pioglitazone hcl 15 mg tab, 30 mg tab, 45 mg tab	1	Preferred	ACTOS	QL=5 días
Intermediate-Acting Insulins [Insulinas De Duración Intermedia]
HUMULIN N 100 unit/ml sc QL= 1 vial / susp 2 Preferred 30 días, P
Short-Acting Insulins [Insulinas De Corta Duración]
HUMULIN R 100 unit/ml inj soln	2	Preferred		QL= 1 vial / 30 días, P
Sulfonylureas [Sulfonilureas]
glimepiride 1 mg tab, 2 mg tab, 4 mg tab	1	Preferred	AMARYL	QL=5 días
glipizide 10 mg tab, 5 mg tab	1	Preferred	GLUCOTROL	QL=5 días
ANTIEMETICS [ANTIEMÉTICOS]
Miscellaneous Antiemetics [Antieméticos Misceláneos]
metoclopramide hcl 10 mg tab, 5 mg tab, 5 mg/ml inj soln	1	Preferred	REGLAN	QL=5 días
trimethobenzamide hcl 300 mg cap	1	Preferred	TIGAN	QL=5 días
Phenothiazines [Fenotiazinas]
prochlorperazine maleate 10 mg tab, 5 mg tab	1	Preferred	COMPAZINE	QL=5 días
prochlorperazine 25 mg rect supp	4	Non-Preferred	COMPAZINE	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ANTIGOUT AGENTS [AGENTES ANTIGOTA]
Antigout Agents [Agentes Antigota]
allopurinol 100 mg tab, 300 mg tab	1	Preferred	ZYLOPRIM	QL=5 días
colchicine 0.6 mg cap	3	Preferred	MITIGARE	PA
colchicine 0.6 mg tab	3	Non-Preferred	COLCRYS	QL= 3 tab, 15días
Uricosurics [Uricosúricos]
probenecid 500 mg tab	1	Preferred	BENEMID	QL=5 días
ANTIHYPERTENSIVES [ANTIHIPERTENSIVOS]
Alpha-Adrenergic Agonists [Agonistas Alfa Adrenérgicos]
clonidine hcl 0.2 mg tab, 0.3 mg tab	1	Preferred	CATAPRESS	QL=5 días
methyldopa 250 mg tab, 500 mg tab	1	Preferred	ALDOMET	QL=5 días
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN	QL=5 días
Angiotensin II Receptor Blockers (Arb) [Antagonistas Del Receptor Angiotensina II]
losartan potassium 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	COZAAR	QL=5 días
losartan potassium-hctz 100-12.5 mg tab, 100-25 mg tab, 50-12.5 mg tab	1	Preferred	HYZAAR	QL=5 días
Angiotensin-Converting Enzyme (Ace) Inhibitors [Inhibidores De La Enzima Convertidora De Angiotensin]
lisinopril 10 mg tab, 2.5 mg tab, 20 mg tab, 30 mg tab, 40 mg tab, 5 mg tab	1	Preferred	ZESTRIL	QL=5 días
lisinopril-hydrochlorothiazide 10-12.5 mg tab, 20-12.5 mg tab, 20-25 mg tab	1	Preferred	ZESTORETIC	QL=5 días
Calcium Channel Blocking Agents [Bloqueadores De Canales De Calcio]
amlodipine besylate 10 mg tab, 2.5 mg tab, 5 mg tab	1	Preferred	NORVASC	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
diltiazem hcl 120 mg tab, 30 mg tab, 60 mg tab, 90 mg tab	1	Preferred	CARDIZEM	QL=5 días
verapamil hcl 120 mg tab, 40 mg tab, 80 mg tab	1	Preferred	CALAN	QL=5 días
Carbonic Anhydrase Inhibitors Diuretics [Diuréticos Inhibidores De Anhidrasa Carbónica]
acetazolamide 125 mg tab, 250 mg tab	3	Preferred	DIAMOX	QL=5 días
Cardioselective Beta Blocking Agents [Bloqueadores Beta Cardioselectivos]
atenolol 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TENORMIN	QL=5 días
metoprolol succinate er 25 mg tab er 24 hr, 50 mg tab er 24 hr	1	Preferred	LOPRESSOR	QL=5 días
metoprolol tartrate 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	LOPRESSOR	QL=5 días
metoprolol succinate er 100 mg tab er 24 hr, 200 mg tab er 24 hr	2	Preferred	LOPRESSOR	QL=5 días
Cardioselective Beta-Adrenergic Blocking Agents [Bloqueadores Beta-Adrenérgicos Cardioselectivos]
atenolol -chlorthalidone 10025 mg tab, 50-25 mg tab	1	Preferred	TENORETIC	QL=5 días
metoprolol- hydrochlorothiazide 50-25 mg tab	2	Non-Preferred	LOPRESSOR HCT	QL=5 días
metoprolol- hydrochlorothiazide 100-25 mg tab, 100-50 mg tab	3	Non-Preferred	LOPRESSOR HCT	QL=5 días
Loop Diuretics [Diuréticos Del Asa]
furosemide 10 mg/ml soln, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LASIX	QL=5 días
Nonselective Beta Blocking Agents [Bloqueadores Beta No-Selectivos]
propranolol hcl 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	INDERAL	QL=5 días
propranolol hcl 60 mg tab	2	Preferred	INDERAL	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Potassium-Sparing Diuretics [Diuréticos Conservadores De Potasio]
spironolactone 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	ALDACTONE	QL=5 días
triamterene-hctz 37.5-25 mg cap, 37.5-25 mg tab, 75-50 mg tab	1	Preferred	MAXZIDE	QL=5 días
Thiazide Diuretics [Diuréticos Tiazidas]
chlorothiazide 250 mg tab, 500 mg tab	1	Preferred	DIURIL	QL=5 días
chlorthalidone 25 mg tab, 50 mg tab	1	Preferred	HYGROTON	QL=5 días
DIURIL 250 mg/5ml susp	1	Preferred		QL=5 días
hydrochlorothiazide 12.5 mg tab, 25 mg tab, 50 mg tab	1	Preferred	MICROZIDE	QL=5 días
indapamide 1.25 mg tab, 2.5 mg tab	1	Preferred	LOZOL	QL=5 días
metolazone 2.5 mg tab, 5 mg tab	1	Non-Preferred	ZAROXOLYN	QL=5 días
chlorthalidone 100 mg tab	2	Preferred	HYGROTON	QL=5 días
metolazone 10 mg tab	2	Non-Preferred	ZAROXOLYN	QL=5 días
Vasodilator Beta Blockers [Bloqueadores Beta Vasodilatadores]
carvedilol 12.5 mg tab, 25 mg tab, 3.125 mg tab, 6.25 mg tab	1	Preferred	COREG	QL=5 días
Vasodilators [Vasodilatadores]
hydralazine hcl 10 mg tab, 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	APRESOLINE	QL=5 días
ANTIMIGRAINE AGENTS [AGENTES ANTIMIGRAÑA]
Beta-Adrenergic Blocking Agents [Bloqueadores Beta Adrenérgicos]
topiramate 100 mg tab, 200 mg tab, 25 mg tab, 50 mg tab 1 Preferred TOPAMAX QL=5 días
ANTIMYASTHENIC AGENTS [AGENTES ANTIMIASTÉNICOS]
Parasympathomimetics [Parasimpatomiméticos]
pyridostigmine bromide 60 mg tab	2	Preferred	MESTINON	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
pyridostigmine bromide 180 mg tab er	6	Non-Preferred	MESTINON
ANTIMYCOBACTERIALS [ANTIMICOBACTERIANOS]
Antituberculars [Antituberculosos]
isoniazid 100 mg tab, 300 mg tab	1	Preferred	ISONIAZID	QL=5 días
rifampin 150 mg cap	1	Preferred	RIFADIN	QL=5 días
pyrazinamide 500 mg tab	2	Non-Preferred	PYRAZINAMIDE	QL=5 días
rifampin 300 mg cap	2	Preferred	RIFADIN	QL=5 días
isoniazid 50 mg/5ml syr	5	Non-Preferred	ISONIAZID	QL=5 días
rifabutin 150 mg cap			MYCOBUTIN	Puerto Rico Health Department Tuberculosis Program
cycloserine 250 mg cap			SEROMYCIN
CAPASTAT SULFATE 1 gm inj
RIFAMATE 150-300 mg cap
TRECATOR 250 mg tab
ANTIPARASITICS [ANTIPARASITARIOS]
Antimalarials [Antimaláricos]
chloroquine phosphate 250 mg tab, 500 mg tab	1	Preferred	ARALEN	QL=5 días
hydroxychloroquine sulfate 200 mg tab	1	Preferred	PLAQUENIL	QL=5 días
DARAPRIM 25 mg tab	7	Non-Preferred		QL=5 días
ANTIPARKINSON AGENTS [AGENTES ANTIPARKINSON]
Antiparkinson Dopaminergics [Dopaminérgicos Antiparkinson]
amantadine hcl 50 mg/5ml syr	1	Preferred	SYMMETREL	QL=5 días
pramipexole dihydrochloride 0.125 mg tab, 0.25 mg tab, 0.5 mg tab, 0.75 mg tab, 1 mg tab, 1.5 mg tab	1	Preferred	MIRAPEX	QL=5 días
ropinirole hcl 0.25 mg tab, 0.5 mg tab, 1 mg tab, 3 mg tab, 4 mg tab, 5 mg tab	1	Preferred	REQUIP	QL=5 días
ropinirole hcl 2 mg tab	2	Preferred	REQUIP	QL=5 días
amantadine hcl 100 mg cap	3	Preferred	SYMMETREL	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9  para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
bromocriptine mesylate 2.5 mg tab	3	Preferred	PARLODEL	QL=5 días
carbidopa-levodopaentacapone 18.75-75-200 mg tab	4	Non-Preferred	STALEVO	QL=5 días
carbidopa-levodopaentacapone 12.5-50-200 mg tab, 25-100-200 mg tab, 31.25-125-200 mg tab, 37.5150-200 mg tab, 50-200-200 mg tab	5	Non-Preferred	STALEVO	QL=5 días
Dopamine Precursors [Precursores De Dopamina]
carbidopa -levodopa 10-100 mg tab, 25-100 mg tab	1	Preferred	SINEMET	QL=5 días
carbidopa-levodopa 25-250 mg tab	2	Preferred	SINEMET	QL=5 días
carbidopa-levodopa er 25100 mg tab er, 50-200 mg tab er	2	Preferred	SINEMET CR	QL=5 días
Monoamine Oxidase B (Mao-B) Inhibitors [Inhibidores De Mao-B]
selegiline hcl 5 mg tab	3	Preferred	CARBEX	QL=5 días
ANTIVIRALS [ANTIVIRALES]
Anti-Cytomegalovirus (Cmv) Agents [Agentes Anti-Citomegalovirus]
valganciclovir hcl 450 mg tab	13	Non-Preferred	VALCYTE	PA, QL=5 días
Antiherpetic Agents [Agentes Antiherpéticos]
acyclovir 200 mg cap, 400 mg tab, 800 mg tab	1	Preferred	ZOVIRAX	QL=5 días
acyclovir 200 mg/5ml susp	2	Preferred	ZOVIRAX	QL=5 días
Anti-Influenza Agents [Agentes Antiinfluenza]
amantadine hcl 50 mg/5ml syr	1	Preferred	SYMMETREL	QL=5 días
amantadine hcl 100 mg cap	3	Preferred	SYMMETREL	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
BENIGN PROSTATIC HYPERTROPHY AGENTS [AGENTES PARA HIPERTROFIA PROSTÁTICA BENIGNA]
Alpha-Adrenergic Blocking Agents [Bloqueadores Alfa Adrenérgicos]
terazosin hcl 1 mg cap, 10 mg cap, 2 mg cap, 5 mg cap	1	Preferred	HYTRIN	QL=5 días
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Anticoagulants [Anticoagulantes]
warfarin sodium 1 mg tab, 10 mg tab, 2 mg tab, 2.5 mg tab, 3 mg tab, 4 mg tab, 5 mg tab, 6 mg tab, 7.5 mg tab	1	Preferred	COUMADIN	QL=5 días
heparin sodium (porcine) 1000 unit/ml inj soln	2	Preferred	HEPARIN	QL=5 días
heparin sodium (porcine) 10000 unit/ml inj soln, 5000 unit/ml inj soln	3	Preferred	HEPARIN	QL=5 días
heparin sodium (porcine) pf 5000 unit/0.5ml inj soln	3	Preferred	HEPARIN	QL=5 días
heparin sodium (porcine) 2000 unit/ml iv soln	8	Preferred	HEPARIN	QL=5 días
Colony Stimulating Factors [Estimulantes Mieloides]
NEULASTA 6 mg/0.6ml sc soln	12	Preferred		PA, QL=5 días, P
NEULASTA DELIVERY KIT 6 mg/0.6ml sc soln	12	Preferred		PA, QL=5 días, P
Platelet Modifying Agents [Modificadores De Plaquetas]
cilostazol 100 mg tab, 50 mg tab	1	Preferred	PLETAL	QL=5 días
clopidogrel bisulfate 75 mg tab	1	Preferred	PLAVIX	QL=5 días
CARDIOVASCULAR AGENTS [AGENTES CARDIOVASCULARES]
Antiarrhythmics Class II [Antiarrítmicos Clase II]
propranolol hcl 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	INDERAL	QL=5 días
• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
sotalol hcl 120 mg tab, 160 mg tab, 240 mg tab, 80 mg tab	1	Preferred	BETAPACE	QL=5 días
sotalol hcl (af) 120 mg tab, 160 mg tab, 80 mg tab	1	Preferred	BETAPACE	QL=5 días
propranolol hcl 60 mg tab	2	Preferred	INDERAL	QL=5 días
Antiarrhythmics Type I-A [Antiarrítmicos Tipo I-A]
quinidine sulfate 200 mg tab, 300 mg tab	1	Preferred	QUINIDINE SULFATE	QL=5 días
quinidine gluconate er 324 mg tab er	2	Preferred	QUINAGLUTE	QL=5 días
quinidine sulfate er 300 mg tab er	2	Preferred	QUINIDINE SULFATE	QL=5 días
Antiarrhythmics Type I-B [Antiarrítmicos Tipo I-B]
mexiletine hcl 150 mg cap	2	Preferred	MEXITIL	QL=5 días
mexiletine hcl 200 mg cap	3	Preferred	MEXITIL	QL=5 días
Antiarrhythmics Type I-C [Antiarrítmicos Tipo I-C]
flecainide acetate 100 mg tab, 50 mg tab	1	Preferred	TAMBOCOR	QL=5 días
propafenone hcl 150 mg tab, 225 mg tab	1	Preferred	RYTHMOL	QL=5 días
flecainide acetate 150 mg tab	2	Preferred	TAMBOCOR	QL=5 días
propafenone hcl 300 mg tab	3	Preferred	RYTHMOL	QL=5 días
Antiarrhythmics Type III [Antiarrítmicos Tipo III]
amiodarone hcl 200 mg tab	1	Preferred	CORDARONE	QL=5 días
Miscellaneous Cardiovascular Agents [Agentes Cardiovasculares Misceláneos]
digox 125 mcg tab, 250 mcg tab	2	Preferred	LANOXIN	QL=5 días
digoxin 125 mcg tab, 250 mcg tab	2	Preferred	LANOXIN	QL=5 días
Vasodilators [Vasodilatadores]
isosorbide mononitrate 10 mg tab, 20 mg tab	1	Preferred	ISORDIL	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
isosorbide mononitrate er 120 mg tab er 24 hr, 30 mg tab er 24 hr, 60 mg tab er 24 hr	1	Preferred	IMDUR	QL=5 días
NITROSTAT 0.3 mg tab subl, 0.4 mg tab subl, 0.6 mg tab subl	1	Preferred		QL=5 días
DENTAL AND ORAL AGENTS [AGENTES DENTALES Y ORALES]
Antifungals [Antifungales]
clotrimazole 10 mg mouth/throat lozenge, 10 mg mouth/throat troche	1	Preferred	MYCELEX	QL=5 días, OTC
nystatin 100000 unit/ml mouth/throat susp, 100000 unit/ml crm	1	Preferred	NYSTATIN	QL=5 días
DERMATOLOGICAL AGENTS [AGENTES DERMATOLÓGICOS]
Topical Antibiotics [Antibióticos Tópicos]
mupirocin 2 % oint	1	Preferred	BACTROBAN	QL=5 días
silver sulfadiazine 1 % crm	1	Preferred	SILVADENE	QL=5 días
gentamicin sulfate 0.1 % crm	2	Preferred	GARAMYCIN	QL=1 frasco / 5 días
gentamicin sulfate 0.1 % oint	2	Preferred	GARAMYCIN	QL=1 tubo / 5 días
DYSLIPIDEMICS [DISLIPIDÉMICOS]
Bile Acid Sequestrants [Secuestradores De Acidos Biliares]
cholestyramine 4 gm pckt, 4 gm/dose oral pwdr	3	Preferred	QUESTRAN	QL=5 días
cholestyramine light 4 gm pckt, 4 gm/dose oral pwdr	3	Preferred	QUESTRAN	QL=5 días
Fibric Acid Derivatives [Derivados De Ácido Fíbrico]
gemfibrozil 600 mg tab	1	Preferred	LOPID	QL=5 días
Hmg-Coa Reductase Inhibitors [Inhibidores De La Hmg-Coa Reductasa]
atorvastatin calcium 10 mg tab, 20 mg tab, 40 mg tab, 80 mg tab	1	Preferred	LIPITOR	QL=5 días
simvastatin 10 mg tab, 20 mg tab, 40 mg tab, 5 mg tab	1	Preferred	ZOCOR	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
GASTROINTESTINAL AGENTS [AGENTES GASTROINTESTINALES]
Histamine2 (H2) Receptor Antagonists [Antagonistas Del Receptor De H2]
famotidine 20 mg tab, 40 mg tab	1	Preferred	PEPCID	QL=5 días
ranitidine hcl 15 mg/ml syr, 150 mg/10ml syr, 300 mg tab, 75 mg/5ml syr	1	Preferred	ZANTAC	QL=5 días
Miscellaneous Gastrointestinal Agents [Agentes Gastrointestinales Misceláneos]
ursodiol 300 mg cap	2	Preferred	ACTIGALL	PA, QL=5 días
Proton Pump Inhibitors [Inhibidores De La Bomba De Protones]
omeprazole 10 mg cap dr, 20 mg cap dr	1	Preferred	PRILOSEC	QL=5 días
GENITOURINARY AGENTS [AGENTES GENITOURINARIOS]
Miscellaneous Genitourinary Agents [Agentes Genitourinarios Misceláneos]
phenazopyridine hcl 100 mg tab, 200 mg tab	1	Preferred	PYRIDIUM	QL=3 días
HORMONAL AGENTS [AGENTES HORMONALES]
Antithyroid Agents [Agentes Antitiroide]
methimazole 10 mg tab, 5 mg tab	1	Preferred	TAPAZOLE	QL=5 días
propylthiouracil 50 mg tab	2	Preferred	PROPYLTHIOURA CIL	QL=5 días
Calcimimetic Agents [Agentes Calcimiméticos]
SENSIPAR 30 mg tab	7			PA, QL=5 días
SENSIPAR 60 mg tab	9			PA, QL=5 días
SENSIPAR 90 mg tab	10			PA, QL=5 días
Dopamine Agonists [Agonistas De Dopamina]
bromocriptine mesylate 2.5 mg tab	3	Preferred	PARLODEL	QL=5 días
Thyroid Hormones [Hormona Tiroidea]
levothyroxine sodium 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred	SYNTHROID	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
SYNTHROID 100 mcg tab, 112 mcg tab, 125 mcg tab, 137 mcg tab, 150 mcg tab, 175 mcg tab, 200 mcg tab, 25 mcg tab, 300 mcg tab, 50 mcg tab, 75 mcg tab, 88 mcg tab	1	Preferred		QL=5 días
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab, 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON	QL=5 días
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL	QL=5 días
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE	QL=5 días
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE	QL=5 días
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL	QL=5 días
INFLAMMATORY BOWEL DISEASE [ENFERMEDAD INFLAMATORIA INTESTINAL]
Aminosalicylates [Aminosalicilatos]
DELZICOL 400 mg cap dr	5	Preferred		QL=5 días, P
ASACOL HD 800 mg tab dr	6	Preferred		QL=5 días, P
Sulfonamides [Sulfonamidas]
sulfasalazine 500 mg tab, 500 mg tab dr	1	Preferred	AZULFIDINE	QL=5 días
MINERALS & ELECTROLYTES [MINERALES Y ELECTROLITOS]
MUSCLE RELAXANTS [RELAJANTES MUSCULARES]
Antispasticity Agents [Agentes Antiespasticidad]
baclofen 10 mg tab, 20 mg tab	1	Preferred	LIORESAL	QL=5 días
dantrolene sodium 25 mg cap, 50 mg cap	2	Preferred	DANTRIUM	QL=5 días

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
dantrolene sodium 100 mg cap	3	Preferred	DANTRIUM	QL=5 días
Skeletal Muscle Relaxants [Relajantes Musculoesqueletales]
cyclobenzaprine hcl 10 mg tab	1	Preferred	FLEXERIL	QL=5 días
OPHTHALMIC AGENTS [AGENTES OFTÁLMICOS]
Antiglaucoma Agents [Agentes Antiglaucoma]
brimonidine tartrate 0.2 % ophth soln	1	Preferred	ALPHAGAN	QL=1 frasco 5 ml / 15 días
dorzolamide hcl 2 % ophth soln	1	Preferred	TRUSOPT	QL=1 frasco / 30 días
levobunolol hcl 0.5 % ophth soln	1	Preferred	BETAGAN	QL=1 frasco / 15 días
levobunolol hcl 0.25 % ophth soln	1	Preferred	BETAGAN	QL=1 frasco / 15 días
timolol maleate 0.5 % ophth soln	1	Preferred	TIMOPTIC	QL=1 frasco / 30 días
timolol maleate 0.25 % ophth soln	1	Preferred	TIMOPTIC	QL=1 frasco / 25 días
dorzolamide hcl-timolol mal ophth sol 22.3-6.8 mg/ml	1	Preferred	COSOPT	QL=1 frasco / 30 días
betaxolol hcl 0.5 % ophth soln	2	Non-Preferred	BETOPTIC	QL=1 frasco / 15 días
Ophthalmic Antibiotics [Antibióticos Oftálmicos]
gentamicin sulfate 0.3 % ophth oint	1	Preferred	GARAMYCIN	QL=5 días
gentamicin sulfate 0.3 % ophth soln	1	Preferred	GARAMYCIN	QL=5 días
tobramycin 0.3 % ophth soln	1	Preferred	TOBREX	QL=1 frasco / 5 días
Ophthalmic Prostaglandins [Prostaglandinas Oftálmicas]
latanoprost 0.005 % ophth soln	1	Preferred	XALATAN	QL=1 frasco / 25 días
Ophthalmic Steroids [Esteroides Oftálmicos]
neomycin -polymyxindexamethasone 3.5-100000.1 ophth oint, 3.5-100000.1 ophth susp	1	Preferred	MAXITROL

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age  Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
prednisolone acetate 1 % ophth susp	2	Preferred	PRED FORTE	QL=1 frasco 5ml / 25 días
OTIC AGENTS [AGENTES OTICOS]
Miscellaneous Otic Agents [Agentes Oticos Misceláneos]
acetic acid 2 % otic soln	2	Preferred	VOSOL	QL= 1 frasco / 10 días
Otic Antibiotics [Antibióticos Oticos]
neomycin -polymyxin-hc 1 % otic soln, 3.5-10000-1 otic soln, 3.5-10000-1 otic susp	2	Preferred	CORTISPORIN	QL=1 frasco / 10 días
RESPIRATORY AGENTS [AGENTES RESPIRATORIOS]
Anticholinergic Bronchodilators [Broncodilatadores Anticolinérgicos]
ipratropium bromide 0.02 % inh soln	1	Non-Preferred	ATROVENT	QL=5 días
Antileukotrienes [Antileukotrienos]
montelukast sodium 10 mg tab, 4 mg tab chew, 5 mg tab chew	1	Preferred	SINGULAIR	QL=5 días
Antitussive-Expectorant [Expectorantes Antitusivos]
guaifenesin -codeine 100-10 mg/5ml soln	1	Preferred	CHERATUSSIN	QL=5 días
Inhaled Corticosteroids [Corticosteroides Inhalados]
FLOVENT DISKUS 100 mcg/blist inh aer pwdr, 250 mcg/blist inh aer pwdr, 50 mcg/blist inh aer pwdr	3	Preferred		QL=1 pompa / 30 días, P
FLOVENT HFA 110 mcg/act inh aer	3	Preferred		QL=1 pompa / 30 días, P
FLOVENT HFA 44 mcg/act inh aer	3	Preferred		QL=1 pompa / 30 días, P
budesonide 0.25 mg/2ml inh susp, 0.5 mg/2ml inh susp,	4	Non-Preferred	PULMICORT	QL=5 días, AL 012 años
budesonide 1mg/2ml inh susp	8	Non-Preferred	PULMICORT	AL 0-12 años
FLOVENT HFA 220 mcg/act inh aer	4	Preferred		QL=1 pompa / 30 días, P

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

SUB FÍSICA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Sedating Histamine1 Blocking Agents [Sedantes Bloqueadores Histamine1]
promethazine hcl 12.5 mg tab, 25 mg tab, 50 mg tab, 6.25 mg/5ml soln, 6.25 mg/5ml syr	1	Preferred	PHENERGAN	QL=5 días
Sympathomimetic Bronchodilators [Broncodilatadores Simpatomiméticos]
albuterol sulfate (2.5 mg/3ml) 0.083% inh neb soln, (5 mg/ml) 0.5% inh neb soln, 2 mg/5ml syr	1	Preferred	PROVENTIL	QL=5 días
terbutaline sulfate 2.5 mg tab, 5 mg tab	1	Preferred	BRETHINE	QL=5 días
VENTOLIN HFA 108 (90 base) mcg/act inh aer	1	Preferred		QL=1 frasco / 30 días, P

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

A
acarbose	19
acetaminophen-codeine	13
acetaminophen-codeine #2	13
acetaminophen-codeine #3	13
acetaminophen-codeine #4	13
acetazolamide	22
acetic acid	37
acyclovir	28
albuterol sulfate	38
allopurinol	21
amantadine hcl	26, 27, 28
amiodarone hcl	30
amlodipine besylate	22
amoxicillin	16
amoxicillin-pot clavulanate	16
ampicillin	16
ASACOL HD	35
atenolol .	22
atenolol-chlorthalidone	23
atorvastatin calcium	32
azithromycin	14

B
baclofen	35
betaxolol hcl	36
brimonidine tartrate	35
bromocriptine mesylate	27, 33
budesonide	38
butalbital-apap-caffeine	14

C
CAPASTAT SULFATE	26
carbamazepine ..	17
carbidopa-levodopa	27
carbidopa-levodopa er	27
carbidopa-levodopa-entacapone	27
carvedilol	24
cefaclor	17
cefadroxil	14
cefdinir	17
cefprozil	17
cephalexin	14
chloroquine phosphate	26
chlorothiazide	24
chlorthalidone	24
cholestyramine	32
cholestyramine light	32
cilostazol	29
ciprofloxacin	16, 17
ciprofloxacin hcl	16
clarithromycin	15
clindamycin hcl	15
clonidine hcl	21
clopidogrel bisulfate	29
clotrimazole	31
colchicine	21
COLCRYS	.21
cyclobenzaprine hcl	35
cycloserine	25

D
dantrolene sodium	35
DARAPRIM	26
DELZICOL	34
dexamethasone .	34
digox	30
digoxin	31
DILANTIN	18
diltiazem hcl	22
DIURIL	4
donepezil hcl	19
dorzolamide hcl	35

E
ERYTHROCIN STEARATE	15
erythromycin base	15
erythromycin ethylsuccinate .	15
ethosuximide	18

F
famotidine	32
flecainide acetate	30
FLOVENT DISKUS	37

FLOVENT HFA	37, 38
furosemide	23

G
gabapentin	17
gemfibrozil	32
gentamicin sulfate .	31, 36
glimepiride	20
glipizide	20
guaifenesin-codeine	37

H
heparin sodium (porcine)	28, 29
heparin sodium (porcine) pf	29
HUMULIN 70/30	20
HUMULIN N	20
HUMULIN R	20
hydralazine hcl	25
hydrochlorothiazide	24
hydroxychloroquine sulfate	26

I
ibuprofen	13
indapamide	24
indomethacin	13
ipratropium bromide	37
isoniazid	25
isosorbide mononitrate	31
isosorbide mononitrate er	31

K
KOMBIGLYZE XR	19

L
latanoprost	36
levetiracetam	17, 18
levobunolol hcl	35
levofloxacin	16
levothyroxine sodium .	33
lidocaine viscous	14
lisinopril	22
lisinopril-hydrochlorothiazide	22
losartan potassium	21
losartan potassium-hctz	21

M
MACRODANTIN .	15
margesic	14
MESTINON	25
metformin hcl	19
methimazole	.33
methyldopa	21
methylprednisolone	34
metoclopramide hcl	20
metolazone	24
metoprolol succinate er	22, 23
metoprolol tartrate	23
metoprolol-hydrochlorothiazide	23
metronidazole	15
mexiletine hcl	30
montelukast sodium	37
mupirocin	31

N
nabumetone	13
naproxen	13
neomycin-polymyxin-dexamethasone .	36
neomycin-polymyxin-hc	37
NEULASTA	29
NEULASTA DELIVERY KIT	29
nitrofurantoin macrocrystal	15
nitrofurantoin monohyd macro .	15
NITROSTAT	31
nystatin	31

O
omeprazole	.32
ONGLYZA	19
oxcarbazepine	18

P
penicillin v potassium .	16
phenazopyridine hcl	33
phenobarbital	18, 19
phenytoin	18
phenytoin sodium extended	18

pioglitazone hcl	20
pramipexole dihydrochloride	26
prednisolone acetate	36
prednisone	34
prednisone (pak)	34
primidone	18
probenecid	21
prochlorperazine	20
prochlorperazine maleate	20
promethazine hcl	38
propafenone hcl	30
propranolol hcl	23, 29
propylthiouracil	33
pyrazinamide	25
pyridostigmine	25
pyridostigmine bromide	25

Q
quinidine gluconate er	30
quinidine sulfate	30
quinidine sulfate er	30

R
ranitidine hcl	32
rifabutin	25
RIFAMATE	26
rifampin	25
rivastigmine tartrate	19
ropinirole hcl	26
S
salsalate	13
selegiline hcl	19, 27
SENSIPAR	33
silver sulfadiazine	31
simvastatin	32
sotalol hcl	29
sotalol hcl (af)	29
spironolactone	24
sulfamethoxazole-tmp ds	17
sulfamethoxazole-trimethoprim	17
sulfasalazine	35
SYNTHROID	34

T
terazosin hcl	21, 28
terbutaline sulfate	38
timolol maleate	36
tobramycin	36
topiramate	18, 25
tramadol hcl	14
TRECATOR	26
triamterene-hctz	24
trimethobenzamide hcl	20

U
ursodiol	32

V
valganciclovir hcl	27
VENTOLIN HFA	38
verapamil hcl	22

W
warfarin sodium	28

ASES

Puerto Rico Healthcare Insurance Administration

Sub-formulary of

Mental Health

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]

Ángela M. Ávila Marrero

Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE

OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

a.	Contraindication to the drug(s) included in the FDC;
b.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
c.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
d.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the FDC or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

SUB MENTAL

GOVERNMENT HEALTHCARE PLAN

FORMULARY OF DRUGS COVERED BY THE GHP (FDC)

2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE
OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND
REFERENCE GUIDES	7
MONTHLY NET COST RANGE	7
GENERIC DRUGS	8
ANTIANXIETY AGENTS	9
Benzodiazepines	9
Sedating Histamine 1 Blocking Agents	9
ANTIDEPRESSANTS	9
Miscellaneous Antidepressants	9
Serotonin and/or Norepinephrine Modulators	9
Tricyclic Agents	10
ANTIPARKINSON AGENTS	10
Anticholinergics	10
ANTIPSYCHOTICS	10
Atypical - Second Generation	10
Typical - First Generation	10
DETOX TREATMENT	11
Detox Treatment	11
MOOD STABILIZERS	11
Bipolar Agents	11
PSYCHOSTIMULANTS	11
ADHD Amphetamines	11
ADHD Non-Amphetamines	12
SLEEP DISORDER AGENTS	12
Benzodiazepines	12
Miscellaneous Sleep Disorder Agents	12

SUB MENTAL

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANTIANXIETY AGENTS
Benzodiazepines
diazepam 10 mg tab, 2 mg tab, 5 mg tab	1	Preferred	VALIUM	QL=5 days
lorazepam 0.5 mg tab, 1 mg tab	1	Preferred	ATIVAN	QL=5 days
Sedating Histamine 1 Blocking Agents
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL	QL=30 days
ANTIDEPRESSANTS
Miscellaneous Antidepressants
bupropion hcl 75 mg tab	1	Preferred	WELLBUTRIN	QL=30 days
bupropion hcl er (sr) 100 mg tab er 12 hr, 150 mg tab er 12 hr, 200 mg tab er 12 hr	1	Preferred	WELLBUTRIN SR	QL=30 days

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

SUB MENTAL

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización
Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL –
Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 7 for monthly net cost range [Ver de 14 página 7 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido] Revisado 5/12/2017

SUB MENTAL

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANTIANXIETY AGENTS [AGENTES PARA LA ANXIEDAD]
Benzodiazepines [Benzodiazepinas]
diazepam 10 mg tab, 2 mg tab, 5 mg tab	1	Preferred	VALIUM	QL=5 días
lorazepam 0.5 mg tab, 1 mg tab	1	Preferred	ATIVAN	QL=5 días
Sedating Histamine 1 Blocking Agents [Sedantes Bloqueadores Histamine 1]
hydroxyzine pamoate 100 mg cap, 25 mg cap, 50 mg cap	1	Preferred	VISTARIL	QL=30 días
ANTIDEPRESSANTS [ANTIDEPRESIVOS]
Miscellaneous Antidepressants [Antidepresivos Misceláneos]
bupropion hcl 75 mg tab	1	Preferred	WELLBUTRIN	QL=30 días
bupropion hcl er (sr) 100 mg tab er 12 hr, 150 mg tab er 12 hr, 200 mg tab er 12 hr	1	Preferred	WELLBUTRIN SR	QL=30 días
mirtazapine 15 mg tab, 30 mg tab, 45 mg tab, 7.5 mg tab	1	Preferred	REMERON	QL=30 días
trazodone hcl 100 mg tab, 150 mg tab, 50 mg tab	1	Preferred	DESYREL	QL=30 días
bupropion hcl 100 mg tab	2	Non-Preferred	WELLBUTRIN	QL=30 días
bupropion hcl er (xl) 150 mg tab er 24 hr, 300 mg tab er 24 hr	2	Non-Preferred	WELLBUTRIN XL	QL=30 días
mirtazapine 15 mg odt, 30 mg odt, 45 mg odt	3	Non-Preferred	REMERON	QL=30 días
Serotonin and/or Norepinephrine Modulators [Moduladores De Serotonina y/o Norepinefrina]
citalopram hydrobromide 10 mg tab, 20 mg tab, 40 mg tab	1	Preferred	CELEXA	QL=30 días
fluoxetine hcl 10 mg cap, 20 mg cap	1	Preferred	PROZAC	QL=30 días

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
paroxetine hcl 20 mg tab, 30 mg tab, 40 mg tab	1	Preferred	PAXIL	QL=30 días
sertraline hcl 100 mg tab, 25 mg tab, 50 mg tab	1	Preferred	ZOLOFT	QL=30 días
venlafaxine hcl 100 mg tab, 25 mg tab, 37.5 mg tab, 50 mg tab, 75 mg tab	1	Preferred	EFFEXOR	QL=30 días
Tricyclic Agents [Tricíclicos]
amitriptyline hcl 10 mg tab, 100 mg tab, 150 mg tab, 25 mg tab, 50 mg tab, 75 mg tab	1	Preferred	ELAVIL	QL=30 días
doxepin hcl 10 mg cap, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	SINEQUAN	QL=30 días
imipramine hcl 10 mg tab, 25 mg tab, 50 mg tab	1	Preferred	TOFRANIL	QL=30 días
nortriptyline hcl 10 mg cap, 25 mg cap, 50 mg cap, 75 mg cap	1	Preferred	PAMELOR	QL=30 días
doxepin hcl 100 mg cap, 150 mg cap	2	Preferred	SINEQUAN	QL=30 días
ANTIPARKINSON AGENTS [AGENTES ANTIPARKINSON]
Anticholinergics [Anticolinérgicos]
benztropine mesylate 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	COGENTIN	QL=30 días
ANTIPSYCHOTICS [ANTIPSICÓTICOS]
Atypical - Second Generation [Atípicos - Segunda Generación]
risperidone 0.25 mg tab, 0.5 mg tab, 1 mg tab, 2 mg tab, 3 mg tab, 4 mg tab	1	Preferred	RISPERDAL	QL=5 días
Typical - First Generation [Típicos - Primera Generación]
haloperidol 0.5 mg tab, 1 mg tab, 2 mg tab	1	Preferred	HALDOL	QL=5 días
haloperidol 5 mg tab	2	Preferred	HALDOL	QL=5 días
haloperidol 10 mg tab	3	Preferred	HALDOL	QL=5 días
haloperidol 20 mg tab	4	Preferred	HALDOL	QL=5 días

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
DETOX TREATMENT [TRATAMIENTO DE DETOX]
Detox Treatment [Tratamiento De Detox]
clonidine hcl 0.1 mg tab	1	Preferred	CATAPRESS	QL=7 días
folic acid 1 mg tab	1	Preferred	FOLIC ACID	QL=7 días
ibuprofen 800 mg tab	1	Preferred	MOTRIN	QL=7 días
loperamide hcl 2 mg cap	1	Preferred	IMODIUM	QL=7 días
vitamin b-1 100 mg tab	1	Preferred	THIAMINE	QL=7 días
MOOD STABILIZERS [ESTABILIZADORES DEL ÁNIMO]
Bipolar Agents [Agentes Para Bipolaridad]
divalproex sodium 125 mg tab dr, 250 mg tab dr, 500 mg tab dr	1	Preferred	DEPAKOTE	QL=30 días
lamotrigine 100 mg tab, 150 mg tab, 200 mg tab, 25 mg tab	1	Preferred	LAMICTAL	QL=30 días
valproic acid 250 mg cap, 250 mg/5ml soln, 250 mg/5ml syr	1	Preferred	DEPAKENE	QL=30 días
PSYCHOSTIMULANTS [PSICOESTIMULANTES]
ADHD Amphetamines [Anfetaminas ADHD]
amphetamine- dextroamphetamine 15 mg tab, 30 mg tab	2	Preferred	ADDERALL	QL=30 días, AL 4-20 años, PA ≥ 21 años
amphetaminedextroamphetamine 10 mg tab, 12.5 mg tab, 20 mg tab, 5 mg tab, 7.5 mg tab	3	Preferred	ADDERALL	QL=30 días, AL 4-20 años, PA ≥ 21 años
dextroamphetamine sulfate 10 mg tab, 5 mg tab	3	Preferred	DEXEDRINE	QL=30 días, AL 4-20 años, PA ≥ 21 años
dextroamphetamine sulfate er 5 mg cap er 24 hr, 10 mg cap er 24 hr	4	Non-Preferred	DEXEDRINE SR	QL=30 días, AL 4-20 años, PA ≥ 21 años
dextroamphetamine sulfate er 15 mg cap er 24 hr	5	Non-Preferred	DEXEDRINE SR	QL=30 días, AL 4-20 años, PA ≥ 21 años
DYANAVEL XR oral susp. er 2.5 mg/ mL	4	Non-Preferred	DYANAVEL XR	PA, AL 6-20 años

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ADHD Non-Amphetamines [No-Anfetaminas ADHD]
clonidine hcl 0.1 mg tab	1	Preferred	CATAPRESS	QL=7 días
dexmethylphenidate hcl 2.5 mg tab, 5 mg tab	2	Preferred	FOCALIN	QL=30 días, AL 6-20 años, PA ≥ 21 años
methylphenidate hcl 5 mg tab	2	Preferred	RITALIN	QL=30 días, AL 6-20 años, PA ≥ 21 años
dexmethylphenidate hcl 10 mg tab	3	Preferred	FOCALIN	QL=30 días, AL 6-20 años, PA ≥ 21 años
methylphenidate hcl 10 mg tab, 20 mg tab	3	Preferred	RITALIN	QL=30 días, AL 6-20 años, PA ≥ 21 años
STRATTERA 10 mg cap, 100 mg cap, 18 mg cap, 25 mg cap, 40 mg cap, 60 mg cap, 80 mg cap	4	Preferred		PA, QL=30 días, AL 6-20 años, PA ≥ 21 años, P
SLEEP DISORDER AGENTS [DESORDENES DEL SUEÑO]
Benzodiazepines [Benzodiazepinas]
flurazepam hcl 15 mg cap, 30 mg cap	1	Preferred	DALMANE	QL=5 días
temazepam 15 mg cap, 30 mg cap	1	Preferred	RESTORIL	QL=5 días
Miscellaneous Sleep Disorder Agents [Agentes Misceláneos Desordenes Del Sueño]
zolpidem tartrate 10 mg tab, 5 mg tab	1	Preferred	AMBIEN	QL=5 días

A
amitriptyline hcl	10
amphetamine-dextroamphetamine	11

B
benztropine mesylate	10
bupropion hcl	9
bupropion hcl er (sr)	9
bupropion hcl er (xl)	9

C
citalopram hydrobromide	9
clonidine hcl	11, 12

D
dexmethylphenidate hcl	12
dextroamphetamine sulfate	12
dextroamphetamine sulfate er	12
diazepam	9
divalproex sodium	11
doxepin hcl	10
DYANAVEL XR	12

F
fluoxetine hcl	10
flurazepam hcl	12
folic acid	11

H
haloperidol	11
hydroxyzine pamoate	9

I
ibuprofen	11
imipramine hcl	10

L
lamotrigine	11
loperamide hcl	11
lorazepam	9
M
methylphenidate hcl	12
mirtazapine	9

N
nortriptyline hcl	10

P
paroxetine hcl	10

R
risperidone	10

S
sertraline hcl	10
STRATTERA	12

T
temazepam	12
trazodone hcl	9

V
valproic acid	11
venlafaxine hcl	10
vitamin b-1	11

Z
zolpidem tartrate	13

ASES

Puerto Rico Healthcare Insurance Administration

HIV-AIDS

2017

Formulary of Drugs Covered by

the Government Healthcare Plan (GHP)

Authorized by the P.R. Elections Commission CEE-SA-16-2732

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor
Healthcare Insurance Administration	Ms. Ángela M. Ávila Marrero Executive Director

May 1, 2017

TO ALL GOVERNMENT HEALTHCARE PLAN (GHP) PROVIDERS

Dear provider:

I am pleased to submit to you the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health, as well as its corresponding sub-formularies. The FDC supports healthcare under the new integrated services model of the Government Healthcare Plan, which has been in effect since April 1, 2015.

The Physical Health FDC includes: Dental, Nephrology, Ob-gyn, Oncology, Integrated Emergency Formulary, HIV-AIDS, and Sub-physical. Moreover, the Mental Health FDC also has a Sub-formulary. The Mental Health FDC will be used by contracted psychiatrists and by physicians contracted by facilities devoted to Mental Health treatment. The Mental Health Sub-formulary will be used by participating primary care physicians (PCPs) in Primary Care Medical Groups.

The drugs included in the FDC have been evaluated and approved by the Pharmacy and Therapeutics Committee of the Healthcare Insurance Administration (ASES, Spanish acronym) constituted by primary care physicians and clinical pharmacists. This committee meets periodically to evaluate the therapeutic classes and make recommendations based on clinical aspects. The FDC is a dynamic document that can undergo changes, of which you will be informed periodically by means of Regulatory Letters.

I urge you to keep this guide for future reference. It is also available on our webpage, www.asespr.org.

Cordially,

[signed]

Ángela M. Ávila Marrero

Executive Director

PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE

OF THE GOVERNMENT HEALTHCARE PLAN (GHP)

1.	Drug Formulary

The Healthcare Insurance Administration (ASES, Spanish acronym) is the agency responsible for establishing and reviewing the Formulary of Drugs Covered by the GHP (FDC) for Physical and Mental Health. For these purposes, ASES has established a Pharmacy and Therapeutics Committee that evaluates physical and mental health drugs. The Committee is constituted by healthcare professionals, including primary care physicians, psychiatrists, and licensed pharmacists. The Committee meets periodically to evaluate the various therapeutic classes and make recommendations to ASES for the drug formulary based on scientific evidence, clinical aspects, and a cost-effectiveness analysis.

The Formulary of Drugs Covered by the GHP (FDC) will serve as a guide in the provision of drugs under the prescription drug coverage. The purpose of the FDC is to improve, update, and procure a cost-effective use of drugs under the GHP coverage.

ASES designs and updates the Formulary of Drugs Covered by the GHP through its Pharmacy Program Administrator or PPA based on the most recent clinical evidence. Said formulary is the official formulary of the program from which drugs must be prescribed to GHP beneficiaries.

Non-formulary drugs may only be used in exceptional cases through the Exception Process that we will explain in point number 2.

2.	Exception Process

In the case of patients who need a drug that is not included in the FDC, healthcare service providers and, as applicable, insurance companies must use the process described below to obtain approval of the drug by exception. This procedure will consider the particular merits of each case, which may include:

a.	Contraindication to the drug(s) included in the FDC;
b.	History of a clinically significant adverse reaction to the drug(s) included in the FDC;
c.	Evidence of therapeutic failure of all alternatives available in the FDC; and/or
d.	Lack of a therapeutic alternative in the FDC.

This exception process requires a clinical justification that is duly documented by the service provider with the clinical reasons justifying the use of a non-formulary drug, which will be evaluated on a case-by-case basis by a clinical team at the insurance company(ies) contracted by ASES.

3.	Other Aspects of the Prescription Drug Coverage

A.	The prescription drug coverage of the GHP establishes that using generic bioequivalent products as the first option is mandatory.

B.
Insurance companies or the TPA (Third Party Administrator) and healthcare service providers will only process their prescription drug claims through the Pharmacy Benefit Manager or PBM contracted by ASES.

C.
ASES has an active process to continually review the prescription drug coverage in accordance with changes or advances in medical practice standards in relation to an illness or treatment area. It also evaluates new drugs to decide if they should be included. Because of the dynamic nature of this process, ASES may require that drugs be included in or excluded from the FDC at any time, taking the necessary measures to inform beneficiaries and medical providers about the changes to guarantee a transition process that will safeguard adequate access to services and maintain continuity of care.

D.
No entity contracted by ASES or by healthcare companies or organizations (for example, primary care medical groups, independent providers, specialists, among others) may use a formulary other than the PDL or create an internal drug formulary different than the formularies established by ASES. Furthermore, they may not limit the drugs included in the ASES FDC in any way contrary to the provisions in the contract between ASES and the contracted entities or in this coverage. Insurance companies will be responsible for supervising their providers and employees with regard to their compliance with these provisions.

E.	The maximum supply dispensed for acute conditions will cover a fifteen (15) day therapy. The treatment period may be extended, as applicable, when medically necessary.

F.
The maximum supply dispensed for chronic conditions (maintenance drugs) will cover a thirty (30) day therapy with three refills or ninety (90) days, except at the start of the therapy when, at the physician’s discretion, a minimum of fifteen (15) days may be prescribed with the purpose of reevaluating adherence and tolerance. The Government Healthcare Plan has decided that one prescription and a maximum of five (5) refills will be covered. Drug prescriptions will be valid for twelve (12) months, except in the case of narcotics, which will be dispensed only one (1) time, without refills. Drugs requiring preauthorization (PA) will be approved for a maximum of six (6) months. Physicians must reevaluate the pharmacotherapy in terms of adherence, tolerance, and dosage within ninety (90) days after the maintenance drug has been prescribed. Changes in dosage will not require preauthorization. Changes in the drug(s) used may require preauthorization.

G.	ASES requires the use of generic bioequivalent drugs approved by the Food and Drug Administration (FDA) coded as “AB” and those authorized under applicable local regulations in Puerto Rico.

H.
The lack of appropriate bioequivalent drug inventories does not exempt providers from dispensing the prescribed drug or entail any additional payment by the beneficiary. As a general rule, generic bioequivalent drugs must be dispensed only as long as there is a generic bioequivalent for the corresponding brand-name drug, unless, in spite of the fact that there is a generic bioequivalent, ASES decides to cover the brand-name drug or both, in which case it will usually be managed by means of the exception mechanism.

I.	Drug prescriptions will be filled by a pharmacy contracted by the PBM that is duly authorized under the law of the Commonwealth of Puerto Rico and has been freely chosen by the beneficiary.

J.
The right to freedom of choice requires the availability of a pharmacy that is reasonably accessible to each insured. The PBM is the entity in charge of contracting the pharmacy network according to the terms specified by ASES.

Prescription drugs must be delivered after the date and time when the beneficiary presents the prescription or when an electronic prescription is received at the pharmacy. Drugs must be dispensed within no more than 72 hours. Drugs requiring a PA must be approved within 72 hours, except for expedited PAs, which must be processed within 24 hours. If a drug is not available at the pharmacy, the insured must have the option of requesting the prescription to have it filled at another pharmacy; in the case of electronic prescriptions, the insured must contact his or her physician to have the prescription sent to another pharmacy of his or her choice.

4.	Emergency Rule

The products that appear in the Integrated Emergency Formulary (IEF) will be dispensed for five (5) business days, except as otherwise specified.

The same thing applies to analgesics, narcotics, combination drugs, and nonsteroidal anti-inflammatory drugs, which will also be dispensed in amounts sufficient for five (5) business days.

Beneficiaries who have not been admitted into a hospital institution must visit their primary care physician for continuity of treatment, including pharmacotherapy. We would like to remind you that the GHP model is a coordinated care plan. We also recommend that you verify that the products prescribed in an emergency room are included in the IEF.

If you have any questions about the prescription drug coverage, you may contact the insurance company contracted by ASES in your region and/or the Pharmacy Benefit Manager (PBM) contracted by ASES.

de mayo de 2017

VIH-SIDA

GOVERNMENT HEALTHCARE PLAN

FORMULARY OF DRUGS COVERED BY THE GHP (FDC)

2017

GENERAL ASPECTS OF THE PRESCRIPTION DRUG COVERAGE
OF THE GOVERNMENT HEALTHCARE PLAN	3
DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND
REFERENCE GUIDES	8
MONTHLY NET COST RANGE	8
GENERIC DRUGS	9
THERAPEUTIC CATEGORY	10
ANESTHETICS	10
Local Anesthetics	10
ANTIBACTERIALS	10
Macrolides	10
Miscellaneous Antibacterials	11
Penicillins	11
Quinolones	11
Sulfonamides	12
Tetracyclines	12
ANTIMYCOBACTERIALS	12
Antituberculars	12
Miscellaneous Antimycobacterials	12
ANTIMYCOTIC AGENTS	12
Antifungals	12
ANTIPARASITICS	13
Anthelmintics	13
Antimalarials	13
Antiprotozoals - Non-Antimalarials	13

Revisado: 18 de mayo de 2017

VIH-SIDA

ANTIVIRALS	13
Anti-Cytomegalovirus (CMV) Agents	13
Antiherpetic Agents	13
Non-Nucleoside Reverse Transcriptase Inhibitors	13
Nucleoside/Nucleotide Reverse Transcriptase Inhibitors	14
BLOOD MODIFIERS	14
Erythropoiesis-Stimulating Agents	14
Iron	15
CHEMOTHERAPIES	15
Antineoplastic Progestins	15
Folic Acid Antagonists Rescue Agents	15
DENTAL AND ORAL AGENTS	15
Antifungals	15
HORMONAL AGENTS	16
Mineralocorticoids	16
IMMUNOSUPPRESSANTS	16
Glucocorticosteroids	16

Revisado: 18 de mayo de 2017

VIH-SIDA

DESIGN OF THE 2017 FORMULARY OF DRUGS COVERED BY THE GHP (FDC) AND REFERENCE GUIDES

The drugs that appear on the FDC are the drugs covered under the Government Healthcare Plan. These drugs are selected based on their safety profile, proven efficacy (cost-effectiveness), the existence of bioequivalent drugs, and cost of treatment. We suggest that physicians prescribe and pharmacists dispense only the drugs that appear in the FDC.

The example below illustrates the information provided for the drugs included in the FDC.

Drug Name	Net Cost	Tier	Reference Name	Requirements/ Limits
THERAPEUTIC CATEGORY
Therapeutic Class
ANESTHETICS
Local Anesthetics
lidocaine viscous 2% mouth/throat soln	1	Preferred	XYLOCAINE
ANTIBACTERIALS
Aminoglycosides
streptomycin sulfate 1 gm im soln	4	Preferred	STREPTOMYCIN
Macrolides
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX
azithromycin 1 gm pckt, 100 mg/5 ml susp, 200 mg/5 ml susp, 600 mg tab	2	Preferred	ZITHROMAX
clarithromycin 125 mg/5 ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN
clarithromycin 250 mg/5 ml susp	3	Preferred	BIAXIN
ERY-TAB 500 mg tab dr	3	Preferred

For each drug included in the FDC, the First Column shows the name of the generic bioequivalent drug in lower-case letters if the drug is available in a generic version. If the drug is only available in its brand-name version, the brand name will appear in the First Column in upper-case letters.

The Second Column shows the Monthly Net Cost Range per Average Beneficiary (“Net Cost”). The Third Column shows the drug classification (tier): Preferred or Non-preferred. The Fourth Column shows the brand name only for reference, since the generic equivalent drug will always be dispensed if there is one. The Fifth Column shows the Reference Guides or Limits, as applicable.

Revisado: 18 de mayo de 2017

VIH-SIDA

MONTHLY NET COST RANGE

The monthly net cost range per average beneficiary (“Net Cost”) is included in the second column of the FDC to estimate the monthly net cost of the therapy to be prescribed, including any negotiated discount and comparing the product with other therapeutic alternatives available as per the indication. Said exercise compares the average cost of monthly therapy for thirty (30) days. The cost comparison is made based on all the products included in a therapeutic class (for example, the class of cardiovascular drugs). The net cost ranges next to each drug identify its average monthly cost and must be interpreted as follows:

1	less than $20	Least costly per month
2	$20 - $49
3	$50 - $99
4	$100 - $199
5	$200 - $349
6	$350 - $549
7	$550 - $799
8	$800 - $1,099
9	$1,100 - $1,499
10	$1,500 - $1,999
11	$2,000 - $2,499
12	$2,500 - $2,999
13	$3,000 - $3,499
14	$3,500 - $3,999
15	$4,000 - $4,499
16	$4,500 - $4,999
17	$5,000 - $5,499
18	$5,500 - $5,999
19	$6,000 - $6,499
20	$6,500 - $6,999
21	$7,000 - $7,499
22	$7,500 - $7,999
23	$8,000 - $8,499
24	$8,500 - $9,000
25	more than $9,000	Most costly per month

We recommend that you consider prescribing the drug with the lowest monthly net cost within each therapeutic category (the one with the lowest number in the scale from 1 to 25) when medically appropriate and when there are several clinically feasible alternatives for the beneficiary.

The net cost analysis is an ongoing exercise subject to constant changes. Net costs as published here are current as of the date of this edition of the FDC.

Revisado: 18 de mayo de 2017

VIH-SIDA

GENERIC DRUGS

Generic bioequivalent drugs are identified with lower-case letters. Certain generic bioequivalent drugs have a Maximum Allowable Cost (MAC List) to reimburse the pharmacies contracted in the network. Usually, this price covers the cost of acquiring the generic product, but not the brand-name product. The products selected for inclusion in the MAC List are those that are more frequently prescribed and have been approved by the Food and Drug Administration (FDA) for marketing.

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
THERAPEUTIC CATEGORY [CATEGORÍA TERAPÉUTICA]
Therapeutic Class [Clase Terapéutica]
ANESTHETICS [ANEST ÉSICOS]
Local Anesthetics [Anestésicos Locales]
lidocaine viscous 2 % mouth/throat soln	1	Preferred	XYLOCAINE
ANTIBACTERIALS [ANTIBACTERIANOS]
Macrolides [Macrólidos]
azithromycin 250 mg tab, 500 mg tab	1	Preferred	ZITHROMAX
azithromycin 1 gm pckt, 100 mg/5ml susp, 200 mg/5ml susp, 600 mg tab	2	Preferred	ZITHROMAX
clarithromycin 125 mg/5ml susp, 250 mg tab, 500 mg tab	2	Preferred	BIAXIN
clarithromycin 250 mg/5ml susp	3	Preferred	BIAXIN
ERY-TAB 500 mg tab dr	3	Preferred
erythromycin base 250 mg cap dr prt, 250 mg tab, 500 mg tab	3	Preferred	ERY-TAB
erythromycin ethylsuccinate 400 mg tab	3	Preferred	E.E.S.
ERYTHROCIN STEARATE 250 mg tab	4	Non-Preferred
E.E.S. GRANULES 200 mg/5ml susp	5	Preferred
ERYPED 200 200 mg/5ml susp	5	Preferred
ERYPED 400 400 mg/5ml susp	6	Preferred
• PA – Prior Authorization [Pre Autorización] • aPA – Administrative Prior Authorization [Pre Autorización Administrativa] • QL – Quantity Limit [Límite de Cantidad] • ST – Step Therapy [Terapia Escalonada] • AL – Age Limit [Límite de Edad] • Net Cost [Costo Neto] – Please refer to page 9 for monthly net cost range [Ver página 9 para rangos de costo neto mensual] • P – Preferred Contracted Product [Producto Contratado Preferido]

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Miscellaneous Antibacterials [Antibacterianos Misceláneos]
clindamycin hcl 150 mg cap, 300 mg cap, 75 mg cap	1	Preferred	CLEOCIN
Penicillins [Penicilinas]
amoxicillin 125 mg/5ml susp , 200 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 400 mg/5ml susp, 500 mg cap, 500 mg tab, 875 mg tab	1	Preferred	AMOXIL
amoxicillin-pot clavulanate 200-28.5 mg/5ml susp, 40057 mg/5ml susp, 500-125 mg tab, 875-125 mg tab	1	Preferred	AUGMENTIN
ampicillin 125 mg/5ml susp, 250 mg cap, 250 mg/5ml susp, 500 mg cap	1	Preferred	PRINCIPEN
penicillin v potassium 125 mg/5ml soln, 250 mg tab, 250 mg/5ml soln, 500 mg tab	1	Preferred	VEETIDS
amoxicillin-pot clavulanate 250-125 mg tab, 250-62.5 mg/5ml susp	3	Preferred	AUGMENTIN
BICILLIN L-A 600000 unit/ml im susp	3	Non-Preferred
penicillin g procaine 600000 unit/ml im susp	3	Non-Preferred	BICILLIN LA
BICILLIN L-A 1200000 unit/2ml im susp	4	Non-Preferred
BICILLIN L-A 2400000 unit/4ml im susp	5	Non-Preferred
Quinolones [Quinolonas]
ciprofloxacin hcl 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	CIPRO
levofloxacin 250 mg tab, 500 mg tab, 750 mg tab	1	Preferred	LEVAQUIN
ciprofloxacin 500 mg/5ml (10%) susp	3	Preferred	CIPRO

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ciprofloxacin 250 mg/5ml (5%) susp	4	Preferred	CIPRO
Sulfonamides [Sulfonamidas]
sulfamethoxazole -tmp ds 800-160 mg tab	1	Preferred	SEPTRA
sulfamethoxazoletrimethoprim 200-40 mg/5ml susp, 400-80 mg tab	1	Preferred	SEPTRA
sulfadiazine 500 mg tab	4	Preferred	SULFADIAZINE
Tetracyclines [Tetraciclinas]
minocycline hcl 100 mg cap, 50 mg cap, 75 mg cap	1	Preferred	MINOCIN
doxycycline monohydrate 50 mg cap, 100 mg cap	2	Non-Preferred	MONODOX
ANTIMYCOBACTERIALS [ANTIMICOBACTERIANOS]
Antituberculars [Antituberculosos]
isoniazid 100 mg tab, 300 mg tab	1	Preferred	ISONIAZID
rifampin 150 mg cap	1	Preferred	RIFADIN
ethambutol hcl 100 mg tab	2	Non-Preferred	MYAMBUTOL
pyrazinamide 500 mg tab	2	Non-Preferred	PYRAZINAMIDE
rifampin 300 mg cap	2	Preferred	RIFADIN
ethambutol hcl 400 mg tab	3	Non-Preferred	MYAMBUTOL
isoniazid 50 mg/5ml syr	5	Non-Preferred	ISONIAZID
rifabutin 150 mg cap			MYCOBUTIN	Puerto Rico Health Department Tuberculosis Control Program
cycloserine 250 mg cap			SEROMYCIN
RIFAMATE 50-300 mg cap
TRECATOR 250 mg tab
CAPASTAT 1 gm inj
Miscellaneous Antimycobacterials [Antimicobacterianos Misceláneos]
dapsone 100 mg tab, 25 mg tab	2	Preferred	DAPSONE
ANTIMYCOTIC AGENTS [ANTIMICÓTICOS]
Antifungals [Antifungales]
fluconazole 10 mg/ml susp, 100 mg tab, 150 mg tab, 200 mg tab, 50 mg tab	1	Preferred	DIFLUCAN

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ketoconazole 200 mg tab	1	Preferred	NIZORAL
terbinafine hcl 250 mg tab	1	Preferred	LAMISIL
fluconazole 40 mg/ml susp	2	Preferred	DIFLUCAN
voriconazole 40 mg/ml susp	4	Preferred	VFEND
itraconazole 100 mg cap	5	Preferred	SPORANOX
SPORANOX 10 mg/ml soln	6	Preferred
voriconazole 50 mg tab	8	Preferred	VFEND
voriconazole 200 mg tab	10	Preferred	VFEND
ANTIPARASITICS [ANTIPARASITARIOS]
Anthelmintics [Antihelmínticos]
ALBENZA 200 mg tab	9	Preferred
Antimalarials [Antimaláricos]
DARAPRIM 25 mg tab	7	Non-Preferred		PA
Antiprotozoals - Non-Antimalarials [Antiprotozoarios No-Antimalaráricos]
NEBUPENT 300 mg inh soln	4	Preferred
atovaquone 750 mg/5ml susp	9	Non-Preferred	MEPRON
ANTIVIRALS [ANTIVIRALES]
Anti-Cytomegalovirus (CMV) Agents [Agentes Anti-Citomegalovirus]
valganciclovir hcl 450 mg tab	13	Non-Preferred	VALCYTE
Antiherpetic Agents [Agentes Antiherpéticos]
acyclovir 200 mg cap, 400 mg tab, 800 mg tab	1	Preferred	ZOVIRAX
acyclovir 200 mg/5ml susp	2	Preferred	ZOVIRAX
Non-Nucleoside Reverse Transcriptase Inhibitors [Inhibidores No Nucleósidos De La Transciptasa Reversa]
nevirapine 200 mg tab	1	Preferred	VIRAMUNE
nevirapine 50 mg/5ml susp	5	Non-Preferred	VIRAMUNE
RESCRIPTOR 200 mg tab	6	Non-Preferred
SUSTIVA 200 mg cap	6	Preferred		P
nevirapine er 100 mg tab er 24 hr, 400 mg tab er 24 hr	7	Non-Preferred	VIRAMUNE XR
SUSTIVA 50 mg cap, 600 mg tab	7	Preferred		P
zidovudine 300 mg tab	2	Non-Preferred	RETROVIR

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
Nucleoside/Nucleotide Reverse Transcriptase Inhibitors [Inhibidores Nucleósidos/Nucleótidos De La Transcriptasa Reversa]
stavudine 1 mg/ml soln, 15 mg cap, 20 mg cap, 30 mg cap, 40 mg cap	3	Preferred	ZERIT
didanosine 125 mg cap dr, 200 mg cap dr, 250 mg cap dr	4	Non-Preferred	VIDEX EC
lamivudine 10 mg/ml soln	4	Preferred	EPIVIR
lamivudine 150 mg tab	4	Preferred	EPIVIR
zidovudine 100 mg cap, 50 mg/5ml syr	4	Non-Preferred	RETROVIR
abacavir sulfate 300 mg tab	5	Non-Preferred	ZIAGEN
didanosine 400 mg cap dr	5	Non-Preferred	VIDEX EC
lamivudine 300 mg tab	5	Preferred	EPIVIR
VIDEX 2 gm soln	5	Non-Preferred
lamivudine 100 mg tab	6	Preferred	EPIVIR	PA
lamivudine-zidovudine 150300 mg tab	6	Preferred	COMBIVIR
ZIAGEN 20 mg/ml soln	6	Non-Preferred
abacavir-lamivudinezidovudine 300-150-300 mg tab	10	Non-Preferred	TRIZIVIR
BLOOD MODIFIERS [MODIFICADORES DE LA SANGRE]
Erythropoiesis-Stimulating Agents [Agentes Estimulantes De Eritropoiesis]
ARANESP (ALBUMIN FREE) 100 mcg/0.5ml inj soln	1	Preferred		PA, P
PROCRIT 3000 unit/ml inj soln	5	Preferred		PA, P
ARANESP (ALBUMIN FREE) 25 mcg/0.42ml inj soln, 25 mcg/ml inj soln	6	Preferred		PA, P
PROCRIT 10000 unit/ml inj soln	6	Preferred		PA, P
ARANESP (ALBUMIN FREE) 40 mcg/0.4ml inj soln	7	Preferred		PA, P

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
ARANESP (ALBUMIN FREE) 40 mcg/ml inj soln, 60 mcg/ml inj soln	8	Preferred		PA, P
ARANESP (ALBUMIN FREE) 150 mcg/0.3ml inj soln, 150 mcg/0.75ml inj soln, 200 mcg/0.4ml inj soln, 200 mcg/ml inj soln, 300 mcg/0.6ml inj soln, 300 mcg/ml inj soln, 500 mcg/ml inj soln, 60 mcg/0.3ml inj soln	9	Preferred		PA, P
ARANESP (ALBUMIN FREE) 100 mcg/ml inj soln	11	Preferred		PA, P
PROCRIT 40000 unit/ml inj soln	11	Preferred		PA, P
Iron [Hierro]
iron 325 (65 fe) mg tab	1	Preferred	IRON
CHEMOTHERAPIES [QUIMIOTERAPIAS]
Antineoplastic Progestins [Antineoplásicos De Progestina]
megestrol acetate 20 mg tab, 40 mg tab	1	Preferred	MEGACE
megestrol acetate 40 mg/ml susp, 400 mg/10ml susp	2	Preferred	MEGACE
Folic Acid Antagonists Rescue Agents [Antagonistas De Ácido Fólico]
leucovorin calcium 5 mg tab	3	Preferred	LEUCOVORIN
leucovorin calcium 10 mg tab, 15 mg tab	4	Preferred	LEUCOVORIN
leucovorin calcium 25 mg tab	9	Preferred	LEUCOVORIN
leucovorin calcium 50 mg inj, 100 mg inj, 200 mg inj, 350 mg inj, 500 mg inj	9	Non-Preferred	LEUCOVORIN
DENTAL AND ORAL AGENTS [AGENTES DENTALES Y ORALES]
Antifungals [Antifungales]
clotrimazole 10 mg mouth/throat lozenge, 10 mg mouth/throat troche	1	Preferred	MYCELEX

Revisado: 18 de mayo de 2017

VIH-SIDA

Drug Name [Nombre del Medicamento]	Net Cost [Costo Neto]	Tier [Tier]	Reference Name [Nombre de Referencia]	Requirements/ Limits [Requerimientos/ Límites]
nystatin 100000 unit/ml mouth/throat susp	1	Preferred	MYCOSTATIN
HORMONAL AGENTS [AGENTES HORMONALES]
Mineralocorticoids [Mineralocorticoides]
fludrocortisone acetate 0.1 mg tab	1	Preferred	FLORINEF
IMMUNOSUPPRESSANTS [IMMUNOSUPRESORES]
Glucocorticosteroids [Glucocorticoides]
dexamethasone 0.5 mg tab, 0.5 mg/5ml oral elix, 0.5 mg/5ml soln, 0.75 mg tab, 1 mg tab, 1.5 mg tab, 2 mg tab, 4 mg tab, 6 mg tab	1	Preferred	DECADRON
MEDROL 2 mg tab	1	Preferred
methylprednisolone 32 mg tab, 4 mg tab	1	Preferred	MEDROL
methylprednisolone (pak) 4 mg tab	1	Preferred	MEDROL
prednisolone 15 mg/5ml soln, 15 mg/5ml syr	1	Preferred	PRELONE
prednisone 1 mg tab, 10 mg tab, 2.5 mg tab, 20 mg tab, 5 mg tab, 50 mg tab	1	Preferred	DELTASONE
prednisone (pak) 10 mg tab, 5 mg tab	1	Preferred	DELTASONE
hydrocortisone 10 mg tab, 20 mg tab, 5 mg tab	2	Preferred	CORTEF
methylprednisolone 16 mg tab, 8 mg tab	2	Preferred	MEDROL

VIH-SIDA

A
abacavir sulfate	14
abacavir-lamivudine-zidovudine	14
acyclovir	13
ALBENZA	13
amoxicillin	11
amoxicillin-pot clavulanate	11
ampicillin	11
ARANESP (ALBUMIN FREE)	14, 15
atovaquone	13
azithromycin	10

B
BICILLIN L-A	11

C
CAPASTAT	12
ciprofloxacin	11, 12
ciprofloxacin hcl	11
clarithromycin	10
clindamycin hcl	11
clotrimazole	15
cycloserine	12

D
dapsone	12
DARAPRIM	13
dexamethasone	16
didanosine	14
doxycycline monohydrate	12

E
E.E.S. GRANULES	10
EPIVIR	14
ERYPED 200	10
ERYPED 400	10
ERY-TAB	10
ERYTHROCIN STEARATE	10
erythromycin base	10
erythromycin ethylsuccinate	10
ethambutol hcl	12
F
fluconazole	12, 13
fludrocortisone acetate	16

H
hydrocortisone	16

I
iron	15
isoniazid	12
itraconazole	13

K
ketoconazole	13

L
lamivudine	14
lamivudine-zidovudine	14
leucovorin calcium	15
levofloxacin	11
lidocaine viscous	10

M
MEDROL	16
megestrol acetate	15
methylprednisolone	16
methylprednisolone (pak)	16
minocycline hcl	12

N
NEBUPENT	13
nevirapine	13
nevirapine er	13
nystatin	16

P
penicillin g procaine	11
penicillin v potassium	11
prednisolone	16
prednisone	16
prednisone (pak)	16
PROCRIT	14, 15
pyrazinamide	12

VIH-SIDA

R
RESCRIPTOR	13
rifabutin	12
RIFAMATE	12
rifampin	12

S
SEROMYCIN	12
SPORANOX	13
stavudine	14
sulfadiazine	12
sulfamethoxazole-tmp ds	12

sulfamethoxazole-trimethoprim	12
SUSTIVA	13
T
terbinafine hcl	13
TRECATOR	12

V
valganciclovir hcl	13
VIDEX	14
voriconazole	13

Z
ZIAGEN	14
zidovudine	13, 14

Attachment 6

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

REGULATORY LETTER 17-0502-A

May 2, 2017

TO:	NATIONAL PHARMACY CHAINS THAT PARTICIPATE IN THE PUERTO RICO GOVERNMENT HEALTHCARE PLAN (GHP)

RE:	NEW REIMBURSEMENT LEVELS EFFECTIVE JUNE 2, 2017

To preserve the continuity of the Puerto Rico Government Healthcare Plan (GHP), the Healthcare Services Insurance Administration (ASES, Spanish acronym) has decided to make adjustments in the reimbursement level of brand-name and high-cost drugs that are dispensed through the participating pharmacies in the network. The purpose is to guarantee our beneficiaries’ access to prescription drugs and control expenses. This is also in keeping with the provisions of the Fiscal Plan for Puerto Rico certified by the Financial Oversight and Management Board.

The new reimbursement levels for National Pharmacy Chains effective June 2, 2017, are as follows:

Up to 83 days’ supply (if applicable):

Brand-name drugs: AWP - 18% + $1.75 dispensing fee
Generic bioequivalent drugs: ASES MAC List + $1.75 dispensing fee
Generic bioequivalent drugs not on MAC List: AWP - 25% + $1.75 dispensing fee
Drugs included on high-cost list (refer to Attachment 1): Discount for product on the list + $1.75 dispensing fee

Greater than or equal to 84 days’ supply (if applicable):

Brand-name drugs: AWP - 21% + $1.75 dispensing fee (DF)
Generic bioequivalent drugs: ASES MAC List + $1.75 dispensing fee
Generic bioequivalent drugs not on MAC List: AWP - 25% + $1.75 dispensing fee

We are counting on your participation as a provider in the pharmacy network of the Government Healthcare Plan to make sure our beneficiaries continue receiving the level and quality of service that you offer. MC-21 will soon send you the contract and instructions to follow. Thank you for your support and commitment.

Cordially,

/s
Ángela M. Ávila Marrero
Executive Director
c:	Marileny Lugo, MC-21

Puerto Rico Healthcare Insurance Administration
PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

REGULATORY LETTER 17-0205-B

May 2, 2017

TO:	INDEPENDENT PHARMACIES AND LOCAL CHAINS THAT PARTICIPATE IN THE PUERTO RICO GOVERNMENT HEALTHCARE PLAN (GHP)

RE:	NEW REIMBURSEMENT LEVELS EFFECTIVE JUNE 2, 2017

To preserve the continuity of the Puerto Rico Government Healthcare Plan (GHP), the Healthcare Services Insurance Administration (ASES, Spanish acronym) has decided to make adjustments in the reimbursement level of brand-name and high-cost drugs that are dispensed through the participating pharmacies in the network. The purpose is to guarantee our beneficiaries’ access to prescription drugs and control expenses. This is also in keeping with the provisions of the Fiscal Plan for Puerto Rico certified by the Financial Oversight and Management Board.

The new reimbursement levels for Independent Pharmacies and Local Chains effective June 2, 2017, are as follows:

Up to 90 days’ supply (if applicable):

Brand-name drugs: AWP - 14% + $2.50 dispensing fee
Generic bioequivalent drugs: ASES MAC List + $2.50 dispensing fee
Generic bioequivalent drugs not on MAC List: AWP - 25% + $2.50 dispensing fee
Drugs included on high-cost list (refer to Attachment 1): Discount for product on the list + $2.50 dispensing fee

We are counting on your participation as a provider in the pharmacy network of the Government Healthcare Plan to make sure our beneficiaries continue receiving the level and quality of service that you offer.

MC-21 will soon send you the contract and instructions to follow.

Thank you for your support and commitment.

Cordially,

/s
Ángela M. Ávila Marrero
Executive Director
c:	Marileny Lugo, MC-21
Nélida Luna, MC-21

Puerto Rico Healthcare Insurance Administration
PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

GOVERNMENT OF PUERTO RICO	Hon. Ricardo A. Rosselló Nevares Governor Ms. Ángela M. Ávila Marrero Executive Director
Healthcare Insurance Administration

REGULATORY LETTER 17-0205-C

May 2, 2017

TO:	EXTERNAL PHARMACIES OF HOSPITALS AND DIAGNOSTIC AND TREATMENT CENTERS THAT PARTICIPATE IN THE PUERTO RICO GOVERNMENT HEALTHCARE PLAN (GHP)

RE:	NEW REIMBURSEMENT LEVELS EFFECTIVE JUNE 2, 2017

To preserve the continuity of the Puerto Rico Government Healthcare Plan (GHP), the Healthcare Services Insurance Administration (ASES, Spanish acronym) has decided to make adjustments in the reimbursement level of brand-name and high-cost drugs that are dispensed through the participating pharmacies in the network. The purpose is to guarantee our beneficiaries’ access to prescription drugs and control expenses. This is also in keeping with the provisions of the Fiscal Plan for Puerto Rico certified by the Financial Oversight and Management Board.

The new reimbursement levels for External Pharmacies of Hospitals and Diagnostic and Treatment Centers effective June 2, 2017, are as follows:

Up to 90 days’ supply (if applicable):

Brand-name drugs: AWP - 15% + $2.50 dispensing fee
Generic bioequivalent drugs: ASES MAC List + $2.50 dispensing fee
Generic bioequivalent drugs not on MAC List: AWP - 25% + $2.50 dispensing fee
Drugs included on high-cost list (refer to Attachment 1): Discount for product on the list + $2.50 dispensing fee

We are counting on your participation as a provider in the pharmacy network of the Government Healthcare Plan to make sure our beneficiaries continue receiving the level and quality of service that you offer. MC-21 will soon send you the contract and instructions to follow.

Thank you for your support and commitment.

Cordially,

/s
Ángela M. Ávila Marrero
Executive Director

c:	Marileny Lugo, MC-21
Nélida Luna, MC-21

Puerto Rico Healthcare Insurance Administration
PO Box 195661, San Juan, PR 00919-5661 • Tel.: 787.474.3300 • Fax: 787.474.3348 • www.ases.pr.gov

Anexo 1: Lista de Descuentos para Medicamentos de Alto Costo que sean despachados por las Farmacias de Cadenas Nacionales (2017)

Category	GPI	Drug Name	GPI Name	Actual Discount
Agents for Gaucher Disease	82700020002020	Ceredase	Alglucerase IV Soln 80 Unit/ML	18.00%
Agents for Gaucher Disease	82700085102120	Vpriv	Velaglucerase Alfa For Inj 400 Unit	18.00%
Agents for Gaucher Disease	82700040600120	Cerdelga	Eliglustat Tartrate Cap 84 MG (Base Equivalent)	18.00%
Agents for Gaucher Disease	82700050002110	Cerezyme	Imiglucerase For Inj 200 Unit	18.00%
Agents for Gaucher Disease	82700070000120	Zavesca	Miglustat Cap 100 MG	18.00%
Agents for Gaucher Disease	82700080102120	Elelyso	Taliglucerase Alfa For Inj 200 Unit	18.00%
Agents for Gaucher Disease	82700050002120	Cerezyme	Imiglucerase For Inj 400 Unit	18.00%
ANALGESICS - ANTI-INFLAMMATORY	66200030002015	Gold Sodium Thiomalate	Gold Sodium Thiomalate Inj 50 MG/ML	18.00%
ANALGESICS - NonNarcotic	64154090102020	Prialt	Ziconotide Acetate Intrathecal Inj 100 MCG/ML	18.00%
ANALGESICS - NonNarcotic	64154090102030	Prialt	Ziconotide Acetate Intrathecal Inj 500 MCG/5ML	18.00%
ANALGESICS - NonNarcotic	64154090102010	Prialt	Ziconotide Acetate Intrathecal Inj 500 MCG/20ML (25 MCG/ML)	18.00%
ANDROGENS-ANABOLIC	23100030802030	Aveed	Testosterone Undecanoate IM Inj in Oil 750 MG/3ML (250MG/ML)	18.00%
ANTIARRHYTHMICS	35400025000110	Tikosyn	Dofetilide Cap 125 MCG (0.125 MG)	18.00%
ANTIARRHYTHMICS	35400025000120	Tikosyn	Dofetilide Cap 250 MCG (0.25 MG)	18.00%
ANTIARRHYTHMICS	35400025000130	Tikosyn	Dofetilide Cap 500 MCG (0.5 MG)	18.00%
ANTIASTHMATIC AND BRONCHODILATOR AGENTS	44603060002120	Xolair	Omalizumab For Inj 150 MG	18.00%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102030	Tobramycin Sulfate	TOBRAMYCIN SULFATE INJ 40 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102020	Tobramycin Sulfate	Tobramycin Sulfate Inj 10 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102034	Tobramycin Sulfate	Tobramycin Sulfate Inj 80 MG/2ML (40 MG/ML)	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102105	Tobramycin Sulfate	Tobramycin Sulfate For Inj 1.2 GM	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102039	Tobramycin Sulfate	Tobramycin Sulfate Inj 2 GM/50ML (40 MG/ML)	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102022	Tobramycin Sulfate	Tobramycin Sulfate IV Soln 10 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102038	Tobramycin Sulfate	Tobramycin Sulfate Inj 1.2 GM/30ML (40 MG/ML)	41.75%
Anti-Cataplectic Agents	62450060202020	Xyrem	Sodium Oxybate Oral Solution 500 MG/ML	18.00%
ANTICOAGULANTS	83101010102020	Fragmin	Dalteparin Sodium Inj 2500 Unit/0.2ML	18.00%
ANTICOAGULANTS	83101020102013	Lovenox	Enoxaparin Sodium Inj 40 MG/0.4ML	18.00%
ANTICOAGULANTS	83103030102035	Arixtra	Fondaparinux Sodium Subcutaneous Inj 5 MG/0.4ML	18.00%
ANTICOAGULANTS	83101010102065	Fragmin	Dalteparin Sodium Inj 25000 Unit/ML	18.00%
ANTICOAGULANTS	83101020102050	Lovenox	Enoxaparin Sodium Inj 300 MG/3ML	18.00%
ANTICOAGULANTS	83370060000340	Xarelto	Rivaroxaban Tab 20 MG	18.00%
ANTICOAGULANTS	83101010102040	Fragmin	Dalteparin Sodium Inj 5000 Unit/0.2ML	18.00%
ANTICOAGULANTS	83101020102014	Lovenox	Enoxaparin Sodium Inj 60 MG/0.6ML	18.00%
ANTICOAGULANTS	83103030102040	Arixtra	Fondaparinux Sodium Subcutaneous Inj 7.5 MG/0.6ML	18.00%
ANTICOAGULANTS	83101010102015	Fragmin	Dalteparin Sodium Inj 10000 Unit/ML	18.00%
ANTICOAGULANTS	83101020102012	Lovenox	Enoxaparin Sodium Inj 30 MG/0.3ML	18.00%
ANTICOAGULANTS	83103030102020	Arixtra	Fondaparinux Sodium Subcutaneous Inj 2.5 MG/0.5ML	18.00%
ANTICOAGULANTS	83101010102045	Fragmin	Dalteparin Sodium Inj 7500 Unit/0.3ML	18.00%
ANTICOAGULANTS	83101020102015	Lovenox	Enoxaparin Sodium Inj 80 MG/0.8ML	18.00%
ANTICOAGULANTS	83103030102045	Arixtra	Fondaparinux Sodium Subcutaneous Inj 10 MG/0.8ML	18.00%
ANTICOAGULANTS	83101010102056	Fragmin	Dalteparin Sodium Inj 15000 Unit/0.6ML	18.00%
ANTICOAGULANTS	83101020102018	Lovenox	Enoxaparin Sodium Inj 120 MG/0.8ML	18.00%
ANTICOAGULANTS	83370060000320	Xarelto	Rivaroxaban Tab 10 MG	18.00%
ANTICOAGULANTS	83101010102060	Fragmin	Dalteparin Sodium Inj 18000 Unit/0.72ML	18.00%
ANTICOAGULANTS	83101020102020	Lovenox	Enoxaparin Sodium Inj 150 MG/ML	18.00%
ANTICOAGULANTS	83370060000330	Xarelto	Rivaroxaban Tab 15 MG	18.00%
ANTICOAGULANTS	83101010102053	Fragmin	Dalteparin Sodium Inj 12500 Unit/0.5ML	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
9-052

               Anexo 1: Lista de Descuentos para Medlcamentos de Alto costo que sean despachados por las Farmadas de C3denas Nadonales (2017)  Category  GP!  Drug Name  GPI Name        Actual Discount  Agents for Gaucher Disease  82700020002020  Ceredase  Alglucerase IV Soln 80Unit/ML        18.00%  Agents for Gaucher Disease  82700085102120  Vpriv  Vetaglucerase Alfa For lnj 400 Unit        18.00¼  Agents for Gaucher Disease  82700040600120  Cerdelga  Elig[ustat TartrateCap84 MG {Base Equivalent)        18.00%  Agents for Gaucher Disease  82700050002110  Cere2yme  lmiglucerase For lnj 200 Unit        18.00%  Agents for Gaucher DJsease  82700070000120  zavesca  Miglustat cap 100 MG        18.00%  Agents for Gaucher OJsease  82700080102120  Elelvso  TaHglucerase Alfa For lnj 200 Unit        18.00%  Agents for Gaucher Disease  82700050002120  Cerezyme  lm!glucerase For lnj 400 Unit        18.00%  ANALGES!CS-ANTHNFlAMMATORY  66200030002015  Gold Sodium Thiomalate  Gold Sodium Thioma\ate lnj 50 MG/Ml        18.00%  ANALGESICS - NonNarcotic  64154090102020  Prlalt  Ziconotide Acetate lntrathecal lnj 100 MCG/ML        18.00%  ANALGESICS- NonNarcotic  64154090102030  Pria!t  Ziconotide Acetate lntrathecal lnj SOO MCG/SML        18.00%  ANALGESICS· NonNarcotic  64154090102010  Prialt  Ziconotide Acetate lntrathecal lnJ 500 MCG/20Ml {25 MCG/Ml)        18.00%  ANDROGENS-ANABOLIC  23100030802030  Aveed  Testosterone Undecanoate IM lnj in Oil 750 MG/3Ml (2SOMG/ML)        18.00%  ANTIARRHYTHMICS  35400025000110  Tlkosyn  Dofefrlide Cap 125 MCG {0,125 MG)        18.00%  ANTIARRHYTHMICS  35400025000120  T!kosyn  DofetiHde Cap 250 MCG {0.25 MG)        18.00%  ANTIARRHYTHMICS  35400025000130  Tikosyn  Dofetllide Cap500 MCG {0.5 MG}        18.00%  ANTJASTHMATIC AND BRONCHOD!lATOR AGENTS  44603060002120  Xolair  Omaliwmab Forlnj 150 MG        18.00%  ANTIBIOTICS-AMINOGLYCOSIDES  07000070102030  Tobramydn Sulfate  TOBRAMYCtN SULFATE INJ 40 MG/ML        41.75%  ANTIBIOTICS- AMINOGLYCOSIDES  07000070102020  Tobramydn Sulfate  Tobramycin Sulfate tnj 10 MG/ML        41.75%  ANTIBIOTICS-AMINOGLYCOSIDES  07000070102034  Tobramycin Sulfate  Tobramycln Sulfate Jnj 80 MG/2ML {40 MG/ML)        41.75%  ANTIBIOTICS· AMINOGLYCOSIOES  07000070102105  Tobramycln Sulfate  Tobramycln Sulfate For lnj 1.2 GM        41,75%  ANTIBIOTICS· AMINOGLYCOSIDES  07000070102039  Tobramycfn Sulfate  Tobramyc!n Sulfate lnj 2 GM/SOML (40 MG/Ml)        41.75%  ANTIBIOTICS· AMINOGLYCOSIDES  07000070102022  Tobramycln Sulfate  Tobramycln Sulfate IV Soln 10 MG/Ml        41.75%  ANTIBIOTICS-AMINOGLYCOSlDES  07000070102038  Tobramycin Sulfate  Tobramycin Sulfate In] 1.2 GM/30ML (40 MG/Ml)        41.75%  Anti-Cataplectic Agents  62450060202020  Xyrem  Sodium Oxybate Oral Solution 500 MG/ML        18.00%  ANTICOAGUlANTS  83101010102020  Fragmin  Dalteparin Sodium In] 2500 Unlt/0.2ML        18.00¾  ANTICOAGUlANTS  83101020102013  Lovenox  Enoxaparln Sodium lnj 40 MG/0.4ML        18.00%  ANTICOAGULANTS  83103030102035  Arixtra  FondaparinuxSodlum Subcutaneous tnj 5 MG/0.4Ml        18.00%  ANTICOAGULANTS  83101010102065  Fragmin  Dalteparin Sodium lnj 25000 Unit/ML        18.00%  ANTICOAGULANTS  831010201020S0  Lovenox  Enoxaparln Sodium lnj 300 MG/3ML        18.00%  ANTICOAGULANTS  83370060000340  xarelto  Rivaroxaban Tab 20 MG        18.00%  ANTICOAGULANTS  83101010102040  Fragmin  Dalteparin Sodium lnj 5000 Unit/0,2ML        18.00%  ANTICOAGULANTS  83101020102014  Lovenox  Enoxaparin Sodium lnJ 60 MG/0,6Ml        18.00%  ANTICOAGULANTS  83103030102040  Arixtra  Fondaparinux Sodium Subcutaneous lnj 7.5 MG/0.6ML        18.00%  ANTICOAGULANTS  83101010102015  Fragmin  Dalteparin Sodium In] 10000 Unit/ML        18.00%  ANTICOAGULANTS  83101020102012  Lovenox  Enoxaparin Sodium lnj 30 MG/0,3ML        18.00%  ANTICOAGULANTS  83103030102020  Arixtra  FondaparinuxSodium Subcutaneous lnj 2.S MG/0.SML        18.00%  ANTICOAGULANTS  83101010102045  Fragmin  DalteparinSodium lnj 7500 Unlt/0.3ML        18.00%  ANTICOAGULANTS  83101020102015  lovenox  Enoxaparin Sodium lnj 80 MG/0.8ML        18.00%  ANTICOAGUlANTS  83103030102045  Arixtra  FondaparinuxSodium Subcutaneous lnj 10 MG/0.SML        18.00%  ANTICOAGULANTS  83101010102056  Fragmin  Da\teparin Sodium lnj 15000 Unit/0.6Ml        18.00%  ANTICOAGULANTS  83101020102018  Lovenox  Enoxaparln Sodium lnj 120 MG/0.8ML        18.00%  ANTICOAGULANTS  83370060000320  Xarelto  RivaroxabanTab 10 MG  ,,,·      18.00%  ANTICOAGULANTS  83101010102060  Fragmin  Dalteparin Sodium lnj 18000 Unit/0.72ML  ,;·  />-- _ ;_  ,·{c-..  18.00%  ANTICOAGULANTS  83101020102020  Lovenox  Enoxaparln Sodium lnj 150 MG/ML  f/  d,...,  .....Z\'  18.00¾  ANTICOAGULANTS  83370060000330  xarelto  Rivaroxaban Tab 15 MG  /iJ ·=  OA  "-'<>,  18.00%  ANTICOAGULANTS  83101010102053  Fragmin  Da!teparin Sodium lnj 12500 Unit/0.SML  !J ,A  ".? -- 1-:  "\'.':  18.00%  ""'"  '<11:(l -1&,- Ii !  6  t:iJ.,"J,  "    \I0-s.,  IJJ/  ,,,  'Ii "'"•  _,-,, ,,t

ANTICOAGULANTS	83101020102016	Lovenox	Enoxaparin Sodium Inj 100 MG/ML	18.00%
ANTICOAGULANTS	83334050102120	Refludan	Lepirudin For IV Soln 50 MG	18.00%
ANTICONVULSANTS	72600043002020	Keppra	Levetiracetam Oral Soln 100 MG/ML	18.00%
ANTICONVULSANTS	72600043000340	Keppra	Levetiracetam Tab 750 MG	18.00%
ANTICONVULSANTS	72600043002060	Keppra	Levetiracetam Inj 500 MG/5ML (100 MG/ML)	18.00%
ANTICONVULSANTS	72600043000350	Keppra	Levetiracetam Tab 1000 MG	18.00%
ANTICONVULSANTS	72170085000320	Sabril	Vigabatrin Tab 500 MG	18.00%
ANTICONVULSANTS	72600043007520	Keppra XR	Levetiracetam Tab SR 24HR 500 MG	18.00%
ANTICONVULSANTS	72600043000320	Keppra	Levetiracetam Tab 250 MG	18.00%
ANTICONVULSANTS	72600043000330	Keppra	Levetiracetam Tab 500 MG	18.00%
ANTICONVULSANTS	72170085003020	Sabril	Vigabatrin Powd Pack 500 MG	18.00%
ANTICONVULSANTS	72600043007530	Keppra XR	Levetiracetam Tab SR 24HR 750 MG	18.00%
ANTIEMETICS	50250025200330	Anzemet	Dolasetron Mesylate Tab 100 MG	18.00%
ANTIEMETICS	50280035102130	Emend	Fosaprepitant Dimeglumine For IV Infusion 150 MG (Base Eq)	18.00%
ANTIEMETICS	50280020000130	Emend	Aprepitant Capsule 125 MG	18.00%
ANTIEMETICS	50250025202020	Anzemet	Dolasetron Mesylate IV Inj 20 MG/ML	18.00%
ANTIEMETICS	50250025200320	Anzemet	Dolasetron Mesylate Tab 50 MG	18.00%
ANTIEMETICS	50280020006320	Emend	Aprepitant Capsule Therapy Pack 80 & 125 MG	18.00%
ANTIEMETICS	50250070102010	Aloxi	Palonosetron HCl IV Soln 0.075 MG/1.5ML (Base Equiv)	26.75%
Antiemetics	50250065052030	Zofran	Ondansetron HCl Inj 40 MG/20ML (2 MG/ML)	18.00%
ANTIEMETICS	50280020000110	Emend	Aprepitant Capsule 40 MG	18.00%
ANTIEMETICS	50280020000120	Emend	Aprepitant Capsule 80 MG	18.00%
Antiemetics	50250065052024	Ondansetron HCl	Ondansetron HCl Inj 4 MG/2ML (2 MG/ML)	18.00%
ANTIEMETICS	50250070102020	Aloxi	Palonosetron HCl IV Soln 0.25 MG/5ML (Base Equivalent)	26.75%
ANTIFUNGALS	11000010101920	Amphotec	Amphotericin B Cholesteryl Sulfate Complex For Inj 100 MG	18.00%
ANTIFUNGALS	11407060001820	Noxafil	Posaconazole Susp 40 MG/ML	18.00%
ANTIFUNGALS	11500025102130	Cancidas	Caspofungin Acetate For IV Soln 70 MG	18.00%
ANTIFUNGALS	11000010002105	Amphotericin B	Amphotericin B For Inj 50 MG	18.00%
ANTIFUNGALS	11407015022020	Diflucan in Dextrose	Fluconazole in Dextrose Inj 400 MG/200ML	18.00%
ANTIFUNGALS	11500010002130	Eraxis	Anidulafungin For IV Soln 100 MG	18.00%
ANTIFUNGALS	11000010301820	Abelcet	Amphotericin B Lipid Inj Susp (For IV Infusion) 5 MG/ML	18.00%
ANTIFUNGALS	11407080000320	Vfend	Voriconazole Tab 50 MG	18.00%
ANTIFUNGALS	11500050102120	Mycamine	Micafungin Sodium For IV Soln 50 MG	18.00%
ANTIFUNGALS	11407015012020	Diflucan in Sodium Chlori	Fluconazole in NaCl 0.9% Inj 400 MG/200ML	18.00%
ANTIFUNGALS	11407080002120	Vfend IV	Voriconazole For Inj 200 MG	18.00%
ANTIFUNGALS	11407015022010	Diflucan in Dextrose	Fluconazole in Dextrose Inj 200 MG/100ML	18.00%
ANTIFUNGALS	11500010002120	Eraxis	Anidulafungin For IV Soln 50 MG	18.00%
ANTIFUNGALS	11407015012010	Diflucan in Sodium Chlori	Fluconazole in NaCl 0.9% Inj 200 MG/100ML	18.00%
ANTIFUNGALS	11407080001920	Vfend	Voriconazole For Susp 40 MG/ML	18.00%
ANTIFUNGALS	11000010101910	Amphotec	Amphotericin B Cholesteryl Sulfate Complex For Inj 50 MG	18.00%
ANTIFUNGALS	11407035002020	Sporanox	Itraconazole Oral Soln 10 MG/ML	18.00%
ANTIFUNGALS	11500025102120	Cancidas	Caspofungin Acetate For IV Soln 50 MG	18.00%
ANTIFUNGALS	11000010401920	AmBisome	Amphotericin B Liposome IV For Susp 50 MG	18.00%
ANTIFUNGALS	11407080000340	Vfend	Voriconazole Tab 200 MG	18.00%
ANTIFUNGALS	11500050102130	Mycamine	Micafungin Sodium For IV Soln 100 MG	18.00%
Antihemophilic Products	85100010002139	Hemofil M	Antihemophilic Factor (Human) For Inj 801-1700 Unit	42.00%
Antihemophilic Products	85100010006460	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 1000 Unit	30.00%
Antihemophilic Products	85100010202145	Recombinate	Antihemophilic Factor (Recombinant) For Inj 1241-1800 Unit	40.00%
Antihemophilic Products	85100010252150	Advate	Antihemophilic Factor rAHF-PFM For Inj 1500 Unit	37.75%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número 9-0 5 2

                                                                                                                       ANTICOAGULANTS  83101020102016 Lovenox  ANTICOAGULANTS  83334050102120 Refludan  ANT!CONVULSANTS  72600043002020 Keppra  Enoxaparin Sodium 1nj 100 MG/ML  lepirudln For IV Soln 50 MG  Levetlracetam Oral Soln 100 MG/Ml  18.00%  18.00%18J)0%  ANTICONVULSANTS  72600043000340 Keppra  Levetiracetam Tab 750 MG  18.00%  ANTICONVULSANTS  72600043002060 Keppra  levetkacetam lnj 500 MG/5Ml (100 MG/ML)  18.00¼  ANTICONVULSANTS  ANTICONVULSANTS  72600043000350 Keppra  72170085000320 Sabril  Levetiracetam Tab 1000 MG Vigabatrin Tab 500 MG  18.00%18.00%  ANTICONVULSANTS  72600043007520 Keppra XR  72600043000320 Keppra  Levetiracetam Tab SR 24HR 500 MG  18.00%  ANTICONVULSANTS  Levetiracetam Tab 250 MG  18.00%  ANTICONVULSANTS  ANTJCONVULSANTS  72600043000330 Keppra  72170085003020 Sabril  Levetiracetam Tab 500 MG Vigabatrin Powd Pack 500 MG  18.00%18.00%  ANTICONVULSANTS  72600043007530 Keppra XR  Levetiracetam Tab SR 24HR 750 MG  18.00%  ANTIEMETICS  50250025200330 Anzemet  Dolasetron Mesylate Tab 100 MG  18.00%  ANTlEMETICS  50280035102130 Emend  Fosaprepitant Dimeglumine For IV Infusion 150 MG {Base Eq)  18.00%  ANTIEMETICS  50280020000130 Emend  ANTIEMETICS  50250025202020 Anzemet  AprepltantCapsule125 MG  Dolasetron Mesylate JV lnj 20 MG/Ml  18.00%  18.00%  ANTIEMETICS  50250025200320 Anzemet  18.00%  ANTIEMETICS  50280020006320 Emend  Do!asetron Mesy/ateTab 50 MG  Aprepitant Capsule Therapy Pack 80 & 125 MG  18.00%  ANTIEMETICS  50250070102010 Afoxl  Palonosetron HCI IV Sain 0.075 MG/1.SML (Base Equiv)  Antiemetics  50250065052030 Zofran  Ondansetron HCI lnj 40 MG/20ML (2 MG/Ml}  26.75%  18.00%  ANTIEMETICS  50280020000110 Emend  AprepitantCapsule 40 MG  18.00%  ANTIEMETICS  50280020000120 Emend  Aprepitant Capsule 80 MG  18.00%  Antiemetics  5025006S052024 Ondansetron HO  Ondansetron HCI lnj 4 MG/2ML (2 MG/ML)  18.00%  ANTJEMETICS  50250070102020 Aloxi  ANTJFUNGALS  11000010101920 Amphotec  Palonosetron HCI IVSoln 0.25 MG/5Ml {Base Equivalent) Amphotericin 8 Cholesteryl Sulfate Complex For lnj 100 MG  26.75%18.00%  ANTIFUNGAlS  11407060001820 Noxafll  ANTIFUNGALS  11500025102130 Cancldas  Posaconazole Susp 40 MG/ML  Caspofungin Acetate For IV Sofn 70 MG  18.00%  18.00%  ANTJFUNGALS  11000010002105 Amphotericln B  ANTIFUNGALS  11407015022020 Diflucan In Dextrose  Amphotericin B For lnj 50 MG F!uconazoleln Dextrose lnj 400 MG/200Ml  18.00%18.00%  ANTIFUNGALS  11500010002130 Eraxis  ANTIFUNGALS  11000010301820 Abelcet  ANTIFUNGALS  11407080000320 Vfend  Anidulafungin For IV Soln 100 MGAmphotericin B llpld lnjSusp (For IV Infusion) 5 MG/Ml  Voriconazole Tab 50 MG  18.00%18.00%  18.00%  ANTIFUNGAlS  ANTIFUNGALS  11500050102120 Mycamine Micafungin Sodium For IV So!n 50 MG 11407015012020 Diflucan in Sodium Ch!oti Fluconazole in NaCl 0.9% lnj 400 MG/200Ml  18.00%18.()()%  ANTJFUNGALS  ANTIFUNGALS  ANTIFUNGALS  11407080002120 Vfend IV Voriconazofe For lnj 200 MG  11407015022010 Dif/ucan in Dextrose Fluconazo/e in Dextrose lnj 200 MG/lOOMl 11500010002120 Eraxis Anidulafungin For IV So!n 50 MG  18.00%  18.00%18.00%  ANT/FUNGALS  ANTIFUNGALS  11407015012010 omucan In Sodium Ch!ori F!uconazofe in NaCl 0.9% lnj 200 MG/100Ml 11407080001920 Vfend Voriconazole For Susp 40 MG/ML  18.00%18.00%  ANTIFUNGALS  ANTIFUNGALS  ANTIFUNGALS  11000010101910 Amphotec Amphoteridn B Cholesteryl Sulfate Complex For fnj SO MG  11407035002020 Sporanox11500025102120 Cancidas  ltraeonazole Oral Soln 10 MG/Ml Caspofungin Acetate For JVSoln SO MG  18.00%  18.00%18.00%  ANTIFUNGALS  ANTJFUNGALS  11000010401920 AmBlsome11407080000340 Vfend  Amphotericin B Uposome IV ForSusp SO MG Voriconazole Tab 200 MG  18.00%18.00%  ANTIFUNGALS  Antihemophillc Products  Antihemophilic Products  11500050102130 Mycamine85100010002139 Hemofll M85100010006460 Monoclate-P  Antihemophl!ic Products  Antihemophilic Products  85100010202145 Recomblnate  85100010252150 Advate  Micafungin Sodium For IV So!n 100 MG Antihemophlllc Factor {Human) For lnj 801-1700 Unit Antihemophilic Factor (Human) For lnj Kit 1000 Unit  Antihemophi!ic Factor (Recombinant) For lnj 1241-1800 Unit  Antihemophilic Factor rAHF-PFM For lnj 1500 Unit  -·  <,fl  / -•\ \.:J l,//,,,..  - - - er ,  18.00%42.00%30.00%  ,,' ,..,._, 1f  40.00%  37.75%

Antihemophilic Products	85100028202150	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 2000 Unit	21.00%
Antihemophilic Products	85100010266470	Xyntha Solofuse	Antihemophilic Factor Recombinant PAF For Inj Kit 3000 Unit	38.00%
Antihemophilic Products	85100010502130	Obizur	Antihemophilic Factor (Recomb Porc) rpFVIII For Inj 500 Unit	20.00%
Antihemophilic Products	85100015102139	Wilate	Antihemophilic Factor/VWF (Human) For Inj 1000-1000 Unit	40.00%
Antihemophilic Products	85100020002100	Feiba NF	*Antiinhibitor Coagulant Complex For Inj**	40.00%
Antihemophilic Products	85100028002160	Mononine	Coagulation Factor IX For Inj 250 Unit	40.00%
Antihemophilic Products	85100030002115	Profilnine SD	Factor IX Complex For Inj 1500 Unit	19.75%
Antihemophilic Products	85100010002125	Hemofil M	Antihemophilic Factor (Human) For Inj 401-800 Unit	42.00%
Antihemophilic Products	85100010006410	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 250 Unit	30.00%
Antihemophilic Products	85100010202135	Recombinate	Antihemophilic Factor (Recombinant) For Inj 801-1240 Unit	40.00%
Antihemophilic Products	85100010252130	Advate	Antihemophilic Factor rAHF-PFM For Inj 500 Unit	37.75%
Antihemophilic Products	85100010266440	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 1000 Unit	38.00%
Antihemophilic Products	85100010002140	Hemofil M	Antihemophilic Factor (Human) For Inj 1000 Unit	42.00%
Antihemophilic Products	85100010006475	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 1500 Unit	30.00%
Antihemophilic Products	85100010302155	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 2000 Unit	20.00%
Antihemophilic Products	85100028202140	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 1000 Unit	21.00%
Antihemophilic Products	85100015102132	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 500-1200 Unit	37.00%
Antihemophilic Products	85100015102190	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 1500 Unit	40.00%
Antihemophilic Products	85100026202145	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 5 MG (5000 MCG)	31.75%
Antihemophilic Products	85100030002105	Profilnine SD	Factor IX Complex For Inj 500 Unit	19.75%
Antihemophilic Products	85100060106420	Kcentra	Prothrombin Complex Conc Human For Inj Kit 500 Unit	20.00%
Antihemophilic Products	85100010202150	Novoeight	Antihemophilic Factor (Recombinant) For Inj 1500 Unit	20.00%
Antihemophilic Products	85100010252170	Advate	Antihemophilic Factor rAHF-PFM For Inj 2000 Unit	37.75%
Antihemophilic Products	85100028202160	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 3000 Unit	21.00%
Antihemophilic Products	85100010302120	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 250 Unit	20.00%
Antihemophilic Products	85100015102120	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 250-500 Unit	37.00%
Antihemophilic Products	85100015102140	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 1000-2000 Unit	37.00%
Antihemophilic Products	85100026202117	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 1 MG (1000 MCG)	31.75%
Antihemophilic Products	85100028002185	AlphaNine SD	Coagulation Factor IX For Inj 1500 Unit	30.00%
Antihemophilic Products	85100030002150	Bebulin	Factor IX Complex For Inj 200-1200 Unit	20.00%
Antihemophilic Products	85100010206440	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 1000 Unit	41.75%
Antihemophilic Products	85100010002130	Hemofil M	Antihemophilic Factor (Human) For Inj 500 Unit	42.00%
Antihemophilic Products	85100010006430	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 500 Unit	30.00%
Antihemophilic Products	85100010202140	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 1000 UNIT	20.00%
Antihemophilic Products	84100040002010	Cyklokapron	Tranexamic Acid Inj 100 MG/ML	18.00%
Antihemophilic Products	85100010002146	Hemofil M	Antihemophilic Factor (Human) For Inj 1700 Unit	42.00%
Antihemophilic Products	85100010202115	Recombinate	Antihemophilic Factor (Recombinant) For Inj 220-400 Unit	40.00%
Antihemophilic Products	85100010252140	Advate	Antihemophilic Factor rAHF-PFM For Inj 1000 Unit	37.75%
Antihemophilic Products	85100010266460	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 2000 Unit	38.00%
Antihemophilic Products	85100028202120	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 250 Unit	21.00%
Antihemophilic Products	85100010302165	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 3000 Unit	20.00%
Antihemophilic Products	85100015102138	Wilate	Antihemophilic Factor/VWF (Human) For Inj 900-900 Unit	40.00%
Antihemophilic Products	85100015102193	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 2000 Unit	40.00%
Antihemophilic Products	85100026202160	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 8 MG (8000 MCG)	31.75%
Antihemophilic Products	85100030002110	Profilnine SD	Factor IX Complex For Inj 1000 Unit	19.75%
Antihemophilic Products	85100060106430	Kcentra	Prothrombin Complex Conc Human For Inj Kit 1000 Unit	20.00%
Antihemophilic Products	85100028002170	AlphaNine SD	Coagulation Factor IX For Inj 500 Unit	40.00%
Antihemophilic Products	85100010202155	Recombinate	Antihemophilic Factor (Recombinant) For Inj 1801-2400 Unit	40.00%
Antihemophilic Products	85100010252180	Advate	Antihemophilic Factor rAHF-PFM For Inj 3000 Unit	37.75%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número 19-05

                                                                                                                     Antihemophilic Products  Antihemophilic Products  Antihemophilic Products  85100028202150 BeneFIX  85100010266470 Xyntha Solofuse  Coagulation Factor IX {Recombinant) For lnj 2000 Unit Antihemophl!ic Factor Recombinant PAF For lnj Kit 3000 Unit  21.00%38.00%  Antihemophilic Ptoducts Antihemophilic Products  85100010502130 Obizur  85100015102139 Wilate85100020002100 Feiba NF  Antihemophilic Factor (Recomb Pore) rpFVIII For lnj 500 Unit Antihemophilic Factor/VWF {Human) For lnj 1000--1000 Unit*AntifnhlbitorCoagulant Complex For tnj"'•  20.00%40.00%40.00%  Antihemophillc Products  85100028002160 Mononine  Coagulation Factor IX For lnj 250 Unit  40.00%  Antihemophi!ic Products Antihemophllic Products  Antihemophilic Products Antihemophillc Products  85100030002115 Profilnine SD85100010002125 Hemofil M  Antihemophilic Products AntihemophiHc Products  85100010006410 Monodate-P85100010202135 Recombinate  Factor IX Complex For lnj 1500 UnitAntihemophilic Factor {Human) For tnj 401-800 Unit Antihemophilic Factor {Human) For lnj Kit 250 Unit Antihemophilic Factor (Recombinant) For lnj 801-1240 Unit  Antihemophllic Products  85100010252130 Advate85100010266440 Xyntha  85100010002140 Hemofil M  Antlhemophillc Factor rAHF-PFM For tnj 500 Unit Antihemophilic Factor Recombinant PAF For lnj Kit 1000 Unit Antihemophilic Factor {Human) For lnj 1000 Unit  19.75%42.00¾30.00%40.00%  37.75%38.00%42.00%  Antihemophillc Products  Antihemophllfc Products  85100010006475 Monoclate-P  AntihemophiHc Factor {Human) For lnj Kit 1500 Unit  30.00%  85100010302155 Eloctate  Antlhemophillc Factor {Recomb) rFVJIIFc For lnj 2000 Unit  20.00%  Antihemophl!ic Products  Antihemophllic Products  Antihemophilic Products  Antihemophlltc Products  85100028202140 BeneFIX  Coagulation factor JX {Recombinant) For lnj 1000 Unit  21.00%  37.00%40.00%  Antihemophilic Products  31.75%  19.75%  Antihemophllic Products  Antihemophillc Products  85100015102132 Humate-P Antihemophllic Factor/VWF (Human) For lnj 500 1200 Unit 85100015102190 Alphanate/VWF Compfe) Antihemophlllc Factor/VWF (Human) For lnj 1500 Unit 85100026202145 NovoSeven RT Coagulation Factor Vila (Re.comb) For lnj 5 MG (5000 MCG) 85100030002105 Profilnlne SD Factor IX Complex For lnj 500 Unit85100060106420 Kcentra Prothrombin Complex Cone Human For lnj Kit 500 Unit  20.00%  Antihemophilic Products  Antihemophl!ic Products  85100010202150 Novoeight85100010252170 Advate  Antihemophllic Factor {Recombinant) For tnj1500 Unit Antihemophilic Factor rAHF-PFM For lnj 2000 Unit  20.00%37.75%  Antihemophilic Products  Antihemophilic Products  85100028202160 BeneFlX  Coagulation Factor IX {Recombinant) For lnj 3000 Unit  85100010302120 E!octate  Antihemophll!c Factor {Recomb) rFVIIIFc For lnj 250 Unit  21.00%  20.00%  Antihemophilic Products Antihemophllic Products  85100015102120 Humate-P  85100015102140 Humate-P85100026202117 NovoSeven RT  Antihemophllic Factor/VWF (Human) For lnj 250-500 Unit Antihemophlllc Factor/VWF (Human) For tnj1000-2000 Unit Coagulation Factor Vita {Recomb) For Inf 1 MG (1000 MCG)  37.00%37.00%31.75%  Antihemophi!ic Products  Antihemophilic Products  85100028002185 AlphaNJne SD85100030002150 Bebulin  Coagulation Factor IX For lnJ 1500 Unit Factor IX Complex For lnj 200-1200 Unit  30.00%20.00%  Antihemophilic Products  Antihemophilic Products  Antihemoph!lic Products  85100010206440 Hellxate FS85100010002130 Hemofil M  Antihemophilic Factor (Recomblnant) For lnJ Kit 1000 Unit Antlhemoph11!c Factor (Human} For lnJ 500 Unit  41.75%42.00%  85100010006430 Monoclate-P  Antihemophillc Factor (Human) For lnj Kit 500 Unit  30.00%  Antihemophi!Jc Products Antihemophilic Products  85100010202140 B!OClATE84100040002010 Cyklokapron  ANTlHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 1000 UNITTranexamlc Acid lnj 100 MG/Ml  20.00%18.00¼  Antihemoph11!c Products  Antihemoph!llc Products  Antihemophlllc Products  85100010002146 Hemofi1 M85100010202115 Recomblnate  Antihemophilic Factor (Human) For lnj 1700 Unit Antihemophilic Factor(Recombinant) For lnj 220-400 Unit  42.00%40.00¾  Antihemophi!ic Products  Ant!hemophi!ic Products  85100010252140 Advate85100010266460 Xyntha  Antihemoph1Hc Factor rAHF-PFM For lnj 1000 Unit Antlhemophllic Factor Recombinant PAF For lnj Kit 2000 Unit  37.75%38.00%  Antlhemophilic Products  Antihemophll!c Products  85100028202120 BeneFIX  Coagulation Factor IX (Recombinant) For lnj 250 Unit  85100010302165 Eloctate85100015102138 Wilate  Antihemophilic Factor {Re.comb) rfVIIIFc For lnj 3000 Unit Antihemophilic Factor/VWF (Human) For lnj 900-900 Unit  21.00%  20.00%40.00%  Antihemophilic Products  Antihemophilic Products  Antihemophllic Products  85100015102193 A!phanate/VWF Complex Antihemophilic Factor/VWF {Human} For lnj 2000 Unlt  85100026202160 NovoSeven RT Coagulation Factor Vila (Recomb) For lnj 8 MG {8000 MCG)  40.00%31.75%  Antihemophi!lc Products  Antihemophi!ic Products  85100030002110 Profllnlne SD  85100060106430 Kcentra  Factor IX Complex Forlnj 1000 UnitProthrombln Complex Cone Human For Jnj Kit 1000 Unit  19.75%20.00%  85100028002170 AlphaNine SD  Coagulation Factor IX For lnj 500 Unit  AntihemophiHc Products  Antihemophllic Products  85100010202155 Recombinate85100010252180 Advate  Antlhemophilic Factor (Recombinant) For lnj 1801-2400 Unit Antihemophilic Factor rAHF-PFM For lnj 3000 Unit  40.00%40.00%37.75%

Antihemophilic Products	85100010302125	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 500 Unit	20.00%
Antihemophilic Products	85100015102122	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 250-600 Unit	37.00%
Antihemophilic Products	85100015102144	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 1000-2400 Unit	37.00%
Antihemophilic Products	85100026202120	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 1.2 MG (1200 MCG)	31.75%
Antihemophilic Products	85100028402110	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 500 Unit	22.00%
Antihemophilic Products	85100030002180	Profilnine SD	FACTOR IX COMPLEX FOR INJ 1000-1500 UNIT	20.05%
Antihemophilic Products	85100028002180	AlphaNine SD	Coagulation Factor IX For Inj 1000 Unit	40.00%
Antihemophilic Products	85100010206460	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 3000 Unit	41.75%
Antihemophilic Products	85100010002110	Hemofil M	Antihemophilic Factor (Human) For Inj 250 Unit	42.00%
Antihemophilic Products	85100010002160	Hemofil M	Antihemophilic Factor (Human) For Inj 801-1500 Unit	42.00%
Antihemophilic Products	85100010202125	Recombinate	Antihemophilic Factor (Recombinant) For Inj 401-800 Unit	40.00%
Antihemophilic Products	85100010202170	Novoeight	Antihemophilic Factor (Recombinant) For Inj 3000 Unit	20.00%
Antihemophilic Products	85100010266420	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 250 Unit	38.00%
Antihemophilic Products	85100010302135	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 1000 Unit	20.00%
Antihemophilic Products	85100015102129	Wilate	Antihemophilic Factor/VWF (Human) For Inj 500-500 Unit	40.00%
Antihemophilic Products	85100015102170	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 500 Unit	40.00%
Antihemophilic Products	85100026202130	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 2.4 MG (2400 MCG)	30.50%
Antihemophilic Products	85100028402130	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 2000 Unit	22.00%
Antihemophilic Products	85100033006440	Corifact	Factor XIII Concentrate (Human) For Inj Kit 1000-1600 Unit	21.00%
Antihemophilic Products	85100010206420	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 250 Unit	41.75%
Antihemophilic Products	85100010002112	ALPHANATE	ANTIHEMOPHILIC FACTOR (HUMAN) FOR INJ 250-500 UNIT	41.75%
Antihemophilic Products	85100010002170	Hemofil M	Antihemophilic Factor (Human) For Inj 1501-2000 Unit	42.00%
Antihemophilic Products	85100010202130	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 500 UNIT	20.00%
Antihemophilic Products	85100010252120	Advate	Antihemophilic Factor rAHF-PFM For Inj 250 Unit	37.75%
Antihemophilic Products	85100010266430	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 500 Unit	38.00%
Antihemophilic Products	85100010302145	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 1500 Unit	20.00%
Antihemophilic Products	85100028202130	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 500 Unit	21.00%
Antihemophilic Products	85100015102130	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 500-1000 Unit	37.00%
Antihemophilic Products	85100015102180	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 1000 Unit	40.00%
Antihemophilic Products	85100026202140	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 4.8 MG (4800 MCG)	31.75%
Antihemophilic Products	85100028402140	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 3000 Unit	22.00%
Antihemophilic Products	85100035002120	RiaSTAP	Fibrinogen Conc (Human) Inj Approximately 1 GM (900-1300 MG)	21.00%
Antihemophilic Products	85100010206430	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 500 Unit	41.75%
Antihemophilic Products	85100010002109	Hemofil M	Antihemophilic Factor (Human) For Inj 220-400 Unit	42.00%
Antihemophilic Products	85100010002147	Hemofil M	Antihemophilic Factor (Human) For Inj 1701-2000 Unit	42.00%
Antihemophilic Products	85100010202120	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 250 UNIT	20.00%
Antihemophilic Products	85100010202160	Novoeight	Antihemophilic Factor (Recombinant) For Inj 2000 Unit	20.00%
Antihemophilic Products	85100010252185	Advate	Antihemophilic Factor rAHF-PFM For Inj 4000 Unit	37.75%
Antihemophilic Products	85100010302130	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 750 Unit	20.00%
Antihemophilic Products	85100015102128	Wilate	Antihemophilic Factor/VWF (Human) For Inj 450-450 Unit	40.00%
Antihemophilic Products	85100015102160	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 250 Unit	40.00%
Antihemophilic Products	85100026202126	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 2 MG (2000 MCG)	31.75%
Antihemophilic Products	85100028402120	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 1000 Unit	22.00%
Antihemophilic Products	85100032102130	Tretten	Coagulation Factor XIII A-Subunit For Inj 2000-3125 Unit	18.00%
Antihemophilic Products	85100010206450	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 2000 Unit	41.75%
ANTIHEMOPHILICS	30201010102015	Stimate	Desmopressin Acetate Nasal Soln 1.5 MG/ML	18.00%
ANTIHISTAMINES	41200030102900	DiphenhydrAMINE HCl	Diphenhydramine HCl Powder	18.00%
ANTIHYPERLIPIDEMICS	3950004010E520	Kynamro	Mipomersen Sodium Soln Prefilled Syringe 200 MG/ML	18.00%
ANTIHYPERLIPIDEMICS	39480050200120	Juxtapid	Lomitapide Mesylate Cap 5 MG (Base Equiv)	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

               Anti.hemophilic Products    85100010302125  Eloctate  Antihemophilic Factor (Recomb) rFVIJIFc For lnj 500 Unit    20.00¾  Antihemophi!ic Products    85100015102122  Humate-P  Antihemoph!lic FactorNWF (Human) For lnj 250-600 Unit    37.00%  Antihemophll!c Products    85100015102144  Humate-P  Antihemophilic Factor/VWF (Human) For Jnj 1000-2400 Unit    37.00%  AntihemophiHc Products    85100026202120  NovoSeven  Coagulation Factor VIia (Recomb) For lnj 1.2 MG (1200 MCG)    31.75%  Antihemophilic Products    85100028402110  Alprolix  Coagulation Factor IX (Recomb) (rFIXFc) For Jnj 500 Unit    22.00%  Antihemophilic Products    85100030002180  Profilnlne SD  FACTOR 1X COMPLEX FOR INJ 1000-1500 UNIT    20.05%  Antihemophilic Products    85100028002180  AlphaNine SD  Coagulation Factor IX For lnj 1000 Unit    40.00%  Antihemophllic Products    85100010206460  Helixate FS  Antihemoph!llc Factor (Recombinant) For lnj Kit 3000 Unit    41.75%  Antihemophilic Products    85100010002110  HemofilM  Antihemophilic Factor (Human) For lnj 250 Unit    42.00%  Antihemophilic Products    85100010002160  Hemofi!M  Antihemophilic Factor (Human) For lnj 801-1500 Unit    42.00%  Antihemophilic Products    85100010202125  Recombinate  Ant!hemophilic Factor (Recombinant) For lnj 401-800 Unit    40.00%  AntihemophHic Products    85100010202170  Novoeight  Antihemophiltc Factor (Recombinant) For lnj 3000 Unit    20.00%  Antihemophi!ic Products    85100010266420  Xyntha  Antihemophllic Factor Recombinant PAF For lnj Kit 250 Unit    38.00%  Antihemophilic Products    85100010302135  Eloctate  Antihemophilic Factor (Recomb) rfVIIIFc For lnj 1000 Unit    20.00%  Antihemophilic Products    85100015102129  Wilate  Antihemophilic Factor/VWF (Human) For lnj 500-500 Unit    40.00%  Antihemophllic Products    85100015102170  Alphanate/VWF Complex  Antlhemophilic Factor/VWF (Human) For lnj 500 Unit    40.00%  Antihemophilic Products    85100026202130  NovoSeven  Coagulation Factor VIia (Recomb) For lnj 2.4 MG (2400 MCG)    30.50¾  Antihemophil!c Products    85100028402130  Alprolix  Coagulation Factor IX (Recomb} (rFIXFc) For lnj 2000 Unit    22.00%  Antihemophilic Products    85100033006440  Cori-fact  Factor XU! Concentrate (Human) For lnj Kit 1000-1600 Unit    21.00%  Antihemophll!c Products    85100010206420  Hefo:ate FS  Antihemophilic Factor (Recombinant} For lnj Kit 250 Unit    41.75%  Antihemophilic Products    85100010002112  ALPHANATE  ANTIHEMOPHIUC FACTOR (HUMAN) FOR INJ 250-500 UNIT    41.75%  Antihemophillc Products    85100010002170  HemofilM  Antihemophilic Factor {Human} For lnj 1501-2000 Unit    42.00%  Antihemophilic Products    85100010202130  BIOCLATE  ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 500 UNIT    20.00%  Antihemophilic Products    85100010252120  Advate  Antlhemophilic Factor rAHF-PFM For lnj 250 Unit    37.75%  Antihemophllic Products    85100010266430  Xyntha  Antihemophilic Factor Recombinant PAF For lnj Kit 500 Unit    38.00%  Antihemophilic Products    85100010302145  Eloctate  Antihemophllic Factor {Recomb) rFVIIIFc For lnj 1500 Unit    20.00%  Ant!hemophHJc Products    85100028202130  BeneFIX  Coagulation Factor IX (Recombinant) For In] 500 Unit    21.00%  Antlhemophl!Jc Products    85100015102130  Humate-P  Antihemophlllc Factor/VWF (Human) For lnj 500-1000 Unit    37.00%  Antihemophilic Products    85100015102180  A!phanateNWF Complex  Antihemophilic Factor/VWF (Human) For lnj 1000 Unit    40.00%  Antihemophilic Products    85100026202140  NovoSeven  Coagulation Factor VIia (Recomb) For lnJ 4.8 MG {4800 MCG)    31.75%  Antihemophilic Products    85100028402140  A!prolix  Coagulation Factor IX (Recomb) (rFIXFc) For lnj 3000 Unit    22.00%  Antihemophllic Products    85100035002120  Ria5TAP  Fibrinogen Cone {Human) lnj Approximately 1 GM (900---1300 MG)    21.00%  Antihemoph1Hc Products    85100010206430  Helixate FS  Antihemophlllc Factor (Recombinant) For lnj KJtSOO Unit    41.75%  AntihemophlHc Products    85100010002109  Hemofil M  Antihemophllic Factor (Human} For lnj 220-400 Unit    42.00%  Antihemophil!c Products    85100010002147  HemofilM  Antihemophllic Factor (Human) For lnj 1701-2000 Unit    42.00%  Antihemophilic Products    85100010202120  BIOCLATE  ANTIHEMOPHIUC FACTOR {RECOMBINANT) FOR INJ 250 UNIT    20.00%  Antihemophilic Products    85100010202160  Novoeight  Antlhemoph!lic Factor {Recombinant) For lnj 2000 Unit    20.00%  Antihemophi1ic Products    85100010252185  Advate  Antihemoph!lic Factor rAHF-PFM For lnj 4000 Unit    37.75%  Antihemophilic Products    85100010302130  Efoctate  Antlhemophilic Factor (Recomb) rFVlllFc For Jnj 750 Unit    20.00%  Antihemoph11ic Products    85100015102128  Wi!ate  Antihemophll!c Factor/VWF (Human) For lnj 450-450 Unit    40.00%  AntihemophlHc Products    85100015102160  Atphanate/VWF Complex  Antihemophilic Factor/VWF (Human) For lnJ 250 Unlt    40.00%  Antihemophilic Products    85100026202126  NovoSeven RT  Coagulation Factor Vlla (Recomb) For lnj 2 MG (2000 MCG)    31.75%  Antihemophilic Products    85100028402120  Alpro!ix  Coagulation Factor IX {Recomb) {rFIXFc) For lnj 1000 Unit    22.00%  Antihemoph1Hc Products    85100032102130  Tretten  Coagulation Factor XHI A-Subunit For lnJ 2000-3125 Unit    18.00%  Antlhemophl!ic Products    85100010206450  Helixate FS  Antfhemophi1ic Factor (Recombinant) For Jnj Kit 2000 Unit    41.75%  ANTIHEMOPHILICS    30201010102015  Stimate  Desmopressin Acetate Nasal Soln 1.5 MG/ML    18.00%  ANTIHISTAMINES    41200030102900  DiphenhydrAMINE HCI  Diphenhydramine HCI Powder  .\\..\, ::>·1 '"v<lr'\'  18.00%  ANTIHYPERLIPIDEMICSANTIHYPERUPIDEMICS    3950004010E52039480050200120  KynamroJuxtapid  Mipomersen Sodium So!n Pref!lled Syringe 200 MG/MLLomltapide Mesylate Cap 5 MG (Base Equiv)  ,:,., - ·...,_ "('\_"'c-,.Yu· <;-1,,'  18.00%18.00%  .,r,  ·-·        t;" "F<.,OntratoN- ·-o.-.J, ,j - , urnero..m\t()". us,,' \ii:-------...._ y    tr;.,  .  '((,,\ ' : , 9.  '/y .-,. ,v  .,;2_& DE. 5J>.,,.

ANTIHYPERLIPIDEMICS	39480050200130	Juxtapid	Lomitapide Mesylate Cap 10 MG (Base Equiv)	18.00%
ANTIHYPERLIPIDEMICS	39480050200140	Juxtapid	Lomitapide Mesylate Cap 20 MG (Base Equiv)	18.00%
ANTI-INFECTIVE AGENTS - MISC.	16000005402120	Cayston	Aztreonam Lysine For Inhal Soln 75 MG (Base Equivalent)	18.00%
ANTI-INFECTIVE AGENTS - MISC.	16000049000320	Xifaxan	Rifaximin Tab 200 MG	18.00%
ANTI-INFECTIVE AGENTS - MISC.	16000049000340	Xifaxan	Rifaximin Tab 550 MG	18.00%
Antineoplastics	21353045001360	Arzerra	Ofatumumab Conc For IV Infusion 1000 MG/50ML	18.00%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	18.00%
Antineoplastics	21534007100120	Alecensa	Alectinib HCl Cap 150 MG (Base Equivalent)	18.00%
Antineoplastics	21370060200120	Odomzo	SONIDEGIB PHOSPHATE CAP 200 MG (BASE EQUIVALENT)	18.00%
Antineoplastics	21755050102030	Levoleucovorin Calcium P	Levoleucovorin Calcium IV Soln PF 250 MG/25ML (Base Equiv)	18.00%
Antineoplastics	21100010002020	Busulfex	Busulfan Inj 6 MG/ML	18.00%
Antineoplastics	21574070401820	Imlygic	Talimogene Laherparepvec Intralesional Inj 1000000 Unit/ML	18.00%
Antineoplastics	21535570200320	Rubraca	Rucaparib Camsylate Tab 200 MG (Base Equivalent)	18.00%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	18.00%
Antineoplastics	21250010402125	Erwinaze	Asparaginase Erwinia Chrysanthemi For IM Inj 10000 Unit	18.00%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	18.00%
Antineoplastics	2147008000b720	Venclexta Starting Pack	Venetoclax Tab Therapy Starter Pack 10 & 50 & 100 MG	18.00%
Antineoplastics	21755040102150	Leucovorin Calcium	Leucovorin Calcium For Inj 200 MG	18.00%
Antineoplastics	21500012001325	PACLitaxel	Paclitaxel IV Conc 30 MG/5ML (6 MG/ML)	18.00%
Antineoplastics	21300050100320	Trexall	Methotrexate Sodium Tab 5 MG (Base Equiv)	18.00%
Antineoplastics	21353027002030	Darzalex	Daratumumab IV Soln 400 MG/20ML	18.00%
Antineoplastics	21534013100320	Cabometyx	Cabozantinib S-Malate Tab 20 MG (Base Equivalent)	18.00%
Antineoplastics	21990002750320	Lonsurf	TRIFLURIDINE-TIPIRACIL TAB 15-6.14 MG	18.00%
Antineoplastics	21708080000110	Vesanoid	Tretinoin Cap 10 MG	18.00%
Antineoplastics	21300050100350	Trexall	Methotrexate Sodium Tab 15 MG (Base Equiv)	18.00%
Antineoplastics	21755040102130	Leucovorin Calcium	Leucovorin Calcium For Inj 100 MG	18.00%
Antineoplastics	21100015002045	CARBOplatin	Carboplatin IV Soln 600 MG/60ML	18.00%
Antineoplastics	21536045100140	Ninlaro	Ixazomib Citrate Cap 4 MG (Base Equivalent)	18.00%
Antineoplastics	21100009102005	Bendeka	Bendamustine HCl IV Soln 100 MG/4ML (25 MG/ML)	18.00%
Antineoplastics	21700013001930	Tice BCG	BCG Live Intravesical For Susp 50 MG	18.00%
Antineoplastics	21700020002110	Dacarbazine	Dacarbazine For Inj 200 MG	18.00%
Antineoplastics	21200010102105	Bleomycin Sulfate	Bleomycin Sulfate For Inj 15 Unit	18.00%
Antineoplastics	21100015002030	CARBOplatin	Carboplatin IV Soln 50 MG/5ML	18.00%
Antineoplastics	21574070401840	Imlygic	Talimogene Laherparepvec Intralesional Inj 100000000 Unit/ML	18.00%
Antineoplastics	21353030002120	Empliciti	Elotuzumab For IV Soln 300 MG	18.00%
Antineoplastics	21535570200330	Rubraca	Rucaparib Camsylate Tab 300 MG (Base Equivalent)	18.00%
Antineoplastics	21200050002120	Mitomycin	Mitomycin For Inj 40 MG	18.00%
Antineoplastics	21300007002015	Cladribine	Cladribine IV Soln 10 MG/10ML (1 MG/ML)	18.00%
Antineoplastics	21470080000320	Venclexta	Venetoclax Tab 10 MG	18.00%
Antineoplastics	21534013100330	Cabometyx	Cabozantinib S-Malate Tab 40 MG (Base Equivalent)	18.00%
Antineoplastics	21990002750330	Lonsurf	TRIFLURIDINE-TIPIRACIL TAB 20-8.19 MG	18.00%
Antineoplastics	21550040202220	Onivyde	Irinotecan HCl Liposome IV Inj 43 MG/10ML (4.3 MG/ML)	18.00%
Antineoplastics	21100020002020	CISplatin	Cisplatin Inj 50 MG/50ML (1 MG/ML)	18.00%
Antineoplastics	21100015002040	CARBOplatin	Carboplatin IV Soln 450 MG/45ML	18.00%
Antineoplastics	21533530200320	Cotellic	Cobimetinib Fumarate Tab 20 MG (Base Equivalent)	18.00%
Antineoplastics	21353030002130	Empliciti	Elotuzumab For IV Soln 400 MG	18.00%
Antineoplastics	21500005002075	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 80 MG/4ML	18.00%
Antineoplastics	21470080000340	Venclexta	Venetoclax Tab 50 MG	18.00%
Antineoplastics	21500012001350	Onxol	Paclitaxel IV Conc 300 MG/50ML (6 MG/ML)	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 9-052

               ,  ANTIHYPERLIPIDEMICS  39480050200130  Juxtap!d  Lomitaplde Mesylate Cap 10 MG {Base Equiv)            18.00%  ANTIHYPERLIPIDEMICS  39480050200140  Juxtapid  Lomitapide Mesylate Cap 20 MG (Base Equiv}              ANTI-INFECTIVE AGENTS- MISC.  16000005402120  Cayston  Aztreonam Lysine For lnhal Soln 75 MG (Base Equlvalent}            18.00%18.00%  ANTI-INFECTIVE AGENTS- MISC.  16000049000320  Xifaxan  Rifaximin Tab 200 MG            18.00%  ANTI-INFECTIVE AGENTS- MISC.  16000049000340  Xifaxan  Rifaxlmin Tab 550 MG            18.00¾  Antfneoplastics  21353045001360  Arzerra  Ofatumumab Cone For JV Infusion 1000 MG/50ML            18.00%  Antineoplastics  213530600020110  Rituxan  Rituximab For IV lnj Cone 10 MG/ML            18.00%  Antineoplastks  21534007100120  Alecensa  Alectinib HCI Cap 150 MG (Base Equfva!ent)            18.00%  Antineop!astics  21370060200120  Odomzo  SON!DEGIB PHOSPHATE CAP 200 MG (BASE EQUIVALENT)            18.00%  Antlneop!astics  21755050102030  Levoleucovorin Calcium  Levoleucovor!n Calcium IV Soln PF 250 MG/25ML (Base Equiv)            18.00%  Antineoplastics  21100010002020  Busulfex  Busulfan lnj 6 MG/ML            18.00%  Antineoplastics  21574070401820  lmlygic  Talimogene Laherparepvec lntralesional lnj 1000000 Unit/ML            18.00%  Antineoplastics  21535570200320  Rubraca  Rucaparib Camsylate Tab 200 MG {Base Equivalent)            18.00%  Antineoplastics  21353060002040  Rltuxan  Rltuximab For IV lnj Cone 10 MG/ML            18.00%  Antineoplastics  21250010402125  Erwinaze  Asparaginase Erw!nia Chrysantheml for IM lnj 10000 Unit            18.00%  Antineoplastics  21353060002040  Rituxan  Rltuximab For IV lnj Cone 10 MG/ML            18.00%  Antineoplastics  2147008000b720  Venclexta Starting Pack  VenetodaxTab Therapy Starter Pack 10 & SO & 100 MG            18.00%  Ant!neoplastlcs  21755040102150  Leucovorin Calcium  Leucovorin Calcium For lnj 200 MG            18.00%  Antineoplastlcs  21500012001325  PACUtaxel  Paditaxel IV Cone 30 MG/SML (6 MG/ML)            18.00%  Antineoplast!cs  21300050100320  Trexal!  Methotrexate Sodium Tab 5 MG (Base Equiv)            18.00%  Antineop!astics  21353027002030  Darzalex  Daratumumab JV Sein 400 MG/20ML            18.00%  Antineop!astics  21534013100320  cabometyx  cabozantinib 5-Malate Tab 20 MG (Base Equfva!ent)            18.00%  Antineop!astics  21990002750320  Lonsurf  TRIFLURIDJNE-TIPIRAC!L TAB 15-6.14 MG            18.00%  Antineoplast!cs  21708080000110  Vesanold  Tretinoln cap 10 MG            18.00%  Antineoplastics  21300050100350  Trexall  Methotrexate Sodium Tab 15 MG (Base Equiv)            18.00%  Antineoplastics  21755040102130  Leucovorin Calcium  Leucovorln calcium For lnj 100 MG            18.00%  Antineoplastics  21100015002045  CARBOplatln  Carboplatin IV Soln 600 MG/60ML            18.00%  Antineoplastics  21536045100140  Ninlaro  lxazomlb Citrate Cap 4 MG (Base Equivalent)            18.00%  Antineoplastics  21100009102005  Bendeka  Bendamustine HCI IV Soln 100 MG/4ML {25 MG/ML)            18.00%  Antineoplastics  21700013001930  Tice BCG  BCG Live lntravesical For Susp 50 MG            18.00%  Antineoplastlcs  21700020002110  Dacarbazine  Dacarbazine For lnj 200 MG            18.00%  Antineoplastics  21200010102105  B!eomycin Sulfate  B!eomycin Sulfate For lnJ 15 Unit            18.00%  Antineoplastics  21100015002030  CARBOplatin  carboplatin IV So!n SO MG/5ML            18.00%  Antineoplastks  21574070401840 lmlygic    Talimogene Laherparepvec fntralesional lnj 100000000 Unit/ML            18.00%  Antineoplastics  21353030002120  Empllclti  Elotuzumab For rv Soln 300 MG            18.00%  Antineoplastics  21535570200330  Rubraca  Rucaparib Camsylate Tab300 MG (Base Equivalent}            18.00%  Antineoplastics  21200050002120  Mitomydn  Mltomycin For lnJ 40 MG            18.00%  Antineoplastics  21300007002015  Cladribine  dadribine IV So!n 10 MG/10ML {1 MG/ML}            18.00%  Antineoplastics  21470080000320  Venc\exta  Venetociax Tab 10 MG            18.00%  Antineoplastlcs  21534013100330  cabometyx  cabozantinib S-Malate Tab 40 MG {Base Equivalent)            18.00%  Antlneoplastics  21990002750330  Lonsurf  TRIFLURlDINE-TlPIRACIL TAB 20-8.19 MG            18.00%  Antineop\astics  21550040202220  Onlvyde  lrfnotecan HCI Llposome IV lnj 43 MG/10ML (4.3 MG/ML}            18.00%  Antineop\astlcs  21100020002020  CISplatin  Osplatln lnj 50 MG/50Ml {1MG/ML)            18.00%  Antineoplastics  21100015002040  CARBOplatin  carboplatin 1V Soln 450 MG/45ML            18.00%  Antineoplastics  21533530200320  Cotelllc  Coblmetinib Fumarate Tab 20 MG (Base Equivalent)  ,,-·.\\...- - _:_ -          18.00%  Antineoplastics  21353030002130  Empliciti  Elotuzumab For IV Sein 400 MG            18.00%  Antineoplastics  21500005002075  DOCEtaxel (Non-Alcohol)  Docetaxel (Non-Alcohol Formula) IV 5oln 80 MG/4ML  ~· ,y ,:1..',v .'..          18.00%  Antineoplastics  21470080000340  Venclexta  VenetoclaxTab 50 MG  ; ."' 'i- "      _    18.00%  Antineoplastics  21500012001350  Onxol  Paclitaxe! IV Cone 300 MG/50ML {6 MG/ML)      ' VOnfratn ,.,,_.  V    18.00%  .            !) ., --,.., '. Ill                  \,IJ\<J\.\ ,.," . . ; >                              ,9  ..  'v '  \(",'··  -.- ,, .  s'\·'\; f'L.  ,, 0 .s D..E.. 51",  -

Antineoplastics	21100020002025	CISplatin	Cisplatin Inj 100 MG/100ML (1 MG/ML)	18.00%
Antineoplastics	21500020102005	VinCRIStine Sulfate	Vincristine Sulfate IV Soln 1 MG/ML	18.00%
Antineoplastics	21534065200330	Tagrisso	Osimertinib Mesylate Tab 80 MG (Base Equivalent)	18.00%
Antineoplastics	21536045100120	Ninlaro	Ixazomib Citrate Cap 2.3 MG (Base Equivalent)	18.00%
Antineoplastics	21500005002080	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 160 MG/8ML	18.00%
Antineoplastics	21470080000360	Venclexta	Venetoclax Tab 100 MG	18.00%
Antineoplastics	21755050102020	Levoleucovorin Calcium	Levoleucovorin Calcium Inj 175 MG/17.5ML (Base Equiv)	18.00%
Antineoplastics	21755040102160	Leucovorin Calcium	Leucovorin Calcium For Inj 350 MG	18.00%
Antineoplastics	21755040102120	Leucovorin Calcium	Leucovorin Calcium For Inj 50 MG	18.00%
Antineoplastics	21100015002035	CARBOplatin	Carboplatin IV Soln 150 MG/15ML	18.00%
Antineoplastics	21353027002020	Darzalex	Daratumumab IV Soln 100 MG/5ML	18.00%
Antineoplastics	21536045100130	Ninlaro	Ixazomib Citrate Cap 3 MG (Base Equivalent)	18.00%
Antineoplastics	21500005002070	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 20 MG/ML	18.00%
Antineoplastics	21101040102115	Evomela	Melphalan HCl For Inj 50 MG (Propylene Glycol (PG) Free)	18.00%
Antineoplastics	21534013100340	Cabometyx	Cabozantinib S-Malate Tab 60 MG (Base Equivalent)	18.00%
Antineoplastics	21107075002140	Yondelis	Trabectedin For Inj 1 MG	18.00%
Antineoplastics	21200010102115	Bleomycin Sulfate	Bleomycin Sulfate For Inj 30 Unit	18.00%
Antineoplastics	21500012001335	PACLitaxel	Paclitaxel IV Conc 100 MG/16.7ML (6 MG/ML)	18.00%
Antineoplastics	21534065200320	Tagrisso	Osimertinib Mesylate Tab 40 MG (Base Equivalent)	18.00%
Antineoplastics	21353047002020	Lartruvo	Olaratumab Soln for IV Infusion 500 MG/50ML (10 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102010	Treanda	Bendamustine HCl IV Soln 45 MG/0.5ML (90 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002120	Oxaliplatin	Oxaliplatin For IV Inj 50 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002025	Ifosfamide	Ifosfamide IV Inj 1 GM/20ML (50 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000110	CeeNU	Lomustine Cap 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030102210	DAUNOrubicin HCl	Daunorubicin HCl Inj 5 MG/ML (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102040	Epirubicin HCl	Epirubicin HCl Inj 150 MG/75ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001325	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 25 MG/12.5ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002115	Cytarabine	Cytarabine For Inj 1 GM	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102040	Gemcitabine HCl	Gemcitabine HCl Inj 1 GM/26.3ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300054002025	Folotyn	Pralatrexate IV Inj 40 MG/2ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21352020002120	Blincyto	Blinatumomab For IV Infusion 35 MCG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402430000120	Xtandi	Enzalutamide Cap 40 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106410	Lupron Depot	Leuprolide Acetate For Inj Kit 7.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010256450	Lupron Depot	Leuprolide Acetate (6 Month) For Inj Kit 45 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000115	Pomalyst	Pomalidomide Cap 2 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002040	DOCEtaxel	Docetaxel Soln for IV Infusion 80 MG/8ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500012201920	Abraxane	Paclitaxel Protein-Bound Particles For IV Susp 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000130	Ibrance	Palbociclib Cap 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532025100120	Tafinlar	Dabrafenib Mesylate Cap 50 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007320	Afinitor Disperz	Everolimus Tab for Oral Susp 3 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300140	Sutent	Sunitinib Malate Cap 50 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534012000320	Bosulif	Bosutinib Tab 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000320	Sprycel	Dasatinib Tab 20 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100360	Tarceva	Erlotinib HCl Tab 150 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534054208240	Lenvima 14 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 & 4 MG (14 MG Daily Dose)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21536015002120	Velcade	Bortezomib For Inj 3.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21538040000330	Zydelig	Idelalisib Tab 150 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700020002105	Dacarbazine	Dacarbazine For Inj 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202135	Intron A	Interferon Alfa-2B For Inj 18000000 Unit	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-05[illegible]

                   )  Antineoplastics  21100020002025  C!Splatin  Cisplatin lnj 100 MG/lOOML (1 MG/ML)          18.00%  Antineoplastics  21500020102005  VinCRIStine Sulfate  Vincristine Sulfate IV So!n 1 MG/ML          18.00%  Antineoplastlcs  21534065200330  Tagrisso  Osimertlnib Mesylate Tab 80 MG {Base Equivalent)          18.00%  Antineoplastics  21536045100120  Nlnlaro  lxazomlb Citrate Cap 2,3 MG (Base Equivalent)          18.00%  Antineoplastics  21500005002080  DOCEtaxel (Non-Alcohol)  Docetaxel (Non-Alcohol Formula) IV Sotn 160 MG/8ML          18.00%  Antineoplastics  21470080000360  Venclexta  Venetoclax Tab 100 MG          18.00%  Antineoplastics  21755050102020  levoleucovorincatcium  Levo!eucovorin calcium lnj 175 MG/17.5Ml {Base Equiv)          18.00%  Antineoplastks  21755040102160  Leucovorln Calcium  Leucovorln Calcium For lnj 350 MG          18.00%  Antineoptastics  21755040102120  Leucovorin Calcium  Leucovorln Calcium For lnJ 50 MG          18.00%  Antlneoptasttcs  21100015002035  CARBOplatin  Carbop!atin IV Soln 150 MG/15ML          18.00%  Antineoplastics  21353027002020  Darzalex  Daratumumab IV So!n 100 MG/5ML          18.00%  Antineop!astics  21536045100130  Ninlaro  lxazomib Citrate Cap 3 MG (Base Equivalent)          18.00%  Antineop!astlcs  21500005002070  DOCEtaxel {Non-Alcohol  Docetaxel (Non-Alcohol Formula) IVSoln 20 MG/Ml          18.00%  Antineop!astics  21101040102115  Evomela  Mefphalan HCI For lnj SO MG (Propylene Glycol {PG) Free)          18.00%  Antineop!astics  21534013100340  Cabometyx  Cabozantinib 5-Ma!ate Tab 60 MG (Base Equivalent)          18.00%  Antineop!astlcs  21107075002140  Yondelis  Trabectedin For lnj 1 MG          18.00%  Antineop!astics  21200010102115  Bleomycin Sulfate  Bleomycln Sulfate For lnj 30 Unit          18.00%  Antineop!astics  21500012001335  PACLitaxel  Paclitaxel IV Cone 100 MG/16.7ML (6 MG/ML)          18.00%  Antineop!astics  21534065200320  Tagrlsso  Oslmert!nib Mesylate Tab 40 MG {Base Equivalent)          18.00%  Antineoplast!cs  21353047002020  Lartruvo  O!aratumab Soln for IV Infusion 500 MG/50ML {10 MG/Ml)          18.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21100009102010  Treanda  BendamusUne HCI IV Soln 45 MG/0.SML (90 MG/ML)          18.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21100028002120  Oxa!iplatin  Oxa!iplatln For IV lnj 50 MG          30.00%  ANTlNEOPlASTICS ANO ADJUNCTIVE THERAPIES  21101025002025 lfosfamlde    lfosfamlde IV lnj 1 GM/20ML (SO MG/ML)          18.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21102020000110  CeeNU  Lomustfne Cap 10 MG          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200030102210  DAUNOrubicin HCI  Daunorubkin Hd lnj 5 MG/Ml {Base Equiv)          18.00%  ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES  21200042102040  Epirubicin HCI  Epirubicin HCI lnj 150 MG/75ML (2 MG/ML)          18.00%  ANT1NEOPlASTlCS AND ADJUNCTIVE THERAPIES  21200055001325  Mitoxantrone HCI  Mitoxantrone Hd lnj Cone 25 MG/12.SML {2 MG/Ml)          18.00%  ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES  21300010002115  Cytarabine  Cytarabine For lnj 1 GM          18.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21300034102040  Gemcitabine HCl  Gemcltabine HCI lnj 1 GM/26.3ML {38 MG/ML) (Base Equiv)          30.00%  ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES  21300054002025  Folotyn  Pralatrexate IV lnj 40 MG/2Ml          18.00¾  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21352020002120  Bl!ncyto  Bl!natumomab For IV Infusion 35 MCG          18.00%  ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES  21402430000120  Xtandi  Enzalutamide Cap 40 MG          18.00%  ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES  21405010106410  Lupron Depot  leuprollde Acetate For lnj Kit 7.5 MG          18.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010256450  Lupron Depot  leuprolide Acetate {6 Month) For lnj Klt45 MG          18.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21450080000115  Pomalyst  Pomalidom!de Cap 2 MG          18.25%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500005002040  DOCEtaxel  Docetaxel Soln for IV Infusion 80 MG/8Ml          35.00%  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  21500012201920  Abraxane  Paclitaxel Protein-Bound Particles For IV Susp 100 MG          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531060000130 tbrance    Palboclcllb Cap 100 MG          18.00%  ANTlNEOPlASTICSANO ADJUNCTIVE THERAPIES  21532025100120  Tafin!ar  Dabrafenib Mesylate Cap 50 MG {Base Equivalent}          18.00%  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  21532530007320  Aflnltor Disperz  Everolimus Tab for Oral Susp 3 MG          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21533070300140  Sutent  Sunltinib Malate Cap 50 MG {Base Equivalent)          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534012000320  Bosu!if  Bosutlnib Tab 100 MG          18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000320  Sprycel  Dasatlnib Tab 20 MG          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534025100360  Tarceva  Erlotinib HCI Tab 150 MG (Base Equivalent)-          18.00%  ANT!NEOPlASTICS AND ADJUNCTIVE THERAPIES  21534054208240  Lenvima 14 MG Daily Do  Lenvatinlb Cap Therapy Pack 10 &4 MG {14 MG Daily Dose) .          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21536015002120  Vekade  Bortezomlb For !nj 3.5 MG t\\ ...•- .-- ....i.c, "-'          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21538040000330  Zydeltg  ldelalisib Tab 150 MG / /l' 4"" ':'V;,          18.00%  ANTlNEOPlASTJCS AND ADJUNCTIVE THERAPIES  21700020002105  Dat.:lrbazine  Dacarbazine For lnj 100 MG i v E          18.00%  ANTlNEOPlASTlCS ANO ADJUNCTIVE THERAPIES  21700060202135  lntron A  Interferon Alfa-2B For lnj 18000000 Unit    : vOntratn ,.. I,  \.I    18.00%  -···          l 9 n --0  tll              '> I" · l- ,;ff/f          •..  ' \ -\{.,\'  -9  ,, IV  ' '  '' (, 'I' ··.  .,.... ,>'  :---·. •, N ..  '-, O,oe:; 0'" sf•·  ¾. '--· ..

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206420	Sylatron	Peginterferon alfa-2b For Inj Kit 300 MCG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040100325	Leucovorin Calcium	Leucovorin Calcium Tab 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21764065002140	Elitek	Rasburicase For IV Soln 7.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100020002030	CISplatin	Cisplatin Inj 200 MG/200ML (1 MG/ML)	20.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002125	Cyclophosphamide	Cyclophosphamide For Inj 1 GM	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101040102110	Alkeran	Melphalan HCl For Inj 50 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030052210	DaunoXome	Daunorubicin Citrate Liposome Inj 2 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102025	Epirubicin HCl	Epirubicin HCl Inj 10 MG/5ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102035	Idamycin PFS	Idarubicin HCl IV Inj 20 MG/20ML (1 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002105	Cytarabine	Cytarabine For Inj 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002025	Fluorouracil	Fluorouracil Inj 1 GM/20ML (50 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300053102120	Alimta	Pemetrexed Disodium For IV Soln 500 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335070002020	Cyramza	Ramucirumab IV Soln 100 MG/10ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353043002025	Gazyva	Obinutuzumab Soln for IV Infusion 1000 MG/40ML (25 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353054002020	Perjeta	Pertuzumab Soln for IV Infusion 420 MG/14ML (30 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402250000320	Lysodren	Mitotane Tab 500 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405007106450	Vantas	Histrelin Acetate Implant Kit 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010206435	Eligard	Leuprolide Acetate (4 Month) For Subcutaneous Inj Kit 30 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102030	Treanda	Bendamustine HCl IV Soln 180 MG/2ML (90 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002130	Oxaliplatin	Oxaliplatin For IV Inj 100 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002030	Ifosfamide	Ifosfamide IV Inj 3 GM/60ML (50 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000115	CeeNU	Lomustine Cap 40 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102010	Adriamycin	Doxorubicin HCl Inj 2 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102045	Ellence	Epirubicin HCl IV Soln 200 MG/100ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001330	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 30 MG/15ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002120	Cytarabine	Cytarabine For Inj 2 GM	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102060	Gemcitabine HCl	Gemcitabine HCl Inj 2 GM/52.6ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300060000305	Tabloid	Thioguanine Tab 40 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353010002040	Campath	Alemtuzumab IV Inj 30 MG/ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353050002025	Vectibix	Panitumumab IV Soln 100 MG/5ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353070002120	Herceptin	Trastuzumab For IV Soln 440 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21403020100105	Emcyt	Estramustine Phosphate Sodium Cap 140 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106415	Eligard	Leuprolide Acetate For Subcutaneous Inj Kit 7.5 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100010000305	Myleran	Busulfan Tab 2 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020000310	Cyclophosphamide	Cyclophosphamide Tab 50 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101030102105	Mustargen	Mechlorethamine HCl For Inj 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070002120	Temodar	Temozolomide For IV Soln 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102115	Adriamycin	Doxorubicin HCl For Inj 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102025	Idamycin PFS	Idarubicin HCl IV Inj 5 MG/5ML (1 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21250060002020	Oncaspar	Pegaspargase Inj 750 Unit/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025102020	Fludarabine Phosphate	Fludarabine Phosphate Inj 25 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300052002020	Arranon	Nelarabine IV Soln 5 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335020002025	Avastin	Bevacizumab IV Soln 100 MG/4ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353032002020	Yervoy	Ipilimumab Soln for IV Infusion 50 MG/10ML (5 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353053002030	Keytruda	Pembrolizumab IV Soln 100 MG/4ML (25 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21355070302130	Kadcyla	Ado-Trastuzumab Emtansine For IV Soln 160 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405005102310	Zoladex	Goserelin Acetate Implant 3.6 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010156432	Eligard	Leuprolide Acetate (3 Month) For Subcutaneous Inj Kit 22.5MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100015002120	CARBOplatin	Carboplatin IV For Inj 150 MG	18.00%

ADMINISTRACION
Contrato Número 19-052
SEGUROS DE SALUD

               ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700075206420  Sylatron  Peginterferon affa-2b For lnj Kit 300 MCG          18.00%      ANTJNEOPLASTICSAND ADJUNCTIVE THERAPIES    2175S040100325  leucovorin Calcium  leucovorin Calcium Tab 10 MG          18.00%      ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES    21764065002140  Elite!<  Rasburicase For IV Soln 7.5 MG          18.00%      ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES    21100020002030  CISplatin  Cisp!atin lnj 200 MG/200ML (1 MG/ML}          20.00%      ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES    21101020002125  Cyclophospham!de  Cyclophosphamide For lnj 1 GM          32.30%      ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21101040102110  Atkeran  Melphalan HCIFor lnj SO MG (Base Equiv}          18.00%      ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21200030052210  DaunoXome  Daunorubicin Citrate Liposome lnJ 2 MG/ML          18.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21200042102025  Epirubicin HCI  Eplrubicin HCI lnj 10 MG/SML (2 MG/ML)          18.00%      ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21200045102035  ldamycin PFS  ldarubidn HCI IV lnj 20 MG/20Ml {1MG/ML)          18.00%      ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES    21300010002105  Cytarabine  Cytarabine For lnj 100 MG          18.00%      ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES    21300030002025  Fluorouracil  F!uorouracil lnj 1 GM/20Ml (SO MG/ML)          18.00%      ANTJNEOPlAST1CS AND ADJUNCTIVE THERAPIES    21300053102120  Alimta  Pemeuexed Dlsodium For JV Soln 500 MG (Base Equiv)          18.00%      ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES    2133S070002020  Cyramza  Ramucirumab IV So!n 100 MG/10ML{For Infusion)          18.00%      ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES    21353043002025  Gazyva  Obinutuwmab Sofn for IV Infusion 1000 MG/40ML (25 MG/Ml)          18.00%      ANTINEOPlASTICSAND ADJUNCTIVE THERAPIES    213530S4002020  Perjeta  Pertuwmab Soln for IV Infusion 420 MG/14Ml (30 MG/ML)          18.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21402250000320  lysodren  Mitotane Tab 500 MG          18.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405007106450  Vantas  Histrelin Acetate Implant Kit 50 MG          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21405010206435  Eligard  leuprollde Acetate {4 Month) For Subcutaneous fnj Kit 30 MG          25.00%      ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES    21100009102030  Treanda  Bendamustine HCI IVSoln 180 MG/2Ml {90 MG/Ml)          18.00%      ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES    21100028002130  Oxaliplatln  Oxaliplatin For IV lnj 100 MG          30.00%      ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES    21101025002030  lfosfam!de  lfosfam!de IV lnj 3 GM/60ML (50 MG/ML)          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21102020000115  CeeNU  lomustine Cap 40 MG          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200040102010  Adtiamydn  Doxorubicin HCI lnj 2 MG/Ml          18.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21200042102045  Ellence  Epirublcln HCI IV Soln 200 MG/lOOMl (2 MG/Ml)          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200055001330  Mitoxantrone HCI  Mitoxantrone HCI lnj Conc30 MG/1SML{2 MG/ML)          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300010002120  Cytarablne  Cytarablne For lnj 2 GM          18.00%      ANT1NEOPlASTICS AND ADJUNCTIVE THERAPIES    21300034102000  Gemcltab!ne HCl  Gemcitablne HCl lnJ 2 GM/S2.6ML{38 MG/Ml) (Base Equiv)          30.00'%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300060000305  Tabloid  Thioguanlne Tab 40 MG          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21353010002040  Campath  A!emtuzumab IV lnj 30 MG/ML (For Infusion)          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21353050002025  Vectibix  Panitumumab IVSoln 100 MG/5Ml          18.00%      ANTINEOPLAST1CS AND ADJUNCTIVE THERAPIES    21353070002120  Herceptin  Trastuzumab For IV Soln 440 MG          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21403020100105  Emcyt  Estramustlne Phosphate Sodium cap 140 MG          18.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405010106415  Ellgard  LeuproHde Acetate For Subcutaneous lnj Kit 7.5 MG          25.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21100010000305  Myleran  Busulfan Tab 2MG          18,00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21101020000310  Cyclophosphamide  Cyc!ophosphamide Tab SO MG          32.30%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21101030102105  Mustargen  Mechlorethamlne HCI For lnj 10MG          18.00%      ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES    21104070002120  Temodar  Temozolomide For IV Soln 100 MG          18.00%      ANTlNEOPlASTtCS AND ADJUNCTIVE THERAPIES    21200040102115  Adrlamydn  Ooxorubkin HCI For lnj SO MG          18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200045102025  ldamydn PFS  !darubidn HCI IV lnj S MG/5Ml (1MG/ML)          18.00¾      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21250060002020  Oncaspar  Pegaspargase lnj 750 Unit/ML          18.00%      ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES    21300025102020  F!udarabine Phosphate  Fludarablne Phosphate lnj 25 MG/Ml          18.00%      ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES    21300052002020  Arranon  Nelarabine N Soln S MG/Ml          18.00%      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21335020002025  Avastin  Bevacizumab IV Soln 100 MG/4ML (For Infusion)          18.00      ANTJNEOPlASTICSAND ADJUNCTIVE THERAPIES    21353032002020  Yervoy  lpilimumab Soln for IV Infusion SO MG/lOML (S MG/Ml}          18.00      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21353053002030  Keytruda  Pembro!izumab JV Soln 100 MG/4Ml {25 MG/Ml)          18.00¾      ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21355070302130  Kadcyla  Ado-Trastuzumab Emtansine For IVSoln 160 MG    ,/ ,,5TRA ·--,,      18.00%      ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21405005102310  Zoladex  Gosere!ln Acetate Implant 3.6 MG    .h'". •...:;. -.,.I'\,._      18.00      ANTtNEOPlASTJCS ANO ADJUNCTIVE THERAPIES    21405010156432  Ellgard  Leuprotide Acetate (3 Month} For Subcutaneous lnJ Kit 22.SMG    I /,-V    '\,"I;,  25.00      ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES    21100015002120  CARBOplatin  Carboplatin IV For lnj 150 MG  ;  Q" //,,.,    \    \  18.00  -' ,-,y  Y''''      '  i    t 9 -  '" ttmo,0 '.I\\ll ,                  m\\)' ',-J,.0ii2·                                      t  'v  e,V, 1y  "?..-=- v  "  0 8 oF-sl>,/

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002120	Cyclophosphamide	Cyclophosphamide For Inj 500 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101040000305	Alkeran	Melphalan Tab 2 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200020002105	Cosmegen	Dactinomycin For Inj 0.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040402210	Doxil	Doxorubicin HCl Liposomal Inj (For IV Infusion) 2 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102030	Idamycin PFS	Idarubicin HCl IV Inj 10 MG/10ML (1 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300007002010	Cladribine	Cladribine Inj 1 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025102120	Fludara	Fludarabine Phosphate For Inj 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300053102110	Alimta	Pemetrexed Disodium For IV Soln 100 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335020002030	Avastin	Bevacizumab IV Soln 400 MG/16ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353032002040	Yervoy	Ipilimumab Soln for IV Infusion 200 MG/40ML (5 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353053002120	Keytruda	Pembrolizumab For IV Soln 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21370070000120	Erivedge	Vismodegib Cap 150 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405005102330	Zoladex	Goserelin Acetate Implant 10.8 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010206430	Lupron Depot	Leuprolide Acetate (4 Month) For Inj Kit 30 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000147	Temodar	Temozolomide Cap 180 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000135	Thalomid	Thalidomide Cap 150 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102140	Gemcitabine HCl	Gemcitabine HCl For Inj 1 GM	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21406010200320	Zytiga	Abiraterone Acetate Tab 250 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001325	DOCEtaxel	Docetaxel For Inj Conc 80 MG/2ML (40 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500011002140	Ixempra Kit	Ixabepilone For IV Infusion 45 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500050802025	Navelbine	Vinorelbine Tartrate Inj 50 MG/5ML (10 MG/ML) (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531560002120	Istodax	Romidepsin For IV Inj 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000330	Afinitor	Everolimus Tab 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300130	Sutent	Sunitinib Malate Cap 25 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534008000320	Inlyta	Axitinib Tab 1 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534015000120	Xalkori	Crizotinib Cap 200 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100320	Tarceva	Erlotinib HCl Tab 25 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	2153405420B220	Lenvima 10 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 MG (10 MG Daily Dose)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534075100340	Iclusig	Ponatinib HCl Tab 45 MG (Base Equiv)	22.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200335	Jakafi	Ruxolitinib Phosphate Tab 25 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700008102020	Trisenox	Arsenic Trioxide Inj 10 MG/10ML (1 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202030	Intron-A	Interferon Alfa-2B Inj 10000000 Unit/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060702020	Actimmune	Interferon Gamma-1B Inj 100 MCG/0.5ML (2000000 Unit/0.5ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21707070102140	Photofrin	Porfimer Sodium For Inj 75 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21758050002010	Mesna	Mesna Inj 100 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405525102120	Firmagon	Degarelix Acetate For Inj 80 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001317	DOCEtaxel	Docetaxel For Inj Conc 160 MG/8ML (20 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010602120	Etopophos	Etoposide Phosphate IV For Inj 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500030102105	VinBLAStine Sulfate	Vinblastine Sulfate For Inj 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100130	Farydak	Panobinostat Lactate Cap 15 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000320	Afinitor	Everolimus Tab 5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533060400320	NexAVAR	Sorafenib Tosylate Tab 200 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100330	Gilotrif	Afatinib Dimaleate Tab 30 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106480	Cometriq (140 mg Daily D	Cabozantinib S-Mal Cap 1 X 80 MG & 3 X 20 MG (140 Dose) Kit	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000360	Sprycel	Dasatinib Tab 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534035100340	Gleevec	Imatinib Mesylate Tab 400 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534070100320	Votrient	Pazopanib HCl Tab 200 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200325	Jakafi	Ruxolitinib Phosphate Tab 15 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080100140	Hycamtin	Topotecan HCl Cap 1 MG (Base Equiv)	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                   ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21101020002120  Cyc!ophosphamide  Cydophosphamide For lnj 500 MG                  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21101040000305  Alkeran  Melphalan Tab 2 MG                32.30%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200020002105  Cosmegen  Dactinomycin For lnj 0.5 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200040402210  Doxil  Doxorubicin HCI Liposomal lnj {For IV Infusion) 2 MG/Ml                18.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES    21200045102030  ldamycin PFS  ldarublcin HCI IV lnj 10 MG/10Ml {1MG/Ml)                18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300007002010  C!adribine  Cladribine In] 1 MG/ML                18.00¾  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300025102120  F1udara  Fludarabine Phosphate For lnj 50 MG                18.00%18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300053102110  Alimta  Pemetrexed Dlsodlum For IV So!n 100 MG (Base Equiv)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21335020002030  Avastin  Bevacizi.Jmab N Solo 400 MG/16Ml (For Infusion)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21353032002040  Yervoy  Jpllimumab So!n for IV Infusion 200 MG/40Ml {5 MG/Ml)                  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21353053002120  Keytruda  Pembrolizumab For IV So!n SO MG                18.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21370070000120  Erivedge  Vismodegib Cap 150 MG                18.00%  ANTlNEOPl.ASTICS AND ADJUNCTIVE THERAPIES    21405005102330  Zoladex  Goserelin Acetate Implant 10.8 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21405010206430  Lupron Depot  LeuprolideAcetate (4 Month) For lnj Kit 30 MG                18.00%  ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES    21104070000147  Temodar  Temozolomide Cap 180 MG                35.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    99392070000135  Thalomid  Thalfdomide Cap 150 MG                18.00%  ANTJNEOPlASTICS AND ADJUNCT/VE THERAPIES    21300034102140  Gemcltabine HCI  Gemcitablne HCI For lnj 1 GM                30.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21406010200320  Zytiga  Ab!raterone Acetate Tab 250 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21500005001325  DOCEtaxel  Docetaxel For lnj Cone 80 MG/2ML {40 MG/Ml)                '>35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21500011002140  lxempra Kit  txabeplfone For IV lnfuslon 45 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21500050802025  Navelblne  Vinorelbine Tartrate lnj 50 MG/5ML (10 MG/Ml) (Base Equiv)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21S31560002120  lstodax  Romidepsin For IV lnj 10 MG                18.1)0%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21532530000330  Afinltor  Everolimus Tab 10 MG                18.00¾  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21533070300130  Sutent  Sunitinib Malate Cap 25 MG (Base Equivalent)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534008000320  lnlyta  Axit!nlb Tab 1 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534015000120  Xalkori  Crizotinib Cap 200 MG                18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534025100320  Tarceva  Erlotinib HCI Tab 25 MG {Base Equivalent)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    2153405420B220  Lenvima 10 MG Daily Doi  lenvatlnlb Cap Therapy Pack 10 MG (10 MG Daily Dose)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534075100340  lclusig  Ponatinib HCI Tab 45 MG {Base Equiv}                22.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21537560200335  Jakafi  Ruxolitinib Phosphate Tab 25 MG (Base Equivalent)                18.00¾  ANT/NEOPlASTICS AND ADJUNCTIVE THERAPIES    21700008102020  Trlsenox  Arsenic Trioxide fnj 10 MG/10Ml (1MG/Ml)                18.00%  ANTlNEOPlASTJCS AND ADJUNCTIVE THERAPIES    21700060202030  lntron-A  Interferon A!fa-2B lnj 10000000 Unit/ML                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21700060702020  Actimmune  Interferon Gamma-18 lnj 100 MCG/0.5Ml (2000000 Unlt/0.SML)                18.00%  ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES    21707070102140  Photofrin  Porfimer Sodium For lnj 75 MG                18.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21758050002010  Mesna  Mesna lnj 100 MG/ML                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21405525102120  Firmagon  Degarelix:Acetate For lnj 80 MG {Base Equiv)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21500005001317  DOCEtaxel  Docetaxel For lnj Cone 160 MG/8Ml (20 MG/Ml)                35.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES    21500010602120  Etopophos  Etoposide Phosphate IV For lnj 100 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21500030102105  VinBlASt!ne Sulfate  Vinblastlne Sulfate For lnj 10 MG                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21531550100130  Farydak  Panoblnostat lactate Cap 15 MG {Base Equivalent)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE  THERAPIES  21532530000320  Aflnltor  Everolimus Tab 5 MG                18.00%  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES    21533060400320  NexAVAR  Sorafenib Tosylate Tab 200 MG {Base Equivalent)                18.00%  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES    21534006100330  Gi!otrif  Afatinib Dlmaleate Tab 30 MG (Base Equivalent)                18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534013106480  Cometriq (140 mg Daily [  Cabozantinib S-Ma\ Cap 1 X 80 MG & 3 X 20 MG {140 Dose) Kit                18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534020000360  Sprycel  Dasatlnlb Tab 100 MG                18.00¾  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534035100340  Gleevec  lmatinlb Mesylate Tab 400 MG (Base Equivalent)      .....l\,::, I I,/{('\,"-.          18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534070100320  Votrient  Pazopanib HCI Tab 200 MG (Base Equiv)      h_\\    .a: ....      18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21537560200325  Jakafi  Ruxo!itin!b Phosphate Tab 15 MG (Base Equivalent)    (/  --          18.00%  ANTINEOPlASTlCSAND ADJUNCTIVE THERAPIES    21550080100140  Hycamt!n  Topotecan HCI Cap 1 MG {Base Equiv)  '      l/c ·.·  "'...  \V \_J    18.00%                  .  ,ro  ._ \\      \  9  '.  (,I,- :1 (i '.•  U1 -----  ,  '  .  \.\\(\,\-.'..  ,._)  r·,  -,--  ,  V';,'i:->i ·:-o:- ...:c•'_-'-,-,•-.-,-r_•-"s"-'l-.·- V·

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700050100105	Matulane	Procarbazine HCl Cap 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206470	Intron-A	Interferon Alfa-2B Inj Kit 10000000 Unit/0.2ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206470	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 600 MCG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755050102120	Fusilev	Levoleucovorin Calcium For IV Inj 50 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201920	Trelstar Depot	Triptorelin Pamoate For IM Susp 3.75 MG	22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000120	Pomalyst	Pomalidomide Cap 3 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002050	DOCEtaxel	Docetaxel Soln for IV Infusion 160 MG/16ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500015002020	Teniposide	Teniposide IV Soln 10 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000140	Ibrance	Palbociclib Cap 125 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532025100130	Tafinlar	Dabrafenib Mesylate Cap 75 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007340	Afinitor Disperz	Everolimus Tab for Oral Susp 5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533570100310	Mekinist	Trametinib Dimethyl Sulfoxide Tab 0.5 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534012000340	Bosulif	Bosutinib Tab 500 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000340	Sprycel	Dasatinib Tab 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534030000320	Iressa	Gefitinib Tab 250 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	2153405420B250	Lenvima 24 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 (2) & 4 MG (24 MG Daily Dose)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21536025002120	Kyprolis	Carfilzomib For Inj 60 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102035	Camptosar	Irinotecan HCl Inj 300 MG/15ML (20 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700024002020	Ontak	Denileukin Diftitox IV Soln 150 MCG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202160	Intron A	Interferon Alfa-2B For Inj 50000000 Unit	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206430	Sylatron	Peginterferon alfa-2b For Inj Kit 600 MCG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040100335	Leucovorin Calcium	Leucovorin Calcium Tab 15 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21765060002120	Kepivance	Palifermin For IV Inj 6.25 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405525102130	Firmagon	Degarelix Acetate For Inj 120 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001320	DOCEtaxel	Docetaxel For Inj Conc 20 MG/0.5ML (40 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500011002120	Ixempra Kit	Ixabepilone For IV Infusion 15 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500050802020	Navelbine	Vinorelbine Tartrate Inj 10 MG/ML (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100140	Farydak	Panobinostat Lactate Cap 20 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000325	Afinitor	Everolimus Tab 7.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300120	Sutent	Sunitinib Malate Cap 12.5 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100340	Gilotrif	Afatinib Dimaleate Tab 40 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534014000130	Zykadia	Ceritinib Cap 150 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000380	Sprycel	Dasatinib Tab 140 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534050100320	Tykerb	Lapatinib Ditosylate Tab 250 MG (Base Equiv)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534075100320	Iclusig	Ponatinib HCl Tab 15 MG (Base Equiv)	22.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200330	Jakafi	Ruxolitinib Phosphate Tab 20 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080102020	Topotecan HCl	Topotecan HCl Inj 4 MG/4ML (Base Equiv) (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202022	Intron-A	Interferon Alfa-2B Inj 6000000 Unit/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060302020	Alferon N	Interferon Alfa-n3 Inj 5000000 Unit/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21703020002120	Proleukin	Aldesleukin For IV Soln 22000000 Unit	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21758050000320	Mesnex	Mesna Tab 400 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102120	Treanda	Bendamustine HCl For IV Soln 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020000305	Cyclophosphamide	Cyclophosphamide Tab 25 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002130	Ifex	Ifosfamide For Inj 3 GM	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102030002105	Zanosar	Streptozocin For Inj 1 GM	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102110	Adriamycin	Doxorubicin HCl For Inj 20 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102170	Epirubicin HCl	Epirubicin HCl For Inj 200 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025100320	Oforta	Fludarabine Phosphate Tab 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300040001830	Purixan	Mercaptopurine Susp 2000 MG/100ML (20 MG/ML)	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                       ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21700050100105  Matulane  Procarbazine HCI Cap SO MG      18.00";-6    ANT!NEOPLASTlCS AND ADJUNCTIVE THERAPIES  21700060206470  lntron-A  Interferon A!fa-2B lnJ Kit 10000000 Unit/0.2Ml      18.00¾    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700075206470  Sytatron  Peginterferon a!fa-2b For lnj Kit 4 X 600 MCG      18.00¾    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21755050102120  Fusi!ev  levoteucovorin Calcium For IV lnj 50MG (Base Equiv)      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405050201920  Trelstar Depot  Triptorelin Pamoate For IM Susp 3.75 MG      22.50%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21450080000120  Pomalyst  Pomalfdomlde Cap 3 MG      18.25%    ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005002050  OOCEtaxel  Docetaxel Soln for IV Infusion 160 MG/16ML      35.00%    ANTINEOPL.ASTICS AND ADJUNCTIVE THERAPIES  21500015002020  Teniposide  Teniposide IV Soln 10 MG/ML      18.00%    ANTINEOPL.ASTICS AND ADJUNCTIVE THERAPIES  21531060000140  lbrance  Palbocidib Cap 125 MG      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21532025100130  Tafin!ar  Dabrafenib Mesylate Cap 75 MG (Base Equivalent)      18.00%    ANTINEOPL.ASTICS AND ADJUNCTIVE THERAPIES  21532530007340  Aflnitor Disperz  Everolimus Tab for Oral Susp 5 MG      18.00¾    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21533570100310  Mek!nlst  Trametinib Dimethyl Sulfoxide Tab 0.5 MG {Base Equivalent)      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534012000340  Bosulif  Bosutinib Tab 500 MG      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534020000340  Sprycel  Dasatln!b Tab 50 MG      18.00%    ANTINEOPlAST[CS AND ADJUNCTIVE THERAPIES  21534030000320 lressa    Gefitinib Tab 250 MG      18.00%    ANTlNEOPlAST!CSAND ADJUNCTIVE THERAPIES  2153405420B250  Lenvima 24 MG Dally Do  lenvatinib Cap Therapy Pack 10 {2) & 4 MG (24 MG Daily Dose)      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21536025002120  Kyprolls  Carfi!zomib For lnj 60 MG      18.00%    ANTINEOPL.ASTICS AND ADJUNCTIVE THERAPIES  21550040102035  Camptosar  lrlnotecan HCI lnJ 300 MG/1SML (20 MG/ML)      18.00%    ANTlNEOPLASTlCS AND ADJUNCTIVE THERAPIES  21700024002020  Ontak  Oenlleukin Diftitox IV Soln 150 MCG/Ml      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060202160  lntron A  Interferon Alfa-2B For lnj 50000000 Unit      18.00%    ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21700075206430  Sylatron  Peginterferon alfa-2b For lnj Kit 600 MCG      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21755040100335  Leucovorin Calcium  Leucovorin Calcium Tab 15 MG      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21765060002120  Keplvance  Pa!ifermin For IV lnj 6.25 MG      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2140SS25102130  firmagon  Oegarelix Acetate For lnj 120 MG {Base Equiv)      18.00%    ANTINEOPlAST1CS AND ADJUNCTIVE THERAPIES  21500005001320  OOCEtaxel  Docetaxel For lnj Cone 20 MG/0.SML (40 MG/ML)      35.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500011002120  lxempra Kit  lxabepi!one For IV Infusion 15 MG      18.00%    ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21500050802020  Navelb!ne  Vinorelbine Tartrate lnj 10 MG/ML (Base Equiv)      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531550100140  Farydak  Panoblnostat Lactate Cap 20 MG (Base Equivalent)      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21532530000325  Aflnitor  Everollmus Tab 7.5 MG      18.00%    ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21533070300120  Sutent  Sunltinib Malate Cap 12.S MG {Base Equivalent)      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534006100340  Gilotrif  Afatinib Dimaleate Tab 40 MG (Base Equivalent)      18.00%    ANTlNEOPlAST!CS AND ADJUNCTIVE THERAPIES  21534014000130  Zykadia  Ceritinib Cap 150 MG      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000380  Sprycel  Dasatinlb Tab 140 MG      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534050100320  Tykerb  Lapatinib Ditosylate Tab 250 MG (Base Equiv)      18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534075100320  lclusig  Ponatinib HCI Tab 15 MG {Base Equiv}      22.75%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21537560200330  Jakafi  Ruxolitinib Phosphate Tab 20 MG {Base Equivalent)      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21550080102020  Topotecan HCI  Topotecan HCI lnj 4 MG/4Ml {Base Equiv) (For Infusion)      18.00%    ANTINEOPlASTfCS AND ADJUNCTIVE THERAPIES  21700060202022  lntron·A  Interferon A!fa-28 lnj 6000000 Unit/ML      18.00%    ANT/NEOPLASTICS AND ADJUNCTIVE THERAPIES  21700060302020  Alferon N  Interferon A!fa-n3 lnj 5000000 Unit/ML      18.00%    ANTINEOPL.ASTICS AND ADJUNCTIVE THERAPIES  21703020002120  Proleukin  Aldesleukin For IV Soln 22000000 Unit      18.00%    ANTINEOPL.ASTlCS AND ADJUNCTIVE THERAPIES  21758050000320  Mesnex  Mesna Tab 400 MG      18.00%    ANTINEOPlASTICSAND ADJUNCTIVE THERAPIES  21100009102120  Treanda  Bendamustine HCl For IV Sein 100 MG      18.00%    ANT1NEOPLASTtC5 AND ADJUNCTIVE THERAPIES  21101020000305  Cydophosphamlde  Cyclophosphamlde Tab 25 MG      32.30%    ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES  21101025002130  lfex  lfosfamide For lnj 3 GM      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21102030002105  Zanosar  Streptozodn For lnj 1 GM      18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200040102110  Adrlamycin  Doxorubicin HCI For lnj 20 MG  ,s,.. .-,·r•- "v    18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200042102170  Epirubicin HCI  Eplrubicin HCI For lnj 200 MG  )' ,,,... . -:;,-"'1.' "'    18.00%    ANTlNEOPL.ASTICS AND ADJUNCTIVE THERAPIES  21300025100320  Oforta  Fludarab!ne Phosphate Tab 10 MG      ",', 18.00    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300040001830  Purixan  Mercaptopurine Susp 2000 MG/100ML {20 MG/ML)  t,·_ %      18.00                  .· vvmrato N,imero ' 01 ':  .19-a ••  ' (/1 ·.·---  f  ·-  ; \\\ ·,.  s 2,,.  -  ,_ Q '  , , 0 0()  .,  \ 0/:>  \

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335010102030	Zaltrap	Ziv-Aflibercept IV Soln 200 MG/8ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353025002025	Erbitux	Cetuximab IV Soln 200 MG/100ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353050002035	Vectibix	Panitumumab IV Soln 400 MG/20ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21355070302120	Kadcyla	Ado-Trastuzumab Emtansine For IV Soln 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21403530002024	Faslodex	Fulvestrant Inj 250 MG/5ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010156430	Lupron Depot	Leuprolide Acetate (3 Month) For Inj Kit 22.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002035	Eloxatin	Oxaliplatin IV Soln 200 MG/40ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002130	Cyclophosphamide	Cyclophosphamide For Inj 2 GM	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102010002105	BiCNU	Carmustine For Inj 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030102105	Cerubidine	Daunorubicin HCl For Inj 20 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102030	Ellence	Epirubicin HCl IV Soln 50 MG/25ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001320	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 20 MG/10ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002110	Cytarabine	Cytarabine For Inj 500 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102020	Gemcitabine HCl	Gemcitabine HCl Inj 200 MG/5.26ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300054002020	Folotyn	Pralatrexate IV Inj 20 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335070002040	Cyramza	Ramucirumab IV Soln 500 MG/50ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353045001320	Arzerra	Ofatumumab Conc For IV Infusion 100 MG/5ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402420000320	Casodex	Bicalutamide Tab 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102110	Treanda	Bendamustine HCl For IV Soln 25 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101010000305	Leukeran	Chlorambucil Tab 2 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002110	Ifex	Ifosfamide For Inj 1 GM	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000120	CeeNU	Lomustine Cap 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102105	Adriamycin	Doxorubicin HCl For Inj 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102140	Epirubicin HCl	Epirubicin HCl For Inj 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200080002020	Valstar	Valrubicin Soln For Intravesical Instillation 40 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010301825	DepoCyt	Cytarabine Liposome Inj 50 MG/5ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102160	Gemcitabine HCl	Gemcitabine HCl For Inj 2 GM	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335010102020	Zaltrap	Ziv-Aflibercept IV Soln 100 MG/4ML (For Infusion)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353025002020	Erbitux	Cetuximab IV Soln 100 MG/50ML (2 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353050002030	Vectibix	Panitumumab IV Soln 200 MG/10ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21355020202120	Adcetris	Brentuximab Vedotin For IV Soln 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21403530002022	Faslodex	Fulvestrant Inj 125 MG/2.5ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201930	Trelstar LA	Triptorelin Pamoate For IM Susp 11.25 MG	22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000140	Temodar	Temozolomide Cap 100 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001310	DOCEtaxel	Docetaxel For Inj Conc 20 MG/ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000120	Thalomid	Thalidomide Cap 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000145	Revlimid	Lenalidomide Cap 20 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010256445	Eligard	Leuprolide Acetate (6 Month) For Subcutaneous Inj Kit 45 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000110	Pomalyst	Pomalidomide Cap 1 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002030	DOCEtaxel	Docetaxel Soln for IV Infusion 20 MG/2ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500012001340	PACLitaxel	Paclitaxel IV Conc 150 MG/25ML (6 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000120	Ibrance	Palbociclib Cap 75 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531575000120	Zolinza	Vorinostat Cap 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007310	Afinitor Disperz	Everolimus Tab for Oral Susp 2 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300135	Sutent	Sunitinib Malate Cap 37.5 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534008000340	Inlyta	Axitinib Tab 5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534015000125	Xalkori	Crizotinib Cap 250 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100330	Tarceva	Erlotinib HCl Tab 100 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534054208230	Lenvima 20 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 (2) MG (20 MG Daily Dose)	18.00%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número
9 - 052

                 ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21335010102030  Zaltrap  Ziv-Aflibercept IV Soln 200 MG/8ML (For Infusion)            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21353025002025  Erbltux  Cetuximab IV Solo 200 MG/lOOML {2 MG/ML)            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  213S3050002035  Vectibix  Panitumumab IV Soln 400 MG/20Ml            18.00%    ANTJNEOPlA5TICS AND ADJUNCTIVE THERAPIES  21355070302120  Kadcyla  Ado-Trastuzumab Emtansine For IV Soln 100 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21403530002024  Faslodex  Fulvestrant Jnj 250 MG/SML            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010156430  lupron Depot  Leuprolide Acetate (3 Month) For lnj Kit 22.5 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21100028002035  Eloxatin  Oxaliplatin IV So!n 200 MG/40Ml            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101020002130  Cyclophosphamide  Cyclophosphamide For lnj 2 GM            32.3CY'76    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102010002105  BiCNU  Carmustine For lnj 100 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200030102105  Cerubidine  Daunorubicin HCI For Inf 20 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200042102030  Ellence  Ep!rublcin HCI IVSoln 50 MG/25ML(2 MG/ML)            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200055001320  Mitoxantrone HCI  Mitoxantrone HCI lnj Cone 20 MG/10ML (2 MG/ML)            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300010002110  Cytarabine  Cytarabine For lnj 500 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300034102020  Gemcltablne HCI  Gemcitabine HCI lnj 200 MG/5.26Ml (38 MG/ML) (Base Equiv)            30.00%    ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21300054002020  Folotyn  Pralatrexate IV lnj 20 MG/Ml            18.00%    ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21335070002040  Cyramza  Ramuclrumab 1V Soln 500 MG/50ML (For Infusion)            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353045001320  Arzerra  Ofatumumab Cone For IV Infusion 100 MG/5ML            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21402420000320  Casodex  Bicalutamide Tab 50 MG            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21100009102110  Treanda  Bendamustine HCI For IVSoln 25 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21101010000305  leukeran  Chlorambucil Tab 2 MG            18.00%    ANT1NEOPLASTICS ANO ADJUNCTIVE THERAPIES  21101025002110  lfex  lfosfamide For lnj 1 GM            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102020000120  CeeNU  Lomustine Cap 100 MG            18.00%    ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21200040102105  Adriamyc!n  Doxorub!cin HCI For lnj 10 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200042102140  Eplrubicin HCI  Epirubicin HCI For lnj 50 MG            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200080002020  Va!star  Valrubicin Soln For lntraveslcal Instillation 40 MG/ML            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300010301825  OepoCyt  Cytarabine Uposome lnj 50 MG/5ML            18.00%    ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21300034102160  Gemcitabine HCI  Gemcltabine HCI For lnj 2 GM            30.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21335010102020  Zaltrap  Ziv-Afllbercept IV Soln 100 MG/4Ml (For Infusion)            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21353025002020  Erbitux  Cetuximab N So!n 100 MG/SOML (2 MG/Ml)            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21353050002030  Vectibix  Panitumumab IV Soln 200 MG/10Ml            18.00%    ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21355020202120  Adcetris  Brentuximab Vedotin For N So!n 50 MG            18.00%    ANTINEOPlASTlCSAND ADJUNCTIVE THERAPIES  21403530002022  Faslodex  Fufvestrant lnj 125 MG/2.SML            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405050201930  Tre!star lA  Triptorelin Pamoate For IM Susp 11.25 MG            22.50%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21104070000140  Temodar  Temozolom!de Cap 100 MG            35.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500005001310  DOCEtaxel  Docetaxel For tnj Cone 20 MG/Ml            35.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  99392070000120  Thalomld  Thalidom!de Cap 50 MG            18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  99394050000145  Revlim!d  Lenalldom!de Cap 20 MG            18.00¾    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010256445  Eligard  leuprolide Acetate (6 Month) For Subcutaneous lnJ Kit 45 MG            25.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21450080000110  Pomalyst  Pomalidomide Cap 1 MG            18.25%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005002030  DOCEtaxel  Docetaxel Solo for IV Infusion 20 MG/2Ml            35.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500012001340  PACUtaxel  Paclitaxel IV Cone 150 MG/25Ml {6 MG/ML)            18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531060000120  lbrance  Palbociclib Cap 75 MG            18.00%    ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  21531575000120  Zo!ima  Vorinostatcap 100 MG            18.00%    ANTJNEOPlASTlCS ANO ADJUNCTIVE THERAPIES  21532530007310  Afinitor Disperz  Evero!imus Tab for Oral Susp 2 MG            18.00%    ANTINEOPLASTlCS AND ADJUNCTNE THERAPIES  21533070300135  Sutent  Sunitinib Malate Cap 37.5 MG {Base Equivalent}    .    .    18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534008000340  lnlyta  Axitinib Tab 5 MG    . <:\\ :,, I ,_    01 "'-    18.00%    ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21534015000125  Xalkori  Crlzotlnlb Cap 250 MG    •;;\\ 4,,-,..    :-.'-'  '  ' 18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534025100330  Tarceva  Erlotinib HCl Tab 100 MG (Base Equivalent)    /'        \, 18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2153405420B230  Lenvima 20 MG Dally Do  lenvatlnib Cap Therapy Pack 10 (2) MG (20 MG Daily Dose)  I  ',  Con1r,,,,,... ,.,,        18.00%  ,.,.- #,,,,,            :'_l I) 5                    (ll ..\\,·. ()    'I        -  <> ·-  ·0  --v 'il(f"',.  "' ·-  '  \Qs or'.0 .1.V·  (

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21535560000120	Lynparza	Olaparib Cap 50 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21538040000320	Zydelig	Idelalisib Tab 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700013001940	TheraCys	BCG Live Intravesical For Susp 81 MG/VIAL	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202130	Intron A	Interferon Alfa-2B For Inj 10000000 Unit	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206410	Sylatron	Peginterferon alfa-2b For Inj Kit 200 MCG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21708220000120	Targretin	Bexarotene Cap 75 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21764065002120	Elitek	Rasburicase For IV Soln 1.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000150	Temodar	Temozolomide Cap 250 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000140	Thalomid	Thalidomide Cap 200 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106407	Leuprolide Acetate	Leuprolide Acetate Inj Kit 5 MG/ML	52.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300015002120	Dacogen	Decitabine For Inj 50 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002025	Etoposide	Etoposide Inj 100MG/5ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002030	Etoposide	Etoposide Inj 500MG/25ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000125	Pomalyst	Pomalidomide Cap 4 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500009202020	Halaven	Eribulin Mesylate Inj 1 MG/2ML (0.5 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500020201820	Marqibo	Vincristine Sulfate Liposome IV Susp 5 MG/31ML (0.16 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531520002120	Beleodaq	Belinostat For IV Inj 500 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532080000320	Zelboraf	Vemurafenib Tab 240 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532570002020	Torisel	Temsirolimus Soln For IV Infusion 25 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533570100330	Mekinist	Trametinib Dimethyl Sulfoxide Tab 2 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106460	Cometriq (60 mg Daily Do	Cabozantinib S-Malate Cap 3 X 20 MG (60 MG Dose) Kit	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000350	Sprycel	Dasatinib Tab 70 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534033000120	Imbruvica	Ibrutinib Cap 140 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534060200115	Tasigna	Nilotinib HCl Cap 150 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200310	Jakafi	Ruxolitinib Phosphate Tab 5 MG (Base Equivalent)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102040	Irinotecan HCl	Irinotecan HCl Inj 500 MG/25ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700040102120	Synribo	Omacetaxine Mepesuccinate For Inj 3.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206450	Intron-A	Interferon Alfa-2B Inj Kit 3000000 Unit/0.2ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206450	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 200 MCG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040102030	Leucovorin Calcium	Leucovorin Calcium Inj 10 MG/ML	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000143	Temodar	Temozolomide Cap 140 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001315	DOCEtaxel	Docetaxel For Inj Conc 80 MG/4ML (20 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000130	Thalomid	Thalidomide Cap 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000150	Revlimid	Lenalidomide Cap 25 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002030	Eloxatin	Oxaliplatin IV Soln 100 MG/20ML	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000110	Revlimid	Lenalidomide Caps 2.5 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534085000320	Caprelsa	Vandetanib Tab 100 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102025	Camptosar	Irinotecan HCl Inj 40 MG/2ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080102120	Hycamtin	Topotecan HCl For Inj 4 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102110	Gemcitabine HCl	Gemcitabine HCl For Inj 200 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002040	Etoposide	Etoposide Inj 1 GM/50ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102030	Camptosar	Irinotecan HCl Inj 100 MG/5ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21250010402120	Erwinaze	Asparaginase Erwinia Chrysanthemi For Inj 10000 Unit	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000110	Temodar	Temozolomide Cap 5 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300005000350	Capecitabine	Capecitabine Tab 500 MG	40.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000130	Revlimid	Lenalidomide Cap 10 MG	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002030	Adrucil	Fluorouracil Inj 2.5 GM/50ML (50 MG/ML)	18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000120	Temodar	Temozolomide Cap 20 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002020	Adrucil	Fluorouracil Inj 500 MG/10ML (50 MG/ML)	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19 - 052

                                                                                                                           ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21535560000120 lynparza  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  lolaparib Cap SO MG  ldelal!sib Tab 100 MG  18.00%  18.00%  ANTINEOPLAST[CS AND ADJUNCTIVE THERAPIES  21538040000320 Zydelig  21700013001940 TheraCys  BCG Live lntravesical For Susp 81 MG/VIAL  18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700060202130 lntron A  Interferon Alfa-2B For lnj 10000000 Unit  18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700075206410 Sylatron  Peginterferon alfa-2b For lnj Kit 200 MCG  18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21708220000120 Targretin  21764065002120 Elitek  Bexarotene Cap 75 MG Rasburicase For IV Soln 1.5 MG  18.00%18.ocr  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21104070000150 Temodar  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99392070000140 Thalomid  Temozo!omide Cap 250 MG  Thalidomide Cap 200 MG  35.1)0%  18.00%  ANTINEOPLASTICS ANO ADJUNCTIVE THERAPIES  21405010106407 leuprolide Acetate  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21300015002120 Dacogen21500010002025 Etoposide21500010002030 Etoposide21450080000125 Poma!yst21500009202020 Halaven21500020201820 Marqibo  leuprolideAcetate lnj Kit 5 MG/ML  Dedtabine For lnj SO MGEtoposide lnj 100MG/5Ml(20 MG/ML)Etopos!de lnj 500MG/25Ml (20 MG/ML) Pomalidomlde Cap 4 MGEribulin Mesylate lnj 1 MG/2Ml {O.S MG/ML)Vincristine Sulfate Uposome 1V Susp 5 MG/31ML (0.16 MG/Ml}  52,25%  25.00%27.55%27.55%18.25%18.00¼18.00%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531520002120 Beleodaq21532080000320 Zelboraf  BeHnostat For IV Inf 500 MG Vemurafenib Tab 240 MG  18.00%18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21532570002020 Torisel  Temslro!imusSo!n For IV Infusion 25 MG/Ml  18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  18.00%  ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21533570100330 Meklnlst Trametinib Dimethyl Sulfoxide Tab 2 MG (Base Equivalent) 21534013106460 Cometriq (60 mg Daily n, Cabozantinib S-Mafate Cap 3 X 20 MG {60 MG Dose) Kit  18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000350 Sprycel21534033000120 lmbruvica  Dasatinib Tab 70 MG lbrutlnlb Cap 140 MG  18.00%18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534060200115 Tasigna  Nllot!n!b HCI Cap 150 MG {Base Equivalent)  21537560200310 Jakafl  Ruxolitinib Phosphate Tab 5 MG {Base Equivalent)  21550040102040 lrinotecan HCI  !rinotecan Hd lnj 500 MG/25ML (20 MG/ML)  18.00%  18.00%  30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21700040102120 Synribo21700060206450 lntron-A  Omacetaxine Mepesucdnate For lnj 3.5 MG Interferon Atfa-2B lnj Kit 3000000 Unlt/0.2ML  18,00%18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  2170007S206450 Sylatron 21755040102030 Leucovorin Calcium  Peginterferon alfa-2b For lnj Kit4 X 200 MCG Leucovorin Calcium lnj 10 MG/Ml  18.00%18.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000143 Temodar21500005001315 DOCEtaxel  Temozofomide Cap 140 MGDocetaxel For lnj Cone 80 MG/4Ml (20 MG/ML)  35.00%35.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  99392070000130 Thalomid  Thalidomide Cap 100 MG  18.00%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  ANTINEOPIAST!CS AND ADJUNCTIVE THERAPIES  99394050000150 Revlimid21100028002030 Eloxatin  lenaltdomlde Cap 25 MG Oxaliplatin 1V So!n 100 MG/20Ml  18.00%30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000110 Rev!imld21534085000320 Capre!sa  lenalidomide Caps 2.5 MG Vandetanlb Tab 100 MG  18.00%18.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21550040102025 camptosar  lrinotecan HCI lnj 40 MG/2Ml (20 MG/Ml}  30.00%  ANTINEOPtAST1CS AND ADJUNCTIVE THERAPIES  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21550080102120 Hycamtin21300034102110 Gemcitablne HCI  Topotecan HCI For lnj 4 MG Gemdtabine HCI For lnj 200 MG  18.00%30.00%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  ANT!NEOPlASTICS AND ADJUNCTIVE THERAPIES  21500010002040 Etoposlde21550040102030 Camptosar  Etoposide !nj 1 GM/50ML (20 MG/ML) lrinotecan Hd !nJ 100 MG/5Ml {20 MG/ML)  27.55%30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21250010402120 Erwinaze  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000110 Temodar  Asparaginase Erwlnia Chrysantheml For lnj 10000 Unit  Temozolomide Cap 5 MG  18.00%  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300005000350 Capecitablne  Capecitabine Tab 500 MG  40.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000130 Revlimld  21300030002030 Adrucil  lenalidornide Cap 10 MG  Fluorouraci! lnj 2.5 GM/SOMl(SO MG/ML)  - ....... · .,'  18.00%  7._,"0- .,..c.-,-. - ,, .......  18.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000120 Ternodar  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300030002020 Adrucil  Temozolomide Cap 20 MG  Fluorouracll lnj 500 MG/lOMl (SO MG/Ml)  ! .--->'--.., {  '-\ ( ) 8.00%

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000140	Revlimid	Lenalidomide Cap 15 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002035	Adrucil	Fluorouracil Inj 5 GM/100ML (50 MG/ML)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300003001920	AzaCITIDine	Azacitidine For Inj 100 MG		25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201940	Trelstar Mixject	Triptorelin Pamoate For IM Susp 22.5 MG		22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500003002020	Jevtana	Cabazitaxel Inj 60 MG/1.5ML (For IV Infusion)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010000120	Etoposide	Etoposide Cap 50 MG		27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500030102020	VinBLAStine Sulfate	Vinblastine Sulfate Inj 1 MG/ML		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100120	Farydak	Panobinostat Lactate Cap 10 MG (Base Equivalent)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000310	Afinitor	Everolimus Tab 2.5 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533050000320	Stivarga	Regorafenib Tab 40 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100320	Gilotrif	Afatinib Dimaleate Tab 20 MG (Base Equivalent)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106470	Cometriq (100 mg Daily D	Cabozantinib S-Mal Cap 1 X 80 MG & 1 X 20 MG (100 Dose) Kit		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000354	Sprycel	Dasatinib Tab 80 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534035100320	Gleevec	Imatinib Mesylate Tab 100 MG (Base Equivalent)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534060200125	Tasigna	Nilotinib HCl Cap 200 MG (Base Equivalent)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200320	Jakafi	Ruxolitinib Phosphate Tab 10 MG (Base Equivalent)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080100120	Hycamtin	Topotecan HCl Cap 0.25 MG (Base Equiv)		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700045002120	Nipent	Pentostatin For Inj 10 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206460	Intron-A	Interferon Alfa-2B Inj Kit 5000000 Unit/0.2ML		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206460	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 300 MCG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040102170	Leucovorin Calcium	Leucovorin Calcium For Inj 500 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002025	Eloxatin	Oxaliplatin IV Soln 50 MG/10ML		30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300005000320	Capecitabine	Capecitabine Tab 150 MG		40.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000120	Revlimid	Lenalidomide Cap 5 MG		18.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534085000340	Caprelsa	Vandetanib Tab 300 MG		18.00%
ANTINEOPLASTICS TOPICALS	90371050204030	Valchlor	Mechlorethamine HCl Gel 0.016% (Base Equivalent)		18.00%
ANTINEOPLASTICS TOPICALS	90376015004020	Panretin	Alitretinoin Gel 0.1%		18.00%
Antiparasitics	13000040000310	Daraprim	Pyrimethamine Tab 25 MG		18.00%
ANTIPARKINSON AGENTS	73203010102020	Apokyn	Apomorphine Hydrochloride Inj 10 MG/ML		18.00%
Antipsychotics	59070070101930	RisperDAL Consta	Risperidone Microspheres For Inj 37.5 MG		18.00%
Antipsychotics	59250015001930	Abilify Maintena	Aripiprazole IM For Extended Release Susp 400 MG		18.00%
Antipsychotics	59070070101920	RisperDAL Consta	Risperidone Microspheres For Inj 25 MG		18.00%
Antipsychotics	59070070101910	RisperDAL Consta	Risperidone Microspheres For Inj 12.5 MG		18.00%
Antipsychotics	59070050101837	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 39 MG/0.25ML		18.00%
Antipsychotics	59070070101940	RisperDAL Consta	Risperidone Microspheres For Inj 50 MG		18.00%
Antipsychotics	59070050101845	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 234 MG/1.5ML		18.00%
Antipsychotics	59070050101838	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 78 MG/0.5ML		18.00%
Antipsychotics	59070050101850	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 273 MG/0.875ML		18.00%
Antipsychotics	59250015001920	Abilify Maintena	Aripiprazole IM For Extended Release Susp 300 MG		18.00%
Antipsychotics	5925001520E430	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 662 MG/2.4ML		18.00%
Antipsychotics	59070050101839	Invega Sustenna	Paliperidone Palmitate IM Extend-Release Susp 117 MG/0.75ML		18.00%
Antipsychotics	59070050101870	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 546 MG/1.75ML		18.00%
Antipsychotics	5925001520E440	Aristada	ARIPIPRAZOLE LAUROXLI IM ER SUSP PREFILLED SYR 882 MG/3.2ML		18.00%
Antipsychotics	59070050101880	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 819 MG/2.625ML		18.00%
Antipsychotics	5925001520E420	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 441 MG/1.6ML		18.00%
Antipsychotics	59070050101840	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 156 MG/ML		18.00%
Antipsychotics	59070050101860	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 410 MG/1.315ML		18.00%
ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101950	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 210 MG (Base Eq)		18.00%
ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101970	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 405 MG (Base Eq)		18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                 ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  99394050000140  Rev!imid  lenalidomide Cap 15 MG                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300030002035  Adrucll  Fluorouracil lnj 5 GM/100Ml (SO MG/Ml)                18.00%    ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21300003001920  AzaCITIDlne  Azacitidine For lnj 100 MG                25.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405050201940  Trelstar Mixject  Triptorelin Pamoate For IM Susp 22.5 MG                22.50%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500003002020  Jevtana  Caba2itaxel lnj 60 MG/1.SMl (For N Infusion)                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500010000120  Etoposide  Etoposide Cap 50 MG                27.55%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500030102020  VinBLAStine Sulfate  Vinblastine Sulfate lnj 1 MG/Ml                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531550100120  Farydak  Panobinostat lactate Cap 10 MG {Base Equivalent)                18.00%    ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21532530000310  Afinitor  Evero!imus Tab 2.5 MG                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  2153305000-0320  Stlvarga  Regorafenib Tab 40 MG                18.00%    ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21534006100320  Gilotrif  Afatin!b Dlmaleate Tab 20 MG (Base Equlvalent)                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534013106470  Cometriq (100 mg Daily I  Cabozantinib S-Mal Cap 1 X 80 MG & 1 X 20 MG (100 Dose) Kit                18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000354  Sprycel  Dasatinlb Tab 80 MG                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534035100320  Gleevec  lmatinib Mesylate Tab 100 MG (Base Equivalent)                18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534060200125  Tasigna  Nilotinib HCI Cap 200 MG {Base Equivalent)                18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21537560200320  Jakafi  Ruxolitinib Phosphate Tab 10 MG (Base Equivalent)                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21550080100120  Hycamtin  Topotecan HCI Cap 0.25 MG {Base Equiv)                18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700045002120  Nipent  Pentostatin For lnJ 10 MG                18.00%    ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  21700060206460 lntron-A    Interferon Alfa-2B lnj Kit 5000000 Unlt/0.2Ml                18.00%    ANTtNEOPLA.STICS AND ADJUNCTIVE THERAPIES  21700075206460  Sylafron  Peginterferon alfa-2b For lnj Kit 4 X 300 MCG                18.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21755040102170  leucovorin calcium  leucovorfn Calcium For lnj 500 MG                18.00%,    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21100028002025  Eloxatin  Oxalfp!atln N Sein 50 MG/10Ml                30.00%    ANT!NEOPLASTICS AND ADJUNCTIVE THERAPIES  21300005000320  capecitabine  capecitabine Tab 150 MG                40.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000120  Revlimid  lenaUdomlde Cap 5 MG                18.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534085000340  Caprelsa  Vandetanib Tab 300 MG                18.00%    ANTINEOPLASTICSTOPJCAlS  90371050204030  Valchlor  Mech!orethamine HCI Gel 0.016% {Base Equivalent)                18.00%    ANTINEOPLASTICS TOPICAlS  90376015004020  Panretin  Alitretinoin Gel 0.1%                18.00%    Antiparasitics  13000040000310  Darapr!m  Pyrimethamlne Tab 25 MG                18.00%    ANTIPARKINSON AGENTS  73203010102020  Apokyn  Apomorphlne Hydrochloride lnj 10 MG/Ml                18.00%    Antipsychotics  59070070101930  RisperDAL Consta  R!speridone Microspheres For lnj 37.5 MG                18.00%    Antipsychotics  59250015001930  Abilify Maintena  Aripiprazole lM For Extended Release Susp 400 MG                18.00%    Antipsychotlcs  59070070101920  RisperDAl Consta  Risperidone Microspheres For Inf 25 MG                18.00%    Antipsychotics  59070070101910  R!sperDAL Consta  Rlsper!done Mlcrospheres For lnj 12.5 MG                18.00"76    Antfpsychot!cs  59070050101837  lnvega Sustenna  Pal!peridone Palmitate IM Extended-Release Susp 39 MG/0.25ML                18.00%    Antipsychotics  59070070101940  RisperDAL Consta  Risperidone Mlcrospheres For lnj 50 MG                18.00%    Antipsychotics  59070050101845  lnvega Sustenna  PaHperldone Pa!mitate \M Extended-Release Susp 234 MG/1.5Ml                18.00%    Antlpsychotics  59070050101838  lnvega Sustenna  Paliperidone Pa!mltate IM Extended-Release Susp 78 MG/0.5ML                18.00%    Antipsychotics  59070050101850  lnvega Trima  Pal!peridone Pa!mitate IM Extend-Release Susp 273 MG/0.875ML                18.00%    Antlpsychotics  59250015001920  Abilify Maintena  Arlplprazole IM For Extended Release Susp 300 MG                18.00%    Antipsychotics  5925001520E430  Aristada  ARlPIPRAZOLE lAUROXIL lM ER SUSP PREFlllED SYR 662 MG/2.4Ml                18.00%    Antlpsychotics  59070050101839  lnvega Sustenna  Pallperidone Palmltate IM Extend-Release Susp 117 MG/0.75Ml                18.00%    Antipsychotics  59070050101870  lnvega Trima  Paliperidone Palmitate IM Extend•Release Susp 546 MG/1.75Ml                18.00%    Antipsychotics  5925001520E440  Arlstada  AR1PIPRAZOLE lAUROXll IM ERSUSP PREFILLED SYR 882 MG/3.2ML                18.00%    Antipsychotics  59070050101880  lnvega Trinza  Paliperidone Palmitate 1M Extend-Release Susp 819 MG/2.625Ml                18.00%    Antipsychotics  5925001520E420  Arlstada  ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFlllED SYR 441MG/1.6ML                18.00%    Antipsychotics  59070050101840  lnvega Sustenna  Paliperidone Palmitate IM Extended-Release Susp 156 MG/Ml        ---1:,,,r, --<......        18.00%    Antipsychotics  59070050101860  lnvega Trinta  Pa!iper!done Palmitate IM Extend•Release Susp 410 MG/1.315Ml        .,.. \--.::-'" . -<·.•..t.o        ··, 18.00%    ANTIPSYCHOTICS/ANTlMANICAGENTS  59157060101950  ZyPREXA Relprew  Olanzap!ne Pamoate For Extended Rel IM Susp 210 MG {Base Eq)    ,J•,._,    p:v        ..",' · 18.00%    ANTIPSYCHOTICS/ANTIMAN!CAGENTS  59157060101970  ZyPREXA Relprew  Olamapine Pamoate For Extended Rel JM Susp 405 MG (Base Eq}      / \          18.00%    X            , Contrato Numero          '"            \      1 9  (I  ,)  ' '                                l  Y(J  .  "''\·.    /..:,  <;& ·,. .-w ly  "y  "'"·  ty0 , 0  SLh .

ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101960	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 300 MG (Base Eq)	18.00%
Antivirals	12200020102030	Foscavir	Foscarnet Sodium Inj 6000 MG/250ML (24 MG/ML)	18.00%
Antivirals	12359902300320	Zepatier	Elbasvir-Grazoprevir Tab 50-100 MG	18.00%
Antivirals	12200020102040	Foscarnet Sodium	Foscarnet Sodium Inj 12000 MG/500ML (24 MG/ML)	18.00%
ANTIVIRALS INFLUENZA	12504065002020	Rapivab	Peramivir Inj 200 MG/20ML (10 MG/ML)	18.00%
Bisphosphonates	30042048100360	Boniva	Ibandronate Sodium Tab 150 MG (Base Equivalent)	18.00%
BLEEDING DISORDERS	84100010000320	Amicar	Aminocaproic Acid Tab 1000 MG	18.00%
BLEEDING DISORDERS	84100010001205	Amicar	Aminocaproic Acid Syrup 25%	18.00%
BLEEDING DISORDERS	84100010000305	Amicar	Aminocaproic Acid Tab 500 MG	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E575	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.3ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E515	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 50 MCG/0.3ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E545	Neupogen	Filgrastim Inj 300 MCG/0.5ML (600 MCG/ML)	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028402105	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 250 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100015106440	Wilate	Antihemophilic Factor/VWF (Human) For Inj 1000-1000 Unit Kit	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028202145	Ixinity	Coagulation Factor IX (Recombinant) For Inj 1500 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402130	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 500 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100031002140	Coagadex	Coagulation Factor X (Human) For Inj 500 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E543	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/0.4ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E560	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/0.5ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E582	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/0.4ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206430	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 500 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E543	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/0.4ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E560	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/0.5ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102070	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E525	Neupogen	Filgrastim Inj 300 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102010	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E552	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/0.3ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E520	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 75 MCG/0.3ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E550	Neupogen	Filgrastim Inj 480 MCG/0.8ML (600 MCG/ML)	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352130	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 1000 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028402150	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 4000 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E525	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 100 MCG/0.3ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206420	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 250 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102050	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.75ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E588	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/0.6ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                                                                                                                                                                                                                                                                                                               ANTlPSYCHOTICS/ANTIMANIC AGENTS  S9157060101960 ZyPREXA Relprew  Olanzapine Pamoate For Extended Rel IM Susp 300 MG (Base Eq)  18.00%  Antivirals  12200020102030 Foscavir  FoscarnetSod!um lnj 6000 MG/250ML (24 MG/ML)  18.00%  Antivirals  12359902300320 Zepatier  Elbasvir-Grazoprev!rTab 50-100 MG  18.00%  Antivirals  12200020102040 Foscarnet Sodium  FoscarnetSodium lnj 12000 MG/SOOML (24 MG/ML}  18.00%  ANTIVIRALS INFLUENZA  12504065002020 Rapivab  Peramivir lnj 200 MG/20Ml (10 MG/ML)  18.00%  Bisphosphonates  30042048100360 Bonlva  lbandronate Sodium Tab 150 MG (Base Equivalent)  18.00%  BLEEDING DISORDERS  84100010000320 Am!car  Aminocaproic Acid Tab 1000 MG  18.00%  BLEEDING DISORDERS  8410001000120S Amicar  Aminocaproic Acid Syrup 25%  18.00%  BLEEDING DISORDERS  84100010000305 Amlcar  AmlnocaproicAcid Tab 500 MG  18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E556 Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 5oln lnj 60 MCG/ML  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240101510E575 Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 150 MCG/0.3ML  18.00%  Blood Products/ Modifiers/Volume Expanders  82401015102080 Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 So!n Jnj 500 MCG/ML  18.00%  Blood Products/ Modifiers/Volume Expanders  8240102000E545 Epogen  Epoetin Alfa \nj10000 Unit/Ml  18.00%  Blood Products/ Modifiers/Volume Expanders  8240104010E515 Mircera  Methoxy Polyethylene Glycol-Epoetin Beta Jnj 50 MCG/0.3ML  18.00%  Blood Products/ Modifiers/Volume Expanders  8240152000E545 Neupogen  Filgrastim lnj 300 MCG/O.SML(600 MCG/Ml}  18.00%  B!ood Products/ Modifiers/Volume Expanders  85100028402105 A!pro!ix  Coagulation Factor IX (Recomb) {rFIXFc} For lnj 250 Unit  18.00%  Blood Products/ Modifiers/Volume Expanders  85100015106440 Wilate  Antihemophilic Factor/WJF {Human) For lnJ 1000-1000 Unit Kit  18.00%  Blood Products/ Modifiers/Volume Expanders  85100028202145 lxinity  Coagulation Factor IX (Recombinant) For lnj 1500 Unit  18.00%  Blood Products/ Modifiers/Volume Expanders  85100010402130 Adynovate  AntihemophHic Factor Recomb Pegylated For lnj 500 Unit  18.00%  Blood Products/ Modifiers/ Volume Expanders  85100031002140 Coagadex  Coagulat!on FactorX {Human) For lnj 500 Unit  18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E543 Aranesp (Albumin Free)  Darbepoetin A!fa-Po[ysorbate 80 Solo lnj 40 MCG/0.4Ml  18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E560 Aranesp (Albumin Free}  18.00%  B!ood Products/ Modifiers/Volume Expanders  8240101510E582 Aranesp {Albumin Free)  Darbepoetin Alfa-Po!ysorbate 80 So!n lnj 100 MCG/0.SML Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/0.4Ml  18.00%  Blood Products/ Modifiers/Volume Expanders  85100028206430 BeneFIX Coagulation Factor 1X (Recombinant) For lnj Kit 500 Unit  21.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E543 Aranesp {Albumin Free) Darbepoetin Alfa-Potysorbate 80 Solo lnj 40 MCG/0.4Ml  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240101510E560 Aranesp (Albumin Free}  18.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102070 Aranesp (Albumin Free)  Darbepoetin A!fa-Polysorbate 80 Soln lnj 100 MCG/0.SML Darbepoetin Alfa-Polysorbate 80 Soln lnj 300 MCG/ML  18.00%  Blood Products/ Modifiers/Volume Expanders  8240102000E545 Epogen  Blood Products/ Modifiers/Volume Expanders  8240102000E575 Epogen  Epoetln Alfa lnj 10000 Unit/ML Epoet!n Alfa lnj 40000 Unit/Ml  18.00%18.00%  Blood Products/ Modifiers/Volume Expanders  Blood Products/ Modifiers/Volume Expanders  8240152000E525 Neupogen 82401015102010 Aranesp (Albumin Free)  Fi1grastim lnj 300 MCG/MLDarbepoetin Alfa-Polysorbate 80 Soln lnj 25 MCG/Ml  18.00%18.1)0%  Blood Products/ Modifiers/Volume Expanders  8240101510ES52 Aranesp (Album!n Free)  Darbepoetln Alfa-Polysorbate 80 Soln lnj 60 MCG/0.3Ml  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240101510E558 Aranesp (Albumin Free)  Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 200 MCG/Ml  18.00%  Blood Products/ Modifiers/Volume Expanders  82401015102080 Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80Sain lnj 500 MCG/Ml  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240102000E545 Epogen  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240104010E520 Mircera  Epoetin Alfa lnj 10000 Unit/MLMethoxy Polyethylene Glycol-Epoetln Beta lnj 75 MCG/0.3Ml  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240152000E550 Neupogen  Filgrastim lnj 480 MCG/0.SML (600 MCG/ML)  18.00%  Blood Products/ Modifiers/ Volume Expanders  Blood Products/ Modifiers/Volume Expanders  85100028352130 ldelvion85100028402150 Alprollx  Coagulation Factor IX (Recomb) {rlX-FP} For lnj 1000 Unit Coagulation Factor IX (Recomb} {rFIXFc) For lnj 4000 Unit  18.00%18.00%  Blood Products/ Modifiers/Volume Expanders  Blood Products/ Modifiers/Volume Expanders  8240104010E525 Mircera82401015102020 Aranesp (Albumin Free}  Methoxy Polyethylene G!ycol-Epoetln Beta lnJ 100 MCG/0.3ML Darbepoetin Alfa-Polysorbate 80 So!n lnj 40 MCG/ML  18.00%18.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102040 Aranesp (Albumin Free) Darbepoetin Alfa-Polysorbate 80 Sain lnj 100 MCG/ML  Blood Products/ Modifiers/Volume Expanders  8240101510E558 Aranesp {Albumin Free) Darbepoetin Alfa-Polysorbate 80 Solo lnj 200 MCG/ML  18.00%18.00%  Blood Products/ Modifiers/Volume Expanders  Blood _Products/ Modifiers/Volume Expanders  85100028206420 BeneFIX8240101510E556 Aranesp {Albumin Free)  Coagulation Factor IX {Recombinant) For In] Kit 250 Unit Darbepoetin Alfa-Polysorbate 80 Soln lnj 60 MCG/ML  c-·-, .,_,  21.00%18.00%  Blood Products/ Modifiers/Volume Expanders  82401015102050 Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 150 MCG/0.75Ml  ....,\ :. ""TC:1'/.,......"--  18.0<Y';,£  Blood Products/ Modifiers/ Volume Expanders  8240101510E588 Aranesp (Albumin Free}  Darbepoetln Alfa-Polysorbate 80 So[n lnj 300 MCG/0.6Ml  ,<.._....fP..  "'-·· 'YI  18.00%  Blood Products/ Modifiers/ Volume Expanders  8240102000E545 Epogen  Epoetfn Alfa lnj 10000 Unit/Ml  -:, I;  " :,  18.00%  B!ood Products/ Modifiers/Volume Expanders  8240102000E575 Epogen  Epoetin Alfa lnj 40000 Unit/Ml  '  vuntfato Nli......A- - i  18.00%  I _I 9 r;    ,  J 5 2    q ,-  '·• (fl• --  -  - '--- ?"!J  '  '  ••(.,\(,".), -= V  ·v·-  SP·,, Os DF 01'·  >)._,_,,, ••

Blood Products/ Modifiers/ Volume Expanders	8240101510E528	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/0.42ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E510	Epogen	Epoetin Alfa Inj 2000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E525	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 100 MCG/0.3ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352140	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 2000 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100015106430	Wilate	Antihemophilic Factor/VWF (Human) For Inj 500-500 Unit Kit		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402140	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 1000 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240157000E520	Neulasta	Pegfilgrastim Inj 6 MG/0.6ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102070	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E520	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 75 MCG/0.3ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206450	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 2000 Unit		21.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402150	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 2000 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102010	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102050	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.75ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402120	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 250 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100031002120	Coagadex	Coagulation Factor X (Human) For Inj 250 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E545	Neupogen	Filgrastim Inj 300 MCG/0.5ML (600 MCG/ML)		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206460	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 3000 Unit		21.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E520	Epogen	Epoetin Alfa Inj 4000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240157000E520	Neulasta	Pegfilgrastim Inj 6 MG/0.6ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352110	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 250 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402145	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 1500 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E528	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/0.42ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E552	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/0.3ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E575	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.3ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E582	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/0.4ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240157000E520	Neulasta	Pegfilgrastim Inj 6 MG/0.6ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	83334030002120	Iprivask	Desirudin For Inj 15 MG		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352120	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 500 Unit		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E525	Neupogen	Filgrastim Inj 300 MCG/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E588	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/0.6ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E515	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 50 MCG/0.3ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E520	Epogen	Epoetin Alfa Inj 4000 Unit/ML		18.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E550	Neupogen	Filgrastim Inj 480 MCG/0.8ML (600 MCG/ML)		18.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206440	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 1000 Unit		21.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML		18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                 Blood Products/ Modifiers/ Volume Expanders  8240101510E528  Aranesp {Albumin Free}  Darbepoet!nAlfa Polysorbate 80 Soln lnj 25 MCG/0.42ML            18.00%  Blood Products/ Modifiers/Volume Expanders  82401015102040  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 100 MCG/ML            18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E558  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/ML            18.W/4  Blood Products/ Modifiers/ Volume Expanders  8240102000E510  Epogen  Epoetin Alfa lnj 2000 Unit/Ml            18.00%  B!ood Products/ Modifiers/Volume Expanders  8240102000E545  Epogen  Epoet!n Alfa lnj 10000 Unit/Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  8240104010E525  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj 100 MCG/0.3ML            18J)O%  Blood Products/ Modifiers/Volume Expanders  85100028352140  ldelvion  Coagulation Factor IX (Recomb) {rlX-FP) For lnj 2000 Unit            18.W/4  Blood Products/ Modifiers/ Volume Expanders  85100015106430  Wilate  Antihemophlltc FactorMVF {Human} For lnj S00-500 Unit Kit            18.00%  Blood Products/ Modifiers/ Volume Expanders  85100010402140  Adynovate  Antihemophll!c Factor Re.comb Pegylated For lnj 1000 Unit            18.00%  Blood Products/ Modifiers/Volume Expanders  8240157000£520  Neulasta  Pegfilgrastim lnj 6 MG/0.6ML            18.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102070  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 300 MCG/ML            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240104010E520  Mlrcera  Methoxy Polyethyfene Glycol-Epoetin Beta lnj 75 MCG/0.3Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  85100028206450  BeneFIX  Coagulation Factor IX {Recombinant) For lnj Kit 2000 Unit            21.00%  Blood Products/ Modifiers/Volume Expanders  85100010402150  Adynovate  AntihemophiHc Factor Recomb Pegy!ated For lnj 2000 Unit            18.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102010  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnJ 25 MCG/Ml            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240101510E556  Aranesp (Albumin Free)  Darbepoetln Alfa-Polysorbate 80 Soln lnj 60 MCG/ML            18.00%  Blood Products/ Modifiers/Volume Expanders  82401015102050  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 So!n lnj 150 MCG/0.75Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  85100010402120  Adynovate  Antihemophllic Factor Recomb Pegy!ated For lnj 250 Unit            18.00%  Blood Products/ Modifiers/ Volume Expanders  85100031002120  Coagadex  Coagulation FactorX {Human) For lnj 250 Unit            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240102000E545  Epogen  Epoetin Alfa lnj 10000 Unit/Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  8240152000E545  Neupogen  Filgrastim lnj 300 MCG/0.5Ml {600 MCG/Ml)            18.00%  Blood Products/ Modifiers/Volume Expanders  8240102000E575  Epogen  Epoetin Alfa lnj 40000 Unit/ML            18.00%  Blood Products/ Modifiers/ Volume Expanders  85100028206460  BeneFIX  Coagulation Factor IX (Recombinant) For lnj Kit 3000 Unit            21.00%  Blood Products/ Modifiers/Volume Expanders  82401015102020  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 40 MCG/ML            18.00%  Bloo<I Products/ Modifiers/Volume Expanders  82401015102040  Aranesp (Albumin Free)  Darbepoetln Affa-Polysorbate 80 Soln lnj 100 MCG/ML            18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E558  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  8240102000ES20  Epogen  Epoetin Alfa lnj 4000 Unit/ML            18.00%  Blood_ Products/ Modifiers/ Volume Expanders  8240102000E575  Epogen  Epoetin Alfa lnj 40000 Unit/Ml            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240157000E520  Neulasta  Pegfilgrastim lnj 6 MG/0.6Ml            18.00%  B!ood Products/ Modifiers/Volume Expanders  85100028352110  ldelvion  Coagulation Factor IX (Recomb) {rlX·FP) For lnj 250 Unit            18.00%  Blood Products/ Modifiers/Volume Expanders  85100010402145  Adynovate  Antihemophil[c Factor Recomb Pegylated For lnj 1500 Unit            18.00%  Blood Products/ Modifiers/Volume E>tpanders  8240101510E528  Aranesp {Albumin Free)  Darbepoetln Alfa-Polysorbate 80 So!n lnj 25 MCG/0.42ML            18.00%  Blood Products/ Modlflers/Volume Expanders  8240101510E552  Aranesp {Albumin Free)  Darbepoetln Alfa-Polysorbate 80 So!n lnj 60 MCG/0.3ML            18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E575  Aranesp {Album!n Free)  Darbepoetfn Alfa-Polysorbate 80 Sein lnj 150 MCG/0.3Ml            18.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102020  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 40 MCG/ML            18.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102040  Aranesp {Albumin Free)  Darbepoetln Alfa-Polysorbate80 Soln lnj 100 MCG/ML            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240101510E582  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/0.4ML            18.00%  B!ood Products/ Modifiers/Volume Expanders  8240102000ES45  Epogen  Epoetin Alfa lnj 10000 Unit/Ml            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240102000E575  Epogen  Epoetin Alfa lnj 40000 Unit/Ml            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240157000E520  Neulasta  Pegfilgrastim lnj 6 MG/0.6Ml            18.00%  Blood Products/Modifiers/Volume Expanders  83334030002120  lprivask  Des!rudin For lnj 15 MG            18.00%  Blood Products/ Modifiers/ Volume Expanders  85100028352120  ldetvion  Coagulation Factor IX {Recomb) {rlX-FP) For lnj 500 Unit            18.00%  Blood Products/ Modifiers/ Volume Expanders  8240152000E525  Neupogen  Filgrastim lnJ 300 MCG/Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  8240101510E588  Aranesp (Albumin Free)  Darbepoetln Alfa-Polysorbate 80 Soln lnj 300 MCG/0.6Ml            18.00%  Blood Products/ Modifiers/Volume Expanders  8240104010E51S  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj 50 MCG/0.3Ml    /" ,, • .,-..Tl=> A...........,.r...,."-.,        18.00%  Blood Products/ Modifiers/Volume Expanders  8240102000£520  Epogen  Epoetin Alfa lnj 4000 Unit/ML    , _t ,~        18.00%  Blood Products/ Modifiers/Volume Expanders  8240152000E550  Neupogen  Fi!grastim lnj 480 MCG/0.8ML(600 MCG/Ml) ,    E  4" '-.',      18.00%  Blood Products/ Modifiers/Volume Expanders  85100028206440  BeneFIX  Coagulation Factor JX {Recombinant) For lnj Kit 1000 Unit  V    N  ,a  I  21.00%  Blood Products/ Modifiers/Volume Expanders  82401015102020  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Sein lnj 40MCG/Ml      :v -.,uaro NU1n{:)_R-    ' 18.00%    ,            ,, J ,, (j                (Jl' U/j2                    \i\ fi <J            ,,  () v,""' · •=,.,,/•. .,>/5  '"'' t N,,,  O.SDE3/,., --- ,9-'

Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E545	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 200 MCG/0.3ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402135	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 750 Unit	18.00%
Blood Products/ Modifiers/ Volume Expanders	84100040002025	Cyklokapron	Tranexamic Acid IV Soln 1000 MG/10ML (100 MG/ML)	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E510	Epogen	Epoetin Alfa Inj 2000 Unit/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	18.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E545	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 200 MCG/0.3ML	18.00%
Bone Density Regulators	30044530002020	Prolia	Denosumab Inj 60 MG/ML	18.00%
Bone Density Regulators	3004405510E140	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 100 MCG	18.00%
Bone Density Regulators	3004405510E110	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 25 MCG	18.00%
Bone Density Regulators	30044070002020	Forteo	Teriparatide (Recombinant) Inj 600 MCG/2.4ML	18.00%
Bone Density Regulators	30044530002030	Xgeva	Denosumab Inj 120 MG/1.7ML	18.00%
Bone Density Regulators	3004405510E120	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 50 MCG	18.00%
Bone Density Regulators	3004405510E130	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 75 MCG	18.00%
Cardiovascular Agents	37100020000305	Keveyis	Dichlorphenamide Tab 50 MG	18.00%
CASTLEMAN DISEASE	99473080002120	Sylvant	Siltuximab For IV Infusion 100 MG	18.00%
CASTLEMAN DISEASE	99473080002140	Sylvant	Siltuximab For IV Infusion 400 MG	18.00%
Central Nervous System Agents	6240306045D560	Rebif Rebidose Titration F	Interferon Beta-1a Inj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.5ML	18.00%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)	18.00%
Central Nervous System Agents	6240306045D560	Rebif Rebidose Titration F	Interferon Beta-1a Inj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.5ML	18.00%
Central Nervous System Agents	74400020202140	Xeomin	IncobotulinumtoxinA For IM Inj 200 Unit	18.00%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)	18.00%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)	18.00%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)	18.00%
Central Nervous System Agents	6240306045D560	Rebif Rebidose Titration F	Interferon Beta-1a Inj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.5ML	18.00%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)	18.00%
Central Nervous System Agents	6240306045F530	Avonex Pen	Interferon Beta-1a IM Inj Kit 30 MCG/0.5ML	18.00%
Central Nervous System Agents	62609902300120	Nuedexta	Dextromethorphan HBr-Quinidine Sulfate Cap 20-10 MG	18.00%
Central Nervous System Agents	6240306045F530	Avonex Pen	Interferon Beta-1a IM Inj Kit 30 MCG/0.5ML	18.00%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)	18.00%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)	18.00%
Central Nervous System Agents	6240306045F530	Avonex Pen	Interferon Beta-1a IM Inj Kit 30 MCG/0.5ML	18.00%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)	18.00%
CMV Agents	12200010002020	Vistide	Cidofovir IV Inj 75 MG/ML	18.00%
CMV Agents	12200020102020	Foscarnet Sodium	Foscarnet Sodium Inj 24 MG/ML	18.00%
CMV Agents	12200066102120	Valcyte	Valganciclovir HCl For Soln 50 MG/ML (Base Equiv)	18.00%
CMV Agents	12200066100320	Valcyte	Valganciclovir HCl Tab 450 MG (Base Equivalent)	18.00%
CMV Agents	12200030102110	Cytovene	Ganciclovir Sodium For Inj 500 MG	60.00%
CONGESTIVE HEART FAILURE	40180050002120	Natrecor	Nesiritide For Inj 1.5 MG	18.00%
CORTICOSTEROIDS	22100020202011	Dexamethasone Sod Phos	Dexamethasone Sod Phosphate Preservative Free Inj 10 MG/ML	18.00%
CORTICOSTEROIDS	22100030202115	Solu-MEDROL	Methylprednisolone Sodium Succinate For Inj 500 MG	18.00%
CORTICOSTEROIDS	22100020002900	Dexamethasone	Dexamethasone Powder	18.00%
CORTICOSTEROIDS	22100030202105	Solu-MEDROL	Methylprednisolone Sodium Succinate For Inj 40 MG	18.00%
CORTICOSTEROIDS	22100020001320	Dexamethasone Intensol	Dexamethasone Conc 1 MG/ML	18.00%
CORTICOSTEROIDS	22100025402161	Solu-CORTEF	Hydrocortisone Sodium Succinate PF For Inj 500 MG	18.00%
CORTICOSTEROIDS	22100050101810	Kenalog	Triamcinolone Acetonide Inj Susp 40 MG/ML	18.00%
CORTICOSTEROIDS	22100020202900	Dexamethasone Sodium F	Dexamethasone Sodium Phosphate Powder	18.00%
CORTICOSTEROIDS	22100030202120	Solu-MEDROL	Methylprednisolone Sodium Succinate For Inj 1000 MG	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                                                                                                                 Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume Expanders  82401015102040 Aranesp {Albumin Free) 8240101510E558 Aranesp {Albumin Free)  Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders  8240104010E545 Mlrcera85100010402135 Adynovate  Darbepoet!n Alfa-Polysorbate 80 Soln lnj 100 MCG/ML Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/ML  Methoxy Polyethylene Glycol-Epoetin Beta lnj 200 MCG/0.3ML Antlhemophilic Factor Recomb Pegylated For lnj 750 Unit  18.00%18.00%  18.00%18.00%  Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders  84100040002025 Cyklokapron 8240102000E510 Epogen82401015102080 Aranesp (Albumin Free)  Blood Products/ Modifiers/ Volume Expanders Bone Density Regulators  8240104010E545 Mircera30044530002020 Prolia  TranexamicAdd IVSo!n 1000 MG/10ML (100 MG/ML) Epoetin Alfa lnj 2000 Unit/MLDarbepoetin Alfa-Polysorbate 80 Soln lnj 500 MCG/ML  Bone Density Regulators Bone Density Regulators  3004405510E140 Natpara3004405510E110 Natpara  Methoxy Polyethylene G[ycol-Epoetin Beta lnj 200 MCG/0.3ML Denosumab lnj 60 MG/ML  Bone Density Regulators  30044070002020 Forteo  Parathyroid Hormone (Recombinant) For lnj Cartridge 100 MCG Parathyroid Hormone (Recombinant) For lnj Cartridge 25 MCG  Teriparatide {Recombinant) lnj 600 MCG/2.4ML  18.00%18.00%18.00¾  18.00%18.00%  18.00%18.00%  18.00%  Bone Density Regulators  Bone Density Regulators  30044530002030 Xgeva  Denosumab lnj 120 MG/1.7ML  18.00%  3004405510E120 Natpara  Bone Density Regulators Cardiovascular Agents  3004405510E130 Natpara37100020000305 Keveyis  Parathyroid Hormone (Recombinant) For lnj Cartridge 50 MCG  CASTLEMAN DISEASE  99473080002120 Sylvant  Parathyroid Hormone {Recombinant) For tnj Cartridge 75 MCG D!ch!orphenamfde Tab 50 MG  Siltuximab For IV Infusion 100 MG  18.00%  18.00%18.00%  18.00%  CASTLEMAN DISEASE  18.00%  Central Nervous System Agents  18.00%  Central Nervous System Agents  Central Nervous System Agents  Central Nervous System Agents  central Nervous System Agents  Central Nervous System Agents  18.00%  18.00%  18.00%  18.00%  18.00%  Central Nervous System Agents  Central Nervous System Agents  99473080002140 Sylvant Siltuximab For IV Infusion 400 MG6240306045DS60 Rebif Rebldose Titration Interferon Beta-la lnj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.SML 6240306045E540 Rebif Interferon Beta-la lnj 44 MCG/0.5ML{24MU/ML) {88 MCG/ML)6240306045D560 Reblf Rebidose litratlon Interferon Beta-la lnj 6X 8.8 MCG/0.2:ML & 6 X 22 MCG/0.5ML 74400020202140 Xeomin tncobotu!tnumtoxinA For IM lnj 200 Unit6240306045E540 Reblf Interferon Beta-la lnj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)6240306045D520 Reblf Rebldose Interferon Beta-la lnj 22 MCG/0.5ML {12MU/ML) (44 MCG/ML) 6240306045D520 Reblf Rebidose Interferon Beta-la lnj 22 MCG/0.5Ml (12MU/Ml) (44MCG/ML)  6240306045DS60 Reblf Rebidose Titration Interferon Beta-la lnj 6 X 8.8 MCG/0.2Ml & 6 X 22 MCG/0.SML  18.00%  18.00%  Central Nervous System Agents  624030604SD520 Reblf Rebidose  Central Nervous System Agents  6240306045F530 Avonex Pen  Interferon Beta-la lnj 22 MCG/0.5ML(12MU/ML) (44 MCG/ML) Interferon Beta-la IM lnj Klt30 MCG/0.5ML  18.00%18.00%  Central Nervous System Agents  Central Nervous System Agents  Central Nervous System Agents  Central Nervous System Agents  Central Nervous System Agents  Central Nervous System Agents  62609902300120 Nuedexta  Dextromethorphan HBr-Quinidine Sulfate Cap 20-10 MG  6240306045FS30 Avonex Pen 624030604SES40 Rebif  Interferon Beta-la IM lnj Kit 30 MCG/0.SMLInterferon Beta-la lnJ 44 MCG/0.SML {24MU/Ml) (88 MCG/ML)  6240306045DS20 Rebif Rebidose 6240306045F530 Avonex Pen  Interferon Beta-la lnj 22 MCG/0.5Ml {12MU/ML) (44 MCG/ML) Interferon Beta-la lM lnj Kit 30 MCG/0.SML  18.00%  18.00%18.00%  18.00%18.00%  CMV Agents  6240306045E540 Rebif  Interferon Beta-la lnj 44 MCG/0.SML {24MU/ML) (88 MCG/ML)  12200010002020 Vistide  Cidofovir IV lnj 75 MG/ML  18.00%  18.00%  CMVAgents  12200020102020 FoscarnetSodium  FoscarnetSodium lnj 24 MG/ML  18.00%  CMV Agents  CMV Agents  12200066102120 Valcyte  12200066100320 Valcyte  Valganc!clovir HCl For Soln SO MG/ML {Base Equiv} Valganciclovir HCI Tab 450 MG (Base Equivalent)  18.00%18.00%  CMV Agents  12200030102110 Cytovene  Gandc!ovlrSodfum For lnJ 500 MG  60.00%  CONGESTIVE HEART FAILURE  CORTICOSTEROIDS  401800S0002120 Natrecor Neslritlde For Jnj 1.5 MG22100020202011 Dexamethasone Sod Pho Dexamethasone Sod Phosphate Preservative Free lnj 10 MG/ML  18.00%18.00%  CORTICOSTEROlDS  CORTICOSTEROlDS  18.00%  18.00%  CORTICOSTEROIDS  CORTICOSTEROIDS  CORTICOSTEROIDS  CORTICOSTEROIDS  CORTICOSTEROIDS  CORTICOSTEROIDS  22100030202115 Solu-MEDROL Methylprednlsolone Sodium Succlnate For lnj 500 MG 22100020002900 Dexamethasone Dexamethasone Powder22100030202105 Solu-MEDROL Methylprednisolone Sodium Succlnate For lnj 40 MG 22100020001320 Dexamethasone lntensol Dexamethasone Cone 1 MG/Ml22100025402161 Solu-CORTEF Hydrocortisone SodiumSuccinate PF For lnj 500 MG 22100050101810 Kenalog Triamcinolone Acetonlde lnj Susp 40 MG/ML22100020202900 Dexamethasone Sodium Dexamethasone Sodium Phosphate Powder 22100030202120 5o!u-MEDROL Methylpredn\solone Sodium Succinate For lnj 1000 MG  ' • ' Contrat.... •··1  18.00%  18.00%18.00%  18.00%18.00%18.00%

                 ,  CORTICOSTEROIDS  22100020002005  Dexamethasone  Oexamethasone Soln 0.S MG/5ML              CORTICOSTEROIDS  22100025402165  Solu-CORTEF  Hydrocortisone Sodium Sucdnate PF For lnj 1000 MG            18.00%  CORTICOSTEROIDS  22100020102900  Dexamethasone Acetate  Dexamethasone Acetate Powder            18.00%  CORTICOSTEROIDS  22100030202110  Solu-MEDROL  Methylprednisolone Sodium Succinate For lnj 125 MG            18.00%  Corticosteroids  22100017001830  Emf!aza  DeflazacortSusp 22.75 MG/ML            18.00%  CORTICOSTEROIDS  22100020000325  Dexamethasone  Dexamethasone Tab 1 MG            18.00%18.00%  CORTICOSTEROIDS  22100025402150  Solu-CORTEF  Hydrocortisone Sodium Succinate PF For lnj 100 MG            18.00'.i  CORTICOSTEROIDS  22100030202130  Sofu-MEDROl  Methylprednisolone Sodium Succinate For lnj 2000 MG              Corticosteroids  22100017000340  Emflaza  DeflazacortTab 6 MG            18.00%18.00%  Corticosteroids  22100017000360  Emflaza  Deflazacort Tab 30 MG              Corticosteroids  22100017000365  Emflaza  DeflazacortTab 36 MG            18.00%18.00%  CORTICOSTEROIDS  22100020000335  Dexamethasone  Dexamethasone Tab 2MG            18.00%  CORTICOSTEROIDS  22100025402155  So!u-CORTEF  Hydrocortlsone Sodium Sucdnate PF For lnj 250 MG            18.00%  CORTICOSTEROIDS  22100050101805  Kena!og  Triamcinolone Acetonide lnj Susp 10 MG/ML            18.00%  Corticosteroids  22100017000350  Emflaza  DeflazacortTab 18 MG            18.00%  CVSTIC FIBROSIS AGENTS  07000070000120  Tobi Podhaler  Tobramydn lnhal Cap 28 MG            18.00%  CVSTIC FIBROSIS AGENTS  45302030003030  Kalydeco  lvacaftor Packet 75 MG            18.00%  CYSTIC FIBROSIS AGENTS  07000070002530  Bethkis  Tobramycin Nebu So1n 300 MG/4Ml            18.00%  CYSTIC FIBROSIS AGENTS  45302030000320  Kalydeco  lvacaftor Tab 150 MG            18.00%  CYSTIC FIBROSlS AGENTS  45304020002010  Pulmozyme  Dornase Alfa lnhal Soln 1 MG/Ml            18.00%  CVSTIC FIBROSlS AGENTS  07000070002520  Kitabis Pak  Tobramycin Nebu Soln 300 MG/SML            41.75%  CYSTIC FIBROSIS AGENTS  45302030003020  Ka!ydeco  lvacaftor Packet 50 MG            18.00%  CystlnoslsAgents  56400030106530  Procysbi  Cysteamlne Bitartrate Cap Delayed Release 75 MG (Base Equiv)            18.00%  Cystinosis Agents  56400030100140  Cystagon  Cysteamine Bltartrate Cap 150 MG            18.00%  Cystinosls Agents  56400030106520  Procysbi  Cy:steamine Bitartrate Cap Delayed Release 25 MG (Base Equiv)            18.00%  Cystinosis Agents  56400030100120  Cystagon  Cysteamine Bitartrate cap SO MG            18.00%  DERMATOLOGICALS  90890020002110  Botox Cosmetic  OnabotuHnumtoxinA {Cosmetic) For lnj 50 Unit            18.00%  DERMATOLOG!CALS  90890020002120  Botox Cosmetic  OnabotulinumtoxinA {Cosmetic) For lnj 100 Unit            18.00%  DERMATOLOGICALS  90890018002120  Dysport {Glabellar lines)  AbobotulinumtoxinA (Glabel!ar Lines) For lnj 300 Unit            18.00%  DERMATOLOG!CALS  90550085103400  Kena!og  Triamcinolone Acetonide Aerosol Soln            18.00%  DIAGNOSTIC PRODUCTS  94200037002105  Cortrosyn  Cosyntropln For lnj 0.25 MG            18.00%  DIAGNOSTIC PRODUCTS  94200090102120  Thyrogen  Thyrotropin Alfa For lnj 1.1 MG            18.00%  Digestive Enzymes  S1200024006760  Creon  Pancre11pase jllp-Prot-Amyl) DR Cap 24000-76000-120000 Unit            18.00%  Digestive Enzymes  51200024006750  Pancreaze  Pancrellpase (Up-Prot-Amyl) DR Cap 16800·40000-70000 Un!t            18.00%  Digestive Enz.ymes  51200024006705  Creon  Pancrel!pase jlip-Prot-Amyl) DR Cap 3000-9500-15000Unit            18.00%  Digestive Enzymes  51200024006780  Creon  Pancrelipase {Up-Prot-Amyl) DR Cap 36000-114000--180000 Unit            18.00%  Digestive Enzymes  51200024006754  Pancreaze  Pancrelipase (Up-Prot-Amyl} DR Cap 21000-37000-61000 Unit            18.00%  Digestive Enzymes  51200024006710  Pancreaze  Pancrelipase (Up-Prot-Amyl) DR Cap 4200-10000-17500 Unit            18.00%  Digestive Enzymes  51200060002030  Sucra!d  Sacros!dase Soln 8500 Unit/Ml            18.00%  Digestive Enzymes  51200024006734  Pancreaze  Pancrelipase {llp-Prot-Amyl) DR Cap 10500-25000-43750 Unit            18.00%  Digestive Enzymes  51200024006740  Creon  Pancre!Jpase (Lip-Prot-Amyl) DR Cap 12000·38000-60000 Unit            18.00%  Digestive Enzymes  51200024006720  Creon  Pancre!ipase (Llp--Prot-Amyl) DR Cap 6000-19000-30000 Unit            18.00%  Direct Muscle Relaxants  75200010101920  Ryanodex  Dantrolene Sodium For IV Susp 250 MG            18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30080050106440  Lupron Depot-Ped  leupro!ide Acetate For lnj Pediatrfc Kit 15 MG  ...          18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070106420  SandoSTATIN LAR Depot  OctreotideAcetate For IM lnj Kit 20 MG            18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002120  Somavert  Pegvisomant For lnJ 10 MG (As Protein)  ..r"..,\-\\':>    -"'n...........      18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30454060000330  Samsca  To!vaptan Tab 30 MG  / ,,,,t-. #"-    v,      18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070000120  Zemplar  Paricalcltol cap 2 MCG  I' rr' I.    -s,,v.i      18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30906550002020  Atdurazyme  Laronidase Soln For IV Infusion 2.9 MG/SMl  ' : V0ntratn ,., •      v_    18.00%  ...          ·-•O,1 fl , {-·} r .    111 l,              "'    f        \ \(,)' ¾,..-- ' )  v  \ ,.,.,. 1-V  r,  N.  ¼. S DE5 '•  -.,.,.   -;- ·-

                   ,,,,,,.=  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908565107320  Kuvan  Sapropterin Dihydroch!oride Soluble Tab 100 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908060002950  Buphenyl  Sodium Phenylbutyrate Oral Powder 3 GM/Teaspoonful        24.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080050106420  lupron Depot-Ped  leupro!ideAcetate for lnj Pediatric Kit 7.5 MG        18.00¾  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170050102040  Somatuline Depot  Lanreotlde Acetate Extended Release In] 120 MG/0.SML        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170075401930  Signifor LAR  Pasireotide Pamoate For IM ER Susp 40 MG {Base Equiv)        18.00-%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30904520002920  Cystadane  *Betaine Powder For Oral Solution*"'*        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905225100340  Sensipar  Cinacalcet HCI Tab 90 MG {Base Equiv)        18.00¾  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908230000320  Carbaglu  CarglumfcAcid Tab 200 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30090040102020  GanirelixAcetate  Ganlrellx Acetate lnj 250 MCG/0.SMl        18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30170050102025  Somatuline Depot  lanreotlde Acetate Extended Release lnj 60 MG/0.2Ml        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170075202040  Signifor  Pasireotide Diaspartate lnj 0.9 MG/Ml {Base Equiv)        18.00%  ENDOCRINE ANO METABOLIC AGENTS- MISC.  30180060002160  Somavert  Pegvisomant For lnj 30 MG{As Protein)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30904045000120  Orfadin  Nftlsinone Cap 5 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905225100320  Sensipar  Cinacalcet HCI Tab 30 MG (Base Equiv)        18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30908030000920  Ravicti  Glycerol Phenylbutyrate liquid1,1GM/ML        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC,  30080050156420  lupron Depot-Ped  Leuprolide Acetate {3 Month) For lnj Pediatric Kit 11.25 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30150085102120  Egrifta  Tesamorelln Acetate For lnj 1 MG (Base Equiv)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070106430  SandoSTATIN lAR Depot  Octreotide Acetate For IM lnj Kit 30 MG        18.00¾  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002130  Somavert  Pegvisomant For lnj 15 MG{As Protein}        18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30903610102110  Fabrazyme  Agalsidase beta For IV Soln 5 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070000140  Zemplar  Parlca!citol Cap 4 MCG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30906850002020  Elaprase  ldursulfase Sain for IV Infusion 6 MG/3ML (2 MG/Ml)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080045106450  Supprel!n LA  Histrelin Acetate {CPP) Implant Kit 50 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170050102030  Somatuline Depot  Lanreotide Acetate Extended Release lnj 90 MG/0.3Ml        18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30170075401920  Signifor LAR  Pasireotide Pamoate For IM ER Susp 20 MG (Base Equiv)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30904045000130  Orfadin  Nitisinone Cap 10 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905225100330  Sensipar  Cinacalcet HCITab 60 MG (Base Equiv)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908060000320  Buphenyl  Sodium Phenylbutyrate Tab SOO MG        18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30080050106430  Lupron Depot-Ped  leuprolideAcetate For lnj Pediatric Kit 11.25 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070106410  SandoSTATIN LAR Depot  Octreotide Acetate For IM lnj Kit 10 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170075401940  Signifor LAR  Pasireotide Pamoate For IM ER Susp 60 MG {Base Equiv)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30454060000320  Samsca  To!vaptan Tab 15 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070000110  Zemp!ar  Parlcalcitol Cap 1 MCG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30906050002120  Myalept  Metreleptln For Subcutaneous fnj 11.3 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908S65103020  Kuvan  Sapropterln DlhydrochtoridePowder Packet 100 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30170070102030  Octreotlde Acetate  Octreotide Acetate lnj 1000 MCG/ML (1 MG/ML)        52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080050156440  Lupron Depot-Ped  leuprolideAcetate (3 Month) For lnj Pediatric Kit30 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30150085102130  Egrifta  Tesamorelfn Acetate For lnj 2MG {Base Equiv)        18.00%  ENDOCRINE AND METABOUCAGENTS- MISC.  30170075202020  Signifor  Pasireotide Diaspartate lnj 0.3 MG/Ml(Base Equiv)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002140  Somavert  Pegvisomant For In] 20 MG (As Protein)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC,  30903610102120  Fabrazyme  Agals!dase beta For IVSo!n 35 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070002010  Zemplar  Paricalcitol IV So!n 2 MCG/Ml        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30907030052020  Vimizim  Elosulfase Alfa Soln For IV lnfuslon S MG/SML (1 MG/Ml)        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070102005  Octreotide Acetate  Octreotide Acetate lnj 50 MCG/ML (0.05 MG/Ml)  ,.. ·.isTR--" .      52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30907715002120  Lumizyme  Alglucosidase Alfa For IV Soln 50 MG        18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070102015  Octreotide Acetate  Octreotide Acetate lnj 200 MCG/ML (0.2 MG/ML)  ,<",,._J·:'-" -....Ir-."\\_      52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070102020  Octreotide Acetate  Octreotide Acetate lnj 500 MCG/ML(0.5 MG/ML)  1,.,,/f - ,,.,,      52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080055102020  Synarel  Nafarelfn Acetate Nasal Soln 2 MG/ML  ./ 'I I ('"\      18.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30160045002020  lncrelex  Mecasermin lnj 40 MG/4ML (10 MG/ML)    ., ..,JfV(JmA/'A    ' 18.00%            9 . (i '    '          (J\ ·\ Ii 51;        -./  .d  \Q(,,'-rii!JY  -  ,:,, '°'• -~· V  •.  -,  ¾I"'·•  'Os OS sf',  •,  - ..

ENDOCRINE AND METABOLIC AGENTS - MISC.	30170075202030	Signifor	Pasireotide Diaspartate Inj 0.6 MG/ML (Base Equiv)	18.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30180060002150	Somavert	Pegvisomant For Inj 25 MG (As Protein)	18.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30904045000110	Orfadin	Nitisinone Cap 2 MG	18.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30905070002020	Zemplar	Paricalcitol IV Soln 5 MCG/ML	18.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30907535002020	Naglazyme	Galsulfase Soln For IV Infusion 1 MG/ML	18.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30170070102010	Octreotide Acetate	Octreotide Acetate Inj 100 MCG/ML (0.1 MG/ML)	18.00%
ENZYME REPLACEMENT	20000050002025	Adagen	Pegademase Bovine Inj 250 Unit/ML	52.25%
Enzyme Replacements/Modifiers	30903875203020	Xuriden	Uridine Triacetate Oral Granules Packet 2 GM	18.00%
Enzyme Replacements/Modifiers	30905610002040	Strensiq	Asfotase Alfa Subcutaneous Inj 40 MG/ML	18.00%
Enzyme Replacements/Modifiers	30906360002020	Kanuma	Sebelipase Alfa IV Soln 20 MG/10ML (2 MG/ML)	18.00%
Enzyme Replacements/Modifiers	30905610002050	Strensiq	Asfotase Alfa Subcutaneous Inj 80 MG/0.8ML	18.00%
Enzyme Replacements/Modifiers	30905610002020	Strensiq	Asfotase Alfa Subcutaneous Inj 18 MG/0.45ML	18.00%
Enzyme Replacements/Modifiers	30905610002030	Strensiq	Asfotase Alfa Subcutaneous Inj 28 MG/0.7ML	18.00%
Enzymes	99350035002120	Xiaflex	Collagenase Clostridium Histolyticum For Inj 0.9 MG	18.00%
Enzymes	99350040102020	Hylenex	Hyaluronidase Human Inj 150 Unit/ML	18.00%
Fertility Regulators	30062030052020	Gonal-f RFF Pen	Follitropin Alfa Inj 300 Unit/0.5ML	18.00%
Fertility Regulators	30062030102030	Follistim AQ	Follitropin Beta Inj 600 Unit/0.72ML	18.00%
Fertility Regulators	30062030102006	Follistim AQ	Follitropin Beta Inj 150 Unit/0.5ML	22.80%
Fertility Regulators	30062030052150	Gonal-f	Follitropin Alfa For Inj 1050 Unit	22.80%
Fertility Regulators	30062090102112	Bravelle	Urofollitropin Purified For Inj 75 Unit	18.00%
Fertility Regulators	30062030052040	Gonal-f RFF Pen	Follitropin Alfa Inj 900 Unit/1.5ML	18.00%
Fertility Regulators	30062030102040	Follistim AQ	Follitropin Beta Inj 900 Unit/1.08ML	18.00%
Fertility Regulators	30062030102003	Follistim AQ	Follitropin Beta Inj 75 Unit/0.5ML	22.80%
Fertility Regulators	30062030102020	Follistim AQ	Follitropin Beta Inj 300 Unit/0.36ML	22.80%
Fertility Regulators	30062030052115	Gonal-f RFF	Follitropin Alfa For Inj 75 Unit	22.80%
Fertility Regulators	30062050002155	Repronex	Menotropins For Inj 75 Unit	18.00%
Fertility Regulators	30062030052140	Gonal-f	Follitropin Alfa For Inj 450 Unit	18.00%
Fertility Regulators	30062050002175	Menopur	Menotropins For Subcutaneous Inj 75 Unit	18.00%
GASTROINTESTINAL AGENTS - MISC.	52300020112900	Metoclopramide HCl Mor	Metoclopramide HCl Monohydrate Powder	18.00%
GASTROINTESTINAL AGENTS - MISC.	52700025000140	Cholbam	Cholic Acid Cap 250 MG	18.00%
GASTROINTESTINAL AGENTS - MISC.	52300020102900	Metoclopramide HCl	Metoclopramide HCl Powder	18.00%
GASTROINTESTINAL AGENTS - MISC.	52700025000120	Cholbam	Cholic Acid Cap 50 MG	18.00%
Genitourinary Agents	99200030000110	Cuprimine	Penicillamine Cap 250 MG	18.00%
GENITOURINARY AGENTS - MISCELLANEOUS	56500010002010	Rimso-50	Dimethyl Sulfoxide Soln 50%	18.00%
GOUT AGENTS	68000050002020	Krystexxa	Pegloticase Inj 8 MG/ML (For IV Infusion)	18.00%
Growth Hormones	30100020002066	Norditropin FlexPro	Somatropin Inj 30 MG/3ML	18.00%
Growth Hormones	30100020002140	Nutropin	Somatropin For Inj 10 MG	18.00%
Growth Hormones	30100020002178	Genotropin MiniQuick	Somatropin For Inj 1.4 MG	18.00%
Growth Hormones	30100020102130	Saizen	Somatropin (Non-Refrigerated) For Inj 8.8 MG	18.00%
Growth Hormones	30100020002050	Norditropin	Somatropin Inj 5 MG/1.5ML	18.00%
Growth Hormones	30100020002062	Norditropin	Somatropin Inj 15 MG/1.5ML	18.00%
Growth Hormones	30100020002132	Humatrope	Somatropin For Inj 12 MG (36 Unit)	18.00%
Growth Hormones	30100020002174	Genotropin MiniQuick	Somatropin For Inj 1 MG	18.00%
Growth Hormones	30100020102121	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 5 MG	18.00%
Growth Hormones	30100020002125	Humatrope	Somatropin For Inj 6 MG (18 Unit)	18.00%
Growth Hormones	30100020002170	Genotropin MiniQuick	Somatropin For Inj 0.6 MG	18.00%
Growth Hormones	30100020102118	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 4 MG	18.00%
Growth Hormones	30100020002118	Norditropin	SOMATROPIN FOR INJ 4 MG (12 UNIT)	18.00%
Growth Hormones	30100020002150	Humatrope	Somatropin For Inj 24 MG	18.00%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número 19-052

             •-"--  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170075202030  Signffor  Pasireotlde Diaspartate lnj 0.6 MG/Ml {Base Equiv)                18.00%    ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002150  Somavert  Pegvisomant For lnj 25 MG {As Protein)                18.00%    ENDOCRINE AND METABOLIC AGENTS - MISC.  30904045000110  Orfadin  Nitisinone Cap 2 MG                18.00%    ENDOCRINE AND METABOLIC AGENTS - MISC.  30905070002020  Zemplar  Paricalcltol IV Soln 5 MCG/Ml                18.00%    ENDOCRINE AND METABOLIC AGENTS - MISC.  30907535002020  Naglazyme  Galsulfase Solo For IV Infusion 1 MG/Ml                18.00%    ENDOCRINE AND METABOLIC AGENTS - MISC.  30170070102010  Octreotide Acetate  Octreotide Acetate In] 100 MCG/Ml (0.1MG/Ml)                52.25%    ENZVME REPLACEMENT  20000050002025  Adagen  Pegademase Bovine lnj 250 Unit/Ml                18.00"/4    Enzyme Replacements/Modifiers  30903875203020  Xur!den  Urid!ne Triacetate Oral Granules Packet 2 GM                18.00%    Enzyme Replacements/Modifiers  30905610002040  Strensiq  Asfotase Alfa Subcutaneous lnj 40 MG/Ml                18.00%    Enzyme Replacements/Modifiers  30906360002020  Kanuma  Sebelipase Alfa IV Soln 20 MG/10Ml {2 MG/ML)                18.00%    Enzyme Replacements/Modifiers  30905610002050  Strens!q  AsfotaseA!fa Subcutaneous lnj 80 MG/0.8ML                18.00%    Enzyme Replacements/Modifiers  30905610002020  Strensiq  AsfotaseAffa Subcutaneous lnj 18 MG/0.45Ml                1800%    Enzyme Replacements/Modifiers  30905610002030  Strensiq  Asfotase Alfa Subcutaneous lnj 28 MG/0.7Ml                18.00%    Enzymes  99350035002120  Xiaflex  Collagenase C!ostridium Histo!yticum For lnj 0.9 MG                18.00%    Enzymes  99350040102020  Hylenex  Hya!uronidase Human lnj 150 Unit/Ml                18.00%    Fertility Regulators  30062030052020  Gonal-f RFF Pen  Follitrop!n Alfa lnj 300 Unlt/0.5Ml                18.00%    fertility Regulators  30062030102030  Fo!llstimAQ  Follitropin Beta lnj 600 Unit/0.72Ml                22.80%    fertility Regulators  30062030102006  Folllstlm AQ  Fol!itropin Beta lnj 150 Unit/0.SML                22.80%    Fertllity Regulators  30062030052150  Gonal-f  Follltropln Alfa For lnj 1050 Unit                18.00%    Fertility Regulators  30062090102112  Bravelle  Urofollitropin Purified For lnj 75 Unit                18.00%    Fertility Regulators  30062030052040  Gonal·f RFF Pen  Fo!litropln Alfa lnJ 900 Un!t/1.5Ml                18.00%    Fertility Regulators  30062030102040  Fol!istfmAQ  Follitropin Beta lnj 900 Unit/1.0SML                22.80¼    Fertility Regulators  30062030102003  FollistlmAQ  Follitrop!n Beta lnj 75 Unlt/0.SML                22.80%    Fertility Regulators  30062030102020  Fo!listimAQ  FolHtropln Beta lnj 300 Unit/0.36Ml                22.80%    Fertility Regulators  30062030052115  Gonal-f RFF  Fol!Jtropin Alfa For lnj 75 Unit                18.00%    Fertility Regulators  30062050002155  Repronex  Menotropins For lnj 75 Unit                18,00%    Fertility Regulators  30062030052140  Gonal-f  Fo!litropln Alfa For lnj 450 Unit                18.00%    Fert!lity Regulators  30062050002175  Menopur  Menotropins For Subcutaneous lnJ 75 Unit                18.00%    GASTROINTESTINAL AGENTS - MISC.  52300020112900  Metodopram!de HCI Mo  Metoclopramlde HCl Monohydrate Powder                18.00%    GASTROINTESTINAL AGENTS- MISC.  52700025000140  Cholbam  Cholic Acid Cap 250 MG                18.00%    GASTROINTESTINAL AGENTS- MISC.  52300020102900  Metoc!opramide HCI  Metodopramide HCI Powder                18.00%    GASTROINTESTINAL AGENTS- MISC.  52700025000120  Cholbam  Ch olic Acid Cap SO MG                18.00%    Genitourinary Agents  99200030000110  cuprimine  Penicillamine Cap 250 MG                18.00%    GENITOURINARY AGENTS - MISCELLANEOUS  56500010002010  Rlmso-50  Dimethyl Sulfoxlde Soln 50%                18.00%    GOUT AGENTS  68000050002020  Krystexxa  Pegloticase lnj 8 MG/Ml (For IV Infusion)                18.00%    Growth Hormones  30100020002066  Norditropin FlexPro  Somatropin lnj 30 MG/3Ml                18.00%    Growth Hormones  30100020002140  Nutropin  Somatropln For lnj 10 MG                18.00%    Growth Hormones  30100020002178  Genotropin MiniQuick  Somatropin For [nj 1.4 MG                18.(){)%    Growth Hormones  30100020102130  Salzen  Somatropin (Non-Refrigerated) For lnj 8.8 MG                18.00    Growth Hormones  30100020002050  Norditrop!n  Somatropln tnJ 5 MG/1.5Ml                18.00%    Growth Hormones  30100020002062  Nordltropin  Somatropln lnj 15 MG/1.5Ml                18.00%    Growth Hormones  30100020002132  Humatrope  Somatropin For lnj 12 MG {36 Unit)                18.00%    Growth Hormones  30100020002174  Genotropln MiniQuick  Somatropin For lnj 1 MG                18.00%    Growth Hormones  30100020102121  serostim  Somatropin {Non-Refrigerated} For Subcutaneous lnj 5 MG                18.00    Growth Hormones  30100020002125  Humatfope  Somatrop!n For lnJ 6 MG {18 Unit)            .    18.00%    Growth Hormones  30100020002170  Genotropin M!niQuick  Somatropin For lnj 0.6 MG      jlj)..o    I  ,.._  ..................  18.00%    Growth Hormones  30100020102118  Serostim  Somatropin {Non-Refrigerated) For Subcutaneous lnj 4 MG      ,?'...P' --s --·1...." -"          18.00%    Growth Hormones  30100020002118  Norditropin  SOMATROPJN FOR lNJ 4 MG (12 UNIT)      ()' /;-'.          18.00    Growth Hormones  30100020002150  Humatrope  Somatropin For lnj 24 MG  .  I  ·t•'-          '  18.00  ,P=·-          t    -f,, 9i"-"O(Q3Nume1ro j rn..,_ f.1 ·'                      1,11 -                (;\ .""  ,,Q  - (,"' • - ,,_?-' ,>'  --.,  .  O& DE sf>·  "  ";,-  -  --

Growth Hormones	30100020002180	Genotropin MiniQuick	Somatropin For Inj 1.6 MG	18.00%
Growth Hormones	30100020002015	Nutropin AQ NuSpin 5	Somatropin Inj 5 MG/2ML	18.00%
Growth Hormones	30100020002127	Norditropin	SOMATROPIN FOR INJ 8 MG	18.00%
Growth Hormones	30100020002172	Genotropin MiniQuick	Somatropin For Inj 0.8 MG	18.00%
Growth Hormones	30100020102120	Saizen	Somatropin (Non-Refrigerated) For Inj 5 MG	18.00%
Growth Hormones	30100020102132	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 8.8 MG	18.00%
Growth Hormones	30100020002064	Nutropin AQ NuSpin 20	Somatropin Inj 20 MG/2ML	18.00%
Growth Hormones	30100020002134	Genotropin	Somatropin For Inj 12 MG (13.8 MG Overfill)	18.00%
Growth Hormones	30100020002176	Genotropin MiniQuick	Somatropin For Inj 1.2 MG	18.00%
Growth Hormones	30100020102125	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 6 MG	18.00%
Growth Hormones	30100020002121	Genotropin	Somatropin For Subcutaneous Inj 5 MG	18.00%
Growth Hormones	30100020002120	Humatrope	Somatropin For Inj 5 MG	18.00%
Growth Hormones	30100020002166	Genotropin MiniQuick	Somatropin For Inj 0.2 MG	18.00%
Growth Hormones	30100020002182	Genotropin MiniQuick	Somatropin For Inj 1.8 MG	18.00%
Growth Hormones	30100020002056	Norditropin FlexPro	Somatropin Inj 10 MG/1.5ML	18.00%
Growth Hormones	30100020002020	Nutropin AQ	Somatropin Inj 10 MG/2ML	18.00%
Growth Hormones	30100020002123	Omnitrope	Somatropin For Inj 5.8 MG	18.00%
Growth Hormones	30100020002168	Genotropin MiniQuick	Somatropin For Inj 0.4 MG	18.00%
Growth Hormones	30100020002184	Genotropin MiniQuick	Somatropin For Inj 2 MG	18.00%
H-2 Antagonists	49200030112020	Famotidine Premixed	Famotidine in NaCl 0.9% IV Soln 20 MG/50ML	18.00%
H-2 Antagonists	49200010002900	Cimetidine	Cimetidine Powder	18.00%
HEMATOLOGICAL AGENTS - MISC.	85550060102120	Ceprotin	Protein C Concentrate (Human) For IV Soln 500 Unit	18.00%
HEMATOLOGICAL AGENTS - MISC.	85550060102140	Ceprotin	Protein C Concentrate (Human) For IV Soln 1000 Unit	18.00%
HEMATOLOGICAL AGENTS - MISC.	85800050002020	Soliris	Eculizumab IV Soln 10 MG/ML (For Infusion)	18.00%
Hematopoietic Growth Factors	82403060002120	Neumega	Oprelvekin For Inj 5 MG	18.00%
Hematopoietic Growth Factors	82402050002025	Leukine	Sargramostim Inj 500 MCG/ML	18.00%
Hematopoietic Growth Factors	82405060002130	Nplate	Romiplostim For Inj 500 MCG	18.00%
Hematopoietic Growth Factors	82405030100310	Promacta	Eltrombopag Olamine Tab 12.5 MG (Base Equiv)	18.00%
Hematopoietic Growth Factors	82401520002012	Neupogen	Filgrastim Inj 480 MCG/1.6ML (300 MCG/ML)	18.00%
Hematopoietic Growth Factors	82402050002120	Leukine	Sargramostim Lyophilized For Inj 250 MCG	18.00%
Hematopoietic Growth Factors	8240152070E530	Granix	Tbo-Filgrastim Soln Prefilled Syringe 300 MCG/0.5ML	18.00%
Hematopoietic Growth Factors	82405030100320	Promacta	Eltrombopag Olamine Tab 25 MG (Base Equiv)	18.00%
Hematopoietic Growth Factors	82401060102050	Omontys	Peginesatide Acetate Soln Inj 10 MG/ML	18.00%
Hematopoietic Growth Factors	82405030100340	Promacta	Eltrombopag Olamine Tab 75 MG (Base Equiv)	18.00%
Hematopoietic Growth Factors	82401060102055	Omontys	Peginesatide Acetate Soln Inj 20 MG/2ML	18.00%
Hematopoietic Growth Factors	82405060002120	Nplate	Romiplostim For Inj 250 MCG	18.00%
Hematopoietic Growth Factors	82401020002015	Epogen	Epoetin Alfa Inj 3000 Unit/ML	18.00%
Hematopoietic Growth Factors	82401020002050	Epogen	Epoetin Alfa Inj 20000 Unit/ML	18.00%
Hematopoietic Growth Factors	8240152070E540	Granix	Tbo-Filgrastim Soln Prefilled Syringe 480 MCG/0.8ML	18.00%
Hematopoietic Growth Factors	82405030100330	Promacta	Eltrombopag Olamine Tab 50 MG (Base Equiv)	18.00%
HEREDITARY ANGIOEDEMA	85820040102020	Firazyr	Icatibant Acetate Inj 30 MG/3ML (Base Equivalent)	18.00%
HEREDITARY ANGIOEDEMA	85840030002020	Kalbitor	Ecallantide Inj 10 MG/ML	18.00%
HEREDITARY ANGIOEDEMA	85802022006420	Berinert	C1 Esterase Inhibitor (Human) For IV Inj Kit 500 Unit	18.00%
HEREDITARY ANGIOEDEMA	85802022102130	Ruconest	C1 Esterase Inhibitor (Recombinant) For IV Inj 2100 Unit	18.00%
HEREDITARY ANGIOEDEMA	85802022002120	Cinryze	C1 Esterase Inhibitor (Human) For IV Inj 500 Unit	18.00%
Hormonal Agents, Stimulant/Replacement/Modifying	30062022052220	Ovidrel	Choriogonadotropin Alfa Inj 250 MCG/0.5ML	18.00%
Hormonal Agents, Stimulant/Replacement/Modifying	30062020002140	Chorionic Gonadotropin	Chorionic Gonadotropin For Inj 10000 Unit	18.00%
Hormonal Agents, Suppressant (Pituitary)	21404010101840	Depo-Provera	Medroxyprogesterone Acetate IM Susp 400 MG/ML	18.00%
HYPNOTICS/SEDATIVES/SLEEP DISORDER AGENTS	60250070000130	Hetlioz	Tasimelteon Capsule 20 MG	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                                                                                                                       Growth Hormones  30100020002180 Genotropln M1n1Qulck  Somatropln For tnj 1.6 MG  Growth Hormones  30100020002015 Nutrop!n AQNuSpln 5  Somatropln lnj 5 MG/2Ml  Growth Hormones  30100020002127 Norditropln  SOMATROPIN FOR INJ 8 MG  Growth Hormones  30100020002172 Genotropin MiniQuick  Growth Hormones  30100020102120 Saizen  Somatropin for lnj 0.8 MG  Somatropin (Non-Refrigerated) for lnj 5 MG  Growth Hormones  30100020102132 Serostlm  Somatropin (Non-Refrigerated) For Subcutaneous lnj 8.8 MG  Growth Hormones  Growth Hormones  30100020002064 Nutropin AQNuSpin 20  30100020002134 Genotropin  Somatropin lnj 20 MG/2Ml  Somatropin For lnj 12 MG {13.8 MG overfill)  Growth Hormones  30100020002176 Genotropln Mln!Qulck  Growth Hormones  Growth Hormones  Growth Hormones  Growth Hormones  Growth Hormones  Growth Hormones  Grovlf:h Hormones  Growth Hormones  Growth Hormones  Gro\'lf:h Hormones  H-2 Antagonists  H-2 Antagonists  HEMATOLOGICALAGENTS- MISC.  HEMATOLOGICAL AGENTS - MISC.  HEMATOLOGICAL AGENTS- MISC.  Hematopoletic Growth Factors  Hematopoietic Growth Factors  Hematopo!eticGrovlthFactors  Hematopoietic Growth Factors  Hematopoietlc Grovlth Factors  Hematopoletic Growth Factors  Hematopoietic Growth factors  Hematopoietic Grovtth Factors  Hematopoletic Growth Factors  30100020102125 Serostim30100020002121 Genotropin30100020002120 Humatrope30100020002166 Genotropin MiniQuick30100020002182 Genotropin MiniQuick30100020002056 Norditropin FlexPro30100020002020 Nutropin AQ30100020002123 Omnltrope30100020002168 Genotropin MiniQuick30100020002184 Genotropin MJnlQuick49200030112020 Famotidfne Premixed49200010002900 Cimetidine  85550060102120 Ceprotln85550060102140 Ceprotin85800050002020 Soliris82403060002120 Neumega82402050002025 leukine82405060002130 Nplate82405030100310 Promacta82401520002012 Neupogen82402050002120 leukine  8240152070E530 Granlx82405030100320 Promacta82401060102050 Dmontys  Somatrop!n For lnj 1.2 MG  Somalropin {Non-Refrigerated) For Subcutaneous lnj 6 MG Somatropin For Subcutaneous lnj 5 MGSomatropin For lnj 5 MG Somatropin For lnj 0.2 MG Somatropin For Jnj 1.8 MG Somatropin lnj 10 MG/1.SMLSomatropin lnj 10 MG/2Ml Somatropin For lnj 5.8 MG Somatropin For Jnj 0.4 MG Somatrop!n for lnJ 2 MGfamotfdine In NaCl 0.9% IV Soln 20 MG/SOMl Cimetidine PowderProtein C Concentrate (Human) For IVSoln 500 Unit Protein C Concentrate (Human) For IV Soln 1000 Unit Eculizumab IV Soln 10 MG/Ml {For Infusion) Oprelvekin for lnj 5 MGSargramostim lnj 500 MCG/Ml Romlp/ostim For lnj 500 MCGEltrombopag Olamine Tab 12.5 MG (Base Equfv)Fi1grastim lnj 480 MCG/1.6Ml (300 MCG/Ml) Sargramostim lyophi!ized for lnJ 250 MCGTbo-Fflgrastim Soln Prefllled Syringe 300 MCG/0.5Ml EltrombopagOlamine Tab 25 MG {Base Equiv) Peginesatlde Acetate Soln lnj 10 MG/Ml  Hematopoletic Growth Factors  82405030100340 Promacta  Hematopoletic Growth Factors  82401060102055 Omontys  Eltrombopag Olamine Tab 75 MG (Base Equiv)  Peginesatide Acetate So1n lnj 20 MG/2Ml  Hematopoletic Gro\•lth Factors  Hematopolet!cGrowth factors  82405060002120 Nplate  82401020002015 Epogen  Romipfostim For lnj 250 MCG  Epoetln Alfa lnj 3000 Unit/Ml  Hematopoletic Growth Factors  Hematopoietic Growth Factors  Hematopoietic Growth Factors  HEREDITARY ANGIOEOEMA  HEREDITARY ANGIOEDEMA  HEREDITARY ANGIOEDEMA  HEREDITARY ANGIOEDEMA  HEREDITARY ANGtOEOEMA  Hormonal Agents, Suppressant (Pituitary)  HYPNOTICS/SEDATIVES/SLEEP DISORDER AGENTS  82401020002050 Epogen8240152070E540 Granix82405030100330 Promacta85820040102020 f!razyr85840030002020 Kalbltor85802022006420 Berlnert85802022102130 Ruconest85802022002120 Cinryze  Hormonal Agents, Stimu!ant/Replacement/Modifylni 30062022052220 Dvidrel  21404010101840 Depo•Provera60250070000130 Hetlioz  Epoetfn Alfa lnj 20000 Unit/MlTbo-Fi!grastlm Sotn Prefilled Syringe 480 MCG/0.8Ml Eltrombopag Olamine Tab SO MG {Base Equiv) lcatibant Acetate lnj 30 MG/3Ml (Base Equivalent) Ecallantlde lnj 10 MG/MlCl Esterase Inhibitor (Human) for IV lnj Kit 500 UnitCl Esterase Inhibitor (Recombfnant) For IV lnj 2100 Unit Cl Esterase Inhibitor (Human) For IV lnj 500 Unit Choriogonadotropln Alfa 1nj 250 MCG/0.SMl  Hormonal Agents, Stimulant/Rep!acement/Modifyini 30062020002140 Chorionfc Gonadotropin Chorlonic Gonadotropin For lnj 10000 Un!t  Medroxyprogesterone Acetate IM Susp 400 MG/Ml Taslmelteon capsule 20 MG   ------  18.00%  18.00%  18.00%  18.00%  18.00¼  18.00%  18.00%  18.00%  18.00%  18.00"18.00%18.00%18.00%18.00%18.00%18.00%  18.00%18.00%  18.00%18.00%  18.00%18.00¾18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%  18.00%  18.00%  18.00%  18.00%  \  . \  18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%18.00%  t

IMMUNOGLOBULINS	19100020102046	Octagam	Immune Globulin (Human) IV Soln 25 GM/500ML	24.25%
IMMUNOGLOBULINS	19100020102125	CARIMUNE	Immune Globulin (Human) IV For Soln 6 GM	25.00%
IMMUNOGLOBULINS	19100020302080	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 30 GM/300ML	27.55%
IMMUNOGLOBULINS	19100020102020	Flebogamma	Immune Globulin (Human) IV Soln 0.5 GM/10ML	18.00%
IMMUNOGLOBULINS	19100020102113	Gammagard S/D	Immune Globulin (Human) IV For Soln 0.5 GM	27.55%
IMMUNOGLOBULINS	19100020202058	Hizentra 20%	Immune Globulin (Human) Subcutaneous Inj 4 GM/20ML	24.50%
IMMUNOGLOBULINS	1910005000E540	RhoGAM Ultra-Filtered Pl	Rho D Immune Globulin IM Soln Pref Syr 1500 Unit (300MCG)	18.00%
IMMUNOGLOBULINS	19990002356450	Hyqvia	Immun Glob Inj 30 GM/300ML-Hyaluron Inj 2400 Unt/15 ML Kit	20.00%
IMMUNOGLOBULINS	19100020102060	Gamunex	Immune Globulin (Human) IV Soln 1 GM/10ML	24.25%
IMMUNOGLOBULINS	19100020102130	Gammagard S/D	Immune Globulin (Human) IV For Soln 10 GM	27.55%
IMMUNOGLOBULINS	19100020302084	Gamunex-C	Immune Globulin (Human) IV or Subcutaneous Soln 40 GM/400ML	23.00%
IMMUNOGLOBULINS	19100020102090	Privigen	Immune Globulin (Human) IV Soln 40 GM/400ML	19.00%
IMMUNOGLOBULINS	19100020202050	Hizentra 20%	Immune Globulin (Human) Subcutaneous Inj 1 GM/5ML	24.50%
IMMUNOGLOBULINS	19100050002060	WinRho SDF	Rho D Immune Globulin (Human) Inj 1500 Unit/1.3ML	18.00%
IMMUNOGLOBULINS	19990002356430	Hyqvia	Immun Glob Inj 10 GM/100ML-Hyaluron Inj 800 Unt/5 ML Kit	20.00%
IMMUNOGLOBULINS	19100005002200	Cytogam	Cytomegalovirus Immune Globulin (Human) IV Inj	18.00%
IMMUNOGLOBULINS	19100020102112	GAMMAR-P I.V.	IMMUNE GLOBULIN (HUMAN) IV FOR SOLN 1 GM	31.25%
IMMUNOGLOBULINS	19100020202054	Hizentra 20%	Immune Globulin (Human) Subcutaneous Inj 2 GM/10ML	24.50%
IMMUNOGLOBULINS	19100050002065	WinRho SDF	Rho D Immune Globulin (Human) Inj 15000 Unit/13ML	18.00%
IMMUNOGLOBULINS	19990002356440	Hyqvia	Immun Glob Inj 20 GM/200ML-Hyaluron Inj 1600 Unt/10 ML Kit	20.00%
IMMUNOGLOBULINS	19100020102120	Gammagard S/D	Immune Globulin (Human) IV For Soln 5 GM	27.55%
IMMUNOGLOBULINS	19100020102034	Flebogamma	Immune Globulin (Human) IV Soln 2.5 GM/50ML	25.00%
IMMUNOGLOBULINS	19100020102068	Bivigam	Immune Globulin (Human) IV Soln 5 GM/50ML	24.25%
IMMUNOGLOBULINS	19100020302068	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 5 GM/50ML	27.55%
IMMUNOGLOBULINS	19100020102064	Gamunex	Immune Globulin (Human) IV Soln 2.5 GM/25ML	24.25%
IMMUNOGLOBULINS	19100020202020	Vivaglobin	Immune Globulin (Human) Subcutaneous Inj 160 MG/ML (16%)	23.75%
IMMUNOGLOBULINS	19100050002055	WinRho SDF	Rho D Immune Globulin (Human) Inj 5000 Unit/4.4ML	18.00%
IMMUNOGLOBULINS	19990002356425	Hyqvia	Immun Glob Inj 5 GM/50ML-Hyaluron Inj 400 Unt/2.5 ML Kit	20.00%
IMMUNOGLOBULINS	19100020102030	Octagam	Immune Globulin (Human) IV Soln 1 GM/20ML	24.25%
IMMUNOGLOBULINS	19100020102117	Carimune NF	Immune Globulin (Human) IV For Soln 3 GM	25.00%
IMMUNOGLOBULINS	19100020202065	Hizentra	Immune Globulin (Human) Subcutaneous Inj 10 GM/50ML	24.50%
IMMUNOGLOBULINS	1910005000E550	Rhophylac	Rho D Immune Globulin Sol Pref Syr 1500 Unt/2ML (300MCG/2ML)	18.25%
IMMUNOGLOBULINS	19100020102063	Octagam	Immune Globulin (Human) IV Soln 2 GM/20ML	24.25%
IMMUNOGLOBULINS	19100020102135	Carimune NF	Immune Globulin (Human) IV For Soln 12 GM	25.00%
IMMUNOGLOBULINS	19100050002050	WinRho SDF	Rho D Immune Globulin (Human) Inj 2500 Unit/2.2ML	18.00%
IMMUNOGLOBULINS	19990002356420	Hyqvia	Immun Glob Inj 2.5 GM/25ML-Hyaluron Inj 200 Unt/1.25 ML Kit	20.00%
IMMUNOGLOBULINS	19100020002200	GamaSTAN S/D	Immune Globulin (Human) Inj	23.75%
IMMUNOGLOBULINS	19100020102044	Flebogamma DIF	Immune Globulin (Human) IV Soln 20 GM/400ML	25.00%
IMMUNOGLOBULINS	19100020302064	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 2.5 GM/25ML	27.55%
IMMUNOGLOBULINS	19100020102115	Gammagard S/D	Immune Globulin (Human) IV For Soln 2.5 GM	27.55%
IMMUNOGLOBULINS	19100020102205	GAMIMUNE N	IMMUNE GLOBULIN (HUMAN) IV SOLN 5%	47.75%
IMMUNOGLOBULINS	19100020302060	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 1 GM/10ML	27.55%
IMMUNOGLOBULINS	19100020102034	Flebogamma	Immune Globulin (Human) IV Soln 2.5 GM/50ML	25.00%
IMMUNOGLOBULINS	19100020102072	Bivigam	Immune Globulin (Human) IV Soln 10 GM/100ML	24.25%
IMMUNOGLOBULINS	19100020302072	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/100ML	27.55%
IMMUNOGLOBULINS	19100020102038	Flebogamma	Immune Globulin (Human) IV Soln 5 GM/100ML	25.00%
IMMUNOGLOBULINS	19100020102072	Bivigam	Immune Globulin (Human) IV Soln 10 GM/100ML	24.25%
IMMUNOGLOBULINS	19100020302072	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/100ML	27.55%
IMMUNOGLOBULINS	19100020102068	Bivigam	Immune Globulin (Human) IV Soln 5 GM/50ML	24.25%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 9-052

                 IMMUNOGLOBULINS  19100020102046  Octagam  Immune Globulin (Human) IV Sain 25 GM/500ML        24.25%      IMMUNOGLOBULINS  19100020102125  CARIMUNE  Immune Globulin {Human) IV For Soln 6 GM        25.00"70      IMMUNOGLOBULINS  19100020302080  Gammagard  Immune Globulin {Human) IV or Subcutaneous Soln 30 GM/300ML        27.55%      IMMUNOGLOBULINS  19100020102020  Flebogamma  Immune Globulin (Human) IV Soln 0,5 GM/10Ml        18.00¾      IMMUNOGLOBUUNS  19100020102113  Gammagard S/D  Immune Globulin (Human) IVFor So!n 0,5 GM        27.55%      IMMUNOGlOBUUNS  19100020202058  Hizentra 20%  Immune Globulin {Human) Subcutaneous In] 4 GM/20Ml        24.50%      IMMUNOGLOBULINS  191000SOOOES40  RhoGAM Ultra-Filtered Pl  Rho O Immune Globulin IM Sotn Pref Syr 1500 Unlt(300MCG)        18.00%      IMMUNOGLOBULINS  19990002356450  Hyqvia  lmmun Glob lnj 30 GM/300ML-Hyaluron lnj 2400 Unt/15 ML Kit        20.00%      IMMUNOGLOBULINS  19100020102060  Gamunex  Immune Globulin (Human) IVSoln 1 GM/10Ml        24.25%      IMMUNOGLOBULINS  19100020102130  Gammagard 5/D  Immune Globulin (Human) IV For So!n 10 GM        27.55%      IMMUNOGLOBULINS  19100020302084  Gamunex-C  Immune Globulfn (Human) IV or Subcutaneous So!n 40 GM/400ML        23.00¾      IMMUNOGLOBULINS  19100020102090  Privigen  Immune Globu!fn (Human) IV Soln 40 GM/400ML        19.00%      IMMUNOGLOBUUNS  19100020202050  Hizentra 20%  Immune Globulin (Human) Subcutaneous lnj 1 GM/SML        24.50%      IMMUNOGLOBULINS  19100050002060  WinRhoSDF  Rho D Immune G!obufln (Human) lnj 1S00 Unlt/1.3ML        18.00%      IMMUNOGLOBUUNS  19990002356430  Hyqvia  lmmun G!ob lnJ 10GM/100ML-Hyaluron tnj 800 Unt/5 MLKit        20.00%      IMMUNOGLOBULINS  1910000S002200  Cytogam  Cytomegalovirus Immune Globulin (Human} IV lnj        18.00%      IMMUNOGLOBULINS  19100020102112  GAMMAR-P 1.V.  IMMUNE GLOBULIN (HUMAN) IV FOR SOLN 1 GM        31.25%      IMMUNOGLOBUUNS  191000202020S4  Hizentra 20%  Immune Globulin {Human) Subcutaneous lnj 2 GM/lOML        24.50%      IMMUNOGLOBULINS  1910005000206S  WinRhoSDF  Rho D Immune Globulin {Human) In] 15000 Unit/13Ml        18.00%      IMMUNOGLOBULINS  19990002356440  Hyqvia  lmmun Glob lnj 20 GM/200ML-Hyaluron lnj 1600 Unt/10 Ml Kit        20.()()%      IMMUNOGLOBULINS  19100020102120  Gammagard S/0  Immune Globulin (Human) IV For Sofn 5 GM        27.55%      IMMUNOGLOBULINS  19100020102034  Flebogamma  Immune Globulin (Human) IV Soln 2.S GM/SOML        25.00%      IMMUNOGLOBUUNS  19100020102068  Biv!gam  Immune Globulin {Human) IVSo!n5 GM/SOML        24.25%      IMMUNOGLOBULINS  19100020302068  Gammagard  Immune Globulin (Human} IV or Subcutaneous Soln 5 GM/SOML        27.55%      IMMUNOGLOBUUNS  19100020102064  Gamunex  Immune Globulin (Human) IVSoln 2.5 GM/25ML        24.25%      IMMUNOGLOBUUNS  19100020202020  Vivaglobin  Immune Globulin (Human) Subcutaneous lnj 160 MG/Ml (16%)        23.75%      IMMUNOGLOBULINS  19100050002055  WinRho SDF  Rho D Immune Globulin (Human) lnj 5000 Unit/4.4Ml        18.00%      IMMUNOGLOBULINS  19990002356425  Hyqv!a  lmmun Glob lnj S GM/SOMl-Hya!uron lnj 400 Unt/2.5 ML Kit        20.00%      IMMUNOGLOBULINS  19100020102030  Octagam  Immune Globulin (Human) IV Soln 1 GM/20Ml        24.25%      IMMUNOGLOBULINS  19100020102117  Qirimune NF  Immune Globulin (Human) IV ForSoln 3 GM        25.00%      IMMUNOGLOBULINS  19100020202065  Hizentra  Immune Globulin (Human) Subcutaneous lnj 10 GM/SOML        24.50%      IMMUNOGLOBULINS  1910005000E550  Rhophylac  Rho D Immune Globulin Sol Pref Syr 1500 Unt/2Ml {300MCG/2Ml)        18.25%      IMMUNOGLOBULINS  19100020102063  Octagam  Immune Globulin (Human) IV Soln 2 GM/20ML        24.25%      IMMUNOGLOBULINS  19100020102135  Carimune NF  Immune Globulin {Human) IV For Sotn 12 GM        25.00%      IMMUNOGLOBUUNS  191000S0002050  W!nRhoSDF  Rho D Immune Globulin (Human} lnj 2500 Unit/2.2ML        18.00%      lMMUNOGLOBULINS  19990002356420  Hyqvia  lmmun Glob lnj 2.5 GM/25ML-Hyaluron lnj 200 Unt/1,25 Ml Kit        20.00%      IMMUNOGLOBULINS  19100020002200  GamaSTAN S/D  Immune Globulin (Human) lnj        23.75%      IMMUNOGLOBULINS  19100020102044  Flebogamma DIF  Immune Globulin {Human) IVSoln 20 GM/400ML        25.00%      IMMUNOGLOBULINS  19100020302064  Gammagard  Immune Globul!n {Human) IV or Subcutaneous Soln 2.5 GM/25ML        27.55%      IMMUNOGLOBULINS  19100020102115  Gammagard S/D  Immune Globulin {Human) lV For Soln 2.5 GM        27.55%      IMMUNOGLOBULINS  19100020102205  GAMIMUNEN  IMMUNE GLOBULIN (HUMAN) IV SOlN 5%        47.75%      IMMUNOGLOBUUNS  1910CH)20302060  Gammagard  Immune G!obulfn (Human} IV or Subcutaneous So!n 1 GM/10ML        27.55%      IMMUNOGLOBUUNS  19100020102034  F!ebogamma  Immune Globulin (Human) IV Soln 2.5 GM/SOML        25.00%      IMMUNOGLOBUUNS  19100020102072  BivJgam  Immune Globulin (Human) IV Soln 10 GM/100Ml        24.25%      IMMUNOGLOBULINS  19100020302072  Gammagard  Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/lOOML      ··-.  27.55%      IMMUNOGLOBULINS  19100020102038  Flebogamma  Immune Globulin {Human) IVSoln S GM/lOOML  _ .,.-r·, , 51    1 V i_n, _  25.00%      IMMUNOGLOBULINSIMMUNOGLOBULINS  1910002010207219100020302072  BivigamGammagard  Immune Globulin (Human) IV So!n 10 GM/100MLImmune Globulin (Human) IV or Subcutaneous Soln 10 GM/lOOML  ,I ,.l•f ·z7 /-'    .'()'<'.1    \  24.25%27.55%  IMMUNOGLOBULINS  19100020102068  Bivigam  Immune Globulin (Human) IV Sain 5 GM/SOML    •uu,,ro"t      I)  24.25%  ··-          I.I                              (Jl ._91·. •.t ,2 ,j·j  -----  \\c\,,...  /..,().  C'y  .  ('l,)> - \'.-  '  \s DE£-,•

IMMUNOGLOBULINS	19100020302068	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 5 GM/50ML	27.55%
IMMUNOGLOBULINS	19100020102042	Flebogamma	Immune Globulin (Human) IV Soln 10 GM/200ML	25.00%
IMMUNOGLOBULINS	19100020102076	Flebogamma DIF	Immune Globulin (Human) IV Soln 20 GM/200ML	24.25%
IMMUNOGLOBULINS	19100020302076	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200ML	27.55%
IMMUNOGLOBULINS	19100020102042	Flebogamma	Immune Globulin (Human) IV Soln 10 GM/200ML	25.00%
IMMUNOGLOBULINS	19100020302064	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 2.5 GM/25ML	27.55%
IMMUNOGLOBULINS	19100020102038	Flebogamma	Immune Globulin (Human) IV Soln 5 GM/100ML	25.00%
IMMUNOGLOBULINS	19100020102076	Flebogamma DIF	Immune Globulin (Human) IV Soln 20 GM/200ML	24.25%
IMMUNOGLOBULINS	19100020302076	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200ML	27.55%
Immunological Agents	9025055400e520	Taltz	Ixekizumab Subcutaneous Soln Prefilled Syringe 80 MG/ML	18.00%
Immunological Agents	44604055002120	Nucala	Mepolizumab For Inj 100 MG	18.00%
Immunological Agents	19200040002100	Antivenin Micrurus Fulviu	Antivenin Micrurus Fulvius For IV Soln	18.00%
Immunological Agents	99450060203030	Veltassa	Patiromer Sorbitex Calcium For Susp Packet 16.8 GM (Base Eq)	18.00%
Immunological Agents	52505040202120	Inflectra	Infliximab-dyyb For IV Inj 100 MG	18.00%
Immunological Agents	99450060203040	Veltassa	Patiromer Sorbitex Calcium For Susp Packet 25.2 GM (Base Eq)	18.00%
Immunological Agents	66290030002120	Enbrel	Etanercept For Subcutaneous Inj 25 MG	18.00%
Immunological Agents	99450060203020	Veltassa	Patiromer Sorbitex Calcium For Susp Packet 8.4 GM (Base Eq)	18.00%
Immunosuppressive Agents	99402020000110	SandIMMUNE	Cyclosporine Cap 25 MG	18.00%
Immunosuppressive Agents	99402540102220	Atgam	Lymphocyte Immune Globulin Anti-Thymocyte G Inj 50 MG/ML(Eq)	18.00%
Immunosuppressive Agents	99404035000325	Zortress	Everolimus Tab 0.5 MG	18.00%
Immunosuppressive Agents	99404080000120	Prograf	Tacrolimus Cap 5 MG	18.00%
Immunosuppressive Agents	99402020300150	Neoral	Cyclosporine Modified Cap 100 MG	18.00%
Immunosuppressive Agents	99403030300630	Myfortic	Mycophenolate Sodium Tab DR 360 MG (Mycophenolic Acid Equiv)	18.00%
Immunosuppressive Agents	99404080000105	Prograf	Tacrolimus Cap 0.5 MG	18.00%
Immunosuppressive Agents	99402020000140	SandIMMUNE	Cyclosporine Cap 100 MG	18.00%
Immunosuppressive Agents	99403030100120	CellCept	Mycophenolate Mofetil Cap 250 MG	18.00%
Immunosuppressive Agents	99404035000330	Zortress	Everolimus Tab 0.75 MG	18.00%
Immunosuppressive Agents	99404080002010	Prograf	Tacrolimus Inj 5 MG/ML	18.00%
Immunosuppressive Agents	99402020302020	Neoral	Cyclosporine Modified Oral Soln 100 MG/ML	18.00%
Immunosuppressive Agents	99404035000320	Zortress	Everolimus Tab 0.25 MG	18.00%
Immunosuppressive Agents	99404080000110	Prograf	Tacrolimus Cap 1 MG	18.00%
Immunosuppressive Agents	99402020002005	SandIMMUNE	Cyclosporine IV Soln 50 MG/ML	18.00%
Immunosuppressive Agents	99403030100330	CellCept	Mycophenolate Mofetil Tab 500 MG	18.00%
Immunosuppressive Agents	99404070000310	Rapamune	Sirolimus Tab 0.5 MG	18.00%
Immunosuppressive Agents	99405015002110	Simulect	Basiliximab For IV Soln 10 MG	18.00%
Immunosuppressive Agents	99402020300120	Neoral	Cyclosporine Modified Cap 25 MG	18.00%
Immunosuppressive Agents	99403030202120	CellCept Intravenous	Mycophenolate Mofetil HCl For IV Soln 500 MG (Base Equiv)	18.00%
Immunosuppressive Agents	99404070000330	Rapamune	Sirolimus Tab 2 MG	18.00%
Immunosuppressive Agents	99406010000305	Imuran	Azathioprine Tab 50 MG	18.00%
Immunosuppressive Agents	99402020300130	CycloSPORINE Modified	Cyclosporine Modified Cap 50 MG	18.00%
Immunosuppressive Agents	99403030300620	Myfortic	Mycophenolate Sodium Tab DR 180 MG (Mycophenolic Acid Equiv)	18.00%
Immunosuppressive Agents	99404070002020	Rapamune	Sirolimus Oral Soln 1 MG/ML	18.00%
Immunosuppressive Agents	99408020002120	Nulojix	Belatacept For IV Infusion 250 MG	18.00%
Immunosuppressive Agents	99402020002010	SandIMMUNE	Cyclosporine Oral Soln 100 MG/ML	18.00%
Immunosuppressive Agents	99403030101920	CellCept	Mycophenolate Mofetil For Oral Susp 200 MG/ML	18.00%
Immunosuppressive Agents	99404070000320	Rapamune	Sirolimus Tab 1 MG	18.00%
Immunosuppressive Agents	99405015002120	Simulect	Basiliximab For IV Soln 20 MG	18.00%
Inflammatory Bowel Agents	52503080002120	Entyvio	Vedolizumab For IV Solution 300 MG	18.00%
Interleukin-1 Blockers	66450060002120	Arcalyst	Rilonacept For Inj 220 MG	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                     fl\;  IMMUNOGlOBUUNS  19100020302068  Gammagard Immune Globu!Jn {Human) IV or Subcutaneous Soln 5 GM/SOMl        27.55%  IMMUNOGLOBULINS  19100020102042  Flebogamma 1lmrnune Globulin (Human) IV So!n 10 GM/200ML        25.00%    19100020102076  Ffebogarnrna Dlf Immune Globulln {Human) IV Soln 20 GM/200ML        24.25%  IMMUNOGLOBULINSIMMUNOGLOBULINS  19100020302076  Garnmagard  Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200Ml      27.55%  IMMUNOGLOBULINS  19100020102042  Flebogamrna  Immune Globulin {Human} !VSoln 10 GM/200ML      25.00¾  IMMUNOGLOBULINS  19100020302064  Gammagard  Immune Globulin (Human) lVor Subcutaneous Sain 2.5 GM/25Ml      27.55%  IMMUNOGLOBULINS  19100020102038  Flebogamma  Immune Globulin (Human) IVSoln s GM/100Ml      25.00¾  lMMUNOGLOBULINS  19100020102076  Flebogamma DJF  Immune Globulin (Human) IV Sain 20 GM/200ML      24.25%  IMMUNOGlOBULINS  19100020302076  Gammagard  Immune Globulin {Human) IV or Subcutaneous Sain 20 GM/200ML      27.55%  lmmunological Agents  9025055400e520  Taltz  lxeklwmab Subcutaneous Soln Prefilled Syringe 80 MG/Ml      18.00%  lmrnuno!ogkal Agents  4460405S002120  Nucala  Mepollzumab For lnj 100 MG      18.00%  Immunological Agents  19200040002100  Antivenin Micrurus Fulvi1  Antivenin Micrurus Fulvius For IV Soln      18.00%  Immunological Agents  99450060203030  Ve!tassa  Patiromer Sorbltex Calcium For Susp Packet 16.8 GM (Base Eq)      18.00%  Immunological Agents  52SOS040202120  lnflectra  lnflixlmab--dyybFor IV lnj 100 MG      18.00%  Immunological Agents  994S0060203040  Veltassa  Patiromer Sorbitex Calcium For Susp Packet 25.2 GM (Base Eq)      18.00%  lmmunologlcal Agents  66290030002120  Enbrel  Etanercept For Subcutaneous lnj 25 MG      18.00%  lmmuno!oglcal Agents  99450060203020  Veltassa  Pat!romerSorbitex Calcium For Susp Packet8.4 GM {Base Eq)      18.00%  lmmunosuppressive Agents  99402020000110  SandlMMUNE  Cyc!osporine Cap 25 MG      18.00%  lmmunosuppressive Agents  99402540102220  Atgam  Lymphocyte Immune Globulin Anti-Thymocyte G lnj 50 MG/Ml(Eq)      18.00%  lmmunosuppressive Agents  9940403S000325  Zortress  Everollmus Tab 0.5 MG      18.00%  lmmunosuppressive Agents  99404080000120  Prograf  Tacro!imus Cap 5 MG      18.00%  11mmunosuppr essive Agents  99402020300150  Neoral  Cydosporine Modified Cap 100 MG      18.00¾  lmmunosuppressive Agents  99403030300630  Myfortic  Mycophenolate Sodium Tab DR 360 MG (MycophenolicAdd Equiv)      18.00%  lmmunosuppress!ve Agents  99404080000105  Prograf  Tacro!imus Cap 0.5 MG      18.00%  lmmunosuppressive Agents  99402020000140  SandlMMUNE  Cyc!osporine Cap 100 MG      18.00%  lmmunosuppressive Agents  99403030100120  Cel!Cept  Mycophenolate Mofetil Cap 250 MG      18.00%  lmmunosuppressive Agents  9940403S000330  Zortress  Everolimus Tab 0.75 MG      18.00%  lmmunosuppresslve Agents  99404080002010  Prograf  Tacro!imus lnj 5 MG/Ml      18.00%  lmmunosuppressive Agents  99402020302020  Neoral  Cyc!osporine Modified Oral Sain 100 MG/Ml      18.00%  lmmunosuppressive Agents  99404035000320  Zortress  Everollmus Tab 0.25 MG      18.00%  lmmunosuppressive Agents  99404080000110  Prograf  Tacrolimus Cap 1 MG      18.00%  lmmunosuppressive Agents  99402020002005  SandlMMUNE  Cyclosporine IV Soln 50 MG/ML      18.00%  lmmunosuppressive Agents  99403030100330  Cel!Cept  Mycopheno1ate Mofetil Tab 500 MG      18.00%  lmmunosuppressive Agents  99404070000310  Rapamune  Sirolimus Tab 0.5 MG      18.00%  lmmunosuppressive Agents  99405015002110  5imulect  Basiliximab For IV So!n 10 MG      18.00%  lmmunosuppressive Agents  99402020300120  Neoral  Cydosporine Modified Cap 25 MG      18.00%  lmmunosuppressive Agents  99403030202120  Cel!Cept Intravenous  Mycophenolate Mofetil HCI For IV Solo 500 MG {Base Equiv}      18.00%  lmmunosuppressive Agents  99404070000330  Rapamune  Sirolimus Tab 2 MG      18.00%  lmmunosuppresslve Agents  99406010000305  lmuran  Azathioprlne Tab SO MG      18.00%  lmmunosuppressive Agents  99402020300130  CydoSPORINE Modified  Cyc!osporine Modified cap SO MG      18.00%  Immunosuppressive Agents  99403030300620  Myfort!c  Mycophenolate Sodium Tab DR 180 MG (MycophenolicAcidEquiv)      18.00%  lmrnunosuppressive Agents  99404070002020  Raparnune  srro11mus Oral So!n 1 MG/ML      18.00%  lmmunosuppressive Agents  99408020002120  Nu!ojlx  Belatacept For IV Infusion 250 MG      18.00%  Immunosuppresslve Agents  99402020002010  SandlMMUNE  Cyclosporine Oral Sain 100 MG/Ml      18.00%  Immunosuppressive Agents  99403030101920  CellCept  Mycophenolate Mofetil For Oral Susp 200 MG/Ml.,Cl p,. _-,..      18.00%  lmmunosuppressive Agents  99404070000320  Rapamune  Sirolimus Tab 1 MG ._(:,;• . ,,. •· "'      18.00%  lmmunosuppressive AgentsInflammatory Bowel Agents  994050150021205250308000212  Sfmu!ect0 Entyvio  Baslliximab For IV Sofn 20 MGVedolizumab For 1V Solution 300 MG I)'# "'  .,    18.00%18.00%  Interleukin ! Blockers  6645006000212  0 Arca[yst  R!lonacept For lnj 220 MG . ([.fl '  l    18.00%  i [=-m.• . -- ; U\l\\ --------:(} ,r!/_'2Q,              r, ['() I"·  (;  .,)      (,/.A_'),as-n- '.::-eJ•\/.....,.,,.. ·••------0•-,..,.-...

Interleukin-1 Receptor Antagonist (IL-1Ra) RHEUMAT	6626001000E520	Kineret	Anakinra Subcutaneous Soln Prefilled Syringe 100 MG/0.67ML	18.00%
IRON OVERLOAD-ANTIDOTES	93000020102110	Desferal	Deferoxamine Mesylate For Inj 500 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93100028000320	Ferriprox	Deferiprone Tab 500 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93100025007330	Exjade	Deferasirox Tab For Oral Susp 250 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93000020102130	Desferal	Deferoxamine Mesylate For Inj 2 GM	18.00%
IRON OVERLOAD-ANTIDOTES	93100025007340	Exjade	Deferasirox Tab For Oral Susp 500 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93100025000320	Jadenu	Deferasirox Tab 90 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93100025000340	Jadenu	Deferasirox Tab 360 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93100025007320	Exjade	Deferasirox Tab For Oral Susp 125 MG	18.00%
IRON OVERLOAD-ANTIDOTES	93100025000330	Jadenu	Deferasirox Tab 180 MG	18.00%
IRON REPLACEMENTS	82300085102020	Ferrlecit	Sod Ferric Gluc Cmplx in Sucrose IV Soln 12.5 MG/ML (Fe Eq)	18.00%
IRON REPLACEMENTS	82300048002020	Venofer	Iron Sucrose Inj 20 MG/ML (Fe Equiv)	18.00%
LHRH Analogs	21405010106405	Lupron Depot	Leuprolide Acetate For Inj Kit 3.75 MG	18.00%
LHRH Analogs	21405010156420	Lupron Depot	Leuprolide Acetate (3 Month) For Inj Kit 11.25 MG	18.00%
Local Anesthetics - Topical	90850025306420	Qutenza	Capsaicin Patch 8% & Cleansing Gel Kit	18.00%
MEDICAL DEVICES	97051050106300	Omnitrope Pen 10 Inj Dev	*Injection Device - Misc***	18.00%
MOUTH/THROAT/DENTAL AGENTS	88501000002000	Caphosol	*Artificial Saliva - Solution***	18.00%
Movement Disorder Drug Therapy	62380070000310	Xenazine	Tetrabenazine Tab 12.5 MG	18.00%
Movement Disorder Drug Therapy	62380070000320	Xenazine	Tetrabenazine Tab 25 MG	18.00%
MULTIPLE SCLEROSIS	30300010004010	Acthar HP	Corticotropin Inj Gel 80 Unit/ML	18.00%
MULTIPLE SCLEROSIS AGENTS	6240003010E520	Copaxone	Glatiramer Acetate Soln Prefilled Syringe 20 MG/ML	18.00%
MULTIPLE SCLEROSIS AGENTS	6240307530D250	Plegridy Starter Pack	Peginterferon Beta-1a Soln Pen-inj 63 & 94 MCG/0.5ML Pack	18.00%
MULTIPLE SCLEROSIS AGENTS	62405525006520	Tecfidera	Dimethyl Fumarate Capsule Delayed Release 120 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	62403060506420	Betaseron	Interferon Beta-1b For Inj Kit 0.3 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	62405050001320	Tysabri	Natalizumab for IV Inj Conc 300 MG/15ML	18.00%
MULTIPLE SCLEROSIS AGENTS	6240003010E540	Copaxone	Glatiramer Acetate Soln Prefilled Syringe 40 MG/ML	18.00%
MULTIPLE SCLEROSIS AGENTS	6240307530E520	Plegridy	Peginterferon Beta-1a Soln Prefilled Syringe 125 MCG/0.5ML	18.00%
MULTIPLE SCLEROSIS AGENTS	62405525006540	Tecfidera	Dimethyl Fumarate Capsule Delayed Release 240 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	6240307530D220	Plegridy	Peginterferon Beta-1a Soln Pen-injector 125 MCG/0.5ML	18.00%
MULTIPLE SCLEROSIS AGENTS	62405525006320	Tecfidera	Dimethyl Fumarate Capsule DR Starter Pack 120 MG & 240 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	62403060456420	Avonex	Interferon Beta-1a For IM Inj Kit 30MCG (33MCG(6.6 MU)/Vial)	18.00%
MULTIPLE SCLEROSIS AGENTS	6240307530E550	Plegridy Starter Pack	Peginterferon Beta-1a Soln Pref Syr 63 & 94 MCG/0.5ML Pack	18.00%
MULTIPLE SCLEROSIS AGENTS	62406030007420	Ampyra	Dalfampridine Tab SR 12HR 10 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	62404070000330	Aubagio	Teriflunomide Tab 14 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	62403060502120	Betaseron	Interferon Beta-1b For Inj 0.3 MG	23.75%
MULTIPLE SCLEROSIS AGENTS	62405010002020	Lemtrada	Alemtuzumab IV Inj 12 MG/1.2ML (10 MG/ML)	18.00%
MULTIPLE SCLEROSIS AGENTS	62404070000320	Aubagio	Teriflunomide Tab 7 MG	18.00%
MULTIPLE SCLEROSIS AGENTS	62407025100120	Gilenya	Fingolimod HCl Cap 0.5 MG (Base Equiv)	23.75%
MUSCULOSKELETAL THERAPY AGENTS	75840015002300	Carticel	*Autologous Cultured Chondrocytes for Implantation**	18.00%
Neurogenic Orthostatic Hypotension (NOH) - Agents	38700030000150	Northera	Droxidopa Cap 300 MG	18.00%
Neurogenic Orthostatic Hypotension (NOH) - Agents	38700030000130	Northera	Droxidopa Cap 100 MG	18.00%
Neurogenic Orthostatic Hypotension (NOH) - Agents	38700030000140	Northera	Droxidopa Cap 200 MG	18.00%
NEUROMUSCULAR AGENTS	74400020052140	Botox	OnabotulinumtoxinA For Inj 200 Unit	18.00%
NEUROMUSCULAR AGENTS	74400020032120	Dysport	AbobotulinumtoxinA For Inj 500 Unit	18.00%
NEUROMUSCULAR AGENTS	74503070000320	Rilutek	Riluzole Tab 50 MG	18.00%
NEUROMUSCULAR AGENTS	74400020102018	Myobloc	RimabotulinumtoxinB Inj 2500 Unit/0.5ML	18.00%
NEUROMUSCULAR AGENTS	74400020052120	Botox	OnabotulinumtoxinA For Inj 100 Unit	18.00%
NEUROMUSCULAR AGENTS	74400020102020	Myobloc	RimabotulinumtoxinB Inj 5000 Unit/ML	18.00%
NEUROMUSCULAR AGENTS	74400020202120	Xeomin	IncobotulinumtoxinA For Inj 50 Unit	18.00%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número
19-052

                                                                                                                                 Anakinra Subcutaneous Soln Prefilled Syringe 100 MG/0.67ML Deferoxamine Mesylate For lnj 500 MG  18.00%18.00%  Deferiprone Tab 500 MGDeferasirox Tab For Oral Susp 250 MG  18.00%18.00%  Deferoxamine Mesylate For lnj 2 GM  DeferasiroxTab For Oral Susp 500 MG  18.00%  18.00%  Deferasirox Tab 90 MG  18.00%  DeferasiroxTab 360 MG  18.00%  Deferasirox Tab For Oral Susp 125 MG  18.()0%  Deferas!rox Tab 180 MG  18.00%  Sod Ferric Gluc Cmplx in Sucrose IVSoln 12.5 MG/ML {Fe Eq)  18.00%  Iron Sucrose lnj 20 MG/ML {Fe Equiv)  18.00%  Leuprolide Acetate For lnj Klt3.7S MG  18.00¾  lnterJeukin-1 Receptor Antagonist {lL-1Ra) RHEUMAT 6626001000ES20 Kineret IRON OVERLOAD-ANTIDOTES 93000020102110 Desfera1IRON OVERLOAD-ANTIDOTES 93100028000320 FerriproxIRON OVERLOAD-ANTIDOTES 93100025007330 &:jadeIRON OVERLOAD-ANTIDOTES 93000020102130 DesferalIRON OVERLOAD-ANTIDOTES 93100025007340 ExjadeIRON OVERLOAD-ANTIDOTES 93100025000320 JadenuIRON OVERLOAD-ANTIDOTES 93100025000340 JadenuIRON OVERLOAD-ANTIDOTES 93100025007320 &:jadeIRON OVERLOAD-ANTIDOTES 93100025000330 JadenuIRON REPlACEMENTS 82300085102020 FerrlecltIRON REPLACEMENTS 82300048002020 VenoferLHRH Analogs 21405010106405 Lupron DepotLHRH Analogs 21405010156420 lupron Depot  Leupro!fde Acetate (3 Month) For lnj Kit 11.25 MG  18.00%  Local Anesthetics - Topical 90850025306420 Qutenza Capsaidn Patch 8% & Cleansing Gel Kit  18.00%  MEDICAL DEVICES  MOUTH/THROAT/DENTAL AGENTS  Movement Disorder Drug Therapy  Movement Disorder Drug Therapy  88501000002000 Caphosol62380070000310 Xenazine  62380070000320 Xenazine  97051050106300 Omnitrope Pen 10 lnj De *Injection Device- Mi sc0 *  *Artificial Saliva - Solution•*• Tetrabenazfne Tab 12.5 MG  Tetrabenazine Tab 25 MG  18.00%  18.00%18.00%  18.00%  MULTIPLE SCLEROSIS  30300010004010 Acthar HP  Corticotropin lnj Gel 80 Unit/Ml  18.00%  MULTIPLE SCLEROSIS AGENTS  6240003010ES20 Copaxone  Glatlramer Acetate Sotn Prefi!led Syringe 20 MG/Ml  18,00%  MULTIPLE SCLEROSIS AGENTS  MULTIPLE SCLEROSIS AGENTS  6240307530D2SO Plegridy Starter Pack 62405525006520 Tecfidera  Peginterferon Beta-la So!n Pen-lnj 63 & 94 MCG/0.SML Pack Dlmethyf Fumarate Capsule Delayed Release 120 MG  18.00%18.00%  MULTIPLE SCLEROSIS AGENTS  62403060506420 Betaseron  Interferon Beta-lb For lnJ Kit0.3 MG  Nata!izumab for IV lnj Cone 300 MG/15Ml  18.00%  MULTIPLE SCLEROSIS AGENTS  62405050001320 Tysabri  18.00%  MULTIPLE SCLEROSIS AGENTS  MULTIPLE SCLEROSIS AGENTS  6240003010E540 Copaxone 6240307530ES20 Plegridy  Glatiramer Acetate So!n Prefilled Syringe 40 MG/Ml Peginterferon Beta-la Soln Prefilled Syringe 125 MCG/0.SML  18.00%18,00%  MULTIPLE SCLEROSIS AGENTS  62405525006540 Tecfidera  MULTIPLE SCLEROSIS AGENTS  6240307530D220 Plegridy  Dlmethy[ Fumarate Capsule Delayed Release 240 MG  Peginterferon Beta-la Soln Pen-injector 125 MCG/0.5ML  18.00%  18.00%  MULTIPLE SCLEROSIS AGENTS  62405525006320 Tecfidera  Dimethyl Fumarate Capsule DR Starter Pack 120 MG & 240 MG  18.00%  MULTIPLE SCLEROSIS AGENTS  62403060456420 Avonex  MULTIPLE SCLEROSIS AGENTS  6240307530E550 PlegridyStarter Pack  Interferon Beta-la For IM lnj Kit 30MCG {33MCG{6.6 MU}/Vial)  Peginterferon Beta-la Soln Pref Syr 63 & 94 MCG/0.SML Pack  18.00%  18.00%  MULTIPLE SCLEROSIS AGENTS  MULTIPLE SCLEROSIS AGENTS  62406030007420 Ampyra62404070000330 Aubagio  Dalfamprldine Tab SR 12HR 10 MG Teriflunomide Tab 14 MG  18.00%23.75%  MULTIPLE SCLEROSIS AGENTS  62403060S02120 Betaseron  MULTIPLE SCLEROSIS AGENTS  62405010002020 Lemtrada  Interferon Beta-lb For Jnj 0.3 MG  Atemtuzumab JV lnj 12 MG/1.2ML (10 MG/ML)  MULTIPLE SCLEROSIS AGENTS  62404070000320 Aubagio  Teriflunom!de Tab 7 MG  18.00%18.00%  23.75%  MULTIPLE SCLEROSIS AGENTS  MUSCULOSKELETALTHERAPY AGENTS  6240702S100120 Gilenya7S840015002300 Carticel  Fingol!mod HCI Cap 0.5 MG (Base Equiv)*Autofogous Cultured Chondrocytes for lmplantatfon°  18.00%18.00%  Neurogen!c Orthostatic Hypotension (NOH) Agents 38700030000150 Northera Neurogenlc Orthostatic Hypotens!on (NOH)-Agents 38700030000130 Northera  Droxidopa Cap 300 MG Droxidopa Cap 100 MG  18.00%18.00%  Neurogenic Orthostatic Hypotension {NOH)-Agents 38700030000140 Northera NEUROMUSCULAR AGENTS 74400020052140 Botox  Drox!dopa Cap 200 MG OnabotullnumtoxinA For lnj 200 Unit  18.00%18.00%  AbobotulinumtoxinA For lnj 500 Unit  18.00%  NEUROMUSCULAR AGENTS 74400020032120 DysportNEUROMUSCULAR AGENTS 74503070000320 Rilutek  Ri!uzole Tab 50 MG  R!mabotulinumtoxinB lnj 2500 Unlt/0.SML  NEUROMUSCULAR AGENTS 74400020102018 Myob!ocNEUROMUSCUlARAGENTS 74400020052120 Botox  Onabotu!lnumtoxinA For tnj 100 Unit RlmabotulinumtoxinB Jnj 5000 Unit/Ml  NEUROMUSCULAR AGENTS 74400020102020 MyoblocNEUROMUSCULAR AGENTS 74400020202120 Xeomin  lncobotulinumtoxinA For lnj 50 Unit  18.00%18.00%18.00%18.00%18.00%

NEUROMUSCULAR AGENTS	74400020032115	Dysport	AbobotulinumtoxinA For Inj 300 Unit	18.00%
NEUROMUSCULAR AGENTS	74400020202130	Xeomin	IncobotulinumtoxinA For Inj 100 Unit	18.00%
NEUROMUSCULAR AGENTS	74400020102022	Myobloc	RimabotulinumtoxinB Inj 10000 Unit/2ML	18.00%
OBSOLETO	90250515002120	AMEVIVE	ALEFACEPT FOR IV INJ 7.5 MG	18.00%
OPHTHALMIC AGENTS	86300010002320	Ozurdex	Dexamethasone Intravitreal Implant 0.7 MG	18.00%
OPHTHALMIC AGENTS	86700065002120	Visudyne	Verteporfin For IV Soln 15 MG (2 MG/ML)	18.00%
OPHTHALMIC AGENTS	86300017102320	Retisert	Fluocinolone Acetonide Intravitreal Implant 0.59 MG	18.00%
OPHTHALMIC AGENTS	86801060002020	Jetrea	Ocriplasmin Intravitreal Inj 0.5 MG/0.2ML (2.5 MG/ML)	18.00%
OPHTHALMIC AGENTS	86655010002020	Eylea	Aflibercept Intravitreal Inj 2 MG/0.05ML (40 MG/ML)	18.00%
OPHTHALMIC AGENTS	86655060002012	Lucentis	Ranibizumab Intravitreal Inj 0.3 MG/0.05ML (6 MG/ML)	18.00%
OPHTHALMIC AGENTS	86655060002020	Lucentis	Ranibizumab Intravitreal Inj 0.5 MG/0.05ML (10 MG/ML)	18.00%
OPHTHALMIC AGENTS	86655050302020	Macugen	Pegaptanib Sodium Intravitreous Inj 0.3 MG/90 Microliter	18.00%
Ophthalmic Agents	86300080101820	Triesence	Triamcinolone Acetonide Ophth Inj 40 MG/ML	18.00%
OSTEOARTHRITIS OF THE KNEE	7580004000E530	Synvisc	Hylan Intra-articular Solution Prefilled Syringe 16 MG/2ML	18.00%
OSTEOARTHRITIS OF THE KNEE	7580004000E560	Synvisc One	Hylan Intra-articular Solution Prefilled Syringe 48 MG/6ML	18.00%
OSTEOARTHRITIS OF THE KNEE	7580006000E520	OrthoVisc	Hyaluronan Intra-articular Soln Prefilled Syringe 30 MG/2ML	18.00%
OSTEOARTHRITIS OF THE KNEE	7580007010E520	Euflexxa	Sodium Hyaluronate Intra-articular Soln Pref Syr 20 MG/2ML	18.00%
OSTEOARTHRITIS OF THE KNEE	7580007010E525	Supartz	Sodium Hyaluronate Intra-articular Soln Pref Syr 25 MG/2.5ML	18.00%
OSTEOARTHRITIS OF THE KNEE	75800070102024	Hyalgan	Sodium Hyaluronate Intra-articular Inj 20 MG/2ML	18.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090002120	Zoledronic Acid	Zoledronic Acid For IV Soln 4 MG	35.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090001320	Zoledronic Acid	Zoledronic Acid Inj Conc For IV Infusion 4 MG/5ML	34.20%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102012	Pamidronate Disodium	Pamidronate Disodium IV Soln 9 MG/ML	18.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102006	Pamidronate Disodium	Pamidronate Disodium IV Soln 3 MG/ML	18.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102009	Pamidronate Disodium	Pamidronate Disodium IV Soln 6 MG/ML	18.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090002016	Zoledronic Acid	Zoledronic Acid IV Soln 4 MG/100ML	35.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102120	Aredia	Pamidronate Disodium For Inj 30 MG	18.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090002020	Reclast	Zoledronic Acid IV Soln 5 MG/100ML	35.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102140	Aredia	Pamidronate Disodium For Inj 90 MG	18.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042048102030	Boniva	Ibandronate Sodium IV Soln 3 MG/3ML (Base Equivalent)	18.00%
Progesterone Receptor Antagonists ANTIDIABETICS	27304050000330	Korlym	Mifepristone Tab 300 MG	18.00%
Progestin Contraceptives - IUD	25200050005320	Mirena	Levonorgestrel Releasing IUD 20 MCG/24HR (52 MG Total)	18.00%
Progestin Contraceptives - IUD	25300005002320	Implanon	Etonogestrel Subdermal Implant 68 MG	18.00%
PROGESTINS	26000010101710	Makena	Hydroxyprogesterone Caproate IM In Oil 250 MG/ML	18.00%
PSORIASIS	9025058500E520	Stelara	Ustekinumab Soln Prefilled Syringe 45 MG/0.5ML	18.00%
PSORIASIS	66700015000330	Otezla	Apremilast Tab 30 MG	18.00%
PSORIASIS	9025058500E540	Stelara	Ustekinumab Soln Prefilled Syringe 90 MG/ML	18.00%
PSORIASIS	90250515002130	AMEVIVE	Alefacept For IM Inj 15 MG	18.00%
PSORIASIS	9025057500E520	Cosentyx	Secukinumab Subcutaneous Soln Prefilled Syringe 150 MG/ML	18.00%
PSORIASIS	90250585002020	Stelara	USTEKINUMAB INJ 45 MG/0.5ML	18.00%
PSORIASIS	66700015008720	Otezla	Apremilast Tab Starter Therapy Pack 10 MG & 20 MG & 30 MG	18.00%
PSORIASIS	9025057500D520	Cosentyx Sensoready Pen	Secukinumab Subcutaneous Soln Auto-injector 150 MG/ML	18.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000340	Adempas	Riociguat Tab 2 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40160015000330	Tracleer	Bosentan Tab 125 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080050415	Orenitram	Treprostinil Diolamine Tab CR 0.25 MG (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000320	Adempas	Riociguat Tab 1 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40160007000320	Letairis	Ambrisentan Tab 10 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080002020	Tyvaso	Treprostinil Inhalation Solution 0.6 MG/ML	18.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000350	Adempas	Riociguat Tab 2.5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40160050000320	Opsumit	Macitentan Tab 10 MG	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19 - 052

                                                                                                                       NEUROMUSCULAR AGENTS  74400020032115 Dysport  AbobotullnurntoxinA For lnj 300 Unit  18.00%  NEUROMUSCULAR AGENTS  74400020202130 Xeornin  lncobotu!inurntoxinAFor lnj 100 Unit  18.00%  NEUROMUSCULAR AGENTS  74400020102022 Myobloc  RirnabotuHnurntoxinB lnj 10000 Unit/2ML  18.00"Ai  OBSOLETO  90250515002120 AMEVIVE  ALEFACEPT FOR IV INJ 7.5 MG  18.00%  OPHTHALMIC AGENTS  86300010002320 Ozurdex  Dexarnethasone lntravitreal lrnplant0.7 MG  18.00%  OPHTHALMIC AGENTS  86700065002120 Visudyne  OPHTHALMIC AGENTS  86300017102320 Retisert  Verteporfin For IV Soln 15 MG (2 MG/ML)  Fluocinolone Acetonide lntravitreal lmp!ant0.59 MG  18.00-Yo  18.00%  OPHTHALMIC AGENTS  86801060002020 Jetrea  OPHTHALMIC AGENTS  86655010002020 Ey!ea  Ocriplasmin lntravitreal lnj 0.5 MG/0.2ML (2.S MG/Ml)  Afllbercept lntravitreal lnj 2 MG/0.05ML {40 MG/ML)  18.00%  18.00%  OPHTHALMIC AGENTS  86655060002012 Lucentis  OPHTHALMIC AGENTS  86655060002020 Lucentls  Ranlblzumab lntravitreal lnj 0.3 MG/0.05ML (6 MG/ML) Ranibizumab lntravitreal lnJ 0.5 MG/0.05ML (10 MG/ML)  OPHTHALMIC AGENTS  86655050302020 Macugen  Ophthalmic Agents  86300080101820 Triesence  Pegaptanlb Sodfum lntravitreous 1nj 0.3 MG/90 Microllter Triamcinolone AcetonideOphth tnj 40 MG/ML  OSTEOARTHRITIS OF THE !{NEE  OSTEOARTHRITIS OF THE KNEE  7580004000E530 Synvisc  7580004000E560 Synvlsc One  Hylan Intra-articular Solution Prefilled Syringe 16 MG/2ML Hylan Intra-articular Solution Prefi1!ed Syringe 48 MG/6ML  OSTEOARTHRITIS OF THE KNEE  7580006000E520 OrthoVisc  OSTEOARTHRITIS OF THE KNEE  7580007010ES20 Euf!exxa  Hya!uronan Intra-articular So!n Prefilled Syringe 30 MG/2ML Sodium Hya!uronate Intra-articular So!n PrefSyr 20 MG/2ML  OSTEOARTHRITIS OF THE KNEE  OSTEOARTHRITIS OF THE KNEE  7580007010E525 Supartz  75800070102024 Hyalgan  Sodium Hyaluronate Intra-articular Soln Pref5yr 25 MG/2.SML Sodium Hyaluronate lntra articular lnj 20 MG/2ML  18.00%18.00%  18.00%18.00%  18.00%18.00%  18.00%18.00%  18.00%18.00%  OSTEOPOROSIS- BISPHOSPHONATES  30042090002120 Zoledronic Acid  ZotedronicAcid For IV Soln 4 MG  35.00%  OSTEOPOROSIS- BISPHOSPHONATES  30042090001320 Zoledronlc Acid  Zoledronic Add lnj Cone For N Infusion 4 MG/SML  34.20%  OSTEOPOROSIS- BlSPHOSPHONATES  30042060102012 Pamidronate Dlsodium  Pamidronate Dlsodlum IV Soln 9 MG/ML  18.00%  OSTEOPOROSIS- B!SPHOSPHONATES  30042060102006 Pamidronate Disodium  Pamidronate Disocffum IV Soln 3 MG/ML  18.00%  OSTEOPOROSIS- BISPHOSPHONATES  30042060102009 Pamldronate Disodium  OSTEOPOROSIS- B\SPHOSPHONATES  30042090002016 Zoledronlc Acid  Pamldronate Disodium IV Soln 6 MG/ML  Zoledronfc Acid IV So!n 4 MG/100ML  18.00%35.00%  OSTEOPOROSIS- BISPHOSPHONATES  30042060102120 Aredia  OSTEOPOROSIS- BISPHOSPHONATES  30042090002020 Reclast  Pamidronate Disodium For lnj 30 MG ZoledronlcAcld IVSoln 5 MG/100ML  18.00%35.00%  OSTEOPOROSIS· BISPHOSPHONATES  OSTEOPOROSIS- BISPHOSPHONATES  30042060102140 Ared[a  30042048102030 Bonlva  Pamidronate Dlsodium For lnj 90 MG lbandronateSodlum 1V Soln 3 MG/3ML (Base Equivalent)  18.00%18.00%  Progesterone Receptor Antagonists ANTIDIABETICS Progestin Contraceptives - IUD  273040S0000330 Korfym  25200050005320 Mirena  Mifepristone Tab 300 MGLevonorgestrel Releasing IUD 20 MCG/24HR {52 MG Total)  Progestin Contraceptives- IUD  PROGESTlNS  25300005002320 lmplanon26000010101710 Makena  PSORIASIS  9025058500E520 Ste!ara  Etonogestrel Subdermal Implant 68 MG Hydroxyprogesterone Caproate IM In Oil 250 MG/ML Usteklnumab Soln Prefilled Syringe 45 MG/0.SML  18.00%18.00%  18.00%18.00%18.00%  PSORIASIS  66700015000330 Otezla  ApremilastTab 30 MG  PSORIASIS  PSORIASIS  9025058500E540 Stelara  90250515002130 AMEVlVE  Ustekinumab Sain Prefi1!ed Syringe 90 MG/ML Alefacept For IM lnj 15 MG  18.00%  18.00%18.00%  PSORIASIS  9025057500ES20 Cosentyx  PSORIASIS  90250585002020 Stelara  Secukinumab Subcutaneous Soln Prefilled Syringe 150 MG/ML USTEKlNUMAB lNJ 45 MG/0.5Ml  18.00%18.00%  PSORIASIS  PSORIASIS  6670001500B720 Otezla ApremilastTab Starterlllerapy Pack 10 MG & 20 MG & 30 MG 9025057500D520 CosentyxSensoready Pen Secukinumab Subcutaneous Solo Auto-injector 150 MG/ML  PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  401340S0000340 Adempas4016001S000330 Tracleer  PULMONARY ARTERIAL HYPERTENSION  40170080050415 Orenitram  Riociguat Tab 2 MG Bosentan Tab 125 MGTreprostlnil Dio!amine Tab CR 0.25 MG {Base Equiv)  18.00%  18.00%18.00%18.00%18.00%  PULMONARY ARTERIAL HYPERTENSION  40134050000320 Adempas  RioclguatTab 1 MG  PULMONARY ARTERIAL HYPERTENSION PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  40160007000320 Letairis40170080002020 Tyvaso40134050000350 Adempas  PULMONARY ARTERIAL HYPERTENSION  40160050000320 Opsumit  Ambrisentan Tab 10 MGTreprostinil lnhalatlon Solution 0.6 MG/ML RloclguatTab 2.5 MG  Macitentan Tab 10 MG  ·•STl'vi --"-  '·"h'' ,,.., - .- •r ,.,.,  18.00%18.00%18.00%18.00%18.00%  (

PULMONARY ARTERIAL HYPERTENSION	40134050000310	Adempas	Riociguat Tab 0.5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40160007000310	Letairis	Ambrisentan Tab 5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080102040	Remodulin	Treprostinil Sodium Inj 10 MG/ML (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080050420	Orenitram	Treprostinil Diolamine Tab CR 1 MG (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000330	Adempas	Riociguat Tab 1.5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40160015000320	Tracleer	Bosentan Tab 62.5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40143060101920	Revatio	Sildenafil Citrate For Suspension 10 MG/ML	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080050410	Orenitram	Treprostinil Diolamine Tab CR 0.125 MG (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170040102110	Epoprostenol Sodium	Epoprostenol Sodium For Inj 0.5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080050425	Orenitram	Treprostinil Diolamine Tab CR 2.5 MG (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40143060100320	Revatio	Sildenafil Citrate Tab 20 MG	40.00%
PULMONARY ARTERIAL HYPERTENSION	40143080000320	Adcirca	Tadalafil Tab 20 MG (PAH)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170060002020	Ventavis	Iloprost Inhalation Solution 10 MCG/ML	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080102020	Remodulin	Treprostinil Sodium Inj 2.5 MG/ML (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170060002040	Ventavis	Iloprost Inhalation Solution 20 MCG/ML	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080102030	Remodulin	Treprostinil Sodium Inj 5 MG/ML (Base Equiv)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40143060102020	Revatio	Sildenafil Citrate IV Soln 10 MG/12.5ML (Base Equivalent)	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170040102130	Epoprostenol Sodium	Epoprostenol Sodium For Inj 1.5 MG	18.00%
PULMONARY ARTERIAL HYPERTENSION	40170080102010	Remodulin	Treprostinil Sodium Inj 1 MG/ML (Base Equiv)	18.00%
Pulmonary Fibrosis Agents	45550060000120	Esbriet	Pirfenidone Cap 267 MG	18.00%
Pulmonary Fibrosis Agents	45554050200130	Ofev	Nintedanib Esylate Cap 150 MG (Base Equivalent)	18.00%
Pulmonary Fibrosis Agents	45554050200120	Ofev	Nintedanib Esylate Cap 100 MG (Base Equivalent)	18.00%
RESPIRATORY AGENTS - MISC.	45100010102110	Aralast NP	Alpha1-Proteinase Inhibitor (Human) For IV Soln 500 MG	18.00%
RESPIRATORY AGENTS - MISC.	45000070001820	Surfaxin	Lucinactant Intratracheal Susp 30 MG/ML	18.00%
RESPIRATORY AGENTS - MISC.	45100010102108	Aralast	Alpha1-Proteinase Inhibitor (Human) For IV Soln 400 MG	18.00%
RESPIRATORY AGENTS - MISC.	45100010102118	Aralast	Alpha1-Proteinase Inhibitor (Human) For IV Soln 800 MG	18.00%
RESPIRATORY AGENTS - MISC.	45100010102020	Glassia	Alpha1-Proteinase Inhibitor (Human) Inj 1000 MG/50ML	18.00%
RESPIRATORY AGENTS - MISC.	45100010102120	Aralast NP	Alpha1-Proteinase Inhibitor (Human) For IV Soln 1000 MG	18.00%
Respiratory Syncytial Virus (RSV) Agents	19502060002015	Synagis	Palivizumab IM Soln 50 MG/0.5ML	18.00%
Respiratory Syncytial Virus (RSV) Agents	19502060002020	Synagis	Palivizumab IM Soln 100 MG/ML	18.00%
Respiratory Syncytial Virus (RSV) Agents	12604075002120	Virazole	Ribavirin For Inhal Soln 6 GM	18.00%
Respiratory Tract Agents	40120070000310	Uptravi	Selexipag Tab 200 MCG	18.00%
Respiratory Tract Agents	40120070000340	Uptravi	Selexipag Tab 1400 MCG	18.00%
Respiratory Tract Agents	40120070000315	Uptravi	Selexipag Tab 400 MCG	18.00%
Respiratory Tract Agents	40120070000320	Uptravi	Selexipag Tab 600 MCG	18.00%
Respiratory Tract Agents	4012007000B720	Uptravi	Selexipag Tab Therapy Pack 200 MCG (140) & 800 MCG (60)	18.00%
Respiratory Tract Agents	40120070000345	Uptravi	Selexipag Tab 1600 MCG	18.00%
Respiratory Tract Agents	40120070000330	Uptravi	Selexipag Tab 1000 MCG	18.00%
Respiratory Tract Agents	40120070000335	Uptravi	Selexipag Tab 1200 MCG	18.00%
Respiratory Tract Agents	40120070000325	Uptravi	Selexipag Tab 800 MCG	18.00%
RHEUMATOID ARTHRITIS MISC	6650007000E520	Actemra	Tocilizumab Subcutaneous Soln Prefilled Syringe 162 MG/0.9ML	18.00%
RHEUMATOID ARTHRITIS MISC	66500070002035	Actemra	Tocilizumab IV Inj 200 MG/10ML	18.00%
RHEUMATOID ARTHRITIS MISC	66400010002120	Orencia	Abatacept For IV Soln 250 MG	18.00%
RHEUMATOID ARTHRITIS MISC	66603065100320	Xeljanz	Tofacitinib Citrate Tab 5 MG (Base Equivalent)	18.00%
RHEUMATOID ARTHRITIS MISC	66500070002040	Actemra	Tocilizumab IV Inj 400 MG/20ML	18.00%
RHEUMATOID ARTHRITIS MISC	6640001000E520	Orencia	Abatacept Subcutaneous Soln Prefilled Syringe 125 MG/ML	18.00%
RHEUMATOID ARTHRITIS MISC	66280050000320	Arava	Leflunomide Tab 20 MG	18.00%
RHEUMATOID ARTHRITIS MISC	66460020002120	Ilaris	Canakinumab For Inj 180 MG	18.00%
RHEUMATOID ARTHRITIS MISC	66500070002030	Actemra	Tocilizumab IV Inj 80 MG/4ML	18.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                                                                                                             PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  40134050000310 Adempas  40160007000310 Letairis  Rioc!guat Tab 0.5 MG Ambrisentan Tab 5 MG  18.00%18.00%  PULMONARY ARTERIAL HYPERTENSION  40170080102040 Remodulin  PULMONARY ARTERIAL HYPERTENSION  40170080050420 Orenitram  Treprostin1\Sodlum lnj 10 MG/ML (Base Equiv)  Treprostinil Dio!arnine Tab CR 1 MG {Base Equiv)  18.00%  18.00%  PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  40134050000330 Adempas  40160015000320 Trac!eer  RlociguatTab 1.5 MG Bosentan Tab 62.5 MG  18.00%18.00¾  PULMONARY ARTERIAL HYPERTENSION  40143060101920 Revatio  PULMONARY ARTERIAL HYPERTENSION  401700800S041D orenitram  Sildenafil Citrate For Suspension 10 MG/ML  Treprostinil Diolam!ne Tab CR 0.125 MG (Base Equiv)  18.00%18.00%  PULMONARY ARTERIAL HYPERTENSION  40170040102110 Epoprostenol Sodium  PULMONARY ARTERIAL HYPERTENSION  40170080050425 orenitrarn  PULMONARY ARTERIAL HYPERTENSION  40143060100320 Revat!o  Epoprostenol Sodium For lnj 0.5 MG  Treprostini1 D!olarnine Tab CR 2.5 MG {Base Equiv)  Sildenafll Citrate Tab 20 MG  18.00%18.00%  40.00%  PULMONARY ARTERIAL HYPERTENSION  40143080000320 Adclrca  Tadalafll Tab 20 MG {PAH)  lloprost Inhalation Solution 10MCG/ML  18.00%  PULMONARY ARTERIAL HYPERTENSION  40170060002020 Ventavis  18.00%  PULMONARY ARTERIAL HYPERTENSION  40170080102020 Remodulin  PULMONARY ARTERIAL HYPERTENSION  40170060002040 ventavis  Treprostinil Sodium lnJ 2.5 MG/ML (Base Equiv)  lloprost Inhalation Solution 20 MCG/ML  18.00%  18.00%  PULMONARY ARTERIAL HYPERTENSION  40170080102030 Remodulin  PULMONARY ARTERIAL HYPERTENSION  40143060102020 Revatio  Treprostinll Sodium lnj 5 MG/ML (Base Equiv)  Sildenafil Citrate IV Sofn 10 MG/12.5ML (Base Equivalent)  18.00%  18.00%  PULMONARY ARTERIAL HYPERTENSION  40170040102130 Epoprostenol Sodium  PULMONARY ARTERIAL HYPERTENSION  40170080102010 Remodulin  Pulmonary Fibrosis Agents Pulmonary Fibrosis Agents  45550060000120 Esbriet45554050200130 Ofev  Epoprostenol Sodium For lnJ 1.5 MG  Treprostinil Sodium lnj 1 MG/ML(Base Equ'rv)  Pulmonary Fibrosis Agents  45554050200120 Ofev  Pirfenidone cap 267 MGNintedanib Esy!ate Cap 150 MG (Base Equivalent)  Nintedanib Esy!ate Cap 100 MG {Base Equivalent)  18.00%18.00%  18.00%18.00%  18.00%  RESPIRATORY AGENTS- MISC.  45100010102110 Aralast NP  RESPIRATORY AGENTS- MISC.  45000070001820 surfaxin  Alphal-Protelnase Inhibitor (Human) For IV Soln 500 MG  Lucinactant lntratracheal Susp 30 MG/ML  18.00%  18.00%  RESPIRATORY AGENTS - MISC.  45100010102108 Aralast  RESPIRATORY AGENTS - MISC.  45100010102118 Aralast  Alphal-Proteinase Inhibitor (Human) For IV Sain 400 MG Alphal-Proteinase Inhibitor (Human) For IV Soln 800 MG  18.00%18.00%  RESPIRATORY AGENTS - MISC.  45100010102020 Glassia  RESPIRATORY AGENTS - MISC.  45100010102120 Aralast NP  ResplratorySyncytia[ Virus (RSV) Agents Respiratory Syncytial Virus (RSV) Agents  19502060002015 Synagis19502060002020 Synagis  Alphal-Protelnase Inhibitor (Human) Jnj 1000 MG/SOML Alpha1-Prote!nase Inhibitor (Human) For IV Sain 1000 MG  Palivhumab lM Soln 50 MG/0.SML Palivizumab IM Soln 100 MG/ML  18.00%18.00%  18.00"7618.00%  RespiratorySyncytial Virus {RSV) Agents  12604075002120 VJrazoJe  Ribavirin For lnhat Soln 6 GM  18.00%  Respiratory Tract Agents Resplratory Tract Agents  40120070000310 Uptravi  40120070000340 Uptravi  SelexlpagTab 200 MCGSe!exipagTab 1400 MCG  18.00%18.00%  Respiratory Tract Agents Respiratory Tract Agents  40120070000315 Uptrav/40120070000320 Uptravi  Setexipag Tab 400 MCG SelexipagTab 600 MCG  SelexipagTab Therapy Pack 200 MCG {140) & 800 MCG {60)  18.00%18,00%  ResplratoryTract Agents  4012007000B720 Uptravi  18.00%  Respiratory Tract Agents  40120070000345 Uptravi  Selexipag Tab 1600 MCG  18.00%  Respiratory Tract Agents  40120070000330 Uptravi  Se/exipag Tab 1000 MCG  18.00%  Respiratory Tract Agents Respiratory Tract Agents  40120070000335 Uptravi40120070000325 Uptravi  SelexipagTab 1200 MCG  Selexipag Tab 800 MCG  18.00%18.00%  RHEUMATOID ARTHRITIS MISC  6650007000ES20 Actemra  Tocilizumab Subcutaneous Soln Pref!lled Syringe 162 MG/0.9ML  18.00%  RHEUMATOID ARTHRITIS MISC  66S00070002035 Actemra  RHEUMATOID ARTHRJTJS MISC  66400010002120 Orencia  Tocilfzumab IV lnj 200 MG/lOML  Abatacept For IVSoln 250 MG  18.00%  18.00%  RHEUMATOID ARTHRITJS MISC  66603065100320 Xeljanz  RHEUMATOID ARTHRITlS MISC  66S00070002040 Actemra  Tofacitinib Citrate Tab 5 MG (Base Equivalent) Tocl!izumab IV lnj 400 MG/20ML  18.00%18.00%  RHEUMATOID ARTHRITIS MISC  6640001000E520 Orencia  AbataceptSubcutaneous Soln Prefilled Syringe 125 MG/Ml  RHEUMATOID ARTHRITIS MISC  66280050000320 Arava  Leflunomlde Tab 20 MG  RHEUMATOID ARTHRITIS MISC  66460020002120 llaris  Canaklnumab For lnj 180 MG  RHEUMATOID ARTHRITIS MISC  66500070002030 Actemra  Toc!l!zumab IV lnj 80 MG/4Ml  - ..  18.00%  18.00%18.00%18.00%

         RHEUMATO!D ARTHRITIS MISC  66280050000310  Arava  leflunomide Tab 10 MG  18.00%  Short Bowel Syndrome (SBS) Agents  52533070006420  Gattex  Teduglutide {rDNA) For lnj Kit 5 MG  18.00%  Stem Cell Mobilizers  82502060002020  Mozobi1  P!erixaforSubcutaneous lnj 24 MG/1.2Ml {20 MG/ML)  18.00%  Systemic Lupus Erythematosus Agents  99422015002120  Benlysta  Belimumab For 1V Soln 120 MG  18.00%  Systemic lupus Erythematosus Agents  99422015002140  Benlysta  Be!imumab For IV Soln 400 MG  18.00%  Therapeutic Nutrients/Minerals/Electrolytes  93100028002020  Ferriprox  Deferiprone Oral So!n 100 MG/ML  18.00%  TUBERCULOSIS  09000015100320  Sirturo  Bedaquiline Fu ma rate Tab 100 MG (Base Equiv)  18.00%  Tumor Necrosis Factor Alpha Blockers  52505020106460  Cimzia Starter Kit  Certollzumab Pegol lnj Kit 6 X 200 MG/ML  18.00%  Tumor Necrosis Factor Alpha Blockers  6627004000D540  Simponi  Golimumab Subcutaneous Solo Auto-.-injector 100 MG/ML  18.00%  Tumor Necrosis Factor Alpha Blockers  6629003000E530  Enbrel  Etanercept Subcutaneous Solo Prefi!led Syringe SO MG/ML  18,00%  Tumor Necrosis Factor Alpha Blockers  52505020106420  Cimzla  Certolizumab Pegol For lnj Kit 2 X 200 MG  18.00%  Tumor Necrosis Factor Alpha Blockers  66270040002015  S!mponl Aria  Go!imumab IV Soln SO MG/4ML  18.00%  Tumor Necrosis Factor Alpha Blockers  6629003000D530  Enbrel SureClick  EtanerceptSubcutaneousSolution Auto ln]ector 50 MG/ML  18,00%  Tumor Necrosis Factor Alpha Blockers  52505040002120  Remicade  lnfliximab Fot IV lnj100 MG  18,00%  Tumor Necrosis Factor Alpha Blockers  6627004000E520  Simponi  Golimumab Subcutaneous Sotn Prefil!ed Syringe SO MG/0,5ML  18.00%  Tumor Necrosis Factor Alpha Blockers  52505020106440  Cimzia  Certolizumab Pegol lnJ Kit 2 X 200 MG/Ml  18.00%  Tumor Necrosis Factor Alpha Blockers  6627004000D520  Simponi  Golimumab Subcutaneous So!n Auto-injector SO MG/0,SML  18,00¼  Tumor Necrosis Factor Alpha Blockers  6629003000E525  Enbrel  EtanerceptSubcutaneousSoln Prefilled Syringe 25 MG/0.SML  18.00%  Tumor Necrosis Factor Alpha Blockers  6627001500F420  Humira Pen  Adalimumab Pen-injector Kit40 MG/0.8ML  18.00%  Tumor Necrosis Factor Alpha Blockers  6627004000£540  S!mponi  Golimumab Subcutaneous Soln Prefllled Syringe 100 MG/Ml  18.00%  Tumor Necrosis Factor Alpha Blockers  6627001500F810  Humira  Adalimumab Prefilled Syringe Kit 20 MG/0.4Ml  18.00%  Tumor Necros!s Factor Alpha Blockers  6627001500F820  Humira  Adalimumab Prefi!led Syringe Kit 40 MG/0.8Ml  18.00%  Tumor Necrosis Factor Alpha Blockers  66290030006420  Enbrel  Etanercept For Subcutaneous lnj Kit 25 MG  18.00%  Tumor Necrosis Factor Alpha Blockers  6627001500F805  Humira  Adalimumab Prefllled Syringe Kit 10 MG/0,2Ml  18.00%  Viscosupp!ements  7580006000e515  Hymovis  Hyaluronan Intra-articular Soln Prefllled Syringe 24 MG/3Ml  18.00%  {blank)  96544244002900  Gabapentin  Gabapentin Powder  18.00%  {blaok)  30201010102030  DDAVP  Desmopressin Acetate In] 4 MCG/ML  18.00%  {blank)  30089902506420  Lupaneta Pack  leuprolide (1 Mon) lnj 3.75 MG & Norethlndrone Tab 5 MG Kit  18.00%  (blank)  21700030000105  Hydroxyurea  Hydroxyurea Cap 500 MG  18.00%  {blank)  85153060101310  Aggrastat  Tirofiban HC! IV Cone 3.75 MG/15ML (250 MCG/ML) {Base Equiv)  18.00%

Category	GPI	Drug Name	GPI Name	Actual Discount
Agents for Gaucher Disease	82700020002020	Ceredase	Alglucerase IV Soln 80 Unit/ML	16.00%
Agents for Gaucher Disease	82700085102120	Vpriv	Velaglucerase Alfa For Inj 400 Unit	16.00%
Agents for Gaucher Disease	82700040600120	Cerdelga	Eliglustat Tartrate Cap 84 MG (Base Equivalent)	16.00%
Agents for Gaucher Disease	82700050002110	Cerezyme	Imiglucerase For Inj 200 Unit	16.00%
Agents for Gaucher Disease	82700070000120	Zavesca	Miglustat Cap 100 MG	16.00%
Agents for Gaucher Disease	82700080102120	Elelyso	Taliglucerase Alfa For Inj 200 Unit	16.00%
Agents for Gaucher Disease	82700050002120	Cerezyme	Imiglucerase For Inj 400 Unit	16.00%
ANALGESICS - ANTI-INFLAMMATORY	66200030002015	Gold Sodium Thiomalate	Gold Sodium Thiomalate Inj 50 MG/ML	16.00%
ANALGESICS - NonNarcotic	64154090102020	Prialt	Ziconotide Acetate Intrathecal Inj 100 MCG/ML	16.75%
ANALGESICS - NonNarcotic	64154090102030	Prialt	Ziconotide Acetate Intrathecal Inj 500 MCG/5ML	16.75%
ANALGESICS - NonNarcotic	64154090102010	Prialt	Ziconotide Acetate Intrathecal Inj 500 MCG/20ML (25 MCG/ML)	16.75%
ANDROGENS-ANABOLIC	23100030802030	Aveed	Testosterone Undecanoate IM Inj in Oil 750 MG/3ML (250MG/ML)	16.00%
ANTIARRHYTHMICS	35400025000110	Tikosyn	Dofetilide Cap 125 MCG (0.125 MG)	15.50%
ANTIARRHYTHMICS	35400025000120	Tikosyn	Dofetilide Cap 250 MCG (0.25 MG)	15.50%
ANTIARRHYTHMICS	35400025000130	Tikosyn	Dofetilide Cap 500 MCG (0.5 MG)	15.50%
ANTIASTHMATIC AND BRONCHODILATOR AGENTS	44603060002120	Xolair	Omalizumab For Inj 150 MG	16.25%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102030	Tobramycin Sulfate	TOBRAMYCIN SULFATE INJ 40 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102020	Tobramycin Sulfate	Tobramycin Sulfate Inj 10 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102034	Tobramycin Sulfate	Tobramycin Sulfate Inj 80 MG/2ML (40 MG/ML)	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102105	Tobramycin Sulfate	Tobramycin Sulfate For Inj 1.2 GM	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102039	Tobramycin Sulfate	Tobramycin Sulfate Inj 2 GM/50ML (40 MG/ML)	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102022	Tobramycin Sulfate	Tobramycin Sulfate IV Soln 10 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102038	Tobramycin Sulfate	Tobramycin Sulfate Inj 1.2 GM/30ML (40 MG/ML)	41.75%
Anti-Cataplectic Agents	62450060202020	Xyrem	Sodium Oxybate Oral Solution 500 MG/ML	16.00%
ANTICOAGULANTS	83101010102020	Fragmin	Dalteparin Sodium Inj 2500 Unit/0.2ML	16.00%
ANTICOAGULANTS	83101020102013	Lovenox	Enoxaparin Sodium Inj 40 MG/0.4ML	16.00%
ANTICOAGULANTS	83103030102035	Arixtra	Fondaparinux Sodium Subcutaneous Inj 5 MG/0.4ML	16.00%
ANTICOAGULANTS	83101010102065	Fragmin	Dalteparin Sodium Inj 25000 Unit/ML	16.00%
ANTICOAGULANTS	83101020102050	Lovenox	Enoxaparin Sodium Inj 300 MG/3ML	16.00%
ANTICOAGULANTS	83370060000340	Xarelto	Rivaroxaban Tab 20 MG	16.00%
ANTICOAGULANTS	83101010102040	Fragmin	Dalteparin Sodium Inj 5000 Unit/0.2ML	16.00%
ANTICOAGULANTS	83101020102014	Lovenox	Enoxaparin Sodium Inj 60 MG/0.6ML	16.00%
ANTICOAGULANTS	83103030102040	Arixtra	Fondaparinux Sodium Subcutaneous Inj 7.5 MG/0.6ML	16.00%
ANTICOAGULANTS	83101010102015	Fragmin	Dalteparin Sodium Inj 10000 Unit/ML	16.00%
ANTICOAGULANTS	83101020102012	Lovenox	Enoxaparin Sodium Inj 30 MG/0.3ML	16.00%
ANTICOAGULANTS	83103030102020	Arixtra	Fondaparinux Sodium Subcutaneous Inj 2.5 MG/0.5ML	16.00%
ANTICOAGULANTS	83101010102045	Fragmin	Dalteparin Sodium Inj 7500 Unit/0.3ML	16.00%
ANTICOAGULANTS	83101020102015	Lovenox	Enoxaparin Sodium Inj 80 MG/0.8ML	16.00%
ANTICOAGULANTS	83103030102045	Arixtra	Fondaparinux Sodium Subcutaneous Inj 10 MG/0.8ML	16.00%
ANTICOAGULANTS	83101010102056	Fragmin	Dalteparin Sodium Inj 15000 Unit/0.6ML	16.00%
ANTICOAGULANTS	83101020102018	Lovenox	Enoxaparin Sodium Inj 120 MG/0.8ML	16.00%
ANTICOAGULANTS	83370060000320	Xarelto	Rivaroxaban Tab 10 MG	16.00%
ANTICOAGULANTS	83101010102060	Fragmin	Dalteparin Sodium Inj 18000 Unit/0.72ML	16.00%
ANTICOAGULANTS	83101020102020	Lovenox	Enoxaparin Sodium Inj 150 MG/ML	16.00%
ANTICOAGULANTS	83370060000330	Xarelto	Rivaroxaban Tab 15 MG	16.00%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número 9-052

                                                                                                                       Anexo 1: Lista de Desc.uentos para Medkamentos de Alto Costo que sean despachados por las Farmacias Extemas de Hospitales y CDT (2017)  Category  Agents for Gaucher Disease  Agents for Gaucher Disease  GP! Drug Name 82700020002020 Ceredase  GP! Name  A!glucerase IV Solo 80 Unit/ML  Actual Discount  16.00"/4  82700085102120 Vpriv  Agents for Gaucher Disease  82700040600120 Cerdelga  Velaglucer.ise Alfa For lnj 400 Unit  EliglustatTartrate Cap 84 MG (Base Equivalent)  16.00%  16.00%  Agents for Gaucher Disease  82700050002110 Cerezyme  lmiglucerase For lnJ 200 Unit  16.00%  11aents for Gaucher Disease  Agents for Gaucher Disease  82700070000120 zavesca  Mfglustat Cap 100 MG  82700080102120 Efelyso  Tafiglucerase Alfa For Jnj 200 Unit  16.00%  16.00%  Agents for Gaucher Disease  ANALGESICS -ANTI-INFLAMMATORY  82700050002120 Cerezyme lmiglucerase For lnj 400 Unit  66200030002015 Gold Sodium Thiomalate Gold Sodium Thiomalate lnJ 50 MG/ML  16.00%16.00%  ANALGESICS - NonNarcotic  ANALGESICS- NonNarcotic  64154090102020 Prialt  64154090102030 Prialt  Ziconotide Acetate lntrathecal lnj 100 MCG/Ml Ziconotide Acetate lntrathecal Jnj 500 MCG/5Ml  16.75%16.75%  ANALGESICS- NonNarcotic  ANDROGENS-ANABOLIC  ANTIARRHYTHMICS  641S4090102010 Prialt  Ziconotide Acetate lntrathecal lnj 500 MCG/20Ml {25 MCG/Ml)  23100030802030 Aveed  35400025000110 Tikosyn  Testosterone Undecanoate IM lnj in Oil 750 MG/3Ml {250MG/ML) Dofet!llde Cap 125 MCG {0.125 MG)  16.75%  16.00".i15.50"  ANTIARRHYTHMICS  ANTIARRH'l'THM!CS  35400025000120 Tikosyn35400025000130 Tikosyn  Dofetilide Cap 250 MCG {0.25 MG) Dofetilide Cap SOO MCG (0.5 MG)  15.50%15.50%  ANTIASTHMATlCAND BRONCHODILATORAGENTS  ANTIB!OTICS-AMINOGLYCOSIDES  ANTIBIOTICS-AMINOGLYCOSIDES  44603060002120 Xola!r07000070102030 Tobramycin Sulfate  Omalizumab For lnj 150 MG TOBRAMYCIN SULFATE INJ 40 MG/Ml  07000070102020 Tobramycin Sulfate  Tobramycin Sulfate lnj 10 MG/ML  16.25%41.75%  41.75%  ANTIBIOTICS- AMINOGLYCOSIDES  ANTIBIOTICS- AMlNOGLYCOSIDES  07000070102034 Tobramydn Sulfate07000070102105 Tobramycin Sulfate  Tobramycin Sulfate lnj 80 MG/2Ml {40 MG/Ml) Tobramycin Sulfate For lnj 1.2 GM  41.75%41.75%  ANTIB!OTICS-AMINOGLYCOSIDES  ANTIBIOTICS- AMINOGLYCOSIDES  07000070102039 Tobramydn Sulfate07000070102022 Tobramycln Sulfate  Tobramycin Sulfate lnJ 2 GM/SOMl {40 MG/Ml) Tobramydn Sulfate IV Sotn 10 MG/Ml  41.75%41.75%  ANT!BIOTICS-AMINOGLYCOSIDES  Anti-Catap!ectic Agents ANTICOAGULANTS  ANTICOAGULANTS  07000070102038 Tobramyc!n Sulfate62450060202020 Xyrem8310101010f020 Fragmin 83101020102013 Lovenox  Tobramycin Sulfate lnj 1.2 GM/30ML {40 MG/ML) Sodium Oxybate Oral Solution 500 MG/Ml Dalteparin Sodium lnj 2500 Unit/0.2Ml Enoxaparin Sodium lnJ 40 MG/0.4Ml  41.75%16.00%16.00%16.00%  ANTICOAGULANTS  ANTICOAGULANTS  ANTICOAGULANTS  83103030102035 Arixtra83101010102065 Fragmin  Fondaparinux Sodium Subcutaneous lnj 5 MG/0.4ML Dalteparin Sodium lnj 25000 Unit/Ml  83101020102050 Lovenox  Enoxaparin Sodium lnj 300 MG/3Ml  16.00%16.00%  16.00%  ANTICOAGULANTS  83370060000340 Xarelto  Rivaroxaban Tab 20 MG  16.00%  ANTICOAGULANTS  83101010102040 Fragmin  Dalteparin Sodium lnj 5000 Unit/0.2Ml  16.00%  ANTICOAGULANTS  83101020102014 lovenox  ANTICOAGULANTS  83103030102040 Arixtra  ANTICOAGULANTS  83101010102015 Fragmin  Enoxaparin Sodium lnj 60 MG/0.6Ml FondaparinuxSodium Subcutaneous lnj 7.5 MG/0.6Ml  Dalteparin Sodium lnj 10000 Unit/ML  16.00%16.00%  16.00%  ANTICOAGULANTS  83101020102012 Lovenox  ANTICOAGULANTS  83103030102.020 Arixtra  Enoxaparin Sodium lnj 30 MG/0,3MlFondaparinux Sodium Subcutaneous. lnj 2.5 MG/0.5Ml  16.00%16.00%  ANTICOAGULANTS  83101010102045 Fragmin  ANTICOAGULANTS  83101020102015 Lovenox  ANTICOAGULANTS  83103030102045 Arixtra  Dalteparin Sodium lnj 7500 Unit/0.3Ml Enoxaparin Sodium lnj 80 MG/0.8Ml  FondaparinuxSodium Subcutaneous lnj 10 MG/0.8ML  16.00%16.00%  16.00%  ANTICOAGULANTS  ANTICOAGULANTS  83101010102056 Fragmin83101020102018 Lovenox  Dalteparin Sodium lnJ15000 Un!t/0.6Ml Enoxaparin Sodium lnj 120 MG/0.8Ml  16.00%16.00%  ANTICOAGULANTS  83370060000320 Xarelto  Rivaroxaban Tab 10 MG  -·-...  16.00%  ANTICOAGULANTS  83101010102060 Fragmin  Dalteparin Sodium lnj 18000 Unit/0.72Ml  ·.,::-...\\•:> '  "{().°""--  ANTICOAGULANTS  8310102.0102020 Lovenox  ANTICOAGULANTS  83370060000330 Xarelto  •:)' '.,,,p--,-.•·- ---, \.-' "<:I.  Enoxaparin Sodium lnj 150 MG/ML Rivaroxaban Tab 15 MG  '-/ .('"  's.'\ v  16.00%16.00%16.00%

ANTICOAGULANTS	83101010102053	Fragmin	Dalteparin Sodium Inj 12500 Unit/0.5ML	16.00%
ANTICOAGULANTS	83101020102016	Lovenox	Enoxaparin Sodium Inj 100 MG/ML	16.00%
ANTICOAGULANTS	83334050102120	Refludan	Lepirudin For IV Soln 50 MG	16.00%
ANTICONVULSANTS	72600043002020	Keppra	Levetiracetam Oral Soln 100 MG/ML	16.00%
ANTICONVULSANTS	72600043000340	Keppra	Levetiracetam Tab 750 MG	16.00%
ANTICONVULSANTS	72600043002060	Keppra	Levetiracetam Inj 500 MG/5ML (100 MG/ML)	16.00%
ANTICONVULSANTS	72600043000350	Keppra	Levetiracetam Tab 1000 MG	16.00%
ANTICONVULSANTS	72170085000320	Sabril	Vigabatrin Tab 500 MG	15.75%
ANTICONVULSANTS	72600043007520	Keppra XR	Levetiracetam Tab SR 24HR 500 MG	16.00%
ANTICONVULSANTS	72600043000320	Keppra	Levetiracetam Tab 250 MG	16.00%
ANTICONVULSANTS	72600043000330	Keppra	Levetiracetam Tab 500 MG	16.00%
ANTICONVULSANTS	72170085003020	Sabril	Vigabatrin Powd Pack 500 MG	15.75%
ANTICONVULSANTS	72600043007530	Keppra XR	Levetiracetam Tab SR 24HR 750 MG	16.00%
ANTIEMETICS	50250025200330	Anzemet	Dolasetron Mesylate Tab 100 MG	16.00%
ANTIEMETICS	50280035102130	Emend	Fosaprepitant Dimeglumine For IV Infusion 150 MG (Base Eq)	16.00%
ANTIEMETICS	50280020000130	Emend	Aprepitant Capsule 125 MG	16.00%
ANTIEMETICS	50250025202020	Anzemet	Dolasetron Mesylate IV Inj 20 MG/ML	16.00%
ANTIEMETICS	50250025200320	Anzemet	Dolasetron Mesylate Tab 50 MG	16.00%
ANTIEMETICS	50280020006320	Emend	Aprepitant Capsule Therapy Pack 80 & 125 MG	16.00%
ANTIEMETICS	50250070102010	Aloxi	Palonosetron HCl IV Soln 0.075 MG/1.5ML (Base Equiv)	26.75%
Antiemetics	50250065052030	Zofran	Ondansetron HCl Inj 40 MG/20ML (2 MG/ML)	15.50%
ANTIEMETICS	50280020000110	Emend	Aprepitant Capsule 40 MG	16.00%
ANTIEMETICS	50280020000120	Emend	Aprepitant Capsule 80 MG	16.00%
Antiemetics	50250065052024	Ondansetron HCl	Ondansetron HCl Inj 4 MG/2ML (2 MG/ML)	15.50%
ANTIEMETICS	50250070102020	Aloxi	Palonosetron HCl IV Soln 0.25 MG/5ML (Base Equivalent)	26.75%
ANTIFUNGALS	11000010101920	Amphotec	Amphotericin B Cholesteryl Sulfate Complex For Inj 100 MG	16.00%
ANTIFUNGALS	11407060001820	Noxafil	Posaconazole Susp 40 MG/ML	16.00%
ANTIFUNGALS	11500025102130	Cancidas	Caspofungin Acetate For IV Soln 70 MG	16.00%
ANTIFUNGALS	11000010002105	Amphotericin B	Amphotericin B For Inj 50 MG	16.00%
ANTIFUNGALS	11407015022020	Diflucan in Dextrose	Fluconazole in Dextrose Inj 400 MG/200ML	15.25%
ANTIFUNGALS	11500010002130	Eraxis	Anidulafungin For IV Soln 100 MG	16.00%
ANTIFUNGALS	11000010301820	Abelcet	Amphotericin B Lipid Inj Susp (For IV Infusion) 5 MG/ML	16.00%
ANTIFUNGALS	11407080000320	Vfend	Voriconazole Tab 50 MG	16.00%
ANTIFUNGALS	11500050102120	Mycamine	Micafungin Sodium For IV Soln 50 MG	16.00%
ANTIFUNGALS	11407015012020	Diflucan in Sodium Chlori	Fluconazole in NaCl 0.9% Inj 400 MG/200ML	15.25%
ANTIFUNGALS	11407080002120	Vfend IV	Voriconazole For Inj 200 MG	16.00%
ANTIFUNGALS	11407015022010	Diflucan in Dextrose	Fluconazole in Dextrose Inj 200 MG/100ML	15.25%
ANTIFUNGALS	11500010002120	Eraxis	Anidulafungin For IV Soln 50 MG	16.00%
ANTIFUNGALS	11407015012010	Diflucan in Sodium Chlori	Fluconazole in NaCl 0.9% Inj 200 MG/100ML	15.25%
ANTIFUNGALS	11407080001920	Vfend	Voriconazole For Susp 40 MG/ML	16.00%
ANTIFUNGALS	11000010101910	Amphotec	Amphotericin B Cholesteryl Sulfate Complex For Inj 50 MG	16.00%
ANTIFUNGALS	11407035002020	Sporanox	Itraconazole Oral Soln 10 MG/ML	16.00%
ANTIFUNGALS	11500025102120	Cancidas	Caspofungin Acetate For IV Soln 50 MG	16.00%
ANTIFUNGALS	11000010401920	AmBisome	Amphotericin B Liposome IV For Susp 50 MG	16.00%
ANTIFUNGALS	11407080000340	Vfend	Voriconazole Tab 200 MG	16.00%
ANTIFUNGALS	11500050102130	Mycamine	Micafungin Sodium For IV Soln 100 MG	16.00%
Antihemophilic Products	85100010002139	Hemofil M	Antihemophilic Factor (Human) For Inj 801-1700 Unit	42.00%
Antihemophilic Products	85100010006460	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 1000 Unit	30.00%
Antihemophilic Products	85100010202145	Recombinate	Antihemophilic Factor (Recombinant) For Inj 1241-1800 Unit	40.00%

Contrato Número
9 - 0 5 2

                               .  ¾  ANTICOAGULANTS ANTICOAGULANTS ANTICOAGULANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTICONVULSANTS ANTIEMETICS ANTIEMETICS ANTIEMETICS ANTIEMETICS ANTIEMETICS ANTIEMETICS ANTIEMETICSAntiemeticsANTIEMETICS ANTIEMETICSAntiemeticsANTIEMETICS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGAlS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALS ANTIFUNGALSAntlhemophilic ProductsAntihemoph!lic Products Antihemoph!llc Products  q t::r Ir····  85100010002139 Hemofi!M  83101010102053 Fragmin83101020102016 lovenox83334050102120 Refludan72600043002020 Keppra72600043000340 Keppra72600043002060 Keppra72600043000350 Keppra72170085000320 Sabril72600043007520 Keppra XR72600043000320 Keppra72600043000330 Keppra72170085003020 Sabril72600043007530 Keppra XR50250025200330 Anzemet50280035102130 Emend50280020000130 Emend50250025202020 Anzemet50250025200320 Anzemet50280020006320 Emend50250070102010 Aloxi50250065052030 Zofran50280020000110 Emend50280020000120 Emend50250065052024 Ondansetron HCl50250070102020 Aloxi11000010101920 Amphotec11407060001820 Noxafil11500025102130 Cancldas11000010002105 Amphotericin B 11407015022020 Diflucan in Dextrose 11500010002130 Eraxis11000010301820 Abeket11407080000320 Vfend11500050102120 Mycamine  Dafteparin Sodium lnj 12500 Unit/0.SML Enoxaparln Sodium lnJ 100 MG/ML Leplrudin For IV Sain 50 MG levetiracetam Oral Solo 100 MG/Ml levetiracetam Tab 750 MGlevetiracetam lnj 500 MG/SML {100 MG/ML) Levetiracetam Tab 1000 MGVigabatrin Tab 500 MG levetiracetam Tab SR 24HR 500 MG levetiracetam Tab 2S0 MG levetiracetam Tab 500 MG Vigabatr!n Powd Pack 500 MG levet!racetam Tab SR 24HR 750 MG Dolasetron Mesylate Tab 100 MGFosaprepitant Dlmeglum!ne For IV Infusion 150 MG {Base Eq) Aprepitant Capsule 125 MGDolasetron Mesylate IV lnj 20 MG/Ml Dolasetron Mesy!ate Tab 50 MGAprepitant Capsule Therapy Pack 80 & 125 MG Pa!onosetron HCI IV Soln0.075 MG/1.SML {Base Equiv) Ondansetron HCI lnj 40 MG/20Ml {2 MG/ML) Aprepitant Capsule 40 MGAprepitant Capsule 80 MGOndansetron HCI lnj 4 MG/2ML(2 MG/ML) Palonosetron Hd IV Sofn 0.25 MG/SML (Base Equivalent)Amphotericin B Cholesteryl Sulfate Complex For lnj 100 MG Posaconazole Susp 40 MG/MlCaspofungin Acetate For IV So!n 70 MGAmphoteridn B For lnj 50 MGFluconazole in Dextrose lnj 400 MG/200ML Anldulafungln For JV So1n 100 MGAmphoterlcln B Lipid lnj Susp (For IV Infusion) 5 MG/MLVoriconazole Tab 50 MGMicafungin Sodium For IVSoln 50 MG  11407015012020 Diflucan In Sodium Ch!ori F!uconazole In NaCl 0.9% lnj 400 MG/200Ml  11407080002120 Vfend IV11407015022010 Diflucan in Dextrose 11500010002120 Eraxis  Vorkonazole For lnj 200 MGFluconazole In Dextrose lnj 200 MG/100ML Anidulafungin For IV Sain 50 MG  11407015012010 Diflucan in Sodium Chlori F[uconazo!e in NaCl 0.9% lnj 200 MG/lOOML  11407080001920 Vfend11000010101910 Amphotec11407035002020 Sporanox11500025102120 Cancidas11000010401920 AmBisome11407080000340 Vfend11500050102130 Mycamine  Vorkonazole ForSusp40 MG/MlAmphoterlcln B Cho!esteryl Sulfate Complex For lnj 50 MG ltraconazole Oral Soln 10 MG/MlCaspofungin Acetate For IV So!n 50 MGAmphoteridn 8 Uposome IV For Susp 50 MG Voriconazole Tab 200 MGMlcafung!n Sodium For IV Sain 100 MG  Antihemophil!c Factor (Human) For lnj 801 1700 Unit  85100010006460 Monodate-P  85100010202145 Recombinate  Antihemophilic Factor {Human) For lnj Kit lOOO•Unit--,  ,,t.  Antihemophl!ic Factor (Recombinant) Fnr.lhfti.11:::l!U'V't!l'nu_"-  16.00%16.00%16.00%16.00%16.00%16.00%16.00%15.75%16.00%16.00%16.00%15.75%16.00%16.00%16.00%16.00%16.00%16.00%16.00%26.75%15.50%16.00%16.00%15.50%26.75%16.00%16.00%16.00%16.00%15.25%16.00%16.00%16.00%16.00%15.25%16.00%15.25%16.00%15.25%16.00%16.00%16.00%16.00%16.00%16.00%16.00%  42.00%  30.00%40.00%

Antihemophilic Products	85100010252150	Advate	Antihemophilic Factor rAHF-PFM For Inj 1500 Unit	37.75%
Antihemophilic Products	85100028202150	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 2000 Unit	21.00%
Antihemophilic Products	85100010266470	Xyntha Solofuse	Antihemophilic Factor Recombinant PAF For Inj Kit 3000 Unit	38.00%
Antihemophilic Products	85100010502130	Obizur	Antihemophilic Factor (Recomb Porc) rpFVIII For Inj 500 Unit	20.00%
Antihemophilic Products	85100015102139	Wilate	Antihemophilic Factor/VWF (Human) For Inj 1000-1000 Unit	40.00%
Antihemophilic Products	85100020002100	Feiba NF	*Antiinhibitor Coagulant Complex For Inj**	40.00%
Antihemophilic Products	85100028002160	Mononine	Coagulation Factor IX For Inj 250 Unit	40.00%
Antihemophilic Products	85100030002115	Profilnine SD	Factor IX Complex For Inj 1500 Unit	19.75%
Antihemophilic Products	85100010002125	Hemofil M	Antihemophilic Factor (Human) For Inj 401-800 Unit	42.00%
Antihemophilic Products	85100010006410	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 250 Unit	30.00%
Antihemophilic Products	85100010202135	Recombinate	Antihemophilic Factor (Recombinant) For Inj 801-1240 Unit	40.00%
Antihemophilic Products	85100010252130	Advate	Antihemophilic Factor rAHF-PFM For Inj 500 Unit	37.75%
Antihemophilic Products	85100010266440	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 1000 Unit	38.00%
Antihemophilic Products	85100010002140	Hemofil M	Antihemophilic Factor (Human) For Inj 1000 Unit	42.00%
Antihemophilic Products	85100010006475	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 1500 Unit	30.00%
Antihemophilic Products	85100010302155	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 2000 Unit	20.00%
Antihemophilic Products	85100028202140	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 1000 Unit	21.00%
Antihemophilic Products	85100015102132	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 500-1200 Unit	37.00%
Antihemophilic Products	85100015102190	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 1500 Unit	40.00%
Antihemophilic Products	85100026202145	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 5 MG (5000 MCG)	31.75%
Antihemophilic Products	85100030002105	Profilnine SD	Factor IX Complex For Inj 500 Unit	19.75%
Antihemophilic Products	85100060106420	Kcentra	Prothrombin Complex Conc Human For Inj Kit 500 Unit	20.00%
Antihemophilic Products	85100010202150	Novoeight	Antihemophilic Factor (Recombinant) For Inj 1500 Unit	20.00%
Antihemophilic Products	85100010252170	Advate	Antihemophilic Factor rAHF-PFM For Inj 2000 Unit	37.75%
Antihemophilic Products	85100028202160	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 3000 Unit	21.00%
Antihemophilic Products	85100010302120	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 250 Unit	20.00%
Antihemophilic Products	85100015102120	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 250-500 Unit	37.00%
Antihemophilic Products	85100015102140	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 1000-2000 Unit	37.00%
Antihemophilic Products	85100026202117	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 1 MG (1000 MCG)	31.75%
Antihemophilic Products	85100028002185	AlphaNine SD	Coagulation Factor IX For Inj 1500 Unit	30.00%
Antihemophilic Products	85100030002150	Bebulin	Factor IX Complex For Inj 200-1200 Unit	20.00%
Antihemophilic Products	85100010206440	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 1000 Unit	41.75%
Antihemophilic Products	85100010002130	Hemofil M	Antihemophilic Factor (Human) For Inj 500 Unit	42.00%
Antihemophilic Products	85100010006430	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 500 Unit	30.00%
Antihemophilic Products	85100010202140	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 1000 UNIT	20.00%
Antihemophilic Products	84100040002010	Cyklokapron	Tranexamic Acid Inj 100 MG/ML	16.00%
Antihemophilic Products	85100010002146	Hemofil M	Antihemophilic Factor (Human) For Inj 1700 Unit	42.00%
Antihemophilic Products	85100010202115	Recombinate	Antihemophilic Factor (Recombinant) For Inj 220-400 Unit	40.00%
Antihemophilic Products	85100010252140	Advate	Antihemophilic Factor rAHF-PFM For Inj 1000 Unit	37.75%
Antihemophilic Products	85100010266460	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 2000 Unit	38.00%
Antihemophilic Products	85100028202120	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 250 Unit	21.00%
Antihemophilic Products	85100010302165	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 3000 Unit	20.00%
Antihemophilic Products	85100015102138	Wilate	Antihemophilic Factor/VWF (Human) For Inj 900-900 Unit	40.00%
Antihemophilic Products	85100015102193	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 2000 Unit	40.00%
Antihemophilic Products	85100026202160	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 8 MG (8000 MCG)	31.75%
Antihemophilic Products	85100030002110	Profilnine SD	Factor IX Complex For Inj 1000 Unit	19.75%
Antihemophilic Products	85100060106430	Kcentra	Prothrombin Complex Conc Human For Inj Kit 1000 Unit	20.00%
Antihemophilic Products	85100028002170	AlphaNine SD	Coagulation Factor IX For Inj 500 Unit	40.00%
Antihemophilic Products	85100010202155	Recombinate	Antihemophilic Factor (Recombinant) For Inj 1801-2400 Unit	40.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 9-052

                     AntihemophiHc  Products  85100010252150  Advate  Antihemophilic Factor rAHF-PFM For lnj 1500 Unit              37.75%  Antihemophil!c Products    85100028202150  BeneFIX  Coagulation Factor IX (Recombinant) For lnj 2000 Unit              21.00%  Antihemophllic Products    85100010266470  Xyntha So!ofuse  Antihemophilic Factor Recombinant PAF For lnj Kit 3000 Unit              38.00%  Antihemophilic Products    85100010502130  Obizur  Antlhemophllic Factor(Recomb Pore) rpFVIII For lnj 500 Unit              20.00%  Antihemophi!ic Products    85100015102139  Wilate  AntihemophHic Factor/VWF (Human) For lnj 1000--1000 Unit              40.00%  Antihemophi!ic Products    85100020002100  Feiba NF  *Antiinhibitor Coagulant Complex For Jnj*t              40.00%  Antlhemophllic Products    85100028002160  Mononine  Coagulation Factor IX For lnJ 250 Unit              40.00%  Antihemophllic Products    85100030002115  Profilnine SO  FactorlX Complex For lnj 1500 Unit              19.75%  Antihemophllic Products    85100010002125  HemofilM  Antihemophllic Factor (Human) For lnj 401-800 Unit              42.00%  Antihemophilic Products    85100010006410  Monodate-P  Antihemophi!ic Factor (Human) For lnj Kit 250 Unit              30.00";{;  Antihemophilic Products    85100010202135  Recombinate  Antihemophi!ic Factor {Recombinant) For lnj 801-1240 Unit              40.00%  Antihemophilic Products    85100010252130  Advate  AntihemophiHc Factor rAHF-PFM For lnj 500 Unit              37.75%  Antihemophi!iC Products    85100010266440  Xyntha  Antihemophilic Factor Recombinant PAF For lnj Kit 1000 Unit              38.00%  Antihemophi!rc Products    85100010002140  Hemofi\M  Antihemophilic Factor (Human) For lnj 1000 Unit              42.00%  Antihemophilic Products    85100010006475  Monoc!ate•P  Antihemophilic Factor {Human) For lnj Kit 1500 Unit              30.00%  Antihemophilic Products    85100010302155  Eloctate  Antihemophilic Factor {Recomb} rFVIIIFc For lnj 2000 Unit              20.00%  Antihemophilic Products    85100028202140  BeneflX  Coagulation Factor IX {Recombinant) For lnj 1000 Unit              21.00%  Antihemophilic Products    85100015102132  Humate-P  Antihemophilic Factor/VWF (Human) For lnj 500-1200 Unit              37.00%  Antihemophlllc Products    85100015102190  Alphanate/VWF Complex  Antlhemophilic Factor/VWF (Human} For lnj 1500 Unit              40.00%  Antihemophflic Products    85100026202145  NovoSeven RT  Coagulation Factor VJla (Recomb) For lnj 5 MG (5000 MCG)              31.75%  Antihemophilic Products    85100030002105  Profilnfne SO  Factor IX Complex For lnj 500 Unit              19.75%  Antihemophiltc Products    85100060106420  Kcentra  Prothrombin Complex Cone Human For lnj Klt500 Unit              20.00%  Antihemoph!lfc Products    85100010202150  Novoeight  Antihemophilic Factor (Recombinant) For lnj 1500 Unit              20.00%  Antihemophllic Products    85100010252170  Advate  Antihemophilic Factor rAHF-PFM For lnj 2000 Unit              37.75%  Antihemophilic Products    85100028202160  BeneFIX  Coagulation Factor IX (Recombinant) For lnj 3000 Unit              21.00%  Antihemophi!ic Products    85100010302120  Eloctate  Antihemophi!ic Factor {Recomb) rFVIIIFc For lnj 250 Unit              20.00%  Antihemophi!!c Products    85100015102120  Humate-P  Antihemophi!ic Factor/VWF {Human) For lnj 250-500 Unit              37.00%  Antihemophllic Products    85100015102140  Humate-P  Antihemophl!ic Factor/WJF (Human) For lnj 1000--2000 Unit              37.00%  Antihemophilic Products    85100026202117  NovoSeven RT  Coagulation Factor VIia {Recomb} For lnj 1 MG (1000 MCG)              31.75%  Antihemophilic Products    85100028002185  AlphaNine SO  Coagulation Factor IX For lnj 1500 Unit              30.00%  Antihemophilic Products    85100030002150  Bebulin  Factor IX Complex For lnJ 200-1200 Unit              20.00%  Antihemophilic Products    85100010206440  Helixate FS  Antihemophi!ic Factor (Recombinant) For lnJ Kit 1000 Unit              41.75%  Antihemophilic Products    85100010002130  Hemofi!M  Antihemophilic Factor {Human) For lnj 500 Unit              42.00%  Antihemophil!c Products    85100010006430  Monoclate-P  Antihemophi!ic Factor (Human) For lnj Kit 500 Unit              30.00%  Antihemophil!c Products    85100010202140  BIOClATE  ANT\HEMOPHlllC FACTOR (RECOMBINANT) FOR INJ 1000 UNIT              20.00%  Antihemophilic Products    84100040002010  Cyklokapron  TranexamicAcid lnj 100 MG/ML              16.00%  Antihemophilic Products    85100010002146  Hemofil M  Antihemophilic Factor (Human) For lnj 1700 Unit              42.00%  Antihemophil!c Products    85100010202115  Recomblnate  AntihemophHic Factor (Recombinant) For lnj 220-400 Unit              40.00%  Antihemophilic Products    85100010252140  Advate  Antihemophillc Factor rAHF-PFM For lnj 1000 Unit              37.75%  Antihemophilic Products    85100010266460  Xyntha  Antihemophllic Factor Recombinant PAF For lnj Kit 2000 Unit              38.00%  Antlhemophilic Products    85100028202120  BeneFIX  Coagulation Factor IX {Recombinant) For lnj 250 Unit              21.00%,  Antihemophilic Products    85100010302165  Eloctate  Antihemophilic Factor (Recomb) rFVIIIFc For lnj 3000 Unit              20.00¾  Antihemophil!c Products    85100015102138  Wilate  Antihemophilic Factor/VWF (Human) For lnj 900-900 Unit              40.00%  Antihemophilic Products    85100015102193  Alphanate/VWF Complex  Antihemophilic Factor/VWF (Human) For lnj 2000 Unit              40.00%  Antihemophilic Products    85100026202160  NovoSeven RT  Coagulation Factor VIia (Recomb) For lnj 8 MG (8000 MCG)          .    31.75%  Antlhemophllic Products    85100030002110  Profilnine SO  Factor IX Complex For lnj 1000 Unit              19.75%  Antlhemophl!ic Products    85100060106430  Kcentra  Prothrombin Complex Cone Human For lnj Kit 1000 Unit      /t"--..1\\\ ,..,,_. I    '( .i '.'<.    20.00%  Antlhemophific Products    85100028002170  AlphaNine SD  Coagulation Factor IX For lnj 500 Unit    i      -..."-..... -/ .......    40.00%  Antihemophilic Products    85100010202155  Recombinate  Antlhemophllic Factor (Recombinant) For lnj 1801-2400 un·(      '" ,1;,'_        40.00%                          ,1- -,,,r8to  ([)9·'.'.() NvflJe,IO  ,  #•'"'  \ Q  ' ..  .  -  •..  \ l  . 'v  ,,\·, .. . .9 ..·

Antihemophilic Products	85100010252180	Advate	Antihemophilic Factor rAHF-PFM For Inj 3000 Unit	37.75%
Antihemophilic Products	85100010302125	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 500 Unit	20.00%
Antihemophilic Products	85100015102122	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 250-600 Unit	37.00%
Antihemophilic Products	85100015102144	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 1000-2400 Unit	37.00%
Antihemophilic Products	85100026202120	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 1.2 MG (1200 MCG)	31.75%
Antihemophilic Products	85100028402110	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 500 Unit	22.00%
Antihemophilic Products	85100030002180	Profilnine SD	FACTOR IX COMPLEX FOR INJ 1000-1500 UNIT	20.05%
Antihemophilic Products	85100028002180	AlphaNine SD	Coagulation Factor IX For Inj 1000 Unit	40.00%
Antihemophilic Products	85100010206460	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 3000 Unit	41.75%
Antihemophilic Products	85100010002110	Hemofil M	Antihemophilic Factor (Human) For Inj 250 Unit	42.00%
Antihemophilic Products	85100010002160	Hemofil M	Antihemophilic Factor (Human) For Inj 801-1500 Unit	42.00%
Antihemophilic Products	85100010202125	Recombinate	Antihemophilic Factor (Recombinant) For Inj 401-800 Unit	40.00%
Antihemophilic Products	85100010202170	Novoeight	Antihemophilic Factor (Recombinant) For Inj 3000 Unit	20.00%
Antihemophilic Products	85100010266420	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 250 Unit	38.00%
Antihemophilic Products	85100010302135	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 1000 Unit	20.00%
Antihemophilic Products	85100015102129	Wilate	Antihemophilic Factor/VWF (Human) For Inj 500-500 Unit	40.00%
Antihemophilic Products	85100015102170	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 500 Unit	40.00%
Antihemophilic Products	85100026202130	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 2.4 MG (2400 MCG)	30.50%
Antihemophilic Products	85100028402130	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 2000 Unit	22.00%
Antihemophilic Products	85100033006440	Corifact	Factor XIII Concentrate (Human) For Inj Kit 1000-1600 Unit	21.00%
Antihemophilic Products	85100010206420	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 250 Unit	41.75%
Antihemophilic Products	85100010002112	ALPHANATE	ANTIHEMOPHILIC FACTOR (HUMAN) FOR INJ 250-500 UNIT	41.75%
Antihemophilic Products	85100010002170	Hemofil M	Antihemophilic Factor (Human) For Inj 1501-2000 Unit	42.00%
Antihemophilic Products	85100010202130	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 500 UNIT	20.00%
Antihemophilic Products	85100010252120	Advate	Antihemophilic Factor rAHF-PFM For Inj 250 Unit	37.75%
Antihemophilic Products	85100010266430	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 500 Unit	38.00%
Antihemophilic Products	85100010302145	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 1500 Unit	20.00%
Antihemophilic Products	85100028202130	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 500 Unit	21.00%
Antihemophilic Products	85100015102130	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 500-1000 Unit	37.00%
Antihemophilic Products	85100015102180	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 1000 Unit	40.00%
Antihemophilic Products	85100026202140	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 4.8 MG (4800 MCG)	31.75%
Antihemophilic Products	85100028402140	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 3000 Unit	22.00%
Antihemophilic Products	85100035002120	RiaSTAP	Fibrinogen Conc (Human) Inj Approximately 1 GM (900-1300 MG)	21.00%
Antihemophilic Products	85100010206430	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 500 Unit	41.75%
Antihemophilic Products	85100010002109	Hemofil M	Antihemophilic Factor (Human) For Inj 220-400 Unit	42.00%
Antihemophilic Products	85100010002147	Hemofil M	Antihemophilic Factor (Human) For Inj 1701-2000 Unit	42.00%
Antihemophilic Products	85100010202120	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 250 UNIT	20.00%
Antihemophilic Products	85100010202160	Novoeight	Antihemophilic Factor (Recombinant) For Inj 2000 Unit	20.00%
Antihemophilic Products	85100010252185	Advate	Antihemophilic Factor rAHF-PFM For Inj 4000 Unit	37.75%
Antihemophilic Products	85100010302130	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 750 Unit	20.00%
Antihemophilic Products	85100015102128	Wilate	Antihemophilic Factor/VWF (Human) For Inj 450-450 Unit	40.00%
Antihemophilic Products	85100015102160	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 250 Unit	40.00%
Antihemophilic Products	85100026202126	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 2 MG (2000 MCG)	31.75%
Antihemophilic Products	85100028402120	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 1000 Unit	22.00%
Antihemophilic Products	85100032102130	Tretten	Coagulation Factor XIII A-Subunit For Inj 2000-3125 Unit	16.00%
Antihemophilic Products	85100010206450	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 2000 Unit	41.75%
ANTIHEMOPHILICS	30201010102015	Stimate	Desmopressin Acetate Nasal Soln 1.5 MG/ML	15.75%
ANTIHISTAMINES	41200030102900	DiphenhydrAMINE HCl	Diphenhydramine HCl Powder	16.00%
ANTIHYPERLIPIDEMICS	3950004010E520	Kynamro	Mipomersen Sodium Soln Prefilled Syringe 200 MG/ML	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

               Antihemophllic Products  851000102S2180  Advate  AntihemophHic Factor rAHF-PFM For lnj 3000 Unit          37.75%  Antihemophil!c Products  85100010302125  Eloctate  Antihemophillc Factor (Recomb) rFVIIJFc For lnj 500 Unit          20.00%  Antihemophi!ic Products  8510001S102122  Humate-P  Antihemophilic Factor/VWF (Human) For lnj 250-600 Un[t          37.00%  Antihemophlfic Products  85100015102144  Humate-P  Antihemophilic FactorMVF (Human) For lnj 1000-2400 Unit          37.00¼  Antihemophilic Products  85100026202120  NovoSeven  Coagulation Factor VIia {Recomb) For lnj 1.2 MG (1200 MCG}          31.75%  Antihemophillc Products  85100028402110  A!prolix  Coagulation Factor IX (Recomb) (rFIXFc) For lnj SOO Unit          22.00%  Antihemophi1ic Products  85100030002180  Profilnine SD  FACTOR IX COMPLEX FDR INJ 1000-1500 UNIT          20.05%  Antihemophilic Products  85100028002180  AlphaNine SD  Coagulation Factor IX For lnj 1000 Unit          40.00%  Antihemoph!lic Products  85100010206460  Helixate FS  Antihemophilic Factor(Recomb!nant) For lnJ !<it 3000 Unit          41.75%  Antihemophlllc Products  85100010002110  Hemofi!M  Antihemoph!licFactor (Human) For lnj 250 Unit          42.00%  Antihemophilic Products  85100010002160  HemofilM  AntihemophiHc Factor (Human) For lnj 801-1500 Unit          42.00%  Antihemophi!ic Products  85100010202125  Recombinate  Antihemophi!Jc Factor {Recombinant) For lnj 401-800 Unit          40.00%  Antihemophilic Products  85100010202170  Novoefght  Antihemophilic Factor (Recombinant) For In] 3000 Unit          20.00%  Antihemophilfc Products  85100010266420  Xyntha  Antihemophillc Factor Recombinant PAF For lnj Kit 250 Unit          38.00%  Antihemophilic Products  85100010302135  Eloctate  Antihemophitic Factor {Recomb) rFVIIIFc For lnj 1000 Unit          20.00%  Antihemophmc Products  85100015102129  Wilate  Antihemophl!ic Factor/VWF (Human) For fnj 500-500 Unit          40.00%  Antihemophilic Products  85100015102170  Alphanate/VWF Complex  Antihemophllic Factor/VWF (Human) For lnj 500 Unit          40.00%  Antihemophilic Products  85100026202130  NovoSeven  Coagulation Factor VIia {Recomb) For lnj 2.4 MG {2400 MCG)          30.50%  AntihemophilJc Products  85100028402130  Alprolix  Coagulation Factor IX {Recomb) (rFJXFc) For fnj 2000 Unit          22.00%  Antihemophllic Products  85100033006440  Corifact  Factor XU! Concentrate {Human) For lnj Kit 1000-1600 Unit          21.00%  Antihemophl!ic Products  85100010206420  Helixate FS  Antihemophilic Factor (Recombinant) For lnj Kit 250 Unit          41.75%  Antihemophillc Products  85100010002112  AlPHANATE  ANTIHEMOPHILJC FACTOR (HUMAN) FOR INJ 2S0-500 UNIT          41.75%  Antlhemophilic Products  85100010002170  Hemofil M  Antihemophi!ic Factor (Human) For JnJ 1501-2000 Unit          42.00%  Antihemophilic Products  85100010202130  B!OClATE  ANTIHEMOPHIUC FACTOR (RECOMBINANT) FOR !NJ 500 UNIT          20.00%  Antihemophi!ic Products  85100010252120  Advate  Antihemophilic Factor rAHF-PFM For lnj 250 Unit          37.75%  Antihemoph!IJc Products  85100010266430  Xyntha  Antihemophi!ic Factor Recombinant PAF for /nj Kit 500 Unit          38.00%  Antihemophllic Products  85100010302145  Eloctate  AntihemophHlc Factor (Recomb} rFVHIFc For In] 1500 Unit          20.00%  Antihemophl!ic Products  85100028202130  BeneFtX  Coagulation Factor IX (Recombinant) For In] 500 Unit          21.00%  Antihemophilic Products  85100015102130  Humate-P  Antihemophilic Factor/VWF {Human) For lnj 500-1000 Unit          37.()()%  Antihemoph!l!c Products  85100015102180  Alphanate/VWF Complex  Antihemophi!ic Factor/VWF (Human} Forlnj 1000 Unit          40.00%  Antihemophllic Products  85100026202140  NovoSeven  Coagulation Factor VIia (Recomb} For Jnj 4.8 MG (4800 MCG)          31.75%  Antihemophi!ic Products  85100028402140  Alprolix  Coagulation Factor IX (Recomb) (rFJXFc} For fnJ 3000 Unit          22.00%  Antihemophitic Products  85100035002120  RiaSTAP  Fibrinogen Cone (Human) lnj Approximatety 1 GM {900-1300 MG)          21.00%  Antihemophilic Products  85100010206430  Helixate FS  Antihemophillc Factor {Recombinant) For lnj Kit 500 Unit          41.75%  Antihemophi!ic Products  85100010002109  HemofilM  Antihemophilic Factor (Human) Forlnj 220-400 Unit          42.00%  Antihemophilic Products  85100010002147  HemofilM  Antihemophillc Factor(Human) For lnj 1701-2000 Unit          42.00%  Antihemophilic Products  85100010202120  BIOClATE  ANTJHEMOPHIUC FACTOR (RECOMBINANT) FOR INJ 250 UNIT          20.00%  Antihemophilic Products  85100010202160  Novoelght  Antlhemophi!ic Factor {Recombinant) for lnj 2000 Unit          20.00%  Antihemophillc Products  85100010252185  Advate  Antihemophillc factor rAHF-PFM For Jnj 4000 Unit          37.75%  Antihemophllic Products  85100010302130  Eloctate  Antihemophilic Factor (Recomb) rFVIIIFc For lnj 750 Unit          20.00%  Antihemophi!ic Products  85100015102128  Wl!ate  Antihemophilic Factor/VWF (Human) For lnj 450-450 Unit          40.00%  Ant!hemophilfc Products  85100015102160  Alphanate/VWF Complex  Ant!hemophilfc Factor/VWF {Human) For lnj 250 Unit          40.00%  Antihemophil!cProducts  85100026202126  NovoSeven RT  Coagulation Factor VIia (Recomb} For Jnj 2 MG (2000 MCG)          31.75%  Antihemophlllc Products  85100028402120  Alprolix  Coagulation Factor IX {Recomb) {rFIXFc) For lnj 1000 Unit          22.00%  Antihemophilic Products  85100032102130  Tretten  Coagulation Factor XUI A-Subunit For lnj 2000-3125 Unit          16.00%  Antihemophi!ic Products  85100010206450  He!ixate FS  Antihemophi!ic Factor{Recombinant) For lnj Kit 2000 Unit  -- -,- "        41.75%  ANTIHEMOPHIUCS  30201010102015  Stimate  Desmopressin Acetate Nasal Soln 1.5 MG/Ml  3    --  1('\.,',  15.75%  ANTIHISTAMINES  41200030102900  DiphenhydrAMINE HCI  Diphenhydramine HCI Powder  ()      """...;u.  16.00%  ANTIHYPERUPIDEMICS  3950004010E520  Kynamro  MipomersenSodium Soln Prefllled Syringe 200 MG/Ml  X.u,..,.        16.00%  ;                  .."'«to Nurr, 1_ 1\  $ .. •·· ero,m!  . fl f•  2. '•  I·  A  r  (IJ ·,--(\\<>):,.' .§)  ........  (

ANTIHYPERLIPIDEMICS	39480050200120	Juxtapid	Lomitapide Mesylate Cap 5 MG (Base Equiv)	16.00%
ANTIHYPERLIPIDEMICS	39480050200130	Juxtapid	Lomitapide Mesylate Cap 10 MG (Base Equiv)	16.00%
ANTIHYPERLIPIDEMICS	39480050200140	Juxtapid	Lomitapide Mesylate Cap 20 MG (Base Equiv)	16.00%
ANTI-INFECTIVE AGENTS - MISC.	16000005402120	Cayston	Aztreonam Lysine For Inhal Soln 75 MG (Base Equivalent)	16.00%
ANTI-INFECTIVE AGENTS - MISC.	16000049000320	Xifaxan	Rifaximin Tab 200 MG	16.00%
ANTI-INFECTIVE AGENTS - MISC.	16000049000340	Xifaxan	Rifaximin Tab 550 MG	16.00%
Antineoplastics	21353045001360	Arzerra	Ofatumumab Conc For IV Infusion 1000 MG/50ML	16.75%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	16.00%
Antineoplastics	21534007100120	Alecensa	Alectinib HCl Cap 150 MG (Base Equivalent)	15.50%
Antineoplastics	21370060200120	Odomzo	SONIDEGIB PHOSPHATE CAP 200 MG (BASE EQUIVALENT)	15.50%
Antineoplastics	21755050102030	Levoleucovorin Calcium P	Levoleucovorin Calcium IV Soln PF 250 MG/25ML (Base Equiv)	15.50%
Antineoplastics	21100010002020	Busulfex	Busulfan Inj 6 MG/ML	15.50%
Antineoplastics	21574070401820	Imlygic	Talimogene Laherparepvec Intralesional Inj 1000000 Unit/ML	15.50%
Antineoplastics	21535570200320	Rubraca	Rucaparib Camsylate Tab 200 MG (Base Equivalent)	15.50%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	16.00%
Antineoplastics	21250010402125	Erwinaze	Asparaginase Erwinia Chrysanthemi For IM Inj 10000 Unit	16.00%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	16.00%
Antineoplastics	2147008000b720	Venclexta Starting Pack	Venetoclax Tab Therapy Starter Pack 10 & 50 & 100 MG	15.50%
Antineoplastics	21755040102150	Leucovorin Calcium	Leucovorin Calcium For Inj 200 MG	15.50%
Antineoplastics	21500012001325	PACLitaxel	Paclitaxel IV Conc 30 MG/5ML (6 MG/ML)	15.50%
Antineoplastics	21300050100320	Trexall	Methotrexate Sodium Tab 5 MG (Base Equiv)	15.50%
Antineoplastics	21353027002030	Darzalex	Daratumumab IV Soln 400 MG/20ML	15.50%
Antineoplastics	21534013100320	Cabometyx	Cabozantinib S-Malate Tab 20 MG (Base Equivalent)	15.50%
Antineoplastics	21990002750320	Lonsurf	TRIFLURIDINE-TIPIRACIL TAB 15-6.14 MG	15.50%
Antineoplastics	21708080000110	Vesanoid	Tretinoin Cap 10 MG	15.50%
Antineoplastics	21300050100350	Trexall	Methotrexate Sodium Tab 15 MG (Base Equiv)	15.50%
Antineoplastics	21755040102130	Leucovorin Calcium	Leucovorin Calcium For Inj 100 MG	15.50%
Antineoplastics	21100015002045	CARBOplatin	Carboplatin IV Soln 600 MG/60ML	15.50%
Antineoplastics	21536045100140	Ninlaro	Ixazomib Citrate Cap 4 MG (Base Equivalent)	15.50%
Antineoplastics	21100009102005	Bendeka	Bendamustine HCl IV Soln 100 MG/4ML (25 MG/ML)	15.50%
Antineoplastics	21700013001930	Tice BCG	BCG Live Intravesical For Susp 50 MG	15.50%
Antineoplastics	21700020002110	Dacarbazine	Dacarbazine For Inj 200 MG	15.50%
Antineoplastics	21200010102105	Bleomycin Sulfate	Bleomycin Sulfate For Inj 15 Unit	15.50%
Antineoplastics	21100015002030	CARBOplatin	Carboplatin IV Soln 50 MG/5ML	15.50%
Antineoplastics	21574070401840	Imlygic	Talimogene Laherparepvec Intralesional Inj 100000000 Unit/ML	15.50%
Antineoplastics	21353030002120	Empliciti	Elotuzumab For IV Soln 300 MG	15.50%
Antineoplastics	21535570200330	Rubraca	Rucaparib Camsylate Tab 300 MG (Base Equivalent)	15.50%
Antineoplastics	21200050002120	Mitomycin	Mitomycin For Inj 40 MG	15.50%
Antineoplastics	21300007002015	Cladribine	Cladribine IV Soln 10 MG/10ML (1 MG/ML)	16.00%
Antineoplastics	21470080000320	Venclexta	Venetoclax Tab 10 MG	15.50%
Antineoplastics	21534013100330	Cabometyx	Cabozantinib S-Malate Tab 40 MG (Base Equivalent)	15.50%
Antineoplastics	21990002750330	Lonsurf	TRIFLURIDINE-TIPIRACIL TAB 20-8.19 MG	15.50%
Antineoplastics	21550040202220	Onivyde	Irinotecan HCl Liposome IV Inj 43 MG/10ML (4.3 MG/ML)	15.50%
Antineoplastics	21100020002020	CISplatin	Cisplatin Inj 50 MG/50ML (1 MG/ML)	15.50%
Antineoplastics	21100015002040	CARBOplatin	Carboplatin IV Soln 450 MG/45ML	15.50%
Antineoplastics	21533530200320	Cotellic	Cobimetinib Fumarate Tab 20 MG (Base Equivalent)	15.50%
Antineoplastics	21353030002130	Empliciti	Elotuzumab For IV Soln 400 MG	15.50%
Antineoplastics	21500005002075	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 80 MG/4ML	15.50%
Antineoplastics	21470080000340	Venclexta	Venetoclax Tab 50 MG	15.50%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                     ANTIHVPERLIPIDEMlCS  39480050200120  Juxtapid  lomitapide Mesylate Cap 5 MG {Base Equiv)  16.00%  ANTJHYPERLIPJDEMICS  39480050200130  Juxtapid  lomitapide Mesylate Cap 10 MG {Base Equ1v)  16.00%  ANTlHYPERUPIDEMICS  39480050200140  Juxtapid  lomitaplde Mesylate Cap 20 MG (Base Equiv)  16.00%  ANTl·INFECTIVE AGENTS - MISC.  16000005402120  Cayston  Aztreonam lysine For lnhal So!n 75 MG {Base Equivalent)  16.00%  ANTI-INFECTIVE AGENTS- MISC.  16000049000320  Xifaxan  Rifaximin Tab 200 MG  16.00-¾  ANTI-INFECTIVE AGENTS- MISC.  16000049000340  Xifaxan  Rifaximin Tab 550 MG  16.00%  Antineop!astics  21353045001360  Arzerra  Ofatumumab Cone for IV Infusion 1000 MG/50ML  16.75%  Antineoplastics  21353060002040  Rituxan  Rltuximab for IV lnjCone 10 MG/Ml  16.00%  Antineoplastks  21534007100120  Alecensa  Afectinib HCI Cap 150 MG (Base Equivalent)  15.50%  Antlneop!astfcs  21370060200120  Odomzo  SONIDEGIB PHOSPHATE CAP 200 MG {BASE EQUIVALENT)  15.50%  Antineoplastics  21755050102030  Levo!eucovorin Calcium I  Levoleucovorin Calcium IV Solo PF 250 MG/25ML {Base Equiv)  15.50%  Antineoplastics  21100010002020  Busulfex  Busulfan lnj 6 MG/ML  15.50%  Antineoplastlcs  21574070401820  lmlygic  Talimogene Laherparepvec lntralesional lnj 1000000 Unit/ML  15.50%  Antineop!astics  21535570200320  Rubraca  Rucaparib Camsylate Tab 200 MG (Base Equivalent)  15.50¾  Ant!neoplastics  21353060002040  Rituxan  Rituxlmab For IV lnj Cone 10 MG/Ml  16.00%  Antineoplastics  21250010402125  Erwinaze  Asparaginase Erwlnia Chrysanthemi For IM lnj10000 Unit  16.00%  Antineoplastics  21353060002040  Rituxan  Rituximab For IV lnjCone 10 MG/Ml  16.00%  Antineop!astics  2147008000b720  Venclexta Starting Pack  Venetoclax Tab TherapyStarter Pack 10 & 50 & 100 MG  15.50%  Antineoplastics  21755040102150  Leucovorin Ca!clum  Leucovorin calcium For lnj 200 MG  15.50%  Antineoplastics  21500012001325  PAClitaxel  Paclitaxel IV Cone 30 MG/SML (6 MG/ML)  15.50%  Antineoplastlcs  21300050100320  Trexall  Methotrexate Sodium Tab 5 MG (Base Equiv)  15.50%  Antineoplastics  21353027002030  Danalex  Daratumumab IVSo!n 400 MG/20ML  15.50%  Antineop!astics  21534013100320  Cabometyx  Cabozantln!b S-Malate Tab 20 MG (Base Equlva!ent)  15.50%  Antineoplastics  21990002750320  Lonsurf  TRlFLURIDINE-TIPIRACIL TAB 15-6.14 MG  15.50%  Ant!neoplastics  21708080000110  Vesanold  Tretlno!n Cap 10 MG  15.50%  Antineoplastics  21300050100350  Trexall  Methotrexate Sodium Tab 15 MG {Base Equiv)  15.50%  Antlneoplastics  21755040102130  leucovorin Calcium  leucovorin Calcium For lnj100 MG  15.50%  Antineop!astics  21100015002045  CARBOp!atin  Carboplatin IV Solo 600 MG/60ML  15.50%  Antineoplast!cs  21536045100140  Ninlaro  lxazomib Citrate Cap4 MG (Base Equivalent)  15.50%  Antineop!astics  21100009102005  Bendeka  Bendamustine HCI IV Soln 100 MG/4ML (25 MG/Ml)  15.50%  Antineoplastics  21700013001930  Tice BCG  BCG live lntravesical For Susp 50 MG  15.50%  Antineoplastics  2170002000?110  Dacarbazlne  Dacarbazine For lnj 200 MG  15.50%  Antlneoptastics  21200010102105  Bleomycin Sulfate  B!eomydn Sulfate For lnj15 Unit  15.50%  Antlneop!astics  21100015002030  CARBOp!at!n  Carboplatin IV Soln 50 MG/SML  15.50%  Antlneop!astics  21574070401840  lmlygie  Talimogene laherparepvee lntralesional lnj100000000 Unit/ML  15.50%  Ant!neoplastics  21353030002120  Empl!citi  Elotuzumab For IVSoln 300 MG  15.50%  Antineoplastics  21535570200330  Rubraca  Rucaparib Camsylate Tab 300 MG {Base Equll/alent}  15.50%  Antineoplastics  21200050002120  Mitomycin  Mitomycin For lnj 40 MG  15.50%  Antineoplastics  21300007002015  Cladribine  Cladribine IV Sain 10 MG/10ML (1 MG/ML)  16.00%  Antineoplastics  21470080000320  Venclexta  Venetoclax Tab10 MG  15.50%  Antlneoptastics  21534013100330  Cabometyx  Cabozantinib S·Malate Tab 40 MG (Base Equivalent)  15.50%  Antfneoplastfcs  21990002750330  lonsurf  TRIFlURlDINE-TIPIRACIL TAB 20-8.19 MG  15.50%  Antineop!astics  21550040202220  Onivyde  lrinotecan HCI Liposome IV lnj 43 MG/10Ml {4.3 MG/Ml}  15.50%  Antineop!ast!cs  21100020002020  CISplatin  Cisp!atin lnj 50 MG/50ML (1 MG/ML)  15.50%  Antineoplastics  21100015002040  CARBOp!atin  Carboplatin IV So!n 450 MG/45ML  15.50%  Antineop!astics  21533530200320  Cotelllc  Cobimetinlb Fumarate Tab 20 MG {Base Equivalent)., T'- .,. -  15.50%  Antineoplastics  21353030002130  Empliciti  E!otuzumab For IVSoln 400 MG(-  15.50%  Antineoplastics  21500005002075  DOCEtaxel (Non-Alcohol}  Docetaxel (Non-Alcohol Formula) IV So!n 80 MG/4ML ,:;_J•\\ T ...,._- I ' "\,( J /-_,... ... \\  15.50%  Antineoplastics  21470080000340  Venclexta  Venetoclax Tab 50 MG  15.50%  '<f  ,v,  0 \  j Contrato N'l  ..  •  '.Iii - a Umeroim .  ' (JI ·-  I /i Z, I  -  \i\ ·• -----.,i,i'  ;~, \ i'l-·,  \,Cc  _/,fl  A) .-"  o r•''  ·, ... ,.,DE5 .

Antineoplastics	21500012001350	Onxol	Paclitaxel IV Conc 300 MG/50ML (6 MG/ML)	15.50%
Antineoplastics	21100020002025	CISplatin	Cisplatin Inj 100 MG/100ML (1 MG/ML)	15.50%
Antineoplastics	21500020102005	VinCRIStine Sulfate	Vincristine Sulfate IV Soln 1 MG/ML	15.50%
Antineoplastics	21534065200330	Tagrisso	Osimertinib Mesylate Tab 80 MG (Base Equivalent)	15.50%
Antineoplastics	21536045100120	Ninlaro	Ixazomib Citrate Cap 2.3 MG (Base Equivalent)	15.50%
Antineoplastics	21500005002080	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 160 MG/8ML	15.50%
Antineoplastics	21470080000360	Venclexta	Venetoclax Tab 100 MG	15.50%
Antineoplastics	21755050102020	Levoleucovorin Calcium	Levoleucovorin Calcium Inj 175 MG/17.5ML (Base Equiv)	15.50%
Antineoplastics	21755040102160	Leucovorin Calcium	Leucovorin Calcium For Inj 350 MG	15.50%
Antineoplastics	21755040102120	Leucovorin Calcium	Leucovorin Calcium For Inj 50 MG	15.50%
Antineoplastics	21100015002035	CARBOplatin	Carboplatin IV Soln 150 MG/15ML	15.50%
Antineoplastics	21353027002020	Darzalex	Daratumumab IV Soln 100 MG/5ML	15.50%
Antineoplastics	21536045100130	Ninlaro	Ixazomib Citrate Cap 3 MG (Base Equivalent)	15.50%
Antineoplastics	21500005002070	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 20 MG/ML	15.50%
Antineoplastics	21101040102115	Evomela	Melphalan HCl For Inj 50 MG (Propylene Glycol (PG) Free)	15.50%
Antineoplastics	21534013100340	Cabometyx	Cabozantinib S-Malate Tab 60 MG (Base Equivalent)	15.50%
Antineoplastics	21107075002140	Yondelis	Trabectedin For Inj 1 MG	15.50%
Antineoplastics	21200010102115	Bleomycin Sulfate	Bleomycin Sulfate For Inj 30 Unit	15.50%
Antineoplastics	21500012001335	PACLitaxel	Paclitaxel IV Conc 100 MG/16.7ML (6 MG/ML)	15.50%
Antineoplastics	21534065200320	Tagrisso	Osimertinib Mesylate Tab 40 MG (Base Equivalent)	15.50%
Antineoplastics	21353047002020	Lartruvo	Olaratumab Soln for IV Infusion 500 MG/50ML (10 MG/ML)	15.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102010	Treanda	Bendamustine HCl IV Soln 45 MG/0.5ML (90 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002120	Oxaliplatin	Oxaliplatin For IV Inj 50 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002025	Ifosfamide	Ifosfamide IV Inj 1 GM/20ML (50 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000110	CeeNU	Lomustine Cap 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030102210	DAUNOrubicin HCl	Daunorubicin HCl Inj 5 MG/ML (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102040	Epirubicin HCl	Epirubicin HCl Inj 150 MG/75ML (2 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001325	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 25 MG/12.5ML (2 MG/ML)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002115	Cytarabine	Cytarabine For Inj 1 GM	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102040	Gemcitabine HCl	Gemcitabine HCl Inj 1 GM/26.3ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300054002025	Folotyn	Pralatrexate IV Inj 40 MG/2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21352020002120	Blincyto	Blinatumomab For IV Infusion 35 MCG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402430000120	Xtandi	Enzalutamide Cap 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106410	Lupron Depot	Leuprolide Acetate For Inj Kit 7.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010256450	Lupron Depot	Leuprolide Acetate (6 Month) For Inj Kit 45 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000115	Pomalyst	Pomalidomide Cap 2 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002040	DOCEtaxel	Docetaxel Soln for IV Infusion 80 MG/8ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500012201920	Abraxane	Paclitaxel Protein-Bound Particles For IV Susp 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000130	Ibrance	Palbociclib Cap 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532025100120	Tafinlar	Dabrafenib Mesylate Cap 50 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007320	Afinitor Disperz	Everolimus Tab for Oral Susp 3 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300140	Sutent	Sunitinib Malate Cap 50 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534012000320	Bosulif	Bosutinib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000320	Sprycel	Dasatinib Tab 20 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100360	Tarceva	Erlotinib HCl Tab 150 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534054208240	Lenvima 14 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 & 4 MG (14 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21536015002120	Velcade	Bortezomib For Inj 3.5 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21538040000330	Zydelig	Idelalisib Tab 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700020002105	Dacarbazine	Dacarbazine For Inj 100 MG	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

           Antineoplastics  21500012001350  Onxol  Paclitaxel IV Cone 300 MG/50Ml (6MG/Ml)    15.50%  Antineoplastics  21100020002025  Cl5p!atin  Cisplatln lnj 100 MG/100Ml{1MG/Ml)    15.50%  Antineop!astics  21500020102005  VinCRIStine Sulfate  Vincristine Sulfate IV Sofn 1 MG/Ml      Antineop!astics  21534065200330  Tagris.so  Oslmertinib Mesylate Tab 80 MG (Base Equivalent)    15.50%15.50%  Antineop!ast!cs  21536045100120  Ninlaro  lxazomib Citrate Cap 2.3 MG (Base Equivalent)    15.50%  Antineop!astics  21500005002080  DOCEtaxel {Non-Alcohol)  Docetaxel (Non-Alcohol Formula) IV 5o!n 160 MG/8ML    15.50%  Antineop!astics  21470080000360  Venclexta  Venetoclax Tab 100 MG    15.50%  Antineoplastics  21755050102020  Levoleucovorin calcium  Levoleucovorin calcium lnj 175 MG/17.5Ml (Base Equiv)    15.50%  Antineoplastfcs  21755040102160  Leucovorin calcium  Leucovorln calclum For lnj 350 MG    15.50%  Antlneop!astics  21755040102120  Leucovorin Calcium  Leucovorin Calcium For lnj SO MG    15.50";{;  Antineoplastics  21100015002035  CARBOplatin  carboplatin IV Soln 150 MG/15Ml    15.50%  Antineop!ast!cs  21353027002020  Darzalex  Daratumumab N Soln 100 MG/SML    15.50%  Antineop!ast!cs  21536045100130  Ninlaro  lxazom!b Citrate Cap 3 MG {Base Equivalent)    15.50%  Antineop!astics  21500005002070  DOCEtaxel {Non-Alcohol)  Docetaxel (Non-Alcohol Formula) IV Soln 20 MG/Ml    15.50%  Antineoplastics  21101040102115  Evomela  Melphalan HCl For lnj SO MG {Propylene Glycol {PG) Free)    15.50%  Antineoplastics  21534013100340  cabometyx  cabozantinib S-Malate Tab 60 MG (Base Equivalent)    15.50%  Antineop!astics  21107075002140  Yondells  Trabectedin For lnJ 1 MG    15.50%  Antineop!ast!cs  21200010102115  Bleomycin Sulfate  Bleomycin Sulfate For lnj 30 Unit    15.50%  Antineop!astics  21500012001335  PACLltaxel  Paclitaxel IV Cone 100 MG/16.7Ml {6 MG/ML)    15.50%  Antineoplastics  21534065200320  Tagris.so  Osimertinib Mesylate Tab 40 MG {Base Equivalent)    15.50%  Antineoplastics  21353047002020  lartruvo  Olaratumab Sofn for 1V Infusion 500 MG/50ML {10 MG/ML)    15.50%  ANT1NEOPLASTICS AND ADJUNCTIVE THERAPIES  21100009102010  Treanda  Bendamustine HCl IVSo!n 45 MG/0.5ML (90 MG/ML)    16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21100028002120  Oxaliplatin  Oxalip!atin For IV Jnj 50 MG    30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101025002025  lfosfamide  lfosfam!de IV lnj 1 GM/20Ml {SO MG/Ml)    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21102020000110  CeeNU  Lomustine Cap 10 MG    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200030102210  DAUNOrubicin HCI  Daunorubicin Hd lnj 5 MG/Ml(Base Equiv)    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200042102040  Epirubicin HCI  Epirublcin HCI lnj 150 MG/75ML {2 MG/ML)    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200055001325  Mitoxantrone HCI  Mitoxantrone HCI lnj Cone 25 MG/12.5Ml (2 MG/ML)    15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010002115  Cytarablne  Cytarabine For tnj 1 GM    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300034102040  Gemc!tabine HCI  Gemcitabine HC! lnj 1 GM/26.3ML {38 MG/ML) {Base Equiv)    30.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300054002025  Folotyn  Pralatrexate IV lnj 40 MG/2Ml    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21352020002120  Blincyto  Btrnatumomab For IV Infusion 35 MCG    16.00%  ANTJNEOPLASTJCS AND ADJUNCTIVE THERAPIES  21402430000120  Xtandl  Enzalutamide Cap 40 MG    16.00%  ANTINEOP1A5TICS ANO ADJUNCTIVE THERAPIES  21405010106410  Lupron Depot  Leuprolide Acetate For Jnj Kit 7.5 MG    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010256450  Lupron Depot  Leuprolide Acetate (6 Month) For lnj Kit 45 MG    16.00%  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  21450080000115  Pomalyst  Pomalidomide Cap 2MG    18.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005002040  DOCEtaxel  Oocetaxel Soln for IV Infusion 80 MG/BML    35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500012201920  Abraxane  Paclitaxel Protein-Bound Particles For IV Susp 100 MG    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531060000130  lbrance  Palbocidib Cap 100 MG    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2153202S100120  Tafinlar  Dabrafenib Mesylate Cap 50 MG (Base Equivalent)    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21532530007320  Afinitor Dlsperz  Everolimus Tab for OralSusp 3 MG    16.00%  ANTINEOPLA5TICS ANO ADJUNCTIVE THERAPIES  21533070300140  Sutent  Sunitinib Malate Cap 50 MG {Base Equivalent)    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534012000320  Bosulif  Bosutinib Tab 100 MG    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534020000320  Sprycel  Dasatinlb Tab 20 MG    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534025100360  Tarceva  Erlotinib HC!Tab 150 MG {Base Equivalent)    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2153405420B240  Lenvima 14 MG Daily Do  Lenvatinib Cap Therapy Pack 10 & 4 MG (14 MG Dalfy Dose) ,,1\STt ... ·s,    16.00%  ANTINEOPlAST/CS AND ADJUNCTIVE THERAPIES  21536015002120  Vekade  Bortezomib For lnJ 3,5 MG c-.1' ...,-_.!:"''--,...;;,:;.,._,,:'-/-'\.    16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21538040000330  Zydefig  ldelalisib Tab 150 MG ,..,,r- "'i_,_'-':. \\f 'I' f c(' .    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700020002105  Dacarbazine  Dacarbaz!ne For lnj 100 MG._) \\"    16.00%  ':,,.  fVrjniero0.;,V m0j.  ,u,•/J- n  ..,  .  1\\ .  •J ?)',

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202135	Intron A	Interferon Alfa-2B For Inj 18000000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206420	Sylatron	Peginterferon alfa-2b For Inj Kit 300 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040100325	Leucovorin Calcium	Leucovorin Calcium Tab 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21764065002140	Elitek	Rasburicase For IV Soln 7.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100020002030	CISplatin	Cisplatin Inj 200 MG/200ML (1 MG/ML)	20.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002125	Cyclophosphamide	Cyclophosphamide For Inj 1 GM	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101040102110	Alkeran	Melphalan HCl For Inj 50 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030052210	DaunoXome	Daunorubicin Citrate Liposome Inj 2 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102025	Epirubicin HCl	Epirubicin HCl Inj 10 MG/5ML (2 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102035	Idamycin PFS	Idarubicin HCl IV Inj 20 MG/20ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002105	Cytarabine	Cytarabine For Inj 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002025	Fluorouracil	Fluorouracil Inj 1 GM/20ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300053102120	Alimta	Pemetrexed Disodium For IV Soln 500 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335070002020	Cyramza	Ramucirumab IV Soln 100 MG/10ML (For Infusion)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353043002025	Gazyva	Obinutuzumab Soln for IV Infusion 1000 MG/40ML (25 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353054002020	Perjeta	Pertuzumab Soln for IV Infusion 420 MG/14ML (30 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402250000320	Lysodren	Mitotane Tab 500 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405007106450	Vantas	Histrelin Acetate Implant Kit 50 MG	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010206435	Eligard	Leuprolide Acetate (4 Month) For Subcutaneous Inj Kit 30 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102030	Treanda	Bendamustine HCl IV Soln 180 MG/2ML (90 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002130	Oxaliplatin	Oxaliplatin For IV Inj 100 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002030	Ifosfamide	Ifosfamide IV Inj 3 GM/60ML (50 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000115	CeeNU	Lomustine Cap 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102010	Adriamycin	Doxorubicin HCl Inj 2 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102045	Ellence	Epirubicin HCl IV Soln 200 MG/100ML (2 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001330	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 30 MG/15ML (2 MG/ML)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002120	Cytarabine	Cytarabine For Inj 2 GM	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102060	Gemcitabine HCl	Gemcitabine HCl Inj 2 GM/52.6ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300060000305	Tabloid	Thioguanine Tab 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353010002040	Campath	Alemtuzumab IV Inj 30 MG/ML (For Infusion)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353050002025	Vectibix	Panitumumab IV Soln 100 MG/5ML	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353070002120	Herceptin	Trastuzumab For IV Soln 440 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21403020100105	Emcyt	Estramustine Phosphate Sodium Cap 140 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106415	Eligard	Leuprolide Acetate For Subcutaneous Inj Kit 7.5 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100010000305	Myleran	Busulfan Tab 2 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020000310	Cyclophosphamide	Cyclophosphamide Tab 50 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101030102105	Mustargen	Mechlorethamine HCl For Inj 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070002120	Temodar	Temozolomide For IV Soln 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102115	Adriamycin	Doxorubicin HCl For Inj 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102025	Idamycin PFS	Idarubicin HCl IV Inj 5 MG/5ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21250060002020	Oncaspar	Pegaspargase Inj 750 Unit/ML	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025102020	Fludarabine Phosphate	Fludarabine Phosphate Inj 25 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300052002020	Arranon	Nelarabine IV Soln 5 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335020002025	Avastin	Bevacizumab IV Soln 100 MG/4ML (For Infusion)	15.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353032002020	Yervoy	Ipilimumab Soln for IV Infusion 50 MG/10ML (5 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353053002030	Keytruda	Pembrolizumab IV Soln 100 MG/4ML (25 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21355070302130	Kadcyla	Ado-Trastuzumab Emtansine For IV Soln 160 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405005102310	Zoladex	Goserelin Acetate Implant 3.6 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010156432	Eligard	Leuprolide Acetate (3 Month) For Subcutaneous Inj Kit 22.5MG	25.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
9 - 052

                   ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700060202135  Jntron A  Interferon Alfa-2B For lnj 18000000 Unit  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700075206420  Sylatron  Peginterferon alfa-2b For lnj Kit 300 MCG  16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21755040100325  leucovorin Calcium  leucovorin Calcium Tab 10 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21764065002140  Elitek  Rasbur!case For IV Solo 7.5 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21100020002030  C/Splatin  Cisplatin lnj 200 MG/200ML (1 MG/ML}  20.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21101020002125  Cydophosphamide  Cydophosphamide For lnj 1 GM  32.30¾  ANTlNEOPlASTICSAND ADJUNCTIVE THERAPIES  21101040102110  Alkeran  Melphalan HCI For lnj SO MG (Base Equiv)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200030052210  DaunoXome  Daunorub!cin Citrate Uposome lnj 2 MG/Ml  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200042102025  Epirubicin HCI  Ep!rub!cln HCI lnj 10 MG/5Ml (2 MG/Ml)  16.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21200045102035  ldamycin PFS  tdarublcin HCI IV lnj 20 MG/20ML{1MG/ML)  16.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  2130001000210S  Cytarabine  Cytarabine For lnj 100 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300030002025  Fluorourac!I  F!uorouracll lnj 1 GM/20ML (SO MG/ML)  16.25%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21300053102120  Allmta  Pemetrexed Disodfum For IV Soln 500 MG (Base Equiv)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21335070002020  Cyramza  Ramucirumab IV Soln 100 MG/10Ml {For Infusion)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353043002025  Gazyva  Obinutuzumab Solo for IV Infusion 1000 MG/40Ml (25 MG/ML)  16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21353054002020  Perjeta  Pertuzumab So!n for IV lnfuslon 420 MG/14Ml (30 MG/ML)  16.00%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21402250000320  Lysodren  Mltotane Tab 500 MG  16.00%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21405007106450  Vantas  Histrelin Acetate Implant Kit 50 MG  15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010206435  Ellgard  Leupro!ideAcetate(4 Month) For Subcutaneous lnj Kit 30 MG  25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21100009102030  Treanda  Bendamustine HCI IV Solo 180 MG/2Ml (90 MG/ML)  16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21100028002130  Oxaliplatin  Oxalip!atln For IV lnj 100 MG  30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101025002030  lfosfamide  lfosfamide IV lnj 3 GM/GOML {50 MG/Ml)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102020000115  CeeNU  Lomustlne cap 40 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200040102010  Adriamycin  Doxorublcin HCI lnj 2 MG/Ml  16.00%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21200042102045  Ellence  Ep!rubicin HCI IV Soln 200 MG/lOOML (2 MG/ML)  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200055001330  Mitoxantrone HCI  Mitoxantrone HCI lnj Cone 30 MG/15ML {2MG/ML)  15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010002120  Cytarabine  Cytarablne For lnj 2 GM  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300034102060  Gemcitablne HC\  Gemcltabine HCI lnj 2 GM/52.6Ml {38 MG/ML) (Base Equiv}  30.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300060000305  Tabloid  Thioguanine Tab 40 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21353010002040  campath  Alemtuzumab IV lnj 30 MG/ML(For Infusion)  16.00%  ANTINEOPLASTICSANDADJUNCTIVE THERAPIES  21353050002025  Vectibix  Panitumumab IVSo!n 100 MG/5Ml  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353070002120  Herceptin  Trastuzumab For IV Soln 440 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21403020100105  Emcyt  Estramustine Phosphate Sodium cap 140 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010106415  E!fgard  LeuprolideAcetate For Subcutaneous lnj Kit7.5 MG  25.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21100010000305  Myleran  Busulfan Tab 2 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101020000310  Cyc!ophosphamide  Cyclophosphamlde Tab SO MG  32.30%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21101030102105  Mustargen  Mechlorethamine HCI For lnj 10 MG  16.00%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21104070002120  Temodar  Temozo!omide For IV So!n 100 MG  16.00%  ANTINEOPLASTICS ANO ADJUNCTIVE THERAPIES  21200040102115  Adriamycin  Doxorubicin HCI For lnj 50 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200045102025  ldamycin PFS  ldarublcin HCIIV lnj 5 MG/SML {1 MG/Ml)  16.00%  ANTINEOPLASTICS ANO ADJUNCTIVE THERAPIES  21250060002020  Oncaspar  Pegaspargase lnj 750 Unit/ML  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300025102020  Fludarabine Phosphate  Fludarab!ne Phosphate lnj 25 MG/ML  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300052002020  Arranon  Ne!arabine IV Soln 5 MG/ML  16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21335020002025  Avastin  Bevacizumab IV So!n 100 MG/4ML (For Infusion)  15.50%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21353032002020  Yervoy  lpiHmumab Soln for IV Infusion 50 MG/10ML {5 MG/ML)  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353053002030  Keytruda  Pembrolizumab IVSoln 100 MG/4ML {25 MG/Ml)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21355070302130  Kadcyla  Ado Trastuzumab Emtans!ne For IV Soln 160 MG -:' _\\S CR;-.:i;.- ...,,  16.00%  ANTINEOPLASTICS ANO ADJUNCTIVE THERAPIES  21405005102310  Zoladex  Goserelin Acetate lmp!ant3.6 MG <;-,J\ ·_..... .::-•...-, "' /f'-\ "\  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010156432  Ellgard  leuprolfdeAcetate {3 Month) For Subcutaneous lnj Kit 22.5MG YF '\_'\·1.,  25.00%  l  ..,  ff C  , '·  0  0  i ntrat N,  () '  "  y 9.  urnero ; Ill '.  to·- 052  i  ,,  \\(\ ,)\ \  ,/l9  r·,,.. "''  0'Yo "=,"';.",'.7,0  (

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100015002120	CARBOplatin	Carboplatin IV For Inj 150 MG	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002120	Cyclophosphamide	Cyclophosphamide For Inj 500 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101040000305	Alkeran	Melphalan Tab 2 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200020002105	Cosmegen	Dactinomycin For Inj 0.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040402210	Doxil	Doxorubicin HCl Liposomal Inj (For IV Infusion) 2 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102030	Idamycin PFS	Idarubicin HCl IV Inj 10 MG/10ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300007002010	Cladribine	Cladribine Inj 1 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025102120	Fludara	Fludarabine Phosphate For Inj 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300053102110	Alimta	Pemetrexed Disodium For IV Soln 100 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335020002030	Avastin	Bevacizumab IV Soln 400 MG/16ML (For infusion)	15.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353032002040	Yervoy	Ipilimumab Soln for IV Infusion 200 MG/40ML (5 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353053002120	Keytruda	Pembrolizumab For IV Soln 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21370070000120	Erivedge	Vismodegib Cap 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405005102330	Zoladex	Goserelin Acetate Implant 10.8 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010206430	Lupron Depot	Leuprolide Acetate (4 Month) For Inj Kit 30 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000147	Temodar	Temozolomide Cap 180 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000135	Thalomid	Thalidomide Cap 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102140	Gemcitabine HCl	Gemcitabine HCl For Inj 1 GM	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21406010200320	Zytiga	Abiraterone Acetate Tab 250 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001325	DOCEtaxel	Docetaxel For Inj Conc 80 MG/2ML (40 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500011002140	Ixempra Kit	Ixabepilone For IV Infusion 45 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500050802025	Navelbine	Vinorelbine Tartrate Inj 50 MG/5ML (10 MG/ML) (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531560002120	Istodax	Romidepsin For IV Inj 10 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000330	Afinitor	Everolimus Tab 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300130	Sutent	Sunitinib Malate Cap 25 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534008000320	Inlyta	Axitinib Tab 1 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534015000120	Xalkori	Crizotinib Cap 200 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100320	Tarceva	Erlotinib HCl Tab 25 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534054208220	Lenvima 10 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 MG (10 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534075100340	Iclusig	Ponatinib HCl Tab 45 MG (Base Equiv)	22.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200335	Jakafi	Ruxolitinib Phosphate Tab 25 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700008102020	Trisenox	Arsenic Trioxide Inj 10 MG/10ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202030	Intron-A	Interferon Alfa-2B Inj 10000000 Unit/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060702020	Actimmune	Interferon Gamma-1B Inj 100 MCG/0.5ML (2000000 Unit/0.5ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21707070102140	Photofrin	Porfimer Sodium For Inj 75 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21758050002010	Mesna	Mesna Inj 100 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405525102120	Firmagon	Degarelix Acetate For Inj 80 MG (Base Equiv)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001317	DOCEtaxel	Docetaxel For Inj Conc 160 MG/8ML (20 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010602120	Etopophos	Etoposide Phosphate IV For Inj 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500030102105	VinBLAStine Sulfate	Vinblastine Sulfate For Inj 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100130	Farydak	Panobinostat Lactate Cap 15 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000320	Afinitor	Everolimus Tab 5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533060400320	NexAVAR	Sorafenib Tosylate Tab 200 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100330	Gilotrif	Afatinib Dimaleate Tab 30 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106480	Cometriq (140 mg Daily D	Cabozantinib S-Mal Cap 1 X 80 MG & 3 X 20 MG (140 Dose) Kit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000360	Sprycel	Dasatinib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534035100340	Gleevec	Imatinib Mesylate Tab 400 MG (Base Equivalent)	17.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534070100320	Votrient	Pazopanib HCl Tab 200 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200325	Jakafi	Ruxolitinib Phosphate Tab 15 MG (Base Equivalent)	15.25%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                 I  Am1NEOPLASTJCS AND ADJUNCTIVE THERAPIES  21100015002120  CARBOplatin  Carboplatin IV For lnj 150 MG    16.25%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21101020002120  Cydophosphamide  Cyclophosphamide For lnj 500 MG    32.30%    ANT1NEOPlAST!CS AND ADJUNCTIVE THERAPIES  21101040000305  Alkeran  Melphalan Tab 2 MG    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200020002105  Cosmegen  Dactinomycin For lnj 0.5 MG    16.00%    ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21200040402210  Doxil  Doxorublcin HCI Liposomal lnj {For IV Infusion) 2 MG/ML    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200045102030  ldamycin PFS  \darubicin HCI JV lnj 10 MG/10ML (1 MG/ML}    16.00%    ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21300007002010  Cladribine  dadribine lnJ 1 MG/ML    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300025102120  Fludara  F!udarabine Phosphate For lnj so MG    16.00%    ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21300053102110  Alimta  Pemetrexed Disodlum For JV Soln 100 MG (Base Equiv)    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21335020002030  Avastin  Bevacizumab JV Sotn 400 MG/16ML {For Infusion)    15.50¼    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353032002040  Yervoy  lpilimumab Soln for IV Infusion 200 MG/40ML (5 MG/Ml)    16.75%    ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21353053002120  Keytruda  Pembrolizumab For IVSoln 50 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21370070000120  Erivedge  Vismodegib Cap 150 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405005102330  Zoladex  Goserel!n Acetate Implant 10.8 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2140S010206430  lupron Depot  leuprolldeAcetate(4 Month) For lnj Kit 30 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000147  Temodar  Temozolomide Cap 180 MG    35.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99392070000135  Tha!omid  Thalidomide Cap 150 MG    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300034102140  Gemcitabine HO  Gemcitabine HCI For lnj 1 GM    30.00%    ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21406010200320  Zytiga  Abiraterone Acetate Tab 250 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005001325  DOCEtaxel  Docetaxel For lnj Cone 80 MG/2Ml (40 MG/ML)    35.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500011002140  lxempra Kit  lxabepilone For IV Infusion 45 MG    16.75%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500050802025  Nave\b!ne  Vinore!blne Tartrate lnj 50 MG/SML (10 MG/ML) (Base Equiv)    16.00¼    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531S60002120  lstodax  Romldepsln For IVlnj10 MG    16.75%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21532530000330  Afinltor  Evero11mus Tab 10 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21533070300130  Sutent  Sunitinlb Ma\ate Cap 25 MG (Base Equivalent)    16.00%    ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21534008000320  lnlyta  Axitinib Tab 1 MG    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534015000120  Xalkorl  Crizotinib Cap 200 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534025100320  Tarceva  Erlotinib HCI Tab 25 MG (Base Equivalent)    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  215340S420B220  Lenvlma 10 MG Daily Do  Lenvatlnib Qlp Therapy Pack 10 MG {10 MG Dally Dose)    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534075100340 lcluslg    Ponatinib HCI Tab 45 MG {Base Equiv}    22.75%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21537560200335  Jakafi  Ruxolitinib Phosphate Tab 25 MG {Base Equivalent}    15.25%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700008102020  Trlsenox  Arsenlc Trioxide lnj 10 MG/10Ml (1MG/ML)    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060202030  lntron-A  Interferon Alfa-2B lnj 10000000 Unit/ML    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060702020  Actimmune  Interferon Gamma-18 lnj 100 MCG/0.5Ml {2000000 Unit/0.SML)    16.75%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21707070102140  Photofrin  Porfimer Sodium For lnj 75 MG    16.00%    ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21758050002010  Mesna  Mesna lnj 100 MG/ML    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405525102120  Firmagon  Degarelix.Acetate For lnj 80 MG (Base Equiv)    15.75%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005001317  DOCEtaxel  Docetaxel For lnj Cone 160 MG/8ML (20 MG/Ml)    35.00%    ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21500010602120  Etopophos  Etoposide Phosphate JV For lnj 100 MG    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2150003010210S  VinBLA5tine Sulfate  Vinb!astine Sulfate For lnj 10 MG    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531550100130  Farydak  Panoblnostat lactate Cap 15 MG (Base Equivalent)    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21532530000320  Aflnitor  Everolimus Tab 5 MG    16.00¾    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21533060400320  NexAVAR  Sorafenib Tosylate Tab 200 MG (Base Equivalent)    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534006100330  Gilotrif  Afatinlb Dimaleate Tab 30 MG (Base Equivalent)    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534013106480  Cometrlq {140 mg Daily  Cabozantinib S·Mal Qlp lX 80 MG & 3 X 20 MG (140 Dose} Kit    16.00%    ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000360  Sprycel  Dasatinib Tab 100 MG    16.00%    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534035100340  Gleevec  lmatinib Mesylate Tab 400 MG {Base Equivalent} P ·\S-11-..)/,    17.25%,.,-,"    ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  2153407010032021537560200325  Votrient Jakafi  Pazopanib HCI Tab 200 MG {Base Equiv) .'7 ,.J..... "Ruxo!itinib Phosphate Tab 15 MG {Base Equivalent) l <J /7    -._-1,, \ 16.00%1s.2s%    •. , ., ....        ''l'f[-..',\\)) \ IJ 5 2(.                    \\\ ()  rt ,  0  Qv,,y =,s:9 ',  OsDE::J•·  (

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080100140	Hycamtin	Topotecan HCl Cap 1 MG (Base Equiv)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700050100105	Matulane	Procarbazine HCl Cap 50 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206470	Intron-A	Interferon Alfa-2B Inj Kit 10000000 Unit/0.2ML		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206470	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 600 MCG		16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755050102120	Fusilev	Levoleucovorin Calcium For IV Inj 50 MG (Base Equiv)		16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201920	Trelstar Depot	Triptorelin Pamoate For IM Susp 3.75 MG		22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000120	Pomalyst	Pomalidomide Cap 3 MG		18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002050	DOCEtaxel	Docetaxel Soln for IV Infusion 160 MG/16ML		35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500015002020	Teniposide	Teniposide IV Soln 10 MG/ML		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000140	Ibrance	Palbociclib Cap 125 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532025100130	Tafinlar	Dabrafenib Mesylate Cap 75 MG (Base Equivalent)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007340	Afinitor Disperz	Everolimus Tab for Oral Susp 5 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533570100310	Mekinist	Trametinib Dimethyl Sulfoxide Tab 0.5 MG (Base Equivalent)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534012000340	Bosulif	Bosutinib Tab 500 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000340	Sprycel	Dasatinib Tab 50 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534030000320	Iressa	Gefitinib Tab 250 MG		15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	2153405420B250	Lenvima 24 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 (2) & 4 MG (24 MG Daily Dose)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21536025002120	Kyprolis	Carfilzomib For Inj 60 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102035	Camptosar	Irinotecan HCl Inj 300 MG/15ML (20 MG/ML)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700024002020	Ontak	Denileukin Diftitox IV Soln 150 MCG/ML		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202160	Intron A	Interferon Alfa-2B For Inj 50000000 Unit		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206430	Sylatron	Peginterferon alfa-2b For Inj Kit 600 MCG		16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040100335	Leucovorin Calcium	Leucovorin Calcium Tab 15 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21765060002120	Kepivance	Palifermin For IV Inj 6.25 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405525102130	Firmagon	Degarelix Acetate For Inj 120 MG (Base Equiv)		15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001320	DOCEtaxel	Docetaxel For Inj Conc 20 MG/0.5ML (40 MG/ML)		35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500011002120	Ixempra Kit	Ixabepilone For IV Infusion 15 MG		16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500050802020	Navelbine	Vinorelbine Tartrate Inj 10 MG/ML (Base Equiv)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100140	Farydak	Panobinostat Lactate Cap 20 MG (Base Equivalent)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000325	Afinitor	Everolimus Tab 7.5 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300120	Sutent	Sunitinib Malate Cap 12.5 MG (Base Equivalent)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100340	Gilotrif	Afatinib Dimaleate Tab 40 MG (Base Equivalent)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534014000130	Zykadia	Ceritinib Cap 150 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000380	Sprycel	Dasatinib Tab 140 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534050100320	Tykerb	Lapatinib Ditosylate Tab 250 MG (Base Equiv)		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534075100320	Iclusig	Ponatinib HCl Tab 15 MG (Base Equiv)		22.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200330	Jakafi	Ruxolitinib Phosphate Tab 20 MG (Base Equivalent)		15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080102020	Topotecan HCl	Topotecan HCl Inj 4 MG/4ML (Base Equiv) (For Infusion)		17.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202022	Intron-A	Interferon Alfa-2B Inj 6000000 Unit/ML		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060302020	Alferon N	Interferon Alfa-n3 Inj 5000000 Unit/ML		15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21703020002120	Proleukin	Aldesleukin For IV Soln 22000000 Unit		16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21758050000320	Mesnex	Mesna Tab 400 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102120	Treanda	Bendamustine HCl For IV Soln 100 MG		16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020000305	Cyclophosphamide	Cyclophosphamide Tab 25 MG		32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002130	Ifex	Ifosfamide For Inj 3 GM		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102030002105	Zanosar	Streptozocin For Inj 1 GM		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102110	Adriamycin	Doxorubicin HCl For Inj 20 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102170	Epirubicin HCl	Epirubicin HCl For Inj 200 MG		16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025100320	Oforta	Fludarabine Phosphate Tab 10 MG		15.75%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                                     ¾  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTlNEOPLASTlCS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANT/NEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPtASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND-ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTJNEOPlASTJCS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLAST/CS AND ADJUNCTIVE THERAPIES  .'t,,.,,  --  -""'""'''-  21550080100140 Hycamtin21700050100105 Matulane21700060206470 lntron-A21700075206470 Syfatron21755050102120 Fusilev21405050201920 Trelstar Depot21450080000120 Poma!yst21500005002050 DOCEtaxel21500015002020 Teniposide21531060000140 lbrance  21532025100130 Tafin\ar21532530007340 Afinitor Disperz21533570100310 Mekinlst21534012000340 Bosullf  Topotecan HCI Cap 1 MG {Base Equiv) Procarbazine HCI Cap SO MGInterferon Alfa-2B lnJ Kit 10000000 Unit/0,2ML Peglnterferon alfa-2b For lnj Kit 4 X 600 MCG Levoleucovorln Calcium For IV lnj 50 MG {Base Equiv)Triptorelin Pamoate For IM Susp 3.75 MG Pomaffdomide Cap 3 MGDocetaxel Solo for IV Infusion 160 MG/16ML TeniposJde IVSoln 10 MG/MLPalboc!dib Cap 125 MGDabrafenib Mesylate Cap 75 MG (Base Equivalent) Evero!imus Tab for Oral Susp 5 MGTrametin"1b Dimethyl Sulfoxide Tab 0.5 MG (Base Equivalent)Bosutinib Tab 500 MG  21534020000340 Sprycel21534030000320 lressa  Dasatinib Tab 50 MG Gefitinib Tab 250 MG  21534054208250 Lenvima 24 MG Daily Do lenvatin·1b c.ap Therapy Pack 10 (2) & 4 MG {24 MG Daily Dose)  Carfifzomib For lnj 60 MG  frinotecan HCI lnj 300 MG/15Ml (20 MG/ML)  Deni!eukln Diftitox JV Soln 150 MCG/ML Interferon Alfa-2B For lnj 50000000 Unit  Peginterferon alfa-2b For lnj Kit 600 MCG  Leucovorln Calcium Tab 15 MG Pafifermln For JV In] 6.25 MG  DegarelixAcetate For lnj 120 MG (Base Equiv) Docetaxel for lnj Cone 20 MG/0.SML (40 MG/ML)  Jxabepilone For IV Infusion 15 MG  Vinorelblne Tartrate lnj 10 MG/ML {Base Equiv} Panoblnostat Lactate Cap 20 MG (Base Equivalent)  21536025002120 Kyprolis21550040102035 Camptosar21700024002020 Ontak21700060202160 lntron A21700075206430 Sylatron21755040100335 Leucovorin Calcium21765060002120 Kepivance21405525102130 Firmagon21500005001320 DOCEtaxel21500011002120 lxempra Kit21500050802020 Navelbine21531550100140 Farydak21532530000325 Afinitor21533070300120 Sutent21534006100340 Gilotrif21534014000130 Zykadla21534020000380 Sprycel21534050100320 Tykerb21534075100320 lclusig21537560200330 Jakafi21550080102020 Topotecan HCI21700060202022 lntron-A21700060302020 Alferon N21703020002120 Profeukin21758050000320 Mesnex21100009102120 Treanda21101020000305 Cyclophosphamide21101025002130 lfex21102030002105 Zanosar21200040102110 Adriamycin21200042102170 Epirubicin HCI  EverolimusTab 7.5 MGSunitinib Malate Cap 12.5 MG {Base Equivalent)  Afatinib Dima!eate Tab 40 MG {Base Equivalent) Cerltinib Cap 150 MGDasatlnlb Tab 140 MGlapatlnfb Ditosy!ate Tab 250 MG {Base Equiv) Ponatlnlb HCI Tab 15 MG {Base Equiv)Ruxo!itinib Phosphate Tab 20 MG (Base Equivalent) Topotecan HCl lnj 4 MG/4Ml{Base Equiv} {For Infusion}  Interferon Alfa-2B fnj 6000000 Unit/ML Interferon Alfa-n3 Jnj 5000000 Unit/ML  A!des!eukin For IV Soln 22000000 Unit Mesna Tab 400 MGBendamustine HCI For IV Soln 100 MG  Cyclophosphamide Tab 25 MG  lfosfamlde For lnj 3 GM Streptozocin For tnj 1 GM Doxorubicin HCJ For lnj 20 MG  21300025100320 Oforta  EplrubiclnHCI ForlnJ 200 MG Fludarabine Phosphate Tab 10MG  16.00%16.00"/416.00%16.75%16.75%22.50%18.25%3S.00%16.00%16.00%16.00"/416.00%16.00"/416.00%  (  16.00%15.25%    .,,,,. , ?TRA, "-J ·I• .._,- , .,, , ,"'{\,  s.' V  16.00%16.00%16.00%16.00%16.00%16.75%16.00%16.CJO%15.75%35,00%16.75%16.00¾16.00%16.00%16.00%16.00%16.00%16.00%16.00%22.75%15.25%17.00%16.00%15.75%16.75%16.00%16.75%32.30%16.00%16.00%16.00%16.00%  I ( ',,Y.;v ll-  \\'.J S.75%

                     Q,  l  '(IICont1-810  Numero ; (it\  -9-(lr •  (j) •- . ., 2  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21300040001830  Purixan  Mercaptopurine Susp 2000 MG/lOOMl (20 MG/Ml)      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21335010102030  Zaltrap  Ziv-Aflibercept JV Soln 200 MG/8ML (For Infusion)      16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21353025002025  Erbitux  Cetuximab IV Solo 200 MG/100ML (2 MG/ML)      16.25%    21353050002035  Vectibix  Panitumumab IV Soln 400 MG/20ML      16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIESANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21355070302120  Kadcyla  Ado-Trasrozumab Emtansine For IV So!n 100 MG      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21403530002024  Fastodex  Fufvestrant lnj 250 MG/5ML      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010156430  lupron Depot  leuprolide Acetate {3 Month) For lnj Kit 22.5 MG      16.00%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  21100028002035  Eroxatin  Oxaliplatln IV Soln 200 MG/40ML      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101020002130  Cydophosphamide  Cydophosphamide For In] 2 GM      32.30%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21102010002105  BiCNU  Carmustlne For lnj 100 MG      16.00"1,i  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200030102105  Cerubidine  Daunorubidn HCI For lnj 20 MG      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200042102030  Ellence  Epirublcin HCI IV Soln 50 MG/25Ml{2. MG/ML)      16.00¾  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200055001320  Mitoxantrone HCI  Mltoxantrone HCI lnj Cone 20 MG/10Ml (2 MG/Ml)      15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010002110  Cytarabine  Cytarabine For lnj 500 MG      16.00%  ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  2.1300034102020  Gemdtabine HCI  Gemcltablne HCI tnj 200 MG/5.26Ml {38 MG/ML} {Base Equiv)      30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300054002020  Folotyn  Pralatrexate IV lnj 20 MG/ML      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21335070002.040  Cyramza  Ramucirumab IVSoln 500 MG/50Ml {For Infusion)      16.00%  ANTlNEOPlASTICSAND ADJUNCTIVE THERAPIES  21353045001320  Arzerra  Ofatumumab Cone For IV Infusion 100 MG/5Ml      16.75%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21402420000320  Casodex  Bicalutamide Tab 50 MG      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21100009102110  Treanda  Bendarnustine HCI For IV So!n 25 MG      16.75%  ANTINEOPLA5TICS AND ADJUNCTIVE THERAPIES  21101010000305  Leukeran  Chlorambucil Tab 2 MG      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101025002110  lfex  lfosfamide For lnj 1 GM      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102.020000120  CeeNU  Lomustlne Cap 100 MG      16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21200040102105  Adriamycln  Doxorubicin HCI For lnj 10 MG      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200042102.140  Epirubicin HCI  Ep!rubicin HCI For lnj 50MG      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200080002020  Valstar  Valrub!cln So!n For lntravesical Instillation 40 MG/Ml      16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010301825  DepoCyt  Cytarablne Uposome lnj 50MG/5Ml      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300034102160  Gemcltabine HCI  Gemcitabine HCI For lnj 2 GM      30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21335010102020  Zaltrap  Ziv-Aflibereept IV Soln100 MG/4Ml {For Infusion)      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353025002020  Erbitux  Cetuximab NSoln 100 MG/50Ml (2 MG/ML)      16.25%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21353050002030  Veetibix  Panitumumab lVSoln 200 MG/10ML      16.75%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21355020202120  Adcetris  Brentuximab Vedotin For IV Soln 50 MG      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21403530002022  Fas!odex  Fulvestrant lnj 125 MG/2.5ML      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  214050502.01930  Trelstar LA  Triptorelin Pamoate For IM Susp 11.25 MG      22.50%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000140  Temodar  Temozolomide cap 100 MG      35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  2150000S001310  DOCEtaxel  Docetaxel For lnj Cone 20 MG/Ml      35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  9939207000012.0  Thalomid  Thalidomide Cap 50 MG      16.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000145  Revlimid  leoalidomlde cap 20 MG      16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010256445  Eligard  leuprolideAcetate {6 Month) For Subcutaneous lnJ Kit 45 MG      25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21450080000110  Pomafyst  Pomaltdomlde Cap 1 MG      18.25%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21500005002030  DOCEtaxel  Docetaxel So!n for IV Infusion 20 MG/2ML      3S.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500012001340  PACUtaxel  Paditaxel IV Cone 150 MG/25Ml (6MG/ML)      16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531060000120  lbrance  Palbocidib Cap 75 MG      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531575000120  Zol!nza  Vorlnostat Cap 100 MG      16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21532530007310  Afinitor Disperz  Everol!musTab for Oral Susp 2 MG --      16.00"/2  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21533070300135  Sutent  Sunitinib Malate Cap 37.5 MG {Base Equivalent)      16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534008000340  lnlyta  Axitinlb Tab 5 MG J . o\5 11«.,,,., -...,_      16.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2153401500012521534025100330  Xa\kori Tarceva  Crizotinib Cap 250 MG /' .;.:1:• ..,.0·v'-''·      16.00%16.00%        Erlotln!b HCJ Tab 100 MG (Base Equivalent) .I VF        --·~              \t,.-:-:---:;;<.:?  '  r"'v  : ..•  VA'l --' :v  \0 8 nr;_sr_..  -

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	2153405420B230	Lenvima 20 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 (2) MG (20 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21535560000120	Lynparza	Olaparib Cap 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21538040000320	Zydelig	Idelalisib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700013001940	TheraCys	BCG Live Intravesical For Susp 81 MG/VIAL	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202130	Intron A	Interferon Alfa-2B For Inj 10000000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206410	Sylatron	Peginterferon alfa-2b For Inj Kit 200 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21708220000120	Targretin	Bexarotene Cap 75 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21764065002120	Elitek	Rasburicase For IV Soln 1.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000150	Temodar	Temozolomide Cap 250 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000140	Thalomid	Thalidomide Cap 200 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106407	Leuprolide Acetate	Leuprolide Acetate Inj Kit 5 MG/ML	52.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300015002120	Dacogen	Decitabine For Inj 50 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002025	Etoposide	Etoposide Inj 100MG/5ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002030	Etoposide	Etoposide Inj 500MG/25ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000125	Pomalyst	Pomalidomide Cap 4 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500009202020	Halaven	Eribulin Mesylate Inj 1 MG/2ML (0.5 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500020201820	Marqibo	Vincristine Sulfate Liposome IV Susp 5 MG/31ML (0.16 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531520002120	Beleodaq	Belinostat For IV Inj 500 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532080000320	Zelboraf	Vemurafenib Tab 240 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532570002020	Torisel	Temsirolimus Soln For IV Infusion 25 MG/ML	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533570100330	Mekinist	Trametinib Dimethyl Sulfoxide Tab 2 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106460	Cometriq (60 mg Daily Do	Cabozantinib S-Malate Cap 3 X 20 MG (60 MG Dose) Kit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000350	Sprycel	Dasatinib Tab 70 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534033000120	Imbruvica	Ibrutinib Cap 140 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534060200115	Tasigna	Nilotinib HCl Cap 150 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200310	Jakafi	Ruxolitinib Phosphate Tab 5 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102040	Irinotecan HCl	Irinotecan HCl Inj 500 MG/25ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700040102120	Synribo	Omacetaxine Mepesuccinate For Inj 3.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206450	Intron-A	Interferon Alfa-2B Inj Kit 3000000 Unit/0.2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206450	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 200 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040102030	Leucovorin Calcium	Leucovorin Calcium Inj 10 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000143	Temodar	Temozolomide Cap 140 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001315	DOCEtaxel	Docetaxel For Inj Conc 80 MG/4ML (20 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000130	Thalomid	Thalidomide Cap 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000150	Revlimid	Lenalidomide Cap 25 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002030	Eloxatin	Oxaliplatin IV Soln 100 MG/20ML	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000110	Revlimid	Lenalidomide Caps 2.5 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534085000320	Caprelsa	Vandetanib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102025	Camptosar	Irinotecan HCl Inj 40 MG/2ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080102120	Hycamtin	Topotecan HCl For Inj 4 MG	17.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102110	Gemcitabine HCl	Gemcitabine HCl For Inj 200 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002040	Etoposide	Etoposide Inj 1 GM/50ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102030	Camptosar	Irinotecan HCl Inj 100 MG/5ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21250010402120	Erwinaze	Asparaginase Erwinia Chrysanthemi For Inj 10000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000110	Temodar	Temozolomide Cap 5 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300005000350	Capecitabine	Capecitabine Tab 500 MG	40.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000130	Revlimid	Lenalidomide Cap 10 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002030	Adrucil	Fluorouracil Inj 2.5 GM/50ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000120	Temodar	Temozolomide Cap 20 MG	35.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

               ANTINEOPlAST[CS AND ADJUNCTIVE THERAPIES  2153405420B230  lenvlma 20 MG Daily Do  Lenvatinlb cap Therapy Pack 10 {2) MG (20 MG Dally Dose)            ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21535560000120  lynparza  Olaparib Cap 50 MG          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21538040000320  Zydelig  ldelalisib Tab 100 MG            ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21700013001940  TheraCys  BCG live lntravesicat For Susp 81 MG/VIAL            ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700060202130  lntron A  Interferon Alfa-28 For lnj 10000000 Unit          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700075206410  Sylatron  Peginterferon a!fa-2b For lnj Kit 200 MCG          16.00%  ANTINEOPlAST!CS AND ADJUNCTIVE THERAPIES  21708220000120  Targretin  Bexarotene Cap 75 MG          16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21764065002120  Elitek  Rasburicase For IVSoln 1.5 MG          16,00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000150  Temodar  Temozolomide Cap 250 MG          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  99392070000140  Thalomid  Thalidomide Cap 200 MG          35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21405010106407  Leuprolide Acetate  leuprolide Acetate lnj Kit 5 MG/Ml          16.00%52.25%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300015002120  Dacogen  Dedtab!ne For lnj SO MG          25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500010002025  Etoposide  Etoposlde lnj 100MG/5Ml (20 MG/ML)          27.55%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500010002030  Etoposide  Etoposide lnj 500MG/25ML (20 MG/ML)          27.55%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21450080000125  Pomalyst  Pomalidomide Cap 4 MG            ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21500009202020  Halaven  Erlbutin Mesylate lnj 1 MG/2Ml (0.5 MG/Ml)          16.75%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21500020201820  Marqibo  Vincristine Sulfate Uposome IV Susp 5 MG/31Ml (0.16 MG/ML)          16.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21531520002120  Beleodaq  Belinostat For IV lnj 500 MG          16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21532080000320  Zelboraf  Vemurafenib Tab 240 MG            ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21532570002020  Torisel  Temsiro!imus So!n For IV Infusion 25 MG/Ml          16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21533570100330  Meklnlst  Trametinib Dimethyl Sulfoxide Tab 2MG (Base Equivalent)          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534013106460  Cometriq (60 mg Daily D,  Cabozantlnib S-Ma!ate Cap 3 X 20 MG (60 MG Dose} Kit          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534020000350  Sprycel  Dasatinib Tab 70 MG          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534033000120  lmbruvlca  lbrutinib Cap 140 MG          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534060200115  Taslgna  Nilotinlb HCI Cap 150 MG (Base Equivalent}          16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21537560200310  Jakafi  Ruxolitinib Phosphate Tab 5 MG (Base Equivalent}          15.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21550040102040 lrinotecan HC!    lrinotecan HCI lnj 500 MG/2SML (20 MG/Ml)          30.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21700040102120  Synribo  Omacetaxine Mepesuccinate For lnj 3.5 MG          16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060206450  lntron-A  Interferon Alfa-28 lnj Kit 3000000 Unit/0.2ML          16.00%  ANTINEOPLA5TICS AND ADJUNCTIVE THERAPIES  21700075206450  Sylatron  Peginterferon alfa-2b For lnj Kit 4 X 200 MCG          16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21755040102030  leucovorin calcium  leucovorin Calcium lnJ10 MG/Ml          16.00%  ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21104070000143  Temodar  Temozolomlde cap 140 MG          35.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005001315  OOCEtaxel  Docetaxel For lnj Cone BO MG/4Ml{20 MG/ML)          35.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  99392070000130  Thalomld  Thalidomfde cap 100 MG          16.00%  ANTlNEOPI.ASTICS AND ADJUNCTIVE THERAPIES  99394050000150  Revllmfd  Lenc:11idomide Cap 2S MG          16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21100028002030  Efoxatin  Oxaliplatin IV Soln 100 MG/20Ml          30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000110  Revlimid  Lenafldomide caps 2.5 MG          16.75%  ANTINEOPLASTICS ANO ADJUNCTIVE THERAPIES  21534085000320  Caprelsa  Vandetanib Tab 100 MG          16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21550040102025  Camptosar  lrinotecan HCI lnj 40 MG/2Ml (20 MG/ML)          30.00%  ANTlNEOPLASTICS ANO ADJUNCTIVE THERAPIES  21550080102120  Hycamtin  Topotecan HCIFor lnj 4 MG          17,00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300034102110  Gemcitabine HCt  Gemcitablne HCIFor lnj 200 MG          30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500010002040  Etoposide  Etoposide lnj 1 GM/SOML {20 MG/Ml)          27.55%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21550040102030  Camptosar  lrinotecan HCI lnj 100 MG/SMl (20 MG/ML)          30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21250010402120  Erwinaze  Asparaginase Erwinia Chrysanthemi For lnj 10000 Unit          16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000110  Temodar  Temozolomide Cap 5 MG          35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  213000050003SO  C.apecitablne  CapecitabineTab 500 MG    . , c .:1 r--.      40.00%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  99394050000130  Revlimid  lenalidomlde cap 10 MG    <;S,\' "'  - 1<....'.,....'.\    16.75%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21300030002030  Adrucil  F!uorouracil lnj 2.5 GM/SOML (50 MG/ML)    '(}·.1,.,,-  '<:,Y.,.1..%..,    16.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000120  Temodar  Temozolomide Cap 20 MG  j  ff-  -,    35.00%  iV' 9 ..'."'O·.N( mero 1 '!11\                  , <fl ,-  (I •'> 2 . ,,  ..  J  '  ·--  I \ \\ (.,\  /_0  :--,  ,_c,,v"" -=,--. \v  ",..,o...  c:::; OE sf .... "  ,  ...,.. ,,,,,,, .  (

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002020	Adrucil	Fluorouracil Inj 500 MG/10ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000140	Revlimid	Lenalidomide Cap 15 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002035	Adrucil	Fluorouracil Inj 5 GM/100ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300003001920	AzaCITIDine	Azacitidine For Inj 100 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201940	Trelstar Mixject	Triptorelin Pamoate For IM Susp 22.5 MG	22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500003002020	Jevtana	Cabazitaxel Inj 60 MG/1.5ML (For IV Infusion)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010000120	Etoposide	Etoposide Cap 50 MG	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500030102020	VinBLAStine Sulfate	Vinblastine Sulfate Inj 1 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100120	Farydak	Panobinostat Lactate Cap 10 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000310	Afinitor	Everolimus Tab 2.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533050000320	Stivarga	Regorafenib Tab 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100320	Gilotrif	Afatinib Dimaleate Tab 20 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106470	Cometriq (100 mg Daily D	Cabozantinib S-Mal Cap 1 X 80 MG & 1 X 20 MG (100 Dose) Kit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000354	Sprycel	Dasatinib Tab 80 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534035100320	Gleevec	Imatinib Mesylate Tab 100 MG (Base Equivalent)	17.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534060200125	Tasigna	Nilotinib HCl Cap 200 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200320	Jakafi	Ruxolitinib Phosphate Tab 10 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080100120	Hycamtin	Topotecan HCl Cap 0.25 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700045002120	Nipent	Pentostatin For Inj 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206460	Intron-A	Interferon Alfa-2B Inj Kit 5000000 Unit/0.2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206460	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 300 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040102170	Leucovorin Calcium	Leucovorin Calcium For Inj 500 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002025	Eloxatin	Oxaliplatin IV Soln 50 MG/10ML	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300005000320	Capecitabine	Capecitabine Tab 150 MG	40.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000120	Revlimid	Lenalidomide Cap 5 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534085000340	Caprelsa	Vandetanib Tab 300 MG	16.00%
ANTINEOPLASTICS TOPICALS	90371050204030	Valchlor	Mechlorethamine HCl Gel 0.016% (Base Equivalent)	16.00%
ANTINEOPLASTICS TOPICALS	90376015004020	Panretin	Alitretinoin Gel 0.1%	16.00%
Antiparasitics	13000040000310	Daraprim	Pyrimethamine Tab 25 MG	15.50%
ANTIPARKINSON AGENTS	73203010102020	Apokyn	Apomorphine Hydrochloride Inj 10 MG/ML	15.75%
Antipsychotics	59070070101930	RisperDAL Consta	Risperidone Microspheres For Inj 37.5 MG	15.50%
Antipsychotics	59250015001930	Abilify Maintena	Aripiprazole IM For Extended Release Susp 400 MG	15.50%
Antipsychotics	59070070101920	RisperDAL Consta	Risperidone Microspheres For Inj 25 MG	15.50%
Antipsychotics	59070070101910	RisperDAL Consta	Risperidone Microspheres For Inj 12.5 MG	15.50%
Antipsychotics	59070050101837	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 39 MG/0.25ML	15.50%
Antipsychotics	59070070101940	RisperDAL Consta	Risperidone Microspheres For Inj 50 MG	15.50%
Antipsychotics	59070050101845	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 234 MG/1.5ML	15.50%
Antipsychotics	59070050101838	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 78 MG/0.5ML	15.50%
Antipsychotics	59070050101850	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 273 MG/0.875ML	15.50%
Antipsychotics	59250015001920	Abilify Maintena	Aripiprazole IM For Extended Release Susp 300 MG	15.50%
Antipsychotics	5925001520E430	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 662 MG/2.4ML	15.50%
Antipsychotics	59070050101839	Invega Sustenna	Paliperidone Palmitate IM Extend-Release Susp 117 MG/0.75ML	15.50%
Antipsychotics	59070050101870	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 546 MG/1.75ML	15.50%
Antipsychotics	5925001520E440	Aristada	ARIPIPRAZOLE LAUROXLI IM ER SUSP PREFILLED SYR 882 MG/3.2ML	15.50%
Antipsychotics	59070050101880	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 819 MG/2.625ML	15.50%
Antipsychotics	5925001520E420	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 441 MG/1.6ML	15.50%
Antipsychotics	59070050101840	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 156 MG/ML	15.50%
Antipsychotics	59070050101860	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 410 MG/1.315ML	15.50%
ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101950	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 210 MG (Base Eq)	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                         "v  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300030002020  Adrucil  Fluorouracil lnj 500 MG/lOML {SO MG/ML)    16.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES .    99394050000140  RevHmld  Lenalidomide Cap 1S MG    16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    2130003000203S  Adruci\  Fluorouracil lnj 5 GM/lOOML{SO MG/ML)    16.25%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300003001920  AzaCITIDine  Azacitidine For lnj 100 MG    25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405050201940  Trelstar Mlxject  Triptorelin Pamoate For IM Susp 22.5 MG    22.50%  ANTINEOPl.ASTICS AND ADJUNCTIVE THERAPIES    21500003002020  Jevtana  Cabazitaxel lnj 60 MG/1.SML {For IV Infusion)    16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21500010000120  Etoposide  Etoposide Cap so MG    27.55%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21500030102020  VinBlAStine Sulfate  Vlnblastine Sulfate lnj 1 MG/Ml    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21531550100120  Farydak  Panobinostat lactate cap 10 MG {Base Equivalent)    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21532530000310  Afinitor  Everolimus Tab 2.5 MG    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    215330S0000320  Stivarga  Regorafenib Tab 40 MG    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534006100320  Gilotrif  Afatinib Dimaleate Tab 20 MG (Base Equivalent)    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534013106470  Cometriq {100 mg Daily [  cabozantinib S-Mal Cap 1 X 80 MG & 1 X 20 MG (100 Dose) K!t    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534020000354  Sprycel  Dasatin!b Tab 80 MG    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534035100320  G!eevec  lmatlnib Mesylate Tab 100 MG (Base Equivalent}    17.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534060200125  Taslgna  Nilotinib HCI Cap 200 MG {Base Equivalent)    16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21537560200320  Jakafl  Ruxo!itinib Phosphate Tab 10 MG {Base Equivalent)    15.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21550080100120  Hycamtin  Topotecan HCI Cap 0.25 MG (Base Equiv)    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21700045002120  Nlpent  Pentostatin For lnj 10 MG    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21700060206460  lntron-A  Interferon Alfa-2B lnj Kit5000000 Unlt/0.2Ml    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21700075206460  Sy!atron  Peginterferon alfa-2b For lnj Kit 4 X 300 MCG    16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21755040102170  Leucovorin catcJum  Leucovorin Calcium For lnj 500 MG    16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21100028002025  Eloxatin  Oxa!ip1atln IV Soln 50 MG/10ML    30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300005000320  Capedtabine  Capecitablne Tab 150 MG    40.00%  ANTINEOPLAST\CS AND ADJUNCTIVE THERAPIES    99394050000120  Revlimid  lenalldomlde Cap 5 MG    16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21534085000340  Caprelsa  Vandetanlb Tab 300 MG    16.00%  ANTINEOPLASTICS TOPICAL$    90371050204030  Valchlor  Mech1orethamine HCI Gel 0.016% {Base Equivalent)    16.00%  ANTINEOPlASTICSTOPICALS    90376015004020  Panretin  Alitretinoin Gel 0.1%    16.00%  Antiparasitics    13000040000310  Daraprlm  Pyrimethamine Tab 25 MG    15.50%  ANTIPARKINSON AGENTS    73203010102020  Apokyn  Apomorphine Hydrochloride lnj 10 MG/Ml    15.75%  Antipsychotics    59070070101930  RisperDAl Consta  Rlsperldone Mlcrospheres For lnj 37.5 MG    15.50¼  Antipsychotics    59250015001930  Abilify Maintena  Aripiprazo!e IM For Extended Release Susp 400 MG    15.50%  Antipsychotics    59070070101920  RlsperDAL Consta  Risperidone Microspheres For lnj 25 MG    15.50%  Antlpsychotics    59070070101910  RisperDALConsta  Rlsperidone Microspheres For lnj 12.5 MG    15.50%  Antipsychotics    59070050101837  lnvega Sustenna  Paliperidone Palmitate IM Extended-Release Susp 39 MG/0.25Ml    15.50%  Antipsychotics    59070070101940  RisperDAL Consta  Rlsperidone Microspheres For lnJ SO MG    15.50%  Antipsychotics    59070050101845  lnvega Sustenna  Paliperidone PaImitate IM Extended-Release Susp 234 MG/1.SML    15.50%  Antipsychotics    59070050101838  lnvega Sustenna  Pa[iperidone Palmitate IM Extended-Release Susp 78 MG/0.SML    15.50%  Antipsychotics    59070050101850  lnvega Trinza  Pa!fperidone Palmitate IM Extend-Release Susp 273 MG/0.875Ml    15.50%  Antlpsychotics    59250015001920  Abilify Ma!ntena  Aripiprazo!e IM For Extended Release Susp 300 MG    15.50%  Antipsychotics    5925001520E430  Aristada  ARIPlPRAZOLE l.AUROXtLIM ERSUSP PREFILLED SYR 662 MG/2.4Ml    15.50%  Antipsychotics    590700S0101839  lnvega Sustenna  Paliperidone Pa!mitate 1M Extend-Release Susp 117 MG/0.75Ml    15.50%  Antipsychotics    59070050101870  lnvega Trinza  Pal!peridone Palmitate IM Extend-Release Susp 546 MG/1.75Ml    15.50%  Antipsychotics    5925001520£.440  Aristada  ARlPIPRAZOLE lAUROXU IM ER SUSP PRE.FILLED SYR882 MG/3.2Ml    15.50%  Antipsychotics    59070050101880  lnvega Trlnza  Pallperidone Palmitate IM Extend-Release Susp 819 MG/2.62SML    15.50%  Antipsychotics    5925001520E420  Aristada  ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFlllED SYR 441MG/1.6ML    15.50%  Antipsychotics    59070050101840  lnvega Sustenna  Paliperidone Palmitate IM Extended-Release Susp 156 MG/ML .,.,<, tS fD /.'.i "'-    15.50%  Antipsychotics ANTIPSYCHOTICS/ANTIMANJCAGENTS    5907005010186059157060101950  lnvega Trinza ZyPREXA Relprew  Pallperidone Palmitate IM Extend-Release Susp 410 MG/1.3).S L•,. "i'..--..,,0/anzapine Pamoate For Extended Rel IM Susp 210 MG (Bas' e'." }.1_-:, -'-;,;I<    15.50%16.00"ii  -- -'-""        ' ,Ir Contrato N' ' 0,,; JJsi umero,m(.f:\ - ' () ) _/\-\\  :'    --  C>}_/--  _,// Q  \;  - ·"'0 ""=, ,-;>  ls-..:....,._c---y--:-:=:---e- f>·

ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101970	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 405 MG (Base Eq)	16.00%
ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101960	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 300 MG (Base Eq)	16.00%
Antivirals	12200020102030	Foscavir	Foscarnet Sodium Inj 6000 MG/250ML (24 MG/ML)	16.00%
Antivirals	12359902300320	Zepatier	Elbasvir-Grazoprevir Tab 50-100 MG	15.50%
Antivirals	12200020102040	Foscarnet Sodium	Foscarnet Sodium Inj 12000 MG/500ML (24 MG/ML)	16.00%
ANTIVIRALS INFLUENZA	12504065002020	Rapivab	Peramivir Inj 200 MG/20ML (10 MG/ML)	16.00%
Bisphosphonates	30042048100360	Boniva	Ibandronate Sodium Tab 150 MG (Base Equivalent)	16.00%
BLEEDING DISORDERS	84100010000320	Amicar	Aminocaproic Acid Tab 1000 MG	16.00%
BLEEDING DISORDERS	84100010001205	Amicar	Aminocaproic Acid Syrup 25%	16.00%
BLEEDING DISORDERS	84100010000305	Amicar	Aminocaproic Acid Tab 500 MG	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E575	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E515	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 50 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E545	Neupogen	Filgrastim Inj 300 MCG/0.5ML (600 MCG/ML)	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028402105	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 250 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100015106440	Wilate	Antihemophilic Factor/VWF (Human) For Inj 1000-1000 Unit Kit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100028202145	Ixinity	Coagulation Factor IX (Recombinant) For Inj 1500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100010402130	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100031002140	Coagadex	Coagulation Factor X (Human) For Inj 500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240101510E543	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E560	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/0.5ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E582	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206430	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 500 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E543	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E560	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/0.5ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102070	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E525	Neupogen	Filgrastim Inj 300 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102010	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E552	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E520	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 75 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E550	Neupogen	Filgrastim Inj 480 MCG/0.8ML (600 MCG/ML)	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352130	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 1000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100028402150	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 4000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240104010E525	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 100 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206420	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 250 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102050	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.75ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E588	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/0.6ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                           59157060101970 ZyPREXA Relprew59157060101960 ZyPREXA Relprew12200020102030 Foscavlr12359902300320 Zepatier12200020102040 FoscarnetSodium 1250406S002020 Rapivab30042048100360 Boniva84100010000320 Amicar84100010001205 Amicar84100010000305 Amlcar  8240102000ES45 Epogen8240104010E515 Mircera8240152000E545 Neupogen 85100028402105 Alprolix85100015106440 W!late85100028202145 lxinity85100010402130 Adynovate 8S100031002140 Coagadex  85100028206430 BeneFIX  8240102000E545 Epogen8240102000E575 Epogen8240152000E525 Neupogen  8240102000£545 Epogen8240104010E520 Mircera8240152000E550 Neupogen 85100028352130 Jdelvion85100028402150 A!pro!ix8240104010E525 Mircera  ANTIPSYCHOTICS/ANTIMANlC AGENTS ANTlPSYCHOTICS/ANTIMANIC AGENTSAntivirals Antivirals AntiviralsANTIVIRALS INFLUENZABisphosphonates BLEEDING DISORDERS BLEEDING DISORDERSBLEEDING DISORDERSBlood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modlf!ers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume ExpandersBlood Products/ Modifiers/Volume Expanders Blood Products/ Modiffers/ Volume ExpandersBlood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume Expanders Blood Products/ Modifiers/ Volume- Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Mocfifiers/ Volume Expanders Blood Products/ Modifiers/Volume Expanders Blood Products/ Modifiers/Volume Expanders  Olamaplne Pamoate For Extended Rel IM Susp 405 MG (Base Eq) Olanzaplne Pamoate For Extended Rel 1M Susp 300 MG {Base Eq) FoscarnetSodium lnj 6000 MG/250ML(24 MG/ML)Elbasv!r-GrazoprevirTab 50·100 MG FoscarnetSodium lnj 12000 MG/500ML (24 MG/ML)Peramivir lnj 200 MG/20ML (10 MG/ML)lbandronate Sodium Tab 1S0 MG (Base Equivalent) Aminocaproic Add Tab 1000 MGAminocaproic Add Syrup 25% Am1nocaproicAdd Tab 500 MG  8240101510E556 Aranesp {Albumin Free) Darbepoetln Affa•Polysorbate 80 Sain lnj 60 MCG/ML 8240101510E575 Aranesp (Albumin Free) Darbepoetin Atfa-Polysorbate- 80 Sain lnj 150 MCG/0.3ML 82401015102080 Aranesp (Albumin Free) Darbepoetin Alfa-Polysorbate 80 Soln lnj 500 MCG/ML  Epoetin Alfa lnj 10000 Unit/MLMethoxy Polyethylene Glycol-Epoetin Beta lnj SO MCG/0.3ML Filgrastlm lnj 300 MCG/0.5ML (600 MCG/ML}Coagulation Factor IX {Recomb) (rFIXFc} For lnj 250 Unit Antihemophllic Factor/WJF (Human) For lnj 1000-1000 Unit KitCoagulation Factor IX (Recombinant) For lnj 1500 Unit Antihemophillc Factor Recomb Pegyfated For lnj 500 Unit Coagulation FactorX (Human) For lnj 500 Unit  8240101510E543 Aranesp (A!bum!n Free} Darbepoetin Alfa-Po!ysorbate 80Soln lnj 40 MCG/OAML 8240101510E560 Aranesp (Albumin Free} Darbepoetin A!fa-Polysorbate 80 Sain lnj 100 MCG/0.SML 8240101510E582 Aranesp (Albumin Free) Darbepoetln A!fa-Pofysorbate 80 Soln lnj 200 MCG/0.4ML  Coagulation Factor IX (Recombinant) For lnJ Kit 500 Unit  8240101510ES43 Aranesp (Albumin Free) Darbepoetin Alfa-Polysorbate 80 Sain lnj 40 MCG/0.4ML 8240101510ES60 Aranesp (Albumin Free) Darbepoetln Alfa-Polysorbate80 Soln lnj 100 MCG/0.5ML 82401015102070 Aranesp (Albumin Free) Darbepoetln Alfa-Polysorbate 80 So!n lnj 300 MCG/ML  Epoet!n Alfa lnj 10000 Unit/ML Epoetin Alfa lnj 40000 Unit/ML Fifgrastim lnj 300 MCG/ML  82401015102010 Aranesp {Albumin Free) Darbepoetin Affa-Polysorbate 80 Soln lnj 25 MCG/Ml 8240101510ES52 Aranesp (Albumin Free) Darbepo-etin Alfa-Polysorbate 80Soln lnj 60 MCG/0.3ML 8240101510E558 Aranesp (Albumin Free) Darbepoetin Alfa-Polysorbate80 Soln lnj 200 MCG/Ml 82401015102080 Aranesp (Albumin Free) DarbepoetinAlfa-Polysorbate80 Sain lnj 500 MCG/ML  Epoetin Alfa lnj 10000 Unit/MLMethoxy Polyethylene Glycol-Epoetin Beta lnj 75 MCG/0.3ML Filgrastim tnj 480 MCG/0.8ML{600 MCG/ML)Coagulation Factor IX (Recomb) (rlX-FP) For lnj 1000 Unit Coagulatlon Factor IX (Recomb) (rFIXFc) For lnj 4000 Unit Methoxy Polyethylene G!yco!-EpoetinBeta !nj 100 MCG/0.3Ml  82401015102020 Aranesp (Albumin Free} Darbepoetin Alfa-Po!ysorbate 80 Sain lnJ 40 MCG/ML 82401015102040 Aranesp (Albumin Free) Darbepoetln A!fa-Polysorbate 80 Soln lnj 100 MCG/ML 8240101510E558 Aranesp {Albumin Free) Darbepoetin Atfa-Potysorbate 80Soln lnj 200MCG/ML  85100028206420 Bene-FIX Coagulation Factor IX (Recombinant) For lnJ Kit 250 Unit 8240101510E556 Aranesp {Albumin Free) Darbepoetln Alfa-Polysorbate 80 So!n fnj 60 MCG/ML 82401015102050 Aranesp {Albumin Free) Darbepoetln Alfa-Polysorbate 8DSo!n lnj 150 MCG/0.75ML 8240101510E588 Aranesp {Albumin Free) Darbepoetin Alfa-Polysorbate 80 Sain lnj 300 MCG/0.6ML 8240102000E545 Epogen Epoetin Alfa lnj 10000 Unit/ML  '  16.00%16.00%16.00%15.50%16.00%16.00%16.00%16.{)0%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%15.50%15.50%15.50%15.50%15.50%16.00%16.00%16.00%21.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00¼16.00%15.50%15.50%16.00%16.00%16.00%16.00%21.00%16.00%16.00%16.00%16.00%

Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E528	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/0.42ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E510	Epogen	Epoetin Alfa Inj 2000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E525	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 100 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352140	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 2000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100015106430	Wilate	Antihemophilic Factor/VWF (Human) For Inj 500-500 Unit Kit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100010402140	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 1000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240157000E520	Neulasta	Pegfilgrastim Inj 6 MG/0.6ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102070	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E520	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 75 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206450	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 2000 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402150	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 2000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	82401015102010	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102050	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.75ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402120	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 250 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100031002120	Coagadex	Coagulation Factor X (Human) For Inj 250 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E545	Neupogen	Filgrastim Inj 300 MCG/0.5ML (600 MCG/ML)	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206460	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 3000 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E520	Epogen	Epoetin Alfa Inj 4000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240157000E520	Neulasta	Pegfilgrastim Inj 6 MG/0.6ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352110	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 250 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100010402145	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 1500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240101510E528	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/0.42ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E552	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E575	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E582	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240157000E520	Neulasta	Pegfilgrastim Inj 6 MG/0.6ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	83334030002120	Iprivask	Desirudin For Inj 15 MG	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100028352120	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240152000E525	Neupogen	Filgrastim Inj 300 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E588	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/0.6ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E515	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 50 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E520	Epogen	Epoetin Alfa Inj 4000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E550	Neupogen	Filgrastim Inj 480 MCG/0.8ML (600 MCG/ML)	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206440	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 1000 Unit	21.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                         Blood Products/ Modifiers/Volume Expanders    8240102000E575  Epogen      Epoetin Alfa lnj 40000 Unit/ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E528  Aranesp  (Albumin  Free)  Darbepoetin Alfa-Polysorbate 80 So!n lnj 25 MCG/0.42Ml      16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102040  Aranesp  (Albumin  Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 100 MCG/Ml      16.00%  Blood Products/ Modifiers/Volume Expanders    8240101510E558  Aranesp  (Albumin Free)    Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/Ml      16.00"ii  Blood Products/ Modifiers/Volume Expanders    8240102000E510  Epogen      Epoetin Alfa lnj 2000 Unit/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240102000E545  Epogen      Epoetin Alfa lnj 10000 Unit/Ml      16.00%  Blood Products/ Modifiers/Volume Expanders    8240104010E525  Mlrcera      Methoxy Polyethylene Gtycol-Epoetin Beta lnj 100 MCG/0.3ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    85100028352140  ldelvion      Coagulation Factor IX (Recomb) (rlX-FP) For lnj 2000 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    85100015106430  Wllate      Antihemophilic Factor/WJF {Human) For lnj 500-500 Unit Kit      15.50%  Blood Products/ Modifiers/Volume Expanders    85100010402140  Adynovate      Antihemophl!ic Factor Recomb Pegylated For lnj 1000 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    8240157000E520  Neulasta      Pegfilgrastim lnj 6 MG/0.6ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102070  Aranesp (Albumin Free)      Darbepoetin Alfa-Po\ysorbate 80 Soln lnj 300 MCG/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240104010E520  Mircera      Methoxy Polyethylene Glycol-Epoetin Beta lnj 75 MCG/0.3ML      16.1)0%  Blood Products/ Modifiers/ Volume Expanders    85100028206450  BeneFIX      Coagulation Factor IX (Recombinant) For lnj Kit 2000 Unit      21.00%  Blood Products/ Modifiers/Volume Expanders    85100010402150  Adynovate      Antlhemophillc Factor Recomb Pegylated For lnj 2000 Unit      15.50%  Blood Products/ Modifiers/Volume Expanders    82401015102010  Aranesp (A!bumin Free)      OarbepoetlnAlfa-Polysorbate 80 Soln lnj 25 MCG/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240101510E556  Aranesp (Albumin Free)      Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 60 MCG/ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102050  Atanesp (Albumin Free)      Darbepoetfn Alfa-Polysorbate 80 Soln lnj 150 MCG/0.75ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    85100010402120  Adynovate      Antihemophl!ic Factor Recomb Pegylated For lnj 250 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    85100031002120  Coagadex      Coagulation Factor X {Human) For lnj 250 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    8240102000ES45  Epogen      Epoetin Alfa lnj 10000 Unit/ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240152000£545  Neupogen      Filgrastim lnj 300 MCG/0.SML (600 MCG/ML)      16.00¼  Blood Products/ Modifiers/ Volume Expanders    8240102000E575  Epogen      Epoet!n Alfa lnj 40000 Unit/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    85100028206460  BeneFIX      Coagulation Factor IX (Recombinant) For lnJ Kit 3000 Unit      21.00¼  Blood Products/ Modifiers/Volume Expanders    82401015102020  Aranesp (Albumin Free}      Darbepoetin A!fa-Polysorbate 80 Soln lnj 40 MCG/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    82401015102040  Aranesp (Albumin Free}      Darbepoetin Alfa-Polysorbate 80 Soln lnj 100 MCG/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240101510E558  Aranesp (Albumin Free)      Darbepoetln Alfa-Polysorbate 80 Soln lnj 200 MCG/ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000E520  Epogen      EpoetinAlfa lnj 4000 Unit/Ml      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000E575  Epogen      Epoetin Alfa lnJ 40000 Unit/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240157000ES20  Neu!asta      Pegfilgrastim lnj 6 MG/0.6ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    85100028352110  ldelvion      Coagulation Factor IX (Recomb) (rlX-FP) For lnj 250 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    85100010402145  Adynovate      Antihemophilic Factor Reconlb Pegylated For lnj 1500 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    8240101510E528  Aranesp (Albumin Free}      Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 25 MCG/0.42ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E552  Aranesp (Albumin Free}      Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 60 MCG/0.3ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510£575  Aranesp (Albumin Free}      Darbepoet!nAJfa-Polysorbate 80 Soln lnj 150 MCG/0.3ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102020  Aranesp {Albumin Free)      Darbepoetin Alfa-Polysorbate 80 Soln lnj 40 MCG/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    82401015102040  Aranesp (Albumin Free)      Darbepoetin Alfa-Polysorbate 80 Soln lnj 100 MCG/Ml      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E582  Aranesp (Albumin Free)      Darbepoetfn Alfa-Polysorbate 80 Soln lnj 200 MCG/0.4ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000ES45  Epogen      Epoetin Alfa lnj 10000 Unit/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240102000E575  Epogen      Epoetin Alfa lnj 40000 Unit/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240157000E520  Neulasta      Pegfilgrastim Jnj 6 MG/0.6ML      16.ocr  Blood Products/ Modifiers/ Volume Expanders    83334030002120  lprivask      Desirudin For lnj 15 MG      15.50%  Blood Products/ Modifiers/ Volume Expanders    85100028352120  ldelvlon      Coagulation Factor IX (Recomb} (rlX-FP) For lnj 500 Unit      15.50%  Blood Products/ Modifiers/ Volume Expanders    8240152000E525  Neupogen      Fflgrastfm lnJ 300 MCG/ML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240101510E588  Aranesp {Albumin Free)      Darbepoetin Alfa-Polysorbate 80 Soln lnj 300 MCG/0.GML      16.00%  Blood Products/ Modifiers/Volume Expanders    8240104010£515  Mircera      Methoxy Polyethylene Glycol-Epoetin Beta lnj 50 MCG/0.3ML      16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000E520  Epogen      Epoetin Alfa lnJ 4000 Unit/ML  ---,._).\STl1'A '<    16.00%  Blood Products/ Modifiers/ Volume Expanders    8240152000E550  Neupogen      Fl1grastim lnj 480 MCG/0.8ML (600 MCG/ML)  _<;S<· o----- - -:;-.,._ _.....h,. '\,    16.00%  Blood Products/ Modifiers/ Volume Expanders    85100028206440  BeneFIX      Coagulation Factor IX (Recombinant) For lnj Kit 1000 Unit  ://" '/,"-    21.00%  -  ---            ' { Com_r.ato N. \ (l/: 1 9 umero;m\,f,, ·. ----0-."..;.:::,!  ,'    -..,. ),. f''k  Q,•,  -()  \V'"v -'  =- ,0  '  fr,_,, -os o-r.:: C. r,,.v  --- ·•°"<-c;,-,,': =- ....,  (

Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML		16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML		16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML		16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E545	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 200 MCG/0.3ML		16.00%
Blood Products/ Modifiers/ Volume Expanders	85100010402135	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 750 Unit		15.50%
Blood Products/ Modifiers/ Volume Expanders	84100040002025	Cyklokapron	Tranexamic Acid IV Soln 1000 MG/10ML (100 MG/ML)		16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E510	Epogen	Epoetin Alfa Inj 2000 Unit/ML		16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML		16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E545	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 200 MCG/0.3ML		16.00%
Bone Density Regulators	30044530002020	Prolia	Denosumab Inj 60 MG/ML		15.75%
Bone Density Regulators	3004405510E140	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 100 MCG		16.00%
Bone Density Regulators	3004405510E110	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 25 MCG		16.00%
Bone Density Regulators	30044070002020	Forteo	Teriparatide (Recombinant) Inj 600 MCG/2.4ML		16.00%
Bone Density Regulators	30044530002030	Xgeva	Denosumab Inj 120 MG/1.7ML		16.00%
Bone Density Regulators	3004405510E120	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 50 MCG		16.00%
Bone Density Regulators	3004405510E130	Natpara	Parathyroid Hormone (Recombinant) For Inj Cartridge 75 MCG		16.00%
Cardiovascular Agents	37100020000305	Keveyis	Dichlorphenamide Tab 50 MG		15.50%
CASTLEMAN DISEASE	99473080002120	Sylvant	Siltuximab For IV Infusion 100 MG		16.00%
CASTLEMAN DISEASE	99473080002140	Sylvant	Siltuximab For IV Infusion 400 MG		16.00%
Central Nervous System Agents	6240306045D560	Rebif Rebidose Titration P	Interferon Beta-1a Inj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.5ML		16.50%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)		16.50%
Central Nervous System Agents	6240306045D560	Rebif Rebidose Titration P	Interferon Beta-1a Inj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.5ML		16.50%
Central Nervous System Agents	74400020202140	Xeomin	IncobotulinumtoxinA For IM Inj 200 Unit		15.50%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)		16.50%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)		16.50%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)		16.50%
Central Nervous System Agents	6240306045D560	Rebif Rebidose Titration P	Interferon Beta-1a Inj 6 X 8.8 MCG/0.2ML & 6 X 22 MCG/0.5ML		16.50%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)		16.50%
Central Nervous System Agents	6240306045F530	Avonex Pen	Interferon Beta-1a IM Inj Kit 30 MCG/0.5ML		16.75%
Central Nervous System Agents	62609902300120	Nuedexta	Dextromethorphan HBr-Quinidine Sulfate Cap 20-10 MG		15.50%
Central Nervous System Agents	6240306045F530	Avonex Pen	Interferon Beta-1a IM Inj Kit 30 MCG/0.5ML		16.75%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)		16.50%
Central Nervous System Agents	6240306045D520	Rebif Rebidose	Interferon Beta-1a Inj 22 MCG/0.5ML (12MU/ML) (44 MCG/ML)		16.50%
Central Nervous System Agents	6240306045F530	Avonex Pen	Interferon Beta-1a IM Inj Kit 30 MCG/0.5ML		16.75%
Central Nervous System Agents	6240306045E540	Rebif	Interferon Beta-1a Inj 44 MCG/0.5ML (24MU/ML) (88 MCG/ML)		16.50%
CMV Agents	12200010002020	Vistide	Cidofovir IV Inj 75 MG/ML		16.00%
CMV Agents	12200020102020	Foscarnet Sodium	Foscarnet Sodium Inj 24 MG/ML		16.00%
CMV Agents	12200066102120	Valcyte	Valganciclovir HCl For Soln 50 MG/ML (Base Equiv)		16.00%
CMV Agents	12200066100320	Valcyte	Valganciclovir HCl Tab 450 MG (Base Equivalent)		16.00%
CMV Agents	12200030102110	Cytovene	Ganciclovir Sodium For Inj 500 MG		60.00%
CONGESTIVE HEART FAILURE	40180050002120	Natrecor	Nesiritide For Inj 1.5 MG		16.00%
CORTICOSTEROIDS	22100020202011	Dexamethasone Sod Phos	Dexamethasone Sod Phosphate Preservative Free Inj 10 MG/ML		16.00%
CORTICOSTEROIDS	22100030202115	Solu-MEDROL	Methylprednisolone Sodium Succinate For Inj 500 MG		16.00%
CORTICOSTEROIDS	22100020002900	Dexamethasone	Dexamethasone Powder		16.00%
CORTICOSTEROIDS	22100030202105	Solu-MEDROL	Methylprednisolone Sodium Succinate For Inj 40 MG		16.00%
CORTICOSTEROIDS	22100020001320	Dexamethasone Intensol	Dexamethasone Conc 1 MG/ML		16.00%
CORTICOSTEROIDS	22100025402161	Solu-CORTEF	Hydrocortisone Sodium Succinate PF For Inj 500 MG		16.00%
CORTICOSTEROIDS	22100050101810	Kenalog	Triamcinolone Acetonide Inj Susp 40 MG/ML		16.00%
CORTICOSTEROIDS	22100020202900	Dexamethasone Sodium P	Dexamethasone Sodium Phosphate Powder		16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                     Blood Products/ Modifiers/ Volume Expanders  82401015102020  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Sein lnj 40 MCG/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders  82401015102040  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 100 MCG/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders  8240101510E558  Aranesp (Albumin Free}  Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/ML  16.00%  Blood Products/ Modifiers/Volume Expanders  8240104010E545  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj 200 MCG/0.3ML  16.00%  Blood Products/ Modifiers/Volume Expanders  85100010402135  Adynovate  Anlihemoph!llc Factor Recomb Pegylated For _]nj 750 Unit  15.50%  Blood Products/ Modifiers/Volume Expanders  84100040002025  Cyklokapron  TranexamfcAcid NSoln 1000 MG/10Ml {100 MG/ML)  16.00¾  Blood Products/ Modifiers/Volume Expanders  8240102000E510  Epogen  Epoetin Alfa lnj 2000 Unit/ML .  16.00%  Blood Products/ Modifiers/Volume Expanders  82401015102080  Aranesp {Albumin Free)  Darbepoetin Alfa-Po!ysorbate 80 So!n fnj 500 MCG/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders  8240104010E545  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj 200 MCG/0.3ML  16.00%  Bone Density Regulators  30044530002020  Pro!ia  Denosumab lnj 60 MG/Ml  15.75%  Bone Density Regulators  3004405510E140  Natpara  Parathyroid Hormone {Recombinant) For lnj Cartridge 100 MCG  16.00%  Bone Density Regulators  3004405510E110  Natpara  Parathyroid Hormone (Recombinant) For lnj Cartridge 25 MCG  16.00%  Bone Density Regulators  30044070002020  Forteo  Teriparatide {Recombinant) lnj 600 MCG/2.4Ml  16.00%  Bone Density Regulators  30044530002030  Xgeva  Denosumab lnj 120 MG/1.7ML  16.00%  Bone Density Regulators  3004405510E120  Natpara  Parathyroid Hormone {Recombinant) For lnj Cartridge 50 MCG  16.00%  Bone Density Regulators  3004405510E130  Natpara  Parathyroid Hormone (Recombinant) For lnj Cartridge 75 MCG  16.00%  Cardiovascular Agents  37100020000305  Keveyis  Dlchlorphenamide Tab 50 MG  15.50%  CASTLEMAN DISEASE  99473080002120  Sytvant  Si1tuximab For IV Infusion 100 MG  16.00%  CASTLEMAN DISEASE  99473080002140  Sylvant  Siltuximab For IV Infusion 400 MG  16.00%  Central Nervous System Agents  62403060450560  Rebif Rebidose Titration  Interferon Beta-la lnj 6 X 8.8 MCG/0.2ML & 6X 22 MCG/0.5ML  16.50%  Central Nervous System Agents  624030604SE540  Rebif  Interferon Beta-la lnj 44 MCG/O.SML(24MU/ML) (88 MCG/ML)  16.50%  Central Nervous System Agents  6240306045D560  Rebif Rebidose Titration  Interferon Beta-la lnj 6 X 8.8 MCG/0.2Ml & 6X 22 MCG/0.5ML  16.50%  Central Nervous System Agents  74400020202140  Xeomin  lncobotu!inumtoxlnA For IM lnj 200 Unit  15.50%  Central Nervous System Agents  6240306045E540  Rebif  Interferon Beta-la lnj 44 MCG/0.5Ml (24MU/ML) {88 MCG/Ml)  16.50%  Central Nervous System Agents  62403060450520  Rebif Rebidose  Interferon Beta-la lnJ 22 MCG/0.5ML {12MU/ML} (44 MCG/Ml}  16.50%  Central Nervous System Agents  624030604-50520  Rebif Rebidose  Interferon Beta-la fnj 22MCG/0.SML (12MU/ML) (44 MCG/ML)  16.50%  Central Nervous System Agents  624030604-50560  Rebif Rebldose TTtration  Interferon Beta-la lnj 6X 8.8 MCG/0.2Ml& 6 X 22 MCG/0.5Ml  16.50%  Central Nervous System Agents  62403060450520  Reb!f Rebldose  Interferon Beta-la lnj 22 MCG/0.SML (12MU/Ml) (44 MCG/ML)  16.50%  Central Nervous System Agents  6240306045F530  AvonexPen  Interferon Beta-la IM lnj Kit30 MCG/0.SML  16.75%  Central Nervous System Agents  62609 2300120  Nuedexta  DextromethorphanHBr-Quinidine Sulfate Cap 20-10 MG  15.50%  Central Neivous System Agents  6240306045F530  AvonexPen  Interferon Beta-la IM lnj Kit 30 MCG/0.SML  16.75%  Central Nervous System Agents  624030604SE540  Rebif  Interferon Beta-la lnj 44 MCG/0.SML (24MU/ML) (88 MCG/Ml)  16.50%  Central Nervous System Agents  6240306045D520  Rebif Rebldose  Interferon Beta-la lnj 22 MCG/0.SML {12MU/ML) {44 MCG/ML)  16.50%  Central Nervous System Agents  624030604-5FS30  AvonexPen  Interferon Beta-la IM lnj Kit30 MCG/0.SML  16.75%  Central Nervous System Agents  624030604-SES40  Reblf  Interferon Beta-la lnj 44 MCG/O.SML(24MU/Ml) (88 MCG/ML}  16.50%  CMV Agents  12200010002020  Vistide  Cidofovir IVlnJ 75 MG/ML  16.00%  CMVAgents  12200020102020  Foscarnet Sodium  Foscarnet Sodium lnJ 24 MG/ML  16.00%  CMV Agents  12200066102120  Va!cyte  Va!gancidovir HCI ForSoln 50 MG/ML (Base Equiv)  16.00%  CMV Agents  12200066100320  Valcyte  Valganciclovfr HCI Tab 450 MG {Base Equivalent)  16.00%  CMV Agents  12200030102110  Cytovene  Ganciclovir Sodium For lnj 500 MG  60.00%  CONGESTIVE HEART FAILURE  40180050002120  Natrecor  Neslrit!de For lnj 1.5 MG  16.00%  CORTICOSTEROIDS  22100020202011  Dexamethasone Sod Pho  Dexamethasone Sod Phosphate Preservative Free lnj 10 MG/ML  16.00%  CORTICOSTEROIDS  22100030202115  Solu-MEDROL  Methyfprednisolone Sodium Succinate For lnJ 500 MG  16.00%  CORTICOSTEROIDS  22100020002900  Dexamethasone  Dexamethasone Powder  16.00%  CORTICOSTEROIDS  22100030202105  Solu-MEDROL  Methylprednlsolone Sodium Succlnate For lnj 40 MG  16.00%  CORTICOSTEROIDS  22100020001320  De>:amethasone Intense!  Dexamethasone Cone 1 MG/ML  16.00%  CORTICOSTEROIDS  22100025402161  Solu-CORTEF  Hydrocortisone Sodium Succinate PF For lnj 500 MG  16.00%  CORTICOSTEROIDS  22100050101810  Kena!og  TriamcinoloneAcetonide JnjSusp 40 MG/ML .,.. ,-,.-.-....  16.00%  CORTICOSTEROIDS  22100020202900  Dexamethasone Sodium  Dexamethasone Sodium Phosphate Powder t.\\·\\•...._.' -.ri.("\'  16.00%  ()·,- --  ,_,,_ 1-,',1  V.  '-'  'f Contra/oN- \ 0  ., V'''  ";J!J. .,, {.j"5mer,,o1\m::  (J  ..  ': l_ ·.-  , ' 2. I, I  n...  -  \ \\\ '--------------4

                             0  CORTICOSTEROJDS  22100030202120  Solu-MEDROL  Methylprednisolone Sodium Succlnate For lnj 1000 MG      16.00%  CORTICOSTEROIDS  2210002000200S  Dexamethasone  Dexamethasone So!n 0.S MG/5Ml      16.00%  CORTICOSTEROIDS  22100025402165  Solu-CORTEF  Hydrocortisone Sodium Succlnate PF For lnj 1000 MG      16.00%  CORTICOSTEROIDS  22100020102900  Dexamethasone Acetate  Dexamethasone Acetate Powder      16.1)0%  CORTICOSTEROIDS  22100030202110  So!u-MEDROL  Methylprednlsofone Sodium Sucdnate For Jnj 125 MG      16.00"  Corticosteroids  22100017001830  Emflaza  Deflazacort Susp 22,75 MG/Ml      lS.50%  CORTICOSTEROIDS  22100020000325  Dexamethasone  Dexamethasone Tab 1 MG      16.00%  CORTICOSTEROIDS  22100025402150  Solu-CORTEF  Hydrocortlsone Sodium Succinate PF For lnj 100 MG      16.00%  CORTICOSTEROIDS  22100030202130  Solu-MEDROL  Methylprednlsolone Sodium Sucdnate For lnj 2000 MG      16J)0%  Corlicosterofds  22100017000340  Emflaza  Def/azacortTab 6 MG      15.50%  Corticosteroids  22100017000360  Emflaza  Deflazacort Tab 30 MG      15.50%  Corticosteroids  22100017000365  Emflaza  Deflazacort Tab 36 MG      15.50%  CORTICOSTEROIDS  22100020000335  Dexamethasone  Dexamethasone Tab 2 MG      16.00%  CORTICOSTEROIDS  22100025402155  Solu-CORTEF  Hydrocortisone Sodium Succinate PF For lnj 250 MG      16.00%  CORTICOSTEROIDS  22100050101805  Kenalog  Triamdno!one Acetonide lnj Susp 10 MG/Ml      16.00%  Corticosteroids  22100017000350  Emflaza  Deflazacort Tab 18 MG      15.50%  CYSTIC FIBROSIS AGENTS  07000070000120  Tobi Podha!er  Tobramycin lnhal Cap 28 MG      17.10%  CYSTIC FIBROSIS AGENTS  45302030003030  Katydeco  fvacaftor Packet 75 MG      15.75%  CYSTIC FIBROSIS AGENTS  07000070002530  Bethk!s  Tobramycin Nebu So!n 300 MG/4Ml      16.00%  CYSTIC FIBROSIS AGENTS  45302030000320  Kalydeco  lvacaftor Tab 150 MG      15.75%  CYSTIC FIBROSIS AGENTS  45304020002010  Pu1mozyme  Dornase Alfa fnhal Soln 1 MG/Ml      16.00%  CYSTIC FIBROSIS AGENTS  07000070002520  Kitabls Pak  Tobramycin NebuSoln 300 MG/SML      41.75%  CVSTIC FIBROSIS AGENTS  45302030003020  Kalydeco  lvacaftor Packet SO MG      15.75%  Cystinosis Agents  56400030106530  Procysbi  Cysteamine Bitartrate Cap Delayed Release 75 MG {Base Equiv)      16.00%  Cystinosls Agents  56400030100140  Cystagon  Cysteamlne Bitartrate Cap 150 MG      15.25%  Cystinosls Agents  56400030106520  Procysbl  Cysteamine Bitartrate Cap Delayed Release 25 MG (Base Equiv}      16.00%  Cystinosis Agents  56400030100120  Cystagon  Cysteamine Bltartrate Cap 50 MG      15.25%  DERMATOLOGICALS  90890020002110  BotoxCosmet!c  OnabotutinumtoxinA (Cosmetic) For lnj 50Unit      16.75%  DERMATOLOGICAlS  90890020002120  Botox Cosmetic  OnabotulinumtoxinA {Cosmetic) For lnj 100 Unit      16.75%  OERMATOLOGICAlS  90890018002120  Oysport (Glabellar lines)  AbobotuHnumtoxinA {Glabellar Unes) For lnj 300 Unit      16.75%  DERMATOLOGICAL$  90550085103400  Kenalog  Triamcinolone AcetonldeAerosol Soln      16.00%  DIAGNOSTIC PRODUCTS  94200037002105  Cortrosyn  CosyntroplnForlnj 0.25 MG      16.00%  DIAGNOSTIC PRODUCTS  94200090102120  Thyrogen  Thyrotropin Alfa For lnj 1.1 MG      16.7S%  Digestive Enzymes  51200024006760  Creon  Pancrelipase {lip-Prot-Amyl) DR Cap 24000-76000-120000 Unit      16.00%  Digestive Enzymes  51200024006750  Pancreaze  Pancrellpase (Up-Prot•Amyl} OR Cap 16800-40000-70000 Unit      16.00%  Digestive Enzymes  51200024006705  Creon  Pancrefipase {llp•Prot-Amyl) DR Cap 3000-9500---15000 Unit      16.00%  Digestive Enzymes  51200024006780  Creon  Pancrelipase (Lip-Prot-Amyl) DR Cap 36000-114000-180000 Unit      16.00%  Digestive Enzymes  51200024006754  Pancreaze  Pancrel!pase (Up-Prot-Amyl) DR Cap 21000-37000-61000 Unit      16.00%  Digestive Enzymes  51200024006710  Pancreaze  Pancre!ipase (lip-Prot-Amyl) DR Cap 4200-10000-17500 Unit      16.00%  Digestive Enzymes  51200060002030  Sucraid  Sacrosldase Soln 8500 Unit/Ml      16.00%  Digestive Enzymes  51200024006734  Pancreaze  Pancrelipase {lip-Prot-Amyl) DR Cap 10500-25000-43750 Unit      16.00%  Digestive Enzymes  51200024006740  Creon  Pancrelipase (Up-Prot-Amyl) OR Cap 12000-38000-60000 Unit      16.00%  Digestive Enzymes  51200024006720  Creon  Pancreflpase (Lip-Prot-Amyl) DR Cap 6000-19000-30000 Unit      16.00%  Direct Muscle Relaxants  75200010101920  Ryanodex  Dantrolene Sodium For IV Susp 250 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080050106440  lupron Depot-Ped  leuprolide Acetate For lnj Pediatric Kit 15 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30170070106420  SandoSTATIN LAR Depot  Octreotide Acetate For IM lnj Kit 20 MG      16.50%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002120  Somavert  Pegvisomant For lnj 10 MG (As Protein)  ,,,';_ \\S l R/..• ~''.(,_    15.75%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30454060000330  Samsca  Tolvaptan Tab 30 MG  ,.,i·,• .6 •-.rr,".,    16.75%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30905070000120  Zemplar  Parica[citol Cap 2 MCG  .(_/ µ "i,,, "I    16.00%          t '{tContrato N • ! ()      umero :  '  ,1 5 #  ,  tf(>  y  [" "'·-·  .  '  , \ \\\ ',  c,1." o  \ v'\'· ., . _.'7,  v  '8o.,,. E-51'-'

                       '  1  .. (f  i '  . !!7  .  '  ENDOCRINE AND METABOLIC AGENTS- MISC.  30906550002020  Aldurazyme  Laronidase Soln For IV Infusion 2.9 MG/5Ml      15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908565107320  l(uvan  Sapropterin Dlhydrochloride Soluble Tab 100 MG      16.75%  ENDOCRINE ANO METABOLIC AGENTS- MISC.  30908060002950  Buphenyl  Sodium Phenylbutyrate Oral Powder 3 GM/Teaspoonful      24.00%  ENDOCRINE AND METABOLIC AGEITTS- MISC.  30080050106420  lupron Depot-Ped  leupro!ide Acetate For lnj Pediatric Kit 7.S MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170050102040  Somatuline Depot  Lanreotide Acetate Extended Release lnj 120 MG/0.SML      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC,  30170075401930  Slgnlfor LAR  Pasireotide Pamoate For IM ERSusp 40 MG {Base Equiv)      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30904520002920  Cystadane  *Betalne Powder For Oral Solution*••      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905225100340  Senslpar  Clnacalcet HCI Tab 90 MG {Base Equiv)      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908230000320  Carbaglu  Carglumic Acid Tab 200 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30090040102020  Ganlrelix Acetate  GanfrellxAcetate lnj 250 MCG/0.5Ml      15.25%  ENDOCRINE AND METABOLIC AGENTS- MISC,  30170050102025  Somatuline Depot  lanreotideAcetateExtended Release lnj 60 MG/0.2Ml      16.75%  ENDOCRINE ANO METABOLIC AGENTS- MISC.  30170075202040  Signifor  Pasireotide Diaspartate lnj 0.9 MG/Ml(Base Equiv)      16.00%  ENDOCRINE AND METABOLIC AGENTS MISC.  30180060002160  Somavert  Pegvlsomant For lnj 30 MG {As Protein)      15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30904045000120  Orfadln  Nitisinone Cap 5 MG      16.00%  ENDOCRINE ANO METABOLIC AGENTS MISC.  30905225100320  Sensipar  Cinacalcet HCl Tab 30 MG {Base Equiv)      16.75%  ENDOCRINE ANO METABOLIC AGENTS MISC.  30908030000920  Ravicti  Glycerol Phenylbutyrate Uquld 1.1 GM/Ml      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30080050156420  Lupron Depot-Ped  leuprolideAcetate {3 Month) For lnj Pediatric Kit 11.25 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30150085102120  Egrifta  Tesamorelin Acetate For lnj 1 MG {Base Equiv)      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070106430  SandoSTATIN lAR Depot  Octreotide Acetate For IM lnj Kit 30 MG      16.50%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002130  Somavert  Pegvlsomant For lnj 15 MG (As Protein)      15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30903610102110  Fabrazyme  Agalsidase beta For IV Soln 5 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070000140  Zemp!ar  Parkalcitol Cap 4 MCG      16,00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30906850002020  Elaprase  ldursulfase So!n for IV Infusion 6 MG/3Ml (2 MG/Ml)      15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080045106450  Supprelin lA  Histrelin Acetate (CPP) Implant Kit 50 MG      15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170050102030  Somatuline Depot  Lanreotide Acetate Extended Release lnJ 90 MG/0.3Ml      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC,  30170075401920  Signifor LAR  Paslreotide Pamoate For 1M ER Susp 20 MG (Base Equiv}      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30904045000130  Orfadin  Nltls!none Cap 10 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC,  30905225100330  Sensipar  Cinaca!cet HCI Tab 60 MG {Base Equiv)      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908060000320  Buphenyl  Sodium Phenylbutyrate Tab 500 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30080050106430  Lupron Depot-Ped  Leupro!ide Acetate For lnj Pediatric Kit 11.25 MG      16.00%  ENDOCRINE AND METABOllCAGENTS- MISC.  30170070106410  SandoSTATIN LAR Depot  Octreotide Acetate For IM !nj Kit 10 MG      16.50%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30170075401940  Slgnifor LAR  Pasireotide Pamoate For IM ERSusp 60 MG (Base Equiv)      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30454060000320  Samsca  Tolvaptan Tab 15 MG      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070000110  Zemplar  Paricakitol Cap 1 MCG      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30906050002120  Myalept  Metreleptln For Subcutaneous lnj 11.3 MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30908565103020  Kuvan  Sapropterin Oihydrochloride Powder Packet 100 MG      16.75%  ENDOCRINE AND METABOllC AGENTS- MISC.  30170070102030  Octreotide Acetate  Octreotide Acetate lnj 1000 MCG/Ml (1 MG/Ml)      52.25%  ENDOCRINE ANO METABOLIC AGENTS- MISC,  30080050156440  lupron Depot-Ped  leupro!ide Acetate (3 Month) For lnj Pediatric Kit 30MG      16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30150085102130  Egrifta  Tesamorelin Acetate For lnj 2 MG (Base Equiv)      16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170075202020  Slgnifor  Pas!reotlde Diaspartate lnj 0.3 MG/Ml(Base Equiv}      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30180060002140  Somavert  Pegvisomant For lnJ 20 MG {As Protein)      15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30903610102120  Fabrazyme  Agalsidase beta For IV Soln 35 MG      16.00%  ENDOCRINE ANO METABOllCAGENTS- MISC.  30905070002010  Zemplar  Paricalcitol IV So!n 2 MCG/Ml      16.00¾  ENDOCRINE AND METABOllCAGENTS-MISC.  30907030052020  Vimlzim  E!osulfase Alfa Sain For JV Infusion 5 MG/SMl (1MG/ML)      16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC,  30170070102005  Octreotide Acetate  Octreotide Acetate lnj 50 MCG/Ml {0.05 MG/Ml)  .,- ,<: ,,- -. - .,    52.25%  ENDOCRINE AND METABOllCAGENTS-MISC.  30907715002120  lumizyme  A!glucosfdase Alfa For IV Soln 50 MG      15.75%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30170070102015  Octreotide Acetate  Octreotide Acetate lnj 200 MCG/ML (0.2 MG/Ml}  /: \·\'.,_.,_,_ - < "' "l (.:'., "'--.    52.25% .  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070102020  Octreotide Acetate  Octreotide Acetate tnj 500 MCG/Ml {O.S MG/Ml)  .t /:f'- ,,""'i' \\.    52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC,  30080055102020  Synarel  Nafarelln Acetate Nasal Soln 2 MG/ML  i v' // \\ l,i :;\\    16.00%  -,..., .•..        i !  ·~,uraro Ntimero X•;'\(1 \\                  (fl -,..''"(,\ ',·.  -;•J 0

ENDOCRINE AND METABOLIC AGENTS - MISC.	30160045002020	Increlex	Mecasermin Inj 40 MG/4ML (10 MG/ML)	16.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30170075202030	Signifor	Pasireotide Diaspartate Inj 0.6 MG/ML (Base Equiv)	16.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30180060002150	Somavert	Pegvisomant For Inj 25 MG (As Protein)	15.75%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30904045000110	Orfadin	Nitisinone Cap 2 MG	16.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30905070002020	Zemplar	Paricalcitol IV Soln 5 MCG/ML	16.00%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30907535002020	Naglazyme	Galsulfase Soln For IV Infusion 1 MG/ML	15.75%
ENDOCRINE AND METABOLIC AGENTS - MISC.	30170070102010	Octreotide Acetate	Octreotide Acetate Inj 100 MCG/ML (0.1 MG/ML)	52.25%
ENZYME REPLACEMENT	20000050002025	Adagen	Pegademase Bovine Inj 250 Unit/ML	16.00%
Enzyme Replacements/Modifiers	30903875203020	Xuriden	Uridine Triacetate Oral Granules Packet 2 GM	15.50%
Enzyme Replacements/Modifiers	30905610002040	Strensiq	Asfotase Alfa Subcutaneous Inj 40 MG/ML	15.50%
Enzyme Replacements/Modifiers	30906360002020	Kanuma	Sebelipase Alfa IV Soln 20 MG/10ML (2 MG/ML)	15.50%
Enzyme Replacements/Modifiers	30905610002050	Strensiq	Asfotase Alfa Subcutaneous Inj 80 MG/0.8ML	15.50%
Enzyme Replacements/Modifiers	30905610002020	Strensiq	Asfotase Alfa Subcutaneous Inj 18 MG/0.45ML	15.50%
Enzyme Replacements/Modifiers	30905610002030	Strensiq	Asfotase Alfa Subcutaneous Inj 28 MG/0.7ML	15.50%
Enzymes	99350035002120	Xiaflex	Collagenase Clostridium Histolyticum For Inj 0.9 MG	16.75%
Enzymes	99350040102020	Hylenex	Hyaluronidase Human Inj 150 Unit/ML	16.00%
Fertility Regulators	30062030052020	Gonal-f RFF Pen	Follitropin Alfa Inj 300 Unit/0.5ML	15.25%
Fertility Regulators	30062030102030	Follistim AQ	Follitropin Beta Inj 600 Unit/0.72ML	22.80%
Fertility Regulators	30062030102006	Follistim AQ	Follitropin Beta Inj 150 Unit/0.5ML	22.80%
Fertility Regulators	30062030052150	Gonal-f	Follitropin Alfa For Inj 1050 Unit	15.25%
Fertility Regulators	30062090102112	Bravelle	Urofollitropin Purified For Inj 75 Unit	15.25%
Fertility Regulators	30062030052040	Gonal-f RFF Pen	Follitropin Alfa Inj 900 Unit/1.5ML	15.25%
Fertility Regulators	30062030102040	Follistim AQ	Follitropin Beta Inj 900 Unit/1.08ML	22.80%
Fertility Regulators	30062030102003	Follistim AQ	Follitropin Beta Inj 75 Unit/0.5ML	22.80%
Fertility Regulators	30062030102020	Follistim AQ	Follitropin Beta Inj 300 Unit/0.36ML	22.80%
Fertility Regulators	30062030052115	Gonal-f RFF	Follitropin Alfa For Inj 75 Unit	15.25%
Fertility Regulators	30062050002155	Repronex	Menotropins For Inj 75 Unit	15.25%
Fertility Regulators	30062030052140	Gonal-f	Follitropin Alfa For Inj 450 Unit	15.25%
Fertility Regulators	30062050002175	Menopur	Menotropins For Subcutaneous Inj 75 Unit	15.25%
GASTROINTESTINAL AGENTS - MISC.	52300020112900	Metoclopramide HCl Mor	Metoclopramide HCl Monohydrate Powder	16.00%
GASTROINTESTINAL AGENTS - MISC.	52700025000140	Cholbam	Cholic Acid Cap 250 MG	16.00%
GASTROINTESTINAL AGENTS - MISC.	52300020102900	Metoclopramide HCl	Metoclopramide HCl Powder	16.00%
GASTROINTESTINAL AGENTS - MISC.	52700025000120	Cholbam	Cholic Acid Cap 50 MG	16.00%
Genitourinary Agents	99200030000110	Cuprimine	Penicillamine Cap 250 MG	15.50%
GENITOURINARY AGENTS - MISCELLANEOUS	56500010002010	Rimso-50	Dimethyl Sulfoxide Soln 50%	16.00%
GOUT AGENTS	68000050002020	Krystexxa	Pegloticase Inj 8 MG/ML (For IV Infusion)	16.75%
Growth Hormones	30100020002066	Norditropin FlexPro	Somatropin Inj 30 MG/3ML	17.25%
Growth Hormones	30100020002140	Nutropin	Somatropin For Inj 10 MG	16.75%
Growth Hormones	30100020002178	Genotropin MiniQuick	Somatropin For Inj 1.4 MG	16.75%
Growth Hormones	30100020102130	Saizen	Somatropin (Non-Refrigerated) For Inj 8.8 MG	16.25%
Growth Hormones	30100020002050	Norditropin	Somatropin Inj 5 MG/1.5ML	17.25%
Growth Hormones	30100020002062	Norditropin	Somatropin Inj 15 MG/1.5ML	17.25%
Growth Hormones	30100020002132	Humatrope	Somatropin For Inj 12 MG (36 Unit)	16.75%
Growth Hormones	30100020002174	Genotropin MiniQuick	Somatropin For Inj 1 MG	16.75%
Growth Hormones	30100020102121	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 5 MG	16.00%
Growth Hormones	30100020002125	Humatrope	Somatropin For Inj 6 MG (18 Unit)	16.75%
Growth Hormones	30100020002170	Genotropin MiniQuick	Somatropin For Inj 0.6 MG	16.75%
Growth Hormones	30100020102118	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 4 MG	16.00%
Growth Hormones	30100020002118	Norditropin	SOMATROPIN FOR INJ 4 MG (12 UNIT)	16.50%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 9-052

                       ENDOCRINE AND METABOLJCAGENTS- MISC.  30160045002020  lncre!ex  Mecasermin Jnj 40 MG/4Ml (10 MG/Ml)    16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170075202030  Signifor  Pasireotide Diaspartate lnj 0.6 MG/ML (Base Equiv)    16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002150  Somavert  Pegvisomant For lnj 25 MG {As Protein)    15.75%  ENDOCRINE AND METABOLIC AGEITTS- MISC.  30904045000110  Orfadfn  Nitisinone Cap 2 MG    16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30905070002020  Zemplar  Parica!citol IV Sain 5 MCG/ML    16.00%  ENDOCRINE AND METABOUCAGENTS- MISC,  30907535002020  Nagla2.yme  Galsulfase Soln For JV Infusion 1 MG/Ml    15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070102010  Octreotide Acetate  Octreotide Acetate lnj 100 MCG/ML {0.1MG/Ml)    52.25%  ENZVME REPLACEMENT  20000050002025  Adagen  Pegademase Bovine lnj 250 Unit/ML    16.00%  Emyme Replacements/Modifiers  30903875203020  Xuriden  Uridlne Triacetate Oral Granules Packet2 GM    15.50%  Enzyme Replacements/Modifiers  30905610002040  Strenslq  Asfotase Alfa Subcutaneous lnj 40 MG/Ml    15.50%  Enzyme Replacements/Modifiers  30906360002020  Kanuma  Sebelipase Alfa IV Sain 20 MG/10Ml (2MG/ML)    15.50%  Enzyme Replacements/Modifiers  309056100020S0  Strenslq  Asfotase Alfa Subcutaneous Jnj 80 MG/0.8ML    15.50%  En2.yme Replacements/Modifiers  30905610002020  Strensiq  Asfotase Alfa Subcutaneous lnj 18 MG/0.45Ml    15.50¾  Emyme Replacements/Modifiers  30905610002030  Strensiq  Asfotase Alfa Subcutaneous lnj 28 MG/0.7Ml    15.50¾  Emymes  99350035002120  Xiaflex  Co!lagenase dostridium Histo!ytkum For lnj 0.9 MG    16.75%  Enzymes  99350040102020  Hyfenex.  Hyaturonidase Human lnj 150 Unit/Ml    16.00%  Fertility Regulators  30062030052020  Gona\-f RFF Pen  Follitrop!n Alfa lnj 300 Unit/0.SML    15.25%  Fertility Regulators  30062030102030  FollistimAQ  Fo!litropin Beta lnj 600 Unit/0.72Ml    22.80%  Fertility Regulators  30062030102006  FollistimAQ  Follltropin Beta lnj 150 Unit/0.5Ml    22.80%  Fertility Regulators  30062030052150  Gonal-f  Follitropin Alfa For Jnj 1050 Unit    15.25%  Fertility Regulators  30062090102112  Brave!le  UrofollitroplnPurified For fnj 75 Unit    15.25%  Fertility Regulators  30062030052040  Gonal-f RFF Pen  Follltropin Alfa lnj 900 Unit/1.5ML    15.25%  Fertility Regulators  30062030102040  FollistlmAQ  Follitropin Beta lnj 900 Unit/1.08ML    22.80%  Fertility Regulators  30062030102003  FollistimAQ  Follitropln Beta lnj 75 Unit/0.SML    22.80%  fertility Regulators  30062030102020  FollistimAQ  Fol!itrop!n Beta lnj 300 Unit/0.36Ml    22.80%  Fertility Regulators  30062030052115  Gona\-fRFF  Follttropin Alfa For lnJ 75 Unit    15.25%  Fertility Regulators  30062050002155  Repronex.  Menotroplns For lnj 75 Unit    15.25%  Fertility Regulators· .  30062030052140  Gonal-f  FolHtrop!n Alfa For lnj 450 Unit    15.25%  Fertility Regulators  30062050002175  Menopur  Menotropins For Subcutaneous lnj 75 Unit    15.25%  GASTROINTESTINAL AGENTS- MISC.  52300020112900  Metoclopramide HCI Mo  Metoc!opramide HCI Monohydrate Powder    16.00%  GASTROINTESTINAlAGENTS- MISC.  52700025000140  Cholbam  Cholic Acid Cap 250 MG    16.00%  GASTROINTESTINAL AGENTS - MISC.  52300020102900  Metodopramide HCI  Metodopramide HCI Powder    16.00%  GASTROINTESTINAlAGENTS- MISC.  52700025000120  Cho!bam  CholJc Acid Cap 50 MG    16.00%  Genitourinary Agents  99200030000110  Cuprimine  Pen!dllamine Cap 250 MG    15.50%  GENITOURINARY AGENTS- MISCEllANEOUS  56500010002010  Rimso-50  Dlmethyl Sulfoxide Soln 50%    16.00%  GOUT AGENTS  68000050002020  Krystexxa  Peglot!case lnj 8 MG/Ml(For IV Infusion)    16.75%  Growth Hormones  30100020002066  Nordltropin Flex.Pro  Somatropln lnj 30 MG/3Ml    17.25%  Growth Hormones  30100020002140  Nutropin  Somatropin For lnJ 10 MG    16.75%  Growth Hormones  30100020002178  Genotropin MiniQuick  Somatropln For lnj 1.4 MG    16.75%  Growth Hormones  30100020102130  Salzen  Somatropln {Non-Refrigerated) For lnJ 8.8 MG    16.25%  Growth Hormones  301000200020$0  Norditrop!n  Somatropin lnJ 5 MG/1.5Ml    17.25%  Growth Hormones  30100020002062  Norditropin  Somatropin lnj 15 MG/1.5Ml    17.25%  Growth Hormones  30100020002132  Humatrope  Somatropin For lnJ 12 MG {36 Unit)    16.75%  Growth Hormones  30100020002174  Genotropin MiniQu!ck  Somatropin For lnj 1 MG    16.75%  Growth Hormones  30100020102121  Serostlm  Somatropin {Non-Refrigerated) For Subcutaneous lnj 5 MG    16.00%  Growth Hormones  30100020002125  Humatrope  Somatropln For lnJ 6 MG (18 Unit)    16.75%  Growth Hormones  30100020002170  Genotropin MJniQuick  Somatropin For lnj 0.6 MG ,,,, ·-··--    16.75%  Growth Hormones  30100020102118  Serostim  Somatropin {Non-Refrigerated) For Subcutaneous lnj 4 MG ,i" r'-8• ::T-:'_,._v    16.00%  Growth Hormones  30100020002118  Nordftropin  SOMATROPJN FOR !NJ 4 MG {12 UNIT)  / .,,,., ....---- ... "()·'\.,_  16.50%              ! <',? .•  \i- \  ".  1  mer0,  11\"  --.,.,,.,  I [""9 ... r  •'  \tr(-··.1521  ,  ,,...  f  r,  ri,,  \.(,\.·"' Ji' 0  v  -.;-',,.,, ''-"..--=!:•---- ,,,Y  1: ?s o!:=. sr  (

Growth Hormones	30100020002150	Humatrope	Somatropin For Inj 24 MG	16.75%
Growth Hormones	30100020002180	Genotropin MiniQuick	Somatropin For Inj 1.6 MG	16.75%
Growth Hormones	30100020002015	Nutropin AQ NuSpin 5	Somatropin Inj 5 MG/2ML	16.75%
Growth Hormones	30100020002127	Norditropin	SOMATROPIN FOR INJ 8 MG	16.50%
Growth Hormones	30100020002172	Genotropin MiniQuick	Somatropin For Inj 0.8 MG	16.75%
Growth Hormones	30100020102120	Saizen	Somatropin (Non-Refrigerated) For Inj 5 MG	16.25%
Growth Hormones	30100020102132	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 8.8 MG	16.25%
Growth Hormones	30100020002064	Nutropin AQ NuSpin 20	Somatropin Inj 20 MG/2ML	16.75%
Growth Hormones	30100020002134	Genotropin	Somatropin For Inj 12 MG (13.8 MG Overfill)	16.75%
Growth Hormones	30100020002176	Genotropin MiniQuick	Somatropin For Inj 1.2 MG	16.75%
Growth Hormones	30100020102125	Serostim	Somatropin (Non-Refrigerated) For Subcutaneous Inj 6 MG	16.00%
Growth Hormones	30100020002121	Genotropin	Somatropin For Subcutaneous Inj 5 MG	16.75%
Growth Hormones	30100020002120	Humatrope	Somatropin For Inj 5 MG	16.75%
Growth Hormones	30100020002166	Genotropin MiniQuick	Somatropin For Inj 0.2 MG	16.75%
Growth Hormones	30100020002182	Genotropin MiniQuick	Somatropin For Inj 1.8 MG	16.75%
Growth Hormones	30100020002056	Norditropin FlexPro	Somatropin Inj 10 MG/1.5ML	17.25%
Growth Hormones	30100020002020	Nutropin AQ	Somatropin Inj 10 MG/2ML	16.75%
Growth Hormones	30100020002123	Omnitrope	Somatropin For Inj 5.8 MG	16.25%
Growth Hormones	30100020002168	Genotropin MiniQuick	Somatropin For Inj 0.4 MG	16.75%
Growth Hormones	30100020002184	Genotropin MiniQuick	Somatropin For Inj 2 MG	16.75%
H-2 Antagonists	49200030112020	Famotidine Premixed	Famotidine In NaCl 0.9% IV Soln 20 MG/50ML	16.00%
H-2 Antagonists	49200010002900	Cimetidine	Cimetidine Powder	16.00%
HEMATOLOGICAL AGENTS - MISC.	85550060102120	Ceprotin	Protein C Concentrate (Human) For IV Soln 500 Unit	16.00%
HEMATOLOGICAL AGENTS - MISC.	85550060102140	Ceprotin	Protein C Concentrate (Human) For IV Soln 1000 Unit	16.00%
HEMATOLOGICAL AGENTS - MISC.	85800050002020	Soliris	Eculizumab IV Soln 10 MG/ML (For Infusion)	15.75%
Hematopoietic Growth Factors	82403060002120	Neumega	Oprelvekin For Inj 5 MG	16.25%
Hematopoietic Growth Factors	82402050002025	Leukine	Sargramostim Inj 500 MCG/ML	16.75%
Hematopoietic Growth Factors	82405060002130	Nplate	Romiplostim For Inj 500 MCG	16.75%
Hematopoietic Growth Factors	82405030100310	Promacta	Eltrombopag Olamine Tab 12.5 MG (Base Equiv)	16.75%
Hematopoietic Growth Factors	82401520002012	Neupogen	Filgrastim Inj 480 MCG/1.6ML (300 MCG/ML)	16.00%
Hematopoietic Growth Factors	82402050002120	Leukine	Sargramostim Lyophilized For Inj 250 MCG	16.75%
Hematopoietic Growth Factors	8240152070E530	Granix	Tbo-Filgrastim Soln Prefilled Syringe 300 MCG/0.5ML	16.00%
Hematopoietic Growth Factors	82405030100320	Promacta	Eltrombopag Olamine Tab 25 MG (Base Equiv)	16.75%
Hematopoietic Growth Factors	82401060102050	Omontys	Peginesatide Acetate Soln Inj 10 MG/ML	16.00%
Hematopoietic Growth Factors	82405030100340	Promacta	Eltrombopag Olamine Tab 75 MG (Base Equiv)	16.75%
Hematopoietic Growth Factors	82401060102055	Omontys	Peginesatide Acetate Soln Inj 20 MG/2ML	16.00%
Hematopoietic Growth Factors	82405060002120	Nplate	Romiplostim For Inj 250 MCG	16.75%
Hematopoietic Growth Factors	82401020002015	Epogen	Epoetin Alfa Inj 3000 Unit/ML	16.00%
Hematopoietic Growth Factors	82401020002050	Epogen	Epoetin Alfa Inj 20000 Unit/ML	16.00%
Hematopoietic Growth Factors	8240152070E540	Granix	Tbo-Filgrastim Soln Prefilled Syringe 480 MCG/0.8ML	16.00%
Hematopoietic Growth Factors	82405030100330	Promacta	Eltrombopag Olamine Tab 50 MG (Base Equiv)	16.75%
HEREDITARY ANGIOEDEMA	85820040102020	Firazyr	Icatibant Acetate Inj 30 MG/3ML (Base Equivalent)	15.75%
HEREDITARY ANGIOEDEMA	85840030002020	Kalbitor	Ecallantide Inj 10 MG/ML	16.00%
HEREDITARY ANGIOEDEMA	85802022006420	Berinert	C1 Esterase Inhibitor (Human) For IV Inj Kit 500 Unit	16.25%
HEREDITARY ANGIOEDEMA	85802022102130	Ruconest	C1 Esterase Inhibitor (Recombinant) For IV Inj 2100 Unit	16.00%
HEREDITARY ANGIOEDEMA	85802022002120	Cinryze	C1 Esterase Inhibitor (Human) For IV Inj 500 Unit	15.25%
Hormonal Agents, Stimulant/Replacement/Modifying	30062022052220	Ovidrel	Choriogonadotropin Alfa Inj 250 MCG/0.5ML	15.50%
Hormonal Agents, Stimulant/Replacement/Modifying	30062020002140	Chorionic Gonadotropin	Chorionic Gonadotropin For Inj 10000 Unit	15.50%
Hormonal Agents, Suppressant (Pituitary)	21404010101840	Depo-Provera	Medroxyprogesterone Acetate IM Susp 400 MG/ML	15.50%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
9 - 0 5 2

                         Growth Hormones  30100020002150  Humatrope  Somatrop!n For Jnj 24 MG  16.75%  Growth Hormones  30100020002180  Genotropin MlniQuick  Somatropin For lnj1.6 MG  16.75%  Growth Hormones  30100020002015  Nutropin AQ NuSpin 5  Somatropin lnj 5 MG/2ML  16.75%  Growth Hormones  30100020002127  Norditropln  SOMATROPIN FOR INJ 8 MG  16.50%  Growth Hormones  30100020002172  Genotropln MinJQukk  Somatropin For lnj 0.8 MG  16.75%  Growth Hormones  30100020102120  Saizen  Somatropin (Non-Refrigerated) For lnj 5 MG  16.25%  Growth Hormones  30100020102132  Serostim  Somatropin {Non-Refrigerated) For Subcutaneous lnj8.8 MG  16.25%  Growth Hormones  30100020002064  Nutropin AQ NuSpin 20  Somatropin lnj 20 MG/2ML  16.75%  Growth Hormones  30100020002134  Genotrop!n  Somatropln For lnj 12 MG {13.8 MG overfill)  16.75%  Growth Hormones  30100020002176  Genotropin MiniQuick  Somatropin For lnj1.2 MG  16.75%  Growth Hormones  30100020102125  Serostim  Somatropin (Non-Refrigerated) For Subcutaneous lnj 6 MG  16.00%  Growth Hormones  30100020002121  Genotropln  Somatropln For Subcutaneous lnj 5 MG  16.75%  Growth Hormones  30100020002120  Humatrope  Somatropin For lnj 5 MG  16.75%  Growth Hormones  30100020002166  Genotropin MiniQuick  Somatropln For lnj 0.2 MG  16.75%  Growth Hormones  30100020002182  Genotrop!n MiniQuick  Somatropln For Jnj1.8 MG  16.75%  Growth Hormones  30100020002056  Nordltropln FlexPro  Somatropin lnj10 MG/1.SML  17.25%  Growth Hormones  30100020002020  NutropinAQ  Somatropin lnj10 MG/2Ml  16.75%  Grmvth Hormones  30100020002123  Omnitrope  Somatropin For lnj5.8 MG  16.25%  Growth Hormones  30100020002168  Genotropin MiniQuick  Somatropln For lnj 0.4 MG  16.75%  Growth Hormones  30100020002184  Genotropin MiniQuick  Somatropln For Jnj 2 MG  16.75%  H-2 Antagonists  49200030112020  Famotidine Premixed  Famotldine in NaCl 0.9% IV Soln 20 MG/SOML  16.00%  H·2 Antagonists  49200010002900  Cimetidlne  Cimetidine Powder  16.00%  HEMATOLOGICAL AGENTS - MISC.  85550060102120  Ceprotin  Protein C Concentrate {Human) For IV Soln 500 Unit  16.00%  HEMATOLOGICAL AGENTS- MISC.  85550060102140  Ceprotin  Protein C Concentrate {Human) For IV Soln 1000 Unit  16.00%  HEMATOlOGICALAGENTS- MISC.  85800050002020  Soliris  Ecul!wmab IV Soln 10 MG/Ml {For Infusion)  15.75%  Hematopoietic Growth Factors  82403060002120  Neumega  Oprelvekln For lnj 5 MG  16.25%  Hematopoietic Growth Factors  82402050002025  Leukine  5argramostim lnj500 MCG/ML  16.75%  Hematopoietic Growth Factors  8240S060002130  Nplate  Romiplostim For lnJ 500 MCG  16.75%  Hematopoletic Growth Factors  82405030100310  Promacta  Eltrombopag O!amine Tab 12.5 MG (Base Equiv)  16.75%  Hematopoietic Growi:h Factors  82401520002012  Neupogen  F!lgrastim lnj 480 MCG/1.6Ml (300 MCG/Ml)  16.00%  Hematopoletic Growth Factors  82402050002120  Leukine  Sargramostim Lyophftlzed For lnJ 250 MCG  16.75%  Hematopoietic Growth Factors  8240152070£530  Grano:  Tbo-Fi!grastim Soln Prefil!ed Syringe 300 MCG/0.SML  16.00%  Hematopoietic Growth Factors  82405030100320  Promacta  EltrombopagO!amine Tab 25 MG (Base Equiv)  16.75%  Hematopoietic Growth Factors  82401060102050  Omontys  Peginesatide Acetate 5oln lnj10 MG/Ml  16.00%  Hematopoietic Growth Factors  82405030100340  Promacta  EltrombopagOlamine Tab 75 MG {Base Equiv)  16.75%  Hematopoietic Growth Factors  82401060102055  Omontys  Peglnesatlde Acetate Soln lnj 20 MG/2ML  16.00%  Hematopoietic Growth Factors  82405060002120  Np!ate  Romiplostim For lnJ 250 MCG  16.75%  Hematopoietic Growth Factors  82401020002015  Epogen  Epoetin Alfa lnj 3000 Unit/ML  16.00%  Hematopoietlc Growth Factors  82401020002050  Epogen  Epoetin Alfa lnj 20000 Unit/ML  16.00%  Hematopoietic Growth Factors  8240152070E540  Granix  Tbo-Filgrastim Sain Prefil/ed Syringe 480 MCG/0.8ML  16.00%  Hematopoietic Growth Factors  82405030100330  Promacta  Eltrombopag Olamine Tab 50 MG (Base Equiv)  16.75%  HEREDITARY ANGIOEDEMA  85820040102020  Firazyr  lcatibant Acetate lnj 30 MG/3Ml {Base Equivalent)  15.75%  HEREDITARY ANGIOEDEMA  85840030002020  Kalb!tor  Ecallantide loj10 MG/ML  16.00%  HEREDITARY ANGIOEDEMA  85802022006420  Berinert  Cl Esterase Inhibitor (Human) For IV lnj Kit 500 Unit  16.25%  HEREDITARY ANGlOEDEMA  85802022102130  Ruconest  Cl Esterase Inhibitor (Recombinant) For IV lnJ 2100 Unit  16.00%  HEREDITARY ANGIOEDEMA  85802022002120  Cinryze  Cl Esterase Inhibitor (Human) For IV lnj 500 Unit-  15.25%  Hormonal Agents, Stimulant/Replacement/Modifying  30062022052220  Ovidrel  Choriogonadotropln Alfa loj 250 MCG/0.5Ml  15.50%  Hormonal Agents, Stimulant/Replacement/Modifying  30062020002140  Chorionic Gonadotropin  ChorionlcGonadotropin For lnj10000 Unit ;,,• , ,\\,:, I J-..{_/:., - ''<.._/ f '' .,...-_,_.:. ·· ".. '-t,,_  15.50%  Hormonal Agents, Suppressant {Pituitary)  21404010101840  Depo•Provera  Medroxyprogesterone Acetate IM Susp 400 MG/ML ·':c., t'"\  15.50%  , ,C'/!rjc"  ""'/,-·  0  / · '  ntrato N·umero '0j\ \I\ :  ,,  9 ( - '  ,,,  (f  f)')i  \_ ) -- " ,, '  h\  \; (.,\;1  -;;-Q' I  N-,  \.,½y .._"--""'--=!.:.:;  -  ., 0 .-:::: c.J>,,,,.

HYPNOTICS/SEDATIVES/SLEEP DISORDER AGENTS	60250070000130	Hetlioz	Tasimelteon Capsule 20 MG	16.00%
IMMUNOGLOBULINS	19100020102046	Octagam	Immune Globulin (Human) IV Soln 25 GM/500ML	24.25%
IMMUNOGLOBULINS	19100020102125	CARIMUNE	Immune Globulin (Human) IV For Soln 6 GM	25.00%
IMMUNOGLOBULINS	19100020302080	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 30 GM/300ML	27.55%
IMMUNOGLOBULINS	19100020102020	Flebogamma	Immune Globulin (Human) IV Soln 0.5 GM/10ML	18.00%
IMMUNOGLOBULINS	19100020102113	Gammagard S/D	Immune Globulin (Human) IV For Soln 0.5 GM	27.55%
IMMUNOGLOBULINS	19100020202058	Hizentra 20%	Immune Globulin (Human) Subcutaneous Inj 4 GM/20ML	24.50%
IMMUNOGLOBULINS	1910005000E540	RhoGAM Ultra-Filtered Pl	Rho D Immune Globulin IM Soln Pref Syr 1500 Unit (300MCG)	16.00%
IMMUNOGLOBULINS	19990002356450	Hyqvia	Immun Glob Inj 30 GM/300ML-Hyaluron Inj 2400 Unt/15 ML Kit	20.00%
IMMUNOGLOBULINS	19100020102060	Gamunex	Immune Globulin (Human) IV Soln 1 GM/10ML	24.25%
IMMUNOGLOBULINS	19100020102130	Gammagard S/D	Immune Globulin (Human) IV For Soln 10 GM	27.55%
IMMUNOGLOBULINS	19100020302084	Gamunex-C	Immune Globulin (Human) IV or Subcutaneous Soln 40 GM/400ML	23.00%
IMMUNOGLOBULINS	19100020102090	Privigen	Immune Globulin (Human) IV Soln 40 GM/400ML	19.00%
IMMUNOGLOBULINS	19100020202050	Hizentra 20%	Immune Globulin (Human) Subcutaneous Inj 1 GM/5ML	24.50%
IMMUNOGLOBULINS	19100050002060	WinRho SDF	Rho D Immune Globulin (Human) Inj 1500 Unit/1.3ML	17.75%
IMMUNOGLOBULINS	19990002356430	Hyqvia	Immun Glob Inj 10 GM/100ML-Hyaluron Inj 800 Unt/5 ML Kit	20.00%
IMMUNOGLOBULINS	19100005002200	Cytogam	Cytomegalovirus Immune Globulin (Human) IV Inj	18.00%
IMMUNOGLOBULINS	19100020102112	GAMMAR-P I.V.	IMMUNE GLOBULIN (HUMAN) IV FOR SOLN 1 GM	31.25%
IMMUNOGLOBULINS	19100020202054	Hizentra 20%	Immune Globulin (Human) Subcutaneous Inj 2 GM/10ML	24.50%
IMMUNOGLOBULINS	19100050002065	WinRho SDF	Rho D Immune Globulin (Human) Inj 15000 Unit/13ML	17.75%
IMMUNOGLOBULINS	19990002356440	Hyqvia	Immun Glob Inj 20 GM/200ML-Hyaluron Inj 1600 Unt/10 ML Kit	20.00%
IMMUNOGLOBULINS	19100020102120	Gammagard S/D	Immune Globulin (Human) IV For Soln 5 GM	27.55%
IMMUNOGLOBULINS	19100020102034	Flebogamma	Immune Globulin (Human) IV Soln 2.5 GM/50ML	25.00%
IMMUNOGLOBULINS	19100020102068	Bivigam	Immune Globulin (Human) IV Soln 5 GM/50ML	24.25%
IMMUNOGLOBULINS	19100020302068	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 5 GM/50ML	27.55%
IMMUNOGLOBULINS	19100020102064	Gamunex	Immune Globulin (Human) IV Soln 2.5 GM/25ML	24.25%
IMMUNOGLOBULINS	19100020202020	Vivaglobin	Immune Globulin (Human) Subcutaneous Inj 160 MG/ML (16%)	23.75%
IMMUNOGLOBULINS	19100050002055	WinRho SDF	Rho D Immune Globulin (Human) Inj 5000 Unit/4.4ML	17.75%
IMMUNOGLOBULINS	19990002356425	Hyqvia	Immun Glob Inj 5 GM/50ML-Hyaluron Inj 400 Unt/2.5 ML Kit	20.00%
IMMUNOGLOBULINS	19100020102030	Octagam	Immune Globulin (Human) IV Soln 1 GM/20ML	24.25%
IMMUNOGLOBULINS	19100020102117	Carimune NF	Immune Globulin (Human) IV For Soln 3 GM	25.00%
IMMUNOGLOBULINS	19100020202065	Hizentra	Immune Globulin (Human) Subcutaneous Inj 10 GM/50ML	24.50%
IMMUNOGLOBULINS	1910005000E550	Rhophylac	Rho D Immune Globulin Sol Pref Syr 1500 Unt/2ML (300MCG/2ML)	18.25%
IMMUNOGLOBULINS	19100020102063	Octagam	Immune Globulin (Human) IV Soln 2 GM/20ML	24.25%
IMMUNOGLOBULINS	19100020102135	Carimune NF	Immune Globulin (Human) IV For Soln 12 GM	25.00%
IMMUNOGLOBULINS	19100050002050	WinRho SDF	Rho D Immune Globulin (Human) Inj 2500 Unit/2.2ML	17.75%
IMMUNOGLOBULINS	19990002356420	Hyqvia	Immun Glob Inj 2.5 GM/25ML-Hyaluron Inj 200 Unt/1.25 ML Kit	20.00%
IMMUNOGLOBULINS	19100020002200	GamaSTAN S/D	Immune Globulin (Human) Inj	23.75%
IMMUNOGLOBULINS	19100020102044	Flebogamma DIF	Immune Globulin (Human) IV Soln 20 GM/400ML	25.00%
IMMUNOGLOBULINS	19100020302064	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 2.5 GM/25ML	27.55%
IMMUNOGLOBULINS	19100020102115	Gammagard S/D	Immune Globulin (Human) IV For Soln 2.5 GM	27.55%
IMMUNOGLOBULINS	19100020102205	GAMIMUNE N	IMMUNE GLOBULIN (HUMAN) IV SOLN 5%	47.75%
IMMUNOGLOBULINS	19100020302060	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 1 GM/10ML	27.55%
IMMUNOGLOBULINS	19100020102034	Flebogamma	Immune Globulin (Human) IV Soln 2.5 GM/50ML	25.00%
IMMUNOGLOBULINS	19100020102072	Bivigam	Immune Globulin (Human) IV Soln 10 GM/100ML	24.25%
IMMUNOGLOBULINS	19100020302072	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/100ML	27.55%
IMMUNOGLOBULINS	19100020102038	Flebogamma	Immune Globulin (Human) IV Soln 5 GM/100ML	25.00%
IMMUNOGLOBULINS	19100020102072	Bivigam	Immune Globulin (Human) IV Soln 10 GM/100ML	24.25%
IMMUNOGLOBULINS	19100020302072	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/100ML	27.55%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                   HYPNOT!CS/SEDAllVES/SLEEP DISORDER AGENTS  60250070000130  Hetlioz  Tasimelteon Capsule 20 MG  16.00%  IMMUNOGLOBUUNS  19100020102046  Octagam  Immune Globulfn (Human) IV Soln 25 GM/SOOML  24.25%  IMMUNOGLOBULINS  19100020102125  CARIMUNE  Immune Globulfn (Human) IV For Soln 6 GM  25.00%  IMMUNOGLOBULINS  19100020302080  Gammagard  Immune Globulin {Human) IV or Subcutaneous Soln 30 GM/300Ml  27.55%  IMMUNOGLOBULINS  19100020102020  Flebogamma  Immune Globulin {Human) IVSoln 0.5 GM/10Ml  18.00¼  IMMUNOGLOBULINS  19100020102113  Gammagard S/D  Immune Globulin (Human) IV For Soln 0.5 GM  27.55%  IMMUNOGLOBULINS  19100020202058  Hizentra 20%  Immune Globulin (Human) Subcutaneous lnj 4 GM/20Ml  24.50%  IMMUNOGLOBULINS  191000SOOOE540  RhoGAM Ultra-Filtered P  l Rho D Immune Globulin IM So1n PrefSyr 1500 Unit (300MCG}  16.00%  IMMUNOGLOBUUNS  19990002356450  Hyqvia  Im mun Glob lnj 30 GM/300Ml-Hyaluron lnj 2400 Unt/15 Ml Kit  20.00%  IMMUNOGLOBULINS  19100020102060  Gamunex  Immune Globulfn (Human) IVSoln 1 GM/10Ml  24.25%  IMMUNOGLOBULINS  19100020102130  Gammagard S/D  Immune Globulfn (Human) IV For Soln 10 GM  27.55%  IMMUNOGLOBULINS  19100020302084  Gamunex-C  Immune Globulin (Human) IV or Subcutaneous So!n 40 GM/400Ml  23.00%  IMMUNOGLOBULINS  19100020102090  Privigen  Immune Globulin {Human} IV Soln 40 GM/400ML  19.00%  IMMUNOGLOBULINS  19100020202050  Hfzentra 20%  Immune Globulin (Human} Subcutaneous lnj 1 GM/5ML  24.50%  IMMUNOGLOBULINS  19100050002060  WinRhoSDF  Rho D Immune Globulin (Human) lnj 1500 Unit/1.3ML  17.75%  IMMUNOGLOBULINS  19990002356430  Hyqvia  Im mun Glob lnj 10 GM/100ML-Hya1uron fnj 800 Unt/5 Ml Kit  20.00%  IMMUNOGLOBULINS  19100005002200  Cytogam  Cytomegalovirus Immune Globulin (Human) IV lnj  18.00%  IMMUNOGLOBULINS  19100020102112  GAMMAR-P I.V.  IMMUNE GLOBULIN (HUMAN} IV FORSOLN 1 GM  31.25%  IMMUNOGLOBULINS  19100020202054  Hizentra 20%  Immune Globulin (Human) Subcutaneous lnJ 2 GM/10ML  24.50%  IMMUNOGLOBULINS  19100050002065  WinRhoSDF  Rho D Immune Globulin (Human) lnj 15000 Unit/13ML  17.75%  IMMUNOGLOBULINS  19990002356440  Hyqvla  lmmun Glob lnj 20 GM/200ML-Hyaluron lnj 1600 Unt/10 ML Kit  20.00%  IMMUNOGLOBULINS  19100020102120  Gammagard S/D  Immune Globuffn (Human} JV For So!n 5 GM  27.55%  IMMUNOGLOBULINS  19100020102034  Flebogamma  Immune Globulin (Human) lVSo!n 2.5 GM/50ML  25.00%  IMMUNOGLOBULINS  19100020102068  Blvlgam  Immune Globulin (Human) N So!n 5 GM/50ML  24.25%  JMMUNOGLOBULINS  19100020302068  Gammagard  Immune Globulin {Human) IV or Subcutaneous Sain 5 GM/50ML  27.55%  IMMUNOGLOBULIN5  19100020102064  Gamunex  Immune G!obultn {Human) IVSo!n 2.5 GM/25ML  24.25%  IMMUNOGLOBULINS  19100020202020  Vivaglobln  Immune G!obulfn (Human} Subcutaneous lnj 160 MG/ML (16%)  23.75%  IMMUNOGLOBUUNS  19100050002055  WinRhoSDF  Rho D Immune Globulin (Human) lnj 5000 Unit/4.4Ml  17.75%  IMMUNOGLOBUUNS  19990002356425  Hyqvia  lmmun Glob lnJ 5 GM/50ML-Hya!uron lnj 400 Unt/2.5 ML Kit  20.00%  IMMUNOGLOBULINS  19100020102030  Octagam  Immune Globulin {Human) IV Soln 1 GM/20ML  24.25%  IMMUNOGLOBULINS  19100020102117  carimune NF  Immune Globulin (Human} N For Sain 3 GM  25.00%  IMMUNOGLOBULINS  19100020202065  Hizentra  Immune Globulin (Human) Subcutaneous lnj 10 GM/SOML  24.50%  IMMUNOGLOBULINS  1910005000ES50  Rhophylac  Rho D Immune Globulin Sol Pref Syr 1500 Unt/2ML (300MCG/2ML)  18.25%  IMMUNOGLOBULINS  19100020102063  Octagam  Immune Globulin {Human} IV Sain 2 GM/20ML  24.25%  IMMUNOGLOBULINS  19100020102135  Carimune NF  Immune Globulin (Human) IV For Sain 12 GM  25.00%  IMMUNOGLOBULINS  19100050002050  WinRhoSDF  Rho D Immune Globulin (Human) lnj 2500 Unlt/2.2ML  17.75%  IMMUNOGLOBULINS  19990002356420  Hyqvia  lmmun Glob lnj 2.5 GM/2SML-Hyaluronlnj 200 Unt/1.25 ML Kit  20.00%  IMMUNOGLOBULINS  19100020002200  GamaSTAN S/D  Immune Globulin (Human) tnj  23.75%  IMMUNOGLOBULINS  19100020102044  F!ebogamma DIF  Immune Globulin (Human) IV Solo 20 GM/400ML  25.00%  IMMUNOGLOBUUNS  19100020302064  Gammagard  Immune Globulin (Human) IV or Subcutaneous Sain 2.5 GM/2SML  27.55%  IMMUNOGLOBULINS  19100020102115  Gammagard 5/D  Immune Globulin {Human) JV ForSo!n 2.5 GM  27.55%  IMMUNOGLOBULINS  19100020102205  GAMJMUNEN  IMMUNE GLOBULIN (HUMAN) IV SOLN 5%  47.75%  IMMUNOGLOBULINS  19100020302060  Gammagcird  Immune Globulin !Human) IV or Subcutaneous Sain 1 GM/lOMl  27.55%  IMMUNOGLOBULINS  19100020102034  Flebogamma  Immune Globulin (Human) IV Sain 2.5 GM/SOML  25.00%  IMMUNOGLOBULINS  19100020102072  Blvigam  Immune Globulin {Human) IV Sain10 GM/100Ml  24.25%  IMMUNOGLOBULINS  19100020302072  Gammagard  Immune Globulin (Human) IV or Subcutaneous Sain 10 GM/lOOML  27.55%  IMMUNOGLOBULINS  19100020102038  Flebogamma  Immune GlobuHn (Human) IV Sain 5 GM/lOOML'  25.00%  lMMUNOGLOBULINS  19100020102072  Bivigam  Immune Globulin (Human) IV So!n 10 GM/100ML ,-•;,_</.;\:::-;;>'l'.f'¼r,'  24.25%  IMMUNOGLOBULINS  19100020302072  Gammagard  Immune Globulin (Human} IV or Subcutaneous Soln 10 GM/lOOML ,:.-: -4,..:> ---"'(\_\'  27.55%            "-f.' '¾','t, '  ·  mcro rt Ill  .  9  \: ( · £;  I k " \Q'' '  I  '(/[ ---  V 2,J ,  t \ \\ .._ -----------!  '  "l  \(,1. '-,  ,/_"'◊  ,  .'<vo.'.\0'  ·• .=,;·c·'."f\·>·:>

IMMUNOGLOBULINS	19100020102068	Bivigam	Immune Globulin (Human) IV Soln 5 GM/50ML	24.25%
IMMUNOGLOBULINS	19100020302068	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 5 GM/50ML	27.55%
IMMUNOGLOBULINS	19100020102042	Flebogamma	Immune Globulin (Human) IV Soln 10 GM/200ML	25.00%
IMMUNOGLOBULINS	19100020102076	Flebogamma DIF	Immune Globulin (Human) IV Soln 20 GM/200ML	24.25%
IMMUNOGLOBULINS	19100020302076	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200ML	27.55%
IMMUNOGLOBULINS	19100020102042	Flebogamma	Immune Globulin (Human) IV Soln 10 GM/200ML	25.00%
IMMUNOGLOBULINS	19100020302064	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 2.5 GM/25ML	27.55%
IMMUNOGLOBULINS	19100020102038	Flebogamma	Immune Globulin (Human) IV Soln 5 GM/100ML	25.00%
IMMUNOGLOBULINS	19100020102076	Flebogamma DIF	Immune Globulin (Human) IV Soln 20 GM/200ML	24.25%
IMMUNOGLOBULINS	19100020302076	Gammagard	Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200ML	27.55%
Immunological Agents	9025055400e520	Taltz	Ixekizumab Subcutaneous Soln Prefilled Syringe 80 MG/ML	15.50%
Immunological Agents	44604055002120	Nucala	Mepolizumab For Inj 100 MG	15.50%
Immunological Agents	19200040002100	Antivenin Micrurus Fulviu	Antivenin Micrurus Fulvius For IV Soln	15.50%
Immunological Agents	99450060203030	Veltassa	Patiromer Sorbitex Calcium For Susp Packet 16.8 GM (Base Eq)	15.50%
Immunological Agents	52505040202120	Inflectra	Infliximab-dyyb For IV Inj 100 MG	15.50%
Immunological Agents	99450060203040	Veltassa	Patiromer Sorbitex Calcium For Susp Packet 25.2 GM (Base Eq)	15.50%
Immunological Agents	66290030002120	Enbrel	Etanercept For Subcutaneous Inj 25 MG	16.75%
Immunological Agents	99450060203020	Veltassa	Patiromer Sorbitex Calcium For Susp Packet 8.4 GM (Base Eq)	15.50%
Immunosuppressive Agents	99402020000110	SandIMMUNE	Cyclosporine Cap 25 MG	16.00%
Immunosuppressive Agents	99402540102220	Atgam	Lymphocyte Immune Globulin Anti-Thymocyte G Inj 50 MG/ML(Eq)	16.00%
Immunosuppressive Agents	99404035000325	Zortress	Everolimus Tab 0.5 MG	16.00%
Immunosuppressive Agents	99404080000120	Prograf	Tacrolimus Cap 5 MG	16.00%
Immunosuppressive Agents	99402020300150	Neoral	Cyclosporine Modified Cap 100 MG	16.00%
Immunosuppressive Agents	99403030300630	Myfortic	Mycophenolate Sodium Tab DR 360 MG (Mycophenolic Acid Equiv)	16.00%
Immunosuppressive Agents	99404080000105	Prograf	Tacrolimus Cap 0.5 MG	16.00%
Immunosuppressive Agents	99402020000140	SandIMMUNE	Cyclosporine Cap 100 MG	16.00%
Immunosuppressive Agents	99403030100120	CellCept	Mycophenolate Mofetil Cap 250 MG	16.00%
Immunosuppressive Agents	99404035000330	Zortress	Everolimus Tab 0.75 MG	16.00%
Immunosuppressive Agents	99404080002010	Prograf	Tacrolimus Inj 5 MG/ML	16.00%
Immunosuppressive Agents	99402020302020	Neoral	Cyclosporine Modified Oral Soln 100 MG/ML	16.00%
Immunosuppressive Agents	99404035000320	Zortress	Everolimus Tab 0.25 MG	16.00%
Immunosuppressive Agents	99404080000110	Prograf	Tacrolimus Cap 1 MG	16.00%
Immunosuppressive Agents	99402020002005	SandIMMUNE	Cyclosporine IV Soln 50 MG/ML	16.00%
Immunosuppressive Agents	99403030100330	CellCept	Mycophenolate Mofetil Tab 500 MG	16.00%
Immunosuppressive Agents	99404070000310	Rapamune	Sirolimus Tab 0.5 MG	16.00%
Immunosuppressive Agents	99405015002110	Simulect	Basiliximab For IV Soln 10 MG	16.00%
Immunosuppressive Agents	99402020300120	Neoral	Cyclosporine Modified Cap 25 MG	16.00%
Immunosuppressive Agents	99403030202120	CellCept Intravenous	Mycophenolate Mofetil HCl For IV Soln 500 MG (Base Equiv)	16.00%
Immunosuppressive Agents	99404070000330	Rapamune	Sirolimus Tab 2 MG	16.00%
Immunosuppressive Agents	99406010000305	Imuran	Azathioprine Tab 50 MG	16.00%
Immunosuppressive Agents	99402020300130	CycloSPORINE Modified	Cyclosporine Modified Cap 50 MG	16.00%
Immunosuppressive Agents	99403030300620	Myfortic	Mycophenolate Sodium Tab DR 180 MG (Mycophenolic Acid Equiv)	16.00%
Immunosuppressive Agents	99404070002020	Rapamune	Sirolimus Oral Soln 1 MG/ML	16.00%
Immunosuppressive Agents	99408020002120	Nulojix	Belatacept For IV Infusion 250 MG	16.00%
Immunosuppressive Agents	99402020002010	SandIMMUNE	Cyclosporine Oral Soln 100 MG/ML	16.00%
Immunosuppressive Agents	99403030101920	CellCept	Mycophenolate Mofetil For Oral Susp 200 MG/ML	16.00%
Immunosuppressive Agents	99404070000320	Rapamune	Sirolimus Tab 1 MG	16.00%
Immunosuppressive Agents	99405015002120	Simulect	Basiliximab For IV Soln 20 MG	16.00%
Inflammatory Bowel Agents	52503080002120	Entyvio	Vedolizumab For IV Solution 300 MG	16.00%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número 19-052

                           IMMUNOGLOBULINS IMMUNOGLOBULINS IMMUNOGLOBULINS IMMUNOGLOBUUNS IMMUNOGLOBULINS IMMUNOGLOBULINS IMMUNOGLOBULINS IMMUNOGLOBULINS lMMUNOGLOBULINS  '  ,-....  --..._,_  ¾  "  IMMUNOGLOBULINSImmunological Agents Immunological AgentsImmunological Agents lmmunolog!cal Agents Immunological Agents Immunological Agents Immunological Agents Immunological Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppresslve Agents tmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppresslve Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents ImmunosuppressiveAgents lmmunosuppressive Agents fmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppresslve Agents ImmunosuppressiveAgents ImmunosuppressiveAgents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppressive Agents lmmunosuppresslve Agents Inflammatory Bowel Agents  :',"'  19100020102068 Bivigam19100020302068 Gammagard19100020102042 Flebogamma19100020102076 F!ebogamma Dlf19100020302076 Gammagard19100020102042 Flebogamma19100020302064 Gammagard19100020102038 F!ebogamma19100020102076 Flebogamma DIF19100020302076 Gammagard 9025055400e520 Taltz  44604055002120 Nuca!a  99403030300620 Myfortic99404070002020 Rapamune99408020002120 Nulojix99402020002010 SandlMMUNE99403030101920 CelJCept99404070000320 Rapamune99405015002120 51mulect  Immune Globulin {Human) lVSoln S GM/50MLImmune GlobuHn (Human) IV or Subcutaneous Soln 5 GM/50ML Immune Globul!n (Human) JV Soln 10 GM/200MLImmune Globulin (Human) IV Soln 20 GM/200MLImmune Globulin (Human) IV or Subcutaneous Soln 20 GM/200ML Immune Globulin {Human) IVSoln 10 GM/200MlImmune Globulin (Human} JV or Subcutaneous Soln 2.5 GM/25MLImmune Globulin {Human) IV Soln 5 GM/lOOML Immune Globulin (Human) IV Soln 20 GM/200MLImmune Globulin {Human) JV or Subcutaneous Soln 20 GM/200MLlxekizumab Subcutaneous Soln Prefil!ed Syringe 80 MG/ML Mepol!zumab For lnj 100 MG  19200040002100 Antivenin Micrurus Fulvil Antivenin Micrurus Fulvlus For IVSoln  Patlromer Sorbitex calcium For Susp Packet 16.8 GM (Base Eq) lnfllximab-dyyb For IV lnj 100 MGPatiromer Sorbitex Calcium For Susp Packet 25.2 GM (Base Eq) Etanercept For Subcutaneous lnj 25 MG  99450060203030 Veltassa52505040202120 lnflectra99450060203040 Veltassa66290030002120 Enbrel99450060203020 Ve!tassa99402020000110 SandlMMUNE99402540102220 Atgam99404035000325 Zortress99404080000120 Prograf99402020300150 Neoral99403030300630 Myfortic99404080000105 Prograf99402020000140 SandlMMUNE99403030100120 Ce!ICept99404035000330 Zortress99404080002010 Prograf99402020302020 Neora!99404035000320 Zortress99404080000110 Prograf99402020002005 SandlMMUNE99403030100330 CelfCept99404070000310 Rapamune99405015002110 S!mulect99402020300120 Neoral99403030202120 CelJCept Intravenous99404070000330 Rapamune99406010000305 lmuran  Patkomer Sorbitex calcium For Susp Packet 8.4 GM {Base Eq) Cydosporine Cap 25 MGLymphocyte Immune Globulin Anti-Thymocyte G lnj 50 MG/ML(Eq}Everollmus Tab 0.5 MG Tacro!imus cap 5 MGCyclosporine Modified cap 100 MGMycophenolate Sodium Tab DR 360 MG (Mycophenolic Add Equiv} Tacrolimus Cap 0.5 MGCyclosporinecap 100 MG Mycophenolate Mofetil Cap 250 MG Evero!imusTab 0.75 MGTacrolimus lnJ 5 MG/MLCyclosporine Modified Oral So!n 100 MG/Ml Everolimus Tab 0.25 MGTacrolimus Cap 1 MG Cyclosporine IV So!n 50 MG/MLMycophenolate Mofeti1Tab 500 MG Siro!imus Tab 0.5 MGBaslliximab For IV Soln 10 MGCyclosporlne Modified cap 25 MGMycopheno!ate Mofetil Hd For IV Soln 500 MG (Base Equiv)Sirolimus Tab 2 MG Azathioprine Tab SO MG  99402020300130 CycloSPORINE Modified Cyclosporlne Modified Cap 50 MG  Mycophenolate Sodium Tab DR 180 MG (Mycophenoltc Add Equiv) Skolimus Oral Soln 1 MG/MLBelatacept For IV Infusion 250 MG Cyclosporine Oral Soln 100 MG/MLMycophenolate Mofetil For Oral Susp 200 MG/ML Sirolimus Tab 1 MGBasi!ix!mab For IV Soln 20 MG  ,/ ,5..),\,-:,. I f"{"i- -,  ,.;.-.;!' .o· ,,......._. - ·r,"  52503080002120 Entyvio  Vedolizumab For IV Solution 300 MG  24.25%27.55%25.00%  24.25%27.55%25.00%  27.SS%  25.00%24.25%27.55%15.50%15.50%15.50%15.50%15.50%15.50%16.75%15.50%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16J)0%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%  ,_'::;I//  ''\ •·l,t, :  16.00%

                 lnterleukin•l Blockers  66450060002120  Arcalyst  Rilonacept For lnj 220 MG    16.75%    lnterleukin-1Receptor Antagonist{lL-lRa) RHEUMAT  6626001000E520  Kineret  Anakinra Subcutaneous So!n Prefilled Syringe 100 MG/0.67ML    16.00%    IRON OVERLOAD-ANTIDOTES  93000020102110  Desferal  Deferoxamine Mesylate For lnj 500 MG    16.75%    IRON OVERLOAD-ANTIDOTES  93100028000320  Ferriprox  Deferlprone Tab 500 MG    16.00%    IRON OVERLOAD-ANTIDOTES  93100025007330  ExJade  Deferasirox Tab For Oral Susp 250 MG    15.25%    IRON OVERLOAD-ANTIDOTES  93000020102130  Desferal  Deferoxamine Mesylate For lnj 2 GM    16.7S%    IRON OVERLOAD-ANTIDOTES  93100025007340  Exjade  Deferaslrox Tab For Oral Susp 500 MG    15.25%    IRON OVERLOAD-ANTIDOTES  93100025000320  Jadenu  DeferaslroxTab 90 MG    16.00%    IRON OVERLOAD-ANTIDOTES  9310002S000340  Jadenu  Deferasirox Tab 360 MG    16.00%    IRON OVERLOAO-ANTIDOTES  93100025007320  Exjade  DeferasiroxTab For Oral Susp 125 MG    15.25%    IRON OVERLOAD-ANTIDOTES  93100025000330  Jadenu  DeferaslroxTab 180 MG    16.00%    IRON REPLACEMENTS  82300085102020  Ferr!ecit  Sod Ferric Gluc Cmplx In Sucrose IV Soln 12.S MG/Ml {Fe Eq)    16.00%    IRON REPLACEMENTS  82300048002020  Venofer  Iron Sucrose fnj 20 MG/ML (Fe Equiv)    16.00%    LHRH Analogs  21405010106405  Lupron Depot  leuprofide Acetate For lnj Kit3.75 MG    16.00%    LHRH Analogs  21405010156420  Lupron Depot  leupro!ide Acetate {3 Month) For lnj Kit 11.25 MG    16.00%    Local Anesthetics- Topical  90850025306420  Qutenza  Capsalcln Patch 8% & Cleansing Gel Kit    16.00%    MEDICAL DEVICES  97051050106300  Omnitrope Pen 10 lnJ De  *Injection Device - Misc***    16.25%    MOUTH/THROAT/DENTAL AGENTS  88501000002000  Caphosol  *Artificial Saliva - Solution*0    16.00%    Movement Disorder Drug Therapy  62380070000310  Xenazine  TetrabenazineTab 12.5 MG    16.75%    Movement Disorder Drug Therapy  62380070000320  Xenazine  Tetrabenazine Tab 25 MG    16.75%    MULTIPLE SCLEROSIS  30300010004010  Acthar HP  Cortkotropin lnj Gel 80 Unit/ML    16.00%    MULTIPLE SCLEROSIS AGENTS  6240003010E520  Copaxone  Glatiramer Acetate Soln Prefllled Syringe 20 MG/Ml    16.75%    MULTIPLE SCLEROSIS AGENTS  62403075300250  Plegridy Starter Pack  Peginterferon Beta-la So!n Pen·lnj 63 & 94 MCG/0.SMl Pack    16.00%    MULTIPLE SCLEROSIS AGENTS  62405525006520  Tecftdera  Dimethyl Fumarate Capsule Delayed Release 120 MG    16.00%    MULTIPLE SCLEROSIS AGENTS  62403060506420  Betaseron  Interferon Beta-lb For lnj Kit 0.3 MG    16.25%    MULTIPLE SCLEROSIS AGENTS  62405050001320  Tysabri  Natal!zumab for IV lnj Cone 300 MG/15Ml    18.00%    MUlTJPLE SCLEROSIS AGENTS  6240003010ES40  Copaxone  Glatiramer Acetate Soln Prefilled Syringe 40 MG/ML    16.75%    MUlTIPLE SCLEROSIS AGENTS  6240307530E520  Plegridy  Peginterferon Beta-la Soln Prefi!led Syringe 125 MCG/0.SML    16.00%    MULTIPLE SCLEROSIS AGENTS  62405525006540  Tetfidera  Dimethyl Fumarate Capsule Delayed Release 240 MG    16.00%    MULTIPLE SCLEROSIS AGENTS  62403075300220  Plegricly  Peglnterferon Beta-la Soln Pen-injector 125 MCG/0.5Ml    16.00%    MULTIPLE SCLEROSIS AGENTS  62405525006320  Tecfidera  Dimethyl Fumarate Capsule DR Starter Pack 120 MG & 240 MG    16.00%    MULTIPLE SCLEROSIS AGENTS  62403060456420  Avonex  Interferon Beta-la For IM lnj Kit30MCG (33MCG{6.6MU)/Vial)    16.75%    MULTIPLE SCLEROSIS AGENTS  6240307530ESSO  P/egridy Starter Pack  Peginterferon Beta-la Soln Pref Syr 63 & 94 MCG/0.SML Pack    16.00%    MULTJPLE SCLEROSIS AGENTS  62406030007420  Ampyra  Dalfamprfdine Tab SR 12HR 10 MG    15.25%    MULTIPLE SCLEROSIS AGENTS  62404070000330  Aubagio  Terlffunomlde Tab 14 MG    23.75%    MULTIPLE SCLEROSIS AGENTS  62403060502120  Betaseron  Interferon Beta-lb For In] 0.3 MG    16.25%    MULTIPLE SCLEROSIS AGENTS  62405010002020  Lemtrada  Alemtuzumab IV lnj 12 MG/1.2ML (10 MG/ML)    16.00%    MUlTIPLE SCLEROSIS AGENTS  62404070000320  Aubaglo  Teriflunomide Tab 7 MG    23.75%    MULTIPLE SCLEROSIS AGENTS  62407025100120  Gilenya  Flngofimod HCI Cap 0.5 MG (Base Equiv)    16.50%    MUSCULOSKELETAL THERAPY AGENTS  75840015002300  Carticel  *Autologous Cultured Chondrocytes for Implantation*"    16.00%    Neurogenic Orthostatic Hypotenslon (NOH) Agents  38700030000150  Northera  Droxldopa Cap 300 MG    16.00%    Neurogenic Orthostatic Hypotension (NOH) -Agents  38700030000130  Northera  Droxidopa Cap 100 MG    16.00%    Neurogenic Orthostatic Hypotension {NOH) - Agents  38700030000140  Northern  Droxidopa Cap 200 MG    16.00%    NEUROMUSCULAR AGENTS  74400020052140  Botox  OnabotulinumtoxinA For lnj 200 Unit    16.75%    NEUROMUSCULAR AGENTS  74400020032120  Dysport  Abobotul!numtoxfnA For lnj 500 Unit    16.75%    NEUROMUSCULAR AGENTS  74503070000320  Ri1utek  Riluzole Tab 50MG    16.00%    NEUROMUSCULAR AGENTS  74400020102018  Myobloc  RimabotufinumtoxinB lnj 2500 UniVO.SML  -\1STP.z,L "-  16.25%    NEUROMUSCULAR AGENTS  74400020052120  Botox  Onabotulinumtox!nA For lnj 100 Unit  <,-_\:-, _i;:;;::,· ~/:---.....'\  16.75%    NEUROMUSCULAR AGENTS  74400020102020  Myobloc  Rimabotulinumtox!nB lnj 5000 Unit/ML  <)j7 -¥/.  "  16.25%  ')'',  , ' ,V Ye  r,  !.'] omrato Ntim \ •  Gro;H\,  \lf'  ··o,,,i.  .......,  )_ >----' •} '/  \\"'  . ,  ,.,// (J  i°"• ''"'  \ \(;V\ r;,·.,,._ ,Y'cc=1,5"' _  '  ..  (

NEUROMUSCULAR AGENTS	74400020202120	Xeomin	IncobotulinumtoxinA For Inj 50 Unit	16.25%
NEUROMUSCULAR AGENTS	74400020032115	Dysport	AbobotulinumtoxinA For Inj 300 Unit	16.75%
NEUROMUSCULAR AGENTS	74400020202130	Xeomin	IncobotulinumtoxinA For Inj 100 Unit	16.25%
NEUROMUSCULAR AGENTS	74400020102022	Myobloc	RimabotulinumtoxinB Inj 10000 Unit/2ML	16.25%
OBSOLETO	90250515002120	AMEVIVE	ALEFACEPT FOR IV INJ 7.5 MG	15.50%
OPHTHALMIC AGENTS	86300010002320	Ozurdex	Dexamethasone Intravitreal Implant 0.7 MG	16.00%
OPHTHALMIC AGENTS	86700065002120	Visudyne	Verteporfin For IV Soln 15 MG (2 MG/ML)	16.25%
OPHTHALMIC AGENTS	86300017102320	Retisert	Fluocinolone Acetonide Intravitreal Implant 0.59 MG	16.00%
OPHTHALMIC AGENTS	86801060002020	Jetrea	Ocriplasmin Intravitreal Inj 0.5 MG/0.2ML (2.5 MG/ML)	16.00%
OPHTHALMIC AGENTS	86655010002020	Eylea	Aflibercept Intravitreal Inj 2 MG/0.05ML (40 MG/ML)	16.75%
OPHTHALMIC AGENTS	86655060002012	Lucentis	Ranibizumab Intravitreal Inj 0.3 MG/0.05ML (6 MG/ML)	16.75%
OPHTHALMIC AGENTS	86655060002020	Lucentis	Ranibizumab Intravitreal Inj 0.5 MG/0.05ML (10 MG/ML)	16.75%
OPHTHALMIC AGENTS	86655050302020	Macugen	Pegaptanib Sodium Intravitreous Inj 0.3 MG/90 Microliter	16.25%
Ophthalmic Agents	86300080101820	Triesence	Triamcinolone Acetonide Ophth Inj 40 MG/ML	15.50%
OSTEOARTHRITIS OF THE KNEE	7580004000E530	Synvisc	Hylan Intra-articular Solution Prefilled Syringe 16 MG/2ML	16.75%
OSTEOARTHRITIS OF THE KNEE	7580004000E560	Synvisc One	Hylan Intra-articular Solution Prefilled Syringe 48 MG/6ML	16.75%
OSTEOARTHRITIS OF THE KNEE	7580006000E520	OrthoVisc	Hyaluronan Intra-articular Soln Prefilled Syringe 30 MG/2ML	16.75%
OSTEOARTHRITIS OF THE KNEE	7580007010E520	Euflexxa	Sodium Hyaluronate Intra-articular Soln Pref Syr 20 MG/2ML	16.75%
OSTEOARTHRITIS OF THE KNEE	7580007010E525	Supartz	Sodium Hyaluronate Intra-articular Soln Pref Syr 25 MG/2.5ML	16.25%
OSTEOARTHRITIS OF THE KNEE	75800070102024	Hyalgan	Sodium Hyaluronate Intra-articular Inj 20 MG/2ML	16.75%
OSTEOPOROSIS- BISPHOSPHONATES	30042090002120	Zoledronic Acid	Zoledronic Acid For IV Soln 4 MG	35.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090001320	Zoledronic Acid	Zoledronic Acid Inj Conc For IV Infusion 4 MG/5ML	34.20%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102012	Pamidronate Disodium	Pamidronate Disodium IV Soln 9 MG/ML	16.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102006	Pamidronate Disodium	Pamidronate Disodium IV Soln 3 MG/ML	16.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102009	Pamidronate Disodium	Pamidronate Disodium IV Soln 6 MG/ML	16.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090002016	Zoledronic Acid	Zoledronic Acid IV Soln 4 MG/100ML	35.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102120	Aredia	Pamidronate Disodium For Inj 30 MG	16.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042090002020	Reclast	Zoledronic Acid IV Soln 5 MG/100ML	35.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042060102140	Aredia	Pamidronate Disodium For Inj 90 MG	16.00%
OSTEOPOROSIS- BISPHOSPHONATES	30042048102030	Boniva	Ibandronate Sodium IV Soln 3 MG/3ML (Base Equivalent)	16.00%
Progesterone Receptor Antagonists ANTIDIABETICS	27304050000330	Korlym	Mifepristone Tab 300 MG	16.00%
Progestin Contraceptives - IUD	25200050005320	Mirena	Levonorgestrel Releasing IUD 20 MCG/24HR (52 MG Total)	15.50%
Progestin Contraceptives - IUD	25300005002320	Implanon	Etonogestrel Subdermal Implant 68 MG	15.25%
PROGESTINS	26000010101710	Makena	Hydroxyprogesterone Caproate IM in Oil 250 MG/ML	16.75%
PSORIASIS	9025058500E520	Stelara	Ustekinumab Soln Prefilled Syringe 45 MG/0.5ML	16.00%
PSORIASIS	66700015000330	Otezla	Apremilast Tab 30 MG	16.00%
PSORIASIS	9025058500E540	Stelara	Ustekinumab Soln Prefilled Syringe 90 MG/ML	16.00%
PSORIASIS	90250515002130	AMEVIVE	Alefacept For IM Inj 15 MG	15.50%
PSORIASIS	9025057500E520	Cosentyx	Secukinumab Subcutaneous Soln Prefilled Syringe 150 MG/ML	16.00%
PSORIASIS	90250585002020	Stelara	USTEKINUMAB INJ 45 MG/0.5ML	16.00%
PSORIASIS	66700015008720	Otezla	Apremilast Tab Starter Therapy Pack 10 MG & 20 MG & 30 MG	16.00%
PSORIASIS	9025057500D520	Cosentyx Sensoready Per	Secukinumab Subcutaneous Soln Auto-injector 150 MG/ML	16.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000340	Adempas	Riociguat Tab 2 MG	16.00%
PULMONARY ARTERIAL HYPERTENSION	40160015000330	Tracleer	Bosentan Tab 125 MG	16.00%
PULMONARY ARTERIAL HYPERTENSION	40170080050415	Orenitram	Treprostinil Diolamine Tab CR 0.25 MG (Base Equiv)	16.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000320	Adempas	Riociguat Tab 1 MG	16.00%
PULMONARY ARTERIAL HYPERTENSION	40160007000320	Letairis	Ambrisentan Tab 10 MG	16.00%
PULMONARY ARTERIAL HYPERTENSION	40170080002020	Tyvaso	Treprostinil Inhalation Solution 0.6 MG/ML	16.00%
PULMONARY ARTERIAL HYPERTENSION	40134050000350	Adempas	Riociguat Tab 2.5 MG	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19 - 052

                                                                                                                         NEUROMUSCULAR AGENTS  NEUROMUSCULAR AGENTS  NEUROMUSCUlAR AGENTS  NEUROMUSCULAR AGENTS  OBSOLETO  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  OPHTHALMIC AGENTS  Ophthalmic Agents OSTEOARTHRITIS OF THE KNEE  OSTEOARTHRITIS OF THE KNEE  OSTEOARTHRITIS OF THE KNEE  OSTEOARTHRITIS OF THE KNEE  OSTEOARTHRITIS OF THE KNEE  OSTEOARTHRITIS OF THE KNEE  OSTEOPOROSIS- BISPHOSPHONATES  OSTEOPOROSIS- BlSPHOSPHONATES  OSTEOPOROSIS- BlSPHOSPHONATES  OSTEOPOROSIS- BlSPHOSPHONATES  OSTEOPOROSIS· BISPHOSPHONATES  OSTEOPOROSIS- BISPHOSPHONATES  OSTEOPOROSIS· BISPHOSPHONATES  OSTEOPOROSIS· BISPHOSPHONATES  OSTEOPOROSIS· BISPHOSPHONATES  OSTEOPOROSIS- BISPHOSPHONATES  Progesterone Receptor Antagonists ANTIDlABETICS  Progestin Contraceptives- IUD  Progestln Contraceptives - IUD  PROGESTINS  PSORIASIS  PSORIASIS  PSORIASIS  PSORIASIS  PSORIASIS  PSORIASIS  PSORIASIS  PSORIASIS  PULMONARY ARTERIAL HYPERTENSION  PUlMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  PULMONARY ARTERIAL HYPERTENSION  74400020202120 Xeomln  74400020032115 Dysport  74400020202130 Xeomin  74400020102022 Myob!oc  90250515002120 AMEVIVE  86300010002320 Ozurdex86700065002120 Visudyne86300017102320 Retisert86801060002020 Jetrea86655010002020 Eylea8665S060002012 Lucentls 86655060002020 lucentis86655050302020 Macugen86300080101820 Triesence 7580004000ES30 Synvlsc7580004000E560 Synvlsc One 7580006000E520 OrthoVisc 7580007010ES20 Euf!exxa7580007010ES25 Supartz75800070102024 Hyafgan30042090002120 Zoledronic Acid30042090001320 Zo!edronic Add30042060102012 Pamldronate Disodium30042060102006 Pam!dronate Dlsodlum30042060102009 Pamldronate Dlsodium30042090002016 2oledron!c Acid  30042060102120 Aredia30042090002020 Redast  30042060102140 Aredla30042048102030 Boniva  27304050000330 Korlym25200050005320 Mirena25300005002320 lmplanon26000010101710 Makena  9025058500E520 Stelara  66700015000330 otezla  9025058500E540 Stelara90250515002130 AMEVIVE  9025057500E520 Cosentyx  90250585002020 Ste1ara  66700015008720 otezla  40134050000340 Adempas40160015000330 Tracleer40170080050415 Orenltram40134050000320 Adempas40160007000320 Letairis40170080002020 Tyvaso40134050000350 Adempas  lncobotulinumtoxinA For lnJ 50 Unit AbobotuHnumtoxinA For lnj 300 Unit lncobotulinumtoxinA For lnj 100 Unit RimabotulinumtoxinB lnj 10000 Unit/2Ml  ALEFACEPT FOR IV INJ 7.5 MG  Dexamethasone lntravitreal lmplant0.7 MG Verteporfin For IV So!n 15 MG {2 MG/ML) F!uoclnolone Acetonide lntravitreal lmp!ant0.59 MG  Ocrip!asmin lntravitreal lnj 0.5 MG/0.2ML (2.5 MG/ML) Aflibercept lntravitreal lnj 2 MG/0.0SML (40 MG/ML)  Ranibizumab lntravitreal lnJ 0.3 MG/0.05Ml {6 MG/ML) Ranibizumab lntravitreal lnj 0.5 MG/0.0SML (10 MG/ML)  Pegaptanib Sodium lntravitreous lnj 0.3 MG/90 Micro!iter Triamcinolone Acetonlde Ophth lnj 40 MG/MLHylan Intra-articular Solution Prefilled Syringe 16 MG/2MLHylan Intra-articular Solution Prefilled Syringe 48 MG/6ML Hyaluronan lntra-articularSofnPrefi![ed Syringe 30 MG/2ML Sodium Hyaluronate lntra-art!CtJ!ar Soln Pref Syr 20 MG/2Ml Sodium Hyaluronate Intra-articular Solo PrefSyr 25 MG/2.5Ml Sodium Hyaluronate Intra-articular lnj 20 MG/2MLZoledronlc Acid For IV Soln 4 MGZoledronic Acid lnj Cone For N Infusion 4 MG/SML Pamidronate Dlsodtum IV So!n 9 MG/MlPamidronate Disodium IV So!n 3 MG/Ml Pamidronate Disodium IV Soln 6 MG/Ml 2oledron!c Acid IV Soln 4 MG/lOOMLPam!dronate Dlsodium For lnj 30 MG Zo!edronic Acid IV Soln 5 MG/lOOMl Pamidronate Dlsodium For lnj 90 MGlbandronate Sodium IVSoln 3 MG/3ML (Base Equivalent)Mifepristone Tab 300 MGlevonorgestrel Re!easlng IUD 20 MCG/24HR {52 MG Total) Etonogestrel Subdermal Implant 68 MG Hydroxyprogesterone Caproate lM in Oil 250 MG/ML Ustekinumab Soln Prefilled Syringe 45 MG/0.5Ml ApremilastTab 30 MGUstekinumab Soln Prefilled Syringe 90 MG/ML Alefacept For IM lnj 15 MGSecukinumab Subcutaneous So!n Prefilled Syringe 150 MG/Ml U5TEKINUMAB INJ 45 MG/0.SMLApremilastTab Starter Therapy Pack 10 MG & 20 MG & 30 MG  90250575000520 Cosentyx Sensoready Pe Secukinumab Subcutaneous Soln Auto-injector 150 MG/ML  Riociguat Tab 2 MG Bosentan Tab 125 MGTreprostlnll Ololamfne Tab CR 0.25 MG (Base Equiv) RiociguatTab 1 MGAmbrlsentan Tab 10 MGTreprostinil Inhalation Solution 0.6 MG/Ml RiociguatTab 2.5 MG  16.25%16.75%16.25%16.25%15.50%16.00%16.25%16.00%16.00%16.75%16.75%16.75%16.25%15.50%16.75%16.75%16.75%16.75%16.25%16.75%.35.00%34.20%16.00%16.00%16.00%35.00%16.00%35.00%16J)O%16.00%16.00%15.50%15.25%16.75%16.00%16.00%16.00%15.50%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%16.00%

         q:-.{S,  PULMONARY ARTERIAL HYPERTENSION  40160050000320  Opsumit  Macitentan Tab 10 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION  40134050000310  Adempas  Riodguat Tab 0.5 MG    PULMONARY ARTERIAL HYPERTENSION  40160007000310  Letairis  Ambrisentan Tab S MG  16.00%16.00%  PULMONARY ARTERIAL HYPERTENSION  40170080102040  Remodulin  Treprostinil Sodium JnJ 10 MG/ML(Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION  40170080050420  Orenitram  Treprostinil Diolamine Tab CR 1 MG (Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION  40134050000330  Adempas  Riodguat Tab 1.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION  40160015000320  Tradeer  Bosentan Tab 62.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION  40143060101920  Revatio  Si1denafil Citrate For Suspension 10 MG/ML  16.75%  PULMONARY ARTERIAL HYPERTENSION  40170080050410  o,enitram  Treprostinil Diolamine Tab CR 0.125 MG (Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION  40170040102110  Epoprostenol Sodium  Epoprostenol Sodium For Inj 0.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION  40170080050425  Orenitram  Treprostinil Diolamlne Tab CR 2.5 MG (Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION  40143060100320  Revatio  Si!denafil Citrate Tab 20 MG  40.00%  PULMONARY ARTERIAL HYPERTENSION  40143080000320  Adcirca  Tadalafil Tab 20 MG (PAH)  15.75%  PULMONARY ARTERIAL HYPERTENSION  40170060002020  Ventavls  lloprost Inhalation Solution 10 MCG/ML  16.00%  PULMONARY ARTERIAL HYPERTENSlON  40170080102020  Remodulln  Treprostinil Sodium lnj 2.5 MG/Ml {Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION  40170060002040  Ventavis  l!oprost Inhalation Solution 20 MCG/ML  16.00%  PULMONARY ARTERIAL HYPERTENSlON  40170080102030  RemoduHn  Treprostinll Sodium lnj 5 MG/ML {Base Equiv}  16.00%  PULMONARY ARTERIAL HYPERTENSION  40143060102020  Revatio  Sildenafil atrate IV Soln 10 MG/12.SML (Base Equivalent)  16.75%  PUlMONARY ARTERIAL HYPERTENSION  40170040102130  Epoprostenol Sodium  Epoprostenol Sodium For lnj 1.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION  40170080102010  Remodulin  Treprostinll Sodium lnj 1 MG/Ml(Base Equiv)  16.00%  Pulmonary Fibrosis Agents  45550060000120  Esbriet  Pirfenidone Cap 267 MG  16.00%  Pulmonary Fibrosis Agents  45554050200130  Ofev  Nintedanib Esylate Cap 150 MG {Base Equivalent)  16.00%  Pulmonary Fibrosis Agents  45554050200120  Ofev  Nintedanib Esylate Cap 100 MG (Base Equivalent}  16.00%  RESPIRATORY AGENTS- MISC.  45100010102110  Ara!astNP  Alphal-Proteinase Inhibitor (Human) For IVSoln 500 MG  16.00%  RESPIRATORY AGENTS - MISC.  45000070001820  Surfaxin  Lucinactant lntratracheal Susp 30 MG/ML  16.00%  RESPIRATORY AGENTS- MISC.  45100010102108  Arafast  A!phal-Proteinase Inhibitor (Human) For IV Solo 400 MG  15.50%  RESPIRATORY AGENTS - MISC.  45100010102118  Aralast  Afphal-Proteinase Inhibitor (Human) For JV Soln 800 MG  15.50%  RESPIRATORY AGENTS- MISC.  45100010102020  Glassia  Alphal-ProteinaseInhibitor (Human) lnj 1000 MG/SOML  15.75%  RESPIRATOR'r AGENTS- MISC.  45100010102120  Aralast NP  Alphal-ProteinaseInhibitor {Human) For IV Solo 1000 MG  16.00%  ResplratorySyncytia!Virus {RSV) Agents  19502060002015  Synagis  Palivlzumab IM So!n 50MG/0.SML  15.75%  Respiratory Syncytial Virus {RSV) Agents  19502060002020  synagis  Palivizumab IM Soln 100 MG/Ml  15.75%  Respiratory Syncytial Virus (RSV) Agents  1260407S002120  Vlrazole  Rlbavirin For lnhal Soln 6 GM  16.00%  Respiratory Tract Agents  40120070000310  Uptravi  SelexipagTab 200 MCG  15.50%  Respiratory Tract Agents  40120070000340  Uptravi  SelexipagTab 1400 MCG  15.50%  Respiratory Tract Agents  40120070000315  Uptravi  Selexlpag Tab 400 MCG  15.50%  Respiratory Tract Agents  40120070000320  Uptravi  Selexipag Tab 600 MCG  15.50%  Respiratory Tract Agents  40120070008720  Uptravi  Se!exipagTab Therapy Pack200 MCG (140) & 800 MCG (60)  15.50%  Respiratory Tract Agents  40120070000345  Uptravi  Selexipagfab 1600 MCG  15.50%  Respiratory Tract Agents  40120070000330  Upt,avi  Selexipag Tab 1000 MCG  15.50%  Respiratory Tract Agents  40120070000335  Uptravl  Selexipag Tab 1200 MCG  15.50%  Respiratory Tract Agents  40120070000325  Uptravi  Selexipag Tab 800 MCG  15.50%  RHEUMATOID ARTHRITIS MISC  6650007000E520  Actemra  Tocilizumab Subcutaneous Solo Prefilled Syringe 162 MG/0.9Ml  15.50%  RHEUMATOID ARTHRITIS MISC  66500070002035  Actemra  Toci!izumab IV lnj 200 MG/lOML  15.50%  RHEUMATOJD ARTHRITIS MISC  66400010002120  Orenda  Abatacept For IV So!n 250 MG  16.25%  RHEUMATOJD ARTHRITIS MISC  66603065100320  Xeljanz  Tofacitinib Citrate Tab 5 MG (Base Equivalent)  16.00%  RHEUMATOID ARTHRITIS MISC  66500070002040  Actemra  Tocftizumab IVlnj 400 MG/20ML  15.50%  RHEUMATOID ARTHRITIS MISC  6640001000£520  Orencia  Abatacept Subcutaneous Sofn Prefil!ed Syringe 125 MG/ML . ---··.-1-  16.25%  RHEUMATOID ARTHRITIS MISC  66280050000320  Arava  Leflunomlde Tab 20 MG ( \\•l1::T._'c,••- • 1(,'J""  16.00%  RHEUMATOID ARTHRITIS MISC  66460020002120  llaris  canak:!numab For lnJ 180 MG /;''.r,:'7 ...,_i,J'\-v.),,,,\-  \ 16.75%  I  ' f Contrato Nu \ \) \.  1  mer, i

           RHEUMATOID ARTHRITIS MISC  66500070002030  Actemra  Tocilfzumab IV lnj80 MG/4Ml    RHEUMATOID ARTHRITIS MISC  66280050000310  Arava  leflunomide Tab 10 MG  15.50%16.00%  Short Bowel Syndrome (SBS) Agents  52533070006420  Gattex  Teduglutide (rDNA) For lnj Kit 5 MG    Stem Cell Mobllizers  82502060002020  Mozobil  Plerixafor Subcutaneous lnj 24 MG/1.2Ml (20 MG/Ml)  16.00%16.75%  Systemic lupus Erythematosus Agents  99422015002120  Ben!ysta  Belimumab For IVSoln 120 MG  16.75%  Systemic lupus Erythematosus Agents  99422015002140  Benlysta  Belimumab For IV Soln 400 MG  16.75%  Therapeutic Nutrients/Minerals/Elect,olytes  93100028002020  Ferriprox  Deferiprone Oral Soln 100 MG/ML  15.50%  TUBERCULOSIS  09000015100320  Sirturo  Bedaquiline Furna rate Tab 100 MG (Base Equiv)  16.00%  Tumor Nec,osls Factor Alpha Blockers  52S05020106460  Cimzia Starter Kit  Certo!izumab Pegol lnj Kit 6X 200 MG/Ml  16.75%  Tumor Nec,osis Factor Alpha Blockers  6627004000DS40  Simponi  Go!imumab Subcutaneous Sein Auto-injector 100 MG/ML  16.25%  Tumor Necrosis Factor Alpha Blockers  6629003000ES30  Enbrel  EtanerceptSubcutaneous Soln Prefilled Syringe SO MG/ML  16.75%  Tumor Necrosis Factor Alpha Blockers  52505020106420  Cimzia  Certo!izumab Pegol For lnj Kit 2 X 200 MG  16.75%  Tumor Necrosis Factor Alpha Blockers  66270040002015  SimponiAria  Gofimumab IV Soln SO MG/4ML  16.25%  Tumor Necrosis Factor Alpha Blockers  6629003000D530  Enbrel SureC!ick  EtanerceptSubcutaneous Solution Auto-injector 50 MG/Ml  16.75%  Tumor Necrosis Factor Alpha Blockers  52505040002120  Remicade lnflbdmab Fot IV lnj100 MG    16.00%  Tumor Necrosis Factor Alpha Blockers  6627004000E520  5imponi  Golimumab Subcutaneous So!n Prefi!led Syringe SO MG/0.SML  16.2S%  Tumor Necrosis Factor Alpha Blockers  S2S05020106440  Cimzia  Certolizumab Pegol lnj Kit 2X 200 MG/Ml  16.75%  Tumor Necrosis Factor Alpha Blockers  6627004000D520  Simponi  Golimumab Subcutaneous Soln Auto-injector 50 MG/0.SML  16.25%  Tumor Necrosis Factor Alpha Blockers  6629003000E525  Enbrel  Etanercept Subcutaneous Soln Prefi!led Syringe 25 MG/0.SML  16.75%  Tumor Necrosis Factor Alpha Blockers  6627001500F420  Humira Pen  Ada!Jmumab Pen-injector Kit 40 MG/0.8Ml  16.75%  Tumor Necrosis Factor Alpha Blockers  6627004000E540  Simponi  Golimumab Subcutaneous Soln Prefilled Syringe 100 MG/ML  16.25%  Tumor Necrosis Factor Alpha Blockers  6627001500F810  Humira  Adaflmumab Prefilled Syringe Kit 20 MG/0.4Ml  16.75%  Tumor Necrosis Factor Alpha Blockers  6627001500F820  Humira  Ada!imumab Prefllled Syringe Kit 40 MG/0.SML  16.7S%  Tumor Necrosis Factor Alpha Blockers  66290030006420  Enbrel  Etanercept For Subcutaneous Jnj Kit 25 MG  16.75%  Tumor Necrosis Factor Alpha Blockers  6627001500F805  Humira  Adalimumab Prefilled Syringe Kit 10 MG/0.2Ml  16.75%  Viscosupplements  7580006000e515  Hymovis  Hya!uronan Intra-articular Soln Ptefilled Syringe 24 MG/3Ml  15.50%  (blank)  96544244002900  Gabapentin  Gabapentin Powder  15.50%  (blank)  30201010102030  DDAVP  Desmopressin Acetate lnj 4 MCG/Ml  15.50%  (blank)  30089902506420  lupaneta Pack  leuproltde (1 Mon) lnj 3.75 MG & Norethindrone Tab 5 MG Kit  15.50%  {blank)  21700030000105  Hydroxyurea  Hydroxyurea Cap 500 MG  15.50%  (blank)  85153060101310  Aggrastat  Tlroflban HCI IV Cone 3.75 MG/lSML {250 MCG/ML) (Base Equiv)  15.50%

Category	GPI	Drug Name	GPI Name	Actual Discount
Agents for Gaucher Disease	82700020002020	Ceredase	Alglucerase IV Soln 80 Unit/ML	16.00%
Agents for Gaucher Disease	82700085102120	Vpriv	Velaglucerase Alfa For Inj 400 Unit	16.00%
Agents for Gaucher Disease	82700040600120	Cerdelga	Eliglustat Tartrate Cap 84 MG (Base Equivalent)	16.00%
Agents for Gaucher Disease	82700050002110	Cerezyme	Imiglucerase For Inj 200 Unit	16.00%
Agents for Gaucher Disease	82700070000120	Zavesca	Miglustat Cap 100 MG	16.00%
Agents for Gaucher Disease	82700080102120	Elelyso	Taliglucerase Alfa For Inj 200 Unit	16.00%
Agents for Gaucher Disease	82700050002120	Cerezyme	Imiglucerase For Inj 400 Unit	16.00%
ANALGESICS - ANTI-INFLAMMATORY	66200030002015	Gold Sodium Thiomalate	Gold Sodium Thiomalate Inj 50 MG/ML	16.00%
ANALGESICS - NonNarcotic	64154090102020	Prialt	Ziconotide Acetate Intrathecal Inj 100 MCG/ML	16.75%
ANALGESICS - NonNarcotic	64154090102030	Prialt	Ziconotide Acetate Intrathecal Inj 500 MCG/5ML	16.75%
ANALGESICS - NonNarcotic	64154090102010	Prialt	Ziconotide Acetate Intrathecal Inj 500 MCG/20ML (25 MCG/ML)	16.75%
ANDROGENS-ANABOLIC	23100030802030	Aveed	Testosterone Undecanoate IM Inj in Oil 750 MG/3ML (250MG/ML)	16.00%
ANTIARRHYTHMICS	35400025000110	Tikosyn	Dofetilide Cap 125 MCG (0.125 MG)	15.50%
ANTIARRHYTHMICS	35400025000120	Tikosyn	Dofetilide Cap 250 MCG (0.25 MG)	15.50%
ANTIARRHYTHMICS	35400025000130	Tikosyn	Dofetilide Cap 500 MCG (0.5 MG)	15.50%
ANTIASTHMATIC AND BRONCHODILATOR AGENTS	44603060002120	Xolair	Omalizumab For Inj 150 MG	16.25%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102030	Tobramycin Sulfate	TOBRAMYCIN SULFATE INJ 40 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102020	Tobramycin Sulfate	Tobramycin Sulfate Inj 10 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102034	Tobramycin Sulfate	Tobramycin Sulfate Inj 80 MG/2ML (40 MG/ML)	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102105	Tobramycin Sulfate	Tobramycin Sulfate For Inj 1.2 GM	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102039	Tobramycin Sulfate	Tobramycin Sulfate Inj 2 GM/50ML (40 MG/ML)	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102022	Tobramycin Sulfate	Tobramycin Sulfate IV Soln 10 MG/ML	41.75%
ANTIBIOTICS- AMINOGLYCOSIDES	07000070102038	Tobramycin Sulfate	Tobramycin Sulfate Inj 1.2 GM/30ML (40 MG/ML)	41.75%
Anti-Cataplectic Agents	62450060202020	Xyrem	Sodium Oxybate Oral Solution 500 MG/ML	16.00%
ANTICOAGULANTS	83101010102020	Fragmin	Dalteparin Sodium Inj 2500 Unit/0.2ML	16.00%
ANTICOAGULANTS	83101020102013	Lovenox	Enoxaparin Sodium Inj 40 MG/0.4ML	16.00%
ANTICOAGULANTS	83103030102035	Arixtra	Fondaparinux Sodium Subcutaneous Inj 5 MG/0.4ML	16.00%
ANTICOAGULANTS	83101010102065	Fragmin	Dalteparin Sodium Inj 25000 Unit/ML	16.00%
ANTICOAGULANTS	83101020102050	Lovenox	Enoxaparin Sodium Inj 300 MG/3ML	16.00%
ANTICOAGULANTS	83370060000340	Xarelto	Rivaroxaban Tab 20 MG	16.00%
ANTICOAGULANTS	83101010102040	Fragmin	Dalteparin Sodium Inj 5000 Unit/0.2ML	16.00%
ANTICOAGULANTS	83101020102014	Lovenox	Enoxaparin Sodium Inj 60 MG/0.6ML	16.00%
ANTICOAGULANTS	83103030102040	Arixtra	Fondaparinux Sodium Subcutaneous Inj 7.5 MG/0.6ML	16.00%
ANTICOAGULANTS	83101010102015	Fragmin	Dalteparin Sodium Inj 10000 Unit/ML	16.00%
ANTICOAGULANTS	83101020102012	Lovenox	Enoxaparin Sodium Inj 30 MG/0.3ML	16.00%
ANTICOAGULANTS	83103030102020	Arixtra	Fondaparinux Sodium Subcutaneous Inj 2.5 MG/0.5ML	16.00%
ANTICOAGULANTS	83101010102045	Fragmin	Dalteparin Sodium Inj 7500 Unit/0.3ML	16.00%
ANTICOAGULANTS	83101020102015	Lovenox	Enoxaparin Sodium Inj 80 MG/0.8ML	16.00%
ANTICOAGULANTS	83103030102045	Arixtra	Fondaparinux Sodium Subcutaneous Inj 10 MG/0.8ML	16.00%
ANTICOAGULANTS	83101010102056	Fragmin	Dalteparin Sodium Inj 15000 Unit/0.6ML	16.00%
ANTICOAGULANTS	83101020102018	Lovenox	Enoxaparin Sodium Inj 120 MG/0.8ML	16.00%
ANTICOAGULANTS	83370060000320	Xarelto	Rivaroxaban Tab 10 MG	16.00%
ANTICOAGULANTS	83101010102060	Fragmin	Dalteparin Sodium Inj 18000 Unit/0.72ML	16.00%
ANTICOAGULANTS	83101020102020	Lovenox	Enoxaparin Sodium Inj 150 MG/ML	16.00%
ANTICOAGULANTS	83370060000330	Xarelto	Rivaroxaban Tab 15 MG	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                 Anexo 1: Lista de Descuentos para Medicamentos de Alto Cosio que sean despachados por las Farmacias Jndependlentes y Cadenas Locales {2017)  Category  GPI  Drug Name  GP! Name  Actual Discount  Agents for Gaucher Disease  82700020002020  Ceredase  A!glucerase IV Soln 80 Unit/ML  16.00%  Agents for Gaucher Disease  82700085102120  Vptiv  Ve!aglucerase Alfa For lnj 400 Unit  16.00%  Agents for Gaucher Disease  82700040600120  Cerdelga  Elig!ustat Tartrate Cap 84 MG {Base Equivalent)  16.00%  Agents for Gaucher Disease  82700050002110  Cerezyme  lmiglucerase For lnj 200 Unit  16.00%  Agents for Gaucher Disease  82700070000120  Zavesca  Miglustat Cap 100 MG  16.00%  Agents for Gaucher Disease  82700080102120  Elelyso  Taliglucerase Alfa For lnj 200 Unit  16.00%  Agents for Gaucher Disease  82700050002120  Cerezyme  lmiglucerase For lnj 400 Unit  16.00%  ANALGESICS -ANTI-INFLAMMATORY  6620003000201S  Gold Sodium Thiomalate  Gold Sodium Thiomalate lnj 50 MG/ML    ANALGESICS - NonNarcotic  64154090102020  Prialt  Zlconotide Acetate lntrathecal lnj 100 MCG/Ml  16.00%  ANALGESICS- NonNarcotic  64154090102030  Malt  Ziconotide Acetate Jntrathecal Jnj 500 MCG/SML  16.75%  ANALGESICS - NonNarcotic  64154090102010  Prialt  Ziconotlde Acetate lntrathecal lnj 500 MCG/20ML {25 MCG/ML)  16.75%  ANDROGENS-ANABOLIC  23100030802030  Aveed  Testosterone Undecanoate IM Jnj In Oil 750 MG/3ML (250MG/ML)  16.75%  ANTIARRHYTHM!CS  35400025000110  Tikosyn  Dofeti1ide Cap 125 MCG (0.125 MG)  16.00%15.50%  ANTIARRHYTHMICS  35400025000120  Tikosyn  Dofetilide Cap 250 MCG (0.25 MG)  15.50%  ANTIARRHYTHM!CS  35400025000130  Tikosyn  Dofetilide cap 500 MCG {0.5 MG)  15.50%  ANTIASTHMATICAND BRONCHODILATORAGENTS  44603060002120  Xolalr  Omalizumab For In] 150 MG  16.25%  ANTIB!OTICS- AMINOGlYCOStDES  07000070102030  Tobramycin Sulfate  TOBRAMVCIN SULFATE INJ 40 MG/ML  41.75%  ANTIBIOTICS-AMINOGLVCOStDES  07000070102020  Tobramycin Sulfate  Tobramycln Sulfate lnj 10 MG/ML  41.75%  ANTIBIOTICS-AMINOGlVCOStDES  07000070102034  Tobramycin Sulfate  Tobramycin Sulfate In] 80 MG/2ML {40 MG/ML)  41.75%  ANTIBIOTICS-AMINOGLYCOSIDES  07000070102105  Tobramycin Sulfate  Tobramycin Sulfate For lnj 1.2 GM  41.75%  ANTIBIOTICS-AMINOGLVCOSIDES  07000070102039  Tobramycin Sulfate  Tobramycin Sulfate lnj 2 GM/50Ml {40 MG/Ml}  41.75%  ANTIBIOTICS-AMINOGLVCOSIDES  07000070102022  Tobramycln Sulfate  Tobramycin Sulfate IV So!n 10 MG/ML  41.75%  ANTIBIOTJCS-AMINOGLVCOSIDES  07000070102038  Tobramycln Sulfate  Tobramycin Sulfate lnj 1.2 GM/30ML{40 MG/ML)  41.75%  Anti-Catap!ect!c Agents  62450060202020  Xyrem  Sodium Oxybate Oral Solution 500 MG/Ml  16.00%  ANTICOAGULANTS  83101010102020  Fragmin  Dalteparin Sodium lnj 2500 Unit/0.2Ml  16.00%  ANTICOAGULANTS  83101020102013  lovenox  Enoxap.irin Sodium lnj 40 MG/0.4ML  16.00%  ANTICOAGULANTS  83103030102035  Arixtra  FondaparinuxSodium Subcutaneous lnj 5 MG/0.4ML  16.00%  ANTICOAGULANTS  83101010102065  Fragmin  Dalteparin Sodium In] 25000 Unit/Ml  16.00%  ANTICOAGULANTS  83101020102050  Lovenox  Enoxaparin Sodium lnj 300 MG/3Ml  16.00%  ANTICOAGULANTS  83370060000340  Xarelto  Rivaroxaban Tab 20 MG  16.00%  ANTICOAGULANTS  83101010102040  Fragmin  Dalteparin Sodium lnj 5000 Unit/0.2Ml  16.00%  ANTICOAGULANTS  83101020102014  lovenox  Enoxaparin Sodium In] 60 MG/0.6ML  16.00%  ANTICOAGULANTS  83103030102040  Arixtra  FondaparinuxSodlumSubcutaneous lnj 7.5 MG/0.6Ml  16.00%  ANTICOAGULANTS  83101010102015  Fragmin  Da!teparin Sodium lnJ 10000 Unit/Ml  16.00%  ANTICOAGULANTS  83101020102012  Lovenox  Enoxaparin Sodium lnj 30 MG/0.3ML  16.00%  ANTICOAGULANTS  83103030102020  Arixtra  Fondaparinux Sodium Subcutaneous Jnj 2.5 MG/0.SML  16.00%  ANTICOAGULANTS  83101010102045  Fragmin  Dalteparin Sodium lnj 7500 Unit/0.3Ml  16.00%  ANTICOAGULANTS  83101020102015  lovenox  EnoxaparinSodlurn lnj 80 MG/0.8ML  16.00%  ANTICOAGULANTS  83103030102045  Arixtra  Fondaparinux Sodium Subcutaneous JnJ 10 MG/0.8ML  16.00%  ANTICOAGULANTS  83101010102056  Fragmin  Dalteparin Sodium lnj 15000 Unlt/0.6ML  16.00%  ANTICOAGULANTS  83101020102018  Lovenox  Enoxaparin Sodium lnj 120 MG/0.8ML  16.00%  ANTICOAGULANTS  83370060000320  Xarelto  Rivaroxaban Tab 10 MG  16.00%  ANTICOAGULANTS  83101010102060  Fragmin  Dalteparin Sodium lnj 18000 Unit/0.72Ml _,,..·,,s·yi=.zrv'"' -.....:..•  16.00%  ANTICOAGULANTS  83101020102020  Lovenox  Enoxaparin Sodium lnj 150 MG/ML / t.\' ...<P·- i--.¾'I..}...  16.00%  ANTICOAGULANTS  83370060000330  Xarelto  Rivaroxaban Tab 15 MG //(:',;Y -_v.r,\\  16.00%  /'t'"••·)"'  t '  1 ii  i, ! .l 9 ·  .  v•m  ' '  o, 5' 9/I  tu, - --vo  '  :'y  0, ''"'  \,;.,.,,·. '•.  /,,y_:S  \ ·,.-....:.:...,-:,:...,.:: ,_....,• . /.

ANTICOAGULANTS	83101010102053	Fragmin	Dalteparin Sodium Inj 12500 Unit/0.5ML	16.00%
ANTICOAGULANTS	83101020102016	Lovenox	Enoxaparin Sodium Inj 100 MG/ML	16.00%
ANTICOAGULANTS	83334050102120	Refludan	Lepirudin For IV Soln 50 MG	16.00%
ANTICONVULSANTS	72600043002020	Keppra	Levetiracetam Oral Soln 100 MG/ML	16.00%
ANTICONVULSANTS	72600043000340	Keppra	Levetiracetam Tab 750 MG	16.00%
ANTICONVULSANTS	72600043002060	Keppra	Levetiracetam Inj 500 MG/5ML (100 MG/ML)	16.00%
ANTICONVULSANTS	72600043000350	Keppra	Levetiracetam Tab 1000 MG	16.00%
ANTICONVULSANTS	72170085000320	Sabril	Vigabatrin Tab 500 MG	15.75%
ANTICONVULSANTS	72600043007520	Keppra XR	Levetiracetam Tab SR 24HR 500 MG	16.00%
ANTICONVULSANTS	72600043000320	Keppra	Levetiracetam Tab 250 MG	16.00%
ANTICONVULSANTS	72600043000330	Keppra	Levetiracetam Tab 500 MG	16.00%
ANTICONVULSANTS	72170085003020	Sabril	Vigabatrin Powd Pack 500 MG	15.75%
ANTICONVULSANTS	72600043007530	Keppra XR	Levetiracetam Tab SR 24HR 750 MG	16.00%
ANTIEMETICS	50250025200330	Anzemet	Dolasetron Mesylate Tab 100 MG	16.00%
ANTIEMETICS	50280035102130	Emend	Fosaprepitant Dimeglumine For IV Infusion 150 MG (Base Eq)	16.00%
ANTIEMETICS	50280020000130	Emend	Aprepitant Capsule 125 MG	16.00%
ANTIEMETICS	50250025202020	Anzemet	Dolasetron Mesylate IV Inj 20 MG/ML	16.00%
ANTIEMETICS	50250025200320	Anzemet	Dolasetron Mesylate Tab 50 MG	16.00%
ANTIEMETICS	50280020006320	Emend	Aprepitant Capsule Therapy Pack 80 & 125 MG	16.00%
ANTIEMETICS	50250070102010	Aloxi	Palonosetron HCl IV Soln 0.075 MG/1.5ML (Base Equiv)	26.75%
Antiemetics	50250065052030	Zofran	Ondansetron HCl Inj 40 MG/20ML (2 MG/ML)	15.50%
ANTIEMETICS	50280020000110	Emend	Aprepitant Capsule 40 MG	16.00%
ANTIEMETICS	50280020000120	Emend	Aprepitant Capsule 80 MG	16.00%
Antiemetics	50250065052024	Ondansetron HCl	Ondansetron HCl Inj 4 MG/2ML (2 MG/ML)	15.50%
ANTIEMETICS	50250070102020	Aloxi	Palonosetron HCl IV Soln 0.25 MG/5ML (Base Equivalent)	26.75%
ANTIFUNGALS	11000010101920	Amphotec	Amphotericin B Cholesteryl Sulfate Complex For Inj 100 MG	16.00%
ANTIFUNGALS	11407060001820	Noxafil	Posaconazole Susp 40 MG/ML	16.00%
ANTIFUNGALS	11500025102130	Cancidas	Caspofungin Acetate For IV Soln 70 MG	16.00%
ANTIFUNGALS	11000010002105	Amphotericin B	Amphotericin B For Inj 50 MG	16.00%
ANTIFUNGALS	11407015022020	Diflucan in Dextrose	Fluconazole in Dextrose Inj 400 MG/200ML	15.25%
ANTIFUNGALS	11500010002130	Eraxis	Anidulafungin For IV Soln 100 MG	16.00%
ANTIFUNGALS	11000010301820	Abelcet	Amphotericin B Lipid Inj Susp (For IV Infusion) 5 MG/ML	16.00%
ANTIFUNGALS	11407080000320	Vfend	Voriconazole Tab 50 MG	16.00%
ANTIFUNGALS	11500050102120	Mycamine	Micafungin Sodium For IV Soln 50 MG	16.00%
ANTIFUNGALS	11407015012020	Diflucan in Sodium Chlori	Fluconazole in NaCl 0.9% Inj 400 MG/200ML	15.25%
ANTIFUNGALS	11407080002120	Vfend IV	Voriconazole For Inj 200 MG	16.00%
ANTIFUNGALS	11407015022010	Diflucan in Dextrose	Fluconazole in Dextrose Inj 200 MG/100ML	15.25%
ANTIFUNGALS	11500010002120	Eraxis	Anidulafungin For IV Soln 50 MG	16.00%
ANTIFUNGALS	11407015012010	Diflucan in Sodium Chlori	Fluconazole in NaCl 0.9% Inj 200 MG/100ML	15.25%
ANTIFUNGALS	11407080001920	Vfend	Voriconazole For Susp 40 MG/ML	16.00%
ANTIFUNGALS	11000010101910	Amphotec	Amphotericin B Cholesteryl Sulfate Complex For Inj 50 MG	16.00%
ANTIFUNGALS	11407035002020	Sporanox	Itraconazole Oral Soln 10 MG/ML	16.00%
ANTIFUNGALS	11500025102120	Cancidas	Caspofungin Acetate For IV Soln 50 MG	16.00%
ANTIFUNGALS	11000010401920	AmBisome	Amphotericin B Liposome IV For Susp 50 MG	16.00%
ANTIFUNGALS	11407080000340	Vfend	Voriconazole Tab 200 MG	16.00%
ANTIFUNGALS	11500050102130	Mycamine	Micafungin Sodium For IV Soln 100 MG	16.00%
Antihemophilic Products	85100010002139	Hemofil M	Antihemophilic Factor (Human) For Inj 801-1700 Unit	42.00%
Antihemophilic Products	85100010006460	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 1000 Unit	30.00%
Antihemophilic Products	85100010202145	Recombinate	Antihemophilic Factor (Recombinant) For Inj 1241-1800 Unit	40.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-05

                                                                                                                               ANTICOAGULANTS  ANTICOAGUlANTS  ANTICOAGULANTS  ANTICONVULSANTS  ANTICONVUL5ANTS  ANTICONVULSANTS  ANTICONVULSANTS  ANTICONVUL5ANTS  ANTICONVUISANTS  ANTICONVULSANTS  ANTICONVULSANTS  ANTICONVULSANTS  ANTICONVULSANTS  ANTIEMETICS  ANTIEMETICS  ANTIEMETICS  ANTIEMETICS  ANTIEMETJCS  ANTIEMETICS  ANTIEMET1CS  Antiemetics  ANTIEMETICS  ANTIEMETICS  Antiemetics  ANTIEMETICS  83101010102053 Fragmin83101020102016 Lovenox83334050102120 Refludan72600043002020 Keppra72600043000340 Keppra72600043002060 Keppra72600043000350 Keppra72170085000320 Sabril72600043007520 Keppra XR72600043000320 Keppra72600043000330 Keppra72170085003020 Sabril72600043007530 Keppra XR50250025200330 Anzemet50280035102130 Emend50280020000130 Emend50250025202020 Anzemet50250025200320 Anzemet50280020006320 Emend50250070102010 Aloxl50250065052030 Zofran50280020000110 Emend50280020000120 Emend502S0065052024 Ondansetron HCI 50250070102020 Aloxi  ANTIFUNGALS  ANTIFUNGALS  11000010101920 Amphotec  11407060001820 Noxafil  Dalteparin Sodium lnj 12500 Unit/0.SML Enoxaparin Sodium lnj 100 MG/ML Lepirudin For IV So!n 50 MG Levetiracetam Oral Soln 100 MG/Ml levetiracetam Tab 750 MGlevetiracetam lnj 500 MG/SML{lOO MG/ML) Levetiracetam Tab 1000 MGVigabatrin Tab 500 MG levetiracetam Tab SR 24HR 500 MG levetiracetam Tab 250 MG levetiracetam Tab 500 MG Vigabatrin Powd Pack 500 MG levetiracetam Tab SR 24HR 750 MG Do!asetron Mesylate Tab 100 MGFosaprepitant Dirneglumlne For IV Infusion 150 MG (Base Eq) Aprepitant Capsule 125 MGDolasetron Mesylate IV lnj 20 MG/Ml Dolasetron Mesylate Tab SO MGAprepitant Capsule Therapy Pack 80 & 125 MGPalonosetron HCI IV Soln 0.075 MG/1.SML {Base Equiv) Ondansetron HCI lnj 40 MG/20ML {2 MG/ML) AprepltantCapsule 40 MGAprepitant Capsule 80 MGOndansetron HCI lnj 4 MG/2ML {2 MG/ML)Palonosetron HCI IV So!n 0.25 MG/SML {Base Equivalent}  Amphotericin B Cho!esteryl Sulfate Complex: For lnj 100 MG  ANTIFUNGALS  11500025102130 Cancidas  Posaconazole 5usp 40 MG/ML  16.00%16.00%16.00%16.00%16.00%16.00%16.00%15.75%16.00%16.00%16.00%15.75%16.00%16.00%16.00%16.00%16.00%16.00%16.00%26.75%15.50",616.00%16.00%15.50%26.75%  16.00%  ANTIFUNGALS  Caspofungin Acetate For IV So!n 70 MG  16.00%  11000010002105 Amphotericin B  16.00%  ANTIFUNGALS  11407015022020 Diflucan in Dextrose  Amphotericin B For lnj 50 MG  ftuconazole in Dextrose lnj 400 MG/200ML  16.00%  ANTIFUNGAlS  11500010002130 Eraxis  ANTIFUNGALS  11000010301820 Abe!cet  ANTIFUNGALS  11407080000320 Vfend  Anidu!afungin For IV 5oln 100 MGAmphoterfcln B lipid lnjSusp {For IV Infusion) 5 MG/Ml  15.25%  Voriconazole Tab 50 MG  16.00%16.00%  ANTIFUNGALS  16.00%  ANTJFUNGALS  11500050102120 Mycamlne Micafungin Sodium For IVSoln 50 MG 11407015012020 Diflucan in Sodium Chlori Fluconazofe In NaCl 0.9% lnj 400 MG/200ML  16.00%  15.25%  ANTIFUNGALS ANTIFUNGAL5  11407080002120 Vfend IV  Voriconazo!e For Jnj 200 MG  16.00%  ANTIFUNGALS  ANTIFUNGALS  11407015022010 Diflucan in Dextrose 11500010002120 Eraxis  Fluconazole in Dextrose lnj 200 MG/lOOMl Anidu!afungin For IVSoln 50 MG  15.25%16.00%  ANTIFUNGALS  15.25%  ANTIFUNGALS  16.00%  ANTIFUNGALS  ANTIFUNGALS  11407015012010 Dif!ucan In Sodium Ch!ori Fluconazole in NaCl 0.9% lnJ 200 MG/100Ml 11407080001920 Vfend Voriconazole For Susp 40 MG/ML11000010101910 Amphotec Amphoterlcln B Cho!esteryl Sulfate Complex For lnj 50 MG 11407035002020 Sporanox Jtraconazole Oral Soln 10 MG/Ml  ANTJFUNGALS  11500025102120 Cancldas  Caspofungin Acetate For IV So!n 50 MG  ANTIFUNGALS  11000010401920 ArnBisome  Amphoter!cin B liposome IV For Susp 50 MG  11407080000340 Vfend  Voriconazole Tab 200 MG  16.00%  16.00%  16.00%  16.00%  ANTIFUNGALS  Antihemophi!ic Products  11500050102130 Mycamine  16.00%  Micafungin Sodium For JV So!n 100 MG  85100010002139 Hemofil M  16.00%  Antihemophific Products  85100010006460 Monodate-P  AntihemophiHc Factor {Human) For lnj 801-1700 Unit  Antihemophilic Products  85100010202145 Recomblnate  Antihemophilic Factor (Human) For lnj Kit 1000 Unit  Antihemophilic Factor {Recombinant) For lnj 1241-1800 Unit  42.00%30.00%  40.00%

Antihemophilic Products	85100010252150	Advate	Antihemophilic Factor rAHF-PFM For Inj 1500 Unit	37.75%
Antihemophilic Products	85100028202150	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 2000 Unit	21.00%
Antihemophilic Products	85100010266470	Xyntha Solofuse	Antihemophilic Factor Recombinant PAF For Inj Kit 3000 Unit	38.00%
Antihemophilic Products	85100010502130	Obizur	Antihemophilic Factor (Recomb Porc) rpFVIII For Inj 500 Unit	20.00%
Antihemophilic Products	85100015102139	Wilate	Antihemophilic Factor/VWF (Human) For Inj 1000-1000 Unit	40.00%
Antihemophilic Products	85100020002100	Feiba NF	*Antiinhibitor Coagulant Complex For Inj**	40.00%
Antihemophilic Products	85100028002160	Mononine	Coagulation Factor IX For Inj 250 Unit	40.00%
Antihemophilic Products	85100030002115	Profilnine SD	Factor IX Complex For Inj 1500 Unit	19.75%
Antihemophilic Products	85100010002125	Hemofil M	Antihemophilic Factor (Human) For Inj 401-800 Unit	42.00%
Antihemophilic Products	85100010006410	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 250 Unit	30.00%
Antihemophilic Products	85100010202135	Recombinate	Antihemophilic Factor (Recombinant) For Inj 801-1240 Unit	40.00%
Antihemophilic Products	85100010252130	Advate	Antihemophilic Factor rAHF-PFM For Inj 500 Unit	37.75%
Antihemophilic Products	85100010266440	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 1000 Unit	38.00%
Antihemophilic Products	85100010002140	Hemofil M	Antihemophilic Factor (Human) For Inj 1000 Unit	42.00%
Antihemophilic Products	85100010006475	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 1500 Unit	30.00%
Antihemophilic Products	85100010302155	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 2000 Unit	20.00%
Antihemophilic Products	85100028202140	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 1000 Unit	21.00%
Antihemophilic Products	85100015102132	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 500-1200 Unit	37.00%
Antihemophilic Products	85100015102190	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 1500 Unit	40.00%
Antihemophilic Products	85100026202145	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 5 MG (5000 MCG)	31.75%
Antihemophilic Products	85100030002105	Profilnine SD	Factor IX Complex For Inj 500 Unit	19.75%
Antihemophilic Products	85100060106420	Kcentra	Prothrombin Complex Conc Human For Inj Kit 500 Unit	20.00%
Antihemophilic Products	85100010202150	Novoeight	Antihemophilic Factor (Recombinant) For Inj 1500 Unit	20.00%
Antihemophilic Products	85100010252170	Advate	Antihemophilic Factor rAHF-PFM For Inj 2000 Unit	37.75%
Antihemophilic Products	85100028202160	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 3000 Unit	21.00%
Antihemophilic Products	85100010302120	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 250 Unit	20.00%
Antihemophilic Products	85100015102120	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 250-500 Unit	37.00%
Antihemophilic Products	85100015102140	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 1000-2000 Unit	37.00%
Antihemophilic Products	85100026202117	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 1 MG (1000 MCG)	31.75%
Antihemophilic Products	85100028002185	AlphaNine SD	Coagulation Factor IX For Inj 1500 Unit	30.00%
Antihemophilic Products	85100030002150	Bebulin	Factor IX Complex For Inj 200-1200 Unit	20.00%
Antihemophilic Products	85100010206440	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 1000 Unit	41.75%
Antihemophilic Products	85100010002130	Hemofil M	Antihemophilic Factor (Human) For Inj 500 Unit	42.00%
Antihemophilic Products	85100010006430	Monoclate-P	Antihemophilic Factor (Human) For Inj Kit 500 Unit	30.00%
Antihemophilic Products	85100010202140	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 1000 UNIT	20.00%
Antihemophilic Products	84100040002010	Cyklokapron	Tranexamic Acid Inj 100 MG/ML	16.00%
Antihemophilic Products	85100010002146	Hemofil M	Antihemophilic Factor (Human) For Inj 1700 Unit	42.00%
Antihemophilic Products	85100010202115	Recombinate	Antihemophilic Factor (Recombinant) For Inj 220-400 Unit	40.00%
Antihemophilic Products	85100010252140	Advate	Antihemophilic Factor rAHF-PFM For Inj 1000 Unit	37.75%
Antihemophilic Products	85100010266460	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 2000 Unit	38.00%
Antihemophilic Products	85100028202120	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 250 Unit	21.00%
Antihemophilic Products	85100010302165	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 3000 Unit	20.00%
Antihemophilic Products	85100015102138	Wilate	Antihemophilic Factor/VWF (Human) For Inj 900-900 Unit	40.00%
Antihemophilic Products	85100015102193	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 2000 Unit	40.00%
Antihemophilic Products	85100026202160	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 8 MG (8000 MCG)	31.75%
Antihemophilic Products	85100030002110	Profilnine SD	Factor IX Complex For Inj 1000 Unit	19.75%
Antihemophilic Products	85100060106430	Kcentra	Prothrombin Complex Conc Human For Inj Kit 1000 Unit	20.00%
Antihemophilic Products	85100028002170	AlphaNine SD	Coagulation Factor IX For Inj 500 Unit	40.00%
Antihemophilic Products	85100010202155	Recombinate	Antihemophilic Factor (Recombinant) For Inj 1801-2400 Unit	40.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

                 Antihemoph!lic Products  85100010252150  Advate  Antihemophllic Factor rAHF-PFM For lnj 1500 Unit  37.75%  Antihemophilic Products  85100028202150  BeneFIX  Coagulation Factor IX (Recombinant) For lnj 2000 Unit  21.00%  Antihemophilic Products  85100010266470  Xyntha So!ofuse  Antihemophillc Factor Recombinant PAF For lnj Kit 3000 Unit  38.00%  Antihemophllic Products  85100010502130  Obizur  Antihemophilic Factor (Recomb Pore) rpFVJH For lnj 500 Unit  20.00%  Antihemophilic Products  85100015102139  Wilate  Antihemophilic Factor/VWF (Human) For lnj 1000-1000 Unit  40.00%  Antihemophilic Products  85100020002100  Feiba NF  *Antiinhibitor Coagulant Complex For lnj**  40.00%  Antihemophllic Products  85100028002160  Mononine  Coagulation Factor IX For lnj 250 Unit  40.00%  Antihemophi1ic Products  85100030002115  Profilnine SD  Factor IX Complex For lnj 1500 Unit  19.75%  Antihemophi!ic Products  85100010002125  HemofilM  Antihemophflic Factor (Human) For lnj 401-800 Unit  42.00%  Antihemophi!ic Products  85100010006410  Monodate-P  Antihemophilic Factor {Human) For lnj Kit 250 Unit  30.00%  Antihemophific Products  85100010202135  Recomblnate  Antihemophi!ic Factor (Recombinant) For lnj 801-1240 Unit  40.00%  Antihemophilic Products  85100010252130  Advate  Antihemophl!lc Factor rAHF-PFM For lnj 500 Unit  37.75%  Antihemophllic Products  85100010266440  Xyntha  Antihemophilic Factor Recombinant PAF For lnJ Kit 1000 Unit  38.00%  Antihemophilic Products  85100010002140  HemofilM  Antihemophilic Factor (Human) For lnj 1000 Unit  42.00%  Antihemophillc Products  85100010006475  Monoclate-P  Antihemophilic Factor (Human) For lnj Kit 1500 Unit  30.00%  Antihemophilic Products  85100010302155  Eloctate  Antihemophi1ic Factor(Recomb) rFVIIIFc For lnj 2000 Unit  20.00%  Antihemoph'ilic Products  85100028202140  BeneFIX  Coagulation Factor IX (Recombinant) For lnj 1000 Unit  21.00%  Antihemophil!c Products  85100015102132  Humate•P  Antihemophi!ic Factor/WJF {Human) For lnj 500-1200 Unit  37.00%  Ant!hemophi!lc Products  85100015102190  Afphanate/VWF Complex  Antihemophilic Factor/VWF (Human) For fnj 1500 Unit  40.00%  Antihemophllic Products  85100026202145  NovoSeven RT  Coagulation Factor VIia {Recomb) For lnj 5 MG {5000 MCG)  31.75%  Antihemophilic Products  85100030002105  Profilnine SD  Factor IX Complex For lnj 500 Unit  19.75%  AntihemophJl!c Products  85100060106420  Kcentra  Prothrombin Complex Cone Human For lnj Kit 500 Unit  20.00%  AntihemophiHc Products  85100010202150  Novoeight  Antihemophillc Factor (Recombinant) For lnj 1500 Unit  20.00%  Antihemophilic Products  85100010252170  Advate  Antihemophllic Factor rAHF-PFM For lnj 2000 Unit  37.75%  Ant!hemophi!ic Products  85100028202160  BeneFIX  Coagulation Factor IX {Recombinant} For lnj 3000 Unit  21.00%  Antlhemophillc Products  85100010302120  Eloctate  Antihemophilic Factor {Recomb) rFVIIIFc For lnj 250 Unit  20.00%  Antihemoph!lic Products  85100015102120  Humate-P  Antihemophi!fc Factor/VWF (Human) For lnj 250-500 Unit  37.00%  Antihemophilic Products  85100015102140  Humate-P  Antihemophilic Factor/VWF (Human) For lnj 1000-2000 Unit  37.00%  Antihemophilic Products  85100026202117  NovoSeven RT  Coagulation Factor VIia {Recomb) For Jnj 1 MG {1000 MCG)  31.75%  Ant!hemophi!ic Products  85100028002185  AlphaN!ne SD  Coagulation Factor JX For lnj 1500 Unit  30.00%  Antihemophiltc Products  85100030002150  Bebu!in  Factor IX Complex For lnj 200-1200 Unit  20.00%  Antihemophllic Products  85100010206440  Helixate FS  Antlhemophl!ic Factor {Recombinant) For lnj Kit 1000 Unit  41.75%  Antihemophilic Products  85100010002130  Hemofil M  Antihemophilic Factor (Human) For lnj 500 Un!t  42.00%  Ant!hemophil!c Products  85100010006430  Monodate-P  Antihemophlllc Factor (Human) For lnj Kit500 Unit  30.00%  Antihemophific Products  85100010202140  BIOClATE  ANTJHEMOPHJUC FACTOR (RECOMBINANT) FOR INJ 1000 UNIT  20.00%  Antihemophilic Products  84100040002010  Cyk!okapron  TranexamicAcid lnj 100 MG/Ml  16.00%  Antihemophll!c Products  85100010002146  HemofilM  Ant!hemoph!lic Factor (Human) For lnj 1700 Unit  42.00%  Ant!hemophilic Products  85100010202115  Recombinate  Antlhemophll!c Factor (Recombinant) For lnj 220-400 Unit  40.00%  Antihemophilic Products  85100010252140  Advate  Antihemophi!ic Factor rAHF-PFM For lnj 1000 Unit  37.75%  Antihemophilic Products  85100010266460  Xyntha  Antihemophilic Factor Recombinant PAF For lnj Kit 2000 Unit  38.00%  Antihemophil!c Products  85100028202120  BeneFIX  Coagulation Factor IX (Recombinant) For lnj 250 Unit  21.00%  Ant!hemophi!ic Products  85100010302165  E[octate  AntihemophiHc Factor (Recomb) rFVIIIFc For lnj 3000 Unit  20.00%  Antihemoph!lic Products  85100015102138  Wilate  Antihemophi!ic Factor/VWF (Human) For lnj 900-900 Unit  40.00%  Antihemophilic Products  85100015102193  Alphanate/VWF Complex  Antlhemophinc Factor/VWF (Human) For lnj 2000 Unit  40.00%  Antihemophilfc Products  85100026202160  NovoSeven RT  Coagulation Factor Vila (Recomb) For lnj 8 MG (8000 MCG)  31.75%  Antihemophi!ic Products  85100030002110  Profilnine SD  Factor IX Complex For lnj 1000 Unit  19.75%  Antihemophilic Products  85100060106430  Kcentra  Prothrombin Complex Cone Human For lnj Kit 1000 Unit _, c•-Cf-.-7 /· - -'.  20.00%  Antihemoph'llic Products  85100028002170  AlphaNine SD  Coagulation Factor IX For lnJ 500 Unit ;,,•, :i• -;,-:-c---_-_;_'--l.-,'.-..,  40.00%  Antihemophl!ic Products  85100010202155  Recombinate  Antihemophi!ic Factor {Recombinant) For lnj 1801-2400 Unit -/ :· .. P 's,.'1,....  40.00%  _ _:c: /4  r ) -  '{( Contrato Nlimoro.•.\,·•  ···•·  '·'  9 .,  .'I/.  ,,}. 2, 1'  u, >·---  .  '  , .  -------·' -

Antihemophilic Products	85100010252180	Advate	Antihemophilic Factor rAHF-PFM For Inj 3000 Unit	37.75%
Antihemophilic Products	85100010302125	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 500 Unit	20.00%
Antihemophilic Products	85100015102122	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 250-600 Unit	37.00%
Antihemophilic Products	85100015102144	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 1000-2400 Unit	37.00%
Antihemophilic Products	85100026202120	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 1.2 MG (1200 MCG)	31.75%
Antihemophilic Products	85100028402110	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 500 Unit	22.00%
Antihemophilic Products	85100030002180	Profilnine SD	FACTOR IX COMPLEX FOR INJ 1000-1500 UNIT	20.05%
Antihemophilic Products	85100028002180	AlphaNine SD	Coagulation Factor IX For Inj 1000 Unit	40.00%
Antihemophilic Products	85100010206460	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 3000 Unit	41.75%
Antihemophilic Products	85100010002110	Hemofil M	Antihemophilic Factor (Human) For Inj 250 Unit	42.00%
Antihemophilic Products	85100010002160	Hemofil M	Antihemophilic Factor (Human) For Inj 801-1500 Unit	42.00%
Antihemophilic Products	85100010202125	Recombinate	Antihemophilic Factor (Recombinant) For Inj 401-800 Unit	40.00%
Antihemophilic Products	85100010202170	Novoeight	Antihemophilic Factor (Recombinant) For Inj 3000 Unit	20.00%
Antihemophilic Products	85100010266420	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 250 Unit	38.00%
Antihemophilic Products	85100010302135	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 1000 Unit	20.00%
Antihemophilic Products	85100015102129	Wilate	Antihemophilic Factor/VWF (Human) For Inj 500-500 Unit	40.00%
Antihemophilic Products	85100015102170	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 500 Unit	40.00%
Antihemophilic Products	85100026202130	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 2.4 MG (2400 MCG)	30.50%
Antihemophilic Products	85100028402130	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 2000 Unit	22.00%
Antihemophilic Products	85100033006440	Corifact	Factor XIII Concentrate (Human) For Inj Kit 1000-1600 Unit	21.00%
Antihemophilic Products	85100010206420	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 250 Unit	41.75%
Antihemophilic Products	85100010002112	ALPHANATE	ANTIHEMOPHILIC FACTOR (HUMAN) FOR INJ 250-500 UNIT	41.75%
Antihemophilic Products	85100010002170	Hemofil M	Antihemophilic Factor (Human) For Inj 1501-2000 Unit	42.00%
Antihemophilic Products	85100010202130	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 500 UNIT	20.00%
Antihemophilic Products	85100010252120	Advate	Antihemophilic Factor rAHF-PFM For Inj 250 Unit	37.75%
Antihemophilic Products	85100010266430	Xyntha	Antihemophilic Factor Recombinant PAF For Inj Kit 500 Unit	38.00%
Antihemophilic Products	85100010302145	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 1500 Unit	20.00%
Antihemophilic Products	85100028202130	BeneFIX	Coagulation Factor IX (Recombinant) For Inj 500 Unit	21.00%
Antihemophilic Products	85100015102130	Humate-P	Antihemophilic Factor/VWF (Human) For Inj 500-1000 Unit	37.00%
Antihemophilic Products	85100015102180	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 1000 Unit	40.00%
Antihemophilic Products	85100026202140	NovoSeven	Coagulation Factor VIIa (Recomb) For Inj 4.8 MG (4800 MCG)	31.75%
Antihemophilic Products	85100028402140	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 3000 Unit	22.00%
Antihemophilic Products	85100035002120	RiaSTAP	Fibrinogen Conc (Human) Inj Approximately 1 GM (900-1300 MG)	21.00%
Antihemophilic Products	85100010206430	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 500 Unit	41.75%
Antihemophilic Products	85100010002109	Hemofil M	Antihemophilic Factor (Human) For Inj 220-400 Unit	42.00%
Antihemophilic Products	85100010002147	Hemofil M	Antihemophilic Factor (Human) For Inj 1701-2000 Unit	42.00%
Antihemophilic Products	85100010202120	BIOCLATE	ANTIHEMOPHILIC FACTOR (RECOMBINANT) FOR INJ 250 UNIT	20.00%
Antihemophilic Products	85100010202160	Novoeight	Antihemophilic Factor (Recombinant) For Inj 2000 Unit	20.00%
Antihemophilic Products	85100010252185	Advate	Antihemophilic Factor rAHF-PFM For Inj 4000 Unit	37.75%
Antihemophilic Products	85100010302130	Eloctate	Antihemophilic Factor (Recomb) rFVIIIFc For Inj 750 Unit	20.00%
Antihemophilic Products	85100015102128	Wilate	Antihemophilic Factor/VWF (Human) For Inj 450-450 Unit	40.00%
Antihemophilic Products	85100015102160	Alphanate/VWF Complex	Antihemophilic Factor/VWF (Human) For Inj 250 Unit	40.00%
Antihemophilic Products	85100026202126	NovoSeven RT	Coagulation Factor VIIa (Recomb) For Inj 2 MG (2000 MCG)	31.75%
Antihemophilic Products	85100028402120	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 1000 Unit	22.00%
Antihemophilic Products	85100032102130	Tretten	Coagulation Factor XIII A-Subunit For Inj 2000-3125 Unit	16.00%
Antihemophilic Products	85100010206450	Helixate FS	Antihemophilic Factor (Recombinant) For Inj Kit 2000 Unit	41.75%
ANTIHEMOPHILICS	30201010102015	Stimate	Desmopressin Acetate Nasal Soln 1.5 MG/ML	15.75%
ANTIHISTAMINES	41200030102900	DiphenhydrAMINE HCl	Diphenhydramine HCl Powder	16.00%
ANTIHYPERLIPIDEMICS	3950004010E520	Kynamro	Mipomersen Sodium Soln Prefilled Syringe 200 MG/ML	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

             Antihemophi!ic Products  85100010252180  Advate  Antihemophilic Factor rAHF-PFM For tnj 3000 Unit      37.75%      Antihemophi!ic Products  85100010302125  Eloctate  Antihemophillc Factor {Recomb) rFVlllFc For lnj 500 Unit      20.00%      Antihemophil!c Products  85100015102122  Humate-P  Antihemoph!llc Factor/VWF (Human) For lnj 250-600 Unit            Antihemophillc Products  85100015102144  Humate-P  Antihemoph!l!c Factor/VWF (Human) For lnj 1000-2400 Unit      37.00%      Antihemophillc Products  85100026202120  Novo5even  Coagulation Factor VIia (Recomb) For lnj 1.2 MG {1200 MCG)      37.00%      Antihemophi11c Products  85100028402110  Alpro!ix  Coagulation Factor IX (Recomb) {rFIXFc) For lnj 500 Unit      31.75%22.00%      Antihemophillc Products  85100030002180  Profilnine SO  FACTOR IX COMPLEX FOR INJ 1000-1500 UNIT      20.05%      Antihemophilic Products  85100028002180  AlphaNine SD  Coagulation Factor IX For lnj 1000 Unit      40.00%      Antihemophilic Products  85100010206460  Helixate FS  Antihemophilic Factor (Recombinant) For lnj Kit 3000 Unit      41.75%      Antihemophilic Products  85100010002110  Hemof!I M  Antihemophilic Factor (Human) For fnj 250 Unit      42.00%      Antihemophilic Products  85100010002160  HemofilM  Antihemophilic Factor (Human) For lnj 801-1500 Unit      42.00''/4      Antihemophllic Products  85100010202125  Recombinate  Antihemophilic Factor {Recombinant) For lnj 401-800 Unit      40.00%      Antihemophilic Products  85100010202170  Novoeight  Antihemophi!Jc Factor {Recombinant) For lnj 3000 Unit      20.00%      Antihemophi1ic Products  85100010266420  Xyntha  Antihemophi!ic Factor Recombinant PAF For lnj Kit 250 Unit      38.00%      Antihemophilic Products  85100010302135  Eloctate  Antihemophi!ic Factor {Recomb) rFVl!!Fc For lnj 1000 Unit      20.00%      Antihemophllic Products  85100015102129  Wilate  Antihemophilic Factor/VWF (Human) For lnj 500-500 Unit      40.00%      Antihemophilic Products  85100015102170  Alphanate/VWF Complex  Antihemophllic Factor/VWF (Human) For lnj 500 Unit      40.00%      Antlhemophilic Products  85100026202130  NovoSeven  Coagulation Factor Vila (Recomb) For lnj 2.4 MG {2400 MCG)      30.50%      Antihemophil!c Products  85100028402130  Alprolix  Coagulation Factor IX (Recomb) (rFIXFc) For lnj 2000 Unit      22.00%      Antihemophi1ic Products  85100033006440  Corifact  Factor XIII Concentrate (Human) For lnj Kit 1000-1600 Unit      21.00%      Antihemophilic Products  85100010206420  Helixate FS  Antihemoph!llc Factor {Recombinant} For lnj Kit 250 Unit      41.75%      AntihemophiHc Products  85100010002112  ALPHANATE  ANTlHEMOPHILIC FACTOR (HUMAN) FOR INJ 250-500 UNIT      41.75%      Antihemophilic Products  85100010002170  HemofilM  Antihemophi1!c Factor {Human) For Jnj 1501-2000 Unit      42.00%      Antihemophl!ic Products  85100010202130  B!OClATE  ANTIHEMOPHILICFACTOR {RECOMBINANT) FOR INJ 500 UNIT      20.00%      Antihemophi!ic Products  85100010252120  Advate  Antihemophilic Factor rAHF-PFM For lnj 250 Unit      37.75%      Ant!hemophi!ic Products  85100010266430  Xyntha  Antihemophi!ic Factor Recombinant PAF For lnj Kit 500 Unit      38.00%      Ant!hemophilic Products  85100010302145  Eloctate  Antihemophi!ic Factor {Recomb) rFVJIIFc For lnj 1500 Unit      20.00%      Antihemophilic Products  85100028202130  BeneFIX  Coagulation Factor IX (Recombinant) For lnj 500 Unit      21.00%      Ant!hemoph!llc Products  85100015102130  Humate-P  Antihemophilic Factor/VWF {Human) For lnj 500-1000 Unit      37.00¼      Antihemophilic Products  85100015102180  Alphanate/VWF Complex  Antfhemophilic Factor/VWF (Human) For lnj 1000 Unit      40.00%      Antihemophi11c Products  85100026202140  NovoSeven  Co;;gulation FactorVUa {Recomb} For lnJ 4.8 MG (4800 MCG}      31.75%      AntihemophiHc Products  85100028402140  Alprollx  Coagulation Factor IX {Recomb) (rFIXFc) For lnj 3000 Unit      22.00%      Antihemophilic Products  85100035002120  RlaSTAP  FJbrinogen Cone (Human) lnj Approximately 1 GM (900-1300 MG)      21.00%      Antihemophi!ic Products  8S100010206430  Helixate FS  Antihemophi!ic Factor {Recombinant) For lnj Kit 500 Unit      41.75%      Ant!hemophi!ic Products  85100010002109  Hemofil M  Ant!hemophilic Factor {Human) For !nj 220-400 Unit      42.00%      Antihemophilic Products  85100010002147  HemofilM  Antihemophllic Factor (Human) For lnj 1701-2000 Unit      42.00%      Antihemophilic Products  85100010202120  BIOClATE  ANTIHEMOPHIL!CFACTOR {RECOMBINANT) FOR INJ 250 UNIT      20.00%      Antihemophilic Products  85100010202160  Novoeight  Antihemophilic Factor {Recombinant) For lnj 2000 Unit      20.00%      AntihemophiHc Products  85100010252185  Advate  Antihemophil!c Factor rAHF-PFM For lnj 4000 Unit      37.75%      Antihemophl!ic Products  85100010302130  Eloctate  Antihemophl!ic Factor (Recomb) rFVIIIFc For lnj 750 Unit      20.00%      Antihemophl!ic Products  85100015102128  Wilate  Antihemophllic Factor/VWF (Human} For lnj 450-450 Unit      40.00%      Antlhemophi!ic Products  85100015102160  Alphanate/VWF Complex  Antihemoph!llc Factor/VWF {Human) For lnj 250 Unit      40.00%      Antihemophilic Products  85100026202126  NovoSeven RT  Coagulation Factor VIia (Recomb) For lnj 2 MG (2000 MCG)      31.75%      Antihemqphillc Products  85100028402120  Alpro11x  Coagulation Factor JX (Recomb) {rFIXFc) For !nj 1000 Unit      22.00%      Antihemophilic Products  85100032102130  Tretten  Coagulation Factor XIIf A+Subunit For tnj 2000-3125 Unit      16.00%      Antihemophi1ic Products  85100010206450  Helixate FS  Antihemophilic Factor (Recombinant) For lnj Kit2000 Unit      41.75%      ANTIHEMOPHILICS  30201010102015  Stimate  Desmopressin Acetate Nasal Soln 1.5 MG/ML    ,/, Nf--\C;',  "    15.75%  ANTIHISTAMINESANTlHYPERUPJDEMICS  412000301029003950004010ES20  DiphenhydrAMINE HCIKynamro  Diphenhydramine HC1 PowderMipomersen Sodium Soln Prefilled Syringe 200 MG/ML    ,,c-,- ·, ,_iYF  ' :... . 16.00%'J"'t'' 16.00%              i\_I  :]:' f fontrato Numerol . "-· ._r • 7.''4··1 5?1. CJ    '  I  '.-,-  ,c•• ·•  ,,/ ..)  ,,, \l,>,,,..·,_  .  l,-...  \ Q .,., ..;., V  -- <...r. - ,.., """" <--Y·  , - .

ANTIHYPERLIPIDEMICS	39480050200120	Juxtapid	Lomitapide Mesylate Cap 5 MG (Base Equiv)	16.00%
ANTIHYPERLIPIDEMICS	39480050200130	Juxtapid	Lomitapide Mesylate Cap 10 MG (Base Equiv)	16.00%
ANTIHYPERLIPIDEMICS	39480050200140	Juxtapid	Lomitapide Mesylate Cap 20 MG (Base Equiv)	16.00%
ANTI-INFECTIVE AGENTS - MISC.	16000005402120	Cayston	Aztreonam Lysine For Inhal Soln 75 MG (Base Equivalent)	16.00%
ANTI-INFECTIVE AGENTS - MISC.	16000049000320	Xifaxan	Rifaximin Tab 200 MG	16.00%
ANTI-INFECTIVE AGENTS - MISC.	16000049000340	Xifaxan	Rifaximin Tab 550 MG	16.00%
Antineoplastics	21353045001360	Arzerra	Ofatumumab Conc For IV Infusion 1000 MG/50ML	16.00%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	16.75%
Antineoplastics	21534007100120	Alecensa	Alectinib HCl Cap 150 MG (Base Equivalent)	16.00%
Antineoplastics	21370060200120	Odomzo	SONIDEGIB PHOSPHATE CAP 200 MG (BASE EQUIVALENT)	15.50%
Antineoplastics	21755050102030	Levoleucovorin Calcium P	Levoleucovorin Calcium IV Soln PF 250 MG/25ML (Base Equiv)	15.50%
Antineoplastics	21100010002020	Busulfex	Busulfan Inj 6 MG/ML	15.50%
Antineoplastics	21574070401820	Imlygic	Talimogene Laherparepvec Intralesional Inj 1000000 Unit/ML	15.50%
Antineoplastics	21535570200320	Rubraca	Rucaparib Camsylate Tab 200 MG (Base Equivalent)	15.50%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	15.50%
Antineoplastics	21250010402125	Erwinaze	Asparaginase Erwinia Chrysanthemi For IM Inj 10000 Unit	16.00%
Antineoplastics	21353060002040	Rituxan	Rituximab For IV Inj Conc 10 MG/ML	16.00%
Antineoplastics	2147008000b720	Venclexta Starting Pack	Venetoclax Tab Therapy Starter Pack 10 & 50 & 100 MG	16.00%
Antineoplastics	21755040102150	Leucovorin Calcium	Leucovorin Calcium For Inj 200 MG	15.50%
Antineoplastics	21500012001325	PACLitaxel	Paclitaxel IV Conc 30 MG/5ML (6 MG/ML)	15.50%
Antineoplastics	21300050100320	Trexall	Methotrexate Sodium Tab 5 MG (Base Equiv)	15.50%
Antineoplastics	21353027002030	Darzalex	Daratumumab IV Soln 400 MG/20ML	15.50%
Antineoplastics	21534013100320	Cabometyx	Cabozantinib S-Malate Tab 20 MG (Base Equivalent)	15.50%
Antineoplastics	21990002750320	Lonsurf	TRIFLURIDINE-TIPIRACIL TAB 15-6.14 MG	15.50%
Antineoplastics	21708080000110	Vesanoid	Tretinoin Cap 10 MG	15.50%
Antineoplastics	21300050100350	Trexall	Methotrexate Sodium Tab 15 MG (Base Equiv)	15.50%
Antineoplastics	21755040102130	Leucovorin Calcium	Leucovorin Calcium For Inj 100 MG	15.50%
Antineoplastics	21100015002045	CARBOplatin	Carboplatin IV Soln 600 MG/60ML	15.50%
Antineoplastics	21536045100140	Ninlaro	Ixazomib Citrate Cap 4 MG (Base Equivalent)	15.50%
Antineoplastics	21100009102005	Bendeka	Bendamustine HCl IV Soln 100 MG/4ML (25 MG/ML)	15.50%
Antineoplastics	21700013001930	Tice BCG	BCG Live Intravesical For Susp 50 MG	15.50%
Antineoplastics	21700020002110	Dacarbazine	Dacarbazine For Inj 200 MG	15.50%
Antineoplastics	21200010102105	Bleomycin Sulfate	Bleomycin Sulfate For Inj 15 Unit	15.50%
Antineoplastics	21100015002030	CARBOplatin	Carboplatin IV Soln 50 MG/5ML	15.50%
Antineoplastics	21574070401840	Imlygic	Talimogene Laherparepvec Intralesional Inj 100000000 Unit/ML	15.50%
Antineoplastics	21353030002120	Empliciti	Elotuzumab For IV Soln 300 MG	15.50%
Antineoplastics	21535570200330	Rubraca	Rucaparib Camsylate Tab 300 MG (Base Equivalent)	15.50%
Antineoplastics	21200050002120	Mitomycin	Mitomycin For Inj 40 MG	15.50%
Antineoplastics	21300007002015	Cladribine	Cladribine IV Soln 10 MG/10ML (1 MG/ML)	15.50%
Antineoplastics	21470080000320	Venclexta	Venetoclax Tab 10 MG	16.00%
Antineoplastics	21534013100330	Cabometyx	Cabozantinib S-Malate Tab 40 MG (Base Equivalent)	15.50%
Antineoplastics	21990002750330	Lonsurf	TRIFLURIDINE-TIPIRACIL TAB 20-8.19 MG	15.50%
Antineoplastics	21550040202220	Onivyde	Irinotecan HCl Liposome IV Inj 43 MG/10ML (4.3 MG/ML)	15.50%
Antineoplastics	21100020002020	CISplatin	Cisplatin Inj 50 MG/50ML (1 MG/ML)	15.50%
Antineoplastics	21100015002040	CARBOplatin	Carboplatin IV Soln 450 MG/45ML	15.50%
Antineoplastics	21533530200320	Cotellic	Cobimetinib Fumarate Tab 20 MG (Base Equivalent)	15.50%
Antineoplastics	21353030002130	Empliciti	Elotuzumab For IV Soln 400 MG	15.50%
Antineoplastics	21500005002075	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 80 MG/4ML	15.50%
Antineoplastics	21470080000340	Venclexta	Venetoclax Tab 50 MG	15.50%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

             ANTIHYPERLIPIDEMICS  39480050200120  hixtapld  Lomitapide Mesylate Cap 5 MG (Base Equiv)  16.00%  ANTlHYPERLIPJDEMICS  39480050200130  Juxtapid  lomitapide Mesylate Cap 10 MG (Base Equiv)  16.00%  ANTlHYPERLIPIDEM!CS  39480050200140  Juxtapid  lomitap!de Mesylate Cap 20 MG {Base Equiv)  16.00%  ANTI-INFECTIVE AGENTS - MISC.  16000005402120  cayston  Aztreonam Lysine For lnha!Sofn 75 MG (Base Equivalent)  16.00%  ANTI-INFECTIVE AGENTS- MISC.  16000049000320  Xifaxan  Rifaximin Tab 200 MG  16.00%  ANTI-INFECTIVE AGENTS- MISC.  16000049000340  Xifaxan  Rifaximln Tab 550 MG  16.00%  Antineoplastics  21353045001360  Arzerra  Ofatumumab Cone for IV Infusion 1000 MG/SOML  16.75%  Antineoplastics  21353060002040  Rituxan  Rituximab For IV lnj Cone 10 MG/ML  16.00%  Antineoplastics  21534007100120  Alecensa  Alectinib HCI Cap150 MG {Base Equivalent)  15.50%  Antineop!astics  21370060200120  Ddomzo  SONJDEGIB PHOSPHATE CAP 200 MG (BASE EQUIVALENT)  15.50%  Antineop!astics  2175S050102030  Levo!eucovorin Calcium  Levoleucovorin Calcium IV Sofn PF 250 MG/25ML {Base Equiv)  15.50%  Antineoplastics  21100010002020  Busulfex  Busu!fan lnj 6 MG/ML  15.50%  Antineop[ast/cs  21574070401820  lmlyglc  Talimogene Laherparepvee lntralesional lnj1000000 Unit/ML  15.50%  Antineoplastlcs  21535570200320  Rubraca  Rucaparib Camsylate Tab 200 MG (Base Equivalent)  15.50%  Antineoplastics  21353060002040  Rltuxan  Rituximab For IV lnj Cone 10 MG/Ml  16.00%  Antineoplastlcs  21250010402125  Erwlnaze  Asparaginase Erwin!a Chrysanthemi for IM lnJ 10000 Unit  16.00%  Antineoplastics  21353060002040  Rituxan  Ritux!mab For IV lnj Cone 10 MG/ML  16.00%  Antineoplastics  2147008000b720  Vendexta Starting Pack  Venetodax Tab Therapy Starter Pack 10 & 50 & 100 MG  15.50%  Antfneoplastks  21755040102150  Leucovorin Cafdum  Leucovorin Calcium For lnj 200 MG  15.50%  Antineop!astics  21500012001325  PAClitaxel  Paditaxel IV Cone 30 MG/SML (6 MG/ML)  15.50%  Antineoplastlcs  21300050100320  Trexall  Methotrexate Sodium Tab 5 MG {Base Equiv)  15.50%  Antineoplastics  21353027002030  Darzalex  Daratumumab IVSoln 400 MG/20ML  15.50%  Antineoplastics  21534013100320  cabometyx  cabozantinib S-Malate Tab 20 MG {Base Equivalent)  15.50%  Antineoplastics  21990002750320  Lonsurf  TRIFLURlDINE-TIPlRACIL TAB 15-6.14 MG  15.50%  Antlneoplastics  21708080000110  Vesanoid  Tret!noin Cap 10 MG  15.50%  Antineoplastlcs  21300050100350  Trexalf  MethotrexateSodium Tab15 MG (Base Equiv)  15.50%  Antineoplastics  21755040102130  Leucovorin Calcium  Leucovorin calcium For lnj 100 MG  15.50%  Antineoplastics  21100015002045  CARBOplatin  carboplatin JV Soln 600 MG/60ML  15.50%  Antineoplastlcs  21536045100140  Ninlaro  Jxazomib Citrate cap 4 MG {Base Equivalent)  15.50%  Antineoplastlcs  21100009102005  Bendeka  Bendamustine HCI IVSoln 100 MG/4Ml (25 MG/Ml)  15.50%  Antineoplastics  21700013001930  Tice BCG  BCG live lntraveslcal For Susp 50 MG  15.50%  Antineoplastics  21700020002110  Dacarbazine  Dacarbazine For lnj 200 MG  15.50%  Antineoplastics  21200010102105  Bleomycln Sulfate  B!eomydn Sulfate for lnj15 Unit  15.50%  Antineoplastics  21100015002030  CARBOplatin  carboplatin IV Soln 50 MG/SML  15.50%  Antineoplastics  21574070401840  lmlyglc  Talimogene Laherparepvec lntralesional lnj100000000 Unit/Ml  15.50%  Antineoplastlcs  21353030002120  Emplidti  Etotuzumab For rvSoln 300 MG  15.50%  Antineoplastics  21535570200330  Rubraca  Rucaparib Camsylate Tab 300 MG (Base Equivalent)  15.50%  Antineoplastics  21200050002120  Mitomycln  Mitomycln For lnj 40 MG  15.50%  Antineoplastics  21300007002015  Cladribine  Cladrlblne IVSofn 10 MG/lOML (1 MG/ML)  16.00%  Antineoplast!cs  21470080000320  Venclexta  VenetodaxTab 10 MG  15.50%  Antineoplastlcs  21534013100330  Cabometyx  cabozant!nib S-Malate Tab 40 MG (Base Equivalent)  15.50%  Antineoplastics  21990002750330  Lonsurf  TRIFLURIDINE-TIPlRAC!L TAB 20-8.19 MG  15.50%  Antineoptastic.s  21550040202220  Onl\.'yde  lrinotecan HCI Liposome IV lnj 43 MG/lOML (4.3 MG/ML)  15.50%  Antineoplastlcs  21100020002020  CISplatin  Cisplatin lnj50 MG/SOML {1 MG/ML}  15.50%  Antineop!astics  21100015002040  CARBOplatin  carboplatin JV Sain 450 MG/4SML  15.50%  Antineoplastic.s  21533530200320  Cotellie  Coblmetinlb fumarate Tab 20 MG {Base Equivalent)  15.50%  Antineoplastics  21353030002130  Empliciti  Elotuzumab For rv Soln 400 MG  15.50%  Antineoplastics  21500005002075  DOC£taxel (Non-Alcohol}  Docetaxel {Non-Alcohol Formula) IVSoln 80 MG/4Ml ., :,v..,·,--,· J c\ \·-:4";_;;._.,. , -  '1 ... 15.50%  Antineoplastics  21470080000340  Vendexta  Venetodax Tab 50 MG  ,._ /'! 15.50%  -"//i \, - \  ( rCorilrato N(rme1i"  ,, ..  "  ., ,.11:1-()5 JI

Antineoplastics	21500012001350	Onxol	Paclitaxel IV Conc 300 MG/50ML (6 MG/ML)	15.50%
Antineoplastics	21100020002025	CISplatin	Cisplatin Inj 100 MG/100ML (1 MG/ML)	15.50%
Antineoplastics	21500020102005	VinCRIStine Sulfate	Vincristine Sulfate IV Soln 1 MG/ML	15.50%
Antineoplastics	21534065200330	Tagrisso	Osimertinib Mesylate Tab 80 MG (Base Equivalent)	15.50%
Antineoplastics	21536045100120	Ninlaro	Ixazomib Citrate Cap 2.3 MG (Base Equivalent)	15.50%
Antineoplastics	21500005002080	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 160 MG/8ML	15.50%
Antineoplastics	21470080000360	Venclexta	Venetoclax Tab 100 MG	15.50%
Antineoplastics	21755050102020	Levoleucovorin Calcium	Levoleucovorin Calcium Inj 175 MG/17.5ML (Base Equiv)	15.50%
Antineoplastics	21755040102160	Leucovorin Calcium	Leucovorin Calcium For Inj 350 MG	15.50%
Antineoplastics	21755040102120	Leucovorin Calcium	Leucovorin Calcium For Inj 50 MG	15.50%
Antineoplastics	21100015002035	CARBOplatin	Carboplatin IV Soln 150 MG/15ML	15.50%
Antineoplastics	21353027002020	Darzalex	Daratumumab IV Soln 100 MG/5ML	15.50%
Antineoplastics	21536045100130	Ninlaro	Ixazomib Citrate Cap 3 MG (Base Equivalent)	15.50%
Antineoplastics	21500005002070	DOCEtaxel (Non-Alcohol)	Docetaxel (Non-Alcohol Formula) IV Soln 20 MG/ML	15.50%
Antineoplastics	21101040102115	Evomela	Melphalan HCl For Inj 50 MG (Propylene Glycol (PG) Free)	15.50%
Antineoplastics	21534013100340	Cabometyx	Cabozantinib S-Malate Tab 60 MG (Base Equivalent)	15.50%
Antineoplastics	21107075002140	Yondelis	Trabectedin For Inj 1 MG	15.50%
Antineoplastics	21200010102115	Bleomycin Sulfate	Bleomycin Sulfate For Inj 30 Unit	15.50%
Antineoplastics	21500012001335	PACLitaxel	Paclitaxel IV Conc 100 MG/16.7ML (6 MG/ML)	15.50%
Antineoplastics	21534065200320	Tagrisso	Osimertinib Mesylate Tab 40 MG (Base Equivalent)	15.50%
Antineoplastics	21353047002020	Lartruvo	Olaratumab Soln for IV Infusion 500 MG/50ML (10 MG/ML)	15.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102010	Treanda	Bendamustine HCl IV Soln 45 MG/0.5ML (90 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002120	Oxaliplatin	Oxaliplatin For IV Inj 50 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002025	Ifosfamide	Ifosfamide IV Inj 1 GM/20ML (50 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000110	CeeNU	Lomustine Cap 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030102210	DAUNOrubicin HCl	Daunorubicin HCl Inj 5 MG/ML (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102040	Epirubicin HCl	Epirubicin HCl Inj 150 MG/75ML (2 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001325	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 25 MG/12.5ML (2 MG/ML)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002115	Cytarabine	Cytarabine For Inj 1 GM	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102040	Gemcitabine HCl	Gemcitabine HCl Inj 1 GM/26.3ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300054002025	Folotyn	Pralatrexate IV Inj 40 MG/2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21352020002120	Blincyto	Blinatumomab For IV Infusion 35 MCG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402430000120	Xtandi	Enzalutamide Cap 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106410	Lupron Depot	Leuprolide Acetate For Inj Kit 7.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010256450	Lupron Depot	Leuprolide Acetate (6 Month) For Inj Kit 45 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000115	Pomalyst	Pomalidomide Cap 2 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002040	DOCEtaxel	Docetaxel Soln for IV Infusion 80 MG/8ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500012201920	Abraxane	Paclitaxel Protein-Bound Particles For IV Susp 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000130	Ibrance	Palbociclib Cap 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532025100120	Tafinlar	Dabrafenib Mesylate Cap 50 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007320	Afinitor Disperz	Everolimus Tab for Oral Susp 3 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300140	Sutent	Sunitinib Malate Cap 50 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534012000320	Bosulif	Bosutinib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000320	Sprycel	Dasatinib Tab 20 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100360	Tarceva	Erlotinib HCl Tab 150 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534054208240	Lenvima 14 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 & 4 MG (14 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21536015002120	Velcade	Bortezomib For Inj 3.5 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21538040000330	Zydelig	Idelalisib Tab 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700020002105	Dacarbazine	Dacarbazine For Inj 100 MG	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                   Antineoplastic.s  21500012001350  Onxot  Paditaxe! IV Conc300 MG/SOML {6 MG/ML)  15.50%  Antlneop!astic.s  21100020002025  CISplatin  Cisp!atin lnJ 100 MG/100Ml {1MG/Ml)  15.50%  Aotineoplastic.s  21500020102005  VinCRIStine Sulfate  Vinc.ristine Sulfate IV Soln 1 MG/Ml  15.50'-'/4  Antineoplastks  21534065200330  Tagrisso  Osimertinlb Mesylate Tab 80 MG {Base Equivalent)  15.50%  Antineoplastks  21536045100120  Ninlaro  lxazomib Citrate Cap 2.3 MG {Base Equivalent)  15.50%  Antineoplastics  21500005002080  DOCEtaxel (Non-Alcohol)  Docetaxel {Non-Alcohol Formula} IV Soln 160 MG/8Ml  15.50%  Antineoplastic.s  21470080000360  Venclexta  Venetodax Tab 100 MG  15.50%  Antineop!astics  21755050102020  levoleucovorln Calcium  levofeucovorin Calcium lnj 175 MG/17.SMl (Base Equiv)  15.50%  Antineoplastics  21755040102160  leucovorln Calcium  Leucovorin Calcium Forlnj350 MG  15.50%  Antineoplastic.s  21755040102120  Leucovorin Calcium  Leucovorin Calcium For lnj 50 MG  15.50%  Antineop!astics  21100015002035  CARBOp!atin  Carboplatin JV So!n 150 MG/lSML  15.50%  Antineop!ast!cs  21353027002020  Darzalex  Daratumumab IV Soln 100 MG/5Ml  15.50%  Antineoplastics  21536045100130  Ninlaro  lxazomib Citrate Cap 3 MG (Base Equivalent)  15.50%  Antineoplastics  21500005002070  DOCEtaxel {Non-Alcohol)  Docetaxel {Non-Alcohol Formula} IV Solo 20 MG/ML  15.50%  Antlneoplastics  21101040102115  Evome!a  Melphalan HCI For lnj 50MG {Propylene Glycol {PG) Free)  15.50%  Antineoplastics  21534013100340  Cabometyx  CabozantinibS-Malate Tab 60 MG (Base Equivalent)  15.50%  Antineoplastics  21107075002140  Yondelis  Trabectedin For lnj 1 MG  15.50%  Antineoplastic.s  21200010102115  B!eomycin Sulfate  Bleomycln Sulfate For fnj 30Unit  15.50'-'/4  Antineoplastfcs  21500012001335  PAClitaxel  Pac!itaxe! IV Cone 100 MG/16.7ML (6 MG/Ml)  15.50%  Antineoplastics  21534065200320  Tagrisso  Osimertinib Mesylate Tab 40 MG (Base Equivalent)  15.50%  Antineoplastics  21353047002020  lartruvo  Ofaratumab Solo for IV Infusion 500 MG/SOML {10 MG/ML)  15.50%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21100009102010  Treanda  Bendamustine HCI IV So!n 45 MG/0,SML {90 MG/ML)  16.75%  ANTINEOPlASTICS ANO ADJUNCTIVE THERAPIES  21100028002120  Dxallplatin  Oxalip!atin For IV lnj 50 MG  30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21101025002025  lfosfamide  lfosfamlde IV lnj 1 GM/20Ml {SO MG/ML)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102020000110  CeeNU  Lomustine Cap 10 MG  16.£)0%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200030102210  DAUNOrubicin HCI  Daunorublcin HO lnj 5 MG/ML {Base Equiv)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200042102040  Epirublcln HCI  Epirubicin HCI lnj 150 MG/75ML (2 MG/ML)  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200055001325  Mftoxantrone HCI  Mitoxantrone HCI lnj Conc25 MG/12.5Ml (2 MG/ML)  15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010002115  Cytarab!ne  Cytarabine For lnj 1 GM  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300034102040  Gemcitabine HCI  Gemcltabine HCl lnj 1 GM/26,3ML{38 MG/ML) {Base Equiv)  30.00%  ANTINEOPLASTICS AND ADJUNCTJVE THERAPIES  21300054002025  Folotyn  Pra!atrexate IVlnj 40 MG/2ML  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21352020002120  Blincyto  Blinatumomab For IV Infusion 35 MCG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21402430000120  Xtandi  Enzalutamide Cap 40 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  2140S010106410  lupron Depot  Leuprolide Acetate For lnj Kit 7.5 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010256450  lupron Depot  leupro!ide Acetate (6Month} For lnj Kit45 MG  16.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21450080000115  Pomalyst  Pomalidomide Cap 2 MG  18.25%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500005002040  DOCEtaxel  Docetaxel Solo for IV Infusion 80 MG/8ML  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500012201920  Abraxane  Paclitaxel Protein-Bound Particles For 11/Susp 100 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21531060000130  lbrance  Palbociclib Cap 100 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21532025100120  Tafinlar  Dabrafenib Mesylate Cap SO MG (Base Equivalent)  16.00%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21532530007320  Afinitor Disperz  Evero!imus Tab for Oral Susp 3 MG  16.00%  ANTINEOPlA5TICS AND ADJUNCTIVE THERAPIES  21533070300140  Sutent  Sunitfnib Malate Cap 50 MG {Base Equlvalent)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534012000320  Bosulif  Bosutinlb Tab 100 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000320  Sprycel  Dasatinlb Tab 20 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534025100360  Tarceva  Erlotinib HC/Tab 150 MG (Base Equivalent)  16.00%  ANTINEOPLASTIC$ AND ADJUNCllVE THERAPIES  21534054208240  Lenvima 14 MG Daily Do  Lenvatinlb Cap Therapy Pack 10 & 4 MG (14 MG Daily Dose)  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21536015002120  Velcade  Bortewmlb For lnj 3.5 MG .- •. \\ -:.,I _l'i:f-\  '.)-.''-. 16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21538040000330  Zydelig  /delalisib Tab 150 MG ,,\:-:,ye.- "'-  1;,., : ,;1.6.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21700020002105  Dacarbazine  Dacarbazlne For tnj100 MG t-r·Pr  "-, /.'l:(i.00%  Contrato N(unero \1h \  f1  ) J r  le\  '  ' . y f} s ?.i  '  ··-  p••·  \ti\·--;--  . ,,,  -  ,. \\\  ,./<§)  (;,,  , •. ''"  \,\,,\

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202135	Intron A	Interferon Alfa-2B For Inj 18000000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206420	Sylatron	Peginterferon alfa-2b For Inj Kit 300 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040100325	Leucovorin Calcium	Leucovorin Calcium Tab 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21764065002140	Elitek	Rasburicase For IV Soln 7.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100020002030	CISplatin	Cisplatin Inj 200 MG/200ML (1 MG/ML)	20.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002125	Cyclophosphamide	Cyclophosphamide For Inj 1 GM	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101040102110	Alkeran	Melphalan HCl For Inj 50 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200030052210	DaunoXome	Daunorubicin Citrate Liposome Inj 2 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102025	Epirubicin HCl	Epirubicin HCl Inj 10 MG/5ML (2 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102035	Idamycin PFS	Idarubicin HCl IV Inj 20 MG/20ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002105	Cytarabine	Cytarabine For Inj 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002025	Fluorouracil	Fluorouracil Inj 1 GM/20ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300053102120	Alimta	Pemetrexed Disodium For IV Soln 500 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335070002020	Cyramza	Ramucirumab IV Soln 100 MG/10ML (For Infusion)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353043002025	Gazyva	Obinutuzumab Soln for IV Infusion 1000 MG/40ML (25 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353054002020	Perjeta	Pertuzumab Soln for IV Infusion 420 MG/14ML (30 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21402250000320	Lysodren	Mitotane Tab 500 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405007106450	Vantas	Histrelin Acetate Implant Kit 50 MG	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010206435	Eligard	Leuprolide Acetate (4 Month) For Subcutaneous Inj Kit 30 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102030	Treanda	Bendamustine HCl IV Soln 180 MG/2ML (90 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002130	Oxaliplatin	Oxaliplatin For IV Inj 100 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002030	Ifosfamide	Ifosfamide IV Inj 3 GM/60ML (50 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102020000115	CeeNU	Lomustine Cap 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102010	Adriamycin	Doxorubicin HCl Inj 2 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102045	Ellence	Epirubicin HCl IV Soln 200 MG/100ML (2 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200055001330	Mitoxantrone HCl	Mitoxantrone HCl Inj Conc 30 MG/15ML (2 MG/ML)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300010002120	Cytarabine	Cytarabine For Inj 2 GM	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102060	Gemcitabine HCl	Gemcitabine HCl Inj 2 GM/52.6ML (38 MG/ML) (Base Equiv)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300060000305	Tabloid	Thioguanine Tab 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353010002040	Campath	Alemtuzumab IV Inj 30 MG/ML (For Infusion)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353050002025	Vectibix	Panitumumab IV Soln 100 MG/5ML	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353070002120	Herceptin	Trastuzumab For IV Soln 440 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21403020100105	Emcyt	Estramustine Phosphate Sodium Cap 140 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106415	Eligard	Leuprolide Acetate For Subcutaneous Inj Kit 7.5 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100010000305	Myleran	Busulfan Tab 2 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020000310	Cyclophosphamide	Cyclophosphamide Tab 50 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101030102105	Mustargen	Mechlorethamine HCl For Inj 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070002120	Temodar	Temozolomide For IV Soln 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102115	Adriamycin	Doxorubicin HCl For Inj 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102025	Idamycin PFS	Idarubicin HCl IV Inj 5 MG/5ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21250060002020	Oncaspar	Pegaspargase Inj 750 Unit/ML	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025102020	Fludarabine Phosphate	Fludarabine Phosphate Inj 25 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300052002020	Arranon	Nelarabine IV Soln 5 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335020002025	Avastin	Bevacizumab IV Soln 100 MG/4ML (For Infusion)	15.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353032002020	Yervoy	Ipilimumab Soln for IV Infusion 50 MG/10ML (5 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353053002030	Keytruda	Pembrolizumab IV Soln 100 MG/4ML (25 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21355070302130	Kadcyla	Ado-Trastuzumab Emtansine For IV Soln 160 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405005102310	Zoladex	Goserelin Acetate Implant 3.6 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010156432	Eligard	Leuprolide Acetate (3 Month) For Subcutaneous Inj Kit 22.5MG	25.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número 19-052

               ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES    21700060202135 lntron A    Interferon Alfa-2B For lnj 18000000 Unit              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700075206420  Sylatron  Peginterferon alfa-2b For lnj Kit 300 MCG              16.75%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES    21755040100325  Leucovorin Calcium  Leucovorin Calcium Tab 10 MG              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21764065002140  Elitek  Rasburicase For IVSoln 7.5 MG              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21100020002030  CISplatln  Cisplatin lnj 200 MG/200ML {1 MG/ML)              20.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21101020002125  Cyclophosphamide  Cyclophosphamlde For lnj 1 GM              32.30%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21101040102110  Alkeran  Me!phalan HCI For lnj 50 MG {Base Equiv)              16.00%  AmlNEOPLASTICSAND ADJUNCTIVE THERAPIES    212000300S2210  oaunoXome  Daunorubicin Citrate Uposome lnj 2 MG/ML              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21200042102025  Epirubkin HCI  Epirubicin HCI lnJ 10 MG/5ML (2 MG/ML}              16.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21200045102035  ldamycin PFS  ldarubkln HCI IV lnJ 20 MG/20ML (1 MG/ML)              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300010002105  Cytarablne  Cytarabine For tnj 100 MG              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300030002025  Fluorouracil  Fluorouracll fnj 1 GM/20ML {SO MG/Ml)              16.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300053102120  Alimta  Pemetrexed Dlsodium For IV Soln 500 MG {Base Equiv)              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21335070002020  Cyramza  Ramucirumab tVSoln 100 MG/10ML (For Infusion)              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21353043002025  Gazyva  Ob!nutuzumab Soln for IV Infusion 1000 MG/40ML {25 MG/ML)              16.00%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES    21353054002020  Perjeta  Pertuzumab So!n for IV Infusion 420 MG/14ML {30 MG/ML)              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21402250000320  Lysodren  Mitotane Tab 500 MG              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405007106450  vantas  H!stre!in Acetate Implant Kit 50 MG              15.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405010206435  Eligard  leuprolide Acetate {4 Month} For Subcutaneous fnj Kit 30 MG              25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21100009102030  Treanda  Bendamustine HCI IVSoln 180 MG/2ML {90 MG/Ml}              16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21100028002130  Oxalip!atin  Oxalip!atin For IV lnj 100 MG              30.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21101025002030  Jfosfamlde  lfosfamide IV lnJ3 GM/60Ml {SO MG/ML)              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21102020000115  CeeNU  Lomustine Cap 40 MG              16.00%  ANTINEOPLASTtCS AND ADJUNCTIVE THERAPIES    21200040102010  Adriamycln  Doxorubicin HCI lnj 2 MG/ML              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200042102045  Ellence  Epfrubidn HCI IV Sofn 200 MG/lOOML (2 MG/Ml)              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21200055001330  MitoxantroneHCI  Mitoxantrone HCI lnj Cone 30 MG/15Ml (2 MG/ML)              15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300010002120  Cytarabine  Cytarablne For lnJ 2 GM              16.00%  ANTINEOPLASTICSAND ADJUNCTIVE THERAPIES    21300034102060  Gemcitab!ne HCI  Gemcltabine Hd lnj 2 GM/52.GML {38 MG/ML) (Base Equfv)              30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300060000305  Tabloid  Thfoguanine Tab 40 MG              16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES    21353010002040  campath  A!emtuzumab IV lnj 30 MG/Ml(For Infusion)              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21353050002025  Vectibix  Panitumumab IV Soln 100 MG/SMl              16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21353070002120  Herceptln  Trastuzumab For lVSoln 440 MG              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21403020100105  Emcyt  Estramustine Phosphate Sodium Cap 140 MG              16.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES    21405010106415  E!igard  leuprolfdeAcetate For Subcutaneous lnj Kit 7.5 MG              2S.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21100010000305  Myleran  Busulfan Tab 2 MG              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21101020000310  Cyclophosphamide  Cydophosphamide Tab 50 MG              32.30%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21101030102105  Mustargen  Mechlorethamtne HCl For lnj 10MG              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21104070002120  Temodar  Temozo!omide For IV Soln 100 MG              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21200040102115  Adriamycin  Doxorubicin HCI For lnj 50 MG              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21200045102025  ldamycin PFS  ldarubicin HCf IV lnj 5 MG/5Ml(1MG/Ml)              16.00%  ANT!NEOPlASTICS AND ADJUNCTIVE THERAPIES    21250060002020  Oncaspar  Pegaspargase lnj 750 Unit/Ml              16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300025102020  Fludarabine Phosphate  Fludarabine Phosphate lnj 25 MG/ML              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21300052002020  Arranon  Ne!arabine IV So!n 5 MG/ML              16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21335020002025  Avastin  Bevaclzumab IV Soln100 MG/4Ml(For Infusion)              15.50%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21353032002020  Yervoy  lpilimumab Soln for IV Infusion 50 MG/10Ml (5 MG/ML)              16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21353053002030  Keytruda  Pembro!izumab IV Soln 100 MG/4ML {25 MG/ML)              16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21355070302130  Kadcyla  Ado-Trastuzumab Emtansine For IV Soln 160 MG  />,\',_:7 '- -'\-..,'fl""''            16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    214050051023.10  Zoladex  Goserelin Acetate Implant 3.6 MG  /t::,.··£;"'" ·::- i- \.,            16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405010156432  E!igard  LeuprolfdeAcetate(3 Month) For Subcutaneous lnj Kit 22.SMG  /)'" //        .. ()    25.00%    -····      , q;·;t    fl Conhato N(1meroi l q (} ,51' (_j         \ \                        '                        v              -·-·\ \''        0                ·-              (_;,.

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100015002120	CARBOplatin	Carboplatin IV For Inj 150 MG	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020002120	Cyclophosphamide	Cyclophosphamide For Inj 500 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101040000305	Alkeran	Melphalan Tab 2 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200020002105	Cosmegen	Dactinomycin For Inj 0.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040402210	Doxil	Doxorubicin HCl Liposomal Inj (For IV Infusion) 2 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200045102030	Idamycin PFS	Idarubicin HCl IV Inj 10 MG/10ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300007002010	Cladribine	Cladribine Inj 1 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025102120	Fludara	Fludarabine Phosphate For Inj 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300053102110	Alimta	Pemetrexed Disodium For IV Soln 100 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21335020002030	Avastin	Bevacizumab IV Soln 400 MG/16ML (For Infusion)	15.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353032002040	Yervoy	Ipilimumab Soln for IV Infusion 200 MG/40ML (5 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21353053002120	Keytruda	Pembrolizumab For IV Soln 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21370070000120	Erivedge	Vismodegib Cap 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405005102330	Zoladex	Goserelin Acetate Implant 10.8 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010206430	Lupron Depot	Leuprolide Acetate (4 Month) For Inj Kit 30 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000147	Temodar	Temozolomide Cap 180 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000135	Thalomid	Thalidomide Cap 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102140	Gemcitabine HCl	Gemcitabine HCl For Inj 1 GM	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21406010200320	Zytiga	Abiraterone Acetate Tab 250 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001325	DOCEtaxel	Docetaxel For Inj Conc 80 MG/2ML (40 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500011002140	Ixempra Kit	Ixabepilone For IV Infusion 45 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500050802025	Navelbine	Vinorelbine Tartrate Inj 50 MG/5ML (10 MG/ML) (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531560002120	Istodax	Romidepsin For IV Inj 10 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000330	Afinitor	Everolimus Tab 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300130	Sutent	Sunitinib Malate Cap 25 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534008000320	Inlyta	Axitinib Tab 1 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534015000120	Xalkori	Crizotinib Cap 200 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534025100320	Tarceva	Erlotinib HCl Tab 25 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	2153405420B220	Lenvima 10 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 MG (10 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534075100340	Iclusig	Ponatinib HCl Tab 45 MG (Base Equiv)	22.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200335	Jakafi	Ruxolitinib Phosphate Tab 25 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700008102020	Trisenox	Arsenic Trioxide Inj 10 MG/10ML (1 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202030	Intron-A	Interferon Alfa-2B Inj 10000000 Unit/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060702020	Actimmune	Interferon Gamma-1B Inj 100 MCG/0.5ML (2000000 Unit/0.5ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21707070102140	Photofrin	Porfimer Sodium For Inj 75 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21758050002010	Mesna	Mesna Inj 100 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405525102120	Firmagon	Degarelix Acetate For Inj 80 MG (Base Equiv)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001317	DOCEtaxel	Docetaxel For Inj Conc 160 MG/8ML (20 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010602120	Etopophos	Etoposide Phosphate IV For Inj 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500030102105	VinBLAStine Sulfate	Vinblastine Sulfate For Inj 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100130	Farydak	Panobinostat Lactate Cap 15 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000320	Afinitor	Everolimus Tab 5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533060400320	NexAVAR	Sorafenib Tosylate Tab 200 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100330	Gilotrif	Afatinib Dimaleate Tab 30 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106480	Cometriq (140 mg Daily D	Cabozantinib S-Mal Cap 1 X 80 MG & 3 X 20 MG (140 Dose) Kit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000360	Sprycel	Dasatinib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534035100340	Gleevec	Imatinib Mesylate Tab 400 MG (Base Equivalent)	17.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534070100320	Votrient	Pazopanib HCl Tab 200 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200325	Jakafi	Ruxolitinib Phosphate Tab 15 MG (Base Equivalent)	15.25%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

                 ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21100015002120  CARBOplatin  Carboplatin JV For lnj 150 MG  16.25%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21101020002120  cyclophosphamide  Cyclophosphamide For lnj 500 MG  32.30%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21101040000305  Alkeran  Melphalan Tab 2 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21200020002105  Cosmegen  Dactfnomycin For lnj 0.5 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200040402210  Doxil  Doxorubicin HCI Liposomal lnj (For lV Infusion) 2 MG/ML  16.00%  ANT!NEOPLASTICS AND ADJUNCTIVE THERAPIES  21200045102030  ldamycin PFS  ldarubicin HCI IV tnj 10 MG/lOML {1 MG/ML)  16.00%  ANT!NEOPLASTICS AND ADJUNCTIVE THERAPIES  21300007002010  Cladtibine  C!adriblne lnj 1 MG/ML  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300025102120  Fludara  Fludarablne Phosphate For lnj 50 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300053102110  Alimta  Pemetrexed Disodium For IV Sofn 100 MG (Base Equiv)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21335020002030  Avastin  Bevacizumab IV Soln 400 MG/16ML {For Infusion)  15.50%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21353032002040  Yervoy  lpilimumab Soln for IV Infusion 200 MG/40ML (5 MG/ML}  16.75%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  21353053002120  Keytruda  Pembrolizumab For IV Sotn 50 MG  16.00%  ANTINEOPLASTICSAND ADJUNCTIVE THERAPIES  21370070000120  Erivedge  Vismodegib Cap 150 MG  16.00%  ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES  21405005102330  Zoladex  Goserelin Acetate Implant 10.8 MG  16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010206430  Lupron Depot  LeuprolideAcetate (4 Month) For Jnj Kit 30 MG  16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21104070000147  Temodar  Temozolomide Cap 180 MG  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99392070000135  Tha!omid  Thalidomide C.ap 150 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300034102140  Gemdtablne HCI  Gemcitabine HC\ For lnJ1 GM  30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21406010200320  Zytiga  Abiraterone Acetate Tab 250 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005001325  DOCEtaxe!  Docetaxel For lnj Cone 80 MG/2ML {40 MG/ML}  35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500011002140  1xempra Kit  rxabepilone For IV Infusion 45 MG  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500050802025  Navelbine  V!norelbine Tartrate lnj 50 MG/SML (10 MG/ML) (Base Equiv)  16.00%  !\NTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531560002120  [stodax  Romidepsin For IV lnj 10 MG  16.75%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  21532530000330  Afinitor  Everotimus Tab 10 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21533070300130  Sutent  Sunitinlb Malate Cap 25 MG {Base Equivalent)  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534008000320  lnlyta  Axltinib Tab 1 MG  16.00%  ANTINEOPlAST/CS AND ADJUNCTIVE THERAPIES  21534015000120  Xalkori  Crizotinib cap 200 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534025100320  Tarceva  Er!otin!b HC!Tab 25 MG (Base Equivalent}  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  2153405420B220  Lenvima 10 MG Dally Do  Lenvatinib cap Therapy Pack 10 MG {10 MG Daily Dose}  16.00%  ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21534075100340  Jclus!g  Ponatinib HCI Tab 45 MG {Base Equiv)  22.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21537560200335  Jakafi  RuxoHtinib Phosphate Tab 25 MG (Base Equlvalent)  15.25%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21700008102020  Trisenox  Arsenic Trioxide lnj 10 MG/10Ml{1MG/ML}  16.()0%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060202030  lntron-A  lnterferonAlfa-28 Jnj 10000000 Unit/ML  16.00%  ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21700060702020  Actlmmune  Interferon Gamma-1B lnj 100 MCG/0.5ML'(2000000 Unit/0.5ML)  16.75%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21707070102140  Photofrin  Porflmer Sodium For lnj 75 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21758050002010  Mesna  Mesna lnj 100 MG/ML  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405525102120  Firmagon  Degarelix:AcetateFor lnJ 80 MG {Base Equiv}  15.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500005001317  DOCEtaxeJ  Docetaxel For !nj Cone 160 MG/8Ml (20 MG/ML)  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500010602120  Etopophos  Etoposlde Phosphate IV For lnj 100 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500030102105  VinBlAStine Sulfate  Vinb!astine Sulfate For lnJ 10 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531550100130  Farydak  Panobinostat Lactate cap 15 MG {Base Equivalent)  16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21532530000320  Afinitor  Evero!imus Tab 5 MG  16.00%  ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21533060400320  NexAVAR  Sorafenib Tosylate Tab 200 MG {Base Equivalent)  16.00%  ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21534006100330  Gilotrif  Afatinib Dimaleate Tab 30 MG (Base Equivalent)  16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21534013106480  Cometriq (140 mg Daily I  cabozantin!b S-Mal cap 1 X 80 MG & 3 X 20 MG (140 Dose) Kit  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21534020000360  Sprycet  Dasatinib Tab 100 MG  16.00%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  21534035100340  Gleevee  lmatfnib Mesylate Tab 400 MG {Base Equivalent}  17.25%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21534070100320  Votrient  Pazopan!b HCI Tab 200 MG {Base Equiv} c ..l, hi/_, -,.-.;_-} ' ~,r-, --  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21537560200325  Jakafi  Ruxotitinib Phosphate Tab 15 MG (Base Equivalent)  15.25%  /i'r1,·/'  ,, ()'  ,,,,-'  {( Contra to Numero\\ \\I'', 1- 9 - 1, fi '.a''  "'  U\ ;- - J/f),  , ...  f"•,,,, °"'···  \0 \ ,,  ,0

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080100140	Hycamtin	Topotecan HCl Cap 1 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700050100105	Matulane	Procarbazine HCl Cap 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206470	Intron-A	Interferon Alfa-2B Inj Kit 10000000 Unit/0.2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206470	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 600 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755050102120	Fusilev	Levoleucovorin Calcium For IV Inj 50 MG (Base Equiv)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201920	Trelstar Depot	Triptorelin Pamoate For IM Susp 3.75 MG	22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000120	Pomalyst	Pomalidomide Cap 3 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005002050	DOCEtaxel	Docetaxel Soln for IV Infusion 160 MG/16ML	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500015002020	Teniposide	Teniposide IV Soln 10 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531060000140	Ibrance	Palbociclib Cap 125 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532025100130	Tafinlar	Dabrafenib Mesylate Cap 75 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530007340	Afinitor Disperz	Everolimus Tab for Oral Susp 5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533570100310	Mekinist	Trametinib Dimethyl Sulfoxide Tab 0.5 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534012000340	Bosulif	Bosutinib Tab 500 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000340	Sprycel	Dasatinib Tab 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534030000320	Iressa	Gefitinib Tab 250 MG	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	2153405420B250	Lenvima 24 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 (2) & 4 MG (24 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21536025002120	Kyprolis	Carfilzomib For Inj 60 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102035	Camptosar	Irinotecan HCl Inj 300 MG/15ML (20 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700024002020	Ontak	Denileukin Diftitox IV Soln 150 MCG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202160	Intron A	Interferon Alfa-2B For Inj 50000000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206430	Sylatron	Peginterferon alfa-2b For Inj Kit 600 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040100335	Leucovorin Calcium	Leucovorin Calcium Tab 15 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21765060002120	Kepivance	Palifermin For IV Inj 6.25 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405525102130	Firmagon	Degarelix Acetate For Inj 120 MG (Base Equiv)	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001320	DOCEtaxel	Docetaxel For Inj Conc 20 MG/0.5ML (40 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500011002120	Ixempra Kit	Ixabepilone For IV Infusion 15 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500050802020	Navelbine	Vinorelbine Tartrate Inj 10 MG/ML (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100140	Farydak	Panobinostat Lactate Cap 20 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000325	Afinitor	Everolimus Tab 7.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533070300120	Sutent	Sunitinib Malate Cap 12.5 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100340	Gilotrif	Afatinib Dimaleate Tab 40 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534014000130	Zykadia	Ceritinib Cap 150 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000380	Sprycel	Dasatinib Tab 140 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534050100320	Tykerb	Lapatinib Ditosylate Tab 250 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534075100320	Iclusig	Ponatinib HCl Tab 15 MG (Base Equiv)	22.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200330	Jakafi	Ruxolitinib Phosphate Tab 20 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080102020	Topotecan HCl	Topotecan HCl Inj 4 MG/4ML (Base Equiv) (For Infusion)	17.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202022	Intron-A	Interferon Alfa-2B Inj 6000000 Unit/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060302020	Alferon N	Interferon Alfa-n3 Inj 5000000 Unit/ML	15.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21703020002120	Proleukin	Aldesleukin For IV Soln 22000000 Unit	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21758050000320	Mesnex	Mesna Tab 400 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100009102120	Treanda	Bendamustine HCl For IV Soln 100 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101020000305	Cyclophosphamide	Cyclophosphamide Tab 25 MG	32.30%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21101025002130	Ifex	Ifosfamide For Inj 3 GM	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21102030002105	Zanosar	Streptozocin For Inj 1 GM	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200040102110	Adriamycin	Doxorubicin HCl For Inj 20 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21200042102170	Epirubicin HCl	Epirubicin HCl For Inj 200 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300025100320	Oforta	Fludarabine Phosphate Tab 10 MG	15.75%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
19-052

             ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21550080100140  Hycamtin  Topotecan HCI Cap 1 MG {Base Equiv)        16.00";,6  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700050100105  Matulane  Prncarbazine HC/ cap 50 MG        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700060206470  lntron-A  Interferon Atfa-28 lnj Kit 10000000 Unit/0.2ML        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700075206470  5ytatron  Peginterferon a!fa-2b For Jnj Kit4 X 600 MCG        16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21755050102120  Fusilev  Levoleucovorin Calcium For IV lnj SO MG {Base Equiv)        16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21405050201920  Trelstar Depot  Triptorelin Pamoate For IM Susp 3.75 MG        22.50%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21450080000120  Pomalyst  Pomalidomide Cap 3 MG        18.25%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES    21500005002050  DOCEtaxel  Docetaxel Soln for IVInfusion 160 MG/16ML        35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21500015002020  Teniposlde  Tenfposide IVSoln 10 MG/ML        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21531060000140  lbrance  Palbociclib Cap 125 MG        16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21S32025100130  Tafinlar  Dabrafenib Mesylate cap 75 MG {Base Equivalent)        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21532530007340  Afinitor Disperz  Everolimus Tab for Oral Susp 5 MG        16.00%  ANTINEOPIASTICS AND ADJUNCTIVE THERAPIES    21533570100310  Mekinist  Trametin!b Dimethyl Sulfoxlde Tab 0.5 MG {Base Equivalent)        16.00",{;  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534012000340  Bosulif  Bosutinib Tab 500 MG        16.00";,6  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534020000340  Sprycel  Dasatinlb Tab 50 MG        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534030000320  lressa  Gefrtfnlb Tab 250 MG        15.25%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES    2153405420B250  Lenv1ma 24 MG Daily Do  Lenvatinib cap Therapy Pack 10 (2) & 4 MG (24 MG Daily Dose)        16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21536025002120  Kyprol!s  Carfilzomib For lnj 60 MG        16.00%  ANTINEDPLASTICS AND ADJUNCTIVE THERAPIES    21550040102035  Camptosar  lrinotecan HCI lnj 300 MG/lSML (20 MG/ML)        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700024002020  Ontak  Denileukin Diftitox IV Soln 150 MCG/ML        16.00%  ANTINEDPlASTICSAND ADJUNCTIVE THERAPIES    21700060202160  lntron A  Interferon Alfa-2B For lnj 50000000 Unit        16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES    21700075206430  Sylatron  Peginterferon alfa-2b For lnj Kit 600 MCG        16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21755040100335  Leucovorin calcium  Leucovorin calcium Tab 15 MG        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21765060002120  Kepivance  Palifermin For IV lnj 6.25 MG        16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21405525102130  Flrmagon  Degarellx Acetate For Jnj 120 MG {Base Equiv)        lS.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES    21S00005001320  DOCEtaxel  Docetaxel For lnj Cone 20 MG/0.5ML (40 MG/ML)        35.00%  ANTINEDPLASTICS AND ADJUNCTIVE THERAPIES    21500011002120  lxempra Kit  lxabepi!one For IV Infusion 15 MG        16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21500050802020  Navelb!ne  Vlnore!bine Tartrate lnj 10 MG/ML {Base Equiv)        16.00%  ANTINEDPlASTICSAND ADJUNCTIVE THERAPIES    21531550100140  Farydak  Panoblnostat Lactate cap 20 MG (Base Equivalent)        16.00%  ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES    21532530000325  Aflnitor  Everolimus Tab 7.5 MG        16.00%  ANT!NEOPLASTICS AND ADJUNCTIVE THERAPIES    21533070300120  Sutent  Sunitinib Malate Cap 12.S MG {Base Equivalent)        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534006100340  Gilotrif  Afatinib Dimaleate Tab 40 MG (Base Equivalent)        16.00%  ANTINEOPlASTICSAND ADJUNCTIVE THERAPIES    21S34014000130  Zykadia  Ceritinib Cap 150 MG        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534020000380  Sprycel  Dasatinib Tab 140 MG        16.00%  ANTINEDPLASTICS AND ADJUNCTIVE THERAPIES    21534050100320  Tykerb  Lapatinfb Ditosy!ate Tab 250 MG (Base Equiv)        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21534075100320  lclusig  Ponatlnib HCI Tab 15 MG (Base Equiv)        22.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21537560200330  Jakafl  Ruxolitinib Phosphate Tab 20 MG (Base Equivalent)        lS.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21550080102020  Topotecan Hd  Topotecan HCl lnj 4 MG/4ML(Base Equlv) (For Infusion)        17.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700060202022  lntron•A  Interferon A!fa-2B lnJ 6000000 Unit/ML        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21700060302020  Alferon N  Interferon Alfa-n3 lnj 5000000 Unit/ML        15.75%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES    21703020002120  Proleukln  Aldes!eukin For IV Soln 22000000 Unit        16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21758050000320  Mesnex  Mesna Tab 400 MG        16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21100009102120  Treanda  Bendamustine HC1 For IV Soln 100 MG        16.75%  ANTINEOPlASTICSAND ADJUNCTIVE THERAPIES    21101020000305  Cydophosphamlde  Cyc!ophosphamide Tab 25 MG        32.30%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21101025002130  lfex  ffosfamide For lnj 3 GM        16.00%  ANTINEDPLA5TICS AND ADJUNCTIVE THERAPIES    21102030002105  Zanosar  Streptozodn Forlnj 1 GM    - - ·---..,    16.00%  ANTINEDPLASTICS AND ADJUNCTIVE THERAPIESANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    2120004010211021200042102170  Adr!amycinEpirubicln HCI  Doxorubicin HCI For lnj 20 MGEp!rubicin HCI For lnj 200 MG    /< \\:JI l'<i:i'--\f'\I"v . ·<_,,,,,:,A'\.\    16.00%16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES    21300025100320  Dforta  fludarablne Phosphate Tab 10MG    .0//    15.75%    ,- .        {I  If f Contrato NOmero f,\\I,",., 9 - () 5 :::C\ \.fl, ---f'

       ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300040001830  Purixan  Merc.aptopurine Susp 2000 MG/lOOML (20 MG/ML)  16.00%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21335010102030  Zaltrap  Ziv-Aflibercept IV Solo 200 MG/8ML {For Infusion)  16.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21353025002025  Erbitux  Cetuximab N Solo 200 MG/lOOMl (2 MG/ML}  16.25%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21353050002035  Vectibix  Panitumumab IV Solo 400 MG/20Ml  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21355070302120  Kadcyla  Ado-Trastuzumab Emtans!ne For IVSoln 100 MG  16.00¾  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21403530002024  Faslodex  Fulvestrant lnj 250 MG/5ML  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010156430  Lupron Depot  leuprolide Acetate {3 Month) For lnj Kit 22.5 MG  16.00%  ANTINEOPlASTICSAND ADJUNCTIVE THERAPIES  21100028002035  Eloxatin  Oxaliplatin IV Soln 200 MG/40ML  16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21101020002130  Cyclophosphamide  Cydophosphamlde For lnj 2 GM  32.30%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102010002105  BiCNU  Carmustlne For lnj 100 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200030102105  Cerubidine  Daunorubicin HCl For lnJ 20 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21200042102030  Ellence  Epirubicin HCI IVSoln 50 MG/25Ml {2 MG/ML)  16.00%  ANTINEOPlAST\CS AND ADJUNCTIVE THERAPIES  21200055001320  Mitoxa ntrone HCI  Mitoxantrone HCI lnj Cone 20 MG/lOML {2 MG/ML)  15.75%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010002110  Cytarabine  Cytarabine For lnj 500 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300034102020  Gemcitablne HCl  Gemcitabine HCI lnJ 200 MG/5.26ML {38 MG/Ml) {Base Equiv)  30.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300054002020  Folotyn  Pra!atrexate IV lnj 20 MG/Ml  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21335070002040  Cyramza  Ramucirumab IV Sohl 500 MG/50ML (For Infusion)  16.00%  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21353045001320  Arzerra  Ofatumumab Cone For IV Infusion 100 MG/5Ml  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21402420000320  Casodex  Blcalutamide Tab 50 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21100009102110  Treanda  Bendamustine Hd For JV So!n 25 MG  16.75%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21101010000305  leukeran  Chlorambucil Tab 2 MG  16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21101025002110  lfex  lfosfamide For lnj 1 GM  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21102020000120  CeeNU  lomustine Cap 100 MG  16.00%  ANTINEOPLASTICSAND ADJUNCTIVE THERAPIES  21200040102105  Adriamycin  Doxorublcin HCI Forlnj10 MG  16.00%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21200042102140  Epirubicin HCI  Epirubidn HCI For lnj 50 MG  16.00%  ANTJNEOPlASTICS ANO ADJUNCTIVE THERAPIES  21200080002020  Valstar  Va!rubicln Solo For lntraveslcal Instillation 40 MG/ML  16.75%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21300010301825  DepoCyt  Cytarabine Llposome lnj SO MG/SML  16.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21300034102160  Gemdtabine HCI  Gemcitabine HCI For lnj 2 GM  30.00%  ANTlNEOPlASTlCS AND ADJUNCTIVE THERAPIES  2133S010102020  Zaltrap  Ztv-Aflibercept IV Solo 100 MG/4ML {For Infusion)  16.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21353025002020  Erbitux  Cetwcimab N Solo 100 MG/50ML (2 MG/ML}  16.25%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21353050002030  Vectibix  Panitumumab IV So!n 200 MG/10ML  16.75%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  21355020202120  Adcetris  Brentuximab Vedotin For IV So[n SO MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21403530002022  Faslodex  Fulvestrant Jnj 125 MG/2.SML  16.00%  ANTINEOPI.ASTICS AND ADJUNCTIVE THERAPIES  21405050201930  Tre!star LA  Triptorelln Pamoate For IM Susp 11.25 MG  22.50%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000140  Temodar  Temozolomide Cap 100 MG  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21S00005001310  DOCEtaxel  Docetaxel For lnJ Cone 20 MG/Ml  35.00%  ANT!NEOPlASTICS AND ADJUNCTIVE THERAPIES  99392070000120  Thalomid  Thalidomide Cap 50 MG  16.00%  ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES  99394050000145  Revlim!d  lenalidomide Cap 20 MG  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010256445  Eligard  leuprotide Acetate (6Month) For Sul?cutaneous fnj Kit45 MG  25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21450080000110  Pomalyst  Pomalidomide Cap 1 MG  18.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500005002030  DOCEtaxel  DocetaxelSoln for IV Infusion 20 MG/2ML  35.00%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21500012001340  PACUtaxel  Paditaxel IV Cone 150 MG/25ML {6 MG/ML)  16.00%  ANTlNEOPlASTICS AND ADJUNCTIVE THERAPIES  21531060000120  lbrance  Pa!bociclib Cap 75 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531575000120  Zolinza  VorinostatCap 100 MG  16.00%  ANT/NEOPlASTICS AND ADJUNCTIVE THERAPIES  21532530007310  Afinitor Disperz  Evero!Jmus Tab for Ora! Susp 2 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21533070300135  Sutent  Sunitinib Malate Cap 37.5 MG {Base Equivalent)  16.00%  ANT!NEOPLASTICS AND ADJUNCTIVE THERAPIES  21534008000340 lnlyta    Axitinib Tab 5 MG , .,,.----  16.00%  ANTlNEOPLASTICS AND ADJUNCTIVE THERAPIES  21534015000125 !Xa!kori    Crizotinib Cap 250 MG /• _1\-l> _;, I•\,,(',  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534025100330 (Tarceva    Erlotinib HCI Tab 100 MG {Base Equivalent) ·,:-;-•·. """<'('\ ·.  16.00%  '/  J r ",,  \ ,,.  .  {ContratoI . " ·'  \ ()  {  : J 1,1  '"n ero : rn  ·.  ri:12·  ... (.() - ----  P.  .,..  --    •-=  ~·,      \\ \ici;,_ .-  ---------,j•i

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534054208230	Lenvima 20 MG Daily Dos	Lenvatinib Cap Therapy Pack 10 (2) MG (20 MG Daily Dose)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21535560000120	Lynparza	Olaparib Cap 50 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21538040000320	Zydelig	Idelalisib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700013001940	TheraCys	BCG Live Intravesical For Susp 81 MG/VIAL	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060202130	Intron A	Interferon Alfa-2B For Inj 10000000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206410	Sylatron	Peginterferon alfa-2b For Inj Kit 200 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21708220000120	Targretin	Bexarotene Cap 75 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21764065002120	Elitek	Rasburicase For IV Soln 1.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000150	Temodar	Temozolomide Cap 250 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000140	Thalomid	Thalidomide Cap 200 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405010106407	Leuprolide Acetate	Leuprolide Acetate Inj Kit 5 MG/ML	52.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300015002120	Dacogen	Decitabine For Inj 50 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002025	Etoposide	Etoposide Inj 100MG/5ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002030	Etoposide	Etoposide Inj 500MG/25ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21450080000125	Pomalyst	Pomalidomide Cap 4 MG	18.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500009202020	Halaven	Eribulin Mesylate Inj 1 MG/2ML (0.5 MG/ML)	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500020201820	Marqibo	Vincristine Sulfate Liposome IV Susp 5 MG/31ML (0.16 MG/ML)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531520002120	Beleodaq	Belinostat For IV Inj 500 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532080000320	Zelboraf	Vemurafenib Tab 240 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532570002020	Torisel	Temsirolimus Soln For IV Infusion 25 MG/ML	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533570100330	Mekinist	Trametinib Dimethyl Sulfoxide Tab 2 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106460	Cometriq (60 mg Daily Do	Cabozantinib S-Malate Cap 3 X 20 MG (60 MG Dose) Kit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000350	Sprycel	Dasatinib Tab 70 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534033000120	Imbruvica	Ibrutinib Cap 140 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534060200115	Tasigna	Nilotinib HCl Cap 150 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200310	Jakafi	Ruxolitinib Phosphate Tab 5 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102040	Irinotecan HCl	Irinotecan HCl Inj 500 MG/25ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700040102120	Synribo	Omacetaxine Mepesuccinate For Inj 3.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206450	Intron-A	Interferon Alfa-2B Inj Kit 3000000 Unit/0.2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206450	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 200 MCG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040102030	Leucovorin Calcium	Leucovorin Calcium Inj 10 MG/ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000143	Temodar	Temozolomide Cap 140 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500005001315	DOCEtaxel	Docetaxel For Inj Conc 80 MG/4ML (20 MG/ML)	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99392070000130	Thalomid	Thalidomide Cap 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000150	Revlimid	Lenalidomide Cap 25 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002030	Eloxatin	Oxaliplatin IV Soln 100 MG/20ML	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000110	Revlimid	Lenalidomide Caps 2.5 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534085000320	Caprelsa	Vandetanib Tab 100 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102025	Camptosar	Irinotecan HCl Inj 40 MG/2ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080102120	Hycamtin	Topotecan HCl For Inj 4 MG	17.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300034102110	Gemcitabine HCl	Gemcitabine HCl For Inj 200 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010002040	Etoposide	Etoposide Inj 1 GM/50ML (20 MG/ML)	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550040102030	Camptosar	Irinotecan HCl Inj 100 MG/5ML (20 MG/ML)	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21250010402120	Erwinaze	Asparaginase Erwinia Chrysanthemi For Inj 10000 Unit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000110	Temodar	Temozolomide Cap 5 MG	35.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300005000350	Capecitabine	Capecitabine Tab 500 MG	40.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000130	Revlimid	Lenalidomide Cap 10 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002030	Adrucil	Fluorouracil Inj 2.5 GM/50ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21104070000120	Temodar	Temozolomide Cap 20 MG	35.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
9 - 052

                     ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  215340S4208230  Lenvima 20 MG Daily Do  Lenvatinib Cap Therapy Pack 10 (2) MG {20 MG Daily Dose)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21535560000120  Lynparza  Olaparib Cap 50 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21538040000320  Zydelig  ldela!isib Tab 100 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700013001940  TheraCys  BCG Live lntravesical For Susp 81 MGNIAL  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060202130  lntron A  Interferon Alfa-28 For lnj 10000000 Unit  16.00¼  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21700075206410  Sylatron  Peginterferon a!fa-2b For lnJ Kit 200 MCG  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21708220000120  rargretin  Bexarotene Cap 75 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21764065002120  Elitek  Rasbur!case For IV Soln 1.5 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21104070000150  Temodar  Temozolomide cap 250 MG  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99392070000140  Thalomid  Thalidomide Cap 200 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21405010106407  Leuprolide Acetate  Leupro!ide Acetate lnj Kit S MG/ML  52.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300015002120  Dacogen  Dedtablne For Jnj SO MG  25.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500010002025  Etopos!de  Etoposlde I nj 100MG/5ML (20 MG/ML)  27.55%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  21500010002030  Etoposide  Etoposide lnj 500MG/25ML {20 MG/ML)  27.55%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21450080000125  Pomalyst  Pomalidomlde Cap 4 MG  18.25%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21500009202020  Halaven  Eribulln Me::.y!ate lnj 1 MG/2ML {0.5 MG/ML)  16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500020201820  Marqibo  Vincristine Sulfate Liposome IV Susp S MG/31ML (0.16 MG/ML)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21531520002120  Beleodaq  Bellnostat For IV lnj 500 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21532080000320  Ze!boraf  Vemurafenib Tab 240 MG  16.(){)%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21532570002020  Torlsel  Temsirolimus Soln For JV Infusion 25 MG/ML  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21533570100330  Mekinist  Trametinib Dimethyl Sulfoxide Tab 2 MG (Base Equivalent)  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534013106460  Cometriq (60 mg Daily 0(  cabozantinib 5-Malate Cap 3 X 20 MG (60 MG Dose) Kit  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534020000350  Sprycel  Dasat!nib Tab 70 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21534033000120  lmbruvica  lbrutinib Cap 140 MG  16.00%  ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES  21534060200115  Tasigna  Nllotinib HCI Cap 150 MG {Base Equivalent)  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21537560200310  Jakafi  Ruxolitinlb Phosphate Tab 5 MG {Base Equivalent)  15.25%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21550040102040  trinotecan HCI  lrinotecan HCI lnj 500 MG/25ML {20 MG/ML)  30.00%  ANTINEOPLAST!CS AND ADJUNCTIVE THERAPIES  21700040102120  Synribo  Omacetaxine Mepesuccinate For lnj 3.5 MG  16.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21700060206450  lntron-A  lnterferonAlfa-2B lnj Kit 3000000 Unit/0.2ML  16.00%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  21700075206450  Sylatron  Peginterferon alfa-2b For lnj Kit 4X 200 MCG  16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21755040102030  Leucovorin Calcium  Leucovorin Calcium lnj 10 MG/ML  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000143  Temodar  Temozolomlde Cap 140 MG  35.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21500005001315  DOCEtaxel  Docetaxel For lnj Cone 80 MG/4ML {20 MG/ML)  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99392070000130  Thalomid  Thalidomide Cap 100 MG  16.00%  ANTINEOPLASTlCS AND ADJUNCTIVE THERAPIES  99394050000150  Revlimid  Lenalidomide Cap 25 MG  16.75%  ANTINEOPLASTICS AND ADJUNCTIVE TI-IERAPIES  21100028002030  Eloxatin  Oxa!iplatin IV Soln 100 MG/20ML  30.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  99394050000110  Revlim!d  Lenalidomide Caps 2.5 MG  16.75%  ANTINEOPLASTIC$ AND ADJUNCTIVE THERAPIES  21534085000320  Caprelsa  Vandetanlb Tab 100 MG  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21550040102025  Camptosar  lrinotecan HCI lnj 40 MG/2ML {20 MG/ML)  30.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21550080102120  Hycamtin  Topotecan HCI For Jnj 4 MG  17.00%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300034102110  Gemdtablne HCI  Gemcitabine HCI For lnj 200 MG  30.00%  ANTINEOPLASTJCS AND ADJUNCTIVE THERAPIES  21500010002040  Etoposide  Etoposfde lnj 1 GM/SOML (20 MG/ML)  27.55%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21550040102030  Camptosar  lrinotecan HCI lnj 100 MG/5ML {20 MG/ML)  30.00%  ANTfNEOPLAST!CS AND ADJUNCTIVE THERAPIES  21250010402120  Erwinaze  Asparaginase Erwinia Chrysanthemi For !nj 10000 Unit  16.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21104070000110  Temodar  Temozo!om!de Cap 5 MG  35.00%  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21300005000350  Capecitabine  Capedtabine Tab 500 MG  40.00%  ANT!NEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000130  Revlimid  Lenalidomide Cap 10 MG  16.75%  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES  21300030002030  Adrucil  Ftuorouracil Jnj 2.5 GM/SOML {SO MG/ML) ....'-\'-l\;:, I iY.<-.  16.25%  ANTINEOPlASTJCS AND ADJUNCTIVE THERAPIES  21104070000120  Temodar  Temozolomide Cap 20 MG / f '.,_.?,.V-= , . - , ,. \.  35.00%  v,  I ••,,.,  '0  / ,-  Vurr,r::1 i _  ' ,',J  -ro Ill  ,,,,,  ((1_· if::  1(1, 2,  ,- ,,,,  0,,' -:;  " "',,,,  (,;'.'(<,, ,Ch', "'='=_/ \v9,  ----- oc. st:-..;,,  (

ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002020	Adrucil	Fluorouracil Inj 500 MG/10ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000140	Revlimid	Lenalidomide Cap 15 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300030002035	Adrucil	Fluorouracil Inj 5 GM/100ML (50 MG/ML)	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300003001920	AzaCITIDine	Azacitidine For Inj 100 MG	16.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21405050201940	Trelstar Mixject	Triptorelin Pamoate For IM Susp 22.5 MG	25.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500003002020	Jevtana	Cabazitaxel Inj 60 MG/1.5ML (For IV Infusion)	22.50%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500010000120	Etoposide	Etoposide Cap 50 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21500030102020	VinBLAStine Sulfate	Vinblastine Sulfate Inj 1 MG/ML	27.55%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21531550100120	Farydak	Panobinostat Lactate Cap 10 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21532530000310	Afinitor	Everolimus Tab 2.5 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21533050000320	Stivarga	Regorafenib Tab 40 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534006100320	Gilotrif	Afatinib Dimaleate Tab 20 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534013106470	Cometriq (100 mg Daily D	Cabozantinib S-Mal Cap 1 X 80 MG & 1 X 20 MG (100 Dose) Kit	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534020000354	Sprycel	Dasatinib Tab 80 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534035100320	Gleevec	Imatinib Mesylate Tab 100 MG (Base Equivalent)	17.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534060200125	Tasigna	Nilotinib HCl Cap 200 MG (Base Equivalent)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21537560200320	Jakafi	Ruxolitinib Phosphate Tab 10 MG (Base Equivalent)	15.25%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21550080100120	Hycamtin	Topotecan HCl Cap 0.25 MG (Base Equiv)	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700045002120	Nipent	Pentostatin For Inj 10 MG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700060206460	Intron-A	Interferon Alfa-2B Inj Kit 5000000 Unit/0.2ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21700075206460	Sylatron	Peginterferon alfa-2b For Inj Kit 4 X 300 MCG	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21755040102170	Leucovorin Calcium	Leucovorin Calcium For Inj 500 MG	16.75%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21100028002025	Eloxatin	Oxaliplatin IV Soln 50 MG/10ML	16.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21300005000320	Capecitabine	Capecitabine Tab 150 MG	30.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	99394050000120	Revlimid	Lenalidomide Cap 5 MG	40.00%
ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES	21534085000340	Caprelsa	Vandetanib Tab 300 MG	16.75%
ANTINEOPLASTICS TOPICALS	90371050204030	Valchlor	Mechlorethamine HCl Gel 0.016% (Base Equivalent)	16.00%
ANTINEOPLASTICS TOPICALS	90376015004020	Panretin	Alitretinoin Gel 0.1%	16.00%
Antiparasitics	13000040000310	Daraprim	Pyrimethamine Tab 25 MG	16.00%
ANTIPARKINSON AGENTS	73203010102020	Apokyn	Apomorphine Hydrochloride Inj 10 MG/ML	15.50%
Antipsychotics	59070070101930	RisperDAL Consta	Risperidone Microspheres For Inj 37.5 MG	15.75%
Antipsychotics	59250015001930	Abilify Maintena	Aripiprazole IM For Extended Release Susp 400 MG	15.50%
Antipsychotics	59070070101920	RisperDAL Consta	Risperidone Microspheres For Inj 25 MG	15.50%
Antipsychotics	59070070101910	RisperDAL Consta	Risperidone Microspheres For Inj 12.5 MG	15.50%
Antipsychotics	59070050101837	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 39 MG/0.25ML	15.50%
Antipsychotics	59070070101940	RisperDAL Consta	Risperidone Microspheres For Inj 50 MG	15.50%
Antipsychotics	59070050101845	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 234 MG/1.5ML	15.50%
Antipsychotics	59070050101838	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 78 MG/0.5ML	15.50%
Antipsychotics	59070050101850	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 273 MG/0.875ML	15.50%
Antipsychotics	59250015001920	Abilify Maintena	Aripiprazole IM For Extended Release Susp 300 MG	15.50%
Antipsychotics	5925001520E430	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 662 MG/2.4ML	15.50%
Antipsychotics	59070050101839	Invega Sustenna	Paliperidone Palmitate IM Extend-Release Susp 117 MG/0.75ML	15.50%
Antipsychotics	59070050101870	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 546 MG/1.75ML	15.50%
Antipsychotics	5925001520E440	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 882 MG/3.2ML	15.50%
Antipsychotics	59070050101880	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 819 MG/2.625ML	15.50%
Antipsychotics	5925001520E420	Aristada	ARIPIPRAZOLE LAUROXIL IM ER SUSP PREFILLED SYR 441 MG/1.6ML	15.50%
Antipsychotics	59070050101840	Invega Sustenna	Paliperidone Palmitate IM Extended-Release Susp 156 MG/ML	15.50%
Antipsychotics	59070050101860	Invega Trinza	Paliperidone Palmitate IM Extend-Release Susp 410 MG/1.315ML	15.50%
ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101950	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 210 MG (Base Eq)	16.00%

ADMINISTRACION DE SEGUROS DE SALUD
Contrato Número
9-052

                                               21300030002020 Adrucil  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  99394050000140 Revnmid  21300030002035 Adrucil21300003001920 AzaCITIDlne21405050201940 Trelstar Mb:ject21500003002020 Jevtana21500010000120 Etoposide21500030102020 VinBlAStine Sulfate21531550100120 Farydak21532530000310 Afinitor21533050000320 Stivarga21534006100320 Gilotrif  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTlCS AND ADJUNCTIVE THERAPIES ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTJNEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS ANO ADJUNCTIVE THERAPIES  21534020000354 Sprycel21534035100320 Gleevec21534060200125 Tasigna  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21537560200320 Jakafi  ANTJNEOPLASTICS AND ADJUNCTIVE THERAPIES  21550080100120 Hycamtin  ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES  21700045002120 Nipent  ANTINEOPlASTICS AND ADJUNCTIVE THERAPIES ANTINEDPlASTlCS ANO ADJUNCTIVE THERAPIES ANTINEDPlASTICS AND ADJUNCTIVE THERAPIES ANTINEDPlASTICS AND ADJUNCTIVE THERAPIES ANTINEDPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLASTICS AND ADJUNCTIVE THERAPIES ANTINEOPLAST!CS TOPICALSANTINEDPlASTICS TOP!CALSAntiparasitics ANTIPARKINSON AGENTSAntipsychotics Antipsychotics Antipsychotics AntipsychoticsAntipsychotics Antipsychotics Antipsychotics Antipsychotfcs Antipsychotics Antipsychotks Antipsychotics Antipsychotks Antipsychotks Antipsychotics Antipsychot!cs  21700060206460 lntron-A21700075206460 Sylatron21755040102170 leucovorin Calcium21100028002025 Eloxatin21300005000320 Capecitabine99394050000120 Revlimid21534085000340 Caprelsa90371050204030 Valchlor90376015004020 Panretin13000040000310 Daraprim73203010102020 Apokyn59070070101930 RisperDAL Consta59250015001930 Abilify Maintena59070070101920 RlsperOAL Consta59070070101910 R!sperDAL Consta59070050101837 fnvega Sustenna59070070101940 RisperDAl Consta59070050101845 lnvega Sustenna 590700S0101838 lnvega Sustenna 59070050101850 lnvega Trinza59250015001920 Abllify Malntena5925001520E430 Aristada 59070050101839 lnvega Sustenna59070050101870 lnvega Trinza5925001520E440 Aristada 59070050101880 lnvega Trinza    Antipsychotics  5925001520E420 Aristada  ¾  Antipsychotics  59070050101840 lnvega Sustenna  Ant/psychotics  59070050101860 lnvega Trinza  :,  ANTJPSYCHOTICS/ANTIMANICAGENTS  59157060101950 ZyPREXA Relprew  ····•  .•.  , ..,  Fluorouracil lnj 500 MG/lOMl {SO MG/Ml)  lenalidomide Cap 15 MG  16.25%  16.75%  Ffuorouracll lnj 5 GM/lOOML {SO MG/ML) Azadtidine For lnj 100 MGTriptorelln Pamoate For 1M Susp 22.5 MGCabazitaxel lnj 60 MG/1.5Ml (For IV Infusion) Etoposlde Cap 50 MGVlnblastine Sulfate lnj 1 MG/MlPanoblnostat lactate Cap 10 MG (Base Equivalent) Everolimus Tab 2.5 MGRegorafenib Tab 40 MGAfatin!b Dimaleate Tab 20 MG {Base Equivalent)  21534013106470 Cometriq (100 mg Daily Cabozantinlb S-Mal Cap lX 80 MG & 1 X 20 MG (100 Dose) Kit  Dasatinib Tab 80 MGlmatinib Mesylate Tab 100 MG {Base Equivalent)  Nilotinib HCI Cap 200 MG {Base Equivalent)  16.25%25.00%22.50%16.75%27.55%16.00%16.00%16.00%16.00%16.00%16.00%16.00%17.25%16.00%  Ruxolitinib Phosphate Tab 10 MG {Base Equivalent) Topotecan HCI Cap 0,25 MG (Base Equiv)  15.25%16.00%  Pentostat!n For lnj 10MG  Interferon Alfa-2B lnj Kit 5000000 Unit/0.2ML Peginterferon alfa-2b For lnJ Kit 4X 300 MCG  leucovorin Calcium For lnj 500 MG  Oxaliplatin IV Soln 50 MG/lOML Capecitabine Tab 150 MG  lena!idomide Cap 5 MG Vandetanib Tab 300 MGMech!orethamine HCI Gel 0.016% (Base Equivalent) Alitretlnoin Gel 0.1%Pyrimethamine Tab 25 MGApomorphine Hydrochloride lnj 10 MG/Ml  Risper/done Mlcrospheres For lnj 37.5 MG  Aripiprazole IM For Extended Release Susp 400 MG Risperidone Mlcrospheres For rnJ 25 MG  Risperidone Mfcrospheres For Jnj 12.5 MG  Pa!iperidone Palmitate IM Extended-Release Susp 39 MG/0,25ML Risper/done Mlcrospheres For !nj SO MGPaliperidone Palmitate IM Extended-Release Susp 234 MG/1.SML Pafiperidone PalmitatelM Extended-Release Susp 78 MG/0.SMl Paliperidone Palmitate IM Extend-Release Susp 273 MG/0.875Ml Arlplprazole !M For Extended Release Susp 300 MGARIPIPRAZOLE lAUROXILIM ERSUSP PREFlllED SYR 662 MG/2.4MlPaliperidone Palmitate IM Extend-Release Susp 117 MG/0.75ML Pa!!peridone Palmltate IM Extend-Release Susp 546 MG/1.75MlARIPIPRAZOLE lAUROXU 1M ERSUSP PREFILLED SYR 882 MG/3.2MlPalipericfone Palmitate IM Extend-Release Susp 819 MG/2.625Ml  16.00%16.00%16.75%16.00%30.00%40.00%16.75%16.00%16.00%16.00%15.50%15.75%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%15.50%  ARIPIPRAZOLE lAUROXIL lM ER SUSP PREFILLEO SYR 441MG/1.6ML  15.50%  Paliperidone Palmitate IM Extended-Release Susp 156 MG/ML  Paliperidone Palmltate IM Extend-ReleaseSusp 410 MG/1.315ML  Olanzap!ne Pamoate For Extended Rel JM Susp210 MG (Base Eq)  15.50%15.50%  16.00%  (

ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101970	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 405 MG (Base Eq)	16.00%
ANTIPSYCHOTICS/ANTIMANIC AGENTS	59157060101960	ZyPREXA Relprevv	Olanzapine Pamoate For Extended Rel IM Susp 300 MG (Base Eq)	16.00%
Antivirals	12200020102030	Foscavir	Foscarnet Sodium Inj 6000 MG/250ML (24 MG/ML)	16.00%
Antivirals	12359902300320	Zepatier	Elbasvir-Grazoprevir Tab 50-100 MG	15.50%
Antivirals	12200020102040	Foscarnet Sodium	Foscarnet Sodium Inj 12000 MG/500ML (24 MG/ML)	16.00%
ANTIVIRALS INFLUENZA	12504065002020	Rapivab	Peramivir Inj 200 MG/20ML (10 MG/ML)	16.00%
Bisphosphonates	30042048100360	Boniva	Ibandronate Sodium Tab 150 MG (Base Equivalent)	16.00%
BLEEDING DISORDERS	84100010000320	Amicar	Aminocaproic Acid Tab 1000 MG	16.00%
BLEEDING DISORDERS	84100010001205	Amicar	Aminocaproic Acid Syrup 25%	16.00%
BLEEDING DISORDERS	84100010000305	Amicar	Aminocaproic Acid Tab 500 MG	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E575	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E515	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 50 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E545	Neupogen	Filgrastim Inj 300 MCG/0.5ML (600 MCG/ML)	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028402105	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 250 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100015106440	Wilate	Antihemophilic Factor/VWF (Human) For Inj 1000-1000 Unit Kit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100028202145	Ixinity	Coagulation Factor IX (Recombinant) For Inj 1500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100010402130	Adynovate	Antihemophilic Factor Recomb Pegylated For Inj 500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100031002140	Coagadex	Coagulation Factor X (Human) For Inj 500 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240101510E543	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E560	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/0.5ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E582	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206430	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 500 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E543	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/0.4ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E560	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/0.5ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102070	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E575	Epogen	Epoetin Alfa Inj 40000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E525	Neupogen	Filgrastim Inj 300 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102010	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 25 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E552	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102080	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 500 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240104010E520	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 75 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240152000E550	Neupogen	Filgrastim Inj 480 MCG/0.8ML (600 MCG/ML)	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028352130	Idelvion	Coagulation Factor IX (Recomb) (rIX-FP) For Inj 1000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	85100028402150	Alprolix	Coagulation Factor IX (Recomb) (rFIXFc) For Inj 4000 Unit	15.50%
Blood Products/ Modifiers/ Volume Expanders	8240104010E525	Mircera	Methoxy Polyethylene Glycol-Epoetin Beta Inj 100 MCG/0.3ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102020	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 40 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102040	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 100 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E558	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 200 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	85100028206420	BeneFIX	Coagulation Factor IX (Recombinant) For Inj Kit 250 Unit	21.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E556	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 60 MCG/ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	82401015102050	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 150 MCG/0.75ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240101510E588	Aranesp (Albumin Free)	Darbepoetin Alfa-Polysorbate 80 Soln Inj 300 MCG/0.6ML	16.00%
Blood Products/ Modifiers/ Volume Expanders	8240102000E545	Epogen	Epoetin Alfa Inj 10000 Unit/ML	16.00%

ADMINISTRACIÓN DE SEGUROS DE SALUD
Contrato Número 19-052

                     \ ''··  ANTIPSYCHOTICS/ANTIMANICAGENTS      59157060101970  ZyPREXA Relprew  Olanzapine Pamoate For Extended Rel IM Susp 405 MG {Base Eq)    16.00%    ANTIPSYCHOTICS/ANTIMANICAGENTS      59157060101960  ZyPREXA Relprew  OJanzapine Pamoate For Extended Rel IM susp 300 MG (Base Eq)    16.00%    Antivirals      12200020102030  Foscavir  FoscarnetSodium tnj 6000 MG/2SOML {24 MG/Ml)    16.00%    Antivirals      12359902300320  Zepatier  Elbasvlr-Grazoprevir Tab 50-100 MG    15.50%    Antivirals      12200020102040  FoscametSodium  Foscarnet Sodium lnj12000 MG/500ML (24 MG/ML)    16.00%    ANTIVIRALS INFLUENZA      12504065002020  Rapivab  Peramlvir Jnj 200 MG/20Ml {10 MG/ML)    16.00%    Bisphosphonates      300420481D0360  Boniva  fbandronate Sodium Tab 150 MG (Base Equivalent}    16.00%    BLEEDING DISORDERS      84100010000320  Amicar  AminocaproicAcid Tab 1000 MG    16.00%    BLEEDING DISORDERS      84100010001205  Amicar  Aminocaproic Acid Syrup 25%    16.00%    BLEEDING DISORDERS      8410001000030S  Amicar  Aminotaprolc Add Tab 500 MG    16.00%    Blood Products/ Modifiers/Volume Expanders      8240101510ES56  Aranesp (Albumin Free)  Darbepoetln Affa-Polysorbate 80 Soln lnj 60 MCG/Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      8240101510E575  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate80 Soln lnj150 MCG/0.3Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      82401015102080  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 500 MCG/ML    16.00%    Blood Products/ Modifiers/Volume Expanders      8240102000E545  Epogen  Epoetin Alfa lnj10000 Unit/Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240104010E515  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj 50 MCG/0.3Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      8240152000ES45  Neupogen  Fl!grastlm lnj 300 MCG/0.5ML{600 MCG/MLJ    16.00%    Blood Products/ Modifiers/ Volume Expanders      85100028402105  Alprolix  Coagulation Factor IX {Recomb) {rFIXFc} For lnj 250 Unit    15.50%    Blood Products/ Modifiers/ Volume Expanders      85100015106440  Wi/ate  Antihemophilic Factor/V\VF {Human) For lnj 1000-1000 Unit Kit    15.50%    Blood Products/ Modifiers/ Volume Expanders      85100028202145  lxinity  Coagulation Factor IX (Recombinant) For lnj1500 Unit    15.50%    Blood Products/Modifiers/Volume E:icpanders      85100010402130  Adynovate  Antihemophilic Factor Recomb Pegylated For lnj 500 Unit    15.50%    Blood Products/ Modifiers/ Volume Expanders      85100031002140  Coagadex  Coagulation Factor X (Human} For lnj500 Unit    15.50%    Blood Products/ Modifiers/ Volume Expanders      8240101510E543  Aranesp {Albumfn Free)  Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 40 MCG/0.4Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240101510E560  Aranesp (Albumin Free)  Darbepoetin A!fa-Polysorbate 80 So!n lnj100 MCG/0.SML    16.00%    Blood Products/ Modifiers/Volume Expanders      8240101510E582  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 200 MCG/0.4ML    16.00%    Blood Products/ Modifiers/Volume Expanders      85100028206430  BeneFIX  Coagulation Factor IX (Recombinant) For lnj Kit 500 Unit    21.00%    Blood Products/ Modifiers/Volume Expanders      8240101510E543  Aranesp (Albumin Free)  Darbepoetin A!fa-Polysorbate 80 Sain lnJ 40 MCG/0.4Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240101510ES60  Aranesp (Albumin Free)  Darbepoetin Atfa-Polysorbate 80 Soln lnj100 MCG/0.SML    16.00%    Blood Products/ Modifiers/ Volume Expanders      82401015102070  Aranesp {Albumin Free)  Oarbepoetln Alfa-Pofysorbate 80 Sain lnj 300 MCG/ML    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240102000E54S  Epogen  Epoetin Alfa lnj10000 Unit/ML    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240102000E575  Epogen  Epoetin Alfa lnj 40000 Unit/Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240152000E525  Neupogen  Fifgrastim lnJ 300 MCG/Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      82401015102010  Aranesp (Albumin Free)  Darbepoetln Alfa-Polysorbate 80 Sain lnJ 25 MCG/Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      8240101510E552  Aranesp (Albumin Free)  Darbepoetin Alfa-Po!ysorbate 80 Soln lnJ 60 MCG/0.3Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      8240101510ES58  Aranesp (Albumin Free)  Darbepoetln Alfa-Polysorbate 80 So!n lnj 200 MCG/ML    16.00%    Blood Products/ Modifiers/ Volume Expanders      82401015102080  Aranesp (Albumin Free)  Darbepoetln Alfa-Po!ysorbate80 Soln lnj 500 MCG/Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      8240102000£545  Epogen  EpoetinAlfa lnj 10000 Unit/Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240104010E520  Mircera  Methoxy Polyethylene G!ycol-Epoetin Beta lnj 75 MCG/0.3Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240152000E550  Neupogen  Fi!grastim lnJ 480 MCG/0.8Ml (600 MCG/ML)    16.00%    Blood Products/ Modifiers/ Volume Expanders      85100028352130  ldetvion  Coagulation Factor IX{Retomb} (r!X-FP) For lnj1000 Unit    15.50%    Blood Products/ Modifiers/Volume Expanders      85100028402150  Alprolix  Coagulation Factor IX{Recomb) (rFlXFc) For lnj 4000 Unit    15.50¾    Blood Products/ Modifiers/Volume Expanders      8240104010E525  Mlrcera  Methoxy Potyethylene Glycol-Epoetin Beta lnj100 MCG/0.3Ml    16.00%    Blood Products/ Modifiers/Volume Expanders      82401015102020  Aranesp {Albumin Free)  O:arbepoetin Alfa-Polysorbate80 Soln lnj 40 MCG/Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      82401015102040  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Sain lnj100 MCG/Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240101510E558  Aranesp (Albumin Free)  Darbepoetln Alfa-Polysorbate 80 Sain lnj 200 MCG/Ml    16.00%    Blood Products/ Modifiers/ Volume Expanders      85100028206420  BeneFIX  Coagulation Factor IX (Recombinant) For !nj Kit 250 Unit    21.00%    Blood Products/ Modifiers/ Volume Expanders      8240101510E556  Aranesp (Albumin Free)  Darbepoetin Affa-Polysorbate 80 Sein lnj60 MCG/ML    16.00%    Blood Products/ Modifiers/Volume Expanders      82401015102050  Aranesp (Albumin Free)  DarbepoetfnAlfa-Po!ysorbate80 5oln JnJ 150 MCG/0.75Ml  ,r.\\8Tf?.c:-, '  16.00%    Blood Products/ Modifiers/ Volume Expanders      8240101510E588  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 So!n lnj 300 MCG/0.6Ml ,;,-,--l'<•: p:'"'*TI:.:Z-{?"-."...f,    16.00%    Blood Products/ Modifiers/ Volume Expanders      8240102000E545  Epogen  Epoetin Alfa lnj 10000 Unit/Ml  _:;,_/ _(,r'    16.00%  ,,,~···,:v  ,  ..        •c! !Ir ontmro Nu.ine\ro·0mt! , .f • r, I!}_((} ·._ ./ /i {'\\\\ ', ---------------1·.-o    ,'  ,-./0DES!" /

           ".-, \\)i\  ..:c_ ·,J) \-,, I  ,,1  'I'  I::'"'•\  lctd Prod cts/ Modifiers/ Volume Expanders    8240102000ES75  Epogen  Epoetin A!fa Jnj 40000 Unit/ML  16.00%  Bloo  rod.l1cts/ Modifiers/ Volume Expanders  8240101510ES28  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Sein fnj 25 MCG/0.42Ml  16.00%  s,~  Pfoducts/ Modifiers/ Volume Expanders  82401015102040  Aranesp (Albumin Free}  Darbepoetln Alfa-Polysorbate 80 Sein lnj100 MCG/ML  16.00%  tfffc19 I-Products/ Modifiers/Volume Expanders    8240101510ES58  Aranesp (Albumin Free)  Darbepoetin A!fa-Polysorbate 80Solo lnj 200 MCG/ML  16.00%  §1obd Products/ Mod'rfiers/ Volume Expanders    8240102000E510  Epogen  Epoetin Alfa Jnj 2000 Unit/ML  16.00%  BtOod Products/ Modifiers/ Volume Expanders    8240102000E545  Epogen  Epoetin Alfa lnj10000 Unit/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240104010E525  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj100 MCG/0.3Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    85100028352140  ldelvion  Coagulation Factor IX{Recomb) {rlX-FP) For lnj 2000 Unit  15.50%  Blood Products/ Modifiers/ Volume Expanders    85100015106430  Wi!ate  Antihemophilic Factor/VWF (Human) For lnJ 500-500 Unit Kit  15.50%  Blood Products/ Modifiers/Volume Expanders    85100010402140  Adynovate  Antihemophilic Factor Recomb Pegylated Forlnj1000 Unit  15.50%  Blood Products/ Modifiers/ Volume Expanders    8240157000E520  Neulasta  Pegfi!grastim lnj6 MG/0.6Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102070  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj300 MCG/ML  16.00%  Blood Products/ Modifiers/Volume Expanders    8240104010E520  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj 75 MCG/0.3Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    85100028206450  BeneFIX  Coagulation Factor IX{Recombinant) For lnj Kit 2000 Unit  21.00%  Blood Products/ Modifiers/ Volume Expanders    85100010402150  Adynovate  Antihemophi!fc Factor Recomb Pegylated For lnJ 2000 Unit  15.50%  Blood Products/ Modifiers/Volume Expanders    82401015102010  Aranesp (Albumin Free)  Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 25 MCG/Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    8240101510E556  Aranesp {Albumin Free)  Darbepoetin A!fa-Po[ysorbate 80Sain lnj 60 MCG/Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102050  Aranesp (Albumin Free)  Darbepoetln Alfa-Polysorbate 80 So!n lnJ 150 MCG/0.75ML  16.00%  Blood Products/ Modifiers/ Volume Expanders    85100010402120  Adynovate  Antihemophilic Factor Recomb Pegylated For lnj 250 Unit  15.50%  Blood Products/ Modifiers/Volume Expanders    85100031002120  Coagadex  Coagulation FactorX {Human) For Jnj 250 Unit  15.50%  Blood Products/ Modifiers/ Volume Expanders    8240102000ES45  Epogen  Epoetin Alfa lnJ 10000 Unit/Ml  .16.00%  Blood Products/ Modifiers/ Volume Expanders    8240152000E545  Neupogen  F!lgrastim lnj300 MCG/0.SML {600 MCG/ML)  16.00%  Blood Products/ Modifiers/Volume Expanders    8240102000E575  Epogen  Epoetin Alfa fnj 40000 Unit/Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    85100028206460  BeneFIX  Coagulation Factor IX {Recombinant) For lnJ Kit 3000 Unit  21.00%  Blood Products/ Modifiers/Volume Expanders    82401015102020  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 40 MCG/Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102040  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 So!n Jnj100 MCG/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E558  Aranesp (Albumin Free}  Darbepoetin Alfa-Polysorbate 80Soln lnJ 200 MCG/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000E520  Epogen  Epoetin Alfa Jnj 4000 Unit/Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    8240102000E575  Epogen  Epoetin Alfa Jnj 40000 Unit/ML  16.00%  B!ood Products/ Modifiers/Volume Expanders    8240157000E520  Neulasta  Pegfllgrastim lnj6 MG/0.6Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    85100028352110  ldelvlon  Coagulation Factor IX (Recomb) {rlX-FP) For lnj 250 Unit  15.50%  Blood Products/ Modifiers/ Volume Expanders    85100010402145  Adynovate  Antihemophillc Factor Recomb Pegylated For fnj1500 Unit  15.50%  Blood Products/ Modifiers/Volume Expanders    8240101510E528  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnJ 25 MCG/0.42Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E552  Aranesp (Albumin Free}  Darbepoetin Alfa-Polysorbate 80Soln Jnj 60 MCG/0.3Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E575  Aranesp {Albumin Free)  Darbepoetin Affa-Polysorbate 80 So!n fnj150 MCG/0.3Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    82401015102020  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Soln lnj 40 MCG/Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    82401015102040  Aranesp (Albumin free)  DarbepoetinAlfa-Polysorbate80 Soln lnj100 MCG/Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    8240101510E582  Aranesp(Albumin free)  Darbepoetin Alfa-Polysorbate 80 So!n fnj 200 MCG/0.4Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000ES45  Epogen  Epoetin Alfa lnj10000 Unit/ML  16.00%  Blood Products/ Modifiers/Volume Expanders    8240102000E575  Epogen  Epoetin Alfa Jnj40000 Unit/Ml  16.00%  81000 Products/ Modifiers/Volume Expanders    8240157000E520  Neulasta  Pegfllgrastim lnj 6 MG/0.6ML  16.00%  Blood Products/ Modifiers/Volume Expanders    83334030002120  lprivask  Desirudln For lnj15 MG  15.50%  B!ood Products/ Modifiers/ Volume Expanders    85100028352120  ldelvion  Coagulation Factor IX{Recomb) (rlX-FP) For lnj500 Unit  15.50%  Blood Products/ Modifiers/ Volume Expanders    8240152000E525  Neupogen  F!lgrast!m lnj300 MCG/Ml  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240101510E588  Aranesp {Albumin free)  Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 300 MCG/0.6Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    8240104010E515  Mircera  Methoxy Polyethylene Glycol-Epoetin Beta lnj50 MCG/0.3ML  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000E520  Epogen  Epoetin Alfa lnj 4000 Unit/Ml  16.00%  Blood Products/ Modifiers/Volume Expanders    8240152000E550  Neupogen  Fi!grastim lnj 480 MCG/0.8Ml (600 MCG/ML)  16.00%  Blood Products/ Modifiers/ Volume Expanders    85100028206440  BeneFIX  Coagulation Factor IX (Recombinant) For lnj Kit 1000 Unit  21.00%  (

         '  ·•. · •.·.,'\<,,,)\'- . "iJ)  .  "I·,  IBUiod.  rodutts/ Modifiers/Volume Expanders  82401015102020  Aranesp (Albumin Free)  Darbepoetin Alfa-Po!ysorbate 80 Soln lnj 40 MCG/ML  16.00%  Hlnnd.-' rodu'tts/ Modifiers/ Volume Expanders    82401015102040  Aranesp {Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Sofn lnj 100 MCG/ML  16.00%  Bl otleffldllcts/ Modifiers/ Volume Expanders    8240101510E558  Aranesp (Albumin Free)  Darbepoetin Alfa-Polysorbate 80 Solo lnJ 200 MCG/Ml  16.00%  w69ieroducts/ Modifiers/Volume Expanders    8240104010E545  Mlrcera  Methoxy Polyethylene G!ycol-Epoetin Beta lnj 200 MCG/0.3ML  16.00%  _ruQ d-Products/ Modifiers/Volume Expanders    85100010402135  Adynovate  Antihemophilic Factor Recomb Pegylated For lnj 750 Unit  15.50%  Blood Products/ Modifiers/Volume Expanders    84100040002025  Cyklokapron  TranexamlcAcid IV Soln 1000 MG/lOML {100 MG/ML)  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240102000ES10  Epogen  Epoetin Alfa lnj 2000 Unit/ML  16.00%  Blood Products/ Modifiers/Volume Expanders    8240101S102080  Aranesp (Albumin Free)  DarbepoetinAlfa-Polysorbate80 Sain lnj 500 MCG/ML  16.00%  Blood Products/ Modifiers/ Volume Expanders    8240104010ES45  Mircera  Methoxy Polyethylene Gtycol-Epoetin Beta lnj 200 MCG/0.3ML  16.00%  Bone Density Regulators    30044530002020  Prolia  Denosumab lnj 60 MG/ML  15.75%  Bone Density Regulators    3004405510E140  Natpara  Parathyroid Hormone (Recombinant) For lnj Cartridge 100 MCG  16.00%  Bone Density Regulators    3004405510E110  Natpara  Parathyroid Hormone (Recombinant) For tnj Cartridge 25 MCG  16.00%  Bone Density Regulators    30044070002020  Forteo  Teriparatide (Recomblnant) lnj 600 MCG/2.4ML  16.00%  Bone Density Regulators    30044530002030  Xgeva  Denosumab lnJ 120 MG/1.7ML  16.00%  Bone Density Regulators    3004405S10E120  Natpara  Parathyroid Hormone (Recombinant) For lnJ Cartridge 50 MCG  16.00%  Bone Density Regulators    3004405510E130  Natpara  Parathyroid Hormone {Recombinant) For lnj Cartridge 75 MCG  16.00%  cardiovascular APents    37100020000305  Keveyfs  Dichlorphenamide Tab SO MG  15.50%  CASTLEMAN DISEASE    99473080002120  Sylvant  Siltuxlmab For IV Infusion 100 MG  16.00%  CASTLEMAN DISEASE    99473080002140  Sylvant  Si!tuximab For 1V Infusion 400 MG  16.00%  Central Nervous System Agents    624030604SDS60  Rebif Rebidose Titration  Interferon Beta-la lnj6X 8.8 MCG/0.2ML& 6 X 22 MCG/0.SML  16.50%  Central Nervous System Agents    624030604SE540  Rebif  Interferon Beta-la lnj44 MCG/0.SML (24MU/ML) {88 MCG/ML)  16.50%  Central Nervous System Agents    62403060450560  Rebff Rebidose Titration  Interferon Beta-la lnJ 6 XS.8 MCG/0.2ML & 6X 22 MCG/0.SML  16.50%  Central Nervous System Agents    74400020202140  Xeomin  lncobotu!inumtoxinA For IM lnj 200 Unit  15.50%  Central Nervous System Agents    6240306045E540  Rebif  Interferon Beta-la lnj 44 MCG/0.5ML {24MU/ML) (88 MCG/ML)  16.50%  Central Nervous System Agents    624030604SD520  Rebif Rebidose  Interferon Beta-la lnj 22 MCG/0,SML (12MU/Ml) {44 MCG/ML)  16.50%  Central Nervous System Agents    6240306045D520  Reblf Rebidose  Interferon Beta-la lnj22 MCG/0.SML {12MU/ML) (44 MCG/ML)  16.50%  Central Nervous System Agents    6240306045D560  Rebif Rebidose Titration  Interferon Beta-la lnj 6X 8.8 MCG/0.2ML & 6 X 22 MCG/0.SML  16.50%  Central Nervous System Agents    6240306045DS20  Rebif Rebidose  Interferon Beta-la lnj 22 MCG/0.SML (12MU/ML) {44 MCG/ML)  16.50%  Central Nervous System Agents    6240306045FS30  AvonexPen  Interferon Beta-la IM lnj Kit30 MCG/0.5ML  16.75%  Central Nervous System Agents    62609902300120  Nuedexta  Dextromethorphan HBr-Quinldine Sulfate Cap 20-10 MG  15.50%  Central Nervous System Agents    624030604SF530  AvonexPen  Interferon Beta-la IM lnj Kit30 MCG/0.SML  16.75%  Central Nervous System Agents    624030604SES40  Rebif  Interferon Beta-la lnj 44 MCG/0.SML (24MU/ML) {88 MCG/ML)  16.50%  Central Nervous System Agents    62403060450520  Rebif Rebidose  Interferon Beta-la lnj 22 MCG/0.SML {12MU/ML) {44 MCG/Ml)  16.50%  Central Nervous System Agents    624030604SF530  AvonexPen  Interferon Beta-la IM lnj Kit 30 MCG/0.SML  16.75%  Central Nervous System Agents    624030604SE540  Rebif  Interferon Beta-la lnj44 MCG/0.5ML(24MU/ML){88 MCG/ML)  16.50%  CMV Agents    12200010002020  Vistide  Cidofovir IV lnj 75 MG/ML  16.00%  CMV Agents    12200020102020  FoscarnetSodium  Foscarnet Sodium lnj 24 MG/ML  16.00%  CMV Agents    12200066102120  Valcyte  Valganciclovlr HCI For Soln SO MG/ML (Base Equiv)  16.00%  CMV Agents    12200066100320  Vafcyte  Vafgandc!ovir HC1 Tab 450 MG (Base Equivalent)  16.00%  CMVAgents    12200030102110  Cytovene  Gandclovir Sodium For lnj 500 MG  60.00%  CONGESTIVE HEART FAILURE    40180050002120  Natrecor  Nesiritlde For lnj 1.5 MG  16.00%  CORTICOSTEROIDS    22100020202011  Dexamethasone Sod Pho  Dexamethasone Sod Phosphate Preservative Free lnj 10 MG/ML  16.00%  CORTICOSTEROIDS    22100030202115  Solu-MEDROL  Methylprednisolone Sodium Sucdnate For lnj 500 MG  16.00%  CORTICOSTEROIDS    22100020002900  Dexamethasone  Oexamethasone Powder  16.00%  CORTICOSTEROIDS    2210003020210S  Solu-MEDROL  Methylprednlsolone Sodium Succinate For lnj 40 MG  16.00%  CORTICOSTEROIDS    22100020001320  Dexamethasone lntensol  Dexamethasone Cone 1 MG/ML  16.00%  CORTICOSTEROIDS    22100025402161  Solu-CORTEF  Hydrocortisone Sodium Succinate PF For Jnj 500 MG  16.00%  CORTICOSTEROIDS    221000S0101810  Kenalog  Triamcinolone Acetonide lnj Susp 40 MG/ML  16.00%  CORTICOSTEROIDS    22100020202900  Dexamethasone Sodium  Dexamethasone Sodium Phosphate Powder  16.00%

       _:, ,<,J) "\  l  wa·    COSi'EROIDS  22100030202120  Solu-MEDROL  Methylprednisotone Sodium Sucdnate For lnj 1000 MG  16.00%  co"    COSlEROIDS  22100020002005  Dexamethasone  Dexamethasone Solo 0.5 MG/SML  16.00%    9R l(i.OSTEROIDS    22100025402165  Sofu-CORTEF  Hydrocortisone Sodium Sucdnate PF For lnj 1000 MG  16.00%    l\ll,COSTEROIDS    22100020102900  Dexamethasone Acetate  DexamethasoneAcetate Powder  16.00%  <.; lAiJCOSTEROIDS      22100030202110  Solu-MEDROL  Methylprednisolone Sodium Sucdnate For lnj 125 MG  16.00%  orticosteroids      22100017001830  Emflaza  Deflazacort Susp 22.75 MG/ML  15.50%  CORTICOSTEROIDS      22100020000325  Dexamethasone  Dexamethasone Tab 1 MG  16.00"76  CORTICOSTEROIDS      22100025402150  Solu-CORTEF  HydrocortisoneSodfumSucdnate PF For Jnj100 MG  16.00%  CORTICOSTEROIDS      22100030202130  Solu-MEDROL  Methylprednisolone Sodium Succinate For Jnj 2000 MG  16.00%  Corticosteroids      22100017000340  Emflaza  Deflazacort Tab 6MG  15.50%  corticosteroids      22100017000360  Emftaza  DeflazacortTab 30 MG  15.50%  Corticosteroids      22100017000365  EmfJaza  Deftazacort Tab 36 MG  15.50%  CORTICOSTEROIDS      22100020000335  Dexamethasone  Dexamethasone Tab 2 MG  16.00%  CORTICOSTEROIDS      22100025402155  So]u.CQRTEF  Hydrocortisone Sodium Sucdnate PF For lnj 250 MG  16.00%  CORTICOSTEROIDS      22100050101805  Kenalog  Triamdno!one Acetonfde Jnj Susp 10 MG/Ml  16.00%  Corticosteroids      22100017000350  Emflaza  Def!azacortTab 18 MG  15.50%  CYSTIC FIBROSIS AGENTS      07000070000120  Tobi Podhaler  Tobramydn lnha! Cap 28 MG  17.10%  CYSTIC FIBROSIS AGENTS      45302030003030  Kalydeco  lvacaftor Packet75 MG  15.75%  CYSTIC FIBROSIS AGENTS      07000070002530  Bethkis  Tobramycin Nebu Sofn 300 MG/4Ml  16.00%  CYSTIC FIBROSIS AGENTS      45302030000320  Ka!ydeco  lvacaftorTab 150 MG  15.75%  CYSTIC FIBROSIS AGENTS      45304020002010  PulmoJ..yme  Dornase Alfa lnhal So!n 1 MG/ML  16.00%  CYSTIC FIBROSIS AGENTS      07000070002520  Kltabis Pak  Tobramycin Nebu So/n 300 MG/5ML  41.75%  CYSTIC FIBROSIS AGENTS      45302030003020  Kalydeco  lvacaftor Packet 50 MG  15.75%  Cystfnosls Agents      56400030106530  Procysbi  Cysteamine Bitartrate Cap Delayed Release 75 MG {Base Equiv)  16.00%  Cystinosls Agents      56400030100140  Cystagon  Cysteam!ne Bitartrate Cap 150 MG  15.25%  Cystinosls Agents      56400030106520  Procysbi  Cysteamfne Bitartrate Cap Delayed Release 25 MG (Base Equiv)  16.00%  Cystfnosis Agents      564-00030100120  Cystagon  Cyst amine Bltartrate Cap 50 MG  15.25%  DERMATOLOG\CAl5      90890020002110  Botox Cosmetic  OnabotulinumtoxinA {Cosmetic) For lnj SO Unit  16.75%  DERMATOLOG!CAl5      90890020002120  Botox Cosmetic  OnabotulinumtoxinA (Cosmetic) For lnj 100 Unit  16.75%  DERMATOlOGICAl5      90890018002120  Dysport (Glabellar lines)  Abobotu!inumtoxinA (Glabellar Lines) For lnj 300 Unit  16.75%  DERMATOlOGICAl5      90550085103400  Kenalog  Triamcinolone Acetonlde Aerosol Solo  16.00%  DIAGNOSTIC PRODUCTS      94200037002105  Cortrosyn  Cosyntropin For lnj 0.25 MG  16.00%  DIAGNOSTIC PRODUCTS      94200090102120  Thyrogen  Thyrotropin Alfa For lnj 1.1 MG  16.75%  Digestive Enzymes      51200024006760  Creon  Pancrelipase (llp-Prot-Amyl) DR Cap 24000-76000-120000Unit  16.00%  Digestive EnJ..ymes      51200024006750  Pancreaze  Pancrelipase {llp-Prot-Amyl) DR Cap 16800-40000-70000 Unit  16.00%  Digestive Enzymes      51200024006705  Creon  Pancrelipase {Lip-Prot-Amyl) DR Cap 3000-9500-15000 Unit  16.00%  Dlgest!Ve Enzymes      51200024006780  Creon  Pancrel!pase (Lip-Prot-Amyl) DR Cap 36000-114000-180000 Unit  16.00%  Digestive Enzymes      51200024006754  Pancreaze  Pancre!ipase {Lip-Prot-Amyl) DR Cap 21000-37000-61000 Unit  16.00%  Digestive Enzymes      51200024006710  Pancreaze  Pancrellpase (Up-Prot-Amyl) DR Cap 4200-10000-17500Unit  16.00%  Digestive Enzymes      51200060002030  Sucraid  Sacrosidase Soln 8500 Unit/Ml  16.00%  Digestive Enzymes      51200024006734  Pancreaze  Pancrellpase {Up-Prot-Amyl) DR Cap 10500-25000-43750 Unit  16.00%  Digestive Enzymes      51200024006740  Creon  Pancrelipase {Lip-Prat-Amyl) DR Cap 12000-38000-60000 Unit  16.00%  Digestive Enzymes      51200024006720  Creon  Pancrelipase {Up-Prot-Amyl) DR Cap 6000-19000-30000 Unit  16.00%  Direct Muscle Relaxants      75200010101920  Ryanodex  Dantro!ene Sodium For JV Susp 250 MG  16.0D%  ENDOCRINE AND METABDUCAGENTS- MISC.      30080050106440  Lupron Depot-Ped  leuprofide Acetate For lnj Pediatric Kit 15 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.      30170070106420  SandoSTATJN lAR Depot  Octreotide Acetate For IM lnj Kit 20 MG  16.50%  ENDOCRINE ANO METABOLIC AGENTS - MISC.      30180060002120  Somavert  PegvisomantFor lnj 10 MG (As Protein)  15.75%  ENDOCRINE AND METABOUCAGENTS- MISC.      30454060000330  Samsca  Tolvaptan Tab 30 MG  16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.      30905070000120  Zemplar  Paricafcitol Cap 2 MCG  16.00%

       ,- '---..,/).  ,,,, '\')..  '• ,,\ .  -/U.4ti  --'.6·  (J)'          r:N , · CRlNE AND METABOLIC AGENTS- MISC.    30906550002020  Aldurazyme  Laronidase Soln For IV Infusion 2.9 MG/SML  15.75%  E IJOtRlNE AND METABOLIC AGENTS- MISC.    30908565107320  Kuvan  Sapropterin Dlhydroch!orlde Soluble Tab 100 MG  16.75%  Q'9CRINE AND METABOUCAGENTS- MISC.    30908060002950  Buphenyl  Sodium Phenylbutyrate Oral Powder 3 GM/Teaspoonful  24.00%  DOCRINE AND METABOLIC AGENTS- MISC.    30080050106420  lupron Depot-Ped  leuprol!de Acetate For lnJ Pediatric Kit 7.5 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30170050102040  Somatu!ine Depot  lanreotide Acetate Extended Release lnj 120 MG/0.SMl  16.75%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30170075401930  Signifor lAR  Pasireotide Pamoate For IM ERSusp 40 MG (Base Equiv)  16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30904520002920  Cystadane  "'Betaine Powder For Oral Solution**•  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30905225100340  Senslpar  Cinaca!cet HCI Tab 90 MG (Base Equiv)  16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30908230000320  Carbaglu  Carg!umicAcidTab 200 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30090040102020  Ganirefix Acetate  Ganirellx Acetate lnj 250 MCG/0.SMl  15.25%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30170050102025  Somatu!ine Depot  lanreotideAcetate Extended Release lnj 60 MG/0.2Ml  16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30170075202040  Signifor  Pasireotide Diaspartate lnj 0.9 MG/Ml(Base Equiv)  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30180060002160  Somavert  Pegvlsomant For lnj 30 MG (As Protein)  15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30904045000120  Orfadln  Nitisinone Cap 5 MG  16.00%  ENDOCRINE AND METABOUCAGENTS- MISC.    30905225100320  Senslpar  Cinacalcet HCI Tab 30 MG {Base EqulV)  16.75%  ENDOCRINE AND METABOUCAGENTS- MISC.    30908030000920  Ravicti  Glycerol Phenylbutyrate Liquid 1.1 GM/Ml  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    300800501S6420  lupron Depot-Ped  leupro!JdeAcetate (3 Month) For lnj Pediatric Kit 11.25 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30150085102120  Egrifta  Tesamorelin Acetate For Jnj1 MG {Base Equiv)  16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30170070106430  SandoSTATIN lAR Depot  Octreotide Acetate For IM lnj Kit 30 MG  16.50%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30180060002130  Somavert  Pegvisomant For lnJ 15 MG (As Protein)  15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC,    30903610102110  Fabrazyme  Agalsidase beta For IV Soln 5 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30905070000140  Zemplar  Paricaldtol Cap 4 MCG  16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30906850002020  Elaprase  ldursulfase Soln for JV Infusion 6 MG/3ML (2 MG/Ml)  15.75%  ENDOCRINE AND METABOUCAGENTS- MISC.    30080045106450  Supprelin lA  Histrelin Acetate (CPP) Implant Kit SO MG  15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30170050102030  SomatuHne Depot  lanreot!de Acetate Extended Release lnj 90 MG/0.3Ml  16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC,    30170075401920  Signifor lAR  Pasireotide Pamoate For IM ER Susp 20 MG {Base Equiv)  16.00%  ENDOCRINE AND METABOLIC AGENTS· MISC.    30904045000130  Oriadin  Nitisinone Cap 10 MG  16.00%  ENDOCRINE AND METABOUCAGENTS- MISC.    30905225100330  Sensipar  Cinaca!cet HC!Tab 60 MG {Base Equiv)  16.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30908060000320  Buphenyl  Sodium Phenylbutyrate Tab 500 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30080050106430  Lupron Depot-Ped  leuprolideAcetate For lnj Pediatric Kit 11.25 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.    301700701064-10  SandoSTATIN LAR Depot  Octreotide Acetate For IM lnj Kit 10 MG  16.50%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30170075401940  Sign!for LAR  Paslreotide Pamoate For IM ER Susp 60 MG {Base Equiv)  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC,    30454060000320  Samsca  Tolvaptan Tab 15 MG  16.75%  ENDOCRINE ANO METABOLIC AGENTS- MISC.    30905070000110  Zemplar  Paricalcltol Cap 1 MCG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30906050002120  Myalept  Metre!eptin For Subcutaneous lnJ 11.3 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30908565103020  Kuvan  Sapropterin Dihydrochloride Powder Packet 100 MG  16.75%  ENDOCRINE AND METABOUCAGENTS-MISC,    30170070102030  Octreotide Acetate  Octreotide Acetate lnj 1000 MCG/Ml (1MG/Ml)  52.25%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30080050156440  lupron Depot-Ped  Leuprofide Acetate (3 Month) For lnj Pediatric Kit 30 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30150085102130  Egrifta  Tesamorelin Acetate Forlnj 2 MG (Base Equiv)  16.75%  ENDOCRINE AND METABOllCAGENTS- MISC.    30170075202020  Signifor  Pasfreotide Dlaspartate lnj 0.3 MG/ML {Base Eauiv)  16.00%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30180060002140  Somavert  Pegvisomant Forlnj 20 MG (As Protein}  15.75%  ENDOCRINE AND METABOLIC AGENTS- MJSC.    30903610102120  Fabrazyme  Agalsidase beta For IV So!n 35 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30905070002010  Zemp!ar  Parlca!dtol JV Soln 2 MCG/Ml  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30907030052020  vtmizim  Elosu)fase Alfa So!n For JV Infusion S MG/SML (1 MG/Ml}  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30170070102005  Octreotide Acetate  Octreotide Acetate lnj 50 MCG/Ml (0.05 MG/Ml)  52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC,    30907715002120  lumi2.yme  Alglucosidase Alfa For IV Sain 50MG  15.75%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30170070102015  Octreotide Acetate  Octreotide Acetate !nj 200 MCG/Ml (0.2 MG/Ml)  52.25%  ENDOCRINE AND METABOLIC AGENTS - MISC.    30170070102020  Octreotide Acetate  Octreotide Acetate lnj 500 MCG/ML (0.5 MG/ML)  52.25%  ENDOCRINE AND METABOLIC AGENTS- MISC.    30080055102020  Synarel  NafareHn Acetate Nasal So!n 2 MG/Ml  16.00%

       ',d,  ,,I  Ul!)OC:RINE AND METABOLIC AGENTS- MISC.  30160045002020  lncre!ex  Mecaserm!n lnj 40 MG/4ML {10 MG/ML)  16.00%  i.N1 QCRINE AND METABOLIC AGENTS- MISC.  30170075202030  Signifor  Pasireotide Diaspartate lnj 0,6 MG/Ml (Base Equiv)  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30180060002150  Somavert  Pegvisomant For lnj 25 fy'!G (As Protein)  15.75%  ENDOCRINE AND METABOLIC AGENTS - MISC.  30904045000110  Orfadin  Nitisinone Cap 2 MG  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30905070002020  zemplar  Paricaldtol IV Soln 5 MCG/ML  16.00%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30907535002020  Nagla2.yme  Galsu!fase So!n For IV Infusion 1 MG/Ml  15.75%  ENDOCRINE AND METABOLIC AGENTS- MISC.  30170070102010  Octreotide Acetate  Octreotide Acetate lnj 100 MCG/ML {0.1MG/ML)  52.25%  ENZVME REPLACEMENT  2ooooos000202s  Adagen  Pegademase Bovine lnj 250 Unit/Ml  16.00%  Enzyme Replacements/Modifiers  30903875203020  Xuriden  Uridine Triacetate Oral Granules Packet 2 GM  15.50%  Enzyme Replacements/Modifiers  30905610002040  5trenslq  Asfotase Alfa Subcutaneous lnj 40 MG/ML  15.50%  Enzyme Replacements/Modifiers  30906360002020  Kanuma  SebeHpase Alfa IVSoln 20 MG/lOML {2 MG/ML)  15.50%  Enzyme Replacements/Modifiers  30905610002050  Strensiq  AsfotaseAlfa Subcutaneous lnj 80 MG/0.8ML  15.50%  Enzyme Replacements/Modifiers  30905610002020  Strensiq  Asfotase Alfa Subcutaneous lnJ18 MG/0.45ML  15.50%  Enzyme Replacements/Modifiers  30905610002030  Strensiq  AsfotaseAlfa Subcutaneous Jnj 28 MG/0.7Ml  15.50%  Enzymes  99350035002120  Xiaflex  Collagenase Clostridium Histolyticum For lnj 0.9 MG  16.75%  Enzymes  99350040102020  Hylenex  Hyaluronidase Human lnj 150 Unit/ML  16.00%  Fertility Regulators  30062030052020  Gonal-f RFF Pen  Follitropin Alfa lnj 300 Unit/0.5Ml  15.25%  Fertility Regulators  30062030102030  Fol!istimAQ  Folfitropln Beta lnj 600 Unit/0.72Ml  22.80%  Fertilfty Regulators  30062030102006  Follistim AQ  Follitropin Beta lnj 150 Unit/0.SML  22.80%  Fertility Regulators  30062030052150  Gonal-f  Fo!litropin Alfa For In] 1050 Unit  15.25%  Fertility Regulators  30062090102112  Bravel!e  Urofo!litropin Purified For lnj 75 Unit  15.25%  Fertility Regulators  30062030052040  Gonal-f RFF Pen  Fol!itropin Alfa Jnj 900 Unlt/1.5ML  15.25%  Fertility Regulators  30062030102040  FolfisflmAQ  Foltitropin Beta lnj 900 Unit/1.0SMl  22.80%  Fertility Regulators  30062030102003  FollistimAQ  Folfltropin Beta Jnj 75 Unit/0.SML  22.80%  Fertility Regulators  30062030102020  FoltistlmAQ  Follitropin Beta lnj 300 Unit/0.36ML  22.80%  Fertilfty Regulators  30062030052115  Gonal-f RFF  Fol!itrop!n Alfa For lnj 75 Unit  15.25%  Fertility Regulators  30062050002155  Repronex  Menotropins For lnj 75 Unit  15.25%  Fertility Regulators  30062030052140  Gonal-f  Fo!litropin Alfa For lnJ 450 Unit  15.25%  Fertility Regulators  30062050002175  Menopur  Menotropins For Subcutaneous lnj 75 Unit  15.25%  GASTROINTESTINALAGENTS- MISC.  52300020112900  Metoclopramide HCI Mo  Metodopramide HCl Monohydrate Powder  16.00¾  GASTROINTESTINAL AGENTS- MISC.  52700025000140  Cholbam  Cho!ic Acid Cap 250 MG  16.00%  GASTROINTESTINAL AGENTS - MISC.  52300020102900  Metoclopramide HCI  Metoclopramide HCI Powder  16.00%  GASTROINTESTJNALAGENTS- MISC.  52700025000120  Cholbam  Chol!cAcid Cap 50 MG  16.00%  Genitourinary Agents  99200030000110  Cuprimine  Penicillam!ne Cap 250 MG  15.50%  GENITOURINARY AGENTS - MISCEllANEOUS  56500010002010  Rimso-50  Dimethyl Sulfoxide So!n 50%  16.00%  GOUT AGENTS  68000050002020  Krystexxa  Peglotlcase lnj 8 MG/Ml {For IV Infusion)  16.75%  Growth Hormones  30100020002066  Norditrop!n FlexPro  Somatropin lnJ 30 MG/3ML  17.25%  Growth Hormones  30100020002140  Nutropin  Somatropin For lnj 10 MG  16.75%  Growth Hormones  30100020002178  Genotropin MiniQuick  Somatropln For lnj 1.4 MG  16.75%  Growth Hormones  30100020102130  Saizen  Somatropin (Non-Refrigerated) For lnj 8.8 MG  16.25%  Growth Hormones  30100020002050  Norditropin  Somatropin lnj 5 MG/1.SML  17.25%  Growth Hormones  30100020002062  Norditropin  Somatropin lnj 15 MG/1.SML  17.25%  Growth Hormones  30100020002132  Humatrope  Somatropln Forlnj 12 MG (36 Unit)  16.75%  Growth Hormones  30100020002174  Genotropin MiniQulck  Somatropln For Jnj 1 MG  16.75%  Growth Hormones  30100020102121  Serostim  Somatropin (Non-Refrigerated} For Subcutaneous lnj 5 MG  16.00%  Growth Hormones  30100020002125  Humatrope  Somatropln For Jnj 6 MG (18 Unit)  16.75%  Gro\-vth Hormones  30100020002170  Genotropin MiniQulck  Somatropln For Jnj 0.6 MG  16.75%  Growth Hormones  30100020102118  serostim  Somatropin {Non-Refrigerated) For Subcutaneous lnJ 4 MG  16.00%  Growth Hormones  30100020002118  Nordltropin  SOMATROPIN FOR INJ 4 MG (12 UNIT)  16.50%

         h•      (J) l          Gr,i-u,t    Hon'hones  30100020002150  Humatrope  Somatropin For lnJ 24 MG  16.75%  "''  wt  Hor(nones  30100020002180  Genotropin MlniQuick  Somatropin For lnJ 1.6 MG  16.75%  G  :_vf(h)Mofmones    3010002000201S  Nutropin AQ NuSpin 5  Somatropin lnj 5 MG/2Ml  16.75%  G«  " •ef.1-Hormones    30100020002127  Norditropin  SOMATROPIN FOR INJ 8 MG  16.50%  , Gr'C\ifth Hormones      30100020002172  Genotropin Min!Qulck  Somatropin For lnJ 0.8 MG  16.75%  GrO\;lth Hormones      30100020102120  Saizen  Somatropin {Non-Refrigerated) For lnj 5 MG  16.25%  Growth Hormones      30100020102132  Serostim  Somatropin (Non-Refrigerated) For Subcutaneous lnj 8.8 MG  16.25%  Growth Hormones      30100020002064  Nutropin AQNuSpin 20  Somatropin lnj 20 MG/2Ml  16.75%  Growth Hormones      30100020002134  Genotropln  Somatropln For lnj 12 MG {13.8 MG overfill)  16.75%  Growth Hormones      30100020002176  Genotropin MiniQuick  Somatropin For Jnj 1.2 MG  16.75%  Growth Hormones      3010002010212S  Serostirn  Somatropin (Non-Refrigerated) For Subcutaneous lnj 6 MG  16.00%  Growth Hormones      30100020002121  Genotropln  Sornatrop!n For Subcutaneous lnj s MG  16.75%  Growth Hormones      30100020002120  Humatrope  Somatropin For lnj S MG  16.75%  Growth Hormones      30100020002166  Genotrop!n MlniQuick  Sornatropin For lnj 0.2 MG  16.75%  Growth Hormones      30100020002182  Genotrop!n M!niQuick  Sornatropin For lnj 1.8 MG  16.75%  Growth Hormones      30100020002056  Nordltropln FlexPro  Somatropin tnj 10 MG/1.SMl  17.25%  Growth Hormones      30100020002020  NutropinAQ  Somatropin lnj 10 MG/2ML  16.75%  Growth Hormones      30100020002123  Omnitrope  Somatropin For lnj 5.8 MG  16.25%  Growth Hormones      30100020002168  Genotropin MiniQulck  Somatropin For lnj 0.4 MG  16.75%  Growth Hormones      30100020002184  Genotropin MiniQulck  Somatropin For lnj 2 MG  16.75%  H-2 Antagonists      49200030112020  Famotidine Premixed  Famotidine in NaCl 0.9% IV Soln 20 MG/SOML  16.00%  H-2 Antagonists      49200010002900  Cimetidine  Cimetidine Powder  16.00%  HEMATOLOGICAL AGENTS- MISC.      85550060102120  Ceprotin  Protein C Concentrate (Human} For IV Soln 500 Unit  16.00%  HEMATOLOGICAL AGENTS- MISC.      85550060102140  Ceprotin  Protein C Concentrate {Human) For IVSoln 1000 Unit  16.00%  HEMATOLOGICALAGENTS- MISC.      85800050002020  Soliris  Eculizumab IVSoln 10 MG/ML (For Infusion)  15.75%  Hematopoietic Growth Factors      82403060002120  Neumega  Oprelvek!n For fnj 5 MG  16.25%  Hematopoietic Growth Factors      8240205000202S  Leukfne  Sargramostim lnj 500 MCG/Ml  16.75%  Hematopoietic Growth Factors      82405060002130  Np!ate  Romlplostlm For lnj 500 MCG  16.75%  Hematopoletic Growth Factors      82405030100310  Promacta  Eltrombopag O!amine Tab 12.5 MG {Base Equiv)  16.75%  Hematopoietic Grovtth Factors      82401520002012  Neupogen  Fi!grastim lnj 480 MCG/1.6Ml (300 MCG/ML)  16.00%  Hematopoletic Growth Factors      82402050002120  Leukine  Sargramostim Lyophi!ized For lnj 250 MCG  16.75%  Hematopoietic Growth Factors      8240152070ES30  Granix  Tbo-Fifgrastim Soln Prefilled Syringe 300 MCG/0.5ML  16.00%  Hematopoletic Growth Factors      82405030100320  Promacta  EltrombopagOlamine Tab 25 MG {Base Equiv)  16.75%  Hematopo!etic Growth Factors      82401060102050  Omontys  Peginesat!de Acetate Soln Jnj 10 MG/ML  16.00%  Hematopoietic Growth Factors      82405030100340  Promacta  Eltrombopag Olamine Tab 75 MG {Base Equiv)  16.75%  Hematopoietic Growth Factors      82401060102055  Omontys  Peginesatide Acetate Soln lnJ 20 MG/2Ml  16.00%  Hematopoietic Grovil:h Factors      82405060002120  Nplate  Rom!p!ostim For lnj 250 MCG  16.75%  Hematopoietic Growth Factors      82401020002015  Epogen  Epoetin Alfa lnj 3000 Unit/Ml  16.00%  Hematopoietic Growth Factors      82401020002050  Epogen  Epoetin Alfa lnj 20000 Unit/Ml  16.00%  Hematopoietic Growth Factors      8240152070E540  Granix  Tbo-Fflgrastim Soln Prefil!ed Syringe 480 MCG/0.8ML  16.00%  Hematopoietic Growth Factors      82405030100330  Promacta  Eltrombopag Olamine Tab 50 MG (Base Equiv)  16.75%  HEREDITARY ANGIOEDEMA      85820040102020  Firazyr  lcatibant Acetate lnj 30 MG/3Ml {Base Equivalent)  15.75%  HEREDITARY ANG!OEDEMA      85840030002020  Kalbitor  Eca!lantlde lnj 10 MG/ML  16.00%  HEREDITARY ANGIOEDEMA      85802022006420  Berinert  C1Esterase Inhibitor (Human) For IV lnj Klt500 Unit  16.25%  HEREDITARY ANGIOEDEMA      85802022102130  Ruconest  Cl Esterase Inhibitor (Recombinant) For JV lnj 2100 Unit  16.00%  HEREDITARY ANGIOEDEMA      85802022002120  Cinryze  Cl £sterase Inhibitor (Human) For IV lnj 500 Unit  15.25%  Hormonal Agents, Stimulant/Replacement/Modifying      30062022052220  Ovidrel  Choriogonadotropin Alfa lnJ 250 MCG/0.5Ml  15.50%  Hormonal Agents, StfmulanVReplacement/Modifying      30062020002140  Chorionic Gonadotropin  ChorionicGonadotropin for lnj 10000 Unit  15.50%  Hormonal Agents, Suppressant {Pituitary)      21404010101840  Depo-Provera  Medroxyprogesterone Acetate IM Susp 400 MG/ML  15.50%

         'S,o, 'Y,.)  ', \')  ' ,1\. iJ)ii' ...  .  I    If  .Nonts/SEDATIVES/SLEEP DISORDER AGENTS  60250070000130  HetliOl  Tasfmelteon Capsule 20 MG  16.00%  'lllJo I""    ;INOGLOBULINS  19100020102046  Octagam  Immune Globul!n (Human) IV Sofn 25 GM/SOOML  24.25%  ,w\    mNOGLOBUUNS  1910002010212S  CARIMUNE  Immune Globulfn {Human) IV For So!n 6 GM  25.00%    UNOGLOBULINS    19100020302080  Gammagard  Immune Globulin {Human) JV or Subcutaneous Soln 30 GM/300ML  27.55%    MUNOGLOBULINS    19100020102020  Flebogamma  Immune Globulin {Human) IV So!n 0.5 GM/10ML  18.00%  --  IMMUNOGLOBULINS    19100020102113  Gammagard 5/D  Immune Globulin {Human) IV For Soln 0.5 GM  27.55%  \IMMUNOGLOBUUNS      19100020202058  Hizentra 20%  Immune Globulin (Human) Subcutaneous lnj 4 GM/20ML  24.50%    IMMUN6GLOBULINS    191000SOO0ES40  RhoGAM Ultra-Filtered P  Rho D Immune Globulin IM Sein PrefSyr 1500 Unit (300MCG)  16J)0%    IMMUNOGLOBULINS    19990002356450  Hyqvia  1lmmun Glob lnJ 30 GM/300Ml-Hyaluron lnJ 2400 Unt/15 Ml Kit  20.00%    IMMUNOGLOBUUNS    19100020102060  Gamunex  \Immune Globulin (Human) IV Soln 1 GM/10Ml  24.25%    IMMUNOGLOBULINS    19100020102130  Gammagard 5/D  Immune Globulin {Human) IV For Soln 10 GM  27.55%    IMMUNOGLOBULINS    19100020302084  Gamunex-C  1 l mmuneGlobulfn {Human) IV or Subcutaneous Soln 40 GM/400ML  23.00%    IMMUNOGLOBULINS    19100020102090  Privigen  IImmune Globulin (Human) IV Soln 40 GM/400Ml  19.00%    IMMUNOGLOBULINS    19100020202050  Hizentra 20%  Immune Globulin (Human) Subcutaneous !nj 1 GM/SML  24.50%    IMMUNOGLOBULINS    19100050002060  WinRhoSOF  Rho D Immune Globulin (Human} lnj 1500 Unit/1.3Ml  17.75%    IMMUNOGLOBULINS    19990002356430  Hyqvla  lmmun Glob lnj 10 GM/lOOML-Hyaluron lnj 800 Unt/5 Ml Kit  20.00%    IMMUNOGlOBULINS    19100005002200  Cytogam  cytomegalovirus Immune Globulin {Human) !VlnJ  18.00%    IMMUNOGLOBULINS    19100020102112  GAMMAR-P I.V.  IMMUNE GLOBULIN {HUMAN) IV FOR SOLN 1 GM  31.25%    IMMUNOGLOBUUNS    19100020202054  Hizentra 20%  Immune Globulin (Human) Subcutaneous fnj 2 GM/10Ml  24.50%    IMMUNOGLOBULINS    19100050002065  WinRhoSDF  Rho D Immune Globulin {Human) lnj 15000 Unlt/13Ml  17.75%    IMMUNOGLOBULINS    19990002356440  Hyqvla  lmmun Glob lnj 20 GM/200Ml-Hyafuron lnj 1600 Unt/10 Ml Kit  20.00%    IMMUNOGLOBULINS    19100020102120  Gammagard S/D  Immune Globu!!n (Human) IVFor Soln S GM  27.55%    IMMUNOGlOBUUNS    19100020102034  Flebogamma  Immune Globul!n (Human) IV Soln 2.5 GM/50Ml  25.00%    lMMUNOGLOBULINS    19100020102068  Bivigam  Immune Globulin {Human) IV Soln 5 GM/SOML  24.25%    IMMUNOGLOBUUNS    19100020302068  Gammagard  Immune Globulin (Human} IV or Subcutaneous Sein 5 GM/50Ml  27.55%    IMMUNOGLOBUUNS    19100020102064  Gamunex  Immune GlobuUn (Human) IVSoln2.5 GM/25Ml  24.25%    lMMUNOGLOBULINS    19100020202020  Vivaglobin  Immune Globulln {Human) Subcutaneous lnj 160 MG/Ml {16%}  23.75%    IMMUNOGLOBULINS    19100050002055  WinRhoSOF  Rho D Immune Globulfn {Human) lnj 5000 Unit/4.4Ml  17.75%    IMMUNOGLOBULINS    19990002356425  Hyqvia  Immun Glob lnj 5 GM/50Ml-Hyaluron lnj 400 Unt/2.5 ML Kit  20.00%    IMMUNOGLOBULINS    19100020102030  Octagam  Immune Globulin (Human) IVSoln 1 GM/20Ml  24.25%    IMMUNOGLOBULINS    19100020102117  Carimune NF  Immune Globulin (Human) IV For So!n 3 GM  25.00%    IMMUNOGLOBULINS    19100020202065  Hiientra  Immune Globulin (Human) Subcutaneous lnj 10 GM/SOMl  24.50%    IMMUNOGLOBULINS    1910005000E550  Rhophylac  Rho D Immune Globulin Sol PrefSyr 1500 Unt/2Ml {300MCG/2ML)  18.25%    IMMUNOGLOBULINS    19100020102063  Octagam  Immune Globulin (Human) IVSoln 2 GM/20Ml  24.25%    IMMUNOGLOBUUNS    19100020102135  Carimune NF  Immune Globulin (Human) IV For Sofn 12 GM  25.00%    IMMUNOGLOBUUNS    19100050002050  WinRhoSDF  Rho D lmmuneGlobunn (Human} lnj 2500 Unlt/2.2ML  17.75%    IMMUNOGLOBULINS    19990002356420  Hyqvia  lmmun Glob Jnj 2.5 GM/25ML-Hya!uron lnj 200 Unt/1.25 ML Kit  20.00%    IMMUNOGLOBULINS    19100020002200  GamaSTAN S/D  Immune Globulin (Human) lnj  23.75%    JMMUNOGLOBUUNS    19100020102044  Flebogamma DIF  Immune Globulin (Human) IV Soln 20 GM/400Ml  25.00%    IMMUNOGLOBUUNS    19100020302064  Gammagard  Immune Globulin (Human) IV or Subcutaneous Sein 2.5 GM/25ML  27.55%    IMMUNOGLOBULINS    19100020102115  Gammagard 5/D  Immune Globulin (Human) IV For So!n 2.5 GM  27.55%    IMMUNOGLOBULINS    19100020102205  GAMIMUNEN  IMMUNE GLOBULIN (HUMAN) JV SOLN 5%  47.75%    lMMUNOGLOBUUNS    19100020302060  Gammagard  Immune Globulin (Human) IV or Subcutaneous Soln 1 GM/10Ml  27.55%    IMMUNOGLOBULINS    19100020102034  F!ebogamma  Immune Globulin (Human) IVSoln 2.5 GM/SOML  25.00%    IMMUNOGLOBULINS    19100020102072  Blvigam  Immune Globulin (Human) IV Solo 10 GM/100Ml  24.25%    IMMUNOGLOBULINS    19100020302072  Gammagard  Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/lOOMl  27.55%    IMMUNOGLOBUUNS    19100020102038  Flebogamma  Immune Globulin (Human) IVSoln 5 GM/lOOML  25.00%    JMMUNOGLOBULINS    19100020102072  Bivigam  Immune Globulin (Human) N Soln 10 GM/100Ml  24.25%    IMMUNOGLOBULINS    19100020302072  Gammagard  Immune Globulin (Human) IV or Subcutaneous Soln 10 GM/lOOMl  27.55%

         lU  0  l y,_-::----._  " ',\\ t-  I  ' l  (, '.r' , ,,1 \            j UUAJll·INQG[OBUUNS    19100020102068  Bivigam  Immune Globulin (Human) IV Soln 5 GM/SOML  24.25%  01 UJl)N O/e_ IMMl1NOG!OBUUNS0    19100020302068  Gamrnagard  Immune G!obulln {Human) IV or Subcutaneous So!n 5 GM/SOML  27.55%  \: ,'JJ! fMMUN,OG'LOBUUNS., ·._    19100020102042  Flebogamma  Immune Gfobul!n (Human) IVSoln 10 GM/200ML  25.00%  t1NoGLOBULINS    19100020102076  Flebogamma DIF Immune Globulin {Human) IVSoln 20 GM/200Ml    24.25%  \.)..• "• -. _._,_ v iMM(JNOGlOBULINS    19100020302076  Gammagard  Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200Ml  27.55%  . : t,,- LtSW IMMUNOGLOBULINS    19100020102042  Flebogamma  Immune Globulin (Human) IV So!n 10 GM/200ML  25.00%    IMMUNOGLOBULINS  19100020302064  Gammagard  Immune Globulin {Human) IV or Subcutaneous Soln 2.5 GM/25ML  27.55%    IMMUNOGLOBULINS  19100020102038  F!ebogamma  Immune Globulin (Human) IV Solri 5 GM/100Ml  25.00%    [MMUNOGlOBULINS  19100020102076  Flebogamma DIF  Immune Globulin (Human) IV Soln 20 GM/200Ml  24.25%    IMMUNOGlOBULINS  19100020302076  Gammagard  Immune Globulin (Human) IV or Subcutaneous Soln 20 GM/200Ml  27.55%  Immunological Agents    902S055400e520  Taltz  lxekizumab Subcutaneous Solo Prefilled Syringe 80 MG/Ml  15.50%    Immunological Agents  44604055002120  Nucala  Mepollzumab For lnj 100 MG  15.50%  l1mmuno!oglcal Agents    19200040002100  Antivenin Micrurus FulviL  Antivenin Micrurus Fu!vius For JV Sain  15.50%    lmmunofoglcal Agents  99450060203030  Veltassa  Patiromer Sorbitex Calcium For Susp Packet 16.8 GM {Base Eq)  15.50%    Immunological Agents  52505040202120  rnflectra  lnflbdmab-dyyb For IV lnj 100 MG  15.50%    Immunological Agents  99450060203040  Veltassa  Patiromer SorbitexCalcium For Susp Packet 25.2 GM (Base Eq}  15.50%    Immunological Agents  66290030002120  Enbrel  Etanercept For Subcutaneous lnj 25 MG  16.75%    Immunological Agents  99450060203020  Veltassa  Patiromer Sorbitex Calcium For Susp Packet 8.4 GM {Base Eq)  15.50%    lmmunosuppressive t1°ents  99402020000110  SandlMMUNE  Cyc!osporine Cap 25 MG  16.00%    !mmunosuppresslve Agents  99402540102220  Atgam  Lymphocyte Immune Globulin Anti-Thymocyte G lnj 50 MG/Ml(Eq)  16.00%    Immunosuppressive Agents  99404035000325  Zortress  Everolimus Tab 0.5 MG  16.00%    lmmunosuppressive11.oents  99404080000120  Prograf  Tacrolimus Cap 5 MG  16.00%    rmmunosuppressive Agents  99402020300150  Neoral  Cyc!osporine Modified Cap 100 MG  16.00%    lmmunosuppressive Agents  99403030300630  Myfortic  Mycophenolate Sodium Tab DR 360 MG (MycophenolicAcldEquiv)  16.00%    lmmunosuppressive Agents  99404080000105  Prograf  Tacrolfmus Cap 0.5 MG  16.00%    lmmunosuppressive Agents  99402020000140  SandlMMUNE  Cyclosporine Cap 100 MG  16.00%    lmmunosuppressive Agents  99403030100120  CellCept  Mycopheno!ate Mofetil Cap 250 MG  16.00%    lmmunosuppressive Agents  99404035000330  Zortress  Evero!Jmus Tab 0.75 MG  16.00%    lmmunosuppresslve Agents  99404080002010  Prograf  Tacrolimus Jnj 5 MG/Ml  1600%    Immunosuppressive Agents  99402020302020  Neoral  Cyclosporine Modified Oral Solo 100 MG/ML  16.00%    Im munosuppresslve Agents  99404035000320  Zortress  Everolimus Tab 0.25 MG  16.00%    lmmunosuppressive Agents  99404080000110  Prograf  Tacrolimus Cap 1 MG  16.00%    [mmunosuppressive Agents  99402020002005  SandlMMUNE  Cyclosporine IV Soln 50 MG/Ml  16.00%    lmmunosuppressive Agents  99403030100330  Ce!ICept  Mycopheno!ate Mofetil Tab 500 MG  16.00%    Im munosuppressive Agents  99404070000310  Rapamune  Sirolimus Tab 0.5 MG  16.00%    lmmunosuppressive Agents  99405015002110  Simu!ect  Basiliximab For IV So!n 10 MG  16.00%    lmmunosuppressive Agents  99402020300120  Neoral  Cyclosporine Modified Cap 25 MG  16.00%    ImmunosuppresslveAgents  99403030202120  CelJCept Intravenous  Mycophenolate Mofetil HCI For IV Solo 500 MG {Base Equiv)  16.00%    Jmmunosuppressive Agents  99404070000330  Rapamune  Sirolimus Tab 2 MG  16.00%    lmmunosuppressive Agents  99406010000305  lmuran  Azath!oprine Tab SO MG  16.00%    (mmunosuppressive Agents  99402020300130  CycloSPORINE Modified  Cyc!osporine Modified Cap 50 MG  16.00%    Im munosuppressive Agents  99403030300620  Myfortlc  Mycophenolate Sodium Tab DR 180 MG {MycophenolicAcid Equiv)  16.00%    Jmmunosuppressive Agents  99404070002020  Rapamune  Sirolimus Oral So!n 1 MG/ML  16.00%    lmmunosuppressive Agents  99408020002120  Nulojix  Be!atacept For IV Infusion 250 MG  16.00%    l mmunosuppressive Agents  99402020002010  5andlMMUNE  Cyclosporine Oral So!n 100 MG/ML  1600%    /mmunosuppressive Agents  99403030101920  CellCept  Mycopheno!ate Mofetil For Oral Susp 200 MG/ML  16.00%    lmmunosuppressive Agents  99404070000320  Rapamune  Sirolfmus Tab 1 MG  16.00%    Jmmunosuppres.sive Agents  99405015002120  S!mulect  Basmx!mab For IV So!n 20 MG  16.00%    Inflammatory Bowel Agents  52503080002120  Entyvio  Vedolizumab For IV Solution 300 MG  16.00%  (  ,"°"'-

               :,, '0.,  ,o,-·\,,  ,-  elJl<i  -1 Blockers  66450060002120  Arcalyst  Rilonacept For lnj 220 MG  16.75%  Int£::  euki  -1 Receptor Antagonist{ll-lRa) RHEUtv1AT  6626001000ES20  Kineret  Anakinra Subcutaneous So!n Prefilled Syringe 100 MG/0.67Ml  16.00%  11{9  OVI  RLOAD-ANTIDOTES  93000020102110  Desferal  Deferoxamlne Mesylate For lnj 500 MG  16.75%  1Rbµ.o,VERLOAD-ANTIDOTES      93100028000320  Ferriprox  Deferiprone Tab 500 MG  16.00%  &'- OVERLOAD-ANTIDOTES      93100025007330  Exjade  DeferaslroxTab For Oral susp 250 MG  15.25%  (({ON OVERLOAD-ANTIDOTES      93000020102130  Desferal  Deferoxamine Mesy!ate For lnj 2 GM  16.75%  IRON OVERLOAD-ANTIDOTES      93100025007340  Exjade  DeferasiroxTab For Oral susp 500 MG  15.25%  IRON OVERLOAD-ANTIDOTES      93100025000320  Jadenu  DeferaslroxTab 90 MG  16.00%  IRON OVERLOAD-ANTIDOTES      9310002S000340  Jadenu  DeferasiroxTab 360 MG  16.00%  IRON OVERLOAD-ANTIDOTES      93100025007320  Exjade  DeferaslroxTab For Oral susp 125 MG  15.25%  IRON OVERLOAD-ANTIDOTES      93100025000330  Jadenu  DeferaslroxTab 180 MG  16.00%  IRON REPlACEMENTS      82300085102020  Ferrlecit  Sod Ferric Gluc Cmpix fn Sucrose IV Soln 12.5 MG/Ml {Fe Eq)  16.00%  IRON REPLACEMENTS      82300048002020  Venofer  Iron Sucrose lnj 20 MG/Ml {Fe Equiv)  16.00%  LHRH Analogs      21405010106405  lupron Depot  leupro!ide Acetate For lnj Kit 3.75 MG  16.00%  LHRH Analogs      21405010156420  lupron Depot  leuprolideAcetate (3 Month) For lnj Kit 11.25 MG  16.00%  local Anesthetics - Topical      90850025306420  Qutenza  Capsaicin Patch 8% & Cleansing Gel Kit  16.00%  MEDICAL DEVICES      97051050106300  Omnitrope Pen 10 lni De  "-Injection Device - Misc***  16.25%  MOUTH/rHROAT/DENTALAGENTS      88501000002000  caphosot  *Artificial Saliva - Solution•"'*  16.00%  Movement Disorder Drug Therapy      62380070000310  Xenazlne  Tetrabenazine Tab 12.5 MG  16.75%  Movement Disorder Drug Therapy      62380070000320  Xenazine  Tetrabena2ine Tab 25 MG  16.75%  MULTIPLE SCLEROSIS      30300010004010  Acthar HP  Corticotropin lni Gel 80Unit/Ml  16.00%  MULTIPLE SCLEROSIS AGENTS      6240003010E520  Copaxone  Glatiramer Acetate Soln Prefil!ed Syringe 20 MG/Ml  16.75%  MULTIPLE SCLEROSIS AGENTS      6240307530D250  Plegridy Starter Pack  Peginterferon Beta-la Soln Pen-inj 63 & 94MCG/0.SML Pack  16.00%  MULTlPLE SCLEROSIS AGENTS      62405525006520  Tecfidera  Dimethyl Fumarate Capsule Delayed Release 120 MG  16.00%  MULTIPLE SCLEROSIS AGENTS      62403060506420  Betaseron  Interferon Beta-lb For lnj Kit0.3 MG  16.25%  MULTIPLE SCLEROSIS AGENTS      62405050001320  Tysabri  Natalizumab for IV lnj Cone 300 MG/15Ml  18.00%  MULTIPLE SCLEROSIS AGENTS      6240003010E540  Copaxone  Glatiramer Acetate Soln Prefilled Syringe 40 MG/Ml  16.75%  MULTIPLE SCLEROSIS AGENTS      6240307530E520  Plegridy  Peglnterferon Beta-la Soln Prefilfed Syringe 125 MCG/0.SML  16.00%  MULTIPLE SCLEROSIS AGENTS      62405525006540  Tecfidera  Dimethyl Fumarate Capsule Delayed Release 240 MG  16.00%  MULTIPLE SCLEROSIS AGENTS      6240307530D220  Plegrldy  Peginterferon Beta-la Soln Pen-injector 125 MCG/0.SMl  16,00%  MULTIPLE SCLEROSIS AGENTS      62405525006320  Tetfidera  Dimethyl Fumarate Capsule DR Starter Pack 120 MG & 240 MG  16.00%  MULTIPLE SCLEROSIS AGENTS      62403060456420  Avonex  Interferon Beta-la For IM lnj Kit30MCG (33MCG{6.6 MU),N!a\)  16.75%  MULTIPLE SCLEROSIS AGENTS      6240307530ESSO  PlegridyStarter Pack  Peginterferon Beta-la Sofn Pref Syr 63 & 94 MCG/0.SML Pack  16.00%  MULTIPLE SCLEROSIS AGENTS      62406030007420  Ampyra  Dalfamprldine Tab SR 12HR 10MG  15.25%  MULTIPLE SCLEROSIS AGENTS      62404070000330  Aubagio  Teriflunomide Tab 14 MG  23.75%  MULTIPLE SCLEROSIS AGENTS      62403060S02120  Betaseron  Interferon Beta-lb For lnj 0.3 MG  16.25%  MULTIPLE SCLEROSIS AGENTS      62405010002020  lemtrada  Alemtuzumab IV lnj 12MG/1.2ML(10 MG/Ml)  16.00%  MULTIPLE SCLEROSIS AGENTS      62404070000320  Aubagio  Teriflunomide Tab 7 MG  23.75%  MULTtPLE SCLEROSIS AGENTS      62407025100120  Gilenya  Fingolimod HCl Cap 0.5 MG (Base Equ·1v)  16.50%  MUSCULOSKELETAL THERAPY AGENTS      75840015002300  Carticel  *Autologous Cultured Chondrocytes for Implantation""*  16.00%  Neurogenic Orthostatic Hypotension (NOH)-Agents      38700030000150  Northera  Droxldopa cap 300 MG  16.00%  Neurogenic Drthostatic Hypotension (NOH)-Agents      38700030000130  Northern  Droxidopa Cap 100 MG  16.00%  NeurogenicOrthostatic Hypotenslon (NOH)-Agents      38700030000140  Northera  Droxidopa cap 200 MG  16.00%  NEUROMUSCULAR AGENTS      74400020052140  Botox  OnabotullnumtoxinA For lnj 200 Unit  16.75%  NEUROMUSCULAR AGENTS      74400020032120  Dysport  AbobotulinumtoxinA For lnj 500 Unit  16.75%  NEUROMUSCULAR AGENTS      74503070000320  Rifutek  Riluzo!e Tab SO MG  16.00%  NEUROMUSCULAR AGENTS      74400020102018  Myobloc  RimabotulinumtoxinB lnj 2500 Unit/0.SML  16.25%  NEUROMUSCULAR AGENTS      74400020052120  Botox  OnabotulinumtoxinA For lnj 100 Unit  16.75%  NEUROMUSCULAR AGENTS      74400020102020  Myobloc  RimabotulinumtoxinB lnj 5000 Unit/ML  16.25%

           '\\ .,.  \)\\  -\, !J)  :,J/{  EUR  . MU ULARAGENTS  74400020202120  Xeomln  lncobotulinumtoxinA For Jnj SO Unit  16.25%    NIH  MU$CULAR AGENTS  74400020032115  Dysport  AbobotultnumtoxinA For lnj 300 Unit  16.75%    M :Ufl!tMUSCULARAGENTS    74400020202130  Xeomin  lncobotulinumtoxinA For lnj 100 Unit  16.25%    IN{LJJi;0MUSCUlAR AGENTS    74400020102022  Myobloc  RimabotulinumtoxinB lnj 10000 Unit/2ML  16.25%  ,w  10 ·sbLETO    90250515002120  AMEVNE  ALEFACEPT FPR IV INJ 7.5 MG  15.50%    OPHTHALMIC AGENTS    86300010002320  Ozurdex  Dexamethasone lntravitreal Implant 0.7 MG  16.00%    OPHTHALMIC AGENTS    86700065002120  Visudyne  Verteporfin For IVSoln 15 MG {2 MG/ML)  16.25%    OPHTHALMIC AGENTS    86300017102320  Retisert  Fluocinolone Acetonlde lntravitreal Implant 0.59 MG  16.00%    OPHTHALMIC AGENTS    86801060002020  Jetrea  Ocrip!asmin lntravitreal lnj 0.5 MG/0.2ML (2.5 MG/ML)  16.00%    OPHTHALMIC AGENTS    86655010002020  Eylea  Aflibercept lntravitreal lnj 2 MG/0.05Ml (40 MG/ML)  15j5%    OPHTHALMIC AGENTS    86655060002012  Lucentis  Ranibizumab lntravJtreal lnj 0.3 MG/0.05ML {6 MG/ML)  16.75%    OPITTHALMIC AGENTS    86655060002020  Lucentis  Ranibizumab lntravltreal lnj 0.5 MG/0.05ML (10 MG/ML)  16.75%    OPHTHALMIC AGENTS    86655050302020  Macugen  Pegaptanib Sodium lntravitreouslnj0.3 MG/90 Micronter  16.25%    Ophthalmic Agents    86300080101820  Triesence  Triamcinolone Acetonide Ophth lnj 40 MG/ML  15.50%    OSTEOARTHRITIS OF THE KNEE    7580004000E530  Synvisc  Hylan Intra-articular Solution Prefllled Syringe 16 MG/2Ml  16.75%    OSTEOARTHRITIS OF THE KNEE    7580004000E560  Synvlsc One  Hylan Intra-articular Solution Prefilled Syringe48 MG/6Ml  16.75%    OSTEOARTHRITIS OF THE KNEE    7580006000E520  OrthoVisc  Hyaluronan Intra-articular Solo Prefilled Syringe 30 MG/2ML  16.75%    OSTEOARTHRITIS OF THE KNEE    7580007010E520  Euflexxa  Sodium Hyaluronate Intra-articular Soln PrefSyr 20 MG/2ML  16.75%    OSTEOARTHRITIS OF THE KNEE    7580007010ES25  Supartz  Sodium Hyaluronate Intra-articular Soln Pref Syr 25 MG/2.SML  16.25%    OSTEOARTHRITIS OF THE KNEE    75800070102024  Hyalgan  Sodium Hyaluronate Intra-articular lnj 20 MG/2ML  16.75%    OSTEOPOROSIS-- BISPHOSPHONATES    30042090002120  Zoledronic Acid  Zoledronic Acid For IV So!n 4 MG  35.00%    OSTEOPOROSIS- BISPHOSPHONATES    30042090001320  Zoledron!c Acid  Zoledronic Acid lnj Cone For N Infusion 4 MG/SML  34.20%    OSTEOPOROSIS- BlSPHOSPHONATES    30042060102012  Pamldronate Disodium  Pamidronate Dlsodium JV Soln 9 MG/ML  16.00%    OSTEOPOROSIS-- BISPHOSPHONATES    30042060102006  Pamidronate Disodium  Pamidronate Disodium IV Soln 3 MG/ML  16.00%    OSTEOPOROSIS-- BlSPHOSPHONATES    30042060102009  Pamidronate Dlsodium  Pam!dronate Disodium IV Soln 6 MG/ML  16.00%    OSTEOPOROSIS- BISPHOSPHONATES    30042090002016  ZoledronicAcid  Zo!edronic Acid IV Soln 4 MG/lOOML  35.00%    OSTEOPOROSIS- BISPHOSPHONATES    30042060102120  Aredia  Pamidronate Dlsodium For lnj 30 MG  16.00%    OSTEOPOROSIS- BISPHOSPHONATES    30042090002020  Rec!ast  Zoledronic Acid IV Soln 5 MG/lOOML  35.00%    OSTEOPOROSIS- BISPHOSPHONATES    30042060102140  Aredia  Pamidronate Disodium For lnj 90MG  16.00%    OSTEOPOROSIS- BISPHOSPHONATES    30042048102030  Boniva  lbandronate Sodium IV Soln 3 MG/3ML {Base Equivalent)  16.00%    Progesterone Receptor Antagonists ANTIDIABET!CS    27304050000330  Korlym  Mifepristone Tab 300 MG  16.00%    Progestin Contraceptives- IUD    25200050005320  Mirena  levonorgestrelReleas!ng IUD 20 MCG/24HR (52 MG Total)  15.50%    Progestin Contraceptives- IUD    25300005002320  lmplanon  Etonogestrel Subdermal Implant 68 MG  15.25%    PROGESTINS    26000010101710  Makena  HydroYVprogesterone Caproate IM In Oil 250 MG/ML  16.75%    PSORIASIS    9025058500ES20  Stelara  Ustekinumab So!n Prefi!led Syringe 45 MG/0.5ML  16.00%    PSORIASIS    66700015000330  Otezla  ApremilastTab 30 MG  16.00%    PSORIASIS    9025058500ES40  Stelara  Usteklnumab Soln Prefilled Syringe 90MG/ML  16.00%    PSORIASIS    90250515002130  AMEVIVE  Alefacept For IM lnj 15 MG  15.50%    PSORIASIS    9025057500E520  Cosentyx  Secukinumab Subcutaneous Soln Prefil!ed Syringe 150 MG/ML  16.00%    PSORIASIS    90250S85002020  Stelara  USTEKINUMAB INJ 45 MG/0.SML  16.oo%    PSORIASIS    66700015008720  Otezla  ApremilastTab Starter Therapy Pack 10 MG & 20 MG & 30 MG  16.00%    PSORIASIS    9025057500D52  0 Cosentyx Sensoready Pei  Secukfnumab Subcutaneous Soln Auto-Injector 150 MG/ML  16.00%    PULMONARY ARTERIAL HYPERTENSION    40134050000340  Adempas  Riociguat Tab 2 MG  16.00%    PULMONARY ARTERIAL HYPERTENSION    40160015000330  Tracleer  Bosentan Tab 125 MG  16.00%    PULMONARY ARTERIAL HYPERTENSION    40170080050415  Orenltram  Treprostinil Dio!amfne Tab CR 0.25 MG (Base Equiv)  16.00%    PULMONARY ARTERIAL HYPERTENSION    40134050000320  Adempas  RiociguatTab 1 MG  16.00%    PULMONARY ARTERIAL HYPERTENSION    40160007000320  Letairis  Ambr!sentan Tab 10MG  16.00%    PULMONARY ARTERIAL HYPERTENSION    40170080002020  Tyvaso  Treprostinil Inhalation Solution 0.6 MG/Ml  16.00%    PULMONARY ARTERIAL HYPERTENSION    40134050000350  Adempas  RiociguatTab 2.5 MG  16.00%

           <!,'.).  -S'o... -,-  .  '  -'-'()'' \_\\'-, U) ,'' l'i              fpal  ;:iNA  ARTERIAL HYPERTENSION  40160050000320  Opsumit  Macitentan Tab 10 MG  16.00"76  P.Ul  NAS  v ARTERIAL HYPERTENSION  40134050000310  Adempas  RiociguatTab 0.5 MG  16.00%  ""y(  3N 1W ARTERIAL HYPERTENSION    40160007000310  Letairis  Ambrisentan Tab 5 MG  16.00%  f!II.  r lNARY ARTERIAL HYPERTENSION    40170080102040  Remodulin  Treprostlnil Sodium lnj 10 MG/ML(Base Equiv)  16.00%  P_LILMONARY ARTERIAL HYPERTENSION      40170080050420  Orenitram  Treprostinil Diolamine Tab CR 1 MG (Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION      40134050000330  Adempas  RiociguatTab 1.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION      40160015000320  Tracleer  Bosentan Tab 62.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION      40143060101920  Revatio  Sildenafil Citrate For Suspension 10 MG/Ml  16.75%  PULMONARY ARTERIAL HYPERTENSION      40170080050410  Orenitram  Treprostln!I Diolamine Tab CR 0.125 MG (Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION      40170040102110  Epoprostenol Sodium  Epoprostenol Sodium For lnj 0.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION      40170080050425  Orenitram  Treprostinil Oio!amlne Tab CR 2.5 MG {Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION      40143060100320  Revatlo  S!ldenafil Citrate Tab 20 MG  40.00%  PULMONARY ARTERIAL HYPERTENSION      40143080000320  Adcirca  Tada!afil Tab 20 MG {PAH}  15.75%  PULMONARY ARTERIAL HYPERTENSION      40170060002020  Ventavls  lloprostlnhalation Solution 10 MCG/ML  16.00%  PULMONARY ARTERIAL HYPERTENSION      40170080102020  Remodulin  Treprostinll Sodium lnj 2.5 MG/Ml(Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION      40170060002040  Ventavis  lloprost Inhalation Solution 20 MCG/ML  16.00%  PULMONARY ARTERIAL HYPERTENSION      40170080102030  Remodulin  Treprostinil Sodium lnJ 5 MG/Ml (Base Equiv)  16.00%  PULMONARY ARTERIAL HYPERTENSION      40143060102020  Revatio  Sitdenafll Citrate IV Soln 10 MG/12.5Ml {Base Equivalent)  16.75%  PULMONARY ARTERIAL HYPERTENSION      40170040102130  Epoprostenol Sodium  Epoprostenol Sodium For lnj 1.5 MG  16.00%  PULMONARY ARTERIAL HYPERTENSION      40170080102010  Remodulin  Treprostinll Sodium lnj 1 MG/ML(Base Equiv}  16.00%  Pulmonary Fibrosis Agents      45550060000120  Esbrlet  Pirfenldone Cap 267 MG  16.00%  Pulmonary Fibrosis Agents      45554050200130  Ofev  Nintedanib Esylate cap150 MG (Base Equivalent)  16.00%  Pulmonary Fibrosis Agents      45554050200120  Ofev  Nintedanib Esylate Cap 100 MG (Base EQuivalent)  16.00%  RESPIRATORY AGENTS- MISC.      45100010102110  Aralast NP  A!phal-Protelnase Inhibitor {Human) For IV Soln 500 MG  16.00%  RESPIRATORY AGENTS- MISC.      45000070001820  Surfaxln  lucinactant Jntratracheal Susp 30 MG/ML  16.00%  RESPIRATORY AGENTS- MISC.      45100010102108  Aralast  Alphal-Proteinase Inhibitor (Human) For IV Soln 400 MG  15.50%  RESPIRATORY AGENTS- MISC.      45100010102118  Aralast  Alpha1-ProtelnaseInhibitor {Human) For IV Sofn 800 MG  15.50%  RESPIRATORY AGENTS - MISC.      45100010102020  G!assia  Alpha1-ProteinaseInhibitor (Human) lnj 1000 MG/SOML  15.75%  RESPIRATORY GENTS- MISC.      45100010102120  AralastNP  Alphal-Proteinase lnh!bitor(Human) For IV Soln 1000 MG  16.00%  RespiratorySyncytial Virus (RSV) Agents      19502060002015  Synag!s  Palivizumab JM Soln 50 MG/0.SML  15.75%  Respiratory Syncytial Virus (RSV) Agents      19502060002020  Synagis  Pa!ivizumab IM So!n 100 MG/Ml  15.75%  Respiratory Syncytial Virus {RSV) Agents      12604075002120  Virazole  Ribavifin For lnhal Soln 6 GM  16.00¾  Respiratory Tract Agents      40120070000310  Uptravi  Selexipag Tab 200 MCG  15.50%  Respiratory Tract Agents      40120070000340  Uptravi  SelexipagTab 1400 MCG  15.50%  Respiratory Tract Agents      40120070000315  Uptravi  SelexipagTab 400 MCG  15.50%  Respiratory Tract Agents      40120070000320  Uptravi  SelexipagTab 600 MCG  15.50%  Respiratory Tract Agents      40120070008720  Uptravi  SelexipagTab Therapy Pack 200 MCG (140) & 800 MCG (60)  15.50%  Respiratory Tract Agents      40120070000345  Uptravi  SelexipagTab 1600 MCG  15.50%  Respiratory Tract Agents      40120070000330  Uptravi  Selexipag Tab 1000 MCG  15.50%  Respiratory Tract Agents      40120070000335  Uptravi  SelexipagTab 1200 MCG  15.50%  Respiratory Tract Agents      40120070000325  Uptrav/  SelexipagTab 800 MCG  15.50%  RHEUMATOID ARTHRITIS MISC      6650007000£520  Actemra  Tocilizumab Subcutaneous So!n Prefilled Syringe 162 MG/0.9ML  15.50%  RHEUMATOID ARTHRITIS MISC      66500070002035  Actemra  Toci!izumab IV lnj 200 MG/lOML  15.50%  RHEUMATOID ARTHRITIS MISC      66400010002120  Orencia  Abatacept For JV Soln 250 MG  16.25%  RHEUMATOID ARTHRITIS MISC      66603065100320  Xeljanz  Tofacitinib Citrate Tab 5 MG (Base Equivalent)  16.00%  RHEUMATOID ARTHR/TIS MISC      66500070002040  Actemra  Tociliwmab /VlnJ 400 MG/20Ml  15.50%  RHEUMATOID ARTHRITIS MISC      6640001000E520  Orencia  AbataceptSubcutaneous Soln Prefifled Syringe 125 MG/ML  16.25%  RHEUMATOID ARTHRITIS MISC      66280050000320  Arava  Leflunomlde Tab 20 MG  16.00%  RHEUMATOID ARTHRITIS MISC      66460020002120  llaris  Canakinumab For lnj 180 MG  16.75%

             66S0007000203066280050000310525330700064208250206000202099422015002120    ActemraArava GattexMozobl1 Ben!ysta Benlysta ferriprox SlrturoCimzia Starter Kit SimponiEnbrelCimzia Simponi ArlaEnbrel 5ureClick RemicadeSimponi Cimzia Simponi Enbrel Humira Pen Simponi Humira Humira Enbrel Humira Hymovls Gabapentin DDAVPLupaneta Pack HydroxyureaAggrastat  ToclHzumab IV lnj 80 MG/4MlLeflunomide Tab 10 MG Teduglutide (rDNA) For lnj Kit 5 MGPlerixaforSubcutaneous lnj 24 MG/1.2ML(20 MG/ML) Belimumab For IV Sein 120 MGBe!imumab For IV So!n 400 MG Deferiprone Oral So!n 100 MG/MLBedaqu!lfne Fumarate Tab 100 MG (Base Equiv) Certoli2umab Pegol Jnj Kit 6X 200 MG/MLGolimumab Subcutaneous Sein Auto-injector 100 MG/MLEtanerceptSubcutaneous Sein Prefilled Syringe SO MG/ML Certolizumab Pegol For lnj Kit 2 X 200 MGGolimumab JV Soln 50 MG/4MlEtanerceptSubcutaneous Solution Auto-injector 50 MG/ML lnfliximab For IV lnj 100 MGGolimumab Subcutaneous Sein Prefi!led Syringe SO MG/0.SML Certoli2umab Pegol lnj Kit 2X 200 MG/MlGolimumab Subcutaneous Sein Auto-injector SO MG/0.SMLEtanerceptSubcutaneous Solo Prefilled Syringe 25 MG/0.5Ml Ada!fmumab Pen-injector Kit 40 MG/0.8MlGolimumab SubcutaneousSoln Prefilfed Syringe 100 MG/Ml Adalfmumab Prefil!ed Syringe Kit 20 MG/0.4MLAdallmumab PrefiHed Syringe Kit40 MG/0.BML Etanercept For Subcutaneous lnJ Kit 25 MG AdaHmumab Prefilled Syringe Kit 10 MG/0.2MLHyaluronan lntra-articularSoln Prefi!led Syringe 24 MG/3ML Gabapentin PowderDesmopressinAcetate lnj 4 MCG/MLLeuprollde {1 Mon) lnj 3.75 MG & Norethlndrone Tab 5 MG Kit Hydroxyurea Cap 500 MGTirofiban HCI IV Cone 3.75 MG/15ML (250 MCG/ML) (Base Equiv)  15.50%16.00%16.00%16.75%16.75%16.75%15.50%16.00";>'616.75%16.25%16.75%16.75%16.25%16.75%16.00%16.25%16.75%16.25%16.75%16.75%16.25%16.75%16.75%16.75%16.7S%15.50%15.50%15.50%15.50%15.50%15.50%  Systemic Lupus Erythematosus Agents  9942201500214093100028002.02009000015100320525050201064606627004000D5406629003000ES305250502010642066270040002.0156629003000D53052SOS0400021206627004000ES20525050201064406627004000DS206629003000E5256627001500F4206627004000ES406627001500F8106627001500F820662900300064206627001500F80S7580006000e5159654424400290030201010102030300899025064202170003000010585153060101310        Therapeutic Nutrients/Minerals/Electrolytes          TUBERCULOSIS          Tumor Necrosis Factor Alpha Blockers Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Ne<:rosis Factor Alpha Blockers Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Tumor Necrosis Factor Alpha Blockers          Viscosupplements          (blank)          (blank)          (blank)          {blank}          (blank)

Attachment 7

Special Coverage

Attachment 7

Version 10.1.18

Mandated and Uniform Protocol for Conditions Included in Special Coverage

Initiation:

Any primary or specialist physician who have evaluated a patient may submit a request for Register subject to having available all required documentation for said condition. The insurer shall make a determination of approval or denial of registration and inform this decision in writing to the insured and the physician requesting the registration. If the physician requesting the registry is not the primary physician of the insured, the insurer shall send a copy of the determination to the primary care physician. The insurance company will make a final determination on the application for special coverage in a 72-hour period, after receiving the complete documentation as required by this Protocol for each condition.

Once a Provider supplies all the required information for the Contractor to process a registration and the Contractor processes such information, Special Coverage shall take effect retroactively as of the date the Provider reaches a diagnosis, including documentation of test results, for any condition included in Special Coverage. In case Information is submitted to the Contractor after the diagnosis was reached, coverage can be made retroactive up to sixty (60) Calendar Days before the date on which Provider submitted the registration request. (Contract Section 7.7.5)

Reactivation: Any insured who have lost eligibility for PSG for over one year period, will be required a new certification by the primary care physician that evidence current treatment plan to be reactivated in the special coverage. Any insured that loses its eligibility for a period less than 12 months, will be register without documents or additional certifications, unless there is any other limit for the specific condition.

Risk allocation*: the distribution of the special coverage between insurer and primary medical groups risk is defined in the following table. The same may be modify at the request of the insurance company subject to prior review and approval by ASES.

Note: Covered medications are those included in the pharmacy benefit and ASES drug formulary (FMC).

1

Special Condition	Definitive diagnosis criteria for inclusion in the coverage	Special Coverage Effectiveness and Duration	Services included in Special Coverage	Risk Allocation*
1. Aplastic Anemia
1-Diagnosis certification by a hematologist/oncologist with treatment plan
2- Evidence of:
a.    Absolute Neutrophils Count
b.    Platelets Counts
c.    Reticulocytes Counts
d.    Results of bone Marrow aspiration or biopsy

Effectiveness = From the date of the diagnosis by the hematologist/oncologist or date the biopsy was performed if its reading establishes the definitive diagnosis.

Duration= Special coverage will begin from the date the definitive diagnosis is established. Special cover will be in effect as long as the insured is eligible in the PSG

1.    All hospital services, emergency room or medical specialist services provided with primary diagnosis of Aplastic Anemia.
2.    All medical services provided or ordered by the hematologist/oncologist
3.    Medication prescribed by the oncologist/hematologist and specific to treat the condition.
Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.

2. Rheumatoid Arthritis
1-Diagnosis certification by the rheumatologist in accordance with the criteria established by the American College of Rheumatology.
(The insurance company will provide a sheet with the criteria and treatment plan to be fill by the specialist.)

2-Evidence of laboratory tests:
ESR, ANA Test, CRP, RA
Factor.
3- Evidence of relevant radiologic studies
4-Evidence of treatment with a DMARD medication.
Effectiveness = From the date of the diagnosis by the rheumatologist. Duration = Special cover will be in effect as long as the insured is eligible in the PSG
1. All hospital services, emergency room or medical specialist services provided with primary diagnosis of Rheumatoid Arthritis.
2. All medical services provided or ordered by the rheumatologist.
3. Medication prescribed by the rheumatologist and specific to treat the condition, including DMARD.
Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP – Will receive the monthly capitation corresponding to the insured.

2

4. Autism a. Provisional Coverage	a. Certification of risk by the primary care physician and evidence of the screening tool utilized.
Provisional Special Coverage:
a. Effectiveness:
If the risk of developing the condition is confirm using the instruments established in the Protocol of Autism from the Department of Health, the primary care physician will complete the registration form for provisional special coverage and send it to the insurer. Once the provisional special coverage for autism is activate, a referral or authorization from the primary care physician to access the services of a qualified provider for the diagnostic evaluation process will not be required.
Duration: The provisional coverage will last for six months. If the evaluation process is not completed, the provisional coverage may be renew for six additional months.

Provisional Special Coverage:
a.    Diagnostic evaluation according to the Protocol of the Dept. of Health that includes family history, development and health, interview with tutors on the skills, behavior, communication and social interactions of the person, observation of the conduct of the person in interaction with others and own age play and socialization activities and the results of the most recent version of at least one instrument to document current behaviors.
a. Insurer – All services rendered by providers qualified for diagnostic evaluation. GMP/PCP – Will receive the monthly capitation corresponding to the insured.

3

b. Permanent Special Coverage
b.1. Diagnosis certification by a clinical psychologist, school psychologist, counselor psychologist, neurologist, psychiatrist or a pediatrician development specialist. Professionals should have training or experience in the area of Autism, as required by the Protocol of Autism from the Department of Health of PR.

b. 2 Evidence of the relevant
screening tests according to the Protocol of Autism from the Department of Health of PR.

b. Effectiveness:
From the date of the diagnosis certification by one of the listed professionals, the effective date will be the earliest certification date.

Duration:
Special coverage will be valid, provided the insured eligibility to the PSG, until 21 years of age. After 21 years, to continue in the special coverage, a certification by a neurologist or psychiatrist establishing the need for the condition management and treatment as an adult is required.

b. Medical services rendered or ordered by the psychiatrist, psychologist, neurologist, or any other qualified provider according to the Protocol of Autism from the Department of Health of PR will not require referral from the primary physician.
Medicines for the specific management of the condition, prescribed by a qualified provider, will not require PCP authorization.
b. Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP – Will receive the monthly capitation corresponding to the insured.

4

5. Cancer
1.    Diagnostic certification with stage, by a hematologist/ oncologist or specialist physician in charge of the management of the condition, treatment plan with estimated start and completion dates.
The insurer shall provide a specific form to be used as the Registry Application and Cancer Certification to be completed by the specialist.

2-Evidence of diagnosis by biopsy result.

3- In cases where the diagnosis cannot be confirmed by a pathology study, evidence of diagnostic studies of CT, MRI, PET Scan, ultrasonography supporting diagnosis or stage will be taken into consideration.

Effectiveness = from the date of certification of the diagnosis by the hematologist/oncologist or the biopsy date if its results establishes the definitive diagnosis.

Duration = until the end of active treatment of the condition with radiotherapy or chemotherapy. All insured will receive a certification of registration until the date in which the insured meets their surgical treatment, chemotherapy and/or radiation therapy. The insured will have the benefit of covered visits to his oncologist/hematologist to a maximum of one year. At the end of the year, if needed, the hematologist/oncologist may perform a request for extension of registration documenting the condition stage and the treatment plan for next year. A temporary register up to a maximum of 30 days shall be granted to receive documentation on the Cancer Registration Extension form provided by the insurer. If this process is not completed, the insured will automatically lose its registration for special coverage.

In cases of prostate cancer, treatment with hormonal chemotherapy will qualify the member to continue active in the cancer registry. Their visits to the urologist and medical orders and treatment ordered by this specialist (urologist) will be cover.

In the cases of breast cancer, once active treatment with radiotherapy and chemotherapy ends, they will no longer remain in the registry. However, patients receiving treatment with antiestrogens will continue being consider under cancer special coverage.

1. All hospital services, emergency room or medical specialist services provided with primary diagnosis of Cancer.

2-All medical services provided or ordered by the hematologist/oncologist. .

3- Medications prescribed by the hematologist/oncologist specific to treat the cancer condition.
Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP – – Will receive the monthly capitation corresponding to the insured

5

6. Skin Cancer: Carcinoma IN SITU	- Positive Biopsy Report
Effectiveness: Special coverage in skin cancer and carcinoma in situ will only apply to the surgery day.

Duration: the day or days for surgical removal and all services on said day and any other radiotherapy treatment used any time.
		Surgical removal and all related services on said day and any other subsequent radiotherapy/chemotherapy treatment.	Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP – – Will receive the monthly capitation corresponding to the insured.

7. Skin Cancer such as Invasive Melanoma or squamous cells with evidence of metastasis.	- Positive biopsy or pathology - Special studies like CT Scan, MRI, Sonogram - Registry certification completed by a dermatologist or a hematologist/oncologist.
Effectiveness: From the date the diagnosis is established.

Duration = until the end of the active treatment of the condition with radiotherapy or chemotherapy. All insured will receive a certification of registration for up to a year. At the end of the year, if needed, the dermatologist or hematologist/oncologist may request an extension of registration documenting the condition stage and the treatment plan for next year. A temporary register up to a maximum of 30 days shall be granted to receive documentation on the Cancer Registration Extension form provided by the insurer. If this process is not completed, the insured will automatically lose its registration for special coverage.

1. All hospital services, emergency room or medical specialist services provided with primary diagnosis of indicated Skin Cancer.

2-All medical services provided or ordered by the dermatologist or hematologist/oncologist.

3- Medications prescribed by the dermatologist or hematologist/oncologist specific to treat the cancer condition.
Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.

6

8. Chronic Renal Disease	The Glomerular Filtration Rate (GFR) is used. Evidence of recent results of Creatinine in blood and age, sex and race of the insured.
Level 1 and 2	Level 1: GFR over 90, ICD-10-N18.1 Level 2: GFR between 60 to 89, ICD-10-N18.2	Level 1 and 2: Does not qualify for registry under special coverage.	GMP/PCP: Levels 1and 2 are total risk of GMP.	GMP/PCP: Levels 1and 2 are total risk of GMP.

7

Level 3 and 4	Level 3: GFR between 30 to 59, ICD-10-N18.3 Level 4: GFR between 15 to 29, ICD-10-N18.4	Level 3 and 4: Qualifies for special coverage registry. Effectiveness: From the date the diagnosis is established. Duration = As long as the insured is eligible in the PSG.	Level 3 and 4-The insurer assumes the nephrologist visits (without referrals), renal laboratory and diagnostic studies ordered by this specialist, peripheral vascular studies to document hemodialysis access and drugs ordered by the nephrologist, related to the condition and limited to immunosuppressants, erythrocytes stimulants, Megace, renal antidotes and systemic corticosteroids
Level 3 and 4:
Insurer: All medical services provided or ordered by nephrologist from the date of effectiveness of the coverage. Additionally including: -insertion of catheters for dialysis
- surgeries for arteriovenous (AV) fistulas
-Administration of hematopoietic agents
- blood transfusions
GMP/PCP
Level 3 and 4:
Will receive the monthly capitation corresponding to the insured.

Level 5	Level 5: GFR less than 15 ICD-10-N18.5 ICD-10-N18.6 (ESRD)	Effectiveness: From the date the diagnosis is established. Duration = As long as the insured is eligible in the PSG	Level 5-All services covered by the PSG as long as the insured is active in the Special Coverage Registry.
Level 5: Insurer:
Once the registration for chronic kidney condition is authorized, the insured received a notice by mail, indicating the changes in the coverage or the change of the GMP to one of the Renal-GMP (Dialysis Center).
The change of GMP will be effective the month in which the change request is done. From this moment, the monthly capitation to the GMP for this insured is discontinued.
The risk of the services received by the insured prior to the exchange of GMP or registration of the insured will be at the risk of the GMP, except those dealing directly with dialysis. Outpatient services, except emergency, provided to the insured in the Renal GMP have to be coordinated by the nephrologist, who will become the primary physician of the insured.

GMP/PCP:
Level 5 – Will not receive monthly capitation for the insured.

8

8. Scleroderma
1. Diagnosis certification by the rheumatologist including signs and symptoms supporting the diagnosis.
2. Evidence of a positive ANA Test > or equal to1:80 dil
3. Positive skin biopsy

The insurer will develop a Registry form for this condition to be completed by the specialist certifying the condition, the criteria used to establish the diagnosis and the treatment plan.

Effectiveness: From the diagnosis certification date by the rheumatologist. Duration = As long as the insured is eligible in the PSG
1.    All hospital services, emergency room or medical specialist services provided with primary diagnosis of Scleroderma.
2.    All medical services provided or ordered by the rheumatologist.
3.    Medication prescribed by the rheumatologist and specific to treat the condition.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.
9. Multiple Sclerosis (MS) and Amiotrophic Lateral Sclerosis (ALS)
1.    Certification of the diagnosis by a neurologist confirming condition and plan of treatment
2.    Evidence of relevant diagnostic studies performed to reach diagnosis such as:
MRIs, EMG, Evoked potentials, NCS, lumbar punction, Genetic studies, etc.
Effectiveness: From the date a definitive diagnosis is certified and a treatment plan is established by the neurologist. Duration = As long as the insured is eligible in the PSG
1.    All hospital services, emergency room or medical specialist services provided with primary diagnosis of MS or ALS.
2.    All medical services provided or ordered by the neurologist.
3.    Medication prescribed by the neurologist and specific to treat the condition.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.
10. Cystic Fibrosis	1. Sweat test 2. Evidence of treatments 3. Diagnosis certification by a pneumologist.	Effectiveness: From the date a definitive diagnosis is certified and a treatment plan is established by the pneumologist. Duration = As long as the insured is eligible in the PSG	All services covered by the PSG as long as the insured is active in the Special Coverage Registry.	Insurer- All medically necessary services cover by the PSG. GMP/PCP: Monthly capitation does not apply for this insured.

9

11. Hemophilia	1. Certification of diagnosis by a hematologist 2. Evidence of relevant studies and test	Effectiveness: From the date a definitive diagnosis is certified and a treatment plan is established by a hematologist. Duration = As long as the insured is eligible in the PSG
1- All hospital services, emergency room or medical specialist services provided with a diagnosis of hemophilia.

2-All medical services provided by the hematologist.

3-Medications prescribed by the hematologist specifics to treat the condition and antihemophilic drugs administered to the insured.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.
12. Leprosy	1. Evidence of skin biopsy result 2. Infection positive cultures 3. Diagnosis certification by an infectologist or a dermatologist.
Effectiveness = starts from the date of certification, which establishes the definitive diagnosis by the infectious disease specialist or a dermatologist.

Duration= It ends when the treatment is complete.

1.    All hospital services, emergency room or specialist, cultures, and biopsies of follow-up, provided with a diagnosis of leprosy. (ICD-10 A30)
2.    All medical services provided by the infectious disease specialist or dermatologist.
3.    Medications prescribed by the infectious disease specialist or dermatologist.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.

10

13. Systemic Lupus Erythematosus (SLE)	1-Diagnosis certification by a rheumatologist with evidence of the following tests: ANA Test, DS-DNA, Anti Sm y Anti Phospholipids.	Effectiveness = from the date of certification establishing the definitive diagnosis by the rheumatologist Duration = As long as the insured is eligible in the PSG
1.    All hospital services, emergency room or medical specialist services provided with primary diagnosis of SLE.

2.    All medical services provided or ordered by the rheumatologist.

3.    Medication prescribed by the rheumatologist and specific to treat the condition of SLE.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.
14. Children with Special Health Needs
Complete the Registration Form for children with special health care needs by the primary care physician with evidence of the condition according to the list of diagnoses included by ASES as an attachment to the contract, entitled "Conditions to include patients in the Register of Children with Special Health Needs", revision of June 2015. Medical evidence will consist of relevant laboratories or tests, evidence of current treatment, diagnosis certifications by specialist physicians consulted and others.

Effectiveness= From the diagnosis certification date

Duration = depends on whether the condition is temporary or permanent. The case manager will determine based on the Protocol established by the insurer the Registry duration, provided that the insured is under 21 years old.

			As defined in the Conditions List revised on June 2015.	Refer to the listing of diagnosis codes of the conditions for Children with Special Needs Registry.

11

15. Obstetric	Obstretic Registry Form Certification of pregnancy by the obstretric gynecologist
Effectiveness: After registration, a certification of the special coverage will be mail to the insured.

Duration: Registration will be effective since the estimated day of conception according to certification provided by the obstetrician and will continue to be effective until 56 days after the delivery date, provided this occur after the 20th week. If pregnancy ends in miscarriage before week 20, will only granted 30 days after the event.

All services covered by the PSG as long as the insured is active in the Special Coverage Registry.

Sterilization: Sterilization carried out in a separate admission, after childbirth or caesarean section, will be responsibility of the primary medical group, therefore it will require referral from the PCP

Newborn: newborn children will be cover as long as the mother have eligibility for the PSG, and until the Obstetrics Registration in in effect (56 days of the date of birth) at risk of the insurance company. Under the Obstetric Registry coverage, the assistance of the pediatrician during delivery by caesarean section or high risk and routine care for the newborn in the hospital (nursery room) are part of the obstetrics special coverage.

Insurer:
All cover medical services and medications as long as the insured is active under this special coverage category.

GMP/PCP:
Will not receive monthly capitation for the insured.

Newborn: per capita payment shall be paid for the newborn once the mother is out of the registration or the newborn is certified by the mother, whichever occurs first.

12

16. Tuberculosis (Tb)
Pneumologist Certification with treatment plan and evidence of:
1-    Tb test result
2-    Chest radiology findings
3-    Samples of sputum or bronchial wash for Acid-Fast Basillus (AFB) and culture for Mycobacterium tuberculosis.
4-    Biopsies of the affected area, if applicable.
5-    HIV test results

Effectiveness = from the date of certification establishing the definitive diagnosis by the pneumologist.

Duration: Coverage will be variable, depending on the duration of the treatment, which can fluctuate between six (6) months to (1) year, depending on the plan of treatment certified by the pulmonologist. After the first year, if the patient requires continuing treatment, a re-evaluation of the case by the pulmonologist will be requested and according to the new plan of treatment, special coverage may be extended.

-Medical services related to the condition, follow-up, complications, complications of the diagnostic procedure and treatment shall be at the risk of the insurer from the date of effectiveness of the special coverage.
-Special coverage includes medications to treat or control the special condition or conditions that may arise as part of diagnostic studies performed or from complications of the disease.
-Chest radiology for follow up until the treatment is completed will be responsibility of the insurer.

Department of Health of PR
covers:
-    Tuberculin
-     Culture
-     Bronchial washing
-     Medical treatment

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.

13

17. HIV/AIDS
Evidence of the result of any of the following laboratories;

1-Western Blot positive
2- positive HIV Viral load
3- positive 4th generation test with validation of the subtypes of antibody or Antigen for acute infection.

The registration may be requested by one of the following providers:
-Primary Care Physician
-HIV/AIDS Clinics Physician
-VIH/AIDS Clinics Case Manager

Effectiveness = from the date of certification establishing the definitive diagnosis Duration = As long as the insured is eligible in the PSG
1. All hospital services, emergency room or medical specialist services provided with primary diagnosis of HIV/AIDS.

2-All medical services provided or ordered by HIV/AID treaters.

3- Medications prescribed by the HIV/AID treaters specific to treat the HIV/AID condition.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP – Will receive the monthly capitation corresponding to the insured.
18. Adults with phenylketonuria (PKU)
When the special coverage is a continuation to the coverage under children with special conditions, once the beneficiary reaches age 21, no additional evidence is required. The evidence that qualifies he/she as a child, serves the purpose for the continuation of coverage under the category of adult PKU.

If it is not a continuation of coverage, the registry has to be request by the geneticist and shall include a treatment history and evidence of the result of the genetic study.
Effectiveness: it is a continuation of the registry under children with special conditions, after the beneficiary reaches age 21. Duration = As long as the insured is eligible in the PSG
1.     All hospital services, emergency room or medical specialist services provided with primary diagnosis of PKU.

2.     All medical services provided or ordered by the geneticist.

3.     Medication prescribed by the geneticist and specific to treat the condition of PKU.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.

14

19. Pulmonary Hypertension	Diagnosis certification and treatment plan by the Pneumologist or Cardiologist and evidence of supporting test(s).	Effectiveness = from the date of certification establishing the definitive diagnosis by the pneumologist or cardiologist. Duration = As long as the insured is eligible in the PSG
1.    All hospital services, emergency room or medical specialist services provided with primary diagnosis of Pulmonary Hypertension or its complications.
2.    All medical services provided or ordered by the pneumologist or cardiologist to treat the condition or its complications.
3.     Medication prescribed by pneumologist or cardiologist to treat the condition or its complications.

Insurer: Medical services and medications as defined for the special coverage condition in this document. GMP/PCP: Will receive the monthly capitation corresponding to the insured.

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Attachment 8

PUERTO RICO MEDICAID PROGRAM

Cost Sharing Policy (Copayments) for Medicaid and CHIP Beneficiaries

Introduction

On July 15, 2013, the Centers for Medicare and Medicaid Services (CMS) published the final rule to update and simplify the Medicaid premium and cost sharing requirements, to promote the most effective use of services, and to assist states in identifying cost sharing flexibilities, (78 Federal Register page 42,100).

The federal regulation defines "cost sharing" as any copayment, coinsurance, deductible, or other similar charge. Copayment is a fixed amount (for example, $1) that the beneficiary pays directly to a provider for each covered health care service, usually when he or she receives at the time of the service.

The Puerto Rico Medicaid State Plan dictates that Medicaid beneficiaries may pay cost sharing. The Puerto Rico Department of Health (PRDoH), through the Puerto Rico Medicaid Program (Medicaid Program), and the Puerto Rico Health Insurance Administration (PRHIA, Administración de Seguros de Salud de Puerto Rico, or ASES, from its acronym in Spanish) have issued this "Cost Sharing Policy (Copayments) for Medicaid and CHIP Beneficiaries" to establish copayment rules, as required by:

1.	The Social Security Act (SSA), Sections 1916 and 1916A.

2.	The federal regulation, 42 CFR §§447.50-447.57 (excluding 42 CFR §447.55) of the federal regulation.

3.	The Puerto Rico State Plan Amendment (SPA) for Cost Sharing.

4.	The New Cost Sharing (Copayment) Structure for Medicaid and CHIP Beneficiaries.

The federal regulation addresses the following topics:

Medicaid Premiums and Cost Sharing

42 CFR §447.50 Premiums and cost sharing: Basis and purpose.

42 CFR §447.51 Definitions.

42 CFR §447.52 Cost sharing.

42 CFR §447.53 Cost sharing for drugs.

42 CFR §447.54 Cost sharing for services furnished in a hospital emergency department.

42 CFR §447.55 Premiums.

42 CFR §447.56 Limitations on premiums and cost sharing.

42 CFR §447.57 Beneficiary and public notice requirements.

The Policy establishes the following copayments rules, among others:

1.	Medicaid beneficiaries are only subject to copayments and to no other form of cost sharing, such as coinsurances or deductibles.

2.	CHIP beneficiaries (Children Health Insurance Program or Medicaid Optional Targeted Low-Income Children) do not pay cost sharing or any other form of cost sharing, such as coinsurances or deductibles.

3.	Certain beneficiaries and services are exempt from any cost sharing, which mean that no copayment will be charged in these instances.

4.	Copayment amounts can vary by coverage codes and by the type of covered health care service.

5.	This Policy does not apply to individuals eligible for the Government Health Plan (GHP) as State or Commonwealth beneficiary.

Medicaid and CHIP Cost Sharing (Copayments) Structure Prior to July 1, 2016

Cost Sharing (Copayments) Policy for Medicaid and CHIP Beneficiaries:

1.	The Cost Sharing (Copagos) Structure, coverage codes, and copayment amounts applied to all Medicaid and CHIP beneficiaries, were effective from November 1, 2011 through June 30, 2016.

2.
The coverage codes were determined on the basis of the beneficiary Eligibility Monthly Income and the number of Members in the Family Unit. For example: if the Eligibility Income of a Medicaid beneficiary is $300 per month and the Members in the Family Unit is two (2), the coverage code assigned is 110. The evaluation uses Table I as follows:

a.	Eligibility Monthly Income = $300;

b.	Members in Family Unit = 2;

c.	Position on the row for Members in Family Unit of 2;

d.	Determine in which column of Coverage Codes on the row the Eligibility Monthly Income of $300 fits;

e.	The eligibility monthly income of $300 fits in range $249-UP which is under column 110; and

f.	Therefore, the beneficiary is assigned coverage code 110.

3.	It does not apply to anyone who is eligible as a State or Commonwealth beneficiary.

The following three (3) tables illustrate the Cost Sharing (Copayments) Structure for Medicaid and CHIP Beneficiaries prior July 1, 2016:

1.	Table I - Medicaid Coverage Codes, determined on the basis of eligibility monthly income and the number of members in the beneficiary’s family unit.

2.	Table II - CHIP Coverage Codes, determined on the basis of eligibility monthly income and the number of members in the beneficiary’s family unit.

3.	Table III - Medicaid and CHIP Coverage Codes and the applicable copayment amounts for each service.

TABLE TABLE I
Medicaid Cost Sharing (Copayments) Structure Prior to July 1st, 2016 Coverage Codes and Its Determination
Members in Family Unit	Eligibility Monthly Income Range by Coverage Code
	100	110
1	$0-$200	$201-UP
2	$0-$248	$249-UP
3	$0-$295	$296-UP
4	$0-$343	$344-UP
5	$0-$390	$391-UP
6	$0-$438	$439-UP
7	$0-$485	$486-UP
8	$0-$533	$534-UP
9	$0-$580	$581-UP
10	$0-$628	$629-UP
11	$0-$675	$676-UP
12	$0-$723	$724-UP
13	$0-$770	$771-UP
14	$0-$818	$819-UP
15	$0-$865	$866-UP

TABLE TABLE II
CHIP Cost Sharing Structure (Copayments) Prior to July 1st, 2016 Coverage Codes and Its Determination
Members in Family Unit	Eligibility Monthly Income Range by Coverage Code
230
1	$551-$1,100
2	$551-$1,300
3	$551-$1,500
4	$551-$1,700
5	$551-$1,900
6	$551-$2,100
7	$551-$2,300
8	$551-$2,500
9	$551-$2,700
10	$551-$2,900
11	$551-$3,100
12	$551-$3,300
13	$551-$3,500
14	$551-$3,700
15	$551-$3,900

TABLE III
Medicaid and CHIP Cost Sharing (Copayments) Structure Prior to July 1st, 2016 Applicable Copayment Amounts for Each Service by Coverage Code
Service	Coverage Codes and Copayments Amounts
	Medicaid		CHIP
	100	110	230
Hospital Admission, (per entire stay)	$0.00	$3.00	$0.00
Non-emergency Services Provided in a Hospital Emergency Room (ER), (per visit)	$3.80	$3.80	$0.00
Visit to Primary Care Physician (PCP), (per visit)	$0.00	$1.00	$0.00
Visit to Specialist, (per visit)	$0.00	$1.00	$0.00
Visit to Sub-Specialist, (per visit)	$0.00	$1.00	$0.00
High-Tech Laboratories, (per procedure)	$0.00	$0.50	$0.00

TABLE III
Medicaid and CHIP Cost Sharing (Copayments) Structure Prior to July 1st, 2016 Applicable Copayment Amounts for Each Service by Coverage Code
Service	Coverage Codes and Copayments Amounts
	Medicaid		CHIP
	100	110	230
Clinical Laboratories, (per procedure)	$0.00	$0.50	$0.00
X-Rays, (per procedure)	$0.00	$0.50	$0.00
Special Diagnostic Test, (per procedure)	$0.00	$1.00	$0.00
Therapy - Physical, (per procedure)	$0.00	$1.00	$0.00
Therapy - Respiratory, (per procedure)	$0.00	$1.00	$0.00
Therapy - Occupational, (per procedure)	$0.00	$1.00	$0.00
Dental - Preventative, (per procedure)	$0.00	$1.00	$0.00
Dental - Restorative, (per procedure)	$0.00	$1.00	$0.00
Pharmacy - Generic, (per drug)	$1.00	$1.00	$0.00
Pharmacy - Brand, (per drug)	$3.00	$3.00	$0.00
All Other Services or Items Not Specified Above	$0.00	$0.00	$0.00

Medicaid and CHIP Cost Sharing (Copagos) Structure to be Effective On and After July 1, 2016

The New Cost Sharing Structure (Copayments) will apply to all Medicaid and CHIP beneficiaries and:

1.
Be effective on July 1st, 2016; except for those Medicaid dual beneficiaries with Medicare Part A and B and who are enrolled in a Medicare Advantage (MA) Plan contracted with ASES, commonly known as Platino Plan. In Platino Plans, the New Cost Sharing Structure will be implemented on January 1st, 2017.

2.	Assign the Medicaid and CHIP Coverage Codes on the basis of:

a.	MAGI: Obamacare provides a new method for determining eligibility of individuals for Medicaid and CHIP, based on what is called Modified Adjusted Gross Income (MAGI).

b.
At July 1, 2016 and until implementation of MAGI Methodologies for determining Medicaid and CHIP eligibility, the Medicaid Program will continue assigning Medicaid and CHIP Coverage Codes for a beneficiary on the basis of the eligibility monthly income and the number of members in the family unit of the beneficiary, as illustrates on Tables I and II.

c.	On and after implementation of MAGI Methodologies for determining Medicaid and CHIP eligibility:

(1)	The Medicaid Program will be assigned the Medicaid and CHIP Coverage Codes for an individual on the basis of MAGI Monthly Income and MAGI Household Size of the individual.

(2)	Coverage Codes vary by household monthly income ranges.

(3)	Medicaid and CHIP Coverage Codes are based on ranges of MAGI Monthly Income as a percentage of the Puerto Rico Poverty Level (PRPL) in effect.

(4)	Example: if the MAGI Monthly Income of a Medicaid beneficiary is $300 per month with a MAGI household size of two (2) the coverage code assigned is 110. The evaluation uses Table IV as follows:

(a)	MAGI Monthly Income = 300;

(b)	MAGI household size = 2;

(c)	Position on the row for MAGI Household Size of 2;

(d)	Determine in which column of Coverage Code 100, 110, 120 ó 130 on the row, the MAGI Monthly Income of $300 fits;

(e)	MAGI Monthly Income of $300 fits in range $272-$542 which is under column 110; and,

(f)	Therefore, the beneficiary is assigned coverage code 110.

3.	Expand the number of coverage codes:

a.	The new coverage codes 120, 130, and 220 and the copayments amounts associate with these codes will be implemented on and after MAGI eligibility evaluation system go-lives.

b.	The new coverage codes will be assigned on the basis of MAGI Monthly Income and MAGI Household Size of the individual.

4.	Revise some copayments amounts on existing coverage codes and establish copayment amounts on new coverage codes.

a.	Starting on July 1st, 2016:

(1)	All Medicaid beneficiaries with the coverage codes 100 or 110 will pay the new the copayments amounts associate with these codes, as illustrate on Table VI.

(2)	All CHIP beneficiaries with the coverage code 230 will continue paying the copayments amounts associate with this code, which remains as zero ($0) as illustrate on Table VI.

b.	On and after the implementation of MAGI methodologies for determining Medicaid or CHIP eligibility:

(1)	All Medicaid beneficiaries assigned the new coverage codes 120 and 130 will pay the copayment amounts associate with these codes, as illustrate on Table VI.

(2)	All CHIP beneficiaries with the coverage code 220 will pay the copayments amounts associate with these codes, which is zero ($0) as illustrate on Table VI.

5.	Copayment amount vary by coverage codes and by service.

The following three (3) tables illustrate the Cost Sharing (Copayments) Structure for Medicaid or CHIP Beneficiaries to be effective on and after July 1st, 2016:

1.
Table IV - Medicaid Coverage Codes, determined on the basis of MAGI Monthly Income and the MAGI Household Size of the individual. Coverage codes are assigned according to monthly income ranges defines as a percentage of the PRPL.

2.
Table V - CHIP Coverage Codes, determined on the basis of MAGI Monthly Income and the MAGI Household Size of the individual. Coverage codes are assigned according to income ranges defines as a percentage of the PRPL.

3.	Table VI - Medicaid and CHIP Coverage Codes and the applicable copayment amounts for each service.

TABLE IV
Medicaid Cost Sharing Structure (Copayments) to be Effective On and After July 1, 2016 Coverage Codes and Its Determination
MAGI Household Size	Puerto Rico Poverty Level (PRPL)	MAGI Monthly Income Range by Coverage Code
		100	110	120	130
Percentage of PRPL
		0%-50%	51%-100%	101%-150%	151%-UP
1	$0-$459	$0-$230	$231-$459	$460-$689	$690-UP
2	$0-$542	$0-$271	$272-$542	$543-$813	$814-UP
3	$0-$626	$0-$313	$314-$626	$627-$939	$940-UP
4	$0-$709	$0-$355	$356-$709	$710-$1,064	$1,065-UP
5	$0-$792	$0-$396	$397-$792	$793-$1,188	$1,189-UP
6	$0-$876	$0-$438	$438-$876	$877-$1,314	$1,315-UP
7	$0-$959	$0-$480	$481-$959	$960-$1,439	$1,440-UP
8	$0-$1,043	$0-$522	$523-$1,043	$1,044-$1,565	$1,566-UP
9	$0-$1,126	$0-$563	$564-$1,126	$1,127-$1,689	$1,690-UP
10	$0-$1,210	$0-$605	$606-$1,210	$1,211-$1,815	$1,816-UP
11	$0-$1,293	$0-$647	$648-$1,293	$1,294-$1,940	$1,941-UP
12	$0-$1,377	$0-$689	$690-$1,377	$1,378-$2,066	$2,067-UP
13	$0-$1,460	$0-$730	$731-$1,460	$1,461-$2,190	$2,191-UP
TABLE IV
Medicaid Cost Sharing Structure (Copayments) to be Effective On and After July 1, 2016 Coverage Codes and Its Determination
MAGI Household Size	Puerto Rico Poverty Level (PRPL)	MAGI Monthly Income Range by Coverage Code
		100	110	120	130
Percentage of PRPL
		0%-50%	51%-100%	101%-150%	151%-UP
14	$0-$1,544	$0-$772	$773-$1,544	$1,545-$2,316	$2,317-UP
15	$0-$1,627	$0-$814	$815-$1,627	$1,628-$2,441	$2,442-UP

TABLE V
CHIP Cost Sharing Structure (Copayments) to be Effective On and After July 1, 2016 Coverage Codes and Its Determination
MAGI Household Size	Puerto Rico Poverty Level (PRPL)	MAGI Monthly Income Range by Coverage Code
		220	230
Percentage of PRPL
		0%-150%	151%-UP
1	$0-$459	$0-$689	$690-UP
2	$0-$542	$0-$813	$814-UP
3	$0-$626	$0-$939	$940-UP
4	$0-$709	$0-$1,064	$1,065-UP
5	$0-$792	$0-$1,188	$1,189-UP
6	$0-$876	$0-$1,314	$1,315-UP
7	$0-$959	$0-$1,439	$1,440-UP
8	$0-$1,043	$0-$1,565	$1,566-UP
9	$0-$1,126	$0-$1,689	$1,690-UP
10	$0-$1,210	$0-$1,815	$1,816-UP
11	$0-$1,293	$0-$1,940	$1,941-UP
12	$0-$1,377	$0-$2,066	$2,067-UP
13	$0-$1,460	$0-$2,190	$2,191-UP
14	$0-$1,544	$0-$2,316	$2,317-UP
15	$0-$1,627	$0-$2,441	$2,442-UP

TABLE VI
Medicaid and CHIP Cost Sharing Structure (Copayments) to be Effective On and After July 1, 2016 Applicable Copayment Amounts for Each Service by Coverage Code
Service	Coverage Codes and Copayments Amounts
	Medicaid				CHIP
	100	110	120	130	220	230
Hospital Admission, (per entire stay)	$0.00	$4.00	$5.00	$8.00	$0.00	$0.00
Non-Emergency Services Provided in a Hospital Emergency Room, (per visit)	$0.00	$4.00	$5.00	$8.00	$0.00	$0.00
Non-Emergency Services Provided in a non-Hospital / Freestanding Emergency Room, (per visit)	$0.00	$2.00	$3.00	$4.00	$0.00	$0.00
Visit to Primary Care Physician (PCP), (per visit)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Visit to Specialist, (per visit)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Visit to Sub-Specialist, (per visit)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
High-Tech Laboratories, (per procedure)	$0.00	$0.50	$1.00	$1.50	$0.00	$0.00
Clinical Laboratories, (per procedure)	$0.00	$0.50	$1.00	$1.50	$0.00	$0.00
X-Rays, (per procedure)	$0.00	$0.50	$1.00	$1.50	$0.00	$0.00
Special Diagnostic Test, (per procedure)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Therapy - Physical, (per procedure)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Therapy - Respiratory, (per procedure)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Therapy - Occupational, (per procedure)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Dental - Preventative, (per procedure)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Dental - Restorative, (per procedure)	$0.00	$1.00	$1.50	$2.00	$0.00	$0.00
Pharmacy - Preferred Drugs, (per drug)	$0.00	$1.00	$2.00	$3.00	$0.00	$0.00
Pharmacy - Non-Preferred Drugs, (per drug)	$0.00	$3.00	$4.00	$6.00	$0.00	$0.00
All Other Services or Items Not Specified Above	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Contracts between ASES and Managed Care Organizations (MCOs), Medicare Advantage Organizations (MAOs), Pharmacy Benefit Managers (PBMs), Managed Behavioral Healthcare Organizations (MBHOs), and Third Party Administrators (TPAs), among others, shall include this Cost Sharing Policy. Each entity is required by contract to make this Cost Sharing (Copayments) Policy known to beneficiaries and providers. Compliance with this Cost Sharing Policy will be monitored by ASES.

Medicaid Beneficiaries Enrolled in a Platino Plan

The Medicaid dual beneficiaries with Medicare Part A and B have the option to be enrolled in a Medicare Advantage (MA) Plan contracted with ASES, commonly known as Platino Plan. For Platino Plans, the New Cost Sharing Structure will be implemented on January 1, 2017.

MAO contracts, or Platino Plan contracts, are based on calendar year, from January 1st to December 31st of each year. The January 1st, 2017 implementation date will allow the changes in copayments to be incorporated under premiums and contract negotiation with each MAO, which will take effect in 2017.

Therefore, from July 1st to December 31s, 2016, MAOs will continue using the Cost Sharing Structure as indicated in Table I, II and III for the Platino Plans. The beneficiary will continue using his/her Platino ID Card up to December 31, 2016. If during the period from July 1st to December 31st. 2016 the Medicaid Program:

1.	Performs a Medicaid beneficiary determination or redetermination on a beneficiary who enrolls in, or is enrolled in, a Platino Plan, and

2.	The beneficiary is assigned a coverage 120 or 130,

3.	The MAO will treat that beneficiary as if the coverage code was assigned as 110.

On January 1st, 2017:

1.	The MAOs will implement the New Cost Sharing Structure, as indicated in Tables IV, VI, and VI.

2.	The MAOs will issue to each beneficiary a new ID Card with (i) the coverage code assigned by the Medicaid Program and (ii) copayments amount applicable to such code, as indicated in Table VI.

4.	The beneficiary will discard the old ID Card and use the new ID Card.

5.	The beneficiary will only be liable to pay the Table VI's copayments amount as a maximum.

A Platino beneficiary can submit a reimbursement request as soon as he/she believes he/she has exceeded the 5% limit per quarter as it is described under the section "Five Percent (5%) Limit or Cap Per Quarter on all Copayments".

MAOs cannot impose cost sharing requirements on specified Medicaid beneficiary with a Platino Plan that would exceed the amounts permitted under the Medicaid State Plan for Medicaid beneficiaries not enrolled in a Platino Plan. Therefore, MAOs are not allowed to charge any other cost sharing for Medicaid covered services except for the copayment amounts establish in the Puerto Rico Medicaid State Plan, as described in this "Cost Sharing Policy for Medicaid and CHIP Beneficiaries".

Contracts between ASES and MAOs shall include this Cost Sharing Policy. The MAOs are required by contract to make this Cost Sharing Policy knows to beneficiaries, providers, and any other person that provides health care services to beneficiaries. Compliance with this Cost Sharing Policy will be monitored by ASES.

Beneficiaries Copayments Exemptions

Pursuant to the federal regulation, 42 CFR §447.56(a)(1), Puerto Rico Medicaid State Plan states that certain groups of individuals are exempted from any copayments. No copayment will be charged to the following Medicaid or CHIP beneficiaries:

1.	Children from 0 to less than 21 years of age.

2.
Pregnant women, during pregnancy and the post-partum period. The post-partum period begins on the last day of pregnancy and extends through the end of the month in which a 60-day period following the last day of pregnancy ends. Example: If March 3 is the last day of pregnancy, May 2 is the end of the 60-days, and May 31 is the last day of the month in which post-partum ends.

3.	Institutionalized Individuals, such as a nursing home.

4.
Beneficiaries receiving hospice care. As defined in Section 1905(o) of the Social Security Act, hospice care means the care furnished by a hospice program to a terminally ill individual who has voluntarily elected to have payment made for hospice care.

5.	American Indians and Alaskan Natives (AI/AN).

Contracts between ASES and MCOs, MAOs and PBMs include the requirement to exempt these group of beneficiaries, as defined at 42 CFR §447.56(a)(1). MCOs, MAOs, and PBMs are required by contract to make these exemptions known to beneficiaries, providers, and any other person that provides health care services to beneficiaries. Compliance with these cost sharing exemptions will be monitored by ASES.

Health Care Services Copayments Exemptions

Pursuant to the federal regulation, 42 CFR §447.56(a)(2), Puerto Rico Medicaid State Plan establishes that certain health care services are exempted from any copayments. All Medicaid and CHIP beneficiaries are exempt from copayments for the following services:

1.	Emergency services, (including ambulatory, hospital, and post-stabilization services), as defined at Section 1932(b)(2) of the Social Security Act and in the federal regulation, 42 CFR §438.114(a).

2.
Family planning services and supplies as described in Section 1905(a)(4)(C) of the Social Security Act, including contraceptives and pharmaceuticals for which the Puerto Rico claims or could claim Federal match at the enhanced rate under Section 1903(a)(5) of the Social Security Act for family planning services and supplies.

3.	Preventive services provided to children under 18 years of age, as described in the federal regulation at 42 CFR §457.520 of chapter D.

4.
Pregnancy-related services, including those services as defined in the federal regulation, 42 CFR §440.210(a)(2) and 42 CFR §440.250(p), and counseling services and drugs for cessation of tobacco use. All services provided to pregnant women, during pregnancy and the 60-day post-partum period, will be considered as pregnancy-related.

5.	Provider-preventable services as defined in the federal regulation, 42 CFR §447.26(b).

Contracts between ASES and MCOs, MAOs and PBMs include the requirement to exempt these services, as defined in 42 CFR §447.56(a)(2). MCOs, MAOs, and PBMs are required by contract to make these exemptions known to beneficiaries, providers, and any other person that provides health care services to beneficiaries. Compliance with these cost sharing exemptions will be monitored by ASES.

Other Copayments Exemptions

Preferred Provider Network (PPN) Copayment Exemption:

1.	The Preferred Provider Network is a subset of providers within the MCO General Network of Providers. The objectives of the Preferred Provider model are to:

a.	Increase access to Providers and needed services;

b.	Improve timely receipt of services;

c.	Improve the quality of beneficiary care;

d.	Enhance continuity of care; and

e.	Facilitate effective exchange of personal health information between providers and the MCO.

2.	Copayments do not apply to any service provided to a Medicaid beneficiary by a provider participating in the Preferred Provider Network.

3.	A provider who is a member of the Preferred Provider Network provides services to beneficiaries without the requirement for referrals and copayments.

4.	The MCO’s contracts with a provider who is a member of the Preferred Provider Network shall prohibit the provider from collecting copayments from Medicaid beneficiary.

5.
The Medicaid beneficiary is not required to use the Preferred Provider Network. But, if the Medicaid beneficiary chooses a provider from the MCO General Network of Providers, he/she is subject to the applicable copayments amount.

6.
If the Medicaid beneficiary needs a covered service and cannot have access to a specialist within the Preferred Provider Network within thirty (30) calendar days, the beneficiary shall have access to the specialist within the MCO General Network of Providers, without the imposition of copayments, but shall return to the PPN specialist once the PPN specialist is available to treat the beneficiary.

7.	Dentists and Pharmacies are not part of the Preferred Provider Network.

8.	For a Platino Plan, MAOs have to be in compliance with this exemption, if they operate a Preferred Provider Network model.

Medical Advice Service Line Copayment Exemption:

1.	The Puerto Rico Medicaid State Plan does not allow charging copayment for non-emergency services provided in a hospital emergency room to a Medicaid or CHIP beneficiary when the beneficiary:

a.	Calls the MCO Medical Advice Service Line, prior to visiting the hospital emergency room;

b.	Receives a code or an identification number;

c.	Presents such number at the time of the visit to the hospital emergency room; and

d.	The hospital emergency room will waive the beneficiary copayment for non-emergency services provided in a hospital emergency room.

2.
Regardless of whether the beneficiary uses or does not use the MCO Medical Advice Service Line, under no circumstance will a copayment be imposed on a Medicaid or CHIP Beneficiary for the treatment of an Emergency Medical Condition or Psychiatric Emergency provided.

3.	For a Platino Plan, MAOs will comply with the "Medical Advice Service Line Copayment Exemption", as described herein.

Preventive Services:

All Medicaid beneficiaries do not pay copayments for the following diagnostics tests when these services are required as part of a preventive service.

1.	High-Tech Laboratories.

2.	Clinical Laboratories.

3.	X-Rays.

4.	Special Diagnostic Test.

Contracts between ASES and MCOs, MAOs, and PBMs include the requirement to exempt Medicaid beneficiaries from these copayments when he/she complies with the rules as described under this section. MCOs, MAOs, and PBMs are required by contract to make these exemptions known to beneficiaries, providers, and any other person that provides health care services to the beneficiaries. Compliance with this Policy Cost Sharing section will be monitored by ASES.

Copayment for Non-Emergency Services Provided in a Hospital Emergency Room (ER)

Pursuant the federal regulation, 42 CFR §447.51, Non-Emergency Services means any care or services that are not considered emergency services, as it concept is defined and described in 42 CFR §438.114 (Emergency and Post-Stabilization Services). Non-Emergency Services do not include any services furnished in a hospital emergency department that are required to be provided as an appropriate medical screening examination or stabilizing examination and treatment under Section 1867 of the Social Security Act, (Examination and Treatment for Emergency Medical Conditions and Women In Labor, also known as EMTALA).

Emergency and Post-Stabilization Services are defined as follows:

1.
Emergency medical condition means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in the following:

a.	Placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy;

b.	Serious impairment to bodily functions; and

c.	Serious dysfunction of any bodily organ or part.

2.	Emergency services means covered inpatient and outpatient services that are:

a.	Furnished by a provider that is qualified to furnish these services under 42 CFR §438.114 and

b.	Needed to evaluate or stabilize an emergency medical condition.

3.
Post-Stabilization care services means covered services, related to an emergency medical condition that are provided after an enrollee is stabilized in order to maintain the stabilized condition, or to improve or resolve the enrollee's condition.

The Puerto Rico Medicaid State Plan allows charging cost sharing for non-emergency services provided in the hospital emergency room. It is expected that all participating hospital emergency rooms will charge the applicable copayment amount to all non-exempt Medicaid beneficiaries for the non-emergency services provided in a hospital emergency room.

The Puerto Rico Medicaid State Plan does not allow charging cost sharing for non-emergency services provided in the hospital emergency room in the following instances:

1.	To Medicaid beneficiary when he/she:

a.	Calls the MCO Medical Advice Service Line, previous to visit the hospital emergency room,

b.	Receives a code or an identification number, and

c.	Presents such number at the time of the visit to the hospital emergency room. In this instance, the copayment is waived.

2.	To Medicaid exempted groups of individuals listed in this Cost Sharing Policy under section "Copayments Are Not Charged To The Following Beneficiaries".

3.	Copayments do not apply to any service provided to a Medicaid beneficiary by a hospital emergency room participating in the Preferred Provider Network (PPN).

4.
For Medicaid beneficiaries with a Platino Plan, MAOs have to be in compliance with the "Preferred Provider Network (PPN) Copayment Exemption" and the "Medical Advice Service Line Copayment Exemption", as described under section "Other Copayments Exemptions".

If the beneficiary does not follow the copayment exemption describes under section "Medical Advice Service Line Copayment Exemption" of this Cost Sharing Policy, the non-preferred hospital's emergency room may charge the applicable copayment for this service only if, before providing non-emergency services and imposing the applicable copayment for such services, the hospital's emergency room must complies with the following requirements:

1.	First, conducts an appropriate medical screening to determine

a.	Whether or not an emergency medical condition exists as required under 42 CFR §489.24 subpart G and

b.	That the individual does not need emergency services.

2.	Second, if not an emergency medical condition exists and before providing non-emergency services and imposing cost sharing for such services, the hospital's emergency room:

a.	Informs the beneficiary of the amount of his or her copayment obligation for non-emergency services provided in the hospital emergency room;

b.	Provides the beneficiary with the name and location of an available and accessible alternative non-emergency services provider;

c.
Determines that the alternative provider can provide services to the individual in a timely manner with the imposition of a lesser copayment amount or no copayment if the beneficiary is otherwise exempt from copayment; and

d.	Provides a referral to coordinate scheduling for treatment by the alternative provider.

3.
The federal regulation, 42 CFR §447.51, defines Alternative Non-Emergency Services Provider as a Medicaid provider, such as a physician's office, health care clinic, community health center, hospital outpatient department, or similar provider that can provide clinically appropriate services in a timely manner.

4.	Therefore, the hospital emergency room cannot charge the copayment if it does not follow and comply with the process as described herein.

The Puerto Rico Medicaid Program and ASES ensure that:

1.	Before providing non-emergency services and imposing the applicable copayment for such services the hospital's emergency room will comply with the above mentioned requirements.

2.	There is a process in place to identify hospital emergency room services as non-emergency's room services for purposes of imposing cost sharing. This process does not:

a.	Limit hospital's obligations for screening and stabilizing treatment of an emergency medical condition under section 1867 of the Social Security Act (EMTALA); or

b.
Modify any obligations under either state or federal standards relating to the application of a prudent-layperson standard for payment or coverage of emergency medical services by any MCO (MAO for a Platino Plan).

3.
As part of the New Cost Sharing Structure, all participating hospital emergency rooms located in Puerto Rico will have their payments reduced by the copayment amount for non-emergency services provided at the hospital emergency room.

4.
Contracts between ASES and MCOs and MAOs include the non-emergency hospital emergency room copayment rules. MCOs and MAOs are required by contract to make these rules know to beneficiaries and providers. Compliance with these cost sharing rules will be monitored by ASES.

The Puerto Rico Medicaid State Plan does not allow charging the copayment for "Non-Emergency Services Provided in a Hospital Emergency Room" when the non-emergency services is provided in a nonhospital/freestanding emergency room. In non-hospital/freestanding emergency room facilities, the provider can only charge, per visit, the copayment applicable for "Non-Emergency Services Provided in a non-Hospital/Freestanding Emergency Room", as indicated in "TABLE VI".

The List of Hospital Emergency Rooms by MCO, that may charge the copayment for non-emergency services provided in the hospital emergency room, is available in any of the Medicaid Local Offices throughout the Island or at the ASES Central Office (physical address: #1549 Calle Alda, Urbanización Caribe, Río Piedras, Puerto Rico 00926-2712). Additionally, the list of MCO's Hospital Emergency Rooms can be downloaded, reviewed, and printed from the Medicaid Program website (https://www.medicaid.pr.gov/) or the ASES website (http://www.asespr.org/ or http://ases.pr.gov/).

The List of Hospital Emergency Rooms by MCO may be changed to add or remove its participating Hospital Emergency Rooms at any time. ASES will notify and post such changes through its ASES website.

Each MCO will post its Hospital Emergency Rooms List through its website, as well as any change to add or remove its participating Hospital Emergency Rooms at any time.

Each MAO will post its Hospital Emergency Rooms List through its website not later than January 1st, 2017, as well as any change to add or remove its participating Hospital Emergency Rooms at any time.

Contracts between ASES and MCOs, MAOs, and PBMs include these copayment rules. MCOs, MAOs, and PBMs are required by contract to make these rules known to beneficiaries, providers, and any other person that provides health care services to the beneficiaries. Compliance with these copayment rules will be monitored by ASES.

Preferred Drug List

Pursuant to the federal regulation, 42 CFR §447.51, preferred drugs means drugs that the state has identified on a publicly available schedule as being determined by a pharmacy and therapeutics committee for clinical efficacy as the most cost effective drugs within each therapeutically equivalent or therapeutically similar class of drugs.

The Medicaid Program and ASES differentiate between preferred and non-preferred drugs. The Preferred Drug List (PDL) was revised to produce a new Drugs Formulary (“Formulario de Medicamentos en Cubierta del Plan de Salud del Gobierno de PR”). The review was performed by ASES’ Pharmacy Administrative Committee, composed of a clinical pharmacist, an epidemiology analyst, a medical doctor from the Pharmacy Program Administrator (PPA), two clinical pharmacists, a system implementation manager from the contracted PBM, ASES Clinical Medical Doctor Representative, and ASES Clinical Department Manager. All drugs included have been previously approved by the ASES Pharmacy and Therapeutics Committee, composed of thirteen (13) voluntary community representatives, community medical doctors, and pharmacist representatives. All decisions have been managed and documented under the contracted PBM for such purposes.

For the determination of which medication will be covered as preferred or non-preferred drug, the Pharmacy Administrative Committee evaluated each therapeutic category based on the amount of alternatives available with similar efficacy, utilization frequency, and total cost impact. As a result of such analysis the majority of the generic drugs were considered as preferred drugs, with some exceptions where other more cost-effective drugs were available within the same therapeutic category. All branded products with contracted rebates were considered preferred drugs, but depending on availability on a class category, some non-rebatable, branded drugs were also considered preferred drugs.

The drugs in the Formulary are divided into two categories (Tiers): Preferred and Non-preferred drugs, as permitted by the federal regulation applicable to Medicaid. The criteria used for the drug classifications were based on their safety profile, established efficacy (cost-effectiveness), generic drug availability, and treatment cost. The Medicaid Program and ASES define both categories as follows:

Preferred Drugs means:

1.	All generic drugs, except for:

a.	Those with a significantly higher cost compared to their therapeutic alternatives, in which case they are classified as non-preferred drugs.

b.	Those with a low safety profile compared to their therapeutic alternatives, in which case they are classified as non-preferred drugs.

2.	Branded drugs that:

a.	Have no generic available and their net cost does not exceed a certain limit, otherwise they are classified as non-preferred.

b.	Their generic drug alternative is more expensive.

c.	Are contracted by ASES.

3.	Specialty drugs contracted by ASES.

Non-Preferred Drugs means:

1.	Branded drugs, except for:

a.	Those that have no generic drug available and their cost does not exceed a certain limit, in which case they are classified as preferred drug.

b.	Those with a more expensive generic (net cost), in which case they are classified as preferred drug.

c.	Are contracted by ASES, in which case they are classified as preferred drugs.

2.	Generic drugs that their established safety, efficacy, and cost profile (cost-effectiveness) are low compared to their therapeutic alternatives.

3.	Specialty drugs not contracted by ASES.

The Puerto Rico Medicaid State Plan allows charging copayments for preferred and non-preferred drugs. However, the Medicaid State Plan does not allow charging those copayments in the following instances:

1.	To Medicaid beneficiaries exempted groups of individuals listed in this Cost Sharing (Copayments) Policy under section Beneficiaries Copayments Exemptions

2.
To Medicaid exempted services as described in this Cost Sharing (Copayments) Policy under section Health Care Services Copayments Exemptions, such as contraceptives for family planning services and drugs for cessation of tobacco use.

3.	For Platino Plans, MAOs will comply with this rule on January 1st, 2017.

The Puerto Rico Medicaid State Plan requires charging the applicable copayment for preferred drug instead of the non-preferred drug copayment in the following instances:

1.	The beneficiary's prescribing provider determines based on medical necessity that:

a.
A Formulary non-preferred drug can be covered when a Formulary preferred drug for treatment of the same health condition either: (i) is less effective for the beneficiary health condition, (ii) has adverse effects for the beneficiary, or (iii) both.

b.
A non-Formulary drug can be covered when a Formulary preferred or non-preferred drug for treatment of the same health condition either: (i) is less effective for the beneficiary health condition, (ii) has adverse effects for the beneficiary, or (iii) both.

2.	The MCOs and the provider follow the usual pre-authorization procedure to consider these cases.

a.	The exception process is utilized when there is an indication that there is a medically necessary reason to cover a non-preferred drug or non-Formulary drug.

b.
When an exception is requested by the beneficiary, the MCO will do a clinical evaluation to consider and review the justification given by the prescribing provider, beneficiary's medical records, and any other relevant documentation to determine medical necessity based on the following criteria:

(1)	Contraindications to the medication listed in the Formulary.

(2)	History of adverse reactions to the medication listed in the Formulary.

(3)	Therapeutic failure of all available alternatives in the Formulary.

(4)	Non-existence of alternative therapy in the Formulary.

c.	If the documents and information provided supports the exception, the preauthorization is granted.

d.	The beneficiary has the right to file an appeal and request a fair hearing to review the determination that has been notified by the MCO.

3.
If the authorization is granted, the Medicaid Program and ASES have a timely process in place in which the pharmacy only charges to the Medicaid beneficiary the copayment applicable to a preferred drug, which is:  $1 to beneficiaries with coverage code 110, $2 with coverage code 120, and $3 with coverage code 130.

4.	According with the federal regulation, 42 CFR §447.53(e), the Medicaid Program and ASES certify that in such cases the reimbursement to the pharmacy is based on the appropriate copayment amount.

5.	For Platino Plans, MAOs will comply with this rule on January 1st, 2017.

In addition to, the Puerto Rico Medicaid State Plan indicates that:

1.
In the event a beneficiary needs a drug or medicine that is not included in Puerto Rico Medicaid Formulary, the MCOs and providers will follow the usual pre-authorization procedure to allow beneficiaries to obtain drugs not included in the Formulary.

2.
The use of bioequivalent medications and drugs approved by the FDA and local regulations is authorized, unless contraindicated for the beneficiary by the physician or dentist who prescribed the medication.

3.	The absence of bioequivalent medications and drugs in stock does not exonerate the pharmacist from dispensing the medication nor does it entail the payment of additional surcharges by beneficiaries.

4.	Brand name drugs will be dispensed if the bioequivalent is not available at the pharmacy.

5.	All prescriptions shall be filled and dispensed at a participating pharmacy properly licensed under the laws of Puerto Rico freely chosen by the beneficiary.

6.	Pharmacies and Dentists are not part of the Preferred Provider Network.

7.	The MCO and/or provider cannot establish a different drug formulary nor limit in any way the drugs and medications included in the Puerto Rico Medicaid Formulary.

The Drugs Formulary is available in any of the Medicaid Local Offices throughout the Island or at ASES Central Office (physical address: #1549 Calle Alda, Urbanización Caribe, Río Piedras, Puerto Rico 00926-2712). Additionally, the Drugs Formulary can be downloaded, reviewed, and printed from the Medicaid Program website (https://www.medicaid.pr.gov/) or the ASES website (http://www.asespr.org/ or http://ases.pr.gov/).

The Drugs Formulary may be amended to add or remove drugs, as well as to classify a drug as a preferred or non-preferred, at any time according to the ASES' Pharmacy Administrative Committee. ASES will notify and post such changes through its ASES website.

Each MCO and PBM will post the“Formulario de Medicamentos en Cubierta del Plan de Salud del Gobierno de PR”, as well as any amendment approved by the ASES' Pharmacy Administrative Committee to add or remove drugs or to classify a drug as a preferred or non-preferred, through its website.

Each MAO has its own drugs formulary that has to be in compliance with Medicare and Medicaid federal regulation. The Medicaid beneficiaries with a Platino Plan will use the MAO's Drugs Formulary. The MAO's Drugs Formulary, as well as any amendment, will be posted through the MAO's website. Pursuant the federal regulation, each MAO must be in compliance with the copayment rules state under the Puerto Rico Medicaid State Plan and this Cost Sharing Policy.

Contracts between ASES and MCOs, MAOs, and PBMs include these copayment rules. MCOs, MAOs, and PBMs are required by contract to make these rules known to beneficiaries, providers, and any other person that provides health care services to the beneficiaries. Compliance with these copayment rules will be monitored by ASES.

Five Percent (5%) Limit or Cap Per Quarter on all Copayments

The federal regulation, 42 CFR §447.56(f), provides that Medicaid or CHIP copayments incurred by all eligible beneficiary in his/her Medicaid and CHIP household may not exceed an aggregate limit of five percent (5%) of the household's income applied on a quarterly basis. The 5% cap on total copayments per quarter is determined on the basis of:

1.
At July 1st, 2016 and until implementation of MAGI Methodologies for determining Medicaid & CHIP eligibility, the Medicaid Program will continue determining the 5% cap on total copayments per quarter for a beneficiary on the basis of the eligibility monthly income and the number of members in the family unit of the beneficiary.

2.
On and after implementation of MAGI Methodologies for determining Medicaid & CHIP eligibility, the Medicaid Program will determine the 5% cap on total copayments per quarter for a beneficiary on the basis of his/her MAGI Monthly Income and his/her MAGI Household Size.

3.	For example: if a beneficiary Monthly Income is $300 per month, his/her quarterly copayment limit will be $45 ($300 x 3 months = $900 x 5% = $45).

Each beneficiary has his/her own quarters, which are based on the eligibility month. For example, if the Medicaid Program determines that the individual is eligible starting in February, he/she's quarters are: February, March, and April (first quarter); May, June, and July (second quarter); August, September and October (third quarter); and November, December, and January (fourth quarter).

Any Medicaid beneficiary can request to the Medicaid Program a reassessment of his/her aggregate limit of 5 percent (5%) if he/she has a change in circumstances, such as:

1.	Increase or decrease in income.

2.	Increase or decrease in household size.

A beneficiary's 5% cap or limit will be reached, if copayments paid in a quarter by his/her family unit or MAGI household members who are Medicaid and CHIP are summed together and the result exceeds the calculated 5% cap amount per quarter.

The New Cost Sharing Structure does not place beneficiaries at risk of reaching the copayment aggregate limit of 5% per quarter of the family unit or MAGI household income applied on a quarterly basis. The Medicaid Program and ASES have a "Process for Requesting Reimbursement of Excess Cost Sharing Payments" for individuals that believe they have incurred cost sharing over the aggregate limit for a quarterly cap period, which includes an explanation of his/her right to appeal any decision and request a fair hearing.

If, over the course of a period of Medicaid or CHIP eligibility, a Medicaid or CHIP beneficiary believes that copayments in a quarter have been paid in excess of the 5% cap, he/she can submit a Cost Sharing Reimbursement Request, which will be evaluated by ASES. The Process for Requesting Reimbursement of Excess Cost Sharing Payments establishes that:

1.	The reimbursement requests must be submitted no later than two (2) calendar months after the end of the quarter.

2.	Reimbursement requests must include all minimum mandatory information, as instructed on the reimbursement request form, and can be submitted:

a.	In person: at ASES Central Office (physical address: #1549 Calle Alda, Urbanización Caribe, Río Piedras, Puerto Rico 00926-2712) or in any of the Medicaid Local Offices throughout the Island;

b.	By mail, to following postal address: ASES Client Services, PO Box 195661, San Juan, PR, 00919-5661; or

c.	By Facsimile (Fax), to ASES Fax number: 787-474-3347.

3.
ASES will conduct an investigation to evaluate reimbursement requests which will be completed no later than four (4) months from the end of the quarter for which the reimbursement request is made. The results of the investigation of any reimbursement request will be notified to the beneficiary no later than fifteen (15) calendar days from the limit date for the investigation. ASES will send a written communication to the beneficiary explaining the results of the reimbursement process investigation, and:

a.
If the amount to be reimbursed is five dollars ($5) or more, ASES will issue a reimbursement and will send a written communication to the beneficiary explaining the results of the reimbursement process investigation.

b.
If the amount to be reimbursed is less than five dollars ($5), the amount will be kept as a credit for a two (2) years period and can be added to the result of reimbursement request for another quarter.

4.
The individual has the right to file an appeal and request a fair hearing to review the determination that has been notified by ASES. The appeal must be presented in writing and within a period of thirty (30) days, counting from the date of the ASES' notice. The appeal may be submitted:

a.	In person: at the ASES Central Office (physical address: #1549 Calle Alda, Urbanización Caribe, Río Piedras, Puerto Rico, 00926-2712);

b.	By mail, to following postal address: ASES Client Services, PO Box 195661, San Juan, PR, 00919-5661; or

c.	By Facsimile (Fax), to ASES Fax number: 787-474-3347.

5.	The determination will be final if the individual does not appeal within the term of thirty (30) days.

The "Process for Requesting Reimbursement of Excess Cost Sharing Payments" and the reimbursement request form (in English or Spanish) are available in any of the Medicaid Local Offices throughout the Island or at the ASES Central Office (physical address: #1549 Calle Alda, Urbanización Caribe, Río Piedras, Puerto Rico 00926-2712). These documents can also be downloaded, reviewed, and printed from the Medicaid Program website (https://www.medicaid.pr.gov/) or the ASES website (http://www.asespr.org/ or http://ases.pr.gov/).

The Consequences for a Beneficiary Who Does Not Pay a Cost Sharing Charge

A Medicaid beneficiary is expected to pay a copayment at the time of receiving the health care service. Therefore, the provider may request and collect the copayment amount each time a beneficiary receives a service.

A beneficiary does not have to pay copayments for any service provided by a provider participating in the Preferred Provider Network. The MCO’s (MAO for a Platino Plan) contracts with a provider who is a member of the Preferred Provider Network shall prohibit the provider from collecting copayments from Medicaid beneficiary.

The Medicaid beneficiary, who chooses a provider from MCO's General Network of Providers (MAO for a Platino Plan) and with coverage code 110, 120 or 130, is subject to the applicable copayments amount.

Pursuant the federal regulation, 42 CFR §447.52(e), the Puerto Rico Medicaid State Plan dispone:

1.	Beneficiaries with an eligibility monthly income at or below 100 percent (100%) of the PRPL:

a.
When copayment charge is allowed or the beneficiary is not part of an otherwise exempt group, the provider, including a pharmacy or dentist, may request the applicable copayment amount, but cannot not deny services to a beneficiary on account of the his/her inability to pay the copayment amount at the time of receiving a service.

b.	The beneficiary will receive the health care service without paying the cost sharing at the time of receiving the service.

c.	Although services may not be denied, the beneficiary is still obligated to pay the cost sharing unless it is waived by the provider.

d.	If the copayment is not waived, the provider may ask the beneficiary for outstanding copayments amount the next time the beneficiary comes in for a service and/or send a bill to the beneficiary.

e.
In these cases, a hospital can charge the applicable copayment for non-emergency services furnished in its emergency room, if the conditions under 42 CFR 447.54(d) and the copayment rules for this service have been satisfied.

f.	Nothing prohibits a provider from choosing to reduce or to waive the copayment on a case-by-case basis.

g.	Medicaid beneficiaries identified by coverage code 100:

(1)	Prior MAGI Implementation and as illustrate on Table VII, all Medicaid beneficiaries identified by coverage code 100 have an Eligibility Monthly Income unit below 100% of the PRPL.

(2)	On and After MAGI Implementation and as illustrate on Table VIII, all Medicaid beneficiaries identified by coverage code 100 have a MAGI household monthly income below 100% of the PRPL.

h.	Medicaid beneficiaries identified by coverage code 110:

(1)	Prior MAGI Implementation and as illustrate on Table VII, there are some Medicaid beneficiaries identified by coverage code 110 have an Eligibility Monthly Income at or below 100% of the PRPL.

(2)	On and After MAGI Implementation and as illustrate on Table VIII, all Medicaid beneficiaries identified by coverage code 110 have a MAGI household monthly income at or below 100% of the PRPL.

2.	Beneficiaries with MAGI household monthly income above 100 percent (100%) of the PRPL:

a.
When copayment charge is allowed or the beneficiary is not part of an otherwise exempt group, the provider, including a pharmacy and a dentist, may request the applicable copayment amount as a condition for receiving the service.

b.
In these cases, a hospital can charge the applicable copayment for non-emergency services furnished in its emergency room, if the conditions under 42 CFR 447.54(d) and the copayment rules for this service have been satisfied.

c.	Nothing prohibits a provider from choosing to reduce or to waive the copayment on a case-by-case basis.

d.
Medicaid beneficiaries identified by coverage code 110: Prior MAGI Implementation and as illustrate on Table VII, there are some Medicaid beneficiaries identified by coverage code 110 have an Eligibility Monthly Income above 100% of the PRPL.

e.
Medicaid beneficiaries identified by coverage code 120 or 130: On and After MAGI Implementation and as illustrate on Table VIII, all Medicaid beneficiaries identified by coverage code 120 or 130 have a MAGI household monthly income above 100% of the PRPL.

3.	The following tables show Puerto Rico Poverty Level (PRPL) for Medicaid and CHIP and the coverage codes:

a.	Table VII: Puerto Rico Poverty Level (PRPL) Prior MAGI Implementation.

b.	Table VIII: Puerto Rico Poverty Level (PRPL) On and After MAGI Implementation.

TABLE VII
Puerto Rico Poverty Level (PRPL) Prior MAGI Implementation
Member in Family Unit	Puerto Rico Poverty Level (PRPL)	Eligibility Monthly Income Ranges by Coverage Codes
		At or Below 100% of the PRPL		Above 100% of the PRPL
		100	110	Ranges Above 100% PRPL	110
1	$0-$413.53	$0-$200	$201-$413.53	$413.54-UP	$413.54-$550
2	$0-$488.72	$0-$248	$249-$488.72	$488.73-UP	$488.73-$650
3	$0-$563.91	$0-$295	$296-$563.91	$563.92-UP	$563.92-$750
4	$0-$639.10	$0-$343	$344-$639.10	$639.11-UP	$639.11-$850
5	$0-$714.29	$0-$390	$391-$714.29P	$714.30-UP	$714.30-$950
6	$0-$789.47	$0-$438	$439-$789.47	$789.48-UP	$789.48-$1,050
7	$0-$864.66	$0-$485	$486-$864.66	$864.67-UP	$864.67-$1,150
8	$0-$939.85	$0-$533	$534-$939.85	$939.86-UP	$939.86-$1,250
9	$0-$1,015.04	$0-$580	$581-$1,015.04	$1,015.05-UP	$1,015.05-$1,350
10	$0-$1,090.23	$0-$628	$629-$1,090.23	$1,090.24-UP	$1,090.24-$1,450
11	$0-$1,165.41	$0-$675	$676-$1,165.41	$1,165.42-UP	$1,165.42-$1,550
12	$0-$1,240.60	$0-$723	$724-$1,240.60	$1,240.61-UP	$1,240.61-$1,650
13	$0-$1,315.79	$0-$770	$771-$1,315.79	$1,315.79-UP	$1,315.79-$1,750
14	$0-$1,390.98	$0-$818	$819-$1,390.98	$1,390.98-UP	$1,390.98-$1,850
15	$0-$1,466.17	$0-$865	$866-$1,466.17	$1,466.17-UP	$1,466.17-$1,950

TABLE VIII
Puerto Rico Poverty Level (PRPL) To Be Effective Implemented On and After MAGI Implementation
MAGI Household Size	Puerto Rico Poverty Level (PRPL)	MAGI Monthly Income Range by Coverage Code
		100	110	120	130
		At or Below 100% of the PRPL		Above 100% of the PRPL
		0%-50%	51%-100%	101%-150%	151%-UP
1	$0-$459	$0-$230	$231-$459	$460-$689	$690-UP
2	$0-$542	$0-$271	$272-$542	$543-$813	$814-UP
3	$0-$626	$0-$313	$314-$626	$627-$939	$940-UP
TABLE VIII
Puerto Rico Poverty Level (PRPL) To Be Effective Implemented On and After MAGI Implementation
MAGI Household Size	Puerto Rico Poverty Level (PRPL)	MAGI Monthly Income Range by Coverage Code
		100	110	120	130
		At or Below 100% of the PRPL		Above 100% of the PRPL
		0%-50%	51%-100%	101%-150%	151%-UP
4	$0-$709	$0-$355	$356-$709	$710-$1,064	$1,065-UP
5	$0-$792	$0-$396	$397-$792	$793-$1,188	$1,189-UP
6	$0-$876	$0-$438	$438-$876	$877-$1,314	$1,315-UP
7	$0-$959	$0-$480	$481-$959	$960-$1,439	$1,440-UP
8	$0-$1,043	$0-$522	$523-$1,043	$1,044-$1,565	$1,566-UP
9	$0-$1,126	$0-$563	$564-$1,126	$1,127-$1,689	$1,690-UP
10	$0-$1,210	$0-$605	$606-$1,210	$1,211-$1,815	$1,816-UP
11	$0-$1,293	$0-$647	$648-$1,293	$1,294-$1,940	$1,941-UP
12	$0-$1,377	$0-$689	$690-$1,377	$1,378-$2,066	$2,067-UP
13	$0-$1,460	$0-$730	$731-$1,460	$1,461-$2,190	$2,191-UP
14	$0-$1,544	$0-$772	$773-$1,544	$1,545-$2,316	$2,317-UP
15	$0-$1,627	$0-$814	$815-$1,627	$1,628-$2,441	$2,442-UP

ASES requires that the MCOs, MAOs, and PBMs inform providers whether the copayment for a specific service may be imposed on a beneficiary and whether the provider may require the beneficiary to pay the copayment, as a condition for receiving the service, through an indicator:

1.	In the Eligibility and Enrollment System;

2.	In the Eligibility Verification System; and

3.	On the Beneficiary Identification Card.

Contracts between ASES and MCOs, MAOs, and PBMs include this copayment rule. MCOs, MAOs, and PBMs are required by contract to make these rules known to beneficiaries, providers, and any other person that provides health care services to the beneficiaries. Compliance with these copayment rules will be monitored by ASES.

Mechanisms for Required Cost Sharing Charges and Payments to Providers

The MCOs, MAOs, and PBMs contracted by ASES may impose copayments on beneficiaries up to the amounts specified under the Puerto Rico Medicaid State Plan, and the requirements set forth in 42 CFR 447.50 through 447.57”as presented in this Policy.

Therefore, the ASES' contract with these entities will provide that any copayment charges the MCO, MAO or PBM impose on Medicaid and CHIP beneficiaries are implemented and administered in accordance with:

1.	The Social Security Act (SSA), Sections 1916 and 1916A.

2.	The federal regulation, 42 CFR §§447.50-447.57 (excluding 42 CFR §447.55) of the federal regulation.

3.	The Puerto Rico Medicaid and CHIP State Plans.
El Plan Estatal Medicaid y el de CHIP de Puerto Rico.

4.	Cost Sharing Policy (Copayments) for Medicaid and CHIP Beneficiaries.

5.	The New Cost Sharing (Copayment) Structure for Medicaid and CHIP Beneficiaries.

Payments to MCOs and MAOs:

1.	ASES has contracted with more than one MCO (MAO for a Platino Plan) to deliver the health care services establish under Puerto Rico Medicaid State Plan.

2.
ASES provides assurance that it calculates the payments to MCOs (MAOs for a Platino Plan) to take into account the copayments established under the Medicaid State Plan for beneficiaries or services not exempt from copayment, regardless of whether the MCO (MAO for a Platino Plan) imposes the copayment or the copayment is collected by the providers.

3.
Any MCO, MAO, or PBM contracted by ASES is allowed to impose copayments on beneficiaries up to the amounts specified in this Cost Sharing (Copagos) Policy, but such MCO, MAO, or PBM cannot exceed the copayment amounts established under the Puerto Rico Medicaid State Plan, as shown in this Policy.

4.	Contracts between ASES and MCOs, MAOs, and PBMs shall include this Cost Sharing Policy.

5.	MCOs and PBMs are required by contract:

a.	To make these rules know to beneficiaries and providers.

b.	To comply with this Cost Sharing Policy and the Puerto Rico Medicaid State Plan.

6.	For Platino Plans, MAOs have to be in compliance with this rule on January 1st, 2017.

7.	ASES will monitor the compliance with this Cost Sharing Policy.

Payments to Providers:

1.
Except as provided under federal regulation 42 CFR §§447.56(c)(2) and (c)(3), each MCO must reduce the payment it makes to a provider by the amount of a beneficiary's copayment obligation, regardless of whether the provider has collected the copayment or has waived the copayment. Where the MCO contracts a provider on a capitated basis, the beneficiary’s copayment obligation is taken into account in calculating capitated rates.

2.	Contracts between ASES and MCOs shall include this Cost Sharing (Copagos) Policy. ASES will monitor the MCOs compliance with this Cost Sharing Policy's requirement.

3.	Contracts between ASES and MCOs and providers shall include this Cost Sharing Policy. MCOs will monitor the providers' compliance with this Cost Sharing Policy's requirement.

4.	For Platino Plans, MAOs have to be in compliance with this rule on January 1st, 2017. ASES will monitor the MCOs compliance with this Cost Sharing Policy's requirement.

Notice of the Results of Coverage Code and Cost Sharing (Copayments) Determination

The Medicaid or CHIP Beneficiary is notified to his/her coverage code and copayments amount through:

1.
The Medicaid Program notifies the beneficiary the "Results of Cost Sharing Determination" through the MA-10 Form (Notification of Action Taken on Application and/or Recertification), which is provided after a determination or redetermination of eligibility or when the Results of Cost Sharing Determination is revised.

2.	ASES notifies to the beneficiary the assign coverage code and the copayments amounts through the ID Card, which is provided by the MCO (MAO for a Platino Plan).

Before July 1st, 2016, each MCO contracted by ASES will send a certification coverage letter to the beneficiary to notify the coverage code assigned by the Medicaid Program and the copayments amount applicable to such code for each service. The beneficiary will use said letter as his/her ID Card up to his/her eligibility redetermination, when the MCO will issue a new ID Card. ASES will monitor the MCOs compliance with this Cost Sharing Policy's requirement.

For Platino Plans, the MAOs will implement the New Cost Sharing (Copayments) Structure on January 1st, 2017.

The MAOs will issue to each beneficiary a new ID Card with the coverage code assigned by the Medicaid Program and copayments amount, as applicable to such code. The beneficiary will discard the old ID Card and use the new ID Card. ASES will monitor the MCOs compliance with this Cost Sharing Policy's requirement.

ASES requires that the MCOs, MAOs, and PBMs inform providers whether the copayment for a specific service may be imposed on a beneficiary and whether the provider may require the beneficiary to pay the copayment, as a condition for receiving the service, through an indicator:

1.	In the Eligibility and Enrollment System;

2.	In the Eligibility Verification System; and

3.	On the Beneficiary Identification Card.

Right to Appeal Coverage Code and Cost Sharing (Copayments) Determination

The beneficiary is entitled to file an appeal and to request a fair hearing to the Medicaid Program to review the "Results of Cost Sharing Determination" that it is notified through the MA-10 Form (Notification of Action Taken on Application and/or Recertification) when he/she is not in agreement with the decision made in his/her case.

The request for review must be presented in writing and within a period of thirty (30) days, counting from the Certification Date shown on the MA-10. This request for review can be submitted:

1.	In person: at any Puerto Rico Medicaid Program Local Office throughout the Island;

2.	By mail, to the following postal address: Medicaid Program, Puerto Rico Department of Health, P.O. Box 70184, San Juan, P.R. 00936-8184; or

3.	By Facsimile (Fax) to: (787) 759-8361.

Access to the Cost Sharing (Copayment) Policy

The Medicaid and CHIP Beneficiaries have access to the New Cost Sharing Structure (Copayments) through the Enrollee Handbook or Guide, which is provided by the MCO (MAO for a Platino Plan).

The Cost Sharing Policy and the Puerto Rico Medicaid SPA for a New Cost Sharing Structure are available in any of the Medicaid Local Offices throughout the Island or at the ASES Central Office (physical address: #1549 Calle Alda, Urbanización Caribe, Río Piedras, Puerto Rico, 00926-2712). These documents can also be downloaded, reviewed, and printed from the Medicaid Program website (https://www.medicaid.pr.gov/) or the ASES website (http://www.asespr.org/ or http://ases.pr.gov/).

In compliance with the federal regulation, 42 CFR §435.905(b), the Medicaid Program will provided access to this Policy, upon request, to individuals living with disabilities through the provision of auxiliary aids and services at no cost to the individual in accordance with the Americans with Disabilities Act and Section 504 of the Rehabilitation Act.

Attestation

The Medicaid Program and ASES assure that:

1.	They administer the Medicaid and CHIP Cost Sharing (Copagos) Policy in accordance with:

a.	The Social Security Act (SSA), Sections 1916 and 1916A

b.	The federal regulation, 42 CFR §§447.50-447.57 (excluding 42 CFR §447.55) of the federal regulation,

c.	The Puerto Rico Medicaid and CHIP State Plan.

2.	The cost sharing amount established for each service is always less than the amount that is paid for the service.

3.
The contracts with the MCOs, MAOs, and PBMs provide that any copayment charges imposes on Medicaid or CHIP beneficiaries are in accordance with the Puerto Rico Medicaid State Plan and this Cost Sharing (Copayments) Policy.

The Medicaid Program and ASES, as required by the federal regulation (42 CFR 447.57):

1.	Issued a Public Notice, in English and Spanish, to inform the beneficiaries, applicants, providers, and general public of the Cost Sharing SPA that specifies, among other topics:

a.	The copayment amounts for each service by coverage code.

b.	The beneficiaries who are subject to the copayment charges.

c.	The consequences, if any, for a beneficiary who does not pay a copayment amount.

2.	Have provided a reasonable opportunity for stakeholder comments about the Medicaid SPA for the New Cost Sharing Structure.

Effective Date

This Cost Sharing (Copagos) Policy is effective on July 1st, 2016.

CO-PAYS & CO-INSURANCE - effective on July 1st 2016
	Federal				CHIPs		Commonwealth				*ELA
SERVICES	100	110	120	130	220	230	300	310	320	330	400
HOSPITAL
Admissions	$0	$4	$5	$8	$0	$0	$15	$15	$15	$20	$50
Nursery	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
EMERGENCY ROOM (ER)
Emergency Room (ER) Visit	$0	$0	$0	$0	$0	$0	$2	$10	$15	$20	$20
Non-Emergency Services Provided in a Hospital Emergency Room, (per visit)	$0	$4	$5	$8	$0	$0	$20	$20	$25	$30	$20
Non-Emergency Services Provided in a Freestanding Emergency Room, (per visit)	$0	$2	$3	$4	$0	$0	$20	$20	$25	$30	$20
Trauma	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
AMBULATORY VISITS TO
Primary Care Physician (PCP)	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$5	$3
Specialist	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$5	$7
Sub-Specialist	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$5	$10
Pre-natal services	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
OTHER SERVICES
High-Tech Laboratories**	$0	50¢	$1	$1.50	$0	$0	$2	$2	$5	$5	20%
Clinical Laboratories**	$0	50¢	$1	$1.50	$0	$0	$2	$2	$5	$5	20%
X-Rays**	$0	50¢	$1	$1.50	$0	$0	$2	$2	$5	$5	20%
Special Diagnostic Tests**	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$6	40%
Therapy – Physical	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$5	$5
Therapy – Respiratory	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$5	$5
Therapy – Occupational	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$5	$5
Vaccines	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Healthy Child Care	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
DENTAL
Preventive (Child)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Preventive (Adult)	$0	$1	$1.50	$2	$0	$0	$2	$2	$3	$5	$3
Restorative	$0	$1	$1.50	$2	$0	$0	$2	$2	$5	$6	$10
PHARMACY***
Preferred (Children 0-21)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5
Preferred (Adult)****	$0	$1	$2	$3	N/A	N/A	$3	$3	$5	$5	$5
Non-Preferred (Children 0-21)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$10
Non-Preferred (Adult)****	$0	$3	$4	$6	N/A	N/A	$8	$8	$10	$10	$10
	Federal				CHIPs		Ommonwealth Populati				ELA
SERVICES	100	110	120	130	220	230	300	310	320	330	400

APROVED: JUNE 16, 2016
NOTAS
1. Independiente del código de cubierta, los siguientes beneficiarios a Medicaid / CHIP están exentos del pago de copagos –
· Niños y niñas menores de 21 años de edad (0-20 años, inclusive);
· Mujeres embarazadas (durante el embarazo y el período de los 60 de post parto);
· Indios Americanos o Nativos de Alaska (AI/AN, por sus siglas en inglés);

· Beneficiarios que reciben servicios de hospicio.
2. Los beneficiarios a Medicaid / CHIP están exentos del pago de copagos cuando reciban alguno de los siguientes servicios –
· Planificación familiar, servicios y materiales o suministros médicos (supplies);
· Servicios Preventivos a menores de 18 años de edad (0-17 años, inclusive);
· Servicios relacionados con el embarazo; y
· Servicios prestados por condiciones de salud que se pudieron evitar, “Provider Preventable Conditions”.
· Servicios de Emergencia, incluye servicios ambulatorios, hospitalarios y de post estabilización según se indica en la reglamentación federal 42 CFR §438.114(a);
3. Los beneficiarios no pagaran copago alguno por los servicios provistos por un proveedor participante de la Red Preferida de Proveedores (RPP). Las farmacias y los dentistas no son parte de la Red Preferida de Proveedores (RPP).
4. El beneficiario no tendrá que pagar el copago por visita a sala de emergencia cuando no existe una emergencia si antes de visitar la sala de emergencia llama al centro de llamadas (call center) de la línea de orientación médica, el call center le provee un código y éste presenta el código numérico al momento de visitar la sala de emergencia.

Attachment 9

GHP ENROLLMENT MANUAL

ENROLLMENT MANUAL
GHP

Creation Date:	May 2017
Last Revised:	August 2018
Version:	2.0

GHP ENROLLMENT MANUAL

1

GHP ENROLLMENT MANUAL

TABLE OF CONTENTS		2
I.	INTRODUCTION	4
II.	DEFINITIONS	5
III.	MEDICAID ELIGIBILITY PROCESSES	11
A.	ELIGIBILITY DETERMINATION	11
B.	MA-10	11
C.	EFFECTIVE DATE OF ELIGIBILITY	12
D.	EFFECTIVE DATE OF ELIGIBILITY IN THE CASE OF DEEMED NEWBORN	13
E.	MEDICAID/CHIP RETROACTIVE ELIGIBILITY	15
TABLE 2:RETROACTIVE ELIGIBILITY PERIOD SCENARIOS		15
F.	ENROLLEE RECERTIFICATION	16
G.	TERMINATION OF ELIGIBILITY (ELIGIBILITY CANCELLATIONS)	16
H.	APPEALS PROCESSES	17
I.	ELIGIBILITY EXTENSIONS	18
IV.	ENROLLMENT IN GHP CONTRACTORS	19
A.	GENERAL ENROLLMENT REQUIREMENTS	19
B.	AUTO-ENROLLMENT ALGORITHM	20
C.	EFFECTIVE DATE OF ENROLLMENT	20
D.	TERM OF ENROLLMENT	21
E.	CONTRACTOR NOTIFICATION PROCEDURES RELATED TO REDETERMINATION	21
F.	ENROLLMENT PROCEDURES	21
G.	INITIAL MEMBERSHIP DISTRIBUTION	22
H.	INITIAL OPEN ENROLLMENT PERIOD	23
I.	ENROLLEE SELECTION OF CONTRACTOR	23
FIGURE 1 ILLUSTRATION OF INITIAL AUTO ENROLLMENT OPERATIONS		25
FIGURE 2 ILLUSTRATION OF NEW ENROLLEE ENROLLMENT		26
V.	ENROLLMENT COUNSELOR OPERATIONS	28
VI.	DATA EXCHANGE BETWEEN MEDICAID, ASES AND CONTRACTORS	28
A.	DATA EXCHANGE BETWEEN MEDICAID, ASES AND THE CONTRACTORS	28
FIGURE 3 MEDICAID/ASES/CONTRACTORS DATA FLOW		31
B.	ENROLLMENT FILES	32
C.	GHP ENROLLMENT	33
FIGURE 4 MEMBERS RECERTIFICATION & ENROLLMENT MAINTENANCE (COVERAGE CODE / PLAN VERSION CHANGE) PROCESS		34
D.	LATE ENROLLMENT DUE TO DELAYED ELIGIBILITY	35
E.	RETROACTIVE ELIGIBILITY PERIOD ENROLLMENT	35
F.	ENROLLMENT RECORD	35
G.	ENROLLMENT RECORD FIELDS	36
TABLE 3: HIERARCHY TABLE		38
TABLE 4: REGION CODES		40
H.	REJECTION OF AN ENROLLMENT RECORD	43
I.	REJECTED ENROLLMENT MANAGEMENT	43
VII.	ERROR CODES TABLE	44
VIII.	GHP DISENROLLMENT (CANCELLATION/TERMINATION OF ELIGIBILITY)	44
A.	DISENROLLMENT FROM THE GHP	44
TABLE 6: CANCELLATIONS CODE & CASES DESCRIPTION		44
B.	GHP DISENROLLMENT EFFECTIVE DATE	45
IX.	CONTRACTOR DISENROLLMENT	45
A.	DISENROLLMENT FROM THE CONTRACTOR	45
B.	DISENROLLMENT INITIATED BY THE ENROLLEE	45

2

C.	EFFECTIVE DATE OF TEMPORARY PAYMENT SUSPENSION	47
X.	CONTRACTORS RESPONSIBILITIES IN THE ENROLLMENT PROCESS	47
TABLE 7: ENROLLMENT TRANSACTION CONTRACTORS RESPONSIBILITIES		47
XI.	PREMIUM PAYMENTS	48
TABLE 8: RATE CELLS		49
A.	TYPES OF PAYMENTS	50
B.	ASES REASONS FOR NOT EXECUTING A PREMIUM PAYMENT	53
C.	EDI 820 PAYMENT FILE	53
XII.	SYSPREM: ENROLLMENT IN HISTORICAL DATA	54
A.	SYSPREM FUNCTIONALITY	54
B.	CONTRACTORS ELIGIBILITY FILE	54
FIGURE 5: VALIDATION PROCESS UNDER SYSPREM		55
C.	PREMIUM PAYMENTS FOR SYSPREM	55
D.	SYSPREM ERROR CODES	56
TABLE 9: PRIMARY ERROR CODES FOR SYSPREM		56
TABLE 10: SECONDARY ERROR CODES FOR SYSPREM		56
TABLE 11: SYSPREM ERROR CODES		56
XIII.	REFERENCES	57
XIV.	APPROVALS	57
REVISION SHEET		57

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I. INTRODUCTION

The Puerto Rico Health Insurance Administration, hereinafter known as PRHIA or ASES, is a government corporation created in accordance with the Act No. 72 of September 7, 1993 as amended, also known as the “Puerto Rico Health Insurance Administration Act”. PRHIA is created with the purpose of managing, negotiating and contracting of health plans that enable it to obtain, for its beneficiaries, particularly the medically needy, quality hospital and other medical services.

This document constitutes a reference manual, which establishes the requirements in the development of the systems, between the Information Systems Office of PRHIA and GHP Contractors, in accordance to the Government Health Plan (GHP) contract (Contract). This includes processes of eligibility, enrollment and premium payment. Any conflicts between this document and the applicable statutes, regulations and guidance from the Centers for Medicare and Medicaid Services (CMS) or Contracts for the Provision of Physical and Behavioral Health Services under the GHP as between PRHIA and the GHP Contractors shall be resolved in favor of CMS guidance and such contracts, as amended.

Previously, a Contractor was assigned to each of the ASES regions and beneficiaries in each region could not select a Contractor or change Contractors unless they moved to another region. Beginning November 1, 2018, managed care organizations (MCOs) contracted with ASES under the GHP will cover enrollees island-wide, and enrollees will have choice of Contractors. To support implementation of the GHP program, all GHP enrollees up until September 30, 2018 will be auto-enrolled by ASES in Contractors based on an algorithm that considers the existing enrollee-provider relationships and household composition, among other factors. Enrollees will be notified of the Contractor’s assignment. Those enrollees, along with New Enrollees certified during October 2018 which will have the opportunity to select a Contractor of their preference, will have the opportunity to change the Contractor assignment for any reason for the ninety (90) calendar day period between November 1, 2018, and January 31, 2019. New enrollees certified on or after November 1, 2018 will have the opportunity to select a Contractor of their preference and ninety (90) days from the certification date to opt for another selection.

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II. DEFINITIONS

1.	Adjusted Payment: Reversal of a payment that has been adjudicated during the payment process of a previous premium payment cycle.

2.
ASES: Administración de Seguros de Salud de Puerto Rico (the Puerto Rico Health Insurance Administration (PRHIA)), the entity within the Government of Puerto Rico responsible for oversight and administration of the Government Health Plan (GHP) or its Agent.

3.	Auto-Assignment: The assignment of an Enrollee to a PMG and a PCP by ASES, Contractor or Medicaid.

4.	Auto-Enrollment Process: The Enrollment of a Potential Enrollee in a GHP Plan without any action by the Potential Enrollee, as provided in Article 5 of this Contract.

5.
Business Day: Traditional workdays, including Monday, Tuesday, Wednesday, Thursday and Friday. Puerto Rico’s holidays, as defined in the Law for Compliance with the Fiscal Plan, Act No. 26 of April 29, 2017, or any other law enacted during the duration of this Contract regarding this subject, are excluded.

6.	Calendar Days: All seven days of the week.

7.	Cancellation Date: Is the date in which a member loses his or her eligibility for the GHP Program. The Medicaid Office is the only entity with the authority to cancel an enrollee’s eligibility.

8.
Centers for Medicare and Medicaid Services (“CMS”): The agency within the U.S. Department of Health and Human Services which is responsible for the Medicare, Medicaid and the Children’s Health Insurance Program (CHIP).

9.
Certification: A decision by the Puerto Rico Medicaid Office, that a person is eligible for services under the GHP because the person is Medicaid Eligible, CHIP Eligible, or a member of the State Population.

10.
Certification Date: As provided in Section 5.1.3 of this Contract, a decision by the Puerto Rico Medicaid Program that a person is eligible for services under the GHP Program because the person is Medicaid Eligible, CHIP Eligible, or a member of the State Population. Some public employees and pensioners may enroll in GHP without first receiving a Certification.

11.	Children’s Health Insurance Program (“CHIP”): The Children’s Health Insurance Program established pursuant to Title XXI of the Social Security Act.

12.	CHIP Eligible: A child eligible to enroll in the GHP Program because he or she is eligible for CHIP.

5

13.
Contractor: The Managed Care Organization that is a Party of this Contract, licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts hereunder with ASES under the GHP program for the provision of Covered Services and Benefits to Enrollees on the basis of PMPM Payments.

14.
Coverage Code: Code assigned by the Puerto Rico Medicaid Office to eligible beneficiaries, according to Federal, CHIP and State indigence criteria. Under GHP, the coverage code will coincide with the Plan Version.

15.
Covered Services: Those Medically Necessary health care services (listed in Article 7 of this Contract) provided to Enrollees by Providers, the payment or indemnification of which is covered under this Contract.

16.	Daily Basis: Each Business Day.

17.
Deemed Newborns: Children born to a mother with Medicaid or CHIP eligibility on the date or delivery and are eligible from the date of birth. They will be granted an eligibility period of thirteen (13) months.

18.	Disenrollment: The termination of an individual’s enrollment in GHP or a Contractor. In the latter, the Enrollee will maintain their eligibility but will not be affiliated to any contractor.

19.	Domestic Violence Population: Certain survivors of domestic violence referred by the Office of the Women’s Advocate

20.	Dual Eligible Enrollee: An Enrollee or potential enrollee eligible for both Medicaid and Medicare.

21.
Effective Date of Disenrollment: The date on which an Enrollee ceases to be covered under the Contractor’s plan, either because of an eligibility termination (cancellation) or because of a request for disenrollment coming from the MCO or from the Enrollee.

22.
Effective Date of Eligibility: It is the start date of an eligibility period. It is assign by the Medicaid Office according to the evaluation performed and eligibility program determined (CHIP, Medicaid, State population).

23.
Effective Date of Contractor Change: It is the start date of the enrollment of an enrollee in a selected Contractor. For changes made in the first twenty days of the month the Contractor enrollment will become effective in the first day of the month following the Contractor selection. For Contractor changes made after the first twenty days of the month the Contractor enrollment will be effective on the first day of the subsequent month (20 Days Rule).

6

24.
Enrollment Effective Date (Contractor Effective Date): The date in which the eligible enrollee is enrolled in the contracted Contractor. This date considers the eligibility effective date or the Contractor change effective date.

25.
Enrollee Seed Sets: These are groups of the GHP eligible by the auto-assignment algorithm execution date which are classified by their eligibility expiration date and Medicaid cancellation date. These groups are assigned to the contracted Contractors and define the delivery packages sent to the Contractors during the auto-assignment maintenance period.

26.	Eligibility: Eligibility is determined by the Medicaid Office of the Puerto Rico Department of Health.

27.	Eligible Person: A person eligible to enroll in the GHP Program, as provided in Section 1.3.1 of this Contract, by virtue of being Medicaid Eligible, CHIP Eligible, or an Other Eligible Person.

28.
Enrollee: A person who is enrolled in a Contractor’s GHP Plan, as provided in this Contract, and who, by virtue of relevant Federal and Puerto Rico laws and regulations, is an Eligible Person listed in Section 1.3.1 of the Contract.

29.	Enrollment: The process by which an Eligible Person becomes an Enrollee of the Contractor’s Plan.

30.
Federal Category: Classification established by the Puerto Rico Medicaid Office for an Enrollee, according to established criteria of indigence levels. This category includes the population that benefits from the Medicaid and CHIP programs.

31.	Foster Care Population: Children who are in the custody of the Department of Family’s ADFAN Program and enrolled in the GHP.

32.
Government Health Insurance Plan (GHP): The government health services program (formerly referred to as “La Reforma” or “MI Salud”) offered by the Government, and administered by ASES, which serves a mixed population of Medicaid Eligible, CHIP Eligible, and Other Eligible Persons, and emphasizes integrated delivery of physical and Behavioral Health services.

33.	GHP Welcome Package: The first welcome package that a Contractor sends to Enrollees upon enrollment.

34.
Health Insurance Claim Number (HICN): Previously it was a Medicare enrollee’s identification number and appeared in the enrollee’s insurance card. A new Medicare Enrollee Identifier (MBI) replaced the SSN-based Health Insurance Claim Number (HICN) on the new Medicare cards for Medicare transactions like billing, eligibility status, and claim status.

7

35.
Identification Card (ID): A card bearing an Enrollee’s name, contract number, and co-payment amounts, and a customer service telephone number, which is used to identify the Enrollee in connection with the provision of services.

36.
Initial Auto-Enrollment: The process by which an Eligible Person enrolled with a GHP contractor prior to November 1, 2018 is Auto-Enrolled with a contractor by ASES with an effective date of November 1, 2018.

37.	Initial Auto-Enrollment Enrollee: An Eligible Person enrolled prior to November 1, 2018 with a GHP contractor who is Auto-Enrolled with a contractor by ASES with an effective date of November 1, 2018.

38.
Managed Care Organization (MCO): An entity that is organized for the purpose of providing health care and is licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts with ASES for the provision of Covered Services and Benefits Island-wide on the basis of PMPM Payments, under the GHP program.

39.
MA-10: Form issued by the Puerto Rico Medicaid Office, entitled “Notice of Action Taken or Application and/or Recertification” containing the Certification decision (whether a person was determined eligible or ineligible for Medicaid, CHIP, or the State Population).

40.	Medicaid: The medical assistance federal/state joint government program established by Title XIX of the Social Security Act.

41.	Medicaid Eligible: An individual eligible to receive services under Medicaid, who is eligible, on this basis, to enroll in the GHP Program.

42.	Medically Necessary Services: Those services that meet the definition found in Section 7.2 of this Contract.

43.	Medicare: The Federal Program of medical assistance for persons over sixty-five (65) and certain disabled persons under Title XVIII of the Social Security Act.

44.
Medicare Beneficiaries: People older than sixty-five (65) years of age or disabled or people who have end state renal disease (ESRD), who are eligible for Medicare Part A coverage which covers hospital services or Parts A and B, which cover hospital, ambulatory and medical care services.

45.	Medicare Part A: The part of the Medicare program that covers inpatient hospital stays, skilled nursing facilities, home health and hospice care.

46.	Medicare Part B: The part of the Medicare program that covers physician, laboratories, outpatient, and preventive services.

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47.	Medicare Part C: The part of the Medicare program that permits Medicare recipients to select coverage among various private insurance plans.

48.	Medicare Part D: The Medicare prescription outpatient drug benefit.

49.
National Provider Identifier (“NPI”): The 10-digit unique-identifier numbering system for Providers created by the Centers for Medicare & Medicaid Services (CMS), through the National Plan and Provider Enumeration System.

50.
Newborn: A child born during the GHP eligibility period of his/her mother. For Federal beneficiaries the eligibility effective date corresponds to the date of birth or up to tree retroactive eligibility periods. For Commonwealth beneficiaries, the eligibility effective date corresponds to the certification date. It is required that the mother submit the newborn for Medicaid eligibility certification no later than ninety (90) days after the date of birth.

51.	New Enrollee: An Eligible Person who became a Potential Enrollee after November 1, 2018..

52.	Open Enrollment: A period of ninety (90) Calendar Days in which Enrollees have one (1) opportunity to select a different contractor, without cause, as set forth in Section 5.2.5 of the Contract.

53.	PCP Effective Date: Date on which a PCP1 or PCP2 enrollment becomes effective.

54.	Plan Type: Code 01 to identify members with GHP.

55.	Plan Version: Product identification number that corresponds with the Plan Type. For GHP, the Plan Version will be the same as the code assigned to the beneficiaries by the Medicaid Office.

56.
PMPM Premium (“Per Member Per Month (PMPM)” Payment): The fixed monthly amount that the Contracted Contractor is paid by ASES for each Enrollee to ensure that benefits under this contract are provided. This payment is made regardless of whether the enrollee receives benefits during the period covered by the payment.

57.
Potential Enrollee: A person who has been certified by the Puerto Rico Medicaid Office as eligible to enroll in the GHP (whether on the basis of Medicaid Eligibility, CHIP eligibility or eligibility as a member of the Commonwealth Population), but who has not been yet enrolled with the Contracted Contractor.

58.
Primary Care Physician (PCP): A licensed medical doctor (MD) who is a Provider and who, within the scope of practice and in accordance with Puerto Rico Certification and licensure requirements, is responsible for providing all required Primary Care to Enrollees. The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary. A PCP may be a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician.

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59.
Primary Medical Group (PMG): A grouping of associated Primary Care Physicians and other Providers for the delivery of services to GHP Enrollees using a coordinated care model. PMGs may be organized as Provider care organizations, or as another group of Providers who have contractually agreed to offer a coordinated care model to GHP Enrollees under the terms of this Contract.

60.
Process Date: For the export file (.exp) it is the date related to the daily run process. For the enrollment files (.sus) it is the date in which the changes in the enrollment records were processed at the Contractor.

61.
Prorated Payment: A back payment that covers a fraction of the month prior to the month in which the premium payment is made. The prorated payments only apply to the Contractors specifically during the first eligibility month of the Commonwealth Population and newborns. The concept of prorated payments also applies to the adjusted payments considering the different reasons that trigger cancellations.

62.
Provider: Any physician, hospital, facility, or other Health Care Provider who is licensed or otherwise authorized to provide physical or Behavioral Health Services in the jurisdiction in which they are furnished.

63.
Puerto Rico Medicaid Office (or “Medicaid Office”): The subdivision of the Health Department that conducts eligibility determinations and offer a Contractor selection after a favorable outcome of such determination under GHP for Medicaid, CHIP, and the State Population programs.

64.
Recertification: A determination by the Puerto Rico Medicaid Program that a person previously enrolled in the GHP subsequently received a Negative Redetermination Decision, is again eligible for services under the GHP Program..

65.	Redetermination: The periodic Redetermination of eligibility of an individual for Medicaid, CHIP, or the State Population, conducted by the Puerto Rico Medicaid Program.

66.	Retroactive Payment: Refers to a payment that corresponds to a period prior to the month in which the PMPM Payment is made.

67.
State Population (or “Commonwealth Population”): A group eligible to participate in the GHP as Other Eligible Persons, with no Federal participation supporting the cost of their coverage, which is comprised of low-income persons and other groups listed in Section 1.3.1.2.1 of the contract.

68.
SYSPREM: System that provides for the enrollment of an enrollee in historical data. It allows the update and/or enrollment of data that corresponds to eligibility periods prior to the cancellation period of the eligibility of an enrollee or before an enrollment to a different Contractor comes into effect.

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III. MEDICAID ELIGIBILITY PROCESSES

A. Eligibility Determination

The Medicaid Office, which administers the Puerto Rico Medicaid Assistance Program, is the state plan agency with authority to determine whether a person is eligible to receive covered services under the GHP. Enrollees may be determined eligible to participate in the GHP as either a Federally-funded Medicaid beneficiary (Federal), Federally-funded CHIP beneficiary (CHIP), or be determined eligible as a State Population beneficiary (State). For both Medicaid and CHIP populations, eligibility criteria are established in the State Plan and in cooperation with CMS. For State beneficiaries, eligibility requirements are established by the Medicaid Program, except for public employees and pensioners included in Other Eligible Populations, which are determined by separate ASES policies.

B. MA-10

Pursuant to Section 5.1.2 of the Contract, the Puerto Rico Medicaid Program’s determination that a person is eligible for the GHP is contained on Form MA-10, titled “Notification of Action Taken on Application and/or Recertification.” A person who has received an MA-10 is referred to as a “Potential Enrollee.”

The Potential Enrollee may access Covered Services using the MA-10 as a temporary Enrollee ID Card from the first day of the eligibility period specified on the MA-10 even if the person has not received an Enrollee ID Card. Only Medicaid, CHIP, and State Enrollees receive an MA-10 and may access Covered Services with the MA-10 as a temporary Enrollee ID Card. A Form MA-10 will be provided for each Household Potential Enrollee included in the Application and the authorized contact member.

The MA-10 form is valid for the eligibility period identified on Form MA-10 and may be used for a period of thirty (30) calendar days from the date of Certification for the purpose of demonstrating eligibility. See Attachment 9, MA-10 Form.

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C. Effective Date of Eligibility

1.   Federal Program Enrollee (Medicaid or CHIP)

The Effective Date of Eligibility for purposes of a Medicaid or CHIP Potential Enrollee is the first day of the month in which the Medicaid Office determines eligibility. This should be the same date indicated as the eligibility period on the Form MA-10.

The eligibility period specified on Form MA-10 may be a retroactive eligibility period which is up to three (3) months before the first day of the month in which the Potential Enrollee submits its eligibility application with the Medicaid Office for the Medicaid and CHIP populations only during which services can be retroactively covered. Retroactivity on the Effective Date of Eligibility is granted when the Potential Enrollee indicates that he/she incurred medical expenses prior to the current eligibility period, including any Medicaid or CHIP covered service(s) that is related to medications or services that elicit pharmacy expenses and that has not been paid for. The Effective Date of Eligibility will be within three (3) months before the month in which the Potential Enrollee is applying. If the Potential Enrollee is Medicaid or CHIP eligible in the month in which the service was eligible, the Potential Enrollee will be granted retroactive eligibility. The retroactive benefit does not apply to eligible State beneficiaries. Retroactive eligibility is evaluated to all Medicaid and CHIP Potential Enrollees that notify the Medicaid Office of their medical expenses and/or services utilization during the allowable three (3) month period. Note, a Potential Enrollee could be classified as a State Enrollee for their current eligibility period but be classified as a Federal Enrollee for any of the retroactive eligibility periods. The Medicaid Office will evaluate each retroactive month separately which may result, with different coverage code(s) or eligibility classification(s) from one retroactive month to another.

When an Enrollee re-certification is filed, and the Enrollee is again eligible, as determined by the Medicaid Office, the Effective Date of Eligibility for the subsequent period is generally the 1st of the month after eligibility expires from the previous eligibility period. If an Enrollee does not apply for Re-certification at the Medicaid Office once his/her eligibility period has expired, the eligibility for the GHP is lost. This will happen even in cases in which the Enrollee’s eligibility was lost for at least one (1) day. The Effective Date of Eligibility for a new eligibility period for these cases will be the first (1st) day of the month of the new application for certification.

A person may apply for Medicaid/CHIP on behalf of a person who has died during the same month in which they apply or up to three (3) months retroactively in the event the person would have been eligible in those months. The eligibility period will be from the first (1st) day of the month of the application until the date of death. This provision does not apply to State beneficiaries.

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All Federal, CHIP and State pregnant women may have an eligibility period greater than twelve (12) months when adding the required sixty (60) days of postpartum coverage. The expiration date will be the last day of the month at the end of these sixty (60) days.

2.   State Enrollees (State Category Beneficiaries)

The Effective Date of Eligibility for the State Population (see Section 1.3.1.2.1 of the Contract) is the eligibility period specified on the Form MA-10, and Potential Enrollees are eligible to be enrolled as of that date. Note, a Potential Enrollee could be classified as a State Enrollee for their current eligibility period but be classified as a Federal Enrollee for any of the retroactive eligibility periods. The Medicaid Office will evaluate each retroactive month separately which may result, with different coverage code(s) or eligibility classification(s) from one retroactive month to another.

Recertification for State Enrollees in which the Enrollee is found eligible again, the Effective Date of Eligibility is the first (1st) day of the month after the current eligibility expires. The date of certification for State beneficiaries will be when the certification is completed. If a State Enrollee’s eligibility period expires before re-certification, the State Enrollee’s eligibility will be processed as a new case and the Effective Date of Eligibility will be the new Effective Date of Eligibility provided in Form MA-10. The State Enrollee may request a Contractor in the Medicaid Office for the new eligibility period at the time of certification.

All Federal, CHIP and State pregnant women may have an eligibility period greater than twelve (12) months when adding the required sixty (60) days of postpartum coverage. The expiration date will be the last day of the month at the end of these sixty (60) days.

D. Effective Date of Eligibility in the Case of Deemed Newborn

Table 1 Deemed Newborn’s Eligibility Guidelines

Mother’s Medicaid Classification	Child’s Medicaid Classification	Child’s Evaluation Outcomes	Eligibility Outcomes
Federal at the time of birth	Deemed Newborn	Federal Deemed Newborn	Retroactive Eligibility from the date of birth or from twelve (12) months back, whichever begins later
Evaluated and determined to be	Federally Evaluated	Federal/CHIP	Retroactive Eligibility from the date of birth

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Mother’s Medicaid Classification	Child’s Medicaid Classification	Child’s Evaluation Outcomes	Eligibility Outcomes
Federal at the time of birth			or from three (3) months back, whichever begins later
		Federal Deemed Newborn	Retroactive Eligibility from the date of birth or from twelve (12) months back, whichever begins later
Not Eligible or State or Evaluated and determined to be State at the time of birth	Independently Evaluated	Federal/CHIP	Retroactive Eligibility from the date of birth or from three (3) months back, whichever begins later
		State	Eligible from the Effective Date of Eligibility as noted on Form MA-10

As described in Table 1, if a mother is Federal at the time of birth the newborn is classified as a Deemed Newborn, enrolled in the mother’s MCO and granted retroactive eligibility from the date of birth up to twelve (12) months. These cases will be identified in the eligibility record by including a letter ‘N’ (Deemed Newborn) in the second position in the Group Code field.

In the event that the mother is not currently eligible but is evaluated and found to be Federal at the time of the newborn’s birth, the newborn will be evaluated for Federal eligibility and could be classified as either Federal, which would provide retroactive eligibility from the date of birth or from three (3) months back, whichever begins later, or Federal Deemed Newborn which would provide retroactive eligibility from the date of birth or from twelve (12) months back, whichever begins later.

If the mother, on the other hand, is not eligible or either State or Evaluated and determined to be State at the time of birth, the child will be evaluated independently. If the evaluation of the child results in federal classification, he or she will be granted retroactive eligibility from the date of birth or from three (3) months back, whichever begins later. If the result is State funded enrollment in the program, the child will be granted eligibility from the certification date.

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E. Medicaid/CHIP Retroactive Eligibility

1.  Medicaid/CHIP Retroactive Eligibility Period Effective Date

Under Medicaid or CHIP, the Effective Date of Eligibility corresponds to a retroactive period determined month by month. Each retroactive period or record shall correspond to one (1) calendar month. The Medicaid Office may grant up to four (4) eligibility periods for the same enrollee which may be comprised of three (3) retroactive periods and one (1) record for the current period. Each record of retroactivity will mark the beginning and end of the eligibility in relation to the period to which it corresponds. That is, each of the retroactive periods of eligibility granted will determine the start and completion of the Eligibility Effective Date for that particular period. See Table 1.

Retroactive eligibility periods prior to November 1, 2018 will correspond to the contracted MCO for the appropriate region according to the previous contract.

Retroactive Eligibility periods with effective date before Go Live will not be assigned a Contractor. For these cases, the Carrier, Carrier_eff_date, PCP, PCP_eff_date, PMG y PMG_eff_eff_date data fields will be left blank.

Table 2: Retroactive Eligibility Period Scenarios

Eligibility Period	X = indicates included period of each eligibility scenario
Current Period	X	X	X	X
Retroactive Period 1		X	X	X	X	X	X
Retroactive Period 2		X	X		X	X
Retroactive Period 3		X			X

2.  Group of Records of Retroactive Periods

Each retroactive eligibility period involves a group of records. This information is sent to the Contractor on a daily basis in an Export (.exp) file. ASES could receive, for a single enrollee labeled as Federal (Medicaid, CHIP), up to three (3) retroactive eligibility enrollment records and one (1) current eligibility enrollment record in an enrollments file. A member may be eligible for one (1) to three (3) retroactive periods and not be eligible for the current term. In this case, sets of records for the retroactive periods may be received but none for the current eligibility period. Retroactive eligibility period will be from the first day of the month of retroactive eligibility until the last day of the month of retroactivity. An exception to this, will be first retroactive month for a newborn, which will begin with the date of birth.

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Each retroactivity period is evaluated separately. That is the evaluation of the retroactive eligibility period is independent from that of the current period. A member can have retroactive eligibility periods and not be currently eligible. Therefore, there can be a change in coverage from one period to the next.

Retroactive eligibility periods will be confirmed and sent to the Contractors in the daily eligibility file (.exp). Each period will have a group of records labeled with the ‘1’, ‘2’, ‘3’ indicators in the Tran_id column. The indicators are unrelated to the order of the periods; they are only used to unify the group of records. These retroactive eligibility periods do not necessarily correspond to consecutives eligibility periods.

F. Enrollee Recertification

After a period of eligibility is granted to an Enrollee, two (2) or three (3) months in advance of the Eligibility Expiration Date, the Enrollee will undergo a Recertification Process, for a new eligibility period, that will be carried out by the Medicaid Office. This will allow the renewal of the covered services for the next period of twelve (12) months. The Re-certification Effective Date refers to the date Medicaid re-evaluates an Enrollee’s eligibility. This date is provided on the Form MA-10. The Eligibility Expiration Date refers to the expiration date of the eligibility period granted to the enrollee by the Medicaid Office. A Federal and State enrollee which is recertified, will have its current eligibility period observed and will have a future Effective Date of Eligibility in the MA-10 for its next eligibility period which will start the next day after the current eligibility period expires.

G. Termination of Eligibility (Eligibility Cancellations)

Only the Medicaid Office may cancel and provide notice of the cancellation of an enrollee’s eligibility. In the recertification process, all the beneficiaries that receive a negative eligibility determination for GHP will continue to be eligible to receive services under the GHP until the eligibility expiration date has been reached. The cancellation of health services transaction due to the expiration of the eligibility period will be notified by the Medicaid Office and will be reflected in the ASES databases on the last day of each month.

On a daily basis, ASES receives from Medicaid a file with the eligibility status of the beneficiaries. In such cases, ASES will send to the Contractors the contents of the files of those beneficiaries who have received a Negative Redetermination Decision within a period of twenty-four (24) hours or one (1) business day from the time it receives the file from the Medicaid Office. Note timeframes are subject to change at ASES, in the event of extraordinary circumstances, periods of maintenance or other unforeseen circumstances.

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The termination of the eligibility period is marked by either the Expiration Date or the Medicaid Cancellation Date. At the moment of a certification or recertification of a member, an Expiration Date is established. If the eligibility of a member is extended for any of the reasons explained later in this document, the expected termination of such extension will be expressed through the Medicaid Cancellation Date. Also, if the eligibility period of a member, extended or not, is terminated before the Expiration Date (for example, by the death of an enrollee, members identified in the PARIS file, or by voluntary resignation) or a previously stated Medicaid Cancellation Date (for example, by a pregnancy that ended prematurely), the date for the real cancellation of the eligibility period of a member will be stated in the Medicaid Cancellation Date. The ASES System identifies the cancellations, in the export file, with the letter “I” in the transaction_id field.

H. Appeals Processes

1.  Appeals Process for Re-Certification

When an enrollee does not qualify during his/her re-certification process, he/she has the right to appeal his/her eligibility’s negative redetermination within a term of fifteen (15) days. If a previously eligible Medicaid or CHIP member appeals within fifteen (15) days of an adverse eligibility determination, content “A” (In Appeal) or “X” will be sent to the insurance Contractor in the Extension_flag field. The member may not be cancelled during the appeals process even if the expiration date passes. When the appealing process is completed, Medicaid will send an update of the member’s status to ASES. If the appeal is presented after the first fifteen (15) calendar days after the adverse eligibility determination, no extension will be issued. In this case, a cancellation will be received from Medicaid.

The following are the possible outcomes of the appeal process:

(a)       If the appeal is found to be in favor of the enrollee: the expiration date will be updated to the appropriate one. He/she will be identified as eligible and the record marking the termination of the appeals process will be labeled with a “U” and will reflect a new eligibility period. If there were to be a change in coverage, a new enrollment with the new plan version must be sent, just as is currently done.

(b)       If the appeal is found to be against the enrollee the Medicaid Office will send a cancellation with the original expiration date. He/she will be identified as ineligible, the termination of the appeals process will be labeled with an “N” and the Medicaid Cancellation Date will contain the corresponding cancellation date. The Contractor will keep offering services to the enrollee until it receives the cancellation in the eligibility file sent by ASES. ASES will continue paying premiums until the cancellation is received from Medicaid Office. Only Medicaid Office may cancel an enrollee. The cancellation’s effective date will reflect the date that Medicaid specifies in the Medicaid Cancellation Date field if it differs from the eligibility expiration date.

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(c)       If the appeal is resolved only after a cancellation, the Contractor will receive the eligibility information only if the appeal is in favor of the enrollee and with updated dates with the new eligibility period.

2.  Appealing at a Certification (either new or not active at the time)

If a person who is not active in the Medicaid Program requests eligibility and he/she does not qualify, he/she has the right to appeal the result of the evaluation. This type of appeal is an internal Medicaid Office process. The Medicaid Office will not send to ASES records of these processes unless the appeal is decided in the person’s favor. In the case of Medicaid or CHIP eligible beneficiaries, a group of records will arrive with an effective date that may be retroactive to the first day of the month corresponding to the certification date. If more than three (3) months has passed, the Contractor will treat the enrollment as an emergency (special enroll = ‘E’). For these cases, Medicaid will not send the retroactive eligibility in separate transactions. In the event the person is certified as a state funded State enrollee, the date of eligibility after a favorable appeal shall be prospective from the date of the favorable determination.

I. Eligibility Extensions

When Medicaid grants an eligibility extension, the date in which the extension expires is included in the Medicaid Cancellation Date field at the Family Eligibility table. For these cases, the Eligibility Expiration Date field is not updated since it encompasses the end of the original eligibility period granted by Medicaid before the extension.

1.  Eligibility Extension Due to Pregnancy

If a pregnant woman is undergoing re-certification and she is determined to be ineligible, she cannot be terminated the last day of the month in which postpartum coverage expires. These cases will be labeled with the letter “P” in the Extension flag field. The Medicaid Office will send ASES a cancellation transaction at the appropriate point.

2.  Eligibility Extension Due to Natural Disaster

If a natural disaster occurs, a determination will be made by the Department of Health’s Medicaid Program to extend the eligibility of the population affected. The eligibility extension for natural disasters grants the extension period approved by CMS to the affected member. These cases will be labeled with the letter “H” in the Extension flag field. The Medicaid Office will send ASES an update transaction at the appropriate date. The granted extension’s expected expiration date will be held in the Medicaid Cancellation Date field. The eligibility effective date and expiration date will not change because of the extension granted.

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3.  Beneficiaries With More Than One Extension Type

If an enrollee qualifies for more than one (1) type of extension, the extensions will be combined applying the extension with the longest eligibility period extension stated through the Medicaid Cancellation Date and the extension that grants the most benefits stated through the Extension Flag containing the appropriate Extension Code. For example, if an enrollee is granted the extension due to pregnancy and the extension due to a natural disaster, the extensions will be combined and his or her eligibility will be extended because of the natural disaster extension and will have the coverage benefits of the pregnancy extension.

4.  Eligibility Extension Codes

N –Member eligibility period not extended
A – Member is amid an appeal process
U – Update to a member amid an appeal process. This states that the process has reached an outcome.
H – Member eligibility extended due to the occurrence natural disaster
P – Member eligibility extended due to pregnancy status

5.  Member Eligibility Period Not Extended (N)

The enrollee does not have any type of extension. For these cases the Medicaid Cancellation Date cannot have a future date.

IV. ENROLLMENT IN GHP CONTRACTORS

A.  General Enrollment Requirements

The Contractor must coordinate with ASES, the Medicaid Office and the Enrollment Counselor, as applicable, for all Enrollment and Disenrollment functions, as required under Section 5.2.1 of the Contract.

The Contractor must guarantee the maintenance, functionality, and reliability of all systems necessary for Enrollment and Disenrollment, pursuant to the Contract and this Manual.

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B.  Auto-Enrollment Algorithm

ASES developed an Auto-Enrollment algorithm, in accordance with the requirements in 42 CFR 438.54, designed to distribute the GHP population groups among GHP Contractors, with the goal of preserving the relationship of the Enrollees with their main healthcare providers. The algorithm prioritizes the enrollment of the High Cost High Need population, followed by the Dual Eligible Enrollees, Special Coverage Enrollees and the Non-Chronic Enrollees. The algorithm also seeks to keep Enrollees sharing a dwelling place with the same Contractor. The algorithm also takes into account Contractor capacity in order to accommodate enrollment changes and fluctuations during the initial enrollment periods. These considerations were factored in order to minimize Enrollee disruption as the GHP moves to an Island-wide delivery system while maintaining an equitable distribution of enrollment for all Contractors.

The Foster Care Population and Domestic Violence Population will be Auto-Enrolled in one contractor’s plan and are not eligible to enroll into another contractor’s plan.

C.  Effective Date of Enrollment

The Effective Date of Enrollment for all Initially Auto-Enrolled Enrollees is November 1, 2018. Except as provided below, Enrollment, whether selected or automatic, will be effective as of the same date as the date demarking the beginning of the period of eligibility specified on Form MA-10 set forth in Section 5.2.6 of the Contract.

The Effective Date of Enrollment for a newborn whose mother is Medicaid or CHIP Eligible on the date of delivery (Deemed Newborn) is the date of his or her birth. The Effective Date of Enrollment for a newborn whose mother is a State Population Enrollee is the Effective Date of Eligibility established by the Puerto Rico Medicaid Program. A newborn shall be Auto-Enrolled pursuant to the procedures set forth in Section 5.2.7 of the Contract.

Changes in Enrollment requested by the Enrollee received during the first twenty (20) Calendar Days of the month will be effective the first Calendar Day of the following month (e.g., requests received January 10 will be effective February 1).

Changes in Enrollment received after the first twenty (20) Calendar Days of the month will be effective the first Calendar Day of the second month following the request to change Enrollment (e.g., requests received January 25 will be effective March 1).

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D.  Term of Enrollment

The Term of Enrollment with the Contractor shall be a period of twelve (12) consecutive months for all GHP Enrollees, unless a different contractor is selected during the applicable Open Enrollment Period described in Section 5.2.5 of the Contract, and except in cases in which the Puerto Rico Medicaid Program has designated an eligibility period shorter than twelve (12) months for an Enrollee who is a Medicaid or CHIP Eligible or a member of the State Population, in which case that same period shall also be considered the Enrollee’s Term of Enrollment.

Such a shortened eligibility period may apply, at the discretion of the Puerto Rico Medicaid Program, when an Enrollee is pregnant, is homeless, or anticipates a change in status (such as receipt of unemployment benefits or in family composition). Section 5.3.3 of the Contract controls the Effective Date of Disenrollment.

Deemed Newborns have a Term of Enrollment of up to thirteen (13) months.

Pregnant Enrollees with a Term of Enrollment that expires during pregnancy or within sixty (60) Calendar Days of the post-partum period have an extended Term of Enrollment that expires on the last day of the month after sixty (60) Calendar days counted from the beginning of the post-partum period.

Except as otherwise provided in Section 5.2 of the Contract, and notwithstanding the Term of Enrollment provided in Section 5.2.3 of the Contract, Enrollees remain enrolled with the same contractor until the occurrence of an event listed in Section 5.3 of the Contract (Disenrollment).

E.  Contractor Notification Procedures Related to Redetermination

The Contractor must inform Enrollees who are Medicaid and CHIP Eligible and members of the State Population of an impending Redetermination through written notices. Such notices shall be provided ninety (90) Calendar Days, sixty (60) Calendar Days, and thirty (30) Calendar Days before the scheduled date of the Redetermination pursuant to Section 5.2.8 of the Contract.

F.  Enrollment Procedures

For all Enrollees except Newborns, the Contractor must comply with the Auto-Enrollment process and issue to the Enrollee a notice informing the Enrollee of the PMG and PCP they are assigned to and their rights to change the PMG or PCP without cause during the applicable Open Enrollment Period.

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Following, the Effective Date of Enrollment, the Enrollee has 90 Calendar Days to change his/her Auto-Assigned or Selected PMG and PCP without cause through the Contractor. The Contractor can offer counseling and assistance to the Enrollee in selecting a different PCP and PMG.

Enrollees under the Foster Care Population and Domestic Violence Population classification are not assigned to a PCP or PMG.

The Contractor must issue the Enrollee ID Card and a notice of Enrollment, as well as an Enrollee Handbook and Provider Directory either in paper or electronic form, within five (5) Business Days of Enrollment pursuant to Section 5.2.6.2 of the Contract. The notice of enrollment must clearly state the Effective Date of Enrollment. The notice of Enrollment will explain that the Enrollee is entitled to receive Covered Services through the Contractor.

All Enrollees must be notified at least annually of their disenrollment rights as set forth in Section 5.3 of the Contract and 42 CFR 438.56.

The Contractor must comply with 5.2.7 of the Contract regarding Procedures for Auto-Enrollment of Newborns.

G.  Initial Membership Distribution

The Initially Auto-Enrolled Enrollees will be classified into Enrollee Seed Sets using the Eligibility Expiration Date and Medicaid Cancellation Date as the classification parameters.

This whole population will be processed for Contractor Auto-Enrollments, PMG and PCP Auto-Assignments. These Seed Sets will be included then in Delivery Packages that will contain the corresponding Enrollee Seed Set and Maintenance Set. The Maintenance Set will be constituted by any existing Enrollee seed set updates or new Enrollee information relayed by Medicaid before the Go-Live Date.

The period that begins on the Auto-Enrollment Algorithm Execution Date and finishes the day before the GHP Go-Live Date is known as the Auto-Enrollment Maintenance Period.

As Contractors receive these delivery packages with their corresponding membership (enrollment), Contractors are expected to issue GHP Welcome Packages to enrolled Enrollees and send the completed enrollment records to ASES as a confirmation of that action.

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H.  Initial Open Enrollment Period

In the first year of GHP, Enrollees certified as GHP eligible (Federal and State) and enrolled in the GHP prior to November 1, 2018, will be Auto-Enrolled in a Contractor (Initial Auto-Enrollment Enrollees). ASES will determine a Contractor’s initial enrollment by applying the auto-enrollment algorithm described above.

As of day one of GHP Go-Live (November 1, 2018), Initially Auto-Enrolled Enrollees will have one (1) opportunity to change contractors without cause during their Open Enrollment Period, which shall begin on November 1, 2018 and end on January 31, 2019.

I. Enrollee Selection of Contractor

1.  Initial Open Enrollment Period

Initially Auto-Enrolled Enrollees will have one (1) opportunity to change (select) contractors without cause during their Open Enrollment Period, which shall begin on November 1, 2018 and end on January 31, 2019. ASES will determine a Contractor’s initial enrollment by applying the Auto-Enrollment algorithm described above. If the Enrollee does not make a change in contractor during the Initial Open Enrollment Period, the Enrollee will remain enrolled with his/her Auto-Enrolled contractor until Annual Open Enrollment Period described in Section 5.2.5.3 of the Contract, unless the Enrollee disenrolls from the contractor due to for cause disenrollment reasons as specified in Section 5.3.5 of the Contract.

2. Open Enrollment Period for New Enrollees

New Enrollees to the GHP will have the opportunity to select a contractor during the Medicaid eligibility process with the Puerto Rico Medicaid Program. If the New Enrollee does not select a Contractor, the Puerto Rico Medicaid Program will select a Contractor on behalf of the New Enrollee using an algorithm based on a Round-Robin order arrangement. New Enrollees shall be permitted to select a different Contractor once without cause, regardless of how the initial selection of the Contractor was made, during their Open Enrollment Period, which shall begin on the New Enrollee’s Eligibility Certification Date and will extend for a period of ninety (90) days.

3. Annual Open Enrollment Periods

Each year, the GHP provides Enrollees with an Annual Open Enrollment Period. The Annual Open Enrollment Period consists of three (3) months from November 1 through January 31 of the following year. All Enrollees will have the opportunity to select a contractor without cause during the Annual Open Enrollment period. If the Enrollee does not make a change in contractor during the Annual Open Enrollment Period, the Enrollee will remain enrolled with his/her current contractor.

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Annual Open Enrollment Periods:

•	Year 1: November 1st 2018 through January 31st 2019 (Initial Year)

•	Year 2: November 1st 2019 through January 31st 2020

•	Year 3: November 1st 2020 through January 31st 2021

•	Year 4: November 1st 2021 through January 31st 2022 (Option Year)

During each Annual Open Enrollment Period, all Enrollees will have one (1) opportunity to change contractors without cause during their Annual Open Enrollment Period. If a New Enrollee’s Open Enrollment Period pursuant to Section 5.2.5.2 of the Contract coincides with the Annual Open Enrollment Period, the Open Enrollment Period in Section 5.2.5.2 controls.

When an Enrollee ceases to be part of the Domestic Violence or Foster Care population but continues to be an Eligible Person, the Enrollee may select a new contractor during an Open Enrollment Period.

When an Enrollee ceases to be eligible for the Platino Program but continues to be an Eligible Person, the Enrollee may select a new contractor during an Open Enrollment Period and must follow the for cause processes described in Section 5.3.5.4 of the Contract.

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Figure 1 Illustration of Initial Auto Enrollment Operations

Illustration of Initial Auto Enrollment Operations

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Figure 2 Illustration of New Enrollee Enrollment Operations

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Figure 3 Illustration of Open Enrollment Operations

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V. ENROLLMENT COUNSELOR OPERATIONS

ASES has procured Enrollment Counselor functions, available in-person at Medicaid Offices, by toll-free number and online, to help Enrollees understand the GHP and make informed choices for contractor enrollment. It is at the Enrollee’s option to receive the services of the Enrollment Counselor. If any Enrollee actively selects a contractor during the applicable Open Enrollment Period (or at point of eligibility application for New Enrollees), the Enrollment Counselor will record the selected contractor and such information will be provided to ASES, through an enrollment (.sus) file, to formalize the enrollment process.

On an ongoing basis, Enrollees will have access to a Counselor to select a Contractor, PMG and PCP. New Enrollees and re-certified Enrollees will be able to select a Contractor taking into account the availability of an enrollment spot within the capacity of each Contractor and available PCPs. The Effective Date of Enrollment of the Contractor, PCP and PMG will coincide with the Effective Date of Eligibility pursuant to Section 5.2.2 of the Contract and as determined at the Medicaid Office. New and re-certified Enrollees are entitled to assistance by the Enrollment Counselor during the Open Enrollment Period applicable to each population regarding selection of a Contractor, PCP and PMG.

VI. DATA EXCHANGE BETWEEN MEDICAID, ASES AND CONTRACTORS

The following sections provides an overview of data exchange information between Medicaid, ASES and the Contractors. For specific data layout information, refer to Attachment 9 with the referenced layout files.

A. Data Exchange Between Medicaid, ASES and the Contractors

1.  Medicaid and ASES Data Exchange (.ref file)

Under GHP, at the end of the certification process at Medicaid, a New Enrollee will have the opportunity to select a Contractor and the Medicaid Office will relay the resulting selection to ASES. The information relayed to ASES will include any eligibility information resulting from the process and the Contractor selection or auto enrollment.

2.  ASES and the Contractors Data Exchange (.exp file)

The eligibility files from Medicaid (.ref) mentioned in the previous section are entered into the daily run cycle and are evaluated through an editing and verification program at the Information Systems Office at ASES. After receiving and processing the eligibility and Contractor data of each enrollee, ASES creates an electronic record that includes information which the Contractor can use to enroll the enrollee, such as information about the Plan Type (Federal or State) and Plan Version (coverage code) along with their respective effective dates and other related data elements. On a daily basis, ASES sends accepted enrollments, new eligibility, updates and cancellations data to Contractors in a file (.exp)

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Following receipt of the contractor’s file, the contractor is required to send ID cards along with a GHP Welcome Package, to the new enrollees by postal mail in five (5) business days pursuant to Section 5.2.6.2 of the Contract.

The Enrollee, in turn, has ninety (90) days to request a change of the MCO, PCP and or PMG. The Contractor then produces the electronic enrollment record and submits it to ASES in a file (.sus) that accounts for the enrollments made. If either the Coverage Code, PCP or PMG of the enrollee changes, the Contractor must send an enrollment record to ASES reflecting the change as a confirmation of issuing a new plan identification card and sending it to the enrollee.

Generally, Contractors have a one business day to remit enrollment records to ASES. They must notify ASES of the information about the new Enrollees and send information about any changes performed on a record previously enrolled. Such notification must be sent on the next business day.

When an enrollee’s data sent to a given Contractor is received with a different Contractor code than the one for the Contractor receiving the data, it means that the enrollee has been enrolled with a different Contractor. In this case, the previous Contractor must perform a disenrollment of the enrollee in its database. For these cases the Carrier Effective Date will be modified and the transaction will be sent to both contractors. The Tran_ID value for this transactions will be “E”.

In the case that the Contractor has to update the information previously sent to ASES in relation to a new enrollment, or when it is appropriate to add a new enrollee that has been previously omitted, that update must occur the next business day after the information has been updated or that a new enrollee has been added. In these cases, ASES reserves the right not to accept new additions or corrections to the enrollment data after two (2) business days after the Effective Date of the Enrollment indicated in the Contractor’s notification to ASES. Likewise, he Enrollee’s PMG and/or PCP changes will take effect as stated in Section 5.4 of the Contract.

Records that are accepted without errors during the editing process are updated in the databases at ASES and the beneficiaries are duly enrolled. Any record that is accepted during the editing and verification processes will be stored in the ASES database tables.

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The records for the rejected enrollments are returned to the Contractor with the applicable reject codes in a file (.rjc) on a daily basis. The Contractor must correct any errors in the enrollment record and send the information back to ASES in a file (.sus) within two (2) business days. ASES will only pay the premiums related to those beneficiaries who are enrolled in the databases at ASES. Therefore, the execution of the payment of the corresponding premium for these rejected records will be delayed until the enrollment records are sent back with the correction of the indicated errors. It is important that the Contractor sends the corrected enrollment records within the timeframe specified no later than two (2) business days past the date on which ASES notifies the Contractor of the rejected subscriptions, after which the Contractor could start losing premium payments, as stated in Section 5.3.10 of the Contract.

ASES will identify late transactions by comparing the date of the rejection and the date of the resubmission. If the rejected transaction is reconciled, resent and accepted within the timeframe specified at Section 5.3.10 of the Contract, no payment suspension will occur. If it does not occur within two (2) days, it will be included for prospective payment, which shall be prorated from the day the file is accepted. Applies to Trans_ID V, E, C, but not Special Enrolls N, E, T.

During the premium payments process, the enrollments received during the month before the process run are considered.

The exchange of data regarding eligibility and enrollment processes between the Medicaid Office, ASES and the contracted Contractors occurs on a daily basis. In Figure 4, which is provided below, the information exchange processes described in the previous subsections are presented.

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Figure 4 Medicaid/ASES/Contractors Data Flow

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B. Enrollment Files

ENROLLMENT FILE [CCYYMMDD.sus]
a. CC = Contractor Code
b. YY = Year
c. MM = Month
d. DD = Day
e. .sus = Identifies the file as an enrollment file. The enrollment file may contain records belonging to any of the regions contracted by the Contractor.

Notes:
✓ Files received at 9:00 am are entered in the ASES daily cycle.
✓ If a file is received after 9:00 am, it will be entered in the next day’s cycle.
See File Layout Attachment – Enrollment Record Layout (.sus)

ELIGIBILITY FILE [VYYMMDD.ref]
a. V = indicates that it is an eligibility file
b. YY = Year
c. MM = Month
d. DD = Day
e. .ref = Indicates that it is a file containing the records of the beneficiaries’ eligibility.

DATA EXPORT FILE [CCYYMMDD.exp]
b. CC = Contractor code
c. YY = Year
d. MM = Month
e. DD = Day
f. .exp = Indicates that it is a file containing all the eligibility and enrollment transactions processed during the daily run. See File Layout Attachment – Carrier Eligibility File Layout (.exp)

REJECTED ENROLLMENTS FILE [*.rjc]
a. CC= Contractor Code
b. YY = Year
c. MM = Month
d. DD = Day
e. .rjc= Indicates that it is a file containing the records of the beneficiaries who have been rejected.

Notes: ASES will continue to run a separate edition and update cycle for each region. Enrollments are filtered through various editing and verification programs and identified as valid or rejected. This process produces a file (.rjc) that contains all the records that are rejected.
See File Layout Attachment – Rejected Enrollment (.rjc)
Note the (.rjc) and (.sus) share the same layout structure.

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Although geographic regions are no longer applicable, geographic regions will still be used for the nomenclature of the files that are sent to the Contractors and the internal processes of ASES.

C.  GHP Enrollment

In order for an enrollment record to be accepted during the editing and validation processes, it is important to take into account the following considerations regarding concepts related to the enrollment processes:

1.  Effective Date of Enrollment

a.  The Contractor Effective Date

Please consult Section IV of this Manual and Section 5.2.2 of the Contract for a discussion of Effective Dates of Enrollment.

b.  The PCP1, PCP2 and PMG Effective Dates

In cases of new Enrollees, the PCP1, PCP2 and PMG Effective Dates will match the Eligibility Effective Date. If a change for any of the PCPs or the PMG is performed through the Contractor, the Contractor will follow the specifications described under Section 5.4 of the contract where the management of those changes is defined.

The initial assignment of a PCP2 will only be effectuated through the Contractor and it will be responsible of indicating the PCP2 Effective Date in the enrollment record. It is under consideration if during Contractor changes, an attempt to conserve the PCP2 will be made.

c.  Plan Version/Coverage Code Effective Date

The coverage code only will change during the recertification process performed by Medicaid. When a recertification is performed, the Effective Date of Eligibility changes to that of the next period, hence the Plan Version Effective Date will match the Eligibility Effective Date.

2.  Changes in Coverage Codes and Enrollment

The coverage code can only change at the recertification process or when the Enrollee requests a redetermination because the medical indigence level has changed. If at the recertification process, the coverage code of a GHP enrollee changes as described in Figure 5 below, the Contractor must send an enrollment record with the new plan version (that   matches   the   coverage   code)   with   the  effective   date  of   eligibility   indicated by Medicaid (eligibility effective date) and send a new healthcare insurance identification card to the enrollee.
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Figure 5 Enrollee Recertification & Enrollment Maintenance

3.   Process Date

Regarding the daily run files (.exp) the process date is the date in which the daily run was   executed.    The   process   date   in   the   Contractor   enrollment   records    (.sus) corresponds to the date in which the Contractor issued the enrollee’s healthcare insurance identification card.

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D.  Late Enrollment Due to Delayed Eligibility

The late enrollment processes involve the processing of an enrollment in the ASES databases for retroactive eligibility periods, or for delays in the receipt of eligibility periods (for example, because of a resolution of an appeal of eligibility in favor of an enrollee). Cases in which the eligibility record arrives late from Medicaid (for example, because of a possible internal Medicaid appeal process), have to be identified with the letter ‘E’ in the special_enroll field.

The letters “E” or “C” in the Tran_ID field will be included for delayed eligibility period enrollments, just like in SYSPREM cases (See Section VI).

The periods identified as delayed eligibility periods do not have a deadline for payment purposes.

E.  Retroactive Eligibility Period Enrollment

Refer above to Section 3.E.2. In the same enrollment file, no more than one (1) enrollee may be included for the same member unless it is a subscription for a current eligibility period and one (1) to three (3) subscriptions for retroactive eligibility periods.

Each enrollment with retroactive eligibility period will be validated against the member’s eligibility history. Therefore, the Contractor’s effective date for each enrollment must correspond to the date of each retroactive period in ASES’s member’s eligibility history. Retroactive period enrollments will be labeled with the letter “T” in the Special_enroll field.

The letter “E” in the Tran_ID field will be included for retroactive eligibility period enrollments.

The periods identified as retroactive (1, 2, 3) eligibility periods do not have a deadline for payment purposes.

F.  Enrollment Record

The enrollment record that is used by Contractors to notify ASES of the enrollment of an enrollee contains a series of data that are used for the purpose of informing the details of the enrollment made and to verify their accuracy and certainty. The enrollment transaction is the Contractor’s confirmation and guarantee that the enrollee has been successfully enrolled in the Contractor databases and that a GHP Welcome Package or membership card has been sent to the enrollee.

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The Plan Type code for the GHP is “01”. At the moment in which the enrollment record is generated the Plan Version is the same as the Coverage Code for the GHP Plans. Currently, ASES contracts falls under the managed care category in which it is required that each member has a designated PCP.

G. Enrollment Record Fields

The record of each enrollee’s enrollment contains the following information that must be provided by the Contractor:

1.
RECORD_TYPE–In every case, and regardless of the transaction in question, this field requires the insertion of code “E” that identifies the entry as an enrollment record for both new enrollments of beneficiaries and changes on records of beneficiaries previously enrolled.

2.	TRAN_ID - This field allows the ASES systems to identify the action to take on the record submitted. It can contain one of the values listed below:

a.
E = New Enrollment. This value identifies that the record is a new enrollment for an enrollee who has not been previously enrolled. It could also imply that this is a retroactive enrollment record for transactions not previously enrolled. For transactions previously enrolled, either by the same or one that is different from the previous enrollment, a “C” would be inserted.

b.
C = Contractor Change. Used when the enrollee has selected a different Contractor than the one in which he/she is presently enrolled. It could also identify a retroactive enrollment record in cases that are carried out by a Contractor different than that arising from the ASES database or by the same Contractor if it has to make a change on a previous enrollment.

c.
V = Plan Version Change. For MCOs, this transaction code is used when a GHP enrollee’s coverage code changes. In these cases, the Contractor must reissue a health plan ID card displaying the new benefits and submit a version change enrollment record to ASES where the Version number should be equal to the new coverage code. This transaction confirms that the new insurance card was sent to the enrollee. Failure to submit said information to ASES, will trigger an automatic disenrollment of the enrollee at the end of the month, from the Contractor that omits the timely submission. While in these circumstances the enrollee continues being eligible to receive the medical services, the Contractor will remain unable to claim a premium payment for said enrollee until a submission of the required information is performed.

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d.	I = PMG (Primary Medical Group) Change. It is used to register, in ASES, a change in the beneficiaries’ requested PMG under the same Contractor, Plan Type and Plan Version.

Initially the PCP/PMG will be assigned to the enrollee by the Medicaid office, ASES or the Contractor according to the enrollee’s zip code (physical address) and the enrollment capacity of the PCP/PMG. If the daily files (.exp) arrived to the Contractor without a PCP/PMG assigned the Contractor must perform the auto-assignment of PCP/PMG, send the insurance card to the enrollee and send the enrollment record to ASES containing the auto-assigned information. Then the enrollee may proceed to make changes and select a different PCP/PMG.

e.
1 = PCP1 change. It is used to register, in ASES, a change in the beneficiaries’ requested PCP1 under the same Contractor, Plan Type, Plan Version and PMG. For changes regarding the PCP1 the enrollment capacity of the PCP will be taken into consideration. The enrollee may make changes afterwards. The PCP1 Effective Date is required.

f.
2 = PCP2 change. It is used to register, in ASES, a change in the beneficiaries’ requested PCP2 under the same Contractor, Plan Type, Plan Version, PMG and PCP1. For changes regarding the PCP2 the enrollment capacity of the PCP will be taken into consideration. The enrollee may make changes afterwards. The PCP2 Effective Date is required.

g.
3 = PCP1 and PCP2 change. It is used to register, in ASES, a change in the beneficiaries’ requested PCP1 and PCP2 under the same Contractor, Plan Type, Plan Version and PMG. For changes regarding the PCP1 y PCP2 the enrollment capacity of the PCP will be taken into consideration. The enrollee may make changes afterwards. The PCP1 and Effective Dates are required.

h.	D = Disenrollment (used for Platino carriers) When the beneficiary loose the medicare benefits or if the enrollment is wrong, the Platino carrier may can made a disenrollment.

As we have seen, the content of the Tran_id field determines what type of transaction is going to be executed through the enrollment record sent to ASES. Some of the authorized transactions are broken down below. Table 3 below identifies the information that each change will require and states the fields that will be impacted by each one.

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Table 3: Hierarchy Table

TRAN_ID	CONTRACTOR	Plan Version	Primary Center	PCP1	PCP2
E -New Enrollment	Must be the same as in ASES DB	Y	Y	Y	O
C -Change Contractor	Must be different from ASES DB	Y	Y	Y	O
V -Version Change	Must be the same as in ASES DB	Must be different from ASES DB	Y	Y	O
I -Change Primary Medical Group	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be different from ASES DB	Y	O
1 -Change PCP1	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be different from ASES DB	N
2 -Change PCP2	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be different from ASES DB
3 -Change PCP1 & PCP2	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be the same as in ASES DB	Must be different from ASES DB	Must be different from ASES DB

Legend:

Y = Information required for the transaction type specified.
O = Optional information.
N = Information that should not be sent for the transaction type specified.

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(A) New enrollment (“E”):  The system will require all fields related to the information about the Contractor, Plan Type, Plan Version, Primary Medical Group and PCP1 to be completed. The PCP2 information will remain as optional information for some cases. The Contractor will be assigned by the Medicaid office. The PCP/PMG will be assigned by Medicaid, ASES or the Contractor. If the PCP/PMG were assigned by the Medicaid office or ASES, the Contractor will return the enrollment record with the card issue date as the process date of the enrollment after sending the GHP Welcome Package to the Enrollee.

(B) Change of Contractor (“C”): The system will require registering the name of the new Contractor and inserting information regarding the Plan Type, Plan Version, Primary Medical Group, PCP1, PCP2 (optional) and card issue date as the process date of the enrollment after sending the GHP Welcome Package to the Enrollee.

(C) Plan Version Change (“V”): The Contractor code and Plan Type information provided must match the information in the ASES databases. Only information regarding the new assigned Plan Version will be provided. Information should also be provided in relation to the Primary Medical Group and PCP1 Center.

(D) Primary Medical Group Change (“I”): Information regarding the Contractor, Plan Type and Plan Version must match the information contained in the ASES databases. Only new information will be sent to ASES regarding the new Primary Medical Group (PMG) that corresponds to the enrollee.

(E) Change of PCP1 (“1”): It will be necessary that the information of Contractor, Plan Type, Plan Version and Primary Medical Group provided coincide with the information contained in the ASES databases. It will be necessary to submit the new information regarding the change in PCP1 and it will not be necessary to provide information on the PCP2.

(F) Change of PCP2 (“2”): It will not be necessary to provide information about the PCP1. The only information allowed to differ with the one contained in the ASES records will be the one related to the PCP2.

(G) Change of PCP1 and PCP2 (“3”): It will be necessary to submit new information regarding the assigned PCP1 and PCP2. The information provided regarding the other fields should remain unchanged.

3.
PROCESS_DATE–Process Date. Refers to the date on which the enrollee contracted the coverage services with the corresponding Contractor. It also refers to the date on which the Contractor processed a change in PMG, Plan Version, Plan Type or PCP.

4.
REGION–Contains the region code assigned by ASES. This code must correspond to the region assigned to the enrollee in the ASES database considering the physical address. The region code is used only to facilitate the daily run processes, premium payments and for reporting purposes. The data will still be divided by region for the daily run files, end of month and premium payment. See Table 4 below for more information about the Region Codes.

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Table 4: Region Codes

Region Name	Region Codes Used in the Data
North	A
Metro-North	B
East	E
Northeast	F
San Juan	J
Southeast	G
Southwest	S
Special	P
West	Z

5.	CONTRACTOR (carrier) –Two digit Contractor code assigned by ASES to each of the Contractors with the purpose of identification.

6.	MEMBER_PRIMARY_CENTER – PMG code.

7.	FAMILY_ID – Eleven last digits of MPI number assigned by the Medicaid Office. This is the first part of the identifier for the beneficiaries in the ASES database.

8.	MEMBER_SSN - Social Security number of the member. It is required that this number matches with the one for the member in the ASES database.

9.	MEMBER_SUFFIX–Two digit number which identifies a member within a family. This is the second part of the identifier for the beneficiaries in the ASES database.

10.
EFFECTIVE_DATE–Date in which the Contractors start providing coverage for the enrollee under the enrolled Plan or the change for which the enrollment record was submitted becomes effective. This date also refers to the date in which the PMG, PCP or Plan Version change becomes effective.

11.	PLAN_TYPE – Plan Type code that identifies the one under which the member is enrolled.

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12.	PLAN_VERSION – Plan version code that identifies the coverage under which the member is enrolled.

13.	MPI- Master Patient Index. It is a unique number that identifies a member in the ASES and Medicaid Office’s databases.

14.	PCP1–NPI Number. It is used to identify the PCP1 assign or selected by the beneficiaries.

15.
PCP1_EFFECTIVE_DATE–Date in which the PCP1 assignment became effective. If there is a change of PCP1, the initial PCP1 Effective Date will be kept until the Effective Date of the PCP1 Change has been reached.

16.	PCP2– NPI number. It is used to identify the PCP2 selected by the beneficiaries.

17.
PCP2_EFFECTIVE_DATE–Date in which the PCP2 assignment was effective. If there is a change of PCP2, the initial PCP2 Effective Date will be kept until the Effective Date of the PCP2 Change has been reached.

18.	FAMILY PRIMARY CENTER – Not in use.

19.	PMG_eff_date (previous FAMILY_PRIMARY_CENTER_EFF_DATE field) –Date in which the assignment of the enrollee’s PMG became effective. This field is not currently in use.

20.	IPA_PCP_CHANGE_REASON – This field is not currently in use.

21.	MEDICARE INDICATOR – Not in use

22.	HIC NUMBER–MBI number only for dual eligible members.

23.	IPA_ESPECIAL–A code “1” indicates that the member is assigned to a special IPA which is not the family IPA. Used for GHP enrollment.

24.	CONTRACT NUMBER–Contract number assigned by the Contractor. It should be the number by which the member is identified in the Contractors’ ID card and internally in their database.

25.	SPECIAL ENROLL–It is used to identify:

(1)	the enrollment for deemed newborns that are beneficiaries of the Federal Programs by including a letter “N” in the field;

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(2)
the enrollment for the case when the Medicaid Office sends an eligibility record that is retroactive more than three (3) months from the date in which the record is sent to ASES and therefore to the Contractor by including a letter “E” in the field; and

(3)	the enrollment for a retroactive eligibility period by including a letter “T” in the field.

26.	Other data elements complimented by ASES – When an enrollee’s record is validated, the ASES system enters the following data in the enrollment record:

a.	Reject Identifier - As a result of the validations, the record could be accepted or rejected. This field contains the codes that specify the result of said validation.

“A” = Accepted;
“M” = Accepted Retroactively;
“T” = Retroactive Eligibility Period Enrollment
“R” = Rejected: Will be present only in the .rjc file.

Identifier = “A”
Identifies an accepted enrollment that will be applied on a current or future effective date. In this case, the update process moves the enrollment fields of the Contractor, Plan Type, Plan Version, PMG and PCP to the fields intended for new enrollments in the enrollee record. Until such time as the new Effective Date is reached, the enrollee will remain under the current enrollment condition (same Contractor, Plan, Version, PMG and PCP). During the end-of-month cycle, the new fields are moved to the current fields and the enrollment becomes effective.

Identifier = “M”
Indicates a retroactive enrollment. In these cases, Enrollment data (Contractor, Plan Type, Plan Version, PMG and PCP) are updated directly in the enrollee’s historical record.

Identifier = “T”
It identifies a successfully processed retroactive enrollment.

Identifier “R”
In cases when an enrollment record is not successfully processed because an error has been identified, it indicates a record returned for correction.

b.	Record Key – Internal number assigned by the ASES system.

c.	Error Codes one (1) to ten (10) – It is possible to record up to ten error codes.

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27.	Update Date – Date for which the validation is run. Corresponds to the date of the daily cycle the validation run was a part of.

28.	Update User – ASES internal user code.

29.	PMG Tax ID – Include PMG Tax ID

30.	Data Source – Will always contain “MO” to denote the enrollment comes from a Contractor.

Note:
It is up to the Contractors to process the enrollment records corresponding to the months prior to November 1, 2018 under the region model. This includes the retroactive eligibility periods (1,2,3 and late eligibility periods).

H.  Rejection of an Enrollment Record

An enrollment record related to any type of enrollment, modification or update transaction could be rejected if it does not pass the validation tests at the ASES systems. As mentioned above, rejected enrollments are sent daily to Contractors in a file (.rjc) that includes error codes for records that have not successfully passed the validation process. Contractors must correct identified errors and resubmit the corrected records to ASES with the next file submission, meaning the next business day. For the adequate correction of these errors please refer to the Error Codes Table provided in Section VII.

I.   Rejected Enrollment Management

The daily process of Contractors in relation to rejected enrollments should include:

(1)	Receipt of rejected enrollment records;
(2)	Evaluation of rejection codes received;
(3)	Identification of situations in which rejection is not clear for consultation with ASES;
(4)	Timely correction of identified errors;
(5)	Transfer of the corrected records to ASES in a 24 hour period.

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VII. ERROR CODES TABLE

The following table contains the error codes produced by the validation program. Additional descriptions and possible corrective actions have been included to assist in the correction process. See Attachment 9 Error Codes Table.

VIII. GHP DISENROLLMENT (CANCELLATION/TERMINATION OF ELIGIBILITY)

A.  Disenrollment from the GHP

The process of a disenrollment from the GHP occurs when the Medicaid Office determines that an enrollee is no longer eligible for GHP.

A GHP disenrollment occurs when the Medicaid Office determines that (1) an enrollee has lost eligibility to receive medical services coverage under the GHP; (2) the eligibility period granted by the Medicaid Office has expired and other reasons specified in Table 5 below:

Table 5: Cancellations Code & Cases Description

Cancellation Code	Cancellation Description
‘ ‘	Not Cancelled
06	Change in Family Composition
07	Income Changes
08	Death of the enrollee
09	Moving Out of State
10	Incarceration of the enrollee
13	Enrollee Found Not Eligible
30	Other Reasons
31	Voluntary Closing

Medicaid will notify the eligibility cancellation to ASES, and ASES will notify the Contractor of the cancellation. Such notification shall be effectuated by means of a daily transfer of the daily process Export (.exp) files to the Contractor together with records containing information on new beneficiaries to be enrolled. A letter “I” in the Tran_Id field identifies the cancellation records in the daily process Export (.exp) files. This will be done within five (5) calendar days after a final determination on the eligibility cancellation.

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B.  GHP Disenrollment Effective Date

The Medicaid Office is the only institution authorized to perform the disenrollment of the eligibility of an enrollee. This date is indicated by Medicaid in the Medicaid Cancellation Date field.

Cancellations may be received any day of the month. Hence, these cancellations should have a value in the field Medicaid_Cancellation_Date.

~~the~~ The effective date of such cancellations will be determined by the Medicaid Office and expressed in the Medicaid Cancellation Date field. For said reason cancellations received any day of the month should have a value in the field Medicaid_Cancellation_Date.

IX. CONTRACTOR DISENROLLMENT

A.  Disenrollment from the Contractor

The process of a disenrollment from a Contractor occurs when a disenrollment from the plan is requested by the Contractor or the Enrollee and has been approved by ASES.

A Contractor disenrollment occurs when a request for re-enrollment has been received from an Enrollee or a Contractor as set forth in Sections 5.3.4 of Contract.

B.  Disenrollment Initiated by the Enrollee

All Enrollees must be notified at least annually of their disenrollment rights as set forth in Section 5.3 of the Contract and 42 CFR 438.56. Such notification must clearly explain the process for exercising this disenrollment right, as well as the coverage alternatives available to the Enrollee based on their specific circumstance.

An Enrollee wishing to request Disenrollment must submit an oral or written request to ASES or to the Contractor. If the request is made to the Contractor, the Contractor shall forward the request to ASES, within five (5) Business Days of receipt of the request, with a recommendation of the action to be taken.

An Enrollee may request Disenrollment from the Contractor’s Plan without cause once during the applicable Open Enrollment Period in accordance with Section 5.2.5.

An Enrollee may request Disenrollment from the Contractor’s Plan for cause at any time, pursuant to Section 5.3.5.4 of the Contract.

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In these cases in which the Enrollee changes contractors, the Contractor that loses the Enrollee will be required to complete the transfer of said Enrollee by completing the information asked for in Attachment 9 Member History Move Input File Layout and Attachment 9 MCO Change Transfer Member Information File Layout within the applicable timeframes. For the moment, the layouts should be submitted before the date in which the Enrollment Date becomes Effective.

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C.  Effective Date of Temporary Payment Suspension

For programmatic purposes of the ASES Information Systems Office, this Effective Date of Temporary Payment Suspension refers to the day on which premium payments are suspended for an Enrollee. This temporary suspension takes place in those cases in which the Medicaid Office has sent a change of coverage code for an Enrollee and the Contractor has not submitted an enrollment with the new plan version related to the change of coverage. This occurs during the end of month processes. During this process the Card Issue Date field is left blank but the enrollee keeps being eligible and enrolled with the Contractor.

Although in cases of Temporary Payment Suspension the eligibility period will continue for the beneficiaries on behalf of whom the Medicaid Office has sent a change of coverage code for an enrollee and the Contractor has not submitted an enrollment with the new plan version related to the change of coverage, the premium payment cannot be processed until a new enrollee enrollment is sent by the Contractor with the information of the new plan version related to the change of coverage. Once the new plan version is received, premium payments will resume, subject to section 5.3.10 of the Contract.

X. CONTRACTORS RESPONSIBILITIES IN THE ENROLLMENT PROCESS

In summary, as part of the enrollment process, it will be the responsibility of the Contractors to ensure compliance with the duties described in Table 6 below.

Table 6: Enrollment Transaction Contractors Responsibilities

Change or Modification	Action Required
1. Transfer of Daily Eligibility Files.	Daily Update of Eligibility Files in the Contractor’s databases.
2. New Enrollments.
GHP Contractors should start the enrollment process with the enrollee and verify each of the enrollments made including the enrollment of newborns (N) and late eligibility cases. They must also enroll beneficiaries who have an Effective Date prior to a cancellation period.

3. Contractor Change.
When an enrollee requests a Contractor change through Medicaid, ASES or the Counselor, the ASES system will produce update record containing the new Contractor and that record will be sent to both the new and the previous Contractor.

The previous Contractor should disaffiliate the member in its databases, and the new Contractor should perform the PMG/PCP Auto Assignment and the enrollment process with ASES.

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4. Changes to the enrollment data. (Change of Plan Version, PMG and/or PCP).
Identify beneficiaries who have changed Plan Version, PMG and/or PCP (1 or 2) and notify these changes. The Contractor’s system must be updated in accordance with these modifications as failure to do so may lead to the rejection of the enrollment record in future transactions or to the Disenrollment of the enrollee from the Contractor during the end of month processes.

5. Change in the demographic data of a enrollee. This information is received from the Medicaid Office but does not cause a change in the enrollment.
The Contractor must update the enrollee’s record with the new data in its database. If the enrollee informs the Contractor of an address and/or phone change, a recommendation should be made to the enrollee to notify of the change to the Medicaid Office in order to keep the data up to date.

6. Rejected Records	Correct the rejected records and resend them to ASES.

7. Cancellation of Enrollee:
Only the Medicaid Office may cancel the eligibility of an enrollee, having the effect that until such notice of Medicaid is received the enrollee will remain active in the databases of both ASES and the Contractors even when the period of eligibility granted has expired.
Identify the cases of beneficiaries with canceled or denied coverage and take action about these, as they are the only beneficiaries to whom services may be denied.
8. Temporary Suspension
Contractors should identify when a record received has a different coverage code than is recorded in their databases. In these cases, Contractors must assess whether the new coverage code requires the enrollee to be enrolled in a different “Plan Version”. If so, they must re-enroll these beneficiaries under the new “Plan Version” to correspond with the new coverage code. Subsequently, a change of “Plan Version” must be sent to ASES before the end of the current month.
Beneficiaries who are not registered with a “Plan Version” that corresponds with the coverage code will be temporarily suspended from premium payments (blanks will be included in the Card Issue Date field) until corrected, subject to Section 5.3.10.

XI. PREMIUM PAYMENTS

The premium payment system operates under the concept that premiums are calculated and paid only in relation to beneficiaries who are already enrolled before the first day of the month to which the payment corresponds. Beneficiaries enrolled after that date will be considered for the next payment of the corresponding premium.

On a monthly basis, the system performs an automatic execution of payment in which the payment that corresponds to each one of the Contractors is calculated using the Member Assigned Rate Cell ID as described in Table 7 below according to the beneficiaries that are enrolled in the ASES databases.

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Table 7: Rate Cells

RateCellsId	RateCellsDec	PC_pop	HCHN_Flag
01	Under 1	CHIP	N
02	Age 1-6	CHIP	N
03	Age 7-13	CHIP	N
04	Age 14+	CHIP	N
05	Diabetes	CHIP	Y
06	Pulmonary	CHIP	Y
07	Under 1	Commonwealth	N
08	Age 1-6	Commonwealth	N
09	Age 7-13	Commonwealth	N
10	Cancer	Commonwealth	Y
11	Diabetes/Low Cardio	Commonwealth	Y
12	Female 14-18	Commonwealth	N
13	Female 19-44	Commonwealth	N
14	Female 45+	Commonwealth	N
15	High Cardio	Commonwealth	Y
16	Male 14-18	Commonwealth	N
17	Male 19-44	Commonwealth	N
18	Male 45+	Commonwealth	N
19	Pulmonary	Commonwealth	Y
20	Renal	Commonwealth	Y
21	Part A Only	Dual Eligible	N
22	Part A and B	Dual Eligible	N
23	All	Foster Child/Domestic Abuse	N
24	Under 1	Medicaid	N
25	Age 1-6	Medicaid	N
26	Age 7-13	Medicaid	N
27	Cancer	Medicaid	Y
28	Diabetes/Low Cardio	Medicaid	Y
29	Female 14-18	Medicaid	N
30	Female 19-44	Medicaid	N
31	Female 45+	Medicaid	N
32	High Cardio	Medicaid	Y
33	Male 14-18	Medicaid	N
34	Male 19-44	Medicaid	N
35	Male 45+	Medicaid	N
36	Pulmonary	Medicaid	Y
37	Renal	Medicaid	Y
38	EAP	Medicaid/Commonwealth	N
39	Maternity Delivery Kick Payment	Medicaid/Commonwealth/CHIP	N

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The premium paid for each enrollee will depend on his or her rate cell classification. ASES actuaries are responsible for providing the definition and the methodology for the application of the rate cells. Among the rate cells, they also differentiate twelve (12) of them which identify beneficiaries who are patients with complex and costly care needs suffering from chronic diseases or special limitations. These beneficiaries constitute a population known as the High Cost High Need (HCHN) population. In Table 7, the HCHN rate cells are the ones with a RateCellID that forms part of the following list: 05, 06, 10, 11, 15, 19, 20, 27, 28, 32, 36, 37.

Rate Cells updates will be performed on a monthly basis during the End of Month processes and will be notified through the .cncl files. These updates will be effective as of the first day of the following month and will be used for the payments corresponding to that month onwards.

Premium payments will be made on the first day of the month following the acceptance of the enrollment record by ASES. ASES is not obligated to pay premiums for beneficiaries who are not duly enrolled according to ASES’s databases nor for beneficiaries whose records contain transactions that have been rejected in the ASES databases and have not been corrected within the periods established by contract.

The payment system calculates several payment categories as listed below:

A. Types of Payments

1.	Monthly Payments

In this case the system produces a payment for those beneficiaries whose enrollment has already taken effect before the first day of the month for which the payment transaction is executed. The execution of premium payment is run on the first day of the month.

2.	Prorated Payments

Prorated payments are usually calculated for beneficiaries of the GHP funded solely through state funds (State) who have been enrolled at some point in a month prior to the month in which the premium payments are to be made. The payment in these cases will satisfy a portion of the month and not a month in its entirety. Under the state-funded GHP a daily prorated premium is calculated for the first premium payment from the certification date of the enrollment that falls on that previous month. In contrast, with the federal population the first premium payment is effectuated for the entire month in which the enrollee is eligible.

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However, prorated payments are generated for all of the beneficiaries that Medicaid cancels during the month for different reasons. In these cases, as the payment would have been done already in advance, an adjustment would be done according to the cancellation date provided by Medicaid. Also, newborns that are not classified as deemed newborns and that are evaluated as any other federal member will have prorated payments for the first month from the date of birth.

Other reason for prorate payment are the special adjustment for deceased, cancelation during the month. (e.g. PARIS file members matched, volunteers, etc.)

3.	Retroactive Payments

These payments are calculated when the Effective Date of the Enrollment falls on a period prior to the month for which the premium payment process is being executed. In other words, this type of payment is executed when payments are identified corresponding to months prior to the month in which a premium payment is made. The retroactive payments will be computed based on the Enrollment Effective Date. The system will process the premiums for enrolled beneficiaries with an Effective Date prior to the payment date in the case of monthly premiums or prorated premiums that have not been previously paid within the time limits for retroactive payments. Retroactive payments may result in an adjusted payment if they are the result of a Contractor’s cancellation of a previous enrollment or Contractor change.

Premiums are paid retroactively when a Contractor has submitted a late enrollment. Late enrollments could be produced for any of the following reasons: (1) the enrollee has been identified as a deemed newborn (in the second letter of the group code =’N); (2) Medicaid has provided a late eligibility record (3) processing of the records rejected by the ASES System for any of the reasons described in the Table of Errors. Refer to Attachment 9 Enrollment Error Codes.

Deemed Newborns born to a Medicaid-eligible mother shall be provided coverage from the date of birth. The Medicaid identification number of the mother serves as the child’s identification number, and all claims for covered services provided to the child may be submitted and paid under such number, unless and until the child is certified eligible by the Medicaid Office. Babies identified as deemed newborns must be identified with the letter ‘N’ in the special enroll field provided in the enrollment record.

The Medicaid Late Eligibility Cases are the cases that the Medicaid office sent late (with more than three (3) months from the date of the certification) for a variety of reasons. These cases must be identified by the Contractor in the enrollment record with the letter ‘E’ in the special_enroll field.

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Correction of Enrollment Errors: these are the cases in which the Contractors have to correct, repeatedly, the enrollment records that have been rejected by the ASES system. These records must be corrected in a maximum period of 2 business days.

4.	Prorated Retroactive Payments

The prorated retroactive payments are calculated taking into consideration the cases in which the Enrollment Effective Date falls on the first month considered for a retroactive payment. These are partial payments of the first month of the eligibility period of beneficiaries. These type of payments are used for GHP State funded State beneficiaries, deemed newborns and newborns.

5.	Adjustments

A payment adjustment is calculated when there is a need to reverse a payment that was awarded to a Contractor during a previous premium payment process. It occurs when, as a result of a retroactive payment calculation, a payment made in relation to the same enrollee is identified within the same period that has been effected under a Contractor change or Plan Version change. The adjustments are calculated for those cases where an enrollee changes Contractor and the Contractor executed a late enrollment after ASES had disbursed payment to the first Contractor in a previous payment transaction. In these cases an adjustment of premium paid to the first Contractor is made.

6.	Special Adjustments

Generally, the special adjustments are carried out as a result of internal audit processes that reveal that a wrongly adjudicated payment (like for example, deceased beneficiaries, duplicate payments, PARIS eligibility match, etc.) must be reverted or that, on the contrary, an omitted payment must be adjudicated. For this type of adjustment, the Contractor will receive a list of transactions in which they can identify the type of adjustment (for example: a deceased), the adjusted months and the amount adjusted. The description of this list is found in Attachment 9, Special Adjustment File Layout.

Special audit adjustment file [prempay_adj_CC_all_MMDDYYYY.txt]
a. prempay_adj = Premium Payment special adjustment
c. CC = Contractor code
d. all = all regions
d. MM = Month
e. DD = Day (always 01)
f. YY = Year
g. .txt = text file created monthly base like premium payment process
Note: Attachment 9, Special Adjustment File Layout

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B.  ASES Reasons for not Executing a Premium Payment

A premium payment will not be executed in favor of a Contractor in the following circumstances:

(1)	If the enrollee is not enrolled in the ASES databases before the first day of the month for which the payment transaction is being executed;
(2)	If the enrollment had been rejected by ASES and a new enrollment was not submitted by the Contractor with the relevant corrections
(3)	If ASES eligibility data demonstrates that the enrollee had a disenrollment (blank Card Issue Date), eligibility cancellation or changed the Contractor.
(4)	If for late enrollment.

C.  EDI 820 Payment File

The reconciliation process carried out between ASES and the Contractors in relation to the payment of premiums must take into account the content of the EDI 820 files. This file is produced monthly by region, Contractor and Plan Type. It includes details of the types of payment that correspond to each of the beneficiaries assigned to the Contractors contracted for the month in question. Refer to Attachment 9, Special Adjustment File Layout.

In this file, a distinction is not made about if the payment corresponds to an adjustment from a regular premium payment process or a special adjustment. Thus, in cases when special adjustments proceed, ASES will provide a separated file for the special adjustments to the Contractor. The file name is described below.

Premium Payment Transactions [PCC0YYMM0000.820]
a. P = Identify Premium Payment
c. CC = Contractor code
d. 9 = Frequency
e. YY = Year
f. MM = Month
g. 0000 = IPA Direct Contract
h. .820 = Indicates that it is a file containing all premium payment transactions processed monthly run.
Note: Attachment 9, Premium Payment Detail 820 File Layout

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XII. SYSPREM: ENROLLMENT IN HISTORICAL DATA

Generally, enrollments are applied to the current eligibility data contained in the ASES databases. The eligibility period starts from the first notification of eligibility in ASES, as the first record received about an enrollee or after a cancellation period in cases of beneficiaries who have been canceled and then re-certified, and extends until a cancellation related to said eligibility is received from Medicaid.

At any time the status of the Enrollee may change. If the Enrollee’s status changes before a Contractor send an enrollment on time or a record is not corrected in a timely manner, the Enrollee’s enrollment data will remain unregistered in the ASES databases, which will prevent the processing of the corresponding premium payment. This is due to the fact that the payment system does not make premium payments for beneficiaries who are not enrolled at the moment in which it corresponds to process the premium payment. As an example, in these cases, if an Enrollee is canceled or is enrolled by a second Contractor, the first Contractor will be prevented, during the validation phase of the system, from enrolling the enrollee in a period previous to the cancellation or the enrollment from the second Contractor. The main function of SYSPREM will be to allow the registration of the Enrollee’s enrollment in historical data in those cases that cannot be processed as current enrollments.

A.  SYSPREM Functionality

Among the main functions of this system is the identification of enrollment records that are candidates for processing in historical data because they are enrollments that do not correspond to a current period of eligibility or current status.

B.  Contractors Eligibility File

The Contractor’s daily eligibility file will include enrollee information updated in historical data by the SYSPREM subsystem. In these transactions, the Tran_id field will contain an “H” to identify the historical data. Contractors must identify this type of transaction without affecting the current data when processing the eligibility file. Once a transaction is received, which must be processed through SYSPREM, a process of verification and validation of the information that is contained in the record is carried out. Once the validation tests have been passed, the record, in the database, containing the information corresponding to historical transactions is updated. Those records that do not successfully complete the verification processes will be sent in a file of rejected enrollments to the corresponding Contractor for correction.

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The Figure 2 below shows the validation process performed for the purpose of processing a candidate record for SYSPREM.

Figure 5: Validation Process under SYSPREM

C. Premium Payments for SYSPREM

The run for the monthly premium payment will include all SYSPREM records that have been processed during the previous month. The payment for these transactions is calculated based on monthly periods from the Enrollment Effective Date of the SYSPREM to:

(1)	The month in which the enrollee was enrolled with a different Contractor,
(2)	The month in which the enrollee is cancelled or
(3)	Until the date of current billing.

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D. SYSPREM Error Codes

The following is a breakdown of the Error Codes that will trigger an evaluation under SYSPREM:

Table 8: Primary Error Codes for SYSPREM

Code	Primary Error Description
107	Effective Date prior to the current family eligibility period.
108	Effective date prior to the current enrollee eligibility period.
280	The family must be eligible in the current eligibility data.
281	The enrollee must be eligible in the current eligibility data.
177	Enrolled with another Contractor on or after the effective date.

Table 9: Secondary Error Codes for SYSPREM

Code	Secondary Error Description
083	Social Security Number Not Found.
093	Suffix not found.
132	MPI Not Found.
222	Currently enrolled with the same Contractor
223	Currently enrolled with another Contractor
225	Incorrect Social Security Number
226	Incorrect MPI Number
22F	Error found in other beneficiaries of the family (GHP).

The following is a breakdown of the Error Codes that could appear during an evaluation under SYSPREM:

Table 10: SYSPREM Error Codes

Code	New Error Codes Description
996	Sysprem record successfully inserted in history.
980
The Process Date of the enrollment record must be greater than the Process Date of the previous enrollment record for the enrollee who appears previously enrolled for the month corresponding to the Effective Date of the enrollment.

981	The enrollee must not have beneficiaries of his family with errors not acceptable by SYSPREM in the same enrollment file.
982	The enrollment record must not have an Effective Date prior to 01/01/2006.
983	Enrolled in history for the Effective Date of the enrollment record.
984	It is a New Enrollment, the Effective Date is not first of the month and the enrollee is already subscribed in another Contractor at the Effective Date specified.
985	It is a New Enrollment and the Effective Date should be at least as recent as the enrollee’s Certification Date at the specified Effective Date.
986	For SYSPREM processing, the Enrollment Effective Date should be before the Effective Date of the current enrolled record at the ASES databases.

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In summary, SYSPREM will process and/or enroll transactions in history in those cases in which the enrollment cannot be applied to current data or to current periods of eligibility. Some beneficiaries will not appear as enrolled in history because they are not eligible for the Effective Date or because they are enrolled with a different Contractor. Contractors need to evaluate the cases rejected by SYSPREM in order to identify errors in the assigned Effective Date and the correctness of the beneficiaries’ data included in the enrollment record.

XIII. REFERENCES

See Attachment 09

XIV. APPROVALS

Revision Sheet

Project Sponsor:
Date
Project Manager:
Date

Steering Committee:
Date
Steering Committee:
Date
Steering Committee:
Date
Steering Committee:
Date

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Attachment 10

ASES GUIDELINES FOR CO-LOCATION OF BEHAVIORAL HEALTH PROVIDER
IN PMG SETTINGS

Attachment 10

VERSION 10.1.18

1

ASES GUIDELINES FOR CO-LOCATION OF BEHAVIORAL HEALTH PROVIDER IN PMG SETTINGS

In accordance with the provisions of the Puerto Rico Mental Health Code, Law No. 408 of October 2, 2000, as amended, and the Puerto Rico Patient’s Bill of Rights and Responsibilities, the Government Health Plan (GHP) is committed to promoting mental and physical health integration, in order to improve program effectiveness and quality of life for enrollees.

In developing the full integration of physical and behavioral health, ASES requires placement of a psychologist or other type of Behavioral Health Provider in each PMG setting. The Behavioral Health Provider shall be present and available to provide assessment, screening, consultation, and Behavioral Health Services to Enrollees. (Article 8.2.1). Through this model, physicians, behavioral health providers and other members of the health team, collaborate in the provision of an integrated care plan to patients. In this context, the communication between physicians and the behavioral health providers is one of the most important step to collaboration and integration.

Situations that may be address by the behavioral health person, in collaboration with the medical staff, may include, but are not limited to:

1.	Patients with signs of depression or anxiety
2.	Patients in the high cost/high needs program
3.	Patients with chronic conditions
4.	Patients who present problems with adherence to medical treatment
5.	Patients with developmental, behavioral, or psychiatric conditions
6.	Patients who confront stressful events such as losing a significant other, divorce, caregiving, or others
7.	Patients with family, school or work related situational stressors
8.	Identification and referral of patients with drugs, alcohol or smoking addictions.
9.	Patients referred as high Emergency Room utilizers associated to behavioral health issues.
10.	Patients seeking behavioral services at their own initiative
11.	Education to patients, community or staff

The goal is to achieve better access to care and cost containment, while considering people’s health as a whole. The GHP health care collaborative and integrated strategy for physical and behavioral services provides a mean to open communication channels to achieve better access and more focused and cost effective services.

The following guidelines are intended to clarify and adequately monitor compliance with the Co-Location requirements. These guidelines seek to ensure access to services and adequate communication between professionals.

Required Co-Location of Staff per PMG Setting: In view of the different kinds of PMG Settings and particularly, the different number of beneficiaries served, ASES has design the following table detailing the minimum required weekly hours of mental health professional availability according to the number of beneficiaries served by the PMG. Total Behavioral Health Provider hours will be determine by the number of PSG beneficiaries attached to the PMG regardless of the MCO selected by the beneficiary.

2

Covered Beneficiaries per PMG Setting	Minimum Behavioral Health Colocation weekly Hours Required
1,000 or less	4 hours
1,001 – 2,000	8 hrs.
2,001 – 3,000	12 hrs.
3,001 – 4,000	16 hrs.
4,001- 5,000	20 hrs.
5,001 – 6,000	24 hrs.
6,001 – 7,000	28 hrs.
7,001 – 8,000	32 hrs.
8,001 – 9,000	36 hrs.
9,001 – 10,000	40 hrs.

A corrective action plan (“CAP”) will be required of every PMG Setting that does not comply with the required co-location level. The PMG must present the CAP to the corresponding Entity within seven (7) calendar days from the receipt of the notice of the need for corrective action. The Entity will evaluate and approve or deny the CAP within seven (7) calendar days from the day such CAP is received. All PMGs with an approved CAP must comply with the terms of the CAP and achieve the required co-location within the timeframes established in the CAP.

Sanction Matrix. In the event that a PMG does not comply with the required co-location levels in any of its PMG settings, the PMG may be subject to penalties according to the following matrix:

Sanction Level	Sanction Type	Timeframe to cure	Comments
0	Notice of Non Compliance with Colocation Level	30 days Day 1-30	A Corrective Action Plan is required
1	New members subscription Hold	30 days Day 31-60
2	PM/PM payment withhold and new member subscription	30 days Day 61-90	A Standard $1.50 PM/PM payment withhold
3	Fine	15 days Day 91-105	Fines to be defined in accordance to contract
4	PMG Contract Cancelation	Day 106

3

Attachment 11

Administracion de Seguros de Salud November 1, 2018 to September 30, 2019 PSG (MI Salud) PMPM Premium Rates
Rate Cell	PMPM Premium Rate
Medicaid Pulmonary	$208.27
Medicaid Diabetes or Low Cardio	$322.97
Medicaid High Cardio	$704.54
Medicaid Renal	$1,471.71
Medicaid Cancer	$1,688.77
Medicaid Male 45+	$120.77
Medicaid Male 19-44	$87.44
Medicaid Male 14-18	$72.98
Medicaid Female 45+	$157.42
Medicaid Female 19-44	$108.21
Medicaid Female 14-18	$83.30
Medicaid Age 7-13	$75.25
Medicaid Age 1-6	$87.48
Medicaid Under 1	$249.25
Commonwealth Pulmonary	$137.49
Commonwealth Diabetes or Low Cardio	$173.79
Commonwealth High Cardio	$375.75
Commonwealth Renal	$607.43
Commonwealth Cancer	$1,250.44
Commonwealth Male 45+	$66.88
Commonwealth Male 19-44	$47.59
Commonwealth Male 14-18	$45.49
Commonwealth Female 45+	$94.63
Commonwealth Female 19-44	$76.24
Commonwealth Female 14-18	$56.54
Commonwealth Age 7-13	$61.58
Commonwealth Age 1-6	$69.21
Commonwealth Under 1	$260.25
CHIP Pulmonary	$191.68
CHIP Diabetes	$503.89
CHIP Age 7-13	$68.46
CHIP Age 14+	$63.08
CHIP Age 1-6	$91.16
CHIP Under 1	$256.09
Dual Eligible Part A and B	$740.27
Dual Eligible Part A Only	$299.62
Maternity Delivery Kick Payment	$4,641.59

Attachment 12

Attachment 12 - Deliverables

•	All deliverables and documents submitted in accordance with Attachment 12 must be submitted in English.
•
Deliverables included in this list as well as other documents are subject to ASES review in accordance with this Contract, will be due to ASES in accordance with the deadlines established in the request for information and readiness schedule established by ASES.

	Deliverable Name	Contract Citation(s)	Initial Due Date	Submission Frequency
1	Notice of Enrollment	5.2.5.3, 6.2.4.3	8/13/2018	Once
2	Newborn Enrollment packet	5.2.6.2	8/20/2018	Once
3	Newborn notification form	5.2.6.5	8/13/2018	Once
4	Website Screen Access	6.10.5	8/20/2018	Once
5	Cultural Competency plan	6.11.2	8/20/2018	Annually
6	Marketing plan	6.15.6	8/13/2018	Annually
7	Marketing Materials	6.15.6	8/13/2018	Quarterly
8	Provider Marketing Materials	6.15.7	8/13/2018	Quarterly
9	Enrollee Handbook	6.2.1, 6.4	8/20/2018	Once
10	Provider Directory	6.2.1, 6.6	8/13/2018	Quarterly
11	Enrollee ID Card	6.2.1, 6.8.1	8/13/2018	Once
12	Redetermination Notices	6.2.4.3	8/20/2018	Once
13	Disenrollment Notices	6.2.4.3	8/20/2018	Once
14	Intentionally Left Blank
15	Enrollee Handbook Policy, limited to HCHN	6.3.1	8/20/2018	Once
16	Member Notices Policy	6.3.1	8/20/2018	Once
17	GHP Call Center Policy and Procedures	6.9.10	8/20/2018	Once
18	GHP Call Center Quality Standards	6.9.11	8/20/2018	Annually
19	GHP Service Line Outreach Program	6.9.13, 6.9.14	8/13/2018	Annually
20	GHP Service Line Scripts	6.9.15	8/13/2018	Quarterly
21	Pharmacy UM Protocols	7.5.12.16.2	8/13/2018	Once
22	Pre-natal and Maternal Program maternal wellness plan	7.5.8.3.2	8/20/2018	Annually
23	Special Coverage Identification & Registration Strategy	7.7.6.1	8/13/2018	Once
24	Special Coverage Registration Form	7.7.6.2	8/13/2018	Once
25	Special Coverage Notification Form (Enrollee & Provider)	7.7.6.3	8/13/2018	Once
26	Protocols for the development of a treatment plan	7.7.6.4	8/13/2018	Once
27	Provisions for ensuring that Enrollees with Special Coverage have Immediate Access to specialists	7.7.6.5	8/13/2018	Once
28	Strategy for identification of individuals with Special Health Care Needs	7.7.6.6	8/13/2018	Annually
29	Policies and procedures for Care Management	7.8.2.4	8/13/2018	Once
30	EPSDT Plan	7.9.1.2, 7.9.1.4	8/13/2018	Annually
31	EPSDT Outreach and education process	7.9.2.1	8/13/2018	Annually
32	High-Utilizers Program	7.14	8/20/2018	Annually
33	Communication Forms	8.5.2	8/13/2018	Once

Deliverable Name	Contract Citation(s)	Initial Due Date	Submission Frequency
34	Integration Plan	8.8	8/13/2018	Annually
35	Provider Network	9.1.1, 9.1.5	8/20/2018	Once
36	Credentialing/Re-credentialing	9.2.3.7.1	8/20/2018	Once
37	Provider Selection	9.3.1.5.2	8/13/2018	Once
38	Screening for Special Health Care Needs	9.5.2.2	8/13/2018	Once
39	Provider Hours	9.5.5.4	8/20/2018	Once
40	Provider Contracts	10.1.6.1	8/13/2018	Once
41	Provider Guidelines	10.2.1.3	8/20/2018	Annually
42	Provider Communications Strategy	10.2.1.6	8/20/2018	Once
43	Provider Education	10.2.2	8/20/2018	Annually
44	Physician Incentives	10.7.1	8/20/2018	Annually
45	UM Policies and Procedures	11.2.2	8/20/2018	Once
46	Utilization Management clinical criteria to be used for services requiring Prior Authorization	11.4.3	8/20/2018	Annually
47	Referral Process	11.5.2	8/20/2018	Once
48	QAPI program	12.2.4	8/20/2018	Annually
49	Wellness Plan	12.5.5.4	8/20/2018	Annually
50	Fraud, Waste, and Abuse policies and procedures	13.1.6	8/20/2018	Once
51	Compliance plan	13.1.6, 13.2.1	8/20/2018	Annually
52	Program Integrity Plan	13.1.6, 13.3	8/20/2018	Annually
53	Service Verification Sampling Methodology	13.6.2	8/20/2018	Annually
54	Grievance and Appeal System forms	14.1.12	8/20/2018	Once
55	Grievance and Appeals Policies	14.1.4	8/20/2018	Once
56	Notice of the disposition of the Grievance	14.3.8	8/20/2018	Once
57	Notice of Adverse Benefit Determination	14.4.6	8/20/2018	Once
58	Notice of Disposition of an Appeal	14.5.18	8/20/2018	Once
59	Staff training plan and a current organizational chart	15.3.2	8/20/2018	Annually
60	Implementation plan	15.5.1	8/13/2018	Once
61	Payment schedule	16.2.1	8/13/2018	Once
62	Business Continuity & Disaster Recovery Test Report	18.2.8.2	8/20/2018	Annually
63	Certified Public Accountant Solvency Info	23.2.3	8/13/2018	Annually
64	Plan for Routine Audits	23.4.1.9	8/20/2018	Once
65	Copy of its insurance license	31.1	8/13/2018	Once
66	Record Retention	34.1.6	8/20/2018	Once

Attachment 13

[CERTIFIED TRANSLATION]
ATTACHMENT 13

This Attachment contains Normative Letters referenced throughout the Contract. It is not an exhaustive list of all ASES Normative Letters. Contractor must abide by all ASES Normative Letters, regardless of whether they are included in this Attachment.

[CERTIFIED TRANSLATION]

GOVERNMENT OF PUERTO RICO Health Insurance Administration	Hon. Ricardo A. Rosselló Neváres Governor Ms. Angela M. Avila Marrero Executive Director

October 20, 2017

TO ALL UNIONS AND LABOR ORGANIZATIONS THAT PROVIDE HEALTH INSURANCE BENEFITS TO THEIR MEMBERS PURSUANT TO PUBLIC LAW NO. 158-2006

Greetings. The Health Insurance Administration (ASES, Spanish acronym) is the agency authorized pursuant to Public Law No. 95-1963, as amended, to regulate, oversee, negotiate, and contract with the health insurance plans that are selected by public employees through their employer contribution, as per the provisions of the referenced Public Law No. 95. Public Law No. 158-2006 is an amendment to Public Law 95 that allows unions that are duly established in accordance with Public Law No. 45 to negotiate and contract health insurance benefits for their members. Public Law No. 158 does not, however, establish its own work calendar, and is thus subject to the calendar established by ASES for the processes of Public Law No. 95.

In contract year 2018, the ASES was in the Request for Proposals (RFP) process whereby the insurance entities that would offer the benefit of health insurance to this population starting on January 1, 2018 would be chosen. However, in light of the catastrophe created by hurricanes Irma and María in Puerto Rico, it was impossible to comply with the work calendar established for this purpose.

For this reason, and in order for the population covered by Public Law No. 95 to have continuity of services under the best possible conditions, the ASES has communicated to the insurance entities that are currently offering the referenced benefit that the provisions of Clause 51 of the contract currently in force and effect between the parties are being activated. This clause allows the ASES to extend the contracts that are currently in effect for a period of up to 90 days under the same conditions. In other words, with the same benefit and premiums that were negotiated until December 31, 2017.

PO Box 195661, San Juan, PR 00919-5661 Tel: 787.474.3300 Fax: 787.474.3348 www.ases.pr.gov

[CERTIFIED TRANSLATION]

In light of these circumstances, and for the reasons stated in the first paragraph of this letter, we have advised unions to work with their insurance brokers or designated persons to make the corresponding arrangements with the insurance entities that provide their health insurance plans so that they will make the corresponding adjustment extending coverage until March 31, 2018. We will be sending out a new communication with the calendar showing the dates of the administrative processes.

If you have any questions regarding this matter, please contact Mr. Carlos Guzmán, Public Law No. 95 project manager, at telephone number 787-474-3300 ext. 2344 or by email at cguzman@asespr.org.

Cordially,
[signed]
Angela Avila Marrero
Executive Director

[CERTIFIED TRANSLATION]

GOVERNMENT OF PUERTO RICO Health Insurance Administration	Hon. Ricardo A. Rosselló Neváres Governor Ms. Angela M. Avila Marrero Executive Director

July 20, 2018

CIRCULAR LETTER 18-07-20

Secretaries, Directors, Heads of Agencies, Departments, Offices, Commissions, Administrations, Organisms, Entities, Public Corporations, Municipalities, Insurance Entities Contracted by the ASES to offer services to public employees pursuant to Public Law No. 95 of June 29, 1963, and Insurance Entities offering health insurance benefits to the unionized employees of the Government of Puerto Rico pursuant to Public Law No. 158-2006.

OATRH 2018-001 MEMORANDUM PROTOCOL

The purpose of issuing this Circular Letter is to establish protocols in keeping with the Special Joint Memorandum No. 2018-01 and 2018-02 of the Human Resources Management and Transformation Office of the Government of Puerto Rico (OATRH, Spanish acronym).  Said informative memoranda sent to all of the agencies, instrumentalities, and public corporations of the Government of Puerto Rico announce the opinion of the U.S. Supreme Court in the case of Janus v. American Federation of State, County, and Municipal Employees, Council 31, No. 16-1466, 585 U.S.    (2018), (“Janus v. AFSCME”) and how it will be applicable in the Government of Puerto Rico.

In accordance with Memorandum 2018-01 and 2018-02 of the OATRH, starting on July 16, 2018, the public employees of the Government of Puerto Rico, its instrumentalities, and public corporations will have the right to authorize and de-authorize the collection of service charges if they are not affiliated with an exclusive representative. Additionally, public employees who do not wish to join a union will have the right to freely and voluntarily submit a request for opting out at any time. After submitting said request, the agencies, public corporations, and/or instrumentalities of the Government of Puerto Rico will be required to make the necessary arrangements to stop the withholding of dues and/or other related charges from said employee’s wages, unless the public employee submits written authorization for same. No public employee may be incentivized or pressured to exercise his or her right to join or to opt out of a labor union.

The ruling of the U.S. Supreme Court in Janus v. AFSCME is also applicable to the bona fide organizations established pursuant to the Public Servant Association Fees Act, Public Law No. 134 of July 19, 1960, as amended. The referenced law establishes that the contributions of public employees who belong to same “…may be revoked one year after their effective date” (Article 2.—[Public servant association dues, withholdings) (3 L.P.R.A. sec. 702 Section (b)]). This provision is no longer applicable and thus revocations of withholding authorizations will also be accepted for bona fide organizations at any time, without having to wait one year.

PO Box 195661, San Juan, PR 00919-5661 Tel: 787.474.3300 Fax: 787.474.3348 www.ases.pr.gov

2

[CERTIFIED TRANSLATION]

In order to adjust the procedures of the ASES in keeping with the ruling of the U.S. Supreme Court in Janus v. AFSCME and Memoranda 2018-01 and 2018-02 of the OATRH, the provisions regarding the employer contributions of those employees who exercise their right to opt out of their union and who wish to receive healthcare coverage through Public Law No. 95 of June 29, 1963 (“Public Law No. 95-1963”) administered by the ASES are hereby modified.

Specifically, Circular Letter 2017-11-06, in its Section entitled “PUBLIC LAW NO. 158 OF AUGUST 2006”, Art. 7, section (d), currently provides that:

“d. The employee does not wish to be covered by the selected insurance entity. In this case, the employee will not be able to use his or her employer contribution to obtain coverage from any of the entities contracted by the ASES nor for direct-pay coverage payment”.

In accordance with the instructions of Memoranda 2018-01 and 2018-02 of the OATRH, after the issuance of this Circular Letter, the public employees who freely and voluntarily exercise their right to opt out of their unions will be treated under the same conditions that are expressed in the referenced Circular Letter in the section entitled “PUBLIC LAW 158 OF AUGUST 2006”, Art. 9, which establishes the following:

“9. If during the effective period of the contract, the insured is reclassified and becomes a managerial employee, he or she will cease to be eligible for the health insurance plan negotiated pursuant to Public Law No. 158. In these cases, the employee will have the following thirty (30) calendar days after the date on which he or she learns about the change to seek coverage from any of the insurance entities contracted by the ASES pursuant to Public Law No. 95. The employee must submit to the insurer the certification from the agency showing that he or she is no longer unionized and evidence of the cancellation of his or her healthcare coverage under Public Law No. 158…”

Although the change from unionized to managerial is not configured, the opting out of a public employee from his or her union is an even that prevents the employee from continuing to receive the health insurance plan benefit as negotiated by his or her representative pursuant to Public Law No. 158-2006. Thus, the same procedure established in the referenced Article 9 will be used for these cases. In other words, any employee who decides to opt out of his or her union will have the following thirty (30) days after the date on which his or her opting out is notified to seek coverage under any of the insurance entities contracted by the ASES pursuant to Public Law No. 95-1963. The employee must submit to the insurer the certification from the agency showing that he or she is no longer a unionized employee and evidence of the cancellation of the healthcare coverage acquired under Public Law No. 158-2006.

We request strict compliance with the provisions of this Circular Letter. If you have any questions, please contact Mr. Carlos E. Guzmán Otero, Public Law No. 95 project manager, by email at cguzman@asespr.org or by telephone at (787) 474-3300 ext. 2344.

Cordially,
[signed]
Yolanda García Lugo, MS, MBA
Deputy Executive Director

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

NORMATIVE LETTER 15-1012 Amended
(To amend Normative Letter 15-03-25-A and Normative Letter 15-03-25-B)

October 13, 2015
To:	Healthcare Entities
Pharmacy Benefit Manager
Primary Medical Groups, including Obstetricians/Gynecologists Participating in the
Health Insurance Plan of the Government of Puerto Rico (PSG, Spanish acronym)
Subjects:	Model for the Provision of Contraceptive Services for the entire population of reproductive age of the PSG

In keeping with the changes in legislation established in the “Patient Protection and Affordable Care Act”, the Government Healthcare Plan expands access to methods of contraception for its entire population of reproductive age, free of charge. The new guidelines for access to these methods are detailed below. These guidelines took effect on April 1, 2015 under the model of contracting with insurers for the different healthcare regions established by the ASES.

The services for accessing and dispatching contraceptives will be provided by the family planning clinics contracted for these purposes and established in the different municipalities of the regions of the Government Healthcare Plan.

The following methods of contraception will be provided according to the different covered categories:

Category	Brand Name	Dispatch	Limitations
Birth control pills	Lutera, Ortho Micronor, Cyclen, Tri-cyclen/ Tri- Sprintec, Ortho-Tri Cyclen Low	Three packets for ninety days with three refills, one year covered without need for medical evaluation or new prescription.
Active smoker for over 35 years
Diabetes for over 20 years
Symptomatic gallbladder disease
Liver disease
Stroke
History of thrombophlebitis
Irregular blood pressure
Myocardial infarction
History of breast cancer

Hormonal Injection	Depo-Provera	Three packets for ninety days with three refills, one year covered without need for medical evaluation or new prescription.	No more than two (2) consecutive years Active smoker for over 35 years Diabetes for over 20 years Symptomatic gallbladder disease Liver disease Stroke History of thrombophlebitis

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706
PO Bo 195661 San Juan, PR 00919-5661
Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

Normative Letter 15-1012 Amended
(To amend Normative Letter 15-03-25-A and Normative Letter 15-03-25-B)

Irregular blood pressure Myocardial Infarction History of breast cancer
Intrauterine Device (Copper T)	DIU-Paragard	One every 10 years	Abnormal Pap Positive for venereal diseases Wilson’s Disease

The following methods of contraception are available through the contracted planning clinics, however, they are not covered by the Government Healthcare Plan.

Category	Brand Name	Dispatch	Limitations
Barrier Method	Latex condom, with spermicide	Must be paid for by the insured.	Latex or spermicide allergy
Emergency Methods	Plan B	Must be paid for by the insured.
Body weight greater than 164 lbs
Active smoker for over 35 years
Diabetes for over 20 years
Symptomatic gallbladder disease
Liver disease
Stroke
History of thrombophlebitis
Irregular blood pressure
Myocardial infarction
History of breast cancer

*The ASES will periodically evaluate the cost-effectiveness of the available methods in order to maintain the viable options for the populations served. Any change in product will be notified to the participating providers in a normative letter.

Attachment 1 details the protocol for referrals to family planning clinics, including the referral form required to refer the insured who qualify and wish to access the methods of contraception.

We request the cooperation of all providers in order to comply with the normative [letter].

Cordially,
[signed]
Sandra V. Peña Pérez, PT, MHSA
Deputy Executive Director

c	Atty. Maria del Carmen Rosario
Director Office of Legal Affairs / Compliance and Clinical Affairs Office

[CERTIFIED TRANSLATION]

ıuros de Salud de Puerto Rico

ASES
Administración de Seguros de Salud de Puerto Rico

ASES
Administración de Seguros de Salud de Puerto Rico

# FAMILY PLANNING CLINIC

## Information Patient PMG

Contract Num / MPI________________________ Age ______ Gender _____F _____M

## Referring Physician Information (PMG)

Physician Name ______________________ Signature ______________________

NPI ________________ License number______________ Date________________
mm/dd/yyyy

## Medical History

Blood Pressure: _______/_______ Height: _______ Weight: ________ BMI:__________

Last Menstrual Period: ___/___/___ Gravidity: ___ Parity:___ Abortion: ___ Cesarean: ___

Menstrual History: __ Normal ___ Abnormal (Explain): # _____ (days); Regular: Yes ( ), No ( ),

Painful: Yes ( ), No ( ) ______________________________

Pregnancy Test Done: ____No ____Yes (Weeks of Pregnancy) ______________________

1.History contraceptive Method? ___No ___Yes Date ___/___/___

Current Contraceptive Method: ______________________________

2.Record of STD infections: ____ No ____Yes Date ___/___/___

Type of disease ______________________________

3.Currently Breastfeeding: _____No ____Yes

## Additional Information Required

**1. Select significant Co–mobility Contraindication for Hormonal Methods:**

___Uncontrolled or Malignant Blood Pressure
___Migraine Headache
___Active smoker >35 y/old
___Symptomatic gallbladder disease
___Liver Disease
___Recent surgery with prolonged immobilization
___Diabetes mellitus with vascular disease
___Record of Thrombosis or Thrombophilia disorder
___Record of Stroke
___Record of Myocardial Infarction
___Postpartum and Breastfeeding
___Record of breast cancer, Explain: ______________________
___Other active cancer, Explain: ______________________

**Recommended Contraceptive Method:**

___ **Pills:** ______________________
___ **Depo-Provera (injection)**
___ **IUD-Paragard**

*(This Referral is exclusive for use with beneficiaries of the Government Health Plan (GHP).*

[CERTIFIED TRANSLATION]

REFERRAL FORM FAMILY PLANNING CLINIC (PMG)
Page 2/2

**2. Is the patient taking any of the following medicationscontraindicated for Hormonal Methods:**

____ Any of the following, Rifampin, Rifabutin, Griseofulvin, Phenobarbital / Barbiturates, Primidone, Phenytoin, Carbamazepine, Felbamate, Topiramate, Vigabitrin
____ Antiretroviral medication
____ None of the above

**3. Is at risk sexual activity:**

___Non safe sex
___Violence or sexual violence
___Multiple Partners
___Record of Sexual Transmitted Disease
___Not at risk

**4. Identify Considerations for Contraceptive Prescription**

___Mental health disorder
___Substance Abuse
___Other: ______________________________

***PAP Test Result***

**Date:**____/____/____

**Normal** ______
**Abnormal** ______
**Explain** (If Abnormal)
______________________
______________________

*Please attach copies of PAP Smear results with this referral.

**5. Diagnostic Test Required:**

___Pregnancy Test (If at risk)
___PAP Test (If at risk)
___Chlamydia Test /GC Test (If at risk)
___HIV Test (If at risk)
___VDRL

**I certify no medical condition affect the client eligibility criteria for contraception methods.**

***Physician Signature*** : ______________________

## Use for Family Planning Clinic

**Comments:**

______________________________________________
______________________________________________
______________________________________________
______________________________________________
______________________________________________

***Nurse name:*** ______________________ *Signature*: ______________________

*Confidentiality Notice: This message is intended only for the use of individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If you are not the intended recipient, please contact the sender and destroy all copies of the original.*

Date Rev:06/2016 PREVEN
Date Rev:10/3/2016 ASES

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

NORMATIVE LETTER 15-1112
November 12, 2015

TO THE CONTRACTED HEALTHCARE ENTITIES, PRIMARY MEDICAL GROUPS, AND PROVIDERS OF THE HEALTHCARE PLAN OF THE GOVERNMENT OF PUERTO RICO (PSG)

REVIEW OF ICD10 COVERAGE AND DIAGNOSIS

The Compliance and Clinical Affairs Office attached to the Health Insurance Administration (ASES, Spanish acronym) has validated the coding of the Special Coverage from ICD-9 to ICD-10 for Attachment 7, Attachment 13, Normative Letter 15-0617 (Diagnostic Codes for Special Needs Children), and the codes in the ASES Quality Handbook.

It is important to clarify that use of the new ICD10 CM diagnostic codes does not increase the number of diseases, but rather the specificity and description of the disease itself. The validation was performed for the general codes of the families that group diagnoses.

The attachment that is included with this Normative Letter includes the diagnostic codes in ICD10 CM revised and approved by ASES with the collaboration of the Department of Health to be applied to the above-mentioned documents. A file will be sent to you electronically with the lists that are included as attachments. We have named them: Special Need Childrens [sic], Special Coverage Adults, HIV ICD10 and Quality Program Incentive in the file that is sent out so that you may identify them.

It is important for the contracted entities to validate the configuration of all of their systems and of the operational areas that process diagnostic codes in accordance with the revision by ASES. The use of the general family code can be applied as long as the specificity rule established in the regulation by CMS is not omitted.

Cordially,
[signed]
Sandra V. Pena, MHSA, PT
Deputy Executive Director

c	Maria del C. Rosario, Director
Office of Legal Affairs / Compliance and Clinical Affairs Office

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706
PO Bo 195661 San Juan, PR 00919-5661
Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

[CERTIFIED TRANSLATION]

[CERTIFIED TRANSLATION]

[CERTIFIED TRANSLATION]

LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES

DIAGNOSTIC CODES (ICD-10 CM_2015)

DIAGNOSTIC CODES (ICD-10 CM_2015)	DESCRIPTION-LETTER DS_2008	Type of Register	Type Condition	Up to 20 years (until before age 21 day)	Temporary (for a specified period)	Comments	RISK -Minimum Services to be covered risk of the entity contracted by the PSG
G82.51	Quadrplg c1-c4, complete	NNE	CNS	✓		Cubierto Total	Todo
G82.52	Quadrplg c1-c4, incomplt	NNE	CNS	✓		Cubierto Total	Todo
G82.53	Quadrplg c5-c7, complete	NNE	CNS	✓		Cubierto Total	Todo
G82.54	Quadrplg c5-c7, incomplt	NNE	CNS	✓		Cubierto Total	Todo
G82.50	Other quadriplegia	NNE	CNS	✓		Cubierto Total	Todo
G82	Paraplegia	NNE	CNS	✓		Cubierto Total	Todo
G83	Monoplegia of lower limb	NNE	CNS	✓		Cubierto Total	Todo
G83	Monoplegia of upper limb	NNE	CNS	✓		Cubierto Total	Todo
G83.4	Cauda equina syndrome	NNE	CNS	✓		Cubierto Total	Todo
G40	Gen noncv ep w/o intr ep	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Gen nonconv ep w intr ep	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Gen cnv epil w/o intr ep	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Gen cnv epil w intr epil	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Petit mal status	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Grand mal status	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Psymotr epil w/o int epi	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Psymotr epil w intr epil	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Part epil w/o intr epil	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Part epil w intr epil	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Inf spasm w/o intr epil	NNE	CNS	✓		Cubierta Total	Todo
G40	Inf spasm w intract epil	NNE	CNS	✓		Cubierta Total	Todo
G40	Epil par cont w/o int ep	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Epil par cont w intr epi	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Epilep NEC w/o intr epil	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G40	Epilep NOS w/o intr epil	NNE	CNS	✓		Cubierto Parcial	Medicamentos y visitas a neurólogo
G93.0	Cerebral cysts	NNE	CNS	✓		Cubierto Total	Todo
G93.40	Encephalopathy NOS	NNE	CNS	✓		Cubierto Total	Todo
G60	Hered periph neuropathy	NNE	CNS	✓		Cubierto Total	Todo
G60	Peroneal muscle atrophy	NNE	CNS	✓		Cubierto Total	Todo
G60	Hered sensory neuropathy	NNE	CNS	✓		Cubierto Total	Todo
G60.1	Refsum's disease	NNE	CNS	✓		Cubierto Total	Todo
G60.3	Idio prog polyneuropathy	NNE	CNS	✓		Cubierto Total	Todo
G60.8	Idio periph neurpthy NEC	NNE	CNS	✓		Cubierto Total	Todo
G60.9	Idio periph neurpthy NOS	NNE	CNS	✓		Cubierto Total	Todo
G61.0	Ac infect polyneuritis (Guillan-Barre)	NNE	CNS	✓		Cubierto Total	Todo
G71.2	Cong hered musc dystrphy	NNE	CNS	✓		Cubierto Total	Todo
G71.0	Hered prog musc dystrphy	NNE	CNS	✓		Cubierto Total	Todo
G71.11	Myotonic musclr dystrphy	NNE	CNS	✓		Cubierto Total	Todo
Disorders of Eye and Adnexa							
H35	Retinoph prematurity NOS	NNE	Oftalmológico	✓		Cubierto parcial	Visitas a Oftalmólogo

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

## LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES
## DIAGNOSTIC CODES (ICD-10 CM_2015)

| DIAGNOSTIC CODES (ICD-10 CM_2015) | DESCRIPTION-LETTER DS_2008 | Type of Register | Type Condition | Up to 20 years (until before age 21 day) | Temporary (for a specified period) | Comments | RISK -Minimum Services to be covered risk of the entity contracted by the PSG |
|---|---|---|---|---|---|---|---|
| H54.0 | Both eyes blind-who def | NNE | Ceguera | √ | | Cubierto parcial | Visitas a Oftalmólogo y servicios relacionados al problema visual |
| H54.2 | Moderate/severe impairment both eyes | NNE | Ceguera | √ | | Cubierto parcial | Visitas a Oftalmólogo y servicios relacionados al problema visual |
| H54.8 | Legal blindness-usa def | NNE | Ceguera | √ | | Cubierto parcial | Visitas a Oftalmólogo y servicios relacionados al problema visual |
| H50.30 | Esotropia NOS | NNE | Oftalmológico | | √ | Cubierto parcial | Procedimiento quirúrgico y servicios oftalmológicos relacionados |
| H50.10 | Exotropia NOS | NNE | Oftalmológico | | √ | Cubierto parcial | Procedimiento quirúrgico y servicios oftalmológicos relacionados |
| H50.60 | Mechanical strabism NOS | NNE | Oftalmológico | | √ | Cubierto parcial | Procedimiento quirúrgico y servicios oftalmológicos relacionados |
| H50.811 Right eye H50.812 Left eye | Other specified strabism (Duane's) ( Aplicar solo el código de lado del ojo) | NNE | Oftalmológico | | √ | Cubierto parcial | Procedimiento quirúrgico y servicios oftalmológicos relacionados |
| **Diseases of the Musculoskeletal System and Connective Tissue** | | | | | | | |
| M33 | Dermatomyositis | NNE | Colágena | √ | | Cubierta total | Todo |
| M33 | Polymyositis | NNE | No especifico | | √ | Cubierta total | Todo |
| M91 | Juv osteochondrosis pelvis | NNE | MSK | √ | | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M92 | Juv osteochondrosis upper extremity | NNE | MSK | √ | | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M92 | Juv osteochondrosis leg | NNE | MSK | √ | | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M93 | Osteochondrit dissecans | NNE | MSK | √ | | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M21 | Acq. Unsp. Disorder of ankle and foot | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M21 | Acq. Equinovarus deformity | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M21SX9 | Equinus deformity of foot, acquired | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M21 | Acq ankle-foot def NEC | NNE | No especifico | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M40.00 | Adoles postural kyphosis | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M40 | Kyphosis NOS | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M40 | Lordosis NOS | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M41 | Idiopathic scoliosis | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M41 | Idiopathic scoliosis | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M41 | Idiopathic scoliosis, resolving infantile | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M96.5 | Idiopathic scoliosis, progressive | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M41 | Scoliosis due to radiation | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| M41 | Thoracogenic scoliosis | NNE | MSK | | √ | Cubierta Parcial | Procedimiento quirúrgico y servicios relacionados |
| **Congenital Anomalies** | | | | | | | |
| Q00.2 | Iniencephaly | NNE | CNS | √ | | Cubierta Total | Todo |
| Q01 | Spin bif w hydroceph NOS | NNE | CNS | √ | | Cubierta Total | Todo |
| Q05.0 | Spin bif w hydroceph-cerv | NNE | CNS | √ | | Cubierta Total | Todo |

Revisados octubre 2015 colaboración Departamento de Salud

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LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES
DIAGNOSTIC CODES (ICD-10 CM_2015)

DIAGNOSTIC CODES (ICD-10 CM_2015)	DESCRIPTION-LETTER DS_2008	Type of Register	Type Condition	Up to 20 years (until before age 21 day)	Temporary (for a specified period)	Comments	RISK -Minimum Services to be covered risk of the entity contracted by the PSG
Q23.1	Cong aorta valv insuffic	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q23.2	Congen mitral stenosis	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q23.3	Cong mitral insufficienc	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q23.4	Hypoplas left heart synd	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24.4	Cong subaortic stenosis	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24.2	Cor triatriatum	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24.3	Infundib pulmon stenosis	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24.8	Obstruct heart anom NEC	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24.5	Coronary artery anomaly	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24.6	Congenital heart block	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24	Malposition of heart	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24	Cong heart anomaly NEC	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24	Cong heart anomaly NOS	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q24	Other congenital anomal circulatory syst	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25.0	Patent ductus arteriosus	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25.1	Coarctation of aorta	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25.2	Interrupt of aortic arch	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25.4	Cong anom of aorta NOS	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25.4	Anomalies of aortic arch	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25	Aortic atresia/stenosis	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25	Cong anom of aorta NEC	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25	Pulmon art coarct/atres	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25.72	Pulmonary AV malformatn	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q25	Oth anom pul artery/circ	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q26.9	Great vein anomaly NOS	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q26.2	Tot anom pulm ven connec	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q26	Part anom pulm ven conn	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q26	Great vein anomaly NEC	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas (Cardio)
Q27.0	Umbilical artery absence	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q27.9	Unsp prphert vasc anomal	NNE	Congénito		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

# LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES
## DIAGNOSTIC CODES (ICD-10 CM_2015)

| DIAGNOSTIC CODES (ICD-10 CM_2015) | DESCRIPTION-LETTER DS_2008 | Type of Register | Type Condition | Up to 20 years (until before age 21 day) | Temporary (for a specified period) | Comments | RISK -Minimum Services to be covered risk of the entity contracted by the PSG |
|---|---|---|---|---|---|---|---|
| Q27.1 | Renal vessel anomaly | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q27.31 | Upper limb vessel anomaly | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q27.32 | Lowe limb vessel anomaly | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q27 | Anom other periph vascular system | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q28 | Cerebrovascular anomaly | CARDIO | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q27.9 | Spinal vessel anomaly | CARDIO | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| P29.3 | Persistent fetal circ | CARDIO | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q28 | Aneurysm, congenital | CARDIO | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q30.0 | Choanal atresia | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q30 | Nose anomaly NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q31.0 | Laryngeal web | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q31 | Laryngotrach anomaly NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q33.0 | Congenital cystic lung | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q33 | Agenesis of lung | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q33.9 | Lung anomaly NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q33.4 | Congen bronchiectasis | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q34 | Respiratory anomaly NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q35 | Cleft palate NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q35.9 | Unilat cleft palate-comp | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q35 | Unilat cleft palate-inc | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q35 | Bilat cleft palate-compl | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q35 | Bilat cleft palate-inc | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q36.9 | Cleft lip NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q36 | Unilat cleft lip-compl | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q36.9 | Unilat cleft lip-incompl | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q36 | Bilat cleft lip-complete | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q36 | Bilat cleft lip-incompl | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q37.9 | Cleft palate & lip NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q37 | Unil cleft palat/lip-com | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q37 | Unil cleft palat/lip-inc | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |

Revisados octubre 2015 colaboración Departamento de Salud

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# LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES

## DIAGNOSTIC CODES (ICD-10 CM_2015)

| DIAGNOSTIC CODES (ICD-10 CM_2015) | DESCRIPTION-LETTER DS_2008 | Type of Register | Type Condition | Up to 20 years (until before age 21 day) | Temporary (for a specified period) | Comments | RISK -Minimum Services to be covered risk of the entity contracted by the PSG |
|---|---|---|---|---|---|---|---|
| Q71 | Longitudinal defic ulna | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q71 | Longitud defic phalanges | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q71 | Reduction deformities of lowper limb | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q71 | Reduction deform leg NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q71 | Transverse defic leg | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q71 | Longitudinal defic femur | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q72 | Tibiofibula longit defic | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q72 | Longitudin defic fibula | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q73 | Reduct deform limb NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q74 | Oth anom of upper limb, shoulder girdle | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q87.0 | Acrocephalosyndactyly | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q74 | Oth anom of lower limb, pelvic girdle | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q74.8 | Accessory carpal bones | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q74.0 | Macrodactylia (fingers) | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q71 | Congenital cleft hand (Utilice la especificidad del lado) | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q74 | Upper limb anomaly NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q74 | Lower limb anomaly NOS | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q65.81 | Congenital coxa valga | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q68.2 | Cong knee deformity | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q75 | Anomal skull/face bones | Oral/Max | SURG | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76.49 | Anomaly of spine NOS | NeuroSx | No especifico | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76.2 | Lumbosacr spondylolysis | NeuroSx | SURG | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76.2 | Spondylolisthesis | NeuroSx | SURG | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76 | Cong absence of vertebra | NeuroSx | SURG | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76 | Hemivertebra | NeuroSx | SURG | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76.49 | Congen fusion of spine | NeuroSx | SURG | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76.1 | Klippel-feil syndrome | NeuroSx | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76.5 | Cervical rib | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q76 | Rib & sternum anomal NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q77 | Chondrodystrophy | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

## LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES
## DIAGNOSTIC CODES (ICD-10 CM_2015)

| DIAGNOSTIC CODES (ICD-10 CM_2015) | DESCRIPTION-LETTER DS_2008 | Type of Register | Type Condition | Up to 20 years (until before age 21 day) | Temporary (for a specified period) | Comments | RISK -Minimum Services to be covered risk of the entity contracted by the PSG |
|---|---|---|---|---|---|---|---|
| Q78.0 | Osteogenesis imperfecta | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q78.2 | Osteopetrosis | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q78.8 | Osteopoikilosis | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q78.1 | Polyostotic fibros dyspl | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q77.6 | Chondroectoderm dysplas | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q78.3 | Mult epiphyseal dysplas | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q78 | Osteodystrophy NEC | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q79 | Anomalies of diaphragm | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q79.51 | Prune belly syndrome | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q79.2 | Omphalocele | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q79 | Gastroschisis | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q79.5 | Congn anom abd wall NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q79.6 | Ehlers-danlos syndrome | NNE | Congénito | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q82.0 | Hereditary edema of legs | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q80 | Ichthyosis congenita | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q82.8 | Dermatoglyphic anomalies | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q82.4 | Cong ectodermal dysplas | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q82.5 | Vascular hamartomas | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q82 | Cong skin pigment anomal | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| Q81 | Skin anomaly NEC | NNE | Congénito | | √ | Cubierto por excepción | Codigo no registra, solo por excepción |
| Q84 | Hair anomalies NEC | NNE | Congénito | | √ | Cubierto por excepción | Codigo no registra, solo por excepción |
| Q84 | Nail anomalies NEC | NNE | Congénito | | √ | Cubierto por excepción | Codigo no registra, solo por excepción |
| 7576 | Cong breast anomaly NEC | NNE | Congénito | | √ | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |
| **Chromosome anomalies** | | | | | | | |
| Q90 | Down's syndrome | NNE | Genético | √ | | Cubierta Total | Todo |
| Q91 | Patau's syndrome | NNE | Genético | √ | | Cubierta Total | Todo |
| Q91 | Edwards' syndrome | NNE | Genético | √ | | Cubierta Total | Todo |
| Q90.4 | Cri-du-chat syndrome | NNE | Genético | √ | | Cubierta Total | Todo |
| Q93.81 | Velo-cardio-facial synd | NNE | Genético | √ | | Cubierta Total | Todo |
| Q93.88 | Other microdeletions | NNE | Genético | √ | | Cubierta Total | Todo |
| Q92 /Q93 | Autosomal anomalies NEC | NNE | Genético | √ | | Cubierta Total | Todo |
| Q96 | Gonadal dysgenesis | NNE | Genético | √ | | Cubierta Total | Todo |
| Q98 | Klinefelter's syndrome | NNE | Genético | √ | | Cubierta Total | Todo |
| Q97 | Oth cond due to sex chrm | NNE | Genético | √ | | Cubierta Parcial | Procedimientos quirúrgicos y visitas a especialistas |

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

LISTA DE DIAGNOSTICOS PARA CUBIERTA DE NINOS CON NECESIDADES ESPECIALES
DIAGNOSTIC CODES (ICD-10 CM_2015)

DIAGNOSTIC CODES (ICD-10 CM_2015)	DESCRIPTION-LETTER DS_2008	Type of Register	Type Condition	Up to 20 years (until before age 21 day)	Temporary (for a specified period)	Comments	RISK -Minimum Services to be covered risk of the entity contracted by the PSG
Q99.9	Conditions due to chromosome anomaly, NOS	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q89.01	Anomalies of spleen	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q89.1	Adrenal gland anomaly	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Other ans unspecified congenital anomalies							
Q89.09	Anomalies of spleen	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q89.2	Endocrine anomaly NEC	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q89.3	Situs inversus	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q89.4	Conjoined twins	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q85.1	Tuberous sclerosis	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q85	Hamartoses NEC	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q89.7	Mult congen anomal NEC	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q87.1	Prader-willi syndrome	NNE	Genético	√		Cubierta Total	Todo
Q87	Marfan syndrome	NNE	Genético	√		Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Q99.2	Fragile x syndrome	NNE	Genético	√		Cubierta Total	Todo
E78	Specfied cong anomal NEC	NNE	Genético	√		Cubierto por excepción	Codigo no registra, solo por excepción
Certain conditions originating in the Perinatal Period							
PO43	Fetal alcohol syndrome	NNE	Perinatal	√		Cubierta Total	Todo
PO700 /PO7001	Extreme immatur wtNOG	NNE	Perinatal	√		Cubierta Total	Todo
PO4	Brach plexus inj-birth	NNE	Perinatal		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
P84	Birth asphyxia NOS	NNE	Perinatal	√		Cubierta Total	Todo
P14	Intravent hemorrhage (Grade I-IV)	NNE	Perinatal	√		Cubierta Total	Todo
P57	NB kernicterus	NNE	Perinatal	√		Cubierta Total	Todo
P912	Perivent leukomalacia	NNE	CNS	√		Cubierta Total	Todo
Symptoms, Signas and Ill-Defined Conditions							
R62	Lack norm physio dev NOS	NNE	Desarrollo		√	Cubierta Parcial	Visitas a especialistas
R6251	Failure to thrive-child	NNE	Desarrollo		√	Cubierta Parcial	Visitas a especialistas
R620	Delayed milestones	NNE	Desarrollo		√	Cubierta Parcial	Visitas a especialistas
R6252	Short stature	NNE	Desarrollo	√		Cubierta Parcial	Visitas a especialistas
R491	Aphonia	NNE	Desarrollo-Habla		√	Cubierta Parcial	Visitas a especialistas
Late effects of injuries, Poisonings, Toxic Effects and Other External Causes							
T20	Late effect of burn NOS	NNE	Quemaduras		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
T26	Burn eye & adnexa NOS	NNE	Quemaduras		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas
Spinal Cord Injury							
S14	Spinal cord injury NOS	NNE	Msk		√	Cubierta Parcial	Procedimientos quirúrgicos y visitas a especialistas

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

[CERTIFIED TRANSLATION]

LISTA DE DIAGNOSTICOS PARA CUBIERTA DE ADULTOS CON CUBIERTA ESPECIAL
DIAGNOSTIC CODES (ICD-10 CM_2015)

ASES

Nota: Se utilizaron los códigos padre en las condiciones que necesitan de las especificidades de la condición según el diagnóstico final del criterio médico; como por ejemplo, leg and righ, Uper right, congenital, other specified, unspecified. La codificación en ICD10CM no aumenta el número de enfermedades, determina la especificidad misma de la enfermedad.

DIAGNOSTIC CODES (ICD-10 CM_2015)	Coverage Adults	Comentarios
Anemia Aplasticá		
D61.9	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Artritis Reumatoide		
M05	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Cancer		
Range: C00 - C43, C4A, C44 - C75, C7A - C7B, C80 - C96, D00 - D09, D37 - D44, D47, D48 - D49, E31, E34, G13, G73	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Cancer de Piel Carcinoma INSITU		
D04	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Cancer de piel como melanoma invasivo o los de Celulas Escamosa (Con evidencia de Metátasis)		
C44.92	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Enfermedad Renal Crónica		
N18.1	A. Nivel I y 2	Agrupados dentro de los códigos padres relacionados al diagnóstico
N18.3	B. Nivel 3 y 4	Agrupados dentro de los códigos padres relacionados al diagnóstico
N18.5	C. Nivel 5 y 6	Agrupados dentro de los códigos padres relacionados al diagnóstico
Escleroderma		
M34	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Esclerosis Multiple		
G35	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Esclerosis Lateral Amniotrofica		
G12.21	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Fibrosis Quistica		
E84.0	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Hemofilia		
D65, D66, D67, D68	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Lepra		
A30	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Lupus Eritematoso Sistemico		
M32.9	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
Obstetricia		
Range: O00-O09A, Z33 - Z37, Z39	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

LISTA DE DIAGNOSTICOS PARA CUBIERTA DE ADULTOS CON CUBIERTA ESPECIAL
DIAGNOSTIC CODES (ICD-10 CM_2015)

DIAGNOSTIC CODES (ICD-10 CM_2015)	Coverage Adults	Comentarios
Tuberculosis		
Range A 15 - A18	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico
HIV-SIDA		
B20, B97, O98, Z11, Z20, Z21, Z71, Z83	Special Coverage	Agrupados dentro de los códigos padres relacionados al diagnóstico

Nota: Se utilizaron los códigos padre en las condiciones que necesitan de las especificidades de la condición por ejemplo, leg and righ, Uper right, congenital, other specified, unspecified.
La codificación en ICD10CM no aumenta el número de enfermedades, determina la especificidad misma de la enfermedad.

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

LISTA DE DIAGNOSTICOS HIV

DIAGNOSTIC CODES (ICD-10 CM_2015)

ASES

Nota: Se utilizaron los códigos padre en las condiciones que necesitan de las especificidades de la condición según el diagnóstico final del criterio médico. La codificación en ICD10CM no aumenta el número de enfermedades, determina la especificidad misma de la enfermedad.

| DIAGNOSTIC CODES (ICD-10 CM_2015) | Description | Comments |
|---|---|---|
| Z00.00 | Routine general medical examination at a health care facility | Encounter For General Adult Medical Exam W/O Abnormal Findings |
| Z00.01 | Routine general medical examination at a health care facility | Encounter For General Adult Medical Exam W Abnormal Findings |
| Z11.4 | Special screening for other specified viral diseases | Encounter For Screening For Human Immunodeficiency Virus |
| Z11.59 | Special screening for other specified viral diseases | Encounter For Screening For Other Viral Diseases |
| Z72.0 | Other problems related to lifestyle | Tobacco Use |
| Z72.821 | Other problems related to lifestyle | Inadequate Sleep Hygiene |
| Z72.89 | Other problems related to lifestyle | Other Problems Related To Lifestyle |
| Z73.0 | Other problems related to lifestyle | Burn-Out |
| Z73.1 | Other problems related to lifestyle | Type A Behavior Pattern |
| Z73.2 | Other problems related to lifestyle | Lack Of Relaxation And Leisure |
| Z73.3 | Other problems related to lifestyle | Stress, Not Elsewhere Classified |
| Z71.7 | HIV counseling | Human Immunodeficiency Virus [Hiv] Counseling |
| Z21 | Asymptomatic HIV infection status | Asymptomatic Human Immunodeficiency Virus Infection Status |
| B20 | HIV disease | Human Immunodeficiency Virus [Hiv] Disease |

Nota: Se utilizaron los códigos padre en las condiciones que necesitan de las especificidades de la condición.

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

[CERTIFIED TRANSLATION]

QUALITY PROGRAM INCENTIVE
DIAGNOSTIC CODES (ICD-10 CM_2015)

| DIAGNOSTIC CODES (ICD-10 CM_2015) | ICD-10-DESCRIPTION |
|---|---|
| F209 | Schizophrenia, unspecified |
| F21 | Schizotypal disorder |
| F22 | Delusional disorders |
| F23 | Brief psychotic disorder |
| F24 | Shared psychotic disorder |
| F250 | Schizoaffective disorder, bipolar type |
| F251 | Schizoaffective disorder, depressive type |
| F258 | Other schizoaffective disorders |
| F259 | Schizoaffective disorder, unspecified |
| F3010 | Manic episode without psychotic symptoms, unspecified |
| F3011 | Manic episode without psychotic symptoms, mild |
| F3012 | Manic episode without psychotic symptoms, moderate |
| F3013 | Manic episode, severe, without psychotic symptoms |
| F302 | Manic episode, severe with psychotic symptoms |
| F303 | Manic episode in partial remission |
| F304 | Manic episode in full remission |
| F308 | Other manic episodes |
| F309 | Manic episode, unspecified |
| F310 | Bipolar disorder, current episode hypomanic |
| F3110 | Bipolar disorder, current episode manic without psychotic features, unspecified |
| F3111 | Bipolar disorder, current episode manic without psychotic features, mild |
| F3112 | Bipolar disorder, current episode manic without psychotic features, moderate |
| F3113 | Bipolar disorder, current episode manic without psychotic features, severe |
| F312 | Bipolar disorder, current episode manic severe with psychotic features |
| F3130 | Bipolar disorder, current episode depressed, mild or moderate severity, unspecified |
| F3131 | Bipolar disorder, current episode depressed, mild |
| F3132 | Bipolar disorder, current episode depressed, moderate |
| F314 | Bipolar disorder, current episode depressed, severe, without psychotic features |
| F315 | Bipolar disorder, current episode depressed, severe, with psychotic features |
| F3160 | Bipolar disorder, current episode mixed, unspecified |
| F3161 | Bipolar disorder, current episode mixed, mild |
| F3162 | Bipolar disorder, current episode mixed, moderate |
| F3163 | Bipolar disorder, current episode mixed, severe, without psychotic features |
| F3164 | Bipolar disorder, current episode mixed, severe, with psychotic features |
| F3170 | Bipolar disorder, currently in remission, most recent episode unspecified |
| F3171 | Bipolar disorder, in partial remission, most recent episode hypomanic |
| F3172 | Bipolar disorder, in full remission, most recent episode hypomanic |
| F3173 | Bipolar disorder, in partial remission, most recent episode manic |
| F3174 | Bipolar disorder, in full remission, most recent episode manic |
| F3175 | Bipolar disorder, in partial remission, most recent episode depressed |
| F3176 | Bipolar disorder, in full remission, most recent episode depressed |
| F3177 | Bipolar disorder, in partial remission, most recent episode mixed |
| F3178 | Bipolar disorder, in full remission, most recent episode mixed |
| F3181 | Bipolar II disorder |
| F3189 | Other bipolar disorder |
| F319 | Bipolar disorder, unspecified |
| F320 | Major depressive disorder, single episode, mild |
| F321 | Major depressive disorder, single episode, moderate |
| F322 | Major depressive disorder, single episode, severe without psychotic features |
| F323 | Major depressive disorder, single episode, severe with psychotic features |
| F324 | Major depressive disorder, single episode, in partial remission |
| F325 | Major depressive disorder, single episode, in full remission |
| F328 | Other depressive episodes |
| F329 | Major depressive disorder, single episode, unspecified |
| F330 | Major depressive disorder, recurrent, mild |
| F331 | Major depressive disorder, recurrent, moderate |
| F332 | Major depressive disorder, recurrent severe without psychotic features |
| F333 | Major depressive disorder, recurrent, severe with psychotic symptoms |
| F3340 | Major depressive disorder, recurrent, in remission, unspecified |
| F3341 | Major depressive disorder, recurrent, in partial remission |
| F3342 | Major depressive disorder, recurrent, in full remission |
| F338 | Other recurrent depressive disorders |
| F339 | Major depressive disorder, recurrent, unspecified |
| F22 | Delusional disorders |
| F4000 | Agoraphobia, unspecified |
| F4001 | Agoraphobia with panic disorder |
| F4002 | Agoraphobia without panic disorder |
| F4010 | Social phobia, unspecified |
| F4011 | Social phobia, generalized |
| F40210 | Arachnophobia |

[CERTIFIED TRANSLATION]

## QUALITY PROGRAM INCENTIVE
## DIAGNOSTIC CODES (ICD-10 CM_2015)

| DIAGNOSTIC CODES (ICD-10 CM_2015) | ICD-10-DESCRIPTION |
|---|---|
| F40218 | Other animal type phobia |
| F40220 | Fear of thunderstorms |
| F40228 | Other natural environment type phobia |
| F40230 | Fear of blood |
| F40231 | Fear of injections and transfusions |
| F40232 | Fear of other medical care |
| F40233 | Fear of injury |
| F40240 | Claustrophobia |
| F40241 | Acrophobia |
| F40242 | Fear of bridges |
| F40243 | Fear of flying |
| F40248 | Other situational type phobia |
| F40290 | Androphobia |
| F40291 | Gynephobia |
| F40298 | Other specified phobia |
| F408 | Other phobic anxiety disorders |
| F409 | Phobic anxiety disorder, unspecified |
| F410 | Panic disorder [episodic paroxysmal anxiety] without agoraphobia |
| F411 | Generalized anxiety disorder |
| F413 | Other mixed anxiety disorders |
| F418 | Other specified anxiety disorders |
| F340 | Cyclothymic disorder |
| F42 | Obsessive-compulsive disorder |
| F341 | Dysthymic disorder |
| F348 | Other persistent mood [affective] disorders |
| F349 | Persistent mood [affective] disorder, unspecified |
| F39 | Unspecified mood [affective] disorder |
| F488 | Other specified nonpsychotic mental disorders |
| F481 | Depersonalization-derealization syndrome |
| F600 | Paranoid personality disorder |
| F601 | Schizoid personality disorder |
| F602 | Antisocial personality disorder |
| F603 | Borderline personality disorder |
| F604 | Histrionic personality disorder |
| F605 | Obsessive-compulsive personality disorder |
| F606 | Avoidant personality disorder |
| F607 | Dependent personality disorder |
| F6081 | Narcissistic personality disorder |
| F6089 | Other specific personality disorders |
| F609 | Personality disorder, unspecified |
| F341 | Dysthymic disorder |
| F520 | Hypoactive sexual desire disorder |
| F521 | Sexual aversion disorder |
| F5221 | Male erectile disorder |
| F5222 | Female sexual arousal disorder |
| F5231 | Female orgasmic disorder |
| F5232 | Male orgasmic disorder |
| F524 | Premature ejaculation |
| F525 | Vaginismus not due to a substance or known physiological condition |
| F526 | Dyspareunia not due to a substance or known physiological condition |
| F528 | Other sexual dysfunction not due to a substance or known physiological condition |
| F529 | Unspecified sexual dysfunction not due to a substance or known physiological condition |
| F918 | Other conduct disorders |
| F911 | Conduct disorder, childhood-onset type |
| F909 | Attention-deficit hyperactivity disorder, unspecified type |
| F800 | Phonological disorder |
| F801 | Expressive language disorder |
| F802 | Mixed receptive-expressive language disorder |
| F803 G40.802 (SI) | Acquired aphasia with epilepsy [Landau-Kleffner] NO |
| F804 | Speech and language development delay due to hearing loss |
| F8081 | Childhood onset fluency disorder |
| F8089 | Other developmental disorders of speech and language |
| F809 | Developmental disorder of speech and language, unspecified |
| F82 | Specific developmental disorder of motor function |
| F88 | Other disorders of psychological development |
| F89 | Unspecified disorder of psychological development |

Revisados octubre 2015 colaboración Departamento de Salud

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

NORMATIVE LETTER 15-0612
(Amending #09-0505A)

June 12, 2015

TO THE CONTRACTED HEALTHCARE ENTITIES, PRIMARY MEDICAL GROUPS, AND PROVIDERS OF THE HEALTHCARE PLAN OF THE GOVERNMENT OF PUERTO RICO (PSG)
PROCEDURE FOR MANAGING PATIENTS
WITH POSITIVE HIV/AIDS DIAGNOSIS

The Compliance and Clinical Affairs Office attached to the Health Insurance Administration (ASES, Spanish acronym) has decided to update the clinical protocol that is used to request the special coverage and standardize the service to be provided to all beneficiaries diagnosed with HIV/AIDS.

The procedures established herein will take effect on the date of issuance of this normative letter and are detailed below:

A.	Procedure for individuals who are not PSG beneficiaries and who are diagnosed for the first time with HIV/AIDS:
a.
The skilled employees who work at the CPTETS Centers of the Department of Health, the Clinical Centers specializing in the management of HIV/AIDS patients, or any community organization, whether public or private, that receive Ryan White Parts A, B/ADAP, C, and D funds, hereinafter referred to as clinics or centers specializing in HIV/AIDS, will be responsible for providing access to any person who is interested in being tested for the HIV virus.

b.
If there is an HIV diagnosis, the case manager or the designated skilled employee will be in charge of giving the person an orientation about the services provided by any of the clinics or centers specializing in HIV/AIDS.

c.
The case manager or designated skilled employee will advise the individual about the services provided by the PSG for his or her health condition. Additionally, the case manager or skilled employee will schedule the person’s appointment with the Medicaid Office for the corresponding evaluation of eligibility for the PSG and will inform him or her about the documents that he or she must submit the day of the appointment and that are required for the process, in addition to scheduling a follow-up appointment at the clinic or center specializing in HIV/AIDS chosen by the individual to treat his or her condition.

B.	Procedure for individuals diagnosed for the first time with HIV/AIDS and who are eligible for the PSG for the first time:
a.
the Medicaid program, after evaluating the person and determining that he or she is eligible to receive healthcare services through the PSG, will issue a document known as MA-10 and the beneficiary will be advised to visit the regional office of the healthcare entity corresponding to his or her geographical area to complete the eligibility process for the PSG.

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706 PO Bo 195661 San Juan, PR 00919-5661 Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

Once the insured completes the eligibility process with the healthcare entity in his or her region, he or she will be able to begin to receive services. The effective date of the person’s eligibility must coincide with the date given by the Medicaid program.
b.
The case manager, primary care physician (PCP), or HIV doctor will proceed to process the beneficiary’s special coverage by sending to the corresponding healthcare entity the form approved by the ASES for said purpose, signed by the physician (PCP) or any HIV doctor, the evidence showing that the person is eligible for the PSG according to the revised clinical protocol for registering special conditions, see (table 1), as well as a copy of the MA-10 or a copy of the health insurance card, if available, and a copy of the beneficiary’s picture ID.

c.
Once the healthcare entity receives the documents requesting the special coverage for the beneficiary, the special coverage letter must be issued within a period of no more than 72 work hours, as established in the contract, and in accordance with the instructions given by the ASES, which establish that said coverage shall not have an expiration date. The special coverage letter will be sent by regular mail to the beneficiary and to the case manager at the clinic or center specializing in HIV/AIDS that made the request. Likewise, the healthcare entity will be responsible of ensuring that the special coverage has been registered in its system in order to guarantee that all of the healthcare services will be provided to the beneficiary.

d.
The healthcare entity will be responsible for activating the pharmacy coverage so that the beneficiary may access his or her medications as soon as they are prescribed in keeping with the coverage of the PSG. In cases in which the PSG beneficiary has private health insurance, he or she must obtain a letter or certification from said private health insurance plan stating whether it includes pharmacy coverage or not. If the private health insurance plan does provide pharmacy coverage, the letter must provide coverage details, including whether it covers HIV/AIDS treatment drugs. It will be the responsibility of the beneficiary to provide said letter to the case manager at the clinic or center specializing in HIV/AIDS where he or she will receive services, who will in turn send the letter to the Pharmacy Department of the healthcare entity, or the beneficiary may visit the regional office of the healthcare entity and deliver the letter there. In this way, it is guaranteed that the beneficiary will have access to the medications needed to treat his or her HIV/AIDS condition, in turn allowing for the coordination of services. The ASES reserves the right to audit the healthcare entity in order to ensure that the pharmacy coverages of the beneficiaries are active and that coordination of benefits is taking place when applicable.

e.
It is understood that the primary medical group (PMG) does not have exclusivity and has had a limited intervention in the process of requesting the special coverage for any beneficiary diagnosed with HIV/AIDS. However, it is recognized that the PCP provides orientation in order to guarantee access to the service at any of the clinics or centers specializing in HIV/AIDS because the risk of the special coverage lies with the entity.

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706 PO Bo 195661 San Juan, PR 00919-5661 Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

C.	Procedure for beneficiaries who have lost their eligibility:
The special coverage will remain in effect for as long as the beneficiary is eligible for the PSG. If the beneficiary loses his or her eligibility and is re-certified as eligible within a period of no more than six (6) months, then the special coverage will be reactivated without the need for new diagnostic tests, evaluations, and without having to submit any documents as established in the clinical protocol approved by the ASES. When the period without eligibility exceeds six (6) months, the case manager, PCP, or HIV doctor who provides the services to the beneficiary will be bound to submit a certification of current treatment to the insurer.
D.	Access to service and prescription management:
a.
It is not a requirement that the prescriptions issued to these patients be given by an infectious diseases specialist. They may be issued by an HIV doctor or any other doctor who offers services at any of the clinics or centers specializing in HIV/AIDS, as long as said doctor has been duly accredited by the healthcare entity to provide services for the PSG.

b.
It will be the responsibility of each healthcare entity to notify the PMB of every doctor who is retained and is authorized to treat beneficiaries with HIV/AIDS so that said doctors are recognized by the system, in order to guarantee access to the medications prescribed by them.

c.
The clinics or centers specializing in HIV/AIDS will be responsible for maintaining the providers who provide their services credentialed with the healthcare entities in accordance with the contractual provisions established by both parties.

d.
The healthcare entities will be responsible for entering into their systems every patient who is diagnosed for the first time with HIV/AIDS, as well as every existing patient who has already been registered, thus guaranteeing their access to the medical services that they need to treat their condition without requiring a referral and to the medications included in the pharmacy coverage of the PSG.

e.
All of the healthcare entities contracted to offer services under the PSG are bound to contract with all of the clinics or centers specializing in HIV/AIDS, whether public or private, and even if they are not located in the geographical area to which they provide services.

E.	Exceptions:
a.
When the beneficiary is in critical health due to his or her HIV/AIDS condition or if he or she has lost his or her eligibility and must be medicated immediately according to clinical judgment, the ADAP Program or any of the clinics or centers specializing in HIV/AIDS that receive Ryan White A, B/ADAP, C, or D funds shall provide the medications to the beneficiary if he or she meets the eligibility criteria established by said law, prior to submitting to the Medicaid eligibility process and depending on the availability of funds.

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706
PO Bo 195661 San Juan, PR 00919-5661
Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

b.
The cost of the medications that are dispatched to any patient on a date prior to being certified in the special coverage of the Healthcare Plan of the Government of Puerto Rico could be the responsibility of ADAP or of any of the clinical centers and public/private community organizations that are recipients (grantees) or sub-recipients (sub-grantees) of funds under Parts A, B, C, and D of the Ryan White Act, as amended, as long as the patient has been found to be eligible under the Ryan White Act. However, the cost will fall on the ASES from the date on which the eligibility was granted under the special coverage of the Puerto Rico Government Healthcare Plan. This exception is established so that the grantees and sub-grantees of funds under the Ryan White Act comply with the legal precept known as the payer or last resort  established in said law.

c.
The dispatching of protease inhibitors to the eligible population of the PSG, and the cost of same, will be the responsibility of the Department of Health (ADAP) as per the Puerto Rico Medicaid State Plan.

d.
In accordance with article VI-Secondary Payor of the contract executed between the ASES and the healthcare entities, in the event that the beneficiary were to have another health insurance plan and were to be eligible for the PSG, the special coverage will be activated when the beneficiary’s coverage (pharmacy, laboratories, among others) under any other primary plan offering the same services included in this coverage has been exhausted.

If you have any questions regarding this normative letter, please contact Ms. Milagros Soto Mejía at the ASES Compliance and Clinical Affairs Office at msoto@asespr.org. The revised protocol approved for the management of HIV/AIDS patients under special coverage is attached.

Cordially;
[signed]
William Ruiz Alejandro
Director
Compliance and Clinical Affairs Office

C:	Dr. Ana Ríus Armendáriz, Secretary of the Puerto Rico Department of Health
Eng. Ricardo Rivera Cardona-ASES Executive Director
Atty. Sandra V. Peña Pérez-ASES Deputy Executive Director

Attachments:
Table 1: Protocol for the management of HIV/AIDS patients

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706
PO Bo 195661 San Juan, PR 00919-5661
Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

Table I
NORMATIVE LETTER 15-0612
(Amending #09-0505A)

Special Condition	Definitive Diagnostic Criteria for Inclusion in Coverage	Effectiveness and Duration of Special Coverage	Services included in the Special Coverage	Assignment of Risk
HIV/AIDS

A-  Evidence of the result of any of the following lab tests:
1-    Western Blot positive
2-    HIV viral load
3-    Positive 4th generation with validation of antibody sub-types or antigens for acute infection
The record may be requested by one of the following providers:

* Primary care physician
* HIV/AIDS clinic physician
* Case manager at HIV/AIDS clinic

Effectiveness: coverage will begin on the date on which the definitive diagnosis is established.

Duration: the special coverage for every patient with HIV/AIDS will be in effect while the patient remains eligible in the PSG.
Every type of service while active in the registry.

Insurer: services included for the condition in the special coverage or any other service contemplated under special coverage, regardless of this diagnostic category.

GMP/PCP: receives monthly capitation corresponding to the insured, as established in the contracting model of the MCO.

[CERTIFIED TRANSLATION]

GOVERNMENT OF PUERTO RICO Health Insurance Administration	Hon. Ricardo A. Rosselló Neváres Governor Ms. Angela M. Avila Marrero Executive Director

Normative Letter 17-0619

June 19, 2017

To:	Healthcare Entities contracted under Mi Salud

Subject:	New instructions for J-Codes deposit

The entities contracted under Mi Salud are currently required to submit the data related to the medications with J Codes, as established in Normative Letter 16-1129. Starting this quarter (Q4), all of the entities must deposit the J-Codes in the ASES FTP , and also in the FTP of the Abarca company. In order to facilitate and standardize the process, a file was created in the Share File (FTP) in Abarca for each entity to deposit its reports in compliance with the following instructions:

*	Send to Abarca and to ASES the quarterly use by the medical part of brand-name products (J Codes) stipulated in the normative letter using the file layout included in attachment 1.

*	Deposit the files no later than 15 days after the closing of the quarter.
*	Due Date:
*	Q1: April 15
*	Q2: July 15
*	Q3: October 15
*	Q4: January 15

*	Identify the reports to be deposited with the following nomenclature: JCODES, year, month, and version number.
*  JCODESYYMMV#

Example: JCODES1701V1

*	The Abarca FTP address is: ftp.abarcahealth.com. In the Abarca FTP you will find a file with the name J-Code & Rebates in which to make the deposit.

PO Box 195661, San Juan, PR 00919-5661 Tel: 787.474.3300 Fax: 787.474.3348 www.ases.pr.gov

[CERTIFIED TRANSLATION]

New J-Code Deposit Instructions

*
Each entity will receive its username and password information separately. Likewise, each entity will be sent the document Installation Instructions FileZilla Open Source Software which contains the instructions for the configuration of the FTP in order to connect to the Abarca server.

Failure to deposit this report by the entities contracted under the Government Healthcare Plan may entail fines and sanctions by the ASES.

If you have any questions about the J-Codes report, please contact Atty. Nayda Rivera, from Abarca, at 787-523-1225, or by email at nayda.Rivera@AbarcaHealth.com. We appreciate the support of all the entities contracted by Mi Salud in the implementation of these instructions and in immediately sending the J Codes data that may be pending.

Cordially,
[signed]
Milagros Soto Mejía, MHSA, MMHC
Acting Director
Planning, Quality, and Clinical Affairs Office

attachments (2)

c	Nayda Rivera, Abarca Health
Nélida Luna, MC-21
Jesús Hernández, Compliance Director, ASES

[CERTIFIED TRANSLATION]

GOVERNMENT OF PUERTO RICO Health Insurance Administration	Hon. Ricardo A. Rosselló Neváres Governor Ms. Angela M. Avila Marrero Executive Director

Normative Letter 18-0813

Date:	August 13, 2018

To:	All Contracted Entities,
Pharmacy Benefit Managers (PBM),
Pharmacy Plan Administrators (PPA),
Primary Medical Groups,
Providers Participating in the Government Healthcare Plan (PSG)-Mi Salud

Subject: New Instruction for Deposit of J-Codes

This new normative letter cancels and replaces Normative Letters 16-1129 and 17-0619. Effective immediately, all contracted insurers of the PSG-Mi Salud are required to:

1.	Deposit all of the data for J-Code drugs administered to the beneficiaries of the PSG.
2.
Deposit the data in the ASES Share File (FTP) and also in the FTP of the Abarca Health company. The address of the Abarca Health FTP is: ftp.abarcahealth.com. In the FTP of said company you will find a file with the name: J-Code & Rebates in which you will make the deposit. The file will be prepared using the format that is included as an attachment to this normative letter. Each entity will receive its username and password information separately from Abarca Health. The instructions for configuring access to the Abarca Health FTP will be emailed to the insurers.

3.	Deposit the files no more than 15 days after the closing of the quarter. The due dates are the following:
Q1	(January to March)	-April 15
Q2	(April to June)	-July 15
Q3	(July to September)	-October 15
Q4	(October to December)	-January 15
4.	Identify the reports to be deposited with the following names: JCODES, year, month, and version number.
1.	JCODESYYMMV#; Example: JCODES1701V1
5.
Going forward, every J-Codes claim that is reported to ASES must include the NDC of the product and the amount of units dispensed of that NDC as administered, so [insurers] are required to review this instructions with the service providers and make sure that the format of their respective billing program includes this information.

PO Box 195661, San Juan, PR 00919-5661 Tel: 787.474.3300 Fax: 787.474.3348 www.ases.pr.gov

[CERTIFIED TRANSLATION]

Normative Letter 18-0813

Failure by the contracted entities to comply with depositing the required FTPs on time with the correct and complete data may entail fines and sanctions by the PRIHA.

The following drugs will continue to be managed through medical prescription and only under the pharmacy benefit of the beneficiaries of the PSG-Mi Salud de Puerto Rico:

Likewise, please remember that only hematologists-oncologists may bill the following products both under pharmacy and under the medical part. Other providers must give the patient a prescription in order for the medication to be dispensed by their preferred pharmacy.

If you have any questions regarding the J-Code report, please contact me or Atty. Nayda Rivera, from Abarca, at 787 523-1225, or by email at nayda.Rivera@abarcahealth.com.

We appreciate the support of all of the entities contracted by Mi Salud in the implementation of these instructions and in sending the J-Code data on time.

Cordially,
[signed]
Milagros Soto Mejía, MHSA, MMHC
Acting Director
Planning, Quality, and Clinical Affairs Office

c	Nayda Rivera - Abarca Health
Atty. Carolina Guzmán - Director, ASES Compliance Office

[CERTIFIED TRANSLATION]

GOVERNMENT OF PUERTO RICO Health Insurance Administration	Hon. Ricardo A. Rosselló Neváres Governor Ms. Angela M. Avila Marrero Executive Director

October 17, 2017

TO ALL AGENCIES, MUNICIPALITIES, AND INSTRUMENTALITIES OF THE GOVERNMENT OF PUERTO RICO WHOSE EMPLOYEES HAVE THE BENEFIT OF HEALTH INSURANCE PURSUANT TO PUBLIC LAW NO. 95-1963 AS AMENDED

RE:	EXTENSION OF HEALTH INSURANCE COVERAGES

The Health Insurance Administration (ASES, Spanish acronym) is the agency authorized pursuant to Public Law No. 95-1963, as amended, to regulate, oversee, negotiate, and contract with the health insurance plans that are selected by public employees through their employer contribution as per the provisions of the referenced Public Law No. 95.

In contract year 2018, the ASES was in the Request for Proposals (RFP) process whereby the insurance entities that would offer the benefit of health insurance to this population starting on January 1, 2018 would be chosen. However, in light of the catastrophe created by hurricanes Irma and María in Puerto Rico, it was impossible to comply with the work calendar established for this purpose.

For this reason, and in order for the population covered by Public Law No. 95 to have continuity of services under the best possible conditions, the ASES has communicated to the insurance entities that are currently offering the referenced benefit to activate the provisions of Clause 51 of the contract currently in force and effect between the parties. This clause allows the ASES to extend the contracts that are currently in effect for a period of up to 90 days under the same conditions. In other words, with the same benefit and premiums that were negotiated until December 31, 2017. The enrollment campaign will be carried out from mid December 2017 to the end of the month of February 2018; and the effective date will be April 1, 2018. A new communication will be issued with the specific details of the campaign, as well as a general invitation to the health insurance coordinators of the agencies, municipalities, and instrumentalities of the Government of Puerto Rico.

If you have any questions regarding this matter, please contact Mr. Carlos Guzmán, Public Law 95 project manager, at 787-474-3300 ext. 2344 or by email at: cguzman@asespr.org.

Cordially,
[signed]
Ángela M. Ávila Marrero
Executive Director

PO Box 195661, San Juan, PR 00919-5661 Tel: 787.474.3300 Fax: 787.474.3348 www.ases.pr.gov

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

October 21, 2015

CORRECTIONS
TO NORMATIVE LETTER 15-1012 AMENDED

To:	Healthcare Entities,
Pharmacy Benefit Manager,
Primary Medical Groups,
and Participating Providers of the Government Healthcare Plan (PSG)

We officially make the following correction to Normative Letter 15-1012 amended, issued on Tuesday, October 13, 2015, regarding the Model for the Provision of Contraceptive Services for the entire population of reproductive age of the Healthcare Plan of the Government of Puerto Rico.

THE CATEGORY OF HORMONAL INJECTION STATES:

Category	Brand Name	Dispatch	Limitations
Hormonal Injection	Depo-Provera	Three packets for ninety days with three refills, one year covered without need for medical evaluation or new prescription.
No more than two (2) consecutive years
Active smoker for over 35 years
Diabetes for over 20 years
Symptomatic gallbladder disease
Liver disease
Stroke
History of thrombophlebitis
Irregular blood pressure
Myocardial Infarction
History of breast cancer

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706
PO Bo 195661 San Juan, PR 00919-5661
Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]
CORRECTIONS Normative Letter 15-1012 amended
Page -2-

IT SHOULD READ AS FOLLOWS:

Category	Brand Name	Dispatch	Limitations
Hormonal Injection	Depo-Provera	One every three months
No more than two (2) consecutive years
Active smoker for over 35 years
Diabetes for over 20 years
Symptomatic gallbladder disease
Liver disease
Stroke
History of thrombophlebitis
Irregular blood pressure
Myocardial Infarction
History of breast cancer

Cordially,
[signed]
Sandra V. Peña Pérez, PT, MHSA
Deputy Executive Director

c	María del Carmen Rosario, Esq.
Director, Office of Legal Affairs / Compliance and Clinical Affairs Office

[CERTIFIED TRANSLATION]

COMMONWEALTH OF PUERTO RICO Puerto Rico Health Insurance Administration (ASES, Spanish acronym)

NORMATIVE LETTER 15-1012 Amended
(To amend Normative Letter 15-03-25-A and Normative Letter 15-03-25-B)

October 13, 2015
To:	Healthcare Entities,
Pharmacy Benefit Manager,
Primary Medical Groups, including Obstetricians/Gynecologists Participating in the
Health Insurance Plan of the Government of Puerto Rico (PSG, Spanish acronym)

Subjects:	Model for the Provision of Contraceptive Services for the entire population of reproductive age of the PSG

In keeping with the changes in legislation established in the “Patient Protection and Affordable Care Act”, the Government Healthcare Plan expands access to methods of contraception for its entire population of reproductive age, free of charge. The new guidelines for access to these methods are detailed below. These guidelines took effect on April 1, 2015 under the model of contracting with insurers for the different healthcare regions established by the ASES.

The services for accessing and dispatching contraceptives will be provided by the family planning clinics contracted for these purposes and established in the different municipalities of the regions of the Government Healthcare Plan.

The following methods of contraception will be provided according to the different covered categories:

Category	Brand Name	Dispatch	Limitations
Birth control pills	Lutera, Ortho Micronor, Cyclen, Tri-cyclen/ Tri- Sprintec, Ortho-Tri Cyclen Low	Three packets for ninety days with three refills, one year covered without need for medical evaluation or new prescription.
Active smoker for over 35 years
Diabetes for over 20 years
Symptomatic gallbladder disease
Liver disease
Stroke
History of thrombophlebitis
Irregular blood pressure
Myocardial infarction
History of breast cancer

Hormonal Injection	Depo-Provera	Three packets for ninety days with three refills, one year covered without need for medical evaluation or new prescription.	No more than two (2) consecutive years Active smoker for over 35 years Diabetes for over 20 years Symptomatic gallbladder disease Liver disease Stroke History of thrombophlebitis

#1571 Alda Street Urb. Caribe San Juan Puerto Rico 00926-2706
PO Bo 195661 San Juan, PR 00919-5661
Tel: 787-474-3300 Fax: 787-474-3345

[CERTIFIED TRANSLATION]

Normative Letter 15-1012 Amended
(To amend Normative Letter 15-03-25-A and Normative Letter 15-03-25-B)

Irregular blood pressure Myocardial Infarction History of breast cancer
Intrauterine Device (Copper T)	DIU-Paragard	One every 10 years	Abnormal Pap Positive for venereal diseases Wilson’s Disease

The following methods of contraception are available through the contracted planning clinics, however, they are not covered by the Government Healthcare Plan.

Category	Brand Name	Dispatch	Limitations
Barrier Method	Latex condom, with spermicide	Must be paid for by the insured.	Latex or spermicide allergy
Emergency Methods	Plan B	Must be paid for by the insured.
Body weight greater than 164 lbs
Active smoker for over 35 years
Diabetes for over 20 years
Symptomatic gallbladder disease
Liver disease
Stroke
History of thrombophlebitis
Irregular blood pressure
Myocardial infarction
History of breast cancer

*The ASES will periodically evaluate the cost-effectiveness of the available methods in order to maintain the viable options for the populations served. Any change in product will be notified to the participating providers in a normative letter.

Attachment 1 details the protocol for referrals to family planning clinics, including the referral form required to refer the insured who qualify and wish to access the methods of contraception.

We request the cooperation of all providers in order to comply with the normative [letter].

Cordially,
[signed]
Sandra V. Peña Pérez, PT, MHSA
Deputy Executive Director

c	Atty. María del Carmen Rosario
Director Office of Legal Affairs / Compliance and Clinical Affairs Office

Attachment 14

Puerto Rico Government
Puerto Rico Health Insurance Administration

Guidelines for the Development of Program
Integrity Plan

2018 – 2021

(This document is to be used by all Contractors participating in the Government Health Plan (GHP) of Puerto Rico. The purpose of this document is to assist Contractors as they formulate their own GHP Program Integrity Plans.)

Topic	Page
Medicaid Program Integrity Requirements	4-5
Introduction, Program Integrity Basis and Scope, Regulation Citations & Overall Requirements	6-7
Definitions	7-10
Program Integrity Plan	11
Guidelines for Sub-Parts A, B & E
Sub-Part A: Fraud Detection and Investigation Program	12-29

PI A001: State plan requirement. 42 CFR 455.12
PI A002: Methods for identification, investigation, and referral. 42 CFR 455.13, 42 CFR
438.608(a)(1)(vii), 42 CFR 438.608(a)(7)
PI A003: Preliminary investigation. 42 CFR 455.14, 42 CFR 438.608(a)(1)(vii)
PI A004: Full investigation. 42 CFR 455.15, 42 CFR 438.608(a)(1)(vii)
PI A005: Resolution of full investigation. 42 CFR 455.16, 42 CFR 438.608(a)(1)(vii)
PI A006: Reporting requirements. 42 CFR 455.17
PI A007: Provider's statements on claims forms. 42 CFR 455.18
PI A008: Provider's statement on check. 42 CFR 455.19
PI A009: Enrollee verification procedure. 42 CFR 455.20, 42 CFR 438.608(a)(5)
PI A010: Cooperation with State Medicaid Fraud Control Units. 42 CFR 455.21, 42 CFR 438.608(a)(7)
PI A011: Suspension of payments in cases of fraud. 42 CFR 455.23, 42 CFR 438.608(a)

Sub-Part B: Disclosure of Information by Providers	30-36

PI B001: Purpose. 42 CFR 455.100
PI B002; Definitions. 42 CFR 455.101
PI B003: Determination of ownership or control percentages. 42 CFR 455.102, 42 CFR 438.608(b)
PI B004: State Plan requirements. 42 CFR 455.103
PI B005: Disclosure of Information by Providers and Fiscal Agents. 42 CFR 455.104, 42 CFR 438.608(b)
PI B006: Disclosure by providers: Information related to business transactions. 42 CFR 455.105, 42 CFR 438.608(b)
PI B007: Disclosure by providers: Information on persons convicted of crimes. 42 CFR 455.106, 42 CFR 438.608(b)

Sub-Part E: Provider Screening and Enrollment	37-40

2

PI E001: Termination or denial of enrollment. 42 CFR 455.416
PI E002: Reactivation of provider enrollment. 42 CFR 455.420
PI E003: Appeals rights. 42 CFR 455.422
PI E004: Criminal background checks. 42 CFR 455.434
PI E005: Federal database checks. 42 CFR§ 455.436, 42 CFR 438.608(b)

Other
State Medicaid Directors Letter (SMDL) #09-001	40

3

The Contractor shall comply with the following Medicaid Program Integrity requirements:

A.
Sixty (60) Calendar Days after the date of execution of the GHP Contract, the Contractor must submit to the ASES Compliance Office a copy of the policies and procedures for (i) identifying and tracking potential provider fraud cases, (ii) conducting preliminary and full investigation, and (3) referring cases of suspected fraud to an appropriate law enforcement agency. This Compliance Plan shall be developed in accordance with 42 CFR 438.608 and Section 13.2 of the Contract.

B.
On a quarterly basis, each Contractor must submit to the ASES Compliance Office a report with the following information for the most recent quarter: (i) a list of preliminary and full investigations conducted and the results of such investigations, (ii) a list of all audits performed and any audit findings, (iii) a list of any administrative actions issued against Contractor, Subcontractors or Providers, (iv) a list of any overpayments and provider referrals referred to the Department of Justice or Medicaid Fraud Control Unit. If there are no such items to report, submit a certification signed by the Compliance Director and the Authorized Certifier attesting to that fact.

C.
On a quarterly basis, each Contractor must submit to the ASES Compliance Office a report with the following information: (i) a list of fraud investigations pending but not yet initiated, (ii) a list of fraud investigations currently in progress, and (iii) a list of completed fraud investigations. If there are no such items to report, submit a certification signed by the Compliance Director and the Authorized Certifier attesting to that fact.

D.
Each Contractor shall Immediately notify ASES of any suspected or confirmed instances of provider fraud, waste or abuse or enrollee abuse or neglect so that such cases can be referred to the appropriate federal or state agency, including but limited to the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services, or the Medicaid Fraud Control Unit.

E.
Each Contractor must submit to the ASES Compliance Office a certification signed by the Compliance Director and the Authorized Certifier indicating that any full investigations were conducted in accordance with 42 CFR 455.15.

F.
Each Contractor must notify ASES within two (2) Business Days to notify ASES of any adverse or negative action that the Contractor has taken with regard to a network provider application (upon initial application or application renewal), or any other action that limits the ability of providers to participate in the network or program, as set forth in Section 13.5.11 of the GHP Contract.

G.	Each Contractor must ensure prompt terminations of inactive Providers due to inactivity in the past 12 months.

H.
Each Contractor must assist in the Medicaid Provider Enrollment process as necessary to validate information submitted by providers. This assistance may include, but is not limited to, the following actions as required of all Contractors:

4

1.
Each Contractor must review the credentialing forms of all providers and any subcontractors performing services under the GHP Contract to ensure that any disclosures required by 42 CFR 455.104 are included.

2.
Each Contractor must ensure all Provider Contracts incorporate appropriate language with regard to the ownership of, and any significant business transactions with, subcontractors to ensure that the disclosures required by 42 CFR 455.105 will be made. Each Contractor must also request that providers complete a business transactions form and verify compliance with this regulation.

3.
Each Contractor must establish a method to capture criminal convictions and other adverse actions for any individuals or entities with ownership and control interests in the provider, as well as for any managing employees of the provider, to ensure that the disclosures required by federal regulation 42 CFR 455.106 have been made.

4.
The Contractor must develop and implement procedures to ensure that such convictions and other actions identified during the Contractor’s credentialing and contracting process are reported Immediately to ASES in accordance with GHP contract requirements. Copies of such procedures shall be submitted to the ASES Compliance Office.

5.	Each Contractor must submit to the ASES Compliance Office a certification signed by the Compliance Director and the Authorized Certifier certifying all of the above.

I.
Each Contractor must comply requirements set forth in 42 CFR 455.20 and 42 CFR 438.608(a)(5) to ensure that services represented to have been delivered by network providers were in fact received by enrollees. The Contractor shall document in a quarterly report compliance with these regulations.

J.
Each Contractor shall conduct a risk assessment of the Contractor’s various Fraud, Waste, and Abuse processes. The risk assessment shall include a listing of the Contractor’s top three (3) vulnerable areas and outline action plans to mitigate risks.

5

Introduction

Under the authority of Sections 1902(a)(4), 1903(i)(2), and 1909 of the Social Security Act the Medicaid Program must have a program to detect and investigate fraud, waste and abuse. Medicaid Managed Care Organizations (hereinafter “Contractors”) have similar responsibilities as set forth in 42 CFR 438.608.

The Puerto Rico Government, the Department of Health, and the Medicaid Office, acting as the single state agency, are responsible for the management of the Medicaid and SCHIP grant funds. These funds are transferred to the Puerto Rico Health Insurance Administration (ASES), and are combined with state funds to provide health benefits coverage to the medically indigent population through contracts with health plans. Acting as a sub-grantee to the Puerto Rico Medicaid Program, ASES establishes contracts with Contractors and other organizations to facilitate enrollee access to covered services through provider networks.

Program Integrity Program Basis and Scope

This document sets forth guidelines with minimum criteria for the compliance with Program Integrity Policies and Procedures that each Contractor must have for the administration of the Government Health Plan as set forth in Article 13 of the Contract. This document includes guidelines for the elaboration of the three (3) main sections in the Contractors’ Program Integrity Plan (PIP):

1.  Fraud Detection and Investigation
2.  Providers and Fiscal Agents Disclosure of Information on Ownership and Control
3.  Program Integrity Program

Regulation Citation

Sections 1902(a)(4) [42 USC 1396(a)(4)1, (61)2, (64)3]; 1903(i)(2) [42 USC 1396(b)(i)(2)]4 1936[42 USC 1396u-6]5) and regulations at 42 CFR Parts 438, 455, 1001 and 1002.

Overall Requirement

In accordance with ASES’s obligations under 42 CFR 455.436 and the CMS State Medicaid Director Letter #09-001, all Contractors and Providers are required to regularly perform the federal database searches set forth at 42 CFR 455.436 upon enrollment and re-enrollment as well as on a monthly basis thereafter.

Contractors are also required to notify ASES, which shall in turn notify the Department of Health and Human Services-Office of Inspector General (HHS-OIG), of any action taken to limit the ability of an individual or entity to participate in its program, as stated in 42 CFR 1002.3.

Each Contractor must consult ASES prior to taking any proposed actions on a Provider Contract based on program integrity concerns. Contractors shall report each provider whom it proposes to disenroll, suspend, terminate or otherwise restrict from participation in its provider network based on program integrity concerns. Contractors are required to report such affected providers directly to ASES for potential referral to HHS-OIG and the Medicaid Fraud Control Unit.
6

Definitions

Abuse means provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in an unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for health care. It also includes recipient practices that result in unnecessary cost to the Medicaid program.

Agent means any person who has been delegated the authority to obligate or act on behalf of a provider.

Contract means The written agreement between ASES and the Contractor for the GHP; comprised of the Contract, any addenda, appendices, attachments, or amendments thereto.

Contractor means the Managed Care Organization that is a Party of this Contract, licensed as an insurer by the Puerto Rico Commissioner of Insurance (“PRICO”), which contracts hereunder with ASES under the GHP program for the provision of Covered Services and Benefits to Enrollees on the basis of PMPM Payments.

Conviction or Convicted means that a judgment of conviction has been entered by a Federal, State, or local court, regardless of whether an appeal from that judgment is pending.

Disclosing Entity means a Medicaid provider (other than an individual practitioner or group of practitioners) or a fiscal agent.

Exclusion means that items or services furnished by a specific provider who has defrauded or abused the Medicaid program will not be reimbursed under Medicaid.
Fraud means an intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit for him/her or some other person. It includes any act that constitutes fraud under applicable Federal or Puerto Rico law.

Furnished refers to items and services provided directly by, or under the direct supervision of, or ordered by, a practitioner or other individual (either as an employee or in his or her own capacity), a provider, or other supplier of services. (For purposes of denial of reimbursement within this part, it does not refer to services ordered by one party but billed for and provided by or under the supervision of another.)

Group of practitioners means two or more health care practitioners who practice their profession at a common location (whether or not they share common facilities, common supporting staff, or common equipment).

Immediately means within twenty-four (24) hours.

7

Indirect ownership interest means an ownership interest in an entity that has an ownership interest in the disclosing entity. This term includes an ownership interest in any entity that has an indirect ownership interest in the disclosing entity.

Managing employee means a general manager, business manager, administrator, director, or other individual who exercises operational or managerial control over, or who directly or indirectly conducts the day-to-day operation of an institution, organization, or agency.

Other disclosing entity means any other Medicaid disclosing entity and any entity that does not participate in Medicaid, but is required to disclose certain ownership and control information because of participation in any of the programs established under title V, XVIII, or XX of the Act. This includes:

(a)
Any hospital, skilled nursing facility, home health agency, independent clinical laboratory, renal disease facility, rural health clinic, or health maintenance organization that participates in Medicare (title XVIII);

(b)	Any Medicare intermediary or carrier; and

(c)
Any entity (other than an individual practitioner or group of practitioners) that furnishes, or arranges for the furnishing of, health-related services for which it claims payment under any plan or program established under title V or title XX of the Act.

Person with an ownership or control interest means a person or corporation that—

(a)	Has an ownership interest totaling 5 percent or more in a disclosing entity;

(b)	Has an indirect ownership interest equal to 5 percent or more in a disclosing entity;

(c)	Has a combination of direct and indirect ownership interests equal to 5 percent or more in a disclosing entity;

(d)
Owns an interest of 5 percent or more in any mortgage, deed of trust, note, or other obligation secured by the disclosing entity if that interest equals at least 5 percent of the value of the property or assets of the disclosing entity;

(e)	Is an officer or director of a disclosing entity that is organized as a corporation; or

(f)	Is a partner in a disclosing entity that is organized as a partnership.

Provider or Practitioner means a physician or other individual licensed under Puerto Rico law to practice his or her profession.

Program Integrity Plan (PIP) means the program, processes and policies that each Contactor has implemented to comply with integrity requirements. The PIP shall be developed in accordance with federal regulations and these guidelines.

8

Provider Contract means any written contract between the Contractor and a Provider that requires the Provider to order, refer, provide or render Covered Services under this Contract. The execution of a Provider Contract makes the Provider a Network Provider.

Significant business transaction means any business transaction or series of transactions that, during any one fiscal year, exceed the lesser of $25,000 and 5 percent of a provider's total operating expenses.

Subcontractor means—

(a) An individual, agency, or organization to which a disclosing entity has contracted or delegated some of its management functions or responsibilities of providing medical care to its patients; or

(b) An individual, agency, or organization with which a fiscal agent has entered into a contract, agreement, purchase order, or lease (or leases of real property) to obtain space, supplies, equipment, or services provided under the Medicaid agreement.

Supplier means an individual, agency, or organization from which a provider purchases goods and services used in carrying out its responsibilities under Medicaid (e.g., a commercial laundry, a manufacturer of hospital beds, or a pharmaceutical firm).

Stakeholder means the single state agency, the sub-grantee and all organizations contracted to provide health care management and services to Medicaid beneficiaries.

Suspension means that items or services furnished by a specified provider who has been convicted of a program-related offense in a Federal, State, or local court will not be reimbursed under Medicaid.

Termination means—

(1) For a—

(i)  Medicaid or CHIP provider, a State Medicaid program or CHIP has taken an action to revoke the provider's billing privileges, and the provider has exhausted all applicable appeal rights or the timeline for appeal has expired; and

(ii) Medicare provider, supplier or eligible professional, the Medicare program has revoked the provider or supplier's billing privileges, and the provider has exhausted all applicable appeal rights or the timeline for appeal has expired.

(2)(i) In all three programs, there is no expectation on the part of the provider or supplier or the State or Medicare program that the revocation is temporary.

(ii) The provider, supplier, or eligible professional will be required to reenroll with the applicable program if they wish billing privileges to be reinstated.

(3) The requirement for termination applies in cases where providers, suppliers, or eligible professionals were terminated or had their billing privileges revoked for cause which may include, but is not limited to—

9

(i)  Fraud;
(ii) Integrity; or
(iii) Quality.

Wholly owned supplier means a supplier whose total ownership interest is held by a provider or by a person, persons, or other entity with an ownership or control interest in a provider 11

10

Program Integrity Plan

Fraud Detection and Investigation (Sub Part A) represents the first element that must be included as part of program integrity activities. The Contractors must also comply with required elements for disclosure of information by providers and Subcontractors (Sub Part B) as well as provider screening and enrollment (Sub Part E).

All Contractors, and any Subcontractors delegated responsibility for the coverage of services and payment of claims under the GHP Contract must have dedicated staff, resources, and policies and procedures to detect and prevent Fraud, waste, and Abuse in accordance with Federal and Puerto Rico regulations. Contractors shall have written policies setting forth (i) methods for the identification, investigation and referral of suspected cases; (ii) procedures to perform preliminary investigations and full investigations; (iii) procedures to address the resolution of full investigations; (iv) procedures to comply with reporting requirements; and (v) policies for assessing provider’s statements and attestations, such as those included in any reports, claims or other submissions. These policies and practices must also address cooperation with the Puerto Rico Government and the Medicaid Fraud Control Unit as well as procedures to withhold payments in cases of credible allegations of Fraud. Contractors are required to submit to the ASES Compliance Office a copy of their PIPs for evaluation by August 12, 2018 and annually thereafter. The PIP shall be developed in accordance with 42 CFR 438.608 and the guidelines provided herein.

Each guideline includes the name or title of the guideline, scope, purpose, process and general information. This document shall be incorporated as Attachment 14 to the GHP Contract each Contractor holds with ASES.

The Program Integrity Plan (PIP) of each Contractor shall be monitored by ASES on a periodic basis. ASES shall reserve the right to request changes to the Contractor’s PIP as necessary to address any actual or potential non-compliance or program integrity issues.

11

Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA1	State Plan Requirements
Scope	Applies to Single State Agency (Medicaid Office) and Sub-Grantee (ASES)
Purpose
This guideline describes the commitment of the single state agency and the sub-grantee in adhering to the statute rules and regulations and the implementation of a Program Integrity Plan for the Medicaid Program.

General	The grantee and the sub-grantee will abide by the following guidelines on how to manage the integrity program activities in the whole service delivery system.
Guidelines
1.   The single state agency and sub-grantee acknowledge the need to adhere to a Medicaid Integrity Program as defined in the state plan.
2.   The grantee and sub-grantee agree to establish a structure to manage Program Integrity Plan (PIP) activities.
3.   The organization structure to perform above mentioned activities is furnished with a Program Integrity Plan (PIP) of members representing the single state agency, the sub-grantee and each contracted organization.
4.   The PIP leads the efforts toward achieving compliance with state plan requirements regulation by establishing the minimum criteria of required PI program policies and procedures.
5.    PIP monitors Contractor’s PIP compliance on regular basis.
6.   The PIP chairman develops the meeting calendar each year, develops the committee agenda, and keeps minutes of all meetings and call for meetings.
7.   Sub-grantee facilitates the development and update of the Program Integrity Plan guidelines, reports and notification to guarantees its distribution and final acceptance among contracted companies and regulatory agencies.
8.   Sub-grantee review performance of each organization, level of adherence to policies and recommend corrective action plan development for areas that must be improved.
9.   Sub-grantee develops an annual report that is to be submitted to the Medicaid Integrity Group and to the CMS Region 2. The report will include the areas and companies reviewed during the period and the findings of each company, if any.
10. The PIP provides guidance and guarantees that each contracted companies develop and implement policies and procedures in their organizations.
11. The PIP guidelines are integrated into each Contractor’s Program Integrity Plan Policies and Procedures; and are assumed as a standard operating procedure to prevent fraud, waste and abuse in the management of Medicaid funds and health plan benefit coverage for the indigent population.

12

Government of Puerto Rico
Program Integrity Plan 2018 – 2021

Title SA02	Methods for identification, investigation and referral
Scope	Grantee, Sub-grantee and Contractors
Purpose	This guide describes what the Contractor must include in their PIP to guarantee the use of methods for the identification, investigation, and referral of suspected fraud and abuse cases.
General
The Contractor must establish methods for the identification, investigation and referral of suspected cases, that guarantees the use of a consistent and objective approach that does not infringe on the rights of the persons involved to address fraud, waste and abuse when performing PIP activities.

Guidelines
The PIP must include an explicit definition of methods to perform identification of cases suspected of fraud, waste and abuse
a.    what is fraud, waste and abuse
b.    how is detected fraud, waste and abuse
c.    who performs the identification
d.    when preliminary, full investigation and resolutions are done

The PIP must have a detailed process to perform investigations on each suspected case guaranteeing objective methods to identify potential cases and perform investigations
a.    open and documents the case
b.    initiate data gathering process
c.    follow a protocol to verify information
d.    issue a report of findings
e.    refer case to next level
f.     close the case

The PIP must include a variety of methods for the identification, investigation and referral of suspected cases, accepted in the industry and without infringing provider or beneficiary rights. Methods might include
a.    electronic data exchanges
b.    data mining
c.    claims registries / reconciliation
d.    targeted procedures
e.    profiling

The PIP must include a systematic approach of data analysis by:
a.    flagging the case
b.    identifying cause for flagging (i.e. over-under payment)
c.    establishing actions and sanctions

The PIP must have procedures in place for referring suspect fraud cases to ASES including at a minimum:

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Guidelines
a.   an organizational structure to address the reports.
b.   a due process that includes but is not limited to: case identification, complete record with supporting materials, notification letter to suspect, notification letter to single state agency, documentation of entrance and exit interviews, and if necessary copy of referral letters and case resolution letter to and from legal authorities.
c.   a flowchart to work in cooperation with the grantee and sub-grantee as well as with the state legal authorities such as: Contractor’s Legal Affairs Department, ASES, Single State Agency – Department of Health Legal Department, State Department of Justice, and the Office of Inspector General.
d.   a follow up process to work with legal authorities each case of fraud, waste and abuse suspicion until final disposition and notification to the single state agency.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA03	Preliminary Investigations
Scope	Grantee, Sub-grantee and Contractors
Purpose	To provide guidance on how to perform a preliminary investigation when the agency or Contractor receives a complaint of fraud or abuse from any source or identifies any questionable practices.
General	The Contractor must conduct a preliminary investigation to determine whether there is sufficient basis to warrant a full investigation.
Guidelines
The PIP defines a standard operating procedure to complete a preliminary investigation of all suspect cases of fraud, waste and abuse.

The PIP identifies the requirements to complete the preliminary investigation when evaluating providers and beneficiaries. It should include at least:
a.    Source of information
b.    Identification method (how the case is detected)
c.    Cause for investigation
d.    Case documentation
e.    Analysis of Data and documents
f.     Report of Findings
g.    Action Taken (Recommended Action)

The PIP includes a mechanism to keep tracking and documentation of all preliminary investigations and results.

The PIP establishes a mechanism to report preliminary investigations activity to the sub-grantee (ASES) which will be in charge of reporting activity to the single state agency (Medicaid Office) or other applicable federal and state agencies.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA04	Full Investigations
Scope	Grantee, Sub-grantee and Contractors
Purpose	To provide guidance and minimum set of elements in the PIP to perform full investigations on incidents of fraud and abuse.
General
If the findings of a preliminary investigation give the agency reason to believe that an incident of fraud or abuse has occur in the Medicaid program, the organization must take the appropriate actions.

Guidelines
The PIP must define the process to conduct a full investigation and specify when a case requires the full investigation. Full investigations must be done in accordance with federal regulation and based in the company written policy. The company must submit copy of the written policies to ASES for review and approval.

The PIP must define the process to refer the cases to the Contractor’s fraud liaison (i.e. Contractor’s compliance office), to the single state agency (Medicaid Office), and to ASES which will be in charge of referring the case to the appropriate law enforcement agency when there is a reason:
a.    to suspect a provider has engaged in fraud or abuse of the program.
b.    to suspect a recipient is defrauding the program.
c.    to suspect a recipient has abused the Medicaid program.

The PIP must have a mechanism to keep tracking and documentation of all full investigations performed in progress and closed.

The PIP must have a mechanism to report to the sub-grantee (ASES) investigations in progress, conducted and results.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA05	Resolution of full investigation
Scope	Grantee, Sub-Grantee and Contractors
Purpose	To provide guidance on minimum actions that must be taken in order to complete the process of a full investigation.
General	The full investigations must continue until the cases are referred, solved or closed.
Guidelines
The PIP must include the process to guarantee that a full investigation must continue until:
a.    appropriate legal action is initiated.
b.    the case is closed or dropped because of insufficient evidence to support the allegations of fraud or abuse.
c.    the matter is resolved between the organization and the provider or recipient
✓ the resolution may include but is not limited to:
1)   Sending a warning letter to the Provider or recipient, giving notice that continuation of the activity in question will result in further action;
2)  Suspending or terminating the Provider from network participation (if not suspended or terminated from participation in the Medicaid program as determined by ASES);
3)    Seeking recovery of payments made to the Provider; or
4)    Imposing other sanctions provided under the Contractor’s PIP plan.

The PIP must guarantee that there is a mechanism to keep tracking and documentation of all full investigations until resolution.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA06	Reporting Requirements
Scope	Grantee, Sub-Grantee and Contracted Organizations
Purpose	To provide guidance on how to adhere to a minimum set of elements that must be included in the process to report fraud and abuse information to the appropriate organizations officials.
General	The Contractor must submit a progress report the fraud and abuse information and statistics to ASES on quarterly basis.
Guidelines
The PIP must describe the mechanism to report fraud and abuse data to the appropriate fraud liaison, sub-grantee (ASES) and grantee (Office for the Medically Indigent).

The PIP progress report must include at least the following information:
a.    # of complaints on fraud and abuse received.
b.    # of complaints that warrant preliminary investigation.
c.    Detailed information for each case of suspected provider fraud and abuse that warrants a full investigation:
✓       Provider’s name and id number
✓       Source of the complaint
✓       Type of the provider
✓       Nature of the complaint
✓       Estimate amount of money involved
✓       Legal and administrative disposition of the case and actions taken by the law enforcement officials to whom the case has been referred.

Suspected fraud cases must be report immediately in a written format to ASES Compliance Office or Office of Program Integrity.

The PIP reports must be submitted in electronic format to facilitate its inclusion in the Puerto Rico Government Medicaid Program PI Annual Report.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA07	Provider’s statements on claims forms
Scope	Grantee, Sub-Grantee and Contractors
Purpose	To provide guidance on how to comply with regulation on Provider’s statements on claims forms.
General	The Contractor must provide that all provider claims forms be imprinted in boldface type with the following statement, or with alternate wording that is approved by the CMS Regional Office.
Guidelines
The PIP must include that providers are required to attest in the claim forms that they agree with the following statement:

✓ “This is to certify that the foregoing information is true accurate and complete”.
✓ “I understand that payment of this claim will be from federal and state funds and that any falsification or concealment of a material fact maybe prosecutes under federal and state laws”.

For electronic claims, providers must attest that they agree with the following statements:

✓ “This is to certify the truthfulness of the foregoing information and certify that is true, accurate, complete and that the service was provided”.

The statements may be printed above the claimant’s signature or, if they are printed on the reverse of the form, a reference to the statements must appear immediately preceding the claimant’s signature.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA08	Provider’s statements on check
Scope	Grantee, Sub-Grantee and Contracted Organizations
Purpose	To provide guidance on how to comply with regulation on provider’s statements on check.
General	The Contractor may print the following wording above the claimant’s endorsement on the reverse of checks or warrants payable to each provider.
Guidelines
The PIP must include that Providers are required to attest (in addition to the statements required in Providers claims form) that they agree with the following statement either by having it written on checks or temporarily in a legal document as an affidavit:

✓ “I understand in endorsing or depositing this check that payment will be from Federal and State funds and that any falsification, or concealment of a material fact, may be prosecuted under Federal and State laws”.

The above attestation must be included in all electronic and checks payment.

The PIP must indicate frequency and responsible for conducting spot checks to guarantee the Contractor complies with the Provider’s statements and / or the Provider signature appears on a legal document attesting compliance.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SA09	Enrollee verification procedure
Scope	Grantee, Sub-Grantee and Contracted Organizations
Purpose	To verify that the services listed on claims forms have been rendered.
General	The organization must have a method for verifying with Enrollees whether services billed by providers were received.
Guidelines
The PIP must include a description of how the Contractor performs claims matches with medical records to guarantee adequacy of billing.

The PIP must define the mechanism to monitor frequency of encounters and services rendered to Enrollees billed by providers.

The PIP will provide periodic updates on reconciliation findings report to the sub-grantee and grantee.

ASES will select a sample to perform independent reviews to verify that Enrollee’s services billed by providers (as well as encounters under capitated environment) were indeed rendered. This review will be performed through confirmations with Enrollees.

Note: All Contractors are required to comply with Law 114 which requires that the beneficiaries must receive an Evidence of Medical Benefits with a detailed of the services and expenses incurred during a quarter. ASES Compliance Office will review each Contractor’s compliance with Law 114.

21

Puerto Rico Government
Program Integrity Plan 2018- 2021

Title SA10	Cooperation with Medicaid Fraud Control Units and/or law enforcement agencies
Scope	Grantee, Sub-Grantee and Contractors Organizations
Purpose
To provide guidance on how to communicate findings and to cooperate with any Puerto Rico or federal law enforcement agency. To request that all contracted companies must communicate preliminary findings to ASES.

General
The Contractor must have a mechanism to provide information to the regulatory and legal authorities on cases, investigations, schemes and any other activity where intention to commit fraud, abuse and waste of services occur.

Guidelines
The PIP must demonstrate it has an effective mechanism to cooperate with the Medicaid Office, ASES, the Medicaid Fraud Control Unit as well as with other program divisions in charge of preventing and prosecuting cases related to fraud, waste and abuse of services under the Medicaid program. To this end, ASES has established the Medicaid Integrity Group (MIG) with the participation of the OIG and the Medicaid office.

The PIP must establish a process to guarantee the organization complies with the following:

✓ All cases of suspected provider fraud are referred to the antifraud / integrity organization’s unit.
✓    If the antifraud / integrity unit determines that it may be useful in carrying out the unit’s responsibilities, promptly comply with a request from the unit for –

i.     Access to, and free copies of, any records or information kept by the organization or its contractors;
ii.   Computerized data stored by the organization or its contractors. These data must be supplied without charge and in the form requested by the unit;
iii.  Access to any information kept by providers to which the organization is authorized access. In using this information, the unit must protect the privacy rights of recipients;
✓ Communicate to ASES (and other appropriate Federal and State agencies, as required) preliminary findings within 2 business days of completing the investigation; and
✓   On referral from the unit, coordinate with ASES and the appropriate law enforcement agency before initiating any available administrative or judicial action to recover improper payments to a provider.

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The PIP must recommend the Contractor to have in the Provider’s Contract a disclaimer that as a contracted provider any data related to services or payments provided must be available for review of the integrity staff.

23

Puerto Rico Government
Program Integrity Plan –2018-2021

Title SA11	Suspension of payments in cases of potential fraud
Scope	Grantee, Sub-Grantee and Contracted Organizations
Purpose	To provide guidance on elements to be considered when suspending payments to providers who committed fraud.
General
The organization must suspend payments to providers as a mechanism to prevent wrong disbursement of payments when there is a credible allegation of fraud for which an investigation is pending unless the agency has a good cause to not suspend payments or to suspend payment only in part.

Guidelines
The PIP will establish a mechanism and adhere to the following elements concerning suspension of payments:

(a)    Basis for suspension.
•     The State Medicaid Agency (ASES) must suspend all Medicaid payments to a provider after the agency determines there is a credible allegation of fraud for which an investigation is pending under the Medicaid program against an individual or entity unless the agency has good cause to not suspend payments or to suspend payment only in part.
•    The State Medicaid Agency (ASES) may suspend payments without first notifying the provider of its intention to suspend such payments.
•      A provider may request, and must be granted, administrative review where State law so requires.

Therefore, the Contractor must refer to ASES all suspected cases of fraud as indicated in item (d) below, in order for ASES to make a determination related to the suspension of payment after the proper evaluation and in consultation with the applicable law enforcement agency, such as the Medicaid Fraud Control Unit. In addition, the Contractor must suspend payments at the direction of ASES if ASES finds that a credible allegation of fraud exists for which an investigation is pending under the Medicaid program.

(b)   Notice of suspension. If directed by ASES, the Contractor must send notice of its suspension of program payments within:
•     Five (5) days of taking such action unless requested in writing by a law enforcement agency to temporarily withhold such notice.
•    Thirty (30) days if requested by law enforcement in writing to delay sending such notice, which request for delay may be renew in writing up to twice and in no event may exceed ninety (90) days.

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•      The notice must include or address all of the following:
✓ State that payments are being suspended in accordance with 42 CFR 455.23;
✓ Set forth the general allegations as to the nature of the suspension action, but need not disclose any specific information concerning an ongoing investigation
✓ State that the suspension is for a temporary period, as stated on 42 CFR 455.23(c) and cite the circumstances under which suspension will be terminated;
✓ Specify, when applicable, to which type or types of Medicaid claims (capitation or claims) or business units of a provider suspension is effective.
✓ Inform the provider of the right to submit written evidence for consideration by the agency.
✓ Set forth the applicable administrative appeals process and corresponding citations to State law.

(c)    Duration of suspension
1)    All suspension of payment actions under this section will be temporary and will not continue after either of the following:
✓ The agency or the prosecuting authorities determine that there is insufficient evidence of fraud by the provider.
✓ Legal proceedings related to the provider’s alleged fraud are completed.
2)   It must be documented in writing the termination of a suspension including, where applicable and appropriate, any appeal rights available to a provider.

(d)   Referrals to the ASES, Medicaid, Medicaid Fraud Control Unit and OIG.
(1) Whenever the Contractor investigation may lead to the initiation of a payment suspension in whole or part, the Contractor must make a fraud referral to ASES who will notify the OIG and the Medicaid Fraud Control Unit and any other appropriate law enforcement agency as required by 42 CFR 455.23(d)
(2) The fraud referral must meet all of the following requirements:
•         Be made in writing and provided to ASES not later than the next two (2) Business Days after the Contractor determines that there is a potential fraud.
•          Conform to fraud referral performance standards issued by the Secretary.
•         A recommendation of the Contractor related to good cause not to suspend payments or to suspend payment only in part after evaluating the elements included in items (e) and (f) below.

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(3)(i) If the Medicaid Fraud Control Unit or other law enforcement agency accepts the fraud referral for investigation, a payment suspension may be approved until such time as the investigation and any associated enforcement proceedings are completed.
(ii) On a quarterly basis, the Contractor must request a certification from the Medicaid Fraud Control Unit or other law enforcement agency that any matter accepted on the basis of a referral continues to be under investigation thus warranting continuation of the suspension.
(4) If the Medicaid Fraud Control Unit or other law enforcement agency declines to accept the fraud referral for investigation, an approved payment suspension may be discontinued by ASES unless ASES has alternative Federal or State authority by which it may impose a suspension or makes a fraud referral to another law enforcement agency. In that situation, the provisions of paragraph (d)(3) of this section apply equally to that referral as well.
(5) A decision to exercise the good cause exceptions in paragraphs (e) or (f) of this section not to suspend payments or to suspend payments only in part does not relieve the Contractor of the obligation to refer any suspected case of fraud as provided in paragraph (d)(1) of this section.
(e)   Good cause not to suspend payments. ASES may find that good cause exists not to suspend payments, or not to continue a payment suspension previously imposed, to an individual or entity against which there is an investigation of a credible allegation of fraud if any of the following are applicable:
(1) Law enforcement officials have specifically requested that a payment suspension not be imposed because such a payment suspension may compromise or jeopardize an investigation.
(2) Other available remedies can be implemented by Contractor more effectively or quickly protect Medicaid funds.
(3) ASES determines, based upon the submission of written evidence by the individual or entity that is the subject of the payment suspension, that the suspension should be removed.
(4) Beneficiary access to items or services would be jeopardized by a payment suspension because of either of the following:
(i) An individual or entity is the sole community physician or the sole source of essential specialized services in a community.
(ii) The individual or entity serves a large number of recipients within a HRSA-designated medically underserved area.

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(5) Law enforcement declines to certify that a matter continues to be under investigation per the requirements of paragraph (d)(3) of this section.
(6) ASES determines that payment suspension is not in the best interests of the Medicaid program.
(f)   Good cause to suspend payment only in part. ASES may find that good cause exists to suspend payments in part, or to convert a payment suspension previously imposed in whole to one only in part, to an individual or entity against which there is an investigation of suspected fraud if any of the following are applicable:
(1) Recipient access to items or services would be jeopardized by a payment suspension in whole or part because of either of the following:
(i) An individual or entity is the sole community physician or the sole source of essential specialized services in a community. (ii) The individual or entity serves a large number of recipients within a HRSA-designated medically underserved area.
(2) ASES determines, based upon the submission of written evidence by the individual or entity that is the subject of a whole payment suspension to the Contractor, that such suspension should be imposed only in part.
(3)(i) The allegation of fraud focuses solely and definitively on only a specific type of claim or arises from only a specific business unit of a provider; and
(ii) Contractor documents in writing to ASES that a payment suspension in part would effectively ensure that potentially fraudulent claims were not continuing to be paid.
(4) Law enforcement, Medicaid Fraud Control Unit or OIG declines to certify that a matter continues to be under investigation per the requirements of paragraph (d)(3) of this section.
(5) ASES determines that payment suspension only in part is in the best interests of the Medicaid program.
(g)    Termination of Payment Suspension:
1. Reasons for termination of payment suspension:
a.   determination by the Medicaid Fraud Control Unit that there is insufficient evidence of fraud by the provider
i. law enforcement declination to investigate a fraud referral
ii. discontinuance of a pending investigation
b.   legal proceedings related to the provider's alleged fraud are completed
i. settlement
ii. judgment
iii. dismissal

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2. The following steps will be taken when the Payment Suspension process is to be discontinued:
a.   ASES will notify the entity in writing with effective date to end payment suspension
b.   The entity must notify the provider in writing of effective date to end payment suspension and will provide blind copies to previously identified parties.
c.    The entity must take the necessary action to remove the payment suspension.
3. After payment suspension has ended, Contractor is responsible for monitoring claims to ascertain whether or not any inappropriate payments are made or to identify aberrant billing patterns, in which case appropriate action will be initiated.
4. Contractor must submit to ASES on a quarterly basis a report summarizing information on the following:
a.    With regard to recommended payment suspensions:
1. The nature of the suspected fraud;
2. The basis for the proposed suspension; and
3. The outcome of implemented suspensions.
b.     With regard to situations in which Contractor recommends that good cause exists to not suspend payments, to suspend payments only in part, or to discontinue a payment suspension:
1. The nature of the suspected fraud; and
2. The nature of the good cause.
(h)    Documentation and record retention. Contractor must meet the following requirements:
(1) Maintain for a minimum of ten (10) years from the date of issuance all materials documenting the life cycle of a payment suspension that was imposed in whole or part, including the following:
(i) All notices of suspension of payment in whole or part.
(ii) All fraud referrals to the Medicaid Fraud Control Unit or other law enforcement agency.
(iii) All quarterly certifications of continuing investigation status by law enforcement.
(iv) All notices documenting the termination of a suspension.
(2)(i) Maintain for a minimum of ten (10) years from the date of issuance all materials documenting each instance where a payment suspension was not imposed, imposed only in part, or discontinued for good cause.
(ii) This type of documentation must include, at a minimum, detailed information on the basis for the existence of the good cause not to suspend payments, to suspend payments only in part, or to discontinue a payment suspension and, where applicable, must specify how long the Contractor anticipates such good cause will exist.

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(3) Annually report to ASES summary information on each of following:
(i) Suspensions of payment, including the nature of the suspected fraud, the basis for suspension, and the outcome of the suspension.
(ii) Situations in which the good cause existed to not suspend payments, to suspend payments only in part, or to discontinue a payment suspension as described in this section, including describing the nature of the suspected fraud and the nature of the good cause.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SB12	Disclosure of Information by Providers and Fiscal Agents
Scope	Grantee, Sub-Grantee and Contracted Organizations
Purpose
To provide definition of concepts in order to fully adhere to the regulation on providers control and ownership of facilities and on disclosure of information on a provider's owners and other persons convicted of criminal offenses against Medicare, Medicaid, or the title XX services program.

General
The Contractor must adhere to standard definitions when dealing with disclosure of information by providers and Subcontractors when establishing mechanism to regulate providers’ control and ownership of facilities

Guidelines
The PIP will adhere to the following definitions of concepts to keep consistency with federal regulation and application of law:

Agent means any person who has been delegated the authority to obligate or act on behalf of a Provider.

Disclosing entity means a Medicaid Provider (other than an individual practitioner or group of practitioners), or a fiscal agent.

Other disclosing entity means any other Medicaid disclosing entity and any entity that does not participate in Medicaid, but is required to disclose certain ownership and control information because of participation in any of the federal programs (Medicaid, CHIP, FQHCs). This includes:

(a)       Any hospital, skilled nursing facility, home health agency, independent clinical laboratory, renal disease facility, rural health clinic, or health maintenance organization that participates in Medicare (title XVIII);
(b)        Any Medicare intermediary or carrier; and
(c)        Any entity (other than an individual practitioner or group of practitioners) that furnishes, or arranges for the furnishing of, health-related services for which it claims payment under any plan or program established under title V or title XX of the Act.

Fiscal agent means a contractor that processes or pays vendor claims on behalf of the Medicaid agency.

Group of practitioners means two or more health care practitioners who practice their profession at a common location (whether or not they share common facilities, common supporting staff, or common equipment).

Indirect ownership interest means an ownership interest in an entity that has an ownership interest in the disclosing entity. This term includes an ownership interest in any entity that has an indirect ownership interest in the disclosing entity. The amount of indirect ownership interest is determined by multiplying the percentages of ownership in each entity. For example, if A own 10 percent of the stock in a corporation which owns 80 percent of the stock of the disclosing entity, A’s interest equates to an 8 percent indirect ownership interest in the disclosing entity and must be reported.  Conversely, if B owns 80 percent of the stock of a corporation which own 5 percent of the stock of the disclosing entity, B’s interest equates to a 4 percent indirect ownership interest in the disclosing entity and need not be reported.

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Guideline
Managing employee means a general manager, business manager, administrator, director, or other individual who exercises operational or managerial control over, or who directly or indirectly conducts the day-to-day operation of an institution, organization, or agency.

Ownership interest means the possession of equity in the capital, the stock, or the profits of the disclosing entity.

Person with an ownership or control interest means a person or corporation that –
(a)          Has an ownership interest totaling 5 percent or more in a disclosing entity;
(b)          Has an indirect ownership interest equal to 5 percent or more in a disclosing entity;
(c)          Has a combination of direct and indirect ownership interests equal to 5 percent or more in a disclosing entity;
(d)          Owns an interest of 5 percent or more in any mortgage, deed of trust, note, or other obligation secured by the disclosing entity if that interest equals at least 5 percent of the value of the property or assets of the disclosing entity;
(e)          Is an officer or director of a disclosing entity that is organized as a corporation; or
(f)          Is a partner in a disclosing entity that is organized as a partnership.
In order to determine percentage of ownership, mortgage, deed of trust, note, or other obligation, the percentage of interest owned in the obligation is multiplied by the percentage of the disclosing entity's assets used to secure the obligation. For example, if A owns 10 percent of a note secured by 60 percent of the provider's assets, A's interest in the provider's assets equates to 6 percent and must be reported. Conversely, if B owns 40 percent of a note secured by 10 percent of the provider's assets, B's interest in the provider's assets equates to 4 percent and need not be reported.

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Significant business transaction means any business transaction or series of transactions that, during any one fiscal year, exceed the lesser of $25,000 and 5 percent of a provider’s total operating expenses.

Subcontractor means –

(a)  An individual, agency or organization to which a disclosing entity has contracted or delegated some of its management functions or responsibilities of providing medical care to its patients; or
(b)  An individual, agency, or organization with which a fiscal agent has entered into a contract, agreement, purchase order, or lease (or leases of real property) to obtain space, supplies, equipment, or services provided under the Medicaid agreement.

Supplier means an individual, agency or organization from which a provider purchases goods and services used in carrying out its responsibilities under Medicaid (e.g., a commercial laundry, a manufacturer of hospital beds, or a pharmaceutical firm).

Wholly owned supplier means a supplier whose total ownership interest is held by a provider or by a person, persons, or other entity with an ownership or control interest in a provider.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SB13	Disclosure by disclosing entities: Information on ownership and control.
Scope	Grantee, Sub-Grantee and Contractors
Purpose	To provide guidelines on what information must be disclosed by entities that have ownership and control over facilities.
General	The Contractor must have a mechanism to monitor on a timely manner the providers and fiscal agents that own or control facilities where Medicaid beneficiaries receive services.
Guidelines
The Contractor must require each disclosing entity to disclose the following information in a timely manner:
(a)  Type of Information that must be disclosed.
(1)   (i) The name and address of any person (individual or corporation) with an ownership or control interest in the disclosing entity, fiscal agent, or the entity contracted by ASES. The address for corporate entities must include as applicable primary business address, every business location, and P.O. Box address.
(ii)  Date of birth and Social Security Number (in the case of an individual).
(iii) Other tax identification number (in the case of a corporation) with an ownership or control interest in the disclosing entity (or fiscal agent or the entity contracted by ASES) or in any subcontractor in which the disclosing entity (or fiscal agent or the entity contracted by ASES) has a 5 percent or more interest.
(2) Whether the person (individual or corporation) with an ownership or control interest in the disclosing entity (or fiscal agent or the entity contracted by ASES) is related to another person with ownership or control interest in the disclosing entity as a spouse, parent, child, or sibling; or whether the person (individual or corporation) with an ownership or control interest in any subcontractor in which the disclosing entity (or fiscal agent or the entity contracted by ASES) has a 5 percent or more interest is related to another person with ownership or control interest in the disclosing entity as a spouse, parent, child, or sibling.
(3) The name of any other disclosing entity (or fiscal agent or the entity contracted by ASES) in which an owner of the disclosing entity (or fiscal agent or the entity contracted by ASES) has an ownership or control interest.
(4) The name, address, date of birth, and Social Security Number of any managing employee of the disclosing entity (or fiscal agent or the entity contracted by ASES).

(b) When the disclosures must be provided.
(1) Disclosures from providers or disclosing entities. Disclosure from any Provider or disclosing entity is due at any of the following times:
(i)     Upon the provider or disclosing entity submitting the provider application.

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(ii)     Upon the provider or disclosing entity executing the provider agreement.
(iii)    Upon request of ASES during the re-validation of enrollment process under § 455.414.
(iv)    Within 35 days after any change in ownership of the disclosing entity.
(2) Disclosures from Contractors or other state-contracted entities - Disclosures are due at any of the following times:
(i)  Upon submitting the proposal in accordance with the State's procurement process.
(ii) Upon executing the contract with the State.
(iii) Upon renewal or extension of the contract.
(iv) Within thirty five (35) days after any change in ownership of the fiscal agent, manage care organizations or contracted entity.

Updated information must be furnished to ASES or the Contractor, as applicable, at intervals between recertification or contract renewals, within thirty five (35) days of a written request.

(c) Consequences for failure to provide required disclosures.
✓  Federal financial participation (FFP) is not available in payments made to a disclosing entity that fails to disclose ownership or control information as required by this section.
✓ The Contractor shall not approve a Provider Contract, and must terminate an existing agreement or contract, if the Provider or fiscal agent fails to disclose ownership or control information as required by this section.

The PIP will include the process to provide an annual report to ASES on above information and data.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SB14	Disclosure by providers: Information related to business transactions.
Scope	Grantee, Sub-Grantee and Contractors
Purpose
The Contractor must establish a mechanism to facilitate the Providers disclose information related to their business transactions when own or control facilities where Medicaid beneficiaries received services.

Guidelines
The PIP must describe the mechanism to allow providers owning or controlling facilities disclose information related to business transactions.

The PIP must attest the organization abide by the following regulation:

(a)      Provider Contracts. The Contractor must enter into an agreement with each Provider or Provider group under which the Provider agrees to furnish to it or to the grantee / sub-grantee on request, information related to business transactions.
(b)     Information that must be submitted. A Provider must submit, within 35 days of the date on a request by the organization full and complete information about –
✓ The ownership of any Subcontractor with whom the Provider has had business transactions totaling more than $25,000 during the 12-month period ending on the date of the request; and
✓ Any significant business transactions between the Provider and any wholly owned Supplier, or between the Provider and any Subcontractor, during the 5-year period ending on the date of the request.

The PIP must include withholding of payment processes and procedures to enforce above guideline.

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Puerto Rico Government
Program Integrity Plan –2018-2021

Title SB15	Disclosure by Providers: Information on persons convicted of crimes
Scope	Grantee, Sub-Grantee and Contractors
Purpose	To provide guidance on type of information providers must report in compliance with integrity program.
General	The Contractor is obliged to request providers to report any conviction of crimes or any other in the program integrity regulation.
Guidelines
The PIP must include a mechanism to confirm that information included below is considered as part of the integrity activities.

(a)  Information that must be disclosed. Before the Contractor enters into or renews a Provider Contract, or at any time upon written request by the Contractor, the Provider must disclose to the Contractor the identity of any person who:
(1)      Has ownership or control interest in the Provider, or is an agent or managing employee of the provider; and
(2)      Has been convicted of a criminal offense related to that person’s involvement in any program under Medicare, Medicaid, or the Title XXI services program since the inception of those programs.

(b) Notification to Inspector General.
(1)    The Contractor must notify ASES of any disclosures made under paragraph (a) of this section within 20 Business Days from the date it receives the information, as set forth in Section 29.4 of the GHP Contract.
(c) ASES will notify the HHS Inspector General and the Medicaid Fraud Control Unit of any disclosures related to criminal convictions within twenty (20) Business Days from the date that ASES receives the information (Section 29.6) Denial or termination of provider participation.
(1)     The Contractor may refuse to enter into or renew an agreement with a provider if any person who has an ownership or control interest in the Provider, or who is an agent or managing employee of the Provider, has been convicted of a criminal offense related to that person’s involvement in any program established under Medicare, Medicaid or the title XX Services Program.
(2)     The Contractor may refuse to enter into or may terminate a provider agreement if it determines that the provider did not fully and accurately make any disclosure required under paragraph (a) of this section.

36

Puerto Rico Government
Program Integrity Plan –2018-2021

Title SE16	Provider Screening and Enrollment
Scope	Grantee, Sub-Grantee and Contractors
Purpose	To provide guidance on termination or denial of network participation and criminal background checks.
General	The Contractor is obligated to establish procedures for termination of Provider Contracts and to obtain Provider consent to criminal background checks.
Guidelines
The PIP must include a process to confirm that the requirements included below are considered as part of the integrity activities.

1. Terminations or denials -:

(a) Contractor shall terminate the Provider Contract of any provider where any person with a 5 percent or greater direct or indirect ownership interest in the provider did not submit timely and accurate information and cooperate with any required screening methods in 42 CFR part 455.

(b) Contractor shall not offer a Provider Contract to any provider where any person with a 5 percent or greater direct or indirect ownership interest in the provider has been convicted of a criminal offense related to that person's involvement with the Medicare, Medicaid, or title XXI program in the last 10 years, unless ASES determines that denial or termination of enrollment is not in the best interests of the Medicaid program and that determination is documented in writing.

(c) ASES must deny enrollment or terminate the enrollment of any provider that is terminated on or after January 1, 2011, under Medicare and Medicaid, or CHIP in any other State.

(d) ASES must terminate a provider's enrollment or deny enrollment of the provider if the provider or a person with an ownership or control interest or who is an agent or managing employee of the provider fails to submit timely or accurate information, unless ASES determines that termination or denial of enrollment is not in the best interests of the Medicaid program and the State Medicaid agency documents that determination in writing.

(e) ASES must terminate or deny enrollment if the provider, or any person with a 5 percent or greater direct or indirect ownership interest in the provider, fails to submit sets of fingerprints in a form and manner to be determined by the ASES within 30 days of a CMS or a ASES request, unless ASES determines that termination or denial of enrollment is not in the best interests of the Medicaid program and ASES documents that determination in writing.

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(f)  ASES must terminate or deny enrollment if the provider fails to permit access to provider locations for any site visits under § 455.432, unless ASES determines that termination or denial of enrollment is not in the best interests of the Medicaid program and that determination is documented in writing.

(g)  ASES may terminate or deny the provider's enrollment if:

(1) it is determined that the provider has falsified any information provided on the application; or

(2) the identity of any provider applicant cannot be verified.

2. Reactivation of Provider Contract

After terminating a Provider Contract for any reason, before the provider is offered a new Provider Contract, the Contractor must re-screen the provider.

3. Criminal background checks

As a condition of executing a Provider Contract, the Contractor must require providers to consent to criminal background checks including fingerprinting when required by ASES, law enforcement agencies or Puerto Rico law.

4. Verification of Provider License

As a condition of executing a Provider Contract, the Contractor must confirm that the provider purporting to be licensed in accordance with the laws of Puerto Rico is so licensed and that the provider’s license has not expired or is currently subject to any limitations.

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Puerto Rico Government
Program Integrity Plan 2018 – 2021

Title SE17	Screen to Confirm the Identity and Exclusions Status
Scope	Grantee, Sub-Grantee and Contractors
Purpose	To provide guidance on the process to confirm the identity and determine exclusion status
General
The Contractor is obligated to confirm the identity and determine the exclusion status of Providers and any person with an ownership or control interest or who is an agent or managing employee of the Provider through routine checks of Federal databases.

Guidelines
The PIP must ensure Provider compliance with screening employees for identity and exclusions. To further protect against payments for items and services furnished or ordered by excluded parties, all current Providers and providers applying to contract with the Contractor must take the following steps to confirm identities and to determine whether their employees and contractors are excluded individuals or entities:
✓ Providers have the obligation to screen all employees and subcontractors to confirm the identity and determine the exclusion status through routine checks of Federal databases. The Contractor should communicate this obligation to providers.
✓ Providers should explicitly be required to agree to comply with this obligation as a condition of contracting.
✓ Providers should be informed that they must search the Social Security Administration's Death Master File, the National Plan and Provider Enumeration System (NPPES), the List of Excluded Individuals/Entities (LEIE), the Excluded Parties List System (EPLS), and any such other databases as the Secretary may prescribe.
✓ Contractors and Providers should search the LEIE and EPLS no less frequently than monthly to capture exclusions and reinstatements that have occurred since the last search.
✓ Providers should be required to immediately report to the Contractor any exclusion information discovered. Contractors are required to immediately report to ASES any exclusion information discovered.

This line of defense in combating fraud and abuse must be conducted accurately, thoroughly, and routinely. The Contractor must notify ASES promptly of any administrative action recommended against a provider for failure to comply with these screening and reporting obligations. See 42 CFR section 1002.4(b)(3). The Contractor can satisfy this obligation by communicating the relevant information to ASES, whom shall notify the and the appropriate Regional Office of the OIG Office of Investigations and the Medicaid Fraud Control Unit.

The Contractors also should inform Providers that civil monetary penalties may be imposed by ASES against Medicaid providers and entities contracted by ASES who employ or enter into contracts with excluded individuals or entities to provide items or services to Medicaid recipients. (Section 1128A(a)(6) of the Act; and 42 CFR section 1003.200(a)(3)).

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State Medicaid Directors Letter (SMDL) #09-001
SMD #09-001.pdf

40

DEPARTMENT OF HEALTH & HUMAN SERVICES Centers for Medicare & Medicaid Services 7500 Security Boulevard, Mail Stop S2-26-12 Baltimore, Maryland 21244-1850
Center for Medicaid and State Operations
SMDL #09-001

January 16, 2009

Dear State Medicaid Director:

The Center for Medicaid and State Operations (CMSO) is issuing this State Medicaid Director Letter to strengthen the integrity of the Medicaid program and help States reduce improper payments to providers. This letter advises States of their obligation to direct providers to screen their own employees and contractors for excluded persons, This letter specifically:

(1)
Clarifies Federal statutory and regulatory prohibitions regarding Medicaid payments for any items or services furnished or ordered by individuals or entities that have been excluded from participation in Federal health care programs;

(2)	Reminds States of the consequences for failure to prevent payments for items or services furnished or ordered by excluded individuals and entities;

(3)
Sets forth the Centers for Medicare & Medicaid Services' (CMS) policy with respect to States' responsibility to communicate to providers their obligation to screen employees and contractors for excluded individuals and entities both prior to hiring or contracting and on a periodic basis, and the manner in which overpayment calculations should be made; and

(4)	Identifies the List of Excluded Individuals/Entities (LEIE) as a resource providers may utilize to determine whether any of their employees and contractors has been excluded.

Background

The HHS Office of Inspector General (HHS-OIG) excludes individuals and entities from participation in Medicare, Medicaid, the State Children's Health Insurance Program (SCHIP), and all Federal health care programs (as defined in section 1128B(f) of the Social Security Act (the Act)) based on the authority contained in various sections of the Act, including sections 1128, 1128A, and 1156.

When the HHS-OIG has excluded a provider, Federal health care programs (including Medicaid and SCHIP programs) are generally prohibited from paying for any items or services furnished, ordered, or prescribed by excluded individuals or entities, (Section 1903(i)(2) of the Act; and 42 CFR section 1001.1901(b)) This payment ban applies to any items or services reimbursable under a Medicaid program that are furnished by an excluded individual or entity, and extends to:

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•	all methods of reimbursement, whether payment results from itemized claims, cost reports, fee schedules, or a prospective payment system;
•
payment for administrative and management services not directly related to patient care, but that are a necessary component of providing items and services to Medicaid recipients, when those payments are reported on a cost report or are otherwise payable by the Medicaid program; and

•
payment to cover an excluded individual's salary, expenses or fringe benefits, regardless of whether they provide direct patient care, when those payments are reported on a cost report or are otherwise payable by the Medicaid program.

In addition, no Medicaid payments can be made for any items or services directed or prescribed by an excluded physician or other authorized person when the individual or entity furnishing the services either knew or should have known of the exclusion. This prohibition applies even when the Medicaid payment itself is made to another provider, practitioner or supplier that is not excluded. (42 CFR section 1001.l901(b))

The listing below sets forth some examples of types of items or services that are reimbursed by Medicaid which, when provided by excluded parties, are not reimbursable1:

•
Services performed by excluded nurses, technicians, or other excluded individuals who work for a hospital, nursing home, home health agency or physician practice, where such services are related to administrative duties, preparation of surgical trays or review of treatment plans if such services are reimbursed directly or indirectly (such as through a pay per service or a bundled payment) by a Medicaid program, even if the individuals do not furnish direct care to Medicaid recipients;

•
Services performed by excluded pharmacists or other excluded individuals who input prescription information for pharmacy billing or who are involved in any way in filling prescriptions for drugs reimbursed, directly or indirectly, by a Medicaid program;

•	Services performed by excluded ambulance drivers, dispatchers and other employees involved in providing transportation reimbursed by a Medicaid program, to hospital patients or nursing home residents;
•	Services performed for program recipients by excluded individuals who sell, deliver or refill orders for medical devices or equipment being reimbursed by a Medicaid program;
•
Services performed by excluded social workers who are employed by health care entities to provide services to Medicaid recipients, and whose services are reimbursed, directly or indirectly, by a Medicaid program;

•	Services performed by an excluded administrator, billing agent, accountant, claims processor or utilization reviewer that are related to and reimbursed, directly or indirectly by a Medicaid program;

1 This list is drawn from the 1999 HHS-OIG Special Advisory Bulletin: The Effect of Exclusion From Participation in Federal Health Care Programs.

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•	Items or services provided to a Medicaid recipient by an excluded individual who works for an entity that has a contractual agreement with, and is paid by, a Medicaid program; and
•	Items or equipment sold by an excluded manufacturer or supplier, used in the care or treatment of recipients and reimbursed, directly or indirectly, by a Medicaid program.

Consequences to States of Paying Excluded Providers

Because it is prohibited by Federal law from doing so, CMS shall make no payments to States for any amount expended for items or services (other than an emergency item or service not provided in a hospital emergency room) furnished under the plan by an individual or entity while being excluded from participation (unless the claim for payment meets an exception listed in 42 CFR section 1001.l901(c)). Any such payments actually claimed for Federal financial participation constitute an overpayment under sections 1903(d)(2)(A) and 1903(i)(2) of the Act, and are therefore subject to recoupment. It is thus incumbent on States to take all reasonable steps to prevent making payments that must ultimately be refunded to CMS.

Previous Guidance Regarding Preventing Payments For Goods and Services Furnished by Excluded Individuals and Entities

In a State Medicaid Director Letter issued on June 12, 2008, CMS notified States of their own obligation to attempt to determine whether an excluded individual has an ownership or control interest in an entity that is a Medicaid provider, and of States' obligation to report information regarding such excluded individuals to the HHS-OIG. In a State Medicaid Director Letter issued on March 17, 1999, and in a follow-up State Medicaid Director Letter issued on May 16, 2000 ("Medicare/Medicaid Sanction Reinstatement Report"), CMS described the HHS-OIG's authority to exclude persons based on actions taken by State Medicaid Agencies.

In the State Medicaid Director Letter dated May 16, 2000, CMS reminded States that the Medicare/Medicaid Sanction-Reinstatement Report, formerly known as HCFA Publication 69 and now replaced by the Medicare Exclusion Database (the MED) is a vital resource available to States for ascertaining and verifying whether an individual or entity is excluded and should not be receiving payments. The guidance also stated that the payment prohibition applies to any managed care organization contracting with an excluded party.

In a second State Medicaid Director Letter dated May 16, 2000 (“State’s Obligation to notify the Department of Health and Human Services Office of Inspector General”), CMS reminded States of their responsibility to promptly notify the HHS-OIG of any action taken by a State to limit the ability of an individual or entity to participate in its program. See 42 CFR section 1002.3(b)(3).

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Policy Clarification: States Should Advise Medicaid Providers to Screen for Exclusions

To further protect against payments for items and services furnished or ordered by excluded parties, States should advise all current providers and providers applying to participate in the Medicaid program to take the following steps to determine whether their employees and contractors are excluded individuals or entities:

•
States should advise providers of their obligation to screen all employees and contractors to determine whether any of them have been excluded. States should communicate this obligation to providers upon enrollment and reenrollment.

•	States should explicitly require providers to agree to comply with this obligation as a condition of enrollment.
•	States should inform providers that they can search the HHS-OIG website by the names of any individual or entity.
•	States should require providers to search the HHS-OIG website monthly to capture exclusions and reinstatements that have occurred since the last search.
•	States should require that providers immediately report to them any exclusion information discovered.

This line of defense in combating fraud and abuse must be conducted accurately, thoroughly, and routinely. States must notify the HHS-OIG promptly of any administrative action the State takes against a provider for failure to comply with these screening and reporting obligations. See 42 CFR section 1 002.3(b)(3). States can satisfy this obligation by communicating the relevant information to the appropriate Regional Office of the OIG Office of Investigations.

States also should inform providers that civil monetary penalties may be imposed against Medicaid providers and managed care entities (MCEs)2 who employ or enter into contracts with excluded individuals or entities to provide items or services to Medicaid recipients. (Section 1128A(a)(6) of the Act; and 42 CFR section 1003.102(a)(2))

Policy Clarification: Calculation of Overpayments to Excluded Individuals or Entities

As stated above, Federal health care programs, including Medicaid, are generally prohibited from paying for any items or services furnished, ordered, or prescribed by excluded individuals or entities. The amount of the Medicaid overpayment for such items or services is the actual amount of Medicaid dollars that were expended for those items or services. When Medicaid funds have been expended to pay an excluded individual's salary, expenses, or fringe benefits, the amount of the overpayment is the amount of those expended Medicaid funds. We recognize that there may be instances when the connection between expended Medicaid funds and the

2 This State Medicaid Director Letter uses the term “managed care entity” to refer briefly to managed care organizations (MCOs), prepaid inpatient health plans, prepaid ambulatory health plans, and primary care case management (PCCM). States should not confuse this abbreviation with the statutory definition of managed care entity which only refers to MCOs and PCCMs. See section 1932(a)(1)(B) of the Act.

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items or services furnished by the excluded individual or entity are too attenuated to trace. When such circumstances arise, the overpayment is no more than the amount which the State is certain was paid with Medicaid dollars.

Where Providers Can Look for Excluded Parties

While the MED is not readily available to providers, the HHS-OIG maintains the LEIE, a database accessible to the general public that provides information about parties excluded from participation in Medicare, Medicaid, and all other Federal health care programs. The LEIE website is located at http://www.oig.hhs.gov/fraud/exclusions.asp and is available in two formats. The on-line search engine identifies currently excluded individuals or entities. When a match is identified, it is possible for the searcher to verify the accuracy of the match using a Social Security Number (SSN) or Employer Identification Number (EIN). The downloadable version of the database may be compared against an existing database maintained by a provider. However, unlike the on-line format, the downloadable database does not contain SSNs or EINs.

Additionally, some States maintain their own exclusion lists, pursuant to 42 CFR section 1002.210 or State authority, which include individuals and entities whom the State has barred from participating in State government programs. States with such lists should remind providers that they are obligated to search their State list routinely whenever they search the LEIE.

Conclusion

We know you share our commitment to combating fraud and abuse. We all understand that provider enrollment is the first line of defense in this endeavor. If we strengthen our efforts to identify excluded parties, the integrity and quality of the Medicaid program will be improved, benefiting Medicaid recipients and taxpayers across the country.

If you have any questions or would like any additional information on this guidance, please direct your inquiries to Ms. Claudia Simonson, Centers for Medicare & Medicaid Services, Center for Medicaid and State Operations, Medicaid Integrity Group, 233 North Michigan Avenue, Suite 600, Chicago, Illinois 60601 or c1audia.simonson@cms.hhs.gov. Thank you for your assistance in this important endeavor.

Sincerely,

/s/
Herb B. Kuhn
Deputy Administrator
Acting Director, Center for Medicaid and State Operations

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cc:

CMS Regional Administrators

CMS Associate Regional Administrators
Division of Medicaid and Children's Health

Ann C. Kohler
NASMD Executive Director
American Public Human Services Association

Joy Wilson
Director, Health Committee
National Conference of State Legislatures

Matt Salo
Director of Health Legislation
National Governors Association

Debra Miller
Director for Health Policy
Council of State Governments

Christie Raniszewski Herrera
Director, Health and Human Services Task Force
American Legislative Exchange Council

Barbara W. Levine
Chief, Government Relations and Legal Affairs
Association of State and Territorial Health Officials

46

Attachment 15

Attachment 15: Form A-102 - Evidence of Lack of Providers and Providers Refusal to
Contract

Pursuant to section 9.1.10 of the Contract, the Contractor must use this Form to evidence the lack of providers in its Network or refusal to contract as part of the General Network or the PPN. The Contractor must carry out all efforts to contract with those providers including specialists ensuring network adequacy requirements are met. The Contractor must validate and submit all supporting documents evidencing the lack of Providers or refusal to contract required in this Form.

Provider Name

NPI

Specialty

Municipality

List of MCO’s Recruitment Activities and dates of such activities:

Provide the Dates and Outcomes of Meetings with provider:

Explain the issues causing concerns or barriers to Contracting:

Provide description of contract offers to the provider including fees and any other incentives:

Provide reasons why the provider refused the contract:

Describe provider counter offers:

Describe remedies offered by MCO to address provider’s concerns in order to come to terms with the contract

Please attach to this form any relevant document in support of your responses.

Attachment 16

ATTACHMENT 16 – LIST OF REPORTS

REPORT NUMBER	REPORT TITLE	PROGRAM AREA	ASES REVIEW DEPT.	CONTRACT SECTION	FREQUENCY
1	Call Center Report	Administrative	Customer Service	18.2.2.1	Monthly
2	Enrollee Enrollment Materials Report	Administrative	Customer Service	18.2.2.2	Quarterly
3	Fraud Waste Abuse Report	Administrative	Compliance	3 18.2.2.3	Quarterly
4	Privacy and Confidentiality Report	Administrative	Compliance	18.2.2.4	Monthly
5	Systems Incident Report	Administrative	Information Systems	18.2.2.5	Annually or 10 Business Days following incident
6	Federal Qualified Health Center (FQHC) Report	Administrative	Compliance	18.2.2.6	Quarterly
7	Special Coverage Registry Report	Administrative	Clinical Affairs	18.2.2.7	Monthly
8	High Cost High Needs Registry Report	Administrative	Planning & Quality	18.2.2.8	Monthly
9	Disclosure of Information on Annual Business Transactions	Administrative	Compliance	18.2.2.9	Annually
10	Statistical Reports	Administrative	Planning	18.2.2.10	45 days of end of year
11	Claims Activity Report	Claims	Clinical Affairs	18.2.3.1	Monthly
12	Encounter Data	Claims	Information Systems	18.2.3.2	Monthly
13	CMS 416 Report	Covered Services	Planning & Quality	18.2.4.1	Annually
14	Executive Director and Utilization Data Report	Covered Services	Planning & Quality	18.2.4.2	Quarterly

List of Required Reports

REPORT NUMBER	REPORT TITLE	PROGRAM AREA	ASES REVIEW DEPT.	CONTRACT SECTION	FREQUENCY
15	Network Provider List	Provider Reports	Planning & Quality	18.2.5.1	Monthly
16	Geographic Access Report	Provider Reports	Planning & Quality	18.2.5.2	Quarterly
17	Appointment Availability Report	Provider Reports	Planning & Quality	18.2.5.3	Quarterly
18	Provider Satisfaction Survey Report	Provider Reports	Planning & Quality	18.2.5.4	Annually
19	Provider Training and Outreach Evaluation Report	Provider Reports	Planning & Quality	18.2.5.5	Quarterly
20	Physician Incentive Program Report	Provider Reports	Planning & Quality	18.2.5.6	Annually
21	Grievances and Appeals Report	Quality	Customer Service	18.2.6.1	Quarterly
22	Health Care Improvement Program Plan (HCIPP) Report	Quality	Planning & Quality	18.2.6.2	Quarterly
23	Enrollee Satisfaction Survey Report	Quality	Planning & Quality	18.2.6.3	Annually
24	Audited HEDIS Results Report	Quality	Planning & Quality	18.2.6.4	Annually
25	Integration Model Report	Utilization Management	Clinical Affairs	18.2.7.1	Quarterly
26	Systems Availability and Performance Report	Systems	Information Systems	18.2.8.1	Monthly
27	Business Continuity and Disaster Recovery (BC-DR) Test Report	Systems	Information Systems	18.2.8.2	Annually
28	Unaudited Financial Statement	Financial Management	Finance	18.2.9.1	Quarterly
29	Report on Controls Placed in Operation and Tests of Operating Effectiveness	Financial Management	Finance	18.2.9.2	Annually
30	Audited Financial Statements	Financial Management	Finance	18.2.9.3	Annually
31	Cost Avoidance Report	Financial Management	Finance	18.2.9.4	Quarterly
32	Report to Puerto Rico Insurance Commissioner's Office	Financial Management	Compliance	18.2.9.5	Annually
33	Annual Corporate Report	Financial Management	Compliance	18.2.9.6	Annually
34	Pharmacy Certification	Financial Management	Finance	18.2.9.7	Every two weeks
35	Incurred But Not Paid (IBNR) Report	Financial Management	Financial Management	18.2.9.8	Quarterly
36	Medical Loss Ratio Report	Financial Management	Finance	18.2.9.9	Annually

Attachment 17

HIE Plan
Attachment 17
Version 10.1.18

STRATEGIC PLAN FOR THE ADOPTION OF HEALTH INFORMATION EXCHANGE
(HIE) BY THE GOVERNMENT HEALTH PLAN (GHP) PROVIDER NETWORK

The Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted as part of the American Recovery and Reinvestment Act of 2009, established a set of national initiatives to promote the adoption and meaningful use of health information technology (commonly referred to as HIT), including the Medicare and Medicaid Electronic Health Record (EHR) Incentive Programs. Since the inception of the Puerto Rico Medicaid EHR Incentive Program in 2012, the Puerto Rico Health Insurance Administration (ASES by its Spanish acronym) has been the state-level entity chartered with the administration of the program and leading the implementation of the State Medicaid Health Information Technology Plan (SMHP). The Puerto Rico Medicaid EHR Incentive Program, also known as the HIT Provider Incentive Program (HITPIP) has issued over $170M in payments to Puerto Rico providers to over 3,900 providers as of March 31, 2018..

On April 24, 2018 CMS issued a Proposed Rule (CMS-1694-P) that establishes new requirements or revises existing requirements for eligible professionals (EPs), eligible hospitals (EHs), and critical access hospitals (CAHs) participating in the Medicare and Medicaid Electronic Health Record (EHR) Incentive Programs (now referred to as the Promoting Interoperability Programs). In addition, the Proposed Rule includes changes to the requirements that apply to States operating Medicaid Promoting Interoperability Programs, including Puerto Rico. The Proposed Rule is part of a series of recent CMS initiatives, such as MyHealthEData, to ensure the healthcare system puts patients first. One of the key elements in the Proposed Rule is that providers must use the 2015 Edition of Certified Electronic Health Record Technology (CEHRT)1 beginning in 2019 to drive interoperability using Application Programming Interfaces (APIs).

Since the inception of the EHR Incentive Programs, ASES has recognized that providers are the gateway to an organized and integrated healthcare delivery systems. The implementation of this Strategic Plan will further the integration of all the health care provider networks as an organized health care system, allowing ASES to plan for, provide/purchase, and coordinate all core services along the continuum of health care services for the population served by the GHP. The adoption and meaningful use (MU) of EHRs and the secure and effective exchange of the patient health information constitute the backbone of an organized integrated health system with the necessary elements for interoperability.

1 Certified EHR Technology refers to commercial products that have been certified by designated third parties to meet the requirements established by the Office of the National Coordinator for Health Information Technology (ONC) to ensure that Electronic Health Record (EHR) technologies meet the adopted standards and certification criteria to help providers and hospitals achieve Meaningful Use (MU) objectives and measures established by the Centers for Medicare and Medicaid Services (CMS).

ASES has been implementing a strategic plan focused on adoption and meaningful use of CEHRT by the GHP provider network since 2014. One of the key elements of the strategic plan was seeking support from MCOs contracted for the GHP to promote adoption and meaningful use of CEHRT by their health care provider network as well as active participation in the Puerto Rico Health Information Network (PRHIN), Puerto Rico’s state-level Health Information Exchange (HIE), to enable health information exchange among health care providers.

As a means of aligning State-level HIT initiatives with CMS policy in the Proposed Rule (CMS-1694-P) and capitalizing on the new GHP contracting cycle, ASES is creating a strategic plan that focuses on health information exchange and interoperability. The strategic plan is intended to promote health information exchange among GHP providers through interoperable CEHRT and implementing enabling HIT/HIE infrastructure. The goals of the ASES HIE Strategic Plan are as follows:

•
Increase the size, scope, and services of public HIT/HIE infrastructure - The HIT/HIE infrastructure in Puerto Rico is comprised of a number of initiatives that have grown organically, primarily to support provider demonstration of meaningful use (MU). In order for HIE to become a more significant activity in Puerto Rico, it is important to establish connectivity to broader State and Federal HIT/HIE infrastructure. In addition, the development of a State-level provider directory will facilitate more efficient electronic exchange among GHP contractors;

•
Support statewide HIE adoption and use – HIE activity in Puerto Rico has mostly revolved around meaningful use (MU) and has been driven by hospitals given their role in the health system. For HIE to deliver on its promise in Puerto Rico’s health system, HIE must become a principal activity in clinical settings. Therefore, the strategic plan strives to promote sustainable HIE models, identifying use cases that will generate a critical mass of HIE activity, and supporting providers in HIE onboarding activities.

•
Empower patients through HIE – HIE is a key underpinning element to new payment models and patient care. Therefore, the public health system must actively promote HIE and educate health care providers, patients, and others about HIE and its benefits. Puerto Rico needs to take initial steps towards putting patients at the center of the GHP by promoting consumer-mediated HIE using CHERT capabilities.

•
Support state-wide contingency planning- Unfavorable events occur within all complex systems. The Puerto Rico health care sector and its HIE infrastructure are no exception. HIE could potentially be part of the response to unfavorable events in Puerto Rico, such as natural disasters or significant failure of key infrastructure. Likewise, negative events could potentially befall the Puerto Rico HIT/HIE infrastructure, requiring contingency plans to deal with unfavorable events and their consequences.

Initiatives to Achieve ASES HIE Strategic Plan Goals

The achievement of ASES’s goals for its HIE Strategic Plan depend on effective collaboration with GHP contractors to ensure that all health care provider networks move forward in a concerted and consistent manner in support and compliance with this Plan. The following initiatives are critical to achieving ASES’ goals:

I.	Periodically assess GHP contactor readiness and maturity to support HIE

ASES will seek to get detailed information from GHP contractors on the level to which their current IT infrastructure and HIT services comply with ONC Certification Criteria and the GHP contractor’s plans (including timelines) for their IT infrastructure and HIT services to meet ONC Certification Criteria.

II.	Promote and require GHP health care provider networks to adopt CEHRT

The Medicaid EHR Incentive program is intended to stimulate health care service provider adoption of CEHRT through financial incentives. As interoperability becomes a more important factor in meeting the goals for the public health system both at the State and Federal levels, GHP health care service providers/ organizations will be required to adopt CEHRT to continue contributing to the overall goals and objectives of the Medicaid program.

ASES will request that the MCOs perform a series of periodic surveys within their GHP health care provider networks to gather data related to the following:

-	Number of health care providers/organizations using CEHRT;

-
Number of health care providers using DIRECT Secure Messaging to receive/send clinical data (directed health information exchange), how frequently it is used in clinical settings, and the use cases supported by DIRECT Secure Messaging;

-
Number of health care service providers/ organizations that are active participants of a Health Information Exchange, how frequently it is used in clinical settings, the use cases supported through the Health Information Exchange, and which of those are most often used by service providers/ organizations; and

-	Benefits that health care service providers/ organizations have been able to reap from health information exchange activities and issues they have faced in participating in HIE.

ASES will utilize the results of the surveys conducted by the MCOs to measure and monitor the number of providers who have not adopted CEHRT, identify the types of health care providers/ organizations who have not adopted CEHRT, and their barriers to CEHRT adoption.

III.	Promote health information exchange through CEHRT by GHP health care provider networks

The results of the GHP health care provider network surveys will also be used to identify gaps in HIE infrastructure adoption and the obstacles health care service providers/ organizations face in using HIE in clinical settings. The information gleaned from the surveys will support continuous reviews of the feasibility and potential effectiveness of ASES HIT/HIE infrastructure initiatives.

In addition, the survey results will be used to develop a roadmap to stimulate HIE activity by GHP health care provider networks. The roadmap will focus on identifying and stimulating HIE activity that adds value to health care service providers/ organizations in clinical settings, especially those capable of being facilitated through CEHRT, in order to drive critical mass of HIE activity that can enhance the network effect. The impact of the HIE roadmap’s activities will be measured through the periodic MCO surveys. As part of the HIE roadmap implementation effort, ASES will identify key stakeholders that can support GHP health care service providers/organizations HIE adoption and maturity efforts such as:

-	Educational awareness programs related to HIE, including its benefits, how to engage in HIE activity, and the privacy and security concerns associated with HIE;

-	Performing provider HIE readiness assessments and support health care service provider/ organization capability development; and

-	Support provider onboarding to HIEs and other HIT infrastructure.

A significant component of the HIE roadmap will be to design and deliver awareness and educational programs that stimulate CEHRT and HIE adoption.

IV.	Require GHP contractor support for ASES initiatives to implement HIT/HIE infrastructure

ASES has recently undertaken a group of related HIT/HIE initiatives, including development and implementation of a State-level provider directory to facilitate health information exchange among GHP contractors and health care service providers/ organizations. ASES initially plans to use the health care provider network information submitted periodically by MCOs (Network Provider Lists or NPLs) to stand up an initial version of the provider directory. In subsequent versions, ASES plans to implement a federated model in which MCO and health care provider/organization EHR systems are leveraged to create a dynamic provider directory. Therefore, effective collaboration between ASES and GHP contractors will be instrumental in a successful implementation of the provider directory.

The MCO survey results will be leveraged to glean the feasibility of the provider directory’s overall approach. In addition, ASES expects support from MCOs with the following activities:

-	Reviewing and implementing NPL data exchange formats;

-	Validating health care provider/ organization demographic, contact, and practice information submitted to ASES in the NPLs;

-	Obtaining health care provider/ organization DIRECT Secure Messaging electronic service information (ESI); and

-	Testing and validating Fast Health Interoperability Resources (FHIR) APIs to implement a federated provider directory model.

ASES expects full cooperation from GHP contractors at it continues to develop public HIT/HIE infrastructure initiatives that will benefit the health care sector in Puerto Rico.

HIE STRATEGIC PLAN DEVELOPMENT EXPECTED TIMELINE

HIE STRATEGIC PLAN SUPPORTING INITIATIVE IMPLEMENTATION PLANNING

GOAL I. Periodically assess GHP contactor readiness and maturity to support HIE
OBJECTIVES	ACTIVITIES	DATES
I.A Evaluate GHP contractor IT infrastructure and HIT services to determine their alignment with ONC Certification criteria
I.A.1 Coordinate and execute interviews, meetings, and workshops with GHP contractors to gather data related to their IT infrastructure and HIT services.

I.A.2 Assess the extent to which GHP contractor IT infrastructure and HIT services comply with ONC Certification criteria.

I.A.3 Discuss potential opportunities for GHP contractors to incorporate ONC Certification criteria into their IT infrastructure and HIT services development roadmaps.
December 3-28, 2018 January 3, 2019 –February 1, 2019 February 4 – March 1, 2019

GOAL II. Promote and require GHP health care provider networks to adopt CEHRT
OBJECTIVES	ACTIVITIES	DATES
II.A. Obtain reliable current data regarding the GHP health care provider networks’ adoption and implementation of CEHRT, Meaningful Use demonstration, and their active participation in HIE.
II.A.1 Initial engagement with GHP contractors to present the ASES HIE Strategic Plan, identify contacts, and review expected roles and responsibilities.

II.A.2 Submit the HIT/HIE Implementation Survey to GHP contractors for discussion and definition of data gathering processes, methods, and techniques.

II.A.3 Release the HIT/HIE Implementation Survey to GHP health care provider networks.

II.A.4 Collect HIT/HIE Implementation Survey responses from GHP health care provider networks.

GHP contractors will gather data for their health care provider networks and report survey results to ASES.
November 1 – 16 2018 November 26 -30 2018 December 3 -7, 2018 December 10 –January 18, 2019
II.B Identify gaps in HIE adoption and obstacles GHP health care provider networks face in demonstrating MU and using HIE in clinical settings
II.B.1 Analyze survey results and identify CEHRT MU and
HIE adoption gaps.
II.B.2 Share analysis findings with GHP contractors and stakeholders through a formal report. The report will define strategies and propose implementation plans to facilitate MU demonstration by GHP health care provider networks and participation in HIE as part of their clinical processes.
January 21, 2019 – February 28, 2019 February 29 – March 29, 2019

GOAL III. Promote health information exchange through CEHRT by GHP health care provider networks
OBJECTIVES	ACTIVITIES	DATES
III.A Identify gaps in HIE adoption and obstacles GHP health care provider networks face in demonstrating MU and using HIE in clinical settings
III.A.1 Analyze survey results and identification of CEHRT MU and HIE adoption gaps.

III.A.2 Share analysis findings with GHP contractors and stakeholders through a formal report. The report will define strategies and propose implementation plans to facilitate MU demonstration by GHP health care provider networks and participation in HIE as part of their clinical processes.
January 21, 2019 – February 28, 2019 February 29 – March 29, 2019
III.B Define and establish roadmap to stimulate HIE activity in GHP health care provider networks
III.B.1 Define preliminary HIE adoption roadmap based on HIE adoption gaps identified through the analysis of survey results.

III.B.2 Discuss preliminary HIE adoption roadmap with GHP contractors to refine goals, objectives, and implementation approaches.

III.B.3 Finalize HIE adoption roadmap and communicate plan to GHP contractors.
April 1 – April 26, 2019 April 29 –May 10, 2019 May 13 – June 10, 2019
III.C Deliver HIE adoption roadmap activities and periodically report results
III.C.1 Perform roadmap activities such as GHP health care provider network readiness assessments and support provider onboarding to HIEs and other infrastructure as established in the HIE adoption roadmap.

III.C.2 Report activities and results periodically to ASES to evaluate the overall progress of the HIE adoption roadmap.
June 11, 2019 – March 27, 2020 June 11, 2019 – March 27, 2020
III.D Develop and schedule educational initiatives and programs to be offered to GHP health care provider networks
III.D.1 Identify preliminary awareness and educational programs based on survey results, focusing on the identified gaps in CEHRT adoption, MU demonstration, and use of HIE in clinical settings.

III.D.2 Communicate initial plan to GHP contractors.

III.D.3 Discuss preliminary awareness and education programs with GHP contractors to optimize program design and leverage their existing programs, infrastructure, and delivery methods.

III.D.4 Finalize awareness and educational program design, including target audience, program contents, delivery methods, and effectiveness metrics.

III.D.5 Communicate final plan to GHP contractors.
June 11 – July 19, 2019 July 22 - 26, 2019 July 29 – August 30, 2019 September 2 - 20, 2019 September 23 - 27, 2019
III.E Deliver educational initiatives and programs for GHP health care provider networks.
III.E.1 Schedule and deliver the awareness and educational programs for the GHP health care provider networks.

III.E.2 Conduct follow up efforts to determine the awareness and educational programs’ effectiveness based on defined metrics.
September 30, 2019 – January 31, 2020 February 3 – March 27, 2020

GOAL IV. Require GHP contractor support for ASES initiatives to implement HIT/HIE infrastructure
OBJECTIVES	ACTIVITIES	DATES
IV.A Share ASES HIT/HIE initiative planning with GHP contractors and establish workgroups
IV.A.1 Initial engagement with GHP contractors to present ASES HIT/HIE initiatives in support of the HIE Strategic Plan, identify contacts, and review expected GHP contractor roles and responsibilities.

IV.A.2 Assign tasks and establish program management
processes.
November 1 – 16 2018 November 1 – December 3, 2018
IV.B Implementation of ASES HIT/HIE initiatives
IV.B.1 ASES will execute its HIT/HIE initiatives with support from GHP contractors as previously established.

IV.B.2 GHP contractors will report to ASES regarding any plans, internal initiatives, or findings from its activities in support ASES’s HIE Strategic Plan that may impact or imply risks to the planning associated with ASES’s HIT/HIE initiatives.
December 4, 2018 – September 27, 2019 December 4, 2018 – September 27, 2019
IV.C Monitor results and adjust ASES HIT/HIE initiative planning based on the overall HIE Strategic Plan
IV.C.1 ASES will monitor results of the implementation of its HIT/HIE initiatives. Based on results obtained in terms of GHP health care provider network adoption of CEHRT and HIT/HIE, ASES will make necessary adjustments to its strategy and implementation plans.

IV.C.1 ASES will communicate progress and any changes in the planning of its HIT/HIE initiatives to GHP contractors, as per program management processes.
December 4, 2018 –September 27, 2019 December 4, 2018 – September 27, 2019

Attachment 18

2019-000052
Business Associate Agreement

THIS BUSINESS ASSOCIATE AGREEMENT (“Agreement”) is made by, and between Triple-S Salud, Inc., represented herein by the undersigned authorized individual, having its principal offices located at San Juan (“Business Associate”) and The Puerto Rico Health Insurance Administration (“PRHIA”), represented herein by the individual signing below, who is authorized to act for and on behalf of PRHIA and with its principal offices at San Juan, Puerto Rico. PRHIA and Business Associate, collectively, may hereinafter be referred to as the “Parties.”

WHEREAS, PRHIA and Business Associate are parties to one or more agreements and/or may in the future become parties to additional agreements (collectively, the “Underlying Agreements”), pursuant to which Business Associate provides certain services to PRHIA and, in connection with such services, creates, receives, uses or discloses for or on behalf of PRHIA certain individually identifiable Protected Health Information relating to patients and/or insured members of health plans with which PRHIA is involved (“PHI”) that is subject to protection under the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B, of the American Recovery and Reinvestment Act of 2009 (“HITECH Act”) and regulations promulgated thereunder, as such law and regulations may be amended from time to time (collectively, “HIPAA”); and

WHEREAS, PRHIA and Business Associate wish to comply in all respects with the requirements of HIPAA, including requirements applicable to the relationship between a Covered Entity and its Business Associates;

THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1.	Definitions.

a.	“Business Associate” shall have the same meaning given to such term as defined in 45 CFR § 160.103 and, for purposes of this Agreement, shall mean the Business Associate indicated above.

b.	“Covered Entity” shall have the same meaning given to such term as defined in 45 CFR § 160.103.

c.
“Electronic Protected Health Information“ or “e-PHI” shall have the same meaning given to such term as defined in 45 CFR §160.103 limited to the information created, received, transmitted or maintained by the Business Associate in electronic form format or media.

d.	“Individual” shall have the same meaning given to such term as defined in 45 CFR § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).

e.	“Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR part 160 and part 164, subparts A and E respectively.

f.
“Protected Health Information” or “PHI” shall have the same meaning given to such term as defined in 45 CFR §160.103, limited to the information created, transmitted, maintained, or received by Business Associate from or on behalf of PRHIA.

g.
“Required By Law” shall have the same meaning given to such term as defined in 45 CFR§ 164.103 and The Health Information Technology for Economic and Clinical Health Act (HITECH) Division A: Title XIII, Subtitle D.

h.	“Security Rule” shall mean the Standards for Security of Electronic Protected Health Information as specified in 45 C.F.R. Part 160 and subparts A and C of Part 164.

i.
Other definitions: The following terms used in this Agreement shall have the same meaning as those in the Privacy Rule and Security Rule: Breach, Designated Record Set, Disclosure, Notice of Privacy Practices, Secretary, Security Incident, Standard, Subcontractor, Transaction, Unsecured Protected Health Information, and Use. Other terms shall have the definitions set forth in this Agreement.

Section 2.	Obligations and Activities of Business Associate.

2.1       Business Associate may not use or disclose Protected Health Information other than as permitted or required by this Agreement, the Underlying Agreements or as Required by Law.

2.2       Business Associate agrees to use appropriate safeguards, including without limitation, administrative, physical and technical safeguards set forth in the Security Rule, to prevent use or Disclosure of the Protected Health Information other than as provided for by this Agreement and to reasonably and appropriately employ the same standards as Required by Law to protect the confidentiality, integrity and availability of any Electronic Protected Health Information (e-PHI) that it may receive, maintain or transmit on behalf of the PRHIA.

2.3       Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or Disclosure of Protected Health Information by Business Associate in violation of the requirements of this Agreement.

2.4       Business Associate agrees to report to PRHIA, in writing, within twenty-four (24) hours, any use or disclosure, or suspected use or disclosure, of the Protected Health Information not provided for by this Agreement or any Security Incident resulting in an attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations or acquisition of any PHI, including e-PHI, of which it becomes aware. Business Associate shall report the unauthorized use or disclosure using the notification process specified in the services agreement executed between Business Associate and PRHIA. All reports shall include the information required by the Privacy Rule and Security Rule, to the extent available.

Business Associate hereby reports to PRHIA that incidents including, but not limited to, ping sweeps or other common network reconnaissance techniques, attempts to log on to a system with an invalid password or username, and denial of service attacks that do not result in a server being taken off line, may occur from time to time.

2.5       Business Associate must in accordance with 45 CFR 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, ensure that any Subcontractors, agents or affiliates of the Business Associate, that create, receive, maintain, or transmit PHI on behalf of the Business Associate agree to the same restrictions, conditions, and requirements that apply to the Business Associate with respect to such information. Business Associate must obtain satisfactory assurances in the form of a written agreement or memorandum of understanding directly from Subcontractors stipulating that the Subcontractor agrees to comply with the same restrictions and conditions set forth in this Agreement. Business Associate must ensure that any agent or Subcontractor to whom the Business Associate provides PHI not export PHI beyond the borders of the Commonwealth of Puerto Rico without express written agreement of the PRHIA.

2.6       Business Associate agrees to provide access, at the written request of PRHIA, and in the time and manner designated by PRHIA, to Protected Health Information in a Designated Record Set, to PRHIA or an Individual in order to meet the requirements under 45 CFR §164.524.

2.7       Business Associate agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the PRHIA directs or agrees to pursuant to 45 CFR §164.526 at the written request of PRHIA or an Individual, and in the time and manner designated by PRHIA.

2.8       Business Associate agrees to make available to PRHIA internal practices, books, and records relating to the use and Disclosure of PHI, or at the request of the PRHIA, to the Secretary, in a time and manner designated by the PRHIA or the Secretary, for purposes of the Secretary determining compliance with the Privacy and Security Rules.

2.9       Business Associate agrees to document such Disclosures of PHI and information related to such Disclosures as would be required for PRHIA to respond to a request by an Individual for an accounting of Disclosures of Protected Health Information in accordance with 45 CFR §164.528.

2.10     Business Associate agrees to provide to PRHIA or an Individual, in time and manner designated by PRHIA, information collected in accordance with Section 2.9 of this Agreement, to permit PRHIA to respond to a request by an Individual for an accounting of Disclosures of Protected Health Information by Business Associate in accordance with 45 CFR §164.528.

2.11     Business Associate understands and agrees that it will not access or use any Protected Health Information of any Individual except for those Individuals whose PHI has been disclosed to Business Associate, or is created, received, maintained, or transmitted by or to Business Associate on behalf of PRHIA, and it will further limit access to that Protected Health Information that is necessary to the activities undertaken by Business Associate on behalf of PRHIA and as otherwise permitted by this Agreement.

2.13     Business Associate will, pursuant to the HITECH Act and its implementing regulations, comply with the requirements of the Privacy Rule, including those contained in 45 CFR §§ 164.502(e) and 164.504(e)(1)(iii. To the extent Business Associate is to carry out one or more of PRHIA’s obligations under Subpart E of 45 C.F.R. Part 164, Business Associate agrees to comply with the requirements of Subpart E that apply to PRHIA in the performance of such obligations. Business Associate will not directly or indirectly receive remuneration in exchange for any Protected Health Information, subject to the exceptions contained in the HITECH Act, without a valid authorization from the applicable Individual. Business Associate will not use Protected Health Information to engage in any communication which might be deemed to be “Marketing” under the HITECH Act without prior written permission from PRHIA and without Individual authorizations, to the extent required by the HITECH Act and its implementing regulations. In addition, Business Associate will, pursuant to the HITECH Act and its implementing regulations, comply with all applicable requirements of the Security Rule.

2.14     Business Associate agrees to make uses of and disclosures and requests for Protected Health Information consistent with HIPAA and any of PRHIA’s Minimum Necessary policies and procedures provided to Business Associate and consistent with PRHIA’s Notice of Privacy Practices. PRHIA asserts that its Minimum Necessary policies and procedures are consistent with 45 C.F.R. §164.514(d) and Business Associate agrees to comply with the provisions of that rule.

2.15     To the extent Business Associate submits Standard Transactions on behalf of PRHIA or assists PRHIA with submission of Standard Transactions, Business Associate shall comply with HIPAA’s Transaction and code set Standards for such Transactions and will provide documentation of such compliance upon request of Covered Entity.

Section 3.	Permitted Uses and Disclosures by Business Associate.

3.1       Business Associate may use or disclose Protected Health Information, or any information derived from that Protected Health Information, only as explicitly permitted in the Underlying Agreements and this Agreement, and only if such use or Disclosure, respectively, is in compliance with each applicable requirement of 45 CFR § 164.504(e) and 164.314(a)(2). This means that:

3.1.1         Except as otherwise limited in this Agreement, Business Associate may use Protected Health Information for the proper management and administration of the Business Associate or to carry out the legal responsibilities of the Business Associate.

3.1.2         Except as otherwise limited in this Agreement, Business Associate may disclose Protected Health Information for the proper management and administration of the Business Associate or to carry out the legal responsibilities of Business Associate, provided that such disclosures are Required By Law, or Business Associate obtains reasonable assurances from the person/organization to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person/organization, and the person/organization notifies the Business Associate of any instances of which it is aware in which the confidentiality of the information has been Breached.

3.1.3          In accordance with 45 CFR 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, ensure that any Subcontractors that create, receive, maintain, or transmit Protected Health Information on behalf of the Business Associate agree to the same restrictions, conditions, and requirements that apply to the Business Associate with respect to such information.

3.2       Business Associate understands and agrees that its access to Protected Health Information stored in databases and information systems at the PRHIA is subject to review and audit by the PRHIA, the Secretary, or agents of the HHS and OCR at any time, that remote audits of such access may occur at any time, that on-site audits of such access will be conducted during regular business hours, and that any review or audit may occur with or without prior notice by PRHIA. The fact that PRHIA reviews or audits, or fails to review or audit, or has the right to review and audit, Business Associate’s access does not relieve Business Associate of the responsibility to comply with this Agreement, nor does PRHIA’s (i) failure to detect or (ii) detection, but failure to notify Business Associate or to require Business Associate’s remediation of any unsatisfactory practice, constitute acceptance of such practice or waiver of  PRHIA’s enforcement rights under this Agreement.

Section 4.	Application of Security and Privacy Provisions to Business Associate.

4.1       Security Measures: The Security Rule, including 45 CFR §164.308, 164.310, 164.312 and 164.316, dealing with the administrative, physical and technical safeguards as well as policies, procedures and documentation requirements that apply to PRHIA shall in the same manner apply to Business Associate as Required By Law. If Business Associate requires access to PRHIA’s electronic patient information systems, electronic health record (EHR) or electronic infrastructure systems (either on site or remote), Business Associate will supply the necessary information of employees to uniquely identify such employees as employees with a need to access systems and will supply to PRHIA’s Information Security Officer a valid state or federal issued photo ID in order for such employees to receive a unique user name and password to access the system(s).

4.2       Application of Civil and Criminal Penalties: If Business Associate violates any Security provision as Required By Law specified in Section 4.1 above, sections 1176 and 1177 of the Social Security Act, 42 U.S.C. §1320d-5, 1320d-6, shall apply to Business Associate with respect to such violation in the same manner that such sections apply to PRHIA if it violates such Security provision.

Section 5.	Information Breach and Restriction Notification Requirements.

5.1       Business Associate expressly recognizes that PRHIA may have certain reporting and Disclosure obligations to the Secretary and the Individual in case of a Security Breach of Unsecured Protected Health Information.

5.2       Where Business Associate uses or Discloses Unsecured Protected Health Information in a manner not permitted by this Agreement, Business Associate without unreasonable delay and in no case later than the timeframe set forth in Section 2.4 of this Agreement, following the discovery of any impermissible use, Disclosure, or Breach of such information, shall notify PRHIA of such Breach, use or Disclosure. Such notice shall include the identification of each Individual whose Unsecured Protected Health Information has been, or is reasonably believed by the Business Associate to have been, accessed, acquired or disclosed. Business Associate shall cooperate with PRHIA to assist PRHIA in determining whether an impermissible use or Disclosure is a Breach, and shall provide a written risk assessment, in accordance with 45 C.F.R. §164.402, upon request of PRHIA.

5.3      Business Associate shall be liable for the costs associated with any Breach if caused by the Business Associate’s negligent or willful acts or omissions, or the negligent or willful acts or omissions of Business Associate’s agents, officers, employees or Subcontractors. PRHIA, in its sole and absolute discretion, may elect to delegate to Business Associate any requirement to notify affected Individuals of a Breach of Unsecured Protected Health Information, if such Breach results from, or is related to, an act or omission of Business Associate or the subcontractors, agents, employees or representatives of Business Associate.

5.4       PRHIA agrees to notify Business Associate of any restrictions on the use or disclosure of Protected Health Information to which PRHIA has agreed that may affect Business Associate’s use or disclosure of Protected Health Information pursuant to this Agreement.

Section 6.	Insurance and Indemnification

6.1      Indemnification. The Business Associate agrees to indemnify, defend and hold harmless PRHIA and PRHIA’s employees, affiliates, directors, officers, Subcontractors, agents or other members of its workforce from any costs, damages, expenses, judgments, losses, and attorney’s fees arising from any breach of this Agreement by Business Associate, or arising from any negligent or wrongful acts or omissions of Business Associate, including failure to perform its obligations under the Privacy Rule or Security Rule. The Business Associate’s indemnification obligation shall survive the expiration or termination of this Agreement for any reason.

Section 7.	Terms and Termination.

7.1       Term. The Term of this Agreement shall commence as of the Effective Date (as defined below), and shall terminate on the latest termination date of the Underlying Agreements or on the date PRHIA terminates this agreement for cause as authorized on paragraph (7.2) of this section, whichever is sooner.

7.2        Termination for Cause. The Parties acknowledge that in the event the PRHIA learns of a pattern or activity or practice of the Business Associate that constitutes violation of a material term of this Agreement, then Business Associate promptly shall take reasonable steps to cure the violation. If such steps are, in the judgment of the PRHIA, unsuccessful, ineffective or not feasible, then PRHIA may terminate, in its sole discretion, this Agreement and/or any or all of the Underlying Agreements upon written notice to the Business Associate, if feasible.

7.3       Effect of Termination. Except as provided in the following paragraph of this section, upon termination of this Agreement or the Underlying Agreements for any reason, Business Associate shall return or, only with PRHIA’s prior written permission, destroy all Protected Health Information received from PRHIA, or created or received by Business Associate on behalf of PRHIA. This provision shall apply to Protected Health Information that is in the possession of Subcontractors or agents of Business Associate. Business Associate shall retain no copies of the Protected Health Information except as otherwise permitted by PRHIA.

In the event that Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to PRHIA notification, in writing, of the conditions that make return or destruction infeasible.  Said notification shall include: (i) a statement that the Business Associate has determined that it is not feasible to return or destroy the Protected Health Information in its possession, and (ii) the specific reasons for such determination. The PRHIA may disagree with the Business Associate’s determination. Upon mutual agreement of the Parties that return or destruction of Protected Health Information is infeasible, Business Associate shall extend the protections of this Agreement to such Protected Health Information and limit further uses and Disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for as long as Business Associate maintains such Protected Health Information. If it is infeasible for the Business Associates to obtain, from a Subcontractor or agent, any Protected Health Information in the possession of the Subcontractor or agent, the Business Associate must provide a written explanation to PRHIA and require the Subcontractors and agents to agree to extend any and all protections, limitations, and restrictions contained in this Agreement to the Subcontractors’ and/or agents’ use and/or Disclosure of any Protected Health Information retained after the termination of this Agreement, and to limit any further uses and/or Disclosures to the purposes that make the return or destruction of Protected Health Information infeasible.

7.4        Automatic Termination. This agreement will automatically terminate without any further action of the Parties upon the latest termination or expiration of the Underlying Agreements.

7.5       Effective Date. The effective date of this Agreement (the “Effective Date”) shall be the date of the last signature below.

Section 8. Miscellaneous.

8.1       Regulatory References. A reference in this Agreement to a section in the Privacy and Security Rules means the section as in effect or as amended, and for which compliance is required.

8.2      Agreement. The Parties agree to negotiate in good faith to take such action as is necessary to amend the Underlying Agreements from time to time as is necessary for PRHIA to comply with the requirements of HIPAA; provided, however, that the Agreement shall be modified only in accordance with Section 8.3 of this Agreement.

8.3      Amendments; Waiver. This agreement may not be modified, nor shall any provision hereof be waived or amended, except in a writing duly signed by authorized representatives of the Parties. A waiver with respect to one event shall not be construed as continuing, or as a bar to a waiver of any right or remedy as to subsequent events. The Parties agree to negotiate in good faith to take such action as is necessary to amend this agreement from time to time as is necessary for compliance with the requirements of the HIPAA rules and any other applicable law.

8.4        Survival. Sections 2.3, 2.4, 2.6, 2.8, 2.10, 3.2, 5.2, 5.3, 6.1 and 7.3, 8.4, 8.5, 8.6, 8.7 and 8.8 shall survive the termination of this Agreement and/or the Underlying Agreements.
8.5        No Third Party Beneficiaries/Independent Contractors. Except as set forth in Section 6.1, nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the Parties and the respective successors or assigns of the Parties, any rights, remedies, obligations, or liabilities whatsoever.

8.6       Interpretation. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits PRHIA and Business Associate to comply with the HIPAA Privacy and Security Rules. In the event of a conflict between this Agreement and any Underlying Agreements, this Agreement shall control.

8.7        Notices. Any notice required or permitted by this Agreement to be given or delivered shall be delivered in accordance with the notice provisions of the Underlying Agreements. The Parties may change their addresses for purposes of this Agreement by written notice to the other party.

8.8       Severability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any provision of this Agreement should be prohibited or found invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the other of such provision or the remaining provisions of this Agreement.

8.9        Governing Law. To the extent not preempted by federal law, the Agreement shall be governed and construed in accordance with the laws governing the Underlying Agreements.

8.10     Assignment, Binding Nature, and Benefits. This Agreement binds and benefits the Parties, and their respective successors and permitted assigns. Business Associate may not assign or subcontract rights or obligations under this Agreement without the express written consent of PRHIA. PRHIA may assign its rights and obligations under this Agreement to any successor or affiliate.

8.11      Counterparts. This Agreement may be executed in multiple counterparts, which shall constitute a single Agreement, and by facsimile or pdf signatures, which shall be treated as originals.

IN WITHNESS WHEREOF, the parties have duly executed this Agreement this September 21, 2018.

s/Madeline Hernández Urquiza	s/Angela M. Avila Marrero
Madeline Hernández Urquiza	Angela M. Avila Marrero
President	Executive Director
Triple-S Salud, Inc.	PR Health Insurance Administration
EIN: 66-0555677	EIN: 66-0500678

Address:	Address:
PO Box 363628	PO Box 195661
San Juan, PR 00919-1580	San Juan, PR 00919-5661

Attachment 19

PUERTO RICO HEALTH INSURANCE ADMINISTRATION
ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO

Revised version 8/2/2018

I.	INTRODUCTION	2

II.	REPORTING TIMEFRAMES	3

III.	EVALUATION & POINT DISTRIBUTION	4

IV.	RETENTION FUND & COMPLIANCE PERCENTAGE	8

V.	DEFINITIONS	9

VI.	HIGH COST CONDITIONS INITIATIVE	11

VII.	CHRONIC CONDITIONS INITIATIVE	14

VIII.	HEALTHY PEOPLE INITIATIVE	20

IX.	EMERGENCY ROOM HIGH UTILIZERS INITIATIVE	22

I.	INTRODUCTION

The Puerto Rico Health Insurance Administration’s (ASES, by its acronym in Spanish) focus is on providing quality services that are patient-centered and aimed at increasing the use of screening, prevention and appropriate delivery of care in a timely manner to all Medicaid, Children’s Health Insurance Program (CHIP) and Medicare-Medicaid Dual Eligible (Platino) Enrollees in Puerto Rico. The Health Care Improvement Program (HCIP) is one of the tools developed by ASES to reach this goal.

This Manual has the sole purpose of providing the necessary guidelines for attaining the required performance indicators for each of the categories measured under the HCIP as specified and subject to revision by ASES in this Manual, and incorporated in Section 12.5 of the Government Health Plan (GHP)/MI Salud Model Contract (Contract) executed between the Contractor and ASES. As the HCIP guidelines or performance benchmarks are updated, ASES will share these changes with Contractors and update this Manual. ASES shall maintain a Retention Fund created by withhold amounts of the Per Member Per Month (PMPM) Payment each month as part of the HCIP described in Section 22.4 of the Contract. A portion of the retained PMPM amount shall be associated with each HCIP initiatives outlined below:

1.	High Cost Conditions Initiative

2.	Chronic Conditions Initiative

3.	Healthy People Initiative

4.	Emergency Room High Utilizers Initiative

ASES will reimburse the Contractor according to compliance with each of the categories of performance indicators for each of the four (4) HCIP Initiatives specified in this Manual. The Planning, Quality and Clinical Affairs Office will audit the results of the data in the timeframes stated in Section 22.4.2.2 of the Contract for the performance indicators in the above named initiatives. This Manual describes, in detail, the requirements and the specific metrics for each initiative of the HCIP for the Contract period November 1, 2018 through September 30, 2021, with an option to extend to September 30, 2022, at ASES’ discretion. In the event ASES exercises the optional extension, an updated HCIP Manual will be provided. The HCIP will start on the implementation date of the Contract and will be updated annually as GHP benchmarks are set and measures or metrics are revised or modified accordingly.

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II.	REPORTING TIMEFRAMES

The Contractor will submit a report for each quality initiative on a quarterly basis as established in the following table. The reporting templates will be provided by ASES and the Contractor must submit them through the ASES Sharefile. Information for accessing the ASES Sharefile will be forthcoming.

QUARTER & CONTRACT YEAR	INCURRED SERVICE TIME PERIOD	PAYMENT AS OF	SUBMISSION DATE
Contract Year (CY) 2019	*National Benchmark — ASES will establish the Puerto Rico benchmark (GHP national benchmark) for the metrics included in this manual using the period from July 1, 2016 through June 30, 2017.
Q1	11/01/2018 through 01/31/2019	April 30, 2019	May 31, 2019
Q2	02/01/2019 through 04/30/2019	July 31, 2019	August 31, 2019
Q3	05/01/2019 through 07/31/2019	October 31, 2019	November 30, 2019
Q4	08/01/2019 through 10/31/2019	January 31, 2019	February 28, 2020
CY 2020
Q1	11/01/2019 through 01/31/2020	April 30, 2020	May 31, 2020
Q2	02/01/2020 through 04/30/2020	July 31, 2020	August 31, 2020
Q3	05/01/2020 through 07/31/2020	October 31, 2020	November 30, 2020
Q4	08/01/2020 through 10/31/2020	January 31, 2020	February 28, 2021
CY 2021
Q1	11/01/2020 through 01/31/2021	April 30, 2021	May 31, 2021
Q2	02/01/2021 through 04/30/2021	July 31, 2021	August 31, 2021
Q3	05/01/2021 through 07/31/2021	October 31, 2021	November 30, 2021
Q4	08/01/2021 through 09/30/2021	December 30, 2021	January 30, 2022

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III.	EVALUATION & POINT DISTRIBUTION

As previously indicated, the HCIP is divided into four categories:

1.	High Cost Conditions Initiative

2.	Chronic Conditions Initiative

3.	Healthy People Initiative

4.	Emergency Room High Utilizers Initiative

Under each initiative, there is a list of conditions, indicators and performance measures which the Contractor must report on a quarterly basis. The performance indicators for each initiative are outlined in the tables below.

Prior to the implementation date of the Contract, ASES will provide the Contractors with a final set of conditions, performance measures, technical specifications, and benchmarks that will be used in the first year (CY 2019) for each initiative included under the HCIP. For the first quarter (Q1) of the CY 2019 evaluation, the Contractor will be required to develop and submit a HCIP Plan (HCIPP) addressing each initiative and how the Contractor will achieve improvements. The Contractor is required to design its HCIPP based on the national GHP benchmarks of each metric included in this Manual. The HCIPP will be submitted to ASES no later than December 31, 2018, and will be reviewed and approved by ASES during the month of January 2019. The Retention Fund reimbursement for Q1 of CY 2019 will be in accordance with the fulfillment of this requirement and the submission of the templates with the results. For Q2 and Q3 of CY 2019, the Contractor is required to submit a revised HCIPP with updated metrics results and a report of the activities carried out according to the HCIPP submitted for Q1. ASES will determine the impact of these activities based on the updated quarterly results and comparison to the relevant national GHP benchmark for the selected metric. Compliance with the submission of these reports will be the basis for the reimbursement of Retention fund withhold for these quarters.

For Q4 of CY 2019, ASES will update the GHP benchmarks for the Contractor using the twelve (12) months prior to January 1, 2019 (from January 1, 2018 to December 31, 2018). Thereafter, ASES will continue reviewing performance metrics using the results of the previous twelve (12) months, including the current quarter. The Contractor-reported results will be compared to GHP national benchmarks to determine compliance.

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For Q4 of CY 2019 and Q1 and Q2 of CY 2020, the Contractor must show any improvement on each metric when compared to the GHP benchmarks. For Q3 and Q4 of CY 2020, the Contractor will be required to demonstrate established improvement targets for each metric when compared to the GHP benchmarks.

These specific targets for improvement for each metric will be established by ASES based on the analysis of individual metrics and overall results of data for calendar year 2019, and will be shared with the Contractor once established. Metric targets will be revised for CY 2021 and CY 2022 based on the analysis of data of calendar year 2020 and 2021 as indicated in the table below. For CY 2021 and CY 2022, ASES may substitute or adjust selected metrics. Changes to metrics utilized may be adjusted by ASES based on program quality and value based contracting goals. Any changes will be shared with the Contractor, and the HCIP will be updated to reflect those changes.

For the Emergency Room High Utilizers Initiative, improvement means a decrease the Emergency Room utilization rate when compared to the GHP national benchmark (or other benchmark as developed by ASES) and an increase of the primary care physician (PCP) outpatient visits rate for the targeted population (refer to Section IX of this Manual).

QUARTER & CONTRACT YEAR (CY)	INCURRED SERVICE TIME PERIOD	EVALUATION CRITERIA OR EXPECTED GOAL
CY 2019	*GHP National Benchmark — ASES will establish the Puerto Rico benchmark (GHP.national benchmark) for the metrics included in this manual using the period from.January 1, 2017 through December 31, 2017
Q1	11/01/2018 through 01/31/2019	Q I Plan & Report submission
Q2	02/01/2019 through 04/30/2019	Report submission and on Plan implemented activities
Q3	05/01/2019 through 07/31/2019	Report submission and on Plan implemented activities
Contractor GHP Benchmark Data Analysis — From January 1, 2018 to December 31, 2018: To be provided by ASES.
Q4	08/01/2019 through 10/31/2019	Any improvement over GHP benchmark

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QUARTER & CONTRACT YEAR (CY)	INCURRED SERVICE TIME PERIOD	EVALUATION CRITERIA OR EXPECTED GOAL
CY 2020
Q1	11/01/2019 through 01/31/2020	Any improvement over GHP benchmark
Q2	02/01/2020 through 04/30/2020	Any improvement over GHP benchmark
Contractor GHP Benchmark Data Analysis — From January 1, 2018 to December 31, 2018: To be provided by ASES.
Q3	05/1/2020 through 07/31/2020	Improvement goal to be established by ASES through analysis of individual metrics and overall results of data for CY 2019; goals will be shared with the Contractor
Q4	08/01/2020 through 10/31/2020	Improvement goal to be established by ASES through analysis of individual metrics and overall results of data for CY 2019; goals will be shared with the Contractor
CY 2021
Q1	11/01/2020 through 01/31/2021	Improvement goal to be established by ASES through analysis of.individual metrics and over-all results of data; Goals will be shared.with Contractors.
Q2	02/1/2021 through 04/30/2021	Improvement goal to be established by ASES through analysis of.individual metrics and over-all results of data; Goals will be shared.with Contractors.
Contractor GHP Benchmark Data Analysis — From January 1, 2018 to December 31, 2018: To be providedby ASES.
Q3	05/1/2021 through 07/31/2021	Improvement goal to be established by ASES through analysis of individual metrics and overall results of data; goals will be shared with the Contractor.
Q4	08/01/2021 through 09/30/2021	Improvement goal to be established by ASES through analysis of individual metrics and overall results of data; goals will be shared with the Contractor.

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The scale of values per indicator, as determined by ASES, is divided into the three levels indicated below.

They will apply when a specific amount of improvement over the GHP benchmark is required per metric:

•	1 Point = Full compliance with the expected goal; meets or exceeds (90%–100%) the expected goal as defined in the HCIP manual.

•	0.5 point = Partial compliance; results reported are 70% or over, but less than 90% (70.00%–89.99%) of the established goal.

•	0 points = Fails; results reported are less than 70% (0%–69.99%) of the established goal.

The point distribution by program is as follows, and is based on the scored measures found in the measures tables in Section VI of this Manual.

PROGRAM	POINTS
High Cost Conditions Initiative	12
Chronic Conditions Initiative	16
Healthy People Initiative	10
Emergency Room High Utilizers Initiative	2
Total Possible Points	40

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IV.	RETENTION FUND & COMPLIANCE PERCENTAGE

ASES will withhold a portion of the monthly PMPM Payment otherwise payable to the Contractor in order to validate the Contractor has met the specified performance targets under the HCIP. The Retention Fund, comprised of the withheld amounts, will be reimbursed to the Contractor when a determination is made by ASES that the Contractor has complied with the improvement standards and criteria established by ASES in accordance with this Manual.

On a monthly basis, ASES will withhold a Retention fund equivalent to 2% of the total PMPM Payments. A portion of the retained amount will be associated with each of the HCIP initiatives outlined below for each of the specified timeframes, as per Section 22.4 of the Contract.

TIME PERIOD (INCURRED SERVICE FROM CONTRACT TERM)	MONTHLY RETENTION FUND PERCENTAGE
Contract Year Quarters Defined in Section II – Reporting Timeframes	2%
HCIP INITIATIVE	RETENTION FUND BREAKDOWN
High Cost Conditions Initiative	0.6%
Chronic Conditions Initiative	0.6%
Healthy People Initiative	0.6%
Emergency Room High Utilizers Initiative	0.2%

No later than thirty (30) calendar days after receipt of the Contractor’s quarterly submission, ASES shall determine if the Contractor has met the applicable performance objectives for each initiative metric for that period. The evaluation result and compliance will determine the percent to be disbursed to the Contractor as described in the following table.

COMPLIANCE PERCENT	DISBURSEMENT PERCENTAGE OF MONTHLY PMPM
100.0%–90.0% (36.0–40.0 points)	100%
89.9%–80.0% (32.0–35.5 points)	75%
79.9%–70.0% (28.0–31.5 points)	50%
69.9%–50.0% (20.0–27.5 points)	25%
49.9% and below (19.5 points or less)	0%

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V.	DEFINITIONS

The following definitions apply to measures of the HCIP Manual:

1.	Incurred date: The date on which the service was provided.

2.
Intervention: Activities targeted at the achievement of client stability, wellness and autonomy through advocacy, assessment, planning, communication, education, resource management, care coordination, collaboration and service facilitation.

3.	Performance measures: Periodic measurement of outcomes and results used to assess the effectiveness and efficiency of quality or improvement initiatives on selected indicators.

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Per member per month (PMPM) payment: The fixed monthly amount that the Contractor is paid by ASES for each enrollee to ensure that benefits under the Contract are provided. This payment is made regardless of whether the enrollee receives benefits during the period covered by the payment.

5.
Preventive services: Health care services provided by a physician or other provider within the scope of his or her practice under Puerto Rico law to detect or prevent disease, disability, behavioral health conditions or other health conditions; and to promote physical and behavioral health and efficiency.

6.
Primary care physician (PCP): A licensed medical doctor (MD) who is a provider and who, within the scope of practice and in accordance with Puerto Rico certification and licensure requirements, is responsible for providing all required primary care to enrollees. The PCP is responsible for determining services required by enrollees, provides continuity of care and provides referrals for enrollees when medically necessary. A PCP may be a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist or pediatrician.

7.
Retention fund: The amount of withhold by ASES of the monthly PMPM payment otherwise payable to the Contractor in order to incentivize the Contractor to meet performance targets under the HCIP described in this Manual. This amount shall be equal to the percent of that portion of the total PMPM payment that is determined to be attributable to the Contractor’s administration of the HCIP described in this Manual and Sections 12.5 and 22.4 of the Contract. Amounts withheld will be reimbursed to the Contractor in whole or in part (as set forth in this Manual and Sections 12.5 and 22.4 of the Contract) in the event of a determination by ASES that the Contractor has complied with the quality standards and criteria established in this Manual.

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8.
Health Care Improvement Program (HCIP): Approach developed to improve the quality of services provided to enrollees. The HCIP consists of four (4) initiatives: High Cost Conditions Initiative, Chronic Condition Initiative, Healthy People Initiative and Emergency Room High Utilizers Initiative.

9.	Health Care Improvement Program Plan (HCIPP): For the Q1 of CY 2019 evaluation, the Contractor will be required to develop and submit a HCIPP for each initiative outlined in the HCIP Manual.

10.	Active Enrollee: GHP Enrollee with continuous enrollment during the HCIP measurement quarter.

Note:

Definition references in this manual are from the Contract and NCQA (National Committee for Quality Assurance)

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VI.	HIGH COST CONDITIONS INITIATIVE

The High Cost Conditions Initiative focuses on those enrollees with a high cost condition that may be part of the High Cost High Need (HCHN) Program specified in Section 7.8.3 of the Contract. The Contractor must develop initiatives to improve the health of the population for each health condition identified through the indicators listed below. The Contractor must be prepared to report quarterly on the quality measures listed below for each condition. Prior to the implementation date of the Contract, the ASES Office of Planning, Quality and Clinical Affairs will select the high cost conditions and the respective improvement metrics that will be taken into consideration for the quarterly reports on this initiative. The reporting templates for each selected condition will be provided to the Contractor through the ASES ShareFile site. Each reporting template will be in Excel format. ASES shall reimburse the Contractor the applicable percentage of the Retention fund in accordance with the Contractor’s performance across the scored measures and the point distribution section of this Manual.

HIGH COST CONDITIONS	QUALITY MEASURES	SCORED MEASURES	POINTS
	Medicaid/Federal and Commonwealth High Cost Conditions
Cancer	• Generic Dispensing Rate • PHQ-4 • Admissions/1000 • Emergency Department (ED) Use/1000 • Readmission Rate • Adherence to Formulary Drugs • Medication Reconciliation Post Discharge • Medication Reconciliation Annual	Admissions/1000	1

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HIGH COST CONDITIONS	QUALITY MEASURES	SCORED MEASURES	POINTS
End-Stage Renal Disease (ESRD)	• Generic Dispensing Rate • PHQ-4 • Admissions/1000 • ED Use/1000 • Readmission Rate • Adherence to Formulary Drugs • Medication Reconciliation Post Discharge • Medication Reconciliation Annual	• Admissions/1000	1
Multiple Sclerosis	• Generic Dispensing Rate • PHQ-4 • Admissions/1000 • ED Use/1000 • Readmission Rate • Adherence to Formulary Drugs • Medication Reconciliation Post Discharge • Medication Reconciliation Annual	• Admissions/1000 • Adherence to Formulary Drugs	1 1
Rheumatoid Arthritis
•      Disease-modifying Anti-Rheumatic Drug Therapy for Rheumatoid Arthritis
•      Generic Dispensing Rate
•      PHQ-4
•      Admissions/1000
•      ED Use/1000
•      Readmission Rate
•      Adherence to Formulary Drugs
•      Medication Reconciliation Post Discharge
•      Medication Reconciliation Annual

		• Disease-modifying Anti-Rheumatic Drug Therapy for Rheumatoid Arthritis • Generic Dispensing Rate	1 1
CHIP High Cost Conditions

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HIGH COST CONDITIONS	QUALITY MEASURES	SCORED MEASURES	POINTS
Cancer	• Generic Dispensing Rate • Admissions/1000 • ED Use/1000 • Readmission Rate • Adherence to Formulary Drugs • Medication Reconciliation Post Discharge • Medication Reconciliation Annual	• Admissions/1000	1
Children and Youth with Special Healthcare Needs (CYSHCN)	• Well-child visits in first 15 months of life • Well-child visits in the 3rd, 4th, 5th and 6th years of life • Adolescent Well-care visits • Annual Dental Visit	• Well-child visits in first 15 months of life • Well-child visits in the 3rd, 4th, 5th and 6th years of life • Adolescent Well-care visits	1 1 1
Hemophilia	• Well-child visits in first 15 months of life • Well-child visits in the 3rd, 4th, 5th and 6th years of life • Generic Dispensing Rate • Adherence to Formulary Drugs • BMI Assessment	• Adherence to Formulary Drugs	1
Autism	• Well-child visits in first 15 months of life • Well-child visits in the 3rd, 4th, 5th and 6th years of life • Generic Dispensing Rate • Adherence to Formulary Drugs • Incidence rate • Prevalence rate	• Well-child visits in the 3rd, 4th, 5th and 6th years of life	1
Total Points			12

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VII.	CHRONIC CONDITIONS INITIATIVE

The Chronic Conditions Initiative focuses on those enrollees with a Chronic Condition. The Contractor must develop initiatives to improve the health of the population for each health condition identified through the indicators listed below. The Contractor must be prepared to report quarterly on the quality measures listed below for each condition. Prior to the implementation date of the Contract, the ASES Office of Planning, Quality and Clinical Affairs will select the chronic conditions and the respective improvement metrics that will be taken into consideration for the quarterly reports on this initiative. The reporting templates for each selected condition will be provided to the Contractor through the ASES ShareFile site. Each reporting template will be in Excel format. ASES shall reimburse the Contractor the applicable percentage of the retention fund in accordance with the Contractor’s performance across the scored measures and the point distribution section of this Manual.

CHRONIC CONDITIONS	QUALITY MESURES	SCORED MEASURES	POINTS
Medicaid/Federal and Commonwealth Chronic Conditions
Diabetes (Including CHIP population)
•      Comprehensive Diabetes Care:
o       HbA1c
o       o Eye exam
o       o Nephropathy screen
•      Generic Dispensing Rate
•      PHQ-4
•      Statin Use
•      Adherence to oral diabetic medications
•      Admissions/1000
•      ED Use/1000
•      Readmission Rate
•      Adherence to Formulary Drugs
•      Medication Reconciliation Post Discharge
•      Medication Reconciliation Annual
		• Comprehensive Diabetes Care: o HbA1c o Eye exam o Nephropathy screen • Admissions/1000	1 1 1

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CHRONIC CONDITIONS	QUALITY MESURES	SCORED MEASURES	POINTS
Asthma (Including CHIP)
•      Medication management for people with Asthma
•      Asthma medication ratio
•      Generic Dispensing Rate
•      PHQ-4
•      Admissions/1000
•      ED Use/1000
•      Readmission Rate
•      Adherence to Formulary Drugs
•      Ambulatory visits per quarter for population
•      Medication Reconciliation Post Discharge
•      Medication Reconciliation Annual
		• Admissions/1000 • ED Use/1000	1 1
Severe Heart Failure	• Generic Dispensing Rate • PHQ-4 • Admissions/1000 • ED Use/1000 • Readmission Rate • Adherence to Formulary Drugs • Medication Reconciliation Post Discharge • Medication Reconciliation Annual	• Admissions/1000 • Readmission Rate	1 1

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CHRONIC CONDITIONS	QUALITY MESURES	SCORED MEASURES	POINTS
Hypertension	• Controlling High Blood Pressure • Generic Dispensing Rate • PHQ-4 • Admissions/1000 • ED Use/1000 • Readmission Rate • Medication Reconciliation Post Discharge • Medication Reconciliation Annual • Adherence to Formulary Drugs • Adherence to antihypertensive (RAS Agonist) medication	• Adherence to anti-hypertensive (RAS Agonist) medication	1
Chronic Obstructive Pulmonary Disease (COPD)	• Generic Dispensing Rate • PHQ-4 • Admissions/1000 • ED Use/1000 • Readmission Rate • Adherence to Formulary Drugs • Medication Reconciliation Post Discharge • Medication Reconciliation Annual	• Admissions/1000	1

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CHRONIC CONDITIONS	QUALITY MESURES	SCORED MEASURES	POINTS
Chronic Depression
•      Follow up after Hospitalization for Mental Illness
•      Follow up after ED visit for Mental Illness
•      Use of Opioids at High Dosage
•      Use of Opioids from Multiple Providers
•      Generic Dispensing Rate
•      Adherence to Formulary Drugs
•      Inpatient Admission/1000
•      Readmission Rate
•      Antidepressant Medication Management
		• Follow up after Hospitalization for Mental Illness • Readmission Rate • Antidepressant Medication Management	1 1 1
Substance Use Disorders (SUD) (Buprenorphine User)	• Follow up after Emergency Department Visits for Alcohol and Other Drug Abuse or Dependence • Adherence to treatment (12 months)	• Adherence to treatment (12 months)	1
Serious Mental Illness (SMI) Other than Depression
•      Follow up after Hospitalization for Mental Illness
•      Follow up after ED visit for Mental Illness
•      Use of Opioids at High Dosage
•      Use of Opioids from Multiple Providers
•      Generic Dispensing Rate
•      Adherence to Formulary Drugs
•      Inpatient Admission

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CHRONIC CONDITIONS	QUALITY MESURES	SCORED MEASURES	POINTS
Diabetes
•      Comprehensive Diabetes Care:
o       HbA1c
o       Eye exam
o       Nephropathy screen
•      Generic Dispensing Rate
•      PHQ-4
•      Statin Use
•      Adherence to oral diabetic medications
•      Admissions/1000
•      ED Use/1000
•      Readmission Rate
•      Adherence to Formulary Drugs
•      Medication Reconciliation Post Discharge
•      Medication Reconciliation Annual

Asthma
•      Medication management for people with Asthma
•      Asthma medication ratio
•      Generic Dispensing Rate
•      PHQ-4
•      Admissions/1000
•      ED Use/1000
•      Readmission Rate
•      Ambulatory visits per quarter for population
•      Adherence to Formulary Drugs
•      Medication Reconciliation Post Discharge
•      Medication Reconciliation Annual

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CHRONIC CONDITIONS	QUALITY MESURES	SCORED MEASURES	POINTS
Attention-Deficit/Hyperactivity Disorder (ADHD)	• Follow up care for children with prescribed ADHD medication	• Follow up care for children with prescribed ADHD medication	1
	• Adherence to Formulary Drugs	• Adherence to Formulary Drugs	1
Total Points			16

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VIII.	HEALTHY PEOPLE INITIATIVE

The Healthy People Initiative focuses on preventive screening for enrollees, including populations identified with high cost or chronic conditions. The Contractor must be prepared to report quarterly on the quality measures listed below. Prior to the implementation date of the Contract, the ASES Office of Planning, Quality and Clinical Affairs will select the respective improvement metrics that will be taken into consideration for the quarterly reports on this initiative. The reporting templates for each selected conditions will be provided to the Contractor through the ASES ShareFile site. Each reporting template will be in Excel format. ASES shall reimburse the Contractor the applicable percentage of the Retention fund in accordance with the Contractor’s performance across the scored measures and the point distribution section of this Manual.

EFFECTIVENESS OF CARE	QUALITY MEASURE	SCORED MEASURES	POINTS
Healthy People Initiative
ABA	• Adult BMI Assessment
WCC	• Weight Assessment and Counseling for Nutrition and Physical Activity for Children and Adolescents • BMI Percentile • Counseling for Nutrition • Counseling for Physical Activity
CIS	• Childhood Immunization Status
BCS	• Breast Cancer Screening	• Breast Cancer Screening	1
CCS	• Cervical Cancer Screening	• Cervical Cancer Screening	1
CHL	• Chlamydia Screening in Women
COL	• Colorectal Cancer Screening	• Colorectal Cancer Screening	1
AMM	• Antidepressant Medication Management
SSD	• Diabetes Screening for People with Schizophrenia or Bipolar Disorder who are using • Antipsychotic Medications	• Diabetes Screening for People with Schizophrenia or Bipolar Disorder who are using Antipsychotic Medications.	1
FUH	• Follow-Up After Hospitalization for Mental Illness

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EFFECTIVENESS OF CARE	QUALITY MEASURE	SCORED MEASURES	POINTS
URI	• Appropriate Treatment for Children With Upper Respiratory Infection	• Appropriate Treatment for Children With Upper Respiratory Infection	1
Access/Availability of Care
AAP	• Adults’ Access to Preventive/Ambulatory Health Services		1
CAP	• Children and Adolescents’ Access to Primary Care Practitioners
ADV	• Annual Dental Visit	• Annual Dental Visit	1
PPC	• Prenatal and Postpartum Care • Timeliness of Prenatal Care • Postpartum Care	• Timeliness of Prenatal Care • Postpartum Care	1 1
Other Utilization
FPC	• Frequency of Ongoing Prenatal Care
W15	• Well-Child Visits in the First 15 Months of Life
AWC	• Adolescent Well-Care Visits
FSP	• Frequency of Selected Procedures
AMB	• Ambulatory Care
IAD	• Identification of Alcohol and Other Drug Services
MPT	• Overall Mental Health Utilization readmission Rate • Mental Health Use of Opioids at High Dosage • Mental Health Use of Opioids from Multiple Providers • Overall Mental Health admission per thousand		1
Total Points			10

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IX.	EMERGENCY ROOM HIGH UTILIZERS INITIATIVE

The Emergency Room High Utilizers Initiative is designed to identify high users of emergency services (including behavioral health) for non-emergency situations and to allow for early interventions to ensure appropriate utilization of services and resources. The Contractor will submit to ASES for approval a work plan with detailed activities and interventions aimed at Emergency Room High Utilizers. The reporting templates for each metric will be provided to the Contractor through the ASES ShareFile site. Each reporting template will be in Excel format. ASES shall reimburse the Contractor the applicable percentage of the Retention fund in accordance with the Contractor’s performance across the scored measures and the point distribution section of this manual.

Starting from Q1 of CY 2020, the Contractors will be measured by the decrease of the emergency room utilization rate compared to the MI~~i~~ Salud national benchmark and the increase for the PCP outpatient visits rate.

Each metric will have a value of 1 point.

For purpose of the HCIP, ASES will consider the UM Metrics described below for compliance and release to the applicable percent of the retention fund for this particular program.

1.	Overall emergency room utilization rate x 1,000 on identified population with 7 or more visits to the emergency room (1 POINT)

2.	PCP outpatient visits x 1,000 on identified population with seven (7) or more visits to the emergency room (1 POINT)

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Attachment 20

ATTACHMENT 20 - NETWORK
ADEQUACY REQUIREMENTS

The following Network Adequacy requirements reflect Article 9 of the GHP MCO Contract. ASES developed and revised previous network access and availability standards using a data driven approach, informed by the requirements of the managed care rule and focused on meeting the unique needs of the GHP population in Puerto Rico.

ASES updated the Network Adequacy standards from data elements and supporting information noted below were used to inform the development of the standards.

•	Current and projected Medicaid enrollment, including aggregate demographic information pertaining to race/ethnicity and language.
•
A gap analysis was performed that outlined the current standards against the MMC rules. Information was reviewed and prioritized and a framework for the various provider types and standards was created.

•
Utilization data was analyzed to identify referral patterns for Specialty Care Providers (SCP) service volume allowing identification of Puerto Rico's high volume SCPs; only high volume SCPs were included into the network standard framework.

Through an iterative process and intense review of key data element and supporting information, ASES developed the following Network Adequacy standards:

Puerto Rico Network Standards

1. Definitions:
Adult: An individual age twenty-one (21) or older unless otherwise specified.

Enrollee: A person who is currently enrolled in the Contractor's GHP Plan, as provided in this Contract, and who, by virtue of relevant Federal and Puerto Rico laws and regulations, is an Eligible Person listed in Section 1.3.1 of this Contract.

General Network: The entire group of Providers with Provider Contracts with the Contractor, including those that are and those that are not members of the Contractor's Preferred Provider Network.

Network Adequacy Requirements

Network Adequacy Standards: The Provider-to-Enrollee Ratios; Provider Per Municipality requirements; Required Network Provider requirements, and Time and Distance requirements developed in accordance with 42 CFR 438.68, as defined by ASES in Section 9.4 to measure the adequacy and appropriateness of the Contractor's provider network to meet the needs of the enrolled population.

Network Provider: A Medicaid-enrolled Provider that has a Provider Contract with a Contractor under the GHP Program. This term includes Providers in the General Network and Providers in the PPN.

Non-Urban Area: For purposes of measuring network adequacy, defined by ASES as municipalities with populations below 49,999 people.

Pediatric Enrollee: An Enrollee aged zero (0) through twenty (20) (inclusive) unless otherwise specified.

Preferred Provider Network (“PPN”): A group of Network Providers that (i) GHP Enrollees may access without any requirement of a Referral or Prior Authorization; (ii) provides services to GHP Enrollees without imposing any Co-Payments on Medicaid or CHIP-Eligible populations; and (iii) meets the Network requirements described in Article 9 of this Contract.

Provider Per Municipality Requirements: Required number of specified Providers per municipality that must be included in the Contractor's provider network per Section 9.4.3.3.

Primary Care Physician: A licensed medical doctor (MD) who is a Provider and who, within the scope of practice and in accordance with Puerto Rico certification and licensure requirements, is responsible for providing all required Primary Care to Enrollees. The PCP is responsible for determining services required by Enrollees, provides continuity of care, and provides Referrals for Enrollees when Medically Necessary.

Primary Medical Group (“PMG”): A grouping of associated Primary Care Physicians and other Providers for the delivery of services to GHP Enrollees using a coordinated care model. PMGs may be organized as Provider care organizations, or as another group of Providers who have contractually agreed to offer a coordinated care model to GHP Enrollees under the terms of this Contract.

Provider-to-Enrollee Ratio: Ratios established in Section 9.4 as part of the Network Adequacy Standards that are applicable to the Contractor's General Network and PPN.

Network Adequacy Requirements
Urban Area: For purposes of measuring network adequacy, defined by ASES as municipalities with populations of at least 50,000 people. (San Juan, Carolina, Trujillo Alto, Caguas, Guaynabo, Bayamón, Toa Alta, Toa Baja, Vega Baja, Rio Grande, Humacao, Arecibo, Ponce, Aguadilla, Mayaguez). ASES will notify Contractors if this list of Urban Area changes.

2. General Requirements

The Contractor must maintain an Island-wide provider network that complies with the Network Adequacy Standards specified in Section 9.4. The Contractor must use Geographical-access and thermomapping to demonstrate that the contracted network is distributed across Puerto Rico such that it meets the needs of Enrollees. The Contractor shall provide adequate Access to Enrollees at all times.

3. Required Provider Ratios:

The Contractor shall comply with the following Provider-to-Enrollee Ratios, Provider Per Municipality requirements, and Required Network Providers standards for the General Network.

The following specialties are considered PCPs:

•	Family Practice
•	Internal Medicine (Adults only)
•	General Medicine
•	Gynecologist (selected as the Enrollee's PCP, if the Enrollee is female and twelve (12) years of age or older)
•	Pediatrics

Table 1: PCP Provider-to-Enrollee Ratio Requirements
Provider Type	Provider-to-Enrollee Ratio Requirement
Primary Care Provider (Adult and Pediatric)	One (1) PCP per one thousand seven hundred (1 ,700) Enrollees (excluding Gynecologists)
Gynecologist	One (1) Gynecologist (selected as the Enrollee's PCP if Enrollee is 12 or older) per two thousand eight hundred (2,800) Enrollees (1:2,800)

In the event the Contractor assigns Enrollees to a PCP that exceeds the stated Provider-to-Enrollee Ratio requirement, the Contractor must obtain prior written approval for an exception from ASES to continue to assign Enrollees to the PCP. All approved exceptions must be reported in the annual Provider Network and Evaluation plan described in Section 18.3.

Network Adequacy Requirements

Table 2: Hospital Provider-to-Enrollee Ratio Requirement
Provider Type	Provider-to-Enrollee Ratio Requirement
Hospital	One (1) Hospital per fifty thousand (50,000) Enrollees (1:50,000).

4. Provider Access Requirements per Municipality

The Contractor must maintain the following access requirements per each Municipality.

Table 3: Provider Per Municipality Requirements
Provider Type	Provider Access Requirement per Municipality
Adult and Pediatric PCPs	Provider network must have two (2) Adult and one (1) Pediatric PCP(s), in each municipality.
Psychologist	One (1) Psychologist in each municipality.

5. Required Network Providers

The Contractor must maintain the following access requirements in the Contractor's General Network.

Table 4: Required Network Providers
Provider Type	Provider Network Requirement
Certified Buprenorphine Providers	All available providers.
Emergency stabilization Units	All available providers.
FQHC	The Contractor's provider network must have one (1) FQHC.
Government Health Care Facilities	All Government Health Care Facilities identified in Section 9.6.
Psychiatric Hospitals	All available providers.
Psychiatric Partial Hospitals	All available providers.

Network Adequacy Requirements

6. Time and Distance and Appointment Availability Standards:

The Contractor shall comply with the minimum Time and Distance Standards for the General Network specified in Section 9.4.4. Time and Distance Standards are developed for Urban and Non-Urban Areas as defined in Article 2 of this Contract.

Table 5: Puerto Rico Time and Distance and Appointment Availability Standards
Provider Type	Time and Distance	Appointment Availability
Primary Care Provider (Adult and Pediatric)	Urban and Non-Urban: Choice of two (2) providers within 15 miles/30 minutes	Routine: within thirty (30) Calendar Days of request Urgent: urgent conditions shall be available within twenty-four (24) hours
Obstetrics and Gynecology (Adult and Pediatric) For female Enrollees age twelve (12) and older.	Urban and Non-Urban: choice of two (2) providers within 15 miles/30 minutes.	Routine: within thirty (30) Calendar Days of request Urgent: urgent conditions shall be available within twenty-four (24) hours
High Volume Specialty Care Providers (Adult and Pediatric) See Table 6 below and Contract section 9.4.4.4.1.1.1 (Adults) and 9.4.4.4.1.2.1 (Pediatric) for list of High Volume Providers.	Urban: (1) of each type of High Volume Specialty Care Provider within 30 miles/60 minutes Non-Urban: (1) of each type High Volume Specialist within 45 miles/90 minutes	Routine: within thirty (30) Calendar Days of request Urgent: urgent conditions shall be available within twenty-four (24) hours
Dental Providers (Adult and Pediatric)	Urban: (1) Dental Provider within 30 miles/60 minutes Non-urban: (1) Dental Provider within 45 miles/90 minutes	Routine: Within sixty (60) Calendar Days following the request Urgent: urgent conditions shall be available within twenty-four (24) hours

Network Adequacy Requirements

Mental Health Providers (Adult and Pediatric) See Table 6 below and 9.4.4.6.1 of Contract for list of Mental Health Providers.	Urban: (1) Mental Health Provider within 30 miles/60 minutes Non-urban: (1) Mental Health Provider within 45 miles/90 minutes
Routine: within fourteen
(14) Calendar Days
following the request

Urgent: urgent conditions
shall be available within
twenty-four (24) hours

Crisis services, face-to-face
appointments shall be
available within two (2)
hours

Substance Use Disorder (SUD) Providers (Adult and Pediatric) See Table 6 below and 9.4.4.7.1 of Contract for list of SUD Providers.	Urban: (1) SUD Provider within 30 miles/60 minutes Non-urban: (1) SUD Provider within 45 miles/90 minutes
Routine: within fourteen
(14) Calendar Days
following the request

Urgent: urgent conditions
shall be available within
twenty-four (24) hours

Detoxification services shall
be provided immediately
according to clinical
necessity

Hospitals	Urban: (1) Hospital within 30 miles/60 minutes Non-urban: (1) Hospital within 45 miles/90 minutes	NA
Emergency Room (Hospital or freestanding)	Urban: (1) Emergency Room within 30 miles/60 minutes Non-urban: (1) Emergency Room within 45 miles/90 minutes	NA

Network Adequacy Requirements

7. Provider Types

Table 6: Provider Types
Provider Type	Adult (ages 19 and over) providers	Pediatric (ages 0-18) providers
Primary Care Provider	Internists, Family Practice, General Practice	Family Practice, General Practice, Pediatricians
High Volume Specialty Care Providers (Adult and Pediatric)
Cardiology,
Dermatology,
Endocrinology,
Gastroenterology,
Hematology,
Oncology,
Nephrology,
Neurology,
Orthopedic Surgery,
Otolaryngology,
Podiatry,
Psychiatry,
Pulmonology,
Rheumatology,
Surgery,
Urology
Allergy & Immunology, Cardiology, Dermatology, Endocrinology, Gastroenterology, Orthopedic Surgery, Otolaryngology, Pulmonology, Speech, Language and Hearing, Surgery
Mental Health (Adult and Pediatric)	Emergency or Stabilization Units, Psychiatrists, Psychologists, Licensed Clinical Social Worker, Licensed Marriage Counselor	Emergency or Stabilization Units, Psychiatrists, Psychologists, Licensed Clinical Social Worker, Licensed Marriage Counselor
SUD (Adult and Pediatric)	Addiction Medicine, Inpatient Facility, SUD Treatment Programs (including intensive outpatient, inpatient, partial hospitalization, residential, withdrawal management	Addiction Medicine, Inpatient Facility, SUD Treatment Programs (including intensive outpatient, inpatient, partial hospitalization, residential, withdrawal management

7. Stakeholder Engagement

In compliance with the CMS federal regulation, ASES will be soliciting public and provider feedback on the Network adequacy standards.

Pa ge 7 of 7

Attachment 21

ATTACHMENT 21
GUIDELINES FOR REVERSE COLLOCATION OF THE PRIMARY CARE PHYSICIANS IN MENTAL HEALTH FACILITIES

In accordance with the provisions of the Puerto Rico Mental Health Code, Law No. 408 of October 2, 2000, as amended, and the Puerto Rico Patient’s Bill of Rights and Responsibilities, the Government Health Plan (GHP) is committed to promoting mental and physical health integration, in order to improve program effectiveness and quality of life for enrollees.

Reverse collocation is an integrated care model in which medical services are available to members being treated in behavioral health settings. It has been known that patients with comorbid conditions that include chronic or acute medical conditions and behavioral health diagnoses are at higher risk for increased utilization and costs in health care. Persons with serious mental illness have high levels of medical co-morbidity compared to the general population, as well as increased risk for diabetes, obesity, and high cholesterol due to the use of some second-generation antipsychotic medications (Milbank Memorial Fund, 2010)

In the reverse collocation model, a primary care physician is located part or full time in a behavioral health facility to monitor the physical health of patients. They use the Behavioral Health Facilities (BHF) records, and coordinate follow up with the member’s PMG as necessary.

Enrollees with Serious Mental Illness (SMI) shall benefit from this integration by having their physical and behavioral needs assisted at the same point of service. Those patients with a diagnosis of a SMI who are registered as such, shall receive all primary care medical services by the BHF. The reverse collocated primary care physician has access to the complete pharmacy formulary to assist all medical needs of SMI patients including referrals to laboratories and to specialists.

Patients in the behavioral health facility (not SMI) may receive primary medical consultations from the collocated physician. In this case, the physician can only prescribe from the emergency pharmacy formulary and refer patients to their PMG for follow- up.

Behavioral Health Facilities (BHF)

The following BHF will be considered for purposes of the Reverse Collocation requirements.

1. Psychiatric Hospitals (or a unit within a general hospital)
2. Emergency or Stabilization Units
3. Partial Hospitalization Units
4. Intensive Ambulatory Services Units
5. Ambulatory Services Units
6. Addiction Services Unit (detoxification, ambulatory, impatient)

1

Required Reverse Collocation Staff per BHF

1.	Ambulatory Services Units must have at least one collocated PCP 5 days per week for 4 hours.

2.	Addiction Services Units must have at least one collocated PCP 3 days per week for 4 hours

3.	Psychiatric Hospitals are required to have at least a PCP on call on a daily basis.

4.	Partial Hospitalization Units must have at least one collocated PCP 2 days per week for 4 hours.

5.	Stabilization units must have one PCP for consultation (on call) on a daily basis

In the event that a BHF does not comply with the required collocation level, may be subject to sanctions according to the following matrix:

Sanction Level	Sanction Type	Timeframe to cure	Comments
0	Notice of Non Compliance with Reverse Colocation Level and CAP	60 days (Day 1-60)
A corrective action plan (“CAP”) will be required of every BHF Setting that does not comply with the required Reverse Collocation level. All BHF with an approved CAP must comply with the terms of the CAP and achieve the required collocation within the timeframes established in the CAP.

1	Fine	30 days (Day 61-90)	Fines to be defined in accordance to the contract
2	Contract Cancelation	Day 91

2

Attachment 22
 CONSENT FOR STERILIZATIONNOTICE: YOUR DECISION AT ANY TIME NOT TO BE STERILIZED WILL NOT RESULT IN THE WITHDRAWAL OR WITHHOLDING OF ANY BENEFITS PROVIDED BY PROGRAMS OR PROJECTS RECEIVING FEDERAL FUNDS.  Form Approved: OMB No. 0937-0166 Expiration date: 12/31/2018  CONSENT TO STERILIZATIONI have asked for and received information about sterilization from. When I first askedDoctor or Clinic  for the information, I was told that the decision to be sterilized is com- pletely up to me. I was told that I could decide not to be sterilized. If I de- cide not to be sterilized, my decision will not affect my right to future care or treatment. I will not lose any help or benefits from programs receiving Federal funds, such as Temporary Assistance for Needy Families (TANF) or Medicaid that I am now getting or for which I may become eligible.I UNDERSTAND THAT THE STERILIZATION MUST BE CONSIDERED PERMANENT AND NOT REVERSIBLE. I HAVE DECIDED THAT I DO NOT WANT TO BECOME PREGNANT, BEAR CHILDREN OR FATHER CHILDREN.I was told about those temporary methods of birth control that are available and could be provided to me which will allow me to bear or father a child in the future. I have rejected these alternatives and chosen to be sterilized.I understand that I will be sterilized by an operation known as a . The discomforts, risksSpecify Type of Operationand benefits associated with the operation have been explained to me. All my questions have been answered to my satisfaction.I understand that the operation will not be done until at least 30 days after I sign this form. I understand that I can change my mind at any timeand that my decision at any time not to be sterilized will not result in the withholding of any benefits or medical services provided by federallyfunded programs.I am at least 21 years of age and was born on: DateI, , hereby consent of my ownfree will to be sterilized by Doctor or Clinic  by a method called . My  Specify Type of Operation  consent expires 180 days from the date of my signature below.I also consent to the release of this form and other medical records about the operation to:Representatives of the Department of Health and Human Services,or Employees of programs or projects funded by the Department but only for determining if Federal laws were observed.I have received a copy of this form.  Signature Date  You are requested to supply the following information, but it is not re- quired: (Ethnicity and Race Designation) (please check)  Ethnicity:Hispanic or Latino Not Hispanic or Latino  Race (mark one or more):American Indian or Alaska Native AsianBlack or African AmericanNative Hawaiian or Other Pacific Islander White  INTERPRETER'S STATEMENTIf an interpreter is provided to assist the individual to be sterilized:I have translated the information and advice presented orally to the in- dividual to be sterilized by the person obtaining this consent. I have also read him/her the consent form in  language and explained its contents to him/her. To the best of my knowledge and belief he/she understood this explanation.  Date  STATEMENT OF PERSON OBTAINING CONSENTBefore signed theName of Individualconsent form, I explained to him/her the nature of sterilization operation , the fact that it isSpecify Type of Operationintended to be a final and irreversible procedure and the discomforts, risks and benefits associated with it.I counseled the individual to be sterilized that alternative methods of birth control are available which are temporary. I explained that steriliza- tion is different because it is permanent. I informed the individual to besterilized that his/her consent can be withdrawn at any time and that he/she will not lose any health services or any benefits provided byFederal funds.To the best of my knowledge and belief the individual to be sterilized is at least 21 years old and appears mentally competent. He/She knowingly and voluntarily requested to be sterilized and appears to understand the nature and consequences of the procedure.  Signature of Person Obtaining Consent  Date  Facility  AddressPHYSICIAN'S STATEMENTShortly before I performed a sterilization operation uponon  Name of Individual Date of SterilizationI explained to him/her the nature of the sterilization operation, the fact that it is  Specify Type of Operationintended to be a final and irreversible procedure and the discomforts, risks and benefits associated with it.I counseled the individual to be sterilized that alternative methods of birth control are available which are temporary. I explained that steriliza- tion is different because it is permanent.I informed the individual to be sterilized that his/her consent can be withdrawn at any time and that he/she will not lose any health servicesor benefits provided by Federal funds.To the best of my knowledge and belief the individual to be sterilized is at least 21 years old and appears mentally competent. He/She knowingly and voluntarily requested to be sterilized and appeared to understand the nature and consequences of the procedure.(Instructions for use of alternative final paragraph: Use the first paragraph below except in the case of premature delivery or emergencyabdominal surgery where the sterilization is performed less than 30 days after the date of the individual's signature on the consent form. In those cases, the second paragraph below must be used. Cross out the para- graph which is not used.)At least 30 days have passed between the date of the individual's signature on this consent form and the date the sterilization was performed.This sterilization was performed less than 30 days but more than 72 hours after the date of the individual's signature on this consent form because of the following circumstances (check applicable box and fill in information requested):Premature deliveryIndividual's expected date of delivery: Emergency abdominal surgery (describe circumstances):  Physician's Signature  Date    Interpreter's SignatureHHS-687 (10/12)

 PAPERWORK REDUCTION ACT STATEMENTA Federal agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays the currently valid OMB control number. Public reporting burden for this collection of information will vary; however, we estimate an average of one hour per response, including for reviewing instructions, gathering and maintaining the necessary data, and disclosing the information. Send any comment regarding the burden estimate or any other aspect of this collection of information to the OS Reports Clearance Officer, ASBTF/Budget Room 503 HHH Building, 200 Independence Avenue, SW., Washington, DC 20201.Respondents should be informed that the collection of information requested on this form is authorized by 42 CFR part 50, subpart B, relating to the sterilization of persons in federally assisted public health programs. The purpose of requesting this information is to ensure that individuals requesting sterilization receive information regarding the risks, benefits and consequences, and to assure the voluntary and informed consent of all persons undergoing sterilization procedures in federally assisted public health programs. Although not required, respondents are requested to supply information on their race and ethnicity. Failure to provide the other information requested on this consent form, and to sign this consent form, may result in an inability to receive sterilization procedures funded through federally assisted public health programs.All information as to personal facts and circumstances obtained through this form will be held confidential, and not disclosed without the individual’s consent, pursuant to any applicable confidentiality regulations. [43 FR 52165, Nov. 8, 1978, as amended at 58 FR 33343, June 17, 1993; 68 FR 12308, Mar. 14, 2003]  HHS-687 (10/12)

Attachment 23

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

A.	OBJECTIVES (42 CFR 433.300)

To establish the policies and procedures of the Puerto Rico Health Insurance Administration (ASES for its anachronism in Spanish) to recoup overpayments made to its providers in accordance with 42 CFR 433, Subpart F-Refunding of Federal Share of Medicaid Overpayments to Providers and to implement:

1)
Section 1903(d)(2)(A) of the Social Security Act (the "Act"), which directs that quarterly Federal payments to the States under title XIX (Medicaid) of the Act are to be reduced or increased to make adjustment for prior overpayments or underpayments that the Secretary determines have been made.

2)
Section 1903(d)(2) (C) and (D) of the Act, which provides that a State has 1-year from discovery of an overpayment for Medicaid services to recover or attempt to recover the overpayment from the provider before adjustment in the Federal Medicaid payment to the State is made; and that adjustment will be made at the end of the 1-year period, whether or not recovery is made, unless the State is unable to recover from a provider because the overpayment is a debt that has been discharged in bankruptcy or is otherwise uncollectable.

3)	Section 1903(d)(3) of the Act, which provides that the Secretary will consider the pro rata Federal share of the net amount recovered by a State during any quarter to be an overpayment.

B.	DEFINITIONS (42 CFR 433.304)

1)
Abuse (in accordance with 42 CFR 455.2) - provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in an unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for health care. It also includes beneficiary practices that result in unnecessary cost to the Medicaid program.

2)
Discovery (or discovered) - identification by any ASES, the Federal Government, or the provider of an overpayment, and the communication of that overpayment finding or the initiation of a formal recoupment action without notice as described in 42 CFR 433.316.

3)
Fraud (in accordance with 42 CFR 455.2) - an intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit to himself or some other person. It includes any act that constitutes fraud under applicable Federal or State law.

4)
Overpayment - the amount paid by a Medicaid agency to a provider which is in excess of the amount that is allowable for services furnished under section 1902 of the Act and which is required to be refunded under section 1903 of the Act.

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

5)	Provider (in accordance with 42 CFR 400.203) - any individual or entity furnishing Medicaid services under a provider agreement with the Medicaid agency.

6)	Recoupment - any formal action by ASES to initiate recovery of an overpayment without advance official notice by reducing future payments to a provider.

7)
Third party (in accordance with 42 CFR 433.136) - an individual, entity, or program that is or may be liable to pay for all or part of the expenditures for medical assistance furnished under a State plan.

C.	APPLICABILITY (42CFR 433.310)

The provisions of these policies and procedures apply to:

1)	Overpayments made to providers that are discovered by ASES;

2)	Overpayments made to providers that are initially discovered by the provider and made known to ASES; and

3)	Overpayments that are discovered through Federal reviews.

D.	BASIC REQUIREMENTS FOR REFUNDS (42 CFK 433.312)

1)	ASES has 1-year from the date of discovery of an overpayment to a provider to recover or seek to recover the overpayment before the Federal share must be refunded to CMS.

2)
ASES must refund the Federal share of overpayments at the end of 1-year period following discovery, whether or not ASES has recovered the overpayment from the provider. Notwithstanding, ASES is not required to refund the Federal share of an overpayment made to a provider when ASES is unable to recover the overpayment amount because the provider has been determined bankrupt or out of business in accordance with 42 CFR 433.318.

3)
The date upon which an overpayment occurs is the date upon which ASES, using its normal method of reimbursement for a particular class of provider (e.g., check, interfund transfer), makes the payment involving unallowable costs to a provider.

E.	WHEN DISCOVERY OF OVERP AYMENT OCCURS AND ITS SIGNIFICANCE. (42 CFR 433.316)

1)
The date on which an overpayment is discovered is the beginning date of the 1-year period allowed for a State to recover or seek to recover an overpayment before a refund of the Federal share of an overpayment must be made to CMS.

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

2)
Unless ASES chooses to initiate a formal recoupment action against a provider without first giving written notification of its intent, ASES must notify the provider in writing of any overpayment it discovers in accordance with ASES' policies and procedures and must take reasonable actions to attempt to recover the overpayment in accordance with State law and procedures.

3)	An overpayment resulting from a situation other than fraud is discovered on the earliest of:

a)	The date on which ASES first notifies a provider in writing of an overpayment and specifies a dollar amount that is subject to recovery;

b)	The date on which a provider initially acknowledges a specific overpaid amount in writing to ASES; or

c)	The date on which ASES initiates a formal action to recoup a specific overpaid amount from a provider without having first notified the provider in writing.

4)
Overpayments resulting from fraud. An overpayment resulting from fraud is discovered on the date of the final written notice (as defined in 42 CFR 433.304) of the overpayment determination that ASES sends to the provider.

5)
If a Federal review at any time indicates that ASES has failed to identify an overpayment or that ASES has identified an overpayment but has failed to either send written notice of the overpayment to the provider that specified a dollar amount subject to recovery or initiate a formal recoupment from the provider without having first notified the provider in writing, CMS will consider the overpayment as discovered on the date that the Federal official first notifies ASES in writing of the overpayment and specifies a dollar amount subject to recovery.

6)
Any adjustment in the amount of an overpayment during the 1-year period following discovery (made in accordance with the approved State plan, Federal law and regulations governing Medicaid, and the appeals resolution process specified in ASES' administrative policies and procedures) has the following effect on the 1-year recovery period:

a)	A downward adjustment in the amount of an overpayment subject to recovery that occurs after discovery does not change the original 1-year recovery period for the outstanding balance.

b)
An upward adjustment in the amount of an overpayment subject to recovery that occurs during the 1-year period following discovery does not change the 1-year recovery period for the original overpayment amount. A new 1-year period begins for the incremental amount only, beginning with the date of ASES' written notification to the provider regarding the upward adjustment.

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

7)
A partial collection of an overpayment amount by ASES from a provider during the 1-year period following discovery does not change the 1-year recovery period for the original overpayment amount due to CMS.

8)	Any appeal rights extended to a provider do not extend the date of discovery.

F.	OVERPAYMENTS INVOLVING PROVIDERS WHO ARE BANKRUPTCY OR OUT OF BUSINESS (42 CFR 433.318)

1)
ASES is not required to refund the Federal share of an overpayment made to a provider as required by 42 CFR 433.312(a) to the extent that ASES is unable to recover the overpayment because the provider has been determined bankrupt or out of business in accordance with the provisions of this section. ASES must notify the provider that an overpayment exists in any case involving a bankrupt or out-of-business provider and, if the debt has not been determined uncollectable, take reasonable actions to recover the overpayment during the 1-year recovery period in accordance with policies prescribed by applicable State law and administrative procedures.

2)	Overpayments are considered debts that ASES is unable to recover within the 1-year period following discovery if the following criteria are met:

a)	The provider has filed for bankruptcy, as specified in paragraph (c) of this section; or

b)	The provider has gone out of business and the State is unable to locate the provider and its assets, as specified in paragraph (4) of this section.

3)	ASES is not required to refund to CMS the Federal share of an overpayment at the end of the 1-year period following discovery, if:

a)
The provider has filed for bankruptcy in Federal court at the time of discovery of the overpayment or the provider files a bankruptcy petition in Federal court before the end of the 1-year period following discovery; and

b)	ASES is on record with the court as a creditor of the petitioner in the amount of the Medicaid overpayment.

4)
ASES is not required to refund to CMS the Federal share of an overpayment at the end of the 1-year period following discovery if the provider is out of business on the date of discovery of the overpayment or if the provider goes out of business before the end of the 1-year period following discovery. A provider is considered to be out of business on the effective date of a determination to that effect under State law. ASES must:

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

a)	Document its efforts to locate the party and its assets. These efforts must be consistent with applicable State policies and procedures; and

b)
Make available an affidavit or certification from the appropriate State legal authority establishing that the provider is out of business and that the overpayment cannot be collected under State law and procedures and citing the effective date of that determination under State law.

A provider is not out of business when ownership is transferred within the State unless State law and procedures deem a provider that has transferred ownership to be out of business and preclude collection of the overpayment from the provider.

5)
If the 1-year recovery period has expired before an overpayment is found to be uncollectable under the provisions of this section, if ASES recovers an overpayment amount under a court-approved discharge of bankruptcy, or if a bankruptcy petition is denied, ASES must refund the Federal share of the overpayment in accordance with the procedures specified in 42 CFR 433.320.

G.	PROCEDURES FOR REFUNDS TO CMS (42 CFR 433.320)

1)
In accordance with section 1903(d) of the Social Security Act, ASES shall reduce its claims of reimbursement to the extent of any overpayment in the expense reports submitted to CMS, and on the corresponding quarter with respect to the adjustment.

2)
ASES must refund the Federal share of overpayments that are subject to recovery to CMS through credit on the Quarterly Statement of Expenditures (Form CMS-64). Accordingly, the Federal share of overpayments subject to recovery must be credited on the Form CMS- 64 report submitted for the quarter in which the 1-year period following discovery, established in accordance with 42 CFR 433.316, ends.

3)	A credit on the Form CMS-64 must be made whether or not the overpayment has been recovered by ASES from the provider.

4)
Effect of reporting collections and submitting reduced expenditure claims. (1) The State is not required to refund the Federal share of an overpayment at the end of the 1-year period if the State has already reported a collection or submitted an expenditure claim reduced by a discrete amount to recover the overpayment prior to the end of the 1-year period following discovery.

5)
If ASES does not refund the Federal share of such overpayment, the State will be liable for interest on the amount equal to the Federal share of the non-recovered, non-refunded overpayment amount. Interest during this period will be at the current Value of Funds Rate (CYFR), and will accrue beginning on the day after the end of the 1-year period following discovery until the last day of the quarter for which the State submits a CMS-64 report refunding the Federal share of overpayment.

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

6)
ASES is not required to report on the Form CMS-64 any collections made on overpayment amounts for which the Federal share has been refunded previously. Furthermore, if ASES has refunded the Federal share of an overpayment and subsequently makes recovery by reducing future provider payments by a discrete amount, ASES need not reflect that reduction in its claim for Federal financial participation.

7)
If the amount of an overpayment is adjusted downward after the agency has credited CMS with the Federal share, ASES may reclaim the amount of the downward adjustment on the Form CMS-64. Under this provision:

a)
Downward adjustment to an overpayment amount previously credited to CMS is allowed only if it is properly based on the approved State plan, Federal law and regulations governing Medicaid, and the appeals resolution processes specified in ASES' administrative policies and procedures.

b)
The 2-year filing limit for retroactive claims for Medicaid expenditures does not apply. A downward adjustment is not considered a retroactive claim but rather a reclaiming of costs previously claimed.

8)
If an overpayment has not been determined uncollectable in accordance with the requirements of 42 CFR 433.318 at the end of the 1-year period following discovery of the overpayment, ASES must refund the Federal share of the overpayment to CMS in accordance with the procedures specified above.

9)
If ASES recovers any portion of an overpayment under a court-approved discharge of bankruptcy, ASES must refund to CMS the Federal share of the overpayment amount collected on the next quarterly expenditure report that is due to CMS for the period that includes the date on which the collection occurs.

10)	If a provider's petition for bankruptcy is denied in Federal court, ASES must credit CMS with the Federal share of the overpayment on the later of:

a)	The Form CMS-64 submission due to CMS immediately following the date of the decision of the court; or

b)	The Form CMS-64 submission for the quarter m which the 1-year period following discovery of the overpayment ends.

11)
If a provider is determined bankrupt or out of business under this section after the 1-year period following discovery of the overpayment ends and ASES has not been able to make complete recovery, ASES may reclaim the amount of the Federal share of any unrecovered overpayment amount previously refunded to CMS. CMS allows the reclaim of a refund if ASES submits to CMS documentation that it has made reasonable effort to obtain recovery. If ASES reclaims a refund of the Federal share of an overpayment:

PUERTO RICO HEALTH INSURANCE ADMINISTRATION

POLICIES AND PROCEDURES FOR REFUNDING OF FEDERAL SHARE OF
MEDICAID OVERPAYMENTS TO PROVIDERS

b)	In bankruptcy cases, ASES must submit to CMS a statement of its efforts to recover the overpayment durng the period before the petition for bankruptcy was filed; and

c)
In out-of-business cases, ASES must submit to CMS a statement of its efforts to locate the provider and its assets and to recover the overpayment during any period before the provider is found to be out of business in accordance with 42 CFR 433.318.

12)	ASES must report the following information to support each Quarterly Statement of Expenditures Form CMS-64:

a)	Amounts of overpayments not collected during the quarter but refunded because of the expiration of the 1-year period following discovery;

b)	Upward and downward adjustments to amounts credited in previous quarters;

c)	Amounts of overpayments collected under court-approved discharges of bankruptcy;

d)	Amounts of previously reported overpayments to providers certified as bankrupt or out of business during the quarter; and

e)	Amounts of overpayments previously credited and reclaimed by ASES.

H.	MAINTENANCE OF RECORDS (42 CFR433.322)

ASES must maintain a separate record of all overpayment activities for each provider in a manner that satisfies the retention and access requirements of 45 CFR 92.42.

Attachment 24

ASES

Administración de Seguros de Salud de Puerto Rico

ELIGIBLE PROFESSIONALS PATIENT VOLUME CERTIFICATION BY INSURANCE CARRIERS ELECTRONIC HEALTH RECORD (EHR) INCENTIVE PROGRAM
The Eligible Professionals Certification is required for incentive payment eligibility verification and will be used only for the Puerto Rico Medicaid Health Information Technology Provider Incentive Program (HITPIP).

The primary objective of the Patient Volume Certification is to assure that Electronic Health Records (EHR) Incentives are released according to Centers for Medicare and Medicaid Services (CMS) guidelines and regulations as per 42 CFR 495. Puerto Rico Health Insurance Administration (PRHIA) is monitoring and providing guidance for Professionals to comply with the eligibility requirements.

Section 1. To be completed by ASES.
Individual Professional Contact Information
First Name	M.I.	Last Name	Sufix	Physician Type

Taxonomy	TIN (Tax Identification Number)		NPI (National Provider Identifier)	Professional License Number

Address 1			Address 2

City	State	Zip Code	E-Mail	Phone Number

Section 2. To be completed by ASES
INSTRUCTIONS
Confirm the type of attestation with a check mark (√): □Group □Individual. If the provider pertain to a Group but will attest as individual please make the check mark on the individual box and also provide the name of the Group or Groups where he/she bring services. If the provider is attesting under a Group please make the check mark on the Group and provide the information of the Group under he/she is attesting.

Name and NPI of the Group under the EP is attesting with:				Encounters were performed only at FQHCs (330 Centers)
				☐ Yes	☐ No
Names and NPIs of other Group(s) where the provider also bring services:

Section 3. To be completed by the Carrier.
INSTRUCTIONS (A roster must be included with this certification if the provider attest under a Group)
Please submit encounters data for a period of any 90 continuous days in the calendar year preceding the incentive payment year or in the preceding twelve months of the attestation date. The Medicaid patient volume calculation as established by CMS is as follows:
(i)          All Medicaid patient encounters in any representative, continuous 90-day period in the calendar year preceding the Eligible Professional payment year, or in the 12 months before the Eligible Professional’s attestation date; by
(ii)         The total patient encounters in the same 90-day period.
Only MI Salud Medicaid encounters (State and Federal) should be included in the numerator. Categories 230 (CHIP) only can be considered eligible when encounters are performed at FQHCs (330 Center). Encounters at FQHCs should be identified in the aging with the POS 50. Please identify the Platino encounters with the patient contract number and a “P”.

CARRIER PATIENT VOLUME CERTIFICATION
Carrier	90 days Encounters Period (Start Date - End Date)	Total Encounters Including MI Salud Buy-In, any other Buy-In and Private Sector Clients (Denominator)	All MI Salud Medicaid Encounters (State and Federal Codes 100, 110, 300, 310, 320, 330) (Numerator)	Medicare Platino Encounters (State and Federal Codes 100, 110, 300, 310, 320, 330) (Numerator)	FQHCs Needy Individuals Encounters with Codes 100, 110, 230, 300, 310, 320, 330 (Numerator)

AGING REPORT FOR A 12 MONTH PERIOD INCLUDING THE 90 DAY PERIOD OF THE ATTESTATION
PAYER	PATIENT ID	EVALUATION AND MANAGEMENT CODE	DATE OF SERVICE	PLACE OF SERVICE	RENDERING PHYSICIAN NPI
By signing this form, I certify that the information related to the "Patient Encounters" provided is correct and valid. By this means, we commit to send all the supporting "Patient Encounters" information to ASES. All information must be submitted using the established format and according to the contract with ASES no later than 7 business days from the date of encounter’s request. All encounters should be included regardless of whether they were paid or not.

Name	Position		Signature		Date

After completing the Certification, please send it to ASES at the following electronic address:
Hitpip_helpdesk@asespr.org and also to the provider who requested it in order to complete the attestation process by the provider. In case you have any questions please contact ASES at 787-474-3300.

Section 4. For ASES/HITPIP use only:
Professional data submitted at SLR:				Date of submission at SLR:
Reporting 90 days Period	Medicaid Encounters	Medicare Platino Encounters	FQHCs Federal Needy Individuals Encounters	Not Hospital Base Percentage	Patient Volume Percentage Verified by ASES

Process by:				Date:

Attachment 25

ATTACHMENT 25

HIGH-UTILIZERS PROGRAM (HUP)

The High Utilizers Program (HUP) shall be designed by the Contractor to target Enrollees with complex physical, behavioral and social needs, including catastrophic or high-risk conditions, with a history of frequent encounters with health care providers, where care could be provided in a less costly or more appropriate setting.

The Contractor’s program shall ensure Enrollees’ maximum wellness and autonomy while leveraging a variety of practices such as; coordinated care, preventive care, education, patient tracking, discharge monitoring, data mining, and medication reconciliation which ultimately drive utilization to appropriate settings of care.

The program overtime should demonstrate quantifiable successful reductions in unnecessary utilization, increased utilization in appropriate settings of care, and reductions in overall program costs.

Contractors are required to implement best practices to address high-utilizers of services that are more appropriately delivered in less costly settings, for example strategies to decrease nonemergent use of the emergency room, referrals for and reductions of drug-seeking behaviors with providers. The Contractor shall develop and implement a HUP strategy and submit it to ASES for approval.

The HUP must include the following components:

1.	The methodology and criteria to identify the high-utilizer population.
2.	A description of integrated initiatives, combining physical and behavioral health with social needs.
3.
Create partnerships at state, regional, and local levels to leverage resources across governmental agencies such as the Department of Health, the Department of Family and Social Services, Housing, Transportation among others, extending to the private sector and non-profit organizations.

4.	Develop meaningful data practices and mining tools on the high-utilizer population that can drive interventions and measure their success.
5.
Provide quarterly utilization and quality reports including changes and improvements on utilization trends for the identified Enrollees as well as modifications to the strategy in response to the results.

The Contractor’s HUP strategy must describe in detail criteria, protocols and processes to be perform to comply with the following steps and requirement:

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1.
Case Identification- based on statistical data analysis, each Contractor shall develop methods and criteria for the identification of high utilizers for both physical and behavioral health by Enrollee and by Providers as well as the approach to deal with identified cases and trends including, but not limited to:

a)	Enrollees who have accessed the emergency room seven (7) or more times within twelve (12) months.
b)	Specific conditions and measures to be addressed and justification for the selected conditions.
c)	Top 5% enrollees by facility (physical and behavioral) utilization and cost incurred.
d)	Top 5% of enrollees with highest number of readmissions to an inpatient setting (physical and behavioral) within 30 calendar days of discharge
e)	Facilities and PCPs by readmission rate, with enrollees identified as high utilizers of the emergency department.
f)	Pharmacy focused initiatives such as polypharmacy and opioid overutilization.

2.	Prioritization and focus- The strategy shall specify how the Contractor will determine the scope, focus and prioritization process of the HUP.

3.	High-Utilizers Management- Described the specific process and administrative structure for the HUP. It shall cover at minimum:

a)
Administrative Structure- Description of administrative structure, available resources and the process to select and assigned cases and the hierarchy process when a member is identified into multiple programs, to avoid duplication, such as HCHN, Special Coverage and or High Utilizers. Include the composition of the multidisciplinary team to address the different kinds of needs: social, behavioral, transportation, etc.

b)
Health Risk Assessment (HRA) - Within sixty (60) Calendar Days after the Contractor’s selection as a candidate for the HUP, all Enrollees in the HUP shall be administered an HRA to further evaluate their healthcare needs. This assessment is in addition to the standard HRA process identified in Section 7.1.5 which occurs at the point of enrollment. The Contractor shall submit the HRA form to ASES for approval.

c)
Care Plan and Baseline Measures- Development of a Care Plan within forty-five (45) Calendar Days of the HRA. The Contractor shall establish baseline measures for each Enrollee, such as BMI, Blood Pressure, Hemoglobin A1c, and other clinical measures depending on the enrollee’s diagnosis and needs. The baselines measures shall be monitored on a continuous basis, in order to track quality improvement and the effectiveness of the personalized Care Plan.

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d)
Medical Oversight and Interdisciplinary Coordination- Description of communication and coordination within the Contractor, and the Contractor, the PCP and other care partners in the community. How the Contractor’s Care Managers will have oversight of each case, will communicate, coordinate, and educate the providers involved in the care of the member, including PCPs. The Strategy shall describe how the multidisciplinary team approach will be reached including how social workers, psychologists, outreach personnel, nutritionists, and nurses, together with physicians, will work to remove social and behavioral barriers to care by coordinating with available government services and community interventions.

e)
Enrollee Education- the Contractor shall educate enrollees participating in the HUP, as well as their Primary Care Medical Group and PCPs, to ensure ongoing enrollee education and the appropriate access point of services. The Contractor shall continue monitoring enrollees that were identified as HUP to ensure that their conditions remain under control.

f)
Coordination of Services/Transitions of Care- For participating enrollees admitted into hospitals, the Contractor shall provide direct support with Provider appointment assistance and visits to each Enrollee. The Care Managers will follow the discharge plan to ensure the enrollee will have the necessary medications and equipment at discharge to reduce the possibility of re-admission.

g)
Provider Financial Incentives- If the Contractor has any Provider Financial Incentive program(s) in place or planned as part of its High Utilizers Strategy, include a full description of each incentive program.

4.
Reporting Requirements: The Contractor shall provide a quarterly report to ASES on each condition/category being addressed. The results shall be monitor at individual and cumulative levels for all Enrollees in the HUP as well as those exiting the program. The Contractor must keep a baseline record for each Enrollee by condition/category that shall include, as available, the past twelve (12) months historical data of patients identified in the HUP. The Contractor shall keep track of patients to be able to submit the quarterly and cumulative reports. Comparisons must be established and tracked between the quarterly, cumulative, and baseline data. The categories include, but are not limited to, the following:

a)	Utilization Management Measurements:

i.	Total Cost – Total cost in aggregate and total cost per Enrollee for the period. This cost includes all components: physical and behavioral health services provided, as well as prescription drugs.

ii.
Hospitalizations – Total number of hospitalizations, average length of stay (ALOS), total cost of hospitalizations, hospitalizations and cost per Enrollee for the period, an top reasons/conditions for hospitalizations at individual and aggregate levels.

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iii.
Emergency Department (ED) Visits – Total number of visits to ED, total cost of ED visits, and visits and ED cost per member for the period, in addition to the top reasons/conditions for ED visits at individual and aggregate levels.

iv.
Pharmacy Utilization – Total number of prescriptions, cost of prescriptions, and number and cost of prescriptions per Enrollee for the period, in addition to the top conditions treated at the individual and aggregate level.

b)
Quality Measurements- The frequency of the quality measurements will be determined by the Contractor’s care management team(s), in cooperation with ASES, the Care Management Team on a case by case basis,

i.	All Enrollees:

•	Quality of Life indicators (similar to SF-36)

•	Follow-Up after hospitalization

•	Medication reconciliation

•	Depression screening (PHQ9)

ii.	Enrollees with Specific Conditions (Such as Diabetes, CHF, Hypertension, Asthma, etc.)

•	Quality of Life indicators (similar to SF-36)

•	Follow-Up after hospitalization

•	Medication reconciliation

•	Depression screening (PHQ9)

•	Use the baseline measures for the specific conditions as define in 3c above. You may use the quality indicators included for the HCIP for those conditions that coincide in both Programs.

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Attachment 26

Encounter Data Requirements
Attachment 26
Version 10.1.18

General Encounter Data Standards

•	The CONTRACTOR’s claims management system shall contain the following capabilities for the purpose of encounter data submissions:

•	Collection and maintenance of sufficient enrollee encounter data to identify the provider who delivers any item(s) or service(s) to enrollees.

•	Submission of enrollee encounter data to ASES at a frequency and level of detail to be specified by CMS and ASES, based on program administration, oversight, and program integrity needs.

•	Submission of all enrollee encounter data that ASES is required to report to CMS.

•
Specifications for submitting encounter data to ASES in standardized Accredited Standards Committee (ASC) X12N 837 and National Council for Prescription Drug Programs (NCPDP) formats, and the ASC X12N 835 format as appropriate.

•	Adherence to HIPAA Standards

Quality of Submission

The Contractor shall submit encounter data that meets established ASES data quality standards. These standards are designed to ensure receipt of complete and accurate data for program administration and will be closely monitored and strictly enforced. ASES will revise and amend these standards as necessary to ensure continuous quality improvement. The Contractor shall make changes or corrections to any systems, processes or data transmission formats as needed to comply with ASES data quality standards as originally defined or subsequently amended. The Contractor shall comply with industry-accepted clean claim standards for all encounter data, including submission of complete and accurate data for all fields required on standard billing forms or electronic claim formats to support proper adjudication of a claim. In the event that the Contractor denies provider claims for reimbursement due to lack of sufficient or accurate data required for proper adjudication, the Contractor shall submit all available claim data to ASES without alteration or omission. Where the Contractor has entered into capitated reimbursement arrangements with providers, the Contractor shall require submission of all utilization or encounter data to the same standards of completeness and accuracy; the Contractor shall require this submission from providers as a condition of the capitation payment and shall make every effort to enforce this contract provision to ensure timely receipt of complete and accurate data. The Contractor shall be required to submit all data relevant to the adjudication and payment of claims in sufficient detail, as defined by ASES, in order to support comprehensive financial reporting and utilization analysis. The Contractor shall submit encounter data according to standards and formats as defined by ASES, complying with standard code sets and maintaining integrity with all reference data sources including provider and member data. All encounter data submissions will be subjected to systematic data quality edits and audits on submission to verify not only the data content but also the accuracy of claims processing. Any batch submission which contains fatal errors that prevent processing or that does not satisfy defined threshold error rates will be rejected and returned to the Contractor for immediate correction. Re-submittals of rejected files, or notification of when the file will be resubmitted shall be completed within one (1) business day.

ASES will reject an entire file or an individual encounter failing certain edits, as deemed appropriate and necessary by ASES to ensure accurate processing or encounter data quality, and will return these transactions to the Contractor for research and resolution. ASES will require expeditious action on the part of the Contractor to resolve errors or problems associated with said claims or the adjudication thereof, including any necessary changes or corrections to any systems, processes or data transmission formats.

Provision of Encounter Data

Any encounter data from a subcontractor shall be included in the file from the Contractor. The Contractor shall not submit separate encounter files from subcontractors.

The files shall contain settled claims and claim adjustments, including but not limited to adjustments necessitated by payment errors, processed during that payment cycle, as well as encounters processed during that payment cycle from providers with whom the Contractor has a capitation arrangement.

The level of detail associated with encounters from providers with whom the Contractor has a capitation arrangement shall be equivalent to the level of detail associated with encounters for which the Contractor received and settled a fee-for-service claim.

The Contractor shall adhere to federal and/or ASES payment rules in the definition and treatment of certain data elements, e.g., units of service that are standard fields in the encounter data submissions and will be treated similarly by ASES across all MCOs.

The Contractor shall institute processes to insure the validity and completeness of the data it submits to ASES.  At its discretion, ASES will conduct general data validity and completeness audits using industry-accepted statistical sampling methods. Data elements that will be audited include but are not limited to: member ID, date of service, provider ID (including NPI number and Medicaid I.D. Number), category and sub category (if applicable) of service, diagnosis codes, procedure codes and modifiers, revenue codes, adherence to hard benefit limits, date of claim processing, and date of claim payment. Control totals shall also be reviewed and verified.

The Contractor shall be able to receive, maintain and utilize data extracts from ASES and its contractors, e.g., pharmacy data from ASES or its PBM.

Attachment 27

Puerto Rico Health Insurance Administration
Policy for Medication Exception Requests

I.	PURPOSE:

To define the Puerto Rico Health Insurance Administration (ASES, for its acronym in Spanish) policy and procedures to manage exception requests from prescribers under MI Salud, also known as the Government Health Insurance Plan, for medications that: (i) are not in the Formulary of Medications Covered (FMC, for its acronym in Spanish); or (ii) are covered with utilization management edits under the FMC such as step therapy, quantity or dose limits or prior authorization requirements and prescribers wish to bypass such restrictions.

II.	POLICY:

The Managed Care Organizations (MCOs) will maintain a standardized procedure for making timely and appropriate Exception Request decisions in accordance with ASES requirements and in compliance with 42 C.F.R. § 438.210(d)(3) to avoid delays that may jeopardize the enrollee’s life, health, or ability to regain maximum function.

An exception request may be used for (i) Non-FMC drugs, or (ii) medications covered with utilization management edits under the FMC (such as step therapy, quantity or dose limits, or prior authorization requirements), when the prescriber wishes to bypass such restrictions. In those cases, the MCO must suggest that the prescriber first consider using drugs listed on the List of Medications by Exception (LME). If the prescriber demonstrates that none of the alternatives in the LME are clinically viable for the patient, then the MCO can consider approving coverage for drugs outside of the LME.

An Exception Request may also be used to bypass certain utilization management restrictions applicable to drugs that are listed on the FMC or LME, such as a step therapy requirement, quantity or dose limit, or prior authorization requirement.

III.	SCOPE:

This policy applies to ASES’ contracted pharmacy benefit management (PBM) organization, MCOs and their MI Salud providers including, but not limited to, physicians, hospitals, behavioral facilities, ambulatory facilities, and pharmacies prescribing and/or dispensing outpatient drugs.

•PO Box 195661, San Juan, PR 00919-5661 •Tel : 787.474.3300 •Fax: 787.474.3348 •www.ases.pr .gov

IV.	DEFINITIONS:

TERM	DEFINITION
Formulary of Medications Covered Dugs (FMC, for its acronym in Spanish)
FMC means “Formulario de Medicamentos en Cubierta” in Spanish. The FMC is the list of preferred and non-preferred medications covered by MI Salud, though ASES may assign different levels of cost-sharing within the FMC.

List of Medications by Exception (LME)
List of medications that are not included in the FMC, but that have been evaluated and approved by ASES’ Pharmacy and Therapeutics (P&T) Committee to be covered only through an exception process if certain clinical criteria are met. Covered outpatient drugs that are not included on the LME may still be covered under an Exception Request, unless statutorily excluded.

Exception Request
A request to obtain coverage by exception of a drug that is not included in MI Salud’s FMC, or to bypass utilization management restrictions that apply to drugs listed on the FMC. Exception Requests may be evaluated based on the MCO’s own clinical criteria or through the standards set forth under this policy.

Medical Necessity
As defined by Section 7.2 of the Contract with MCOs
7.2.1 Based on generally accepted medical practices specific to the medical or behavioral health condition of the enrollee at the time of treatment, Medically Necessary Services are those that relate to (i) the prevention, diagnosis, and treatment of health impairments; (ii) the ability to achieve age-appropriate growth and development; or (iii) the ability to attain, maintain, or regain functional capacity. The scope of Medically Necessary Services must not be any more restrictive than that of Puerto Rico's Medicaid program.
Additionally, Medically Necessary services must be:

7.2.1.1 Appropriate and consistent with the diagnosis of the treating provider and the omission of which could adversely affect the eligible enrollee's medical condition;
7.2.1.2 Compatible with the standards of acceptable medical practice in the community;
7.2.1.3 Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;
7.2.1.4 Not provided solely for the convenience of the enrollee or the convenience of the provider or hospital; and
7.2.1.5 Not primarily custodial care (for example, foster care).
7.2.2 In order for a service to be Medically Necessary, there must be no other effective and more conservative or substantially less costly treatment, service, or setting available.

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V.	BACKGROUND:

ASES’ contract with the MCOs stipulates that certain medications, not otherwise covered under MI Salud, might be covered through an exception process by which the patient’s health care provider must substantiate the clinical need for such exception.

Preferred and non-preferred medications covered by MI Salud are included in the FMC, though different levels of cost-sharing may apply. In addition, MI Salud has developed, through its Pharmacy & Therapeutics (P&T) Committee, a List of Medications by Exception (LME) that may be covered under special circumstances. The medications in the LME will be subject to the MCO’s evaluation upon the participating physician’s request for exception, on a case-by-case basis, to determine if it complies with the protocol established by ASES for said medication. If it is not in compliance, the medication will be denied; and if it complies, it will be approved.

Medications not included in the FMC will be not be paid for by MI Salud unless an Exception Request is granted. If an Exception Request is submitted, drugs listed on the LME will be preferred over non-FMC drugs or LME covered outpatient drugs. An Exception Request may also be used to bypass certain utilization management restrictions applicable to drugs that are listed on the FMC, such as a step therapy requirement, quantity or dose limit, or prior authorization requirement. A patient may appeal a decision to deny an Exception Request.

Certain drugs are considered excluded from coverage and will not be paid for by MI Salud even if an Exception Request is submitted. For example, under Section 1927(d)(2) of the Social Security Act, MI Salud will not cover drugs used to promote fertility, drugs used for cosmetic purposes or hair growth, drugs used for the symptomatic relief of cough and colds, most prescription vitamins and mineral products, non-prescription drugs or over-the counter-medication unless specifically included in MI Salud coverage, and drugs which the manufacturer seeks to require as a condition of sale that associated tests or monitoring services be purchased exclusively from the manufacturer or its designee. Drugs that are not prescribed for a medically accepted indication are also excluded and will not be covered. These drugs are considered “statutorily excluded.” Also excluded are drugs prescribed for the purpose of treating a condition not covered under MI Salud. In addition, the Puerto Rico Medicaid State Plan excludes certain drugs such as those to treat hepatitis C from coverage, as these drug therapies are covered under other non-Medicaid government health programs.

VI.	PROCESSING OF REQUESTS FOR EXCEPTION:

If a medication not included on the FMC, but included on the LME, is submitted to the Pharmacy Benefit Manager (PBM) for adjudication, the pharmacy will receive the following message at the point of sale: LME Drug: Exception request required. Validate other alternatives in FMC before proceeding. If a medication not included on the LME is submitted to the PBM for adjudication, the pharmacy will receive the following message at the point of sale: Non- FMC/LME Drug. Exception request required. Validate other alternatives in FMC/LME before proceeding.

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To request an exception, the prescribing physician must complete a request using the standardized Medication Request Form or, if necessary, an equivalent form and submit it to the MCO along with the necessary medical documentation (described in Section D.1.b below) showing compliance with ASES protocol for said medication. If the request or additional documentation or evidence (described in Section D.1.b below) is included with the prescription, the pharmacy will send the case to the MCO to process the request for exception.

A.	Receipt of Exception Requests

1.	Exception Requests will only be accepted in writing from the patient’s health care provider and shall be received in the MCO’s Pharmacy Clinical Unit via regular mail, e-mail, or fax.
i.
Regular mail requests will be stamped with the date and time it is received by the MCO and will serve as the starting time for evaluation period. For email or fax requests, the receipt date and time will be used.

2.
Exception Requests shall include the following standard information: the prescription, a supporting statement setting forth the clinical justification and medical necessity for the prescribed medication that meets all the requirements described in Section D.1.b below, and expected duration of treatment, as required by the protocol for the medication.

3.
Incomplete requests that do not include all of the information listed in Section A.2 above will be returned by the MCO or pharmacy receiving the request to the prescribing physician or health care provider by fax or e-mail, for completion as soon as practicable, and within 24 hours. The processing time starts when the information required in Section A.2 above is received.

B.	Timeframes

1.
The outcome of the MCO’s determination to approve or deny the Exception Request shall be communicated in accordance with Section E below to the enrollee, pharmacy and prescribing physician within 24 hours after the request is received and the MCO receives the standard information necessary in Section A.2 above to make a determination.

2.
In an emergency situation, the MCO must authorize at least a 72-hour supply of the requested drug as long as the drug is not statutorily excluded. An emergency situation means that a lack of access to the requested drug may seriously jeopardize the life or health of the enrollee or the enrollee’s ability to regain maximum function. Terms that may indicate that a request should be treated as an emergency situation include, but are not limited to, “rush,” “stat,” “immediately,” “patient’s life is in danger,” “urgent,” or “expedite.” However, MCOs must evaluate the request to determine based on the information presented whether the patient is in an emergency situation.

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Such evaluations must be conducted using appropriate clinical judgment, and shall not be used to deny a 72-hour emergency supply of the requested drug if an emergency situation does in fact exist. If a requested drug cannot be dispensed in a quantity, dose or form limited to a 72-hour emergency supply, e.g. injection vials or drugs infused by a pump or other device, the emergency dispense must be authorized in the minimum necessary form or increment that exceeds the 72-hour supply.

3.
If additional time is needed to process a request, the MCO shall determine whether to grant the extension as soon as practicable, and within 24 hours. ASES’s authorization to grant an extension is delegated to the MCOs, as long as the MCOs comply with the intent and purpose set forth in ASES Contract Section 7.5.12.4.2.2. governing Prior Authorization, and as also applied to Exception Requests.

“ASES may, in its discretion, grant an extension of the time allowed for Prior Authorization decisions where:
i. The Enrollee, or the Provider, requests the extension; or
ii. The MCO justifies to ASES a need for the extension in order to collect additional information, such that the extension is in the Enrollee’s best interest.”

The maximum time allowed when granting an exception must be no more than 72 hours. However, the MCO must still authorize the required 72-hour supply of the requested drug in an emergency situation as set forth in Section B.2 above, even if an extension is granted.

C.	Additional Information

1.
If a request is received, but additional information is needed to complete the evaluation, the request will be placed in a status of Need More Information (NMI) in the PAHub. Required information will be requested through fax, email or by contacting the prescribing physician, notifying the prescriber that the MCO will allow 72 hours for its submission. While in NMI status, the 24-hour timeframe specified in Section B.1 above will be paused and continued once the additional information necessary to complete the evaluation is received.

a.	Examples of appropriate additional information requests include, but are not limited to:
1)	Diagnosis
2)	Relevant patient medical history or data
3)	Documentation of prior use of other alternative therapies (including the specific therapies, times used, and clinical results)
4)
Medical justification for the requested drug such as: alternative drugs on the FMC which are contraindicated, patient has experienced or would experience an adverse reaction to FMC drugs, evidence of therapeutic failure after available alternatives on FMC were attempted, drug is not covered in the FMC for a particular diagnosis

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5)	Laboratory results, if requested on protocol

2.
If the additional information needed to complete the evaluation is not submitted to the MCO within 72 hours after the request for additional information is sent, the request will be considered inactive unless the MCO, prior to the expiration of the seventy two (72) hours, confirms that the available information is sufficient for a determination. If considered inactive for lack of requested information, a notification letter will be sent to the pharmacy and the prescribing physician.

D.	Evaluation and Determination

1.	The MCO shall first verify that:

a.	The request is for a drug:
i.
That is included on the FMC with certain clinical or other utilization management restrictions that the prescriber seeks to bypass through an exception, not included in the FMC but it is included LME, or is not included on the LME but is a covered prescription drug that is not statutorily excluded, and

ii.
That has been prescribed for a medically accepted indication as defined by Section 1927(k)(6) of the Social Security Act, meaning that the use of the drug is approved by the FDA or is supported by one or more citations included or approved for inclusion in the American Hospital Formulary Service Drug Information, the United States Pharmacopeia – Drug Information (or its successor publications), or the DRUGDEX Information System, and

iii.
That complies with the clinical criteria and protocols established by ASES for drugs included in the LME, or is consistent with general medically accepted guidelines for non-LME drugs or where the Exception Request seeks to bypass applicable clinical criteria and protocols.

b.
The prescribing physician must provide a written and signed supporting statement setting forth the clinical reason or reasons that the requested prescription drug is medically necessary to treat the patient’s disease or medical condition. His or her supporting statement must indicate that the requested prescription drug is medically necessary because:

If the physician is requesting an LME alternative:
i.
All FMC alternatives for the requested drugs are contraindicated with drugs that the patient is already taking. The MCO must request that the patient’s medical records show such contraindication, or that the prescribing physician provide scientific literature showing the strong possibility of serious adverse health effects as a result of taking the FMC alternatives; or

6

ii.	Patient has experienced a serious adverse reaction to the alternative drugs that appear in the FMC; or
iii.	Therapeutic failure of all available alternatives on the FMC, either because these alternatives were ineffective or would adversely affect the health or condition of the patient.

If the physician is requesting an alternative not listed on FMC or LME:
i.
All FMC and LME alternatives for the requested drugs are contraindicated with drugs that the patient is already taking. The MCO must request that the patient’s medical records to show such contraindication, or that the prescribing physician provide scientific literature showing the strong possibility of serious adverse health effects as a result of taking the FMC and LME alternatives; or

ii.	Patient has experienced a serious adverse reaction to the alternative drugs that appear in the FMC and LME; or
iii.	Therapeutic failure of all available alternatives on the FMC and LME, either because these alternatives were ineffective or would adversely affect the health or condition of the patient.

2.
If a physician provides an oral supporting statement to set forth the medical necessity of the drug, the MCO shall require the physician to submit this oral statement in writing. This written supporting statement must be submitted within 72 hours.

3.	During the evaluation process, the MCO clinical reviewer will conduct an in-depth review of all available documentation submitted as part of the exception request including, but not limited to:
a.	The supporting statement and other documentation submitted with the exception request by the prescribing physician
b.	Internal information such as medication utilization history from PBM’s adjudication system
c.	Diagnosis reported for the condition the requested drug is treating, from the claims system
d.	Any special condition(s) the patient may have which may have qualified him or her for special coverage.

4.
If a discrepancy in the available documentation is found during the review of the information indicated in Section D.3 above, the prescribing physician shall be contacted by phone to clarify the discrepancy. The MCO clinical reviewer must document this contact, including the content of what was discussed and the results of that discussion.

5.	The MCO clinical reviewer should also consider whether other utilization management measures for either the FMC or LME alternative drugs, such as dose

7

restrictions to limit the number of doses available, or alternative forms of the drug, e.g. liquid versus pill, or oral versus injected or infused, could be appropriate.

6.	The MCO will make a determination, with the available information, before expiration of the applicable timeframes set forth in Section B.

E.	Notification of Decision

1.	If the exception request does not fully meet the established clinical criteria or protocol for the medication, it will be denied by the MCO’s authorized clinician-reviewer.
a.	The prescribing physician, pharmacy and patient will be verbally notified by the MCO´s representatives within the applicable timeframes required in the preceding sections.
b.
A denial letter also will be mailed within three (3) business days of verbal notification to the patient in accordance with Section 14.4.3 of the MCO Contract, including an explanation of the reasons for the denial and a description of the appeal process. This same denial letter will be sent via fax or email to the prescribing physician and pharmacy.

c.	The denial determination will be documented in the PBM PA Management Application.
2.
If the request is approved, the MCO will document the determination and the date and time approved in the PBM PA Management Application. The pharmacy will then process and dispense the requested medication. The dispensing pharmacy representatives will verbally notify the beneficiary and prescribing physician of the approval. An approval letter also will be mailed within three (3) business days of verbal notification to the patient. This same letter will be sent via fax or email to the prescribing physician and pharmacy.

3.
If a requested medication is approved through an exception, that approval will be valid for the duration indicated by the prescribing physician or the period specified in the clinical protocol, but in any case, no longer than twelve (12) months. The MCOs may use information on record to re-approve a non-FMC or LME medication as long as the information remains accurate and complies with current clinical protocols. The approval is also valid as long as:

a.	The patient remains enrolled in MI Salud, and
b.	The prescribing physician continues to prescribe the drug, and
c.	The drug continues to be safe for the treatment of the patient’s condition.

4.	The determination (approval or denial) and supporting evidence will be documented and filed as per MCOs’ internal process.

8

Attachment 28

ATTACHMENT 28 – HCHN Rate Cells

HCHN Rate Cell Assignment

Starting on November 1, 2018 each enrollee in the GHP will be assigned to one of 37 distinct rate cells. Appendix A lists each rate cell by eligibility group. The rate cell assignment is a function of the enrollee’s Category Of Eligibility (COE) including Federal, Dual Eligible, CHIP, and State-funded (Commonwealth) enrollees, Age, Gender, Medicare status, and Domestic Abuse and Foster Children (formerly Virtual region) and select High Cost High Need (HCHN) condition categories. Each of the 37 rate cells will have a distinct premium that will be paid to the Contractor for each enrollee.

Rate Cell Assignment Prior to November 1, 2018

Prior to November 1, 2018 ASES will identify the HCHN conditions using the carrier reported claims data according to the methodology described below. The Contractor will receive an enrollment data file (.sus) (please refer to Attachment 09) that will contain the enrollees assigned to the Contractor according to the auto-enrollment algorithm. The file will contain fields that identify the rate cell and if applicable the specific HCHN condition(s) for each enrollee. In addition, the file will include date of initial diagnosis, date of last encounter with the diagnosis, and end date of HCHN rate cell eligibility (12 months after the date of last encounter).

Rate Cell Assignment after November 1, 2018

By the 15th day of each month the Contractor shall submit a HCHN Registry Report that will contain the roster of all enrollees and the HCHN conditions identified. The file shall be formatted in the data layout contained in Appendix C.

If the Contractor provides all required information in a timely manner ASES will disburse the premium for each enrollee according to HCHN Registry Report in the subsequent month. If the report is not received with the required information or in the specified timeline, ASES will disburse the premium for each enrollee according to the HCHN Eligibility Report received in the previous month. No retroactive premium will be paid due to reports that do not comply with the procedures established in this attachment.

The Contractor can internally identify enrollees with the specific HCHN conditions with methods other than claims data (Clinical Review, Behavioral health data, Pharmacy data, Care Management, and referrals etc.). However, it is the responsibility of the Contractor to report the enrollee’s encounter with the specific diagnosis codes that qualify for a HCHN rate cell. (See below for specific diagnostic codes that qualify as a HCHN rate cell)

Retroactive Review of HCHN Registry Report

ASES reserves the right to retroactively review the assignment of any enrollee into a HCHN condition rate cell. In addition, ASES can at any time request information regarding the diagnosis, supporting documentation, revised HCHN registry report, and care management plan of the enrollee. In the case that ASES determines that the member should not have been enrolled into a HCHN rate cell, premium will be retroactively recovered in the amount equal to the difference of the HCHN premium and the corresponding lower hierarchy HCHN premium or Age Gender premium, for each eligible month.

The retroactive review will be performed but not limited to the methodology the HCHN identification described in this attachment, such as:

1.	Review of enrollee’s medical claims history based on the diagnosis codes contained in Appendix B, with appropriate exclusions.
2.	Direct contact with enrollee’s PCP, specialist or physician directing the enrollee HCHN care plan.
3.	Review of enrollee behavioral health data
4.	Review of enrollee pharmacy data
5.	Referrals

The Contractor will not be allowed to submit any adjustment to the medical claims data submitted to ASES modifying diagnosis codes, procedure codes or any other claim information to evidence HCHN diagnosis.

ASES can at any time review policies and efforts undertaken by the MCO to adjust claims or alter data for diagnosis codes to evidence enrollment into a HCHN rate cell. This practice can result in recoupment of premium and possible additional sanctions.

HCHN Rate Cell Assignment Methodology

The assignment of HCHN condition rate cells is based on specific diagnosis codes contained in Appendix B for cancer, diabetes, renal, cardiologic, and pulmonary conditions reported in the medical claims data. Claims that are not billed by an Inpatient hospital facility and contain a laboratory or radiology procedure code are excluded from the identification process.

An enrollee is assigned to a HCHN rate cell if in the previous 12 months they had an encounter flagged for one or more HCHN conditions. In the case where the enrollee had more than one HCHN condition the assignment is according to the condition hierarchy as follows:

1.	Federal
i.	Enrollee with a HCHN flag for cancer
ii.	Enrollee with a HCHN flag for medium, very high, and extra high Renal Disease
iii.	Enrollee with a HCHN flag for very high and medium cardiovascular disease
iv.	Enrollee with a HCHN flag for diabetes and/or low and extra low cardiovascular disease
v.	Enrollee with a HCHN flag for pulmonary disease
vi.	Enrollee with none of the above HCHN condition flag by age and gender
•	Male 14-18
•	Male 19-44
•	Male 45+
•	Female 14-18
•	Female 19-44
•	Female 45+
•	Age 0-1

•	Age 1-6
•	Age 7-13

2.	State-funded (Commonwealth)
i.	Enrollee with a HCHN flag for cancer
ii.	Enrollee with a HCHN flag for medium, very high, and extra high Renal Disease
iii.	Enrollee with a HCHN flag for very high and medium cardiovascular disease
iv.	Enrollee with a HCHN flag for diabetes and/or low and extra low cardiovascular disease
v.	Enrollee with a HCHN flag for pulmonary disease
vi.	Enrollee with none of the above HCHN condition flag by age and gender
•	Male 14-18
•	Male 19-44
•	Male 45+
•	Female 14-18
•	Female 19-44
•	Female 45+
•	Age 0-1
•	Age 1-6
•	Age 7-13

3.	CHIP
i.	Enrollee with HCHN flag for pulmonary disease
ii.	Enrollee with HCHN flag for diabetes
iii.	Enrollee with none of the above HCHN condition flag by age and gender
•	Age 0-1
•	Age 1-6
•	Age 7-13
•	Age 14+

Appendix A: Rate Cell List

Elegibility Group	Rate Cell Group	Category
Federal	Domestic Abuse and Foster Children	Other
Commonwealth	Domestic Abuse and Foster Children	Other
CHIP	Domestic Abuse and Foster Children	Other
Federal	A only	Other
Commonwealth	A only	Other
Federal	A and B	Other
Commonwealth	A and B	Other
Federal	Cancer	HCHN
Federal	Renal	HCHN
Federal	Cardio	HCHN
Federal	Cardio and/or Diabetes	HCHN

Federal	Pulmonary	HCHN
Federal	Male 14-18	Other
Federal	Male 19-44	Other
Federal	Male 45+	Other
Federal	Female 14-18	Other
Federal	Female 19-44	Other
Federal	Female 45+	Other
Federal	Age 0-1	Other
Federal	Age 1-6	Other
Federal	Age 7-13	Other
Commonwealth	Cancer	HCHN
Commonwealth	Renal	HCHN
Commonwealth	Cardio	HCHN
Commonwealth	Cardio and/or Diabetes	HCHN
Commonwealth	Pulmonary	HCHN
Commonwealth	Male 14-18	Other
Commonwealth	Male 19-44	Other
Commonwealth	Male 45+	Other
Commonwealth	Female 14-18	Other
Commonwealth	Female 19-44	Other
Commonwealth	Female 45+	Other
Commonwealth	Age 0-1	Other
Commonwealth	Age 1-6	Other
Commonwealth	Age 7-13	Other
CHIP	Pulmonary	HCHN
CHIP	Diabetes	HCHN
CHIP	Age 0-1	Other
CHIP	Age 1-6	Other
CHIP	Age 7-13	Other
CHIP	Age 14+	Other

Appendix B: Diagnosis Codes Used to Identify HCHN Rate Cells

Rate Cell	CDPS Condition Category	Diagnosis Codes
Cancer	Cancer, high
150, 1500, 1501, 1502, 1503, 1504, 1505, 1508,
1509, 151, 1510, 1511, 1512, 1513, 1514, 1515,
1516, 1518, 1519, 155, 1550, 1551, 1552, 156,
1560, 1561, 1562, 1568, 1569, 158, 1580, 1588,
1589, 162, 1620, 1622, 1623, 1624, 1625, 1628,
1629, 163, 1630, 1631, 1638, 1639, 183, 1830,
1832, 1833, 1834, 1835, 1838, 1839, 191, 1910,
1911, 1912, 1913, 1914, 1915, 1916, 1917, 1918,
1919, 192, 1920, 1921, 1922, 1923, 1928, 1929,
20030, 20031, 20032, 20033, 20034, 20035,
20036, 20037, 20038, 20040, 20041, 20042,

Rate Cell	CDPS Condition Category	Diagnosis Codes

20043, 20044, 20045, 20046, 20047, 20048,
20050, 20051, 20052, 20053, 20054, 20055,
20056, 20057, 20058, 20060, 20061, 20062,
20063, 20064, 20065, 20066, 20067, 20068,
20070, 20071, 20072, 20073, 20074, 20075,
20076, 20077, 20078, 2020, 20200, 20201, 20202,
20203, 20204, 20205, 20206, 20207, 20208, 2021,
20210, 20211, 20212, 20213, 20214, 20215,
20216, 20217, 20218, 20270, 20271, 20272,
20273, 20274, 20275, 20276, 20277, 20278, 204,
2040, 20400, 20401, 20402, 2041, 20410, 20411,
20412, 2042, 20420, 20421, 20422, 2048, 20480,
20481, 20482, 2049, 20490, 20491, 20492, 205,
2050, 20500, 20501, 20502, 2051, 20510, 20511,
20512, 2052, 20520, 20521, 20522, 2053, 20530,
20531, 20532, 2058, 20580, 20581, 20582, 2059,
20590, 20591, 20592, 206, 2060, 20600, 20601,
20602, 2061, 20610, 20611, 20612, 2062, 20620,
20621, 20622, 2068, 20680, 20681, 20682, 2069,
20690, 20691, 20692, 207, 2070, 20700, 20701,
20702, 2071, 20710, 20711, 20712, 2072, 20720,
20721, 20722, 2078, 20780, 20781, 20782, 208,
2080, 20800, 20801, 20802, 2081, 20810, 20811,
20812, 2082, 20820, 20821, 20822, 2088, 20880,
20881, 20882, 2089, 20890, 20891, 20892, 20900,
20901, 20902, 20903, 20910, 20911, 20912,
20913, 20914, 20915, 20916, 20917, 20920,
20921, 20922, 20923, 20924, 20925, 20926,
20927, 20929, 20930, 20931, 20932, 20933,
20934, 20935, 20936, 20970, 20971, 20972,
20973, 20974, 20975, 20979, 23877, 99685, C153,
C154, C155, C158, C159, C160, C161, C162,
C163, C164, C165, C166, C168, C169, C220,
C221, C222, C223, C224, C227, C228, C229, C23,
C240, C241, C248, C249, C33, C3400, C3401,
C3402, C3410, C3411, C3412, C342, C3430,
C3431, C3432, C3480, C3481, C3482, C3490,
C3491, C3492, C384, C450, C451, C480, C481,
C482, C488, C4A0, C4A10, C4A11, C4A12,
C4A20, C4A21, C4A22, C4A30, C4A31, C4A39,
C4A4, C4A51, C4A52, C4A59, C4A60, C4A61,
C4A62, C4A70, C4A71, C4A72, C4A8, C4A9,
C561, C562, C569, C5700, C5701, C5702, C5710,
C5711, C5712, C5720, C5721, C5722, C573,
C574, C700, C701, C709, C710, C711, C712,
C713, C714, C715, C716, C717, C718, C719,
C720, C721, C7220, C7221, C7222, C7230,
C7231, C7232, C7240, C7241, C7242, C7250,
C7259, C729, C7A00, C7A010, C7A011, C7A012,
C7A019, C7A020, C7A021, C7A022, C7A023,

Rate Cell	CDPS Condition Category	Diagnosis Codes

C7A024, C7A025, C7A026, C7A029, C7A090,
C7A091, C7A092, C7A093, C7A094, C7A095,
C7A096, C7A098, C7A1, C7A8, C7B00, C7B01,
C7B02, C7B03, C7B04, C7B09, C7B1, C7B8,
C8200, C8201, C8202, C8203, C8204, C8205,
C8206, C8207, C8208, C8209, C8210, C8211,
C8212, C8213, C8214, C8215, C8216, C8217,
C8218, C8219, C8220, C8221, C8222, C8223,
C8224, C8225, C8226, C8227, C8228, C8229,
C8230, C8231, C8232, C8233, C8234, C8235,
C8236, C8237, C8238, C8239, C8240, C8241,
C8242, C8243, C8244, C8245, C8246, C8247,
C8248, C8249, C8260, C8261, C8262, C8263,
C8264, C8265, C8266, C8267, C8268, C8269,
C8280, C8281, C8282, C8283, C8284, C8285,
C8286, C8287, C8288, C8289, C8290, C8291,
C8292, C8293, C8294, C8295, C8296, C8297,
C8298, C8299, C8310, C8311, C8312, C8313,
C8314, C8315, C8316, C8317, C8318, C8319,
C8331, C8332, C8333, C8334, C8335, C8336,
C8337, C8338, C8339, C8380, C8381, C8382,
C8383, C8384, C8385, C8386, C8387, C8388,
C8389, C8400, C8401, C8402, C8403, C8404,
C8405, C8406, C8407, C8408, C8409, C8440,
C8441, C8442, C8443, C8444, C8445, C8446,
C8447, C8448, C8449, C8460, C8461, C8462,
C8463, C8464, C8465, C8466, C8467, C8468,
C8469, C8470, C8471, C8472, C8473, C8474,
C8475, C8476, C8477, C8478, C8479, C8520,
C8521, C8522, C8523, C8524, C8525, C8526,
C8527, C8528, C8529, C884, C9100, C9101,
C9102, C9110, C9111, C9112, C9130, C9131,
C9132, C9150, C9151, C9152, C9160, C9161,
C9162, C9190, C9191, C9192, C91A0, C91A1,
C91A2, C91Z0, C91Z1, C91Z2, C9200, C9201,
C9202, C9210, C9211, C9212, C9220, C9221,
C9222, C9230, C9231, C9232, C9240, C9241,
C9242, C9250, C9251, C9252, C9260, C9261,
C9262, C9290, C9291, C9292, C92A0, C92A1,
C92A2, C92Z0, C92Z1, C92Z2, C9300, C9301,
C9302, C9310, C9311, C9312, C9330, C9331,
C9332, C9390, C9391, C9392, C93Z0, C93Z1,
C93Z2, C9400, C9401, C9402, C9420, C9421,
C9422, C9430, C9431, C9432, C9480, C9481,
C9482, C9500, C9501, C9502, C9510, C9511,
C9512, C9590, C9591, C9592, D45, D47Z1,
T8600, T8601, T8602, T8603, T8609, V4281,
V580, V581, V5811, V5812, Z510, Z5111, Z5112,
Z9481

Rate Cell	CDPS Condition Category	Diagnosis Codes
Cancer	Cancer, low
140, 1400, 1401, 1403, 1404, 1405, 1406, 1408,
1409, 141, 1410, 1411, 1412, 1413, 1414, 1415,
1416, 1418, 1419, 142, 1420, 1421, 1422, 1428,
1429, 143, 1430, 1431, 1438, 1439, 144, 1440,
1441, 1448, 1449, 145, 1450, 1451, 1452, 1453,
1454, 1455, 1456, 1458, 1459, 146, 1460, 1461,
1462, 1463, 1464, 1465, 1466, 1467, 1468, 1469,
147, 1470, 1471, 1472, 1473, 1478, 1479, 148,
1480, 1481, 1482, 1483, 1488, 1489, 149, 1490,
1491, 1498, 1499, 160, 1600, 1601, 1602, 1603,
1604, 1605, 1608, 1609, 161, 1610, 1611, 1612,
1613, 1618, 1619, 172, 1720, 1721, 1722, 1723,
1724, 1725, 1726, 1727, 1728, 1729, 173, 1730,
17300, 17301, 17302, 17309, 1731, 17310, 17311,
17312, 17319, 1732, 17320, 17321, 17322, 17329,
1733, 17330, 17331, 17332, 17339, 1734, 17340,
17341, 17342, 17349, 1735, 17350, 17351, 17352,
17359, 1736, 17360, 17361, 17362, 17369, 1737,
17370, 17371, 17372, 17379, 1738, 17380, 17381,
17382, 17389, 1739, 17390, 17391, 17392, 17399,
174, 1740, 1741, 1742, 1743, 1744, 1745, 1746,
1748, 1749, 175, 1750, 1759, 179, 180, 1800,
1801, 1808, 1809, 181, 182, 1820, 1821, 1828,
184, 1840, 1841, 1842, 1843, 1844, 1848, 1849,
185, 186, 1860, 1869, 187, 1871, 1872, 1873,
1874, 1875, 1876, 1877, 1878, 1879, 188, 1880,
1881, 1882, 1883, 1884, 1885, 1886, 1887, 1888,
1889, 189, 1890, 1891, 1892, 1893, 1894, 1898,
1899, 190, 1900, 1901, 1902, 1903, 1904, 1905,
1906, 1907, 1908, 1909, 193, 195, 1950, 1951,
1952, 1953, 1954, 1955, 1958, C000, C001, C002,
C003, C004, C005, C006, C008, C009, C01, C020,
C021, C022, C023, C024, C028, C029, C030,
C031, C039, C040, C041, C048, C049, C050,
C051, C052, C058, C059, C060, C061, C062,
C0680, C0689, C069, C07, C080, C081, C089,
C090, C091, C098, C099, C100, C101, C102,
C103, C104, C108, C109, C110, C111, C112,
C113, C118, C119, C12, C130, C131, C132, C138,
C139, C140, C142, C148, C300, C301, C310,
C311, C312, C313, C318, C319, C320, C321,
C322, C323, C328, C329, C430, C4310, C4311,
C4312, C4320, C4321, C4322, C4330, C4331,
C4339, C434, C4351, C4352, C4359, C4360,
C4361, C4362, C4370, C4371, C4372, C438,
C439, C4400, C4401, C4402, C4409, C44101,
C44102, C44109, C44111, C44112, C44119,
C44121, C44122, C44129, C44191, C44192,
C44199, C44201, C44202, C44209, C44211,
C44212, C44219, C44221, C44222, C44229,

Rate Cell	CDPS Condition Category	Diagnosis Codes

C44291, C44292, C44299, C44300, C44301,
C44309, C44310, C44311, C44319, C44320,
C44321, C44329, C44390, C44391, C44399,
C4440, C4441, C4442, C4449, C44500, C44501,
C44509, C44510, C44511, C44519, C44520,
C44521, C44529, C44590, C44591, C44599,
C44601, C44602, C44609, C44611, C44612,
C44619, C44621, C44622, C44629, C44691,
C44692, C44699, C44701, C44702, C44709,
C44711, C44712, C44719, C44721, C44722,
C44729, C44791, C44792, C44799, C4480, C4481,
C4482, C4489, C4490, C4491, C4492, C4499,
C457, C50011, C50012, C50019, C50021, C50022,
C50029, C50111, C50112, C50119, C50121,
C50122, C50129, C50211, C50212, C50219,
C50221, C50222, C50229, C50311, C50312,
C50319, C50321, C50322, C50329, C50411,
C50412, C50419, C50421, C50422, C50429,
C50511, C50512, C50519, C50521, C50522,
C50529, C50611, C50612, C50619, C50621,
C50622, C50629, C50811, C50812, C50819,
C50821, C50822, C50829, C50911, C50912,
C50919, C50921, C50922, C50929, C510, C511,
C512, C518, C519, C52, C530, C531, C538, C539,
C540, C541, C542, C543, C548, C549, C55, C577,
C578, C579, C58, C600, C601, C602, C608, C609,
C61, C6200, C6201, C6202, C6210, C6211,
C6212, C6290, C6291, C6292, C6300, C6301,
C6302, C6310, C6311, C6312, C632, C637, C638,
C639, C641, C642, C649, C651, C652, C659,
C661, C662, C669, C670, C671, C672, C673,
C674, C675, C676, C677, C678, C679, C680,
C681, C688, C689, C6900, C6901, C6902, C6910,
C6911, C6912, C6920, C6921, C6922, C6930,
C6931, C6932, C6940, C6941, C6942, C6950,
C6951, C6952, C6960, C6961, C6962, C6980,
C6981, C6982, C6990, C6991, C6992, C73, C760,
C761, C762, C763, C7640, C7641, C7642, C7650,
C7651, C7652, C768, D030, D0310, D0311,
D0312, D0320, D0321, D0322, D0330, D0339,
D034, D0351, D0352, D0359, D0360, D0361,
D0362, D0370, D0371, D0372, D038, D039, V524,
Z4430, Z4431, Z4432, Z45811, Z45812, Z45819

Cancer	Cancer, medium
152, 1520, 1521, 1522, 1523, 1528, 1529, 153,
1530, 1531, 1532, 1533, 1534, 1535, 1536, 1537,
1538, 1539, 154, 1540, 1541, 1542, 1543, 1548,
164, 1640, 1641, 1642, 1643, 1648, 1649, 165,
1650, 1658, 1659, 170, 1700, 1701, 1702, 1703,
1704, 1705, 1706, 1707, 1708, 1709, 171, 1710,
1712, 1713, 1714, 1715, 1716, 1717, 1718, 1719,

Rate Cell	CDPS Condition Category	Diagnosis Codes

194, 1940, 1941, 1943, 1944, 1945, 1946, 1948,
1949, 196, 1960, 1961, 1962, 1963, 1965, 1966,
1968, 1969, 199, 1990, 1991, 1992, 200, 2000,
20000, 20001, 20002, 20003, 20004, 20005,
20006, 20007, 20008, 2001, 20010, 20011, 20012,
20013, 20014, 20015, 20016, 20017, 20018, 2002,
20020, 20021, 20022, 20023, 20024, 20025,
20026, 20027, 20028, 2008, 20080, 20081, 20082,
20083, 20084, 20085, 20086, 20087, 20088, 201,
2010, 20100, 20101, 20102, 20103, 20104, 20105,
20106, 20107, 20108, 2011, 20110, 20111, 20112,
20113, 20114, 20115, 20116, 20117, 20118, 2012,
20120, 20121, 20122, 20123, 20124, 20125,
20126, 20127, 20128, 2014, 20140, 20141, 20142,
20143, 20144, 20145, 20146, 20147, 20148, 2015,
20150, 20151, 20152, 20153, 20154, 20155,
20156, 20157, 20158, 2016, 20160, 20161, 20162,
20163, 20164, 20165, 20166, 20167, 20168, 2017,
20170, 20171, 20172, 20173, 20174, 20175,
20176, 20177, 20178, 2019, 20190, 20191, 20192,
20193, 20194, 20195, 20196, 20197, 20198, 202,
2022, 20220, 20221, 20222, 20223, 20224, 20225,
20226, 20227, 20228, 2023, 20230, 20231, 20232,
20233, 20234, 20235, 20236, 20237, 20238, 2024,
20240, 20241, 20242, 20243, 20244, 20245,
20246, 20247, 20248, 2025, 20250, 20251, 20252,
20253, 20254, 20255, 20256, 20257, 20258, 2026,
20260, 20261, 20262, 20263, 20264, 20265,
20266, 20267, 20268, 2028, 20280, 20281, 20282,
20283, 20284, 20285, 20286, 20287, 20288, 2029,
20290, 20291, 20292, 20293, 20294, 20295,
20296, 20297, 20298, C170, C171, C172, C173,
C178, C179, C180, C181, C182, C183, C184,
C185, C186, C187, C188, C189, C19, C20, C210,
C211, C212, C218, C37, C380, C381, C382, C383,
C388, C390, C399, C4000, C4001, C4002, C4010,
C4011, C4012, C4020, C4021, C4022, C4030,
C4031, C4032, C4080, C4081, C4082, C4090,
C4091, C4092, C410, C411, C412, C413, C414,
C419, C452, C459, C470, C4710, C4711, C4712,
C4720, C4721, C4722, C473, C474, C475, C476,
C478, C479, C490, C4910, C4911, C4912, C4920,
C4921, C4922, C493, C494, C495, C496, C498,
C499, C49A0, C49A1, C49A2, C49A3, C49A4,
C49A5, C49A9, C7400, C7401, C7402, C7410,
C7411, C7412, C7490, C7491, C7492, C750,
C751, C752, C753, C754, C755, C758, C759,
C770, C771, C772, C773, C774, C775, C778,
C779, C800, C801, C802, C8100, C8101, C8102,
C8103, C8104, C8105, C8106, C8107, C8108,

Rate Cell	CDPS Condition Category	Diagnosis Codes

C8109, C8110, C8111, C8112, C8113, C8114,
C8115, C8116, C8117, C8118, C8119, C8120,
C8121, C8122, C8123, C8124, C8125, C8126,
C8127, C8128, C8129, C8130, C8131, C8132,
C8133, C8134, C8135, C8136, C8137, C8138,
C8139, C8140, C8141, C8142, C8143, C8144,
C8145, C8146, C8147, C8148, C8149, C8170,
C8171, C8172, C8173, C8174, C8175, C8176,
C8177, C8178, C8179, C8190, C8191, C8192,
C8193, C8194, C8195, C8196, C8197, C8198,
C8199, C8250, C8251, C8252, C8253, C8254,
C8255, C8256, C8257, C8258, C8259, C8300,
C8301, C8302, C8303, C8304, C8305, C8306,
C8307, C8308, C8309, C8330, C8350, C8351,
C8352, C8353, C8354, C8355, C8356, C8357,
C8358, C8359, C8370, C8371, C8372, C8373,
C8374, C8375, C8376, C8377, C8378, C8379,
C8390, C8391, C8392, C8393, C8394, C8395,
C8396, C8397, C8398, C8399, C8410, C8411,
C8412, C8413, C8414, C8415, C8416, C8417,
C8418, C8419, C8490, C8491, C8492, C8493,
C8494, C8495, C8496, C8497, C8498, C8499,
C84A0, C84A1, C84A2, C84A3, C84A4, C84A5,
C84A6, C84A7, C84A8, C84A9, C84Z0, C84Z1,
C84Z2, C84Z3, C84Z4, C84Z5, C84Z6, C84Z7,
C84Z8, C84Z9, C8510, C8511, C8512, C8513,
C8514, C8515, C8516, C8517, C8518, C8519,
C8580, C8581, C8582, C8583, C8584, C8585,
C8586, C8587, C8588, C8589, C8590, C8591,
C8592, C8593, C8594, C8595, C8596, C8597,
C8598, C8599, C860, C861, C862, C863, C864,
C865, C866, C9140, C9141, C9142, C960, C962,
C964, C969, C96A, C96Z

Cancer	Cancer, very high
157, 1570, 1571, 1572, 1573, 1574, 1578, 1579,
197, 1970, 1971, 1972, 1973, 1974, 1975, 1976,
1977, 1978, 198, 1980, 1981, 1982, 1983, 1984,
1985, 1986, 1987, 1988, 19881, 19882, 19889,
203, 2030, 20300, 20301, 20302, 2031, 20310,
20311, 20312, 2038, 20380, 20381, 20382, C250,
C251, C252, C253, C254, C257, C258, C259,
C7800, C7801, C7802, C781, C782, C7830,
C7839, C784, C785, C786, C787, C7880, C7889,
C7900, C7901, C7902, C7910, C7911, C7919,
C792, C7931, C7932, C7940, C7949, C7951,
C7952, C7960, C7961, C7962, C7970, C7971,
C7972, C7981, C7982, C7989, C799, C882, C883,
C888, C889, C9000, C9001, C9002, C9010,
C9011, C9012, C9020, C9021, C9022, C9030,
C9031, C9032

Rate Cell	CDPS Condition Category	Diagnosis Codes
Low Cardio	Cardiovascular, extra low
401, 4010, 4011, 4019, 402, 4020, 40200, 4021,
40210, 4029, 40290, 403, 4030, 40300, 4031,
40310, 4039, 40390, 404, 4040, 40400, 4041,
40410, 4049, 40490, 405, 4050, 40501, 40509,
4051, 40511, 40519, 4059, 40591, 40599, I10,
I119, I129, I1310, I150, I151, I152, I158, I159, I160,
I161, I169, N262

Low Cardio	Cardiovascular, low
410, 4100, 41000, 41001, 41002, 4101, 41010,
41011, 41012, 4102, 41020, 41021, 41022, 4103,
41030, 41031, 41032, 4104, 41040, 41041, 41042,
4105, 41050, 41051, 41052, 4106, 41060, 41061,
41062, 4107, 41070, 41071, 41072, 4108, 41080,
41081, 41082, 4109, 41090, 41091, 41092, 411,
4110, 4111, 4118, 41181, 41189, 412, 413, 4130,
4131, 4139, 414, 4140, 41400, 41401, 41402,
41403, 41404, 41405, 41406, 4141, 41410, 41411,
41412, 41419, 4142, 4143, 4144, 4148, 4149, 420,
4200, 4209, 42090, 42091, 42099, 421, 4211,
4219, 422, 4220, 4229, 42290, 42291, 42292,
42293, 42299, 423, 4230, 4231, 4232, 4233, 4238,
4239, 42511, 42518, 426, 4260, 4261, 42610,
42611, 42612, 42613, 4262, 4263, 4264, 4265,
42650, 42651, 42652, 42653, 42654, 4266, 4267,
4268, 42681, 42682, 42689, 4269, 427, 4270,
4271, 4272, 4273, 42731, 42732, 4274, 42741,
42742, 4275, 4276, 42760, 42761, 42769, 4278,
42781, 42789, 4279, 4293, 441, 4410, 44100,
44101, 44102, 44103, 4411, 4412, 4413, 4414,
4415, 4416, 4417, 4419, 442, 4420, 4421, 4422,
4423, 4428, 44281, 44282, 44283, 44284, 44289,
4429, 443, 4430, 4431, 4432, 44321, 44322,
44323, 44324, 44329, 4438, 44381, 44382, 44389,
4439, 444, 4440, 44401, 44409, 4441, 4442,
44421, 44422, 4448, 44481, 44489, 4449, 445,
4450, 44501, 44502, 4458, 44581, 44589, 446,
4460, 4461, 4462, 44620, 44621, 44629, 4463,
4464, 4465, 4466, 4467, 451, 4510, 4511, 45111,
45119, 4512, 4518, 45181, 45182, 45183, 45184,
45189, 4519, 452, 453, 4530, 4531, 4532, 4533,
4534, 45340, 45341, 45342, 45350, 45351, 45352,
4536, 45371, 45372, 45373, 45374, 45375, 45376,
45377, 45379, 4538, 45381, 45382, 45383, 45384,
45385, 45386, 45387, 45389, 4539, 4540, 4542,
4548, 745, 7450, 7451, 74510, 74511, 74512,
74519, 7452, 7453, 7454, 7455, 7456, 74560,
74561, 74569, 7457, 7458, 7459, 746, 7460,
74600, 74601, 74602, 74609, 7461, 7462, 7463,
7464, 7465, 7466, 7467, 7468, 74681, 74682,
74683, 74684, 74685, 74686, 74687, 74689, 7469,
747, 7470, 7471, 74710, 74711, 7472, 74720,
74721, 74722, 74729, 7473, 74731, 74732, 74739,

Rate Cell	CDPS Condition Category	Diagnosis Codes

7474, 74740, 74741, 74742, 74749, 7475, 7476,
74760, 74761, 74762, 74763, 74764, 74769, 7478,
74781, 74782, 74783, 74789, 7479, 9960, 99600,
99601, 99602, 99603, 99604, 99609, 99661,
99671, 99672, I200, I201, I208, I209, I2101, I2102,
I2109, I2111, I2119, I2121, I2129, I213, I214, I220,
I221, I222, I228, I229, I240, I241, I248, I249, I2510,
I25110, I25111, I25118, I25119, I252, I253, I2541,
I2542, I255, I256, I25700, I25701, I25708, I25709,
I25710, I25711, I25718, I25719, I25720, I25721,
I25728, I25729, I25730, I25731, I25738, I25739,
I25750, I25751, I25758, I25759, I25790, I25791,
I25798, I25799, I25810, I25811, I2582, I2583,
I2584, I2589, I259, I300, I301, I308, I309, I310,
I311, I312, I313, I314, I318, I319, I32, I339, I400,
I401, I408, I409, I41, I421, I422, I440, I441, I442,
I4430, I4439, I444, I445, I4460, I4469, I447, I450,
I4510, I4519, I452, I453, I454, I455, I456, I4581,
I4589, I459, I462, I468, I469, I470, I471, I472, I479,
I480, I481, I482, I483, I484, I4891, I4892, I4901,
I4902, I491, I492, I493, I4940, I4949, I495, I498,
I499, I517, I670, I7100, I7101, I7102, I7103, I711,
I712, I713, I714, I715, I716, I718, I719, I720, I721,
I722, I723, I724, I725, I726, I728, I729, I7300,
I7301, I731, I7381, I7389, I739, I7401, I7409,
I7410, I7411, I7419, I742, I743, I744, I745, I748,
I749, I75011, I75012, I75013, I75019, I75021,
I75022, I75023, I75029, I7581, I7589, I7770, I7771,
I7772, I7773, I7774, I7775, I7776, I7777, I7779,
I790, I791, I798, I8000, I8001, I8002, I8003, I8010,
I8011, I8012, I8013, I80201, I80202, I80203,
I80209, I80211, I80212, I80213, I80219, I80221,
I80222, I80223, I80229, I80231, I80232, I80233,
I80239, I80291, I80292, I80293, I80299, I803, I808,
I809, I81, I820, I821, I82210, I82211, I82220,
I82221, I82290, I82291, I823, I82401, I82402,
I82403, I82409, I82411, I82412, I82413, I82419,
I82421, I82422, I82423, I82429, I82431, I82432,
I82433, I82439, I82441, I82442, I82443, I82449,
I82491, I82492, I82493, I82499, I824Y1, I824Y2,
I824Y3, I824Y9, I824Z1, I824Z2, I824Z3, I824Z9,
I82501, I82502, I82503, I82509, I82511, I82512,
I82513, I82519, I82521, I82522, I82523, I82529,
I82531, I82532, I82533, I82539, I82541, I82542,
I82543, I82549, I82591, I82592, I82593, I82599,
I825Y1, I825Y2, I825Y3, I825Y9, I825Z1, I825Z2,
I825Z3, I825Z9, I82601, I82602, I82603, I82609,
I82611, I82612, I82613, I82619, I82621, I82622,
I82623, I82629, I82701, I82702, I82703, I82709,
I82711, I82712, I82713, I82719, I82721, I82722,

Rate Cell	CDPS Condition Category	Diagnosis Codes

I82723, I82729, I82811, I82812, I82813, I82819,
I82890, I82891, I8290, I8291, I82A11, I82A12,
I82A13, I82A19, I82A21, I82A22, I82A23, I82A29,
I82B11, I82B12, I82B13, I82B19, I82B21, I82B22,
I82B23, I82B29, I82C11, I82C12, I82C13, I82C19,
I82C21, I82C22, I82C23, I82C29, I83001, I83002,
I83003, I83004, I83005, I83008, I83009, I83011,
I83012, I83013, I83014, I83015, I83018, I83019,
I83021, I83022, I83023, I83024, I83025, I83028,
I83029, I83201, I83202, I83203, I83204, I83205,
I83208, I83209, I83211, I83212, I83213, I83214,
I83215, I83218, I83219, I83221, I83222, I83223,
I83224, I83225, I83228, I83229, I83811, I83812,
I83813, I83819, I83891, I83892, I83893, I83899,
M300, M301, M302, M303, M308, M310, M311,
M312, M3130, M3131, M314, M315, M316, M317,
M3212, P293, Q200, Q201, Q202, Q203, Q204,
Q205, Q206, Q208, Q209, Q210, Q211, Q212,
Q213, Q214, Q218, Q219, Q220, Q221, Q222,
Q223, Q224, Q225, Q226, Q228, Q229, Q230,
Q231, Q232, Q233, Q234, Q238, Q239, Q240,
Q241, Q242, Q243, Q244, Q245, Q246, Q248,
Q249, Q250, Q251, Q252, Q2521, Q2529, Q253,
Q254, Q2540, Q2541, Q2542, Q2543, Q2544,
Q2545, Q2546, Q2547, Q2548, Q2549, Q255,
Q256, Q2571, Q2572, Q2579, Q258, Q259, Q260,
Q261, Q262, Q263, Q264, Q265, Q266, Q268,
Q269, Q270, Q271, Q272, Q2730, Q2731, Q2732,
Q2733, Q2734, Q2739, Q274, Q278, Q279, Q280,
Q281, Q282, Q283, Q288, Q289, R001, T8201XA,
T8202XA, T8203XA, T8209XA, T82110A,
T82111A, T82118A, T82119A, T82120A, T82121A,
T82128A, T82129A, T82190A, T82191A, T82198A,
T82199A, T82211A, T82212A, T82213A, T82218A,
T82221A, T82222A, T82223A, T82228A, T82512A,
T82518A, T82519A, T82522A, T82528A, T82529A,
T82532A, T82538A, T82539A, T82592A, T82598A,
T82599A, T826XXA, T827XXA, T82817A,
T82827A, T82837A, T82847A, T82857A, T82867A,
T82897A, T829XXA, V422, Z953, Z954

High Cardio	Cardiovascular, medium
40201, 40211, 40291, 40401, 40411, 40491, 416,
4160, 4161, 4162, 4168, 4169, 417, 4170, 4171,
4178, 4179, 4210, 425, 4250, 4251, 4252, 4253,
4254, 4255, 4257, 4258, 4259, 428, 4280, 4281,
4282, 42820, 42821, 42822, 42823, 4283, 42830,
42831, 42832, 42833, 4284, 42840, 42841, 42842,
42843, 4289, 4295, 4296, 449, 7825, 7826, 78261,
78262, 7827, I110, I130, I234, I235, I270, I271,
I272, I2781, I2782, I2789, I279, I280, I281, I288,
I289, I330, I420, I423, I424, I425, I426, I427, I428,
I429, I43, I501, I5020, I5021, I5022, I5023, I5030,
I5031, I5032, I5033, I5040, I5041, I5042, I5043,
I509, I511, I512, I76, R230, R231, R232, R233,
V450, V4500, V4501, V4502, V4509, V533, V5331,
V5332, V5339, Z45010, Z45018, Z4502, Z4509,
Z950, Z95810, Z95818, Z959

Rate Cell	CDPS Condition Category	Diagnosis Codes
High Cardio	Cardiovascular, very high
41407, 9961, 99662, 99674, 99683, I25760,
I25761, I25768, I25769, I25812, T82310A,
T82311A, T82312A, T82318A, T82319A, T82320A,
T82321A, T82322A, T82328A, T82329A, T82330A,
T82331A, T82332A, T82338A, T82339A, T82390A,
T82391A, T82392A, T82398A, T82399A, T8241XA,
T8242XA, T8243XA, T8249XA, T82510A,
T82511A, T82513A, T82514A, T82515A, T82520A,
T82521A, T82523A, T82524A, T82525A, T82530A,
T82531A, T82533A, T82534A, T82535A, T82590A,
T82591A, T82593A, T82594A, T82595A, T82818A,
T82828A, T82838A, T82848A, T82858A, T82868A,
T82898A, T8620, T8621, T8622, T8623, T86290,
T86298, T8630, T8631, T8632, T8633, T8639,
V421, V4322, Z941, Z95812

Diabetes	Diabetes, type 1 high	25021, 25023, 25031, 25033, 25041, 25043, 99686, E1011, E1021, E1022, E1029, E10641, V4283, Z9483
Diabetes	Diabetes, type 1 medium
25001, 25003, 2501, 25010, 25011, 25012, 25013,
25051, 25053, 25061, 25063, E1010, E10311,
E10319, E10321, E103211, E103212, E103213,
E103219, E10329, E103291, E103292, E103293,
E103299, E10331, E103311, E103312, E103313,
E103319, E10339, E103391, E103392, E103393,
E103399, E10341, E103411, E103412, E103413,
E103419, E10349, E103491, E103492, E103493,
E103499, E10351, E103511, E103512, E103513,
E103519, E103521, E103522, E103523, E103529,
E103531, E103532, E103533, E103539, E103541,
E103542, E103543, E103549, E103551, E103552,
E103553, E103559, E10359, E103591, E103592,
E103593, E103599, E1036, E1037X1, E1037X2,
E1037X3, E1037X9, E1039, E1040, E1041, E1042,
E1043, E1044, E1049, E1051, E1052, E1059,
E10610, E10618, E10620, E10621, E10622,
E10628, E10630, E10638, E10649, E1065, E1069,
E108, E109

Diabetes	Diabetes, type 2 low
24900, 24901, 24980, 24981, 24990, 24991, 250,
2500, 25000, 25002, 2507, 25070, 25071, 25072,
25073, 2508, 25080, 25081, 25082, 25083, 2509,
25090, 25091, 25092, 25093, 3620, 36201, 36203,
36204, 36205, E08618, E08620, E08621, E08622,
E08628, E08630, E08638, E08649, E0865, E0869,
E088, E089, E09618, E09620, E09621, E09622,
E09628, E09630, E09638, E09649, E0965, E0969,
E098, E099, E1151, E1152, E1159, E11618,
E11620, E11621, E11622, E11628, E11630,
E11638, E11649, E1165, E1169, E118, E119,
E13618, E13620, E13621, E13622, E13628,
E13630, E13638, E13649, E1365, E1369, E138,
E139

Rate Cell	CDPS Condition Category	Diagnosis Codes
Diabetes	Diabetes, type 2 medium
24910, 24911, 24920, 24921, 24930, 24931,
24940, 24941, 24950, 24951, 24960, 24961,
24970, 24971, 2502, 25020, 25022, 2503, 25030,
25032, 2504, 25040, 25042, 2505, 25050, 25052,
2506, 25060, 25062, 36202, 36206, 36207, E0800,
E0801, E0810, E0811, E0821, E0822, E0829,
E08311, E08319, E08321, E083211, E083212,
E083213, E083219, E08329, E083291, E083292,
E083293, E083299, E08331, E083311, E083312,
E083313, E083319, E08339, E083391, E083392,
E083393, E083399, E08341, E083411, E083412,
E083413, E083419, E08349, E083491, E083492,
E083493, E083499, E08351, E083511, E083512,
E083513, E083519, E083521, E083522, E083523,
E083529, E083531, E083532, E083533, E083539,
E083541, E083542, E083543, E083549, E083551,
E083552, E083553, E083559, E08359, E083591,
E083592, E083593, E083599, E0836, E0837X1,
E0837X2, E0837X3, E0837X9, E0839, E0840,
E0841, E0842, E0843, E0844, E0849, E0851,
E0852, E0859, E08610, E08641, E0900, E0901,
E0910, E0911, E0921, E0922, E0929, E09311,
E09319, E09321, E093211, E093212, E093213,
E093219, E09329, E093291, E093292, E093293,
E093299, E09331, E093311, E093312, E093313,
E093319, E09339, E093391, E093392, E093393,
E093399, E09341, E093411, E093412, E093413,
E093419, E09349, E093491, E093492, E093493,
E093499, E09351, E093511, E093512, E093513,
E093519, E093521, E093522, E093523, E093529,
E093531, E093532, E093533, E093539, E093541,
E093542, E093543, E093549, E093551, E093552,
E093553, E093559, E09359, E093591, E093592,
E093593, E093599, E0936, E0937X1, E0937X2,
E0937X3, E0937X9, E0939, E0940, E0941, E0942,
E0943, E0944, E0949, E0951, E0952, E0959,
E09610, E09641, E1100, E1101, E1121, E1122,
E1129, E11311, E11319, E11321, E113211,
E113212, E113213, E113219, E11329, E113291,
E113292, E113293, E113299, E11331, E113311,
E113312, E113313, E113319, E11339, E113391,
E113392, E113393, E113399, E11341, E113411,
E113412, E113413, E113419, E11349, E113491,
E113492, E113493, E113499, E11351, E113511,
E113512, E113513, E113519, E113521, E113522,
E113523, E113529, E113531, E113532, E113533,
E113539, E113541, E113542, E113543, E113549,
E113551, E113552, E113553, E113559, E11359,
E113591, E113592, E113593, E113599, E1136,
E1137X1, E1137X2, E1137X3, E1137X9, E1139,
E1140, E1141, E1142, E1143, E1144, E1149,
E11610, E11641, E1300, E1301, E1310, E1311,
E1321, E1322, E1329, E13311, E13319, E13321,
E133211, E133212, E133213, E133219, E13329,
E133291, E133292, E133293, E133299, E13331,
E133311, E133312, E133313, E133319, E13339,
E133391, E133392, E133393, E133399, E13341,
E133411, E133412, E133413, E133419, E13349,
E133491, E133492, E133493, E133499, E13351,
E133511, E133512, E133513, E133519, E133521,
E133522, E133523, E133529, E133531, E133532,
E133533, E133539, E133541, E133542, E133543,
E133549, E133551, E133552, E133553, E133559,
E13359, E133591, E133592, E133593, E133599,
E1336, E1337X1, E1337X2, E1337X3, E1337X9,
E1339, E1340, E1341, E1342, E1343, E1344,
E1349, E1351, E1352, E1359, E13610, E13641

Rate Cell	CDPS Condition Category	Diagnosis Codes
Pulmonary	Pulmonary, high	4820, 4821, 4822, 494, 4940, 4941, 7991, J14, J150, J151, J470, J471, J479, R092
Pulmonary	Pulmonary, low
07982, 476, 4760, 4761, 480, 4800, 4801, 4802,
4803, 4808, 4809, 481, 482, 4823, 48230, 48231,
48232, 48239, 4824, 48240, 48241, 48242, 48249,
4828, 48281, 48282, 48283, 48284, 48289, 4829,
483, 4830, 4831, 4838, 484, 4841, 4843, 4845,
4846, 4847, 4848, 485, 486, 488, 4880, 48801,
48802, 48809, 4881, 48811, 48812, 48819, 4888,
48881, 48882, 48889, 491, 4910, 4911, 4912,
49120, 49121, 49122, 4918, 4919, 492, 4920,
4928, 493, 4930, 49300, 49301, 49302, 4931,
49310, 49311, 49312, 4932, 49320, 49321, 49322,
4938, 49381, 49382, 4939, 49390, 49391, 49392,
496, 511, 5110, 5111, 5118, 51181, 51189, 5119,
5191, 51911, 51919, 5192, 5193, 5194, 7863,
78630, 78631, 78639, 7866, A481, B9721, J09X1,
J09X2, J09X3, J09X9, J120, J121, J122, J123,
J1281, J1289, J129, J13, J1520, J15211, J15212,
J1529, J153, J154, J155, J156, J157, J158, J159,
J160, J168, J17, J180, J181, J188, J189, J370,
J371, J410, J411, J418, J42, J430, J431, J432,
J438, J439, J440, J441, J449, J4520, J4521,
J4522, J4530, J4531, J4532, J4540, J4541, J4542,
J4550, J4551, J4552, J45901, J45902, J45909,
J45990, J45991, J45998, J90, J910, J918, J920,
J929, J940, J941, J942, J948, J949, J9801, J9809,
J985, J9851, J9859, J986, R042, R0481, R0489,
R049, R091

Rate Cell	CDPS Condition Category	Diagnosis Codes
Pulmonary	Pulmonary, medium
507, 5070, 5071, 5078, 512, 5120, 5121, 5122,
5128, 51281, 51282, 51283, 51284, 51289, 515,
516, 5160, 5161, 5162, 5163, 51630, 51631,
51632, 51633, 51634, 51635, 51636, 51637, 5164,
5165, 5166, 51661, 51662, 51663, 51664, 51669,
5168, 5169, 517, 5171, 5172, 5173, 5178, 518,
5180, 5181, 5182, 5183, 5184, 5185, 51851,
51852, 51853, 5186, 5187, 5188, 51881, 51882,
51883, 51884, 51889, 748, 7480, 7481, 7482,
7483, 7484, 7485, 7486, 74860, 74861, 74869,
7488, 7489, B4481, J690, J691, J698, J80, J810,
J82, J8401, J8402, J8403, J8409, J8410, J84111,
J84112, J84113, J84114, J84115, J84116, J84117,
J8417, J842, J8481, J8482, J8483, J84841,
J84842, J84843, J84848, J8489, J849, J930,
J9311, J9312, J9381, J9382, J9383, J939, J951,
J952, J953, J95811, J95812, J95821, J95822,
J9584, J9600, J9601, J9602, J9610, J9611, J9612,
J9620, J9621, J9622, J9690, J9691, J9692, J9811,
J9819, J982, J983, J984, J99, M3213, M3301,
M3311, M3321, M3391, M3481, M3502, Q300,
Q301, Q302, Q303, Q308, Q309, Q310, Q311,
Q312, Q313, Q315, Q318, Q319, Q320, Q321,
Q322, Q323, Q324, Q330, Q331, Q332, Q333,
Q334, Q335, Q336, Q338, Q339, Q340, Q341,
Q348, Q349

Pulmonary	Pulmonary, very high
2770, 27700, 27701, 27702, 27703, 27709, 5190,
51900, 51901, 51902, 51909, 99684, E840, E8411,
E8419, E848, E849, J9500, J9501, J9502, J9503,
J9504, J9509, T86810, T86811, T86812, T86818,
T86819, V426, V440, V460, V461, V4611, V4612,
V462, V550, Z430, Z930, Z942, Z990, Z9911,
Z9912, Z9981

Renal	Renal, extra high	45821, 99656, 99668, 99673, I953, T85611A, T85621A, T85631A, T85691A, T8571XA, V451, V4511, V4512, V56, V560, V561, V562, V563, V5631, V5632, V568, Z4901, Z4902, Z4931, Z4932, Z9115, Z992
Renal	Renal, medium
40301, 40311, 40391, 40402, 40403, 40412,
40413, 40492, 40493, 580, 5800, 5804, 5808,
58081, 58089, 5809, 581, 5810, 5811, 5812, 5813,
5818, 58181, 58189, 5819, 583, 5830, 5831, 5832,
5834, 5836, 5837, 5838, 58381, 58389, 5839,
5880, 5881, 59381, 99681, I120, I1311, I132,
M3214, M3215, M3504, N000, N001, N002, N003,
N004, N005, N006, N007, N008, N009, N010,
N011, N012, N013, N014, N015, N016, N017,
N018, N019, N020, N021, N022, N023, N024,
N025, N026, N027, N028, N029, N040, N041,
N042, N043, N044, N045, N046, N047, N048,
N049, N050, N051, N052, N053, N054, N055,
N056, N057, N058, N059, N060, N061, N062,
N063, N064, N065, N066, N067, N068, N069,
N070, N071, N072, N073, N074, N075, N076,
N077, N078, N079, N08, N140, N141, N142, N143,
N144, N150, N158, N159, N16, N250, N251, N280,
T8610, T8611, T8612, T8613, T8619, V420, V445,
V4450, V4451, V4452, V4459, V446, V555, V556,
Z435, Z436, Z9350, Z9351, Z9352, Z9359, Z936,
Z940

Rate Cell	CDPS Condition Category	Diagnosis Codes
Renal	Renal, very high	585, 5851, 5852, 5853, 5854, 5855, 5856, 5859, N181, N182, N183, N184, N185, N186, N189

Appendix C: HCHN Registry Report Data Layout

Each month the Contractor will provide the HCHN Registry Report with the following information:

(i)	the name of the enrollee,

(ii)	the MPI number of the enrollee,

(iii)	the HCHN condition(s) of the enrollee by ICD-10 code,

(iv)	provider name, address and NPI rendering the service, and

(v)	date of initial diagnosis.

(vi)	Date of last diagnosis

(vii)	Month of HCHN eligibility expiration

(viii)	Method of identification

a.	PCP or Specialist visit

b.	Inpatient or Outpatient Hospital visit

c.	Positive laboratory result

d.	Positive radiological test

e.	Clinical Review

f.	Care Management Review

g.	(Other)

Attachment 29

ATTACHMENT 29 – MATERNITY KICK PAYMENT

This attachment provides the methodology that ASES will use in determining maternity deliveries for reimbursement by ASES. This payment is in addition to the monthly capitation payment process.

Reporting Template

On a monthly basis, Contractor must submit the claims and encounter files included at Attachment 9 unless a different frequency is specified by ASES. These files will be the primary source for the maternity kick payment.

ASES will use the encounter/ claims data submitted by the Contractor, which shall be auditable by ASES, to determine number of deliveries. Only one payment is made per delivery per pregnancy per member. If a member has multiple births delivered for the same pregnancy, only one (1) maternity kick payment will be issued. The Contractor shall receive $4,641.59 for each delivery that is reported to and validated by ASES. If during a validation process, the data or audit does not provide evidence of the reported delivery(ies), ASES may retroactively recoup the maternity kick payment. Each delivery claim must be evidenced with the following parameters.

Maternity Kick Payment

The following procedure codes must be accompanied by a revenue code for hospital facility or Professional claims:

CPT Procedure Code	Description
59400	Routine obstetric care including antepartum care, vaginal delivery (with or without episiotomy, and/or forceps) and postpartum care
59409	Vaginal delivery only (with or without episiotomy and/or forceps)
59410	Vaginal delivery only (with or without episiotomy and/or forceps); including postpartum care
59412	External cephalic version, with or without tocolysis
59414	Delivery of placenta (separate procedure)
59510	Routine obstetric care including antepartum care, cesarean delivery, and postpartum care
59514	Cesarean delivery only
59515	Cesarean delivery only; including postpartum care
59610	Routine obstetric care including antepartum care, vaginal delivery (with or without episiotomy, and/or forceps) and postpartum care, after previous cesarean delivery
59612	Vaginal delivery only, after previous cesarean delivery (with or without episiotomy and/or forceps)
59614	Vaginal delivery only, after previous cesarean delivery (with or without episiotomy and/or forceps); including postpartum care
59618	Routine obstetric care including antepartum care, cesarean delivery, and postpartum care, following attempted vaginal delivery after previous cesarean delivery
59620	Cesarean delivery only, following attempted vaginal delivery after previous cesarean delivery
59622	Cesarean delivery only, following attempted vaginal delivery after previous cesarean delivery; including postpartum care

Maternity Kick Payment

And ICD-10 Diagnosis codes in either the first or second reported diagnosis code of:

ICD10 Diagnosis Code	Description
Z370	Single live birth
Z371	Single stillbirth
Z372	Twins, both liveborn
Z373	Twins, one liveborn and one stillborn
Z374	Twins, both stillborn
Z3750	Multiple births, unspecified, all liveborn
Z3751	Triplets, all liveborn
Z3752	Quadruplets, all liveborn
Z3753	Quintuplets, all liveborn
Z3754	Sextuplets, all liveborn
Z3759	Other multiple births, all liveborn
Z3760	Multiple births, unspecified, some liveborn
Z3761	Triplets, some liveborn
Z3762	Quadruplets, some liveborn
Z3763	Quintuplets, some liveborn
Z3764	Sextuplets, some liveborn
Z3769	Other multiple births, some liveborn
Z377	Other multiple births, all stillborn
Z379	Outcome of delivery, unspecified

Maternity Kick Payment

Timeliness of Payment

The Maternity Kick Payment will be paid only for services incurred on or after November 1, 2018. The first maternity kick payment shall be issued no later than February 28, 2019 for claims paid by the Contractor during the month of November 2018 and reported to ASES no later than December 15, 2018. Payments will thereafter be performed on a monthly basis for claims paid three months prior and reported no later than the 15th of the second to last month. The final maternity kick payment will be performed no later than the close of the quarter following the Termination of this Contract. Contractor shall have thirty (30) days to object to a payment. Any objection submitted past this term shall be deemed waived.

Attachment 30

TRANSACTION STANDARD TRADING PARTNER
AGREEMENT/ADDENDUM

This Trading Partner Agreement (TPA) is entered into between Administración de Seguros de Salud de Puerto Rico (ASES or PRHIA), represented by its Executive Director, Angela Avila, of legal age, married, and resident of Guaynabo, Puerto Rico, and Triple-S Salud, Inc., a Billing Agent, Health Care Clearinghouse, and/or managed Care Organization who transmits any health information in electronic form in connection with a transaction covered by 45 C.F.R. Parts 160 and 162 (“Trading Partner”), represented by Madeline Hernández Urquiza.

WHEREAS, the Trading Partner agrees to perform certain functions or activities that are subject to certain transaction standards;

WHEREAS, the Trading Partner agrees to conduct these transactions according to the limitations set forth in this TPA;

NOW, THEREFORE, ASES and the Trading Partner agree as follows:

ARTICLE I. Definitions

1.1 Billing Agent: A Billing Agent is an entity that has a contract with a Provider(s) to submit claims to ASES on behalf of a Provider(s).

1.2 Puerto Rico Medicaid Program: The subdivision of the Puerto Rico Department of Health that conducts eligibility determinations under GHP for Medicaid, CHIP, and State Populations.

1.3 HHS Transaction Standard Regulation: The HHS Transaction Standard Regulation means the Code of Federal Regulations at Title 45, Parts 160 and 162.

1.4 Health Care Clearinghouse: The Health Care Clearinghouse has the same meaning as the term “Health care clearinghouse” as defined in 45 C.F.R. §160.103.

1.5 Individual: The Individual is the person who is the subject of the PHI and has the same meaning as the term “individual” as defined in 45 C.F.R. §160.103.

1.6 Parties: The Parties are ASES and the Trading Partner.

1.7 Protected Health Information: Protected Health Information (“PHI”) has the same meaning as the term “protected health information” as defined in 45 C.F.R. §160.103.

1.8 Provider: The Provider is an individual, entity or facility that has an approved Provider Enrollment Agreement with ASES.

1.9 Provider Enrollment Agreement: The Provider Enrollment Agreement is the agreement entered into between ASES and Providers participating in the Puerto Rico Medicaid Program.

1.10 Standard transaction: Standard transaction (“Standard”) means a transaction that complies with the applicable standard adopted by 45 C.F.R. Part 162.

1.11 Transactions: Transactions means the transmission of information between two entities to carry out financial or administrative activities related to health care, as defined in 45 C.F.R. §160.103.

ARTICLE II. Term

The term of this TPA shall commence as of the date of Execution (the “Effective Date”).

ARTICLE III. Trading Partner Obligations

The Trading Partner agrees to the following:

3.1 Trading Partner hereby agrees that it will not change any definition, data condition or use of a data element or segment as proscribed in the HHS Transaction Standard Regulation (45 C.F.R. § 162.915(a)).

3.2 Trading Partner hereby agrees that it will not add any data elements or segments to the maximum data set as proscribed in the HHS Transaction Standard Regulation (45 C.F.R. §162.915(b)).

3.3 Trading Partner hereby agrees that it will not use any code or data elements that are either marked “not used” in the Standard’s implementation specifications or are not in the Standard’s implementation specifications. (45 C.F.R. §162.915(c)).

3.4 Trading Partner hereby agrees that it will not change the meaning or intent of any of the Standard’s implementation specifications. (45 C.F.R. §162.915(d)).

3.5 Trading Partner hereby understands and agrees to submit Puerto Rico Medicaid Program-specific data elements in accordance with the Puerto Rico Medicaid Companion Guides to the extent that the Puerto Rico Medicaid Program-specific data elements do not change the meaning or intent of any of the Standard’s implementation specifications (45 C.F.R. §162.915(d)) or do not change any definition, data condition or use of a data element or segment as proscribed in the HHS Transaction Regulation (45 C.F.R. §162.915(a)).

3.6 Trading Partner who is a Provider hereby agrees to adequately test all business rules appropriate to its types and specialties. Trading Partner who is a Billing Agent or a health care clearinghouse hereby agrees to adequately test all business rules appropriate to each and every provider type and specialty for which it provides billing or health care clearinghouse services.

3.7 Trading Partner agrees to cure Transactions errors or deficiencies identified by ASES, and Transactions errors or deficiencies identified by a Provider if the Trading Partner is acting as a Billing Agent or a health care clearinghouse for that Provider. When Trading Partner is a Billing Agent or a health care clearinghouse, Trading Partner agrees to properly communicate deficiencies and other pertinent information regarding electronic transactions to enrolled providers to which they provide services as a Billing Agent or a health care clearinghouse.

3.8 Trading Partner agrees and understands that, from time to time, the federal Department of Health and Human Services (“HHS”) may modify and set compliance dates for its Standards. Trading Partner agrees to incorporate by reference into this TPA any such modifications or changes. (45 C.F.R. §160.104).

3.9 Trading Partner and ASES understand and agree to keep open code sets being processed or used in this TPA for at least the current billing period or any appeal period, whichever is longer. (45 C.F.R. §162.925(c)(2)).

3.10 Trading Partner agrees to meet all state and federal laws and regulations pertaining to confidentiality, privacy and security that are applicable to the Parties and to maintain and safeguard, in accordance with all state and federal laws and regulations, the confidentiality of ASES data and the’ personal, financial and medical information of ASES’s beneficiaries.

ARTICLE IV. Transactions

Standards

Selected ASC X12N standards include, as applicable, all data dictionaries, segment dictionaries, code sets and transmission controls referenced in those standards, but include only the Transaction Sets selected below.

Documents

Trading Partner will send to ASES the following documents:

Transaction Set	Document Name/Description	Version	Check those that apply
X12N 837 I	Health Care Claim/Encounter: Institutional	5010X223A3
X12N 837 P	Health Care Claim/Encounter: Professional	5010X222A2
X12N 837 D	Health Care Claim/Encounter: Dental	5010X224A3
NCPDP D.0	Pharmacy Post-Adjudication Transaction	V4.2

ASES will send the Trading Partner the following documents:

X12N TA1 Interchange Acknowledgement

X12N 999 Acknowledgement of Sent Transactions

PRMMIS Encounter Error Report

ARTICLE V. Termination

This TPA shall remain in effect until terminated by either party with not less than thirty (30) days prior written notice to the other Party. Such notice shall specify the effective date of termination. In the event of a material breach of this TPA by either Party, the non-breaching Party may terminate the TPA by giving written notice to the breaching Party. The breaching Party shall have thirty (30) days to fully cure the breach. If the breach is not cured within thirty (30) days after the written notice is received by the breaching party, this TPA shall automatically and immediately terminate. Nothing herein shall limit ASES’s power or authority to impose intermediate sanctions, liquidated damages, and/or fines against the other Party in the event of an uncured material breach of this TPA by that other Party pursuant to Puerto Rico Act No. 72-1993 and ASES Regulation No. 8446, and/or as indicated in Articles 19 and 20 of the Contract between the Parties for the Provision of Physical and Behavioral Health Services under the Government Health Plan.

ARTICLE VI. Assignment of the TPA

This TPA is binding on the Parties hereto and their successors and assigns, but neither Party may assign this TPA without the prior written consent of the other, which consent shall not be unreasonably withheld.

ARTICLE VII. Contact Information for the Parties

Administración de Seguros de Salud de Puerto Rico
1549 Calle Alda,
Urbanización Caribe
San Juan, Puerto Rico 00926-2712

TRADING PARTNER

Name:	Triple-S Salud, Inc.
Address:	1441 F.D. Roosevelt Ave., San Juan, P.R. 00920
P.O. Box 363628, San Juan, P.R. 00936-3628
Contact Name:	Madeline Hernández Urquiza
Telephone Number:	(787)749-4001
E-mail Address:	murquiza@ssspr.com

IN WITNESS WHEREOF, ASES and Trading Partner have caused this TPA to be signed and delivered by their duly authorized representatives as of the date set forth above.

ASES
By:	s/Angela M. Avila Marrero
Print Name:	Angela M. Avila Marrero
Executive Director
Date:	9/21/2018

TRADING PARTNER
By:	s/Madeline Hernández Urquiza
Print Name:	Madeline Hernández Urquiza
Title:	President
Date:	9/21/2018